As filed with the Securities and Exchange Commission on May 27, 2021
Registration No. 333-252365

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHURCHILL CAPITAL CORP II
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	83-4388331 (I.R.S. Employer Identification Number)
640 Fifth Avenue, 12th Floor
New York, NY 10019
Telephone: (212) 380-7500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter Seibold
c/o Churchill Capital Corp II
640 Fifth Avenue, 12th Floor
New York, NY 10019
Telephone: (212) 380-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ross A. Fieldston Raphael M. Russo Kenneth M. Schneider Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 Telephone: (212) 373-3000	John Frederick Software Luxembourg Holding S.A. Bijou, 17 Boulevard Raiffeisen L-2411 Luxembourg Grand Duchy of Luxembourg R.C.S Luxembourg: B246188 Telephone: (857) 317-7700	Jaclyn L. Cohen Mariel E. Cruz Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Telephone: (212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(6)
Class A Common Stock, par value $0.0001 per share	28,500,000(1)	$10.63	$302,955,000(2)	$33,052,39(3)
Class C Common Stock, par value $0.0001 per share	3,840,000(4)	$136.72	$525,000,000(5)	$57,277.50(3)

(1)
Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“Churchill Class A common stock”), of the registrant (“Churchill”) estimated to be issued in connection with the merger described herein (the “Merger”).

(2)
Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is $302,955,000, calculated as the product of (i) 28,500,000 shares of Churchill Class A common stock, the estimated maximum number of shares of Churchill Class A common stock that may be issued in the Merger in exchange for cancelled shares of Skillsoft (calculated as shown in note (1) above) and (ii) $10.63, the average of the high and low trading prices of Churchill Class A common stock on January 15, 2021 (within five business days prior to the date of this Registration Statement).

(3)
Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

(4)
Based on the maximum number of shares of Churchill Class C common stock, par value $0.0001 per share (“Churchill Class C common stock”), of Churchill estimated to be issued in connection with the Merger. Immediately following the effective time of the Merger, each outstanding share of Churchill Class C common stock issued in connection with the Merger will be redeemed for a combination of cash and incremental indebtedness as described herein.

(5)
Pursuant to Rule 457(f) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $525,000,000, the aggregate redemption price in cash and incremental indebtedness for the Churchill Class C common stock issued in connection with the Merger.

(6)
The registrant previously paid the registration fee in connection with a prior filing of this Registration Statement.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS
DATED MAY 27, 2021, SUBJECT TO COMPLETION

Dear Stockholders of Churchill Capital Corp II and Shareholders of Software Luxembourg Holding S.A.:
On October 12, 2020, Churchill Capital Corp II, a Delaware corporation (“Churchill”), entered into an Agreement and Plan of Merger (as it may be amended and/or restated from time to time, the “Skillsoft Merger Agreement”) with Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at Bijou, 17 Boulevard Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (“Skillsoft”). If the Skillsoft Merger Agreement and the transactions contemplated thereby are adopted by Skillsoft’s shareholders, the Skillsoft Merger Agreement and the transactions contemplated thereby, including the issuance of Churchill Class A common stock and Churchill Class C common stock to be issued as the merger consideration, are approved by Churchill’s stockholders, and the business combination is subsequently completed, Skillsoft will merge with and into Churchill, Skillsoft will cease to exist and Skillsoft’s subsidiaries will become subsidiaries of Churchill (the “Merger”).
At the effective time of the Merger, (i) each outstanding Skillsoft Class A Share (other than shares owned by Churchill, which will be automatically canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor) will be automatically cancelled and Churchill will issue as consideration therefor (A) 6.25 shares of Churchill Class A common stock and (B) one share of Churchill Class C common stock and (ii) each outstanding Skillsoft Class B Share will be automatically cancelled and Churchill will issue as consideration therefor 28.125 shares of Churchill Class A common stock, in each case except for any fractional shares of Churchill Class A common stock which would result from conversion (which will instead be paid out in cash in accordance with the Skillsoft Merger Agreement; such payment in cash will not represent separately bargained-for consideration, and will not exceed ten percent (10%) of the nominal value of the shares issued by Churchill in the context of the Merger in accordance with Article 1020-3 of the Luxembourg Law of 10 August 1915 regarding commercial companies, as amended (the “Luxembourg Companies’ Law”)). Immediately following the effective time of the Merger, each outstanding share of Churchill Class C common stock issued to the former holders of Skillsoft Class A Shares in connection with the Merger will be redeemed for a redemption price of (i) $131.51 per share in cash and (ii) $5.208 per share in incremental indebtedness (the “Incremental Loans”) under that certain Senior Secured Second Out Term Loan Credit Agreement, dated as of August 27, 2020, by and among Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as the administrative agent and collateral agent, as amended (the “Existing Second Out Credit Agreement”).
The exchange ratio is fixed and will not be adjusted for changes in the market price of Churchill Class A common stock between the date of signing of the Skillsoft Merger Agreement and the closing of the Merger. Based on the number of Skillsoft Class A Shares outstanding and Skillsoft Class B Shares outstanding, in each case as of May 20, 2021, the total number of shares of Churchill Class A common stock expected to be issued in connection with the Merger is approximately 28,500,000, and holders of Skillsoft Class A Shares and Skillsoft Class B Shares as of immediately prior to the closing of the Merger will hold, in the aggregate, approximately 17% of the issued and outstanding shares of Churchill Class A common stock immediately following the closing of the PIPE Investments and the Merger assuming no redemptions by holders of Churchill Class A common stock. Churchill’s units, Churchill Class A common stock and Churchill’s public warrants are publicly traded on the New York Stock Exchange (the “NYSE”). Churchill has been approved to list Churchill Class A common stock and Churchill’s public warrants on the NYSE under the symbols “SKIL” and “SKIL.WS”, respectively, upon the closing of the Merger. Churchill will not have units traded following closing of the Merger. Following the closing of the Merger, Churchill intends to change its name to “Skillsoft Corp.”
Concurrently with its entry into the Skillsoft Merger Agreement, Churchill also entered into an Agreement and Plan of Merger with Magnet Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Churchill, and Albert DE Holdings Inc., a Delaware corporation (the “Global Knowledge Merger Agreement”) for the acquisition of Albert DE Holdings Inc. (“Global Knowledge”), which acquisition is conditioned upon, among other things, the consummation of the Merger. The Merger is not conditioned upon the consummation of the proposed Global Knowledge Merger. Although Churchill stockholders and Skillsoft shareholders are not voting on the Global Knowledge Merger, we provide information in this joint proxy statement/prospectus (including business description, risk factors, management’s discussion and analysis of Global Knowledge, and pro forma information) about Global Knowledge given the qualitative and quantitative impact that the Global Knowledge Merger will have on the Post-Combination Company following the Merger. In connection with the execution of the Skillsoft Merger Agreement and the Global

Knowledge Merger Agreement, Churchill entered into subscription agreements with certain parties subscribing for an aggregate of up to 53,000,000 shares of Churchill Class A common stock at a purchase price of $10.00 per share for an aggregate purchase price of up to $530.0 million, subject to certain conditions and subject to the right of MIH Learning B.V., as assignee of the rights and obligations of MIH Edtech Investments B.V. (formerly known as MIH Ventures B.V.) under the Prosus Subscription Agreement (“Prosus”) to purchase a number of additional shares of Churchill Class A common stock, at $10.00 per share, that would result in it maintaining beneficial ownership of at least 35% of the issued and outstanding shares of Churchill Class A common stock on a fully-diluted and as-converted basis (excluding any warrants issued to Prosus pursuant to its subscription agreement) as of immediately following the closing. See “Other Agreements — Subscription Agreements.”
Churchill will hold a special meeting of stockholders (the “Churchill Special Meeting”) and Skillsoft will hold an extraordinary general meeting of shareholders (the “Skillsoft Extraordinary General Meeting”), in each case to consider matters relating to the proposed Merger. Churchill and Skillsoft cannot complete the Merger unless Churchill’s stockholders consent to the approval of the Skillsoft Merger Agreement and the transactions contemplated thereby, including the issuance of Churchill Class A common stock and Churchill Class C common stock to be issued as the merger consideration, and Skillsoft’s shareholders consent to adoption and approval of the Skillsoft Merger Agreement, as well as other documents required under the Luxembourg Companies’ Law, and the transactions contemplated thereby. Churchill and Skillsoft are sending you this joint proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this joint proxy statement/prospectus.
The Churchill Special Meeting will be held at 11:00 a.m. eastern time, on June 10, 2021, in virtual format.
The Churchill board of directors has unanimously approved the Skillsoft Merger Agreement and the transactions contemplated thereby and recommends that Churchill stockholders vote “FOR” the approval of the Skillsoft Merger Agreement, “FOR” the issuance of Churchill Class A common stock and Churchill Class C common stock to be issued as the merger consideration and “FOR” the other matters to be considered at the Churchill Special Meeting.
The Skillsoft Extraordinary General Meeting will be held at 10:00 a.m. Central European Time, on June 10, 2021, subject to and in accordance with any applicable COVID-19 restrictions in place on the date of such extraordinary general meeting (as further detailed in the Convening Notice provided with this letter).
The Skillsoft board of directors has unanimously approved the Skillsoft Merger Agreement and the transactions contemplated thereby and recommends that Skillsoft shareholders adopt and approve in all respects the Skillsoft Merger Agreement and the transactions contemplated thereby.
This joint proxy statement/prospectus provides you with detailed information about the proposed Merger. It also contains or references information about Churchill and Skillsoft and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 37 for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.
Sincerely,

Michael Klein Chief Executive Officer and Chairman of the Board of Directors Churchill Capital Corp II	Ronald W. Hovsepian Director — Authorised Signatory Software Luxembourg Holding S.A
Additional Information for Churchill Stockholders:
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN. To ensure your representation at the Churchill Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this joint proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote in person (which would include presence at a virtual meeting) at the meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
If you are a Churchill stockholder and you have any questions regarding the accompanying joint proxy statement/prospectus, you may contact Mackenzie Partners, Inc., Churchill’s proxy solicitor, at (800) 322-2885.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of shares of Churchill Class A common stock and Churchill Class C common stock in connection with the Merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated            , 2021, and is first being mailed to stockholders of Churchill and shareholders of Skillsoft on or about            , 2021.

CHURCHILL CAPITAL CORP II
640 Fifth Avenue, 12th Floor
New York, NY 10019
NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2021
TO THE STOCKHOLDERS OF CHURCHILL CAPITAL CORP II:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Churchill Capital Corp II (“Churchill”), a Delaware corporation, will be held at 11:00 a.m. eastern time, on June 10, 2021, in virtual format (the “Churchill Special Meeting”). You are cordially invited to attend the Churchill Special Meeting, which will be held for the following purposes:
(1)
The Merger Proposal — To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 12, 2020 (as it may be amended and/or restated from time to time, the “Skillsoft Merger Agreement”), by and among Churchill and Software Luxembourg Holding S.A. (“Skillsoft”), and the transactions contemplated thereby, pursuant to which Skillsoft will merge with and into Churchill, Skillsoft will cease to exist and Skillsoft’s subsidiaries will become subsidiaries of Churchill (the “Merger”). A copy of the Skillsoft Merger Agreement is attached to this joint proxy statement/prospectus as Annex A (Proposal No. 1);

(2)
The Merger Issuance Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the New York Stock Exchange (the “NYSE”), the issuance of shares of Churchill Class A common stock and Churchill Class C common stock pursuant to the Skillsoft Merger Agreement (Proposal No. 2);

(3)
The Charter Amendment Proposal — To consider and vote upon a proposal to adopt an amendment (the “Charter Amendment”) to Churchill’s amended and restated certificate of incorporation currently in effect (the “Existing Charter”) in the form attached hereto as Annex B (Proposal No. 3);

(4)
The Charter Approval Proposal — To consider and vote upon a proposal to adopt the Second Amended and Restated Certificate of Incorporation (the “Proposed Charter”) in the form attached hereto as Annex C (Proposal No. 4);

(5)
The Governance Proposal — To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter in order to give holders of Churchill common stock the opportunity to present their separate views on important corporate governance procedures (Proposal No. 5);

(6)
The Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve on the Board of Directors of the Post-Combination Company (the “Board”) until the 2022 annual meeting of stockholders, in the case of Class I directors, the 2023 annual meeting of stockholders, in the case of Class II directors, and the 2024 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified (Proposal No. 6);

(7)
The Prosus PIPE Issuance Proposal — To consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of the NYSE, the issuance of shares of Churchill Class A common stock pursuant to the Prosus Subscription Agreement (including the shares issuable (i) upon Prosus’s exercise of the Prosus Top-Up Right and (ii) upon Prosus’s exercise of the Prosus Warrants (each as defined herein)) (Proposal No. 7);

(8)
The SuRo PIPE Issuance Proposal — To consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of the NYSE, the issuance of shares of Churchill Class A common stock pursuant to the SuRo Subscription Agreement (as defined herein) (Proposal No. 8);

(9)
The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Incentive Plan (as defined herein) (Proposal No. 9); and

(10)
The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Churchill Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal or the Incentive Plan Proposal, or we determine that one or more of the closing conditions to the Skillsoft Merger Agreement is not satisfied or waived (Proposal No. 10).

These items of business are described in the attached joint proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of Churchill common stock at the close of business on April 28, 2021 (the “Churchill Record Date”) are entitled to notice of the Churchill Special Meeting and to vote and have their votes counted at the Churchill Special Meeting and any adjournments or postponements of the Churchill Special Meeting.
Pursuant to Churchill’s Existing Charter, Churchill will provide holders of its Public Shares with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in Churchill’s trust account, which holds the proceeds of the Churchill IPO (as defined herein), as of two business days prior to the consummation of the transactions contemplated by the Merger Proposal (including interest earned on the funds held in the trust account and not previously released to Churchill to fund its working capital requirements, subject to an annual limit of $250,000, and/or to pay its taxes) in connection with the transactions contemplated by the Skillsoft Merger Agreement. If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that Churchill redeem your shares for cash no later than the second business day preceding the vote on the Merger Proposal by delivering your share certificates to Churchill’s transfer agent physically or by delivering your shares electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. For illustrative purposes, based on funds in the trust account of approximately $697.0 million on April 28, 2021, the estimated per share redemption price would have been approximately $10.10, excluding additional interest earned on the funds held in the trust account and not previously released to Churchill to fund its working capital requirements and/or pay taxes. Public stockholders (as defined herein) may elect to redeem their shares even if they vote for the Merger Proposal. A holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of Churchill. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of Churchill. Churchill Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), and Churchill’s directors and officers have agreed to waive their redemption rights in connection with the consummation of the Merger with respect to any shares of Churchill common stock they may hold. Currently, the Sponsor owns 20% of Churchill common stock, consisting of the Founder Shares (as defined herein). Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Sponsor and Churchill’s directors and officers have agreed to vote any shares of Churchill common stock owned by them in favor of each of the proposals presented at the Churchill Special Meeting.
After careful consideration, Churchill’s board of directors (the “Churchill Board”) has determined that the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal are fair to and in the best interests of Churchill and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Merger Proposal, “FOR” the Merger Issuance Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Charter Approval Proposal, “FOR” the Governance Proposal, “FOR” the election of each of the seven director nominees in the Director Election Proposal, “FOR” the Prosus PIPE Issuance Proposal, “FOR” the SuRo PIPE Issuance Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

Consummation of the Merger is conditioned on approval of each of the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal and the Incentive Plan Proposal. If any of these proposals is not approved, the other proposals, except the Adjournment Proposal, will not be presented to stockholders for a vote. If the Adjournment Proposal is approved, the Churchill Special Meeting will be adjourned to a later date or dates to permit further solicitation and vote of proxies. The joint proxy statement/prospectus accompanying this notice explains the Skillsoft Merger Agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Churchill Special Meeting. Please review the joint proxy statement/prospectus carefully.
All Churchill stockholders are cordially invited to attend the Churchill Special Meeting in virtual format. Churchill Stockholders may attend, vote and examine the list of Churchill stockholders entitled to vote at the Churchill Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, the Churchill Special Meeting will be held in virtual meeting format only. You will not be able to attend the Churchill Special Meeting physically. To ensure your representation at the Churchill Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Churchill Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors

Michael Klein
Chief Executive Officer and Chairman of the Board of Directors
May 21, 2021
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE CHURCHILL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO CHURCHILL’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE CHURCHILL SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE MERGER IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “CHURCHILL SPECIAL MEETING OF STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

SOFTWARE LUXEMBOURG HOLDING S.A.
Société anonyme
Bijou, 17 Boulevard Raiffeisen, L-2411 Luxembourg
R.C.S. Luxembourg: B 246188
CONVENING NOTICE TO AN
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON 10 June 2021
TO THE SHAREHOLDERS OF SOFTWARE LUXEMBOURG HOLDING S.A.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders of Software Luxembourg Holding S.A. (“Skillsoft” or the “Company”), a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at Bijou, 17 Boulevard Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188, will be held at 10:00 a.m. Central European Time, on 10 June 2021, subject to and in accordance with the September 2020 Law (as defined below) in place on the date of such extraordinary general meeting (as further detailed below) (the “Skillsoft Extraordinary General Meeting”). You are cordially invited to vote at the Skillsoft Extraordinary General Meeting, which will be held for the following purposes and with the agenda (the “Agenda”) set out below:
(1)
Acknowledgement of the Skillsoft Merger Proposal and the mandatory reports — To acknowledge (i) the joint cross-border merger proposal (the “Skillsoft Merger Proposal”) providing for the absorption of the Company (the “Merger”) by Churchill Capital Corp II (“Churchill” or the “Acquiring Company”), (ii) the detailed written report of the board of directors of the Company and the detailed written report of the board of directors of the Acquiring Company, and (iii) the common independent expert’s report prepared by PKF Audit & Conseil as independent auditor (réviseur d’entreprises).

(2)
Documents available for inspection — To acknowledge that all the documents required by article 1021-7 of the Luxembourg law of 10 August 1915 on commercial companies, as amended, have been deposited at the Company’s registered office or on its website for due inspection by the shareholders at least one month before the date of the general meeting of shareholders of the Company resolving on the Skillsoft Merger Proposal.

(3)
Approval of the Skillsoft Merger Proposal, the Skillsoft Merger Agreement and the Merger — To consider and to approve the Skillsoft Merger Proposal, the Skillsoft Merger Agreement and the Merger.

(4)
The Skillsoft Charter Amendment Proposal — To consider and vote upon a proposal to approve, on a precatory basis to the extent permitted by applicable law, an amendment and restatement of Churchill’s certificate of incorporation in the form attached hereto as Annex C.

(5)
Effective date of the Merger and accounting treatment — To acknowledge (i) the effective date of the Merger between the parties and of the date of enforceability of the Merger towards third parties and (ii) the date from which the operations of the Company will be treated as having been carried out on behalf of Churchill from an accounting point of view.

(6)
Delegation of powers — To delegate powers to the Company’s board of directors to confirm the satisfaction of the condition precedents to the Merger.

(7)
Miscellaneous — Any other business.

These items of business are described in the attached joint proxy statement/prospectus, which we encourage you to read in its entirety before voting. The holders of shares of the Company are entitled to notice of the Skillsoft Extraordinary General Meeting no less than 8 days prior to the date of the Skillsoft Extraordinary General Meeting and to vote and have their votes counted at the Skillsoft Extraordinary General Meeting and any adjournments or postponements of the Skillsoft Extraordinary General Meeting.

All Skillsoft shareholders are cordially invited to vote at the Skillsoft Extraordinary General Meeting. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, in order to prevent large gatherings due to the COVID-19 crisis and pursuant to the Luxembourg law of 23 September 2020 extending the measures regarding the meetings held by companies and other legal entities, as amended (the “September 2020 Law”), you will not be able to attend the Skillsoft Extraordinary General Meeting in person. To ensure your representation at the Skillsoft Extraordinary General Meeting, you are urged to complete, sign, date and return the enclosed Proxy or Voting Form (each as defined below) as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.
In order to exercise your right to vote, you are hereby invited to:
1.
appoint a proxy holder designated by the Company to represent you at the Skillsoft Extraordinary General Meeting, by executing and returning to the registered office of the Company by any means of communication allowing for the transmission of written text (e.g., by hand with acknowledgement of receipt, by registered post, by special courier or by e-mail at secretariat@exeq-partners.lu (with original to follow)), the power of attorney included herewith as Schedule 1, so as to be received by the Company no later than five (5) days before the Skillsoft Extraordinary General Meeting, OR

2.
cast your vote in relation to the items of the Agenda as explained above, in writing ahead of the Skillsoft Extraordinary General Meeting by completing, executing and returning to the registered office of the Company by any means of communication allowing for the transmission of written text (e.g. by hand with acknowledgement of receipt, by registered post, by special courier or by e-mail at secretariat@exeq-partners.lu (with original to follow)) the Voting Form included herewith as Schedule 2, in any case, along with the passport copy and proof of authority of the signatory and so as to be received by the Company no later than twenty-four (24) hours before the Skillsoft Extraordinary General Meeting.
After careful consideration, the Company’s board of directors (the “Skillsoft Board”) has determined that the Skillsoft Merger Proposal, the Skillsoft Merger Agreement and the Merger described therein and the Skillsoft Charter Amendment Proposal, as well as each other item of the Agenda, are fair to and in the corporate interest of the Company and its shareholders and unanimously recommends that you vote or give instruction to vote in favor of each item of the Agenda in furtherance of the Merger.
The joint proxy statement/prospectus accompanying this notice explains the Skillsoft Merger Agreement, the Skillsoft Merger Proposal and the transactions contemplated thereby, as well as the proposals to be considered at the Skillsoft Extraordinary General Meeting. Please review the joint proxy statement/prospectus carefully.
Your vote is important regardless of the number of shares you own. We kindly ask you to sign, date and return the scheduled Proxy or Voting Form as soon as possible.

Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors

Ronald W. Hovsepian
Director — Authorised Signatory
25 May 2021
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE OR AN ABSTENTION, YOUR VOTING FORM WILL BE DEEMED VOID.

BASIS OF PRESENTATION AND GLOSSARY
As used in this joint proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:
“Available Cash” are to, as of immediately prior to the consummation of the Merger, the aggregate amount equal to (i) the cash available to be released from the trust account to Churchill after deduction of all funds required to be paid in respect of redemptions of Public Shares pursuant to the redemption offer, plus (ii) any cash on the balance sheet or otherwise in the bank accounts of Churchill (which shall include any proceeds pursuant to any commitment to subscribe for shares of Churchill Class A common stock or warrants exercisable into shares of Churchill Class A common stock prior to or concurrently with the closing), plus (iii) the aggregate amount of cash deposited in the bank accounts of Skillsoft and its subsidiaries, other than restricted cash set forth in Skillsoft’s consolidated balance sheet with respect to its subsidiaries’ Amended and Restated Receivables Purchase Agreement, dated December 20, 2018, by and among Skillsoft Corporation, SumTotal Systems, LLC, Mindleaders, Inc., Skillsoft Canada, Ltd., SumTotal Systems Canada Ltd., Skillsoft U.K. Limited, SumTotal Systems U.K. Limited and Skillsoft Receivables Financing LLC;
“Churchill IPO” are to the initial public offering by Churchill which closed on July 1, 2019;
“Churchill warrants” are to the warrants exercisable to purchase Churchill Class A common stock;
“Code” are to the Internal Revenue Code of 1986, as amended;
“Churchill Class A common stock” are to the Class A common stock, par value $0.0001 per share, of Churchill;
“Churchill Class B common stock” are to the Class B common stock, par value $0.0001 per share, of Churchill;
“Churchill Class C common stock” are to the Class C common stock, par value $0.0001 per share, of Churchill;
“Churchill common stock” are to Churchill Class A common stock and Churchill Class B common stock;
“Completion Window” are to the period following the completion of the Churchill IPO at the end of which, if Churchill has not completed its initial business combination, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to Churchill to fund its working capital requirements, subject to an annual limit of $250,000, and/or to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Churchill’s remaining stockholders and the Churchill Board, dissolve and liquidate, subject to Churchill’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Completion Window ends on July 1, 2021;
“DGCL” are to the Delaware General Corporation Law, as amended;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“Existing Charter” are to Churchill’s amended and restated certificate of incorporation currently in effect;
“Founder Shares” are to shares of Churchill Class B common stock and Churchill Class A common stock issued upon the automatic conversion thereof at the time of Churchill’s initial business combination as provided herein. The 17,250,000 Founder Shares are held of record by the Sponsor as of the record date;

i

“GAAP” are to generally accepted accounting principles in the United States, as applied on a consistent basis;
“Global Knowledge” are to Albert DE Holdings Inc., a Delaware corporation owned by investment funds affiliated with Rhône Capital L.L.C.;
“Global Knowledge Merger” are to the merger of Merger Sub with and into Global Knowledge, with Global Knowledge surviving the transaction as a wholly-owned subsidiary of Churchill pursuant to the Global Knowledge Merger Agreement;
“Global Knowledge Merger Agreement” are to the Agreement and Plan of Merger, dated as of October 12, 2020, by and among Churchill, Magnet Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Churchill (“Merger Sub”), and Global Knowledge;
“Incentive Plan” are to the Churchill Capital Corp II 2020 Omnibus Incentive Plan;
“Investment Company Act” are to the Investment Company Act of 1940, as amended;
“Klein Group” are to The Klein Group, LLC, an affiliate of Michael Klein and the Sponsor and an affiliate and wholly owned subsidiary of M. Klein and Company;
“M. Klein and Company” are to M. Klein and Company, LLC, a Delaware limited liability company, and its affiliates;
“Merger” are to the merger of Skillsoft with and into Churchill pursuant to the Skillsoft Merger Agreement.
“New Skillsoft” are to the Post-Combination Company following the consummation of the Global Knowledge Merger and the other transactions contemplated by the Global Knowledge Merger Agreement;
“Post-Combination Company” are to Churchill following the consummation of the Merger and the other transactions contemplated by the Skillsoft Merger Agreement;
“private placement warrants” are to Churchill’s warrants issued to the Sponsor in a private placement simultaneously with the closing of the Churchill IPO;
“Prosus” are to MIH Learning B.V. as assignee of the rights and obligations of MIH Edtech Investments B.V. under the Prosus Subscription Agreement;
“Prosus Subscription Agreement” are to the Subscription Agreement, dated as of October 12, 2020, by and among Churchill, the Sponsor and Prosus;
“Public Shares” are to shares of Churchill Class A common stock sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market);
“public stockholders” are to the holders of Churchill’s Public Shares, including the Sponsor and Churchill’s directors and officers to the extent the Sponsor and Churchill’s officers or directors purchase Public Shares; provided, that each of their status as a “public stockholder” shall only exist with respect to such Public Shares;
“public warrants” are to Churchill’s warrants sold as part of the units in the Churchill IPO (whether they were purchased in the Churchill IPO or thereafter in the open market);
“SEC” are to the Securities and Exchange Commission;
“Skillsoft” are, for the period prior to and including August 27, 2020, to the business and entities owned by Pointwell Limited, a limited company formed under Irish law with Registration number 540778, and from and after August 28, 2020, to Software Luxembourg Holding S.A. and its subsidiaries;
“Skillsoft Class A Shares” are to the Class A shares of Software Luxembourg Holding S.A., with nominal value of $0.01 per share;

“Skillsoft Class B Shares” are to the Class B shares of Software Luxembourg Holding S.A., with nominal value of $0.01 per share;
“Skillsoft Shares” are to the Skillsoft Class A Shares and the Skillsoft Class B Shares;
“Sponsor” are to Churchill Sponsor II LLC, a Delaware limited liability company and an affiliate of M. Klein and Company in which certain of Churchill’s directors and officers hold membership interests;
“Sponsor Agreement” are to the Sponsor Agreement, dated as of October 12, 2020, among Churchill, Skillsoft, the Sponsor and Churchill’s directors and officers, as amended;
“SuRo” are to SuRo Capital Corp., a publicly traded investment fund;
“SuRo Subscription Agreement” are to the Subscription Agreement, dated as of October 14, 2020, by and among Churchill and SuRo;
“termination date” are to the termination date pursuant to the Skillsoft Merger Agreement, which is the date that is eight (8) months following the date of the Skillsoft Merger Agreement;
“VWAP” are to volume weighted average price; and
“warrants” are to the public warrants and the private placement warrants.
Unless specified otherwise, amounts in this joint proxy statement/prospectus are presented in United States (“U.S.”) dollars.
Defined terms in the financial statements contained in this joint proxy statement/prospectus have the meanings ascribed to them in the financial statements.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
Churchill, Skillsoft, Global Knowledge and their respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this joint proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this joint proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but the respective owners thereof will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS
The questions and answers below highlight only selected information from this joint proxy statement/prospectus and only briefly address some commonly asked questions about the Merger, the Churchill Special Meeting, the Skillsoft Extraordinary General Meeting, and the proposals to be presented at the Churchill Special Meeting and the Skillsoft Extraordinary General Meeting, including with respect to the proposed Merger. The following questions and answers do not include all the information that is important to Churchill stockholders or Skillsoft shareholders. You are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the Merger, the voting procedures for the Churchill Special Meeting and the Skillsoft Extraordinary General Meeting.
QUESTIONS AND ANSWERS ABOUT THE MERGER
Q:
WHAT IS THE MERGER?

A:
Churchill and Skillsoft have entered into the Skillsoft Merger Agreement, pursuant to which Skillsoft will merge with and into Churchill, Skillsoft will cease to exist and Skillsoft’s subsidiaries will become subsidiaries of Churchill, subject to the terms and conditions set forth in the Skillsoft Merger Agreement.

Churchill will hold the Churchill Special Meeting to, among other things, enable Churchill’s stockholders to consider and vote on the approvals required for the Merger and the other transactions contemplated by the Skillsoft Merger Agreement, and you are receiving this joint proxy statement/prospectus in connection with such meeting. Skillsoft is also providing these materials to the holders of Skillsoft Class A Shares and Skillsoft Class B Shares in connection with the Skillsoft Extraordinary General Meeting. See “The Skillsoft Merger Agreement” beginning on page 259. In addition, a copy of the Skillsoft Merger Agreement is attached to this joint proxy statement/prospectus as Annex A. We urge you to read carefully this joint proxy statement/prospectus, including the Annexes and the other documents referred to herein, in their entirety.
Q:
WHY AM I RECEIVING THIS DOCUMENT?

A:
Churchill is sending this joint proxy statement/prospectus to its stockholders to provide them with the material information they need in order to decide how to vote their shares of Churchill common stock with respect to the matters to be considered at the Churchill Special Meeting. Skillsoft is also providing these materials to the holders of Skillsoft Class A Shares and Skillsoft Class B Shares in connection with the Skillsoft Extraordinary General Meeting.

The Merger cannot be completed unless (a) Churchill’s stockholders approve the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal and the Incentive Plan Proposal set forth in this joint proxy statement/prospectus for their approval and (b) the holders of Skillsoft Class A Shares and Skillsoft Class B Shares acknowledge and approve the matters presented for their consideration at the Skillsoft Extraordinary General Meeting. Information about the Churchill Special Meeting, the Skillsoft Extraordinary General Meeting, the Merger and the other business to be considered by stockholders at the Churchill Special Meeting and shareholders at the Skillsoft Extraordinary General Meeting is contained in this joint proxy statement/prospectus.
This document constitutes a proxy statement of Churchill and Skillsoft and a prospectus of Churchill. It is a proxy statement because the boards of directors of Churchill and Skillsoft are soliciting proxies using this joint proxy statement/prospectus from their respective stockholders and shareholders. It is a prospectus because Churchill, in connection with the Merger, is offering shares of Churchill Class A common stock in exchange for the outstanding Skillsoft Class A Shares and Skillsoft Class B Shares. See “The Skillsoft Merger Agreement — Merger Consideration.”
Q:
WHAT WILL SKILLSOFT SHAREHOLDERS RECEIVE IN THE MERGER?

A:
If the Merger is completed, (i) each outstanding Skillsoft Class A Share (other than shares owned by Churchill, which will be automatically cancelled and retired and will cease to exist, and no consideration

v

will be delivered in exchange therefore) will be automatically cancelled Churchill will issue as consideration therefor (A) 6.25 shares of Churchill Class A common stock and (B) one share of Churchill Class C common stock and (ii) each outstanding Skillsoft Class B Share (in each case, other than shares owned by Churchill, which will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor) will be automatically cancelled and Churchill will issue as consideration therefor 28.125 shares of Churchill Class A common stock, in each case except for any fractional shares of Churchill Class A common stock which would result (which will instead be paid out in cash in accordance with the Skillsoft Merger Agreement; however, such payment in cash does not represent any separately bargained-for consideration, and will not exceed ten percent (10%) of the nominal value of the shares issued by Churchill in the context of the Merger in accordance with Article 1020-3 of the Luxembourg Law of 10 August 1915 regarding commercial companies, as amended (the “Luxembourg Companies’ Law”)), and except for any Skillsoft Class A Share or Skillsoft Class B Share held by Churchill, which will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor. Immediately following the effective time of the Merger, each outstanding share of Churchill Class C common stock issued to former holders of Skillsoft Class A Shares in connection with the Merger will be redeemed for a redemption price of (i) $131.51 per share in cash and (ii) $5.208 per share in incremental indebtedness (the “Incremental Loans”) under that certain Senior Secured Second Out Term Loan Credit Agreement, dated as of August 27, 2020, by and among Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as the administrative agent and collateral agent, as amended (the “Existing Second Out Credit Agreement”).
Before, on or after the completion of the Merger, the obligations under that certain Senior Secured Term Loan Credit Agreement, dated as of August 27, 2020, by and among Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as the administrative agent and collateral agent, as amended (the “Existing First Out Credit Agreement” and, together with the Existing Second Out Credit Agreement, the “Existing Credit Agreements”) and the Existing Second Out Credit Agreement (including the Incremental Loans, and any other incremental indebtedness incurred under the Existing Credit Agreements in connection with the Merger) may be refinanced or prepaid. There can be no assurance when or if any such refinancing or prepayment will occur.
Q:
WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:
It is currently anticipated that the Merger will be consummated promptly following the Churchill Special Meeting and the Skillsoft Extraordinary General Meeting, which are set for June 10, 2021 and June 10, 2021, respectively; however, either meeting could be adjourned, as described herein. However, neither Churchill nor Skillsoft can assure you of when or if the Merger will be completed and it is possible that factors outside of the control of both companies could result in the Merger being completed at a different time or not being completed at all. Churchill must first obtain the approval of its stockholders for certain of the proposals set forth in this joint proxy statement/prospectus for their approval, Skillsoft must first obtain the approval of its shareholders for the Merger, and Churchill and Skillsoft must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Skillsoft Merger Agreement — Conditions to the Merger” beginning on page 276.

Q:
WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:
If the Merger is not completed, Skillsoft shareholders will not receive any consideration for their Skillsoft Class A Shares and Skillsoft Class B Shares. Instead, Skillsoft will remain an independent company. See “The Skillsoft Merger Agreement — Termination” and “Risk Factors” beginning on page 277 and page 37, respectively.

QUESTIONS AND ANSWERS ABOUT CHURCHILL’S SPECIAL STOCKHOLDER MEETING
Q:
WHEN AND WHERE IS THE CHURCHILL SPECIAL MEETING?

A:
The Churchill Special Meeting will be held at 11:00 a.m. eastern time, on June 10, 2021, in virtual format. Churchill stockholders may attend, vote and examine the list of Churchill stockholders entitled to vote at the Churchill Special Meeting by visiting https://www.cstproxy.com/churchillcapitalii/2021 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. In light of public health concerns regarding the COVID-19 pandemic, the Churchill Special Meeting will be held in virtual meeting format only. You will not be able to attend the Churchill Special Meeting physically.

Q:
WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:
The stockholders of Churchill are being asked to vote on the following:

1.
A proposal to approve the Skillsoft Merger Agreement and the transactions contemplated thereby. See the section entitled “Proposal No. 1 — The Merger Proposal”.

2.
A proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of shares of Churchill Class A common stock and Churchill Class C common stock pursuant to the Skillsoft Merger Agreement. See the section entitled “Proposal No. 2 — The Merger Issuance Proposal”.

3.
A proposal to adopt the Charter Amendment in the form attached hereto as Annex B. See the section entitled “Proposal No. 3 — The Charter Amendment Proposal”.

4.
A proposal to adopt the Proposed Charter in the form attached hereto as Annex C. See the section entitled “Proposal No. 4 — The Charter Approval Proposal”.

5.
A separate proposal with respect to certain governance provisions in the Proposed Charter in order to give holders of Churchill common stock the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. See the section entitled “Proposal No. 5 — The Governance Proposal”.

6.
A proposal to elect seven directors to serve on the Board until the 2022 annual meeting of stockholders, in the case of Class I directors, the 2023 annual meeting of stockholders, in the case of Class II directors, and the 2024 annual meeting of stockholders, in the case of Class III directors, and in each case, until their respective successors are duly elected and qualified. See the section entitled “Proposal No. 6 — The Director Election Proposal”.

7.
A proposal to approve, for purposes of complying with the applicable listing rules of the NYSE, the issuance of shares of Churchill Class A common stock pursuant to the Prosus Subscription Agreement (including the shares issuable (i) upon Prosus’s exercise of the Prosus Top-Up Right and (ii) upon Prosus’s exercise of the Prosus Warrants). See the section entitled “Proposal No. 7 — The Prosus PIPE Issuance Proposal”.

8.
A proposal to approve, for purposes of complying with the applicable listing rules of the NYSE, the issuance of shares of Churchill Class A common stock pursuant to the SuRo Subscription Agreement. See the section entitled “Proposal No. 8 — The SuRo PIPE Issuance Proposal”.

9.
A proposal to approve and adopt the Incentive Plan. See the section entitled “Proposal No. 9 — The Incentive Plan Proposal”.

10.
A proposal to approve the adjournment of the Churchill Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal or the Incentive Plan Proposal, or we determine that one or more of the closing conditions to Skillsoft Merger Agreement is not satisfied or waived. See the section entitled “Proposal No. 10 — The Adjournment Proposal”.

Churchill will hold the Churchill Special Meeting to consider and vote upon these proposals. This joint proxy statement/prospectus contains important information about the proposed Merger and the other matters to be acted upon at the Churchill Special Meeting. Churchill stockholders should read this joint proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein.
Consummation of the Merger is conditioned on approval of each of the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal and the Incentive Plan Proposal, subject to the terms of the Skillsoft Merger Agreement. If any of these proposals is not approved, the other proposals will not be presented to stockholders for a vote. If the Adjournment Proposal is approved, the Churchill Special Meeting will be adjourned to a later date or dates to permit further solicitation and vote of proxies.
The vote of Churchill stockholders is important. Churchill stockholders are encouraged to vote as soon as possible after carefully reviewing this joint proxy statement/prospectus.
Q:
I AM A CHURCHILL WARRANT HOLDER. WHAT DO I NEED TO KNOW?

A:
This joint proxy statement/prospectus is being sent to holders of Churchill units, which include Churchill Class A common stock and Churchill warrants. However, holders of Churchill warrants are not being asked to vote at the Churchill Special Meeting and are not entitled to redemption rights in connection with the Merger. If a holder of Churchill units elects to redeem its Churchill Class A common stock, its Churchill warrants will remain outstanding unless such holder sells or exercises the Churchill warrants. Upon consummation of the Merger, the Churchill warrants shall, by their terms, entitle the holders to purchase Class A common stock at a purchase price of  $11.50 per share. This joint proxy statement/prospectus includes important information about Skillsoft and the business of Skillsoft and its subsidiaries following consummation of the Merger. Because holders of Churchill warrants will be entitled to purchase Class A common stock of the Post-Combination Company upon consummation of the Merger, Churchill urges you to read the information contained in this joint proxy statement/prospectus carefully.

Q:
WHY IS CHURCHILL PROPOSING THE MERGER?

A:
Churchill was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On July 1, 2019, Churchill completed its initial public offering of units, with each unit consisting of one Public Share and one-third of one public warrant, each whole public warrant giving its holder the right to purchase one share of Churchill common stock at a price of  $11.50, raising total gross proceeds of approximately $690,000,000. Since the Churchill IPO, Churchill’s activity has been limited to the evaluation of business combination candidates.
Skillsoft is a global software and technology provider of digital learning, training and talent solutions.
Based on its due diligence investigations of Skillsoft and the industry in which it operates, including the financial and other information provided by Skillsoft to Churchill in the course of their negotiations in connection with the Skillsoft Merger Agreement, Churchill believes that the Merger with Skillsoft is advisable and in the best interests of Churchill and its stockholders. See the section entitled “The Merger — Recommendation of the Churchill Board of Directors and Reasons for the Merger — Churchill’s Board of Directors’ Reasons for Approval of the Merger”.
Q:
DID THE CHURCHILL BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE MERGER?

A:
The Churchill Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Merger with Skillsoft. The directors and officers of Churchill and Churchill’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector knowledge of Churchill’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Merger with Skillsoft. In addition, Churchill’s directors and officers and Churchill’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Churchill Board, Churchill’s management team and Churchill’s advisors in valuing Skillsoft’s business.
Q:
DO I HAVE REDEMPTION RIGHTS?

A:
If you are a holder of Public Shares, you have the right to demand that Churchill redeem such shares for a pro rata portion of the cash held in Churchill’s trust account. Churchill sometimes refers to these rights to demand redemption of the Public Shares as “redemption rights.”

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the Public Shares without the consent of Churchill. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of Churchill.
Q:
WHAT IS THE MAXIMUM NUMBER OF ALLOWABLE REDEMPTIONS FOR THE MERGER TO PROCEED?

A.
Assuming both the First Step Prosus Investment and the Second Step Prosus Investment are consummated concurrently with the Merger, the estimated maximum number of redemptions that would be allowable for the Skillsoft Merger to still proceed is 55,744,379 Public Shares.

This maximum redemption scenario is based on a number of assumptions, including the exclusion of Skillsoft’s cash balance ($71.5 million, as of January 31, 2021), which is legally available for redemption. Inclusion of Skillsoft’s cash balance would increase the cash available for redemptions, increase the maximum number of allowable redemptions and increase the percentage ownership of Skillsoft shareholders, the Sponsor and the PIPE investors in the Post-Combination Company. Inclusion of additional cash from other sources, including additional PIPE investments or other financing sources, would also increase the cash available for redemptions, increase the maximum number of allowable redemptions and increase the percentage ownership of Skillsoft shareholders, the Sponsor and the PIPE investors in the Post-Combination Company. If the number of redemptions exceeds 55,744,379 Public Shares, Churchill may seek alternative financing, which would be subject to certain terms and conditions set forth in the Skillsoft Merger Agreement and the Subscription Agreements. In addition, subject to certain conditions, the Available Cash Condition may be waived by Skillsoft, in which case the Merger may be consummated despite exceeding the maximum redemption scenario. If Churchill is not able to obtain alternative financing and Skillsoft is not willing to waive the Available Cash Condition, the Merger will not be consummated. See “Summary — Ownership of the Post-Combination Company” and “Unaudited Pro Forma Condensed Combined Financial Information.”
Q.
WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A.
No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Merger Proposal or any other proposal described in this joint proxy statement/prospectus. As a result, the Merger Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders and the Merger may be consummated even though the funds available from Churchill’s trust account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. However, Skillsoft is not required to consummate the Merger if there is not at least $644,000,000 of Available Cash. Also, with fewer Public Shares and public stockholders that may result from stockholders of Churchill exercising their redemption rights, the trading market for Churchill Class A common stock may be less liquid than the market for Public Shares prior to the Merger and Churchill may not be able to meet the listing standards of a national securities exchange.

Q.
HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A.
If you are a holder of Public Shares and wish to exercise your redemption rights, you must (i) demand that Churchill redeem your shares for cash no later than the second business day preceding the vote on the Merger Proposal by delivering your share certificates to Churchill’s transfer agent physically or by delivering your shares electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal

at Custodian) system. Any holder of Public Shares will be entitled to demand that such holder’s shares be redeemed for a pro rata portion of the amount then in the trust account (which, for illustrative purposes, was approximately $697.0 million, or $10.10 per share, as of April 28, 2021, the record date). Such amount, including interest earned on the funds held in the trust account and not previously released to Churchill to fund its working capital requirements, subject to an annual limit of $250,000, and/or to pay its taxes, will be paid promptly upon consummation of the Merger. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of Churchill’s public stockholders exercising redemption rights, regardless of whether such holders vote for or against the Merger Proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights.
Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Merger Proposal at the Churchill Special Meeting. If you deliver your shares for redemption to Churchill’s transfer agent and later decide prior to the Churchill Special Meeting not to elect redemption, you may request that Churchill’s transfer agent return the shares (physically or electronically). You may make such request by contacting Churchill’s transfer agent at the address listed at the end of this section.
If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described to Churchill’s transfer agent as described herein, then, if the Merger is consummated, Churchill will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your shares of Churchill common stock for cash and you will cease to have any rights as a Churchill stockholder (other than the right to receive the redemption amount) upon consummation of the Merger.
For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences — Tax Consequences of a Redemption of Public Shares” beginning on page 288. The tax consequences of the exercise of these redemption rights to each holder of Public Shares may depend on such holder’s particular facts and circumstances. Holders of Public Shares are urged to consult their tax advisors to understand fully the consequences to them of the exercise of their redemption rights in their specific circumstances.
If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any public warrants that you may hold.
Q.
DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED MERGER?

A.
No. Neither Churchill stockholders nor the holders of its units or warrants have appraisal rights in connection with the Merger under the DGCL. See the section entitled “Churchill Special Meeting of Stockholders — Appraisal Rights”.

Q.
WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE MERGER?

A.
The amount of the net proceeds of the Churchill IPO, $674,200,000, together with $15,800,000 of the amount raised from the private sale of warrants simultaneously with the consummation of the Churchill IPO, for a total of  $690,000,000, was placed in the trust account following the Churchill IPO. After consummation of the Merger, the funds in the trust account will be used to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Merger (including aggregate fees of up to $21,371,000 as deferred underwriting commissions), to redeem the shares of Churchill Class C common stock and for the Post-Combination Company’s working capital and general corporate purposes.

Q.
WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A.
If Churchill does not complete the Merger with Skillsoft for whatever reason, Churchill would search for another target business with which to complete a business combination. If Churchill does not complete the Merger with Skillsoft or another target business within the Completion Window, Churchill must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the

x

amount then held in the trust account divided by the number of outstanding Public Shares. The Sponsor has no redemption rights in the event a business combination is not effected in the Completion Window, and, accordingly, its Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to Churchill’s outstanding warrants. Accordingly, the warrants will expire worthless.
Q.
HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A.
The Sponsor owns of record and is entitled to vote an aggregate of 20% of the outstanding shares of Churchill common stock. The Sponsor has agreed to vote any Founder Shares and any Public Shares held by it in favor of each of the proposals presented at the Churchill Special Meeting.

Because a majority of the proposals require the affirmative vote of the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting, the affirmative vote of only approximately 6.25% of the outstanding Public Shares, in addition to the Founder Shares, would be required to approve such proposals if a quorum of only a majority of the shares of Churchill common stock is represented at the Churchill Special Meeting. Notwithstanding the foregoing, the Merger is conditioned upon the approval of the Merger Proposal, the Charter Amendment Proposal and the Charter Approval Proposal. Approval of each of the Charter Amendment Proposal and the Charter Approval Proposal requires the affirmative vote of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of Churchill common stock, voting together as a single class, and approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Churchill common stock, voting together as a single class. Accordingly, the affirmative vote of approximately 37.5% of the outstanding Public Shares, in addition to the Founder Shares, would be required to approve the Merger Proposal, the Charter Amendment Proposal and the Charter Approval Proposal if a quorum of only a majority of the shares of Churchill common stock is represented at the Churchill Special Meeting.
Q.
WHAT CONSTITUTES A QUORUM AT THE CHURCHILL SPECIAL MEETING?

A.
A majority of the voting power of the issued and outstanding common stock of Churchill entitled to vote at the Churchill Special Meeting must be present, in person (which would include presence at a virtual meeting) or represented by proxy, at the Churchill Special Meeting to constitute a quorum and in order to conduct business at the Churchill Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor, who currently owns approximately 20% of the issued and outstanding shares of Churchill common stock, will count towards this quorum. In the absence of a quorum, the chairman of the Churchill Special Meeting has power to adjourn the Churchill Special Meeting. As of the record date for the Churchill Special Meeting, 43,125,001 shares of Churchill common stock would be required to be present at the Churchill Special Meeting to achieve a quorum.

Q.
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE CHURCHILL SPECIAL MEETING?

A.
The Merger Proposal:   The affirmative vote of the holders of a majority of the outstanding shares of Churchill common stock, voting together as a single class, is required to approve the Merger Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Merger Proposal, will have the same effect as a vote “AGAINST” the Merger Proposal. Churchill stockholders must approve the Merger Proposal in order for the Merger to occur. If Churchill stockholders fail to approve the Merger Proposal, the Merger will not occur.

The Merger Issuance Proposal:   The affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting is required to approve the Merger Issuance Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Merger Issuance Proposal, will have no effect on the Merger Issuance Proposal. The

Merger is conditioned upon the approval of the Merger Issuance Proposal, subject to the terms of the Skillsoft Merger Agreement. Notwithstanding the approval of the Merger Issuance Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Merger Issuance Proposal will not be effected.
The Charter Amendment Proposal:   The affirmative vote of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of Churchill common stock, voting together as a single class, is required to approve the Charter Amendment Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Amendment Proposal, will have the same effect as a vote “AGAINST” such Charter Amendment Proposal. The Merger is conditioned upon the approval of the Charter Amendment Proposal, subject to the terms of the Skillsoft Merger Agreement. Notwithstanding the approval of the Charter Amendment Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Charter Amendment Proposal will not be effected.
The Charter Approval Proposal:   The affirmative vote of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of Churchill common stock, voting together as a single class, is required to approve the Charter Approval Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such Charter Approval Proposal. The Merger is conditioned upon the approval of the Charter Approval Proposal, subject to the terms of the Skillsoft Merger Agreement. Notwithstanding the approval of the Charter Approval Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Charter Approval Proposal will not be effected.
The Governance Proposal:   The affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting is required to approve the Governance Proposal, which is a non-binding advisory vote. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposal, will have no effect on the Governance Proposal. The Merger is not conditioned on the approval of the Governance Proposal.
The Director Election Proposal:   Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. Directors will be elected to serve on the Board until the 2022 annual meeting of stockholders, in the case of Class I directors, the 2023 annual meeting of stockholders, in the case of Class II directors, and the 2024 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Director Election Proposal, will have no effect on the Director Election Proposal.
The Prosus PIPE Issuance Proposal:   The affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting is required to approve the Prosus PIPE Issuance Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Prosus PIPE Issuance Proposal, will have no effect on the Prosus PIPE Issuance Proposal. The Merger is conditioned upon the approval of the Prosus PIPE Issuance Proposal, subject to the terms of the Skillsoft Merger Agreement. Notwithstanding the approval of the Prosus PIPE Issuance Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Prosus PIPE Issuance Proposal will not be effected.

The SuRo PIPE Issuance Proposal:   The affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting is required to approve the SuRo PIPE Issuance Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the SuRo PIPE Issuance Proposal, will have no effect on the SuRo PIPE Issuance Proposal. The Merger is conditioned upon the approval of the SuRo PIPE Issuance Proposal, subject to the terms of the Skillsoft Merger Agreement. Notwithstanding the approval of the SuRo PIPE Issuance Proposal, if the Merger is not consummated for any reason, the actions contemplated by the SuRo PIPE Issuance Proposal will not be effected.
The Incentive Plan Proposal:   The affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting is required to approve the Incentive Plan Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Incentive Plan Proposal, will have no effect on the Incentive Plan Proposal. The Merger is conditioned upon the approval of the Incentive Plan Proposal, subject to the terms of the Skillsoft Merger Agreement. Notwithstanding the approval of the Incentive Plan Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.
The Adjournment Proposal:   The affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting is required to approve the Adjournment Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Merger is not conditioned on the approval of the Adjournment Proposal.
As further discussed in the section entitled “Other Agreements — Sponsor Agreement” beginning on page 275 of this joint proxy statement/prospectus, the Sponsor and Churchill’s directors and officers have entered into the Sponsor Agreement with Skillsoft pursuant to which the Sponsor and such directors and officers have agreed to vote shares representing 20% of the aggregate voting power of the common stock (comprised of all the outstanding Founder Shares) in favor of each of the proposals presented at the Churchill Special Meeting. Accordingly, the Sponsor Agreement will increase the likelihood that Churchill will receive the requisite stockholder approval for the Merger and the transactions contemplated thereby. Because a majority of the proposals require the affirmative vote of the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting, the affirmative vote of only approximately 6.25% of the outstanding Public Shares, in addition to the Founder Shares, would be required to approve such proposals if a quorum of only a majority of the shares of Churchill common stock is represented at the Churchill Special Meeting. Notwithstanding the foregoing, the Merger is conditioned upon the approval of the Merger Proposal, the Charter Amendment Proposal and the Charter Approval Proposal. Approval of each of the Charter Amendment Proposal and the Charter Approval Proposal requires the affirmative vote of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of Churchill common stock, voting together as a single class, and approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Churchill common stock, voting together as a single class. Accordingly, the affirmative vote of approximately 37.5% of the outstanding Public Shares, in addition to the Founder Shares, would be required to approve the Merger Proposal, the Charter Amendment Proposal and the Charter Approval Proposal.
Q.
DO ANY OF CHURCHILL’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF CHURCHILL STOCKHOLDERS?

A.
Churchill’s executive officers and directors may have interests in the Merger that may be different from,

or in addition to, the interests of Churchill stockholders generally. The Churchill Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Skillsoft Merger Agreement and in recommending that the Merger be approved by the stockholders of Churchill. See “The Merger — Interests of Churchill’s Directors and Officers in the Merger” beginning on page 258 of this joint proxy statement/prospectus.
Q.
WHAT DO I NEED TO DO NOW?

A.
Churchill urges you to read carefully and consider the information contained in this joint proxy statement/prospectus, including the Annexes and the other documents referred to herein, and to consider how the Merger will affect you as a stockholder and/or warrant holder of Churchill. Stockholders should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card.

Q.
HOW DO I VOTE?

A.
If you are a holder of record of Churchill common stock on the Churchill record date, you may vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting or by submitting a proxy for the Churchill Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you choose to participate in the Churchill Special Meeting, you can vote your shares electronically during the Churchill Special Meeting via live webcast by visiting . You will need the 12-digit meeting control number that is printed on your proxy card to enter the Churchill Special Meeting. Churchill recommends that you log in at least 15 minutes before the Churchill Special Meeting to ensure you are logged in when the Churchill Special Meeting starts. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Churchill Special Meeting and vote in person (which would include presence at a virtual meeting), obtain a proxy from your broker, bank or nominee.

Q.
IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A.
If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Churchill or by voting in person (which would include presence at a virtual meeting) at the Churchill Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Churchill Special Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.
If you are a Churchill stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Such broker non-votes will be the equivalent of a vote “AGAINST” the Merger Proposal, the Charter Amendment Proposal and the Charter Approval Proposal, but will have no effect on the vote count for such other proposals.

Q.
WHAT IF I ATTEND THE CHURCHILL SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A.
For purposes of the Churchill Special Meeting, an abstention occurs when a stockholder attends the meeting in person (which would include presence at a virtual meeting) and does not vote or returns a proxy with an “abstain” vote.

If you are a Churchill stockholder that attends the Churchill Special Meeting in person (which would include presence at a virtual meeting) and fails to vote on the Merger Proposal, the Charter Amendment Proposal or the Charter Approval Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will have the same effect as a vote “AGAINST” such proposals.
If you are a Churchill stockholder that attends the Churchill Special Meeting in person (which would include presence at a virtual meeting) and fails to vote on the Merger Issuance Proposal, the Governance Proposal, the Director Election Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal, the Incentive Plan Proposal or the Adjournment Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will have no effect on the vote count for such proposals.
A Churchill stockholder that attends the Churchill Special Meeting and does not vote or returns a proxy with an “abstain” vote will be counted as present for the purpose of determining a quorum.
Q.
WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A.
If you sign and return your proxy card without indicating how to vote on any particular proposal, the common stock represented by your proxy will be voted as recommended by the Churchill Board with respect to that proposal.

Q.
MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A.
Yes. Stockholders may send a later-dated, signed proxy card to Churchill’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the Churchill Special Meeting or attend the Churchill Special Meeting in person (which would include presence at a virtual meeting) and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Churchill’s transfer agent, which must be received prior to the vote at the Churchill Special Meeting.

Q.
WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE CHURCHILL SPECIAL MEETING?

A.
If you fail to take any action with respect to the Churchill Special Meeting and the Merger is approved by stockholders and consummated, you will become a stockholder of the Post-Combination Company. Failure to vote at the Churchill Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Churchill Special Meeting and the Merger is not approved, you will continue to be a stockholder and/or warrant holder of Churchill.

Q.
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A.
Stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Churchill shares.

Q.
WHO CAN HELP ANSWER MY QUESTIONS?

A.
If you have questions about the Merger or if you need additional copies of the joint proxy statement/prospectus or the enclosed proxy card you should contact:

1407 Broadway — 27th Floor
New York, New York 10018
Call Toll Free: (800) 322-2885
Banks and Brokers Call: (212) 929-5500
Email: proxy @mackenziepartners.com
You may also obtain additional information about Churchill from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your stock (either physically or electronically) to Churchill’s transfer agent at the address below prior to the vote at the Churchill Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004
(212) 509-4000

QUESTIONS AND ANSWERS ABOUT SKILLSOFT’S EXTRAORDINARY GENERAL MEETING
Q.
WHEN AND WHERE IS THE SKILLSOFT EXTRAORDINARY GENERAL MEETING?

A.
The Skillsoft Extraordinary General Meeting will be held at 10:00 a.m. Central European Time, on June 10, 2021. Skillsoft shareholders may be represented at (using a Skillsoft designated proxyholder), vote at, and examine the list of Skillsoft shareholders entitled to vote at the Skillsoft Extraordinary General Meeting. In light of public health concerns regarding the COVID-19 pandemic (as further defined below), you will not be able to attend the Skillsoft Extraordinary General Meeting physically.

The Skillsoft Board shall inform the Company’s shareholders of the applicable COVID-19 restrictions and the formalities of the Skillsoft Extraordinary General Meeting, in particular whether a physical or virtual meeting shall be held, by means of a notice published in the Recueil electronique des Sociétés et Associations and in one newspaper published in Luxembourg at least fifteen days prior to the Skillsoft Extraordinary General Meeting, such convening formalities being expressly provided for under the Luxembourg Companies’ Law.
Q.
WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A.
The shareholders of Skillsoft are being asked to vote on the following:

1.
A proposal to consider and approve the Skillsoft Merger Proposal, the Skillsoft Merger Agreement and the Merger.

2.
A proposal to consider and approve, on a precatory basis to the extent permitted by applicable law, an amendment and restatement of Churchill’s certificate of incorporation in the form attached to the Skillsoft Merger Agreement as Exhibit I.

Q.
DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED MERGER?

A.
No. Neither Luxembourg law nor Skillsoft’s articles of association provide for appraisal rights of dissenting shareholders in the Merger.

Q.
WHAT CONSTITUTES A QUORUM AT THE SKILLSOFT EXTRAORDINARY GENERAL MEETING?

A.
Skillsoft’s articles of association require a quorum of at least a majority of the issued and outstanding Skillsoft Shares be present or represented at the Skillsoft Extraordinary General Meeting.

Q.
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SKILLSOFT EXTRAORDINARY GENERAL MEETING?

A.
The affirmative vote of at least two-thirds of the value of the outstanding Skillsoft Shares is required to adopt each of the items of the agenda of the Skillsoft Extraordinary General Meeting, including the approval of the Skillsoft Merger Proposal, the Skillsoft Merger Agreement and the Merger and the Skillsoft Charter Amendment Proposal.

Q.
WHAT DO I NEED TO DO NOW?

A.
Skillsoft urges you to read carefully and consider the information contained in this joint proxy statement/prospectus, including the Annexes and the other documents referred to herein, and to consider how the Merger will affect you as a shareholder of Skillsoft. Shareholders should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed Proxy and Voting Form. As described further below in the section entitled “Skillsoft Extraordinary General Meeting of Shareholders”, the Supporting Skillsoft Shareholders (as defined herein) have agreed to send a drag-along notice to all other Skillsoft shareholders pursuant to the Skillsoft Shareholders’ Agreement following the time that the registration statement becomes effective, unless such requirement is waived by Churchill.

Q.
HOW DO I VOTE?

A.
If you are a registered shareholder of Skillsoft Class A Shares or Skillsoft Class B Shares on the date of the Skillsoft Extraordinary General Meeting, you may vote at the Skillsoft Extraordinary General Meeting. In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, in order to prevent large gatherings due to the COVID-19 crisis and pursuant to the Luxembourg law of 23 September 2020 extending the measures regarding the meetings held by companies and other legal entities, as amended (the “September 2020 Law”), you will not be able to attend the Skillsoft Extraordinary General Meeting in person. In order to exercise your right to vote as shareholder of Skillsoft, you may (i) appoint a proxy holder designated by the Company pursuant to the September 2020 Law to represent you at the Skillsoft Extraordinary General Meeting, by executing and returning to the registered office of the Company the power of attorney attached as Schedule 1 to the Convening Notice (the “Proxy”) or (ii) cast your vote in writing ahead of the Skillsoft Extraordinary General Meeting by completing, executing and returning to the registered office of Skillsoft by any means of communication allowing for the transmission of written text (e.g., by hand with acknowledgement of receipt, by registered post, by special courier or by e-mail at secretariat@exeq-partners.lu (with original to follow)) the correspondence voting form attached as Schedule 2 to the Convening Notice (the “Voting Form”), in any case, along with the passport copy and proof of authority of the signatory and so as to be received by the Company no later than twenty-four (24) hours before the Skillsoft Extraordinary General Meeting.
Q.
WHAT IF I ATTEND (BY PROXY) THE SKILLSOFT EXTRAORDINARY GENERAL MEETING AND ABSTAIN OR DO NOT VOTE?

A.
For purposes of the Skillsoft Extraordinary General Meeting, an abstention occurs when a shareholder returns a Proxy or Voting Form with an “abstain” vote.

A Skillsoft shareholder that returns a Proxy or Voting Form with an “abstain” vote will be counted as present for the purpose of determining a quorum if the Proxy or Voting Form is submitted to Skillsoft less than 24 hours prior to the Skillsoft Extraordinary General Meeting.
Q.
WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING FORM WITHOUT INDICATING HOW TO VOTE?

A.
If you sign and return your Voting Form without indicating how to vote on any particular proposal, such Voting Form will be considered as void for such proposal and the Skillsoft Shares represented by your Voting Form will not be voted with respect to that proposal.

If you sign and return your Proxy without indicating how to vote on any particular proposal, the person designated by Skillsoft will not be able to vote on your behalf on such proposal at the Skillsoft Extraordinary General Meeting.
Q.
MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY OR VOTING FORM?

A.
Yes, subject to applicable contractual obligations under the Support Agreements and the Skillsoft Shareholders’ Agreement. Shareholders may send a later-dated, signed Voting Form to the registered office of the Company by any means of communication allowing for the transmission of written text (e.g., by hand with acknowledgement of receipt, by registered post, by special courier or by e-mail at secretariat@exeq-partners.lu (with original to follow)) so that it is received at least twenty-four (24) hours prior to the Skillsoft Extraordinary General Meeting. Shareholders also may revoke their Proxy by sending a notice of revocation to the registered office of the Company by any means of communication allowing for the transmission of written text (e.g., by hand with acknowledgement of receipt, by registered post, by special courier or by e-mail at secretariat@exeq-partners.lu (with original to follow)), which must be received prior to the vote at the Skillsoft Extraordinary General Meeting.

Q.
WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SKILLSOFT EXTRAORDINARY GENERAL MEETING?

A.
If you fail to take any action with respect to the Skillsoft Extraordinary General Meeting and the Merger is approved by shareholders and consummated, you will become a shareholder of the Post-Combination Company. If you fail to take any action with respect to the Skillsoft Extraordinary General Meeting and the Merger is not approved, you will continue to be a shareholder of Skillsoft.

Q.
HOW WILL I RECEIVE THE MERGER CONSIDERATION TO WHICH I AM ENTITLED?

A.
No more than ten (10) days after the mailing of this joint proxy statement/prospectus, Skillsoft shareholders will receive a letter of transmittal and written instructions for surrendering their book-entry shares from the exchange agent. Each Skillsoft shareholder will be required to deliver to the exchange agent customary evidence of ownership of its shares as determined by the exchange agent as set forth in the letter of transmittal. After receiving the proper documentation from you, following the effective time of the Merger, the exchange agent will deliver to you the merger consideration to which you are entitled. See the section entitled “The Merger — Exchange Procedures” beginning on page 231.

Q.
WHO CAN HELP ANSWER MY QUESTIONS?

A.
If you have questions about the Merger or if you need additional copies of the proxy statement/prospectus you should contact the Company by e-mail at secretariat@exeq-partners.lu.

You may also obtain additional information about Skillsoft from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you have questions regarding the certification of your position or delivery of your shares, please contact the Company by e-mail at secretariat@exeq-partners.lu.

SUMMARY
This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Merger and the Skillsoft Merger Agreement (pages 228 and 259)
The terms and conditions of the Merger are contained in the Skillsoft Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the Skillsoft Merger Agreement carefully, as it is the legal document that governs the Merger.
If the Skillsoft Merger Agreement is approved and adopted and the Merger is subsequently completed, Skillsoft will merge with and into Churchill, Skillsoft will cease to exist and Skillsoft’s subsidiaries will become subsidiaries of Churchill.
Skillsoft Merger Consideration (page 259)
Cancellation of Skillsoft Class A Shares and Skillsoft Class B Shares. At the effective time of the Merger, (i) each outstanding Skillsoft Class A Share (other than shares owned by Churchill, which will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor) will be automatically cancelled and Churchill will issue as consideration therefor (A) 6.25 shares of Churchill Class A common stock and (B) one share of Churchill Class C common stock and (ii) each outstanding Skillsoft Class B Share will be automatically cancelled and Churchill will issue as consideration therefor 28.125 shares of Churchill Class A common stock, in each case except for any fractional shares of Churchill Class A common stock which would result (which will instead be paid out in cash in accordance with the Skillsoft Merger Agreement; such payment in cash will not represent separately bargained-for consideration, and will not exceed ten percent (10%) of the nominal value of the shares issued by Churchill in the context of the Merger in accordance with Article 1020-3 of the Luxembourg Companies’ Law). Immediately following the effective time of the Merger, each outstanding share of Churchill Class C common stock issued to former holders of Skillsoft Class A Shares in connection with the Merger will be redeemed for a redemption price of (i) $131.51 per share in cash and (ii) $5.208 per share in Incremental Loans under the Existing Second Out Credit Agreement.
Fractional Shares. No fractional shares of Churchill Class A common stock will be issued. In lieu of the issuance of any such fractional shares, Churchill has agreed to pay to each former holder of Skillsoft Class A Shares and Skillsoft Class B Shares who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, after deducting any required withholding taxes, equal to the product of (i) the amount of the fractional share interest in a share of Churchill Class A common stock to which such holder otherwise would have been entitled multiplied by (ii) an amount equal to the VWAP of shares of Churchill Class A common stock for the 20 trading days prior to the date that is three business days prior to the closing.
Recommendation of the Churchill Board of Directors (page 248)
The Churchill board of directors has unanimously determined that the Merger, on the terms and conditions set forth in the Skillsoft Merger Agreement, is advisable and in the best interests of Churchill and its stockholders and has directed that the proposals set forth in this joint proxy statement/prospectus be submitted to its stockholders for approval at the Churchill Special Meeting on the date and at the time and place set forth in this joint proxy statement/prospectus. The Churchill board of directors unanimously recommends that Churchill’s stockholders vote “FOR” the Merger Proposal, “FOR” the Merger Issuance Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Charter Approval Proposal, “FOR” the Governance Proposal, “FOR” the election of each of the seven director nominees in the Director Election Proposal, “FOR” the Prosus PIPE Issuance Proposal, “FOR” the SuRo PIPE Issuance Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, if presented.

Recommendation of the Skillsoft Board of Directors (page 245)
The Skillsoft board of directors has unanimously determined that the Skillsoft Merger Proposal, the Skillsoft Merger Agreement and the Merger, on the terms and conditions set forth in the Skillsoft Merger Agreement, are to the advantage and in the benefit and corporate interest of Skillsoft and its shareholders and has directed that the proposals set forth in this joint proxy statement/prospectus be submitted to its shareholders for approval at the Skillsoft Extraordinary General Meeting on the date and at the time set forth in this joint proxy statement/prospectus. The Skillsoft board of directors unanimously recommends that Skillsoft’s shareholders vote “FOR” the approval of the Skillsoft Merger Proposal, the Skillsoft Merger Agreement and the Merger and “FOR” the Skillsoft Charter Amendment Proposal.
Churchill Special Meeting of Stockholders (page 91)
The Special Meeting of stockholders of Churchill will be held at 11:00 a.m., eastern time, on June 10, 2021, in virtual format, to consider and vote upon the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal, the Incentive Plan Proposal and, if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal or the Incentive Plan Proposal or we determine that one or more of the closing conditions under the Skillsoft Merger Agreement is not satisfied or waived.
Stockholders will be entitled to vote or direct votes to be cast at the Churchill Special Meeting if they owned shares of Churchill common stock at the close of business on April 28, 2021, which is the record date for the Churchill Special Meeting. Stockholders will have one vote for each share of Churchill common stock owned at the close of business on the record date for the Churchill Special Meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Churchill warrants do not have voting rights. On the record date, there were 86,250,000 shares of Churchill common stock outstanding, of which 69,000,000 were Public Shares and 17,250,000 were Founder Shares held by the Sponsor.
A quorum of Churchill stockholders is necessary to hold a valid meeting. A quorum will be present at the Churchill Special Meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Sponsor owns of record and is entitled to vote 20% of the outstanding shares of Churchill common stock. Such shares, as well as any shares of Churchill common stock acquired in the aftermarket by the Sponsor and Churchill’s directors and officers, will be voted in favor of the proposals presented at the Churchill Special Meeting. The proposals presented at the Churchill Special Meeting will require the following votes:
•
The approval of each of the Merger Issuance Proposal, the Governance Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, will require the affirmative vote of the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting.

•
The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Churchill common stock on the record date, voting together as a single class.

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The approval of the Charter Amendment Proposal and the Charter Approval Proposal will require the affirmative vote of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of Churchill common stock on the record date, voting together as a single class.

•
With respect to the Director Election Proposal, directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors.
Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal, the Charter Amendment Proposal and the Charter Approval Proposal. With respect to the Merger Issuance Proposal, the Governance Proposal, the Director Election Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, abstentions from voting and broker non-votes will have no effect on such proposals. Please note that holders of the Public Shares can exercise their redemption rights whether they vote their Public Shares for or against, or whether they abstain from voting on, the Merger Proposal or any other proposal described in this joint proxy statement/prospectus.
Consummation of the Merger is conditioned on approval of each of the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal and the Incentive Plan Proposal. If any of these proposals is not approved, the other proposals will not be presented to the stockholders for a vote. If the Adjournment Proposal is approved, the Churchill Special Meeting will be adjourned to a later date or dates to permit further solicitation and vote of proxies.
Skillsoft Extraordinary General Meeting (page 118)
The Skillsoft Extraordinary General Meeting will be held at 10:00 a.m. Central European Time, on June 10, 2021, in virtual format, (a) to acknowledge (i) the Skillsoft Merger Proposal, (ii) the detailed written report of the board of directors of Skillsoft and the detailed written report of the board of directors of the Acquiring Company, (iii) the common independent expert’s report prepared by PKF Audit & Conseil as independent auditor (réviseur d’entreprises), (iv) that all the documents required by article 1021-7 of the Luxembourg law of 10 August 1915 on commercial companies, as amended, have been deposited at Skillsoft’s registered office or on its website for due inspection by the shareholders at least one month before the date of the general meeting of shareholders of Skillsoft resolving on the Skillsoft Merger Proposal and (v) the effective date of the Merger and the date from which the operations of Skillsoft will be treated as having been carried out on behalf of Churchill from an accounting point of view, (b) to consider and approve the Skillsoft Merger Proposal, the Skillsoft Merger Agreement, the Merger, and the Skillsoft Charter Amendment Proposal and (c) to delegate powers to Skillsoft’s board of directors to confirm the satisfaction of the condition precedents to the Merger.
Each Skillsoft Class A Share and Skillsoft Class B Share entitles the holder thereof to one vote on each matter submitted to a vote at the Skillsoft Extraordinary General Meeting. Shareholders will be entitled to vote if they are shareholders of record of Skillsoft Shares on the date of the Skillsoft Extraordinary General Meeting. As of May 20, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, Skillsoft had 4,000,000 Skillsoft Class A Shares and Skillsoft Class B Shares, in the aggregate, issued and outstanding and entitled to vote. Those persons who are holders of Skillsoft Shares or who otherwise have such meeting rights with respect to Skillsoft Shares on June 10, 2021 and who are registered as such in the Register may vote at the Skillsoft Extraordinary General Meeting by means of a voting form, or authorize a third party designated by Skillsoft to attend and, if relevant, vote at the meeting on their behalf through the use of a proxy.
Resolutions by the Skillsoft Extraordinary General Meeting must be adopted by at least two-thirds of the value of the outstanding Skillsoft Shares, unless another standard of votes and/or a quorum is required by virtue of applicable law or our articles of association. Skillsoft’s articles of association require a quorum of at least a majority of the issued and outstanding Skillsoft Shares be present or represented at the Skillsoft Extraordinary General Meeting. In case the quorum is not met in the Skillsoft Extraordinary General Meeting, the Skillsoft shareholders may be convened a second time, provided that a quorum of at least a majority of the issued and outstanding Skillsoft Shares shall be required at any such second meeting. The affirmative vote of at least two-thirds of the value of the outstanding Skillsoft Shares is required to adopt resolutions on the agenda items listed in this joint proxy statement/prospectus for resolution at the Skillsoft Extraordinary General Meeting.

Churchill’s Directors and Executive Officers Have Financial Interests in the Merger (page 55)
Churchill’s executive officers and directors may have interests in the Merger that may be different from, or in addition to, the interests of Churchill’s stockholders. The members of the Churchill board of directors were aware of and considered these interests, among other matters, when they approved the Skillsoft Merger Agreement and recommended that Churchill stockholders approve the proposals required to effect the Merger.
Skillsoft’s Directors and Executive Officers Have Financial Interests in the Merger (page 55)
Skillsoft’s executive officers and directors may have interests in the Merger that may be different from, or in addition to, the interests of Skillsoft’s shareholders. The members of the Skillsoft board of directors were aware of and considered these interests, among other matters, when they approved the Skillsoft Merger Agreement and recommended that Skillsoft shareholders approve the proposals required to effect the Merger.
Regulatory Approvals Required for the Merger (page 256)
Completion of the Merger is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Churchill has agreed to take any and all steps to make all required filings and promptly obtain all required regulatory approvals and Churchill and Skillsoft have agreed to request early termination of any waiting period under the HSR Act. Churchill received notice of early termination of the waiting period under the HSR Act on November 10, 2020.
Material U.S. Federal Income Tax Consequences (page 285)
The tax consequences of the transactions to each Skillsoft shareholder may depend on such holder’s particular facts and circumstances. Skillsoft shareholders are urged to consult their tax advisors to understand fully the consequences to them of the transactions in their specific circumstances.
Material Income Tax Consequences in the Grand Duchy of Luxembourg (page 292)
The tax consequences of the transactions to each Skillsoft shareholder may depend on such holder’s particular facts and circumstances. Skillsoft shareholders are urged to consult their tax advisors to understand fully the consequences to them of the transactions in their specific circumstances.
Appraisal Rights (page 316)
Holders of Skillsoft Class A Shares and Skillsoft Class B Shares are not entitled to appraisal rights in connection with the Merger under Luxembourg law.
Holders of Churchill common stock are not entitled to appraisal rights in connection with the Merger under Delaware law.
Conditions to the Merger (page 271)
Conditions to Each Party’s Obligations
The respective obligations of each of Skillsoft and Churchill to complete the Merger are subject to the satisfaction of the following conditions:
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the applicable waiting period(s) under the HSR Act in respect of the transactions contemplated by the Skillsoft Merger Agreement shall have expired or been terminated, and all other government approvals specified in the Skillsoft Merger Agreement shall have been obtained or, if applicable, shall have expired, shall have been waived or shall have been terminated;

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there shall not be any governmental order prohibiting the consummation of the transactions contemplated by the Skillsoft Merger Agreement;

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Churchill shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after the redemption offer is completed;

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the registration statement of which this joint proxy statement/prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the registration statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending;

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the approval by Churchill stockholders of the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal and the Incentive Plan Proposal shall have been obtained;

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the approval by Skillsoft shareholders of the Joint Merger Proposal, the Merger and the other transactions contemplated by the Skillsoft Merger Agreement shall have been obtained;

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the Churchill Class A common stock to be issued in connection with the Merger and the PIPE Investments shall have been approved for listing on the NYSE, subject only to official notice thereof;

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the redemption offer in relation to the Public Shares shall have been completed in accordance with the terms of the Skillsoft Merger Agreement and this joint proxy statement/prospectus;

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the Luxembourg Auditor shall have delivered the Auditor Report; and

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the Available Cash shall equal or exceed $644,000,000.

Conditions to Obligations of Churchill
The obligation of Churchill to complete the Merger is also subject to the satisfaction, or waiver by Churchill, of the following conditions:
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the accuracy of the representations and warranties of Skillsoft as of the date of the Skillsoft Merger Agreement and as of the closing date of the Merger, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Skillsoft;

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each of the covenants of Skillsoft required to be complied with on or before the closing shall have been complied with in all material respects;

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the receipt of a certificate signed by an authorized officer of Skillsoft certifying that Skillsoft’s preceding conditions with respect to its representations and warranties have been satisfied;

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the absence of an “Event of Default” under Skillsoft’s Existing Credit Agreements (as defined in the Skillsoft Merger Agreement); and

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the absence of a material adverse effect with respect to Skillsoft.

Conditions to Obligations of Skillsoft
The obligation of Skillsoft to complete the Merger is also subject to the satisfaction or waiver by Skillsoft of the following conditions:
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the accuracy of the representations and warranties of Churchill as of the date of the Skillsoft Merger Agreement and as of the closing date of the Merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to materially impair or delay Churchill’s ability to consummate the transactions contemplated by the Skillsoft Merger Agreement or otherwise perform its obligations under the Buyer Transaction Agreements (as defined in the Skillsoft Merger Agreement);

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each of the covenants of Churchill required to be complied with on or before the closing shall have been complied with in all material respects;

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the receipt of a certificate signed by an authorized officer of Churchill certifying that Churchill’s preceding conditions with respect to its representations and warranties have been satisfied; and

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the Sponsor Agreement has not been amended or modified without Skillsoft’s prior written consent from the date of the Skillsoft Merger Agreement until the closing.

No Solicitation (page 265)
Except as expressly permitted by the provisions of the Skillsoft Merger Agreement (the “no solicitation provisions”), from the date of the Skillsoft Merger Agreement to the closing date or, if earlier, the valid termination of the Skillsoft Merger Agreement in accordance with its terms, Skillsoft has agreed not to, and shall not authorize or permit any of its affiliates or representatives to, directly or indirectly:
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make or negotiate any offer or proposal involving any third party to (A) issue, sell or otherwise transfer any interest in Skillsoft or any of its subsidiaries or all or any material portion of its or their assets, or (B) enter into any definitive agreement with respect to, or otherwise effect, any Other Sale (as defined in the Amended and Restated Articles of Incorporation of the Company, filed on August 27, 2020) other than with Churchill or any of its affiliates, recapitalization, refinancing, merger or other similar transaction involving Skillsoft or its subsidiaries (any of the foregoing, an “alternative proposal”);

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solicit any inquiries or proposals regarding any alternative proposal;

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initiate any discussions with or provide any non-public information or data to any third party that would encourage, facilitate or further any effort or attempt to make or implement an alternative proposal; or

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enter into any agreement with respect to any alternative proposal made by any third party;

provided, that the foregoing shall not restrict Skillsoft or its affiliates or representatives from disclosing to its shareholders any unsolicited proposal received in connection with any alternative proposal to the extent required by their obligations under applicable law. Skillsoft shall, and shall cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Skillsoft Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, an alternative proposal.
Through the closing date or earlier valid termination of the Skillsoft Merger Agreement, Churchill has agreed not take, nor permit any of its subsidiaries or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person or entity (other than Skillsoft, its subsidiaries and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to (x) any initial business combination or (y) any other business combination that would reasonably be expected to (i) adversely impact the ability of either party to consummate the transactions contemplated by the Skillsoft Merger Agreement, (ii) materially delay the consummation of the transactions contemplated by the Skillsoft Merger Agreement (it being understood that any delay of greater than 10 business days shall be deemed to be material) or (iii) violate or otherwise breach the covenant described under “The Skillsoft Merger Agreement — Covenants and Agreements — Conduct of Businesses Prior to the Completion of the Merger”, in each case other than with Skillsoft, its subsidiaries and their respective affiliates and representatives (each, a “business combination proposal”).
Churchill has agreed to provide Skillsoft with written notice at least two business days prior to its or any of its subsidiaries’ entry into any definitive agreement with respect to any business combination permitted by the Skillsoft Merger Agreement, which notice shall put forth the material terms of the transaction and identify the third-parties party thereto.
Churchill has agreed to, and to cause its subsidiaries and representatives to, immediately cease any and all existing discussions or negotiations with any person or entity conducted prior to the date of the Skillsoft Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, business combination proposal. Notwithstanding anything to the contrary, the foregoing shall not restrict Churchill’s affiliates (including the Sponsor) that are not subsidiaries of Churchill in any way with respect to pursuit of a business combination or a business combination proposal for such affiliates’ other investment vehicles other than Churchill or its subsidiaries.

Termination (page 272)
The Skillsoft Merger Agreement may be terminated under certain circumstances at any time prior to the effective time of the Merger, whether before or after adoption of the Skillsoft Merger Agreement by Skillsoft’s shareholders or approval of the proposals required to effect the Merger by Churchill’s stockholders.
Mutual termination rights
The Skillsoft Merger Agreement may be terminated and the transactions contemplated thereby abandoned:
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by mutual written consent of Skillsoft and Churchill;

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by written notice from either Skillsoft or Churchill to the other if the approval of Churchill stockholders to the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal and the Incentive Plan Proposal are not obtained at the Churchill Special Meeting (subject to any adjournment or recess of the Churchill Special Meeting);

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by written notice from either Skillsoft or Churchill to the other if the closing shall not have occurred by the termination date; provided, that if the closing shall not have occurred on or before the termination date due to a material breach of any representations, warranties or covenants contained in the Skillsoft Merger Agreement by Churchill or Skillsoft, then the party that failed to fulfill such obligations or breached the Skillsoft Merger Agreement may not terminate the Skillsoft Merger Agreement pursuant to this clause; or

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by written notice from either Skillsoft or Churchill to the other if any government authority shall have issued a final, non-appealable order that permanently enjoins the consummation of the Merger; provided, that the right to terminate the Skillsoft Merger Agreement under this clause shall not be available to a party whose action or failure to fulfill any obligation under the Skillsoft Merger Agreement has been the cause of, or has resulted in, the issuance of such order or other action.

Skillsoft termination rights
The Skillsoft Merger Agreement may be terminated and the transactions contemplated thereby abandoned:
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prior to the closing, by written notice to Churchill from Skillsoft if there is any breach of any representation, warranty, covenant or agreement on the part of Churchill set forth in the Skillsoft Merger Agreement, such that any condition described under the heading “The Skillsoft Merger Agreement — Conditions to the Merger; Conditions to Obligations of Skillsoft” would not be satisfied (a “terminating Churchill breach”), Skillsoft does not waive such breach and such terminating Churchill breach (i) is curable by Churchill and is not cured by Churchill prior to the earlier to occur of (A) twenty (20) business days after receipt by Churchill of Skillsoft’s notice of its intent to terminate and (B) the termination date or (ii) is incapable of being cured prior to the termination date; provided, that the right to terminate under this paragraph shall not be available if Skillsoft is in material breach of its obligations under the Skillsoft Merger Agreement on such date; or

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by written notice to Churchill from Skillsoft, if the Churchill board of directors shall have made, prior to the Churchill Special Meeting, a Churchill Change in Recommendation.

Churchill termination rights
The Skillsoft Merger Agreement may be terminated and the transactions contemplated thereby abandoned:
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by written notice to Skillsoft if the approval of Skillsoft shareholders to the Skillsoft Merger Proposal is not obtained at the Skillsoft Extraordinary General Meeting (subject to any adjournment or recess of the Skillsoft Extraordinary General Meeting); or

•
by written notice to Skillsoft from Churchill if there is any breach of any representation, warranty, covenant or agreement on the part of Churchill set forth in the Skillsoft Merger Agreement, such that any condition described under the heading “The Skillsoft Merger Agreement — Conditions to the Merger; Conditions to Obligations of Churchill” would not be satisfied (a “terminating Skillsoft breach”), Churchill does not waive such breach and such terminating Skillsoft breach (i) is curable by Skillsoft and is not cured by Skillsoft prior to the earlier to occur of (A) twenty (20) business days after receipt by Churchill of Skillsoft’s notice of its intent to terminate and (B) the termination date or (ii) is incapable of being cured prior to the termination date; provided, that the right to terminate under this paragraph shall not be available if Churchill is in material breach of its obligations under the Skillsoft Merger Agreement on such date.
See “The Skillsoft Merger Agreement — Termination” beginning on page 260.
The foregoing description of the Skillsoft Merger Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.
Other Agreements (page 275)
Sponsor Agreement
Pursuant to the terms of a Sponsor Agreement entered into among Churchill, the Sponsor and Churchill’s directors and officers, the Sponsor and Churchill’s directors and officers have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the Churchill IPO in favor of an initial business combination and each of the other related proposals presented at the Churchill Special Meeting. The Sponsor, Churchill’s directors and officers and their permitted transferees own at least 20% of Churchill’s outstanding common stock entitled to vote thereon. The quorum and voting thresholds at the Churchill Special Meeting and the Sponsor Agreement may make it more likely that Churchill will consummate the Merger. In addition, pursuant to the terms of the Sponsor Agreement, the Sponsor and Churchill’s directors and officers have agreed to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of a business combination. See “Other Agreements — Sponsor Agreement”.
The foregoing description of the Sponsor Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
Skillsoft Support Agreements
In connection with the execution of the Skillsoft Merger Agreement, Churchill and Skillsoft entered into a support agreement (each, a “Support Agreement” and collectively, the “Support Agreements”) with certain of Skillsoft’s shareholders (collectively, the “Supporting Skillsoft Shareholders” and each, a “Supporting Skillsoft Shareholder”) that collectively hold Skillsoft Class A Shares and Skillsoft Class B Shares representing approximately 61% of the aggregate voting power of the outstanding Skillsoft Class A Shares and Skillsoft Class B Shares. Each Support Agreement provides, among other things, that each Supporting Skillsoft Shareholder will vote all of such Supporting Skillsoft Shareholders’ then-outstanding shares of Skillsoft in favor of the Merger and any other proposal reasonably necessary under applicable law to effect the Merger at the Skillsoft Extraordinary General Meeting. In addition, the Support Agreements (i) require each Supporting Skillsoft Shareholder, unless waived by Churchill, to exercise their drag-along rights pursuant to Skillsoft’s Shareholders’ Agreement (as defined in the Support Agreements) as promptly as practicable following the time that the registration statement becomes effective to require other shareholders of Skillsoft to take all actions in connection with consummating the Merger as Skillsoft may reasonably request, including voting in favor of Skillsoft’s adoption of the Skillsoft Merger Agreement and (ii) prohibit the Supporting Skillsoft Shareholders from engaging in activities that have the effect of soliciting a competing alternative proposal. Churchill has provided a limited waiver of the requirement to exercise drag-along rights in connection with the Skillsoft Extraordinary General Meeting scheduled for June 10, 2021 in order to allow Skillsoft to hold its meeting inside of the twenty days required by the drag provisions in the Skillsoft Shareholders’ Agreement. Approximately 61% of the aggregate voting power of the outstanding Skillsoft Class A Shares and Skillsoft Class B Shares, which includes Skillsoft’s largest shareholders, have committed to vote in favor of the Merger and any other proposal reasonably necessary under applicable law to effect the Merger pursuant to the Support Agreement. In lieu of exercising the drag-along rights in respect of the Skillsoft Extraordinary General Meeting scheduled for June 10, 2021, Skillsoft intends to seek irrevocable support from additional institutional shareholders prior to the Skillsoft Extraordinary General Meeting scheduled for June 10, 2021 to assure a successful vote at such meeting. See “Other Agreements — Skillsoft Support Agreements”.
The foregoing description of the Support Agreements and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreements, a form of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
Subscription Agreements
Prosus Agreements
On October 12, 2020, in connection with the execution of the Skillsoft Merger Agreement, MIH Edtech Investments B.V. (formerly known as MIH Ventures B.V.) (“MIH Edtech Investments”), entered into a subscription agreement (the “Prosus Subscription Agreement”) with Churchill and the Sponsor, and on February 16, 2021 MIH Edtech Investments assigned all of its rights, title and interest in and to, and obligations under, the Prosus Subscription Agreement to MIH Learning B.V. (“Prosus”) and Prosus accepted such assignments. Pursuant to the Prosus Subscription Agreement, Prosus subscribed for 10,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share, to be issued at the closing (the “First Step Prosus Investment”), and Churchill granted Prosus a 30-day option (the “Option”) to subscribe for up to the lesser of (i) an additional 40,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share or (ii) such additional number of shares that would result in Prosus beneficially owning shares of Class A common stock representing 35% of the issued and outstanding shares of Churchill Class A common stock on a fully-diluted and as-converted basis (excluding any warrants issued to Prosus pursuant to the Prosus Subscription Agreement) immediately following the consummation of the Merger (the “Prosus Maximum Ownership Amount”) (the “Second Step Prosus Investment” and together with the First Step Prosus Investment, the “Prosus PIPE Investment”). On November 10, 2020, Prosus exercised the Option to subscribe for an additional 40,000,000 shares of Churchill Class A common stock in the Second Step Prosus Investment (or such number of shares as may be reduced pursuant to the Prosus Subscription Agreement). Churchill and Prosus also agreed that following the consummation of the Merger, to the extent that following the Prosus Second Step Investment, Prosus beneficially owns less than the Prosus Maximum Ownership Amount, Prosus will have the concurrent right to purchase a number of additional shares of Churchill Class A common stock, at $10.00 per share, that would result in Prosus maintaining beneficial ownership of at least, but no more than, the Prosus Maximum Ownership Amount (the “Prosus Top-Up Right”). The level of redemptions will have a potentially inverse impact on the number of shares of Churchill Class A common stock that Prosus can subscribe for and purchase in the Second Step Prosus Investment, and if applicable, the Prosus Top-Up Right, as the amount of shares of Churchill Class A common stock to be issued to Prosus in the Second Step Prosus Investment or Prosus Top-Up Right, if applicable, is limited to the number of shares of Churchill Class A common stock that would result in Prosus beneficially owning the Prosus Maximum Ownership Amount, which is calculated immediately following the consummation of the Merger and therefore gives effect to any shares issued in connection with the Merger as well as any redemptions. See “Summary — Ownership of the Post- Combination Company.”
Pursuant to the Prosus Subscription Agreement, in connection with Prosus’s exercise of the Option and following consummation of the Prosus PIPE Investment, Prosus will have the right to nominate a number of directors to Churchill’s Board in proportion to its beneficial ownership of the Churchill Class A common stock; provided that, if (i) Prosus’s ownership percentage of the aggregate outstanding shares of Churchill Class A common stock is at least 20%, Prosus will have the right to designate or nominate no less than two designees to Churchill’s Board; (ii) Prosus’s ownership percentage of the aggregate outstanding shares of Churchill Class A common stock is at least 10%, Prosus will have the right to designate or nominate no less than one designee to Churchill’s Board; and (iii) Prosus’s ownership percentage of the aggregate outstanding shares of Churchill Class A common stock is less than 5%, Prosus will not have any director nomination right.

In connection with the execution of the Prosus Subscription Agreement, MIH Edtech Investments entered into a strategic support agreement (the “Strategic Support Agreement”) with Churchill, and on February 16, 2021, MIH Edtech Investments assigned all of its rights, title and interest in and to, and obligations under, the Strategic Support Agreement to Prosus and Prosus accepted such assignments. Pursuant to the Strategic Support Agreement, Prosus agreed to provide certain business development and investor relations support services in the event it exercises the Option and beneficially owns at least 20% of the outstanding Churchill Class A common stock following closing of the Prosus PIPE Investment on a fully-diluted and as-converted basis. If Prosus exercises the Option and consummates the Prosus PIPE Investment, it will also nominate an individual to serve as the chairman of Churchill’s Board, subject to customary approval by Churchill’s nominating and corporate governance committee.
Pursuant to the Prosus Subscription Agreement, in connection with Prosus’s exercise of the Option and concurrently with the consummation of the Second Step Prosus Investment, Churchill will issue to Prosus warrants to purchase a number of shares of Churchill Class A common stock equal to one-third of the number of shares of Churchill Class A common stock purchased in the Prosus PIPE Investment (the “Prosus Warrants”). The Prosus Warrants will have terms substantively identical to those included in the units offered in the Churchill IPO.
The issuance of the shares of Churchill Class A common stock pursuant to the Prosus Subscription Agreement is subject to approval by Churchill’s stockholders. The obligations to consummate the Prosus PIPE Investment are conditioned upon, among other things, customary closing conditions, expiration or termination of the waiting period under the HSR Act, satisfaction of the closing conditions under the Skillsoft Merger Agreement, the consummation of the Merger and, with respect to the Second Step Prosus Investment, (i) a written notification issued by the Committee on Foreign Investment in the United States (“CFIUS”) that it has determined that the Prosus PIPE Investment is not a “covered transaction” and not subject to review by CFIUS under applicable law, (ii) a written notification issued by CFIUS that it has concluded all action under Section 721 of the Defense Production Act of 1950 (codified at 50 U.S.C. § 4565) and all rules and regulations promulgated thereunder, including those codified at 31 C.F.R. Parts 800 and 801 (the “DPA”) and determined that there are no unresolved national security concerns with respect to the Prosus PIPE Investment or (iii) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and either (a) the President shall have notified the parties hereto of his determination not to use his powers pursuant to the DPA to suspend or prohibit the consummation of the Subscription or (B) the fifteen (15) days allotted for presidential action under the DPA shall have passed without any determination by the President. Prosus received notice of early termination of the waiting period under the HSR Act in respect of the Prosus PIPE Investment on December 15, 2020. On May 3, 2021, Prosus received notice from CFIUS that it has concluded all action under Section 721 of the DPA and determined that there are no unresolved national security concerns with respect to the Prosus PIPE Investment. The consummation of the Prosus PIPE Investment is not a condition to the closing of the Merger.
SuRo Subscription Agreement
On October 14, 2020, in connection with the execution of the Skillsoft Merger Agreement, Churchill entered into a subscription agreement with SuRo Capital Corp. (“SuRo”) pursuant to which SuRo subscribed for 1,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share (the “SuRo PIPE Investment”), to be issued at the closing of the Merger (the “SuRo Subscription Agreement”). Mark Klein, a Churchill director and brother of Michael Klein, manages and has an ownership interest in SuRo. The issuance of the shares of Churchill Class A common stock pursuant to the SuRo Subscription Agreement is subject to approval by Churchill’s stockholders because the number of shares of Class A common stock issuable pursuant to the SuRo Subscription Agreement, together with the shares of Class A common stock issuable pursuant to the Prosus Subscription Agreement, represents greater than 20% of the number of shares of common stock outstanding before such issuance and may result in a change of control of Churchill. The obligations to consummate the transactions contemplated by the SuRo Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the Merger.
See “Other Agreements — Subscription Agreements”.

The foregoing descriptions of the Subscription Agreements and the transactions contemplated thereby are not complete and are subject to, and qualified in their entirety by reference to, the actual agreements, copies of which are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part.
Stockholders Agreement
In connection with the execution of the Skillsoft Merger Agreement, Churchill entered into a Stockholders Agreement (the “Stockholders Agreement”) with the Sponsor and Michael Klein. Pursuant to the Stockholders Agreement, the Sponsor has the right to nominate two directors to Churchill’s Board following the closing of the Merger (the “Churchill Directors”) so long as it holds 5% of the aggregate outstanding shares of Class A common stock. If the Sponsor’s ownership of the aggregate outstanding shares of Churchill Class A common stock is less than 5% (but is equal to or greater than 1%), the Sponsor will have the right to nominate one Churchill Director; and if the Sponsor’s ownership of the aggregate outstanding shares of Churchill Class A common stock is less than 1%, the Sponsor will not have any director nomination rights. See “Other Agreements — Stockholders Agreement”.
The foregoing description of the Stockholders Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
Registration Rights Agreement
In connection with the execution of the Skillsoft Merger Agreement, Churchill, Skillsoft and the Sponsor entered into an amended and restated registration rights agreement (“Registration Rights Agreement”), which will become effective upon the consummation of the Skillsoft Merger. Pursuant to the Registration Rights Agreement, Churchill has agreed to provide to the stockholders holding at least 5% of the registrable securities then outstanding up to four “demand” long-form registrations, an unlimited number of short-form registrations and customary underwritten offering and “piggyback” registration rights with respect to the Churchill Class A common stock and warrants to purchase shares of Churchill Class A common stock, subject to certain conditions. The Registration Rights Agreement also provides that Churchill will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities. See “Other Agreements — Registration Rights Agreement”.
Pursuant to the Prosus Subscription Agreement, the SuRo Subscription Agreement and the Lodbrok Subscription Agreement (as defined below), each of Prosus, SuRo and Lodbrok (as defined below) shall enter into a joinder, or otherwise become a party, to the Registration Rights Agreement.
The foregoing description of the Registration Rights Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
Lock-up Agreements
In connection with the Merger, all shares of Churchill Class A common stock issued as merger consideration will be subject to a 180-day lock-up period beginning on the closing date of the Merger.
In addition, the Founder Shares are subject to a lock-up until the earlier of (i) one year after the completion of Churchill's initial business combination; and (ii) the date on which Churchill consummates a liquidation, merger, stock exchange, reorganization or other similar transaction after Churchill’s initial business combination that results in all of Churchill’s public stockholders having the right to exchange their shares of Churchill common stock for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of Churchill Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after Churchill's initial business combination, the Founder Shares will be released from the lock-up. The private placement warrants are subject to a lock-up until 30 days after the completion of Churchill’s initial business combination.
Furthermore, each of Prosus and Lodbrok have agreed to lock-up periods on the Churchill Class A common stock issued to them in connection with their respective subscription agreements beginning on the closing date of the Merger and ending on the same date the Founder Shares are released from their lock-up.
Engagement of the Klein Group
Churchill has engaged the Klein Group, an affiliate of M. Klein and Company, LLC, the Sponsor and Michael Klein, to act as Churchill’s financial advisor in connection with the Merger, the Global Knowledge Merger and the PIPE Investments. Pursuant to this engagement, no fees will be payable upon the closing of the Merger and Churchill will pay the Klein Group an advisory fee of $4.0 million, which shall be earned upon the closing of the Global Knowledge Merger, and 2% of the principal amount raised in connection with the PIPE Investments (excluding any principal amount raised from an affiliate of Churchill). Therefore, the Klein Group and Michael Klein have a financial interest in the completion of the Merger in addition to the financial interest of the Sponsor (with whom they are affiliated). The engagement of the Klein Group and the payment of the advisory fee has been approved by Churchill’s audit committee and the Churchill Board in accordance with Churchill’s related persons transaction policy. Churchill will also provide a customary indemnity to the Klein Group in connection with this engagement.
Transactions Subsequent to the Merger
Global Knowledge Merger Agreement (page 280)
On October 12, 2020, Churchill entered into an Agreement and Plan of Merger (the “Global Knowledge Merger Agreement”) by and among Churchill, Magnet Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Churchill (“Merger Sub”), and Albert DE Holdings Inc., a Delaware corporation owned by investment funds affiliated with Rhône Capital L.L.C. (“Global Knowledge”).
Pursuant to the Global Knowledge Merger Agreement, Merger Sub will merge with and into Global Knowledge, with Global Knowledge surviving the transaction as a wholly-owned subsidiary of Churchill (the “Global Knowledge Merger”). At the effective time (the “Global Knowledge Effective Time”) of the Global Knowledge Merger, as consideration for the Global Knowledge Merger, 100% of the issued and outstanding equity interests of Global Knowledge will be converted, in the aggregate, into the right to receive warrants, each of which shall entitle the holders thereof to purchase one share of Churchill Class A common stock at an exercise price of $11.50 per share. The aggregate number of warrants to be received by the equity holders of Global Knowledge as consideration in the Global Knowledge Merger will be 5,000,000. The warrants to be issued to the equity holders of Global Knowledge will be non-redeemable and otherwise substantially similar to the private placement warrants issued to the Sponsor in connection with the Churchill IPO.
The consummation of the proposed Global Knowledge Merger (the “Global Knowledge Closing”) is subject to the consummation of the Merger, among other conditions to closing described herein (see Conditions to Closing below) and contained in the Global Knowledge Merger Agreement. The Merger is not conditioned upon the consummation of the proposed Global Knowledge Merger. Although Churchill stockholders and Skillsoft shareholders are not voting on the Global Knowledge Merger, we provide information in this joint proxy statement/prospectus (including business description, risk factors, management’s discussion and analysis of Global Knowledge, and pro forma information) about Global Knowledge given the qualitative and quantitative impact that the Global Knowledge Merger will have on the Post-Combination Company following the Merger.
Representations and Warranties
The Global Knowledge Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (i) entity organization, formation and authority, (ii) capital structure, (iii) authorization to enter into the Global Knowledge Merger Agreement, (iv) licenses and permits, (v) taxes, (vi) financial information, (vii) real property, (viii) material contracts, (ix) title to assets, (x) absence of changes, (xi) employee matters, (xii) compliance with laws, (xiii) litigation, (xiv) transactions with affiliates, (xv) regulatory matters and (xvi) intellectual property.
Covenants
The Global Knowledge Merger Agreement includes customary covenants of the parties with respect to operation of the Global Knowledge business prior to the consummation of the Global Knowledge Merger and efforts to satisfy conditions to the consummation of the Global Knowledge Merger. The Global Knowledge Merger Agreement also contains additional covenants of the parties, including, among others, (i) covenants providing for Churchill and Global Knowledge to use reasonable efforts to obtain all necessary regulatory approvals, (ii) covenants providing for Global Knowledge to cooperate with Churchill in the preparation of this joint proxy statement/prospectus required to be filed in connection with the Skillsoft Merger, (iii) covenants providing for Global Knowledge to use reasonable best efforts to provide cooperation or assistance with the consummation of the Existing Debt Restructuring (as defined in the Global Knowledge Merger Agreement) and other transactions contemplated by the Restructuring Support Agreement (as defined in the Global Knowledge Merger Agreement), (iv) covenants providing for Global Knowledge to use reasonable best efforts to consummate the Existing Debt Restructuring (as defined in the Global Knowledge Merger Agreement) prior to the date the Global Knowledge Closing occurs, (v) covenants by Churchill to use reasonable best efforts to comply in all material respects with its obligations under the Skillsoft Merger Agreement subject to the terms and conditions thereof to the extent any noncompliance with such obligations would prevent or delay the closing of the Merger (however, Churchill will not be required to amend or waive a closing condition under the Skillsoft Merger Agreement or otherwise renegotiate the terms of the Skillsoft Merger Agreement in order to satisfy its obligations under the Global Knowledge Merger Agreement) and to keep Global Knowledge reasonably apprised of the status of matters relating to the completion of the Skillsoft Merger, including with respect to the negotiations relating to the satisfaction of the closing conditions in respect thereof and (vi) covenants providing that Churchill will use its reasonable best efforts to obtain financing to the extent necessary to satisfy the Available Closing Date Cash Condition and subject to certain limitations.
Global Knowledge Exclusivity Restrictions
Except as expressly permitted by the Global Knowledge Merger Agreement, from after the date of the Global Knowledge Merger Agreement to the Global Knowledge Effective Time or, if earlier, the valid termination of the Global Knowledge Merger Agreement in accordance with its terms, Global Knowledge has agreed, among other things, not to take, whether directly or indirectly, any action to (i) make or negotiate any offer or proposal involving any third party to issue, sell or otherwise transfer any interest in Global Knowledge or any of its subsidiaries or all or any material portion of its or their assets, or enter into any definitive agreement with respect to, or otherwise effect, any recapitalization, refinancing, merger or other similar transaction involving Global Knowledge or its subsidiaries other than with Churchill or its affiliates, (any of the foregoing hereinafter referred to as a “Global Knowledge Alternative Proposal”), (ii) solicit any inquiries or proposals regarding any Global Knowledge Alternative Proposal, (iii) initiate any discussions with or provide any non-public information or data to any third party that would encourage, facilitate or further any effort or attempt to make or implement a Global Knowledge Alternative Proposal, or (iv) enter into any agreement with respect to any Global Knowledge Alternative Proposal made by any third party; provided that prior to the Closing, Global Knowledge and its affiliates or representatives may disclose to Global Knowledge’s shareholders any unsolicited proposal received in connection with any Global Knowledge Alternative Proposal to the extent required by their obligations under applicable laws.
However, Global Knowledge may initiate, respond to and progress discussions in respect of a Global Knowledge Alternative Proposal if (x) (i) either Skillsoft or Churchill notifies the other party that such other party is in breach of the Skillsoft Merger Agreement, which breach has not been cured for 20 days from the date of such breach or otherwise waived by the other party, (ii) the initial date of Churchill’s special stockholder meeting in connection with the Merger is postponed by Churchill by more than 15 days or (iii) the Global Knowledge Closing has not occurred by the date that is six months following the date of the Global Knowledge Merger Agreement and (y) the board of directors of Global Knowledge has determined in good faith, on the basis of advice from legal counsel, that failure to seek a Global Knowledge Alternative

Proposal is inconsistent with the directors’ fiduciary duties under applicable law. Global Knowledge is obligated to keep Churchill reasonably apprised of any inquiries or proposals regarding, or upon entering into, any negotiations in respect of a Global Knowledge Alternative Proposal.
Conditions to Closing
The consummation of the Global Knowledge Merger is subject to customary closing conditions, including, among other things, (i) the consummation of the Skillsoft Merger, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any governmental order, prohibiting the consummation of the Transactions (as defined in the Global Knowledge Merger Agreement), (iv) Pro-Forma Available Closing Date Cash (as defined in the Global Knowledge Merger Agreement) of not less than $50,000,000.00, (v) the absence of an “Event of Default” under New Credit Agreements (as defined in the Global Knowledge Merger Agreement), (vi) the absence of a Material Adverse Effect (as defined in the Global Knowledge Merger Agreement) and (vii) customary bringdown conditions with respect to each parties’ representations and warranties and covenants. Churchill received notice of early termination of the waiting period under the HSR Act on November 10, 2020.
Termination
The Global Knowledge Merger Agreement may be terminated at any time, but not later than the Global Knowledge Closing, as follows:
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by mutual written consent of Churchill and Global Knowledge;

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by either Churchill or Global Knowledge if the other party has breached any of its covenants or representations and warranties such that any closing condition would not be satisfied at the Global Knowledge Closing (subject to a cure period of 30 business days and waiver by the non-breaching party);

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by either Churchill or Global Knowledge if the transactions are not consummated on or before, June 12, 2021 or, if the closing of the Merger occurs, the date that is the later of (x) 3 months following the closing of the Merger and (y) April 12, 2021, but, in no event later than June 12, 2021 (the “Global Knowledge Outside Date”) (provided that a party does not have the right to terminate under this provision if such party’s material breach of any representations, warranties or covenants causes the Global Knowledge Closing not to occur prior to Global Knowledge Outside Date);

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by either Churchill or Global Knowledge if a governmental entity shall have issued a final, non-appealable governmental order permanently enjoining or prohibiting the consummation of the Global Knowledge Merger (provided that the party whose action or inaction causes the governmental order does not have the right to terminate under this provision);

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automatically (subject to Churchill’s right to waive such automatic termination within one day thereafter) if (x) the Global Knowledge RSA (as defined below) has been terminated or is no longer in full force and effect, (y) any Existing Forbearance Agreement (as defined in the Global Knowledge Merger Agreement) has been terminated or is no longer in effect, and/or the forbearance by the lenders thereunder contemplated by any Existing Forbearance Agreement is otherwise no longer in effect, and/or (z) if Global Knowledge files for Chapter 11 under the U.S. Bankruptcy Code or otherwise commences any similar insolvency proceeding in any jurisdiction;

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automatically (subject to Churchill’s right to waive such automatic termination within one day thereafter) at the time at which (x) the loans or commitments under any Existing Debt Agreement (as defined in the Global Knowledge Merger Agreement) has been accelerated and/or (y) the Lenders (as defined in the Global Knowledge Merger Agreement) take any action to foreclose upon, take possession of, sell, or enforce any lien or encumbrance on any of their collateral and/or the Required Consenting Lenders (as defined in the Global Knowledge RSA) elect to deliver a formal notice that they intend to initiate an action against Global Knowledge to enforce their rights or seek remedies under the Existing Credit Agreements (as defined in the Global Knowledge Merger Agreement);

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by Churchill (provided that if Global Knowledge files for Chapter 11 under the U.S. Bankruptcy Code, such termination will be automatic without any further action by Churchill, subject to Churchill’s right to waive such automatic termination within one day thereafter), if (i) (x) Global Knowledge breaches its obligations under each Existing Debt Agreement or the Global Knowledge RSA and/or (y) if any of the Requisite Consenting Lenders under the Global Knowledge RSA breach their obligations thereunder or (ii) the Global Knowledge RSA is modified without Churchill’s consent, in each case of clause (i) and (ii), in a manner that has, or would reasonably be expected to have, a non-de minimis adverse economic impact on the rights of Global Knowledge or Churchill;

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automatically (subject to Churchill’s right to waive such automatic termination within 72 hours of gaining actual knowledge of its occurrence), following the occurrence of a default under any of the Existing Forbearance Agreements; or

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by either Churchill or Global Knowledge, if the Skillsoft Merger Agreement has been validly terminated in accordance with its terms.

See “Global Knowledge Agreements — Global Knowledge Merger Agreement”.
The foregoing description of the Global Knowledge Merger Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
Lodbrok Subscription Agreement
On October 13, 2020, in connection with the execution of the Global Knowledge Merger Agreement, Churchill entered into a subscription agreement with Lodbrok Capital LLP (“Lodbrok”) pursuant to which Lodbrok subscribed for 2,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share (the “Lodbrok PIPE Investment” and, together with the Prosus PIPE Investment and the SuRo PIPE Investment, the “PIPE Investments”), to be issued at the closing of the Global Knowledge Merger (the “Lodbrok Subscription Agreement”). The issuance of the shares of Churchill Class A common stock pursuant to the Lodbrok Subscription Agreement is not subject to approval by Churchill’s stockholders. The obligations to consummate the transactions contemplated by the Lodbrok Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the Global Knowledge Merger.
See “Global Knowledge Agreements — Subscription Agreements”.
The foregoing description of the Lodbrok Subscription Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
Restructuring Support Agreement
On October 12, 2020, Global Knowledge entered into a Restructuring Support Agreement (the “Global Knowledge RSA”) with (i) 100% of its lenders under that certain Amended and Restated First Lien Credit and Guaranty Agreement, dated as of January 30, 2015, as amended from time to time, by and among, inter alios, GK Holdings, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Credit Suisse, acting in its capacity as administrative agent and collateral agent (the “First Lien Credit Agreement,” and the lenders thereto, the “First Lien Lenders”); and (ii) 100% of its lenders under that certain Amended and Restated Second Lien Credit and Guaranty Agreement, dated as of January 30, 2015, as amended from time to time, by and among, inter alios, GK Holdings, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Trust, acting in its capacity as administrative agent and collateral agent (the “Second Lien Credit Agreement,” and there lenders thereto, the “Second Lien Lenders,” together with the First Lien Lenders, the “Secured Lenders”). The Global Knowledge RSA contemplates an out-of-court restructuring (the “Restructuring”) that provides meaningful recoveries, funded by Churchill, to all Secured Lenders. Churchill is a third-party beneficiary of the Global Knowledge RSA with respect to enforcement of certain specific provisions and its explicit rights under the Global Knowledge RSA and not a direct party.
Pursuant to a certain Consent Memorandum dated as of February 9, 2021, Credit Suisse, acting in its capacity as administrative agent under the First Lien Credit Agreement, and Wilmington Trust, acting in its capacity as administrative agent under the Second Lien Credit Agreement, confirmed their and the required consenting Secured Lenders’ consent to a partial waiver of the cash consideration condition to the Restructuring of up to $1.45 million (such reduction, the “Retention Plan Cash Consideration Reduction”). The Retention Plan Cash Consideration Reduction is to be applied on a pro rata basis between the cash consideration due to the First Lien Lenders and the cash consideration due to the Second Lien Lenders based on the aggregate claims under the First Lien Credit Agreement and the aggregate claims under the Second Lien Credit Agreement, calculated as of the Out-of-Court Transaction Effective Date (as defined in the Global Knowledge RSA). Such consent was provided in connection with certain payments made from Global Knowledge’ cash on-hand pursuant to a certain retention plan intended to retain certain Global Knowledge personnel through the occurrence of the Out-of-Court Transaction Effective Date (as defined in the Global Knowledge RSA). As a result of the partial waiver and the payments made by Global Knowledge under such retention plan, the aggregate cash consideration due to the Secured Lenders in connection with the Restructuring was reduced from $156 million to 154.6 million. On February 6, 2021, Churchill consented to the payments to be made by Global Knowledge under such retention plan.
On the Out-of-Court Transaction Effective Date (as defined in the Global Knowledge RSA), which shall occur concurrently with the Global Knowledge Closing (and only upon such closing), (a) the First Lien Lenders will receive (i) $143.5 million of cash minus the First Lien Lenders’ pro rata portion of the Retention Plan Cash Consideration Reduction and (ii) $50 million in aggregate principal amount of new term loans (or an equivalent amount of cash in lieu thereof), (b) the Second Lien Lenders will receive (i) $12.5 million of cash minus the Second Lien Lenders’ pro rata portion of the Retention Plan Cash Consideration Reduction and (ii) $20 million in aggregate principal amount of new term loans (or an equivalent amount of cash in lieu thereof) and (c) the lenders under Global Knowledge's credit and guaranty agreement, dated as of November 26, 2019, will be paid in full in cash (including all outstanding principal amounts, accrued and unpaid interest and fees thereunder) (each of (a), (b) and (c), as set forth in the term sheet attached to the Global Knowledge RSA (the “Restructuring Term Sheet”)).
On the Out-of-Court Transaction Effective Date (as defined in the Global Knowledge RSA), which shall occur concurrently with the Global Knowledge Closing (and only upon such closing), each holder of a claim arising under that certain Credit and Guaranty Agreement, dated as of November 26, 2019, by and among, inter alios, Global Knowledge Holdings B.V. and Global Knowledge Network (Canada), Inc., as borrowers, the guarantors from time to time party thereto, the lenders from time to time party thereto and Blue Torch Finance LLC, in its capacity as administrative agent, will be paid in cash, in full (including all accrued and unpaid interest through the date of repayment), as set forth in the Restructuring Term Sheet, and estimated, as of the date of the filing, to be $15.5 million.
Under the Global Knowledge RSA, the Secured Lenders have agreed, subject to certain terms and conditions, to support the Restructuring of the existing debt of, existing equity interests in, and certain other obligations of Global Knowledge, on the terms set forth in the Global Knowledge RSA.
In accordance with the Global Knowledge RSA, the Secured Lenders agreed, among other things, to: (i) support the Restructuring as contemplated by the Global Knowledge RSA and the definitive documents governing the Restructuring; (ii) not take any action, directly or indirectly, to interfere with acceptance, implementation or consummation of the Restructuring; and (iii) not transfer their claims under the First Lien Credit Agreement and Second Lien Credit Agreement, as applicable, except with respect to limited and customary exceptions, including requiring any transferee to either already be bound or become bound by the terms of the Global Knowledge RSA.
In accordance with the Global Knowledge RSA, Global Knowledge agreed, among other things, to: (i) support and take all steps reasonably necessary and desirable to consummate the Restructuring in accordance with the Global Knowledge RSA; and (ii) not, directly or indirectly, object to, delay, impede, or take any other action to interfere with acceptance, implementation or consummation of the Restructuring.
See “Global Knowledge Agreements — Restructuring Support Agreement”.

Listing (page 258)
Churchill Class A common stock is listed on the NYSE under the symbol “CCX”. Following the Merger, the Class A common stock of the Post-Combination Company (including the Class A common stock issuable in the Merger) will be listed on the NYSE under the symbol “SKIL”.
Comparison of Stockholders’ Rights (page 294)
Churchill is incorporated under Delaware law, and Skillsoft is incorporated under the laws of the Grand Duchy of Luxembourg. There are a number of differences between the rights of a stockholder of Churchill and the rights of a shareholder of Skillsoft. We encourage you to review the discussion titled “Comparison of Stockholders’ Rights”.
Risk Factors Summary (page 36)
You should consider all the information contained in this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors”. Such risk factors include, but are not limited to:
Risks Related to the Operation of Skillsoft’s Business
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COVID-19 has impacted our business, operating results and financial condition, as well as customers and suppliers in industries that we serve.

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Failure of customers to fully adopt and migrate to our Percipio platform could result in lost revenue.

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Failures relating to our direct sales teams or our indirect sales channel may impede our growth.

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Material breaches or unauthorized access to customer data may result in loss of existing customers or failure to attract new customers, harm to our reputation, and significant liabilities.

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Increased competition may result in decreased demand for our products and services, which may result in reduced revenue and gross profits and loss of market share.

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New products introduced by us may not be successful.

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Our failure to retain and attract highly qualified employees could harm our business.

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Our alliances with third parties for learning content may be terminated or fail to meet our requirements.

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Acquisitions may not produce the anticipated benefits and could harm our current operations.

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Our success is dependent on our information systems and our SaaS infrastructure.

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Our quarterly results may fluctuate significantly and our results may fall below market expectations.

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Demand for our products and services is susceptible to global market and economic conditions.

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Our results of operations could be adversely affected by catastrophic events.

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Unauthorized use of our intellectual property may result in competitive products or services.

•
Risks relating to our worldwide operations could negatively impact our future operating results.

•
Additional capital we may need to support our growth might not be available on acceptable terms, if at all.

•
Our business could be affected by new governmental regulations regarding the Internet as well as by changes impacting the speed and reliability of the Internet.

•
Existing or future laws and regulations relating to privacy or data security could increase the cost of our products, limit their use and adoption, and subject us or our customers to litigation, regulatory investigations and penalties, and other potential liabilities.

•
Failure to comply with anti-bribery, anti-corruption and anti-money laundering laws could subject us to penalties and other adverse consequences.

•
Our business could be adversely affected if our products contain errors.

•
Changes in tax laws, unfavorable resolution of tax examinations, or exposure to additional tax liabilities could have a material adverse effect on our results of operations, financial condition and liquidity.

•
We could be subjected to legal actions based upon the content we include in our courseware or learning assets.

Risks Related to Skillsoft’s Indebtedness and Certain Other Obligations
•
Our degree of leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk and prevent us from meeting obligations on our indebtedness.

•
Our debt agreements contain restrictions that limit our flexibility in operating our business.

•
We may not be able to generate sufficient cash to service all of our indebtedness.

Risks Related to Skillsoft’s Previous Capital Structure and Resulting Chapter 11 Cases
•
The ongoing effects of our prior capital structure, including our recent emergence from the Chapter 11 Cases, could adversely affect our business and relationships.

•
We may not be able to achieve or sustain profitability in the future.

•
Information contained in our historical financial statements will not be comparable to the information contained in our financial statements after the application of fresh-start accounting.

Risks Related to Skillsoft’s Internal Control Over Financial Reporting and Critical Accounting Policies
•
If our assumptions related to our critical accounting policies change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

•
Failure to remediate our material weaknesses in our internal control over financial reporting could result in our failure to accurately or timely report our financial condition or results of operations, which could have a material adverse effect on our business and stock price.

Risks Related to the Merger
•
Due to fluctuations in Churchill Class A common stock, Skillsoft’s shareholders cannot be sure of the value of the merger consideration they will receive.

•
Skillsoft’s shareholders and Churchill stockholders each will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

•
The market price of shares of the Post-Combination Company’s Class A common stock may be affected by factors different from those currently affecting the prices of shares of Churchill Class A common stock.

•
Churchill has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders.

•
The market price of the Post-Combination Company’s Class A common stock may decline if the Merger benefits do not meet market expectations.

•
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

•
If conditions to the Merger are not satisfied or waived, the Skillsoft Merger Agreement may be terminated and the Merger may not be completed, which could negatively impact Skillsoft and Churchill.

•
We may not be able to complete the PIPE Investments in connection with the Merger and the Global Knowledge Merger.

•
Skillsoft will be subject to business uncertainties and contractual restrictions while the Merger is pending.

•
Skillsoft and Churchill directors and officers may have interests in the Merger different from the interests of Skillsoft’s shareholders and Churchill’s stockholders, respectively.

•
Post-Combination Company directors may make changes in the strategy of Skillsoft.

•
Provisions in the Skillsoft Merger Agreement may discourage other companies from trying to acquire Skillsoft for greater merger consideration and prohibit Churchill from seeking an alternative business combination.

•
The unaudited pro forma condensed combined financial information is preliminary and based on a number of assumptions and the actual financial condition and results of operations may differ materially.

•
Churchill and Skillsoft will incur transaction costs in connection with the Merger.

•
Post-Combination Company’s organizational documents will govern the rights of Skillsoft shareholders.

•
The Sponsor has agreed to vote in favor of the proposals at the Churchill Special Meeting, regardless of how public stockholders vote.

•
Software Luxembourg Intermediate S.à r.l. may increase in value before the closing of the Merger, subjecting Skillsoft to significant tax liability in Luxembourg.

Additional Risks Related to Ownership of the Post-Combination Company’s Common Stock
•
Our Derivative Instruments (as defined below) are accounted for as liabilities and the changes in value of our Derivative Instruments could have a material effect on our financial results.

•
In connection with the restatement of our financial statements, our management has concluded that our disclosure controls and procedures and internal control over financial reporting were not effective as of December 31, 2020 due to a material weakness in internal control over financial reporting solely related to our accounting for Derivative Instruments. If we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

•
The stock price of the Post-Combination Company or New Skillsoft may change significantly following the Merger or the Global Knowledge Merger and you could lose all or part of your investment as a result.

•
If securities analysts do not follow Skillsoft’s business or if they downgrade the Post-Combination Company’s stock or Skillsoft’s sector, the Post-Combination Company’s stock price and trading volume could decline.

•
Future sales, or the perception of future sales, by the Post-Combination Company or its stockholders in the public market could cause the market price for the Post-Combination Company’s Class A common stock to decline.

•
Anti-takeover provisions could delay or prevent a change of control.

•
Exclusive forum designations could limit the Post-Combination Company’s stockholders’ ability to obtain a more favorable judicial forum for disputes.

•
Transformation of Skillsoft into a listed public company will increase its costs and may disrupt the regular operations of its business.

Risk Relating to Redemption
•
There is no guarantee that a Churchill public stockholder’s decision to redeem their shares for a pro rata portion of the trust account will put such stockholder in a better future economic position.

•
If Churchill public stockholders fail to comply with the redemption requirements specified in this joint proxy statement/prospectus, they will not be entitled to redeem their Public Shares.

•
If redemption rights are exercised with respect to a large number of shares, the Merger could be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.

•
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or all of the members of the group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

Information about Churchill (page 120)
Churchill Capital Corp II is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. Churchill’s Class A common stock, units and public warrants are currently listed on the NYSE under the symbols “CCX”, “CCX.U” and “CCX WS”, respectively. The mailing address of Churchill’s principal executive office is 640 Fifth Avenue, 12th Floor, New York, NY 10019 and the telephone number of Churchill’s principal executive office is (212) 380-7500.
Information about Skillsoft (see additional information on page 138)
For more than 20 years, Skillsoft has been the leading global provider of digital learning and talent solutions, providing best-in-class content, products and services to a large, global customer base made up of blue-chip companies. We deliver solutions that help many of the world’s leading organizations develop and retain their employees and sell our broad portfolio of proprietary content to customers through our leading sales force. We are deeply embedded with our customers, and constantly evolving to address their needs and current market trends.
We partner with thousands of leading global organizations, including approximately 65% of Fortune 500. Our currently marketed solutions include: (i) Skillsoft learning content, (ii) the Percipio intelligent learning experience platform, and (iii) SumTotal, a SaaS-based Human Capital Management (HCM) solution, with a leading Talent Development platform. SumTotal is reported as an individual segment in the financial statements. Percipio, Skillport, and Dual Deployment (as defined below) are included in the Content Business segment.
The enterprise learning market (approximately $300 billion) and professional digital learning market (approximately $28 billion) are rapidly growing with significant tailwinds given employers’ focus on upskilling and the shift from in-person training to digital training accelerated by COVID-19. Organizations invest in learning and talent solutions to build a more motivated, skilled, and resilient workforce. We help them accomplish this by delivering a complete learning solution, supported by a proven, dynamic, deep and proprietary content portfolio. Our portfolio includes offerings in the Leadership and Business, Technology and Developer, and Compliance customer market segments. We provide our solutions through engaging learning platforms, including our award-winning, state of the art learning experience platform, Percipio.
Churchill has taken important steps toward repositioning Skillsoft as the leader in corporate digital learning and creating value for stockholders.
•
Combination with Global Knowledge. Global Knowledge is a leader in instructor-led IT training. We believe this acquisition will strengthen our Tech & Dev offerings and will create better multi-modal learning experiences and generate significant cost and revenue synergies.

•
Investment from Prosus. Prosus is a global consumer internet group and one of the largest technology and EdTech investors in the world. Our partnership with Prosus will provide both capital and expertise to support our growth.

•
Recruitment of new, leading management team. The new management team, led by CEO Jeff Tarr, will guide Skillsoft through its next phase of growth. Tarr is an experienced public company CEO with a track record of transforming tech-enabled content companies into industry leaders and creating value for stockholders.

The new Skillsoft management team will build on Skillsoft’s recent progress with a transformation strategy designed to grow revenue, improve operational efficiency, and increase cash flow, leveraging the full support and capital of Prosus and Churchill. See “Information About Skillsoft — Churchill’s Strategy for Value Creation” for key elements of the strategy.
The Skillsoft group is a global software and technology provider of digital learning, training, and talent solutions. Software Luxembourg Holdings S.A. is the top holding company of the Skillsoft group.
The mailing address of Skillsoft’s registered office is Bijou, 17 Boulevard Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg, and its telephone number is (857) 317-7700.
Litigation Matters
In connection with the Merger, certain Churchill stockholders have filed lawsuits and other stockholders have threatened to file lawsuits alleging breaches of fiduciary duty and violations of the disclosure requirements of the Exchange Act. Churchill intends to defend the matters vigorously. These cases are in the early stages and Churchill is unable to reasonably determine the outcome or estimate any potential losses, and, as such, has not recorded a loss contingency.
Organizational Structure
The following diagram illustrates, in a simplified form, the ownership structure of Churchill and Skillsoft as of the date of this joint proxy statement/prospectus.

Sponsor
Public Stockholders
Churchill Capital Corp II
Magnet Merger Sub, Inc.
Software Luxembourg Holding S.A
Software Luxembourg Intermediate S.à r.l.
Software Luxembourg Acquisition S.à r.l.
Pointwell Limited
Skillsoft Limited
Skillsoft Ireland Limited
Skillsoft Corporation
Subsidiaries
Subsidiaries

The following diagram illustrates, in a simplified form, the ownership structure of the Post-Combination Company immediately following consummation of the Merger pursuant to which Software Luxembourg Holding S.A. merges into Churchill Capital Corp II.

Sponsor
PIPE Investors
Public Stockholders
Post-Combination Company
Magnet Merger Sub, Inc.
US Newco I
US Newco II
Software Luxembourg Intermediate S.à r.l.
Software Luxembourg Acquisition S.à r.l.
Pointwell Limited
Skillsoft Limited
Skillsoft Ireland Limited
Skillsoft Corporation
Subsidiaries
Subsidiaries

The following diagram illustrates, in a simplified form, the ownership structure of New Skillsoft immediately following consummation of the Global Knowledge Merger.

Sponsor
PIPE Investors
Public Stockholders
New Skillsoft
US Newco I
Albert DE Holdings, Inc.
Subsidiaries
US Newco II
Software Luxembourg Intermediate S.à r.l.
Software Luxembourg Acquisition S.à r.l.
Pointwell Limited
Skillsoft Limited
Skillsoft Ireland Limited
Skillsoft Corporation
Subsidiaries
Subsidiaries

Ownership of the Post-Combination Company
As of the date of this joint proxy statement/prospectus, there are 86,250,000 shares of Churchill common stock issued and outstanding, including 17,250,000 shares of Churchill Class B common stock, each of which will be converted into one share of Class A common stock upon consummation of the Merger.
The following table illustrates ownership interests in the Post-Combination Company immediately following the consummation of the Merger assuming the levels of redemptions by the public stockholders indicated and assuming both the First Step Prosus Investment and the Second Step Prosus Investment (without any reduction to the 40,000,000 shares of Churchill Class A common stock subscribed for by Prosus in its exercise of the Option) are consummated concurrently with the Merger.
	No redemptions		Maximum redemptions
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
	(in thousands)		(in thousands)
Former equityholders of Skillsoft	28,500	17%	28,500	26%
Churchill’s public stockholders(1)	69,000	42%	13,256	12%
The Sponsor	17,250	10%	17,250	16%
PIPE Investors(2)	51,000	31%	51,000	46%
Total(3)	165,750	100%	110,012	100%

(1)
The Maximum Redemptions as shown in the pro forma capitalization excludes Skillsoft’s cash balance ($71.5 million, as of January 31, 2021), which will be legally available for redemptions. Inclusion of Skillsoft’s cash balance would increase the cash available for redemptions and could result in an increase in redemptions and decrease the percentage of ownership of Churchill public stockholders and increase the percentage ownership of Skillsoft Shareholders, the Sponsor and the PIPE Investors in a Maximum Redemptions scenario.

(2)
Does not include (i) the issuance of Class A common stock of the Post-Combination Company in accordance with the Lodbrok Subscription Agreement that is effective upon the consummation of the Global Knowledge Merger or (ii) the issuance of Class A common stock of the Post-Combination Company in connection with the exercise of the Prosus Top-Up Right.

(3)
Does not include (i) shares underlying 23,000,000 public warrants to purchase Churchill Class A common stock at $11.50 per share that are outstanding, (ii) shares underlying 15,800,000 private placement warrants issued to the Sponsor for $1.00 per warrant to purchase Churchill Class A common stock at $11.50 per share at the time of the Churchill IPO, (iii) shares underlying 1,500,000 private placement warrants issuable to the Sponsor for $1.00 per warrant to purchase Churchill Class A common stock at $11.50 per share as repayment for the $1,500,000 Sponsor Loan dated November 2, 2020, at consummation of the Merger, (iv) 5,000,000 warrants to be issued to the equity holders of Global Knowledge to purchase Churchill Class A common stock at $11.50 per share at consummation of the Global Knowledge Merger, (v) warrants, options or restricted shares expected to be issued to the new CEO or other employees pursuant to the Incentive Plan or (vi) shares underlying the Prosus Warrants.

Summary Historical Financial Data For Churchill
The following table contains summary historical financial data for Churchill as of and for the three months ended March 31, 2021 and 2020 and as of and for the year ended December 31, 2020 and as of December 31, 2019 and for the period from April 11, 2019 (inception) through December 31, 2019. Such data has been derived from the unaudited interim consolidated financial statements and the restated audited financial statements of Churchill, which are included elsewhere in this joint proxy statement/prospectus. The restatement is more fully described in Note 2 to Churchill’s financial statements included elsewhere in this joint proxy statement/prospectus. The information below is only a summary and should be read in conjunction with the sections entitled “Information About Churchill,” “Selected Historical Financial Information of Churchill” and “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Churchill’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this joint proxy statement/prospectus. You should not assume the results of operations for past periods indicate results for any future period. All amounts are in U.S. dollars. Certain amounts that appear in this section may not sum due to rounding.
	For the Three Months Ended March 31, 2021	For the Three Months Ended March 31, 2020	For the Year Ended December 31, 2020	For the Period from April 11, 2019 (Inception) Through December 31, 2019
	(unaudited)
Income Statement Data:
Net income (loss)	$41,740,801	$(8,823,514)	$(72,459,185)	$(14,682,592)
Less: Income attributable to common stock subject to possible redemption	—	(1,325,482)	(1,230,480)	(4,868,674)
Nonredeemable net income (loss)	$41,740,801	$(10,148,996)	$(73,689,665)	$(19,551,226)
Weighted average shares outstanding, basic and diluted(1)	32,537,498	25,224,075	27,526,131	21,438,529
Basic and diluted net income (loss) per common share	$1.28	$(0.41)	$(2.68)	$(0.91)

(1)
Excludes an aggregate of 57,909,708, 59,998,219, 53,712,502 and 61,025,925 shares subject to possible redemption at March 31, 2021, March 31, 2020, December 31, 2020 and December 31, 2019, respectively.

	March 31, 2021	December 31, 2020	December 31, 2019
	(unaudited)
Balance Sheet Data (end of period):
Cash	$2,382,560	$3,873,865	$2,238,275
Prepaid income taxes	—	—	27,140
Prepaid expenses	111,174	94,299	275,525
Marketable securities held in Trust Account	697,018,229	696,957,196	695,295,418
Total assets	699,511,963	700,925,360	697,836,358
Total liabilities	110,392,112	153,546,310	77,998,123
Common stock subject to possible redemption	584,119,845	542,379,040	614,838,229
Total stockholders’ equity	5,000,006	5,000,010	5,000,006

Summary Historical Financial and Other Data For Skillsoft
The following tables present summary historical consolidated financial data of Pointwell Limited, the predecessor parent company for Skillsoft Corporation for periods prior to August 28, 2020 (the “Predecessor”) and Software Luxembourg Holding S.A. the successor parent company for Skillsoft Corporation (the “Successor”) for periods from August 28, 2020 onwards.
On June 14, 2020, Skillsoft Corporation, a subsidiary of Pointwell Limited, announced that it had entered into a Restructuring Support Agreement (the “Skillsoft RSA”) with a majority of its first and second lien lenders with the objective of reducing long-term debt while maintaining normal operations and paying all trade creditors in full. To efficiently implement the financial restructuring, Skillsoft Corporation and certain of its affiliates (including Pointwell Limited) voluntarily filed “pre-packaged” Chapter 11 cases in the U.S. Bankruptcy Court for the District of Delaware in addition to ancillary proceedings in Canada under the Companies’ Creditors Arrangement Act seeking recognition of the U.S. Chapter 11 proceedings in Canada. The U.S. Bankruptcy Court approved the Skillsoft RSA at the Company’s confirmation hearing on August 6, 2020 and Skillsoft and its affiliates emerged from Chapter 11 on August 27, 2020. As a result of the reorganization, ownership interest in Pointwell Limited was transferred to a newly created legal entity, Software Luxembourg Holding S.A., the shares of which are owned by the lenders who had secured interest in Skillsoft and its affiliates prior to the petition date.
The consolidated statement of operations data for the Successor period from August 28, 2020 through January 31, 2021 and the balance sheet data as of January 31, 2021 have been derived from Software Luxembourg Holding S.A.’s audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The consolidated statement of operations data for the Predecessor period from February 1, 2020 through August 27, 2020 and for the Predecessor years ended January 31, 2020 and 2019 and the balance sheet data as of January 31, 2020 have been derived from Pointwell Limited’s audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The consolidated statement of operations data for the Predecessor year ended January 31, 2018 have been derived from Pointwell Limited’s audited consolidated financial statements not included in this joint proxy statement/prospecuts.
You should read the summary financial data presented below in conjunction with “Skillsoft’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Successor and Predecessor consolidated financial statements and the related notes included elsewhere in this joint proxy statement/prospectus. The financial information contained in this section relates to the Successor and Predecessor, prior to and without giving pro forma effect to the impact of the Merger and the results reflected in this section may not be indicative of our results going forward.
In this section, unless otherwise noted or the context otherwise requires, “we,” “us” and “our” refer to Skillsoft.

Consolidated Statements of Operations Data
($ in thousands)
	Successor	Predecessor
	Aug 28, 2020 through Jan 31, 2021	Feb 1, 2020 through Aug 27, 2020	Fiscal Year Ended January 31, 2020	Fiscal Year Ended January 31, 2019	Fiscal Year Ended January 31, 2018
Revenues:
Total revenues(1)	$108,768	$273,851	$514,021	$534,141	$547,309
Operating expenses:
Cost of revenues	40,898	52,160	96,044	98,636	106,274
Content and software development	30,028	38,986	67,951	57,332	60,500
Selling and marketing	55,285	75,028	140,785	150,179	143,898
General and administrative	21,636	37,455	57,356	51,421	45,344
Recapitalization and transaction-related costs	15,928	32,099	16,244	—	—
Amortization of intangible assets	39,824	34,378	96,359	151,752	194,739
Impairment of goodwill and intangible assets	—	332,376	440,598	16,094	—
Restructuring	4,341	1,179	1,900	2,073	2,524
Total operating expenses	207,940	603,661	917,237	527,487	553,279
Operating (loss) income	(99,172)	(329,810)	(403,216)	6,654	(5,970)
Interest expense, net	(19,936)	(168,236)	(429,657)	(395,842)	(346,186)
Reorganization items, net	—	3,329,245	—	—	—
Other income (expense)	3,452	1,268	(5,120)	(5,624)	8,812
Loss before provision (benefit) for income taxes	(115,656)	2,832,467	(837,993)	(394,812)	(343,344)
Provision for income taxes	(21,934)	68,455	11,212	5,027	1,373
Net (loss) income	$(93,722)	$2,764,012	$(849,205)	$(399,839)	$(344,717)

(1)
On February 1, 2019, Predecessor adopted ASC Topic 606, Revenue from Contracts with Customers. See Note 2 in the Pointwell Limited annual consolidated financial statements included elsewhere in this joint proxy statement/prospectus for additional information.

Consolidated Balance Sheet Data
($ in thousands)
	Successor	Predecessor
	As of January 31, 2021	As of January 31,
		2020
Cash and cash equivalents	$71,479	$18,799
Accounts receivable, net	179,784	193,024
Total current assets(1)	284,553	263,250
Accounts payable and accrued liabilities(1)(2)	66,925	68,790
Term loans and related-party debt and accrued interest	515,436	4,238,068
Total shareholder’s equity (deficit)	579,969	(2,761,744)

(1)
On February 1, 2019, Predecessor adopted ASC Topic 606, Revenue from Contracts with Customers. See Note 2 in the Software Luxembourg Holding and Pointwell Limited annual consolidated financial statements included elsewhere in this joint proxy statement/prospectus for additional information.

(2)
On February 1, 2020, Predecessor adopted ASC Topic 842, Leases. See Note 2 in the Pointwell Limited and Software Luxembourg Holdings annual consolidated financial statements included elsewhere in this joint proxy statement/prospectus for additional information.

Summary Unaudited Pro Forma Condensed Combined Financial Information
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Merger, the Global Knowledge Merger and the other transactions contemplated by the Merger and the Global Knowledge Merger and described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” The Merger will be considered a business combination and will be accounted for using the acquisition method of accounting, whereby Churchill has been determined to be the accounting acquirer, in both the no redemption and maximum redemption scenarios.
The following summary pro forma data presents the combination of the financial information of Churchill, Skillsoft and Global Knowledge adjusted to give pro forma effect to the following transactions:
•
The reorganization of certain Skillsoft affiliates under Chapter 11 of the U.S. Bankruptcy Code (the “Skillsoft Reorganization”);

•
The Merger in accordance with the Skillsoft Merger Agreement;

•
The issuance of (i) Class A common stock of the combined company in accordance with (i) the Prosus PIPE Subscription Agreement and (ii) the SuRo PIPE Subscription Agreement that are effective upon the consummation of the Merger (collectively the “PIPE Investments”). With respect to the issuance of Class A common stock of the combined company in accordance with the Prosus PIPE Subscription Agreement, the pro forma condensed combined financial statements have been prepared to reflect both the First Step and Second Step Prosus Investments (without any reduction to the 40,000,000 shares of Churchill Class A common stock subscribed for by Prosus in its exercise of the Option and assuming no exercise of the Prosus Top-Up Right or issuance of the Prosus Warrants);

•
The Global Knowledge Merger in accordance with the Global Knowledge Merger Agreement; and

•
The issuance of Class A common stock of the combined company in accordance with the Lodbrok Subscription Agreement that is effective upon the consummation of the Global Knowledge Merger.

The summary unaudited pro forma condensed combined financial data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information and the accompanying notes in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The summary pro forma data is based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of Churchill, Skillsoft and Global Knowledge for the applicable periods included elsewhere in this joint proxy statement/prospectus. The summary pro forma data is for illustrative purposes only and is based on information currently available and management’s assumptions and estimates. The summary unaudited pro forma condensed combined financial data does not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the Merger, and the Global Knowledge Merger occurred on the dates indicated. The summary unaudited pro forma condensed combined financial data also may not be useful in predicting the future financial condition and results of operations of the combined company.
Non-GAAP Financial Measures
We track several non-GAAP metrics that we believe are key financial measures of our success. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of U.S. GAAP financial disclosures. For example, a company with higher U.S. GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, excluding the effects of interest income and expense moderates the impact of a company’s capital structure on its performance. However, non-GAAP measures have limitations as an analytical tool. Because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. They are not presentations made in accordance with U.S. GAAP, are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. As a result, these performance measures should not be considered in isolation from, or as a substitute analysis for, results of operations as determined in accordance with U.S. GAAP. See “Information About Skillsoft — Non-GAAP Financial Measures” and “Information About Global Knowledge — Non-GAAP Financial Measures.”
The following table sets forth Non-GAAP Financial Measures for the year ended December 31, 2020, on a pro forma combined basis, and after giving effect to the Skillsoft Reorganization, the Merger, the Global Knowledge Merger and the related transactions.
(amounts in thousands)	For the year ended December 31, 2020*	For the Three Months ended March 31, 2021*
Total pro forma combined revenue(1)	$531,553	$163,393
Reversal of pro forma adjustments:
Skillsoft fresh-start reporting	32,502	—
Global Knowledge purchase accounting	7,516	—
Skillsoft purchase accounting	—	605
Elimination of inter-company revenues	697	109
Plus impact of Skillsoft reorganization, primarily related to deferred revenue	91,686	—
Combined Adjusted revenue(3)	$663,954	$164,107
Skillsoft Adjusted Revenue(2)	$474,305	$119,089
Global Knowledge historical revenue	189,649	45,018
Combined Adjusted revenue(3)	$663,954	$164,107
Total pro forma combined net income(4)	$2,519,536	$9,599
Reversal of pro forma adjustments	(103,073)	11,193
Adjustments based on historical financial statements:(5)	(2,406,974)	(7,411)
Pro forma combined EBITDA(6)	$9,489	$13,381
Reversal of Churchill purchase accounting, as reflected in pro forma	17,818	—
Reversal of Skillsoft fresh-start reporting, as reflected in pro forma	25,972	—
Reversal of Skillsoft purchase accounting, as reflected in pro forma	12,600	(45,110)
Reversal of Global Knowledge purchase accounting, as reflected in pro forma	15,217	—
Plus other adjustments(7)	81,469	59,040
Combined Adjusted EBITDA(8)	$162,565	$27,311

*
Amounts for the year ended December 31, 2020 combine the historical (1) audited financial statements of Churchill as of and for the year ended December 31, 2020; (2) historical audited consolidated financial statements of Successor Skillsoft as of January 31, 2021 and for the period from August 28, 2020 to January 31, 2021, the historical audited consolidated financial statements of Predecessor Skillsoft for the period from February 1, 2020 to August 27, 2020; (3) unaudited statement of operations of Global Knowledge for the twelve months ended January 1, 2021, which were derived from the audited statement of operations for the year ended October 2, 2020 less the unaudited statement of operations for the three months ended December 27, 2019, plus the unaudited statement of operations for the three months ended January 1, 2021. Amounts for the three months ended March 31, 2021 combine the (1) unaudited financial statements of Churchill as of and for the three months ended March 31, 2021, (2) Skillsoft's unaudited statement of operations for the three months ended January 31, 2021, which was derived from the audited statement of operations for Successor Skillsoft for the period from August 28, 2020 to January 31, 2021 less the unaudited period of August 28,2020 to October 31, 2020, and (3) Global Knowledge's unaudited statement of operations for the three months ended April 2, 2021, which was derived from the unaudited statement of operations for the six months ended April 2, 2021 less the unaudited statement of operations for the three months ended January 1, 2021.
(1)
Pro forma Combined EBITDA reflects both historical revenue of Churchill, Skillsoft and Global Knowledge, and related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)
Skillsoft Adjusted Revenue for the year ended December 31, 2020 reflects GAAP revenue excluding (i) impact of fresh-start reporting and purchase accounting and (ii) one-time impact of the deconsolidation of Canada.

(3)
Combined Adjusted Revenue includes the historical revenue of Churchill, Skillsoft and Global Knowledge, and excludes the impact of pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(4)
Pro forma combined net income includes the historical results of Churchill, Skillsoft, and Global Knowledge, and related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(5)
The adjustment for the year end December 31, 2020 is primarily related to Skillsoft reorganization gain, offset by Skillsoft goodwill impairment and Churchill warrant and subscription agreement remeasurement losses. The adjustment for the three months ended March 31 2021 is primarily related to Skillsoft and Global Knowledge Depreciation and amortization, offset by Churchill warrant and subscription agreement remeasurement gains. Refer to pages 152 and 201 for additional detail for Skillsoft and Global Knowledge, respectively.

(6)
Pro forma combined EBITDA includes the historical results of Churchill, Skillsoft, and Global Knowledge, and related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.” EBITDA represents net income plus or minus net interest, plus provision for income taxes, depreciation, amortization, and impact of the re-organization gain as a result of fresh-start reporting as they relate to Skillsoft’s historical financial statements.

(7)
Refer to pages 150 and 201 for a description of non-GAAP adjustments.

(8)
Combined Adjusted EBITDA includes the historical results of Churchill, Skillsoft and Global Knowledge, and excludes the impact of pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.” Savings expected from cost and operating synergies are not reflected in the Combined Adjusted EBITDA. Adjusted EBITDA represents EBITDA plus primarily non-cash items and non-recurring items that we consider useful to exclude in assessing our operating performance (e.g., stock-based compensation expense, restructuring charges, retention costs, recapitalization and transaction-related costs, net foreign currency impact and other net gains and losses, certain impacts of fresh-start and purchase accounting, and one-time impact of the deconsolidation of Canada).

The following table sets forth summarized financial information for the New Skillsoft for the year-ended December 31, 2020, on a pro forma combined basis, and after giving effect to the Skillsoft Reorganization, Merger, Global Knowledge Merger and the related transactions.

	Pro Forma Condensed Combined
(in thousands, except share and per share data)	No Redemptions(1)	Max Redemptions(2)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations:
Year ended December 31, 2020
Revenue	$531,553	$531,553
Operating loss	(634,669)	(634,669)
Net income	2,519,536	2,519,536
Net earnings per share – basic and diluted	$15.02	$21.54
Weighted-average Class A shares outstanding – basic and diluted	167,750,000	116,956,116
Summary Unaudited Pro Forma Condensed Combined Statement of Operations:
Three months ended March 31, 2021
Revenue	$163,393	$163,393
Operating loss	(26,704)	(26,704)
Net income	9,599	9,599
Net earnings per share – basic and diluted	$0.06	$0.08
Weighted-average Class A shares outstanding – basic and diluted	167,750,000	116,956,116
Summary Unaudited Pro Forma Condensed Combined Balance Sheet:
As of March 31, 2021
Total current assets	$829,646	$316,628
Total assets	2,581,583	2,068,565
Total current liabilities	355,844	355,844
Total liabilities	1,228,306	1,228,306
Total stockholders’ equity	1,353,277	840,259

(1)
Reflecting the First and Second Step Prosus Investment and the Lodbrok PIPE Investment under a No Redemptions scenario.

(2)
Reflecting the First and Second Step Prosus Investment (without any reduction to the 40,000,000 shares of Churchill Class A common stock subscribed for by Prosus in its exercise of the Option and assuming no exercise of the Prosus Top-Up Right), and the Lodbrok PIPE Investment under a Global Knowledge Max Redemptions scenario.

The following table sets forth summarized financial information for the Post-Combination Company for the year ended December 31, 2020 and three months ended March 31, 2021 on a pro forma combined basis, and after giving effect to the Skillsoft Reorganization, the Merger and the related transactions, but not the Global Knowledge Merger.

		Skillsoft		Pro Forma Condensed Combined(2)
(in thousands, except share and per share data)	Churchill(1)	Skillsoft Predecessor(3)	Skillsoft Successor(4)	No Redemptions	Max Redemptions
As of and for the year ended December 31, 2020
Book value per share	$0.09 and $0.18	$(32,665.91)	*	N/A(5)	N/A(5)
Weighted average shares outstanding – basic and diluted	58,723,869 and 27,526,131	100,100	*	165,750,000	110,005,621
Net earnings (loss) per share – basic and diluted	$0.03 and $(2.68)	$27,612.51	*	$15.86	$23.90
As of and for the three months ended March 31, 2021
Book value per share	$0.09 and $0.15	*	$143.46 and $181.87	$0.01	$0.01
Weighted average shares outstanding – basic and diluted	53,712,502 and 32,537,498	*	3,840,000 and 160,000	165,750,000	110,005,621
Net (loss) earnings per share – basic and diluted	$0.00 and $1.28	*	$(13.75)	$0.11	$0.16

(1)
Amounts computed based on Churchill Class A common stock subject to possible redemption and Non-redeemable common stock, respectively.

(2)
Pro forma Condensed Combined includes the historical financial information of only Churchill and Skillsoft, and related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(3)
Based on historical financial information of Skillsoft Predecessor, which include the financial position and results of operations prior to August 28, 2020.

(4)
Summarized financial information reflects the financial position and results of operations of the Skillsoft Successor period (August 28, 2020 through January 31, 2021) and computed based on Skillsoft Successor Class A shares and Class B shares, respectively.

(5)
Not applicable; a pro forma condensed combined balance sheet as of December 31, 2019 was not prepared.

MARKET PRICE AND DIVIDEND INFORMATION
Churchill
Churchill’s Class A common stock, units and public warrants and are traded on the NYSE under the symbols CCX, CCX.U and CCX.WS, respectively.
The closing price of Churchill Class A common stock, units and public warrants on October 12, 2020, the last trading day before announcement of the execution of the Skillsoft Merger Agreement, was $10.20, $10.62 and $1.72, respectively. As of April 28, 2021, the record date for the Churchill Special Meeting, the most recent closing price for each of Churchill’s Class A common stock, unit and public warrant was $10.02, $10.49 and $1.47, respectively.
Holders of Churchill Class A common stock, units and public warrants should obtain current market quotations for their securities. The market price of Churchill’s securities could vary at any time before the Merger.
Holders
As of April 28, 2021, there was one holder of record of Churchill’s units, one holder of record of Churchill Class A common stock, one holder of record of Churchill Class B common stock and one holder of record of Churchill’s public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Public Shares and public warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
Churchill has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Merger. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Merger. The payment of any cash dividends subsequent to the Merger will be within the discretion of the Post-Combination Company’s board of directors at such time. The Post-Combination Company’s ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing.
Skillsoft
Historical market price information for Skillsoft’s capital stock is not provided because there is no public market for Skillsoft’s capital stock. See “Skillsoft’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA
This joint proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of Churchill, Skillsoft and Global Knowledge. These statements are based on the beliefs and assumptions of the management of Churchill, Skillsoft and Global Knowledge. Although Churchill, Skillsoft and Global Knowledge believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, none of Churchill, Skillsoft or Global Knowledge can assure you that any party will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. Forward-looking statements contained in this joint proxy statement/prospectus include, but are not limited to, statements about the ability of Churchill, Skillsoft and Global Knowledge prior to the Merger and the Global Knowledge Merger, and the Post-Combination Company following the Merger and the Global Knowledge Merger, to:
•
meet the closing conditions to the Merger, including approval by stockholders of Churchill and Skillsoft on the expected terms and schedule;

•
meet the closing conditions of the Global Knowledge Merger;

•
realize the benefits expected from the proposed Merger and the proposed Global Knowledge Merger;

•
attract, train and retain an effective sales force and other key personnel;

•
upgrade and maintain information technology systems;

•
acquire and protect intellectual property;

•
meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•
enhance future operating and financial results;

•
comply with laws and regulations applicable to its business;

•
successfully defend litigation; and

•
successfully deploy the proceeds from the Merger.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this joint proxy statement/prospectus, could affect the future results of Churchill and Skillsoft prior to the Merger, and the Post-Combination Company following the Merger and New Skillsoft following the Global Knowledge Merger, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this joint proxy statement/prospectus:
•
any delay in closing of the Merger or the Global Knowledge Merger;

•
risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

•
the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•
the impact of the ongoing COVID-19 pandemic on our business, operating results and financial condition;

•
fluctuations in our future operating results;

•
our ability to successfully identify and consummate acquisition opportunities;

•
the demand for, and acceptance of, our products and for cloud-based technology learning solutions in general;

•
our ability to compete successfully in competitive markets and changes in the competitive environment in our industry and the markets in which we operate;

•
our ability to develop new products;

•
a failure of our information technology infrastructure or any significant breach of security;

•
future regulatory, judicial and legislative changes in our industry;

•
the impact of natural disasters, public health crises, political crises, or other catastrophic events;

•
our ability to attract and retain key employees and qualified technical and sales personnel;

•
fluctuations in foreign currency exchange rates;

•
our ability to protect or obtain intellectual property rights;

•
our ability to raise additional capital;

•
the impact of our indebtedness on our financial position and operating flexibility; and

•
our ability to successfully defend ourselves in legal proceedings.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this joint proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this joint proxy statement/prospectus. The risks described under the heading“Risk Factors” are not exhaustive. Other sections of this joint proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Churchill and Skillsoft prior to the Merger, and the Post-Combination Company following the Merger and New Skillsoft following the Global Knowledge Merger. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Churchill or Skillsoft assess the impact of all such risk factors on the business of Churchill and Skillsoft prior to the Merger, and the Post-Combination Company following the Merger and the New Skillsoft following the Global Knowledge Merger, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to Churchill or Skillsoft or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Churchill and Skillsoft prior to the Merger, the Post-Combination Company following the Merger and New Skillsoft following the Global Knowledge Merger, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
In addition, statements of belief and similar statements reflect the beliefs and opinions of Churchill or Skillsoft, as applicable, on the relevant subject. These statements are based upon information available to Churchill or Skillsoft, as applicable, as of the date of this joint proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that Churchill or Skillsoft, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.
Market, ranking and industry data used throughout this joint proxy statement/prospectus is based on the good faith estimates of Skillsoft’s management, which in turn are based upon Skillsoft’s management’s review of internal surveys, independent industry surveys and publications, and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Skillsoft is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Skillsoft’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this joint proxy statement/prospectus.

RISK FACTORS
You should carefully consider the following risk factors, together with the other information contained or incorporated by reference in this joint proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Merger and the proposals to be voted on at the Churchill Special Meeting or the Skillsoft Extraordinary General Meeting. The following risk factors apply to the businesses of Skillsoft, the operation of the business by Skillsoft and will also apply to the business and operations of the Post-Combination Company following the completion of the Merger. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Merger, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Skillsoft. You should carefully consider the following risk factors in addition to the other information included in this joint proxy statement/consent solicitation/prospectus, including matters addressed in the section entitled “Forward-Looking Statements; Market, Ranking and Other Industry Data”.
Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect Skillsoft’s or the combined company’s business, financial condition or results of operations or the price of Skillsoft’s ordinary shares following the consummation of the transactions contemplated by the Skillsoft Merger Agreement.
In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.
Risks Related to the Operation of the Acquired Businesses
In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to Skillsoft.
The ongoing COVID-19 pandemic has impacted our business, operating results and financial condition, as well as the operations and financial performance of many of the customers and suppliers in industries that we serve. We are unable to predict the extent to which the pandemic and related effects will adversely impact our business operations, financial performance, results of operations, and financial position.
The COVID-19 pandemic has resulted in a widespread health crisis and numerous disease control measures are being taken to limit its spread.
The impact of the pandemic on our business has included or could in the future include:
•
increases in operational expenses and other costs related to requirements implemented to mitigate the impact of the pandemic;

•
adverse effects on economies and financial markets globally or in various markets throughout the world, potentially leading to a prolonged economic downturn or reductions in business spending, which may result in decreased net revenue, gross margins, or earnings and/or in increased expenses;

•
reduced sales as a result of restrictions on travel, limiting the ability to stage in-person demonstrations, as well as prompting potential customers to defer purchase decisions given concerns over implementation of new solutions;

•
workforce disruptions due to illness, quarantines, governmental actions, other restrictions, and/or the social distancing measures we have taken to mitigate the impact of the COVID-19 pandemic at certain of our locations around the world in an effort to protect the health and well-being of our employees and customers and of the communities in which we operate (including working from home, restricting the number of employees attending events or meetings in person, limiting the number of people in our offices at any one time, further restricting access to our facilities, suspending employee travel and the inability to meet in person with customers);

•
the inability for customers to pay based on the impact of the COVID-19 pandemic on their businesses;

•
adverse effects on employee productivity and performance if required to work remotely for an even longer period of time;

•
increases in health and welfare program costs;

•
the inability to procure the required equipment or services from partners and suppliers in a timely manner;

•
requests from customers to reduce their spend with us as a result of workforce reductions that they have had to undertake;

•
increased vulnerability to cyberattacks due to the significant number of employees working remotely; and

•
our management team continuing to commit significant time, attention and resources to monitoring the COVID-19 pandemic and seeking to mitigate its effects on our business and workforce.

The ultimate extent of the impact of the COVID-19 pandemic on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted at this time. These impacts, individually or in the aggregate, could have a material and adverse effect on our business, results of operations and financial condition. Such effect may be exacerbated in the event the pandemic and the measures taken in response to it, and their effects, persist for an extended period of time, or if there is a resurgence of the outbreak. Under any of these circumstances, the resumption of normal business operations may be delayed or hampered by lingering effects of the COVID-19 pandemic on our operations, partners, and customers.
Failure of customers to fully adopt and migrate to our Percipio platform could result in lost revenue.
We developed Percipio, our intelligent online learning platform, to replace our legacy platform, Skillport. Successful migration of existing customers from Skillport to Percipio, is essential to our ability to maintain these customer relationships. As of January 31, 2021, approximately 63% of our customers either have agreements for Percipio-only access or for Dual Deployment (as defined below) access, representing approximately 75% of our total annual recurring revenue (ARR). Certain customers have only partially migrated to Percipio, and other customers continue to utilize our Skillport platform only. One reason customers have not migrated to the Percipio platform, partially or fully, is that the Percipio platform is not yet at feature parity with Skillport. While we expect Percipio to be at substantial parity with Skillport in 2021, including having completed integrations with applicable HCM partners, there can be no assurance that we will complete the required work or that once completed, we will be able to migrate those customers now on Skillport to Percipio. Given our intention to continue our focus and resources on our Percipio platform, it can be expected that we will lose customers that are unwilling to migrate to Percipio from Skillport over the next several years.
Failure to effectively retain, expand, and continue to increase the productivity of our direct sales teams and develop and expand our indirect sales channel may impede our growth.
We will need to continue to increase the productivity and enhance the efficiency and effectiveness of our sales and marketing infrastructure in order to grow our customer base and our business. Identifying, recruiting, and onboarding these people and partners will require significant time, expense, and attention. Our business will be seriously harmed and our financial resources will be wasted if our efforts do not generate a corresponding increase in revenue, and we may be required to sacrifice near-term growth and divert management time and attention in order to drive growth. In particular, if we are unable to successfully optimize our sales structure to strengthen core competencies, align incentives, improve retention, and grow new business, we may not be able to significantly increase our revenue, profitability, and/or free cash flows.
If our security measures are breached or unauthorized access to customer data is otherwise obtained, our platforms may be perceived as insecure, we may lose existing customers or fail to attract new customers, our reputation may be harmed, and we may incur significant liabilities.
Unauthorized access to, or other security breaches of, our platforms or the other systems or networks used in our business, including those of our vendors, contractors, or those with which we have strategic relationships, could result in the loss, compromise or corruption of data, loss of business, reputational damage adversely affecting customer or investor confidence, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, significant costs for remediation, and other liabilities. We have cyber/professional liability insurance coverage for certain information security and privacy damages and claim expenses, but this coverage may be insufficient to compensate us for all liabilities that we may incur.
Our platform and the other systems or networks used in our business are also at risk for breaches as a result of third-party action, or employee, vendor, or contractor error or malfeasance. Security is one of the learning curricula we provide on our platform, which may cause our platform to be a target for hackers and others, and which may cause our brand, credibility, and reputation to be particularly sensitive to any security breaches. We have incurred and expect to continue to incur significant expenses to prevent security breaches, including deploying additional personnel and protection technologies, training employees, and engaging third-party experts and consultants. However, since the techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not identified until after they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period and, therefore, have a greater impact on our platform, the proprietary and other confidential data contained therein or otherwise stored or processed in our operations, and ultimately on our business.
Increased competition may result in decreased demand for our products and services, which may result in reduced revenue and gross profits and loss of market share.
The market for corporate learning and talent development solutions is highly fragmented, rapidly evolving and competitive. In addition to increased competition from new companies entering the market, established companies are entering the market through acquisitions of smaller companies, which directly compete with us, and this trend is expected to continue. We may also face competition from publishing companies, educational institutions, vendors of enterprise application software, and human resource outsourcers, including those vendors with whom we have formed development and marketing alliances. Our primary sources of direct competition are:
•
third-party suppliers of instructor-led information technology, software development, compliance, business, leadership management, and professional skills education and training;

•
enterprise software application providers with solutions they have developed to meet the needs of the human capital management;

•
technology companies that offer learning courses covering their own technology products;

•
suppliers of digital or distance learning solutions;

•
free learning content;

•
internal education and training departments and human resources outsourcers of potential customers;

•
value-added resellers and network integrators; and

•
educational institutions.

Growing competition may result in price reductions, reduced revenue and gross profits, and loss of market share, any one of which would have a material adverse effect on our business. Current and potential competitors have and may have substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition, and we may face increasing price pressures from competitors as buyers demand more value for their learning and talent development budgets. Accordingly, we may be unable to provide digital learning and talent development solutions that compare favorably with new technology-led techniques, other interactive training software or human capital management platforms, or new learning solutions. Our future success will depend upon the extent to which we are able to develop and implement products which address emerging market requirements on a cost effective and timely basis. Product development is risky because it is difficult to foresee developments in technology, coordinate technical personnel, and identify and eliminate design flaws. Any significant delay in releasing new products could have a material adverse effect on the ultimate success of our products and could reduce sales of predecessor products.

Emerging technologies also impact the competitive landscape for learning and talent development solutions. New content development methodologies and/or features and functionality that enhance the learner experience could adversely impact our ability to compete in the market. New market entrants that provide technologies that improve the content delivery and/or management of learning solutions could also increase the level of competition in the market. In addition, even if companies implement technology-based learning solutions, they may still choose to design, develop, deliver, or manage all or part of their learning and development programs internally. If the shift to technology-based learning is not realized, or if companies do not use the products and services of third parties to develop, deliver, or manage their learning and development needs, then some of our products and services may not achieve commercial success.
Lower priced solutions from competitors and access to free content will put pricing pressure on our solutions, and our ability to compete and maintain pricing will be dependent on our ability to differentiate our learning content and the learner experience our platform delivers.
New products introduced by us may not be successful.
An important part of our growth strategy is the continued development and enhancement of our existing offerings and the introduction of new learning content and the delivery of enhanced platform features and functionality. These activities can open new revenue streams, ensure the currency of our content portfolio, and support customer renewals and upgrades. Despite our efforts, we cannot assure you that we will be successful in updating and enhancing our current learning assets, developing and introducing new learning content, or delivering enhanced or new platform features and functionality, or that what we develop or introduce will be met with commercial acceptance. The failure to successfully introduce new, and enhance existing, learning content and platform functionality will not only hamper our growth prospects, but may also adversely impact our net income due to the development and marketing expenses associated with those offerings.
We depend on senior leadership to manage and operate the business, and if we fail to retain and attract highly qualified employees our business could be harmed.
Our success is largely dependent on the personal efforts and abilities of our senior management. Failure to retain these executives, both prior to and after the consummation of the Merger, or the loss of certain additional senior management personnel or other key employees, could have a material adverse effect on our business and future prospects. In addition, in connection with the Merger and the Global Knowledge Merger, we expect to undergo significant changes to our management team, including the appointment of a new chief executive officer at closing.
Ours is a global business, and our success is also dependent, in part, on our ability to attract and retain qualified sales, marketing, and operational personnel capable of supporting a larger and more diverse worldwide customer base. The loss of a significant number of our technology, content or sales personnel and their services could be disruptive to our development efforts or customer relationships. In addition, if any of our key employees joins a competitor or decides to otherwise compete with us, we may experience a material disruption of our operations and business strategy, which may cause us to lose customers or increase operating expenses and may divert our attention as we seek to recruit replacements for the departed employees.
We rely on third parties to provide us with learning content and subject matter expertise, and have content production relationships with third parties for our courses and learning content, and our relationships with these third parties may be terminated or fail to meet our requirements.
We rely on independent third parties and subject matter experts to provide us with some of the learning content for certain of our courses and learning assets based on learning objectives and specific instructional design templates which we develop. We also have arrangements with content development partners for the production of our learning courseware and other digital learning assets. If these group development partners and content providers/subject matter experts were to stop working with us, we cannot predict whether content would be available from reliable alternative sources or that we could enter into development partner relationships on reasonable terms and in a timely manner. In addition, our digital book collections rely on third-party publishers to provide the content that is in our digital book offerings. If one or more of these publishers were to terminate their license with us, we may not be able to find substitute publishers for such content or we may be forced to pay increased royalties to these publishers to continue our licenses with them.
In the event that we are unable to maintain or expand our current development relationships or enter into new development relationships, our operating results and financial condition could be materially adversely affected. In addition, the collaborative nature of the development process under these arrangements may result in longer development times and less control over the timing of delivery of certain product offerings. Our strategic partners may from time to time renegotiate the terms of their agreements with us, which could result in changes to the royalty or other economic terms, which could reduce our gross margins.
The partners we rely on as part of the production process and for content or subject matter expertise may compete with us, which could harm our results of operations. Our agreements with these third parties generally do not restrict them from developing content for our competitors or from competing directly with us.
Acquisitions, including the proposed acquisition of Global Knowledge, may not produce the benefits we anticipate and could harm our current operations.
One aspect of our business strategy is to pursue acquisitions of businesses or technologies that will contribute to our future growth. However, we may not be successful in identifying or consummating attractive acquisition opportunities. Moreover, any acquisitions we do consummate may not produce benefits commensurate with the purchase price we pay or our expectations for the acquisition. Finally, acquisitions involve numerous risks, including:
•
difficulties in integrating the technologies, operations, business systems, financial controls, and personnel of the acquired company;

•
failure to realize expected synergies or capture the value required for the acquisition to be successful;

•
difficulties in retaining or transitioning customers and employees of the acquired company;

•
diversion of management time and focus;

•
the incurrence of unanticipated expenses associated with the acquisition or the assumption of unknown liabilities or unanticipated financial, accounting or other problems of the acquired company; and

•
accounting charges related to the acquisition, including restructuring charges, transaction costs, write-offs of in-process research and development costs, and subsequent impairment charges relating to goodwill or other intangible assets acquired in the transaction.

Our success is dependent on the reliability and consistent performance of our information systems and our Software as a Service (“SaaS”) infrastructure.
Our success is highly dependent on the consistent performance of our information systems and Internet infrastructure. If our SaaS environment fails for any reason or if it experiences any unscheduled downtimes, even for only a short period, our business and reputation could be materially harmed. We have in the past experienced performance problems and unscheduled downtime, and these problems could recur. We currently rely on third parties for proper functioning of computer infrastructure, delivery of our learning and talent development applications and the performance of our destination site. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquake, financial patterns of hosting providers and similar events. Any system failures could adversely affect customer usage of our solutions and user traffic results in any future quarters, which could adversely affect our revenue and operating results and harm our reputation with customers and commerce partners. The satisfactory performance, reliability, and availability of our website, computer infrastructure and learning platform are critical to our reputation and ability to attract and retain customers and commerce partners. We cannot accurately project the rate or timing of any increase in traffic to our website and, therefore, the integration and timing of any upgrades or enhancements required to facilitate any significant traffic increase to the website are uncertain. The failure to expand and upgrade our website or if we experience any system error, failure or extended down time, our business, reputation, financial condition or results of operations could be materially harmed.
Our quarterly operating results may fluctuate significantly, limiting your ability to evaluate historical financial results and increasing the likelihood that our results will fall below market analysts’ expectations.
Our operating results have historically fluctuated, and our operating results may in the future continue to fluctuate, as a result of factors, which include, without limitation:
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the period between our initial contact with a potential customer and the purchase of our products by that customer, which typically ranges from three to eighteen months or more;

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the size, timing and successful closing of new/renewal agreements and upgrades;

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the speed of the migration of existing customers to our new platform

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the announcement, introduction and acceptance of new products, product enhancements and technologies by us and our competitors;

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the mix of sales between our field sales force, our other direct sales channels and our telesales channels;

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general conditions in the U.S. and/or the international economy;

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the loss of significant customers;

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delays in availability of new products;

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product or service quality problems;

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seasonality — due to the budget and purchasing cycles of our customers, we expect order intake and billings will generally be strongest in the second half of our fiscal year and weakest in the first half of our fiscal year;

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the spending patterns of our customers, including their internal budgeting, procurement, and approval processes;

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royalty rates;

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litigation costs and expenses;

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non-recurring charges related to acquisitions;

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growing competition that may result in price reductions and customer loss; and

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currency fluctuations.

Most of our expenses, such as interest, rent and most employee compensation excluding sales commissions do not vary directly with revenue and are difficult to adjust in the short-term. As a result, if revenue for a particular quarter is below our expectations, we could not proportionately reduce operating expenses for that quarter. Any such revenue shortfall would, therefore, have a disproportionate effect on our expected operating results for that quarter.
Demand for our products and services is susceptible to general global market and economic conditions.
Weakness in the United States, the European Union (the “EU”) and/or the worldwide economy has had and could continue to have a negative effect on demand for our products and our results of operations. Companies may not view training products and services as critical to the success of their businesses. If these companies continue to experience disappointing operating results, whether as a result of adverse economic conditions, competitive issues or other factors, they may decrease or forgo education and training expenditures before limiting their other expenditures or in conjunction with lowering other expenses. In addition, during economic downturns, customers may slow the rate at which they pay vendors or may become unable to pay their debts as they become due, which would have a negative effect on our results of operations and financial condition.

Further, the United Kingdom (the “UK”) withdrew from the EU on January 31, 2020, pursuant to a transitionary withdrawal agreement with the EU that in substance maintains the pre-withdrawal, status quo until the end of 2020. The full impact of the British exit from the EU (commonly known as “Brexit”). On December 24, 2020, the UK and the EU entered into a trade and cooperation agreement, effective January 1, 2021 (the “Brexit Trade Agreement”), which governs, among other things, trade between the UK and the EU. The full impact of the Brexit Trade Agreement and its related consequences remain uncertain, including with respect to ongoing negotiations between the UK and EU and new trade agreements with global trading partners. In addition, conflicts in the Middle East and elsewhere, and the ongoing COVID-19 pandemic have created many economic and political uncertainties which have impacted worldwide markets. These global economic and political conditions may impact our business in a number of ways. The revenue growth and potential profitability of our business depends on demand for digital learning content and enterprise human capital management application software generally and for learning and talent development solutions in particular. We sell our products primarily to large, mid-sized, and small business organizations whose businesses fluctuate based on general economic and business conditions.
In addition, a portion of our customer contract value is attributable to the number of users of our products at each of our customers, which in turn is influenced by the employment and hiring patterns of our customers and potential customers globally. To the extent that economic uncertainty or weak economic conditions cause our customers and potential customers to freeze or reduce their headcount, demand for our products may be negatively affected. Additionally, economic downturns have historically resulted in overall reductions in spending on information technology and learning and talent development solutions as well as pressure from customers and potential customers for extended billing terms. If economic, political, or market conditions deteriorate, or if there is uncertainty around these conditions, our customers and potential customers may elect to decrease their information technology and people development budgets by deferring or reconsidering product purchases, which would limit our ability to grow our business and negatively affect our operating results.
Our results of operations could be adversely affected by natural disasters, public health crises, political crises, or other catastrophic events.
Natural disasters, such as earthquakes, hurricanes, tornadoes, floods, and other adverse weather and climate conditions; unforeseen public health crises, such as pandemics and epidemics, including the ongoing COVID-19 pandemic; political crises, such as terrorist attacks, war, and other political instability; or other catastrophic events, whether occurring in the United States or internationally, could disrupt our operations in any of our offices or the operations of one or more of our third-party providers and vendors. To the extent any of these events occur, our business and results of operations could be adversely affected.
We may be unable to protect our proprietary rights. Unauthorized use of our intellectual property may result in development of products or services that compete with ours. Claims that we infringe upon the intellectual property rights of others could result in costly litigation or royalty payments to third parties, or require us to reengineer or cease sales of our products or services.
Our success depends to a degree upon the protection of our rights in intellectual property. We rely upon a combination of patent, trade secret, copyright, and trademark laws to protect our proprietary rights. We have also entered into, and will continue to enter into, confidentiality agreements with our employees, consultants and third parties to seek to limit and protect the distribution of confidential information. However, we may not have signed protective agreements in every case.
Although we have taken steps to protect our proprietary rights, these steps may be inadequate. Existing patent, trade secret, copyright, and trademark laws offer only limited protection. Moreover, the laws of other countries in which we market our products may afford little or no effective protection of our intellectual property. Additionally, unauthorized parties may copy aspects of our products, services, or technology or obtain and use information that we regard as proprietary. Other parties may also breach protective contracts we have executed or will in the future execute. We may not become aware of, or have adequate remedies in the event of, a breach related to such agreements. Litigation may be necessary in the future to enforce or to determine the validity and scope of our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Even if we were to prevail, such litigation could result in substantial costs and diversion of management and technical resources.

Additionally, third parties have in the past and could in the future claim that our current or future products infringe their intellectual property rights. Any claim, with or without merit, could result in costly litigation or require us to reengineer or cease sales of our products or services, any of which could have a material adverse effect on our business. Infringement claims could also result in an injunction barring the sale of our products or require us to enter into royalty or licensing agreements. Licensing agreements, if required, may not be available on terms acceptable to the combined company or at all. From time to time we learn of parties that claim broad intellectual property rights in the learning and talent development area that might implicate our offerings. These parties or others could initiate actions against us in the future.
Our worldwide operations are subject to risks that could negatively impact our future operating results.
We expect that international operations will continue to account for a large portion of our revenue and are subject to inherent risks, including:
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difficulties or delays in developing and supporting non-English language versions of our products and services;

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political and economic conditions in various jurisdictions;

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difficulties in staffing and managing foreign subsidiary operations;

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multiple, conflicting and changing governmental laws and regulations;

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the influence of works councils or similar employee representative bodies on the procurement process and customer investment decisions;

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protectionist laws and business practices that may favor local competitors;

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difficulties in finding and managing local resellers;

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foreign currency fluctuations, including the Euro, pound sterling, Canadian dollar, Australian dollar, Indian rupee, Singapore dollar and related currencies;

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potential adverse tax consequences; and

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the absence or significant lack of legal protection for intellectual property rights.

Any of these factors could have a material adverse effect on our future operations outside of the United States, which could negatively impact our future operating results.
We might require additional capital to support our growth, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support our growth and may require additional funds to respond to business challenges, including the need to develop new features or enhance our existing platform or acquire complementary businesses, technologies, and content. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our ordinary shares. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our growth and to respond to business challenges could be significantly impaired.
Our business could be affected by new governmental regulations regarding the Internet as well as by changes impacting the speed and reliability of the Internet.
Various laws and regulations could impede the growth of the Internet or other online services, and new laws and regulations may be adopted in the future. These laws and regulations could limit internet neutrality, involve taxation, tariffs, privacy, data protection, information security, content, copyrights, distribution, electronic contracts and other communications, consumer protection, and the characteristics and quality of services, any of which could decrease the demand for, or the usage of, our platform. To date, government regulations have not materially restricted use of the Internet in most parts of the world. However, the legal and regulatory environment pertaining to the internet is uncertain and governments may impose regulation in the future. New laws may be passed, courts may issue decisions affecting the Internet, existing but previously inapplicable or unenforced laws may be deemed to apply to the Internet, regulatory agencies may begin to more rigorously enforce such formerly unenforced laws, or existing legal safe harbors may be narrowed, both by U.S. federal or state governments or by governments of foreign jurisdictions.
Any factors that adversely affect Internet usage could disrupt the ability of those users to access our learning and talent development solutions, which would adversely affect customer satisfaction and therefore our business. In addition, such changes in laws could increase our costs of doing business or prevent us from delivering our services over the internet or in specific jurisdictions, which could harm our business and our results of operations.
Our ability to increase the effectiveness and scope of our services to customers is ultimately limited by the speed and reliability of both the Internet and our customers’ internal networks. Consequently, the emergence and growth of the market for our products and services depends upon the improvements being made to the entire Internet as well as to our individual customers’ networking infrastructures to alleviate overloading and congestion. If these improvements are not made, and the quality of networks degrades, the ability of our customers to use our products and services will be hindered and our revenue may suffer.
Existing or future laws and regulations relating to privacy or data security could increase the cost of our products, limit their use and adoption, and subject us or our customers to litigation, regulatory investigations and penalties, and other potential liabilities.
The U.S. and various state governments have adopted or proposed laws governing the collection, use, storage, sharing and processing of personal data. Several foreign jurisdictions, including but not limited to the EU and its member states, the UK, Korea, Japan, Singapore, Australia, and India, have adopted legislation (including directives or regulations) that increase or change the requirements governing the personal data of individuals in these jurisdictions. In some cases, these laws impose obligations not only on many of our customers, but also directly on us. These laws and regulations are complex and change frequently, at times due to differing economic conditions and changes in political climate, with new laws and regulations proposed frequently and existing laws and regulations subject to different and conflicting interpretations. These laws have the potential to increase costs of compliance, risks of noncompliance and penalties for noncompliance, and the cost and complexity of selling and delivering our solutions.
For example, the EU’s General Data Protection Regulation (“GDPR”), which took effect on May 25, 2018, imposes obligations on our customers and directly on us. Among other obligations under the GDPR, we are required to give more detailed disclosure about how we collect, use and share personal data; contractually commit to data protection measures in our contracts with customers; maintain adequate data security measures; notify regulators and affected individuals of certain personal data breaches; meet extensive privacy governance and documentation requirements; and honor individuals’ expanded data protection rights, including their rights to access, correct and delete their personal data. Companies that violate the GDPR can face fines of up to the greater of 20 million euros or 4% of their worldwide annual revenue, and restrictions on data processing. Our customers’ or our vendors’ failure to comply with the GDPR could lead to significant fines imposed by regulators or restrictions on our ability to process personal information as needed to provide our services. We may also be obligated to assist our customers with their own compliance obligations under the GDPR.
In addition, the mechanisms allowing companies to transfer personal data outside of the European Economic Area (“EEA”) face ongoing legal challenges in the EU and threaten our ability to lawfully process personal data where we operate outside of the EEA. These challenges have been brought against the European Commission’s Standard Contractual Clauses for transfers of personal data, on which we rely to transfer personal data from the EEA. Loss of our ability to lawfully transfer personal data out of the EEA to any other jurisdictions may cause reluctance or refusal by current or prospective European customers to use our products. Additionally, other countries outside of the EEA have passed or are considering passing laws requiring local data residency, which could increase the cost and complexity of delivering our services.

In addition, the California legislature passed the California Consumer Privacy Act of 2018 (“CCPA”), which took effect on January 1, 2020. The CCPA gives California residents certain rights similar to the individual rights given under the GDPR, including the right to access and delete their personal information, opt-out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA prohibits discrimination against individuals who exercise their privacy rights, provides for civil penalties for violations, and creates a private right of action for data breaches that is expected to increase data breach litigation. Since the enactment of the CCPA, new privacy and data security laws have been proposed in more than half of the U.S. states and in the U.S. Congress, reflecting a trend toward more stringent privacy legislation in the United States.
The costs of compliance with, and other burdens imposed by, privacy and data security laws and regulations may limit the use and adoption of our services, lead to negative publicity, reduce overall demand for our services, make it more difficult to meet expectations of or commitments to customers, require us to take on more onerous obligations in our contracts with customers, lead to significant fines, penalties or liabilities for noncompliance, or slow the pace at which we close sales transactions, any of which could harm our business. These laws could also impact our ability to offer, or our customers’ ability to deploy, our services in certain locations. The costs, burdens, and potential liabilities imposed by existing privacy laws could be compounded if other jurisdictions in the United States or abroad begin to adopt similar or more stringent laws.
Furthermore, concerns regarding data privacy and security may cause our customers’ customers to resist providing data that allows our customers to use our services more effectively. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit adoption of our cloud-based solutions.
Any of these matters could materially adversely affect our business, financial condition, or operational results.
Failure to comply with anti-bribery, anti-corruption and anti-money laundering laws could subject us to penalties and other adverse consequences.
We are subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act, and other anti-corruption, anti-bribery, and anti-money laundering laws in various jurisdictions both domestic and abroad. We leverage third parties, including channel partners, to sell subscriptions to our solution and conduct our business abroad. We and our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners, and agents, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with such laws, we cannot guarantee that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. Any violation of the FCPA, the UK Bribery Act, or other applicable anti-bribery, anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. or other government contracts, all of which may have an adverse effect on our reputation, business, operating results, and prospects.
Our business could be adversely affected if our products contain errors.
Software products contain known and undetected errors or “bugs” that result in product failures. The existence of bugs could result in loss of or delay in revenue, loss of market share, diversion of product development resources, injury to reputation or damage to efforts to build brand awareness, any of which could have a material adverse effect on our business, operating results and financial condition.
Changes in tax laws, unfavorable resolution of tax examinations, or exposure to additional tax liabilities could have a material adverse effect on our results of operations, financial condition and liquidity.
We operate in a number of tax jurisdictions globally, including in the U.S., Ireland and Luxembourg. Governments in the jurisdictions in which we operate implement changes to tax laws and regulations periodically. Any implementation of tax laws that fundamentally change the taxation of corporations in the U.S., Ireland or Luxembourg and other applicable jurisdictions could materially impact our effective tax rate and could have a significant adverse impact on our financial results.
We are also subject to examinations of our tax returns by tax authorities in various jurisdictions around the world. We regularly assess the likelihood of adverse outcomes resulting from ongoing tax examinations to determine the adequacy of our provision for taxes. These assessments can require a high degree of judgment and estimation. Intercompany transactions associated with the sale of services and intellectual property and cost share arrangements are complex and affect our tax liabilities. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in multiple jurisdictions. Successful unilateral or multi-jurisdictional actions by various tax authorities, including in the context of our current or future corporate operating structure and third-party and intercompany arrangements (including transfer pricing and the manner in which we develop, value and use our intellectual property), may increase our worldwide effective tax rate, result in additional taxes or other costs or have other material consequences, which could harm our operations, financial results and condition. A difference in the ultimate resolution of tax uncertainties from what is currently estimated could have an adverse effect on our financial results and condition.
We could be subjected to legal actions based upon the content we include in our courseware or learning assets.
It is possible that we could become subject to legal actions based upon claims that our course content or other learning assets infringe the rights of others or is erroneous. Any such claims, with or without merit, could subject us to costly litigation and the diversion of our financial resources and management personnel. The risk of such claims is exacerbated by the fact that certain learning content is provided by third parties over whom we exert limited control. Further, if such claims are successful, we may be required to alter the content, pay financial damages, or obtain content from others.
Risks Related to Skillsoft’s Indebtedness and Certain Other Obligations
In this section, “we”, “us”, and “our” refer to Skillsoft.
Our degree of leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk and prevent us from meeting obligations on our indebtedness.
Our degree of leverage could have potentially adverse consequences, including: making it more difficult for us to make payments on our indebtedness; increasing our vulnerability to general economic and industry conditions; requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures, research and development and future business opportunities; exposing us to the risk of increased interest rates under our credit facilities to the extent such facilities have variable rates of interest; limiting our ability to make strategic acquisitions and investments; limiting our ability to refinance our indebtedness as it becomes due; and limiting our ability to adjust quickly or at all to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.
Our debt agreements contain restrictions that limit our flexibility in operating our business.
Our financing agreements contain various covenants that limit our ability to engage in specific types of transactions. These covenants limit our and our subsidiaries’ ability to incur or guarantee additional debt and issue or sell certain preferred stock; pay dividends on, redeem or repurchase our capital stock; make certain acquisitions or investments; incur or assume certain liens; enter into transactions with affiliates; and sell assets to, or merge or consolidate with, another company. A breach of any of these covenants could result in a default under our debt instruments.
We may not be able to generate sufficient cash to service all of our indebtedness, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.
Additionally, our subsidiaries may not be able to, or may not be permitted to, make distributions or debt repayments to enable us to make payments in respect of our indebtedness. Each such subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from them. While our existing credit agreements limit the ability of our guarantor subsidiaries to incur consensual encumbrances and include restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive cash from our subsidiaries, we will be unable to make required principal and interest payments on our indebtedness.
If our cash flow and capital resources are insufficient to fund our debt service obligations and operating lease obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our existing credit agreements restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could otherwise realize from such dispositions and any such proceeds that are realized may not be adequate to meet any debt service obligations then due.
Risks Related to Skillsoft’s Previous Capital Structure and Resulting Chapter 11 Cases
In this section, “we”, “us”, and “our” refer to Skillsoft.
The ongoing effects of our prior capital structure, including our recent emergence from the Chapter 11 Cases, could adversely affect our business and relationships.
The level of prior indebtedness impacted us in several ways, including our ability to invest in the business. This indebtedness led to filing the Chapter 11 Cases. We have only recently emerged from bankruptcy. Our ability to change the public perception relating to our prior capital structure and recently consummated Chapter 11 Cases may have an impact on our ability to continue to attract our customers, which is critical to our ability to achieve long-term profitability, and a negative public perception of our business due to our recently consummated bankruptcy proceedings may have a materially adverse effect on our results of operations and financial condition.
We may not be able to achieve or sustain profitability in the future.
Due principally to our prior capital structure, we have incurred losses in each of our last five fiscal years. As noted in “Information About Skillsoft — Non-GAAP Financial Measures”, our Adjusted EBITDA has also declined over this period. While we believe we are taking the right steps to improve profitability over the long-term, we may not be able to achieve or sustain profitability on a consistent quarterly or annual basis. Failure to maintain profitability in future periods may materially and adversely affect our ability to make payments on our outstanding debt obligations.
Information contained in our historical financial statements will not be comparable to the information contained in our financial statements after the application of fresh-start accounting.
Following our emergence from Chapter 11 of the Bankruptcy Code, our financial condition and results of operations from and after August 27, 2020 will not be comparable to the financial condition or results of operations in our historical financial statements. This will make it difficult for our stockholders and others to assess our performance in relation to prior periods. As a result of our restructuring, our financial statements are subject to the fresh-start accounting provisions of GAAP. In the application of fresh-start accounting, an allocation of the reorganization value is made to the fair value of assets and liabilities in conformity with the guidance for the acquisition method of accounting for business combinations. Adjustments to the carrying amounts could be material and could affect prospective results of operations as balance sheet items are settled, depreciated, amortized or impaired. We test goodwill and indefinite lived intangible assets for impairment annually or whenever events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We evaluate other long-lived assets for impairments whenever events or changes in circumstances indicate the carrying value may not be recoverable. Impairments could occur in the future if our expected future cash flows decline, market or interest rate environments deteriorate, or if carrying values change materially compared with changes in their respective fair values.
Risks Related to Skillsoft’s Internal Control Over Financial Reporting and Critical Accounting Policies
In this section, “we”, “us”, and “our” refer to Skillsoft.
If our judgments or estimates relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.
The preparation of financial statements in conformity with GAAP requires management to make judgments, estimates, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the results of which form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our ordinary shares. Significant judgments, estimates, and assumptions used in preparing our consolidated financial statements include, or may in the future include, those related to revenue recognition, fresh-start accounting, sales commissions costs, long-lived assets and accounting for income taxes including deferred tax assets and liabilities.
We have identified material weaknesses in our internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately or timely report our financial condition or results of operations, which could have a material adverse effect on our business and stock price.
Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our controls over financial reporting. When we are required to comply with Sections 404(a) and (b) of the Sarbanes-Oxley Act, our assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on the effectiveness of our internal control over financial reporting.
In connection with the audit of our financial statements for the year ended January 31, 2020, we identified several material weaknesses in our internal control over financial reporting. We did not maintain effective internal control over financial reporting related to the control environment component of Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, or the COSO framework, in areas relating to accounting for capitalization and borrowings from our prior parent company, the accounting for income tax valuation allowances and the calculation of goodwill impairment for our reporting units. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis.
We did not maintain effective internal control over financial reporting related to the COSO framework, as the Company had not designed and implemented effective internal controls related to:

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Accounting for transactions between Pointwell Limited and its former parent company, including related to intercompany debt and the capitalization of Pointwell Limited. We believe such finding primarily resulted from financial statements of Pointwell Limited not having been prepared and reported previously.

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Accounting for the scheduling of deferred tax asset valuation allowances.

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Determination of goodwill impairment loss, including the consideration of deferred tax liabilities in the calculation of the carrying values of the reporting units.

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Fresh-start accounting.

Because the first and fourth weaknesses related to accounting with our former parent on financial statements not having been previously prepared and to accounting for the reorganization, respectively, management does not believe they will recur in future periods. For the other two weaknesses, management has secured qualified, third-party professional resources to assist management in these technical accounting areas going forward. This assistance may be expensive and time consuming and may distract our management team. Additionally, we may not be able to fully remediate these material weaknesses until these steps have been operating effectively for a sufficient period of time. If we are unable to maintain effective internal control over financial reporting, our financial statements and related disclosures may be inaccurate, which could have a material adverse effect on our business and our stock price.
Risks Related to Global Knowledge’s Business
Global Knowledge’s corporate training services business may be disproportionately impacted by an economic downturn.
Global Knowledge’s business of providing corporate training services is particularly sensitive to general economic conditions, as its corporate customers often defer or eliminate training services to control costs when facing financial pressure. Challenging economic conditions may therefore have a disproportionately negative impact on revenue from Global Knowledge’s corporate training services, which constitutes a significant portion of its revenue.
The market for instructor led, synchronous, in-classroom learning may continue to decline
The COVID-19 pandemic had a significant and negative impact on in-classroom learning, as schools and other physical learning facilities were shut down in response to the global pandemic. As a result, the delivery of in-classroom learning has either been greatly curtailed or has pivoted to synchronous or asynchronous remote learning.
Global Knowledge’s future success will depend on its ability to offer clients the learning solutions they need in the format they desire and trust. While Global Knowledge has the capability to provide its clients a learning experience using different technologies and modalities, including in-classroom and remote learning, it remains unclear what the lasting impact of the COVID-19 pandemic will be on the in-classroom learning market. Global Knowledge’s business is transitioning from selling individual classes to selling subscriptions.
Failure or perceived failure to comply with regulations relating to career training services could result in the imposition of penalties or the interruption of Global Knowledge’s ability to provide services in certain jurisdictions.
In many jurisdictions in which Global Knowledge operates, career training services are generally subject to licensing requirements. Global Knowledge does not believe that the services provided by Global Knowledge are subject to such licensing requirements, as career-related training provided by Global Knowledge is provided as a business-to-business service through employers of Global Knowledge’s students, and the students themselves are not customers of Global Knowledge. Regulatory action has in the past been taken against Global Knowledge in respect of licensing requirements applicable to providers of career training services in certain jurisdictions and regulatory inquiries have occasionally been made about Global Knowledge’s licensure. Regulators could disagree with Global Knowledge’s assessment regarding the applicability of licensure requirements and take enforcement action against Global Knowledge, including by imposing penalties or prohibiting Global Knowledge from offering career-related training services in a relevant jurisdiction until Global Knowledge is able to obtain the requisite license.
Global Knowledge may face exposure to foreign currency exchange rate fluctuations.
Most of Global Knowledge’s customer contracts are denominated in U.S. dollars, while Global Knowledge’s operating expenses outside of the United States are often denominated in local currencies. Currently, Global Knowledge does not engage in currency hedging activities to limit the risk of exchange rate fluctuations. Therefore, fluctuations in the relative values of the U.S. dollar and foreign currencies may affect Global Knowledge’s results of operations when converted into U.S. dollars.
Global Knowledge’s exposure to tax liabilities may be greater than anticipated, which could adversely impact its results of operations.
Global Knowledge is subject to income taxes in the United States and various jurisdictions outside of the United States. Global Knowledge’s effective tax rate could fluctuate due to changes in the mix of earnings and losses in countries with differing statutory tax rates. Global Knowledge’s tax expense could also be impacted by changes in non-deductible expenses, changes in the tax treatment of equity-based compensation, changes in the valuation of deferred tax assets and liabilities and our ability to utilize them, the applicability of withholding taxes, effects from acquisitions, and the evaluation of new information that results in a change to a tax position taken in a prior period.
The rapid growth of Global Knowledge’s virtual and on-demand subscription skills platforms, Develop.Com and GK Polaris, make it difficult to evaluate the future prospects of these platforms.
Global Knowledge launched its virtual and on-demand subscription skills platforms Develop.Com and GK Polaris in April and May 2020, respectively, and as a result, forecasting Global Knowledge’s future results of operations for these platforms is subject to a number of uncertainties, including Global Knowledge’s ability to effectively plan for and model future growth. Beginning in early 2020, Global Knowledge extended its offering to include Develop.Com and GK Polaris, which enabled Global Knowledge to expand its addressable market, attract new users, and broaden its relationships with corporate customers. As such, any predictions about Global Knowledge’s future revenue and expenses with respect to these platforms may not be as accurate as they could be if Global Knowledge had a longer operating history with its virtual and on-demand subscription platform or operated in a more predictable market. Global Knowledge encountered in the past, and may encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If Global Knowledge’s assumptions regarding these risks and uncertainties, which Global Knowledge uses to plan and operate its business, are incorrect or change, or if Global Knowledge does not address these risks adequately, its results of operations could differ materially from its expectations, as growth rates may slow, and its business may suffer.
Global Knowledge relies upon SaaS technologies from third parties to operate its business, and interruptions or performance problems with these technologies may adversely affect the Global Knowledge business and results of operations.
Global Knowledge relies on hosted SaaS applications from third parties in order to operate critical functions of its business, including content delivery, enterprise resource planning, customer relationship management, billing, project management, and accounting and financial reporting. If these services become unavailable due to extended outages, interruptions, or because they are no longer available on commercially reasonable terms, Global Knowledge’s expenses could increase, the ability to manage finances could be interrupted, and processes for managing sales of Global Knowledge’s platform and supporting its customers could be impaired until equivalent services, if available, are identified, obtained, and implemented, all of which may negatively impact Global Knowledge’s results of operations and harm our business.
A loss of Global Knowledge’s status as an authorized training provider with one or more key technology vendors could adversely affect the Global Knowledge business.
Global Knowledge derives a large portion of its consolidated revenue in any financial reporting period from delivering corporate training as an authorized training provider for certain technology companies and has a concentrated portfolio of relationships with these technology companies. Global Knowledge’s status as an authorized training partner for certain key technology companies provides certain benefits, including, among others, the ability to use official curricula created by key technology vendors, subsidies and other financial incentives provided by these technology vendors to support training on their products, representation on official training websites operated by the technology vendors, and the ability to issue certified training certificates from the technology vendors. Global Knowledge’s operating results depend to a significant degree on its ability to maintain its status as an authorized training partner with such key technology vendors, and an inability to retain such status, or a significant change in Global Knowledge’s relationship with one or more of its technology vendors, could significantly reduce Global Knowledge’s revenue.
Global Knowledge has identified material weaknesses in its internal controls over the underlying information that supports the financial statements. Failure to achieve and maintain effective internal control over financial reporting could result in Global Knowledge’s failure to accurately or timely report our financial condition or results of operations, which could have a material adverse effect on our business and stock price.
In connection with the audit of our financial statements for the year ended October 2, 2020, Global Knowledge identified material weaknesses in its internal controls over the underlying information supporting its financial statements. Global Knowledge did not maintain effective internal control over financial reporting related to the control environment component of Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, or the COSO framework, due to the accounting personnel not reconciling certain balance sheet accounts and not recording the disposal of subsidiaries timely and accurately. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Global Knowledge’s consolidated financial statements will not be prevented or detected on a timely basis.
Global Knowledge’s management is working to remediate the material weaknesses by continuing to train personnel on established accounting close policies and procedures and adding additional accounting personnel with greater technical and public company accounting experience. Global Knowledge may not be able to fully remediate these material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time. If New Skillsoft is not able to maintain effective internal control over financial reporting, its financial statements and related disclosures may be inaccurate, which could have a material adverse effect on its business and its stock price.
Risks Related to the Merger
In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to Churchill.
Because the market price of shares of Churchill Class A common stock will fluctuate and the exchange ratio is fixed, Skillsoft’s shareholders cannot be sure of the value of the merger consideration they will receive.
Upon completion of the Merger, (i) each Skillsoft Class A Share (other than shares owned by Churchill, which will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor) will be automatically cancelled and Churchill will issue as consideration therefor (A) 6.25 shares of Churchill Class A common stock and (B) one share of Churchill Class C common stock and (ii) each outstanding Skillsoft Class B Share will be automatically cancelled and Churchill will issue as consideration therefor 28.125 shares of Churchill Class A common stock. A portion of the merger consideration that Skillsoft shareholders will receive is a fixed number of shares of Churchill Class A common stock; it is not a number of shares with a particular fixed market value. See “The Merger — Terms of the Merger”. The market value of Churchill Class A common stock and Skillsoft Class A Shares and Skillsoft Class B Shares at the effective time of the Merger may vary significantly from their respective values on the date the Skillsoft Merger Agreement was executed or at other dates, including the date on which Skillsoft shareholders approve the adoption of the Skillsoft Merger Agreement and the transactions contemplated thereby. Because the exchange ratio is fixed and will not be adjusted to reflect any changes in the market value of shares of Churchill Class A common stock or Skillsoft Class A Shares or Skillsoft Class B Shares, the market value of the shares of Churchill Class A common stock issued in connection with the

Merger and the Skillsoft Class A Shares and Skillsoft Class B Shares converted in connection with the Merger may be higher or lower than the values of those shares on earlier dates, and may be higher or lower than the value used to determine the exchange ratio. Accordingly, at the time of approving the Skillsoft Merger Proposal, Skillsoft shareholders will not know or be able to calculate the market value of the shares of Churchill Class A common stock they would receive upon the completion of the Merger. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of Churchill or Skillsoft, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of the control of Churchill and Skillsoft.
Skillsoft’s current shareholders will have a reduced ownership and voting interest in the Post-Combination Company after the Merger and will exercise less influence over management of the Post-Combination Company and its business.
Skillsoft’s shareholders currently have the right to vote in the election of the Skillsoft board of directors and on other matters requiring shareholder approval under Luxembourg law and Skillsoft’s articles of association. Upon the completion of the Merger, Skillsoft shareholders, who will become stockholders of the Post-Combination Company will have a percentage ownership of the Post-Combination Company that is smaller than such shareholders’ percentage ownership of Skillsoft. Additionally, the holders of a majority of the Skillsoft Shares have the right to collectively nominate one director to the Post-Combination Company’s board of directors, whereas the Sponsor has the right to nominate two directors, and, if the Second Step Prosus Investment is consummated, Prosus has the right to nominate a number of directors in proportion to its beneficial ownership of Churchill common stock, including an individual to serve as the chairman of the Board, subject to certain conditions. Based on the number of issued and outstanding shares of Churchill common stock, Skillsoft ordinary shares, and based on the exchange ratio, shareholders of Skillsoft, as a group, will receive shares in the Merger constituting approximately 17% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Merger (assuming both the First Step Prosus Investment and the Second Step Prosus Investment are consummated concurrently with the Merger, without giving effect to the Prosus Top‑Up Right or the issuance of the Prosus Warrants and without giving effect to any redemptions or any shares of Churchill common stock held by Skillsoft shareholders prior to the Merger). Because of this, current Skillsoft shareholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of Skillsoft.
Churchill’s current stockholders will have a reduced ownership and voting interest in the Post-Combination Company after the Merger and will exercise less influence over management of the Post-Combination Company and its business.
Upon the issuance of the shares to Skillsoft shareholders and in the PIPE Investments, including the Prosus PIPE Investment, current Churchill stockholders’ percentage ownership will be diluted. Assuming no public stockholders exercise their redemption rights and excluding any shares issuable pursuant to Churchill’s outstanding warrants, current Churchill public stockholders’ percentage ownership in the Post-Combination Company following the issuance of shares to Skillsoft shareholders would be 42% (assuming both the First Step Prosus Investment and the Second Step Prosus Investment are consummated concurrently with the Merger and without giving effect to the Prosus Top-Up Right or the issuance of the Prosus Warrants). Assuming that 55.74 million Public Shares (the maximum number of Public Shares that could be redeemed in connection with the Merger and still satisfy the Available Cash Condition assuming both the First Step Prosus Investment and the Second Step Prosus Investment are consummated concurrently with the Merger) are redeemed in connection with the Merger and excluding any shares issuable pursuant to Churchill’s outstanding warrants, current Churchill stockholders’ percentage ownership in the Post-Combination Company following the issuance of shares to Skillsoft shareholders would be 12% (assuming both the First Step Prosus Investment and the Second Step Prosus Investment are consummated concurrently with the Merger and without giving effect to the Prosus Top-Up Right or the issuance of the Prosus Warrants). Additionally, although the Sponsor has the right to nominate two directors to the Post-Combination Company’s board of directors, the holders of a majority of the Skillsoft Shares have the right to collectively nominate one director, and if the Second Step Prosus Investment is consummated, Prosus has the right to nominate a number of directors in proportion to its beneficial ownership of Churchill common stock, including an individual to serve as the chairman of the Board, subject to certain conditions.

The percentage of the Post-Combination Company’s common stock that will be owned by current Churchill stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Merger. Because of this, current Churchill public stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of Churchill. See “Summary — Ownership of the Post-Combination Company”, “Other Agreements — Subscription Agreements — Prosus Agreements” and “Other Agreements — Stockholders Agreement”.
The market price of shares of the Post-Combination Company’s Class A common stock after the Merger may be affected by factors different from those currently affecting the prices of shares of Churchill Class A common stock.
Upon completion of the Merger, holders of Skillsoft ordinary shares will become holders of shares of the Post-Combination Company’s Class A common stock. Prior to the Merger, Churchill has had limited operations. Upon completion of the Merger, the Post-Combination Company’s results of operations will depend upon the performance of Skillsoft’s businesses and, if the Global Knowledge Merger is consummated, Global Knowledge’s business, both of which are affected by factors that are different from those currently affecting the results of operations of Churchill.
Churchill has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the merger consideration is fair to its stockholders from a financial point of view.
Churchill is not required to, and has not, obtained an opinion from an independent investment banking firm that the merger consideration it is paying for Skillsoft is fair to Churchill’s stockholders from a financial point of view. The fair market value of Skillsoft has been determined by the Churchill Board based upon standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued. Churchill’s stockholders will be relying on the judgment of its board of directors with respect to such matters.
If the benefits of the Merger or the Global Knowledge Merger do not meet the expectations of financial analysts, the market price of the Class A common stock of the Post-Combination Company or New Skillsoft, as applicable, may decline.
The market price of the Class A common stock of the Post-Combination Company or New Skillsoft may decline as a result of the Merger or the Global Knowledge Merger, as applicable, if the Post-Combination Company or New Skillsoft does not achieve the perceived benefits of the Merger or the Global Knowledge Merger as rapidly, or to the extent anticipated by, financial analysts or the effect of the Merger or the Global Knowledge Merger on the financial results of the Post-Combination Company or New Skillsoft, as applicable, is not consistent with the expectations of financial analysts. Accordingly, holders of the Class A common stock of the Post-Combination Company or New Skillsoft, as applicable, may experience a loss as a result of a decline in the market price of the Class A common stock. In addition, a decline in the market price of the Class A common stock of the Post-Combination Company or New Skillsoft could adversely affect the ability of the Post-Combination Company or New Skillsoft, as applicable to issue additional securities and to obtain additional financing in the future.
The consummation of the Merger is subject to a number of conditions and if those conditions are not satisfied or waived, the Skillsoft Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.
The Skillsoft Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Merger. Those conditions include: approval of the Skillsoft Merger Agreement by Skillsoft shareholders, approval of the proposals required to effect the Merger by Churchill stockholders, as well as receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, approval of the shares of Churchill Class A common stock to be issued to Skillsoft shareholders for listing on the NYSE, meeting the Available Cash Condition, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Skillsoft Merger Agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the Merger may not be fulfilled in a timely manner or at all, and, accordingly, the Merger may not be completed. In addition, the parties can mutually decide to terminate the Skillsoft Merger Agreement at any time, before or after stockholder approval, or Churchill or Skillsoft may elect to terminate the Skillsoft Merger Agreement in certain other circumstances. See “The Skillsoft Merger Agreement — Termination”.
We may not be able to complete the PIPE Investments in connection with the Merger and the Global Knowledge Merger.
We may not be able to complete the PIPE Investments at the closing of the Merger. If we do not complete the PIPE Investments, we may not be able to complete the Merger or the Global Knowledge Merger. In particular, the obligations to consummate the Prosus PIPE Investment are conditioned upon, among other things, customary closing conditions, satisfaction of the closing conditions under the Skillsoft Merger Agreement, and the consummation of the Merger. The consummation of the PIPE Investments is not a condition to the closing of the Merger.
The terms of any alternative financing may be more onerous than the PIPE Investments, and we may be unable to obtain alternative financing on terms that are acceptable to us, or at all. If we do not complete the PIPE Investments, and do not obtain alternative financing, we may not be able to complete the Merger or the Global Knowledge Merger or we may be able to complete the Merger and the Global Knowledge Merger but we may not have sufficient capital to execute our growth strategy. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the Post-Combination Company. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after the Merger or the Global Knowledge Merger.
Termination of the Skillsoft Merger Agreement could negatively impact Skillsoft and Churchill.
If the Merger is not completed for any reason, including as a result of Skillsoft shareholders declining to approve the Skillsoft Merger Agreement or Churchill stockholders declining to approve or adopt the proposals required to effect the Merger, the ongoing businesses of Skillsoft and Churchill may be adversely impacted and, without realizing any of the anticipated benefits of completing the Merger, Skillsoft and Churchill would be subject to a number of risks, including the following:
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Skillsoft or Churchill may experience negative reactions from the financial markets, including negative impacts on Churchill’s stock price (including to the extent that the current market price reflects a market assumption that the Merger will be completed);

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Skillsoft may experience negative reactions from its customers, vendors and employees;

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Skillsoft and Churchill will have incurred substantial expenses and will be required to pay certain costs relating to the Merger, whether or not the Merger is completed; and

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Since the Skillsoft Merger Agreement restricts the conduct of Skillsoft’s and Churchill’s businesses prior to completion of the Merger, each of Skillsoft and Churchill may not have been able to take certain actions during the pendency of the Merger that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section entitled “The Skillsoft Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to Skillsoft and Churchill).

If the Skillsoft Merger Agreement is terminated and Skillsoft’s board of directors seeks another merger or business combination, Skillsoft shareholders cannot be certain that Skillsoft will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Churchill has agreed to provide in the Merger or that such other merger or business combination will be completed. If the Skillsoft Merger Agreement is terminated and Churchill’s board of directors seeks another merger or business combination, Churchill stockholders cannot be certain that Churchill will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See “The Skillsoft Merger Agreement — Termination”.

Skillsoft will be subject to business uncertainties and contractual restrictions while the Merger is pending.
Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on Skillsoft and consequently on Churchill. These uncertainties may impair Skillsoft’s ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others that deal with Skillsoft to seek to change existing business relationships with Skillsoft. Retention of certain employees may be challenging during the pendency of the Merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, the Post-Combination Company’s business following the Merger could be negatively impacted. In addition, the Skillsoft Merger Agreement restricts Skillsoft from making certain expenditures and taking other specified actions without the consent of Churchill until the Merger occurs. These restrictions may prevent Skillsoft from pursuing attractive business opportunities that may arise prior to the completion of the Merger. See “The Skillsoft Merger Agreement — Covenants and Agreements”.
Skillsoft directors and officers may have interests in the Merger different from the interests of Skillsoft’s shareholders.
Executive officers of Skillsoft negotiated the terms of the Skillsoft Merger Agreement with their counterparts at Churchill, and the Skillsoft board of directors determined that entering into the Skillsoft Merger Agreement was in the best interests of Skillsoft and its shareholders, declared the Skillsoft Merger Agreement advisable and recommended that Skillsoft shareholders adopt the Skillsoft Merger Agreement. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that Skillsoft’s executive officers and directors may have financial interests in the Merger that may be different from, or in addition to, the interests of Skillsoft shareholders. The Skillsoft board of directors was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Merger and in recommending to Skillsoft’s shareholders that they vote to approve the Merger. For a detailed discussion of the special interests that Skillsoft’s directors and executive officers may have in the Merger, please see the section entitled “The Merger — Interests of Skillsoft’s Directors and Executive Officers in the Merger”.
Churchill’s financial advisors, including the Klein Group, have an interest in the Merger and the Global Knowledge Merger.
The Klein Group, along with Churchill’s other financial advisors, reviewed various financial, operating and other data provided by Skillsoft and Global Knowledge, as well as information obtained from third party sources in connection with the Churchill Board’s assessment of the Merger and the Global Knowledge Merger. Pursuant to the Klein Group’s engagement, no fees are payable upon the closing of the Merger and Churchill will pay the Klein Group an advisory fee of $4.0 million, which shall be earned upon the closing of the Global Knowledge Merger, and 2% of the principal amount raised in connection with the PIPE Investments (excluding any principal amount raised from an affiliate of Churchill). Therefore, the Klein Group and Michael Klein have a financial interest in the completion of the Merger in addition to the financial interest of the Sponsor (with whom they are affiliated), as well as a conflict of interest in providing its services.
Churchill directors and officers may have interests in the Merger different from the interests of Churchill stockholders.
Executive officers of Churchill negotiated the terms of the Skillsoft Merger Agreement with their counterparts at Skillsoft, and the Churchill Board determined that entering into the Skillsoft Merger Agreement was in the best interests of Churchill and its stockholders, declared the Skillsoft Merger Agreement advisable and recommended that Churchill stockholders approve the proposals required to effect the Merger. In considering these facts and the other information contained in this joint proxy statement/prospectus, you should be aware that Churchill’s executive officers and directors may have financial interests in the Merger that may be different from, or in addition to, the interests of Churchill stockholders. The Churchill Board and the audit committee thereof was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Merger and in recommending to

Churchill’s stockholders that they vote to approve the Merger. For a detailed discussion of the special interests that Churchill’s directors and executive officers may have in the Merger, please see the section entitled “The Merger — Interests of Churchill’s Directors and Executive Officers in the Merger”.
The Merger will result in changes to the board of directors of the Post-Combination Company that may affect the strategy of Skillsoft.
If the parties complete the Merger, the composition of the Post-Combination Company’s board of directors will change from the current boards of directors of Churchill and Skillsoft. The board of directors of the Post-Combination Company will consist of Jeffrey R. Tarr, Helena B. Foulkes, Ronald W. Hovsepian, Michael Klein, Karen G. Mills, Peter Schmitt and Lawrence H. Summers. This new composition of the Post-Combination Company board of directors may affect the business strategy and operating decisions of Skillsoft upon the completion of the Merger.
The Skillsoft Merger Agreement contains provisions that may discourage other companies from trying to acquire Skillsoft for greater merger consideration.
The Skillsoft Merger Agreement contains provisions that may discourage a third party from submitting a business combination proposal to Skillsoft that might result in greater value to Skillsoft’s shareholders than the Merger or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Skillsoft than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Skillsoft from soliciting, or, subject to certain exceptions relating to the exercise of fiduciary duties by Skillsoft’s board of directors, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. Skillsoft also has an unqualified obligation to submit the proposal to adopt the Skillsoft Merger Agreement to a vote by its stockholders, even if Skillsoft receives an alternative acquisition proposal that its board of directors believes is superior to the Merger, unless the Skillsoft Merger Agreement has been terminated in accordance with its terms. See “The Skillsoft Merger Agreement — Termination”.
The Skillsoft Merger Agreement contains provisions that prohibit Churchill from seeking an alternative business combination.
The Skillsoft Merger Agreement contains provisions that prohibit Churchill from seeking certain alternative business combinations during the pendency of the Merger. Further, if Churchill is unable to obtain the requisite approval of its stockholders, either party may terminate the Skillsoft Merger Agreement.
The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and based on a number of assumptions and the actual financial condition and results of operations after the Merger and the Global Knowledge Merger may differ materially.
The unaudited pro forma financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position or results of operations of the Post-Combination Company or New Skillsoft would have been had the Merger and the Global Knowledge Merger been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Churchill, Skillsoft and Global Knowledge currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, among other things, to pro forma acquisition accounting recognize the acquired assets and assumed liabilities of Skillsoft. The pro forma acquisition accounting reflected in this joint proxy statement/prospectus is preliminary, and the final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of Skillsoft and Global Knowledge as of the date of the completion of the Merger and the Global Knowledge Merger. In addition, following the completion of the Merger and the Global Knowledge Merger, there may be further refinements of the acquisition as additional information becomes available. Accordingly, the acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information”.

Legal proceedings in connection with the Merger, the outcomes of which are uncertain, could delay or prevent the completion of the Merger.
In connection with the Merger, certain Churchill shareholders have filed lawsuits and other Churchill shareholders have threatened to file lawsuits alleging breaches of fiduciary duty and violations of the disclosure requirements of the Exchange Act. Churchill intends to defend the matters vigorously. These cases are in the early stages and Churchill is unable to reasonably determine the outcome or estimate any potential losses, and, as such, has not recorded a loss contingency.
Additional lawsuits may be filed against Churchill or its directors and officers in connection with the Merger. Defending such additional lawsuits could require Churchill to incur significant costs and draw the attention of its management team away from the Merger. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is consummated may adversely affect the Post-Combination Company's business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Merger from becoming effective within the agreed upon timeframe.
Churchill and Skillsoft will incur transaction costs in connection with the Merger.
Each of Churchill and Skillsoft has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Merger. Churchill and Skillsoft may also incur additional costs to retain key employees. Churchill and Skillsoft will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Merger. Churchill estimates that it will incur approximately $21.4 million in deferred underwriting fees and $29.5 million in transaction costs. Skillsoft estimates that it will incur approximately $25.6 million in transaction costs associated with the Merger. Some of these costs are payable regardless of whether the Merger is completed. See “The Merger — Terms of the Merger”.
Skillsoft’s shareholders will have their rights as shareholders governed by the Post-Combination Company’s organizational documents.
As a result of the completion of the Merger, holders of ordinary shares of Skillsoft will become holders of shares of the Post-Combination Company’s Class A common stock, which will be governed by the Post-Combination Company’s organizational documents. As a result, there will be differences between the rights currently enjoyed by Skillsoft shareholders and the rights that Skillsoft shareholders who become stockholders will have as stockholders of the Post-Combination Company. See “Comparison of Stockholders’ Rights”.
The Sponsor has agreed to vote in favor of the proposals at the Churchill Special Meeting, regardless of how public stockholders vote.
As of the date hereof, the Founder Shares owned by Churchill’s Sponsor represent approximately 20% of the voting power of the outstanding Churchill common stock. Pursuant to the Sponsor Agreement, the Sponsor has agreed to vote its Founder Shares and any Public Shares held by it in favor of each of the proposals at the Churchill Special Meeting, regardless of how public stockholders vote. Accordingly, the agreement by the Sponsor to vote in favor of each of the proposals at the Churchill Special Meeting will increase the likelihood that Churchill will receive the requisite stockholder approval for the Merger and the transactions contemplated thereby.
Software Luxembourg Intermediate S.à r.l. may increase in value before the closing of the Merger.
Skillsoft’s parent Software Luxembourg Intermediate S.à r.l. may increase in value before the closing of the Merger. If no distributions of dividends take place, the increased value of the subsidiary is not realized until the event of the Merger.
The Merger would however represent a realization event upon which Skillsoft would be taxed as if a liquidation had taken place. The taxable profit corresponds to the increase in value, i.e. to the difference between Skillsoft’s net assets invested and the compensation obtained upon the Merger. Any profits would be subject to CIT and MBT at a regular combined rate of 24.94%.

This increase in the value of its subsidiary may subject Skillsoft to significant liability for taxes in Luxembourg.
Additional Risks Related to Ownership of the Post-Combination Company’s Common Stock Following the Merger
In this section, unless otherwise noted or the context otherwise requires, “we”, “us”, and “our” refer to Churchill.
Our Derivative Instruments are accounted for as liabilities and the changes in value of our Derivative Instruments could have a material effect on our financial results.
On April 12, 2021, the Staff at the SEC issued a statement (the “SEC Statement”) discussing the accounting implications of certain terms that are common in warrants issued by special purpose acquisition companies. In light of the SEC Statement and guidance in Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, Churchill’s management evaluated the terms of the warrant agreement entered into in connection with the Churchill IPO and concluded that the warrant agreement governing public warrants and the private placement warrants (together, the “warrants”) include provisions that, based on the SEC Statement, preclude the warrants from being classified as components of equity. As a result, we have classified the warrants, the 2020 Note (as defined below in “Recommendation of Churchill Board of Directors”) and the Prosus Subscription Agreement (together, the “Derivative Instruments”) as liabilities. Under this accounting treatment, we are required to measure the fair value of the Derivative Instruments at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will recognize non-cash gains or losses due to the quarterly fair valuation of the Derivative Instruments and that such gains or losses could be material.
In connection with the restatement of our financial statements, our management has concluded that our disclosure controls and procedures and internal control over financial reporting were not effective as of December 31, 2020 due to a material weakness in internal control over financial reporting solely related to our accounting for Derivative Instruments. If we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
Following the issuance of the SEC Statement and after consultation with our independent registered public accounting firm and our management team, we concluded that, in light of the SEC Statement, it was appropriate to restate our previously issued audited financial statements as of and for the year ended December 31, 2020 and the period from April 11, 2019 (inception) through December 31, 2019. We are also restating the financial statements as of July 1, 2019, as of and for the period ended September 30, 2019, as of December 31, 2019, and as of and for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020. See “— Our Derivative Instruments are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, we identified a material weakness in our internal controls over financial reporting, solely related to our accounting for Derivative Instruments.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We expect to take steps to remediate the material weakness, but there is no assurance that any remediation efforts will ultimately have the intended effects.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
The stock price of the Post-Combination Company or New Skillsoft may change significantly following the Merger or the Global Knowledge Merger and you could lose all or part of your investment as a result.
The trading price of the Class A common stock of the Post-Combination Company or New Skillsoft is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Related to the Operation of the Acquired Businesses,” “— Risks Related to Global Knowledge’s Business” and the following:
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results of operations that vary from the expectations of securities analysts and investors;

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results of operations that vary from those of Skillsoft’s or Global Knowledge’s competitors;

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changes in expectations as to Skillsoft’s or Global Knowledge’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

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declines in the market prices of stocks generally;

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strategic actions by Skillsoft, Global Knowledge or their competitors;

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announcements by Skillsoft, Global Knowledge or their competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

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any significant change in Skillsoft’s management or Global Knowledge’s management;

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changes in general economic or market conditions or trends in Skillsoft’s or Global Knowledge’s industry or markets;

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changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to Skillsoft’s or Global Knowledge’s business;

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future sales of common stock or other securities of the Post-Combination Company or New Skillsoft;

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investor perceptions or the investment opportunity associated with the common stock of the Post-Combination Company or New Skillsoft relative to other investment alternatives;

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the public’s response to press releases or other public announcements by Skillsoft, Global Knowledge or third parties, including the filings of the Post-Combination Company or New Skillsoft with the SEC;

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litigation involving Skillsoft, Global Knowledge, Skillsoft’s or Global Knowledge’s industry, or investigations by regulators into Skillsoft’s or Global Knowledge’s operations or those of their competitors;

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guidance, if any, that Skillsoft or Global Knowledge provides to the public, any changes in this guidance or Skillsoft’s or Global Knowledge’s failure to meet this guidance;

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the development and sustainability of an active trading market for the stock of the Post-Combination Company or New Skillsoft;

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actions by institutional or activist stockholders;

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changes in accounting standards, policies, guidelines, interpretations or principles; and

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other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of the Class A common stock of the Post-Combination Company or New Skillsoft, regardless of Skillsoft’s or Global

Knowledge’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of the Class A common stock of the Post-Combination Company or New Skillsoft is low.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If Skillsoft was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from Skillsoft’s or Global Knowledge’s business regardless of the outcome of such litigation.
Because there are no current plans to pay cash dividends on the Post-Combination Company’s Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.
Skillsoft intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of the Post-Combination Company’s Class A common stock will be at the sole discretion of the Post-Combination Company’s board of directors. The Post-Combination Company’s board of directors may take into account general and economic conditions, the Post-Combination Company’s financial condition and results of operations, the Post-Combination Company’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by the Post-Combination Company to its stockholders or by its subsidiaries to it and such other factors as the Post-Combination Company’s board of directors may deem relevant. In addition, the Post-Combination Company’s ability to pay dividends is limited by covenants of Skillsoft’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness Skillsoft incurs. As a result, you may not receive any return on an investment in the Post-Combination Company’s Class A common stock unless you sell the Post-Combination Company’s Class A common stock for a price greater than that which you paid for it.
If securities analysts do not publish research or reports about Skillsoft’s business or if they downgrade the Post-Combination Company’s stock or Skillsoft’s sector, the Post-Combination Company’s stock price and trading volume could decline.
The trading market for the Post-Combination Company’s Class A common stock will rely in part on the research and reports that industry or financial analysts publish about Skillsoft or its business. Skillsoft will not control these analysts. In addition, some financial analysts may have limited expertise with Skillsoft’s model and operations. Furthermore, if one or more of the analysts who do cover Skillsoft downgrade its stock or industry, or the stock of any of its competitors, or publish inaccurate or unfavorable research about its business, the price of the Post-Combination Company’s stock could decline. If one or more of these analysts ceases coverage of Skillsoft or fails to publish reports on it regularly, Skillsoft could lose visibility in the market, which in turn could cause the Post-Combination Company’s stock price or trading volume to decline.
Future sales, or the perception of future sales, by the Post-Combination Company or its stockholders in the public market following the Merger could cause the market price for the Post-Combination Company’s Class A common stock to decline.
The sale of shares of the Post-Combination Company’s Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Post-Combination Company’s Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the Post-Combination Company to sell equity securities in the future at a time and at a price that it deems appropriate.
Upon consummation of the Merger, the Post-Combination Company will have a total of 165.7 million shares of Class A common stock outstanding (assuming both the First Step Prosus Investment and the Second Step Prosus Investment are consummated concurrently with the Merger, without giving effect to the Prosus Top‑Up Right or the issuance of the Prosus Warrants and assuming no redemptions) and warrants (other than the Prosus Warrants) to purchase an aggregate of 38.8 million shares of Class A common stock outstanding. Following the expiration of a 180-day lock-up period, all shares issued in the Merger (other than shares issued under the PIPE Subscription Agreements) will be freely tradable without registration under the Securities Act of 1933, as amended (the “Securities Act”), and without restriction by persons other than the Post-Combination Company’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including the Post-Combination Company’s directors, executive officers and other affiliates.
One year after the Post-Combination Company’s filing of its Form 8-K after consummation of the Merger, upon the expiration or waiver of the lock-ups described in “Other Agreements”, shares held by certain stockholders of the Post-Combination Company will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144. In addition, pursuant to a registration rights agreement, certain stockholders will have the right, subject to certain conditions, to require the Post-Combination Company to register the sale of their shares of the Post-Combination Company’s Class A common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of the Post-Combination Company’s Class A common stock to decline. Following completion of the Merger, the shares covered by registration rights could represent over 62% of the Post-Combination Company’s outstanding common stock, assuming both the First Step Prosus Investment and the Second Step Prosus Investment are consummated concurrently with the Merger, without giving effect to the Prosus Top‑Up Right or the issuance of the Prosus Warrants and assuming no redemptions.
As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of the Post-Combination Company’s Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for Skillsoft to raise additional funds through future offerings of the Post-Combination Company’s shares of Class A common stock or other securities.
In addition, the shares of the Post-Combination Company’s Class A common stock reserved for future issuance under the Post-Combination Company’s equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The compensation committee of the Post-Combination Company’s board of directors may determine the exact number of shares to be reserved for future issuance under its equity incentive plans at its discretion. The Post-Combination Company is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of the Post-Combination Company’s Class A common stock or securities convertible into or exchangeable for shares of the Post-Combination Company’s Class A common stock issued pursuant to the Post-Combination Company equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
In the future, the Post-Combination Company may also issue its securities in connection with investments or acquisitions. The amount of shares of the Post-Combination Company’s Class A common stock issued in connection with an investment or acquisition could constitute a material portion of the Post-Combination Company’s then-outstanding shares of Class A common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to the Post-Combination Company’s stockholders.
Anti-takeover provisions in the Post-Combination Company’s organizational documents could delay or prevent a change of control.
Certain provisions of the Proposed Charter and the Post-Combination Company’s bylaws to become effective upon the consummation of the Merger may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the Post-Combination Company’s stockholders.
These provisions provide for, among other things:
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a staggered board, which means that our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

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the ability of the Post-Combination Company’s board of directors to issue one or more series of preferred stock;

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advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at the Post-Combination Company’s annual meetings;

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certain limitations on convening special stockholder meetings;

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limiting the ability of stockholders to act by written consent; and

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providing that the Post-Combination Company’s board of directors is expressly authorized to make, alter or repeal Post-Combination Company bylaws.

These anti-takeover provisions could make it more difficult for a third party to acquire the Post-Combination Company, even if the third-party’s offer may be considered beneficial by many of the Post-Combination Company’s stockholders. As a result, the Post-Combination Company’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause Skillsoft to take other corporate actions you desire. See “Description of Capital Stock of Post-Combination Company”.
The Proposed Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by the Post-Combination Company’s stockholders, which could limit the Post-Combination Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Post-Combination Company or its directors, officers, employees or stockholders.
The Proposed Charter will provide that, subject to limited exceptions, any (1) derivative action or proceeding brought on behalf of the Post-Combination Company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee to the Post-Combination Company or its stockholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or the Proposed Charter or the Post-Combination Company’s bylaws or (4) action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of the Post-Combination Company’s capital stock shall be deemed to have notice of and to have consented to the provisions of the Proposed Charter described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Post-Combination Company or its directors, officers or other employees, which may discourage such lawsuits against the Post-Combination Company and its directors, officers and employees. Alternatively, if a court were to find these provisions of the Proposed Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Post-Combination Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Skillsoft’s business and financial condition. Notwithstanding the foregoing, the Proposed Charter will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in any shares of the Post-Combination Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Proposed Charter. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and

(y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.
This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Post-Combination Company or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of the Proposed Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Post-Combination Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect the Post-Combination Company’s business, financial condition and results of operations and result in a diversion of the time and resources of the Post-Combination Company’s management and board of directors.
Transformation of Skillsoft into a listed public company will increase its costs and may disrupt the regular operations of its business.
Skillsoft has operated as a privately owned company and expects to incur additional legal, regulatory, finance, accounting, investor relations and other administrative expenses as a result of having publicly traded common stock. In addition, while Skillsoft is currently in compliance with portions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), upon closing of the Merger, Skillsoft will be required under the Sarbanes-Oxley Act, as well as rules adopted by the SEC and the NYSE, to implement specified corporate governance practices that currently do not apply to Skillsoft as a private company.
Upon closing of the Merger, Skillsoft will be required to ensure that it has the ability to prepare financial statements on a timely basis that fully comply with all SEC reporting requirements and maintain effective internal controls over financial reporting.
The additional demands associated with being a public company may disrupt regular operations of Skillsoft’s business by diverting the attention of some of its senior management team away from revenue producing activities to management and administrative oversight, adversely affecting Skillsoft’s ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing Skillsoft’s businesses. In addition, failure to comply with any laws or regulations applicable to the Post-Combination Company as a public company may result in legal proceedings and/or regulatory investigations, and may cause reputational damage. Any of these effects could harm Skillsoft’s business, financial condition and results of operations.
Risks Related to Redemption
There is no guarantee that a Churchill public stockholder’s decision whether to redeem their shares for a pro rata portion of the trust account will put such stockholder in a better future economic position.
No assurance can be given as to the price at which a public stockholder may be able to sell the shares of the Post-Combination Company’s Class A common stock in the future following the completion of the Merger. Certain events following the consummation of any business combination, including the Merger, may cause an increase in the Post-Combination Company’s stock price, and may result in a lower value realized now than a Churchill stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if a Churchill public stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of the Post-Combination Company’s Class A common stock after the consummation of the Merger, and there can be no assurance that a stockholder can sell his, her or its shares of the Post-Combination Company’s Class A common stock in the future for a greater amount than the redemption price set forth in this joint proxy statement/prospectus. A Churchill public stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If Churchill public stockholders fail to comply with the redemption requirements specified in this joint proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the trust account.
To exercise their redemption rights, holders are required to deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Churchill’s transfer agent two business days prior to the vote at the Churchill Special Meeting. If a holder properly seeks redemption as described in this joint proxy statement/prospectus and the Merger with Skillsoft is consummated, Churchill will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own such shares following the Merger. See the section entitled “Churchill Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.
The ability of Churchill stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Merger would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.
At the time Churchill entered into the Skillsoft Merger Agreement and related agreements for the Merger, Churchill did not know how many stockholders would exercise their redemption rights, and therefore Churchill structured the Merger based on its expectations as to the number of shares that will be submitted for redemption. The Skillsoft Merger Agreement requires Churchill to have at least $644 million of Available Cash, after giving effect to redemptions of Public Shares, if any, and/or from other specified sources, if necessary. If a larger number of shares are submitted for redemption than initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the trust account. The above considerations may limit our ability to complete the Merger or optimize our capital structure.
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.
A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares without the consent of Churchill. Your inability to redeem any such excess Public Shares could resulting in you suffering a material loss on your investment in Churchill if you sell such excess Public Shares in open market transactions. Churchill cannot assure you that the value of such excess Public Shares will appreciate over time following the Merger or that the market price of the Public Shares will exceed the per-share redemption price.
However, Churchill’s stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Merger Proposal is not restricted by this limitation on redemption.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this joint proxy statement/prospectus. Unless the context otherwise requires, the “Company” or “Churchill” refers to Churchill Capital Corp II and its subsidiaries before and at the Closing.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, which is herein referred to as Article 11. The unaudited pro forma condensed combined financial statements of the Company, Software Luxembourg Holding S.A. (“Skillsoft”), and Albert DE Holdings Inc. (“Global Knowledge”) present the combination of the financial information of the Company, Skillsoft and Global Knowledge adjusted to give pro forma effect to the following transactions:
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The reorganization of certain Skillsoft affiliates under Chapter 11 of the U.S. Bankruptcy Code (the “Skillsoft Reorganization”);

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The Merger in accordance with the Skillsoft Merger Agreement;

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The issuance of Churchill Class A common stock in accordance with (i) the Prosus PIPE Subscription Agreement and (ii) the SuRo PIPE Subscription Agreement that are effective upon the consummation of the Merger (collectively the “PIPE Investments”). With respect to the issuance of Churchill Class A common stock in accordance with the Prosus PIPE Subscription Agreement, the following pro forma condensed combined financial statements have been prepared to reflect both the First Step and Second Step Prosus Investments (without any reduction to the 40,000,000 shares of Churchill Class A common stock subscribed for by Prosus in its exercise of the Option and assuming no exercise of the Prosus Top-Up Right) (as further described below);

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The Global Knowledge Merger in accordance with the Global Knowledge Merger Agreement; and

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The issuance of Class A common stock of the Post-Combination Company in accordance with the Lodbrok Subscription Agreement that is effective upon the consummation of the Global Knowledge Merger.

The Company was incorporated as a Delaware corporation on April 11, 2019 and completed its initial public offering on June 26, 2019. The Company is a blank check company formed to acquire one or more businesses through a business combination transaction. Upon the closing of the Churchill IPO and the sale of private placement warrants, $690.0 million from the net proceeds thereof was placed in a trust account. As of March 31, 2021, the Company had approximately $697.0 million held in the trust account.
Pursuant to Churchill’s Existing Charter, upon the Closing, public stockholders will have the opportunity to redeem shares of Churchill Class A common stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account, subject to certain limitations. The Company cannot predict how many of its public stockholders will elect to redeem their shares. Each of the Skillsoft Merger Agreement and the Global Knowledge Merger Agreement have conditions relating to minimum cash available immediately after consummation of the respective transactions. The following pro forma condensed combined financial statements have been prepared to reflect the estimated impact of three potential outcomes, reflecting: no redemptions, the maximum allowable redemptions for the Merger, and the maximum redemptions that would permit the satisfaction of the minimum cash closing condition in the Global Knowledge Merger Agreement on the date of consummation of the Merger. The actual results will likely be within the redemption scenarios illustrated in the following pro forma condensed combined financial statements; however, there can be no assurance regarding which scenario will be closest to the actual results. Under all redemption scenarios, Churchill has been determined to be the accounting acquirer.
The following describes the transactions:
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Skillsoft Reorganization: On June 14, 2020, Skillsoft Corporation, a subsidiary of Pointwell Limited, announced that it had entered into a Restructuring Support Agreement (the “Skillsoft RSA”) with a majority of its first and second lien lenders. Skillsoft Corporation and certain of its affiliates (including Pointwell) voluntarily filed “pre-packaged” Chapter 11 cases in the U.S. Bankruptcy Court for the District of Delaware in addition to ancillary proceedings in Canada under the Companies’

Creditors Arrangement Act seeking recognition of the U.S. Chapter 11 proceedings in Canada. The U.S. Bankruptcy Court approved the RSA at the Company’s confirmation hearing on August 6, 2020 and Skillsoft and its affiliates emerged from Chapter 11 on August 27, 2020. As a result of the reorganization, ownership interest in Pointwell was transferred to a newly created legal entity, Software Luxembourg Holdings, the shares of which are owned by the lenders who had secured interest in Skillsoft and its affiliates prior to the petition date. Refer to Note 2 for pro forma adjustments related to the Skillsoft Reorganization.
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Skillsoft Merger: On October 12, 2020, Churchill entered into the Skillsoft Merger Agreement. Under the terms of the Skillsoft Merger Agreement, Skillsoft will merge with and into Churchill, Skillsoft will cease to exist and Skillsoft’s subsidiaries will become subsidiaries of Churchill.

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PIPE investments:

(i)
On October 12, 2020, Prosus entered into the Prosus Subscription Agreement with Churchill, pursuant to which Prosus subscribed for 10,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share, to be issued at the closing (the “First Step Prosus Investment”), and Churchill granted Prosus a 30-day option (the “Option”) to subscribe for up to the lesser of (i) an additional 40,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share or (ii) such additional number of shares that would result in Prosus beneficially owning shares of Churchill Class A common stock representing 35% of the issued and outstanding shares of Churchill on a fully-diluted and as-converted basis as of immediately following the closing (excluding any warrants issued to Prosus pursuant to the Prosus Subscription Agreement) (the “Second Step Prosus Investment” and together with the First Step Prosus Investment, the “Prosus PIPE Investment”). On November 10, 2020, Prosus exercised the Option to subscribe for an additional 40,000,000 shares of Churchill Class A common stock in the Second Step Prosus Investment (or such number of shares as may be reduced pursuant to the Prosus Subscription Agreement). Pursuant to the Prosus Subscription Agreement, in connection with Prosus’s exercise of the Option and concurrently with the consummation of the Second Step Prosus Investment, Churchill will issue to Prosus warrants to purchase a number of shares of Churchill Class A common stock equal to one-third of the number of shares of Churchill Class A common stock purchased in the Prosus PIPE Investment (the “Prosus Warrants”). The Prosus Warrants will have terms substantively identical to those included in the units offered in the Churchill IPO.

The pro forma financial information has been furnished to present a no redemptions and maximum redemptions scenario that reflects the Prosus PIPE Investment. The additional funds from the Second Step Prosus Investment are reflected within the cash balance in the pro forma condensed combined financial statements as the Company will retain these funds to provide maximum balance sheet flexibility. Churchill and Prosus also agreed that following the consummation of the Merger, and in the event that Prosus beneficially owns less than the Prosus Maximum Ownership Amount, Prosus will have the concurrent right to purchase a number of additional shares of Churchill Class A common stock, at $10.00 per share, that would result in Prosus maintaining beneficial ownership of at least, but no more than, the Prosus Maximum Ownership Amount (the “Prosus Top-Up Right”). The following pro forma condensed combined financial statements do not reflect the Prosus Top-Up Right.
(ii)
On October 14, 2020, in connection with the execution of the Skillsoft Merger Agreement, Churchill entered into a subscription agreement with SuRo Capital Corp. (“SuRo”) pursuant to which SuRo subscribed for 1,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share (the “SuRo PIPE Investment”), to be issued at the Skillsoft Closing (the “SuRo Subscription Agreement”).

The Global Knowledge Merger meets the related business criteria defined by SEC’s Regulation S-X Rule 3-05 and is therefore included in the pro forma condensed combined financial statements.

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Global Knowledge Merger: On October 12, 2020, Churchill entered into the Global Knowledge Merger Agreement, which is subject to the consummation of the Merger.

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Lodbrok PIPE Investment: On October 13, 2020, in connection with the execution of the Global Knowledge Merger Agreement, Churchill entered into a subscription agreement with Lodbrok Capital LLP (“Lodbrok”) pursuant to which Lodbrok subscribed for 2,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share (the “Lodbrok PIPE Investment”), to be issued at the closing of the Global Knowledge Merger (the “Lodbrok Subscription Agreement”).

The Merger is not contingent on the Global Knowledge Merger, and as a result, the pro forma condensed combined financial statements first give effect to the Skillsoft Reorganization, the Merger, and the PIPE Investments and then give effect to the Global Knowledge Merger and the Lodbrok PIPE Investment. The shares to be issued as part of the Lodbrok PIPE Investment have not been included in the calculation of the no redemptions and maximum redemptions scenarios for the Merger; however, the Lodbrok PIPE Investment (shares only) and the Global Knowledge Merger closing condition for a minimum cash balance of $50.0 million post-closing have been included in the Global Knowledge Maximum Redemptions scenario for illustrative purposes.
The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheets of Churchill, Skillsoft and Global Knowledge as if the Merger, PIPE Investments, the Global Knowledge Merger and the Lodbrok PIPE Investment had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 combine the historical statements of operations of Churchill, Skillsoft and Global Knowledge for such periods on a pro forma basis as if the Skillsoft Reorganization, the Merger, the PIPE Investments, the Global Knowledge Merger and the Lodbrok PIPE Investment had been consummated at the beginning of the earliest period presented. Churchill’s fiscal year ends on December 31st, Skillsoft’s fiscal year ends on January 31st and Global Knowledge’s fiscal year ends on the Friday nearest September 30th of each year. The unaudited pro forma condensed combined financial statements are presented on the basis of Churchill’s fiscal year and combine the historical results of the fiscal periods of Churchill, Skillsoft and Global Knowledge.
In accordance with Article 11 of Regulation S-X the historical financial statements may be adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to provide for “Transaction Accounting Adjustments” reflecting only the application of required accounting for the transactions. The Company has not included any Management Adjustments as defined under Release No. 33-10786.
The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:
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the accompanying notes to the unaudited pro forma condensed combined financial statements;

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the historical audited financial statements (as restated) of Churchill as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this joint proxy statement/prospectus;

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the historical unaudited financial statements of Churchill as of and for the three months ended March 31, 2021 and the related notes, which are included elsewhere in this joint proxy statement/prospectus;

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the historical audited consolidated financial statements of Successor Skillsoft as of January 31, 2021 and for the period from August 28, 2020 to January 31, 2021, the historical audited consolidated financial statements of Predecessor Skillsoft for the period from February 1, 2020 to August 27, 2020, and the related notes, which are included elsewhere in this joint proxy statement/prospectus;

•
the historical audited consolidated financial statements of Global Knowledge as of and for the year ended October 2, 2020 and the related notes, which are included elsewhere in this joint proxy statement/prospectus;

•
the historical unaudited consolidated financial statements of Global Knowledge as of and for the six months ended April 2, 2021 and the related notes, which are included elsewhere in this joint proxy statement/prospectus;

•
other information relating to Churchill, Skillsoft and Global Knowledge contained in this registration statement, including the description of the relevant transactions and certain terms thereof set forth in the sections titled “Summary” and the risk factors set forth under the section titled “Risk Factors”.

The Merger will be considered a business combination and will be accounted for using the acquisition method of accounting, whereby Churchill has been determined to be the accounting acquirer, in both the no redemptions and maximum redemptions scenarios, primarily based on the following predominate factors:
•
Existing Churchill stockholders will have the largest voting interest in the combined entity in the no redemptions scenario;

•
In the maximum redemptions scenarios, Skillsoft shareholders’ ownership interest in the combined company is similar to that of Churchill stockholders. These respective ownership interests in the combined company do not provide either party with a controlling interest. Further, Prosus is an independent investor and does not influence and is not influenced by Churchill or Skillsoft stockholders or shareholders, respectively;

•
Prosus’s ownership interest in the combined company is limited in the Prosus PIPE Investment to subscribing for up to a number of additional shares of Churchill Class A common stock that would result in it beneficially owning 35% of the issued and outstanding shares of Churchill Class A common stock on a fully-diluted and as-converted basis, which limits its ability to obtain a controlling interest;

•
The board of directors of the combined company will initially have seven members and the Sponsor will have the right to nominate six members of the initial board. The initial board composition of the combined company is independent of the redemptions scenarios; and

•
Churchill has placed the Chief Executive Officer and other members of management of the combined company.

Other factors were considered; however, they would not change the preponderance of factors indicating that Churchill is the accounting acquirer. Moreover, Prosus completing the First Step or First and Second Step Investments would not change the determination that Churchill was the accounting acquirer.
The Global Knowledge Merger will be considered a business combination and will be accounted for using the acquisition method of accounting. The Merger is required to be completed prior to the Global Knowledge Merger, and, therefore, Global Knowledge will be acquired by the Post-Combination Company after the Merger.
Description of the Minimum and Maximum Allowable Redemptions Scenarios
As discussed above, the Prosus Subscription Agreement includes the First Step Investment and a Second Step Investment which, if funded at the closing of the Merger, would impact the maximum number of shares of Churchill Class A common stock that could be redeemed in connection with the Merger and still satisfy the Available Cash Condition (as defined in the Skillsoft Merger Agreement). The additional funds from the Second Step Prosus Investment are reflected within the cash balance in the pro forma condensed combined financial statements as the Company will retain these funds to provide maximum balance sheet flexibility. A condition to closing the Global Knowledge Merger is that there is a minimum cash requirement of $50.0 million after giving effect to the Global Knowledge Merger. The Company has furnished pro forma condensed combined financial statements that reflects both the First Step and the Second Step Prosus Investments. The unaudited pro forma condensed combined financial information has been prepared using the following assumptions with respect to the two potential redemption outcomes:
•
Assuming No Redemptions: This presentation assumes that no public stockholders of Churchill Class A common stock exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the trust account.

•
Assuming Maximum Redemptions: This presentation assumes that public stockholders holding 55,744,379 shares of Churchill Class A common stock exercise their redemption rights for their pro rata share ($10.10 per share as of March 31, 2021) of the funds in the trust account. This scenario gives effect to Public Share redemptions for an aggregate payment of approximately $563.0 million using a per share redemption price that was calculated based on the availability of $697.0 million in the trust account, divided by 69,000,000 shares of Churchill Class A common stock outstanding, in each case as of March 31, 2021. This is the estimated maximum number of redemptions assuming that the Available Cash Condition set forth in the Skillsoft Merger Agreement is satisfied, and assuming no cash of Skillsoft or Churchill (other than PIPE Investment proceeds and funds held in the trust account) is available for the payment of redemptions.

Redemptions
Using the $10.10 estimated per share redemption price, the number of shares estimated in this maximum redemptions scenario is based on the total cash available at the date of the redemption, which includes cash from the conversion of the trust account, the First Step and Second Step Prosus Investment and the SuRo PIPE Investment, less the minimum cash requirement of $644.0 million, which reflects payment of the merger consideration, the retention of a minimum cash balance, and estimated transaction costs.
The pro forma share capitalization of the Company following the Merger and after giving effect to the PIPE Investments is as follows:
	No Redemptions		Maximum Redemptions
Total Capitalization (in thousands, except percentages)	Shares	%	Shares	%
Skillsoft Shareholders	28,500	17%	28,500	26%
Churchill Public Shares*	69,000	42%	13,256	12%
Churchill Sponsor II LLC	17,250	10%	17,250	16%
PIPE Investors**	51,000	31%	51,000	46%
Total Churchill Class A shares***	165,750	100%	110,006	100%

*
The Maximum Redemptions as shown in the pro forma capitalization excludes Skillsoft’s cash balance ($71.5 million, as of January 31, 2021), which is legally available for redemptions. Inclusion of Skillsoft’s cash balance would increase the cash available for redemptions and decrease the percentage of ownership of Churchill public stockholders and increase the percentage ownership of Skillsoft Shareholders, the Sponsor and the PIPE Investors ratably in a Maximum Redemptions scenario.

**
Does not include (i) the issuance of Class A common stock of the combined company in accordance with the Lodbrok Subscription Agreement that is effective upon the consummation of the Global Knowledge Merger or (ii) the issuance of Class A common stock of the Post-Combination Company in connection with the exercise of the Prosus Top-Up Right.

***
Does not include (i) shares underlying 23,000,000 public warrants to purchase Churchill Class A common stock at $11.50 per share that are outstanding, (ii) shares underlying 15,800,000 of private placement warrants issued to the Sponsor for $1.00 per warrant to purchase Churchill Class A common stock at $11.50 per share at the time of the Churchill IPO, (iii) shares underlying 1,500,000 of private placement warrants issuable to the Sponsor for $1.00 per warrant to purchase Churchill Class A common stock at $11.50 per share as repayment for the $1,500,000 Sponsor Loan dated November 2, 2020, at consummation of the Merger, (iv) 5,000,000 warrants to be issued to the equity holders of Global Knowledge to purchase Churchill Class A common stock at $11.50 per share at consummation of the Global Knowledge Merger, (v) warrants, options or restricted shares expected to be issued to the new CEO or other employees pursuant to the Incentive Plan or (vi) shares underlying the Prosus Warrants.

Description of the Merger and Global Knowledge Merger
Pursuant to the Skillsoft Merger Agreement, the Company will acquire all of the issued and outstanding equity interests of Skillsoft in exchange for (i) 24,000,000 shares of Churchill Class A Common Stock and 3,840,000 shares of Churchill Class C Common Stock, in each case, with respect to the Skillsoft Class A Shares and (ii) 4,500,000 shares of Churchill Class A Common Stock with respect to the Skillsoft Class B Shares. Upon consummation of the Merger, the Company will redeem all Churchill Class C common stock issued to Skillsoft’s Class A shareholders for an aggregate redemption price of (a) $505.0 million and (b) Term Loans in the aggregate principal amount of $20.0 million, issued by certain subsidiaries of the combined company. As a result of the transaction and subsequent to the PIPE financing inclusive of both the First Step and Second Step Prosus Investments (without any reduction to the 40,000,000 shares of Churchill Class A common stock subscribed for by Prosus in its exercise of the Option and assuming no exercise of the Prosus Top-Up Right), Skillsoft shareholders will hold approximately 17% or 26% of the total outstanding shares of the Post-Combination Company in the No Redemptions or Maximum Redemptions scenarios, respectively.
In addition, the Company entered into a merger agreement with Albert DE Holdings, Inc., the parent company of Global Knowledge Training, LLC. Upon consummation of the Global Knowledge Merger, all prior shares of Global Knowledge will be converted into the right to receive 5,000,000 warrants of the Post-Combination Company. No Churchill Class A common stock is being issued as part of the Global Knowledge Merger. In accordance with the Global Knowledge RSA, in conjunction with the acquisition of Global Knowledge, cash payments totaling $170.1 million and new term loans with aggregate principal amounts of $70.0 million will be paid to Global Knowledge’s existing creditors. Consummation of the Global Knowledge Merger is contingent on a retention of a $50.0 million minimum cash balance. Following the Global Knowledge Merger and the Lodbrok PIPE Investment, Skillsoft shareholders will hold approximately 17% or 24% of the total outstanding shares of the combined company in the No Redemptions or Global Knowledge Maximum Redemptions scenarios (described below), respectively.
Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Merger and Global Knowledge Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the Post-Combination Company and New Skillsoft following the completion of the Merger and Global Knowledge Merger. Where applicable, as described in the accompanying notes, the unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.
Description of Global Knowledge Maximum Redemptions Scenario
The Company’s pro forma condensed combined financial statements for the Global Knowledge Merger have also been prepared to reflect the minimum cash closing condition for Global Knowledge through an adjustment to the maximum level of redemptions at the time of the Merger. For illustrative purposes, this presentation assumes that stockholders holding 50,793,884 shares of Churchill Class A common stock exercise their redemption rights for their pro rata share ($10.10 per share as of March 31, 2021) of the funds in the trust account. This scenario gives effect to Public Share redemptions for an aggregate payment of approximately $513.0 million using a per share redemption price that was calculated based on the availability of $697.0 million in the trust account, divided by 69,000,000 shares of Churchill Class A common stock outstanding, in each case as of March 31, 2021. This is the estimated maximum number of redemptions that could be effected while satisfying the minimum cash conditions set forth in each of the Skillsoft Merger Agreement and Global Knowledge Merger Agreement on the date of consummation of the Merger, and assuming no cash of Skillsoft or Churchill (other than the PIPE Investments, excluding the Lodbrok PIPE Investment and funds held in the trust account) is available for the payment of redemptions.
Using the $10.10 estimated per share redemption price, the number of shares estimated in this maximum redemptions scenario is based on the total cash available at the date of the redemption, which includes cash from the conversion of the trust account, the First Step and Second Step Prosus Investment, and the SuRo PIPE Investment, less a minimum cash requirement of $694.0 million, which includes cash consideration for the Merger and Global Knowledge Merger, the retention of a minimum cash balance, and estimated transaction costs.

The pro forma share capitalization of the Company following the Merger and the Global Knowledge Merger after giving effect to the Lodbrok PIPE Investment is as follows:
	Global Knowledge No Redemptions		Global Knowledge Maximum Redemptions
Total Capitalization (in 000s)	Shares	%	Shares	%
Skillsoft Shareholders	28,500	17%	28,500	24%
Churchill Public Shares*	69,000	42%	18,206	15%
Churchill Sponsor II LLC	17,250	10%	17,250	15%
PIPE Investors**	51,000	30%	51,000	44%
Lodbrok PIPE Investments	2,000	1%	2,000	2%
Total Churchill Class A shares***	167,750	100%	116,956	100%

*
The Maximum Redemptions as shown in the pro forma capitalization excludes Skillsoft’s cash balance ($71.5 million, as of January 31, 2021), which is legally available for redemptions. Inclusion of Skillsoft’s cash balance would increase the cash available for redemptions and decrease the percentage ownership of Churchill public stockholders and increase the percentage ownership of Skillsoft Shareholders, the Sponsor and the PIPE Investors, ratably, in the Global Knowledge Maximum Redemptions scenario.

**
Does not include the issuance of Class A common stock of the Post-Combination Company in connection with the exercise of the Prosus Top-Up Right.

***
Does not include (i) shares underlying 23,000,000 public warrants to purchase Churchill Class A common stock at $11.50 per share that are outstanding, (ii) shares underlying 15,800,000 private placement warrants issued to the Sponsor for $1.00 per warrant to purchase Churchill Class A common stock at $11.50 per share at the time of the Churchill IPO, (iii) shares underlying 1,500,000 private placement warrants issuable to the Sponsor for $1.00 per warrant to purchase Churchill Class A common stock at $11.50 per share as repayment for the $1,500,000 Sponsor Loan dated November 2, 2020, at consummation of the Merger, (iv) 5,000,000 warrants to be issued to the equity holders of Global Knowledge to purchase Churchill Class A common stock at $11.50 per share at consummation of the Global Knowledge Merger, (v) warrants, options or restricted shares expected to be issued to the new CEO or other employees pursuant to the Incentive Plan or (vi) shares underlying the Prosus Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2021
(Amounts in thousands except per share data)
	As of March 31, 2021	As of January 31, 2021	Pro Forma Adjustments (Note 4)		Skillsoft Purchase Accounting Adjustments (Note 5)		As of March 31, 2021
	Churchill Capital Corp II	Skillsoft					Pro Forma Condensed Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions) (Note 4)		Pro Forma Condensed Combined (Assuming Maximum Redemptions)
ASSETS
Current Assets
Cash and cash equivalents	$2,383	$71,479	$697,018	4A	$(505,000)	5A	$716,665	$(563,018)	4F	$153,647
			(21,371)	4B	(11,600)	5I
			500,000	4C
			(16,244)	4D
Restricted cash	—	2,964	—		—		2,964	—		2,964
Accounts receivable (net)	—	179,784	—		—		179,784	—		179,784
Prepaid expenses and other current assets	111	30,326	—		—		30,437	—		30,437
Total Current Assets	2,494	284,553	1,159,403		(516,600)		929,850	(563,018)		366,832
Property and equipment, net	—	13,780	—		—		13,780	—		13,780
Intangible assets, net	—	728,633	—		154,076	5D	882,709	—		882,709
Goodwill	—	495,004	—		38,943	5H	533,947	—		533,947
Right of use assets	—	15,131	—		—		15,131	—		15,131
Other assets	—	8,636	—		—		8,636	—		8,636
Deferred tax assets	—	—	—		—		—	—		—
Marketable securities held in Trust Account	697,018	—	(697,018)	4A	—		—	—		—
TOTAL ASSETS	$699,512	$1,545,737	$462,385		$(323,581)		$2,384,053	$(563,018)		$1,821,035
Current liabilities
Accrued expenses	$746	$23,125	$2,001	4D	$1,000	5I	$26,872	$—		$26,872
Accounts payable	—	7,425	—		—		7,425	—		7,425
Accrued compensation	—	36,375	—		—		36,375	—		36,375
Deferred revenues	—	257,549	—		(88,985)	5F	168,564	—		168,564
Current maturities of long-term debt	3,132	5,200	(3,132)	4I	—		5,200	—		5,200
Lease liability – short-term	—	4,740	—		—		4,740	—		4,740
Credit facility	—	17,022	—		—		17,022	—		17,022
Income taxes payable	99	—	—		—		99	—		99
Total Current Liabilities	3,977	351,436	(1,131)		(87,985)		266,297	—		266,297
Deferred tax liabilities	—	81,008	—		50,833	5G	131,841	—		131,841
Lease liability — long-term	—	13,155	—		—		13,155	—		13,155
Derivative liabilities	85,044	—	2,535	4I	—		91,213	—		91,213
			3,634	4J
Deferred revenue -non-current	—	3,035	—		—		3,035	—		3,035
Other long-term liabilities	—	6,898	—		20,000	5C	26,898	—		26,898
Long term debt	—	510,236	—		—		510,236	—		510,236
Deferred underwriting fee payable	21,371	—	(21,371)	4B	—		—	—		—
Total Liabilities	110,392	965,768	(16,333)		(17,152)		1,042,675	—		1,042,675
Commitments
Class A Common stock subject to possible redemption	584,120	—	(584,120)	4E	—		—	—		—
Stockholders’ Equity
Class A Common stock, $0.0001 par value	1	—	5	4C	3	5B	15	(5)	4F	10
			6	4E
Class B Common stock, $0.0001 par value	2	—	—		—		2	—		2

	As of March 31, 2021	As of January 31, 2021	Pro Forma Adjustments (Note 4)		Skillsoft Purchase Accounting Adjustments (Note 5)		As of March 31, 2021
	Churchill Capital Corp II	Skillsoft					Pro Forma Condensed Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions) (Note 4)		Pro Forma Condensed Combined (Assuming Maximum Redemptions)
Successor Class A and Class B shares	—	40	—		(40)	5E	—	—		—
Accum. other comprehensive (loss) income	—	(682)	—		682	5E	—	—		—
Additional paid-in capital	50,398	674,333	499,995	4C	(674,333)	5E	1,417,180	(563,013)	4F	854,167
			584,114	4E	286,137	5B
			(3,464)	4J
Accumulated deficit	(45,401)	(93,722)	(18,245)	4D	93,722	5E	(75,819)	—		(75,819)
			597	4I
			(170)	4J	(12,600)	5I
Total Stockholders’ Equity (Deficit)	5,000	579,969	1,062,838		(306,429)		1,341,378	(563,018)		778,360
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$699,512	$1,545,737	$462,385		$(323,581)		$2,384,053	$(563,018)		$1,821,035

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE - CONTINUED
AS OF MARCH 31, 2021
(Amounts in thousands except per share deta)
	As of March 31, 2021	As of April 2, 2021	Pro Forma Adjustments (Note 4)		Accounting Policies, Reclassifications, and Eliminations (Note 6)		Global Knowledge Purchase Accounting Adjustments		As of March 31, 2021, including Global Knowledge
	Pro Forma Condensed Combined (Assuming No Redemption)	Global Knowledge							Pro Forma Condensed Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Global Knowledge Maximum Redemptions) (Note 4)		Pro Forma Condensed Combined (Assuming Global Knowledge Maximum Redemptions)
ASSETS
Current Assets
Cash and cash equivalents	$716,665	$17,296	$19,600	4G	(250)	6B	$(170,050)	7A	$576,337	$(513,018)	4H	$63,319
							(6,924)	7J
Restricted cash	2,964	—	—		250	6B	—		3,214	—		3,214
Accounts receivable (net)	179,784	26,889	—		(39)	6C	—		206,634	—		206,634
Prepaid expenses and other current assets	30,437	13,779	—		(755)	6A	—		43,461	—		43,461
Total Current Assets	929,850	57,964	19,600		(794)		(176,974)		829,646	(513,018)		316,628
Property and equipment, net	13,780	6,133	—		—		—		19,913	—		19,913
Intangible assets, net	882,709	42,607	—		—		141,483	7E	1,066,799	—		1,066,799
Goodwill	533,947	123,848	—		—		(30,017)	7I	627,778	—		627,778
Right of use assets	15,131	—	—		7,948	6A	756	7G	23,835	—		23,835
Other assets	8,636	3,993	—		—		—		12,629	—		12,629
Deferred tax assets	—	983	—		—		—		983	—		983
Marketable securities held in Trust Account	—	—	—		—		—		—	—		—
TOTAL ASSETS	$2,384,053	$235,528	$19,600		$7,154		$(64,752)		$2,581,583	$(513,018)		$2,068,565
Current liabilities
Accrued expenses	$26,872	$57,340	$—		$(11,537)	6B	$(28,988)	7C	$44,464	$—		$44,464
							777	7J
Accounts payable	7,425	35,687	—		(39)	6C	—		43,073	—		43,073
Accrued compensation	36,375	—	—		10,820	6B	—		47,195	—		47,195
Deferred revenues	168,564	27,551	—		—		(7,516)	7H	188,599	—		188,599
Current maturities of long-term debt and other short-term debt	5,200	213,568	—		—		(213,568)	7C	5,200	—		5,200
Lease liability — short-term	4,740	—	—		4,735	6A	—		9,475	—		9,475
Credit facility	17,022	36,024	—		—		(36,024)	7C	17,022	—		17,022
Income taxes payable	99	—	—		717	6B	—		816	—		816
Total Current Liabilities	266,297	370,170	—		4,696		(285,319)		355,844	—		355,844
Deferred tax liabilities	131,841	355	—		—		12,965	7K	145,161	—		145,161
Lease liability — long-term	13,155	—	—		4,824	6A	321	7G	18,300	—		18,300
Derivative liabilities	91,213	—	—		—		7,350	7D	98,563	—		98,563
Deferred revenue -non-current	3,035	—	—		—		—		3,035	—		3,035
Other long-term liabilities	26,898	2,635	—		(2,366)	6A	—		27,167	—		27,167
Long term debt	510,236	11,469	—		—		(11,469)	7C	580,236	—		580,236
			—				70,000	7B
Deferred underwriting fee payable	—	—	—		—		—		—	—		—
Total Liabilities	1,042,675	384,629	—		7,154		(206,152)		1,228,306	—		1,228,306
Commitments

	As of March 31, 2021	As of April 2, 2021	Pro Forma Adjustments (Note 4)		Accounting Policies, Reclassifications, and Eliminations (Note 6)	Global Knowledge Purchase Accounting Adjustments		As of March 31, 2021, including Global Knowledge
	Pro Forma Condensed Combined (Assuming No Redemption)	Global Knowledge						Pro Forma Condensed Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Global Knowledge Maximum Redemptions) (Note 4)		Pro Forma Condensed Combined (Assuming Global Knowledge Maximum Redemptions)
Class A Common stock subject to possible redemption	—	—	—		—	—		—	—		—
Stockholders’ Equity
Class A Common stock, $0.0001 par value	15	—	—		—	—		15	(5)	4H	10
Class B Common stock, $0.0001 par value	2	—	—		—	—		2	—		2
Successor Class A and Class B shares	—	—	—		—	—		—	—		—
Accum. other comprehensive (loss) income	—	(2,262)	—		—	2,262	7F	—	—		—
Additional paid-in capital	1,417,180	242,375	19,600	4G	—	(242,375)	7F	1,436,780	(513,013)	4H	923,767
Accumulated deficit	(75,819)	(389,214)	—		—	389,214	7F	(83,520)	—		(83,520)
						(7,701)	7J
Total Stockholders’ Equity	1,341,378	(149,101)	19,600		—	141,400		1,353,277	(513,018)		840,259
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,384,053	$235,528	$19,600		$7,154	$(64,752)		$2,581,583	$(513,018)		$2,068,565

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(Amounts in thousands except share and per share data)
	For the year ended December 31, 2020	For the year ended January 31, 2021					For the year ended December 31, 2020
	Churchill Capital Corp II (as restated)	Pro Forma Skillsoft As Adjusted (Note 2)	Pro Forma Adjustments (Note 4)		Skillsoft Purchase Accounting Adjustments (Note 5)		Pro Forma Condensed Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions) (Note 4)		Pro Forma Condensed Combined (Assuming Maximum Redemptions)
Revenues:
Total revenues	$—	$350,117	$—		$—		$350,117	$—		$350,117
Operating expenses
Cost of revenues	—	93,058	—		—		93,058	—		93,058
Content and software development	—	69,014	—		—		69,014	—		69,014
Selling and marketing	—	123,783	—		—		123,783	—		123,783
General and administrative	(2,000)	59,091	18,245	4BB	12,600	5DD	87,936	—		87,936
Amortization of intangible assets	—	98,977	—		17,723	5AA	116,700	—		116,700
Impairment of intangible assets	—	—	—		—		—	—		—
Impairment of goodwill	—	332,376	—		—		332,376	—		332,376
Recapitalization and transaction-related costs	—	48,027			—		48,027	—		48,027
Restructuring	—	5,520	—		—		5,520	—		5,520
Operating and formation costs	2,907	—	—		—		2,907	—		2,907
Total operating expenses	907	829,846	18,245		30,323		879,321	—		879,321
Operating income (loss):	$(907)	$(479,729)	$(18,245)		$(30,323)		$(529,204)	$—		$(529,204)
Other income (expense), net	2,518	4,725	(2,518)	4AA	—		4,725	—		4,725
(Loss) gain on derivative liabilities	(73,583)	—	(170)	4EE	—		(73,156)	—		(73,156)
			597	4FF
Reorganization items, net	—	3,329,245	—		—		3,329,245	—		3,329,245
Loss on derivative instruments	—	(5)	—		—		(5)	—		(5)
Interest income	—	129	—		—		129	—		129
Interest expense	—	(46,016)	—		(1,520)	5BB	(47,536)	—		(47,536)
(Loss) income before provision (benefit) for income taxes	(71,972)	2,808,349	(20,336)		(31,843)		2,684,198	—		2,684,198
Provision (benefit) for income taxes	487	65,744	(4,271)	4GG	(6,687)	5CC	55,273	—		55,273
Net (loss) income	$(72,459)	$2,742,605	$(16,065)		$(25,156)		$2,628,925	$—		$2,628,925
Earnings per Share
Weighted average Class A shares outstanding							165,750,000	(55,744,379)	4CC	110,005,621
Earnings per share (basic and diluted) attributable to Class A common stockholders							$15.86	$—		$23.90

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(Amounts in thousands except share and per share data)
	For the year ended December 31, 2020	For the twelve months ended January 1, 2021					For the year ended December 31, 2020, including Global Knowledge
	Pro Forma Condensed Combined (Assuming No Redemption)	Global Knowledge	Accounting Policies, Reclassifications, and Eliminations (Note 6)		Global Knowledge Purchase Accounting Adjustments		Pro Forma Condensed Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Global Knowledge Maximum Redemptions) (Note 4)		Pro Forma Condensed Combined (Assuming Global Knowledge Maximum Redemptions)
Revenues:
Total revenues	$350,117	$189,649	$(697)	6BB	$(7,516)	7AA	$531,553	$—		$531,553
Operating expenses
Cost of revenues	93,058	104,465	(697)	6BB	—		196,826	—		196,826
Content and software development	69,014	2,484	—		—		71,498	—		71,498
Selling and marketing	123,783	41,511	—		—		165,294	—		165,294
General and administrative	87,936	34,201	—		117	7BB	129,955	—		129,955
					7,701	7FF
Amortization of intangible assets	116,700	7,279	—		15,133	7CC	139,112	—		139,112
Impairment of intangible assets	—	7,879	—		—		7,879	—		7,879
Impairment of goodwill	332,376	59,553	—		—		391,929	—		391,929
Recapitalization and transaction-related costs	48,027	—	—		—		48,027	—		48,027
Restructuring	5,520	7,275	—		—		12,795	—		12,795
Operating and formation costs	2,907	—	—		—		2,907	—		2,907
Total operating expenses	879,321	264,647	(697)		22,951		1,166,222	—		1,166,222
Operating income (loss):	$(529,204)	$(74,998)	$—		$(30,467)		$(634,669)	$—		$(634,669)
Other income (expense), net	4,725	(1,997)	—		—		2,728	—		2,728
(Loss) gain on derivative liabilities	(73,156)	—	—		—		(73,156)	—		(73,156)
Reorganization items, net	3,329,245	—	—		—		3,329,245	—		3,329,245
Loss on derivative instruments	(5)	—	—		—		(5)	—		(5)
Interest income	129	—	2,966	6AA	—		3,095	—		3,095
Interest expense	(47,536)	(31,750)	(2,966)	6AA	28,766	7DD	(53,486)	—		(53,486)
(Loss) income before provision (benefit) for income taxes	2,684,198	(108,745)	—		(1,701)		2,573,752	—		2,573,752
Provision (benefit) for income taxes	55,273	1,016	—		(2,073)	7EE	54,216	—		54,216
Net (loss) income	$2,628,925	$(109,761)	$—		$372		$2,519,536	$—		$2,519,536
Earnings per Share
Weighted average Class A shares outstanding	165,750,000						167,750,000	(50,793,884)	4DD	116,956,116
Earnings per share (basic and diluted) attributable to Class A common stockholders	$15.86						$15.02	$—		$21.54

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(Amounts in thousands except per share data)
	For the Three Months ended March 31, 2021	For the Three Months ended January 31, 2021	Pro Forma Adjustments (Note 4)		Skillsoft Purchase Accounting Adjustments (Note 5)		For the Three Months ended March 31, 2021
	Churchill Capital Corp II	Pro Forma Skillsoft As Adjusted (Note 2)					Pro Forma Condensed Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions) (Note 4)		Pro Forma Condensed Combined (Assuming Maximum Redemptions)
Revenues:
Total revenues	$—	$71,795	$—		$46,689	5EE	$118,484	$—		$118,484
Operating expenses
Cost of revenues	—	25,016	—		—		25,016	—		25,016
Content and software development	—	19,109	—		—		19,109	—		19,109
Selling and marketing	—	37,092	—		1,579	5EE	38,671	—		38,671
General and administrative	—	11,561	—		—		11,561	—		11,561
Amortization of intangible assets	—	23,934	—		5,244	5AA	29,178	—		29,178
Recapitalization and transaction-related costs	—	7,703			—		7,703	—		7,703
Restructuring	—	4,261	—		—		4,261	—		4,261
Operating and formation costs	1,585	—	—		—		1,585	—		1,585
Total operating expenses	1,585	128,676	—		6,823		137,084	—		137,084
Operating income (loss):	$(1,585)	$(56,881)	$—		$39,866		$(18,600)	$—		$(18,600)
Other income (expense), net	61	(165)	(61)	4AA	—		(165)	—		(165)
Gain on derivative liabilities	43,267	—	—		—		43,267	—		43,267
Interest income	—	15	—		—		15	—		15
Interest expense	—	(12,041)	—		(380)	5BB	(12,421)	—		(12,421)
Income (loss) before provision (benefit) for income taxes	41,743	(69,072)	(61)		39,486		12,096	—		12,096
Provision (benefit) for income taxes	2	(14,064)	(13)	4GG	8,292	5CC	(5,783)	—		(5,783)
Net income (loss)	$41,741	$(55,008)	$(48)		$31,194		$17,879	$—		$17,879
Earnings per Share
Weighted average Class A shares outstanding							165,750,000	(55,744,379)	4CC	110,005,621
Earnings per share (basic and diluted) attributable to Class A common stockholders							$0.11	$—		$0.16

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS CONTINUED
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(Amounts in thousands except share and per share data)
	For the Three Months ended March 31, 2021	For the Three Months ended April 2, 2021	Accounting Policies, Reclassifications, and Eliminations (Note 6)		Global Knowledge Purchase Accounting Adjustments		For the Three Months ended March 31, 2021, including Global Knowledge
	Pro Forma Condensed Combined (Assuming No Redemption)	Global Knowledge					Pro Forma Condensed Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Global Knowledge Maximum Redemptions) (Note 4)		Pro Forma Condensed Combined (Assuming Global Knowledge Maximum Redemptions)
Revenues:
Total revenues	$118,484	$45,018	$(109)	6BB	$—		$163,393	$—		$163,393
Operating expenses
Cost of revenues	25,016	21,852	(109)	6BB	—		46,759	—		46,759
Content and software development	19,109	309	—		—		19,418	—		19,418
Selling and marketing	38,671	11,883	—		—		50,554	—		50,554
General and administrative	11,561	8,779	—		29	7BB	20,369	—		20,369
Amortization of intangible assets	29,178	1,665	—		4,819	7CC	35,662	—		35,662
Recapitalization and transaction-related costs	7,703	—	—		—		7,703	—		7,703
Restructuring	4,261	3,786	—		—		8,047	—		8,047
Operating and formation costs	1,585	—	—		—		1,585	—		1,585
Total operating expenses	137,084	48,274	(109)		4,848		190,097	—		190,097
Operating income (loss):	$(18,600)	$(3,256)	$—		$(4,848)		$(26,704)	$—		$(26,704)
Other income (expense), net	(165)	1,390	—		—		1,225	—		1,225
Gain on derivative liabilities	43,267	—	—		—		43,267	—		43,267
Interest income	15	—	—		—		15	—		15
Interest expense	(12,421)	(8,669)	—		7,183	7DD	(13,907)	—		(13,907)
Income (loss) before provision (benefit) for income taxes	12,096	(10,535)	—		2,335		3,896	—		3,896
Provision (benefit) for income taxes	(5,783)	516	—		(436)	7EE	(5,703)	—		(5,703)
Net income (loss)	$17,879	$(11,051)	$—		$2,771		$9,599	$—		$9,599
Earnings per Share
Weighted average Class A shares outstanding	165,750,000						167,750,000	(50,793,884)	4DD	116,956,116
Earnings per share (basic and diluted) attributable to Class A common stockholders	$0.11						$0.06	$—		$0.08

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1. Basis of Presentation
The Merger and Global Knowledge Merger were treated as business combinations and accounted for using the acquisition method of accounting, with goodwill and other intangible assets recorded, in accordance with ASC 805, Business Combinations. Accordingly, for accounting purposes, the net assets of Churchill are stated at historical cost, with the acquired assets and assumed liabilities of Skillsoft and Global Knowledge stated at fair value in accordance with the acquisition method of accounting.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the Merger, the PIPE Investments, and the Global Knowledge Merger as if they had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 give pro forma effect to the Merger, PIPE Investments and Global Knowledge Merger as if they had been consummated on January 1, 2020. In addition, as described more fully in Note 2, the pro forma condensed combined statement of operations for the year ended December 31, 2020 for Skillsoft give pro forma effect to the Skillsoft Reorganization as if it had occurred on February 1, 2020, the earliest period presented.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
Churchill’s unaudited balance sheet as of March 31, 2021 and the related notes, which is included elsewhere in this joint proxy statement/prospectus;

•
Successor Skillsoft’s audited balance sheet as of January 31, 2021 and the related notes, which is included elsewhere in this joint proxy statement/prospectus; and

•
Global Knowledge’s unaudited balance sheet as of April 2, 2021 and the related notes, which is included elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:
•
Churchill’s audited statement of operations for the year ended December 31, 2020 and the related notes, which is included elsewhere in this joint proxy statement/prospectus;

•
Successor Skillsoft’s audited statement of operations for the period from August 28, 2020 to January 31, 2021 and Predecessor Skillsoft’s unaudited statement of operations for the period from February 1, 2020 to August 27, 2020 and the related notes, which is included elsewhere in this joint proxy statement/prospectus;

•
Global Knowledge’s audited statement of operations for the year ended October 2, 2020 and the related notes, which is included elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
Churchill’s unaudited statement of operations for the three months ended March 31, 2021 and the related notes, which is included elsewhere in this joint proxy statement/prospectus;

•
Skillsoft’s unaudited statement of operations for the three months ended January 31, 2021 was derived from the audited statement of operations for Successor Skillsoft for the period from August 28, 2020 to January 31, 2021 less the unaudited period of August 28, 2020 to October 31, 2020, which had revenue of $71.8 million and a net loss of $55.0 million, in order to conform Skillsoft to Churchill’s interim period; and

•
Global Knowledge’s unaudited statement of operations for the three months ended April 2, 2021 was derived from the unaudited statement of operations for the six months ended April 2, 2021 less the unaudited statement of operations for the three months ended January 1, 2021, which had revenue of $49.3 million and a net loss of $11.9 million, in order to conform Global Knowledge to Churchill’s interim period.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The pro forma financial information does not reflect adjustments for any other consummated or probable acquisitions by either Churchill, Skillsoft, and Global Knowledge that is significant in accordance with Regulation S-X Rule 3-05, as amended by Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 20, 2020 because no significant transactions were identified.
The pro forma financial information has been prepared by Churchill in accordance with Article 11. The pro forma financial information is based on various adjustments and assumptions and is not necessarily indicative of what Churchill’s consolidated statements of operations or consolidated balance sheet actually would have been had the Merger, the PIPE Investments and the Global Knowledge Merger been completed as of the dates indicated or will be for any future periods.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined financial statements of operations are based on the weighted average number of Churchill shares outstanding, assuming the Skillsoft Reorganization, the Merger, the PIPE Investments, the Global Knowledge Merger, and related transactions occurred at the beginning of the earliest period presented. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined financial statements of operations under the Global Knowledge Maximum Redemptions scenario include both the Lodbrok PIPE Investment and the $50.0 million minimum cash condition set forth in the Global Knowledge Merger Agreement.
2. Skillsoft Reorganization Pro Forma Adjustments
The following pro forma adjustments reflect the impact of the Skillsoft Reorganization as if it had occurred on February 1, 2020. The historical financial information for the year ended January 31, 2021 is derived from the actual predecessor period from February 1, 2020 to August 27, 2020 and the successor period from August 28, 2020 to January 31, 2021 reflecting Skillsoft’s emergence from its bankruptcy proceedings and the application of fresh-start accounting creating a new basis in the assets and liabilities of Skillsoft.
	Predecessor	Successor
(amounts in thousands)	February 1, 2020 through August 27, 2020	For the period August 28, 2020 through January 31, 2021	Pro Forma Adjustments		Pro Forma Combined Skillsoft As Adjusted
Revenues:
Total revenues	$273,851	$108,768	$(32,502)	2AA	$350,117
Operating expenses
Cost of revenues	52,160	40,898	—		93,058
Content and software development	38,986	30,028	—		69,014
Selling and marketing	75,028	55,285	(6,530)	2AA	123,783
General and administrative	37,455	21,636	—		59,091
Amortization of intangible assets	34,378	39,824	24,775	2BB	98,977
Impairment of goodwill	332,376	—	—		332,376
Recapitalization and transaction-related costs	32,099	13,928	—		46,027
Restructuring	1,179	4,341	—		5,520
Total operating expenses	603,661	207,940	18,245		829,846
Operating loss:	$(329,810)	$(99,172)	$(50,747)		$(479,729)
Other expense, net	1,273	3,452	—		4,725
Reorganization items, net	3,329,245	—	—		3,329,245
Loss on derivative instruments	(5)	—	—		(5)
Interest income	105	24	—		129
Interest expense, net	(168,341)	(19,960)	142,285	2CC	(46,016)
Income (loss) before provision for income taxes	2,832,467	(115,656)	91,538		2,808,349
Provision for income taxes	68,455	(21,934)	19,223	2DD	65,744
Net income (loss)	$2,764,012	$(93,722)	$72,315		$2,742,605

Explanations to the footnotes of the Skillsoft Reorganization adjustments:
2AA.
Reflects the (i) amortization of the deferred revenue fair value adjustment that occurred as a result of Skillsoft’s “fresh-start” accounting adjustment, which resulted in a decrease to revenue of approximately $32.5 for the period from February 1, 2020 to August 27, 2020 and (ii) the reduction of commissions expense based on Skillsoft’s “fresh-start” adjustment to deferred commissions.

2BB.
Reflects the adjustment to amortization expense for the predecessor entity of Skillsoft based on the application of “fresh-start” accounting as of February 1, 2020. The adjustment includes the removal of predecessor entity amortization and includes the seven months of amortization based on the value of Skillsoft’s amortizable intangible assets as a result of the application of “fresh-start” accounting. The results for the successor period from August 28, 2020 through January 31, 2021 do not require adjustment as this period’s result already reflect the updated value of Skillsoft’s amortizable intangible assets as a result of the application of fresh-start accounting. Amortization is based on the fair value of the amortizable assets and the estimated economic useful life at the time of emergence (August 28, 2020). The pro forma amortization adjustment for the predecessor entity of Skillsoft resulted in increases of approximately $24.8 million for the period from February 1, 2020 through August 27, 2020.

Pro forma adjustment to amortization:	For the period from February 1, 2020 through August 27, 2020
(in thousands)
Remove predecessor Skillsoft amortization on intangible assets valued at fresh start	$(34,378)
Add amortization on intangible assets valued at fresh start for predecessor period	59,153
Pro forma adjustment	$24,775

2CC.
Reflects the elimination of interest expense recorded at the predecessor entity of Skillsoft, which was associated with Predecessor Skillsoft’s long-term debt that was converted into equity instruments of Successor Skillsoft upon emergence from Chapter 11 bankruptcy reorganization. Other bank facilities and obligations of the predecessor entity were repaid in full or discharged in accordance with the terms of the bankruptcy. This adjustment also reflects recording pro forma interest expense based on Skillsoft’s Senior Secured First Out Term Loan and Senior Secured Second Out Term Loan as of February 1, 2020. The results for the successor period from August 28, 2020 through January 31, 2021 do not require adjustment as this period’s results already reflect the current financing.

Pro forma adjustment to interest and other debt costs, net:	For the period from February 1, 2020 through August 27, 2020
(in thousands)
Remove predecessor interest and other debt costs, net	$(168,341)
Add interest and other debt costs, net for Senior Secured Term Loans	26,056
Pro forma adjustment	$(142,285)

2DD.
Reflects the current period tax effects from the fresh-start adjustments in the year ended January 31, 2021.

3. Accounting Policies and Reclassifications — Churchill and Skillsoft
In the preparation of these unaudited pro forma condensed combined financial statements, no reclassifications were determined to be necessary to align Churchill’s and Skillsoft’s financial statement presentations. Management will perform a comprehensive review of Churchill’s and Skillsoft’s accounting policies upon the completion of the Merger. As a result of the review, management may identify differences between the accounting policies of the entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, Churchill has not identified any differences between Churchill and Skillsoft that would have an impact on the unaudited pro forma condensed combined financial information.
There were no intercompany transactions between Churchill and Skillsoft that would require adjustment to these pro forma financial statements for any of the periods presented.
4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:
4A.
Reflects the reclassification of Churchill’s marketable securities held in the trust account of approximately $697.0 million to cash as it becomes available upon the Merger.

4B.
Reflects settlement of approximately $21.4 million of deferred underwriter fees related to the Churchill IPO that are contingent on the Merger.

4C.
Reflects the consummation of the Prosus Subscription Agreement and the proceeds of $500.0 million, net of estimated issuance costs of $10.0 million, from the issuance and sale of 11,000,000 shares of Churchill Class A common stock at $10.00 per share in the PIPE financing pursuant to the PIPE Investments and reflecting the First Step Investment by Prosus plus the issuance and sale of an additional 40,000,000 shares of Churchill Class A common stock at $10.00 per share reflecting the Second Step Investment by Prosus (without any reduction to the 40,000,000 shares of Churchill Class A common stock subscribed for by Prosus in its exercise of the Option and assuming no exercise of the Prosus Top-Up Right).

4D.
Reflects the settlement and accrual of additional estimated transaction costs of million $16.2 and $2.0 million, respectively, incurred by Churchill and related to both the Merger and Global Knowledge Merger, including, among others, fees paid for financial advisors, legal services, and professional accounting services. These transaction costs are not reflected in the historical balance sheets of Churchill, Skillsoft and Global Knowledge.

4E.
Reflects the reclassification of Churchill Class A common stock subject to possible redemption to permanent equity.

4F.
Reflects the maximum redemption of 55,744,379 shares of Churchill Class A common stock for an aggregate payment of approximately $563.0 million (based on the estimated per share redemption price of $10.10 per share) from the trust account. The calculation of the redemption payment excludes Skillsoft’s cash balance ($71.5 million, as of January 31, 2021), which is legally available for redemptions. Inclusion of Skillsoft’s cash would increase the cash available for redemptions.

4G.
Reflects the proceeds of $19.6 million, net of estimated issuance costs of $0.4 million, from the issuance and sale of 2,000,000 shares of Churchill Class A common stock at $10.00 per share pursuant to the Lodbrok PIPE Investment, to be issued at the closing of the Global Knowledge Merger.

4H.
Reflects the redemption of 50,793,884 shares of Churchill Class A common stock for an aggregate payment of approximately $513.0 million (based on the estimated per share redemption price of $10.10 per share) from the trust account. This differs from the Maximum Redemptions scenario as it reflects the impact of satisfying a $50.0 million minimum cash requirement pursuant to the Global Knowledge Merger agreement, as described under the Global Knowledge Maximum Redemptions scenario.
4I.
Reflects the issuance of warrants to purchase Churchill Class A common stock for the repayment of Churchill’s 2020 Note which are due at consummation of the Merger, and gain of $0.6 million from the derecognized derivative liability for the conversion feature related to the Churchill 2020 Note of approximately $3.1 million. Churchill has preliminarily determined that the exercise features of certain of these warrants are not indexed to Churchill’s own stock and is therefore not afforded equity treatment. In accordance with ASC 815, Churchill has presented the pro-forma effect of the issuance of the liability classified Working Capital Warrants based upon the preliminary determination of the fair value of $3.0 million as a warrant liability.

4J.
Reflects the issuance of the Prosus Warrants of $28.2 million upon the consummation of the Prosus Subscription Agreement. Upon consummation of the Prosus Subscription Agreement, the carrying value of the Prosus Subscription Agreement liability of $24.5 million was derecognized, resulting in a loss of approximately $0.2 million associated with the warrant component of the Prosus Subscription Agreement. Churchill has preliminarily determined that the exercise features of certain of these warrants are not indexed to Churchill’s own stock and is therefore not afforded equity treatment. In accordance with ASC 815, Churchill has presented the pro-forma effect of the issuance of the liability classified Prosus Warrants based upon the preliminary determination of the fair value of $28.2 million as a warrant liability.

Refer to Note 5 for the pro forma adjustments related to the Merger and Notes 6 and 7 for pro forma adjustments related to the Global Knowledge Merger.
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021 are as follows:
4AA.
Reflects the removal of approximately $2.5 million and $0.1 million in interest income earned on Churchill’s marketable securities in the year ended December 31, 2020 and for the three months ended March 31, 2021, respectively.

4BB.
Reflects transaction costs of $18.2 million incurred by Churchill and related to both the Merger and Global Knowledge Merger, including, among others, fees paid for financial advisors, legal services and professional accounting services. These transaction costs are not reflected in the historical income statements of Churchill, Skillsoft and Global Knowledge, and will be expensed as incurred.

4CC.
Reflects the maximum redemption of 55,744,379 shares of Churchill Class A common stock for an aggregate payment of approximately $563.0 million (based on the estimated per share redemption price of $10.10 per share) from the trust account. The calculation of the redemption payment excludes Skillsoft’s cash balance of $71.5 million, as of January 31, 2021, which is legally available for redemptions. Inclusion of Skillsoft’s cash would increase the cash available for redemptions.

4DD.
Reflects the redemption of 50,793,884 shares of Churchill Class A common stock for an aggregate payment of approximately $513.0 million (based on the estimated per share redemption price of $10.10 per share) from the trust account. This differs from the Maximum Redemptions scenario as it reflects the impact of satisfying a $50.0 million minimum cash requirement pursuant to the Global Knowledge Merger agreement, as described under the Global Knowledge Maximum Redemptions scenario.

4EE.
Reflects the recognition of a $0.2 million loss related to the settlement of the Prosus Subscription Agreement.

4FF.
Reflects the recognition of a $0.6 million gain on the settlement of the conversion feature of Churchill’s 2020 Note.

4GG.
Reflects adjustments for the tax impact on the pro forma adjustments at the US federal statutory tax rate of 21% in the year ended December 31, 2020 and for the three months ended March 31, 2021.

Refer to Note 5 for the pro forma adjustments related to the Merger and Notes 6 and 7 for pro forma adjustments related to the Global Knowledge Merger.
5. Skillsoft Purchase Accounting Adjustments
The estimated consideration for the Merger is as follows:
Skillsoft Estimated Consideration (in thousands)
Cash consideration(1)	$505,000
Share consideration(2)	286,140
Debt consideration(3)	20,000
Total estimated consideration	$811,140

(1)
Represents the cash consideration paid for redemption of Churchill Class C common stock issued in exchange for Skillsoft’s Class A Shares.

(2)
Includes the issuance of 28,500,000 shares of Churchill Class A common stock in exchange for Skillsoft Class A Shares and Skillsoft Class B Shares in the Merger. An increase of 10% in the price of Churchill Class A common stock would cause a $28.6 million increase in the estimated value of the consideration, and correspondingly, in the estimated value of goodwill. A decrease of 10% in the price of Churchill Class A common stock would cause a $28.6 million decrease in the estimated value of the consideration, and correspondingly, in the estimated value of goodwill.

(3)
Includes $20.0 million in term loans issued as consideration for the redemption of Churchill Class C common stock issued in exchange for Skillsoft Class A Shares.

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 for the purchase price consideration are as follows:
5A.
Reflects the payment of approximately $505.0 million in cash as partial consideration for the redemption of Churchill Class C common stock.

5B.
Reflects the issuance of 28,500,000 shares of Churchill Class A common stock at a share price of $10.04 with the trading price as of May 18, 2021.

5C.
Reflects the issuance of $20.0 million in term loans as partial consideration for the redemption of Churchill Class C common stock.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Successor Skillsoft will be recorded at the acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effects of the Merger.
For assets acquired and liabilities assumed, other than right of use assets, identified intangible assets, goodwill, and deferred revenue, the carrying values were assumed to equal fair value. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period subsequent to the closing of the transactions as required by ASC 805. Any potential adjustments made could be material in relation to the preliminary values presented.
Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.
The following table sets forth a preliminary allocation of the estimated consideration for the Merger to the identifiable tangible and intangible assets acquired and liabilities assumed based on Skillsoft’s January 31, 2021 balance sheet, with the excess recorded as goodwill:
Skillsoft Estimated Goodwill (in thousands)
Cash and cash equivalents	$74,443
Accounts receivable (net)	179,784
Prepaid expenses and other current assets	30,326
Property and equipment, net	13,780
Intangible assets, net	882,709
Right of use assets	15,131
Other assets	8,636
Total Assets	$1,204,809
Accounts payable	$(7,425)
Lease liability — short-term	(4,740)
Accrued compensation	(36,375)
Term loans — short-term	(5,200)
Accrued expenses	(23,125)
Deferred revenue	(171,599)
Long term debt	(510,236)
Lease liability — long-term	(13,155)
Credit facility	(17,022)
Deferred tax liabilities	(131,841)
Other long-term liabilities	(6,898)
Total Liabilities	$(927,616)
Net assets acquired (a)	$277,193
Estimated purchase consideration (b)	811,140
Estimated goodwill (b) – (a)	$533,947
In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain impairment indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.

The table below indicates the estimated fair value of each of the identifiable intangible assets associated with the Merger:
	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)
	(in thousands, except for useful life)
Merger
Developed software/ courseware	$302,127	3-5 years
Customer contracts/ relationships	322,802	12.4 years
Trademarks and trade names	7,276	9.4 years
Backlog	104,174	4.4 years
Skillsoft trademark	105,676	Indefinite
Publishing rights	40,654	5 years
Total	$882,709
Less: net intangible assets reported on Skillsoft’s historical financial statements as of January 31, 2021	728,633
Pro forma adjustment:	$154,076
The preliminary fair values reflected above were determined in accordance with ASC 820, Fair Value Measurements. The Skillsoft developed software and publishing rights fair values were determined using a cost approach within which the fair value is estimated using the costs to recreate the assets and certain other valuation assumptions, such as an obsolescence factor, developer’s profit factor, opportunity cost factor, and discount rates. The Skillsoft customer contracts and relationships and backlog fair values were determined using an income approach under a multi-period excess earnings approach whereby the cash flows in excess of those needed to operate contributory assets over a period of time are otherwise attributed to the fair value of the asset. The Skillsoft trademarks and trade name fair values were determined using an income approach with an estimate developed from the relief-from-royalty method and the projected cash savings over an estimated period of time that would otherwise be required to license this asset. The pro forma adjustment to recognize additional amortization expense related to the increased basis of the intangible assets has been computed on a straight-line basis. Excess purchase price was allocated to goodwill.
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 for the purchase price allocation and other transaction adjustments are as follows:
5D.
Reflects the approximately $154.1 million increase in total intangible assets due to fair value adjustments recognized as part of the Merger. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and would also cause a corresponding increase or decrease in the amortization expense by $11.7 million for the year ended December 31, 2020 and by $2.9 million for the three months ended March 31, 2021.

5E.
Reflects the elimination of previously issued and outstanding Skillsoft Class A Shares at the date of the Merger and related equity balances.

5F.
Reflects the approximate $89.0 million decrease in deferred revenue for Skillsoft to adjust its deferred revenue balance to fair value as of the acquisition date.

5G.
Reflects the deferred tax impact associated with the incremental differences in the financial statement and the tax basis due to the preliminary purchase price allocation resulting primarily from the step up in fair value of intangible assets. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

5H.
Reflects the adjustment to eliminate Skillsoft’s historical goodwill and to reflect the estimated goodwill based on the preliminary allocation of the purchase price.

5I.
Reflects the settlement and accrual of additional expected transaction costs of $11.6 million and $1.0 million, respectively, related to the Merger, including, among others, fees paid for financial advisors, legal services, and professional accounting services. These transaction costs are not reflected in the historical consolidated balance sheet of Skillsoft.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 as a result of the purchase price allocation and other transaction adjustments are as follows:
5AA.
Reflects the approximately $17.7 million and $5.2 million increases in the intangible assets amortization expense resulting from the fair value adjustments recognized as part of the Merger for the year ended December 31, 2020 and for the three months ended March 31, 2021, respectively.

5BB.
Reflects the incremental interest expense of approximately $1.5 million and $0.4 million in the year ended December 31, 2020 and for the three months ended March 31, 2021, respectively, resulting from the $20.0 million in new term loans issued as part of the purchase consideration in the Merger.

5CC.
Reflects adjustments for the tax impact on the pro forma adjustments at the US federal statutory tax rate of 21% in the year ended December 31, 2020 and for the three months ended March 31, 2021 resulting from the Merger. The effective tax rate of the combined company could be significantly different than what is presented within the unaudited pro forma financial information based on several factors including geographic mix of our taxable income or legal entity structure, among others.

5DD.
Reflects transaction costs of $12.6 million related to the Merger, including, among others, fees paid for financial advisors, legal services, compensation costs, and professional accounting services. These transaction costs are not reflected in the historical income statements of Skillsoft and will be expensed as incurred.

5EE.
Reflects the amortization of the deferred revenue fair value adjustment and adjustment to commissions expense.

6.   Accounting Policies, Reclassifications, and Eliminations — Global Knowledge
In the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align the combined company and Global Knowledge’s financial statement presentations. Management will perform a comprehensive review of Global Knowledge’s accounting policies upon the completion of the Global Knowledge Merger. As a result of the review, management may identify differences between the accounting policies of the three entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, Churchill has identified any differences between the combined company and Global Knowledge that would have an impact on the unaudited pro forma condensed combined financial information and recorded the necessary pro forma adjustment in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 as described below. Global Knowledge did not adopt ASC 606, Revenue from Contracts with Customers and was not required to adopt the standard in its April 2, 2021 consolidated interim financial statements. To conform Global Knowledge, an implementation assessment was performed and it was determined that adoption of this standard does not have a material impact on Global Knowledge’s timing and measurement of revenue recognition.
6A.
As permitted, Churchill early adopted ASC 842, Leases (“ASC 842”), as of January 1, 2020 and there was no impact on its financial statements as the Company had no leases. In addition, Skillsoft adopted ASC 842 as of February 1, 2020 and it is reflected in its historical Successor and Predecessor consolidated financial statements for all periods subsequent to date of adoption. Global Knowledge did not adopt ASC 842 and was not required to adopt the standard in its April 2, 2021 consolidated interim financial statements. To conform Global Knowledge, a pro forma adjustment was made to reflect the adoption impact of ASC 842 on its financial statements as if it had adopted this standard at the beginning of its fiscal year ended October 2, 2020.

Reclassifications
6B.
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 to conform financial statement presentation of Global Knowledge to Churchill and Skillsoft are as follows.

Financial statement line item reclassifications	As of March 31, 2021
(in thousands)
Cash and cash equivalents	$(250)
Restricted cash	250
Accrued expenses	(10,820)
Accrued compensation	10,820
Accrued expenses	(717)
Income taxes payable	717

6AA.
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 to conform financial statement presentation of Global Knowledge to Churchill and Skillsoft are as follows.

Financial statement line item reclassifications	For the year ended December 31, 2020
(in thousands)
Interest income	$2,966
Interest expense	(2,966)
Intercompany Eliminations
There were certain intercompany transactions between Skillsoft and Global Knowledge as Global Knowledge was a Skillsoft customer during the periods presented. Accordingly, there are pro forma adjustments to eliminate transactions between the two companies.
The adjustment included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 is as follows:
6C.
Elimination of accounts receivable, net and accounts payable for Skillsoft and Global Knowledge, respectively.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and three months ended March 31, 2021 to eliminate this activity is as follows:
6BB.
Elimination of the pro forma impact of intercompany revenues and cost of revenues between Skillsoft and Global Knowledge, respectively.

The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented.
7. Global Knowledge Purchase Accounting Adjustments
The estimated consideration for the Global Knowledge Merger is as follows:
Global Knowledge Estimated Consideration (in thousands)
Cash consideration(1)	$170,050
Warrant consideration(2)	7,350
Global Knowledge Term Loans(3)	70,000
Total estimated consideration	$247,400

(1)
Includes $143.5 million of cash minus the First Lien Lenders’ pro rata portion of the Retention Plan Cash Consideration Reduction paid to Global Knowledge’s existing 1st Lien Term Loan lender, $12.5 million of cash minus the Second Lien Lenders’ pro rata portion of the Retention Plan Cash Consideration Reduction paid to Global Knowledge’s existing 2nd Lien Term Loan lender, and $15.5 million of cash paid to existing lenders under Global Knowledge’s Blue Torch debt facility.

(2)
Includes the approximate fair value at this time of the right to receive non-redeemable warrants that was provided as consideration for the Global Knowledge Merger. 100% of the issued and outstanding equity interests of Global Knowledge will be converted, in the aggregate, into the right to receive warrants, each of which shall entitle the holders thereof to purchase one share of Churchill Class A common stock at an exercise price of $11.50 per share. The approximate fair value of the warrant consideration was estimated using the Black-Scholes pricing model, using a risk-free interest rate of 0.31%, an expected dividend yield of zero, an expected equity volatility of 25.0% and an effective life of 4.53 years.

(3)
Includes the new 1st Lien and 2nd Lien Term Loans issued as part of the Global Knowledge Merger.

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 for the purchase price consideration are as follows:
7A.
Reflects the payment of approximately $170.1 million in cash as part of the purchase price consideration for the Global Knowledge Merger.

7B.
Reflects the issuance of $70.0 million in term loans issued as part of the Global Knowledge Merger.

7C.
Reflects the repayment of $261.2 million in existing Global Knowledge outstanding debt, net of issuance costs, and approximately $29.0 million in related accrued interest as of the acquisition date.

7D.
Reflects the issuance of warrants, to purchase Churchill Class A common stock, issued to Global Knowledge with an estimated value of approximately $7.4 million as part of the Global Knowledge Merger.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Global Knowledge are recorded at the acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effects of the Global Knowledge Merger.
For assets acquired and liabilities assumed, other than right of use assets, identified intangible assets, goodwill and deferred revenue, the carrying values were assumed to equal fair value. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period subsequent to the closing of the transactions as required by ASC 805. The size and breadth of Global Knowledge may necessitate the use of this measurement period to adequately analyze and assess a number of the factors used in establishing the asset and liability fair values as of the acquisition date, including the significant contractual and operational factors underlying the developed technology and customer relationship intangible assets and the assumptions underpinning the related tax impacts of any changes made. Any potential adjustments made could be material in relation to the preliminary values presented.
Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated consideration for the Global Knowledge Merger to the identifiable tangible and intangible assets acquired and liabilities assumed based on Global Knowledge’s April 2, 2021 balance sheet, with the excess recorded as goodwill:

Global Knowledge Estimated Goodwill
Cash and cash equivalents	$17,296
Accounts receivable (net)	26,889
Prepaid expenses and other current assets	13,779
Property and equipment, net	6,133
Intangible assets, net	184,090
Deferred tax assets	983
Other assets	3,993
Favorable leasehold interests	756
Total assets acquired	$253,919
Accounts payable	(35,687)
Accrued expenses	(28,352)
Deferred revenues	(20,035)
Unfavorable leasehold interests	(321)
Deferred tax liabilities	(13,320)
Other long-term liabilities	(2,635)
Total liabilities acquired	$(100,350)
Net assets acquired (a)	$153,569
Estimated purchase consideration (b)	247,400
Estimated goodwill (b) – (a)	$93,831
In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain impairment indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.
The table below indicates the estimated fair value of each of the identifiable intangible assets associated with the Global Knowledge Merger:
	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)
	(in thousands, except for useful life)
Global Knowledge Merger
Trade name	$20,490	Indefinite
Customer and vendor relationships	163,150	6.5 years
Total	$184,090
Less: net intangible assets reported on Global Knowledge’s historical financial statements as of January 1, 2021	42,607
Pro forma adjustment:	$141,483
The preliminary fair values reflected above were determined in accordance with ASC 820, Fair Value Measurement. The Global Knowledge customer relationship fair value was determined using an income approach under a multi-period excess earnings approach whereby the cash flows in excess of those needed to operate contributory assets over a period of time are otherwise attributed to the fair value of the asset. Global Knowledge vendor relationships fair value was determined using an income approach in a with-or-without model whereby the fair value is estimated based on a comparison of the cash flows generated by the business with the use of the designated asset to those generated if the asset was not present. The Global Knowledge trade name fair value was determined using an income approach with an estimate developed from the relief-from-royalty method and the projected cash savings over an estimated period of time that would otherwise be required to license this asset. The pro forma adjustment to recognize additional amortization expense related to the increased basis of the intangible assets has been computed with the assumption that these will be amortized over the estimated useful lives on a double-declining basis. Excess purchase price was allocated to goodwill.
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 for the purchase price allocation and other transaction adjustments are as follows:
7E.
Reflects the approximate $141.5 million increase in intangible assets due to fair value of adjustments recognized as part of the Global Knowledge Merger. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and would also cause a corresponding increase or decrease in the amortization expense by $2.2 million for the year ended December 31, 2020 and by $0.6 million for the three months ended March 31, 2021.

7F.
Reflects the elimination of previously issued and outstanding Global Knowledge common stock at the date of the Global Knowledge Merger and related equity balances.

7G.
Reflects the fair value adjustments of approximately $0.8 million for the favorable leasehold interests and $0.3 million for the unfavorable leasehold interests as part of the Global Knowledge Merger.

7H.
Reflects the approximate $7.5 million decrease in deferred revenue for Global Knowledge to adjust its deferred revenue balance to fair value as of the acquisition date.

7I.
Reflects the adjustment to eliminate Global Knowledge's historical goodwill and to reflect the estimated goodwill based on the preliminary allocation of the purchase price.

7J.
Reflects the settlement and accrual of additional expected transaction costs of $6.9 million and $0.8 million, respectively, related to the Global Knowledge Merger, including, among others, fees paid for financial advisors, legal services, and professional accounting services. These transaction costs are not reflected in the historical consolidated balance sheet of Global Knowledge.

7K.
Reflects the deferred tax impact associated with the incremental differences in the financial statement and the tax basis due to the preliminary purchase price allocation resulting primarily from the step up in fair value of intangible assets. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the three months ended March 31, 2021 as a result of the purchase price allocation and other transaction adjustments are as follows:
7AA.
Reflects the amortization of the deferred revenue fair value adjustment for the Global Knowledge Merger with a decrease in revenue of approximately $7.5 million for the year ended December 31, 2020. The life of the deferred revenue related to the Global Knowledge Merger is twelve- months and therefore, there is no pro forma adjustment for the three months ended March 31, 2021.

7BB.
Reflects the amortization and interest expense resulting from the fair value adjustments to the favorable and unfavorable leasehold interest acquired as part of the Global Knowledge Merger.

7CC.
Reflects the approximate $15.1 million and $4.8 million increases in the intangible assets amortization expense resulting from the fair value adjustments recognized as part of the Global Knowledge Merger in the year ended December 31, 2020 and for the three months ended March 31, 2021, respectively.

7DD.
Reflects the decreases in interest expense of approximately $28.8 million and $7.2 million in the year ended December 31, 2020 and for the three months ended March 31, 2021, respectively, resulting from the pay-off of long-term debt and the reduction of the applicable interest rate as part of the Global Knowledge Merger.

7EE.
Reflects the income tax effects of the purchase price allocation in the year ended December 31, 2020 and for the three months ended March 31, 2021 resulting from the Global Knowledge Merger.

7FF.
Reflects transaction costs of $7.7 million related to the Global Knowledge Merger, including, among others, fees paid for financial advisors, legal services, and professional accounting services. These transaction costs are not reflected in the historical income statements of Global Knowledge and will be expensed as incurred.

8. Earnings per Share
Represents the net earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since January 1, 2020. As the Merger is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net earnings per share assumes that the shares issuable relating to the Merger have been outstanding for the entire periods presented. No Churchill Class A common stock will be issued as part of the purchase consideration in the Global Knowledge Merger. The warrants outstanding to purchase Churchill Class A common stock, including the warrants that will be issued as part of the purchase consideration in the Global Knowledge Merger, are out-of-the-money, and, therefore, the warrants are antidilutive, and as such, no adjustment to diluted weighted average shares was necessary.
Under No Redemptions and Maximum Redemptions
	For the year ended December 31, 2020		For the Three Months ended March 31, 2021
(Amounts in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net income	$2,628,925	$2,628,925	$17,879	$17,879
Weighted average shares calculation, basic and diluted
Public shares and Founder Shares	86,250,000	86,250,000	86,250,000	86,250,000
Shares to be issued in the Merger	28,500,000	28,500,000	28,500,000	28,500,000
PIPE Investors	51,000,000	51,000,000	51,000,000	51,000,000
Redemptions	—-	(55,744,379)	—-	(55,744,379)
Weighted average Class A shares outstanding	165,750,000	110,005,621	165,750,000	110,005,621
Earnings per share (basic and diluted) attributable to Class A common stockholders	$15.86	$23.90	$0.11	$0.16

Under Global Knowledge Maximum Redemptions
	For the year ended December 31, 2020		For the Three Months ended March 31, 2021
(Amounts in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Global Knowledge Redemptions	Assuming No Redemption	Assuming Maximum Global Knowledge Redemptions
Pro forma net income	$2,519,536	$2,519,536	$9,599	$9,599
Weighted average shares calculation, basic and diluted
Public shares and Founder Shares	86,250,000	86,250,000	86,250,000	86,250,000
Shares to be issued in the Merger	28,500,000	28,500,000	28,500,000	28,500,000
PIPE Investors	51,000,000	51,000,000	51,000,000	51,000,000
Lodbrok PIPE Investments	2,000,000	2,000,000	2,000,000	2,000,000
Redemptions	—	(50,793,884)	—	(50,793,884)
Weighted average Class A shares outstanding	167,750,000	116,956,116	167,750,000	116,956,116
Earnings per share (basic and diluted) attributable to Class A common stockholders	$15.02	$21.54	$0.06	$0.08

CHURCHILL SPECIAL MEETING OF STOCKHOLDERS
General
Churchill is furnishing this joint proxy statement/prospectus to Churchill’s stockholders as part of the solicitation of proxies by the Churchill Board for use at the Special Meeting of Churchill stockholders to be held on June 10, 2021, and at any adjournment or postponement thereof. This joint proxy statement/prospectus provides Churchill’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Churchill Special Meeting.
Date, Time and Place of Churchill Special Meeting
The Churchill Special Meeting of stockholders will be held on June 10, 2021, at 11:00 a.m., eastern time, in virtual format.
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Churchill Special Meeting if you owned shares of Churchill common stock at the close of business on April 28, 2021, which is the record date for the Churchill Special Meeting. You are entitled to one vote for each share of Churchill common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 86,250,000 shares of Churchill common stock outstanding, of which 69,000,000 are Public Shares and 17,250,000 are Founder Shares.
Purpose of the Churchill Special Meeting
At the Churchill Special Meeting, Churchill is asking holders of Churchill common stock to vote on the following proposals:
•
The Merger Proposal — To consider and vote upon a proposal to adopt the Skillsoft Merger Agreement and approve the Merger (Proposal No. 1);

•
The Merger Issuance Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of shares of Churchill Class A common stock and Churchill Class C common stock pursuant to the Skillsoft Merger Agreement (Proposal No. 2);

•
The Charter Amendment Proposal — To consider and vote upon a proposal to adopt the Charter Amendment in the form attached hereto as Annex B (Proposal No. 3);

•
The Charter Approval Proposal — To consider and vote upon a proposal to adopt the Proposed Charter in the form attached hereto as Annex C (Proposal No. 4);

•
The Governance Proposal — To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter in order to give holders of Churchill common stock the opportunity to present their separate views on important corporate governance procedures (Proposal No. 5);

•
The Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve on the Board until the 2022 annual meeting of stockholders, in the case of Class I directors, the 2023 annual meeting of stockholders, in the case of Class II directors, and the 2024 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified (Proposal No. 6);

•
The Prosus PIPE Issuance Proposal — To consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of the NYSE, the issuance of shares of Churchill Class A common stock pursuant to the Prosus Subscription Agreement (including the shares issuable (i) upon Prosus’s exercise of the Prosus Top-Up Right and (ii) upon Prosus’s exercise of the Prosus Warrants) (Proposal No. 7);

•
The SuRo PIPE Issuance Proposal — To consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of the NYSE, the issuance of shares of Churchill Class A common stock pursuant to the SuRo Subscription Agreement (Proposal No. 8);

•
The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Incentive Plan (Proposal No. 9); and

•
The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Churchill Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal or the Incentive Plan Proposal or we determine that one or more of the closing conditions under the Skillsoft Merger Agreement is not satisfied or waived (Proposal No. 10).

Vote of Churchill’s Sponsor, Directors and Officers
Churchill has entered an agreement with the Sponsor and Churchill’s directors and officers, pursuant to which each agreed to vote any shares of Churchill common stock owned by them in favor of an initial business combination.
The Sponsor and Churchill’s directors and officers have waived any redemption rights, including with respect to any Public Shares purchased in the Churchill IPO or in the aftermarket, in connection with an initial business combination. The Founder Shares held by the Sponsor have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us within the Completion Window. However, the Sponsor and Churchill’s directors and officers are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.
Quorum and Required Vote for Proposals for the Churchill Special Meeting
A quorum of Churchill stockholders is necessary to hold a valid meeting. A quorum will be present at the Churchill Special Meeting if a majority of the issued and outstanding common stock entitled to vote as of the record date at the Churchill Special Meeting is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor, who currently owns 20% of the issued and outstanding shares of Churchill common stock, will count towards this quorum. As of the record date for the Churchill Special Meeting, 43,125,001 shares of Churchill common stock would be required to achieve a quorum.
The approval of each of the Merger Issuance Proposal, the Governance Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, will require the affirmative vote of the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Merger Issuance Proposal, the Governance Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal, the Incentive Plan Proposal or the Adjournment Proposal, if presented, will have no effect on the Merger Issuance Proposal, the Governance Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal, the Incentive Plan Proposal or the Adjournment Proposal.
The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Churchill common stock on the record date, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Merger Proposal, will have the same effect as a vote “AGAINST” such Merger Proposal.
The approval of the Charter Amendment Proposal and the Charter Approval Proposal will require the affirmative vote of (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of Churchill common stock on the record date, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Amendment Proposal or the Charter Approval Proposal, will have the same effect as a vote “AGAINST” such Charter Amendment Proposal or Charter Approval Proposal.
Directors are elected by a plurality of all of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, as well as an abstention from voting and a broker non-vote with regard to election of directors, will have no effect on the election of directors.
The Merger is conditioned on the approval of the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal and the Incentive Plan Proposal at the Churchill Special Meeting, subject to the terms of the Skillsoft Merger Agreement. The Merger is not conditioned on the Governance Proposal, the Director Election Proposal or the Adjournment Proposal. If the Merger Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. If the Adjournment Proposal is approved, the Churchill Special Meeting will be adjourned to a later date or dates to permit further solicitation and vote of proxies.
It is important for you to note that in the event that the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal or the Incentive Plan Proposal do not receive the requisite vote for approval, Churchill will not consummate the Merger. If Churchill does not consummate the Merger and fails to complete an initial business combination within the Completion Window, it will be required to dissolve and liquidate the trust account by returning the then remaining funds in such account to its public stockholders.
Recommendation of Churchill Board of Directors
The Churchill Board unanimously determined that the Skillsoft Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, Churchill and its stockholders. Accordingly, the Churchill Board unanimously recommends that its stockholders vote “FOR” each of the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Governance Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal. In addition, the Churchill Board unanimously recommends that its stockholders vote “FOR” each of the seven director nominees in the Director Election Proposal.
In considering the recommendation of the Churchill Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and Churchill’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of Churchill stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Churchill Special Meeting, including the Merger Proposal. These interests include, among other things:
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If the Merger with Skillsoft or another business combination is not consummated within the Completion Window, Churchill will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the Churchill Board, dissolving and liquidating. In such event, the 17,250,000 Founder Shares held by the Sponsor which were acquired for an aggregate purchase price of  $25,000 prior to the Churchill IPO, would be worthless because the Sponsor is not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of  approximately $172.8 million based upon the closing price of $10.02 per share on the NYSE on April 28, 2021, the record date. Michael Klein is the sole stockholder of M. Klein Associates, Inc., which is the managing member of the Sponsor, and Churchill’s directors hold interests in the Sponsor.
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The Sponsor purchased an aggregate of 15,800,000 private placement warrants from Churchill for an aggregate purchase price of $15,800,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Churchill IPO. A portion of the proceeds Churchill received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $23.2 million based upon the closing price of $1.47 per warrant on the NYSE on April 28, 2021, the record date. The private placement warrants will become worthless if Churchill does not consummate a business combination within the Completion Window.

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On November 2, 2020, Churchill issued a note in the principal amount of up to $1,500,000 to the Sponsor (the “2020 Note”) in order to fund working capital deficiencies or finance transaction costs in connection with a business combination. The 2020 Note bears no interest and is repayable in full upon consummation of the initial business combination. The Sponsor has the option to convert any unpaid balance of the 2020 Note into Working Capital Warrants equal to the principal amount of the 2020 Note so converted divided by $1.00. The terms of any such Working Capital Warrants will be identical to the terms of the private placement warrants. If Churchill completes an initial business combination, it would repay such loaned amounts to the extent they are not converted into Working Capital Warrants. In the event that an initial business combination does not close, Churchill may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. As of December 31, 2020, Churchill had borrowed an aggregate amount of $1.5 million under the 2020 Note.

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Churchill has engaged the Klein Group, an affiliate of M. Klein and Company, LLC, the Sponsor and Michael Klein, to act as Churchill’s financial advisor in connection with the Merger, the Global Knowledge Merger and the PIPE Investments. Pursuant to this engagement, no fees will be payable upon the closing of the Merger and Churchill will pay the Klein Group an advisory fee of  $4.0 million, which shall be earned upon the closing of the Global Knowledge Merger, and 2% of the principal amount raised in connection with the PIPE Investments (excluding any principal amount raised from an affiliate of Churchill). Therefore, the Klein Group and Michael Klein have a financial interest in the completion of the Merger in addition to the financial interest of the Sponsor (with whom they are affiliated) described above. The engagement of the Klein Group and the payment of the advisory fee has been approved by Churchill’s audit committee and the Churchill Board in accordance with Churchill’s related persons transaction policy. Churchill will also provide a customary indemnity to the Klein Group in connection with this engagement.

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Michael Klein and Karen G. Mills will become directors of the Post-Combination Company after the closing of the Merger. As such, in the future each will receive any cash fees, stock options or stock awards that the Board determines to pay to its non-executive directors.

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If Churchill is unable to complete a business combination within the Completion Window, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Churchill for services rendered or contracted for or products sold to Churchill. If Churchill consummates a business combination, on the other hand, Churchill will be liable for all such claims.

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Churchill’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Churchill’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Churchill fails to consummate a business combination within the Completion Window, they will not have any claim against the trust account for reimbursement. Accordingly, Churchill may not be able to reimburse these expenses if the Merger or another business combination is not consummated within the Completion Window. As of April 28, 2021, the record date, the Sponsor and their affiliates had incurred no unpaid reimbursable expenses.

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The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

Abstentions and Broker Non-Votes
Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Merger Proposal, the Charter Amendment Proposal and the Charter Approval Proposal. Broker non-votes are considered present for the purposes of establishing a quorum and will have the effect of a vote “AGAINST” the Merger Proposal, the Charter Amendment Proposal and the Charter Approval Proposal. Abstentions and broker non-votes will have no effect on the Merger Issuance Proposal, the Governance Proposal, the Director Election Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal.
In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Churchill Special Meeting are expected to be routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Churchill Special Meeting.
Voting Your Shares — Stockholders of Record
Churchill stockholders may vote electronically at the Churchill Special Meeting by visiting             or by proxy. Churchill recommends that you submit your proxy even if you plan to attend the Churchill Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Churchill Special Meeting.
If your shares are owned directly in your name with our transfer agent, Continental, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”
If you are a Churchill stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Churchill Special Meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” each of the proposals presented at the Churchill Special Meeting.
Your shares will be counted for purposes of determining a quorum if you vote:
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via the Internet;

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by telephone;

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by submitting a properly executed proxy card or voting instruction form by mail; or

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electronically at the Churchill Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Churchill Special Meeting.
Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Churchill Special Meeting.
Voting Your Shares — Beneficial Owners
If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this joint proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Churchill Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this joint proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares. As a beneficial owner, if you wish to vote at the Churchill Special Meeting, you will need to bring to the Churchill Special Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Churchill common stock.
Revoking Your Proxy
If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify Churchill’s Secretary in writing before the Churchill Special Meeting that you have revoked your proxy; or

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you may attend the Churchill Special Meeting and vote electronically by visiting https://www.cstproxy.com/churchillcapitalii/2021 and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Churchill Special Meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
No Additional Matters
The Churchill Special Meeting has been called only to consider the approval of the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under Churchill’s bylaws, other than procedural matters incident to the conduct of the Churchill Special Meeting, no other matters may be considered at the Churchill Special Meeting if they are not included in this joint proxy statement/prospectus, which serves as the notice of the Churchill Special Meeting.
Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Churchill common stock, you may call Mackenzie Partners, Inc., Churchill’s proxy solicitor, at (800) 322-2885 or Churchill at (212) 380-7500.
Redemption Rights
Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against the Merger Proposal. Any stockholder may demand that Churchill redeem such shares for a pro rata portion of the trust account (which, for illustrative purposes, was $10.10 per share as of April 28, 2021, the record date), calculated as of two business days prior to the anticipated consummation of the Merger. If a holder properly seeks redemption as described in this section and the Merger with Skillsoft is consummated, Churchill will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Merger.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of Churchill. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of Churchill.

The Sponsor and Churchill’s directors and officers will not have redemption rights with respect to any shares of Churchill common stock owned by them, directly or indirectly in connection with the Merger.
Churchill stockholders may seek to redeem their shares for cash, regardless of whether they vote for or against the Merger Proposal. Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Churchill’s transfer agent no later than the second business day preceding the vote on the Merger Proposal. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Merger is not consummated this may result in an additional cost to stockholders for the return of their shares.
Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Merger Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).
If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of Churchill common stock for cash and will no longer own those shares. If the Merger is not approved or completed for any reason, then Churchill’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the trust account, as applicable. In such case, Churchill will promptly return any shares delivered by public holders.
The closing price of Churchill Class A common stock on April 28, 2021, the record date, was $10.02. The cash held in the trust account on such date was approximately $697.0 million ($10.10 per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of Churchill common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Churchill cannot assure its stockholders that they will be able to sell their shares of Churchill common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
Appraisal Rights
Neither stockholders, unitholders nor warrant holders of Churchill have appraisal rights in connection the Merger under the DGCL.
Proxy Solicitation Costs
Churchill is soliciting proxies on behalf of the Churchill Board. This solicitation is being made by mail but also may be made by telephone or in person. Churchill and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Churchill will bear the cost of the solicitation.
Churchill has hired Mackenzie Partners, Inc. to assist in the proxy solicitation process. Churchill will pay that firm a fee of  $15,000 plus disbursements. Such payment will be made from non-trust account funds.
Churchill will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Churchill will reimburse them for their reasonable expenses.
The Sponsor
As of April 28, 2021, the record date, the Sponsor owned of record and was entitled to vote an aggregate of 17,250,000 Founder Shares that were issued prior to the Churchill IPO. Such shares currently constitute 20% of the outstanding shares of Churchill common stock. The Sponsor has agreed to vote the Founder Shares, as well as any shares of Churchill common stock acquired in the aftermarket, in favor of the Merger Proposal and each of the other proposals being presented at the Churchill Special Meeting. The Founder Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by Churchill.
The Founder Shares will not be transferable, assignable or salable by the Sponsor until the earlier of: (1) one year after the completion of Churchill’s initial business combination; and (2) the date on which Churchill consummates a liquidation, merger, stock exchange, reorganization or other similar transaction after Churchill’s initial business combination that results in all of Churchill’s public stockholders having the right to exchange their shares of Churchill common stock for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of Churchill Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Churchill’s initial business combination, the Founder Shares will be released from the lock-up.
At any time prior to the Churchill Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Churchill or its securities and so long as the purchases are not prohibited by Regulation M under the Exchange Act, the Sponsor, Skillsoft and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Churchill common stock or vote their shares in favor of the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Merger where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this joint proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Skillsoft’s consent, the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.
If such transactions are effected, the consequence could be to cause the Merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Merger Proposal and other proposals and would likely increase the chances that such proposals would be approved.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this joint proxy statement/prospectus by the Sponsor, Skillsoft or any of their respective affiliates. Churchill will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Merger Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 — THE MERGER PROPOSAL
Holders of Churchill common stock are being asked to approve the Skillsoft Merger Agreement and the transactions contemplated thereby, including the Merger. Churchill stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the Skillsoft Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus for additional information regarding the Merger and a summary of certain terms of the Skillsoft Merger Agreement. You are urged to read carefully the Skillsoft Merger Agreement in its entirety before voting on this proposal.
Vote Required for Approval
This Merger Proposal (and consequently, the Skillsoft Merger Agreement and the transactions contemplated thereby, including the Merger) will be adopted and approved only if the holders of a majority of the outstanding shares of Churchill common stock, voting together as a single class, vote “FOR” the Merger Proposal.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal.
The Merger is conditioned upon the approval of the Merger Proposal, subject to the terms of the Skillsoft Merger Agreement. If the Merger Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.
The Sponsor and Churchill’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Merger Proposal. See “Other Agreements — Sponsor Agreement” for more information.
Recommendation of the Board of Directors
THE CHURCHILL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CHURCHILL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL NO. 2 — THE MERGER ISSUANCE PROPOSAL
Overview
In connection with the Merger, we intend to effect the issuance of shares of Churchill Class A common stock and Churchill Class C common stock to the holders of Skillsoft’s ordinary shares pursuant to the Skillsoft Merger Agreement.
The terms of the Skillsoft Merger Agreement are complex and only briefly summarized above. For further information, please see the full text of the Skillsoft Merger Agreement, which is attached as Annex A hereto. The discussion herein is qualified in its entirety by reference to the Skillsoft Merger Agreement.
Why Churchill Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual.
Under Rule 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. The maximum aggregate number of shares of common stock issuable pursuant to the Skillsoft Merger Agreement represents greater than 20% of the number of shares of common stock before such issuance. As a result, stockholder approval of the issuance of shares of common stock issuable pursuant to the Skillsoft Merger Agreement is required under the NYSE Listed Company Manual.
Vote Required for Approval
If the Merger Proposal is not approved, the Merger Issuance Proposal will not be presented at the Churchill Special Meeting. The approval of the Merger Issuance Proposal requires a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, abstentions and broker non-votes will have no effect on the Merger Issuance Proposal.
The Merger is conditioned upon the approval of the Merger Issuance Proposal, subject to the terms of the Skillsoft Merger Agreement. Notwithstanding the approval of the Merger Issuance Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Merger Issuance Proposal will not be effected.
The Sponsor and Churchill’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Merger Issuance Proposal. See “Other Agreements — Sponsor Agreement” for more information.
Recommendation of the Board of Directors
THE CHURCHILL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CHURCHILL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER ISSUANCE PROPOSAL.

PROPOSAL NO. 3 — THE CHARTER AMENDMENT PROPOSAL
Overview
Our stockholders are being asked to adopt the Charter Amendment in the form attached hereto as Annex B, which, in the judgment of the Churchill Board, is necessary in order for Churchill to fulfill its obligations under the Skillsoft Merger Agreement. The Charter Amendment increases the number of authorized shares of Churchill Class A common stock from 200,000,000 to 375,000,000 and authorizes the issuance of 3,840,000 shares of Churchill Class C common stock.
The foregoing is a summary of the key changes effected by the Charter Amendment, but this summary is qualified in its entirety by reference to the full text of the Charter Amendment, a copy of which is included as Annex B.
Reasons for the Amendments
Authorized Shares
Churchill’s Existing Charter authorizes 221,000,000 shares, consisting of (a) 220,000,000 shares of common stock, including 200,000,000 shares of Churchill Class A common stock and 20,000,000 shares of Churchill Class B common stock, and (b) 1,000,000 shares of preferred stock. This amendment authorizes Churchill to issue 408,840,000 shares, consisting of (i) 398,840,000 shares of common stock, including 375,000,000 shares of Churchill Class A common stock, 20,000,000 shares of Churchill Class B common stock and 3,840,000 shares of Churchill Class C common stock, and (ii) 10,000,000 shares of preferred stock.
The Charter Amendment was negotiated as part of the Merger. The Churchill Board believes the Charter Amendment is necessary in order for Churchill to have sufficient authorized capital stock to issue pursuant to the Skillsoft Merger Agreement and the transactions contemplated thereby. The Churchill Board also believes that it is important for the Post-Combination Company to have available for issuance a number of authorized shares of Class A common stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable as consideration for the Merger and the other transactions contemplated by in this joint proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.
The Churchill Board believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Vote Required for Approval
If the Merger Proposal is not approved, the Charter Amendment Proposal will not be presented at the Churchill Special Meeting. The Charter Amendment Proposal will be approved and adopted only if: (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of Churchill common stock, voting together as a single class, vote “FOR” the Charter Amendment Proposal.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.
The Merger is conditioned upon the approval of the Charter Amendment Proposal, subject to the terms of the Skillsoft Merger Agreement. Notwithstanding the approval of the Charter Amendment Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Charter Amendment Proposal will not be effected and by approval of the Charter Amendment Proposal, Churchill stockholders are authorizing the Churchill Board to abandon the Charter Amendment Proposal in the event the Merger is not consummated.

The Sponsor and Churchill’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Charter Approval Proposal. See “Other Agreements — Sponsor Agreement” for more information.
Recommendation of the Board of Directors
THE CHURCHILL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CHURCHILL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL NO. 4 — THE CHARTER APPROVAL PROPOSAL
Overview
Our stockholders are being asked to adopt the Proposed Charter in the form attached hereto as Annex C, which, in the judgment of the Churchill Board, is necessary to adequately address the needs of the Post-Combination Company.
The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex C:
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Elimination of Class B common stock — eliminate the Class B common stock classification;

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Special Meetings — provide special meetings may be called only by or at the direction of the chairman or the Board, either on his or her own initiative or at the request of stockholders that beneficially own at least 25% in voting power of all the then-outstanding shares of stock of the Post-Combination Company;

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Removal of Blank Check Company Provisions — eliminate various provisions applicable only to blank check companies.

Reasons for the Amendments
Each of these amendments was negotiated as part of the Merger. The Churchill Board’s reasons for proposing each of these amendments to the Existing Charter is set forth below.
Elimination of Class B common stock
Upon the conversion of the Class B common stock to Class A common stock and the elimination of the blank check provisions in our Existing Charter, the Churchill Board determined that there was no longer a need to continue with a series of Class B common stock and, therefore, this amendment eliminates the Class B common stock.
Special Meetings
At present, our Existing Charter provides that special meetings of stockholders of Churchill may be called only by the chairman of the Churchill Board, the chief executive officer of Churchill or a majority of the Churchill Board, and the ability of stockholders to call a special meeting is specifically denied. This amendment provides that special meetings may be called only by the chairman or the Board; either on his or her own initiative or at the request of stockholders that beneficially own at least 25% in voting power of all the then-outstanding shares of stock of the Post-Combination Company. Allowing stockholders holding a substantial portion of the voting power of the outstanding shares of the Post-Combination Company to request a special meeting of stockholders achieves a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of the Post-Combination Company and its stockholders.
Removal of Blank Check Company Provisions
Our Existing Charter contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Merger. For example, these proposed amendments remove the requirement to dissolve the Post-Combination Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Merger. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for the Post-Combination Company following the Merger. In addition, certain other provisions in our Existing Charter require that proceeds from the Churchill IPO be held in the trust account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Merger is consummated.

Vote Required for Approval
If the Merger Proposal is not approved, the Charter Approval Proposal will not be presented at the Churchill Special Meeting. The Charter Approval Proposal will be approved and adopted only if: (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of Churchill common stock, voting together as a single class, vote “FOR” the Charter Approval Proposal.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Charter Approval Proposal.
The Merger is conditioned upon the approval of the Charter Approval Proposal, subject to the terms of the Skillsoft Merger Agreement. Notwithstanding the approval of the Charter Approval Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Charter Approval Proposal will not be effected and by approval of the Charter Approval Proposal, Churchill stockholders are authorizing the Churchill Board to abandon the Charter Approval Proposal in the event the Merger is not consummated.
The Sponsor and Churchill’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Charter Approval Proposal. See “Other Agreements — Sponsor Agreement” for more information.
A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Approval Proposal and upon consummation of the Merger and filing with the Secretary of State of the State of Delaware, is attached to this joint proxy statement/prospectus as Annex C.
Recommendation of the Board of Directors
THE CHURCHILL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CHURCHILL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER APPROVAL PROPOSAL.

PROPOSAL NO. 5 — THE GOVERNANCE PROPOSAL
Overview
Our stockholders are also being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Charter, which are separately being presented in order to give holders of Churchill common stock the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. In the judgment of the Churchill Board, these provisions are necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Skillsoft and Churchill intend that the Proposed Charter in the form set forth on Annex C will take effect at consummation of the Merger, assuming adoption of Proposal No. 2.
Proposal 5A: Authorized Shares
See “Proposal No. 3 — The Charter Amendment Proposal — Reasons for the Amendments — Authorized Shares” for a description and reasons for the amendment.
Proposal 5B: Special Meetings
See “Proposal No. 4 — The Charter Approval Proposal — Reasons for the Amendments — Special Meetings” for a description and reasons for the amendment.
Proposal 5C: Removal of Blank Check Company Provisions
See “Proposal No. 4 — The Charter Approval Proposal — Reasons for the Amendments — Removal of Blank Check Company Provisions” for a description and reasons for the amendment.
Vote Required for Approval
If the Merger Proposal is not approved, the Governance Proposal will not be presented at the Churchill Special Meeting. The approval of the Governance Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, abstentions and broker non-votes will have no effect on the Governance Proposal.
The Merger is not conditioned upon the approval of the Governance Proposal.
As discussed above, a vote to approve the Governance Proposal is an advisory vote, and therefore, is not binding on the Churchill, Skillsoft or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Churchill and Skillsoft intend that the Proposed Charter, in the form set forth on Annex C and containing the provisions noted above, will take effect at consummation of the Merger, assuming adoption of Proposal No. 4.
The Sponsor and Churchill’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Governance Proposal. See “Other Agreements — Sponsor Agreement” for more information.
Recommendation of the Board of Directors
THE CHURCHILL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CHURCHILL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 6 — THE DIRECTOR ELECTION PROPOSAL
Overview
Assuming the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal and the Incentive Plan Proposal are approved at the Churchill Special Meeting, stockholders are being asked to elect seven directors to the Board, effective upon the closing of the Merger, with each director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2022, in the case of Class I directors, the Post-Combination Company’s annual meeting of stockholders in 2023, in the case of Class II directors, and the Post-Combination Company’s annual meeting of stockholders in 2024, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal and the Incentive Plan Proposal.
Pursuant to the Skillsoft Merger Agreement, at the closing of the Merger, our board of directors will consist of seven members, six of whom will be nominated by Churchill and one of whom will be nominated by the Skillsoft shareholders. Churchill has nominated Jeffrey R. Tarr, Helena B. Foulkes, Ronald W. Hovsepian, Michael Klein, Karen G. Mills and Lawrence H. Summers to serve on the board of directors. The Skillsoft shareholders have nominated Peter Schmitt to serve on the board of directors. Ronald W. Hovsepian, Peter Schmitt and Jeffrey R. Tarr have been nominated to serve as the Class I directors; Michael Klein and Lawrence H. Summers have been nominated to serve as the Class II directors; and Helena B. Foulkes and Karen G. Mills have been nominated to serve as the Class III directors.
Information regarding each nominee is set forth in the section entitled “Management of the Post-Combination Company after the Merger.”
Vote Required for Approval
If a quorum is present, directors are elected by a plurality of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting. This means that the seven director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, abstentions and broker non-votes will have no effect on the vote.
The Merger is not conditioned upon the approval of the Director Election Proposal. Notwithstanding the approval of each of the seven director nominees to the Board in the Director Election Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.
The Sponsor and Churchill’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of each of the seven director nominees to the Board in the Director Election Proposal. See “Other Agreements — Sponsor Agreement” for more information.
Recommendation of the Board of Directors
THE CHURCHILL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CHURCHILL STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 7 — THE PROSUS PIPE ISSUANCE PROPOSAL
Overview
In connection with the Merger, we will effect the issuance and sale to Prosus pursuant to the Prosus Subscription Agreement of (i) 10,000,000 Churchill Class A common stock, (ii) the lesser of (x) an additional 40,000,000 Churchill Class A common stock and (y) such additional number of shares that would result in Prosus beneficially owning the Prosus Maximum Ownership Amount, (iii) at the election of Prosus, a number of shares issuable upon Prosus’s exercise of the Prosus Top-Up Right, and (iv) the Prosus Warrants (which, if exercised, will result in the issuance of additional shares of Churchill Class A common stock), in each case subject to certain conditions more fully described in “Other Agreements — Subscription Agreements — Prosus Agreements.”
Why Churchill Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual.
Under Rule 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance and if the issuance will result in a change of control of the issuer. The maximum aggregate number of shares of common stock issuable pursuant to the Prosus Subscription Agreement represents greater than 20% of the number of shares of common stock outstanding before such issuance and may result in a change of control of Churchill. As a result, stockholder approval of the issuance of shares of common stock issuable pursuant to the Prosus Subscription Agreement is required under the NYSE Listed Company Manual.
Vote Required for Approval
If the Merger Proposal is not approved, the Prosus PIPE Issuance Proposal will not be presented at the Churchill Special Meeting. The approval of the Prosus PIPE Issuance Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, abstentions and broker non-votes will have no effect on the Prosus PIPE Issuance Proposal.
The Merger is conditioned upon the approval of the Prosus PIPE Issuance Proposal, subject to the terms of the Skillsoft Merger Agreement. Notwithstanding the approval of the Prosus PIPE Issuance Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Prosus PIPE Issuance Proposal will not be effected.
The Sponsor and Churchill’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Prosus PIPE Issuance Proposal. See “Other Agreements —  Sponsor Agreement” for more information.
Recommendation of the Board of Directors
THE CHURCHILL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CHURCHILL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE PROSUS PIPE ISSUANCE PROPOSAL.

PROPOSAL NO. 8 — THE SURO PIPE ISSUANCE PROPOSAL
Overview
In connection with the Merger, we will effect the issuance and sale of an aggregate of 1,000,000 shares of Churchill Class A common stock at $10.00 per share to certain investors pursuant to the SuRo Subscription Agreement.
Why Churchill Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual.
Under Rule 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance and if the issuance will result in a change of control of the issuer. The maximum aggregate number of shares of common stock issuable pursuant to the PIPE Subscription Agreements represents greater than 20% of the number of shares of common stock outstanding before such issuance and may result in a change of control of Churchill.
Vote Required for Approval
If the Merger Proposal is not approved, the SuRo PIPE Issuance Proposal will not be presented at the Churchill Special Meeting. The approval of the SuRo PIPE Issuance Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, abstentions and broker non-votes will have no effect on the SuRo PIPE Issuance Proposal.
The Merger is conditioned upon the approval of the SuRo PIPE Issuance Proposal, subject to the terms of the Skillsoft Merger Agreement. Notwithstanding the approval of the SuRo PIPE Issuance Proposal, if the Merger is not consummated for any reason, the actions contemplated by the SuRo PIPE Issuance Proposal will not be effected.
The Sponsor and Churchill’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the SuRo PIPE Issuance Proposal. See “Other Agreements — Sponsor Agreement” for more information.
Recommendation of the Board of Directors
THE CHURCHILL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CHURCHILL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SURO PIPE ISSUANCE PROPOSAL.

PROPOSAL NO. 9 — THE INCENTIVE PLAN PROPOSAL
Overview
On March 12, 2021, the Churchill Board adopted the Churchill Capital Corp II 2020 Omnibus Incentive Plan (the “Incentive Plan”), effective as of the closing of the Merger, subject to the approval of our stockholders. Churchill anticipates that the initial share reserve to be authorized under the Incentive Plan should be sufficient for multiple years of future awards. We are seeking stockholder approval of the Incentive Plan (i) in order for incentive stock options to meet the requirements of the Code and (ii) in order to comply with the NYSE Listing Rules.
The purpose of the Incentive Plan is to enhance the Post-Combination Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Post-Combination Company by providing these individuals with equity ownership opportunities. We believe that the Incentive Plan is essential to our success. Equity awards are intended to motivate high levels of performance and align the interests of our directors, employees and consultants with those of our stockholders by giving directors, employees and consultants an equity stake in the Post-Combination Company and providing a means of recognizing their contributions to the success of the Post-Combination Company. The Churchill Board and management believe that equity awards are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly qualified employees who help the Post-Combination Company meet its goals.
If approved by the Churchill Board and our stockholders, the Incentive Plan will become effective upon the consummation of the Merger.
Description of the Material Features of the Incentive Plan
The following is a summary of the material features of the Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which is attached to this joint proxy statement/prospectus as Annex D. We urge our stockholders to read carefully the entire Incentive Plan before voting on this proposal.
Purpose
The purpose of the Incentive Plan is to provide a means through which to attract, retain and motivate key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of Churchill Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders.
Persons Eligible to Participate
Awards under the Incentive Plan may be granted to any (i) individual employed by us or our subsidiaries, (ii) director or officer of us or our subsidiaries or (iii) consultant or advisor to us or our subsidiaries who may be offered securities registrable pursuant to a Registration Statement on Form S-8 under the Securities Act. The compensation committee of the Churchill Board (the “Compensation Committee”) may grant awards to any individual eligible to participate in the Incentive Plan.
Administration
The Incentive Plan will be administered by the Compensation Committee or such other committee of the Churchill Board to which it has properly delegated power, or if no such committee or subcommittee exists, the Churchill Board. The Compensation Committee has the authority to make all decisions and determinations with respect to the administration of the Incentive Plan, and is permitted, subject to applicable law or exchange rules and regulations, to delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of the Incentive Plan.

Shares Subject to the Incentive Plan
The Incentive Plan provides that the total number of shares of Churchill Class A common stock that may be issued under the Incentive Plan is 10% of the shares of Churchill Class A common stock outstanding at the closing of the Merger, which would equal 16,575,000 assuming no redemptions (the “plan share reserve”). The plan share reserve will automatically increase on January 1 of each year, commencing on January 1 of the year following the year in which the Incentive Plan becomes effective and ending on (and including) January 1, 2031, in an amount equal to 5.0% of the total number of shares of Churchill Class A common stock outstanding on December 31 of the preceding calendar year. The Compensation Committee may act prior to January 1 of a given year to provide that there will be no January 1 increase for such year or that the increase for such year will be a lesser number of shares of Churchill Class A common stock. No more than the number of shares of Churchill Class A common stock equal to the plan share reserve may be issued in the aggregate pursuant to the exercise of incentive stock options. The maximum number of shares of Churchill Class A common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, may not exceed $750,000, with such limit increased to $1,000,000 in the year in which such non-employee director initially joins the Churchill Board. Except for substitute awards (as described below), in the event any award expires or is cancelled, forfeited or terminated without issuance to the participant of the full number of shares of Churchill Class A common stock to which the award related, the unissued shares of Churchill Class A common stock underlying such award will be returned to the plan share reserve and may be granted again under the Incentive Plan. Shares of Churchill Class A common stock withheld in payment of an option exercise price or taxes relating to an award, and shares equal to the number of shares of Churchill Class A common stock surrendered in payment of any option exercise price, a stock appreciation right’s base price, or taxes relating to an award will not reduce the plan share reserve and will not be returned to the plan share reserve. Awards may, in the sole discretion of the Compensation Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine (referred to as “substitute awards”), and such substitute awards will not be counted against the plan share reserve, except that substitute awards intended to qualify as “incentive stock options” will count against the limit on incentive stock options described above. No award may be granted under the Incentive Plan after the tenth anniversary of the Effective Date (as defined therein), but awards granted before then may extend beyond that date.
Vesting of Awards
All awards granted under the Incentive Plan will vest and, as applicable, become exercisable in such manner and on such date or dates or upon such event or events as determined by the Compensation Committee, including, without limitation, satisfaction of Performance Conditions, if any. For purposes of the Incentive Plan, “Performance Conditions” means specific levels of performance of Churchill (and/or one or more of its subsidiaries, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on, without limitation, the following measures: (i) net earnings, net income (before or after taxes), or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other “value creation” metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets);

(xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) cost of capital, debt leverage, year-end cash position or book value; (xxvii) strategic objectives; (xxviii) gross or net authorizations; (xxix) backlog; or (xxx) any combination of the foregoing. Any one or more of the aforementioned Performance Conditions may be stated as a percentage of another Performance Condition, or used on an absolute or relative basis to measure the performance of one or more of Churchill or its subsidiaries as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of Churchill and/or one or more of its subsidiaries or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Compensation Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.
Types of Awards
Options.   The Compensation Committee may grant non-qualified stock options and incentive stock options, under the Incentive Plan, with terms and conditions determined by the Compensation Committee that are not inconsistent with the Incentive Plan. All stock options granted under the Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of Churchill Class A common stock underlying such stock options on the date such stock options are granted (other than in the case of options that are substitute awards). All stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under the Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. The purchase price for the shares of Churchill Class A common stock as to which a stock option is exercised may be paid to Churchill, to the extent permitted by law, (i) in cash, check or cash equivalent at the time the stock option is exercised; (ii) in shares of Churchill Class A common stock having a fair market value equal to the aggregate exercise price for the shares of Churchill Class A common stock being purchased and satisfying any requirements that may be imposed by the Compensation Committee (so long as such shares have been held by the participant for at least six months or such other period established by the Compensation Committee to avoid adverse accounting treatment); or (iii) by such other method as the Compensation Committee may permit in its sole discretion, including, without limitation, (A) in other property having a fair market value on the date of exercise equal to the purchase price, (B) if there is a public market for the shares of Churchill Class A common stock at such time, through the delivery of irrevocable instructions to a broker to sell the shares of Churchill Class A common stock being acquired upon the exercise of the stock option and to deliver to Churchill the amount of the proceeds of such sale equal to the aggregate exercise price for the shares of Churchill Class A common stock being purchased or (C) through a “net exercise” procedure effected by withholding the number of shares of Churchill Class A common stock needed to pay the exercise price and the maximum taxes that are statutorily required to be withheld. Any fractional shares of Churchill Class A common stock will be settled in cash. Options will become vested and exercisable in such manner and on such date(s) or event(s) as determined by the Compensation Committee, including, without limitation, satisfaction of Performance Conditions, provided that the Compensation Committee may, in its sole discretion, accelerate the vesting of any options at any time for any reason.
Restricted Shares and Restricted Stock Units.   The Compensation Committee may grant restricted shares of Churchill Class A common stock or restricted stock units, representing the right to receive, upon vesting and the expiration of any applicable restricted period, one share of Churchill Class A common stock for each restricted stock unit, or, in the sole discretion of the Compensation Committee, the cash value thereof (or any combination thereof). As to restricted shares of Churchill Class A common stock, subject to the other provisions of the Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of Churchill Class A common stock, including, without limitation, the right to vote such restricted shares of Churchill Class A common stock. Participants generally have no rights or privileges as a stockholder with respect to restricted stock units. Restricted shares of Churchill Class A common stock and restricted stock units will become vested in such manner and on such date(s) or event(s) as determined by the Compensation Committee, including, without limitation, satisfaction of Performance Conditions, provided that the Compensation Committee may, in its sole discretion, accelerate the vesting of any restricted shares of Churchill Class A common stock or restricted stock units at any time for any reason. Unless otherwise provided by the Compensation Committee, whether in an award agreement or otherwise, in the event of a participant’s termination for any reason prior to vesting of any restricted shares or restricted stock units, as applicable (i) all vesting with respect to the participant’s restricted shares or restricted stock units, as applicable, will cease and (ii) unvested restricted shares and unvested restricted stock units will be forfeited for no consideration on the date of termination.
Other Equity-Based Awards and Cash-Based Awards.   The Compensation Committee may grant other equity-based or cash-based awards under the Incentive Plan, with terms and conditions, including, without limitation, satisfaction of Performance Conditions, determined by the Compensation Committee that are not inconsistent with the Incentive Plan.
Effect of Certain Events on Incentive Plan and Awards
Other than with respect to cash-based awards, in the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Churchill Class A common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Churchill Class A common stock or other securities, issuance of warrants or other rights to acquire shares of Churchill Class A common stock or other securities, or other similar corporate transaction or event that affects the shares of Churchill Class A common stock (including a change in control, as defined in the Incentive Plan), or (ii) unusual or nonrecurring events affecting Churchill, including changes in applicable rules, rulings, regulations or other requirements, that the Compensation Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), an “Adjustment Event”), the Compensation Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (A) the plan share reserve, or any other limit applicable under the Incentive Plan with respect to the number of awards which may be granted thereunder, (B) the number of shares of Churchill Class A common stock or other securities of Churchill (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under the Incentive Plan or any sub-plan and (C) the terms of any outstanding award, including, without limitation, (x) the number of shares of Churchill Class A common stock or other securities of Churchill (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate, (y) the exercise price or base price with respect to any award, or (z) any applicable performance measures; it being understood that, in the case of any “equity restructuring,” the Compensation Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring.
In connection with any change in control, the Compensation Committee may, in its sole discretion, provide for any one or more of the following: (i) a substitution or assumption of, acceleration of the vesting of, the exercisability of, or lapse of restrictions on, any one or more outstanding awards and (ii) cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Compensation Committee in connection with such event pursuant to clause (i) above) the value of such awards, if any, as determined by the Compensation Committee (which value, if applicable, may be based upon the price per share of Churchill Class A common stock received or to be received by other holders of Churchill Class A common stock in such event), including, in the case of stock options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of Churchill Class A common stock subject to the option or stock appreciation right over the aggregate exercise price or base price thereof.
Non transferability of Awards
Each award under the Incentive Plan will not be transferable or assignable by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Churchill or any of our subsidiaries. However, the Compensation Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.
Amendment and Termination.
The Churchill Board may amend, alter, suspend, discontinue, or terminate the Incentive Plan or any portion thereof at any time; but no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (i) such approval is required under applicable law; (ii) it would materially increase the number of securities which may be issued under the Incentive Plan (except for adjustments in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in the Incentive Plan; and any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.
The Compensation Committee may, to the extent consistent with the terms of the Incentive Plan and any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a participant’s termination). However, except as otherwise permitted in the Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent. In addition, without stockholder approval, except as otherwise permitted in the Incentive Plan, (i) no amendment or modification may reduce the exercise price of any option or the base price of any stock appreciation right; (ii) the Compensation Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower exercise price or base price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or stock appreciation right; and (iii) the Compensation Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.
Dividends and Dividend Equivalents
The Compensation Committee in its sole discretion may provide that any award under the Incentive Plan includes dividends or dividend equivalents, on such terms and conditions as may be determined by the Compensation Committee in its sole discretion. Unless otherwise provided in the award agreement, any dividend payable in respect of any share of restricted stock that remains subject to vesting conditions at the time of payment of such dividend will be retained by Churchill and remain subject to the same vesting conditions as the share of restricted stock to which the dividend relates. To the extent provided in an award agreement, the holder of outstanding restricted stock units will be entitled to be credited with dividend equivalents either in cash, or in the sole discretion of the Compensation Committee, in shares of Churchill Class A common stock having a fair market value equal to the amount of the dividends (and interest may be credited, at the discretion of the Compensation Committee, on the amount of cash dividend equivalents, at a rate and subject to terms determined by the Compensation Committee), which accumulated dividend equivalents (and any interest) will be payable at the same time as the underlying restricted stock units are settled following the lapse of restrictions (and with any accumulated dividend equivalents forfeited if the underlying restricted stock units are forfeited).
Clawback/Repayment
All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Churchill Board or the Compensation Committee and as in effect from time to time and (ii) applicable law. Unless otherwise determined by the Compensation Committee, to the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to Churchill.
U.S. Federal Income Tax Consequences.
The tax consequences of awards granted under the Incentive Plan are complex and may depend on the surrounding facts and circumstances. The following provides a brief summary of certain significant federal income tax consequences of the Incentive Plan to a participant who is a citizen or resident of the United States under existing U.S. law as of the date hereof. This summary is not a complete statement of applicable law and is based upon the Code, the regulations promulgated thereunder, as well as administrative and judicial interpretations of the Code as in effect on the date of this description. If federal tax laws, or the interpretations of such laws, change in the future, the information provided in this section may no longer be accurate. This section does not discuss state, local, or foreign tax consequences and does not discuss the loss of deduction provisions of Section 280G of the Code, the excise tax provisions of Section 4999 of the Code, or the consequences of a failure to comply with Section 409A of the Code, each of which may be applicable in the circumstances described below. This section also does not discuss the effect of gift, estate, or inheritance taxes, nor any state, local, employment or foreign taxes which may be applicable.
Non-Qualified Options:   A participant generally will not have taxable income on the grant of a non-qualified option. A participant will have taxable income upon the exercise of a non-qualified option equal to the excess of the fair market value of Churchill Class A common stock over the option exercise price multiplied by the number of shares subject to exercise (referred to as the “option spread”), and we will generally be entitled to deduct that amount for federal income tax purposes (subject to the restrictions on deductibility pursuant to Code Section 162(m), described below). This taxable income will be taxed to a participant as ordinary compensation income.
Taxable income a participant recognizes from a participant’s award is subject to federal and applicable state and local income tax withholding. Federal Insurance Contributions Act, or FICA, taxes comprised of Social Security and Medicare taxes must also be withheld on the taxable income recognized at exercise.
A participant may incur a tax liability on the subsequent disposal of shares acquired from a participant’s option if these shares are sold at a gain. A participant will be responsible for paying any tax due and ensuring that any sale by a participant of the shares is reported to the tax authorities as required by applicable law. When a participant sells or otherwise disposes of shares, an amount equal to the difference between the sale or other disposition price of these shares and the cost basis of these shares will be treated as a capital gain or loss. The cost basis is equal to the amount previously taxed to a participant as compensation income plus the option price.
If the shares that a participant sells at a gain have been held for less than one year, a short-term capital gain will be recognized, which gain is subject to tax at ordinary income tax rates. For shares that a participant sells at a gain that have been held one year or longer, a long-term capital gain will be recognized, which is currently subject to tax at reduced rates. If a participant sells the shares at a loss because the cost basis of the shares exceeds the disposition price of the shares, the loss will be a capital loss, the use of which is limited on a participant’s individual federal income tax return.
Incentive Stock Options:   A participant will not have any taxable income upon the grant of an incentive stock option. In addition, when a participant exercises an incentive stock option, a participant generally will not recognize any taxable income on the option spread (there may, however, be alternative maximum tax consequences upon exercise as explained below). Instead, a participant will be subject to income taxation only when a participant disposes of the shares a participant acquired upon the exercise of an incentive stock option. If a participant disposes of the shares of Churchill Class A common stock that a participant acquired upon exercise of an incentive stock option more than two years after the date of grant and more than one year after exercise, a participant will realize a long-term capital gain (or loss) based on the difference between the sale price of the incentive stock option shares and the exercise price of the incentive stock option, and we will not be entitled to deduct that amount for federal income tax purposes. Otherwise, if a participant disposes of the incentive stock option shares before the expiration of two years from the date of the incentive stock option grant or one year from the date of incentive stock option exercise (also called a disqualified disposition), a participant will realize ordinary compensation income in the year a participant disposed of the incentive stock option shares in an amount equal to the excess (if any) of (A) the lesser of (1) the fair market value of such shares on the date of exercise and (2) the amount realized on the sale over (B) the option exercise price, and Churchill will be entitled to deduct that amount for federal income tax purposes. Any further gain (or loss) that a participant realize upon the disqualified disposition of the Churchill Class A common stock will be taxed as short-term or long-term capital gain (or loss), depending on how long a participant held the shares, and such gains will not result in any further tax deduction for Churchill.
Although a participant’s exercise of an incentive stock option does not result in the recognition of regular taxable income, the option spread on an incentive stock option exercise is a preference item that is includible in the calculation of a participant’s federal alternative maximum taxable income. Therefore, the exercise of an incentive stock option may cause an increase in a participant’s federal income tax liability if the preference income from an incentive stock option exercise causes a participant’s alternative maximum tax to exceed (or further exceed) a participant’s regular federal income tax in the year of the exercise.
Restricted Stock and Restricted Stock Units:   A participant will generally not be subject to tax when a participant receives a restricted stock or restricted stock unit award unless, in the case of restricted stock, a participant makes an election pursuant to Section 83(b) of the Code. Generally, a participant will recognize taxable income on the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date) or when a restricted stock unit is settled in shares of Churchill Class A common stock, as applicable, and we will generally be entitled to a deduction for federal income tax purposes in the same amount (subject to the restrictions on deductibility pursuant to Code Section 162(m), described below). The taxable income from a participant’s award will be equal to the difference between the fair market value of the shares on such date and the amount paid for such shares, if any. This income is taxed in the same manner and at the same rates as other compensation income. If a participant does make an election under Section 83(b) of the Code, a participant will have taxable income at the time of grant equal to the difference between the fair market value of the shares on such date and the amount paid for such shares, if any.
Taxable income that a participant recognizes from a participant’s award on the vesting date or date of settlement, as applicable, is subject to federal income tax withholding, as well as any applicable state and local income tax withholding. FICA taxes, which consist of Social Security and Medicare taxes, must be withheld on the value of any shares that vest for tax purposes.
A participant may incur a tax liability when a participant subsequently disposes of shares acquired from a participant’s award if those shares are sold at a gain. A participant will be responsible for paying any tax due from that sale and ensuring that any sale by a participant of Churchill Class A common stock is reported to the appropriate tax authorities as required by applicable law. When a participant sells or otherwise disposes of any shares of stock, an amount equal to the difference between the sale or other disposition price of such shares and the cost basis of such shares will be treated as a capital gain or loss. The cost basis of the shares is equal to the amount previously taxed as compensation income plus any amounts paid for the shares. The holding period of such shares begins on the date such shares are vested (or, where an election is made under Section 83(b), on the date they were issued). If the shares a participant sells at a gain are held for less than one year, a short-term capital gain will result and a participant will be subject to tax at ordinary income tax rates. For shares a participant sells at a gain that are held one year or longer, a long-term capital gain will result. If the shares a participant sells are sold at a loss because the cost basis of the shares exceeds the disposition price of the shares, the loss will be a capital loss, the use of which is limited on a participant’s individual federal income tax return.
Code Section 162(m): In general, under Code Section 162(m), income tax deductions for compensation paid by publicly-held corporations to named executive officers may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) exceeds $1 million in any one year.
THE DISCUSSION ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF AWARDS UNDER THE INCENTIVE PLAN. AMONG OTHER ITEMS THIS DISCUSSION DOES NOT ADDRESS ARE TAX CONSEQUENCES UNDER THE LAWS OF

ANY STATE, LOCALITY OR FOREIGN JURISDICTION, OR ANY TAX TREATIES OR CONVENTIONS BETWEEN THE UNITED STATES AND FOREIGN JURISDICTIONS. THIS DISCUSSION IS BASED UPON CURRENT LAW AND INTERPRETATIONAL AUTHORITIES WHICH ARE SUBJECT TO CHANGE AT ANY TIME.
New Plan Benefits
As of the date of this joint proxy statement/prospectus, no awards (including stock options) have been granted under the Incentive Plan. Awards (including stock options) under the Incentive Plan may be made at the discretion of the Compensation Committee, and any awards (including stock options) that may be made and any benefits and amounts that may be received or allocated under the Incentive Plan in the future are not determinable at this time; however, it is expected that grants will be made shortly following the completion of the Merger, including to Jeffrey R. Tarr, who will serve as the chief executive officer of the Post-Combination Company, as set forth in the table below.
Churchill Capital Corp II 2020 Omnibus Incentive Plan
Name and Position	Options	Restricted Stock Units
Jeffrey R. Tarr, CEO of the Post-Combination Company	1,000,000	2,000,000
Registration with the SEC
Churchill will file a Registration Statement on Form S-8 with the SEC with respect to the shares of Churchill Class A common stock to be offered and sold pursuant to the Incentive Plan as soon as reasonably practicable following stockholder approval and prior to the offering or sale of any such shares. In accordance with applicable Form S-8 requirements, such Registration Statement will not be filed prior to 60 days following the Closing.
Vote Required for Approval
If the Merger Proposal is not approved, the Incentive Plan Proposal will not be presented at the Churchill Special Meeting. The approval of the Incentive Plan Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, abstentions and broker non-votes will have no effect on the Incentive Plan Proposal.
The Merger is conditioned upon the approval of the Incentive Plan Proposal, subject to the terms of the Skillsoft Merger Agreement. Notwithstanding the approval of the Incentive Plan Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.
The Sponsor and Churchill’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Incentive Plan Proposal. See “Other Agreements — Sponsor Agreement” for more information.
Recommendation of the Board of Directors
THE CHURCHILL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CHURCHILL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 10 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will allow the Churchill Board to adjourn the Churchill Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Churchill Special Meeting, there are not sufficient votes to approve the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal or the Incentive Plan Proposal, or we determine that one or more of the closing conditions under the Skillsoft Merger Agreement is not satisfied or waived. In no event will the Churchill Board adjourn the Churchill Special Meeting or consummate the Merger beyond the date by which it may properly do so under the Existing Charter and Delaware law.
Consequences if the Adjournment Proposal is not Approved
If the Adjournment Proposal is not approved by stockholders, the Churchill Board may not be able to adjourn the Churchill Special Meeting to a later date in the event that there are insufficient votes for the approval of the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal or the Incentive Plan Proposal, or we determine that one or more of the closing conditions under the Skillsoft Merger Agreement is not satisfied or waived. If Churchill does not consummate the Merger and fails to complete an initial business combination within the Completion Window (subject to the requirements of law), Churchill will be required to dissolve and liquidate its trust account by returning the then remaining funds in such account to its public stockholders.
Vote Required for Approval
The approval of the Adjournment Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting.
Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Churchill Special Meeting, abstentions and broker non-votes will have no effect on the Adjournment Proposal.
The Merger is not conditioned upon the approval of the Adjournment Proposal.
The Sponsor and Churchill’s directors and officers have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Adjournment Proposal. See “Other Agreements — Sponsor Agreement” for more information.
Recommendation of the Board of Directors
THE CHURCHILL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CHURCHILL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

SKILLSOFT EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
In this section, “we”, “us”, and “our” refer to Skillsoft.
The Skillsoft Extraordinary General Meeting will be held at 10:00 a.m. Central European Time, on June 10, 2021, subject to and in accordance with the September 2020 Law (as defined below). This proxy statement of Skillsoft, which is first being mailed to Skillsoft shareholders on or about            , 2021, asks you to complete, sign, date and mail the enclosed Proxy or Voting Form for use at the Skillsoft Extraordinary General Meeting, for the purposes set forth in the foregoing convening notice, being:
(1)
Acknowledgement of the Skillsoft Merger Proposal and the mandatory reports — To acknowledge (i) the joint cross-border merger proposal providing for the absorption of the Company by Churchill (ii) the detailed written report of the board of directors of the Company and the detailed written report of the board of directors of the Acquiring Company, and (iii) the common independent expert’s report prepared by PKF Audit & Conseil as independent auditor (réviseur d’entreprises).

(2)
Documents available for inspection — To acknowledge that all the documents required by article 1021-7 of the Luxembourg law of 10 August 1915 on commercial companies, as amended, have been deposited at the Company’s registered office or on its website for due inspection by the shareholders at least one month before the date of the general meeting of shareholders of the Company resolving on the Skillsoft Merger Proposal.

(3)
Approval of the Merger and the Skillsoft Merger Proposal — To consider and to approve the Skillsoft Merger Proposal, the Skillsoft Merger Agreement and the Merger;

(4)
The Skillsoft Charter Amendment Proposal — To consider and vote upon a proposal to approve, on a precatory basis to the extent permitted by applicable law, an amendment and restatement of Churchill’s certificate of incorporation in the form attached hereto as Annex C;

(5)
Effective date of the Merger and accounting treatment — To acknowledge (i) the effective date of the Merger between the parties and of the date of enforceability of the Merger towards third parties and (ii) the date from which the operations of the Company will be treated as having been carried out on behalf of Churchill from an accounting point of view.

(6)
Delegation of powers — To delegate powers to the Company’s board of directors to confirm the satisfaction of the condition precedents to the Merger.

(7)
Miscellaneous — Any other business.

Each Skillsoft Class A Share and Skillsoft Class B Share entitles the holder thereof to one vote on each matter submitted to a vote at the Skillsoft Extraordinary General Meeting. You may vote if you are a registered shareholder of Shares on the date of the Skillsoft Extraordinary General Meeting. As of            , 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, Skillsoft had 3,840,000 Skillsoft Class A Shares and 160,000 Skillsoft Class B Shares, in the aggregate, issued and outstanding and entitled to vote. Those persons who are holders of Skillsoft Shares or who otherwise have such meeting rights with respect to Skillsoft Shares on June 10, 2021 and who are registered as such in the Register may vote at the Skillsoft Extraordinary General Meeting and, if relevant, cast their vote at such meeting by returning a voting form, or authorize a person designated by Skillsoft to attend and, if relevant, vote at the meeting on their behalf through the use of a proxy.
After careful consideration, Skillsoft Board has determined that the Skillsoft Merger Proposal and the Skillsoft Charter Amendment Proposal are fair to and in the corporate interest of Skillsoft and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the approval of the Skillsoft Merger Proposal, the Skillsoft Merger Agreement and the Merger and “FOR” the Skillsoft Charter Amendment Proposal.
Resolutions by the Skillsoft Extraordinary General Meeting must be adopted by at least two-thirds of the value of the outstanding Skillsoft Shares, unless another standard of votes and/or a quorum is required by virtue of applicable law or our articles of association. Our articles of association require a quorum of at least a majority of the issued and outstanding Skillsoft Shares be present or represented at the Skillsoft

Extraordinary General Meeting. In case the quorum is not met in the Skillsoft Extraordinary General Meeting, the Skillsoft shareholders may be convened a second time, provided that a quorum of at least a majority of the issued and outstanding Skillsoft Shares shall be required at any such second meeting. The affirmative vote of at least two-thirds of the value of the outstanding Skillsoft Shares is required to adopt resolutions on the agenda items listed in this proxy statement for resolution at the Skillsoft Extraordinary General Meeting.
In light of public health concerns regarding the coronavirus (“COVID-19”) pandemic, in order to prevent large gatherings due to the COVID-19 crisis and pursuant to the Luxembourg law of 23 September 2020 extending the measures regarding the meetings held by companies and other legal entities, as amended (the “September 2020 Law”), you will not be able to attend the Skillsoft Extraordinary General Meeting in person. To ensure your representation at the Skillsoft Extraordinary General Meeting, you are urged to complete, sign, date and return the enclosed Proxy or Voting Form as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.
For all proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Blank votes and invalid votes will be regarded as not having been cast. If you do not provide a valid Proxy or Voting Form, your Skillsoft Shares will not be voted and your Skillsoft Shares will not be considered present or represented for purposes of determining the presence of a quorum for the transaction of business at the Skillsoft Extraordinary General Meeting. A response to the relevant proposal with an “abstain” vote will count for the purpose of determining the presence of a quorum for the transaction of business at the Skillsoft Extraordinary General Meeting, but will not count as a vote “FOR” or “AGAINST” each of the proposals listed for resolution in this proxy statement.
As of May 20, 2021, the latest practicable date prior to the date of this joint proxy statement/prospectus, no Skillsoft directors or executive officers beneficially owned or were otherwise entitled to vote any Skillsoft Shares (excluding any Skillsoft Shares that would be delivered upon exercise or conversion of stock options or other equity-based awards).
In connection with the execution of the Skillsoft Merger Agreement, Churchill and Skillsoft entered into support agreements (each, a “Support Agreement” and collectively, the “Support Agreements”), substantially in the form attached to this joint proxy statement/prospectus as Annex E, with certain of the Skillsoft shareholders (collectively, the “Supporting Skillsoft Shareholders” and each, a “Supporting Skillsoft Shareholder”) that collectively hold Skillsoft Class A Shares and Skillsoft Class B Shares representing approximately 61% of the aggregate voting power of the outstanding Skillsoft Class A Shares and Skillsoft Class B Shares. Each Support Agreement provides, among other things, that the Supporting Skillsoft Shareholder will vote all of such Supporting Skillsoft Shareholders’ shares of Skillsoft in favor of the Skillsoft Merger. In addition, the Support Agreements (i) require each Supporting Skillsoft Shareholder, unless waived by Churchill, to exercise their drag-along rights as promptly as practicable following the time that the registration statement becomes effective pursuant to the Skillsoft Shareholders’ Agreement to require all other Skillsoft shareholders to take all actions in connection with consummating the Merger as Skillsoft may reasonably request, including voting in favor of Skillsoft’s adoption of the Skillsoft Merger Agreement and (ii) prohibit the Supporting Skillsoft Shareholders from engaging in activities that have the effect of soliciting a competing “Alternative Proposal”. Churchill has provided a limited waiver of the requirement to exercise drag-along rights in connection with the Skillsoft Extraordinary General Meeting scheduled for June 10, 2021 in order to allow Skillsoft to hold its meeting inside of the twenty days required by the drag provisions in the Skillsoft Shareholders’ Agreement. Approximately 61% of the aggregate voting power of the outstanding Skillsoft Class A Shares and Skillsoft Class B Shares, which includes Skillsoft’s largest shareholders, have committed to vote in favor of the Merger and any other proposal reasonably necessary under applicable law to effect the Merger pursuant to the Support Agreement. In lieu of exercising the drag-along rights in respect of the Skillsoft Extraordinary General Meeting scheduled for June 10, 2021, Skillsoft intends to seek irrevocable support from additional institutional shareholders prior to the Skillsoft Extraordinary General Meeting scheduled for June 10, 2021 to assure a successful vote at such meeting.
Shareholders and interested persons may communicate with Skillsoft by any means of communication allowing for the transmission of written text (e.g., by hand with acknowledgement of receipt, by registered post, by special courier) or by e-mail at secretariat@exeq-partners.lu.

INFORMATION ABOUT CHURCHILL
In this section “we,” “us” and “our” refer to Churchill prior to the Merger and to the Post-Combination Company following the Merger.
Introduction
Churchill is a blank check company incorporated on April 11, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, which is referred to as a “business combination”. Churchill’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Skillsoft Merger Agreement, Churchill’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations. Churchill has neither engaged in any operations nor generated any revenue to date. Based on our business activities, Churchill is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
Initial Public Offering and Simultaneous Private Placement
In May 2019, the Sponsor purchased an aggregate of 8,625,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. The Founder Shares will automatically convert into shares of Churchill Class A common stock, on a one-for-one basis, upon the completion of a business combination. On June 7, 2019, Churchill effected a stock dividend at one-third of one Founder Share for each outstanding Founder Share, resulting in an aggregate of 11,500,000 Founder Shares outstanding. On June 26, 2019, Churchill effected a further stock dividend of one-half of a Founder Share for each outstanding Founder Share, resulting in the Sponsor holding an aggregate of 17,250,000 Founder Share. All share and per-share amounts have been retroactively restated to reflect the stock dividends. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of Churchill common stock upon completion of the Churchill IPO.
On July 1, 2019, Churchill consummated the Churchill IPO of 69,000,000 units, which included the full exercise by the underwriters of the over-allotment option, with each unit consisting of one share of Churchill Class A common stock and one third of one public warrant. Each whole public warrant entitles the holder thereof to purchase one share of Churchill Class A common stock at a price of $11.50 per share, subject to certain adjustments. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $690,000,000. Concurrently with the consummation of the Churchill IPO, Churchill consummated the private placement of 15,800,000 private placement warrants to the Sponsor at a price of $1.00 per private placement warrant, generating total proceeds of $15,800,000. Each whole private placement warrant entitles the holder thereof to purchase one share of Churchill Class A common stock at a price of $11.50 per share, subject to certain adjustments.
After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to Churchill from the Churchill IPO and the sale of the private placement warrants were $690,000,000 (of which up to an additional $21,371,000 of deferred underwriting expenses may be paid upon the completion of a business combination) and $15,800,000, respectively. Of these amounts, $690,000,000 was deposited into a U.S.-based trust account (the “trust account”), with Continental Stock Transfer & Trust Company acting as trustee, and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by Churchill meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by Churchill. Except as described in the prospectus for the Churchill IPO and described in the subsection below entitled “—Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and Churchill’s redemption of 100% of the outstanding Public Shares upon its failure to consummate a business combination within the Completion Window, except that interest earned on the trust account can be released to Churchill to fund working capital requirements, subject to an annual limit of  $250,000 and to pay its tax obligations.

On July 23, 2019, Churchill announced that, commencing July 26, 2019, holders of the 69,000,000 units sold in the Churchill IPO may elect to separately trade the shares of Churchill Class A common stock and the public warrants included in the units. Those units not separated continued to trade on the NYSE under the symbol “CCX.U” and the shares of Churchill Class A common stock and public warrants that were separated trade under the symbols “CCX” and “CCX WS,” respectively.
Fair Market Value of Target Business
The NYSE rules require that Churchill’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of it signing a definitive agreement in connection with an initial business combination. The Churchill Board determined that this test was met in connection with the proposed Merger with Skillsoft as described in the section titled “The Merger” in this joint proxy statement/prospectus.
Stockholder Approval of Merger
Under Churchill’s Existing Charter, in connection with any proposed business combination, Churchill must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their Public Shares for cash, regardless of whether they vote for or against, or abstain from voting on, the proposed Merger, subject to the limitations described in the prospectus for the Churchill IPO. Accordingly, in connection with the Merger with Skillsoft, the Churchill public stockholders may seek to redeem their Public Shares for cash in accordance with the procedures set forth in this joint proxy statement/prospectus. If the Merger is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Pursuant to the terms of the Sponsor Agreement, the Sponsor and Churchill’s directors and officers have agreed to waive their redemption rights with respect to any shares of Churchill common stock they may hold in connection with the completion of a business combination.
Churchill will complete the Merger only if holders of at least a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Churchill Special Meeting vote in favor of the Merger. A majority of the voting power of the issued and outstanding common stock entitled to vote at the Churchill Special Meeting must be present, in person (which would include presence at a virtual meeting) or represented by proxy, at the Churchill Special Meeting to constitute a quorum and in order to conduct business at the Churchill Special Meeting. The Sponsor, who currently own approximately 20% of the issued and outstanding shares of Churchill common stock, will count towards this quorum.
Voting Agreements in Connection with the Churchill Special Meeting
Pursuant to the terms of the Sponsor Agreement, the Sponsor and Churchill’s directors and officers have also agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the Churchill IPO in favor of all of the proposals set forth in this joint proxy statement/prospectus. See “Other Agreements — Sponsor Agreement” for more information. The Sponsor owns 20% of Churchill’s outstanding common stock entitled to vote thereon. The quorum and voting thresholds at the Churchill Special Meeting and the Sponsor Agreement may make it more likely that Churchill will consummate the Merger.
At any time prior to the Churchill Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Churchill or its securities, the Sponsor, Skillsoft and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Churchill common stock or vote their shares in favor of the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Merger where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this joint proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Skillsoft’s consent, the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value. All shares repurchased by Churchill’s affiliates pursuant to such arrangements would be voted in favor of the proposed Merger. As of the date of this joint proxy statement/prospectus, no agreements dealing with the above have been entered into by the Sponsor, Skillsoft or their respective affiliates.
Liquidation if No Business Combination
Under Churchill’s Existing Charter, if Churchill does not complete a business combination within the Completion Window, Churchill will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to Churchill to fund its working capital requirements, subject to an annual limit of $250,000, and/or to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Churchill’s remaining stockholders and the Churchill Board, dissolve and liquidate, subject to Churchill’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. There will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless if Churchill fails to complete an initial business combination within the Completion Window.
The Sponsor and Churchill’s directors and officers have agreed to waive their rights to liquidating distributions from the trust account with respect to any Founder Shares held by them if Churchill fails to complete an initial business combination within the Completion Window. The Sponsor and Churchill’s directors and officers will be entitled to liquidating distributions from the trust account with respect to any Public Shares acquired in the aftermarket if Churchill fails to complete its initial business combination within the Completion Window.
The proceeds deposited in the trust account could, however, become subject to the claims of Churchill’s creditors which would be prior to the claims of the Churchill public stockholders. Although Churchill has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Churchill has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Churchill will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if Churchill is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Churchill’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Churchill’s stockholders. To the extent any bankruptcy claims deplete the trust account, Churchill cannot assure you it will be able to return to the Churchill public stockholders at least approximately $10.00 per share. Churchill’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the Completion Windows or if the stockholders properly seek to have Churchill redeem their respective shares for cash upon a business combination which is actually completed by Churchill. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Churchill’s trust account distributed to the Churchill public stockholders upon the redemption of 100% of its outstanding Public Shares in the event Churchill does not complete its initial business combination within the Completion

Window may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the portion of Churchill’s trust account distributed to the Churchill public stockholders upon the redemption of 100% of its Public Shares in the event Churchill does not complete its initial business combination within the Completion Window is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six-years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If Churchill is unable to complete a business combination within the prescribed time frame, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to Churchill to fund its working capital requirements, subject to an annual limit of $250,000, and/or to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Churchill’s remaining stockholders and the Churchill Board, dissolve and liquidate, subject to Churchill’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, if a business combination does not occur, it is Churchill’s intention to redeem its Public Shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, Churchill does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of Churchill’s stockholders’ liability with respect to liquidating distributions as described above. As such, Churchill’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Churchill’s stockholders may extend well beyond the third anniversary of such date.
Because Churchill will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Churchill to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Churchill is a blank check company, rather than an operating company, and Churchill’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.
Churchill will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, the Sponsor has agreed to advance the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $100,000) and not to seek repayment for such expenses.
Facilities
Churchill currently maintains its principal executive offices at 640 Fifth Avenue, 12th Floor, New York, NY 10019 and maintains other offices as provided to it by its officers. The cost for this space is included in the $20,000 per-month aggregate fee an affiliate of the Sponsor charges Churchill for general and administrative services pursuant to an agreement between Churchill and such affiliate of the Sponsor. Churchill believes, based on rents and fees for similar services in the relevant areas, that the fee charged by such affiliate of the Sponsor is at least as favorable as Churchill could have obtained from an unaffiliated person. Churchill considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Upon consummation of the Merger, the principal executive offices of Churchill will be those of Skillsoft, at which time nothing more will be paid to such affiliate of the Sponsor.
Legal Proceedings
There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Churchill or any of Churchill’s directors and officers, and Churchill has not been subject to any such proceeding in the 10 years preceding the date of this joint proxy statement/prospectus.
Periodic Reporting and Audited Financial Statements
Churchill has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Churchill’s annual reports contain financial statements audited and reported on by Churchill’s independent registered public accounting firm.
Employees
Churchill has two executive officers. These individuals are not obligated to devote any specific number of hours to Churchill’s matters, but they intend to devote as much of their time as they deem necessary to Churchill’s affairs until Churchill has completed its initial business combination. Churchill does not intend to have any full time employees prior to the consummation of a business combination.

MANAGEMENT OF CHURCHILL
Directors and Executive Officers
Churchill’s current directors and executive officers are as follows:
Name	Age	Title
Michael Klein	57	Chief Executive Officer and Chairman of the Board of Directors
Peter Seibold	56	Chief Financial Officer
Jeremy Paul Abson	53	Director
Glenn R. August	59	Director
Dena J. Brumpton	57	Director
Mark Klein	59	Director
Malcolm S. McDermid	42	Director
Karen G. Mills	67	Director
Michael Klein is Churchill’s Chief Executive Officer and Chairman. Mr. Klein currently serves as Chief Executive Officer, President and Chairman of the Boards of Directors of Churchill Capital Corp IV, Churchill Capital Corp V, Churchill Capital Corp VI and Churchill Capital Corp VII, each of which is a blank check company whose sponsor is an affiliate of M. Klein and Company, LLC, Director of Credit Suisse Group AG and Credit Suisse AG. Mr. Klein was the co-founder and Chairman of Churchill Capital Corp, a blank check company formed in 2018. Churchill Capital Corp merged with Clarivate Analytics in May 2019, and Mr. Klein served on the board of directors of Clarivate Analytics until 2020. Mr. Klein was also the founder, Chief Executive Officer, President and Chairman of the Board of Directors of Churchill Capital Corp III, a blank check company formed in 2019. Churchill Capital Corp III merged with MultiPlan, Inc. in October 2020, and Mr. Klein currently serves on the board of directors of MultiPlan, Inc. Mr. Klein is the founder and managing partner of M. Klein and Company, which he founded in 2012. M. Klein and Company is a global strategic advisory firm that provides its clients a variety of advice tailored to their objectives. Mr. Klein is a strategic advisor to global companies, boards of directors, senior executives, governments and institutional investors. Mr. Klein’s background in strategic advisory work was built during his 30-year career, including more than two decades at Citi and its predecessors, during which he initiated and executed strategic advisory transactions. He began his career as an investment banker in the M&A Advisory Group at Salomon Smith Barney and subsequently became Chairman and Co-Chief Executive Officer of Citi Markets and Banking, with responsibilities for global corporate and investment banking and Global Transaction Services across Citi. Mr. Klein is a graduate of The Wharton School of the University of Pennsylvania, where he earned his Bachelors of Science in Economics with concentrations in finance and accounting. Mr. Klein was selected to serve on the Churchill Board due to his significant investment banking and advisory experience.
Peter Seibold is Churchill’s Chief Financial Officer. Mr. Seibold is a managing director at M. Klein and Company, a global strategic advisory firm, which he joined in 2015. During that time, he has worked on a variety of transactions including notable mergers of public companies, hostile and activist defense assignments, bespoke project finance and joint venture agreements as well as both buy side and sell side M&A engagements. Prior to joining M. Klein and Company, Mr. Seibold served as a senior investment banker at Evercore from 2010 to 2014. Prior to Evercore, Mr. Seibold held a variety of senior roles in investment banking and equity capital markets at Goldman Sachs, providing clients unique insights from 1988 to 2008. Mr. Seibold holds a Bachelor of Arts degree in Economics from the University of Chicago and a M.B.A. from The University of Chicago Booth School of Business.
Jeremy Paul Abson is a Director of Churchill and previously was a Director of Churchill Capital Corp III. He is currently the President and CFO of TBG AG, an investment company located in Zurich, Switzerland. Mr. Abson has more than 20 years’ experience in financial and general management. Prior to joining TGB AG, Mr. Abson was the Chief Operating Officer of Usaha Tegas Sdn Bhd (“UTSB”), a multi-billion investment company which had significant interests in the telecommunications, media, power, energy, marine logistics and real estate sectors. Prior to working at UTSB, Mr. Abson was a Partner at PricewaterhouseCoopers. Mr. Abson holds a Bachelor of Science degree from Manchester University, UK, and is a member of the Institute of Chartered Accountants in England and Wales. He also completed the Advanced Management Program at the Harvard Business School in October 2011.
Glenn R. August is a Director of Churchill and is also a Director of Churchill Capital Corp IV, Churchill Capital Corp V, Churchill Capital Corp VI, Churchill Capital Corp VII and MultiPlan, Inc. Mr. August is the Founder, Senior Partner and Chief Executive Officer of Oak Hill Advisors. In addition, he serves as global head of the firm’s distressed investment business. Mr. August has played leadership roles in numerous restructurings and served on numerous public and private company boards since 1987. Since 1996, he co-founded each of Oak Hill Advisors’ funds, where he serves as Managing Partner. He co-founded the predecessor firm to Oak Hill Advisors in 1987 and took over responsibility for its credit and distressed investment activities in 1990. Mr. August earned a Bachelor of Science degree from Cornell University and an M.B.A. from Harvard Business School, where he was a Baker Scholar.
Dena J. Brumpton is a Director of Churchill and also serves on the Board of Directors of Churchill Capital Corp V. Ms. Brumpton is currently a Non-Executive Director of Leathwaite Human Capital Limited, Non-Executive Director of Scottish Widows Schroder Wealth Holdings Limited where she chairs the Audit and Risk Committees in addition to being a member of the Remuneration Committee and Non-Executive Director of Maitland International Holdings Limited. Previously, she was the CEO for Barclays Savings, Investments and Wealth Management. Prior to Barclays, over the course of thirty years, Ms. Brumpton held various roles at Citigroup where she held several senior leadership positions in Asset Management, Corporate and Investment Banking and most recently Private Banking and Wealth Management, where she was Global Chief Operating Officer for the Private Bank.
Mark Klein is a Director of Churchill and serves on the Boards of Directors of Churchill Capital Corp IV, Churchill Capital Corp V, Churchill Capital Corp VI, Churchill Capital Corp VII and previously was a Director of Churchill Capital Corp III. He is the President and Chief Executive Officer of Sutter Rock Capital, and has been a director of Sutter Rock Capital since 2011. Since 2010, Mr. Klein has served as a Managing Member and Majority Partner of M. Klein and Company, LLC. Mr. Klein also serves on the Board of Directors for Atlantic Alliance Partnership Corp. and has served as an investment adviser at B. Riley Wealth Management since April 2012. Mr. Klein was a Director of National Holding Corporations from 2011 to 2014, where he also served as Chief Executive Officer and Co-Chairman from March 2013 to December 2014. He served as a director of New University Holdings Corp., from its inception in 2010 through August 2011, when New University Holdings Corp. merged with ePals, Inc. In addition, from April 2010 until May 2011, Mr. Klein served as the Chief Executive Officer and President and a Director of 57th Street General Acquisition Corp. until it completed a merger with Crumbs Bake Shop. Subsequently, Mr. Klein served as a member of the Board of Directors of Crumbs from May 2011 to March 2014. Mr. Klein has a Bachelor’s degree, with high distinction, in Business Administration from Emory University and an MBA from the J. L. Kellogg School of Management, Northwestern University.
Malcolm S. McDermid is a Director of Churchill and a Director of Churchill Capital Corp IV, Churchill Capital Corp VI, Churchill Capital Corp VII and previously was a Director of Churchill Capital Corp III and Churchill Capital Corp. Mr. McDermid is also a Managing Director with Emerson Collective where he has led Emerson Collective’s venture capital investing efforts since August 2017. He was previously a Partner with Andreessen Horowitz, a venture capital firm based in Menlo Park, California from March 2013 to July 2017. Prior to Andreessen Horowitz, Mr. McDermid was a Director with Stifel Nicolaus, formerly Thomas Weisel Partners, a technology focused investment bank in San Francisco. He began his career at Citigroup as a financial analyst. Mr. McDermid received a Bachelor of Arts degree in Computer Science and Quantitative Economics from Tufts University and a Master of Arts in Law and Diplomacy from the Fletcher School at Tufts University.
Karen G. Mills is a Director of Churchill and serves on the Boards of Directors of Churchill Capital Corp IV, Churchill Capital Corp V, Churchill Capital Corp VI and Churchill Capital Corp VII. She was previously a Director of Clarivate Plc from May 2019 until January 2021 and Churchill Capital Corp III. Ms. Mills is also a Senior Fellow at the Harvard Business School since January 2014, focusing on economic policy, U.S. competitiveness, entrepreneurship and innovation. Ms. Mills was a member of President Barack Obama’s Cabinet, serving as the Administrator of the U.S. Small Business Administration from

April 2009 to August 2013. Ms. Mills is the President of MMP Group since October 1993, which invests in financial services, consumer products and technology-enabled solutions businesses. Ms. Mills is Vice Chair of the immigration services company Envoy Global since September 2014. She also serves as Chair of the Advisory Committee for the Private Capital Research Institute since March 2017. Ms. Mills holds an A.B. degree in Economics from Harvard University, Magna Cum Laude, and earned an M.B.A. from Harvard Business School.
Management Compensation
None of Churchill’s executive officers or directors have received any cash compensation for services rendered to Churchill. Churchill pays monthly recurring expenses of $20,000 to an affiliate of the Sponsor for office space, administrative and support services. Upon completion of the initial business combination or our liquidation, Churchill will cease paying these monthly fees. Accordingly, in the event the consummation of the initial business combination takes the maximum 27 months, an affiliate of the Sponsor will be paid a total of $540,000 ($20,000 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses.
The Sponsor, directors and officers or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on its behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Churchill’s audit committee reviews on a quarterly basis all payments that were made by Churchill to its Sponsor, officers, directors or its or any of their respective affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Churchill’s behalf.
Churchill does not intend to take any action to ensure that members of its management team maintain their positions with Churchill after the consummation of its initial business combination, although it is possible that some or all of its directors and officers may negotiate employment or consulting arrangements to remain with it after the initial business combination. Churchill is not party to any agreements with its directors and officers that provide for benefits upon termination of employment.
See also “The Merger — Interests of Churchill’s Directors and Officers in the Merger.”
Code of Ethics
In July 2019, the Churchill Board adopted a code of ethics that applies to all of Churchill’s executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of Churchill’s business. Churchill will provide, without charge, upon request, copies of its code of ethics. Requests for copies of Churchill’s code of ethics should be sent in writing to Churchill Capital Corp II, 640 Fifth Avenue, 12th Floor, New York, NY 10019.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CHURCHILL
The following table contains selected historical financial data for Churchill as of and for the three months ended March 31, 2021 and 2020 and as of and for the year ended December 31, 2020 and as of December 31, 2019 and for the period from April 11, 2019 (inception) through December 31, 2019. Such data has been derived from the unaudited interim consolidated financial statements and the restated audited financial statements of Churchill, which are included elsewhere in this joint proxy statement/prospectus. The restatement is more fully described in Note 2 to Churchill’s financial statements included elsewhere in this joint proxy statement/prospectus. The information below is only a summary and should be read in conjunction with the sections entitled “Information About Churchill” and “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Churchill’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this joint proxy statement/prospectus. You should not assume the results of operations for past periods indicate results for any future period. All amounts are in U.S. dollars. Certain amounts that appear in this section may not sum due to rounding.
Churchill has neither engaged in any operations nor generated any revenue to date. Churchill’s only activities from inception through March 31, 2021 were organizational activities and those necessary to complete its initial public offering and identifying a target company for a business combination. Churchill does not expect to generate any operating revenue until after the completion of the Merger.
	For the Three Months Ended March 31,	For the Three Months Ended March 31,	For the Year Ended December 31,	For the Period from April 11, 2019 (Inception) Through December 31,
	2021	2020	2020	2019
	(unaudited)
Income Statement Data:
Net income (loss)	$41,740,801	$(8,823,514)	$(72,459,185)	$(14,682,592)
Less: Income attributable to common stock subject to possible redemption	—	(1,325,482)	(1,230,480)	(4,868,674)
Nonredeemable net income (loss)	$41,740,801	$(10,148,996)	$(73,689,665)	$(19,551,226)
Weighted average shares outstanding, basic and diluted(1)	32,537,498	25,224,075	27,526,131	21,438,529
Basic and diluted net income (loss) per common share	$1.28	$(0.41)	$(2.68)	$(0.91)

(1)
Excludes an aggregate of 57,909,708, 59,998,219, 53,712,502 and 61,025,925 shares subject to possible redemption at March 31, 2021, March 31, 2020, December 31, 2020 and December 31, 2019, respectively.

	March 31, 2021	December 31, 2020	December 31, 2019
	(unaudited)
Balance Sheet Data (end of period):
Cash	$2,382,560	$3,873,865	$2,238,275
Prepaid income taxes	—	—	27,140
Prepaid expenses	111,174	94,299	275,525
Marketable securities held in Trust Account	697,018,229	696,957,196	695,295,418
Total assets	699,511,963	700,925,360	697,836,358
Total liabilities	110,392,112	153,546,310	77,998,123
Common stock subject to possible redemption	584,119,845	542,379,040	614,838,229
Total stockholders’ equity	5,000,006	5,000,010	5,000,006

CHURCHILL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with “Summary Historical Financial Data for Churchill,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Financial Information of Churchill” and Churchill’s consolidated financial statements, including the notes thereto, included elsewhere in this joint proxy statement/prospectus. Certain statements in this “Churchill’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that involve risks and uncertainties, such as statements regarding Churchill’s plans, objectives, expectations and intentions. Churchill’s future results and financial condition may differ materially from those currently anticipated as a result of the factors described under sections titled “Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Risk Factors.” “We,” “us,” and “our” as used herein refer to Churchill prior to the consummation of the Merger and to the Post-Combination Company following the consummation of the Merger.
This Management’s Discussion and Analysis of Financial Condition and Results of Operations has been amended and restated to give effect to the restatement and revision of Churchill's financial statements. Churchill restated its historical financial results to reclassify its Derivative Instruments as derivative liabilities pursuant to ASC 815-40 rather than as a component of equity as Churchill had previously treated them. The impact of the restatement is reflected in the Management’s Discussion and Analysis of Financial Condition and Results of Operations below. The impact of the restatement is more fully described in Note 2 to Churchill's financial statements included elsewhere in this joint proxy statement/prospectus.
Overview
Churchill is a blank check company formed under the laws of the State of Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Churchill intends to effectuate the Merger using cash from the proceeds of the Churchill IPO and the sale of the private placement warrants, Churchill’s capital stock, debt or a combination of cash, stock and debt.
The issuance of additional shares of Churchill’s stock in a business combination:
•
may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the Churchill Class B common stock resulted in the issuance of shares of Churchill Class A common stock on a greater than one-to-one basis upon conversion of the Churchill Class B common stock;

•
may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

•
could cause a change of control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use Churchill’s net operating loss carry forwards, if any, and could result in the resignation or removal of Churchill’s present officers and directors;

•
may have the effect of delaying or preventing a change of control of Churchill by diluting the stock ownership or voting rights of a person seeking to obtain control of Churchill; and

•
may adversely affect prevailing market prices for Churchill Class A common stock and/or warrants.

Similarly, if Churchill issues debt securities or otherwise incurs significant indebtedness, it could result in:
•
default and foreclosure on Churchill’s assets if its operating revenues after a business combination are insufficient to repay its debt obligations;

•
acceleration of Churchill’s obligations to repay the indebtedness even if it makes all principal and interest payments when due if it breaches certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•
Churchill’s immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•
Churchill’s inability to obtain necessary additional financing if the debt contains covenants restricting its ability to obtain such financing while the debt is outstanding;

•
Churchill’s inability to pay dividends on its common stock;

•
using a substantial portion of Churchill’s cash flow to pay principal and interest on its debt, which will reduce the funds available for dividends on its common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•
limitations on Churchill’s flexibility in planning for and reacting to changes in its business and in the industry in which it operates;

•
increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•
limitations on Churchill’s ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of its strategy and other purposes and other disadvantages compared to its competitors who have less debt.

Results of Operations
Churchill has neither engaged in any operations nor generated any revenues to date. Churchill’s only activities through March 31, 2021 were organizational activities, those necessary to prepare for the Churchill IPO, described below, and, after the Churchill IPO, identifying a target company for a business combination. Churchill does not expect to generate any operating revenues until after the completion of the Merger. Churchill generates non-operating income in the form of interest income on marketable securities held in the trust account. Churchill incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended March 31, 2021, Churchill had a net income of $41,740,801, which consists of a gain on derivative liabilities of $43,267,123, operating costs of $1,584,933, an unrealized gain on marketable securities held in Churchill’s trust account of $1,332, interest income on marketable securities held in the trust account of $59,701 and a provision for income taxes of $2,422.
For the three months ended March 31, 2020, Churchill had a net loss of $8,823,514, which consists of interest income on marketable securities held in the trust account of $2,250,075, a loss on derivative liabilities of $10,346,000, operating costs of $301,863, an unrealized loss on marketable securities held in the trust account of $20,917 and a provision for income taxes of $404,809.
For the year ended December 31, 2020, Churchill had a net loss of $72,459,185, which consists of operating costs of $2,906,903, a loss on conversion option liability of $1,604,359, a loss on the Prosus Subscription Agreement of $50,481,190, a loss on warrant liability of $21,498,000, and a provision for income taxes of $486,761, offset by reimbursement of transaction expenses of $2,000,000, interest income on marketable securities held in the trust account of $2,516,752 and an unrealized gain on marketable securities held in the trust account of $1,276.
For the period from April 11, 2019 (inception) through December 31, 2019, Churchill had a net loss of $14,682,592, which consists of formation and operating costs of $744,859, transaction costs of $1,125,634, a loss on warrant liability of $18,250,000 and a provision for income taxes of $1,247,517, offset by interest income on marketable securities held in the trust account of $6,639,430 and an unrealized gain on marketable securities held in the trust account of $45,988.
Liquidity and Capital Resources
On July 1, 2019, Churchill consummated the initial public offering of 69,000,000 Units at a price of $10.00 per Unit, which includes the full exercise by the underwriters of the over-allotment option, at $10.00 per Unit, generating gross proceeds of $690,000,000. Simultaneously with the closing of the Churchill IPO, Churchill consummated the sale of 15,800,000 private placement warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $15,800,000.
Following the Churchill IPO, the exercise of the over-allotment option and the sale of the private placement warrants, a total of $690,000,000 was placed in the trust account. Churchill incurred $34,319,807 in transaction costs, including $12,212,000 of underwriting fees, $21,371,000 of deferred underwriting fees and $736,807 of other costs.
As of March 31, 2021, Churchill had cash and marketable securities held in the trust account of $697,018,229 (including approximately $7,018,000 of interest income and unrealized gains) consisting of U.S. Treasury Bills with a maturity of 185 days or less. Interest income on the balance in the trust account may be used by us to pay taxes. Through March 31, 2021, Churchill withdrew $2,246,250 of interest earned on the trust account to pay Churchill’s income taxes and for permitted withdrawals, of which no amounts were withdrawn during the three months ended March 31, 2021.
For the three months ended March 31, 2021, cash used in operating activities was $1,491,305. Net income of $41,740,801 was affected by interest earned on marketable securities held in the trust account of $59,701 and a gain on derivative liabilities of $43,267,123. Changes in operating assets and liabilities provided $97,026 of cash for operating activities.
For the three months ended March 31, 2020, cash used in operating activities was $529,004. Net loss of $8,823,514 was affected by interest earned on marketable securities held in the trust account of $2,250,075, a loss on derivative liabilities of $10,346,000, an unrealized loss on marketable securities held in the trust account of $20,917 and a deferred tax benefit of $14,050. Changes in operating assets and liabilities provided $191,718 of cash for operating activities.
For the year ended December 31, 2020, cash used in operating activities was $720,660. Net loss of $72,459,185 was affected by interest earned on marketable securities held in the trust account of $2,516,752, an unrealized gain on marketable securities held in Churchill’s trust account of $1,276, a deferred tax benefit of $8,681, a loss on conversion option liability of $1,604,359, a loss on the Prosus Subscription Agreement of $50,481,190, and a non-cash charge loss on warrant liabilities of $21,498,000. Changes in operating assets and liabilities provided $681,685 of cash for operating activities.
For the period from April 11, 2019 (inception) through December 31, 2019, cash used in operating activities was $2,027,918. Net loss of $14,682,592 was affected by interest earned on marketable securities held in the trust account of $6,639,430, an unrealized gain on marketable securities held in Churchill’s trust account of $45,988, a deferred tax provision of $9,657, transaction costs related to the Churchill IPO of $1,125,634 and a non-cash charge loss on warrant liabilities of $18,250,000. Changes in operating assets and liabilities used $45,199 of cash for operating activities.
Churchill intends to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less deferred underwriting commissions and income taxes payable), to complete the business combination. To the extent that Churchill’s capital stock or debt is used, in whole or in part, as consideration to complete the business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue Churchill’s growth strategies.
As of March 31, 2021, Churchill had cash of $2,382,560 held outside the trust account.Churchill intends to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective tagret businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.
On November 2, 2020, Churchill issued a note in the principal amount of up to $1,500,000 to the Sponsor (the “2020 Note”) in order to fund working capital deficiencies or finance transaction costs in connection with a business combination. The 2020 Note bears no interest and is repayable in full upon consummation of the initial business combination. The Sponsor has the option to convert any unpaid balance of the 2020 Note into Working Capital Warrants equal to the principal amount of the 2020 Note so converted divided by $1.00. The terms of any such Working Capital Warrants will be identical to the terms of the private placement warrants. If Churchill completes an initial business combination, it would repay such loaned amounts to the extent they are not converted into Working Capital Warrants. In the event that an initial business combination does not close, Churchill may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. As of December 31, 2020, Churchill had borrowed an aggregate amount of $1.5 million under the 2020 Note.

Churchill does not believe it will need to raise additional funds in order to meet the expenditures required for operating the business. However, if Churchill’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Merger are less than the actual amount necessary to do so, Churchill may have insufficient funds available to operate the business prior to the business combination. Moreover, Churchill may need to obtain additional financing either to complete the business combination or because Churchill becomes obligated to redeem a significant number of Churchill’s Public Shares upon consummation of the business combination, in which case Churchill may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, Churchill would only complete such financing simultaneously with the completion of the business combination. If Churchill is unable to complete the business combination because Churchill does not have sufficient funds available to us, Churchill will be forced to cease operations and liquidate the trust account. In addition, following the business combination, if cash on hand is insufficient, Churchill may need to obtain additional financing in order to meet its obligations.
Off-Balance Sheet Arrangements
Churchill did not have any off-balance sheet arrangements as of March 31, 2021.
Contractual Obligations
Churchill does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $20,000 for office space, administrative and support services to Churchill. Churchill began incurring these fees on June 26, 2019 and will continue to incur these fees monthly until the earlier of the completion of an initial business combination and its liquidation.
The underwriters are entitled to a deferred fee of $21,371,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that Churchill does not complete a business combination, subject to the terms of the underwriting agreement. On July 1, 2019, the underwriters agreed to waive the upfront and deferred underwriting discount on 7,940,000 units, resulting in a reduction of the upfront and deferred underwriting discount of $1,588,000 and $2,779,000, respectively.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Churchill has identified the following critical accounting policies:
Derivative Instruments
Churchill accounts for the Derivative Instruments in accordance with the guidance contained in
ASC 815-40-15-7D and 7F under which the Derivative Instruments do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, Churchill classifies the Derivative Instruments as liabilities at their fair value and adjusts the Derivative Instruments to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in Churchill's statement of operations. The private placement warrants and the public warrants for periods where no observable traded prices was available are valued using a Monte Carlo simulation. For periods subsequent to the detachment of the public warrants from the Churchill units, the public warrant quoted market price was used as the fair value as of each relevant date. The fair value of the 2020 Note and the Prosus Subscription Agreement were estimated using a Monte Carlo simulation approach.
Common Stock Subject to Possible Redemption
Churchill accounts for its common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from

Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Churchill’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Churchill common stock features certain redemption rights that are considered to be outside of Churchill’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of Churchill’s condensed balance sheets.
Net Loss Per Common Share
Churchill applies the two-class method in calculating earnings per share. Common stock subject to possible redemption which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. Churchill’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the trust account and not Churchill’s income or losses.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. Churchill qualifies as an “emerging growth company” and under the JOBS Act is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. Churchill is electing to delay the adoption of new or revised accounting standards, and as a result, Churchill may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, Churchill’s financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, Churchill in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, Churchill chooses to rely on such exemptions, Churchill may not be required to, among other things: (1) provide an auditor’s attestation report on Churchill’s system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (4) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the Churchill IPO or until Churchill is no longer an “emerging growth company,” whichever is earlier.
Quantitative and Qualitative Disclosures About Market Risk
As of December 31, 2020, Churchill was not subject to any market or interest rate risk. Following the consummation of the Churchill IPO, the net proceeds of the Churchill IPO, including amounts in the trust account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, Churchill believes there will be no associated material exposure to interest rate risk.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
The following table and accompanying footnotes set forth information with respect to (i) the beneficial ownership of Churchill Class A common stock and Churchill Class B common stock, as of April 28, 2021, the record date for the Churchill Special Meeting, and (ii) the expected beneficial ownership of Class A common stock of the Post-Combination Company immediately following the Merger, assuming that no Public Shares are redeemed, and alternatively that the maximum number of Public Shares are redeemed, by:
•
each person who is the beneficial owner of more than 5% of issued and outstanding shares of Churchill common stock or of common stock of the Post-Combination Company;

•
each of our current executive officers and directors that beneficially own Churchill common stock;

•
each person who is expected to become an executive officer or director of the Post-Combination Company; and

•
all executive officers and directors that beneficially own Churchill common stock as a group pre-Merger and all executive officers and directors of the Post-Combination Company post-Merger.

As of April 28, 2021, Churchill had 69,000,000 shares of Churchill Class A common stock outstanding and 17,250,000 shares of Churchill Class B common stock outstanding, owned by the Sponsor. The number of shares of Churchill common stock and the percentages of beneficial ownership pre-Merger are based on the number of shares of Churchill common stock issued and outstanding as of April 28, 2021.
The expected beneficial ownership of shares of Class A common stock of the Post-Combination Company assuming No Redemptions in the table below has been determined based upon 165,750,000 shares of Class A common stock of the Post-Combination Company outstanding.
The expected beneficial ownership of shares of Class A common stock of the Post-Combination Company assuming Maximum Redemptions in the table below has been determined based upon 110,005,621 shares of Class A common stock of the Post-Combination Company outstanding, based on the assumption that the public stockholders holding approximately 80.8% of the Public Shares exercise redemption rights with respect to their Public Shares and that the public stockholders listed in the table below exercise the redemption rights with respect to their shares. This scenario assumes that 55,744,379 Public Shares are redeemed for an aggregate redemption payment of approximately $563.0 million. See “Summary — Ownership of the Post-Combination Company” and “Unaudited Pro Forma Condensed Combined Financial Information”.
The expected beneficial ownership of shares of Class A common stock of the Post-Combination Company also assumes:
(i)
no exercise of the public warrants that will remain outstanding following the Merger, which will become exercisable at the holder’s option 30 days after the closing of the Merger at an exercise price of $11.50 per share, provided that the Post-Combination Company has an effective registration statement under the Securities Act covering the shares of Class A common stock of the Post-Combination Company issuable upon exercise of the public warrants or private placement warrants and a current prospectus relating to them is available, which are not expected to occur within 60 days of the date of this joint proxy statement/prospectus; and

(ii)
51,000,000 shares of Churchill Class A common stock are issued in connection with the Prosus PIPE Investment and the SuRo PIPE Investment immediately prior to the closing of the Merger (notwithstanding the fact that there can be no assurance that the Second Step Prosus Investment will be consummated at the closing of the Merger or thereafter); and

(iii)
no exercise of the Prosus Warrants.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.
	Pre-Merger				Post-Combination Company
	Class A		Class B		Class A
					No Redemptions		Maximum Redemptions
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares Beneficially Owned(2)	Percentage of Class	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares Beneficially Owned	Percentage of Class
Principal Stockholders of Churchill:
Churchill Sponsor II LLC(3)	—	—	17,250,000	100.0%	17,250,000	10.4%	17,250,000	15.7%
Millennium Management LLC (4)	4,305,445	6.2%	—	—	4,305,445	2.6%	4,305,445	3.9%
Citadel Advisors LLC(5)	4,907,643	7.1%	—	—	4,907,643	3.0%	4,907,643	4.5%
Magnetar Financial LLC(6)	5,000,000	7.2%	—	—	5,000,000	3.0%	5,000,000	4.5%
Directors and Named Executive Officers of Churchill:
Michael Klein(3)	—	—	17,250,000	100.0%	17,250,000	10.4%	17,250,000	15.7%
Peter Seibold	—	—	—	—	—	—	—	—
Jeremy Paul Abson	—	—	—	—	—	—	—	—
Glenn R. August	—	—	—	—	—	—	—	—
Dena J. Brumpton	—	—	—	—	—	—	—	—
Mark Klein	—	—	—	—	—	—	—	—
Malcolm S. McDermid	—	—	—	—	—	—	—	—
Karen G. Mills	—	—	—	—	—	—	—	—
Directors and executive officers as a group (8 individuals)	—	—	17,250,000	100.0%	17,250,000	10.4%	17,250,000	15.7%
Principal Stockholders of Post-Combination Company:
MIH Learning B.V.(7)	—	—	—	—	50,000,000	30.2%	50,000,000	45.5%
Directors and Named Executive Officers of Post-Combination Company:
Jeffrey R. Tarr	—	—	—	—	—	—	—	—
Helena B. Foulkes	—	—	—	—	—	—	—	—
Ronald W. Hovsepian	—	—	—	—	—	—	—	—
Michael Klein(3)	—	—	17,250,000	100.0%	17,250,000	10.4%	17,250,000	15.7%
Karen G. Mills	—	—	—	—	—	—	—	—
Peter Schmitt	—	—	—	—	—	—	—	—
Lawrence H. Summers	—	—	—	—	—	—	—	—
Directors and executive officers as a group (7 individuals)	—	—	17,250,000	100.0%	17,250,000	10.4%	17,250,000	15.7%

*
Less than one percent.

(1)
This table is based on 86,250,000 shares of Churchill common stock outstanding at April 28, 2021, of which 69,000,000 were shares of Churchill Class A common stock and 17,250,000 were shares of Churchill Class B common stock. Except as described in the footnotes below and subject to applicable community property laws and similar laws, Churchill believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the business address of each of the following entities or individuals is c/o Churchill Capital Corp II, 640 Fifth Avenue, 12th Floor, New York, NY 10019.

(2)
Shares of Churchill Class B common stock are referred to as “Founder Shares”. The Founder Shares will convert into Churchill Class A common stock at the time of the Merger, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. Beneficial ownership of Churchill Class B common stock reflected in this table has not been also reflected as beneficial ownership of Churchill Class A common stock into which such shares may be converted.
(3)
The shares beneficially owned by Churchill Sponsor II LLC, the Sponsor, may also be deemed to be beneficially owned by Mr. Klein who controls the managing member of the Sponsor. Our directors also hold non-managing interests in the Sponsor.

(4)
According to Schedule 13G/A, filed on January 19, 2021 by Integrated Core Strategies (US) LLC, ICS Opportunities, Ltd., Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander (collectively, the “Millennium Parties”), the business address of such parties is 666 Fifth Avenue, New York, New York 10103. The Millennium Parties hold 4,305,445 shares of Class A common stock. Such securities are held through (i) Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”), which beneficially owned 4,205,445 shares of the Class A Common Stock; and (ii) ICS Opportunities, Ltd., a Cayman Islands exempted company (“ICS Opportunities”), which beneficially owned 100,000 shares of the Class A Common Stock. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and ICS Opportunities. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and ICS Opportunities. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and ICS Opportunities.

(5)
According to Schedule 13G, filed on February 11, 2021 by Citadel Advisors LLC, Citadel Advisors Holdings LP, Citadel GP LLC, Citadel Securities LLC, Calc IV LP, Citadel Securities GP LLC and Kenneth Griffin (collectively, the “Citadel Parties”), the business address of such parties is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. The Citadel Parties hold 4,907,643 shares of Class A common stock. Such securities are held through (i) Citadel Advisors LLC, a Delaware limited liability company (“Citadel Advisors”), Citadel Advisors Holdings LP, a Delaware limited partnership (“CAH”), and Citadel GP LLC, a Delaware limited liability company (“CGP”), which beneficially owned 4,723,973 shares of the Class A Common Stock; (ii) Citadel Securities LLC, a Delaware limited liability company (“CSGP”), Calc IV LP(“CALC4”), a Delaware limited partnership and Citadel Securities GP LLC, a Delaware limited liability company (“CSGP”), which beneficially owned 183,670 shares of the Class A Common Stock and (iii) Kenneth Griffin, a United States citizen, who beneficially owned 4,907,643 of the Class A common stock. Citadel Advisors is the portfolio manager for CEFL. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP.

(6)
Based solely upon the Schedule 13G and the amended Schedule 13G filed by Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz with the SEC on February 12, 2021. Beneficial ownership of these shares is shared with Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz.

(7)
MIH Learning B.V. (“MIH Learning”), as assignee of the rights and obligations of MIH Edtech Investments B.V. under the Prosus Subscription Agreement, will own the shares of Churchill Class A common stock set forth opposite its name. MIH Learning is an indirect wholly owned subsidiary of Prosus N.V. Prosus N.V. is a direct subsidiary of Naspers Limited (“Naspers”). Naspers holds ordinary shares of Prosus N.V. that represent 72.5% of the voting rights in respect of Prosus N.V.’s shares. As a result, shares of Churchill Class A common stock owned by MIH Learning may be deemed to be beneficially owned by Prosus N.V. and by Naspers. Prosus N.V. is a publicly traded limited liability company incorporated under the laws of the Netherlands. Naspers is a publicly traded limited liability company incorporated under the laws of the Republic of South Africa.

The Sponsor beneficially owns 20% of the issued and outstanding shares of Churchill common stock as of the record date. Because of the ownership block held by the Sponsor, the Sponsor may be able to effectively exercise control over all matters requiring approval by Churchill’s stockholders, including the election of directors and approval of significant corporate transactions other than approval of its initial business combination.
In connection with the consummation of the Churchill IPO, the Sponsor purchased an aggregate of 15,800,000 private placement warrants at a price of $1.00 per private placement warrant (or $15,800,000 in the aggregate) in a private placement. Each private placement warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The foregoing table does not reflect record or beneficial ownership of the private placement warrants as they are not exercisable within 60 days of April 28, 2021.

INFORMATION ABOUT SKILLSOFT
In this section “we,” “us” and “our” refer to Skillsoft prior to the Merger and to the Post-Combination Company following the Merger.
Overview
For more than 20 years, Skillsoft has been the leading global provider of digital learning and talent solutions, providing best-in-class content, products and services to a large, global customer base made up of blue-chip companies. We deliver solutions that help many of the world’s leading organizations develop and retain their employees and sell our broad portfolio of proprietary content to customers through our leading sales force. We are deeply embedded with our customers, and constantly evolving to address their needs and current market trends.
We partner with thousands of leading global organizations, including approximately 65% of Fortune 500. Our currently marketed solutions include: (i) Skillsoft legacy learning content (Skillport), (ii) the Percipio intelligent learning experience platform, and (iii) SumTotal, a SaaS-based Human Capital Management (HCM) solution, with a leading Talent Development platform. SumTotal is reported as an individual segment in the financial statements. Percipio, Skillport, and Dual Deployment (as discussed below) are included in the Content Business segment.
The enterprise learning market and professional digital learning market are rapidly growing with significant tailwinds given employers’ focus on upskilling and the shift from in-person training to digital training accelerated by the COVID-19 pandemic. Organizations invest in learning and talent solutions to build a more motivated, skilled, and resilient workforce. We help them accomplish this by delivering a complete learning solution, supported by a proven, dynamic, deep, and proprietary content portfolio. Our portfolio includes offerings in the Leadership and Business, Technology and Developer, and Compliance customer market segments. We provide our solutions through engaging learning platforms, including our award-winning, state of the art learning experience platform, Percipio.
Our Percipio platform enables customers to customize learning experiences and curate our off-the-shelf learning assets with their own proprietary training content and third-party content. These capabilities allow employers to deliver highly tailored solutions for employees across various organizational functions. Customers trust us to address their evolving needs, and we believe the continued outsourcing of solutions will be an area of growth for us as many customers currently produce some of their content in-house. Further, Percipio provides administrators with intuitive dashboards and reporting, giving employers the ability to visually monitor progress, link learning to business objectives, and quantify program value and success. As of January 31, 2021, approximately 63% of our customers either have agreements for Percipio-only access or for Dual Deployment access, representing approximately 75% of ARR. We anticipate completing the migration to Percipio by 2023 for all customers.
Our proprietary content library is supplemented by materials we license from third-party sources, which may consist of publications, subject matter expertise, technical knowledge, research, creative works, strategies and the use of tradenames. We have over 100 active license agreements for materials that are utilized in our product offerings, whereby license holders are paid royalties based on underlying revenue or usage. Approximately 90% of content consumed by our customers is proprietary. We do not have any significant concentrations or dependencies with respect to any individual content providers or types of providers, with a large population of potential partners in the market that we have the ability to access as needed.
The learner is central to our mission, and we help individual learners stay engaged, active, and motivated as they increase their skillset and advance their careers. The platform provides learners with an intuitive experience designed to engage the learner and facilitate learning outcomes. Our content portfolio can be accessed anywhere, at any time, and across a variety of formats, providing the learner with flexibility and choice. Additionally, we are a leader in credentialing, offering digital badges to validate learners’ skills and recognize their accomplishments.
Skillsoft is at an inflection point. As a result of our merger with Churchill, we will have the capital to grow organically and inorganically. We expect that the Merger will help accelerate the migration of our customers to Percipio, our next-generation platform, and enhance our ability to develop additional value-added products and services and aggressively pursue our other key initiatives, including acquisitions.
Our Recent Transformation
Our recent recapitalization provides a capital structure that will support our growth
We recently completed a recapitalization, eliminating approximately $1.5 billion of debt from our balance sheet. The restructuring materially reduced our annual debt service obligation by approximately $100 million, freeing up capital to fund critical growth initiatives such as Percipio migrations and sales structure optimization, both discussed below. Going forward, the current capital structure will allow our company to more effectively accelerate key growth initiatives and better serve our customers.
We have validated Percipio’s impact on customer performance
Launched in June 2017, Percipio is a cloud-based content delivery and learning platform, designed to provide an intuitive, learner-led experience. Percipio was created to replace our legacy platform, Skillport. We believe Percipio’s AI-driven personalization and content recommendations for each learner enhance their connection with the content and improve their level of engagement. Customers using Percipio have exhibited higher retention rates compared to customers using Skillport. We have made significant progress migrating customers to the new platform, with approximately 63% of customers contracted for Percipio or Dual Deployment. Through this transformation, we have substantiated the platform’s positive impact on learner engagement and customer retention. Accordingly, Percipio is a core pillar supporting the long-term growth trajectory of our business.
We have refreshed our brand in the marketplace with a greater focus on the learner experience
In 2020, we transformed how we present Skillsoft to the marketplace. We have shifted to a customer-centric model, complemented by the rollout of a new visual identity that offers a fresh personality, signals our future-looking customer focus, and sets us apart from the competition. We have supported these efforts with increased investments in demand generation and brand awareness to drive net-new growth and strengthen existing customer relationships. In addition to refreshing our brand image to customers externally, we have revamped our marketing strategy through the use of customer data and insights. With this data-driven approach, we can improve and tailor the end-user experiences across our products, deepening learner engagement and improving customer outcomes.
We continue to align our go-to-market strategy with our customers’ key decision makers and influencers
Historically, for many organizations, the buyer for corporate learning solutions was the Chief Learning Officer, who focused on providing a broad, one-size-fits-all content suite for the entire employee population. We have observed a gradual shift across many organizations, with certain buying decisions transitioning from centralized development and learning executives to division level leaders, who prioritize specialized content packages that focus on specific competencies and ROI for each employee.
In response to this shift, we have implemented several tactical initiatives to align our go-to-market strategy with evolving customer decision-making processes. First, we have simplified our offering and aligned content packages to focus on three specific customer market segments (Leadership and Business, Technology and Developer, and Compliance). To support this transition, we have reduced the number of packages from 200+ to approximately 12, which have been tailored to the market segments we serve. In addition, we are optimizing our sales structure to improve retention and grow new business. Previously, our sales team was comprised of multi-functional account executives, tasked with managing existing accounts and pursuing new customers. Our new sales model will organize sales reps into (i) acquisition roles focused on new business, (ii) core retention roles, focused on renewing and expanding services to our existing customer base, and (iii) specialized sales representatives, allowing us to access and sell into multiple buying centers at our customers and prospects.

We have aligned SumTotal’s value proposition and sales efforts to focus on large, complex enterprises and companies with mission critical compliance training needs
An increased focus on select customer end markets has positioned the SumTotal platform for renewed growth. Our revitalized go-to-market strategy focuses on blue-chip enterprise clients with complex training needs — serving them with powerful reporting capabilities, interoperability with multiple content sources, and integration with other HCM provider systems. This approach is expected to support complex enterprises with heightened levels of customer service, driving stronger retention across large spend customers.
Churchill’s Strategy for Value Creation
Churchill has taken important steps to reposition Skillsoft as the leader in corporate digital learning and create value for shareowners.
•
Proposed Combination with Global Knowledge. Global Knowledge is a leader in instructor-led IT training.   We believe this acquisition will strengthen our Tech & Dev offerings and will create better multi-modal learning experiences and generate significant cost and revenue synergies.

•
Planned Investment from Prosus. Prosus is a global internet group and one of the largest technology and EdTech investors in the world.   Our partnership with Prosus will provide both capital and expertise to support our planned growth.

•
Recruitment of new, leading management team.   The new management team, led by CEO Jeff Tarr, will guide Skillsoft through its next phase of growth. Tarr is an experienced public company CEO with a track record of transforming tech-enabled content companies into industry leaders and creating value for shareowners.

The new Skillsoft management team will build on Skillsoft’s recent progress with a transformation strategy designed to grow revenue, improve operational efficiency, and increase cash flow, leveraging the full support and capital of Prosus and Churchill. Below are key elements of the strategy.
Product Development and Deployment
We believe an important near-term lever for delivering revenue growth is the completion of the migration of our customers from Skillport to Percipio. We will seek to accelerate that migration and deliver sustainable growth through further improvements to our offerings.
•
Accelerate the migration to Percipio by completing integrations with applicable HCM partners;

•
Integrate and further expand Tech & Dev offerings;

•
Create multi-modal learning journeys with on-demand, virtual and classroom offerings;

•
Continue to enhance our platform and tools, leveraging AI and other technologies;

•
Invest in new content organically and through partnerships and M&A.

Sales and Marketing
The company has begun an important sales force and go-to-market transformation. We will build on that transformation by strengthening the Company’s customer acquisition and cross-selling capabilities.
•
Complete sales transformation with the staffing of customer acquisition teams;

•
Create integrated Tech & Dev sales team to cross-sell both companies’ offerings;

•
Increase marketing and product qualified lead generation;

•
Leverage digital selling tools and e-commerce to engage learners directly.

Business Optimization
We will seek to reduce cost and enhance quality through a number of important initiatives intended to both support revenue growth and improve margins.

•
Realize $20 million or more in near term cost synergies and $25 million in total cost synergies;

•
Integrate Tech & Dev product offerings and migrate digital delivery to Percipio;

•
Leverage best cost locations;

•
Standardize, upgrade and integrate back office systems and processes to realize efficiencies and integrate future acquisitions.

Mergers and Acquisitions
We intend to grow our business through acquisitions that enhance our content offerings, add capability to our Percipio platform, and enable us to deliver more value to customers and expand into new vertical markets and geographies. Importantly, we believe our platform and our large sales force and customer base position us to effectively integrate acquisitions in a highly accretive fashion.
•
Expand corporate development team and leverage Churchill and Prosus for opportunity sourcing;

•
Create the capability to rapidly acquire and integrate acquisitions;

•
Consider larger, transformational opportunities in-line with capital policy.

Talent & Culture
Central to our strategy is a high performing and inclusive organization and an environment where all team members are able to do their best work.
•
Create high-performance leadership team, drawing on top talent from both companies and filling gaps from the outside;

•
Transform culture, built upon an inspiring purpose, vision and values;

•
Attract and retain top talent at all levels using equity compensation where appropriate;

•
Leverage expertise of a new world class Board of Directors with significant independent representation.

Industry and Select Macro Trends
The corporate learning and human capital management markets are large, growing and fragmented
The global corporate learning market is large and growing. We estimate the market size of the global professional learning industry to be approximately $300 billion. We estimate that the total addressable market for global professional digital learning — the segment served by Skillsoft is approximately $28 billion, with many favorable characteristics:
•
The global professional digital learning market is anticipated to grow at approximately a 10% compound annual growth rate (CAGR) from 2020 through 2025, similar to recent years;

•
While the market is competitive, it remains highly fragmented and lacks a single dominant player serving all customer market segments; and

•
We hold a strong competitive position in the market. The majority of our competitors are smaller content providers, which lack our revenue, depth of content and the platform capabilities offered by the Percipio platform. This dynamic offers both a favorable competitive environment and an opportunity for expansion via inorganic growth;

•
We have a history of longevity, establishing long-term relationships with Fortune 500 and other customers.

HCM applications and services, an approximately $17.6 billion global market, help organizations manage and maintain their workforce via efficient management, performance management, compensation management and succession planning. LMS, SumTotal’s core market, is a critical component of the HCM space, representing approximately 17% of the overall size, based on our estimates. Both the HCM and LMS markets exhibit favorable characteristics:

•
The global HCM market is expected to grow at an approximately 7% CAGR in the near future due to the increased demand in automated recruiting processes and centralized administration of digital human resources activities.

•
We expect the corporate LMS market to grow at approximately a 5% CAGR in the near future, consistent with recent years. As digital learning continues to play a larger role in corporate talent development initiatives, the LMS is consistently tasked with providing more robust analytics and managing workflow and content delivery needs, particularly in large global enterprises.

The corporate training market shift, from in-person training to digital learning, is accelerating
While there is a role for in-person training, we have been observing a long-term market shift from in-person training to digital learning platforms. Employers are increasingly spending corporate training budgets on digital learning, which can provide a more cost-effective, flexible, and comprehensive solution as compared to legacy in-person training formats. We have also observed factors that may contribute to the acceleration of digital learning adoption, including the COVID-19 pandemic, which has resulted in restrictions on travel and in-person meetings around the world and increased the usage of and reliance on digital alternatives. More significantly, technological advancements over the past decade, including mobile technology, video on demand, micro-learning and artificial intelligence, have significantly increased digital adoption, learner engagement, and efficacy of digital learning.
Modern learners expect a more consumerized learning experience
While learners in the past have generally focused on content quality, expectations related to content delivery and the learning environment are increasing. Today’s learners are often looking for a more personalized learning journey, with an ability to choose where, when, and how to learn. This has led to the rise of cloud-based, multi-modal offerings such as ebooks, audiobooks, videos, and courses, which can be consumed on smart devices. Furthermore, employees view training platforms not only as a means of honing existing skills needed today, but also as opportunities to learn new skills needed for tomorrow.
Professionals believe that additional training is critical to remain competent and prepare for the jobs of tomorrow
The increasingly technical nature of today’s job requirements and rapid pace of digital transformation are contributing to a growing need for continuous training. In October 2019, Skillsoft conducted a study at the Digital Transformation Expo Europe event, in which 85% of survey respondents said their role has already been impacted by digital transformation, yet 79% would have liked more learning, development, or training opportunities in the last 18 months to ensure they were appropriately skilled for their evolving roles. In addition, 81% of respondents said they will need to learn a new skill in the next 18 months to remain confident and competent in their current role.
Employers’ needs are evolving
Due to the rapidly evolving business environment, organizations increasingly recognize the need to continually improve the skills of their employees to remain current and competitive and improve retention rates. In addition to increasing spend on overall training, employers are searching for ways to implement custom content or curate, promote, and assign third-party content in order to address the training and development needs of their employees. In addition, employers are seeking to prepare their employees for the roles and competencies of tomorrow. Leaders, learners, and organizations are focused on developing “power skills” that cross disciplines, such as agility, adaptability, and resilience. Power skills allow organizations to build a future-ready workforce with a solid foundation of evergreen competencies, helping employees learn and process specific skills more quickly as they evolve.
Our Competitive Solutions and Strengths
We offer an advanced, award-winning, and highly engaging intelligent learning experience platform, Percipio
As previously discussed, Percipio provides AI-driven personalization and content recommendations for each learner to enhance their connection with the content and improve their level of engagement. In addition,

Percipio’s data tracking capabilities support the platform’s ability to inform best practices for our customers and deliver insights for product enhancement. We believe our findings have validated that user engagement drives customer retention.
Select platform capabilities include:
•
Open Platform:   We can host clients’ bespoke content. In these instances, business administrators upload content and curate that content into channels that are unique for their business. Learners then access content via search, assignments, and recommendations within the platform. In addition, Percipio has the functionality to consolidate and deliver content from other platforms, and we partner with numerous content developers to enhance our course offerings.

•
Custom Channels and Journeys:   Percipio combines content from various sources into learning journeys. We offer more than 700 skill-based learning paths on a wide range of topics. Additionally, for learners focused on career aspirations, we offer more than 20 Aspire Journeys, offerings that deliver curated learning paths for specific competencies. Based on a November 2019 study on Percipio usage analysis, learners who consume an Aspire Journey return at 2x the rate of other learners and provide positive feedback at up to 50% higher rates.

•
Administrator-Promoted Content and Flexible Assignments:   Employers can facilitate the assignment of online training with one-time-only or recurring options. Assignments can be set to recur by last completion date or due date, with intervals determined by the administrator.

•
Powerful Tracking and In-Depth Reporting:   Employers can utilize comprehensive filtering, data export options, and individual and group reporting to view status and training progress. Administrators can also create and save customized reports and configure automatic emails, with training results sent to line managers or supervisors to help drive training completions.

•
Training Groups:   Employers can assign training to individual users or defined user groups. Administrators can create user groups, or “audiences”, based on demographics such as job role, corporate division, or geographic location.

•
Records Management:   Employers can track users’ access to and completion of assigned courses, while maintaining a complete training history for each user. Users and administrators can access a comprehensive view of an individual’s training history, including recurring assignments.

The platform’s broad capabilities are complemented by the impact the platform has on the learner. The platform facilitates an efficient, user-focused learning environment, supported by content discovery tools that allow the learner to identify content assets that fit best with their learning objectives and schedules. In addition, the platform’s interactive interface displays personalized activity feeds, showing recent activity and training assignments to ensure the learner is apprised of both developmental progress and expectations. Since the platform’s inception, we have deployed many value-additive features to further drive learner engagement, including AI-driven email campaigns as well as personalized mobile device notifications.
Percipio’s efficacy is supported by customer performance. As compared to customers on Skillport, customers on Percipio have performed better since January 2020 across a variety of key performance indicators, such as number of active learners, learning hours per user, and number of content launches, among others. This has translated into improved renewal rate performance as shown in “Information about Skillsoft — Key Performance Metrics.”
Migrating customers from Skillport to Percipio is a key focus for our business; and we anticipate completing the migration to Percipio by 2023. Our approach to the migration process has been focused and customer centric. Many of our customers need continued access to functionality on Skillport, which is not yet completed on Percipio. In order to support those customers, we have entered into agreements to provide both continued access to Skillport and new access to Percipio (“Dual Deployment”). As of January 31, 2021, approximately 63% of our customers either have agreements for Percipio-only access or for Dual Deployment access, representing approximately 75% of ARR. We expect to complete the functionality necessary to fully migrate all customers from Skillport to Percipio, including integrations with applicable HCM partners, in 2021. At that point, we expect Percipio will be at substantial feature parity with Skillport, offering a clear path to completing the migration over the subsequent twelve to eighteen months.

We possess a broad and diversified content library
Our nearly 700 skill-based learning paths support today’s highly sought-after competencies in leadership and business skills, IT, software and application development, data science as well as workforce safety and compliance. Our robust content library of 180,000+ content assets, which include videos, digital books, book summaries, audiobooks, labs, job aids, and other learning resources is segmented into the following three customer markets: (i) Leadership and Business, (ii) Technology and Developer and (iii) Compliance. We actively invest in and refresh our content offerings, providing learners with access to the latest insights and knowledge to facilitate an engaging and effective learning environment; such investment ensures our products incorporate relevant, thought-leading content and helps us deliver learning outcomes for the learner and for corporate customers. We are the only provider in market that is consistently recognized by Training Industry, The Stevie Awards, The Telly Awards, Brandon Hall and others as a leader in each content vertical that we serve. Many of our content and learning modules are scenario-based, learner-centric, and character-led.
The key content verticals in our library include:
•
Leadership and Business:   With approximately 1,100 courses across 40 subjects, our Leadership and Business training addresses the personal and business technical skills at the intersection of digital business strategy, leadership practice, and managerial effectiveness. Select offerings from our library include the Skillsoft Leadership Development Program (SLDP), which focuses on digital leader competencies, and our Leadercamps a suite of live streaming events and virtual workshops that provide access to best-selling authors and thought-leaders.

•
Technology and Developer:   With approximately 4,500 courses across nearly 100 subjects, our Technology and Developer offering addresses the IT skills gap head-on, empowering technology and developer professionals to acquire the modern, in-demand skills. We have more than 500 Learning Paths for technology professionals and approximately 100 Technology and Developer Certification Training courses, which prepare learners for the associated vendor exams. Our portfolio is comprehensive and flexible, offering micro-learning video courses, digital books, audiobooks, and virtual coding labs as well as more than 20,000 learner skills assessments.

•
Compliance:   With approximately 2,750 courses across 40 subjects, our Compliance offering supports over 500 critical risk topics to address an increasingly global workforce. We offer a catalogue of environmental health and safety (EH&S) and legal compliance courseware to suit organizations in a wide variety of industries, in particular, those with heavy regulatory burdens. Through partnerships with certified legal experts and safety professionals, we ensure our content remains current with regulatory requirements, allowing organizations to focus on strategic business operations.

We offer one of the industry’s most advanced talent management solution, SumTotal, and is complemented by a comprehensive HCM offering
SumTotal’s Enterprise — Talent Development solution delivers an extensible, highly configurable solution for customers with complex learning needs. The talent suite is geared to manage complex workflows for large enterprises and customers in highly regulated segments with mission critical compliance requirements. The platform can effectively manage a wide range of content solutions and harmonize sophisticated learning environments. These capabilities are evidenced by SumTotal’s customer base, which consists of leaders across regulated industries, such as the airline and financial services industries. In addition, SumTotal’s professional services team complements the software’s expansive capabilities, allowing customers to implement bespoke solutions, catered to their unique and evolving learning needs. The talent suite holistically links performance management, compensation, and succession planning processes to LMS and workforce management data, providing a differentiating level of human resources (HR) analytics and ecosystem harmonization.
In addition, SumTotal provides a comprehensive suite of complementary products and services, which provide both SaaS add-ons for customers and one-time services designed to ease implementation and tailor the product to best meet a customer’s needs. SumTotal’s full product suite includes:
•
Enterprise — Talent Development:   Includes Learn Enterprise (the LMS) and talent management software, which are often sold as a bundle. Learn Enterprise is sold primarily to large organizations;

•
Enterprise — Growth:   SumTotal’s SMB (small and medium-size business) market solution;

•
Other Platforms:   SumTotal provides a suite of other HCM products and services such as workforce management and payroll that, which when paired with our core Learn Enterprise product, can increase customer retention and address a customer’s need to integrate learning and talent management with the rest of the HCM ecosystem; and

Professional Services:   Provides implementation services to customers during both the onboarding process and the platform upgrade process. The Professional Services team also works with customers to customize and configure our products to fit their requirements.
Our Customers
We partner with over 4,000 customers and help them achieve their learning and development needs. Our solutions cater to both large and small enterprises across a wide range of industries. Our largest customers include Fortune 100 companies and government agencies; and many of these organizations have been customers for more than five years. Through our customers, we reach a community of approximately 45 million learners across over 160 countries. We deliver our products in 29 different languages. Learners access Skillsoft content approximately one million times per month. No single customer represented more than 2% of order intake for the year ended January 31, 2021.
Our Competition
Content
The corporate digital learning market is large and fragmented. Many of our peers are much smaller than us and do not have the long history we have of serving our customers. The market is highly competitive and we expect the market to remain competitive in the future for the following reasons: (i) continued demand for high quality, deep, and broad digital content solutions, (ii) the market’s whitespace opportunity, which we believe is material given the estimated size of the total addressable market and the size of our peers, and (iii) the increased importance of digital learning, in part due to the impact of the COVID-19 pandemic, which has accelerated the need for enterprises to adopt digital training solutions.
We believe that the principal competitive factors in the corporate digital learning market include:
•
The breadth, depth, and quality of the content library;

•
Ability to offer various types of content, such as courses, audiobooks, videos, and assessments;

•
Platform user experience, interface, flexibility, and administrator features;

•
Platform ability to integrate with customer learning ecosystems and curate third-party content;

•
Support for global and multi-lingual audiences;

•
Modalities offered, such as virtual classroom, online, desktop, and mobile;

•
Quality of customer service and support;

•
Pricing and contract terms;

•
Reporting and key metrics to customers;

•
Customer relationships;

•
Brand reputation;

•
Ability to link learning outcomes to ROI;

•
Privacy and security; and

•
Continued innovation.

Our direct and indirect competitors include, among others:
•
Within our Leadership and Business customer market, vendors such as LinkedIn Learning, CrossKnowledge and Harvard ManageMentor, as well as OpenSesame;

•
Within our Technology and Developer customer market, vendors such as Pluralsight and Udemy, as well as Safari (O’Reilly), Coursera and Udacity; and

•
Within our Compliance customer market, vendors such as Navex Global as well as LRN, SAI Global, J.J. Keller, and UL-PURESafety.

SumTotal
The market for talent management software is competitive, comprised of leading enterprise players and smaller peers. This market faces evolving customer needs and frequent disruptions driven by new technologies, products, and services. Our sales opportunities are competitive and often involve requests for proposals.
We believe that the principal competitive factors in the talent development market include:
•
Reporting and analytics capabilities;

•
Pricing and contract terms;

•
Ability to provide customized, scalable bespoke solutions;

•
Intuitiveness of user interface;

•
Security, privacy, and reliability;

•
Dashboards to track and evaluate employees and performance; and

•
Ability to integrate, implement, and scale.

SumTotal’s direct and indirect competitors include, among others:
•
LMS vendors, including Cornerstone OnDemand and Workday; and

Other competitors including ADP, Docebo, Kronos, Oracle, and SAP SuccessFactors.
Our People
As of January 31, 2021, we had 2,189 regular, full-time employees. Our human capital initiatives and objectives are driven by our desire to continue to invest in our most valuable asset, our people. Those investments are focused on talent transformation and optimization through strategic and inclusive talent acquisition, talent development, and cultural enablement. To identify and attract top talent and motivate and retain our people, we continue to evolve our human capital systems, processes, and programs. Our organization’s objectives include identifying and attracting top talent to fill open positions and incentivizing, developing, and retaining our people. Further, recent diversity, equity, and inclusion initiatives designed to support systemic, programmatic, and sustainable change have also been introduced.
Seasonality
We generally recognize revenue from subscription fees ratably over the term of the contract; thus, while our billings are seasonal, revenue recognition is not subject to significant seasonality. We execute most of our contracts in the second half of each fiscal year, with the fourth quarter representing about 50% of annual volume. For the Content business, during the fourth quarter of FY21, we recognized 25% of total annual segment revenue and recorded 49% of total annual segment billings. For the SumTotal business, during the fourth quarter of FY20, we recognized 24% of total annual revenue and recorded 32% of total annual segment billings. The seasonality in our contract executions also results in seasonality in our commission expenses and, as a result, we recognize higher commission expenses in the fourth quarter of each fiscal year due to higher sales levels.
Our Intellectual Property
Our success is contingent upon the protection of our rights in intellectual property. We rely upon a combination of patent, copyright, and trademark laws as well as license agreements, intellectual property assignment agreements, confidentiality procedures, and employee invention assignment agreements to protect our proprietary rights. In certain cases, we have also entered into, and will continue to enter into, confidentiality agreements with our employees, consultants and third parties to protect the distribution of confidential information. We believe our intellectual property rights are a crucial component of our business.
As of January 31, 2021, we did not have any pending patent applications in the United States or abroad. We have an ongoing trademark and service mark registration program pursuant to which we register our brand names and product names, taglines, and logos in the United States and other countries to the extent we deem appropriate. We also have common law rights in some unregistered trademarks that were established over years of use.
Non-GAAP Financial Measures
We track several non-GAAP metrics that we believe are key financial measures of our success. Non- GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of U.S. GAAP financial disclosures. For example, a company with higher U.S. GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, excluding the effects of interest income and expense moderates the impact of a company’s capital structure on its performance. However, non-GAAP measures have limitations as an analytical tool. Because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. They are not presentations made in accordance with U.S. GAAP, are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. As a result, these performance measures should not be considered in isolation from, or as a substitute analysis for, results of operations as determined in accordance with U.S. GAAP.
Adjusted Revenue
Adjusted Revenue. We define Adjusted Revenue as GAAP revenue excluding (i) impact of fresh-start and purchase accounting and (ii) one-time impact of the deconsolidation of Canada. We use Adjusted Revenue to assess our operating performance excluding GAAP valuation adjustments from fresh-start and purchase accounting.
EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are used by management, investors, and other interested parties to assess our operating performance. For example, a measure similar to Adjusted EBITDA is required by the lenders under our credit agreements. We define these non-GAAP measures as follows:
EBITDA. Represents net income plus or minus net interest, plus provision for income taxes, depreciation, and amortization as well as impairment of goodwill and intangible assets.
Adjusted EBITDA. Represents EBITDA plus primarily non-cash items and non-recurring items that we consider useful to exclude in assessing our operating performance (e.g., stock-based compensation expense, restructuring charges, retention costs, recapitalization and transaction-related costs, net foreign currency impact and other net gains and losses, impact of fresh-start and purchase accounting, and one-time impact of the deconsolidation of Canada).
Free Cash Flow
Free Cash Flow. We define free cash flow as net cash provided by (used in) operating activities less capital expenditures. We consider free cash flow to be important because it measures the amount of cash we spend or generate and reflects changes in our working capital.

	Predecessor and Successor (Combined)
	Fiscal Year Ended January 31, 2021	Fiscal Year Ended January 31, 2020	Fiscal Year Ended January 31, 2019	Fiscal Year Ended January 31, 2018
Non-GAAP Financial Measures – Adjusted Revenue
Subscription revenue	$344,820	$463,773	$492,401	$507,846
Non-subscription revenue	37,799	50,248	41,740	39,463
Total revenue	382,619	514,021	534,141	547,309
Plus: Impact of fresh-start and purchase accounting	88,986	—	—	—
Plus: One-time impact of the deconsolidation of Canada	2,700	—	—	—
Total adjusted revenue	$474,305	$514,021	$534,141	$547,309
Consolidated
Adjusted subscription revenue	$427,501	$463,773	$492,401	$507,846
Adjusted non-subscription revenue	46,804	50,248	41,740	39,463
Total Consolidated adjusted revenue	$474,305	$514,021	$534,141	$547,309
Content Business
Adjusted subscription revenue	$327,778	$351,124	$367,940	$373,804
Adjusted non-subscription revenue	16,132	11,379	10,376	9,942
Total Content Business adjusted revenue	$343,910	$362,503	$378,316	$383,746
SumTotal Business
Adjusted subscription revenue	$99,722	$112,649	$124,461	$134,042
Adjusted non-subscription revenue	30,673	38,869	31,364	29,521
Total SumTotal Business adjusted revenue	$130,395	$151,518	$155,825	$163,563

	Predecessor and Successor (Combined)
	Fiscal Year Ended January 31, 2021	Fiscal Year Ended January 31, 2020	Fiscal Year Ended January 31, 2019	Fiscal Year Ended January 31, 2018
Non-GAAP Financial Measures – EBITDA, Adjusted EBITDA, and Free Cash Flow
Net income (loss)	$2,670,290	$(849,205)	$(399,839)	$(344,717)
Interest expense, net	188,172	429,657	395,842	346,186
Provision for income taxes	46,521	11,212	5,027	1,373
Depreciation and amortization	83,670	106,075	164,418	211,403
Impairment of goodwill and intangible assets	332,376	440,598	16,094	—
EBITDA	3,321,029	138,337	181,542	214,245
Plus: Non-recurring retention and consulting costs	13,123	10,087	14,487	15,235
Plus: Recapitalization and transaction-related costs	48,027	16,244	—	—
Plus: Restructuring and contract terminations	5,520	3,046	2,073	2,524
Plus: Integration and migration related	2,403	6,053	6,719	6,482
Plus: Foreign currency and other non-cash expense	(4,218)	10,582	5,581	(8,674)
Plus: Impact of fresh-start and purchase accounting	(3,243,166)	—	—	—
Plus: Other add backs	1,995	446	932	515
Adjusted EBITDA	$144,713	$184,795	$211,334	$230,327
Net cash provided by (used in) operating activities	$12,097	$(37,413)	$10,160	$24,263
Less: Capital expenditures	(11,376)	(17,400)	(22,552)	(18,535)
Free cash flow	$721	$(54,813)	$(12,392)	$5,728
Key Performance Metrics
We use key performance metrics to help us evaluate our performance and make strategic decisions. Additionally, we believe these metrics are useful as a supplement to investors in evaluating the Company’s ongoing operational performance and trends. These key performance metrics are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled metrics presented by other companies.
Annualized Recurring Revenue
Annualized Recurring Revenue (“ARR”). Represents the annualized recurring value of all active subscription contracts at the end of a reporting period. We believe ARR is useful for assessing the performance of our recurring subscription revenue base and identifying trends affecting our business.
Dollar Retention Rate
Dollar Retention Rate (“DRR”) — For existing customers at the beginning of a given period, DRR represents subscription renewals, upgrades, churn, and downgrades in such period divided by the beginning total renewable base for such customers for such period. Renewals reflect customers who renew their subscription, inclusive of auto-renewals for multi-year contracts, while churn reflects customers who choose to not renew their subscription. Upgrades include orders from customers that purchase additional licenses or content (e.g., a new Leadership and Business module), while downgrades reflect customers electing to decrease the number of licenses or reduce the size of their content package. Upgrades and downgrades also reflect changes in pricing. We use our DRR to measure the long-term value of customer contracts as well as our ability to retain and expand the revenue generated from our existing customers.

Order Intake
Order Intake. Order Intake in any particular period represents orders received during that period and reflects (i) subscription renewals, upgrades, churn, and downgrades to existing customers, (ii) non- subscription services, and (iii) sales to new customers. Order Intake generally represents a customer’s annual obligation (versus the life of the contract), and, for the subscription business, revenue is recognized for such Order Intake over the following 12 months. We use Order Intake to measure and monitor current period business activity with respect to our ability to sell subscriptions and services to our platforms.
	Predecessor and Successor (Combined)
	Fiscal Year Ended January 31, 2021	Fiscal Year Ended January 31, 2020	Fiscal Year Ended January 31, 2019	Fiscal Year Ended January 31, 2018
Key Performance Metrics
Annualized Recurring Revenue (“ARR”) Percipio ARR . . . . . . . . . . . . . . .	$75,802	$42,477	$13,701	NM
Dual Deployment ARR . . . . .	161,327	102,914	56,459	NM
Skillport ARR . . . . . . . . . . . . .	80,245	181,117	275,813	NM
Total Content Business ARR .	317,374	326,509	345,974	366,051
SumTotal Business ARR . . . . . . .	99,148	111,029	124,283	129,593
Dollar Retention Rate (“DRR”) Percipio DRR . . . . . . . . . . . . . . .	100%	94%	96%	NM
Dual Deployment DRR . . . . .	101%	111%	107%	NM
Skillport DRR . . . . . . . . . . . . .	75%	84%	90%	NM
Total Content Business DRR .	93%	92%	93%	98%
SumTotal Business DRR . . . . .	92%	94%	91%	94%
Content Business Order Intake Percipio Order Intake . . . . . . . . .	$63,852	$31,597	$8,379	NM
Dual Deployment Order Intake . . .	173,654	116,161	62,000	NM
Skillport Order Intake . . . . . . .	80,719	184,870	280,550	NM
Total Subscription Order Intake . . .	318,225	332,627	350,928	378,402
Services & One-Time Order Intake .	16,189	14,383	13,678	12,110
Total Content Business Order Intake . .	334,414	347,010	364,606	390,513
SumTotal Business Order Intake
Subscription Order Intake . . . . .	$101,051	$110,955	$118,234	$133,645
Services & One-Time Order Intake .	22,698	27,442	30,453	26,329
Total SumTotal Business Order Intake .	123,749	138,397	148,687	159,974

MANAGEMENT OF SKILLSOFT
Directors and Executive Officers
The directors and executive officers of Skillsoft are as follows as of the date of this joint proxy statement/prospectus.
Name	Age	Title
Michelle Boockoff-Bajdek	51	Chief Marketing Officer
John Frederick	57	Chief Administrative Officer; Chief Executive Officer (SumTotal)
Ronald Hovsepian	60	Executive Chairman; Director
Bobby Jenkins	59	Chief Financial Officer
Patrick Manzo	49	Chief Revenue Officer — Content
Mark Onisk	48	Chief Content Officer
Greg Porto	54	Chief People Officer
Apratim Purakayastha	53	Chief Technology Officer
David Aloise	66	Director
Alan Carr	50	Director
Eugene Davis	65	Director
Sherman Edmiston III	58	Director
Peter Schmitt	53	Director
Michelle Boockoff-Bajdek has been Skillsoft’s Chief Marketing Officer since September 2019. Prior to Skillsoft, Ms. Boockoff-Bajdek served as the Chief Marketing Officer of IBM Watson from 2018 to 2019, the Global Head of Business Marketing for IBM Watson Media and Weather from 2016 to 2018, and Vice President, B2B Marketing for The Weather Company, an IBM Business. Previously, Ms. Boockoff-Bajdek served as Executive Vice President, Marketing from 2014 to 2015 for Quaero, and Vice President, Client Acquisition & Marketing from 2008 to 2013, also for Quaero. Prior to Quaero, she held leadership roles at various technology companies, including Harte-Hanks, Kronos, and GN Netcom. Ms. Boockoff-Bajdek holds a Bachelor of Science degree in Political Science from Southern Connecticut State University, and a Master of Science degree in Communications Management from Simmons University.
John Frederick has been Skillsoft’s Chief Administrative Officer since November 2018, and has served as Chief Executive Officer of SumTotal Systems LLC since September, 2019. Mr. Frederick has more than 20 years of experience leading operating and administrative functions within private and public companies. Mr. Frederick most recently served as Chief Operating Officer of SnagAJob.com, the largest platform for hourly work. Prior to SnagAJob.com, Mr. Frederick was the Chief Financial Officer of Synchronoss Technologies, and prior to that was the Executive Vice President, Chief Administrative and Financial Officer of Avid Technology. Before joining Avid, he held senior finance and administrative roles in consumer product and technology companies. Mr. Frederick holds a Bachelor of Arts degree in Economics from the University of Maryland Baltimore County.
Ronald Hovsepian has been Executive Chairman and a Director of Skillsoft since July 2018. Mr. Hovsepian is currently Chief Executive Officer of Indigo Ag, an agricultural technology company, and serves as Lead Director of Ansys, Inc., the global leader in engineering simulation. Previously, Mr. Hovsepian was President and Chief Executive Officer of Intralinks, a global provider of secure SaaS collaboration solutions and virtual data rooms, from 2011 to 2017. Prior to Intralinks, Mr. Hovsepian served as Chairman of ANN Inc., the parent company of Ann Taylor, LOFT and Lou & Grey, for ten years and served as the President and Chief Executive Officer of Novell, Inc., where he started as Executive Vice President and President, Worldwide Field Operations in 2003. Mr. Hovsepian began his career at IBM, where he held a number of management and executive positions over a 16-year period including Worldwide General Manager in IBM Marketing and Services for the Distribution Industry segment, managing product development of hardware and software, sales and marketing and services. Mr. Hovsepian holds a Bachelor of Science degree from Boston College.

Bobby Jenkins has been Skillsoft’s Chief Financial Officer since November 2019. Prior to joining Skillsoft, Mr. Jenkins served as Managing Director at Fahrenheit Advisors. Mr. Jenkins has held executive level roles at several public and private companies, including Klöckner Pentaplast, Sunbeam Corporation and Panavision. Mr. Jenkins holds a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill.
Patrick Manzo has been Skillsoft’s Chief Revenue Officer — Content since February 2020, and previously served as Senior Vice President, Business Planning and Customer Experience from October 2018 to February 2020. Before joining Skillsoft, Mr. Manzo held various positions for Monster, including, most recently Executive Vice President, Global Customer Service from 2011 to 2017, and before that, Chief Privacy Officer from 2008 to 2017. Mr. Manzo holds a Bachelor of Arts degree in Government from Georgetown University, and a Juris Doctor degree from Boston College Law School. Mr. Manzo also served in the United States Navy as a Surface Warfare Officer.
Mark Onisk has been Skillsoft’s Chief Content Officer in January 2018, and has held various titles with Skillsoft since 2011, including Senior Vice President, Skillsoft Books from May 2016 to December 2017, Vice President, Strategic Business Development from December 2015 to April 2016, and Vice President, Content Production from November 2011 to November 2015. Mr. Onisk held various titles with Element K (Skillsoft’s predecessor) from 2000 to 2011. Mr. Onisk holds a Bachelor of Science degree in Finance and Economics from SUNY Brockport and a Master of Business Administration degree from the Rochester Institute of Technology.
Greg Porto has been Skillsoft’s Chief People Officer since February 2016 and has been with Skillsoft since 2002. Mr. Porto has held positions at Skillsoft including Vice President, Administration and Senior Vice President, Human Resources & Administration. Prior to joining Skillsoft, Mr. Porto served as Director, HR & Administration at CBT Systems/Smartforce from 1996 to 2002. Mr. Porto holds a Bachelor of Arts degree in Government from Connecticut College.
Apratim Purakayastha has been Skillsoft’s Chief Technology Officer since June 2016. Mr. Purakayastha served as Chief Operating Officer of SumTotal Systems, LLC from 2016 to 2019. Mr. Purakayastha previously served as General Manager and Senior Vice President of SaaS at SevOne where he was responsible for its on-demand/SaaS business segment, after holding the position of Senior Vice President Engineering. Prior to SevOne, Mr. Purakayastha held senior technology positions including Group President in ACI Worldwide and Director of Software at IBM. Mr. Purakayastha holds a Doctor of Philosophy degree in Computer Science from Duke University, a Master of Science degree in Computer Science from Washington State University and a Bachelor of Science degree in Computer Science from Jadavpur University, India.
David Aloise is a director of Skillsoft. Mr. Aloise is Principal/Founder of Aloise & Associates, LLC and a Senior Workout Advisor for Eaton Vance. Prior to forming Aloise & Associates, LLC, Mr. Aloise acted, over a 20-year span, in a variety of roles within the Bank Boston Corporation organization including, Worldwide Director of Commercial Loan Workout, the Division Executive in Charge of Small Business Banking, and the Division Executive in Charge of Head Office Restructured Real Estate Division. Mr. Aloise currently serves as a director and audit committee chair of New Real, Inc., the general partner for New England Realty Associates LP, and as a director and audit committee member of AFG Global, Inc. Mr. Aloise holds a Bachelor of Science degree in Finance and Accounting from Boston College.
Alan Carr is a director of Skillsoft. Mr. Carr is currently Chief Executive Officer of Drivetrain, LLC. Mr. Carr also serves as Independent Director and is a Member of the Special Committee overseeing the Chapter 11 restructuring of LightSquared, Inc. and LightSquared, L.P., as a director of Midstates Petroleum Company, Inc., and as a director of Tanker Investments Ltd. Mr. Carr previously served as Managing Director of Strategic Value Partners, LLC, and was previously a corporate restructuring attorney at Skadden, Arps, Slate, Meagher & Flom LLC and Ravin, Sarasohn, Baumgarten, Fisch & Rosen. Mr. Carr holds a Bachelor of Arts degree in Economics & Sociology from Brandeis University and a Juris Doctor degree from Tulane Law School.
Eugene Davis is a director of Skillsoft. Mr. Davis is the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, which he founded. Prior to founding PIRINATE, Mr. Davis served as Chief Operating Officer of Total-Tel Communications, Inc., Vice Chairman and CEO of Sport Supply Group, Inc. and Vice Chairman and President of Emerson Radio Corporation. Mr. Davis also practiced law as Partner/Shareholder & Head of Corporate & Securities Practice for Holmes, Millard & Duncan, P.C.,

as Partner at Arter & Hadden LLP, and as an Associate at Akin, Gump, Strauss, Hauer & Feld LLP. Mr. Davis holds a Bachelor of Arts degree in International Politics, a Master of International Affairs degree, and a Juris Doctor degree, all from Columbia University.
Sherman Edmiston III is a director of Skillsoft. Mr. Edmiston is the Managing Member of HI CapM Advisors, Ltd. Mr. Edmiston currently serves on the board of directors of Arch Coal, Inc., Key Energy Services, Inc., Centric Brands, Mallinckrodt SpecGX, Real Alloy Holding, Inc. and Harvey Gulf International Marine, LLC. Mr. Sherman was previously a Partner and Managing Director at Zolfo Cooper (now Alix Partners) and held various positions at Glass & Associates, Long Drive Management Trust (Nomura Securities), CIBC World Markets, PWC, and Chase Manhattan Bank. Mr. Edmiston holds a Bachelor of Science degree in Engineering from Arizona State University, College of Engineering and Applied Sciences, and a Masters of Business Administration degree from the University of Michigan Stephen M. Ross School of Business.
Peter Schmitt is a director of Skillsoft. Mr. Schmitt currently serves as Industrial Advisor at EQT Partners AB and as President at MEC Michigan Consulting. Mr. Schmitt is on the advisory board of Innovyze LLC (EQT Partners portfolio company), Upchain, ThermoAnalytics, Inc., and Zemax LLC (EQT Partners portfolio company), where he also served as Interim Executive. Mr. Schmitt previously served as Senior Vice President at IoT & Digital Twin, Cenit AG, Executive Vice President at ESI Group, and Vice President at Dassault Systemes Americas. Mr. Schmitt holds a Doctorate degree in Manufacturing Engineering from the University of Stuttgart, Germany and holds Diplom Ingenieur (equivalent to Masters of Engineering in Mechanical Engineering) from Technical University of Karlsruhe, Germany.
Skillsoft Compensation
The following disclosure concerns the compensation arrangements of Skillsoft’s named executive officers and directors for the fiscal year ended January 31, 2020 and January 31, 2021 (i.e., pre-Merger). Such disclosure should be read together with the compensation tables and related disclosures provided below and in conjunction with Skillsoft’s financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus. As an emerging growth company, Skillsoft has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act.
Skillsoft Summary Compensation Table
The following table presents information regarding the compensation earned in the fiscal year ended January 31, 2020 and January 31, 2021 by each of Ronald Hovsepian, John Frederick and Apratim Purakayastha. These officers are referred to as Skillsoft’s named executive officers.
Name and Principal Position	Year(1)	Salary ($)	Bonus ($)(2)	All Other Compensation ($)(3)	Total ($)
Ronald Hovsepian	FY21	1,000,000	2.500,000(6)	4,000	3,504,000
Executive Chairman(4)	FY20	963,333	500,000(5)	4,833	1,467,166
John Frederick	FY21	650,000	1,300,000(6)	98,796(7)	2,048,796
Chief Administrative Officer & CEO, SumTotal	FY20	620,833	400,000(5)	82,187(7)	1,103,020
Apratim Purakayastha	FY21	450,000	645,000(8)(9)	4,000	1,099,000
Chief Technology Officer	FY20	445,000	—	4,000	449,000

(1)
FY20 represents compensation earned by the named executive officers for the fiscal year ended January 31, 2020 and FY21 represents compensation earned by the named executive officers for the fiscal year ended January 31, 2021.

(2)
In connection with a potential sale and/or restructuring transaction involving Skillsoft Corporation, Mr. Hovsepian, Mr. Frederick, and Mr. Purakayastha received Retention Bonus Awards in September 2019 (the “September 2019 Awards”). Under the terms of the September 2019 Awards, provided that Mr. Hovsepian, Mr. Frederick, and Mr. Purakayastha remained with Skillsoft Corporation through the earlier of (i) the effective date of a sale transaction or a restructuring transaction, or (ii) September 30, 2020, they would each be entitled to retain the $1,250,000, $650,000 and $200,000 payments issued to them, respectively, pursuant to such awards. The September 2019 Awards were earned by each of Mr. Hovsepian, Mr. Frederick and Mr. Purakayastha on August 27, 2020, upon the completion of the restructuring of Skillsoft Corporation and its affiliates, including the acquisition of Pointwell Limited.
(3)
Includes matching 401(k) contributions provided to the named executive officers on the same terms as provided to all of Skillsoft’s regular full-time employees under the 401(k) Plan (as defined below).

(4)
Mr. Hovsepian did not receive additional compensation for his service on the company’s board of directors in FY21 or FY20. Mr. Hovsepian is entitled to an “exit bonus” of $1,000,000, which was earned upon Skillsoft’s emergence and is anticipated to be paid on May 15, 2021 (see “— Employment Agreements with Named Executive Officers” below).

(5)
Cash bonuses for FY20 awarded to Mr. Hovsepian and Mr. Frederick were approved by the Compensation Committee in February 2020. Amounts do not include the retention bonuses granted in 2019 and 2020, which are both included in the cash bonuses for FY21 and described in Note 6.

(6)
In connection with a potential sale and/or restructuring transaction involving Skillsoft Corporation, Mr. Hovsepian and Mr. Frederick received Retention Bonus Awards in February 2020 (the “February 2020 Awards”). Under the terms of the February 2020 Awards, provided that Mr. Hovsepian and Mr. Frederick remained with Skillsoft Corporation through the earlier of (i) the effective date of a sale transaction or a restructuring transaction, or (ii) January 31, 2021, they would each be entitled to retain the $1,250,000 and $650,000 payments issued to them, respectively, pursuant to such awards. The February 2020 Awards were earned by each of Mr. Hovsepian and Mr. Frederick on August 27, 2020, upon the completion of the restructuring of Skillsoft Corporation and its affiliates, including the acquisition of Pointwell Limited.

(7)
Includes $94,796 in FY 21 and $78,187 in FY 20 in respect of a housing allowance provided to Mr. Frederick under his employment agreement (see “— Employment Agreements with Named Executive Officers” below).

(8)
$225,000 of this amount represents the amount of Mr. Purakayastha bonus opportunity that was paid to him under the Company’s annual performance-based bonus plan.

(9)
On March 18, 2020, Mr. Purakayastha received a Retention Bonus Award of $220,000, one-third of which was paid in March 2020 and the remaining amount was paid on January 31, 2021.

Outstanding Equity Awards at Fiscal Year-End Table
There were no outstanding equity awards held by Skillsoft’s named executive officers as of the end of the fiscal year on January 31, 2021.
Retention Bonuses
In connection with the Merger, Skillsoft entered into a Bonus Agreement with Mr. Frederick, which provides that, among other things, if Mr. Frederick remains employed by Skillsoft through the date that is ninety (90) days after the consummation of the Merger (or if, after consummation of the Merger, Mr. Frederick is terminated without “cause” or resigns for “good reason”), Skillsoft will pay a transaction bonus to Mr. Frederick in the total amount of $475,000.
Employment Agreements with Named Executive Officers
Included below are summaries of the employment agreements of each of Skillsoft’s named executive officers.
Ronald Hovsepian
On July 8, 2018, Mr. Hovsepian entered into an employment agreement with Skillsoft Corporation, which agreement was amended on January 2, 2020 and March 18, 2020, pursuant to which he serves as Executive Chairman of Skillsoft. The agreement has no specific term, provides for at-will employment and sets forth Mr. Hovsepian’s annual base salary of $1,000,000 and an annual target cash incentive bonus of up to 125% of his annual base salary upon the achievement of certain performance targets established by Skillsoft provided that he is employed by Skillsoft on the payment date. Mr. Hovsepian is also entitled to an “exit bonus” of $1,000,000 or such greater amount as determined by the board of directors upon the earlier of an Exit (as defined in the Shareholders’ Deed, dated as of August 18, 2014, by and between Evergreen Skills Holding Lux S.a r.l., Evergreen Nominees Limited and other parties thereto) or the occurrence of the Company’s deleveraging of greater than 2x EBITDA, subject to his continued employment through the occurrence of such event, and such “exit bonus” may be required by the board of directors to be reinvested in the company. This bonus was earned upon Skillsoft’s emergence but has not yet been paid.The agreement also provides that Mr. Hovsepian is entitled to participate in Skillsoft’s employee benefit plans. If Mr. Hovsepian’s employment is terminated by Skillsoft for “cause,” if his employment is terminated as a result of disability or death or if he resigns without “good reason,” Mr. Hovsepian, or his estate, as applicable, is entitled to receive termination benefits, including (a) accrued cash compensation through the date of termination, (b) the “exit bonus,” to the extent previously earned, (c) any annual bonus earned but unpaid as of the date of termination for the immediately preceding fiscal year, (d) reimbursement of any unreimbursed business expenses submitted in accordance with the agreement and company policy, and (e) any fully vested and non-forfeitable employee benefits under the company’s benefits plans. If Mr. Hovsepian’s employment is terminated by Skillsoft “without cause” or by Mr. Hovsepian for “good reason,” he is also entitled to the “exit bonus” if a bonus event occurs within six months following the date of termination and, subject to compliance with certain restrictive covenants and obligations and the execution of a standard general release of claims in favor of Skillsoft and its affiliates within 45 days following the date of termination, a lump sum payment equal to his base salary plus target bonus, reimbursement for up to 12 months of post-termination COBRA premiums, and access to the Skillsoft’s Leadership & Business and Technology & Development program for 12 months.
John Frederick
On November 1, 2018, Mr. Frederick entered into an employment agreement with Skillsoft Corporation, which agreement was amended on January 2, 2020 and March 18, 2020, pursuant to which he serves as Chief Administrative Officer of Skillsoft. Pursuant to the agreement, the Executive Chairman also appointed Mr. Frederick as the Chief Executive Officer of SumTotal. The agreement has no specific term, provides for at-will employment and sets forth Mr. Frederick’s annual base salary of $650,000 and an annual target cash incentive bonus of up to 100% of his annual base salary upon the achievement of certain performance targets established by Skillsoft provided that he is employed by Skillsoft on the payment date. The agreement also provides that Mr. Frederick is entitled to (i) participate in Skillsoft’s employee benefit plans, (ii) a relocation allowance of $100,000 and (iii) reimbursement of expenses related to his commute to Boston (including housing). If Mr. Frederick’s employment is terminated by Skillsoft for “cause” or if he resigns without “good reason,” Mr. Frederick is entitled to receive termination benefits, including (a) accrued cash compensation through the date of termination, (b) any annual bonus earned but unpaid as of the date of termination for the immediately preceding fiscal year, (c) reimbursement of any unreimbursed business expenses submitted in accordance with the agreement and company policy, and (d) any fully vested and non-forfeitable employee benefits under the company’s benefits plans. If Mr. Frederick’s employment is terminated as a result of disability or death, he is also entitled to a pro rata portion of his annual target cash incentive bonus based upon performance through the date of termination. If Mr. Frederick’s employment is terminated by the Company “without cause” or if Mr. Frederick resigns for “good reason,” he is entitled to the same termination benefits as if he was terminated for “cause” or resigned without “good reason” and, subject to compliance with certain restrictive covenants and obligations and the execution of a standard general release of claims in favor of Skillsoft and its affiliates within 45 days following the date of termination, a lump sum payment equal to his base salary plus target bonus, reimbursement for up to 12 months of post-termination COBRA premiums, and access to the Skillsoft’s Leadership & Business and Technology & Development program for 12 months.
Apratim Purakayastha
On June 24, 2016, Mr. Purakayastha entered into an employment agreement with Skillsoft Corporation, which agreement was amended on January 2, 2020, pursuant to which he serves as Executive Vice President and Chief Technology Officer of Skillsoft. The agreement has no specific term, provides for at-will employment and sets forth Mr. Purakayastha’s annual base salary of $450,000 and an annual target cash incentive bonus of up to 100% of his annual base salary upon the achievement of certain performance targets established by Skillsoft provided that he is employed by Skillsoft on the payment date. The agreement also provides that Mr. Purakayastha is entitled to participate in Skillsoft’s employee benefit plans. If Mr. Purakayastha’s employment is terminated by Skillsoft for “cause” or if he resigns without “good reason,” he is entitled to receive termination benefits, including (a) accrued cash compensation through the date of termination, (b) any annual bonus earned by unpaid as of the date of termination for the immediately preceding fiscal year, (c) reimbursement of any unreimbursed business expenses submitted in accordance with the agreement and company policy, and (d) any fully vested and non-forfeitable employee benefits under company benefits plans. If Mr. Purakayastha’s employment is terminated as a result of disability or death, he is also entitled to a pro rata portion of his annual target cash incentive bonus based upon performance through the date of termination. If Mr. Purakayastha’s employment is terminated by the Company “without cause” or if Mr. Purakayastha resigns for “good reason,” he is entitled to the same termination benefits as if he was terminated for “cause” or resigned without “good reason” and, subject to compliance with certain restrictive covenants and obligations and the execution of a standard general release of claims in favor of Skillsoft and its affiliates within 45 days following the date of termination, a lump sum payment equal to nine months of his base salary plus 75% of his target bonus, reimbursement for up to 12 months of COBRA premiums, and access to the Skillsoft’s Leadership & Business and Technology & Development program for 12 months. If Mr. Purakayastha’s employment is terminated by the Company “without cause” (other than by reason of death or disability) or he resigns for “good reason” within 12 months of a sale transaction (as defined under the agreement), subject to compliance with certain restrictive covenants and obligations and the execution of a standard general release of claims in favor of Skillsoft and its affiliates, Mr. Purakayastha is entitled to a lump sum payment equal to the sum of 15 months of his base salary and 125% of his annual target incentive bonus, each in effect before the date of termination, reimbursement for up to 15 months of COBRA premiums, and access to the Skillsoft’s Leadership & Business and Technology & Development program for nine months.
Tax-Qualified Retirement Plan
Skillsoft has a tax-qualified retirement savings plan, the Skillsoft Corporation 401(k) Profit Sharing Plan (the “401(k) Plan”), under which participating employees may contribute up to the yearly statutory maximum under IRS guidelines into their 401(k) Plan accounts. In addition, under the 401(k) Plan, Skillsoft matches amounts contributed by the participant up to a certain percent of earnings, not to exceed the statutory maximum. Skillsoft currently makes matching contributions under the 401(k) Plan at a rate of 100% of up to 4% of eligible compensation contributed by participants with an annual cap of $4,000. The 401(k) Plan also allows Skillsoft to establish a profit sharing plan to which Skillsoft may make discretionary profit sharing contributions to the 401(k) Plan accounts for the benefit of participating employees who satisfy certain conditions in the discretion of the Skillsoft board of directors.
Director Compensation
During the fiscal year ended January 31, 2020, other than Mr. Hovsepian (whose compensation is described above), the Skillsoft board of directors consisted of individuals who are not directors of Skillsoft following Skillsoft’s restructuring in connection with its emergence from Chapter 11 bankruptcy protection on August 27, 2020. In addition to Mr. Hovsepian, the Skillsoft board of directors includes the following independent directors: David Aloise, Alan Carr, Eugene Davis, Sherman Edmiston, and Peter Schmitt. The new board of directors approved fees of $10,000 per month for the independent directors for their service effective August 27, 2020, and paid to each independent director in advance on the 28th of each month.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SKILLSOFT
The following tables present selected historical consolidated financial data of Pointwell Limited, the predecessor parent company of Skillsoft Corporation for periods prior to August 28, 2020 (the “Predecessor”) and Software Luxembourg Holding S.A., the successor-parent company of Skillsoft Corporation (the “Successor”) for periods from August 28, 2020 onwards.
On June 14, 2020, Skillsoft Corporation, a subsidiary of Pointwell Limited, announced that it had entered into a Restructuring Support Agreement (the “Skillsoft RSA”) with a majority of its first and second lien lenders with the objective of reducing long-term debt while maintaining normal operations and paying all trade creditors in full. To efficiently implement the financial restructuring, Skillsoft Corporation and certain of its affiliates (including Pointwell Limited) voluntarily filed “pre-packaged” Chapter 11 cases in the U.S. Bankruptcy Court for the District of Delaware in addition to ancillary proceedings in Canada under the Companies’ Creditors Arrangement Act seeking recognition of the U.S. Chapter 11 proceedings in Canada. The U.S. Bankruptcy Court approved the Skillsoft RSA at the Company’s confirmation hearing on August 6, 2020 and Skillsoft and its affiliates emerged from Chapter 11 on August 27, 2020. As a result of the reorganization, ownership interest in Pointwell Limited was transferred to a newly created legal entity, Software Luxembourg Holding S.A., the shares of which are owned by the lenders who had secured interest in Skillsoft and its affiliates prior to the petition date.
The consolidated statement of operations data for the Successor period from August 28, 2020 through January 31, 2021 and the balance sheet data as of January 31, 2021 have been derived from Software Luxembourg Holding S.A.’s audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The consolidated statement of operations data for the Predecessor period from February 1, 2020 through August 27, 2020 and for the Predecessor years ended January 31, 2020 and 2019 and the balance sheet data as of January 31, 2020 have been derived from Pointwell Limited’s audited consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The consolidated statement of operations data for the Predecessor year ended January 31, 2018 have been derived from Pointwell Limited’s audited consolidated financial statements not included in this joint proxy statement/prospecuts.
You should read the selected financial data presented below in conjunction with “Skillsoft’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Successor and Predecessor consolidated financial statements and the related notes included elsewhere in this joint proxy statement/prospectus. The financial information contained in this section relates to the Successor and Predecessor, prior to and without giving pro forma effect to the impact of the Merger and the results reflected in this section may not be indicative of our results going forward.

Consolidated Statements of Operations Data:
($ in thousands)
	Successor	Predecessor
	Aug 28, 2020 through Jan 31, 2021	Feb 1, 2020 through Aug 27, 2020	Fiscal Year Ended January 31, 2020	Fiscal Year Ended January 31, 2019	Fiscal Year Ended January 31, 2018
Revenues:
Total revenues(1)	$108,768	$273,851	$514,021	$534,141	$547,309
Operating expenses:
Cost of revenues	40,898	52,160	96,044	98,636	106,274
Content and software development	30,028	38,986	67,951	57,332	60,500
Selling and marketing	55,285	75,028	140,785	150,179	143,898
General and administrative	21,636	37,455	57,356	51,421	45,344
Recapitalization and transaction-related costs	15,928	32,099	16,244	—	—
Amortization of intangible assets	39,824	34,378	96,359	151,752	194,739
Impairment of goodwill and intangible assets	—	332,376	440,598	16,094	—
Restructuring	4,341	1,179	1,900	2,073	2,524
Total operating expenses	207,940	603,661	917,237	527,487	553,279
Operating (loss) income	(99,172)	(329,810)	(403,216)	6,654	(5,970)
Interest expense, net	(19,936)	(168,236)	(429,657)	(395,842)	(346,186)
Reorganization items, net	—	3,329,245	—	—	—
Other income (expense)	3,452	1,268	(5,120)	(5,624)	8,812
Loss before provision (benefit) for income taxes	(115,656)	2,832,467	(837,993)	(394,812)	(343,344)
Provision for income taxes	(21,934)	68,455	11,212	5,027	1,373
Net (loss) income	$(93,722)	$2,764,012	$(849,205)	$(399,839)	$(344,717)

(1)
On February 1, 2019, Predecessor adopted ASC Topic 606, Revenue from Contracts with Customers. See Note 2 in the Pointwell Limited annual consolidated financial statements included elsewhere in this joint proxy statement/prospectus for additional information.

Consolidated Balance Sheet Data:
($ in thousands)
	Successor	Predecessor
	As of January 31,	As of January 31,
	2021	2020
Cash and cash equivalents	$71,479	$18,799
Accounts receivable, net	179,784	193,024
Total current assets(1)	284,553	263,250
Accounts payable and accrued liabilities(1)(2)	66,925	68,790
Term loans and related-party debt and accrued interest	515,436	4,238,068
Total shareholder’s equity (deficit)	579,969	(2,761,744)

(1)
On February 1, 2019, Predecessor adopted ASC Topic 606, Revenue from Contracts with Customers. See Note 2 in the Pointwell Limited annual consolidated financial statements included elsewhere in this joint proxy statement/prospectus for additional information.

(2)
On February 1, 2020, Predecessor adopted ASC Topic 842, Leases. See Note 2 in the Pointwell Limited and Software Luxembourg Holdings interim financial statements included elsewhere in this joint proxy statement/prospectus for additional information.

SKILLSOFT’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with “Summary Historical Financial and Other Data for Skillsoft,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Consolidated Financial Information of Skillsoft” and Skillsoft’s consolidated financial statements, including the notes thereto, included elsewhere in this joint proxy statement/prospectus. Certain statements in this “Skillsoft’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that involve risks and uncertainties, such as statements regarding Skillsoft’s plans, objectives, expectations and intentions. Skillsoft’s future results and financial condition may differ materially from those currently anticipated as a result of the factors described under sections titled “Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Risk Factors.” “We,” “us,” and “our” as used herein refer to Skillsoft prior to the consummation of the Merger and to the Post-Combination Company following the consummation of the Merger.
Results of Operations
Our financial results for Pointwell Limited for the periods from February 1, 2020 through August 27, 2020, and for the years ended January 31, 2020 and 2019 are referred to as those of the “Predecessor” period. Our financial results for Software Luxembourg Holding S.A. for the period from August 28, 2020 through January 31, 2021 are referred to as those of the “Successor” period. Our results of operations as reported in our Consolidated Financial Statements for these periods are prepared in accordance with GAAP. Although GAAP requires that we report on our results for the period from February 1, 2020 through August 27, 2020, and August 28, 2020 through January 31, 2021 separately, management views the Company’s operating results for the year ended January 31, 2021 by combining the results of the applicable Predecessor and Successor periods because such presentation provides the meaningful comparison of our results to prior periods.
We cannot adequately benchmark the operating results of the period from February 1, 2020 through January 31, 2021 against any of the previous periods reported in our Consolidated Financial Statements without combining the Predecessor period from February 1, 2020 through August 27, 2020 and the Successor period from August 28, 2020 through January 31, 2021 and do not believe that reviewing the results of this period in isolation would be useful in identifying trends in or reaching conclusions regarding our overall operating performance. Management believes that the key performance metrics such as revenue and operating (loss) income for the Successor period when combined with the Predecessor period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, in addition to presenting our results of operations as reported in our Consolidated Financial Statements in accordance with GAAP, the tables and discussion below also present the combined results for the year ended January 31, 2021.
The combined results for the year ended January 31, 2021, which we refer to herein as the results for the “year ended January 31, 2021” or “2021” represent the sum of the reported amounts for the Predecessor period from February 1, 2020 through August 27, 2020 and the Successor period from August 28, 2020 through January 31, 2021. These combined results are not considered to be prepared in accordance with GAAP and have not been prepared as pro forma results per applicable regulations. The combined operating results do not reflect the actual results we would have achieved absent our emergence from bankruptcy and may not be indicative of future results.

The table below presents the comparison of our historical results of operations for the periods presented:
	Successor	Predecessor	Non-GAAP Combined	Predecessor	Predecessor
(In thousands)	Period from August 28, 2020 through January 31, 2021	Period from February 1, 2020 through August 27, 2020	Year Ended January 31, 2021	Year Ended January 31, 2020	Year Ended January 31, 2019
Revenues:
Total revenues	$108,768	$273,851	$382,619	$514,021	$534,141
Operating expenses:
Cost of revenues	40,898	52,160	93,058	96,044	98,636
Content and software development	30,028	38,986	69,014	67,951	57,332
Selling and marketing	55,285	75,028	130,313	140,785	150,179
General and administrative	21,636	37,455	59,091	57,356	51,421
Recapitalization and Transaction-related costs	15,928	32,099	48,027	16,244	—
Amortization of intangible assets	39,824	34,378	74,202	96,359	151,752
Impairment of goodwill and intangible assets	—	332,376	332,376	440,598	16,094
Restructuring	4,341	1,179	5,520	1,900	2,073
Total operating expenses	207,940	603,661	811,601	917,237	527,487
Operating (loss) income	(99,172)	(329,810)	(428,982)	(403,216)	6,654
Interest and other expense, net	(16,484)	(166,968)	(183,452)	(434,777)	(401,466)
Reorganization items, net	—	3,329,245	3,329,245	—	—
(Loss) income before (benefit) provision for income taxes	(115,656)	2,832,467	2,716,811	(837,993)	(394,812)
(Benefit) provision for income taxes	(21,934)	68,455	46,521	11,212	5,027
Net (loss) income	$(93,722)	$2,764,012	$2,670,290	$(849,205)	$(399,839)

The following table sets forth certain items from our consolidated statements of operations as a percentage of total revenues for the periods indicated:
	Successor	Predecessor	Non-GAAP Combined	Predecessor	Predecessor
	Period from August 28, 2020 through January 31, 2021	Period from February 1, 2020 through August 27, 2020	Year Ended January 31, 2021	Year Ended January 31, 2020	Year Ended January 31, 2019
Revenues:
Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Cost of revenues	37.6%	19.0%	24.3%	18.7%	18.5%
Content and software development	27.6%	14.2%	18.0%	13.2%	10.7%
Selling and marketing	50.8%	27.4%	34.1%	27.4%	28.1%
General and administrative	19.9%	13.7%	15.4%	11.2%	9.6%
Recapitalization and transaction costs	14.6%	11.7%	12.6%	3.2%	0.0%
Amortization of intangible assets	36.6%	12.6%	19.4%	18.7%	28.4%
Impairment of goodwill and intangible assets	0.0%	121.4%	86.9%	85.7%	3.0%
Restructuring	4.0%	0.4%	1.4%	0.4%	0.4%
Total operating expenses	191.2%	220.4%	212.1%	178.4%	98.8%
Operating (loss) income	-91.2%	-120.4%	-112.1%	-78.4%	1.2%
Interest and other expense, net	-15.2%	-61.0%	-47.9%	-84.6%	-75.2%
Reorganization items, net	0.0%	1215.7%	870.1%	0.0%	0.0%
(Loss) income before (benefit) provision for income taxes	-106.3%	1034.3%	710.1%	-163.0%	-73.9%
(Benefit) provision for income taxes	-20.2%	25.0%	12.2%	2.2%	0.9%
Net (loss) income	-86.2%	1009.3%	697.9%	-165.2%	-74.9%
Revenues
We generate revenues from our cloud-based learning solutions for enterprise, government, education and small business customers worldwide. We provide content learning solutions, principally in Leadership and Business Skills, Technology and Development, and Compliance, through two platforms: Percipio, our intelligent online learning platform that delivers an immersive learning experience, and Skillport, our legacy platform. Since its introduction in 2017, we have continued to invest in Percipio to deliver best-in-class learning experience and enhance the platform with key features and functionality. These learning solutions are typically sold on a subscription basis for a fixed term. We also provide a unified, comprehensive and configurable talent management solution through our Sum Total business unit that allows organizations to attract, develop and retain the best talent. We sell professional services related to the talent management solution, and occasionally provide perpetual and term-based licenses for on-premise versions of the solution.

The following table sets forth the percentage of our revenues attributable to geographic regions for the period indicated:
	Year ended January 31,
	(Non-GAAP Combined) 2021	2020	2019
Revenues:
United States	78.9%	78.8%	79.0%
Other Americas	3.6%	4.3%	4.3%
Europe, Middle East, and Africa	12.2%	11.9%	12.4%
Asia-Pacific	5.3%	5.0%	4.4%
Total revenues	100.0%	100.0%	100.0%
Subscription and Non-Subscription Revenue
We measure and report revenue by transaction type. Understanding revenue by transaction type helps us identify and address broad changes in the types of services customers purchase from us. We summarize our transaction type revenue into the following categories:
Subscription Revenue.   Represents revenue generated from contracts specifying a minimum fee for services delivered over the life of the contract. The initial term of these contracts is generally two to five years, with an average term of approximately two years, and are generally non-cancellable for the term of the subscription. The fee is generally paid upfront. These contracts typically consist of subscriptions to our various offerings which provide continuous access to our platforms and associated content over the contract term. Subscription revenues are inclusive of maintenance revenue for SumTotal. Subscription revenue is usually recognized ratably over the contract term.
Non-Subscription Revenue.   Primarily represents professional services related to implementation of our offerings and subsequent ongoing consulting engagements. Our non-subscription services complement our subscription business in creating strong and comprehensive customer relationships.
The following table sets forth subscription and non-subscription revenue for our Content and SumTotal business units for the period indicated:
	Year Ended January 31,
(In thousands)	(Non-GAAP Combined) 2021	2020	2019
Subscription revenues:
Content	$257,432	$351,124	$367,940
SumTotal	87,388	112,649	124,461
Total subscription revenues	344,820	463,773	492,401
Non-subscription revenues:
Content	11,231	11,379	10,376
SumTotal	26,568	38,869	31,364
Total non-subscription revenues	37,799	50,248	41,740
Total revenues	$382,619	$514,021	$534,141

Revenue by Type
The following is a summary of our revenues by type for the fiscal years ended January 31, 2021, 2020 and 2019:
	Year Ended January 31,
(In thousands, except percentages)	(Non-GAAP Combined) 2021	2020	Dollar Increase / (Decrease)	Percent Change
Revenues:
SaaS and subscription services	$327,971	$439,791	$(111,820)	(25.4)%
Software maintenance	16,849	23,982	(7,133)	(29.7)%
Professional services	34,045	45,661	(11,616)	(25.4)%
Perpetual and term-based software licenses	3,727	1,885	1,841	97.7%
Hardware and other	27	2,702	(2,674)	(99.0)%
Total net revenues	$382,619	$514,021	$(131,402)	(25.6)%
	Year Ended January 31,		Dollar Increase / (Decrease)	Percent Change
(In thousands, except percentages)	2020	2019
Revenues:
SaaS and subscription services	$439,791	$462,240	$(22,449)	(4.9)%
Software maintenance	23,982	30,161	(6,179)	(20.5)%
Professional services	45,661	38,043	7,618	20.0%
Perpetual and term-based software licenses	1,885	3,340	(1,455)	(43.6)%
Hardware and other	2,702	357	2,345	656.9%
Total net revenues	$514,021	$534,141	$(20,120)	(3.8)%
Non-GAAP Combined FY 2021 Compared to FY 2020
Revenues decreased $131.4 million, or 25.6%, for Non-GAAP Combined 2021, compared to 2020. The primary reason for the decrease in GAAP revenue is due to the application of fresh-start reporting that requires beginning deferred revenue in the Successor period to be reduced to its estimated fair value. The application of fresh-start reporting resulted in a decrease in GAAP revenue of approximately $92 million compared to 2020. The impact of fresh-start reporting will also decrease GAAP revenue in future quarters, with progressively less impact, through July 31, 2021. The remaining decrease in revenues for 2021 was largely related to Content revenues, driven by lower customer retention on, and new sales related to, our legacy Skillport platform. This decline related partly to the customer experience on Skillport, as well as to competitive offerings. Offsetting this decline was higher retention associated with Content customers migrating to the Percipio platform, as well as new sales of Percipio.
Burdened by excessive debt prior to our recent recapitalization, we have had limited financial flexibility in recent years to increase investments in accelerating migrations to the Percipio platform. With a right-sized capital structure and significant additional liquidity, we have increased our investments and other activities to accelerate migrations and improve overall competitiveness, leading to expected growth of revenues from customers on the Percipio platform. As such, we expect increased retention of existing customers, as well as sales to new customers, to increase over the next year, leading to stabilization and then increases in adjusted GAAP revenue. Due to the adverse events that caused order intake to decline in 2021, including the COVID-19 pandemic along with the continuing adverse impact of Skillport on the Content business, which in turn will impact 2022 revenue, we project that our adjusted revenues for 2022 will be lower than the 2021 (when excluding the impact of the fair value adjustment to deferred revenue discussed above). The COVID-19 pandemic also resulted in higher usage of our products by existing customers during the fiscal year ended January 31, 2021. We believe this usage bodes well for future retention of such customers, as well as for wider acceptance of digital learning by businesses generally.

The decline in maintenance revenue is attributable to our SumTotal business, which has historically offered on-premise perpetual licenses, term-based licenses and SaaS versions of its products. In recent years, we have deemphasized the sale of perpetual and term licenses in favor of our SaaS offering to mirror changes in customer preferences. Given our historical offerings, we have a large installed base of customers who purchased perpetual software licenses many years ago who continue to purchase maintenance, however, maintenance revenue has and will continue to decline in the future as we experience normal attrition in our installed base and new customers start on our SaaS platform.
As of January 31, 2021, we had approximately 1,598 customers under contract for Percipio, 681 customers for Dual Deployment and 1,333 customers for solely our legacy Skillport platform. For the Non-GAAP Combined fiscal year ended January 31, 2021, revenue attributable to Percipio, Dual Deployment and Skillport contracts represented 14%, 46% and 40%, respectively, of our content revenue compared to 6%, 24% and 70% for the fiscal year ended January 31, 2020, with the shift towards Percipio and Dual Deployment being consistent with our strategy of moving customers off our legacy Skillport platform where we have experienced lower retention rates. We expect the trend of customers migrating to Percipio to continue in future periods.
FY 2020 Compared to FY 2019
The decrease in total net revenues for 2020, compared to 2019, related primarily to our content learning solutions. The decline was largely driven by lower customer retention on, and new sales related to, Skillport. This decline related partly to the customer experience on Skillport, as well as to competitive offerings. Offsetting this decline was higher retention associated with customers migrating to the Percipio platform, as well as new sales of Percipio. Burdened by excessive debt, we had limited financial flexibility to increase investments in accelerating migrations to Percipio. The increase in professional services revenue was largely attributable to the adoption of ASC 606 on February 1, 2019, which changed how we allocate discounts between contractual elements. Prior to the adoption of ASC 606, when allocating arrangement consideration between professional services and other contractual elements, the amount of revenue allocated to professional services was limited to the amount that was not contingent. Under ASC 606, we allocate arrangement consideration to all distinct performance obligations based on our estimate of standalone selling price.
Operating expenses
	Year Ended January 31,		Dollar Increase/ (Decrease)	Percent Change
(In thousands, except percentages)	(Non-GAAP Combined) 2021	2020
Cost of revenues	$93,058	$96,044	$(2,986)	(3.1)%
Content and software development	69,014	67,951	1,063	1.6%
Selling and marketing	130,313	140,785	(10,472)	(7.4)%
General and administrative	59,091	57,356	1,735	3.0%
Recapitalization and transaction costs	48,027	16,244	31,783	195.7%
Amortization of intangible assets	74,202	96,359	(22,157)	(23.0)%
Impairment of goodwill and intangible assets	332,376	440,598	(108,222)	(24.6)%
Restructuring	5,520	1,900	3,620	190.5%
Total operating expenses	$811,601	$917,237	$(105,636)	(11.5)%

	Year Ended January 31,		Dollar Increase/ (Decrease)	Percent Change
(In thousands, except percentages)	2020	2019
Cost of revenues	$96,044	$98,636	$(2,592)	(2.6)%
Content and software development	67,951	57,332	10,619	18.5%
Selling and marketing	140,785	150,179	(9,394)	(6.3)%
General and administrative	57,356	51,421	5,935	11.5%
Recapitalization and transaction costs	16,244	—	16,244	100.0%
Amortization of intangible assets	96,359	151,752	(55,393)	(36.5)%
Impairment of goodwill and intangible assets	440,598	16,094	424,504	2637.7%
Restructuring	1,900	2,073	(173)	(8.3)%
Total operating expenses	$917,237	$527,487	$389,750	73.9%
Cost of revenues
Cost of revenues consists primarily of employee salaries and benefits for professional service and customer support personnel; royalties; hosting services; software maintenance; facilities costs; depreciation; and consulting services. The table below provides details regarding the changes in components of cost of revenues.
	2021 Increase/(Decrease) From 2020		2020 Increase/(Decrease) From 2019
(in thousands, except percentages)	$	%	$	%
Consulting and outside services	$(4,746)	(60.1)%	$1,954	32.9%
Hosting and software maintenance	2,059	20.2%	518	5.3%
Royalties	(863)	(4.9)%	(1,466)	(7.6)%
Facilities and utilities	588	37.2%	(251)	(13.7)%
Compensation and benefits	326	0.6%	(208)	(0.4)%
Depreciation	(389)	(7.1)%	(3,098)	(36.3)%
Other	39	13.3%	(41)	(12.4)%
Total cost of revenues decrease	$(2,986)	(3.1)%	$(2,592)	(2.6)%
Non-GAAP combined FY 2021 Compared to FY 2020
The decrease in consulting and outside services expenses from 2020 to 2021 was primarily due to the sales decline in our SumTotal business resulting in less outsourced professional services in 2021. The increase in hosting and software maintenance from 2020 to 2021 was due to increased customer usage and temporary duplicative maintenance costs related to the migration of our Percipio hosting environment to a third-party cloud provider. The decrease in royalties for 2021, compared to 2020, was consistent with the sales decline in 2021.
FY 2020 Compared to FY 2019
The decrease in depreciation expenses from 2019 to 2020 was primarily due to data center equipment being fully depreciated, with all such equipment not replaced given the plan to migrate to cloud hosting for our content solutions offerings. The decrease in royalties for 2020, compared to 2019, was consistent with the sales decline in 2020. The increases in consulting and outside services and hosting and software maintenance from 2019 to 2020 was due to increased customer usage resulting in capacity needs for Percipio, as well as costs related to the migration to cloud hosting for our content solutions offerings.
Content and software development
Content and software development expenses include costs associated with the development of new products and the enhancement of existing products, consisting primarily of employee salaries and benefits;

development related professional services; facilities costs; depreciation; and software maintenance costs. The table below provides details regarding the changes in components of content and software development expenses.
	2021 Increase/(Decrease) From 2020		2020 Increase/(Decrease) From 2019
(in thousands, except percentages)	$	%	$	%
Compensation and benefits	$2,560	6.3%	$5,302	15.0%
Consulting and outside services	(1,994)	(10.4)%	4,521	30.8%
Facilities and utilities	155	2.7%	771	15.7%
Other	342	14.9%	25	1.1%
Total content and software development expenses increase	$1,063	1.6%	$10,619	18.5%
Non-GAAP Combined FY 2021 Compared to FY 2020
The increase in compensation and benefits from 2020 to 2021 was primarily due to incentive-based compensation in 2021. The decrease in consulting and outside services for 2021, compared to 2020, was primarily due to the decreased outsourced content development costs in 2021. We spent less on translating existing content into different languages and focused more on creating new content in 2021.
FY 2020 Compared to FY 2019
The increases in all expense categories from 2019 to 2020 were primarily the result of our increased investments to refresh and improve our learning content, as well as to continue to improve the Percipio platform. Accelerating migrations from the Skillport legacy platform to the Percipio content delivery platform also contributed to the increased cost in 2020.
Selling and marketing
Selling and marketing, or S&M, expenses consist primarily of employee salaries and benefits for selling, marketing and pre-sales support personnel; commissions; travel expenses; advertising and promotional expenses; consulting and outside services; facilities costs; depreciation; and software maintenance costs. The table below provides details regarding the changes in components of S&M expenses.
	2021 Increase/(Decrease) From 2020		2020 Increase/(Decrease) From 2019
(in thousands, except percentages)	$	%	$	%
Compensation and benefits	$(5,793)	(5.8)%	$(9,700)	(8.8)%
Travel-related	(8,844)	(82.6)%	(549)	(4.9)%
Advertising and promotions	2,684	21.8%	2,060	20.1%
Consulting and outside services	3,055	99.1%	(508)	(14.1)%
Facilities and utilities	(1,392)	(12.8)%	(682)	(5.9)%
Software Maintenance	(63)	(1.9)%	133	4.3%
Other	(119)	(40.9)%	(148)	(33.7)%
Total S&M expenses decrease	$(10,472)	(7.4)%	$(9,394)	(6.3)%
Non-GAAP Combined FY 2021 Compared to FY 2020
The decrease in compensation and benefits for 2021, compared to 2020, was primarily due to lower commission expenses as a result of the application of fresh-start reporting, which required us to eliminate the balance of deferred commissions which otherwise would have been recognized as commission expense in the Successor period. Also contributing to the decline was a reduction in medical expenses, where our self-insured plan experienced lower claims than normal during the COVID-19 pandemic. We expect the declines in GAAP compensation and benefits expenses to be temporary and for such costs to increase in the next fiscal year. The increases in advertising and promotions and consulting and outside services expenses from 2020 to 2021 were primarily due to the increased investment in our company brand, go-to-market strategy, and new sales models to create new sales opportunities, win new business and increase customer retention. The decrease in facilities and utilities costs from 2020 to 2021 related primarily to lower costs attributable to S&M due to a lower number of sales personnel in 2021.
FY 2020 Compared to FY 2019
The decrease in compensation and benefits for 2020, compared to 2019, was due to reductions in sales personnel and lower commission expenses as a result of the adoption of ASC 606 in 2020, which impacted the timing of our commissions expense compared to previous GAAP. The increase in advertising and promotions was primarily related to the initiative to target line of business leaders within organizations, such as technology and compliance leaders, to win new business and increase customer retention. The decrease in facilities and utilities costs from 2019 to 2020 related primarily to lower costs attributable to S&M due to a lower number of sales personnel in 2020.
General and administrative
General and administrative, or G&A, expenses consist primarily of employee salaries and benefits for executive, finance, administrative, and legal personnel; audit, legal and consulting fees; insurance; franchise, sales and property taxes; facilities costs; and depreciation. The table below provides details regarding the changes in components of G&A expenses.
	2021 Increase/(Decrease) From 2020		2020 Increase/(Decrease) From 2019
(in thousands, except percentages)	$	%	$	%
Compensation and benefits	$8,425	27.9%	$(549)	(1.8)%
Related party loan impairment	(5,394)	(100.0)%	5,394	100.0%
Consulting and outside services	(923)	(6.4)%	(217)	(1.5)%
Franchise, sales, and property tax	651	40.7%	326	25.6%
Other	(1,024)	(17.8)%	981	20.5%
Total G&A expenses increase	$1,735	3.0%	$5,935	11.5%
Non-GAAP Combined FY 2021 Compared to FY 2020
The increase in compensation and benefits for 2021, compared to 2020, was primarily due to one-time retention bonuses paid to key employees in connection with the Company’s Chapter 11 filing and recapitalization efforts. The decrease in related-party loan impairment was due to a one-time impairment described below that did not reoccur in 2021. The decrease in consulting and outside services expenses for 2021, compared to 2020, was primarily due to decreased debt management fees as a result of our reorganization, where we were paying fees related to the Senior Credit Facilities (e.g. commitment fees, agency fees, letter of credit fees) until we voluntarily filed “pre-packaged” Chapter 11 cases in June 2020. The increase in franchise, sales and property tax is primarily due to our new parent company’s capital-based tax, which is now higher due to our lower amount of outstanding debt. The decrease in other expenses for 2021, compared to 2020, related primarily to reduced travel-related services in 2020.
FY 2020 Compared to FY 2019
In 2020, we recorded a related party loan impairment of $5.4 million attributable to loans issued in conjunction with tax liabilities incurred by certain executive management that the Company paid on their behalf, in return for recourse notes. We took a full impairment on these loans based on our assessment of the likelihood of repayment in 2020, and we subsequently forgave these loans. The decrease in compensation and benefits for 2020, compared to 2019, was primarily due to the annual bonus accrued in 2019, which was offset by the increase in salaries due to additional positions added to our new leadership team and G&A function in 2020. The increase in other expenses for 2020, compared to 2019, related primarily to usage of a remaining commitment from 2019 of travel services.

Recapitalization and transaction costs
Recapitalization and transaction costs consist of professional fees for legal, investment banking and other advisor costs incurred in connection with our recapitalization efforts, including the evaluation of strategic alternatives, preparation for the Chapter 11 filing, and activities related to the planned merger with Churchill Capital, but excluding those professional fees reflected in “Reorganization Items, Net,” as explained below.
Amortization of intangible assets
Intangible assets arising from business combinations are developed technology, customer-related intangibles, trade names and other identifiable intangible assets with finite lives. These intangible assets are amortized over the estimated useful lives of such assets. We also capitalize certain internal use software development costs related to our SaaS platform incurred during the application development stage. The internal use software is amortized on a straight-line basis over its estimated useful life.
The decrease in amortization of intangible assets for 2021, compared to 2020, was primarily due to certain intangibles assets arising from business combinations becoming fully amortized during 2020 and due to the write down of impaired assets in the Predecessor period from February 1, 2020 through August 27, 2020. This was partially offset by the impact of amortization of intangible assets that arose from our reorganization and related application of fresh-start reporting on August 27, 2020.
The decrease in amortization of intangible assets for 2020, compared to 2019, was primarily due to certain intangibles assets arising from business combinations becoming fully amortized during 2019. In addition, in 2019, we impaired the unamortized value of our Books24x7 and Vodeclic tradenames, as such no additional amortization was recognized during 2020.
Impairment of goodwill and intangible assets
For our annual impairment assessments of indefinite-lived intangible assets and goodwill conducted as of December 31, 2020, management considered qualitative factors to determine if it was more likely than not that impairments were present. In performing this qualitative assessment, management noted (i) the recent date of the fresh-start reporting valuation, (ii) the higher valuation suggested by the pending acquisition by Churchill, (iii) in the case of goodwill, a decrease in the carrying value of both reporting units since the original measurement date and (iv) the absence of any other factors that would indicate any declines in fair value. Based on these qualitative factors, management concluded it is not more likely than not that (i) the Skillsoft tradename intangible asset is impaired or (ii) the fair value of the company’s two reporting units are less than their carrying amounts.
During the Predecessor period ending August 27, 2020, the emergence of COVID-19 as a global pandemic had an adverse impact on our business. While the online learnings tools we offer have many advantages over traditional in person learning in the current environment, some of our customers have sought to temporarily reduce spending, resulting in reductions in contract sizes and in some cases customers not entering into new contracts when their existing subscription terms ended. In addition, identifying and pursing opportunities for new customers became much more challenging in this environment. As a result of the expected impact of the COVID-19 pandemic, management decreased its estimates of future cash flows. In addition to the uncertainty introduced by the COVID-19 pandemic, our over-leveraged capital structure continued to create headwinds. In April 2020, we received temporary forbearance from our lenders due to a default on amounts owed under the Senior Credit Facility as a long-term consensual solution was being negotiated with lenders. The uncertainty around our capital structure and future ownership continued to hurt our business, as new and existing customers displayed apprehension about the ultimate resolution of our capital structure and its impact on operations, causing delays and sometimes losses in business. The uncertainty surrounding our capital structure combined with the potential impact that the COVID-19 pandemic would have on our company and the global economy, resulted in a significant decline in the fair value of our reporting units during the predecessor period ended August 27, 2020.
As part of our evaluation of impairment indicators based on the circumstances described above as of April 30, 2020, we determined the SumTotal long-lived asset group failed the undiscounted cash flow recoverability test. Accordingly, we estimated the fair value of our individual long-lived assets to determine if any impairment charges were present. Our estimation of the fair value of definite lived intangible assets included the use of discounted cash flow analyses which reflected estimates of future revenue, customer attrition rates, royalty rates, cash flows, and discount rates. Based on these analyses, we concluded the fair values of certain SumTotal intangible assets were lower than their current carrying values and, accordingly, impairment charges of $62.3 million were recognized for the Predecessor period from February 1, 2020 to August 27, 2020.
In light of the circumstances above, we also concluded that a triggering event had occurred with respect to the Company’s indefinite-lived Skillsoft trade name as of April 30, 2020. Accordingly, we estimated the fair value of the Skillsoft trade name using a discounted cash flow (“DCF”) analysis which reflected estimates of future revenue, royalty rates, cash flows, and discount rates. Based on this analysis, we concluded the carrying value of the Skillsoft trade name exceeded its fair value, resulting in an impairment charge of $92.2 million for the Predecessor period from February 1, 2020 to August 27, 2020.
In accordance with ASC 350, for goodwill we determined triggering events had occurred and performed an impairment test as of April 30, 2020 that compared the estimated fair value of each reporting unit to their respective carrying values. We considered the results of a DCF analysis, which were also materially corroborated by an EBITDA multiple approach. The results of the impairment tests performed indicated that the carrying values of the Skillsoft and SumTotal reporting units exceeded their estimated fair values determined by the Company. Based on the results of the goodwill impairment testing procedures, the Company recorded a $107.9 million goodwill impairment for the Skillsoft reporting unit and a $70.0 million goodwill impairment for the SumTotal reporting unit.
In total, as described in detail above, we recorded $332.4 million of impairment charges for the Predecessor period from February 1, 2020 to August 27, 2020, consisting of (i) $62.3 million of impairments of SumTotal definite-lived intangible assets, (ii) an $92.2 million impairment of the Skillsoft trade name, (iii) a $107.9 million goodwill impairment for the Skillsoft reporting unit and (iv) a $70.0 million goodwill impairment for the SumTotal reporting unit.
During the year ended January 31, 2020, we faced significant market competition. In addition, while we continued to make significant investments in Percipio and other contemporary products, attrition rates on Skillport and other legacy products remained high. On top of market and competitive dynamics, our over-leveraged capital structure also created additional headwinds. With significant debt maturities in 2021 and 2022, and related downgrades from rating agencies, concerns over the capital structure began to hurt our business, as new and existing customers displayed apprehension about the ultimate resolution of our capital structure and its impact on operations, causing delays and sometimes losses in business. The capital structure and heavy debt service also constrained investments in areas such as marketing, where spending was considerably lower than our competitors, resulting in additional pressure on retaining and attracting customers. The combination of these factors resulted in lower bookings, revenue, profitability and free cash flow generation during the year ended January 31, 2020.
In accordance with ASC 350, we performed an impairment test that compared the estimated fair value of each reporting unit to their respective carrying values. We considered the results of both a DCF analysis and an EBITDA multiple approach, similar to prior periods. We also considered observable debt trading prices for the debt jointly borrowed by our parent entity and our subsidiary, Skillsoft Corporation, after adjusting for a control premium. The results of the impairment tests performed indicated that the carrying value of the Skillsoft and SumTotal reporting units exceeded their estimated fair values determined by the Company. Based on the results of our impairment testing, the Company recorded $440.6 million of goodwill impairment charges for the nine months ended October 31, 2019, including a $321.3 million for the Skillsoft reporting unit and $119.3 million for the SumTotal reporting unit.
Restructuring
In January 2021, we committed to a restructuring plan that encompassed a series of measures intended to improve our operating efficiency, competitiveness and business profitability. These included workforce reductions mainly within our SumTotal business, and consolidation of facilities as we are adopting new work arrangements for certain locations. We recorded $5.5 million of restructuring charge in fiscal year ended January 31, 2021, which included $5.2 million of severance costs and $0.3 million of facility restructuring related costs.
In connection with our strategic initiatives implemented during 2020 and 2019, we approved and initiated plans to reduce our cost structure and better align operating expenses with existing economic conditions and our operating model. We recorded $1.9 million and $2.1 million in restructuring charges during the fiscal years ended January 31, 2020 and 2019, respectively. Substantially all of these charges represent the severance costs of terminated employees.
Interest and other expense
Interest and other expense, net, consists of gain and loss on derivative instruments, interest income, interest expense, and other expense and income.
	Year Ended January 31,		Dollar (Increase)/ Decrease	Percent Change
(In thousands, except percentages)	(Non-GAAP Combined) 2021	2020
Other income (expense), net	$4,725	$(1,058)	$5,783	(546.6)%
Loss on derivative instruments	(5)	(4,062)	4,057	(99.9)%
Interest income	129	306	(177)	(57.8)%
Interest expense, net	(188,301)	(429,963)	241,662	(56.2)%
Interest and other expense, net	$(183,452)	$(434,777)	$251,325	(57.8)%
	Year Ended January 31,		Dollar (Increase)/ Decrease	Percent Change
(In thousands, except percentages)	2020	2019
Other expense, net	$(1,058)	$(3,340)	$2,282	(68.3)%
Loss on derivative instruments	(4,062)	(2,284)	(1,778)	77.8%
Interest income	306	687	(381)	(55.5)%
Interest expense	(429,963)	(396,529)	(33,434)	8.4%
Interest and other expense, net	$(434,777)	$(401,466)	$(33,311)	8.3%
Non-GAAP Combined FY 2021 Compared to FY 2020
The other income in 2021 was primarily due to the fair value adjustment of the warrants that the holders of the Predecessor’s debt received in connection with the Reorganization to purchase common shares of the Successor Company. The fair value of the interest rate cap derivative was zero at January 31, 2021 and was immaterial at January 31, 2020. The decrease in interest expense from 2020 to 2021 was the result of our Reorganization through voluntarily filed “pre-packaged” Chapter 11 cases completed in August 2020, which resulted in substantially less outstanding debt.
FY 2020 Compared to FY 2019
The decrease in other expense, net, from 2019 to 2020 was primarily due to an impairment charge on the note receivable we had in relation to the sale of our print business in 2019. The fair value of the interest rate cap derivative was effectively zero at January 31, 2020, and the change in the fair value of the derivative resulted in losses of $4.1 million in 2020. The increase in interest expense from 2019 to 2020 was due to impact of compounding rates on certain loans due to our parent entity, Evergreen Skills Lux S.à.r.l. as a result of accrued but unpaid interest. We were separated from Evergreen Skills Lux S.à.r.l. effective August 27, 2020 as a result of the reorganization. In connection with the separation, all amounts due to the parent entity were cancelled with no cash consideration transferred by either party.
Non-GAAP Combined FY 2021 Reorganization Items, Net
During the fiscal year ended January 31, 2021, we recognized Reorganization items, net of $3.3 billion related to our emergence from the Chapter 11, which consisted primarily of the net gain from the consummation of the Plan of Reorganization and the related extinguishment of certain debt obligations. In addition, Reorganization items, net included professional fees recognized between the June 14, 2020 Petition Date and the August 27, 2020 Effective Date in connection with our emergence from Chapter 11.
Provision for income taxes
	Year Ended January 31,		Dollar Increase/ (Decrease)	Percent Change
(In thousands, except percentages)	(Non-GAAP Combined) 2021	2020
Provision for income taxes	$46,521	$11,212	$35,309	314.9%
Effective income tax rate	1.7%	(1.3)%	3.1%	(228)%
	Year Ended January 31,		Dollar Increase/ (Decrease)	Percent Change
(In thousands, except percentages)	2020	2019
Provision for income taxes	$11,212	$5,027	$6,185	123%
Effective income tax rate	(1.3)%	(1.3)%	0.0%	0.0%
Non-GAAP Combined FY 2021 Compared to FY 2020
Provision for income taxes increased by $35.3 million in 2021, primarily due to the impact of cancellation of indebtedness income (“CODI”) arising from our Reorganization, changes to the tax basis in certain assets, and changes to our valuation allowance on our deferred tax assets in Ireland and the United States.
Our effective income tax rate was 1.7% for 2021. The effective income tax rate in 2021 differs from the Luxembourg statutory rate of 24.9% due to the permanent exclusion of the gain on liabilities subject to compromise, US deferred tax adjustments related to the tax effects of CODI and deferred tax adjustments related to fresh-start accounting adoption recognized at varying tax rates.
FY 2020 Compared to FY 2019
Provision for income taxes increased by $6.2 million in 2020, primarily due to an increase in the valuation allowance on our deferred tax assets in Ireland and the United States, partially offset by our earnings in foreign jurisdictions that are subject to significantly higher tax rates than the Ireland statutory tax rate.
Our effective income tax rate was (1.3)% for 2019 and 2020. The effective income tax rate in 2020 differs from the Ireland statutory rate of 12.5% due primarily to a non-deductible impairment of goodwill and an increase in our valuation allowance on our deferred tax assets in Ireland and the United States, which were partially offset by the impact of foreign earnings in higher tax jurisdictions.
Liquidity and Capital Resources
On June 14, 2020 (the “Petition Date”), Pointwell and certain of its subsidiaries, including Skillsoft Corporation (collectively, the “Debtors”), commenced voluntary “prepackaged” petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of the U.S. Bankruptcy Court for the District of Delaware (“the Bankruptcy Court”) pursuant to a prepetition restructuring support agreement (the “Skillsoft RSA”) entered into with the substantial majority of its first and second lien lenders with the objective of reducing long-term debt while maintaining normal operations and paying all trade creditors in full. On June 15, 2020 the Debtors filed a plan of reorganization (as amended, the “Plan of Reorganization”) and a related disclosure statement (“the Disclosure Statement”) with the Bankruptcy Court which was subsequently amended by revised filings. In addition to supporting the Plan of Reorganization, certain of the Debtors’ consenting first lien lenders agreed to support the Debtors’ restructuring process by providing the Debtors with $60 million in post-petition financing (the “DIP Facility” and the lenders under such facility, the “DIP Lenders”).
On August 27, 2020 (the “Effective Date”), the Debtors consummated the Plan of Reorganization and emerged from Chapter 11. Upon emergence, all claims related to the DIP Facility were discharged and the

DIP Facility Lenders received, in full and final satisfaction of such claims, on a dollar for dollar basis, the First Out Term Loan (as defined below). All claims related to the Predecessor Company’s outstanding obligations under the variable rate loans and first lien senior notes (collectively, the “Predecessor first lien obligations”) were discharged, and the holders of claims with respect to the Predecessor first lien obligations received, in full and final satisfaction of such claims, its pro rata share of the Second Out Term Loans (as defined below) and 3,840,000 Class A ordinary shares of the Successor. All claims related to the Predecessor’s outstanding obligations under the second lien senior notes (the “Predecessor second lien obligations”) were discharged, and the holders of claims with respect to the Predecessor second lien obligations received, in full and final satisfaction of such claims 160,000 Class B ordinary shares of the Successor and warrants to purchase common shares of the new parent company of Pointwell, Software Luxembourg Holding S.A.
Upon emergence, the Exit Credit Facility of $520 million consists of (i) a $110 million super senior term loan facility (the “First Out Term Loan”), and (ii) a $410 million first lien, second-out term loan facility (the “Second Out Term Loan”). The Exit Credit Facility bears interest at a rate equal to LIBOR plus 7.50% per annum, with a LIBOR floor of 1.00%. The First Out Term Loan is due in December 2024 and the Second Out Term Loan is due April 2025. The Exit Credit Facility contains customary provisions and reporting requirements, including prepayment penalties and a maximum leverage covenant that will be first measured January 31, 2022 and each quarter thereafter. Quarterly principal repayments of $1.3 million begin for the quarter ended April 30, 2021 and increase to $2.6 million for the quarter ended April 30, 2022 until maturity.
The Reorganization resulted in a new capital structure with significantly lower levels of debt and a corresponding decrease in interest payments. As a result of the Reorganization, our consolidated debt decreased from $3.4 billion to $0.6 billion. After emergence, we have funded operations primarily through the use of cash collected from our customers and the proceeds received from the Exit Credit Facility, supplemented from the borrowings under our accounts receivable facility. Our principal sources of liquidity include cash and cash equivalents totaling  $71.5 million as of January 31, 2021.
Our cash requirements vary depending on factors such as the growth of the business, changes in working capital, and capital expenditures. We expect to operate the business and execute our strategic initiatives principally with funds generated from operations and supplemented from borrowings up to a maximum of $75.0 million under our accounts receivable facility. We anticipate that we will have sufficient internal and external sources of liquidity to fund operations and anticipated working capital and other expected cash needs for at least the next 12 months as well as for the foreseeable future with capital sources currently available.
The Post-Combination Company expects to have approximately $716.7 million in cash (assuming no redemptions by Churchill’s public stockholders) or $153.7 million (assuming maximum redemptions by Churchill’s public stockholders while still satisfying the closing conditions to the Merger in the Skillsoft Merger Agreement and assuming that Skillsoft has $71.5 million in cash immediately prior to the consummation of the Merger and Churchill has $1,162.0 million in cash immediately prior to the consummation of the Merger, including any proceeds of the PIPE Investments and transaction expenses equal to $39.0 million) in cash immediately following the consummation of the Merger, which we expect to support our operations and investments in the near term.
The following table sets summarized financial information for the condensed combined company for the year ended December 31, 2020, on a pro forma combined basis, and after giving effect to the Skillsoft Reorganization, the Merger, the Global Knowledge Merger and the related transactions.

	Pro Forma Condensed Combined
(in thousands, except share and per share data)	No Redemptions(1)	Max Redemptions(2)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations:
Year ended December 31, 2020
Revenue	$532,137	$532,137
Operating loss	(634,845)	(634,845)
Net income	$2,520,072	$2,520,072
Net earnings per share – basic and diluted	$15.02	$21.55
Weighted-average Class A shares outstanding – basic and diluted	167,750,000	116,962,159
Summary Unaudited Pro Forma Condensed Combined Balance Sheet:
As of December 31, 2020
Total current assets	$832,998	$320,041
Total assets	$2,585,592	$2,072,635
Total current liabilities	356,935	356,935
Total liabilities	$1,257,443	$1,257,443
Total stockholders’ equity	$1,328,149	$815,192

(1)
Reflecting the First and Second Step Prosus Investment and the Lodbrok PIPE Investment under a No Redemptions scenario. Refer to the section “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(2)
Reflecting the First and Second Step Prosus Investment (without any reduction to the 40,000,000 shares of Churchill Class A common stock subscribed for by Prosus in its exercise of the Option and assuming no exercise of the Prosus Top-Up Right), and the Lodbrok PIPE Investment under a Global Knowledge Max Redemptions scenario. Refer to the section “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The following table sets forth Non-GAAP Financial Measures for the year ended December 31, 2020, on a pro forma combined basis, and after giving effect to the Skillsoft Reorganization, the Merger, the Global Knowledge Merger and the related transactions.

(amounts in thousands)	For the year ended December 31, 2020*
Total pro forma combined revenue(1)	$532,137
Reversal of pro forma adjustments:
Skillsoft fresh-start reporting	32,502
Global Knowledge purchase accounting	6,932
Elimination of inter-company revenues	697
Plus impact of Skillsoft reorganization, primarily related to deferred revenue	91,686
Combined Adjusted revenue(3)	$663,954
Skillsoft Adjusted Revenue(2)	$474,305
Global Knowledge historical revenue	189,649
Combined Adjusted revenue(3)	$663,954
Total pro forma combined net income(4)	$2,520,072
Reversal of pro forma adjustments	(103,635)
Adjustments based on historical financial statements:(5)	(2,406,974)
Pro forma combined EBITDA(6)	$9,463
Reversal of Churchill purchase accounting, as reflected in pro forma	18,673
Reversal of Skillsoft fresh-start reporting, as reflected in pro forma	25,972
Reversal of Skillsoft purchase accounting, as reflected in pro forma	12,600
Reversal of Global Knowledge purchase accounting, as reflected in pro forma	14,388
Plus other adjustments(7)	81,469
Combined Adjusted EBITDA(8)	$162,565

*
Amounts for the year ended December 31, 2020 combine the historical (1) audited financial statements of Churchill as of and for the year ended December 31, 2020; (2) historical audited consolidated financial statements of Successor Skillsoft as of January 31, 2021 and for the period from August 28, 2020 to January 31, 2021, the historical audited consolidated financial statements of Predecessor Skillsoft for the period from February 1, 2020 to August 27, 2020; (3) unaudited statement of operations of Global Knowledge for the twelve months ended January 1, 2021, which were derived from the audited statement of operations for the year ended October 2, 2020 less the unaudited statement of operations for the three months ended December 27, 2019, plus the unaudited statement of operations for the three months ended January 1, 2021.

(1)
Pro forma Combined EBITDA reflects both historical revenue of Churchill, Skillsoft and Global Knowledge, and related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)
Skillsoft Adjusted Revenue reflects GAAP revenue excluding (i) impact of fresh-start reporting and purchase accounting and (ii) one-time impact of the deconsolidation of Canada.

(3)
Combined Adjusted Revenue includes the historical revenue of Churchill, Skillsoft and Global Knowledge, and excludes the impact of pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(4)
Pro forma combined net income includes the historical results of Churchill, Skillsoft, and Global Knowledge, and related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(5)
The adjustment for the year end December 31, 2020 is primarily related to Skillsoft reorganization gain, offset by Skillsoft goodwill impairment. Refer to pages 152 and 201 for additional detail for Skillsoft and Global Knowledge, respectively.

(6)
Pro forma combined EBITDA includes the historical results of Churchill, Skillsoft, and Global Knowledge, and related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.” EBITDA represents net income plus or minus net interest, plus provision for income taxes, depreciation, amortization, and impact of the re-organization gain as a result of fresh-start reporting as they relate to Skillsoft’s historical financial statements.

(7)
Refer to pages 150 and 201 for a description of non-GAAP adjustments.

(8)
Combined Adjusted EBITDA includes the historical results of Churchill, Skillsoft and Global Knowledge, and excludes the impact of pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.” Savings expected from cost and operating synergies are not reflected in the Combined Adjusted EBITDA. Adjusted EBITDA represents EBITDA plus primarily non-cash items and non-recurring items that we consider useful to exclude in assessing our operating performance (e.g., stock-based compensation expense, restructuring charges, retention costs, recapitalization and transaction-related costs, net foreign currency impact and other net gains and losses, certain impacts of fresh-start and purchase accounting, and one-time impact of the deconsolidation of Canada).

Cash Flows
The following table summarizes our cash flows for the period presented:
	Successor	Predecessor	Predecessor	Predecessor
(In thousands)	Aug 28, 2020 through Jan 31, 2021	Feb 1, 2020 through Aug 27, 2020	Year Ended January 31, 2020	Year Ended January 31, 2019
Net cash provided by (used in) operating activities	$8,180	$3,917	$(37,413)	$10,059
Net cash used in investing activities	(4,452)	(6,924)	(17,400)	(22,552)
Net cash (used in) provided by financing activities	(32,463)	73,657	57,801	27,633
Effect of foreign currency exchange rates on cash and cash equivalents	863	(2,139)	348	(535)
Net (decrease) increase in cash and cash equivalents	$(27,872)	$68,511	$3,336	$14,605
Cash Flows from Operating Activities
Cash flows from operating activities for the Predecessor period were heavily impacted by our prior capital structure, where decreasing revenues and increasing interest costs resulted in negative cash flow trends for the periods presented. In the Successor period, positive cash flows from operations reflected our new capital structure and reduced interest costs, resulting in positive cash flow from operations.
Cash Flows from Investing Activities
Cash flows from investing activities consist predominantly of purchases of computer hardware and other property, as well as capitalized software development costs.
Cash Flows from Financing Activities
Cash flows from financing activities consist of borrowings and repayments under our Predecessor and Successor debt facilities and our accounts receivable facility.
Contractual and Commercial Obligations
The scheduled maturities of our debt and future minimum rental commitments under non-cancelable lease agreements as of January 31, 2021 were as set forth in the table below.

	Payments due by Fiscal Year
(In thousands)	Total	2022	2022 – 2024	2024 – 2026	Thereafter
First Out Term Loan	$110,000	$1,100	$4,400	$104,500	$—
Second Out Term Loan	410,000	4,100	16,400	389,500	—
Operating leases	22,993	5,203	7,584	3,946	6,260
Finance lease	1,112	1,112	—	—	—
	$544,105	$11,515	$28,384	$497,946	$6,260
From time to time, we are a party to or may be threatened with litigation in the ordinary course of our business. We regularly analyze current information, including, as applicable, our defense and insurance coverage and, as necessary, provide accruals for probable and estimable liabilities for the eventual disposition of these matters. We are presently not a party to any material legal proceedings.
Critical Accounting Policies and Estimates
Our consolidated financial statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of assets, liabilities, revenues and expenses during the reporting period. We regularly reevaluate our estimates and judgments, including those related to the following: fresh-start accounting, revenue recognition, impairment of goodwill and intangible assets; income tax assets and liabilities; and restructuring charges and accruals. We base our estimates and judgments on historical experience and various other factors we believe to be reasonable under the circumstances, the results of which form the basis for judgments about the carrying values of assets and liabilities and the amounts of revenues and expenses that are not readily apparent from other sources. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations.
We believe the following critical accounting policies most significantly affect the portrayal of our financial condition and involve our most difficult and subjective estimates and judgments.
Fresh-Start Accounting
In connection with our emergence from the chapter 11 proceedings and in accordance with Accounting Standards Codification (“ASC”) Topic 852, Reorganizations (“ASC 852”), we qualified for and adopted fresh-start accounting as of August 28, 2020 as (i) the holders of existing voting shares of Pointwell Limited (the “Predecessor”) received less than 50% of the voting shares of Software Luxembourg Holding S.A. (the “Successor”) and (ii) the reorganization value of our assets immediately prior to confirmation of the Plan of Reorganization was less than the post-petition liabilities and allowed claims.
In accordance with ASC 852, with the application of fresh-start accounting, we allocated our reorganization value to our individual assets based on our estimated fair values in conformity with ASC 805, Business Combinations. The reorganization value represents the fair value of the Successor’s assets before considering liabilities. The excess reorganization value over the fair value of identified tangible and intangible assets is reported as goodwill.
For information regarding fresh-start accounting, refer to Note 3, Fresh-Start Accounting to our consolidated financial statements  included elsewhere in this joint proxy statement/prospectus.
Reorganization Value
As set forth in the Plan of Reorganization and the Disclosure Statement, the enterprise value of the Successor was estimated to be between $1.050 billion and $1.250 billion. Based on the estimates and assumptions discussed below, we estimated the enterprise value to be $1.150 billion, which was the mid-point of the range of enterprise values as of the effective date of our emergence from Chapter 11 on August 27, 2020.

Management and its valuation advisors estimated the enterprise value of the Successor, which was approved by the Bankruptcy Court. The selected publicly traded companies analysis approach, the DCF analysis approach and the selected transactions analysis approach were all utilized in estimating enterprise value. The use of each approach provides corroboration for the other approaches.
To estimate enterprise value utilizing the selected publicly traded companies analysis method, valuation multiples derived from the operating data of publicly-traded benchmark companies to the same operating data of the Company were applied. The selected publicly traded companies analysis identified a group of comparable companies giving consideration to lines of business and markets served, size and geography. The valuation multiples were derived based on historical and projected financial measures of revenue and earnings before interest, taxes, depreciation and amortization and applied to projected operating data of the Company.
To estimate enterprise value utilizing the discounted cash flow method, an estimate of future cash flows for the period 2021 to 2023 with a terminal value was determined and discounted to present value. The expected cash flows for the period 2021 to 2023 with a terminal value were based upon certain financial projections and assumptions provided to the Bankruptcy Court. The expected cash flows for the period 2021 to 2023 were derived from earnings forecasts and assumptions regarding growth and margin projections, as applicable. A terminal value was included, calculated using the terminal multiple method, which estimates a range of values at which the Successor will be valued at the end of the Projection Period based on applying a terminal multiple to final year Adjusted EBITDA, which is defined as consolidated operating income adjusted to exclude non-cash compensation expenses included within corporate expenses, as well as Depreciation and amortization, Impairment charges and Other operating income (expense), net.
To estimate enterprise value utilizing the selected transactions analysis, valuation multiples were derived from an analysis of consideration paid and net debt assumed from publicly disclosed merger or acquisition transactions, and such multiples were applied to the cash flows of the Successor. The selected transactions analysis identified companies and assets involved in publicly disclosed merger and acquisition transactions for which the targets had operating and financial characteristics comparable in certain respects to the Successor.
For information regarding the Reorganization, refer to Note 3 and 4 of our consolidated financial statements included elsewhere in this joint proxy statement/prospectus.
Revenue Recognition
On February 1, 2019, we adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective method. We applied ASC 606 to contracts that were not completed on February 1, 2019. Results for reporting periods beginning after February 1, 2019 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under ASC 605. See Note 2 to our consolidated financial statements included elsewhere in this joint proxy statement/prospectus for discussion related to the impact of adoption.
Revenue Recognition — After the Adoption of ASC 606 on February 1, 2019
Under the guidance of ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In order to achieve this core principle, we applied the following five steps:
•
Identify the contract(s) with the customer.

•
Identify the performance obligations in the contract.

•
Determine the transaction price.

•
Allocate the transaction price to the performance obligations in the contract.

•
Recognize revenue as the entity satisfies the performance obligation.

We enter into contracts with customers that provide cloud-based learning solutions and talent management solutions for customers worldwide. These solutions are typically sold on a subscription basis for a fixed term. We account for a contract when (i) it has approval and commitment from both parties, (ii) the rights of the parties have been identified, (iii) payment terms have been identified, (iv) the contract has commercial substance and (v) collectability of substantially all of the consideration to which we will be entitled in exchange for the transfer of goods or services is probable. Approximately one-third of our revenue recognized each year is related to contracts that have an original duration of one year of less.
Our Software as a Service (“SaaS”) subscription arrangements for learning and talent management solutions generally do not provide customers with the right to take possession of the software supporting the platform or, in the case of learning solutions, to download course content without continuing to incur fees for hosting services and, as a result, are accounted for as service arrangements. Access to the platform and course content represents a series of distinct services as we continually provide access to, and fulfill our obligation to, the end customer over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. Accordingly, the fixed consideration related to subscription revenue is generally recognized on a straight-line basis over the contract term, beginning on the date that the service is made available to the customer. Our subscription contracts typically vary from one year to three years. Our arrangements are generally non-cancellable and non-refundable.
We also provide professional services related to our talent management solutions which are typically considered distinct performance obligations and are recognized over time as services are performed. We also occasionally sell talent management solutions by providing perpetual and term-based licenses for on-premise versions of the software. Such arrangements are treated as transfers of intellectual property and the amount of consideration attributable to the delivered licenses are recognized at the point of delivery and the remaining amounts allocated for post contract support are recognized over time.
While the vast majority of our revenue relates to SaaS subscription services where the entire arrangement fee is recognized on a ratable basis over the contractual term, we sometimes enter into contractual arrangements that have multiple distinct performance obligations, one or more of which have different periods over which the services or products are delivered. These arrangements may include a combination of subscriptions, products, support and professional services. We allocate the transaction price of the arrangement based on the relative estimated standalone selling price (“SSP”) of each distinct performance obligation.
Our process for determining SSP for each performance obligation, where necessary, involves significant management judgment. In determining SSP, we maximize observable inputs and consider a number of data points, including:
•
the pricing of standalone sales;

•
the pricing established by management when setting prices for deliverables that are intended to be sold on a standalone basis;

•
contractually stated prices for deliverables that are intended to be sold on a standalone basis; and

•
other pricing factors, such as the geographical region in which the products are sold and expected discounts based on the customer size and type.

Determining SSP for performance obligations which we rarely or never sell separately also requires significant judgment. In estimating the SSP, we consider the likely price that would have resulted from established pricing practices had the deliverable been offered separately and the prices a customer would likely be willing to pay.
We also sell cloud-based learning solutions through resellers, where payments are typically based on the solutions sold through to end users. Reseller arrangements of this nature sometimes require us to estimate end user activity for a brief period of the contract term, however, amounts estimated and actual amounts subsequently billed have not been material to date.
We only include estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. We reduce transaction prices for estimated returns and other allowances that represent variable consideration under ASC 606, which we estimate based on historical return experience and other relevant factors and record a corresponding refund liability as a component of accrued expenses and other current liabilities. Based on the nature of our business and product offerings, contingent revenue and other variable consideration are infrequent.
While not a common practice for us, in the event we grant the customer the option to acquire additional products or services in an arrangement, we consider if the option provides a material right to the customer that it would not receive without entering into the contract (e.g., an incremental discount compared to the range of discounts typically given for similar products or services). If a material right is deemed to exist, we account for the option as a distinct performance obligation and recognize revenue when those future products or services are transferred or when the option expires.
Reimbursements received from customers for out-of-pocket expenses are recorded as revenues, with related costs recorded as cost of revenues. We present revenues net of any taxes collected from customers and remitted to government authorities.
We apply the practical expedient for contracts with significant financing components that are under one year, whereby we do not evaluate contracts under one year to determine if they have a significant financing component.
We apply the practical expedient for the deferral of sales commissions and other contract acquisition costs, which are expensed as incurred, because the amortization period would be one year or less. For deferred contract costs with an expected amortization period of over one year, we recognize such payments over (i) the expected customer relationship period in the case of new customers, which is typically 3 to 5 years for initial commissions, and (ii) the contractual term for existing customers for commissions paid on renewals.
As our contractual agreements predominately call for advanced billing, contract assets are rarely generated.
For transaction prices allocated to remaining performance obligations, we apply practical expedients and do not disclose quantitative or qualitative information for remaining performance obligations (i) that have original expected durations of one year or less and (ii) where we recognize revenue equal to what we have the right to invoice and that amount corresponds directly with the value to the customer of its performance to date. All remaining performance obligations as of January 31, 2021 and January 31, 2020 qualified for the practical expedient.
Revenue Recognition — Prior to the Adoption of ASC 606 on February 1, 2019
We commence revenue recognition when all of the following conditions are met: (i) persuasive evidence of an arrangement exists; (ii) services are provided to the customer; (iii) the amount of fees to be paid by the customer is fixed or determinable; and (iv) collection is reasonably assured.
The majority of SaaS subscription arrangements are accounted for as service arrangements as they do not provide customers with the right to take possession of the software supporting the platform or the right to use downloaded courseware without continuing to pay the full subscription fee which includes fees for hosting services. Revenue for subscription fees is recognized ratably over the subscription term, which typically varies from one to three years. Our on-premise perpetual and term-based licenses are accounted for as software arrangements as the customer takes possession of the software. Revenue for these license fees are recognized ratably over the associated maintenance term. Our arrangements are generally non-cancellable and nonrefundable. Taxes collected from customers are excluded from revenue.
For arrangements with multiple deliverables, we evaluate whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple-element arrangement as separate units of accounting, the deliverables must have stand-alone value upon delivery and, in situations in which a general right of return exists for the delivered item, delivery or performance of the undelivered item is considered probable and substantially within our control.
Our SaaS subscription services have stand-alone value as we routinely sell subscriptions separately. Professional services included in SaaS service arrangements have stand-alone value as they are routinely sold separately. For such deliverables that have stand-alone value upon delivery, we account for the deliverables using the relative selling price allocation method. The relative selling price method allocates any discount in the arrangement proportionately to each deliverable on the basis of the deliverable’s estimated selling price. The selling price for each deliverable is based on vendor-specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available, or our best estimated selling price (“BESP”) if neither VSOE nor TPE are available.
For software arrangements, we evaluate whether undelivered elements qualify as separate units of accounting. In order to treat the undelivered elements as separate units of accounting, the undelivered elements must have VSOE. Our software arrangements are generally recognized ratably over the maintenance term as we do not have VSOE of the fair value of the undelivered maintenance elements.
Deferred Revenue
We record as deferred revenue amounts that have been billed in advance for products or services to be provided. Deferred revenue includes the unrecognized portion of revenue associated with license fees for which we have received payment or for which amounts have been billed and are due for payment. Under ASC 605, deferred revenue was not recognized on the balance sheet for outstanding receivables where collection was not probable, fees were not fixed or determinable, or when the customer had termination for convenience rights.
Contract Acquisition Costs — After the adoption of ASC 606 on February 1, 2019
We capitalize sales commissions, and associated fringe costs, such as payroll taxes, paid to direct sales personnel and other incremental costs of obtaining contracts with customers, provided we expect to recover those costs. We determine whether costs should be deferred based on sales compensation plans, if the commissions are in fact incremental and would not have occurred absent the customer contract. The Company applies the practical expedient for the deferral of sales commissions and other contract acquisition costs, which are expensed as incurred, because the amortization period would be one year or less.
Sales commissions for renewal of a subscription contract are not considered commensurate with the commissions paid for the acquisition of the initial subscription contract given the substantive difference in commission rates between new and renewal contracts. Commissions paid upon the initial acquisition of a contract are amortized over an estimated period of benefit of 3 to 5 years while commissions paid related to renewal contracts are amortized over an estimated average contract term of approximately 12 months. Amortization is recognized on a straight-line basis upon commencement of the transfer of control of the services, commensurate with the pattern of revenue recognition.
The period of benefit for commissions paid for the acquisition of initial subscription contracts is determined by taking into consideration the initial estimated customer life and the technological life of our platform and related significant features. We determine the period of benefit for renewal subscription contracts by considering the average contractual term for renewal contracts. Amortization of deferred contract acquisition costs is included within sales and marketing expense in the consolidated statements of operations.
Contract Acquisition Costs — Prior to the adoption of ASC 606 on February 1, 2019
For the year ended January 31, 2019, we deferred the recognition of commission expense until such time as the revenue related to the arrangement for which the commission was payable is recognized. Deferred commissions for each contract were amortized in a manner consistent with how revenue is recognized for such contract, often resulting in ratable recognition of expense over the contractual term.
Concentrations of Credit Risk and Off-Balance-Sheet Risk
For the period from August 28, 2020 through January 31, 2021 (Successor), the period from February 1,2020 through August 27, 2020 (Predecessor) and for the fiscal years ended January 31, 2020 and 2019, no customer individually comprised greater than 10% of revenue or accounts receivable.
We perform continuing credit evaluations of its customers’ financial condition and generally does not require collateral. We maintain a reserve for doubtful accounts and sales credits that is our best estimate of potentially uncollectible trade receivables. Provisions are made based upon a specific review of all significant outstanding invoices that are considered potentially uncollectible in whole or in part. For those invoices not specifically reviewed or considered uncollectible, provisions are provided at different rates, based upon the age of the receivable, historical experience, and other currently available evidence. The reserve estimates are adjusted as additional information becomes known or payments are made.
We have no significant off-balance-sheet arrangements nor concentration of credit risks such as foreign exchange contracts, option contracts or other foreign hedging arrangements.
Capitalized Software Development Costs
We capitalize certain internal-use software development costs related to our SaaS platform incurred during the application development stage. Costs related to preliminary project activities and to post-implementation activities are expensed as incurred. We also capitalize costs related to specific upgrades and enhancements when it is probable that the expenditures will result in additional functionality. Internal-use software is amortized on a straight-line basis over its estimated useful life, which is generally five years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of the assets. Capitalized costs are recorded as intangible assets in the accompanying balance sheets.
Income Taxes
We provide for deferred income taxes resulting from temporary differences between the basis of assets and liabilities for financial reporting purposes as compared to tax purposes, using rates expected to be in effect when such differences reverse. We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized.
We follow the authoritative guidance on accounting for and disclosure of uncertainty in tax positions which requires us to determine whether a tax position of the Company is more likely than not to be sustained upon examination, including resolution of any related appeals of litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced to the largest benefit that has a greater than fifty percent likelihood of being realized upon the ultimate settlement with the relevant taxing authority.
Interest and penalties related to uncertain tax positions is included in the provision for income taxes in the consolidated statement of operations.
Intangible Assets and Goodwill
Intangible assets arising from fresh-start accounting and business combinations are generally recorded based upon estimates of the future performance and cash flows from the acquired business. We use an income approach to determine the estimated fair value of certain identifiable intangible assets including customer relationships and trade names and use a cost approach for other identifiable intangible assets, including developed software/courseware. The income approach determines fair value by estimating the after-tax cash flows attributable to an identified asset over its useful life (Level 3 inputs) and then discounting these after-tax cash flows back to a present value. The cost approach determines fair value by estimating the cost to replace or reproduce an asset at current prices and is reduced for functional and economic obsolescence.
Developed technology represents patented and unpatented technology and know-how. Customer contracts and relationships represents established relationships with customers, which provide a ready channel for the sale of additional content and services. Trademarks and tradenames represent acquired product names and marks that we intend to continue to utilize.
We review intangible assets subject to amortization at least annually to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in remaining useful life. Conditions that would indicate impairment and trigger a more frequent impairment assessment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, or an adverse action or assessment by a regulator.

We review indefinite-lived intangible assets, including goodwill and certain trademarks, during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist and reassesses their classification as indefinite-lived assets.
Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill in fresh-start accounting results when the reorganization value of the emerging entity exceeds what can be attributed to specific tangible or identified intangible assets. We test goodwill for impairment during the fourth quarter every year in accordance with ASC 350, Intangibles — Goodwill (“ASC 350”). In connection with the impairment evaluation, the Company may first consider qualitative factors to determine whether the existence of events or circumstances indicates that it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. Performing a quantitative goodwill impairment test is not necessary if an entity determines based on this assessment that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company fails or elects to bypass the qualitative assessment, the goodwill impairment test must be performed. This test requires a comparison of the carrying value of the reporting unit to its estimated fair value. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, an impairment loss equal to the difference is recorded, not to exceed the amount of goodwill allocated to the reporting unit. In determining reporting units, the Company first identifies its operating segments, and then assesses whether any components of these segments constitute a business for which discrete financial information is available and where segment management regularly reviews the operating results of that component.
Goodwill Impairment for the year ended January 31, 2020
During the year ended January 31, 2020, we faced significant market competition. In addition, while we continued to make significant investments in contemporary products such as Percipio, attrition rates on legacy products like Skillport remained high. On top of market and competitive dynamics, our over leveraged capital structure also created additional headwinds. With significant debt maturities in 2021 and 2022, and related downgrades from rating agencies, concerns over the capital structure began to hurt our business, as new and existing customers displayed apprehension about the ultimate resolution of our capital structure and its impact on operations, causing delays and sometimes losses in business. The capital structure and heavy debt service also constrained investments in areas such as marketing, where spending was considerably lower than our competitors, resulting in additional pressure on retaining and attracting customers. The combination of these factors, which were particularly evident in the fourth quarter of fiscal year 2020 due to normal seasonality and closer proximity to the debt maturities described above, resulted in lower bookings, revenue, profitability and free cash flow generation during year ended January 31, 2020. The lower customer base at the end of fiscal year 2020, combined with larger expenditures that will be necessary in marketing activities going forward, resulted in lower expected future cash flows and growth rates going forward.
In accordance with ASC 350, we performed an impairment test in the year ended January 31, 2020 that compared the estimated fair value of each reporting unit to their respective carrying values. We considered the results of both a DCF analysis and an EBITDA multiple approach, similar to prior periods. We also considered observable debt trading prices for the debt jointly borrowed by our parent entity and our subsidiary, Skillsoft Corporation, after adjusting for a control premium. The results of the impairment tests performed indicated that the carrying value of the Skillsoft and SumTotal reporting units exceeded their estimated fair values determined by the Company. Based on the results of our impairment testing, the Company recorded $440.6 million of goodwill impairment charges in the year ended January 31, 2020, including $321.3 million for the Skillsoft reporting unit and $119.3 million for the SumTotal reporting unit.
The determination of fair value that is used as a basis for calculating the amount of goodwill impairment of each reporting unit is a significant estimate. A 10% change in our estimate of fair value of reporting units, which could occur due to different judgments around (i) estimates of future cash flows, (ii) discount rates, (iii) estimated control premiums, (iv) use of different EBITDA multiples, (v) the weighting of valuation approaches or (vi) other assumptions, or a combination of these judgments, would result in an increase or decrease in our goodwill impairment by approximately $150 million.

Goodwill and Indefinite-Lived Asset Impairment for the Predecessor Period ended August 27, 2020
During the Predecessor period ending August 27, 2020, the emergence of COVID-19 as a global pandemic had an adverse impact on our business. While the online learnings tools we offer have many advantages over traditional in person learning in the current environment, some of our customers in heavily impacted industries have sought to temporarily reduce spending, resulting in reductions in contract sizes and in some cases cancellations when such contracts have come up for renewal. In addition, identifying and pursing opportunities for new customers became much more challenging in this environment. As a result of the expected impact of the COVID-19 pandemic, management decreased its estimates of future cash flows. In addition to the uncertainty introduced by the COVID-19 pandemic, our over leveraged capital structure continued to create headwinds. In April 2020, we received temporary forbearance from our lenders due to a default on amounts owed under the Senior Credit Facility as a long-term consensual solution was being negotiated with lenders. The uncertainty around our capital structure and future ownership continued to hurt our business, as new and existing customers displayed apprehension about the ultimate resolution of our capital structure and its impact on operations, causing delays and sometimes losses in business. The uncertainty surrounding our capital structure combined with the potential impact that the COVID-19 pandemic would have on our company and the global economy, resulted in a significant decline in the fair value of our reporting units during the predecessor period ended August 27, 2020.
As part of our evaluation of impairment indicators based on the circumstances described above as of April 30, 2020, we determined our SumTotal long-lived asset group failed the undiscounted cash flow recoverability test. Accordingly, we estimated the fair value of our individual long-lived assets to determine if any impairment charges were present. Our estimation of the fair value of definite lived intangible assets included the use of discounted cash flow analyses which reflected estimates of future revenue, customer attrition rates, royalty rates, cash flows, and discount rates. Based on these analyses, we concluded the fair values of certain SumTotal intangible assets where lower their current carrying values and, accordingly, impairment charges of $62.3 million were recognized for the Predecessor period from February 1, 2020 to August 27, 2020.
In light of the circumstances above, we also concluded that a triggering event had occurred with respect to the Company’s indefinite-lived Skillsoft trade name as of April 30, 2020. Accordingly, we estimated the fair value of the Skillsoft trade name using a DCF analysis which reflected estimates of future revenue, royalty rates, cash flows, and discount rates. Based on this analysis, we concluded the carrying value of the Skillsoft trade name exceeded its fair value, resulting in an impairment charge of $107.9 million for the Predecessor period from February 1, 2020 to August 27, 2020.
In accordance with ASC 350, we determined triggering events had occurred and performed a goodwill impairment test as of April 30, 2020 that compared the estimated fair value of each reporting unit to their respective carrying values. We considered the results of a DCF analysis which were materially consistent with an EBITDA multiple approach. The results of the impairment tests performed indicated that the carrying values of the Skillsoft and SumTotal reporting units exceeded their estimated fair values determined by the Company. Based on the results of the goodwill impairment testing procedures, the Company recorded a $107.9 million goodwill impairment for the Skillsoft reporting unit and a $70.0 million goodwill impairment for the SumTotal reporting unit.
In total, as described in detail above, we recorded $332.4 million of impairment charges for the Predecessor period from February 1, 2020 to August 27, 2020, consisting of (i) $62.3 million of impairments of SumTotal definite-lived intangible assets, (ii) an $92.2 million impairment of the Skillsoft trade name, (iii) a $107.9 million goodwill impairment for the Skillsoft reporting unit and (iv) a $70.0 million goodwill impairment for the SumTotal reporting unit.
The determination of fair value that is used as a basis for calculating the amount of impairment of each reporting unit is a significant estimate. A 10% change in our estimate of fair value of reporting units, which could occur due to different judgments around (i) estimates of future cash flows, (ii) discount rates, (iii) estimated control premiums, (iv) use of different EBITDA multiples (v) the weighting of valuation approaches or (vi) other assumptions, or a combination of these judgments, would result in an increase or decrease in our goodwill impairment by approximately $115 million. Because goodwill impairment is measured after reducing the carrying value of reporting units for impairment of definite-lived and indefinite-lived assets, any increase or decrease in the estimate of fair value used to calculated impairments of definite-lived and indefinite-lived assets would result in an offsetting adjustment to the goodwill impairment by a similar amount.
Goodwill and Indefinite-Lived Asset Impairment for the Successor Period ended January 31, 2021
For our annual impairment assessments of indefinite-lived intangible assets and goodwill conducted as of December 31, 2020, management considered qualitative factors to determine if it was more likely than not that impairments were present. In performing this qualitative assessment, management noted (i) the recent date of the fresh-start reporting valuation, (ii) the higher valuation suggested by the pending acquisition by Churchill, (iii) in the case of goodwill, a decrease in the carrying value of both reporting units since the original measurement date and (iv) the absence of any other factors that would indicate any declines in fair value. Based on these qualitative factors, management concluded it is not more likely than not that (i) the Skillsoft tradename intangible asset is impaired or (ii) the fair value of the company’s two reporting units are less than their carrying amounts.
Leases
We have leases for facilities and certain equipment in North America, Europe and Asia. On February 1, 2020, we adopted ASC Topic 842, Leases (“ASC 842”) using the modified retrospective transition approach, as provided by ASU No. 2018-11, Leases — Targeted Improvements (“ASU 2018-11”). We elected the package of practical expedients, which among other things, allowed us to not reassess whether expired or existing contracts are or contain leases and to carry forward the historical lease classification for those leases that commenced prior to the date of adoption. For all lease arrangements, the Company accounts for lease and non-lease components as a single lease component.
Results for reporting periods beginning after February 1, 2020 are presented under ASC 842, while prior periods have not been adjusted and continue to be reported in accordance with our historic accounting under previous GAAP. The primary impact of ASC 842 is that substantially all of our leases are recognized on the balance sheet, by recording right-of-use assets and short-term and long-term lease liabilities. The new standard does not have a material impact on our consolidated statement of operations and cash flows, and the effects of applying ASC 842 as a cumulative-effect adjustment to retained earnings as of February 1, 2020 was immaterial. Our operating lease right-of-use assets and liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. As our operating leases generally do not provide an implicit rate, we use our incremental borrowing rate based on the available information at each commencement date in determining the present value of future payments. An increase or decrease in the assumed incremental borrowing rate of 2% would decrease/increase the lease liability recorded  by approximately $1.1 million, with an offsetting adjustment to the right of use asset recognized. See Note 13 of our financial statements  included elsewhere in this joint proxy statement/prospectus for further discussion on our leases.
Royalty Expenses
Royalty expenses related to the licensing of third-party content are recorded as a component of cost of revenues since Skillsoft is deemed the principal in the transaction in accordance with ASC 606-10-55-36 through 55-40.
Recent Accounting Pronouncements
Our recently adopted and to be adopted accounting pronouncements are set forth in Note 2 of Consolidated Financial Statements included elsewhere in this joint proxy statement/prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SKILLSOFT
The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Skillsoft Class A Shares and Skillsoft Class B Shares, as of May 20, 2021, for (1) each person known by Skillsoft to be the beneficial owner of more than 5% of Skillsoft Shares outstanding, (2) each member of Skillsoft’s board of directors that beneficially owns Skillsoft Shares, (3) each of Skillsoft’s named executive officers that beneficially owns Skillsoft Shares and (4) all of the members of Skillsoft’s board of directors and Skillsoft’s executive officers as a group. As of May 20, 2021, Skillsoft had 3,840,000 Skillsoft Class A Shares outstanding, owned by 252 holders of record, and 160,000 Skillsoft Class B Shares, owned by 70 holders of record.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned shares. Skillsoft Class A Shares carry the same voting rights as Skillsoft Class B Shares, and each Skillsoft Class A Share and Skillsoft Class B Share entitles the holder thereof to one vote on each matter submitted to a vote at the Skillsoft Extraordinary General Meeting.
	Class A		Class B
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares Beneficially Owned	Percentage of Class
Principal Shareholders:
Eaton Vance Management(2)	482,103	12.6%	—	—
EQT Fund Management s.à r.l. / EQT Services (UK) Limited(3)	503,860	13.1%	34,167	21.4%
DDJ Capital Management LLC(4)	288,824	7.5%	—	—
Lodbrok Capital LLP(5)	764,432	20.0%	62,673	39.2%
Nuveen Asset Management, LLC(6)	215,493	5.6%	6,270	3.9%
Directors and Named Executive Officers:
David Aloise	—	—	—	—
Alan J. Carr	—	—	—	—
Eugene Davis	—	—	—	—
Sherman Edmiston III	—	—	—	—
John Frederick	—	—	—	—
Ronald W. Hovsepian	—	—	—	—
Apratim Purakayastha	—	—	—	—
Peter Schmitt	—	—	—	—
Directors and executive officers as a group (8 individuals)	—	—	—	—

(1)
This table is based on 4,000,000 Skillsoft Shares outstanding as of May 20, 2021, of which 3,840,000 were Skillsoft Class A Shares and 160,000 were Skillsoft Class B Shares. Except as described in the footnotes below and subject to applicable community property laws and similar laws, Skillsoft believes that each person and entity listed above has sole voting and investment power with respect to such shares.

(2)
Such shares are held by certain funds and managed accounts which are advised or sub-advised by Eaton Vance Management and its affiliates, Boston Management and Research and Calvert Management and Research. Craig P. Russ and Andrew N. Sveen, each of whom is a Vice President of Eaton Vance Management and Co-Director of Bank Loans, have investment or dispositive power over the shares, and each disclaims any beneficial interest in such shares.

(3)
Such shares are held by certain funds and managed accounts to which EQT Fund Management s.à r.l. / EQT Services (UK) Limited served as investment manager. The business address of such holders is 26A Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg. As board members of such holders, Besar Muhameti, Quentin Leveque and Jane Wilkinson have investment or dispositive power over the shares.

(4)
Such shares are held by certain funds and managed accounts to which DDJ Capital Management LLC (which we refer to as “DDJ”) serves as investment manager. Accordingly, DDJ exercises investment power over the shares held in its managed funds/accounts. The business address of such holders is c/o 130 Turner Street, Building 3, Suite 600, Waltham, MA 02454. David J. Breazzano controls 100% of the voting units of DDJ and accordingly may be deemed to control DDJ.

(5)
Such shares are held by certain funds and managed accounts to which Lodbrok Capital LLP served as investment manager. The business address of such holders is 55 St. James Street, 2nd Floor, London, SW1A 1LA, United Kingdom. Voting and disposition decisions at Lodbrok Capital LLP are considered by an investment committee comprising Mikael Brantberg (as the CIO), Analysts and a Trader, with the power to vote or dispose of any shares resting with Mr. Brantberg. Mr. Brantberg disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest.

(6)
Such shares are held by certain funds and managed accounts as to which Nuveen Asset Management, LLC (“Nuveen”), as successor-in-interest to Symphony Asset Management LLC, serves as investment manager. The business address of such holders is c/o Nuveen Asset Management, LLC, 555 California Street, Suite 3100, San Francisco, CA 94104. Scott Caraher, Jean Lin, Kevin Lorenz and Himani Trivedi are each officers and portfolio managers of Nuveen, and solely in such capacity have investment or dispositive power over the shares on behalf of Nuveen (in its capacity as investment manager), and each disclaims any beneficial interest in such shares.

MANAGEMENT OF THE POST-COMBINATION COMPANY AFTER THE MERGER
References in this section to “we,” “our,” “us” and the “Company” generally refer to Skillsoft and its consolidated subsidiaries prior to the Merger and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Merger.
Management and Board of Directors
The following table sets forth the persons Churchill and Skillsoft anticipate will become the executive officers and directors of the Post-Combination Company. Pursuant to the Skillsoft Merger Agreement, at the closing of the Merger, our board of directors will consist of seven members, six of whom will be nominated by Churchill and one of whom will be nominated by the Skillsoft shareholders. Churchill has nominated Jeffrey R. Tarr, Helena B. Foulkes, Ronald W. Hovsepian, Michael Klein, Karen G. Mills and Lawrence H. Summers to serve on the board of directors. The Skillsoft shareholders have nominated Peter Schmitt to serve on the board of directors.
Churchill, together with Skillsoft, has been identifying executive officer candidates for the Post-Combination Company and its subsidiaries and expects to make offers of employment to certain individuals, subject to the closing of the Merger and the approval of Skillsoft pursuant to the Skillsoft Merger Agreement. Such offers of employment may include grants of equity under the Incentive Plan and other compensation elements, including cash compensation commensurate with the candidate’s experience and skill level based on peer group and market practice. In the event the closing of the Merger does not occur, such offers of employment will terminate automatically.
Name	Age	Title
Jeffrey R. Tarr	58	Chief Executive Officer and Director Nominee
Helena B. Foulkes	56	Director Nominee
Ronald W. Hovsepian	60	Director Nominee
Michael Klein	57	Director Nominee
Karen G. Mills	67	Director Nominee
Peter Schmitt	53	Director Nominee
Lawrence H. Summers	66	Director Nominee
For biographical information concerning Mr. Hovsepian and Mr. Schmitt, see “Management of Skillsoft — Directors and Executive Officers”. For biographical information concerning Mr. Klein and Ms. Mills, see “Management of Churchill — Directors and Executive Officers.” For biographical information concerning Mr. Tarr, Ms. Foulkes and Mr. Summers, see below.
Jeffrey R. Tarr. Jeffrey R. Tarr is an experienced public company CEO and director. Over the last two decades, he has built three publicly traded, tech-enabled information companies into industry leaders. Mr. Tarr was CEO, president and a director of DigitalGlobe, the world leader in satellite imagery and geospatial intelligence, from 2011 until the sale of the company in 2017 to MDA (now Maxar Technologies). Subsequently, Mr. Tarr served as an advisor to TPG, other leading private equity firms and corporate clients, and from June through October 2019 served as CEO and a director of Solera Global Holdings Corp. Prior to DigitalGlobe, he was President & COO of IHS (now IHS Markit) and Chairman & CEO of the publicly-traded business information company, Hoover’s, Inc. (now a division of D&B). Mr. Tarr began his career with Bain & Company. He received his undergraduate degree from Princeton University’s School of Public and International Affairs and his MBA from the Stanford Graduate School of Business. Mr. Tarr currently serves on the board of EchoStar (NASDAQ: SATS) and is chairman emeritus of the Stanford Graduate School of Business Management Board. He also serves on the board of DSST Public Schools, one of the leading open enrollment school systems in the United States. Mr. Tarr previously served on the board of CEB (The Corporate Executive Board Company) until the sale of the company to Gartner in 2017. He also served as co-Chair of the World Economic Forum Council on the Future of Space Technologies and co-Chair of the Annual Meeting of New Champions in Dalian China. Mr. Tarr is a member of the Council on Foreign Relations.

Helena B. Foulkes. Helena B. Foulkes is a seasoned retail executive who has most recently served as the Chief Executive Officer and a member of the board of directors of Hudson’s Bay Company (“HBC”), a multinational retailer, a position she held from February 2018 to March 2020, and as a member of the board of directors of Home Depot, Inc., a home improvement goods retailer, a position she has held since 2013. Prior to HBC, she served as Executive Vice President of CVS Health Corporation (“CVS”), an integrated pharmacy health care provider and retailer, and President of CVS Pharmacy, from 2014 to February 2018. At CVS, Ms. Foulkes also served as Executive Vice President and Chief Health Care Strategy and Marketing Officer from 2011 to 2013; Executive Vice President and Chief Marketing Officer from 2009 to 2011; Senior Vice President of Health Services of CVS Pharmacy from 2007 to 2009; Senior Vice President, Marketing and Operations Services during a portion of 2007; and Senior Vice President, Advertising and Marketing from 2002 to 2007. Additionally, Ms. Foulkes held positions in Strategic Planning, Visual Merchandising, and Category Management during her 20-plus years with CVS. Ms. Foulkes was selected to serve on our board of directors due to her extensive business and marketing experience.
Lawrence H. Summers. Lawrence H. Summers has served as the Charles W. Eliot University Professor & President Emeritus of Harvard University since January 2011 and is the Weil Director of the Mossavar-Rahmani Center for Business and Government at Harvard’s Kennedy School. From January 2009 to December 2010, Dr. Summers served as Director of the White House National Economic Council in the Obama Administration and served as President of Harvard University from 2001 to 2006. Dr. Summers has served in various other senior policy positions, including as Secretary of the Treasury in the Clinton Administration and Chief Economist of the World Bank. Currently, Dr. Summers serves on the board of directors of Square, Inc. (NYSE: SQ) and ONE and chairs the board of the Center for Global Development. He is an advisor to The Hamilton Project, The Hutchins Center on Fiscal & Monetary Policy and the Peterson Institute for International Economics. He is a distinguished senior fellow at the Center for American Progress and recently co-chaired the Commission on Inclusive Prosperity. He recently launched a Task Force on Fiscal Policy with Mayor Bloomberg and chaired the Commission on Global Health. Dr. Summers also served on the board of directors of LendingClub Corporation (NYSE: LC) from 2012 to 2018. Dr. Summers holds a B.S. in Economics from Massachusetts Institute of Technology and a Ph.D. in Economics from Harvard University. Dr. Summers was selected to serve on our board of directors because of his extensive economic, financial and business experience.
Corporate Governance
We will structure our corporate governance in a manner Churchill and Skillsoft believe will closely align our interests with those of our stockholders following the Merger. Notable features of this corporate governance include:
•
we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Merger, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•
at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•
we will implement a range of other corporate governance best practices, including implementing a robust director education program.

Composition of the Post-Combination Company Board of Directors After the Merger
Our business and affairs are managed under the direction of our board of directors. Our board of directors will continue to be staggered in three classes, with three directors in Class I (expected to be Ronald W. Hovsepian, Peter Schmitt and Jeffrey R. Tarr), two directors in Class II (expected to be Michael Klein and Lawrence H. Summers) and two directors in Class III (expected to be Helena B. Foulkes and Karen G. Mills). See “Description of Capital Stock of Post-Combination Company — Anti-Takeover Provisions — Classified Board.”

Board Committees
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. After the Merger, we will have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.
Audit Committee
Our audit committee will be responsible for, among other things:
•
appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•
discussing with our independent registered public accounting firm their independence from management;

•
reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•
approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•
overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•
reviewing our policies on risk assessment and risk management;

•
reviewing related person transactions; and

•
establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon the completion of the Merger, our audit committee will be comprised of at least three directors, each of whom meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our audit committee will also meet the financial literacy requirements of NYSE listing standards. Our board of directors will adopt a written charter for the audit committee, which will be available on our corporate website at www.investor.skillsoft.com upon the completion of the Merger. The information on any of our websites is deemed not to be incorporated in this joint proxy statement/prospectus or to be part of this joint proxy statement/prospectus.
Compensation Committee
Our compensation committee will be responsible for, among other things:
•
reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•
overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•
reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•
reviewing and approving all employment agreement and severance arrangements for our executive officers;

•
making recommendations to our board of directors regarding the compensation of our directors; and

•
retaining and overseeing any compensation consultants.

Upon the completion of the Merger, our compensation committee will be comprised of directors who meet the definition of “independent director” for purposes of serving on the compensation committee under the NYSE rules, including the heightened independence standards for members of a compensation committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors will adopt a written charter for the compensation committee, which will be available on our corporate website at www.investor.skillsoft.com upon the completion of the Merger. The information on any of our websites is deemed not to be incorporated in this joint proxy statement/prospectus or to be part of this joint proxy statement/prospectus.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee will be responsible for, among other things:
•
identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•
overseeing succession planning for our Chief Executive Officer and other executive officers;

•
periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•
overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•
developing and recommending to our board of directors a set of corporate governance guidelines.

Upon completion of the Merger, our nominating and corporate governance committee will be comprised of directors who meet the definition of “independent director” under the NYSE rules. Our board of directors will adopt a written charter for the nominating and corporate governance committee, which will be available on our corporate website at www.investor.skillsoft.com upon the completion of the Merger. The information on any of our websites is deemed not to be incorporated in this joint proxy statement/prospectus or to be part of this joint proxy statement/prospectus.
Risk Oversight
Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
Prior to the completion of the Merger, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our corporate website at www.investor.skillsoft.com upon the completion of the Merger. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this joint proxy statement/prospectus or to be part of this joint proxy statement/prospectus.
Compensation of Directors and Officers
Following the closing of the Merger, we expect the Post-Combination Company’s executive compensation program to be consistent with Skillsoft’s existing compensation policies and philosophies, which are designed to:
•
attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute our business strategy in an industry characterized by competitiveness and growth;

•
reward senior management in a manner aligned with our financial performance; and

•
align senior management’s interests with our equity owners’ long-term interests through equity participation and ownership.

Following the closing of the Merger, we expect that decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of our board of directors.

INFORMATION ABOUT GLOBAL KNOWLEDGE
In this section “its,” refers to Global Knowledge prior to the Global Knowledge Merger and to New Skillsoft following the Global Knowledge Merger. The Global Knowledge Merger is conditioned upon, among other things, the consummation of the Merger. The Merger is not conditioned upon the consummation of the Global Knowledge Merger.
Business
Global Knowledge is a global provider of training solutions covering information technology and business skills for corporations and their employees. Global Knowledge is headquartered in Cary, North Carolina with operations throughout the United States, Canada, Europe, the Middle East and Africa. Global Knowledge is committed to guiding its customers throughout their lifelong technology learning journey by offering relevant and up-to-date skills training through instructor-led (in-person “classroom” or online “virtual”) and self-paced (“on-demand”), vendor certified, and other proprietary offerings. Global Knowledge’s vendors include the world’s largest technology providers who partner with Global Knowledge to help develop the skills that drive consumption of their products in their customer accounts. In addition, certification authorities from around the globe trust Global Knowledge to equip organizations around the world with skills. In instances such as these, Global Knowledge’s partners’ growth and the adoption of their products are materially supported by having a skilled installed base of employees.
Global Knowledge offers a wide breadth of training topics and delivery modalities (classroom, virtual, on-demand) both on a subscription and transactional basis, driving customer retention and growth. Global Knowledge believes this wide breadth of training topics and delivery modalities is a key driver for existing customer retention and new business growth given customer demand for a fulsome multi-modality offering. In addition, Global Knowledge makes flexible instructional methods available through subscriptions or as individually configured training modalities.
Markets Served
Global Knowledge’s business supports organizations and professionals around the world with robust training solutions covering information technology and business skills content, including offerings that are authorized by technology vendors, certification authorities, and international bodies of knowledge.
All organizations, both large and small, increasingly need skilled professionals in the advanced information technology and business skills domains, which represent the majority of students. These requirements are coupled with demands for multi-modal training delivery, ranging from classroom and virtual to on-demand.
In addition to organizations, Global Knowledge serves individual learners, who are increasingly seeking reskilling and upskilling training development. In Global Knowledge’s 2019 IT Skills & Salary Report, survey respondents indicated that having a fulsome training learning path was more important than salary in choosing to remain with their employer.
Our Approach
Global Knowledge has observed that training is a key contributor in helping companies create a sustainable competitive advantage. Technology and business processes are essential components of the organizational value chain, driving demand for professionals with skillsets in these areas. Global Knowledge’s training curricula and delivery capabilities help its corporate customers develop these skills internally. While technology and business processes are often at the center of the organizational value chain, those capabilities are only as effective as the people trained to use them.
In an increasingly digital economy, skills have become the foundational currency for differentiated value, and Global Knowledge helps customers succeed by providing technology-based learning solutions to enhance their competitive advantage. Global Knowledge provides tailored training and offers industry recognized approaches based on individual customer needs, and leverages both proprietary delivery capabilities and partner networks to provide comprehensive training. With its global reach, strong industry partnerships, and industry recognized subject matter experts, Global Knowledge uses proprietary technology to ensure reliable fulfillment of customer training programs regardless of size, location, or technology topic.
In response to the COVID-19 pandemic, Global Knowledge accelerated its digital transition by offering its entire classroom course catalogue in a virtual modality. This was facilitated by the fact that Global Knowledge’s virtual offering and infrastructure was a core delivery capability prior to the pandemic.
Additionally, in 2020, we introduced multi-level subscription offerings available for delivery in instructor-led and on-demand training environments. These subscriptions address various skills segments with custom bundles of vendor-certified and proprietary courses. Global Knowledge had a subscription offering prior to 2020, though it was not a focus area.
Global Knowledge’s on-demand training models make skills development training accessible to learners and organizations in real time. This allows Global Knowledge’s students to access training at their convenience, and in disparate time increments, instead of during specific class times. Global Knowledge’s deep, collaborative partnerships with key technology providers and certification bodies ensure organizations and learners have access to the most current, highest quality content in the market.
Market and Competitive Trends
The worldwide IT education market is expected to grow at approximately 5% per annum to $22 billion by 2022 and is supported by the following trends:
•
Rapid innovation requiring IT professionals to enhance their skill set to remain current on technologies;

•
Transition towards new business models oriented around big data, cloud, cybersecurity, mobility, and digital commerce, creating demand for new job roles and associated certifications;

•
Increasing the value of corporate training and staff development for multinational corporations in a highly competitive marketplace, further amplified by the COVID-19 pandemic;

•
IT vendors increasingly viewing end-user training in their products as a key future revenue driver;

•
Corporations consolidating training vendors to improve costs and synchronize content and administration; and,

•
Increased expectations that ongoing training and skills development programs be available, as a fundamental employee benefit.

Global Knowledge’s platform focuses on the professions, industries and topics where skills gaps present the largest threat to business success. Global Knowledge has partnered with corporate technology teams around the world, with a customer base including over 70% of Fortune 1000 companies. Global Knowledge helps to identify major projects where success is dependent on skilled teams and works with companies to customize scalable training programs to suit.
Global Knowledge sees continued opportunity to grow this approach, in partnership with Skillsoft, by expanding to adjacent segments:
•
Information technology roles related to analytics, data management, and application development;

•
Business functions where technology has disrupted how job tasks are accomplished, such as Marketing, Finance, Operations, etc.;

•
Technology manufacturing and integration companies whose sales functions require an increasing amount of technology understanding to appropriately identify and process sales opportunities;

•
Topic areas related to technologies and certifications beyond its current portfolio; and,

•
Additional markets beyond Global Knowledge’s current geographic focus areas.

Competitive Strengths
Global Knowledge’s competitive landscape is highly fragmented and includes pure-play training companies, in-house training teams, direct-to-consumer technology providers and integrators, business consulting firms, and numerous free and fee-based online providers. Most of these providers tend to specialize either by content or delivery format.
Global Knowledge’s focus is to offer key technology and business skills content with flexibility on format. This allows Global Knowledge to address multiple segments, from just-in-time on-demand content for individuals, to team-oriented online training, or alternatively, customized training programs that simulate both the individual and team in a client environment.
We believe Global Knowledge’s ability to provide training for both authorized and non-authorized content across all modalities is superior compared to its peers and provides Global Knowledge a significant competitive advantage. In addition, Global Knowledge’s flexible delivery model provides superior learning retention, choice, and convenience for its customers and is a defining characteristic when customers select Global Knowledge’s product and services.
Training Capabilities
Global Knowledge offers a broad suite of virtual and on-demand subscription-based services, paired with in-person optionality, which enables customizable learning programs for its customers. Global Knowledge provides more than 2,500 courses annually across a range of subject areas, including analytics and data management, application development, cloud computing, cybersecurity, leadership and business, networking and virtualization. Global Knowledge also offers vendor-specific training for Amazon Web Services (AWS), Cisco, Citrix, IBM, Microsoft, Red Hat, VMware, and other vendor technologies and certifications.
Global Knowledge offers over 750 on-demand courses, which are self-paced training courses best suited for entry-level technology professionals. These courses are typically offered at a lower price point and target foundational level learners. An online introductory course can be as short as one hour in length while academy offerings can be as long as 125 hours in length. On-demand courses generally consist of video, broken into multiple modules consisting of two to five minute clips on specific topics, presented by a subject matter expert.
Global Knowledge offers over 2,000 instructor-led virtual courses across a wide range of IT topics and technologies. These courses are synchronous, live courses held online allowing for interactive, responsive instruction with no travel/accommodation required and can scale to hundreds of students simultaneously.
The Classroom segment is comprised of instructor-led training provided in a Global Knowledge facility, rented facility, or client site and is available in more than 150 classroom locations across North America. Classroom training includes hands-on instruction with a subject matter expert and an established schedule. Global Knowledge offers 100% of our instructor-led training courses in a virtual modality and are actively investing in partnerships for on-demand classes to augment our course offerings.
Validation of training delivery excellence
Global Knowledge has over 30 global partnerships with access to authorized vendor and certification training, as well as technology and business skills training. Global Knowledge is the largest training partner for AWS, Cisco, IBM, Microsoft, VMware, and many other IT vendors. These relationships have been in place for over a decade on average, and Global Knowledge has often been awarded “Training Partner of the Year” awards from its vendor partners. Global Knowledge continues to add new partners as vendors mature to a certain size or become recognized as “high growth potential” by Global Knowledge’s product management team. As an established leader in the professional IT training space, Global Knowledge is a highly attractive partner to technology vendors because of its global footprint, and established relationships with technology buyers. Global Knowledge’s expansive geographic reach maximizes consistent delivery of IT vendor product skills globally, and enables IT vendors to reach customers with whom they would otherwise fail to connect. Global Knowledge also works closely with its vendor partners to identify market demand by soliciting customer feedback, which is then used to produce or help refine Global Knowledge’s training content.
Delivery formats
Global Knowledge’s content is delivered through three modalities: (1) “virtual” or synchronous instructor-led live online classes; (2) “classroom” or synchronous in-person instructor-led classes provided in Global Knowledge operated training centers, rented facilities, or at the client site; and (3) “on-demand” or asynchronous learning through self-paced training courses, at a lower price point and usually best suited for entry-level professionals. Many customers find value in configuring a blended training program that uses a combination of these modalities in order to suit their individual skills development requirements.
This content can be purchased via Global Knowledge’s e-commerce website, its channel partner resellers or its direct sales teams.
Dedicated / private group training
Customers can leverage Global Knowledge’s private group training (onsite) capabilities. These customer-specific dedicated events possess all of the benefits of traditional instructor-led training including expert engagement, structure, and peer-to-peer interaction. However, instead of mixing participants from a variety of companies and industries, all students in the course are co-workers who often share similar goals and responsibilities. This approach provides an environment geared toward a team’s specific needs. Discussion and content can be tailored to the customer, allowing internal company information to be integrated seamlessly into the training program.
Customers with specific content needs can request a combination of multiple courses or specify particular modules to be covered to accommodate their needs.
Systems of Engagement
Global Knowledge customers’ primary interface is within Global Knowledge’s digital ecosystem, even when they utilize traditional classroom learning. Through this digital interface, customers manage enrollments, attend live online events, consume content, perform hands-on exercises, and interact with peers and instructors. Not only does this enable efficient fulfillment of the various deliverables related to training, it also provides valuable data regarding the training experience. This data, in turn, provides performance feedback that allows Global Knowledge to enhance its offerings for current and future training.
Development Efforts
Global Knowledge’s business is transitioning from a course-by-course model to a subscription model. Global Knowledge recently launched two enhanced, virtual and on-demand subscription platforms to supplement its existing digital offerings. Develop (develop.com) a web-based offering launched in April 2020, targets entry-level IT professionals and the broader business skills market, delivering on-demand non-authorized content. Secondly, GK Polaris which launched in May 2020 in North America, targets a broad spectrum of customers (entry-level through expert) through virtual and on-demand courses with both authorized and non-authorized content. GK Polaris launched in European, Middle East and African (“EMEA”) offices in the second half of 2020. GK Polaris solidifies Global Knowledge’s transition from a transactional model to a recurring revenue model and has dramatically increased its subscription revenues as a percentage of combined sales since its inception. For the six months ended April 2, 2021, global subscription order intake made up 7.3% of total order intake as compared to 2.8% in the same period in the prior year.
In recent years, new competitors such as Pluralsight have emerged at a lower price point, offering non-vendor-authorized content largely through an on-demand modality. This has led to some reallocation of training budgets from classroom training to on-demand training. Global Knowledge continues to bolster its on-demand offerings, as well as leveraging the creation of Develop, which provides an alternative to these lower priced offerings. GK Polaris provides a subscription-based option to address an entire spectrum of training needs at a more economical price point.
Blue Chip Customer Base
Global Knowledge provides training to over 210,000 corporate professionals across 25,000 sessions per annum with a blue-chip customer base representing more than 70% of Fortune 1000 companies and numerous governmental customers. Global Knowledge has a low customer concentration, with the top 50 customers in North America and EMEA historically representing approximately 26% and 35% of North America and EMEA revenues, respectively. Most of Global Knowledge’s top 50 customers globally have been customers for well over 10 years, with limited customer churn as customers are predominantly large corporations and governments with an ongoing need for IT training, which is core to their human capital strategy. Global Knowledge had no customer that represented more than 2% of total revenues for the year ended April 2, 2021.
Seasonality
Global Knowledge typically enters into a higher percentage of agreements with new customers, as well as renewal agreements with existing customers, during the last month of the quarter. As a result, fiscal quarter-ends (i.e., December, March, June, and September) usually see spikes in revenues, related to training budget and budget deployment patterns typical in the software industry. In addition, Global Knowledge typically experiences low revenue levels during the summer months due to vacation activity mainly in Europe and Canada and during the Ramadan holiday in the Middle East.
Human Capital Resources
Global Knowledge employed 826 employees as of April 2, 2021. Global Knowledge’s operations are split between North America and EMEA. Previously, Global Knowledge had retained two corporate headquarters including the North American headquarters in Cary, North Carolina and the EMEA headquarters in Wokingham, England. In 2020, Global Knowledge commenced the transition towards a single global headquarters in Cary, North Carolina with a layer of EMEA executive employees removed for its organizational structure and the EMEA country leaders directly reporting to its Chief Executive Officer.
Global Knowledge also deploys a network of over 600 instructors, of which approximately 100 are in-house employees, most of which have been training students with Global Knowledge over 15 years. Global Knowledge has a leading instructor network; over 95% of our customers report high customer satisfaction ratings leading to, on average, over 90% repeat customers for Global Knowledge’s top 100 customers for the year ended April 2, 2021.
Non-GAAP Financial Measures
Global Knowledge tracks several non-GAAP metrics that it believes are key financial measures of its success. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to Global Knowledge, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating Global Knowledge’s performance against its peer companies because Global Knowledge believes the measures provide users with valuable insight into key components of U.S. GAAP financial disclosures. For example, a company with higher U.S. GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, excluding the effects of interest income and expense moderates the impact of a company’s capital structure on its performance. However, non-GAAP measures have limitations as an analytical tool. Because not all companies use identical calculations, Global Knowledge’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. They are not presentations made in accordance with U.S. GAAP, are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. As a result, these performance measures should not be considered in isolation from, or as a substitute analysis for, results of operations as determined in accordance with U.S. GAAP.

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are used by management, investors, and other interested parties to assess Global Knowledge’s operating performance. For example, a measure similar to Adjusted EBITDA is required by the lenders under Global Knowledge’s credit agreements. Global Knowledge defines these non-GAAP measures as follows:
EBITDA.   Represents net income plus or minus net interest, plus provision for income taxes, depreciation, and amortization, impairment of goodwill and intangible assets.
Adjusted EBITDA.   Represents EBITDA plus primarily non-cash items and non-recurring items that Global Knowledge considers useful to exclude in assessing its operating performance (e.g., restructuring charges, recapitalization and transaction-related costs, net foreign currency impact and other net gains and losses and integration and migration related expenses).
Free Cash Flow
Global Knowledge defines free cash flow as net cash provided by (used in) operating activities less capital expenditures. Global Knowledge considers free cash flow to be important because it measures the amount of cash it spends or generates and reflects changes in its working capital.
Reconciliations
The following tables provide reconciliations of EBITDA, Adjusted EBITDA and Free Cash Flow to the most directly comparable U.S. GAAP measures.
	Year Ended April 2, 2021	Fiscal Year Ended October 2, 2020	Fiscal Year Ended September 27, 2019
(in thousands)
Non-GAAP Financial Measures – EBITDA, Adjusted EBITDA, and Free Cash Flow
Net loss	$(47,727)	$(101,358)	$(26,299)
Interest expense, net	33,707	27,455	25,489
Provision for income taxes	1,910	271	28
Depreciation and amortization	12,196	15,598	23,479
Impairment of goodwill and intangible assets	4,520	67,432	—
EBITDA	4,606	9,398	22,697
Plus: Non-recurring retention and consulting costs	2,916	2,464	164
Plus: Recapitalization and transaction-related costs	4,814	2,732	1,378
Plus: Restructuring and contract terminations	6,056	5,028	4,982
Plus: Integration and migration related expenses	383	728	3,348
Plus: Foreign currency loss	(1,131)	1,195	287
Plus: Other add backs	241	1,045	1,708
Adjusted EBITDA	$17,885	$22,590	$34,564
Net Cash provided by (used in) operating activities	$13,941	$3,021	$(19,056)
Less: Capital expenditures	(4,715)	(3,739)	(3,276)
Free cash flow	$9,226	$(718)	$(22,332)

	Six Months Ended April 2, 2021	Six Months Ended March 27, 2020
(in thousands)
Non-GAAP Financial Measures – EBITDA, Adjusted EBITDA, and Free Cash Flow
Net loss	$(22,953)	$(77,644)
Interest expense, net	19,379	13,127
Provision for income taxes	1,316	738
Depreciation and amortization	5,763	9,164
Impairment of goodwill and intangible assets	—	62,912
EBITDA	3,505	8,297
Plus: Non-recurring retention and consulting costs	1,583	1,131
Plus: Recapitalization and transaction-related costs	2,239	157
Plus: Restructuring and contract terminations	2,198	1,170
Plus: Integration and migration related expenses	383	728
Plus: Foreign currency (gain) loss	(258)	2,068
Plus: Other add backs	(1)	803
Adjusted EBITDA	$9,649	$14,354
Net Cash used in operating activities	$451	$(10,532)
Less: Capital expenditures	(2,106)	(1,131)
Free cash flow	$(1,655)	$(11,663)
Key Performance Metrics
Global Knowledge uses key performance metrics to help evaluate its performance and make strategic decisions. Additionally, Global Knowledge believes these metrics are useful as a supplement to investors in evaluating its ongoing operational performance and trends. These key performance metrics are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled metrics presented by other companies.
Annualized Recurring Revenue
Annualized Recurring Revenue (“ARR”) represents the annualized recurring value of all active subscription contracts at the end of a reporting period. Global Knowledge believes ARR is useful for assessing the performance of its recurring subscription revenue base and identifying trends affecting its business.
Order Intake
Order Intake. Order Intake in any particular period represents orders received during that period and reflects (i) training events, products and services, (ii) subscription sales to new customers and (iii) subscription renewals, upgrades, churn, and downgrades to existing customers. Order Intake generally represents a customer’s obligation to participate in a training event(s) or acquire training products or services. Revenue is recognized for Order Intake once the training event has occurred or the product or service has been provided and, for the subscription business, revenue is recognized for such Order Intake over the following 12 months. Global Knowledge uses Order Intake to measure and monitor current period business activity with respect to its ability to sell training services and subscriptions.

The following table summarizes our key performance metrics for the periods shown.
	Year Ended April 2, 2021	Fiscal Year Ended October 2, 2020	Fiscal Year Ended September 27, 2019
Key Performance Metrics
(in thousands)
Annualized Recurring Revenue (“ARR”)	$12,669	$12,514	$8,870
Order Intake	$217,707	$224,786	$291,127
	Six Months Ended April 2, 2021	Six Months Ended March 27, 2020
Key Performance Metrics
(in thousands)
Annualized Recurring Revenue (“ARR”)	$12,669	$7,405
Order Intake	$118,087	$129,951

SELECTED HISTORICAL FINANCIAL INFORMATION OF GLOBAL KNOWLEDGE
The following table contains selected historical financial data for Global Knowledge as of and for the fiscal years ended October 2, 2020 and September 27, 2019 and the six months ended April 2, 2021 and March 27, 2020. Such data has been derived from the audited consolidated financial statements of Global Knowledge for the fiscal years and unaudited consolidated interim financial statements for the fiscal quarters, which are included elsewhere in this joint proxy statement/prospectus. The information below is only a summary and should be read in conjunction with the sections entitled “Information About Global Knowledge” and “Global Knowledge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Global Knowledge’s consolidated financial statements, and the notes and schedules related thereto, which are included elsewhere in this joint proxy statement/prospectus. You should not assume the results of operations for past periods indicate results for any future period. All amounts are in U.S. dollars.
	Fiscal Year Ended
	October 2, 2020	September 27, 2019
(in thousands)
Statement of Operations And Comprehensive Loss Data:
Revenue	$208,535	$260,165
Cost of revenue	116,203	139,459
Gross margin	92,332	120,706
Total operating expenses	164,636	121,988
Loss from operations	(72,304)	(1,282)
Interest expense	(27,455)	(25,489)
Other (expense) income, net	(1,328)	500
Loss before income taxes	(101,087)	(26,271)
Income tax expense	(271)	(28)
Net Loss	$(101,358)	$(26,299)
	Six Months Ended
	April 2, 2021	March 27, 2020
(in thousands)
Statement of Operations And Comprehensive Loss Data:
Revenue	$94,354	$122,047
Cost of revenue	46,812	68,155
Gross margin	47,542	53,892
Total operating expenses	50,236	115,605
Loss from operations	(2,694)	(61,713)
Interest expense	(19,379)	(13,127)
Other income (expense), net	436	(2,066)
Loss before income taxes	(21,637)	(76,906)
Income tax expense	(1,316)	(738)
Net Loss	$(22,953)	$(77,644)

	As of
	April 2, 2021	October 2, 2020	September 27, 2019
(in thousands)
Balance Sheet Data:
Cash	$17,296	$19,836	$9,621
Total assets	235,528	240,958	314,244
Total liabilities	384,629	364,551	344,439
Total stockholder’s deficit	(149,101)	(123,593)	(30,195)
	Fiscal Year Ended
	October 2, 2020	September 27, 2019
(in thousands)
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$3,021	$(19,056)
Net cash used in investing activities	(3,828)	(800)
Net cash provided by financing activities	10,562	23,935
	Six Months Ended
	April 2, 2021	March 27, 2020
(in thousands)
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$451	$(10,532)
Net cash used in investing activities	(2,106)	(1,220)
Net cash (used in) provided by financing activities	(1,248)	15,841

GLOBAL KNOWLEDGE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of Albert DE Holdings, Inc., and Subsidiaries should be read together with our audited consolidated financial statements as of and for the years ended October 2, 2020 and September 27, 2019, together with the related notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Information About Global Knowledge”, the pro forma financial information as of and for the year ended September 30, 2020 (see “Unaudited Pro Forma Condensed Combined Financial Information”). The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements; Market, Ranking and Other Industry Data.”
Components of Results of Operations
Revenue
Global Knowledge generates revenue from virtual, in-classroom, and on-demand training solutions in information technology geared at foundational, practitioner and expert information technology professionals. Global Knowledge’s digital and in-classroom learning solutions provide enterprises, government agencies, educational institutions, and individual customers a broad selection of customizable courses to meet their technology and development needs. Global Knowledge derives the majority of its revenue from the sale of classroom opportunities in both in-person and virtual environments. Classroom training, including virtual offerings, are first scheduled, then delivered later, with revenue realized on the delivery date. Specifically, orders that have been received are generally invoiced shortly before or after the contracted training date. Revenue is recognized when the training class has been completed in the accounting period in which the services are rendered. Historically, learning solutions were provided in live classroom formats, but over the past few years, and considering recent macroeconomic trends mainly associated with the COVID-19 pandemic, Global Knowledge has shifted the in-classroom training to be available virtually for 100% of the in-classroom offerings on a global basis. Global Knowledge anticipates the virtual training solutions will make up the majority of its sales even after the effects of the COVID-19 pandemic lessen. However, Global Knowledge anticipates that a portion of virtual training offerings will return to classroom delivery for a number of enterprise and government customers after the effects of the COVID-19 pandemic lessen. In 2020, Global Knowledge commenced the transition to a subscription-based delivery system, whereby enterprises can purchase bulk subscriptions for employees across multiple disciplines and receive access to a library of instructor-led and on-demand courses based on their specific needs. Subscriptions typically are 12 months in length and are recorded as deferred revenue at the time the subscription is activated, with revenue recognized pro rata across the subscription period. Historically, with classroom delivered courses, Global Knowledge experienced fluctuations in enrollment as demand for new skills shifted. In addition, historically there has been variability in vendor course development and offerings that impacted course registration and ultimately revenues. As Global Knowledge moves toward a subscription model that provides a customizable learning experience, Global Knowledge expects to mitigate those previous fluctuations by understanding the skills of students and providing customizable solutions that cater to students’ on-going growth as information technology professionals.
Global Knowledge also serves as a reseller of training services for certain third-party technology providers (“reseller partners”). Under these reseller arrangements, Global Knowledge sells training to customers, but the courses are delivered directly by the reseller partners. Global Knowledge only incurs costs associated with sales and marketing, course registration and cash collection and processing. The reseller partner is responsible for the course content, schedule creation, facilities, instructors and overall quality. Revenues recognized under reseller agreements are recorded net of the fee paid to the reseller partner for the course delivery. Reseller revenue for classroom and virtual training are recognized once the service is delivered, and if this service spans several hours/days, it is recognized proportionally across the length of the agreement. With respect to the arrangements in which Global Knowledge is reselling digital learning courses, revenue is recognized at the point of sale to the customer as there is no further activity required by Global Knowledge.

Cost of Revenue, Gross Profit and Gross Margin
Cost of revenue includes instructor fees, consulting fees, course materials, facilities costs, equipment costs, logistics costs and overhead costs associated with class and instructor scheduling, and course material ordering and access.
Gross profit, or revenue less cost of revenue, and gross profit as a percentage of revenue, have been and will continue to be affected by various factors, including the modality of the training customers purchase, mix of subscriptions sold, the class fill rate, the cost of instructor fees, the cost of course materials, and the number of facilities Global Knowledge elects to remain open to provide live, in-classroom training.
Operating Expenses
Operating expenses are classified as sales and marketing, product development, amortization of identifiable intangible assets, goodwill and intangible asset impairment charges, restructuring charges, and general and administrative. For each of these categories, the largest component is employee-related costs, which include salaries and bonuses, employee benefit costs, and contract labor.
Sales and Marketing
Sales and marketing expenses consist primarily of employee compensation costs of Global Knowledge’s sales and marketing employees, including salaries, benefits, bonuses, and commissions. Other sales and marketing costs include advertising, outsourcing and consulting fees, and travel.
Product Development
Product development costs consist principally of research and development activities including personnel costs, consulting services, and amortization of capitalized curriculum development costs.
Amortization of Identifiable Intangible Assets
Amortization of identifiable intangible assets costs consist principally of amortization expense related to Global Knowledge’s customer relationships intangible assets.
Goodwill and Intangible Asset Impairment
Goodwill is recognized as an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Global Knowledge tests goodwill and intangible assets for impairment annually as of the end of the fiscal year, or when events or changes in circumstances indicate evidence a potential impairment exists. The impairment testing for goodwill and intangible assets is conducted at the reporting unit level. Global Knowledge’s reporting units are based on geographic locations and include the United States, Canada, Europe, and Middle East and Africa (“MEA”). A quantitative analysis is performed by comparing the carrying value to the fair value of the reporting unit. The fair value of each reporting unit is determined using a discounted cash flows model as well as guideline public companies. If the fair value is determined to be less than the carrying value, an impairment charge is recorded for the reporting unit.
Restructuring charges
Restructuring charges consist principally of nonrecurring reorganization activities including personnel costs, lease obligations associated with classroom and administrative facilities no longer being utilized, professional fees, consulting services, and capital equipment write-off.
General and Administrative
General and administrative expenses consist of personnel costs and related expenses for executive, finance, legal, people operations, and administrative personnel, including salaries, benefits, contract labor, and bonuses. Other expenses include rent expenses, software license and maintenance, hardware maintenance, and depreciation.

Nonoperating Income (Expense)
Nonoperating income (expense) consists primarily of interest expense on the credit facilities and other short-term debt, and gains or losses on foreign currency transactions.
The following tables set forth certain items from Global Knowledge’s Results of Operations and such data as a percentage of revenue for the periods indicated:
Results of Operations
Comparison of the Six Months Ended April 2, 2021 to the Six Months Ended March 27, 2020
	Six Months Ended
	(in thousands, except percentages)
	April 2, 2021		March 27, 2020
Revenue	$94,354	100%	$122,047	100%
Cost of revenue	46,812	50%	68,155	56%
Gross profit	47,542	50%	53,892	44%
Operating expenses:
Sales and marketing	22,330	24%	24,532	20%
General and administrative	19,255	20%	18,673	15%
Product development	1,011	1%	2,342	2%
Intangible assets impairment	—	0%	7,879	6%
Goodwill impairment	—	0%	55,033	45%
Amortization of intangible assets	3,476	4%	4,117	3%
Restructuring charges	4,164	4%	3,029	2%
Total operating expenses	50,236	53%	115,605	95%
Loss from operations	(2,694)	-3%	(61,713)	-51%
Other expense:
Interest expense	(19,379)	-21%	(13,127)	-11%
Other income (expense), net	436	0%	(2,066)	-2%
Loss before income taxes	(21,637)	-23%	(76,906)	-63%
Income tax expense	(1,316)	-1%	(738)	-1%
Net loss	$(22,953)	-24%	$(77,644)	-64%
Revenue
The following table sets forth Global Knowledge’s revenues by geographic region for the periods indicated:
	Six Months Ended
	(in thousands, except percentages)
	April 2, 2021	March 27, 2020	Change $	Change %
United States	$30,297	$47,885	$(17,588)	-37%
Canada	10,451	15,001	(4,550)	-30%
Europe	44,850	50,177	(5,327)	-11%
Middle East and Africa	8,756	8,984	(228)	-3%
Total revenues	$94,354	$122,047	$(27,693)	-23%

The following table sets forth revenues by modality for the period indicated:
	Six Months Ended
	(in thousands, except percentages)
	April 2, 2021	March 27, 2020	Change $	Change %
Virtual and on-demand	$86,722	$53,714	$33,080	61%
Classroom and all other	22,226	85,125	(62,899)	-74%
Reseller fees	(14,594)	(16,792)	(2,198)	-13%
Total revenue	$94,354	$122,047	$(27,693)	-23%
The following table sets forth revenues by subscriptions and all other delivery types for the period indicated:
	Six Months Ended
	(in thousands, except percentages)
	April 2, 2021	March 27, 2020	Change $	Change %
Subscriptions	$6,785	$4,411	$2,374	54%
All other	102,163	134,428	(32,265)	-24%
Reseller fees	(14,594)	(16,792)	(2,198)	-13%
Total revenue	$94,354	$122,047	$(27,693)	-23%
Net revenue for the six months ended April 2, 2021 decreased by $27.7 million, or 23% compared to the six months ended March 27, 2020. The decrease relates primarily to the macroeconomic impact of the COVID-19 pandemic, a global health crisis, and to a lesser extent, competition from digital providers, each reducing overall bookings of classroom courses. In efforts to mitigate the spread of the COVID-19 pandemic, federal, provincial, state and local authorities implemented and continue to update safety measures, including the closure of businesses deemed “non-essential”, social distancing, international border closures, and travel restrictions. In an attempt to offset the negative effect of the COVID-19 pandemic on Global Knowledge’s revenue base, in March and April 2020, Global Knowledge shifted classroom capabilities such that essentially all course offerings could be virtually delivered to global customers. Most of Global Knowledge’s classroom customers accepted the move to virtual training. However, a minority of customers severely impacted by the COVID-19 pandemic or those that preferred to wait for classroom training to return, elected to defer training until a later date once the effects of the COVID-19 pandemic had lessened. As a result of the effects of the COVID-19 pandemic and the shift from classroom to virtual training, revenue for virtual an on-demand services increased $33.0 million, or 61% for the six months ended April 2, 2021 compared to the six months ended March 27, 2020. Conversely, classroom training revenue decreased $62.9 million, or 74% for the six months ended April 2, 2021 compared to the same period of the previous fiscal year. Since the COVID-19 pandemic began spreading across Europe and North America in early 2020, Global Knowledge has been successful convincing business and government customers, some initially reluctant, to move their classroom training to virtual training. Even though 100% of Global Knowledge’s live classroom training classes are now offered virtually, the COVID-19 pandemic continues to impact business operations as customers elect to reduce discretional spending by deferring technology training to a future date when the economic effects of the COVID-19 pandemic on customers’ businesses are lessened.
In May 2020, Global Knowledge introduced a new line of subscription offerings (“GK Polaris”) to provide technology professionals the ability to train at any place, at any time. The GK Polaris subscription offering provides customers both live and on-demand training options across a wide range of technology, business, and leadership topics. Following the introduction of the new subscription products in the second half of fiscal 2020, subscription revenue increased $2.4 million, or 54% for the six months ended April 2, 2021 compared to the six months ended March 27, 2020. Prior to the COVID-19 pandemic, Global Knowledge had been slow to change its delivery strategy from classroom training to lower price digital (virtual and on-demand) training alternatives and because of that, market share was lost to lower cost, digital competitors. Even though Global Knowledge believes the new subscription strategy provides a more competitive offering at a lower price point, market share may continue to be lost to more established digital competitors. In addition to the decrease in revenue due to the COVID-19 pandemic and competition from digital competitors, Global Knowledge believes that the revenues from key training partners such as Cisco and IBM were also negatively impacted by the vendors’ own product strategy underperforming in the market.
Fluctuations in foreign exchange rates resulted in a $3.9 million, or 3.3% favorable impact in revenue period over period.
U.S. revenue declined $17.6 million, or 37%, Canada revenue declined $4.6 million, or 30%, Europe revenue declined $5.3 million, or 11% and Middle East and Africa revenue declined $0.2 million, or 3% period-over-period. As described above, these decreases all primarily relate to the macroeconomic impact of the COVID-19 pandemic, a global health crisis, and competition from digital providers reducing overall bookings especially of live classroom courses.
Cost of Revenue
Cost of revenue primarily consists of courseware licensing, instructor fees (both employee and third-party contractors), rental expenses for facilities and other expenses related to course delivery and instruction.
The table below provides details regarding the changes in components of cost of revenue.
	Six Months Ended
	(in thousands, except percentages)
	April 2, 2021	March 27, 2020	Change $	Change %
Course materials	$12,637	$19,631	$(6,994)	-36%
Contract labor	12,890	19,584	(6,694)	-34%
Salaries and benefits	12,002	13,651	(1,649)	-12%
Facilities	5,710	7,838	(2,128)	-27%
Travel	439	3,097	(2,658)	-86%
Professional fees	1,307	1,443	(136)	-9%
Depreciation	689	839	(150)	-18%
Other	1,138	2,072	(934)	-45%
Total cost of revenue	$46,812	$68,155	$(21,343)	-31%
Cost of revenue declined 31% mainly driven by the lower revenue levels due to the macroeconomic impact of the COVID-19 pandemic. Revenue for the six months ended April 2, 2021 decreased by 23% when compared to the six months ended March 27, 2020. Most of Global Knowledge’s costs associated with delivering training classes are variable and will fluctuate with the change in revenue. For example, contract labor costs decreased $6.7 million, as the majority of Global Knowledge’s instructors are contracted through third party agreements and charges are only incurred for training events that are actually conducted. Course materials decreased $7.0 million, or 36%, due to the decrease in volume of courseware purchased during the fiscal quarter. Due to the COVID-19 pandemic, a large majority of Global Knowledge’s classroom training has been delivered virtually. As a result, there was a $2.7 million, or 86%, decrease in direct travel costs incurred related to positioning instructors to training event locations. Leased facility costs decreased $2.1 million, or 27%, as a direct result of management’s strategy to exit facility leases early when possible and not renewing facility leases upon expiration.

Operating Expenses
The following table sets forth Global Knowledge’s operating expenses for the period indicated.
	Six Months Ended
	(in thousands, except percentages)
	April 2, 2021	March 27, 2020	Change $	Change %
Sales and marketing	$22,330	$24,532	$(2,202)	-9%
General and administrative	19,255	18,673	582	3%
Product development	1,011	2,342	(1,331)	-57%
Intangible assets impairment	—	7,879	(7,879)	-100%
Goodwill impairment	—	55,033	(55,033)	-100%
Amortization of intangible assets	3,476	4,117	(641)	-16%
Restructuring charges	4,164	3,029	1,135	37%
Total operating expenses	$50,236	$115,605	$(65,369)	-57%
Sales and Marketing
Sales and marketing expenses consist of employee salaries and benefits, commissions, travel expenses, consulting costs, and other fringe benefits.
The table below provides details regarding the changes in components of sales and marketing expenses.
	Six Months Ended
	(in thousands, except percentages)
	April 2, 2021	March 27, 2020	Change $	Change %
Salaries and benefits	$15,826	$17,106	$(1,280)	-7%
Commissions	2,805	3,504	(699)	-20%
Advertising and marketing	2,038	1,574	464	29%
Professional fees	1,327	1,465	(138)	-9%
Travel	38	499	(461)	-92%
Other	296	384	(88)	-23%
Total sales and marketing	$22,330	$24,532	$(2,202)	-9%
The reduction in sales and marketing expenses was primarily composed of personnel related expense (salaries, fringe benefits and payroll taxes) declining $1.3 million and sales commissions declining $0.7 million due to a reduction in sales personnel, partially associated with offshoring certain sales roles, and the overall reduction in revenue due largely to the COVID-19 pandemic. Sales personnel headcount decreased from 329 at March 27, 2020 to 282 at April 2, 2021. Travel expenses decreased $0.5 million as sales personnel were restricted from traveling starting in 2020 due to the COVID-19 pandemic.
General and Administrative
General and administrative expenses consist primarily of employee salaries and benefits for executive, finance, and other administrative personnel. Additionally, this also includes expenses for administrative facilities, depreciation, recruiting and other consulting fees.
The table below provides details regarding the changes in components of general and administrative expenses.

	Six Months Ended
	(in thousands, except percentages)
	April 2, 2021	March 27, 2020	Change $	Change %
Salaries and benefits	$7,629	$7,055	$574	8%
Professional fees	4,783	3,389	1,394	41%
Depreciation	1,188	2,607	(1,419)	-54%
Facilities	799	1,419	(620)	-44%
Repair and maintenance	1,091	1,466	(375)	-26%
Contract Labor	1,421	318	1,103	347%
Other	2,344	2,419	(75)	-3%
Total general and administrative	$19,255	$18,673	$582	3%
Overall, general and administrative expenses remained consistent for the six months ended April 2, 2021 when compared to the six months ended March 27, 2020. Salaries and benefits increased $0.6 million due to the reinstatement of non-sales bonuses. Professional fees increased $1.4 million, or 41%. The professional fees incurred were associated with capital structure refinancing activities, a series of forbearance agreements entered into since the start of the COVID-19 pandemic and the Global Knowledge Merger Agreement and other related agreements associated with the merger of Global Knowledge with Churchill (see “ —  Liquidity and Capital Resources”). Offsetting the increase in professional fees, depreciation expense declined $1.4 million, or 54%, as projects capitalized in prior years were fully depreciated during calendar year 2020 and the spend on property and equipment in recent years has declined. Contract labor increased $1.1 million due to one-time projects. Facilities costs declined $0.6 million, or 44%, due to Global Knowledge’s strategy to downsize or close corporate administrative offices.
Product Development
Product development expenses relate to capitalized labor associated with the implementation and design of new product offerings.
	Six Months Ended
	(in thousands, except percentages)
	April 2, 2021	March 27, 2020	Change $	Change %
Salaries and benefits	$91	$564	$(473)	-84%
Contract labor	336	55	281	511%
Depreciation	405	1,584	(1,179)	-74%
Other	179	139	40	29%
Total product development	$1,011	$2,342	$(580)	-57%
The reduction in product development was primarily driven by a reduction in the amortization for capitalized curriculum costs as these courses are nearing the end of their life cycle.
Amortization of Intangible Assets
Amortization of identifiable intangible assets costs consist principally of amortization expense related to customer relationships intangible assets. The reduction in amortization of intangible assets was primarily due to the intangible assets subject to amortization being at the end of their useful lives.

Goodwill and Intangible Asset Impairment
Global Knowledge has definite-lived intangible assets, primarily consisting of customer relationships and courseware, and indefinite-lived intangible assets, comprised of trade and domain names. Goodwill is recognized as an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Global Knowledge monitors the existence of potential impairment indicators throughout the year. A test for impairment is performed annually or when events or changes in circumstances indicate potential impairment may exist. Global Knowledge conducts impairment testing for goodwill and intangible assets at the reporting unit level. The reporting units are based on geographic locations and include the United States, Canada, Europe, and MEA. A quantitative analysis is performed by comparing the carrying value to the fair value of the reporting unit. The fair value of each reporting unit is determined using a discounted cash flows model as well as public company benchmarking. If the fair value is determined to be less than the carrying value, an impairment charge is recorded for the reporting unit. With the COVID-19 pandemic, Global Knowledge switched from in-person classes to virtual. The uncertainty of when in-person classes would return, coupled with other operational challenges, resulted in a reduced expectation for future profitability for Global Knowledge’s worldwide operations. This had an adverse impact on the projected fair value less cost of disposal of the operations and consequently resulted in an impairment of goodwill of approximately $55.0 million and to tradenames of approximately $7.9 million, both for the U.S. reporting unit, for the six month period ended March 27, 2020. No triggering events were identified that would require Global Knowledge to perform an interim goodwill impairment analysis for the six months ended April 2, 2021.
Restructuring
Global Knowledge enters into restructuring plans for its domestic and foreign operations as deemed appropriate. During the six months ended March 27, 2020, Global Knowledge continued to incur restructuring charges associated with the reduction in personnel partially associated with offshoring certain roles in additional to the closure of underutilized facilities. During the six months ended April 2, 2021, Global Knowledge continued to take necessary measures to further reduce its cost structure to offset the economic effects caused by the COVID-19 pandemic by continuing the strategy to move classroom training to a live, virtual training modality and subscription-based products. For the six months ended April 2, 2021, Global Knowledge incurred restructuring costs of $4.2 million, which were made up of $4.0 million in severance and retention costs and $0.2 million in facility costs as a direct result of the COVID-19 pandemic. For the six months ended March 27, 2020, Global Knowledge incurred restructuring costs of $3.0 million, which were made up of $2.7 million in severance and retention costs and $0.3 million in facility costs.
Interest and other expenses
Interest and other expenses, net consists of interest expense, interest income, and other expenses. Interest expense was $19.4 million for the six months ended April 2, 2021 compared to $13.1 million for the six months ended March 27, 2020, which was a $6.3 million increase. The increase in interest expense incurred is due to an additional $15.5 million revolving credit facility entered into in November 2019 and additional amortization of debt issuance costs incurred in conjunction with the forbearance agreements.
Comparison of the Fiscal Year Ended October 2, 2020 to the Fiscal Year Ended September 27, 2019
	Fiscal Year Ended
	(in thousands, except percentages)
	October 2, 2020		September 27, 2019
Revenue	$208,535	100%	$260,165	100%
Cost of revenue	116,203	56%	139,459	54%
Gross profit	92,332	44%	120,706	46%
Operating expenses:
Sales and marketing	44,093	21%	54,828	21%
General and administrative	34,204	16%	45,118	17%

	Fiscal Year Ended
	(in thousands, except percentages)
	October 2, 2020		September 27, 2019
Product development	3,064	1%	5,378	2%
Intangible assets impairment	7,879	4%	—	0%
Goodwill impairment	59,553	29%	—	0%
Amortization of intangible assets	7,623	4%	9,100	3%
Restructuring charges	8,220	4%	7,564	3%
Total operating expenses	164,636	79%	121,988	47%
Loss from operations	(72,304)	-35%	(1,282)	0%
Other (expense) income:
Interest expense	(27,455)	-13%	(25,489)	-10%
Other (expense) income, net	(1,328)	-1%	500	0%
Loss before income taxes	(101,087)	-48%	(26,271)	-10%
Income tax expense	(271)	0%	(28)	0%
Net loss	$(101,358)	-49%	$(26,299)	-10%

Revenue
The following table sets forth Global Knowledge’s revenues by geographic region for the periods indicated:
	Fiscal Year Ended
	(in thousands, except percentages)
	October 2, 2020	September 27, 2019	Change $	Change %
United States	$85,735	$116,023	(30,288)	-26%
Canada	22,602	30,832	(8,230)	-27%
Europe	85,353	96,579	(11,226)	-12%
Middle East and Africa	14,845	16,731	(1,886)	-11%
Total revenues	$208,535	$260,165	$(51,630)	-20%
The following table sets forth revenues by modality for the period indicated:
	Fiscal Year Ended
	(in thousands, except percentages)
	October 2, 2020	September 27, 2019	Change $	Change %
Virtual and on-demand	$132,846	$112,083	$20,763	19%
Classroom and all other	104,651	182,145	(77,494)	-43%
Reseller fees	(28,962)	(34,063)	5,101	-15%
Total revenue	$208,535	$260,165	$(51,630)	-20%

The following table sets forth revenues by subscriptions and all other delivery types for the period indicated:
	Fiscal Year Ended
	(in thousands, except percentages)
	October 2, 2020	September 27, 2019	Change $	Change %
Subscriptions	$9,551	$7,080	$2,471	35%
All other	227,946	287,148	(59,202)	-21%
Reseller fees	(28,962)	(34,063)	5,101	-15%
Total revenue	$208,535	$260,165	$(51,630)	-20%
The decrease in net revenue from fiscal year 2019 to fiscal year 2020 of $51.6 million, or 20%, relates primarily to the macroeconomic impact of the COVID-19 pandemic, a global health crisis, and to a lesser extent, competition from digital providers, each reducing overall bookings of classroom courses. In efforts to mitigate the spread of the COVID-19 pandemic, federal, provincial, state and local authorities implemented and continue to update safety measures, including the closure of businesses deemed “non-essential”, social distancing, international border closures, and travel restrictions. In an attempt to offset the negative effect of the COVID-19 pandemic on Global Knowledge’s revenue base, in March and April 2020, Global Knowledge shifted classroom capabilities such that essentially all of the course offerings could be virtually delivered to global customers. Most of Global Knowledge’s classroom customers accepted the move to virtual training. However, a minority of customers severely impacted by the COVID-19 pandemic or those that preferred to wait for classroom training to return, elected to defer training until a later date once the effects of the COVID-19 pandemic had lessened. As a result of the effects of the COVID-19 pandemic and the shift from classroom to virtual training, revenue for virtual and on-demand services increased $20.8 million or 19% from fiscal year 2019 to fiscal year 2020. Conversely, classroom training revenue decreased $77.5 million or 43% from fiscal year 2019 to fiscal year 2020. Since the COVID-19 pandemic began earlier in 2020, Global Knowledge has been successful convincing business and government customers, some initially reluctant, to move their classroom training to virtual training. Even though 100% of Global Knowledge’s live classroom training classes are now offered virtually, the COVID-19 pandemic continues to impact business operations as customers elect to reduce discretional spending by deferring technology training to a future date when the economic effects of the COVID-19 pandemic on customers’ businesses are lessened.
In May 2020, Global Knowledge introduced a new line of subscription offerings (“GK Polaris”) to provide technology professionals the ability to train at any place, at any time. The GK Polaris subscription offering provides customers both live and on-demand training options across a wide range of technology, business, and leadership topics. Following the introduction of the new subscription products in the second half of 2020, subscription revenue increased $2.5 million or 35% from fiscal year 2019 to fiscal year 2020. Prior to the COVID-19 pandemic, Global Knowledge had been slow to change the delivery strategy from classroom training to lower price digital (virtual and on-demand) training alternatives and because of that, market share was lost to lower cost, digital competitors. Even though Global Knowledge believes the new subscription strategy provides a more competitive offering at a lower price point, market share may continue to be lost to more established digital competitors. In addition to the decrease in revenue due to the COVID-19 pandemic and competition from digital competitors, Global Knowledge believes that the revenues from key training partners such as Cisco and IBM were also negatively impacted by the vendors’ own product strategy underperforming in the market.
Fluctuations in foreign exchange rates accounted for $0.9 million, or 1.7%, of the decrease in revenue.
U.S. revenue declined $30.3 million, or 26%, Canada revenue declined $8.2 million, or 27%, Europe revenue declined $11.2 million, or 12% and Middle East and Africa revenue declined $1.9 million, or 11%. As described above, these decreases all primarily relate to the macroeconomic impact of the COVID-19 pandemic, a global health crisis, and competition from digital providers reducing overall bookings especially of live classroom courses.

Cost of Revenue
Cost of revenue primarily consists of, courseware licensing, instructor fees (both employee and third-party contractors), rental expenses for facilities and other expenses related to course delivery and instruction.
The table below provides details regarding the changes in components of cost of revenue.
	Fiscal Year Ended
	(in thousands, except percentages)
	October 2, 2020	September 27, 2019	Change $	Change %
Course materials	$35,679	$41,284	$(5,605)	-14%
Contract labor	30,741	37,961	(7,220)	-19%
Salaries and benefits	25,507	29,741	(4,234)	-14%
Facilities	13,064	15,760	(2,696)	-17%
Travel	3,430	6,445	(3,015)	-47%
Professional fees	2,579	2,083	496	24%
Depreciation	1,579	2,153	(574)	-27%
Other	3,624	4,032	(408)	-10%
Total cost of revenue	$116,203	$139,459	$(23,256)	-17%
Cost of revenue declined mainly driven by the lower revenue levels due to the macroeconomic impact of the COVID-19 pandemic. Gross profit percentage decreased 2.1 points from 46.4% in fiscal year 2019 to 44.3% in fiscal year 2020. The decrease in margin is mainly associated with the large decrease in revenues primarily due to the COVID-19 pandemic without a corresponding decrease in certain cost of revenue accounts that are fixed in nature such as overhead costs associated with facilities, instructors and facility/student scheduling. Most of Global Knowledge’s costs associated with delivering training classes are variable and will fluctuate with the change in revenue. For example, contract instructor costs decreased $7.2 million, as the majority of Global Knowledge’s instructors are contracted through third party agreements and charges are only incurred for training events that are actually conducted. Course materials decreased $5.6 million or 14% due to the decrease in volume of courseware purchased during the fiscal year. In addition, Global Knowledge wrote off courseware in inventory totaling $0.8 million due to changes in courseware curriculum during the year. Due to the COVID-19 pandemic, a large majority of Global Knowledge’s classroom training has been delivered virtually. As a result, there was $3.0 million or 47% less in direct travel costs incurred related to positioning instructors to the training event location. Leased facility costs decreased $2.7 million or 17% as a direct result of management’s strategy to exit facility leases early or not renewing facility leases upon expiration.
Operating Expenses
The following table sets forth Global Knowledge’s operating expenses for the period indicated.
	Fiscal Year Ended
	(in thousands, except percentages)
	October 2, 2020	September 27, 2019	Change $	Change %
Sales and marketing	$44,093	$54,828	$(10,735)	-20%
General and administrative	34,204	45,118	(10,914)	-24%
Product development	3,064	5,378	(2,314)	-43%
Intangible assets impairment	7,879	—	7,879	100%
Goodwill impairment	59,553	—	59,553	100%
Amortization of intangible assets	7,623	9,100	(1,477)	-16%

	Fiscal Year Ended
	(in thousands, except percentages)
	October 2, 2020	September 27, 2019	Change $	Change %
Restructuring charges	8,220	7,564	656	9%
Total operating expenses	$164,636	$121,988	$42,648	35%

Sales and Marketing
Sales and marketing expenses consist of employee salaries and benefits, commissions, travel expenses, consulting costs, and other fringe benefits.
The table below provides details regarding the changes in components of sales and marketing expenses.
	Fiscal Year Ended
	(in thousands, except percentages)
	October 2, 2020	September 27, 2019	Change $	Change %
Salaries and benefits	$30,959	$38,904	$(7,945)	-20%
Commissions	6,733	9,719	(2,986)	-31%
Advertising and marketing	2,949	3,024	(75)	-2%
Professional fees	2,073	492	1,581	321%
Travel	486	1,049	(563)	-54%
Other	893	1,640	(747)	-46%
Total sales and marketing	$44,093	$54,828	$(10,735)	-20%
The reduction in sales and marketing expenses was primarily composed of personnel related expense (salaries, fringe benefits and payroll taxes) declining $7.9 million and sales commissions declining $3.0 million due to a reduction in sales personnel partially associated with offshoring certain sales roles and the overall reduction in revenue due largely to the COVID-19 pandemic. The reduction in salary expense was partially offset by a corresponding increase in professional fees. Professional fees increased $1.6 million in 2020 as compared to the same period in 2019 as a portion of the inside sales team was offshored through a long-term outsourcing contract with a third party. Sales personnel headcount decreased from 433 to 357 in 2020 as compared to 2019. Travel expenses decreased $0.6 million as sales personnel were restricted from traveling in 2020 due to the COVID-19 pandemic. Other expenses associated with sales decreased $0.7 million as Global Knowledge actively reduced most costs as a direct result of the COVID-19 pandemic.
General and Administrative
General and administrative expenses consist primarily of employee salaries and benefits for executive, finance, and other administrative personnel. Additionally, this also includes expenses for administrative facilities, depreciation, recruiting and other consulting fees.
The table below provides details regarding the changes in components of general and administrative expenses.
	Fiscal Year Ended
	(in thousands, except percentages)
	October 2, 2020	September 27, 2019	Change $	Change %
Salaries and benefits	$11,896	$16,348	$(4,452)	-27%
Professional fees	7,389	7,395	(6)	0%
Depreciation	4,696	7,661	(2,965)	-39%
Facilities	2,606	4,330	(1,724)	-40%

	Fiscal Year Ended
	(in thousands, except percentages)
	October 2, 2020	September 27, 2019	Change $	Change %
Repair and maintenance	2,443	2,755	(312)	-11%
Contract Labor	1,469	668	801	120%
Telecom	801	1,103	(302)	-27%
Travel	558	534	24	4%
Bad debt expense	423	1,720	(1,297)	-75%
Tax expense	402	399	3	1%
Other	1,521	2,205	(684)	-31%
Total general and administrative	$34,204	$45,118	$(10,914)	-24%

The decrease in general and administrative was primarily composed of a reduction in salaries and benefit costs of $4.5 million, or 27%, due to a reduction of back office personnel associated with an outsourcing project, as well as reductions to most general and administrative fixed cost categories as a direct result of the COVID-19 pandemic. In addition, Global Knowledge received COVID-19 related grants totaling $2.5 million from foreign governments related to operations in the United Kingdom, the Netherlands, France and Canada. The grant money received from federal governments was accounted for as a reduction to salary expense. Professional fees were $7.4 million in 2020, consistent with 2019. The incurred professional fees were associated with outsourcing administrative back office roles, capital structure refinancing, the series of forbearance agreements entered into since the start of the COVID-19 pandemic and now the Global Knowledge Merger Agreement and other related agreements associated with the merger of Global Knowledge with Churchill (see “— Liquidity and Capital Resources”). Depreciation expense declined $3.0 million, or 39%, as projects capitalized in prior years were fully depreciated during 2020 and the spend on property and equipment in recent years has declined. Facilities costs declined $1.7 million, or 40%, due to Global Knowledge’s strategy to downsize or close corporate administrative offices. Bad debt expense has declined by $1.3 million as the allowance for bad debts established in 2019 has been adequate to provide for current year write-offs; in addition, Global Knowledge has been successful collecting past due accounts in 2020 that were previously reserved for in prior years.
Product Development
Product development expenses relate to capitalized labor associated with the implementation and design of new product offerings.
	Fiscal Year Ended
	(in thousands, except percentages)
	October 2, 2020	September 27, 2019	Change $	Change %
Salaries and benefits	$901	$485	$416	86%
Depreciation	1,675	4,467	(2,792)	-63%
Other	488	426	62	15%
Total product development	$3,064	$5,378	$(2,314)	-43%
The reduction in product development was primarily driven by a reduction in the amortization for capitalized curriculum costs as these courses are nearing the end of their life cycle.
Amortization of Intangible Assets
Amortization of identifiable intangible assets costs consist principally of amortization expense related to customer relationships intangible assets. The reduction in amortization of intangible assets was primarily due to the intangible assets subject to amortization being at the end of their useful lives.

Goodwill and Intangible Assets Impairment
Global Knowledge has definite-lived intangible assets, primarily consisting of customer relationships and courseware, and indefinite-lived intangible assets, comprised of trade and domain names. Goodwill is recognized as an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Global Knowledge monitors the existence of potential impairment indicators throughout the year. A test for impairment is performed annually or when events or changes in circumstances indicate potential impairment may exist. Global Knowledge conducts impairment testing for goodwill and intangible assets at the reporting unit level. The reporting units are based on geographic locations and include the United States, Canada, Europe, and MEA. A quantitative analysis is performed by comparing the carrying value to the fair value of the reporting unit. The fair value of each reporting unit is determined using a discounted cash flows model as well as public company benchmarking. If the fair value is determined to be less than the carrying value, an impairment charge is recorded for the reporting unit. With the COVID-19 pandemic, Global Knowledge switched from in-person classes to virtual. The uncertainty of when in-person classes would return, coupled with other operational challenges, resulted in a reduced expectation for future profitability for Global Knowledge’s worldwide operations. This had an adverse impact on the projected fair value less cost of disposal of the operations and consequently resulted in an impairment of goodwill of approximately $59.6 million and to tradenames of approximately $7.9 million, both for the U.S. reporting unit, for the fiscal year ended October 2, 2020. No impairment was recorded for the fiscal year ended September 27, 2019.
Restructuring
In connection with Global Knowledge’s strategic initiatives implemented during fiscal year 2019 and fiscal year 2020, plans to reduce the global cost structure were identified, approved, and executed. During fiscal year 2020, Global Knowledge took necessary measures to further reduce the cost structure to offset the economic effects caused by the COVID-19 pandemic by continuing the strategy to move classroom training to a live, virtual training modality and subscription-based products. As a direct result of the execution of the cost reduction plans in 2020, Global Knowledge incurred restructuring costs of $8.2 million, which were made up of $6.2 million in severance and retention costs and $2.0 million in facility costs as a direct result of the COVID-19 pandemic.
Interest and other expenses
Interest and other expenses, net consists of interest expense, interest income, and other expenses. Interest expense was $27.5 million in fiscal year 2020 compared to $25.5 million in the prior fiscal year, which was a $2.0 million increase. The increase in interest expense incurred is due to an additional $15.5 million revolving credit facility entered into in November 2019 offset by a reduction in interest rates in fiscal year 2020 as compared to fiscal year 2019.
Liquidity and Capital Resources
Global Knowledge measures liquidity in terms of the ability to fund the cash requirements of business operations, including working capital needs, capital expenditures, contractual obligations and other commitments with cash flows from operations and other sources of funding. Global Knowledge’s current liquidity needs relate mainly to providing for debt service obligations, working capital, platform/curriculum development and market expansion of offerings including the new subscription launches. Global Knowledge has historically generated sufficient cash flows from operations, debt arrangements, and financing from its majority stockholder to meet these cash requirements. As of April 2, 2021, Global Knowledge had $17.3 million in cash, $250.0 million of debt for borrowed money, and $11.5 million in related party loans.
Global Knowledge does not anticipate that it will have sufficient liquidity to fund operations and anticipated working capital and other expected cash needs on a standalone basis for a sustained period of time beyond the Global Knowledge Outside Date if the Global Knowledge Closing does not occur, absent a refinancing of Global Knowledge’s existing debt commitments.

Going Concern
Global Knowledge’s consolidated financial statements are prepared using GAAP applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. Global Knowledge has suffered recurring losses from operations, an accumulated deficit of $389.4 million and current debt maturities of $250.0 million as of April 2, 2021. Global Knowledge’s ability to continue as a going concern depends on its ability to obtain adequate capital to fund operating losses until they become profitable. In order to continue as a going concern, Global Knowledge will need, among other things, additional capital resources. Global Knowledge has term loans of $214.5 million and credit facilities of $35.2 million payable within one year of the date of the financial statements and only $17.3 million in cash (of which $250,000 is restricted) at April 2, 2021. As further discussed in the section entitled “Credit Agreements and Global Knowledge Merger Agreement”, following the outbreak of the COVID-19 pandemic, Global Knowledge entered into forbearance agreements to forbear lenders from exercising certain rights and to extend debt maturities in order to allow additional time for the closing of the Global Knowledge Merger.
As described above in “Liquidity and Capital Resources”, Global Knowledge has raised additional capital through debt issuances and contributions from stockholders. As further discussed in the section entitled “Credit Agreements and Global Knowledge Merger Agreement,” Global Knowledge’s existing debt obligations would be eliminated following the closing of the transactions under the Global Knowledge Merger Agreement and the Global Knowledge RSA. The Global Knowledge consolidated financial statements do not include any adjustments to reflect the consequences of a failure of the closing of the transactions under the Global Knowledge Merger Agreement and the Global Knowledge RSA.
Cash Flows
Cash Flows for the Six Months Ended April 2, 2021 and the Six Months Ended March 27, 2020
The following table summarizes the cash flows for the periods indicated:
	Six Months Ended
(in thousands)	April 2, 2021	March 27, 2020	Change $
Net cash provided by (used in) operating activities	$451	$(10,532)	$10,983
Net cash used in investing activities	(2,106)	(1,220)	(886)
Net cash (used in) provided by financing activities	(1,248)	15,841	(17,089)
Effect of exchange rate changes on cash	363	(447)	810
Net (decrease) increase in cash	(2,540)	3,642	(6,182)
Cash, beginning of period	19,836	9,621	10,215
Cash, end of period	$17,296	$13,263	$4,033
Operating Activities
Net cash used in operating activities for the six months ended April 2, 2021 improved by $11.0 million from a use of cash of $10.5 million in the six months ended March 27, 2020. The period-over-period improvement is driven by a $17.8 million increase in the change in accrued expenses primarily resulting from Global Knowledge’s decision to defer interest payments on its Credit Agreements beginning March 31, 2020 in addition to various monthly facility lease payments mainly in the United States and Canada. There was also a $6.4 million increase in the change in deferred revenue associated with the growth in advanced bookings including subscription sales. This was partially offset by an increase in the period loss after netting non-cash add backs resulting from the overall macroeconomic effect of the COVID-19 pandemic.
Investing Activities
Investing activities were primarily composed of capitalization of curriculum development costs and purchases of property and equipment, mainly computers and leasehold improvements. Net cash used in investing activities in the six months ended April 2, 2021 increased to $2.1 million from $1.2 million in the six months ended March 27, 2020. The change was primarily attributable to capitalized curriculum development costs.
Financing Activities
Net cash used in financing activities during the six months ended April 2, 2021 was $1.2 million compared to cash provided by financing activities of $15.8 million in the six months ended March 27, 2020. The period-over-period variance primarily relates to the full draw of $15.5 million under the Blue Torch facility as well as a $2.5 million related party loan funded in the six months ended March 27, 2020 that did not reoccur in the six months ended April 2, 2021. This was partially offset by a decrease in debt issuance costs as expenses related to the Blue Torch facility were incurred during fiscal year 2020 and not in fiscal year 2021.
Cash Flows for the Fiscal Year Ended October 2, 2020 and the Fiscal Year Ended September 27, 2019
The following table summarizes the cash flows for the periods indicated:
	Fiscal Year Ended
	(in thousands)
	October 2, 2020	September 27, 2019	Change $
Net cash provided by (used in) operating activities	$3,021	$(19,056)	$22,077
Net cash used in investing activities	(3,828)	(800)	(3,028)
Net cash provided by financing activities	10,562	23,935	(13,373)
Effect of exchange rate changes on cash	460	(37)	497
Net increase in cash	10,215	4,042	6,173
Cash, beginning of period	9,621	5,579	4,042
Cash, end of period	$19,836	$9,621	$10,215
Operating Activities
Net cash provided by operating activities in fiscal year 2020 increased by $22.1 million to $3.0 million from a use of cash of $19.1 million in fiscal year 2019. The material improvement is driven by cash generated from operations due to a reduction in accounts receivable of $16.2 million. The reduction in accounts receivable is a direct result of the drop in revenue driven by the COVID-19 pandemic and the increased focus on accounts receivable collections, especially for those balances in accounts receivable greater than 30 days past due. In addition, net cash provided by operating activities increased $12.6 million due to growth in both accrued expenses and accounts payable primarily resulting from Global Knowledge’s decision to defer payments of interest on its Credit Agreements from March 31, 2020 through the end of fiscal year 2020, as well as various monthly facility lease payments mainly in the United States and Canada. These sources of cash from operations were offset by an increase in net loss and deferred revenues mainly due to the unfavorable effects of the COVID-19 pandemic on operating results significantly offset by non-cash charges such as goodwill and other intangible asset impairments, depreciation, and amortization during the year.
Investing Activities
Investing activities were primarily composed of capitalization of curriculum development costs and purchases of property and equipment, mainly computers and leasehold improvements. Net cash used in investing activities in fiscal year 2020 increased $3.0 million to $3.8 million from $0.8 million in fiscal year 2019. The increase was attributable primarily to the receipt of proceeds from the sale of a derivative instrument in fiscal year 2019 that did not occur in fiscal year 2020. In addition, there was an increase in cash paid for capitalized curriculum development costs from fiscal year 2019 to fiscal year 2020.

Financing Activities
Net cash provided by financing activities decreased by $13.4 million in fiscal year 2020 to $10.6 million from $23.9 million in fiscal year 2019. The decrease was due mainly to a $22.5 million contribution from the primary stockholder in fiscal year 2019 that did not occur in fiscal year 2020. This was partially offset by an increase in advances under the Blue Torch facility of $15.5 million as well as higher debt issuance costs associated with the issuance of the Blue Torch Facility (as defined below) and the negotiation of the forbearance agreements described above, under Global Knowledge’s Credit Agreements.
Credit Agreements and Global Knowledge Merger Agreement
On January 20, 2015, Global Knowledge entered into certain first and second lien credit and guaranty agreements (such agreements, as amended from time to time, collectively, the “Credit Agreements”, and the lenders from time to time party thereto, collectively, the “Lenders”) with Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc. and ING Capital LLC, as joint lead arrangers, for a six-year first lien term loan of $175 million, a five-year revolving credit facility of $20 million (the “First Lien Revolving Loan”), and a seven-year second lien term loan of $50 million. Before the end of the fiscal year ended September 29, 2017, Global Knowledge entered into certain amendments on the Credit Agreements, under which certain terms including applicable interest rates and covenants were amended. Thereafter, on April 1, 2019, Global Knowledge entered into two amendments on the Credit Agreements, under which, among other things, the First Lien Revolving Loan was amended to mature on December 30, 2020 and the net leverage covenant levels were increased. The amendments also added a minimum liquidity requirement. Under the minimum liquidity requirement, Global Knowledge could not permit liquidity to be less than $4.0 million for eight consecutive business days. In February 2020, Global Knowledge and its majority stockholder began the process to refinance the Credit Agreements. Shortly after the refinancing process commenced, in March 2020, the World Health Organization characterized COVID-19 as a global pandemic. As a direct result of the COVID-19 pandemic, Global Knowledge began to undertake immediate responsive measures by shifting customer events to virtual-only experiences, temporarily closing all offices and implementing a mandatory work-from-home policy for Global Knowledge’s worldwide workforce, and restricting employee travel. It became clear the COVID-19 pandemic would materially adversely impact the business and financial operations, and as such Global Knowledge took various actions to protect liquidity including drawing $5.5 million on the Blue Torch Facility (as defined below) and beginning negotiations to improve credit terms with most vendors. In late March 2020, Global Knowledge modified its business plan to reflect the current business environment and made a formal request to the Lenders to forgo interest payments for the remainder of the fiscal year. Following the decision to defer interest payments due on March 31, 2020, Global Knowledge entered into a series of forbearance agreements (such agreements, as amended, collectively, the “Forbearance Agreements”) with the Lenders. Under the Forbearance Agreements, Global Knowledge agreed to, among other things, additional reporting obligations, an increased minimum liquidity requirement, appointment of financial advisors for Global Knowledge and the Lenders under the Credit Agreements, and the appointment of an independent director. In addition, Global Knowledge was required to deliver a three-year business plan by August 1, 2020 and a restructuring proposal to the lenders by August 15, 2020. In exchange, the Lenders agreed to forgo cash interest payments through September 29, 2020. From the time Global Knowledge entered the first Forbearance Agreement through September 29, 2020, it considered various alternatives to restructure its capital structure including discussions with the Lenders to convert a majority of the first and second lien loans to equity, to be acquired by another entity, and/or seek bankruptcy protection. In late September 2020, in conjunction with the review of a merger opportunity, Global Knowledge and the Lenders agreed to extend the end date of the Forbearance Agreements to October 14, 2020.
The Global Knowledge Merger Agreement was executed on October 12, 2020. On the same date, to provide additional time for the Global Knowledge Merger to close, Global Knowledge entered into an amended forbearance agreement (the “Amended Forbearance Agreement”). The Amended Forbearance Agreement includes terms similar to the previous forbearance agreements Global Knowledge entered into during the second half of 2020 whereby Global Knowledge was not required to pay interest on the Credit Agreements or comply with the minimum leverage covenant requirements. As of April 2, 2021, Global Knowledge’s total remaining debt, excluding unamortized discounts and deferred financing costs, was approximately $261.2 million and accrued interest was $29.0 million. Upon the effective date of the merger, all of Global Knowledge’s outstanding debt and accrued interest will be replaced with new term loans totaling $70.0 million to be issued as set forth in the term sheets attached to the Global Knowledge RSA, described below, and will be an obligation of the new combined company. The liquidity needs of the combined company will be determined based on the needs and strategy of the combined business, as discussed in the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Blue Torch Facility
On November 26, 2019, Global Knowledge entered into an agreement with Blue Torch Finance LLC for a revolving credit facility of $15.5 million (as amended, the “Blue Torch Facility”) through its Canadian subsidiary and one of its Dutch subsidiaries. The Blue Torch Facility was set to initially mature on December 30, 2020. On October 12, 2020, in conjunction with entering into the Amended Forbearance Agreement, Global Knowledge amended the terms of the Blue Torch Facility by, among other things, extending the maturity date from December 30, 2020 to the earliest of (a) the Global Knowledge Outside Date (as defined below), (b) the date of the consummation of the Restructuring (as defined below) or (c) an earlier date in case the Global Knowledge RSA is terminated or the loans under the Blue Torch Facility become otherwise due. Global Knowledge also agreed to pay an amendment fee of $1.0 million to be paid at the Global Knowledge Closing (as defined below). The Blue Torch Facility is secured by the capital stock and assets of certain Global Knowledge subsidiaries. The Global Knowledge foreign subsidiaries under the Blue Torch Facility drew $10 million as of November 27, 2019 and the remaining $5.5 million on March 23, 2020. If for any reason the aggregate borrowings at any time exceeds the total amount of availability (defined as the lesser of the aggregate borrowings or a calculation of the Canadian, Dutch, and UK subsidiary’s trailing 90-day cash receipts), Global Knowledge would be required to prepay the Blue Torch Facility for an amount equal to such excess. Global Knowledge does not anticipate that they will be required to prepay any of the outstanding loan amount through the closing of the Global Knowledge Merger. The Global Knowledge foreign subsidiaries are also subject to certain covenants including a requirement to maintain $4.0 million in cash and cash equivalents plus undrawn revolving availability as of the close of business on the last business day of each week. The Blue Torch Facility will be paid in full upon the effective date of the Global Knowledge Merger Agreement.
Global Knowledge Merger Agreement and Restructuring Support Agreement
On October 12, 2020, Global Knowledge entered into the Global Knowledge Merger Agreement with Churchill and Merger Sub, pursuant to which Merger Sub will merge with and into Global Knowledge, with Global Knowledge as the surviving corporation (the “Global Knowledge Merger”). The closing of the Global Knowledge Merger (the “Global Knowledge Closing”) is conditioned upon, inter alia, (i) the prior closing of the Merger Agreement and (ii) the available cash of Churchill and its subsidiaries (including the Company and its subsidiaries) being at least $50 million (calculated as set forth in the Global Knowledge Merger Agreement) immediately following the Global Knowledge Closing. If the Global Knowledge Closing does not occur by the date which is eight months after October 12, 2020 (the “Global Knowledge Outside Date”), either Global Knowledge or Churchill may terminate the Global Knowledge Merger Agreement. On October 12, 2020, in conjunction with the Global Knowledge Merger Agreement, Global Knowledge entered into the Global Knowledge RSA with the holders of 100% of the aggregate outstanding principal amount of the loans under the Credit Agreements (the “Supporting Lenders”). The Global Knowledge RSA governs, among other things, the Supporting Lenders’ support and participation in a consensual out-of-court restructuring of the indebtedness under the Credit Agreements (the “Restructuring”). Under the Global Knowledge RSA, upon the closing of the Restructuring, which shall occur concurrently with the Global Knowledge Closing, (i) the holders of the First Lien and the holders of the Credit Facility will receive, in full and final satisfaction and in exchange for their claims under the First Lien Loan, $143.5 million in cash minus the First Lien Lenders’ pro rata portion of the Retention Plan Cash Consideration Reduction and $50 million in aggregate principal amount of a new term loan issued by certain subsidiaries of a portfolio company of Churchill; (ii) the holders of the Second Lien will receive, in full and final satisfaction and in exchange for their claims under the Second Lien Loan, $12.5 million in cash minus the Second Lien Lenders’ pro rata portion of the Retention Plan Cash Consideration Reduction and $20 million in aggregate principal amount of a new term loan issued by certain subsidiaries of a portfolio company of Churchill. The commercial terms of the new term loans to be issued in connection with the Restructuring are set out in the Global Knowledge RSA. The Blue Torch Facility will be paid in full upon the consummation of the Restructuring. In conjunction with the Global Knowledge Merger Agreement and the Global Knowledge RSA, Global Knowledge also entered into Forbearance Agreements, which allows them to continue to forgo cash interest payments and extends the maturities of the Credit Agreements to the Global Knowledge Closing.
Commitments and Contractual Obligations
Global Knowledge’s principal commitments and contractual obligations consist of loan agreements and leases for office and training facilities. The following table summarizes Global Knowledge’s noncancelable contractual obligations as of April 2, 2021:
		Payments due by period
		(in thousands)
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Credit Suisse facility	$234,198	$234,198	$—	$—	$—
Blue Torch facility	15,500	15,500	—	—	—
Related party loans	11,469	—	7,814	3,655	—
Operating lease obligations	11,033	3,556	6,855	622	—
Total	$272,200	$253,254	$14,669	$4,277	$—
The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that Global Knowledge can cancel without a significant penalty are not included in the table above.
Purchase orders, which represent authorizations to purchase rather than binding agreements, are not included in the table above.
In the ordinary course of business, Global Knowledge enters into agreements in which they may agree to indemnify customers, vendors, lessors, partners, lenders, equity interest holders, and other parties with respect to certain matters, including losses resulting from claims of intellectual property infringement, damages to property or persons, business losses, or other liabilities. In addition, Global Knowledge has entered into indemnification agreements with its directors, executive officers, and other officers that will require Global Knowledge to indemnify them against liabilities that may arise by reason of their status or service as directors, officers, or employees. No demands have been made upon Global Knowledge to provide indemnification under such agreements and there are no claims that Global Knowledge is aware of that could have a material effect on its consolidated financial statements.
Off-Balance Sheet Arrangements
Through April 2, 2021, Global Knowledge did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Critical Accounting Policies and Estimates
Global Knowledge’s management’s discussion and analysis of its financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires Global Knowledge to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. Global Knowledge’s estimates are based on historical experience and on various other factors that Global Knowledge believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Global Knowledge believes that the accounting policies discussed below are critical to understanding Global Knowledge’s historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
Revenue Recognition
Revenue from training services is recognized in the accounting period in which the services are rendered. For fixed-price contracts, revenue is recognized based on the actual service provided to the end of the reporting period as a proportion of the total services to be provided (proportional performance method). In the second half of 2020, Global Knowledge introduced a number of new subscription products. Revenues associated with web-based, classroom and on-demand subscriptions are recognized over the term for which the content is accessible to the customer.
Estimates of revenues, costs, or extent of progress toward completion are revised if circumstances change. Any resulting increases or decreases in estimated revenues or costs are reflected in profit or loss in the period in which the circumstances that give rise to the revision become known by us.
Sales contracts sometimes contain multi-element agreements which may include any combination of content development, customized training deliveries, hourly contractor services, or content hosting. In such instances, the specific fact-pattern of the agreement is considered in determining the proper revenue recognition in accordance with ASC 605-25, Revenue Recognition-Multiple Element Arrangements (“ASC 605-25”). Generally, contracts containing multiple services have stated hourly rates for these services. Global Knowledge considers these stated rates as the estimated selling price to determine the allocation of arrangement consideration to each deliverable. Furthermore, a significant portion of the contracts are with existing customers with a historically consistent hourly rate for development or administrative services. Revenue is recognized as the services are provided.
Global Knowledge also serves as a reseller of training services for certain third-party technology providers. Reseller revenue for classroom and virtual training are recognized once the service is delivered, and if this service spans several hours/days, it is recognized proportionally across the length of the agreement. With respect to the arrangements in which Global Knowledge is reselling digital learning courses, revenue is recognized at the point of sale to the customer as there is no further activity required by Global Knowledge.
All revenue is derived from the sale of training services.
Amounts received in advance of revenue recognition are recorded as deferred revenue in the consolidated balance sheet.
Global Knowledge records taxes collected from customers and remitted to governmental authorities on a net basis (excluded from revenue).
Accounts Receivable and Allowance for Doubtful Accounts
Global Knowledge sells and grants credit for services to its customers without requiring collateral or third party guarantees. Global Knowledge typically invoices customers at the time of registration for open enrollment training classes, at the time of delivery for enterprise training classes and at the time access is granted to live subscription and web-based, self-paced digital learning. For contract revenue, invoicing occurs based upon the terms of the specific contract. Accounts receivable are recorded at the invoiced amount and do not bear interest. Trade accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. Estimates are used in determining the allowance for doubtful accounts and credit memo reserve based on analysis of various factors, including historical collection experience, current trends, specific identification of at-risk invoices, and a percentage of past due accounts receivable. These estimates could differ from actual collection experience. Trade accounts receivable are written-off when they are deemed uncollectible. The allowance for doubtful accounts is recorded in general and administrative expense in the consolidated statements of operations and comprehensive loss and the provision for credit memos is recorded as a reduction of revenue in the consolidated statements of operations and comprehensive loss. Both the allowance for doubtful accounts and the provision for credit memos are recorded as a reduction of accounts receivable in the consolidated balance sheets.

Goodwill and Intangible Assets
Global Knowledge accounts for goodwill and other intangible assets in accordance with ASC 350, Intangibles — Goodwill and Other Intangible Assets (“ASC 350”). Global Knowledge recognizes the assets acquired and liabilities assumed in business combinations at their respective fair values at the date of acquisition, with any excess purchase price recognized as goodwill. Valuation of intangible assets entails significant estimates and assumptions including, but not limited to, estimating future cash flows from product sales, developing appropriate discount rates, continuation of customer relationships and renewal of customer contracts, and approximating the useful lives of the intangible assets acquired.
Goodwill
Goodwill is recognized as an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Global Knowledge tests goodwill for impairment annually as of the end of the fiscal year, or when indicators of potential impairment exist. Global Knowledge monitors the existence of potential impairment indicators throughout the fiscal year.
Impairment testing for goodwill is conducted at the reporting unit level. Based on the current reporting structure, Global Knowledge determined that it operates within four reporting units based on geographic locations and, accordingly, has assigned goodwill at the following levels:
•
U.S.

•
Canada

•
Europe

•
Middle East and Africa

Global Knowledge tests goodwill for impairment annually on the final day of the fiscal year or when events or changes in circumstances indicate evidence a potential impairment exists.
For the fiscal year ended September 27, 2019, Global Knowledge early adopted Accounting Standards Update (“ASU”) 2017-04, Simplifying the Test of Goodwill Impairment (“ASU 2017-04”), which simplifies the subsequent measurement of goodwill. ASU 2017-04 eliminated Step 2 from the goodwill impairment test. Under the amendments in ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.
For the fiscal years ended October 2, 2020 and September 27, 2019, Global Knowledge elected to bypass the qualitative test as permitted under ASC 350 and performed a quantitative assessment. Global Knowledge calculated the fair value of each of its reporting units using a discounted cash flows model as well as guideline public companies and compared the fair value of each reporting unit to its carrying value. For the fiscal year ended October 2, 2020 the quantitative assessment identified that the carrying value for the U.S. reporting unit exceeded the fair value. Accordingly, Global Knowledge recorded a goodwill impairment of approximately $60 million during the fiscal year ended October 2, 2020, mainly related to declining projections due to the impact of the COVID-19 pandemic on its business, which caused sales revenue to decline significantly in the fiscal year. Global Knowledge determined that the fair value of each reporting unit exceeded its carrying value and no impairment was recorded for the fiscal year ended September 27, 2019.
During the six months ended March 27, 2020 Global Knowledge identified an impairment triggering event relating to the impact of the COVID-19 pandemic due to declining projections. Upon this triggering event, a quantitative assessment was performed. The quantitative assessment identified that the carrying value for the U.S. reporting unit exceeded the fair value. Accordingly, Global Knowledge recorded a goodwill impairment of approximately $55.0 million during the six months ended March 27, 2020. No triggering events were identified that would require Global Knowledge to perform an interim goodwill impairment analysis during the six months ended April 2, 2021.

Indefinite-Lived Intangible Assets
Global Knowledge’s indefinite-lived intangible assets are comprised of trade and domain names. These are tested for impairment annually or when events or changes in circumstances indicate potential impairment may exist. Global Knowledge monitors the existence of potential impairment indicators throughout the fiscal year.
Global Knowledge’s impairment test may begin with a qualitative test to determine whether it is more likely than not that an indefinite-lived intangible asset’s carrying value is greater than its fair value. If Global Knowledge’s qualitative assessment reveals that an asset impairment is more likely than not, Global Knowledge performs a quantitative impairment test by comparing the fair value of the indefinite-lived intangible asset to its carrying value. Alternatively, Global Knowledge may bypass the qualitative test and initiate impairment testing with the quantitative impairment test. Fair value reflects the price a market participant would be willing to pay in a potential sale of the asset. Determining the fair value of indefinite-lived intangible assets entails significant estimates and assumptions including, but not limited to, estimating future cash flows from product sales, developing appropriate discount rates, continuation of customer relationships and renewal of customer contracts, and approximating the useful lives of the intangible assets acquired. For the fiscal year ended October 2, 2020 the quantitative assessment identified that the carrying value for certain intangible assets exceeded the fair value, mainly related to declining projections due to the impact of the COVID-19 pandemic on Global Knowledge’s business, which caused sales revenue to decline significantly in the fiscal year. Accordingly, Global Knowledge recorded an intangible asset impairment of $7.9 million during the fiscal year ended October 2, 2020. No impairment was recorded for the fiscal quarter ended January 1, 2021 or the fiscal year ended September 27, 2019.
During the six months ended March 27, 2020 Global Knowledge identified an impairment triggering event relating to the impact of the COVID-19 pandemic due to declining projections. Upon this triggering event, a quantitative assessment was performed. The quantitative assessment identified that the carrying value for the U.S. reporting unit exceeded the fair value for certain intangible assets. Accordingly, Global Knowledge recorded an intangible asset impairment of approximately $7.9 million during the six months ended March 27, 2020. No triggering events were identified that would require Global Knowledge to perform an interim impairment analysis during the six months ended April 2, 2021.
Other Intangible Assets
GAAP requires that intangible assets, other than goodwill and indefinite-lived intangibles, must be amortized over their useful lives. Global Knowledge is currently amortizing its acquired intangible assets with finite lives over periods ranging from three to ten years. Global Knowledge assess any impairment in value of other intangible assets whenever events or changes in circumstances indicate that the carrying amount of the asset will not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows on an undiscounted basis that are expected to be generated by the asset. No impairments were recorded for the six months ended April 2, 2021 or the fiscal years ended October 2, 2020 and September 27, 2019.
Quantitative and Qualitative Disclosures about Market Risk.
Foreign Currency Exchange Risk
Global Knowledge’s results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the U.S. Dollar, Euro, British Pound, and Canadian Dollar. Due to the relative size of Global Knowledge’s international operations to date, its foreign currency exposure has been volatile at times but currently is fairly limited and thus Global Knowledge has not instituted a hedging program. Global Knowledge expects its international operations to continue to grow in the near term and continually monitors its foreign currency exposure to determine when or if it should begin a hedging program. Today, Global Knowledge’s international sales contracts are generally denominated in local currencies, and its international operating expenses are often denominated in local currencies. Therefore, fluctuations in the value of the U.S. Dollar and foreign currencies may affect Global Knowledge’s results of operations when translated into U.S. Dollars.

Cybersecurity
High profile incidents coupled with increasing government focus has resulted in raised awareness of the extent and potential impact of cybersecurity breaches. Global Knowledge’s increasing business dependence on networked systems, cloud services and the rapidly evolving cybersecurity threat landscape provides a new level of risk exposure including a potential major data privacy breach or significant impact on business operations.
In response to this, Global Knowledge has progressed its activities to manage its threats and vulnerabilities to target cybersecurity investment in the right places. Global Knowledge protects its data, applications, infrastructure and customers with industry standard services and tools that are constantly monitored and enhanced. This includes cyber security awareness training for every employee and real time and automated threat mitigation to protect Global Knowledge’s business, its data and its information technology infrastructure.
Interest Rate Risk
Global Knowledge is exposed to market risks in the ordinary course of its business. These risks primarily include interest rate sensitivities. As of April 2, 2021, Global Knowledge had cash and cash equivalents of $17.3 million, which consisted primarily of bank deposits and borrowings.
Liquidity risk exposures
Liquidity risk is the risk that Global Knowledge is not able to settle or meet its obligations on time or at a reasonable price. Global Knowledge manages and monitors liquidity risk through weekly reporting of current cash and borrowing balances and weekly preparation and review of short term cash forecasts, operating cash requirements and consideration with regard to the maturities of borrowing facilities. Global Knowledge does not have the liquidity to meet its debt service obligations when they come due over the next year unless the transactions contemplated by the Global Knowledge Merger Agreement and the Global Knowledge RSA are consummated.

THE MERGER
The following is a discussion of the Merger and the material terms of the Skillsoft Merger Agreement among Churchill and Skillsoft. You are urged to read carefully the Skillsoft Merger Agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Skillsoft Merger Agreement that is important to you. We encourage you to read the Skillsoft Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Churchill or Skillsoft. Such information can be found elsewhere in this joint proxy statement/prospectus.
Terms of the Merger
Transaction Structure
Churchill’s and Skillsoft’s boards of directors have approved the Skillsoft Merger Agreement. Pursuant to the Skillsoft Merger Agreement, Skillsoft will merge with and into Churchill, Skillsoft will cease to exist and Skillsoft’s subsidiaries will become subsidiaries of Churchill.
Merger Consideration
Conversion of Skillsoft Class A Shares and Skillsoft Class B Shares.   At the effective time of the Merger, (i) each outstanding Skillsoft Class A Share (other than shares owned by Churchill, which will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor) will be automatically cancelled and Churchill will issue as consideration therefor (A) 6.25 shares of Churchill Class A common stock and (B) one share of Churchill Class C common stock and (ii) each outstanding Skillsoft Class B Share will be automatically cancelled and Churchill will issue as consideration therefor 28.125 shares of Churchill Class A common stock, in each case except for any fractional shares of Churchill Class A common stock which would result (which will instead be paid out in cash in accordance with the Skillsoft Merger Agreement; such payment in cash will not represent separately bargained-for consideration, and will not exceed ten percent (10%) of the nominal value of the shares issued by Churchill in the context of the Merger in accordance with Article 1020-3 of the Luxembourg Companies’ Law). Immediately following the effective time of the Merger, each outstanding share of Churchill Class C common stock issued to former holders of Skillsoft Class A Shares in connection with the Merger will be redeemed for a redemption price of (i) $131.51 per share in cash and (ii) $5.208 per share in Incremental Loans under the Existing Second Out Credit Agreement.
Fractional Shares.   No fractional shares of Churchill Class A common stock will be issued. In lieu of the issuance of any such fractional shares, Churchill has agreed to pay to each former holder of Skillsoft Class A Shares and Skillsoft Class B Shares who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, after deducting any required withholding taxes, equal to the product of (i) the amount of the fractional share interest in a share of Churchill Class A common stock to which such holder otherwise would have been entitled multiplied by (ii) an amount equal to the VWAP of shares of Churchill Class A common stock for the 20 trading days prior to the date that is three business days prior to the closing.
Exchange Procedures
At the effective time of the Merger, the Skillsoft Shares will automatically be canceled in exchange for the merger consideration. Immediately following the effective time of the Merger, Churchill Class C common stock will be redeemed pursuant to the terms of the Skillsoft Merger Agreement. Concurrently with the mailing of this joint proxy statement/prospectus, Skillsoft will send a letter of transmittal to each holder of record of Skillsoft Shares immediately prior to the effective time of the Merger. This mailing will contain instructions on how to deliver a completed letter of transmittal to the exchange agent for purposes of receiving the merger consideration the holder is entitled to receive under the Skillsoft Merger Agreement. From and after the effective time, Skillsoft shareholders who deliver a properly completed and duly executed letter of transmittal, along with any other documents as may be required pursuant to the instructions in the letter of transmittal, will receive, for each Skillsoft share, the applicable per share merger consideration.

Certain Unaudited Prospective Financial Information
Prior to approval of the Merger and the Global Knowledge Merger and the execution of the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement and their respective related agreements, each of Skillsoft and Global Knowledge provided Churchill with internally prepared prospective financial information. Neither Skillsoft’s nor Global Knowledge’s prospective financial information was prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or the generally accepted accounting principles in the United States (“GAAP”) with respect to forward looking financial information. As private companies, Skillsoft and Global Knowledge do not, as a matter of course, make public projections as to future performance, revenues, earnings or other results of operations. The prospective financial information provided to Churchill was prepared for internal use and, in part, in connection with the Merger and the Global Knowledge Merger. Such prospective financial information is subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and was not intended for third-party use, including by investors or equity or debt holders.
The prospective financial information set forth herein includes Adjusted EBITDA and adjusted levered free cash flow, which are non-GAAP financial measures. Due to the forward-looking nature of this information, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and Churchill believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used or reviewed by Churchill may not be comparable to similarly titled amounts used by other companies.
To derive prospective financial information for Skillsoft and New Skillsoft, Churchill management applied certain adjustments to the information provided by Skillsoft and Global Knowledge (the “Prospective Financial Information”). The adjustments applied by Churchill management to the information provided by Global Knowledge resulted in a more conservative forecast of Global Knowledge’s financial performance. Churchill management, in consultation with Global Knowledge management, considered the then-current industry performance, business, economic, market and financial conditions in determining that the negative impact of the COVID-19 pandemic on in-classroom learning and the uncertainty of its lasting impact on the in-classroom learning market made a more conservative forecast of Global Knowledge’s financial performance more appropriate and accordingly applied a discount of approximately 15% to the prospective revenue estimates provided by Global Knowledge for calendar years 2021 and 2022. The prospective financial information provided by Skillsoft was adjusted upwards (approximately 12%) to reflect certain assumptions about Skillsoft’s expected operating performance, cost structure and synergies on a post-bankruptcy basis which were considered by Churchill management, including the consummation of the Merger and the Global Knowledge Merger (assuming that no shares of Churchill Class A common stock are elected to be redeemed by Churchill stockholders) and the implementation of the strategic plan that Churchill management believed would be achievable. As set out in the table below, the Prospective Financial Information provided to the Churchill Board included estimates for (i) revenue and adjusted EBITDA, in each case, for calendar year 2022 for Skillsoft and for calendar years 2020 through 2022 for New Skillsoft and (ii) adjusted levered free cash flow based on an assumption of 75% – 85% long-term adjusted levered free cash flow conversion for calendar year 2022 for New Skillsoft.
In reviewing prospective financial information for Skillsoft and New Skillsoft with the Churchill Board, Churchill management determined that (i) New Skillsoft's estimated adjusted levered free cash flow for calendar year 2020 was immaterial in evaluating the prospective benefits of the contemplated Merger since (a) Skillsoft's Bankruptcy Proceedings in 2020 created one-time bankruptcy-related costs that Churchill management believed would not affect New Skillsoft on a go-forward basis and (b) New Skillsoft's post-bankruptcy capital structure was expected to be materially different than Skillsoft's pre-bankruptcy capital structure and (ii) Skillsoft's and New Skillsoft's estimated adjusted levered free cash flow for calendar year 2021 was immaterial in evaluating the prospective benefits of the contemplated Merger since certain one-time costs and synergies expected to result from the contemplated Merger would not recur after 2021.

The selected Prospective Financial Information included in this proxy statement/prospectus has not been audited, reviewed, examined, compiled or undergone agreed-upon procedures by either Skillsoft’s or Global Knowledge’s independent auditors or by any other independent accountant.
The table below presents the selected Prospective Financial Information that was utilized by Churchill management in connection with its financial review summarized below in “Certain Additional Financial Information”.
	Skillsoft Standalone		New Skillsoft
(in millions)	Calendar Year 2021E	Calendar Year 2022E	Calendar Year 2020E	Calendar Year 2021E	Calendar Year 2022E
Total revenue	$450(3)	$470(3)	$660 – $690	$645 – $675	$675 – $725(4)
Adjusted EBITDA(1)	$120	$135	$145 – $165	$155 – $175	$175 – 225(5)
Adjusted levered free cash flow(2)	N/A	$110	N/A	N/A	$160(6)

(1)
Adjusted EBITDA means net income before interest expense, interest income, income tax provision, depreciation, amortization of intangible assets and non-income taxes, adjusted to exclude certain non-operating expenses and certain non-recurring items, including recapitalization, financing and acquisition related expenses, restructuring and contract termination expenses, integration and migration related expenses, foreign exchange and other non-cash expenses and stock-based compensation.

(2)
Adjusted levered free cash flow means (i) adjusted EBITDA minus (ii) total cash interest expense and interest income, cash taxes, changes in net working capital and capital expenditures (including capitalized development costs).

(3)
Based on midpoint of estimated range.

(4)
Approximately 67% of the $700 million midpoint was attributed to Skillsoft on a standalone basis.

(5)
Approximately 67% of the $200 million midpoint was attributed to Skillsoft on a standalone basis.

(6)
Based upon an assumption of 75% – 85% adjusted levered free cash flow conversion.

The New Skillsoft Prospective Financial Information and certain of Skillsoft’s standalone Prospective Financial Information, including revenue and Adjusted EBITDA for calendar year 2022E summarized above was reviewed by the Churchill Board in connection with its evaluation of the Merger and the Global Knowledge Merger. In addition, the Board considered Skillsoft’s and New Skillsoft’s implied firm values, based on an acquisition value of approximately $1.3 billion with respect to Skillsoft and approximately $1.5 billion with respect to New Skillsoft (each such acquisition value, as applicable, the “Acquisition Value”), which implied (x) calendar year 2022 estimated adjusted EBITDA multiples for Skillsoft and New Skillsoft of 9.2x and 7.6x, respectively, and (y) calendar year 2022 estimated revenue multiples for Skillsoft and New Skillsoft of 2.8x and 2.2x, respectively, in each case based on the midpoint of the applicable estimated range for calendar year 2022E. The Board also considered Skillsoft’s and New Skillsoft’s calendar year 2022 estimated adjusted levered free cash flow multiples of 7.1x and 4.9x, respectively, in each case based on (i) an assumption of 80% long-term adjusted levered free cash flow conversion of the midpoint of the applicable estimated range for calendar year 2022E and (ii) an implied equity value of $790 million.
This summary of the Prospective Financial Information is not being included in this proxy statement/prospectus to influence your decision whether to vote in favor of any proposal. None of Skillsoft, Churchill, or their respective affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ from the Prospective Financial Information, and none of them undertake any obligation to update or otherwise revise or reconcile this information to reflect circumstances existing after the date it was generated, including in respect of the potential impact of the COVID-19 pandemic (or any escalation thereof), or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying this information is shown to be in error, in each case, except as may be required under applicable law. While presented with numerical specificity, the Prospective Financial Information were based on numerous variables and assumptions known to Skillsoft and Churchill at the time of preparation. These variables and assumptions are inherently uncertain and many are beyond the control of Skillsoft or Churchill. Important factors that may affect actual results and cause the outcomes presented in the Prospective Financial Information to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of Skillsoft and Global Knowledge (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Various assumptions underlying the Prospective Financial Information may prove to not have been, or may no longer be, accurate. The outcomes presented in the Prospective Financial Information may not be realized, and actual results may be significantly higher or lower than projected in the Prospective Financial Information. The Prospective Financial Information also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the Prospective Financial Information in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the Prospective Financial Information. For all of these reasons, the forward-looking financial information described below and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them. New Skillsoft will not include the Prospective Financial Information in its future periodic reports filed under the Exchange Act.
Certain Additional Financial Information
Churchill management, with the assistance of Churchill’s financial advisors and consultants, provided the Churchill Board with certain additional financial information in connection with the Churchill Board’s evaluation of Skillsoft, New Skillsoft and the Merger and the Global Knowledge Merger. As part of its financial review, Churchill management derived an implied calendar year 2022 estimated adjusted EBITDA multiple for New Skillsoft by dividing (x) the approximate implied aggregate enterprise value of $1.8 billion (calculated based on the aggregate number of shares of Churchill Class A common stock issuable in the Merger and a per share price for Churchill Class A common stock of $10.00) by (y) the midpoint of the calendar year 2022 estimated adjusted EBITDA for New Skillsoft of $200.0 million (summarized above in “Certain Unaudited Prospective Financial Information”), which resulted in an enterprise value-based implied calendar year 2022 estimated adjusted EBITDA multiple for New Skillsoft of 8.9x. The Churchill Board then evaluated New Skillsoft’s implied calendar year 2022 estimated adjusted EBITDA multiple of 8.9x relative to the implied calendar year 2022 estimated adjusted EBITDA multiple reference ranges derived for New Skillsoft by Churchill management utilizing the methodologies described below. The Churchill Board also evaluated Skillsoft’s and New Skillsoft’s calendar year 2022 Acquisition Value-based estimated revenue multiples of 2.8x and 2.2x, respectively, relative to the calendar year 2021 estimated revenue multiple of a selected peer company, Pluralsight, Inc. (“Pluralsight”), a public company that provides technology skill development solutions with generally similar business characteristics as Skillsoft and New Skillsoft that Churchill management considered relevant for purposes of this comparison (although Churchill management recognized that no company was identical to Skillsoft or New Skillsoft). Financial data utilized was based on publicly available Wall Street research analysts’ estimates, public filings, other publicly available information and Prospective Financial Information for Skillsoft and New Skillsoft prepared by Churchill management based on information provided by Global Knowledge and Skillsoft.
The results of the methodologies described below supported the Churchill Board’s determination, together with the various other factors considered, that the terms of the Merger were fair to and in the best interests of Churchill and its stockholders.
Selected Companies Methodology Based on Skillsoft’s and New Skillsoft’s Acquisition Value
Churchill management reviewed certain financial and stock market information relating to Pluralsight, which Churchill management considered relevant for purposes of this methodology (although Churchill management recognized that no company was identical to Skillsoft or New Skillsoft). The Churchill Board observed that Skillsoft’s and New Skillsoft’s Acquisition Value-based implied calendar year 2022 estimated revenue multiples of 2.8x and 2.2x, respectively, were below Pluralsight’s implied calendar year 2021 estimated revenue multiple of 6.7x.
The Churchill Board also observed that Skillsoft’s and New Skillsoft’s (i) Acquisition Value-based implied calendar year 2022 estimated adjusted EBITDA multiples were 9.2x and 7.6x, respectively, and

(ii) implied equity value-based adjusted levered free cash flow multiples were 7.1x and 4.9x, respectively. The Churchill Board noted that comparable metrics were not publicly available for certain peer companies considered by Churchill management, including Pluralsight, Coursera Inc., Udacity, Inc. and Udemy, Inc.
Selected Public Companies and Regression Methodologies Based on Enterprise Value
Churchill management reviewed certain financial and stock market information relating to two selected public companies in the human capital management and digital corporate training industry with generally similar business characteristics as New Skillsoft that Churchill management considered relevant for purposes of this methodology (although Churchill management recognized that no company was identical to New Skillsoft). The selected public companies considered were Cornerstone OnDemand, Inc. (“Cornerstone”) and Learning Technologies Group plc (“LTG”), which we collectively refer to as the “New Skillsoft selected public companies.”
For purposes of this methodology, Churchill management reviewed, among other things, firm values (calculated as equity value plus net debt plus minority investments less unconsolidated investments, as applicable) of the New Skillsoft selected public companies as a multiple of calendar year 2022 estimated adjusted EBITDA.
The Churchill Board observed that New Skillsoft’s enterprise value-based implied calendar year 2022 estimated adjusted EBITDA multiple of 8.9x was below the implied calendar year 2022 estimated adjusted EBITDA multiple range derived for New Skillsoft from this methodology of 11.6x to 14.8x.
Churchill management also considered a regression methodology comparing the calendar year 2020 estimated adjusted EBITDA multiples of the New Skillsoft selected public companies and certain other publicly traded companies to the calendar year 2020 estimated revenue growth rates of such companies to imply a calendar year 2020 estimated adjusted EBITDA multiple for New Skillsoft. The Churchill Board observed that New Skillsoft’s enterprise value-based implied calendar year 2022 estimated adjusted EBITDA multiple of 8.9x was below the implied calendar year 2022 estimated adjusted EBITDA multiples derived for New Skillsoft from this methodology of 10.4x and 19.9x assuming revenue growth rates of (4%) per annum (based on Skillsoft’s annual revenue growth rates in fiscal years 2018 through 2020) and 8.5% per annum (based on sector revenue growth rates), respectively.
Illustrative Discounted Future Value Methodology Based on Enterprise Value
Churchill management also reviewed, on a present value basis, the implied future hypothetical calendar year 2022 estimated adjusted EBITDA multiple of New Skillsoft. For purposes of this methodology, Churchill management considered the calendar year 2020 estimated adjusted EBITDA multiples of the New Skillsoft selected public companies both before and after adjustment for revenue growth and additionally considered the calendar year 2020 estimated adjusted EBITDA multiple of Pluralsight after adjustment for revenue growth.
The Churchill Board observed that New Skillsoft’s enterprise value-based implied calendar year 2022 estimated adjusted EBITDA multiple of 8.9x was below the implied calendar year 2022 estimated adjusted EBITDA multiple range derived for New Skillsoft from this methodology of 13.1x to 18.1x (based on adjusted EBITDA multiples) and 10.5x to 18.9x (based on revenue growth-adjusted EBITDA multiples).
Selected Precedent Transactions Methodology Based on Enterprise Value
Churchill management reviewed certain financial information relating to three selected precedent transactions involving acquired companies in the human capital management and digital corporate training industry with generally similar business characteristics as New Skillsoft that Churchill management considered relevant for purposes of this methodology (although Churchill management recognized that no transaction was identical to the Merger and the Global Knowledge Merger). The selected precedent transactions considered were Cornerstone’s acquisition of Saba Software in 2020, Skillsoft’s acquisition of SumTotal Systems, LLC in 2014 and the acquisition by certain funds managed by Charterhouse Capital Partners LLP of Skillsoft in 2014, which we collectively refer to as the “selected precedent transactions.”

For purposes of this methodology, Churchill management reviewed, among other things, transaction values (calculated based on the consideration paid or payable in the selected precedent transactions) as a multiple of the acquired company’s last 12 months adjusted EBITDA as of the announcement date of the relevant transaction.
The Churchill Board observed that New Skillsoft’s enterprise value-based implied calendar year 2022 estimated adjusted EBITDA multiple of 8.9x was within the implied calendar year 2022 estimated adjusted EBITDA multiple range derived for New Skillsoft from this methodology of 8.2x to 12.8x.
Background of the Transactions
Churchill is a blank check company formed as a corporation in Delaware on April 11, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The business combination with Skillsoft, and subsequent acquisition of Global Knowledge, is the result of an extensive search for a potential transaction, whereby Churchill evaluated dozens of potential targets utilizing Churchill’s global network and the investing, operating and transaction experience of the Sponsor, Churchill’s management team, operating partners and the Churchill Board. The terms of the Merger and the Global Knowledge Merger are the result of arm’s-length negotiations between representatives of Churchill and, with respect to (i) the Merger, representatives of Skillsoft over the course of the 12 months preceding the signing of the Skillsoft Merger Agreement and (ii) the Global Knowledge Merger, representatives of Global Knowledge over the course of the five months preceding the signing of the Global Knowledge Merger Agreement.
The following chronology (i) summarizes the key meetings and events that led to the signing of each of the Skillsoft Merger Agreement and the Global Knowledge Merger Agreement and (ii) does not purport to catalogue every conversation among representatives of Churchill, Skillsoft, Global Knowledge and other relevant parties.
On July 1, 2019, Churchill completed its initial public offering. Prior to the consummation of the Churchill IPO, neither Churchill, nor anyone on its behalf, identified any potential target businesses, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Churchill. Cash proceeds from the sale of units in the Churchill IPO and from the sale of private placement warrants to the Sponsor were placed in Churchill’s trust account in an amount of approximately $690 million.
After the Churchill IPO, Churchill commenced an active search for prospective businesses and assets to acquire.
In evaluating potential businesses and assets to acquire, Churchill, together with its operating partners and the Sponsor, generally surveys the landscape of potential acquisition opportunities based on its knowledge of, and familiarity with, the M&A marketplace. In general, Churchill looks for acquisition targets that are (i) of a size relevant to the public marketplace and (ii) positioned, operationally and financially, to be successful as a public company. Churchill further looks for those transactions that it believes that, if entered into, would be well-received by the public markets. In particular, Churchill generally seeks to identify companies that (a) have a strong and defensible business model, (b) have a competitive advantage, (c) have the potential for significant streams of recurring revenue, (d) have a significant total addressable market and growth expansion opportunities, (e) provide an opportunity for operational improvement, (f) have attractive steady-state margins and high incremental margins and (g) generate significant cash flow. Churchill also seeks to identify companies that it believes would benefit from the expertise of Churchill’s operating partners and from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use as a platform for future acquisitions. Churchill generally applies these criteria when evaluating potential targets (such criteria, “Churchill’s Acquisition Standards”).
After the Churchill IPO, representatives of Churchill and the Sponsor were contacted by a number of individuals and entities with respect to acquisition opportunities. Churchill and the Sponsor evaluated approximately 30 potential acquisition targets, including targets that were identified by Churchill’s management, operating partners and representatives. In connection with evaluating such opportunities, representatives of Churchill and the Sponsor met and conducted preliminary discussions with representatives of, and commenced initial preliminary due diligence on, approximately 15 potential acquisition targets under signed nondisclosure agreements which did not contain any standstills relative to Churchill.
In September 2019, the board of directors of Pointwell Limited, then the parent company of Skillsoft (the “Pointwell Board”), considered various options presented by Skillsoft’s management and advisors, including Houlihan Lokey, in connection with ongoing recapitalization transaction discussions with Skillsoft’s lenders, generally enhancing Skillsoft’s liquidity and contingency planning, including a potential sale of either Skillsoft’s SumTotal division or Skillsoft as a whole. By October 2019, discussions with potential bidders for Skillsoft’s SumTotal division and Skillsoft as a whole had commenced.
In October 2019, in accordance with Churchill’s directives, representatives of Citigroup Global Markets Inc. (“Citi”), Churchill’s financial advisor, spoke with representatives of Charterhouse Capital Partners LLP (“Charterhouse”), Skillsoft’s then-owner, to inquire whether Charterhouse would be interested in meeting with Churchill to discuss a potential transaction regarding Skillsoft. The Charterhouse representatives indicated that Charterhouse would be receptive to such discussions. At that time, Skillsoft already was identified as a potential acquisition target for Churchill because certain members of Churchill management and the Churchill Board were familiar with Skillsoft’s business and management given their experience as investment bankers and/or investors, and Skillsoft’s reputation as a long-standing leader in the education technology industry.
On December 4, 2019, Skillsoft and its advisors commenced a formal sale process for Skillsoft’s SumTotal division, and also began to engage with potential bidders for Skillsoft as a whole.
In early January 2020, Churchill was approached by Houlihan Lokey regarding the potential sale of Skillsoft’s SumTotal division.
On January 20, 2020, Pointwell Limited and Churchill executed a non-disclosure agreement to facilitate the exchange of information in connection with a potential transaction. Following the execution of the non-disclosure agreement, Houlihan Lokey distributed certain materials on Skillsoft to Churchill and, on January 26, 2020, Houlihan Lokey and Churchill discussed a potential transaction involving Skillsoft, including an outright sale to Churchill.
On February 3, 2020, Churchill was granted access to SumTotal’s virtual data room to facilitate Churchill’s business due diligence review.
Also on February 3, 2020, representatives of Churchill met with representatives of Citi to discuss potential opportunities in the education technology sector, including Skillsoft. Representatives of Churchill and Citi held another meeting on February 18, 2020 to discuss certain financial matters relating to Skillsoft.
On February 20, 2020, representatives of Churchill, including Michael Klein, the Chief Executive Officer, President and Chairman of Churchill, held a call with representatives of Houlihan Lokey to discuss potential strategic transactions involving Skillsoft and Churchill, including not only the opportunity to acquire SumTotal but also the possibility of acquiring all of Skillsoft.
On February 26, 2020, Churchill delivered to Houlihan Lokey an initial list of due diligence questions and documentary requests.
On February 28, 2020, representatives of Churchill held a call with representatives of Citi to further discuss certain financial matters relating to Skillsoft.
Throughout the months of February and March 2020, Churchill engaged in a business and financial due diligence review of Skillsoft and representatives of each party and certain of their respective advisors held numerous calls in furtherance of that review. In connection with its preliminary due diligence review of Skillsoft, Churchill analyzed trends and forecasts in the education technology sector and the long-term viability of Skillsoft’s business model. During that review, Skillsoft provided Churchill with more information on Skillsoft’s business and financial situation, which included information regarding (i) Percipio, Skillsoft’s novel cloud-based platform that delivers personalized, high-quality learning experiences and which is expected to generate substantial revenue growth, (ii) market and customer opportunities that are expected to drive Skillsoft’s future growth and (iii) the need to restructure Skillsoft’s debt.

From January 2020 through March 2020, Mr. Klein and other representatives of Churchill spoke with Skillsoft’s Executive Chairman, as well as other representatives of Skillsoft, regarding the potential benefits of a business combination between Skillsoft and Churchill, including the strategic value that Churchill and its operating partners could bring to Skillsoft’s business, as well as the ability to take Skillsoft public through a merger transaction involving Churchill. Concurrently, Skillsoft and its advisors continued recapitalization discussions with Skillsoft’s Lenders (as defined below), while directing Houlihan Lokey to canvass select strategic buyers for the entire business in addition to pursuing the divestiture of SumTotal.
On March 10, 2020, Churchill submitted a non-binding Indication of Interest to Houlihan Lokey with respect to its proposal to acquire Skillsoft (the “Non-Binding Proposal”) pursuant to which Churchill would deliver to Skillsoft’s stakeholders (x) approximately $1.4 billion in cash, consisting of approximately $690 million of cash from Churchill’s trust account and proceeds from new debt and (y) shares of Churchill Class A common stock. The Non-Binding Proposal indicated that, taking into consideration then-current market conditions, including the trading multiples of companies similar to Skillsoft, and subject to satisfactory completion of its due diligence review, Churchill would be interested in acquiring Skillsoft in its entirety for an enterprise value of $1.6 billion to $2.0 billion.
On March 11, 2020, representatives of Churchill held a call with representatives of Houlihan Lokey to discuss the Non-Binding Proposal.
Following the submission of the Non-Binding Proposal and throughout March, representatives of Churchill held a number of discussions with representatives of Houlihan Lokey and Skillsoft to indicate that the Non-Binding Proposal and the proposed acquisition by Churchill was based on the assumptions that (i) Churchill would acquire Skillsoft through a plan of reorganization pursuant to a voluntary filing by certain of Skillsoft’s subsidiaries for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (“Chapter 11”), (ii) Skillsoft would be sufficiently de-levered to support its strategic plan and to maintain a capital structure that would be comparable to its publicly-traded peers, (iii) Skillsoft’s first lien and second lien lenders (collectively, the “Skillsoft Lenders”) would receive cash and equity consideration in the transaction, (iv) Skillsoft’s Percipio platform would be rolled out to customers according to schedule, (v) the Required Financial Statements (as defined below) would be delivered prior to signing and (vi) Churchill and its advisors, including certain of its operating partners, would have reasonable access to complete their due diligence review, including the ability to speak with certain significant customers at the appropriate time.
On March 13, 2020, Churchill was granted access to Skillsoft’s virtual data room to facilitate Churchill’s further business due diligence review. From March through August 2020, Churchill and its advisors continued their broader due diligence review of Skillsoft’s business, including holding numerous diligence calls among Churchill management, Skillsoft management and their respective advisors.
On March 18, 2020, after discussion among Skillsoft management and the Pointwell Board, Skillsoft discontinued the sale process for Skillsoft’s SumTotal division, and Skillsoft’s advisors presented the terms of Churchill’s proposal to acquire Skillsoft. Skillsoft management noted ongoing discussions, including preliminary value ranges, with two additional potential bidders for Skillsoft, which arose as a result of Houlihan Lokey’s ongoing efforts to explore select strategic buyer interest. On March 31, 2020, Skillsoft management and Skillsoft’s advisors presented to the Pointwell Board an alternative proposal from one of the two potential bidders highlighted at the March 18 meeting, which proposal required Skillsoft to commit to exclusivity in order to further the engagement. The Pointwell Board directed Skillsoft management to continue discussions with the interested parties, but to decline entering into exclusivity with this potential bidder.
Between March 30, 2020 and April 13, 2020, representatives of Churchill held a number of calls with representatives of ad hoc groups of the Skillsoft Lenders (such ad hoc groups, the “Represented Skillsoft Lenders”) to discuss Churchill’s Non-Binding Proposal.
On April 7, 2020, representatives of Churchill participated in a due diligence session with senior members of Skillsoft’s management team, including Skillsoft’s Chief Administrative Officer and Chief Financial Officer, to discuss Skillsoft’s financial projections that were shared with Churchill on April 3, 2020 and the impact of the COVID-19 pandemic on Skillsoft’s business.

On April 18, 2020, Skillsoft’s Executive Chairman and Mr. Klein discussed a potential transaction between Churchill and Skillsoft, including how such a transaction could accelerate Skillsoft’s growth through investment and organic growth, additional acquisitions or other means.
As of April 2020, based on its initial due diligence efforts and the status of discussions regarding the valuation of Skillsoft in a potential business combination, the Churchill Board determined that it was in the best interests of Churchill and its stockholders to continue to evaluate and pursue a potential business combination with Skillsoft. In parallel to its engagement with Skillsoft, from April until August 2020, Churchill continued to evaluate other potential acquisition targets, including (i) engaging in a due diligence and negotiation process with an alternate acquisition target that did not culminate in an executed letter of interest and was terminated in favor of pursuing other more attractive business combination opportunities and (ii) substantial discussions, due diligence and negotiation of transaction documents (including the execution of a non-binding proposal) with another alternate acquisition target and exploration of related third-party financing. From June until August 2020, Churchill and its advisors held a number of meetings with the latter alternative acquisition target and its advisors to discuss the proposed business combination and the transaction terms thereof. In parallel to such discussions, each party’s respective advisors exchanged drafts of a proposed merger agreement and other ancillary transaction documents. In August 2020, Churchill decided to prioritize its negotiations with Skillsoft (see “Churchill’s Board of Directors’ Reasons for Approval of the Transactions”) and not pursue alternative acquisition targets as a result of (i) Churchill’s determination that certain other potential targets did not represent as attractive an opportunity as Skillsoft and did not satisfy Churchill’s Acquisition Standards given a combination of their business prospects and model, overall strategy, size, valuation and market conditions, (ii) Churchill’s belief that Skillsoft’s business model and financials aligned with Churchill’s Acquisition Standards, including Skillsoft’s (a) strong growth prospects as a public company, (b) delevering that would be effected through the Bankruptcy Proceedings (as defined below) and the Merger, (c) subscription-based revenue model that facilitates steady-state margins, (d) position as a market-leader in breadth, depth and quality of corporate learning content, (e) large, multinational labor force, (f) new Percipio platform that supports deeper learning and customer engagement and (g) ability to generate significant cash flow with the aid of Churchill’s capital, expertise and management talent and (iii) a difference in valuation expectations between Churchill, on the one hand, and certain other potential sellers of alternative targets, on the other hand.
Throughout Churchill’s initial due diligence review of, and subsequent negotiations with, Skillsoft, Mr. Klein and other members of Churchill management periodically provided updates to members of the Churchill Board regarding the potential business combinations with Skillsoft and other potential acquisition targets.
On April 23, 2020, representatives of Weil, Gotshal & Manges LLP (“Weil”), counsel to Skillsoft, and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), counsel to Churchill, held a telephonic conference to discuss the process regarding the potential business combination, including a proposed timeline for the transaction and the contemplated scope of legal due diligence.
On April 27, 2020, Skillsoft management and Skillsoft’s advisors presented to the Pointwell Board the substantially agreed terms of a potential restructuring support agreement between Skillsoft and the Skillsoft Lenders. It was noted for the Pointwell Board that Skillsoft management expected to receive an updated acquisition proposal from Churchill within the week. Skillsoft’s advisors discussed with the Pointwell Board the strategic value of maintaining flexibility in the restructuring support agreement that would allow Skillsoft to either pursue the sale to Churchill or a recapitalization transaction supported by the Skillsoft Lenders, depending on which transaction would maximize value.
On April 27 and April 28, 2020, representatives of Churchill participated in a due diligence session with Skillsoft’s management team to receive a comprehensive business update.
On April 29, 2020, Churchill submitted an updated non-binding Indication of Interest letter to Skillsoft’s Chairman with respect to its proposal to acquire Skillsoft (the “Updated Non-Binding Proposal”). The Updated Non-Binding Proposal, after consideration of the diligence information provided in the virtual data room and the Company’s revised financial projections for the COVID-19 pandemic (provided on April 3, 2020), included a valuation of Skillsoft’s enterprise value of $1.12 billion, which Churchill subsequently revised on April 30, 2020, to $1.19 billion, and on May 3, 2020, to $1.22 billion, in each case based on feedback from Skillsoft and the Represented Skillsoft Lenders.
On May 4, 2020, Weil delivered a draft restructuring support agreement (the “Draft Toggle RSA”) to Paul Weiss, which contemplated that Skillsoft would, with the support of a majority of the Skillsoft Lenders, pursue a sale transaction with Churchill in accordance with the terms of a draft sale term sheet (the “Sale Term Sheet”), detailed below. The Draft Toggle RSA further contemplated certain milestones with respect to the sale transaction. If such milestones were not met, pursuant to the terms of the Draft Toggle RSA, Skillsoft would “toggle” the transaction from a sale transaction to a debt for equity transaction to be implemented through prepackaged Chapter 11 cases. The Sale Term Sheet contemplated receipt by the Skillsoft Lenders of approximately $1.13 billion of aggregate consideration in connection with Churchill’s acquisition of Skillsoft, consisting of (i) $525 million of cash, (ii) $410 million of new debt in the form of a senior secured term loan and (iii) a number of shares of Churchill Class A common stock equal in value to $195 million.
From May 4, 2020 until July 2, 2020, representatives of Paul Weiss and Weil corresponded regarding, and exchanged drafts of, the Draft Toggle RSA and the Sale Term Sheet. Significant areas of discussion and negotiation included: (a) the amount of additional indebtedness to be provided as consideration to Skillsoft’s first lien lenders, (b) milestone deadlines by which certain actions had to be taken and (c) provision for reimbursement of Churchill’s expenses.
On May 5, 2020, representatives of Churchill participated in a due diligence session with senior members of Skillsoft’s management team, including Skillsoft’s Chief Financial Officer, to receive an update on and discuss Skillsoft’s financial projections and the impact of the COVID-19 pandemic on Skillsoft’s business. On May 7, 2020, representatives of Churchill participated in another due diligence session with representatives of Skillsoft, including its Chief Revenue Officer — Content Sales, to discuss Skillsoft’s sales process, order intake and backlog.
Throughout May 2020, the Pointwell Board received updates from Skillsoft management and Skillsoft’s advisors regarding negotiations between Churchill and the Skillsoft Lenders. During this period, Skillsoft’s advisors informed the Pointwell Board that, as of May 22, 2020, no discussions with potential bidders had produced a deleveraging transaction acceptable to the Skillsoft Lenders. Subsequently in May 2020, a third additional potential bidder emerged and was granted access to Skillsoft’s virtual data room.
In parallel with its discussions with Skillsoft, Churchill continued to seek opportunities to acquire additional companies and assets that would take advantage of, build on and leverage, Skillsoft’s platform. Representatives of Churchill and the Sponsor contacted and were contacted by a number of individuals and entities with respect to such potential acquisitions. During this process, Global Knowledge was identified as one such potential acquisition target that, despite its near-term financial difficulties resulting from the COVID-19-related slowdown in business, favorably aligned with Churchill’s Acquisition Standards primarily because of its (i) position as a leader in IT and business skill trainings, (ii) ability to complement and improve Skillsoft’s content offerings, learning modalities and geographical reach and (iii) ability to generate significant cash flow in combining its operations with Skillsoft, resulting from, among other things, the realization of cost and operating synergies (see “Churchill’s Board of Directors’ Reasons for Approval of the Transactions”). On May 16, 2020, Mr. Klein held a call with representatives of Rhône Capital L.L.C. (“Rhône”) with respect to various strategic opportunities involving Albert UK Holdings 1 Limited (“Albert UK Holdings”), Global Knowledge’s sole stockholder, which is controlled by an investment fund affiliated with Rhône.
On May 18, 2020, representatives of Churchill and the Sponsor met and conducted further preliminary discussions with representatives of Global Knowledge, including its Chief Executive Officer, Mr. Todd Johnstone, and its Executive Chairman, Mr. Peter Salzer with respect to the strategic opportunities previously discussed on May 16, 2020. Also on May 18, 2020, Albert Luxembourg Holdings S.à r.l., the Global Knowledge parent entity, and Churchill executed a non-disclosure agreement to facilitate the exchange of information in connection with a potential transaction and Churchill commenced initial preliminary due diligence.
On May 22, 2020, Churchill delivered a “best and final” non-binding transaction proposal to Skillsoft, which updated the aggregate consideration to be paid to the Skillsoft Lenders to approximately $1.2 billion, consisting of (i) $505 million of cash, (ii) $430 million of new debt in the form of a senior secured term loan and (iii) a number of shares of Churchill Class A common stock equal to a value of at least $265 million.
On May 27, 2020, the Pointwell Board met to consider the revised Churchill proposal.
On June 1, 2020, Paul Weiss delivered a draft exclusivity letter (the “Exclusivity Letter”) to Weil. The Exclusivity Letter contemplated that Churchill and Skillsoft would enter into an exclusivity period expiring on August 13, 2020 to allow Churchill to complete its due diligence and to negotiate and finalize definitive documentation. The Exclusivity Letter also contemplated that, following the execution of a definitive agreement for Churchill’s acquisition of Skillsoft, Skillsoft would reimburse $2 million to Churchill in respect of certain expenses incurred by Churchill in connection with the negotiation and evaluation of the Merger. From June 1, 2020 until June 15, 2020, Paul Weiss and Weil negotiated the terms of the Exclusivity Letter. An affiliate of Churchill, on behalf of Churchill and its affiliates, and Skillsoft, with the support of the Consenting Skillsoft Creditors (as defined below), entered into the Exclusivity Letter on June 15, 2020. The Exclusivity Letter was later approved by the Bankruptcy Court (as defined below) on June 16, 2020.
On June 2, 2020, the Pointwell Board met to discuss the verbal agreement between Churchill and the Skillsoft Lenders with respect to certain terms of a sale transaction, as well as Skillsoft’s liquidity forecast and contingency planning. The Pointwell Board resolved to enter into a standalone restructuring support agreement with the Skillsoft Lenders on the basis that such agreement would be held in escrow and effected only if the documentation in connection with the proposed acquisition by Churchill was not executed by June 12, 2020.
On June 3, 2020, representatives of Churchill participated in a due diligence session with Skillsoft’s Chief Financial Officer to discuss Skillsoft’s Percipio platform and its progress in migrating customers thereto and a general update on Skillsoft’s business.
On June 5, 2020, Churchill sent an initial legal due diligence request list to Skillsoft. On June 7, 2020, representatives of Paul Weiss were granted access to Skillsoft’s virtual data room to facilitate Churchill’s legal due diligence review. On the basis of documents furnished by Skillsoft in response to the initial request list and supplemental requests, Paul Weiss conducted customary legal due diligence with respect to Skillsoft’s material customers and suppliers, intellectual property, labor force, executive compensation, real estate, data privacy, international trade, FCPA compliance and litigation exposure. Paul Weiss’s documentary review was also complemented by a number of due diligence calls in September 2020 with Skillsoft management.
On June 7, 2020 and June 11, 2020, Weil delivered a draft stock purchase agreement and a proposed restructuring plan to Paul Weiss.
On June 13, 2020, Skillsoft management informed the Pointwell Board that the documentation for the proposed Churchill acquisition had not been executed by June 12, 2020, and therefore the standalone restructuring support agreement with the Skillsoft Lenders, which provided for the filing of Skillsoft’s prepackaged Chapter 11 plan of reorganization, was released from escrow and made effective. Churchill favorably regarded Skillsoft’s Chapter 11 plan of reorganization as being in Skillsoft’s and Churchill’s mutual best interest and agreed to continue to negotiate the terms of a potential acquisition with Skillsoft.
On June 14, 2020, Skillsoft and certain of its affiliates (collectively, the “Debtors”) launched solicitation with respect to a prepackaged Chapter 11 plan of reorganization (the “Original Skillsoft Plan”) and shortly thereafter filed voluntary petitions for relief under Chapter 11 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (such cases, the “Bankruptcy Proceedings”). Skillsoft commenced the Bankruptcy Proceedings pursuant to a prepetition restructuring support agreement (the “Skillsoft RSA”) entered into with holders of approximately 81% of Skillsoft’s first lien debt (the “Consenting First Lien Skillsoft Lenders”) and holders of approximately 84% of Skillsoft’s second lien debt (the “Consenting Second Lien Skillsoft Lenders” and, collectively with the Consenting First Lien Skillsoft Lenders, the “Consenting Skillsoft Creditors”). Pursuant to the Skillsoft RSA, the Consenting Skillsoft Creditors agreed to vote in favor of the Original Skillsoft Plan, which contemplated, among other things, a de-levering Skillsoft’s balance sheet liabilities by approximately $1.5 billion in debt obligations to approximately $585 million in debt obligations upon emergence.

From June 2020 through August 27, 2020, the parties and their advisors negotiated and exchanged drafts of the stock purchase agreement and related transaction documents, including a revised draft of the stock purchase agreement Paul Weiss delivered to Weil on August 6, 2020. Significant areas of discussion and negotiation included: (i) analyzing whether the transaction would be structured as a stock purchase or as a merger, (ii) the level of conditionality in the stock purchase agreement, including the condition relating to the amount of cash Churchill has available at the closing of the Merger and the sources of such cash, (iii) the amount of additional indebtedness provided as consideration to certain of the Skillsoft Lenders and the mechanics through which such debt was to be issued, (iv) mechanics and viability of offering the Skillsoft Lenders the right to subscribe for additional shares of Class A common stock (the “Purchase Right”), (v) the incorporation of bankruptcy-related mechanics and provisions and (vi) the scope of the representations and warranties and covenants of the parties. Furthermore, as Skillsoft was not able to deliver the financial statements that would be required by the SEC in order to effect a transaction at the time (the “Required Financial Statements”), Churchill determined that it would not execute definitive agreements for the acquisition of Skillsoft until the Required Financial Statements were provided.
On June 30, 2020, the Churchill Board met by video conference to discuss the status of Churchill’s search for a potential transaction, including the potential business combination with Skillsoft as well as other potential acquisition targets. During the meeting, Churchill management updated the Churchill Board on the negotiation and due diligence process of Churchill’s potential acquisition of Skillsoft and certain related investment highlights.
On July 2, 2020, advisors to Skillsoft communicated to Churchill’s advisors that, while the Represented Skillsoft Lenders remained committed to preserving Skillsoft’s ongoing negotiations with Churchill, they were also focused on Skillsoft’s expedited emergence from the Bankruptcy Proceedings. In connection with Skillsoft’s preference to emerge from the Bankruptcy Proceedings on an expedited basis and consummate the proposed business combination with Churchill in an out-of-court acquisition, Weil also delivered to Paul Weiss a draft strawman term sheet for Skillsoft’s back-to-back restructuring and sale (the “Back-to-Back Term Sheet”). Throughout July and August 2020, representatives of Churchill and Skillsoft exchanged drafts of the Back-to-Back Term Sheet and conducted a number of telephonic conferences to discuss the transition from an in-court acquisition of Skillsoft to an out-of-court, post-emergence transaction. Significant areas of discussion and negotiation included: (i) structuring Skillsoft’s post-emergence governance documents and other transaction documents in a manner that would diminish uncertainties that could arise in an out-of-court setting, (ii) the aggregate amount of consideration contemplated by the proposed acquisition, (iii) the date on which Churchill’s position as a favored acquirer pursuant to Skillsoft’s organizational documents would end and (iv) an extension of the exclusivity period for the Merger.
In connection with the Back-to-Back Term Sheet, the Debtors made certain amendments to the Original Skillsoft Plan (as amended, the “Amended Skillsoft Plan”) in order to preserve Churchill’s ability to acquire Skillsoft following its emergence from the Bankruptcy Proceedings. Accordingly, on July 10, 2020, Skillsoft filed a motion seeking Bankruptcy Court approval of its disclosure statement and its proposed timeline and process for resolicitation of votes to accept or reject the Amended Skillsoft Plan (the “Resolicitation Motion”). The Bankruptcy Court entered an order granting the Resolicitation Motion on July 24, 2020.
On July 27, 2020, representatives of Churchill participated in a due diligence session with Skillsoft’s Chief Financial Officer to discuss Skillsoft’s financial results for year-to-date 2020.
On August 4, 2020, more than 66-2/3% in value of each class of Skillsoft Lenders voted to accept the Amended Skillsoft Plan.
On August 6, 2020, the Bankruptcy Court confirmed the Amended Skillsoft Plan on an uncontested basis.
On August 13, 2020, representatives of Churchill participated in a due diligence session with Skillsoft’s Chief Financial Officer, Chief Revenue Officer — Content Sales and Chief Marketing Officer to discuss Skillsoft’s business and marketing strategy.
On August 19, 2020, Churchill and Skillsoft executed an amendment to the Exclusivity Letter pursuant to which the exclusivity period for the Merger was extended until September 15, 2020.

On August 26, 2020, Skillsoft delivered a revised restructuring tax deck to Paul Weiss that depicted the Merger as a parent-to-parent merger.
On August 27, 2020, Skillsoft emerged from the Bankruptcy Proceedings with the intention of continuing to negotiate a sale of Skillsoft to Churchill, subject in all respects to mutual agreement on definitive documents and related terms. In connection with Skillsoft’s emergence from the Bankruptcy Proceedings, its aggregate outstanding debt amount was reduced by over $1.5 billion. Furthermore, as part of Skillsoft’s emergence from the Bankruptcy Proceedings, Skillsoft’s legacy (x) first lien debt holders became its Class A shareholders, (y) second lien debt holders became its Class B shareholders and (z) and first lien debt holders became its new lenders. Skillsoft’s organizational and debt documents were either amended or drafted, as applicable, to allow for a sale of Skillsoft to Churchill within a specified framework of economic terms and timing constraints (defined as a “Favored Sale”). A “Favored Sale,” which can only be consummated with an entity on whose behalf a certain affiliate of Churchill entered into the Exclusivity Letter, requires aggregate consideration of $810 million, which must be comprised of: (i) at least $505 million in cash, (ii) $285 million in Churchill equity (valued at $10.00 per share of Churchill Class A common stock) and (iii) up to $20 million in additional debt. A Favored Sale requires the approval of 66-2/3% of the outstanding Skillsoft Class A Shares and the Skillsoft Class B Shares, voting together as a single class, rather than the 75% threshold required for approval of any other sale. Provided that Skillsoft did not enter into any other agreement for the sale of its business, a definitive agreement for a Favored Sale could be entered into until the earlier of September 27, 2020 and two weeks following Skillsoft’s delivery of the Required Financial Statements to Churchill. Such transaction would be required to close by December 27, 2020.
Also on August 27, 2020, representatives of Churchill participated in a due diligence session with Skillsoft’s Chief Financial Officer to discuss Skillsoft’s audited financial statements and financial projections.
On August 28, 2020, representatives of Churchill held a due diligence session with Skillsoft’s Chief Administrative Officer and Chief Financial Officer to discuss inorganic growth opportunities.
From August 31, 2020 through October 12, 2020, after being introduced by Mr. McDermid to MIH Ventures B.V. (“Prosus”), a major investor in the Edtech sector, representatives of Churchill had numerous discussions with representatives of Prosus regarding the possibility of Prosus making an equity investment in Churchill pursuant to a private placement in connection with the potential business combination with Skillsoft. From September 26, 2020 through October 12, 2020, representatives of Cravath, Swaine & Moore LLP (“Cravath”), counsel to Prosus, held numerous discussions with Paul Weiss regarding Prosus’s potential equity investment in Churchill. These discussions ultimately culminated in Prosus’s agreement to (i) make an initial investment of approximately $100 million in Churchill and (ii) determine, within 30 days of the execution of the Subscription Agreement, dated October 12, 2020, by and among Churchill, Prosus, and the Sponsor (the “Prosus Subscription Agreement”), whether it would make an incremental investment of up to approximately $400 million in Churchill (the “Prosus Second Step Investment”). Churchill and Prosus also agreed that following the consummation of the Merger, to the extent Prosus elects to make the Prosus Second Step Investment and in the event that Prosus beneficially owns less than 35% of Class A common stock on a fully-diluted and as-converted basis (excluding any warrants issued to Prosus pursuant to the Prosus Subscription Agreement) immediately following the consummation of the Merger (the “Prosus Maximum Ownership Amount”), Prosus will have the concurrent right to purchase a number of additional shares of Churchill Class A common stock, at $10.00 per share, that would result in Prosus maintaining beneficial ownership of at least, but no more than, the Prosus Maximum Ownership Amount (the “Prosus Top-Up Right”).
On September 1, 2020, Skillsoft delivered a structuring considerations presentation to Paul Weiss that set forth Skillsoft’s proposal to structure Churchill’s acquisition of Skillsoft as a merger. Skillsoft’s proposal identified the use of (i) support agreements entered into by certain Skillsoft shareholders and (ii) a Registration Statement on Form S-4 for registering the shares of Churchill Class A common stock issuable to Skillsoft’s shareholders as consideration for the Merger.
On September 3, 2020, representatives of Churchill held a due diligence session with Skillsoft’s Chief Administrative Officer to discuss organic growth opportunities.
On September 4, 2020 and September 9, 2020, representatives of Churchill participated in due diligence discussions with Skillsoft’s management, including its Chief Revenue Officer — Content Sales and Chief Financial Officer, to discuss Skillsoft’s sales processes and financial model.

On September 11, 2020, Weil delivered to Paul Weiss a draft merger agreement based on Paul Weiss’s August 6 draft of the Stock Purchase Agreement. From September 11, 2020 through October 12, 2020, the parties and their advisors negotiated the Skillsoft Merger Agreement and related transaction documents. Significant areas of discussion and negotiation included: (i) tax considerations with respect to the structure of the contemplated transaction, (ii) whether Skillsoft’s shareholders could receive the Purchase Right and, if such rights were granted, the mechanics through which such issuance of rights and purchase of Churchill Class A common stock could be accomplished, (iii) Churchill’s right to (a) issue additional equity, (b) enter into agreements to incur incremental indebtedness post-closing of the Merger and (c) enter into agreements to acquire additional companies post-closing of the Merger by taking advantage of the platform created through its acquisition of Skillsoft, in each case, in the interim period between the execution of the Skillsoft Merger Agreement and the consummation of the Merger, (iv) the level of conditionality in the Skillsoft Merger Agreement, including (a) the amount of cash Churchill and Skillsoft would be required to have available in the aggregate at the closing of the Merger, the sources of such cash, whether such condition would be mutual or unilateral and the ability to incur additional indebtedness or issue additional shares of Churchill’s common stock if insufficient cash was available at closing and (b) which stockholder proposals must be approved at Churchill’s special stockholder meeting, (v) the amount of additional indebtedness provided as consideration to Skillsoft’s shareholders and (vi) the scope of the representations and warranties and covenants of the parties.
Between September 15, 2020 and September 28, 2020, representatives of Churchill, Rhône, Global Knowledge, the Global Knowledge Lenders (as defined below) and certain of their respective advisors held a number of calls to discuss a proposed acquisition of Global Knowledge by Churchill following the consummation of the Merger. During this period, representatives of Churchill and Rhône separately held a number of calls to continue their discussions of a potential equity investment of $50 million by Albert UK Holdings in Churchill in connection with the proposed Global Knowledge Merger (the “Rhône PIPE Investment”).
On September 16, 2020, an affiliate of Churchill and Skillsoft executed an amendment to the Exclusivity Letter pursuant to which the exclusivity period for the Merger was extended until September 27, 2020.
From September 18, 2020 through October 12, 2020, representatives of Churchill, Skillsoft, Weil and Paul Weiss exchanged drafts of various ancillary agreements related to the Merger and conducted various telephonic conferences with respect thereto to negotiate and resolve all open items. The ancillary agreements included, but were not limited to, a form of joint merger proposal (which is to be distributed to Skillsoft’s shareholders prior to the consummation of the Merger in accordance with Luxembourg law), the Sponsor Agreement, the Stockholders Agreement, the form of support agreement (pursuant to which certain Skillsoft shareholders would agree to (x) vote their shares in favor of and (y) exercise their drag-along rights following the effectiveness of the registration statement required in connection with the Merger to also require Skillsoft’s other shareholders to vote in favor of, in each case, the contemplated business combination with Churchill), the Registration Rights Agreement, a form of letter of transmittal which included a lock-up, a form of amendment to Churchill’s certificate of incorporation, a form of Churchill’s amended and restated certificate of incorporation and a form of Churchill’s amended and restated bylaws.
On September 22, 2020, representatives of Churchill and its advisors were granted access to Global Knowledge’s virtual data room to facilitate Churchill’s due diligence review. On September 27, 2020, Churchill sent an initial legal due diligence request list to Global Knowledge. From September 22, 2020 through October 7, 2020, Churchill and its advisors continued their broader due diligence review of Global Knowledge’s business, including holding numerous diligence calls among Churchill management, Global Knowledge management and their respective advisors.
From September 22, 2020 through October 12, 2020, representatives of Paul Weiss, Weil, and Gibson Dunn & Crutcher LLP, counsel to Skillsoft’s current lenders and an ad hoc group of holders of Skillsoft Class A Shares, and Milbank LLP, counsel to an ad hoc group of holders of Skillsoft Class B Shares and warrants, discussed the terms of Skillsoft’s debt financing amendments (the “Debt Financing Amendments”) and exchanged various drafts of the amendments to Skillsoft’s existing First Out Credit Agreement and the Second Out Credit Agreement. Initially, Churchill requested a revision to the economic terms of the existing Skillsoft debt agreements, including maturity, rate and amortization, as well as other covenant terms such as debt incurrence capacity and the financial maintenance covenant level. Upon further business discussions, instead of requesting revised economics, in exchange for keeping the maturity, rate and amortization unchanged from the terms of the existing First Out Credit Agreement and the Second Out Credit Agreement, Churchill made requests to increase capacity to consummate corporate transactions under the covenants, including debt incurrence, investments, acquisitions, dividends, restricted debt prepayments and dispositions and additional flexibility under the financial covenants.
On September 24, 2020, Skillsoft delivered the Required Financial Statements to Churchill.
On September 26, 2020 and September 27, 2020, Paul Weiss delivered a draft merger agreement and a draft subscription agreement in connection with the Rhône PIPE Investment (the “Rhône Subscription Agreement”) to Sullivan & Cromwell LLP (“S&C”), counsel to Global Knowledge, Rhône and Albert UK Holdings, respectively. From September 26, 2020 through October 12, 2020, Churchill, Rhône, Global Knowledge, the Global Knowledge Lenders and their respective advisors negotiated the Global Knowledge Merger Agreement, the Rhône Subscription Agreement and related transaction documents. Significant areas of discussion and negotiation included: (i) the number of warrants exercisable for shares of Churchill’s common stock that were to be issued to the Global Knowledge stockholder as consideration for the proposed business combination and the terms of such warrants, (ii) the deadline for consummating the Global Knowledge Merger, (iii) Global Knowledge’s ability to negotiate and solicit alternative transactions to Churchill’s proposed business combination in the interim period between the execution of the Global Knowledge Merger Agreement and the consummation of the Global Knowledge Merger, (iv) the inclusion of a “most favored nation” provision in favor of Albert UK Holdings pursuant to which no shares of Churchill’s common stock or warrants exercisable thereinto would be issued on better terms than those offered to Albert UK Holdings, (v) reimbursement of Global Knowledge’s transaction expenses and indemnification for losses caused by Churchill, (vi) the closing conditions in the Global Knowledge Merger Agreement, including the condition that Churchill immediately following the closing of the Global Knowledge Merger will have a minimum level of liquidity and the sources of cash and allocation of expenses accounted for in such assessment of liquidity and the ability to incur additional indebtedness or issue additional shares of Churchill’s common stock if insufficient liquidity was provided for at closing, (vii) automatic termination of the Global Knowledge Merger Agreement upon the taking of certain actions by the Global Knowledge Lenders under Global Knowledge’s forbearance arrangements, (viii) the scope of the representations and warranties and covenants of Churchill and Global Knowledge, including the efforts to be taken by Churchill to satisfy the closing conditions and (ix) the deadline for Albert UK Holdings to elect to subscribe for additional shares of Churchill’s common stock pursuant to the Rhône Subscription Agreement.
Also on September 26, 2020, in connection with Prosus’s potential capital investment in Churchill via a private placement, Paul Weiss delivered a draft subscription agreement to Cravath. From September 26, 2020 through October 12, 2020, Churchill, Prosus and their respective advisors negotiated the Prosus Subscription Agreement. Significant areas of discussion and negotiation included: (i) the size of Prosus’s initial investment and subsequent right to invest additional capital, (ii) the scope of the services offered by Prosus to Churchill pursuant to the strategic support agreement, (iii) the number of warrants exercisable for shares of Churchill’s common stock that were to be issued to Prosus in connection with its investment, (iv) Prosus’s governance rights, specifically with respect to representation on Churchill’s board of directors, (v) the extent to which Prosus’s investment would require governmental regulatory review and approval, (vi) Prosus’s preemptive rights to purchase securities in connection with any future offering of securities by Churchill and (vii) Prosus’s concurrent right to purchase additional shares of Churchill Class A common stock following the consummation of the Merger to maintain beneficial ownership of at least, but no more than, the Prosus Maximum Ownership Amount.
On September 27, 2020, an affiliate of Churchill and Skillsoft executed an amendment to the Exclusivity Letter pursuant to which the exclusivity period for the Merger was extended until October 5, 2020. At a special meeting also held on September 27, 2020, greater than 66-2/3% of Skillsoft’s shareholders voted to amend Skillsoft’s organizational documents to extend to October 12, 2020 the date by which a definitive agreement for a Favored Sale may be executed.
Also on September 27, 2020, the Churchill Board met by video conference, with representatives of Paul Weiss, Citi, Tyton Partners Capital Markets, LLC (“Tyton”), the Klein Group and Churchill’s strategic advisor also attending, to discuss the status of the potential business combination with Skillsoft and subsequent acquisition of Global Knowledge. During the meeting, Mr. Klein updated the Churchill Board on the status of Churchill’s due diligence review, the proposed timeline of the potential transactions and the status of and interest by certain potential investors, including Prosus and Albert UK Holdings, in making an investment in Churchill (the “PIPE Investments”). Mr. Klein, representatives of the Klein Group, Citi and members of Churchill management discussed with the Churchill Board the financial profile of Skillsoft and Global Knowledge. Mr. Klein, representatives of the Klein Group and members of Churchill management also discussed with the Churchill Board, with the assistance of Tyton and Churchill’s strategic advisor, the strategic rationale for, and the potential benefits to stockholders of Churchill of, the Merger and the Global Knowledge Merger. Churchill management, with the assistance of Citi and Churchill’s other financial advisors and consultants, assisted the Churchill Board in evaluating the Merger and the Global Knowledge Merger by discussing certain financial matters relating to Skillsoft’s and Global Knowledge’s standalone and combined business implied by the terms of the potential business combinations, including various valuation methodologies that Churchill management used to assess the Post-Combination Company’s implied value. Mr. Klein then provided an update on the status of the negotiations of the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement and the other transaction documents. A question and answer session then followed. The Churchill Board instructed Paul Weiss to continue to negotiate with Weil and S&C to resolve the open points in the merger agreements and the other transaction documents in the manner discussed.
Also on September 27, 2020, representatives of Churchill, including Mr. Klein, met by video conference with the board of directors of GK Holdings, Inc., a Delaware corporation and a subsidiary of Global Knowledge, to discuss the proposed terms of the Global Knowledge Merger.
On September 28, 2020, Churchill delivered to FTI Consulting, advisor to the Global Knowledge Lenders, a non-binding letter of intent (the “Letter of Intent”). The Letter of Intent contemplated a proposal that would allow Global Knowledge’s creditors to recover approximately $241 million in the aggregate by means of both cash consideration and the incremental issuance of new debt by Churchill following the closing of the Merger.
In September and October 2020, Mr. Klein, other members of Churchill management and representatives of M. Klein and Company periodically provided updates to members of the Churchill Board regarding the potential business combinations with Skillsoft and Global Knowledge.
On October 2, 2020, in connection with the Global Knowledge Merger, Churchill’s advisors delivered a restructuring support term sheet (the “GK RST”) to the Global Knowledge Lenders for the proposed restructuring of Global Knowledge’s pre-merger funded debt obligations, which contemplated a toggle for either (i) an in-court restructuring if less than 100% of Global Knowledge Lenders agreed to the terms of the restructuring and (ii) an out-of-court restructuring if 100% of Global Knowledge Lenders agreed to the terms of the restructuring. This initial GK RST proposed that (a) the First Lien GK Lenders (as defined below) would receive (x) $75 million of cash and (y) $100 million in aggregate principal amount of new term loans, and (b) the Second Lien GK Lenders would receive (x) $10 million of cash and (y) $20 million in aggregate principal amount of new term loans. Additionally, Churchill proposed to pay the full principal amount of the Blue Torch Facility (as defined below) and interest with respect thereto through September 30, 2020. The foregoing recoveries to the Global Knowledge Lenders and Blue Torch would be funded by Churchill.
On October 5, 2020 and October 8, 2020, an affiliate of Churchill and Skillsoft executed amendments to the Exclusivity Letter pursuant to which the exclusivity period for the Merger was extended until October 7, 2020 and October 12, 2020, respectively.
On October 6, 2020, Cravath delivered to Paul Weiss a draft strategic support agreement. From October 6, 2020 through October 12, 2020, the parties and their advisors negotiated the Strategic Support Agreement. Significant areas of discussion and negotiation included: (i) the scope of the services to be provided and (ii) Prosus’s governance rights, specifically with respect to the right to nominate the chairperson of the Post-Combination Company.
On October 8, 2020, the Global Knowledge Lenders provided a counterproposal to Churchill’s draft of the GK RST, whereby 100% of the Global Knowledge Lenders would agree to support the out-of-court restructuring for the following recoveries: (i) the First Lien GK Lenders would receive (a) $143.5 million of cash minus the First Lien Lenders’ pro rata portion of the Retention Plan Cash Consideration Reduction and (b) $50 million in aggregate principal amount of new term loans (or an equivalent amount of cash in lieu thereof), and (ii) the Second Lien GK Lenders would receive (a) $12.5 million of cash minus the Second Lien Lenders’ pro rata portion of the Retention Plan Cash Consideration Reduction and (b) $20 million in aggregate principal amount of new term loans (or an equivalent amount of cash in lieu thereof). Additionally, Blue Torch communicated to Churchill that it would consent to the contemplated business combination only if it received payment in full of its principal and payment of interest through the date of its full repayment, which was contemplated to occur concurrently with the closing of the Global Knowledge Merger. From October 8, 2020 until October 12, 2020, representatives of Churchill, the Global Knowledge Lenders and Blue Torch held additional calls and exchanged further correspondence on the economic terms proposed on October 8, 2020.
Following the September 27, 2020 meeting of the Churchill Board and until October 12, 2020, representatives of Weil, S&C and Paul Weiss exchanged drafts of the applicable transaction documents and held calls to resolve remaining open points. The negotiation between Paul Weiss and Weil of the Skillsoft Merger Agreement focused on (i) closing conditions (including the minimum available closing date cash condition and the sources of cash that were to be included in such calculations), (ii) Churchill’s interim operating covenants, (iii) the Purchase Right (which the parties ultimately determined to exclude), (iv) the standard for divestiture of Skillsoft’s assets for purposes of securing required regulatory approval and (v) analysis of a potential, contingent tax liability in connection with the contemplated transaction structure and which party should bear the risks, if any, thereof. The negotiation between Paul Weiss and S&C of the Global Knowledge Merger Agreement focused on (a) closing conditions (including the minimum level of liquidity closing condition), (b) the efforts required by Churchill to (x) take actions necessary to obtain financing to meet the minimum liquidity closing condition and (y) consummate the Merger, (c) reimbursement of Global Knowledge’s expenses if the Global Knowledge Merger was not consummated, (d) automatic termination of the Global Knowledge Merger Agreement upon the taking of certain actions by the Global Knowledge Lenders under Global Knowledge’s forbearance arrangements and (e) deadline for consummating the Global Knowledge Merger.
Throughout the first two weeks of October 2020, representatives of Churchill held a number of discussions with potential investors interested in making an equity investment in Churchill, including (i) SuRo Capital Corp. (“SuRo”), a publicly traded investment fund, which is an affiliate of Mark Klein, in connection with, and conditioned on, the consummation of the Merger (the “SuRo PIPE Investment”) and (ii) Lodbrok Capital LLP (“Lodbrok”) in connection with, and conditioned on, the consummation of the Global Knowledge Merger (the “Lodbrok PIPE Investment”). Representatives of Churchill delivered a draft subscription agreement to SuRo and Lodbrok on October 10, 2020 and October 12, 2020, respectively.
On the evening of October 11, 2020, the Skillsoft Board met by video conference to discuss and evaluate the proposed business combination between Skillsoft and Churchill with representatives of Weil and Houlihan Lokey and members of Skillsoft management also attending. Weil and Houlihan Lokey reviewed with the Skillsoft Board the strategic rationale for the proposed business combination, as well as their perspective on Skillsoft’s and New Skillsoft’s valuations as implied by the terms of the Merger and the Global Knowledge Merger, including the potential business combination with Global Knowledge and the PIPE Investments as well as the benefits to the Skillsoft shareholders of consummating the Merger and the Global Knowledge Merger. Skillsoft management informed the Skillsoft Board that the parties and their respective advisors were in the process of finalizing the documentation for the contemplated Merger and the Global Knowledge Merger. After fulsome discussion of the materials presented by Skillsoft management and its advisors, the Skillsoft Board (i) unanimously adopted resolutions determining, among other things, that the Skillsoft Merger Agreement, the business combination between Skillsoft and Churchill and the other transactions contemplated by the Skillsoft Merger Agreement were to the advantage and in the benefit and corporate interest of Skillsoft and its shareholders, with the expectation of receiving updates from Skillsoft management and its advisors thereafter regarding final negotiation of the Skillsoft Merger Agreement and (ii) exercised the discretion available to it under the Skillsoft Articles to extend the outside date to consummate a Favored Sale until the outside date under the Skillsoft Merger Agreement.
On the morning of October 12, 2020, the Churchill Board met by video conference to discuss and evaluate the potential business combinations with Skillsoft and Global Knowledge, with representatives of

Citi, Tyton, Paul Weiss, the Klein Group and Churchill’s strategic advisor also attending. Mr. Klein, representatives of the Klein Group and members of Churchill management, with the further assistance of Tyton and Churchill’s strategic advisor, again discussed with the Churchill Board the strategic rationale for the transactions (including Skillsoft’s emergence from Chapter 11 with a sufficiently de-levered balance sheet, the continued success of Skillsoft’s Percipio platform rollout and Churchill’s ability to control the composition of the post-combination company’s management), Churchill’s lead role in negotiating the contemplated transactions, matters relating to the PIPE Investments, the benefits to Churchill stockholders of consummating such transactions and, with the assistance of Citi, the growth potential of Skillsoft’s and Global Knowledge’s combined business through the contemplated acquisitions. Churchill management, with the assistance of Churchill’s strategic advisor, also reviewed with the Churchill Board the digital learning sector as well as the strategic merits of combining Skillsoft and Global Knowledge. Churchill management then reviewed with the Churchill Board prospective financial information that reflected Churchill management’s strategy for New Skillsoft (as further described in the section “Certain Unaudited Prospective Financial Information”) and, Churchill management, with assistance of Citi and Churchill’s other financial advisors and consultants, reviewed certain additional financial information relating to the Merger and the Global Knowledge Merger, including perspectives on Skillsoft’s and New Skillsoft’s valuations as implied by the terms of the Merger and the Global Knowledge Merger. As further described in the section “Certain Additional Financial Information,” the Churchill Board noted that the implied transaction value of the Merger and the Global Knowledge Merger as a multiple of adjusted EBITDA of New Skillsoft compared favorably to the results derived from the methodologies (including a selected public companies analysis) reflected in such information. Citi and Tyton also discussed with the Churchill Board the potential reaction in the capital markets to the Merger and the Global Knowledge Merger. Mr. Klein informed the Churchill Board that Churchill, Skillsoft, Global Knowledge, Prosus and their respective advisors were in the process of finalizing the documentation for the contemplated Merger and the Global Knowledge Merger. After fulsome discussion, the Churchill Board adjourned with the expectation of reconvening thereafter to review and consider for approval the definitive documents, including the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement and the subscription agreements for the PIPE Investments.
Following the meeting of the Churchill Board and prior to the Board’s vote at the subsequent meeting, (i) Churchill, Global Knowledge and the Global Knowledge Lenders agreed to accept the proposal set forth in the October 8, 2020 draft of the GK RST and (ii) Paul Weiss, Weil, S&C and Cravath finalized execution versions of the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement, the Prosus Subscription Agreement and other ancillary agreements related to the Merger and the Global Knowledge Merger.
The Churchill Board reconvened by video conference at a subsequent meeting on October 12, 2020 to continue its discussion and evaluation of the potential business combinations with Skillsoft and Global Knowledge, with representatives of Paul Weiss also attending. Representatives of Paul Weiss reviewed with the Churchill Board its fiduciary duties and summarized the material terms (including the structure and contemplated consideration) of the Merger and the Global Knowledge Merger, including those contained in the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement and their respective related transaction documents, as well as those related to the PIPE Investments. The Churchill Board further discussed certain related party transaction matters arising in connection with the potential business combination (see “Certain Relationships and Related Person Transactions”). The Churchill Board then temporarily adjourned and a meeting of Churchill’s Audit Committee (which is entirely comprised of independent directors (pursuant to the listing standards of the NYSE)) was convened. Churchill’s Audit Committee discussed, evaluated and ultimately approved the related party transactions discussed at the meeting and the transaction documents with respect thereto, including the Sponsor Agreement, the Registration Rights Agreement, the Stockholders Agreement, the engagement letter with The Klein Group and the SuRo Subscription Investment. After Churchill’s Audit Committee adjourned, the Churchill Board was reconvened and after further fulsome discussion, including asking questions of Churchill management and Churchill’s legal advisor, the Churchill Board determined that based upon the terms of the Merger and the Global Knowledge Merger, the information provided by Mr. Klein, Churchill management, Citi, Tyton, the Klein Group, Paul Weiss and Churchill’s strategic advisor and the other factors described below in “Churchill’s Board of Directors’ Reasons for Approval of the Transactions,” the Merger, the Global Knowledge Merger and the PIPE Investments were advisable and in the best interests of Churchill and its stockholders. Upon a motion duly made and seconded, the Churchill Board unanimously (i) determined that it is in the best interests of Churchill and its stockholders, and declared it advisable, to enter into the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement and the subscription agreements for the PIPE Investments, (ii) approved the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement, the subscription agreements for the PIPE Investments and the Merger and the Global Knowledge Merger on the terms and subject to the conditions of the applicable transaction documents and (iii) adopted a resolution recommending the Merger be adopted by Churchill’s stockholders.
Thereafter, (i) the applicable parties executed the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement, the subscription agreements for the PIPE Investments and, in each case, their respective related agreements and other documentation and (ii) the Debt Financing Amendments were executed by Skillsoft and Skillsoft’s then-current lenders holding at least a majority of the then-outstanding loans under each of the First Out Credit Agreement and Second Out Credit Agreement. Also on October 12, 2020, in connection with the agreed-upon GK RST, Global Knowledge entered into a Restructuring Support Agreement (the “Global Knowledge RSA”) with (x) 100% of its lenders under that certain Amended and Restated First Lien Credit and Guaranty Agreement, dated as of January 30, 2015, by and among, inter alios, Albert US Holdings Inc. (“GK Holdings”), as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Credit Suisse, acting in its capacity as administrative agent and collateral agent (the “First Lien Credit Agreement,” and the lenders thereto, the “First Lien GK Lenders”); and (y) 100% of its lenders under that certain Amended and Restated Second Lien Credit and Guaranty Agreement, dated as of January 30, 2015, by and among, inter alios, GK Holdings, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Trust, acting in its capacity as administrative agent and collateral agent (the “Second Lien Credit Agreement,” and there lenders thereto, the “Second Lien Lenders,” together with the First Lien Lenders, the “Global Knowledge Lenders”). The Global Knowledge RSA contemplates an out-of-court restructuring (the “Restructuring”) that provides meaningful recoveries, funded by Churchill, to the Global Knowledge Lenders. Churchill is a third-party beneficiary of the Global Knowledge RSA with respect to enforcement of certain specific provisions and its explicit rights under the Global Knowledge RSA and not a direct party thereto.
On the morning of October 13, 2020, before the stock market opened, Churchill, Skillsoft and Global Knowledge announced the execution of the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement, the Prosus Subscription Agreement, the Merger and the Global Knowledge Merger. The subscription agreements for the Lodbrok PIPE Investment and the SuRo PIPE Investment were executed by Churchill and the applicable investor on October 13, 2020 and October 14, 2020, respectively.
On November 10, 2020, Churchill and Rhône mutually agreed not to pursue an investment by Rhône and the Rhône Subscription Agreement was terminated in accordance with its terms. Also on November 10, 2020, Prosus elected to make the Prosus Second Step Investment for $400 million (subject to reduction pursuant to the Prosus Subscription Agreement).
Recommendation of the Skillsoft Board of Directors and Reasons for the Merger
After consideration, the Skillsoft Board unanimously adopted resolutions (i) determining that the Skillsoft Merger Agreement, the Merger and the other transactions contemplated by the Skillsoft Merger Agreement were to the advantage and in the benefit and corporate interest of Skillsoft and its shareholders, (ii) acknowledging, authorizing, approving, and declaring advisable the Merger and the transactions contemplated by the Skillsoft Merger Agreement, (iii) approving the terms of, the entry into, and execution by Skillsoft of the Skillsoft Merger Agreement and the transactions contemplated thereby, including the Merger, and (iv) recommending the adoption of the Skillsoft Merger Agreement by Skillsoft’s shareholders. The Skillsoft Board recommends that the Skillsoft shareholders adopt and approve the Skillsoft Merger Agreement and the transactions contemplated thereby.
In reaching its decision to acknowledge, authorize, approve and declare advisable the Skillsoft Merger Agreement and resolving to recommend that Skillsoft’s shareholders adopt and approve the Skillsoft Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Skillsoft Merger Agreement, the Skillsoft Board consulted with Skillsoft’s management, as well as its independent financial and legal advisors, and considered a number of factors and scenarios, including its knowledge of Skillsoft’s business, operations, financial condition, earnings and prospects, and its knowledge of the financial and capital markets and the risks associated with pursuing a business combination transaction with a special purpose acquisition company. Among the various factors and scenarios that the Skillsoft Board considered in favor of its decision are:
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Court’s Prior Approval of Chapter 11 Plan, “Favored Sale” Terms.   The Skillsoft Board considered the fact that on August 6, 2020, the Bankruptcy Court approved the plan of reorganization (the “Plan”) of Skillsoft Corporation and certain of its affiliates (collectively, the “Debtors”), which Plan contemplated that Skillsoft would enter into a “Favored Sale” transaction following its emergence from bankruptcy (subject to certain enumerated conditions), which included the key economic terms of a potential transaction, and such Plan was supported by holders of approximately 81% of Skillsoft’s First Lien Debt and approximately 84% of its Second Lien Debt, which debtholders held approximately 81% and 84% of Skillsoft Class A Shares and Skillsoft Class B Shares, respectively, upon emergence. Pursuant to the Plan, the organizational documents of Skillsoft and Skillsoft’s warrant agreements, in each case, adopted or entered into upon Skillsoft’s emergence from bankruptcy contemplated that, if a definitive agreement for a “Favored Sale” had not been entered into by a specified date, Skillsoft’s capital structure would be reconstituted in a manner that would not permit Skillsoft to legally effect the Merger on the terms currently proposed. The terms of the Skillsoft Merger Agreement and the Merger constitute a “Favored Sale,” as such term is defined in the organizational documents of Skillsoft.

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Shareholder Value and Return Potential.   The Skillsoft Board assessed the value and nature of the consideration to be received in the Merger by Skillsoft shareholders, including the financial and other terms of the Skillsoft Merger Agreement, and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Skillsoft and Churchill. The following value-related factors were assessed and supported the notion that the Merger was advantageous to Skillsoft and its shareholders:

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Valuation:   The Merger represented an increase in value in comparison to the Plan value described in the Debtors’ Disclosure Statement for the Plan, as filed on July 24, 2020 (the “Disclosure Statement”).

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Cash Component of Proceeds:   The Merger will deliver $505 million in cash to Skillsoft shareholders at closing, along with an additional $20 million in incremental debt, providing certainty to the shareholders’ return profile. In addition, the Skillsoft shareholders were previously lenders to Skillsoft, and, as part of the Plan, experienced a write-down in their position; as a result, the Merger offered a premium valuation in comparison to the Plan value described in the Disclosure Statement, including cash consideration that Skillsoft shareholders would receive in connection with the Merger.

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Equity Upside:   Churchill’s track record of creating value for shareholders, coupled with the potential investments from Prosus and additional PIPE investors, supported the concept that the Merger would accelerate Skillsoft’s current growth trajectory and better position the Skillsoft business and management to effectuate value creating strategic initiatives.

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Benefits from Being a Public Company.   The Skillsoft Board considered that Skillsoft would benefit from being a publicly traded company in several respects, including:

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Liquidity for Skillsoft Shareholders.   Having the common stock of the Post-Combination Company listed on the NYSE, a major U.S. stock exchange, has the potential to offer shareholders greater liquidity than holding shares of Skillsoft.

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Access to Capital.   Skillsoft will have broader access to capital via the public capital markets, which the Skillsoft Board believes would be a more time- and cost-effective means to access capital, in order to repay a portion of its existing indebtedness and to reduce leverage, than other options considered.

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Public Profile.   Skillsoft may benefit from having a greater public profile, including but not limited to an enhanced ability to attract and retain highly-talented executives and employees, and increase its brand recognition.

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Other Alternatives.   The Skillsoft Board assessed multiple avenues, such as continuing the current strategic execution roadmap and potentially exploring a private capital raise to accelerate Skillsoft’s strategic goals. However, the Skillsoft Board considered that the Merger, with the support of new capital and a new partner in Churchill, accelerated Skillsoft’s trajectory and offered the most compelling path forward with the highest degree of execution certainty.

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Terms of the Transaction Agreements.   The Skillsoft Board considered the terms and conditions of the Transaction Agreements, including:

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Skillsoft Merger Agreement.   In addition to the financial terms of the Skillsoft Merger Agreement, the Skillsoft Board considered the nature and scope of the closing conditions to the Skillsoft Merger Agreement and the likelihood of obtaining any necessary regulatory approvals. For a more detailed description of the Skillsoft Merger Agreement, see the section titled “Skillsoft Merger Agreement.”

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Sponsor Agreement.   Churchill Sponsor and Churchill’s directors and officers (the “Sponsor Agreement Parties”) entered into an amended and restated letter agreement (the “Sponsor Agreement”), pursuant to which the Sponsor Agreement Parties have agreed to vote all shares of the Churchill Class A common stock beneficially owned by such persons in favor of the Merger and each of the other related proposals presented at Churchill’s Special Meeting. For a more detailed description of the Sponsor Agreement, see the section titled “Other Agreements — Sponsor Agreement.”

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Support Agreements.   Churchill and Skillsoft entered into the Support Agreements with the Supporting Skillsoft Shareholders, who collectively hold shares of Skillsoft representing approximately 61% of the aggregate voting power of the outstanding shares of Skillsoft. Each Support Agreement provides, among other things, that each Supporting Skillsoft Shareholder will vote all of such Supporting Skillsoft Shareholders’ then-outstanding shares of Skillsoft in favor of the Skillsoft Merger Proposal and any other proposal reasonably necessary under applicable law to effect the Merger at Skillsoft’s special shareholder meeting. For a more detailed description of the Support Agreements, see the section titled “Other Agreements — Support Agreements.”

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PIPE Investment by Prosus.   The Skillsoft Board considered the terms and conditions of the subscription agreement entered into by MIH Ventures B.V. (“Prosus”), Churchill and Churchill Sponsor, in connection with the Skillsoft Merger Agreement, pursuant to which, among other things, Prosus subscribed for 10,000,000 shares of Churchill Class A common stock, at a purchase price of $10.00 per share, to be issued at the Closing, and Churchill granted Prosus a 30-day option to subscribe for up to the lesser of (i) an additional 40,000,000 shares of Churchill Class A common stock, at a purchase price of $10.00 per share, or (ii) such additional number of shares that would result in Prosus beneficially owning the Prosus Maximum Ownership Amount, in each case, subject to certain adjustments and conditioned upon, among other things, certain regulatory closing conditions and the consummation of the Merger. In addition, the Skillsoft Board assessed the impact of new capital to the business and concluded that a significant investment would be advantageous to Skillsoft’s business and its shareholders.

The Skillsoft Board also considered the following negative factors:
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Risk that the Merger may not be completed.   The Skillsoft Board considered the risk that the Merger might not be consummated in a timely manner or at all, due to a lack of shareholder approval, excessive stockholder redemptions or failure to satisfy conditions to closing.

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Impact on reputation and business if the Merger is not completed.   The Skillsoft Board considered the possibility that the Merger might not be completed and that there may be an adverse effect of the public announcement of the Merger on Skillsoft’s reputation and business in the event the Merger is not completed.

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Risk that the acquisition of Global Knowledge may not be completed.   The Skillsoft Board considered the risk that the acquisition of Global Knowledge might not be consummated in a timely manner or at all, due to a lack of shareholder or requisite lender approval or failure to satisfy conditions to closing and the fact that the Merger is not contingent on the consummation of the Global Knowledge Merger.
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Fees, expenses and challenges.   The Skillsoft Board considered the fees and expenses to be incurred in connection with the Merger.

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Costs of being a public company.   The Skillsoft Board considered the additional public company expenses and obligations that the Post-Combination Company will incur following the Merger that it would not otherwise incur.

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Restrictions on operation of Skillsoft’s business.   The Skillsoft Board considered the fact that, although Skillsoft will continue to exercise control and supervision over its operations prior to the completion of the Merger, the Skillsoft Merger Agreement generally requires that Skillsoft use reasonable best efforts to conduct its business in the ordinary course of business and in accordance with specified restrictions, subject to Churchill’s prior consent (which consent may not be unreasonably withheld, delayed or conditioned). These restrictions on the operation of Skillsoft’s business might delay or prevent Skillsoft from undertaking certain business opportunities that might arise pending completion of the Merger.

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Interests of Skillsoft’s executive officers and directors.   The Skillsoft Board considered the fact that certain executive officers and directors of Skillsoft may have interests in the Merger that may be different from, or in addition to, the interests of Skillsoft’s shareholders generally, including the manner in which they would be affected by the Merger, and the other matters disclosed in the section titled “The Merger — Interests of Skillsoft Directors and Executive Officers in the Merger.”

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Other risks.   The Skillsoft Board considered various other risks associated with the combined organization and the Merger, including the risks described in the section titled “Risk Factors.”

The foregoing discussion of the factors considered by the Skillsoft Board is not intended to be exhaustive, but rather includes the material factors considered by the Skillsoft Board. In reaching its decision to acknowledge, authorize, approve and declare advisable, the Skillsoft Merger Agreement, the Merger and the other transactions contemplated by the Skillsoft Merger Agreement, the Skillsoft Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Skillsoft Board considered all these factors as a whole, including its discussions with Skillsoft’s management and financial and legal advisors, and, overall, considered these factors to be favorable to, and to support, its determination. This explanation of Skillsoft’s reasons for the merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements; Market, Ranking and Other Industry Data”.
In approving the Merger, the Skillsoft Board determined not to obtain a fairness opinion. The officers and directors of Skillsoft have substantial experience in evaluating the operating and financial merits of transactions, and have experience with mergers and acquisitions, and the Skillsoft Board concluded that their experience and background, together with experience and sector expertise of Skillsoft’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Merger.
The Skillsoft Board concluded that the potentially negative factors associated with the Merger were outweighed by the potential benefits that it expected Skillsoft shareholders would receive as a result of the Merger, including the belief of the Skillsoft Board that the Merger would maximize the immediate value of shares of Skillsoft and partially eliminate certain risks and uncertainties affecting the future prospects of Skillsoft. Accordingly, the Skillsoft Board determined that the Merger and the other transactions contemplated by the Skillsoft Merger Agreement are to the advantage and in the benefit and corporate interest of Skillsoft and its shareholders, and acknowledged, authorized, approved and declared advisable, the Skillsoft Merger Agreement, the Merger and the other transactions contemplated by the Skillsoft Merger Agreement. The Skillsoft Board recommends that Skillsoft’s shareholders vote in favor of the Skillsoft Merger Proposal, the Skillsoft Merger Agreement, the Merger and the Skillsoft Charter Amendment Proposal.

Recommendation of the Churchill Board of Directors and Reasons for the Merger
Churchill’s Board of Directors’ Reasons for Approval of the Merger
The Churchill Board, in evaluating the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement and the other transactions contemplated by the Merger, the Global Knowledge Merger and the PIPE Investments, consulted with Churchill’s management and leading consulting, legal and financial advisors. In unanimously (i) determining that it is in the best interests of Churchill and its stockholders, and declaring it advisable, to enter into the Skillsoft Merger Agreement and the Global Knowledge Merger Agreement, (ii) approving the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement, the Merger and the Global Knowledge Merger, on the terms and subject to the conditions of the applicable transaction documents and (iii) adopting a resolution recommending the Merger be adopted by Churchill’s stockholders separately and apart from the Global Knowledge Merger (which was unanimously approved by the Churchill Board and is not subject to approval by Churchill’s stockholders), the Churchill Board considered and evaluated a number of factors, including the factors discussed below. The Churchill Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Churchill Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. The Churchill Board determined not to obtain a fairness opinion in connection with approving the Merger and the Global Knowledge Merger. In evaluating financial aspects of the Merger and the Global Knowledge Merger, the Churchill Board relied on, among other things, (i) its own, as well as Churchill’s officers’, substantial experience in evaluating operational and financial merits of companies across a wide range of industries and (ii) Churchill’s financial advisors, including Citi, Tyton and the Klein Group.
This explanation of Churchill’s reasons for the Merger and the Global Knowledge Merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements; Market, Ranking and Other Industry Data.”
The Churchill Board considered a number of factors pertaining to the Merger and the Global Knowledge Merger as generally supporting its decision to enter into the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement and their respective related agreements and the transactions contemplated thereby, including but not limited to, the following material factors:
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Attractive Valuation.   The purchase price values Skillsoft on a standalone basis and New Skillsoft at a discount to certain comparable companies based on various valuation methodologies as more fully described under “— Certain Additional Financial Information”.

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Reasonableness of Aggregate Consideration.   Following a review of the financial data provided to Churchill, including Skillsoft’s and Global Knowledge’s historical financial statements and certain unaudited prospective financial information, as well as Churchill’s due diligence review of the Skillsoft and Global Knowledge businesses and the views of Churchill’s consultants and financial and other advisors, the Churchill Board considered the aggregate consideration to be paid and determined that the aggregate consideration was, with respect to each respective business, reasonable in light of such data and financial information.

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Opportunities for Growth in Revenues, Adjusted EBITDA and Free Cash Flow.   With a strategic plan that involves migrating all Skillsoft customers to Percipio, Skillsoft’s proprietary platform which provides value-added learning content, customized learning journeys and analytical tools and services, by January 31, 2023 (Skillsoft’s fiscal year-end), restructuring Skillsoft’s sales force and go-to-market strategy, implementing commercial, operational and cost structure improvements (such as simplifying Skillsoft’s and Global Knowledge’s organizational structure and assessing pricing strategy), continuing Skillsoft’s existing rebranding effort and exploiting synergies between Skillsoft and Global Knowledge (as further described in “Information about Skillsoft and Global Knowledge — Our Strategy”), the Churchill Board believed that New Skillsoft could organically achieve (i) 7-10% annual revenue growth during Skillsoft’s fiscal year 2023 and (ii) a 30-35% target long-term margin for adjusted EBITDA, in each case, assuming successful implementation of the anticipated enhance, extend and expand strategy. The Churchill Board also believed that New Skillsoft could achieve a target long-term levered free cash flow conversion of 75-85%, assuming the same successful implementation of such strategy.
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Favorable Industry Trends.   The corporate digital learning market is large, growing, and fragmented. The market is experiencing a number of favorable trends, including the need to provide additional training to employees as they prepare for the jobs of tomorrow and the accelerated digitization of training as a result of COVID-19.

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Existing Industry Leadership in Digital Corporate Learning.   Skillsoft is a leading provider of online learning, training, and talent solutions that help organizations develop the skills of their workforce. Its customers include more than 65% of the Fortune 500, and it hosts more than 36 million learners worldwide. Skillsoft has a global customer base with revenues from the United States, Other Americas, Europe, Middle East, Africa and Asia-Pacific which account for approximately 79%, 4%, 12%, and 5%, respectively, of Skillsoft’s revenues for the year ended January 31, 2020. Global Knowledge is a leading global provider of technology skills training, delivering training and courses via live digital, classroom and increasingly on-demand modalities to more than 70% of the Fortune 1000. It leverages partnerships with approximately 30 IT vendors to provide more than 2,500 courses annually to more than 164,000 IT professionals.

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Strong Platform to Create Value.   Skillsoft has proprietary content across a wide-range of topics that is delivered to its customers primarily through Percipio. The Churchill Board believed that Percipio’s high quality content, large sales force and broad customer base will drive a sustained competitive advantage, highly visible non-cyclical recurring revenues and provide revenue growth opportunities for expanding Skillsoft’s footprint with existing customers, new customers, new markets and geographic regions. The Churchill Board further believed that Skillsoft is at an attractive inflection point given its transition to Percipio, which has an annual dollar retention rate of approximately 100%.

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New Skillsoft’s Position as Industry Leader and Growth Platform.   The Churchill Board believed that the extensive content portfolio and certification offerings of New Skillsoft, including Global Knowledge’s current substantial catalogue of courses in the fastest-growing segment of corporate digital learning, Technology and Development, global sales network and ongoing migration of customers to Skillsoft’s Percipio platform position it for significant strategic and financial flexibility to accelerate growth. The Churchill Board believed that New Skillsoft could generate more than $500 million in annual revenue by fiscal year 2022, and that, as a strong competitor by size, content and impact, its growth in revenue and Adjusted EBITDA could be fueled by acquiring other content providers and educational technology companies. In making such determination, the Churchill Board considered that Skillsoft’s strong platform and recurring cash flow (i.e., subscription and recurring revenues represent approximately 90% of its total revenue base) support such add-on acquisitions as well as transformative acquisitions that address whitespace opportunities in the corporate digital learning industry.

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Business and Financial Condition and Prospects.   After conducting extensive due diligence, along with their familiarity with Skillsoft’s and Global Knowledge’s businesses, the Churchill Board and Churchill management had knowledge of, and were familiar with, Skillsoft’s and Global Knowledge’s businesses, financial condition, results of operations and future growth prospects (including favorable free cash flow generation). The Churchill Board considered the results of the due diligence review of Skillsoft’s and Global Knowledge’s businesses, including Skillsoft’s proprietary platforms, Skillsoft’s and Global Knowledge’s respective content libraries and intellectual property assets, their customer networks and the potential impact of the COVID-19 pandemic on each of their respective businesses. The Churchill Board also took into consideration Skillsoft’s and Global Knowledge’s recent financial distress, including Skillsoft’s previously unsustainable level of debt that led to its in-court restructuring and Global Knowledge’s significant debt obligations that resulted in its ongoing forbearance arrangements. Taking into account Skillsoft’s significantly reduced post-emergence indebtedness and resulting greater liquidity, the Churchill Board discussed Skillsoft’s prospects for growth and financial stability in executing upon and achieving the business plan of New Skillsoft, including its ability to expand the reach of its cloud-based Percipio platform by migrating existing customers, integrate Global Knowledge’s content and instructor-led modules into Skillsoft’s library and restructure Skillsoft’s sales force and go-to-market motion to leverage the increased product expertise of the Global Knowledge sales force, enhance focus on upselling existing customers and cross-selling between HR and IT customers, focus on developing a learner-centric culture and employ branding strategies based on data collection and metrics.
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Commitment of Skillsoft’s Owners.   The Churchill Board believed that Skillsoft’s current shareholders continuing to own a meaningful stake in the Post-Combination Company on a pro forma basis reflected such shareholders’ belief in and commitment to the continued growth prospects of Skillsoft going forward.

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Skillsoft Shareholder Approval.   The Churchill Board considered the fact that certain Skillsoft shareholders, representing approximately 61% of the aggregate voting power of the outstanding Skillsoft Shares, have entered into support agreements that require such shareholders to (i) vote all of their Skillsoft Shares in favor of the Skillsoft Merger Proposal and any other proposal reasonably necessary under applicable law to effect the Merger at Skillsoft’s special shareholder meeting and (ii) unless waived by Churchill, exercise their drag-along rights (promptly following the effective time of the registration statement of which this joint proxy statement/prospectus forms a part) pursuant to Skillsoft’s shareholders agreement to require all other shareholders of Skillsoft to take all actions in connection with consummating the Merger as Skillsoft may reasonably request, including voting in favor of Skillsoft’s adoption of the Skillsoft Merger Agreement. Churchill has provided a limited waiver of the requirement to exercise drag-along rights in connection with the Skillsoft Extraordinary General Meeting scheduled for June 10, 2021 in order to allow Skillsoft to hold its meeting inside of the twenty days required by the drag provisions in the Skillsoft Shareholders’ Agreement. Approximately 61% of the aggregate voting power of the outstanding Skillsoft Class A Shares and Skillsoft Class B Shares, which includes Skillsoft’s largest shareholders, have committed to vote in favor of the Merger and any other proposal reasonably necessary under applicable law to effect the Merger pursuant to the Support Agreement. In lieu of exercising the drag-along rights in respect of the Skillsoft Extraordinary General Meeting scheduled for June 10, 2021, Skillsoft intends to seek irrevocable support from additional institutional shareholders prior to the Skillsoft Extraordinary General Meeting scheduled for June 10, 2021 to assure a successful vote at such meeting.

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Churchill’s Strong Investment Partners.   The Churchill Board brings deep experience in educational technology and growth investing. Further, the Churchill Board considered the fact that Churchill has partnered with Prosus, a preeminent educational technology and growth equity investor, to bring capital, expertise and management talent to the Post-Combination Company, including Prosus’s capital investment in Churchill (as further described in “Background of the Transactions”):

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Prosus, the international internet assets division of Naspers, is a global consumer internet group and one of the largest technology investors in the world. Through its investments, Prosus focuses on building meaningful businesses in sectors including online classifieds, payments, fintech, food delivery, education technology and more, and actively seeks new opportunities to partner with exceptional entrepreneurs who are using technology to address big societal needs.

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Post-Combination Board of Directors.   The Churchill Board considered the fact that the board of directors of the Post-Combination Company would be a balanced and independent board of directors (rather than one controlled by former stockholders of Skillsoft or Global Knowledge).

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Liquidity Needs.   The Churchill Board considered the risk that the current public stockholders of Churchill would redeem their public shares for cash upon consummation of the Merger, thereby reducing the amount of cash available to Churchill following the Merger and the Global Knowledge Merger. The Churchill Board determined that the PIPE Investments and the market for alternative sources of debt and equity capital in Churchill would facilitate sufficient funds being available, if needed, to complete the Merger and the Global Knowledge Merger, as well as enhance New Skillsoft’s liquidity and ability to implement Churchill management’s strategy with Adjusted EBITDA growth.

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Experienced, Proven and Committed Chief Executive Officer and Management Team.   The Churchill Board considered the fact that Churchill management’s strategic plan for the Post-Combination Company will be implemented by Jeffrey Tarr as the Post-Combination Company’s new Chief Executive Officer. Mr. Tarr, the former CEO of DigitalGlobe and Hoover’s and former President &

Chief Operating Officer of IHS, has a fifteen-plus year track record of building tech-enabled, publicly traded services companies into trusted industry leaders and generating substantial returns for those companies’ stakeholders. Additionally, the Churchill Board believed that its plan retain certain senior members of Skillsoft’s current management team, as well as select members of Global Knowledge’s management team to join the Post-Combination Company’s management team, will position the combined company for strong growth while ensuring a smooth integration of Global Knowledge’s content and customer and vendor relationships with Skillsoft’s existing customer base and platform.
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Equity Investments by Lodbrok.   The Churchill Board believed the commitment to invest up to $20 million in New Skillsoft by Lodbrok reflects Lodbrok’s belief in and commitment to the growth prospects of New Skillsoft.

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Skillsoft Being an Attractive Target.   The Churchill Board considered the fact that Skillsoft (i) is of a size relevant to the public marketplace, (ii) has a significant total addressable market and growth expansion opportunities, (iii) provides an opportunity to supplement its existing product offerings with the addition of Global Knowledge’s IT expertise and course content and (iv) would benefit from the consummation of the Merger as a result of becoming a public company, which the Churchill Board believed would improve Skillsoft’s ability to grow, including through bolt-on acquisitions such as the Global Knowledge Merger.

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Other Alternatives.   Churchill raised $690,000,000 in June 2019 with the objective of consummating an attractive business combination. Since that time, as more fully described in “Background of the Transactions”, Churchill has evaluated a number of businesses but has been most impressed by the Skillsoft business. The Churchill Board believed that, based upon the terms and the financial analysis of the Merger, that the Merger creates the best available opportunity to maximize value for Churchill stockholders.

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Terms of the Skillsoft Merger Agreement, Global Knowledge Merger Agreement and the Related Agreements.   The Churchill Board considered the terms and conditions of the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement and their respective related agreements and transactions contemplated thereby, including the Mergers, each party’s representations, warranties and covenants, the conditions to each party’s obligation and the termination provisions as well as the strong commitment by each of Skillsoft, Global Knowledge and Churchill to complete the Merger and the Global Knowledge Merger.

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Independent Director Role.   The Churchill Board is comprised of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Merger and the Global Knowledge Merger, our independent directors, Dena Brumpton, Jeremy P. Abson, Glenn R. August, Malcom S. McDermid and Karen G. Mills, took an active role in evaluating the proposed terms of the Merger and the Global Knowledge Merger, including the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement, their respective related agreements and the amendments to Churchill’s certificate of incorporation to take effect upon the completion of the Merger. Churchill’s independent directors evaluated and unanimously approved, as members of the Churchill Board, the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement and their respective related agreements and transactions contemplated thereby, including the Merger and the Global Knowledge Merger.

The Churchill Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Merger and the Global Knowledge Merger, including, but not limited to, the following:
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Macroeconomic Risks.   Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on the revenues of the Post-Combination Company.

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Benefits May Not Be Achieved.   The risk that the potential benefits of the Merger and the Global Knowledge Merger may not be fully achieved or may not be achieved within the expected timeframe and therefore the Post-Combination Company or New Skillsoft, as applicable, may not realize the financial performance set forth in the financial projections considered by the Churchill Board.

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Growth Initiatives May Not be Achieved.   The risk that the growth initiatives and synergies between Skillsoft and Global Knowledge may not be fully achieved or may not be achieved within the expected timeframe.

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No Third-Party Fairness Opinion.   The risk that Churchill did not obtain a third-party appraisal or fairness opinion in connection with the Merger and the Global Knowledge Merger.

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The Rights of Prosus Pursuant to the Prosus Subscription Agreement.   The risks relating to the rights granted to Prosus pursuant to the Prosus Subscription Agreement, including Prosus’s right to designate for nomination a number of directors to the Post-Combination Company’s board of directors that is proportionate to its capital investment in the Post-Combination Company’s pro forma capital structure and the right to designate for appointment the chairman of the Post-Combination Company’s board of directors.

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CFIUS Approval.   The risk that CFIUS approval of Prosus’s subscription for and purchase of Churchill Class A common stock is not obtained, thereby limiting Prosus’s capital contribution to its initial investment of the lesser of (x) an investment amount that results in Prosus beneficially owning 9.9% of the common stock of the Post-Combination Company on a fully-diluted and as-converted basis and (y) $100 million.

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Liquidation.   The risks and costs to Churchill if the business combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Churchill being unable to effect a business combination within the Completion Window and force Churchill to liquidate.

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Churchill’s Stockholder Vote.   The risk that Churchill’s stockholders may object to and challenge the Merger and take action that may prevent or delay the consummation of the Merger and the Global Knowledge Merger, including to vote down proposals in connection with the Merger at Churchill’s special meeting or redeem their shares.

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Independence of the Global Knowledge Merger from the Merger.   The fact that completion of the Merger is not conditioned on the completion of the Global Knowledge Merger, such that if the Merger is consummated but the Global Knowledge Merger is not, the Post-Combination Company would not be able to take advantage of the growth initiatives and synergies between Skillsoft and Global Knowledge otherwise described herein. As described elsewhere in this joint proxy statement/prospectus, consummation of the Global Knowledge Merger is subject to certain closing conditions that may not be satisfied following the consummation of the Merger. All discussions regarding New Skillsoft in this joint proxy statement/prospectus are subject to the consummation of both the Merger and the Global Knowledge Merger.

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Closing Conditions.   The fact that completion of the Merger and the Global Knowledge Merger is conditioned on the satisfaction of certain closing conditions that are not within Churchill’s control, including the possibility that the current public stockholders of Churchill will redeem their public shares for cash upon consummation of the Merger, thereby reducing the amount of cash available to satisfy the available closing date cash condition set forth in the Skillsoft Merger Agreement.

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Litigation.   The possibility of litigation challenging the Merger and/or the Global Knowledge Merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Merger and/or the Global Knowledge Merger.

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Fees and Expenses.   The fees and expenses associated with completing the Merger and the Global Knowledge Merger.

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Other Risks.   Various other risks associated with the business of Skillsoft and Global Knowledge, as described in the section entitled “Risk Factors” appearing elsewhere in this joint proxy statement/prospectus.

In addition to considering the factors described above, the Churchill Board also considered that:
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Interests of Certain Persons.   Some officers and directors of Churchill may have interests in the Merger and the Global Knowledge Merger as individuals that are in addition to, and that may be different from, the interests of Churchill’s stockholders (see section entitled “The Merger — Interests of Churchill’s Directors and Officers in the Merger”). Churchill’s independent directors reviewed and considered these interests during the negotiation of the Merger and the Global Knowledge Merger and in evaluating and unanimously approving, as members of the Churchill Board, the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement and the respective transactions contemplated therein, including the Merger and the Global Knowledge Merger.
The Churchill Board concluded that the potential benefits that it expected Churchill and its stockholders to achieve as a result of the Merger and the Global Knowledge Merger outweighed the potentially negative factors associated with the Merger and the Global Knowledge Merger. The Churchill Board also noted that Churchill stockholders would have a substantial economic interest in the Post-Combination Company (depending on the level of Churchill stockholders that sought redemption of their public shares into cash). Accordingly, the Churchill Board unanimously determined that the Skillsoft Merger Agreement, the Global Knowledge Merger Agreement and their respective related agreements and transactions contemplated thereby, were advisable and in the best interests of Churchill and its stockholders.
Recommendation of the Churchill Board
After careful consideration of the matters described above, the Churchill Board determined unanimously that each of the Merger Proposal (which, for the avoidance of doubt, does not include the Global Knowledge Merger), the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal, if presented, is fair to and in the best interests of Churchill and its stockholders. The Churchill Board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.
Satisfaction of 80% Test
The NYSE Listed Company Manual requires that Churchill’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the trust account) at the time of Churchill’s signing of a definitive agreement in connection with its initial business combination. As of October 12, 2020, the date of the execution of the Skillsoft Merger Agreement, the value of the net assets held in the trust account was approximately $675.9 million (excluding approximately $21.4 million of deferred underwriting discount held in the trust account) and 80% thereof represents approximately $540.7 million. In reaching its conclusion that the Merger meets the 80% asset test, the Churchill Board used as a fair market value the enterprise value of approximately $1.3 billion, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Skillsoft Merger Agreement. The enterprise value consists of an implied equity value of approximately $790 million and approximately $478 million of net debt. In determining whether the enterprise value described above represents the fair market value of Skillsoft, the Churchill Board considered all of the factors described in this section and the section of this joint proxy statement/prospectus entitled “The Skillsoft Merger Agreement” and the fact that the purchase price for Skillsoft was the result of an arm’s length negotiation. As a result, the Churchill Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the trust account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the trust account).
Interests of Churchill’s Directors and Officers in the Merger
In considering the recommendation of the Churchill Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and Churchill’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of Churchill stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Churchill Special Meeting, including the Merger Proposal. These interests include, among other things:
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If the Merger with Skillsoft or another business combination is not consummated within the Completion Window, Churchill will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the Churchill Board, dissolving and liquidating. In such event, the 17,250,000 Founder Shares held by the Sponsor which were acquired for an aggregate purchase price of  $25,000 prior to the Churchill IPO, would be worthless because the Sponsor is not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $172.8 million based upon the closing price of $10.02 per share on the NYSE on April 28, 2021, the record date. Michael Klein is the sole stockholder of M. Klein Associates, Inc., which is the managing member of Churchill Sponsor II LLC, Churchill’s directors, and entities with which they are affiliated also hold interests in the Sponsor.
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The Sponsor purchased an aggregate of 15,800,000 private placement warrants from Churchill for an aggregate purchase price of $15,800,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Churchill IPO. A portion of the proceeds Churchill received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $23.2 million based upon the closing price of $1.47 per warrant on the NYSE on April 28, 2021, the record date. The private placement warrants will become worthless if Churchill does not consummate a business combination within the Completion Window.

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Churchill has engaged the Klein Group, an affiliate of M. Klein and Company, LLC, the Sponsor and Michael Klein, to act as Churchill’s financial advisor in connection with the Merger and the Global Knowledge Merger. Pursuant to this engagement, no fees will be payable upon the closing of the Merger and Churchill will pay the Klein Group an advisory fee of $4.0 million, with respect to the consummation of the Global Knowledge Merger, and 2.0% of the principal amount raised (excluding any principal amount raised from an affiliate of Churchill) in connection with any PIPE Investments. The payment of such fee is conditioned upon the completion of the Merger. Therefore, the Klein Group and Michael Klein have a financial interest in the completion of the Merger in addition to the financial interest of the Sponsor (with whom they are affiliated) described above. The engagement of the Klein Group and the payment of the advisory fee has been approved by Churchill’s audit committee and the Churchill Board in accordance with Churchill’s related persons transaction policy. Churchill will also provide a customary indemnity to the Klein Group in connection with this engagement.

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Michael Klein and Karen G. Mills will become directors of Skillsoft after the closing of the Merger. As such, in the future each will receive any cash fees, stock options or stock awards that the Board determines to pay to its non-executive directors.

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If Churchill is unable to complete a business combination within the Completion Window, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Churchill for services rendered or contracted for or products sold to Churchill. If Churchill consummates a business combination, on the other hand, Churchill will be liable for all such claims.

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Churchill’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Churchill’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Churchill fails to consummate a business combination within the Completion Window, they will not have any claim against the trust account for reimbursement. Accordingly, Churchill may not be able to reimburse these expenses if the Merger or another business combination is not consummated within the Completion Window. As of April 28, 2021, the record date, the Sponsor and their affiliates had incurred no unpaid reimbursable expenses.

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The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

Interests of Skillsoft Directors and Executive Officers in the Merger
In considering the recommendation of the Skillsoft board of directors to vote in favor of approval of the proposals, shareholders should keep in mind that Skillsoft’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of Skillsoft shareholders. Shareholders should take these interests into account in deciding whether to approve the proposals presented at the Skillsoft Extraordinary General Meeting, including the Merger Proposal. These interests include, among other things:
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The fact that a director of Skillsoft will become a director of the Post-Combination Company after the closing of the Merger. As such, in the future, such director will receive any cash fees, stock options or stock awards that the Board determines to pay to its non-executive directors.

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The fact that Skillsoft has entered into employment agreements with each of its named executive officers and granted retention bonus awards to several of its directors and named executive officers. For more information regarding these arrangements, please see “Management of Skillsoft — Skillsoft Compensation.”

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The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

REGULATORY APPROVALS REQUIRED FOR THE MERGER
Completion of the Merger is subject to approval under the HSR Act. Churchill has agreed to take any and all necessary steps to resolve as soon as reasonably practicable prior to the termination date, any inquiry or investigation by any government authority relating to the transactions contemplated by the Skillsoft Merger Agreement under any antitrust law. Subject to certain exceptions, Churchill has agreed to, and shall cause its subsidiaries to: (i) offer, negotiate, effect, and agree to, by consent decree, hold separate order or otherwise, any sale, divestiture, license, or other disposition of or restriction on, Skillsoft, any of Skillsoft’s subsidiaries, Churchill’s or its subsidiaries’ assets or businesses; provided, however, that any such sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action on Skillsoft or its subsidiaries is conditioned on the occurrence of, and shall become effective only from and after, the closing date; and (ii) take any and all actions to avoid and, if necessary, defend any threatened or initiated litigation under any antitrust law that would prevent or delay consummation of the transactions contemplated by the Skillsoft Merger Agreement. Churchill and Skillsoft agreed to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. Churchill received notice of early termination of the waiting period under the HSR Act on November 10, 2020.
HSR Act
Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. Churchill and Skillsoft filed Notification and Report Forms with the Antitrust Division and the FTC on October 26, 2020 and received notice of early termination of the waiting period under the HSR Act on November 10, 2020.
At any time before or after the completion of the Merger, the Antitrust Division, the FTC or foreign antitrust authorities could take action under the U.S. or foreign antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to clear the Merger subject to the divestiture of assets of Churchill or Skillsoft or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of Churchill or Skillsoft or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.
There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of Churchill or Skillsoft to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals.

ACCOUNTING TREATMENT
The Merger will be considered a business combination and will be accounted for using the acquisition method of accounting, whereby Churchill has been determined to be the accounting acquirer, in both the no redemption and maximum redemption scenarios, primarily based on the following predominate factors:
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Existing Churchill stockholders will have the largest voting interest in the combined entity in the no redemption scenario;

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In the maximum redemption scenarios, Skillsoft shareholders’ ownership interest in the combined company is similar to that of Churchill stockholders. These respective ownership interests in the combined company do not provide either party with a controlling interest. Further, Prosus is an independent investor and does not influence and is not influenced by Churchill or Skillsoft stockholders or shareholders, respectively;

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Prosus’s ownership interest in the combined company is limited in the Prosus PIPE Investment to subscribing for up to a number of additional shares of Churchill Class A common stock that would result in it beneficially owning 35% of the issued and outstanding shares of Churchill Class A common stock on a fully‑diluted and as‑converted basis, which limits its ability to obtain a controlling interest;

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The board of directors of the combined company will initially have seven members and the Sponsor will have the right to nominate six members of the initial board. The initial board composition of the combined company is independent of the redemption scenarios; and

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Churchill has placed the Chief Executive Officer and other members of management of the combined company.

Other factors were considered; however, they would not change the preponderance of factors indicating that Churchill is the accounting acquirer. Moreover, Prosus completing the First Step or First and Second Step Investments would not change the determination that Churchill was the accounting acquirer.

PUBLIC TRADING MARKETS
Churchill’s Class A common stock is listed on the NYSE under the symbol “CCX”. Churchill’s public warrants are listed on the NYSE under the symbol “CCX WS”. Churchill’s units are listed on the NYSE under the symbol “CCX.U”. Following the Merger, the Post-Combination Company’s Class A common stock (including common stock issuable in the Merger) will be listed on the NYSE under the symbol “SKIL”.

THE SKILLSOFT MERGER AGREEMENT
This section describes the material terms of the Skillsoft Merger Agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Skillsoft Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Skillsoft Merger Agreement that is important to you. You are encouraged to read the Skillsoft Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Churchill or Skillsoft. Such information can be found elsewhere in this joint proxy statement/prospectus.
Effects of the Merger
As a result of the Merger, Skillsoft will merge with and into Churchill, Skillsoft will cease to exist and Skillsoft’s subsidiaries will become subsidiaries of Churchill. The Proposed Charter set forth as Annex C to this joint proxy statement/prospectus and the amended and restated bylaws attached as Exhibit J to the Skillsoft Merger Agreement will be the certificate of incorporation and bylaws (respectively) of the Post-Combination Company.
Merger Consideration
At the effective time of the Merger, (i) each outstanding Skillsoft Class A Share (other than shares owned by Churchill, which will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor) will be automatically cancelled and Churchill will issue as consideration therefor (A) 6.25 shares of Churchill Class A common stock and (B) one share of Churchill Class C common stock and (ii) each outstanding Skillsoft Class B Share will be automatically cancelled and Churchill will issue as consideration therefor 28.125 shares of Churchill Class A common stock, in each case except for any fractional shares of Churchill Class A common stock which would result (which will instead be paid out in cash in accordance with the Skillsoft Merger Agreement; such payment in cash will not represent separately bargained-for consideration, and will not exceed ten percent (10%) of the nominal value of the shares issued by Churchill in the context of the Merger in accordance with Article 1020-3 of the Luxembourg Companies’ Law). Immediately following the effective time of the Merger, each outstanding share of Churchill Class C common stock issued to the former holders of Skillsoft Class A Shares in connection with the Merger will be redeemed for a redemption price of (i) $131.51 per share in cash and (ii) $5.208 per share in Incremental Loans under the Existing Second Out Credit Agreement.
No fractional shares of Churchill Class A common stock will be issued. In lieu of the issuance of any such fractional shares, Churchill has agreed to pay to each former holder of Skillsoft ordinary shares who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, after deducting any required withholding taxes, equal to the product of (i) the amount of the fractional share interest in a share of Churchill Class A common stock to which such holder otherwise would have been entitled multiplied by (ii) an amount equal to the VWAP of shares of Churchill Class A common stock for the 20 trading days prior to the date that is three business days prior to the closing.
Closing and Effective Time of the Merger
Unless the parties otherwise mutually agree, the closing of the Merger (the “closing”) will take place on the date which is three business days after the date on which all of the closing conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Merger) (such date, the “closing date”). See “— Conditions to the Merger” for a more complete description of the conditions that must be satisfied prior to closing.
On the closing date, Churchill and Skillsoft will effect the Merger by (i) filing a certificate of merger with the Secretary of State of the State of Delaware and (ii) arranging for the adoption in front of a Luxembourg notary of a declaration of the Skillsoft Board confirming that all conditions to the Merger have been satisfied or waived and that the Merger is effective. The time at which the Merger becomes effective is sometimes referred to in this joint proxy statement/prospectus as the “effective time.”

As of the date of this joint proxy statement/prospectus, the parties expect that the closing of the Merger will occur during the first quarter of 2021. However, there can be no assurance as to when or if the Merger will occur.
If the Merger is not completed by the date that is eight (8) months following the date of the Skillsoft Merger Agreement (the “termination date”), the Skillsoft Merger Agreement may be terminated by either Churchill or Skillsoft. A party may not terminate the Skillsoft Merger Agreement pursuant to the provision described in this paragraph if the failure of the closing to occur by the termination date is due to a material breach of any representations, warranties or covenants contained in the Skillsoft Merger Agreement by the party seeking to terminate the Skillsoft Merger Agreement. See “— Termination.”
Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger.   Skillsoft has agreed that, prior to the effective time of the Merger, it will, and cause its subsidiaries to, use reasonable best efforts to (i) operate its business in all material respects in the ordinary course of business and preserve the present business operations, organization and goodwill of the business, and the present relationships with material customers of the business, material suppliers of the business and creditors of the business, (ii) keep available the services of their present officers and other key employees, (iii) maintain all insurance policies or substitutes therefor and (iv) continue to accrue and collect accounts receivable, accrue and pay accounts payable, establish reserves for uncollectible accounts and manage inventory, in each case, in the ordinary course of business, in accordance with past custom and practice; provided that each of Skillsoft and its subsidiaries may take such actions as it deems reasonably necessary in its reasonable business judgment in order to mitigate, remedy, respond to or otherwise address the effects or impact of the coronavirus (COVID-19) pandemic, including complying with any order, guidance, shelter in place and non-essential business orders by any government authority or measures to protect the health or safety of any person (any such action, a “COVID-19 Response”); provided, further, that following any such COVID-19 Response, to the extent that Skillsoft or any of its subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business, Skillsoft shall, and shall cause its subsidiaries to, use reasonable best efforts to resume conducting Skillsoft’s or its subsidiaries’, as applicable, business in the ordinary course of business in all material respects as soon as reasonably practicable.
In addition to the general covenants above, Skillsoft has agreed that prior to the effective time of the Merger, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the written consent of Churchill (which may not be unreasonably withheld, conditioned or delayed):
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change or amend its certificate of incorporation, articles of association, bylaws or other organizational documents;

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change or amend that certain Shareholders’ Agreement of Skillsoft, dated as of August 27, 2020, by and among Skillsoft and each stockholder of the Company party thereto (as amended as of September 27, 2020) in any way that would adversely affect Churchill or prevent or materially impair or delay the ability of either Skillsoft or Churchill to consummate the transactions contemplated by the Skillsoft Merger Agreement or alter the definitions of “Favored Sale” or “Common Share Trigger” or the voting thresholds related thereto;

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grant any lien on any asset, except in the ordinary course of business, other than a Permitted Lien (as defined in the Skillsoft Merger Agreement) or a lien that will be discharged at or prior to the closing;

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(i) fail to maintain its existence, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or merge or consolidate with, or purchase any equity of or any material portion of the assets of, any corporation, partnership or other business organization or division or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Skillsoft or any of its subsidiaries (other than the transactions contemplated by the Skillsoft Merger Agreement);

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except for any such debt or guaranty that will be discharged at or prior to the closing, incur or issue any debt, or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person;

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issue or sell any additional shares of, or other equity interests in, Skillsoft or its subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire such shares, other equity interests or securities;

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sell, assign, transfer, lease, license or allow to lapse any rights in any material intellectual property, except for non-exclusive licenses to third parties in the ordinary course of business;

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disclose any trade secret held by Skillsoft or any of its subsidiaries as a trade secret related to the business (except pursuant to a written agreement restricting the disclosure and use of such trade secrets in the ordinary course of business);

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sell, transfer, lease, sublease, abandon, cancel, let lapse or convey or otherwise dispose of any assets having a value in excess of $250,000, other than in the ordinary course of business or as requested by a government authority;

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fail to timely file any material tax return required to be filed (after taking into account any extensions) by the applicable entity, prepare any material tax return on a basis inconsistent with past practice, fail to timely pay any material tax that is due and payable by the applicable entity, surrender any claim for a refund of a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to a material amount of taxes, make or change any material tax election or adopt or change any material tax accounting method, file any amendment to a material tax return, enter into any agreement with a government authority with respect to material taxes, settle or compromise any claim or assessment by a government authority in respect of material taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material taxes, or enter into any material tax sharing or similar agreement (other than any agreement not primarily related to taxes entered into in the ordinary course of business);

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other than in the ordinary course of business, enter into any settlement or release with respect to any material action (including any pending or threatened action) relating to the business other than any settlement or release that (1) results in a full release of Skillsoft or the applicable subsidiary with respect to the claims giving rise to such action, or (2) involves the payment of liabilities reflected or reserved against in full in Skillsoft’s financial statements dated as of prior to August 31, 2020;

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acquire any real property;

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make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except advances to employees or officers of Skillsoft or its subsidiaries in the ordinary course of business;

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enter into any agreement that materially restricts the ability of Skillsoft or any of its subsidiaries to engage or compete in any line of business, or enter into any agreement that materially restricts the ability of Skillsoft or any of its subsidiaries to enter a new line of business;

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enter into, renew or amend in any material respect any Skillsoft affiliate agreement;

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other than in the ordinary course of business, enter into, amend any material term of or terminate any renewal option under any material real property lease;

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materially amend or terminate certain material contracts or enter into any contract that would have been a material contract if it had been entered into prior to the date of the Skillsoft Merger Agreement, in each case, other than in the ordinary course of business;

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(i) make, declare, pay or set aside any dividends or distributions on any capital stock of Skillsoft (in cash or in kind) to the stockholders of Skillsoft in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;
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other than as set forth in the capital expenditure budget made available to Churchill, enter into any commitment for capital expenditures in excess of $500,000 in the aggregate;

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enter into any material new line of business outside of the business currently conducted by Skillsoft and its subsidiaries as of the date of the Skillsoft Merger Agreement;

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make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law;

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voluntarily fail to maintain coverage under any of Skillsoft’s insurance policies in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Skillsoft and its subsidiaries and their assets and properties, or cancel or materially change such insurance policies;

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take any action with respect to (x) any service provider of Skillsoft or any of its subsidiaries (including with respect to hiring any new service provider or firing of any service provider) or (y) employee benefit plans, in each case, outside of the ordinary course of business consistent with past practice; provided, that, for purposes of this clause, “ordinary course of business consistent with past practice” shall not be construed to include any retention bonuses or arrangements similar to those issued by Skillsoft or its subsidiaries prior to the date of the Skillsoft Merger Agreement;

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(I) change or amend any Existing Credit Agreement and/or any “Credit Document” as defined therein, including each Signing Date Amendment, and/or (II) waive any obligation of any lender that is, or becomes, party to any Signing Date Amendment; or

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enter into any legally binding commitment with respect to any of the foregoing.

Churchill has agreed to a more limited set of restrictions on its business prior to the effective time of the Merger. Specifically, Churchill has agreed that prior to the effective time of the Merger, except as contemplated by the Skillsoft Merger Agreement and subject to certain specified exceptions, it will not and will not permit any of its subsidiaries to, without the written consent of Skillsoft (which may not be unreasonably withheld, conditioned, delayed or denied):
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other than to adopt the Charter Amendment and the Proposed Charter, change modify or amend the trust agreement or the Churchill organizational documents;

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(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Churchill; (B) split, combine or reclassify any capital stock of, or other equity interests in, Churchill; or (C) other than as required by Churchill’s organizational documents in order to consummate the transactions contemplated by the Skillsoft Merger Agreement (including the redemption of any shares of Churchill Class A common stock required by Churchill’s organizational documents), repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Churchill;

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enter into, renew or amend in any material respect, any transaction or contract with a Churchill affiliate other than wholly-owned subsidiaries;

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waive, release, compromise, settle or satisfy any pending or threatened material claim (including any pending or threatened action) or compromise or settle any liability, other than (x) in the ordinary course of business consistent with past practice, (y) that otherwise do not require payment in an amount that exceeds a specified aggregate amount or (z) that relates directly or indirectly to the Skillsoft Merger Agreement or the transactions contemplated thereby (including any class action or derivative litigation) that do not require payment of damages in an amount that exceeds a specified aggregate amount;

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incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness for borrowed money other than such indebtedness that would not be prohibited by any Existing Credit Agreement (in each case, after giving effect to the applicable Signing Date Amendment) if such indebtedness was to be incurred by the Post-Combination Company following the closing;

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(A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Churchill or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Churchill warrants outstanding on the date of the Skillsoft Merger Agreement, (ii) the transactions contemplated by the Skillsoft Merger Agreement or (iii) Churchill Class A common stock or any warrants exercisable for shares of Churchill Class A common stock at a purchase price, or at an exercise price, as applicable, equal to or greater than ten dollars ($10.00) per share (before calculating any transaction expenses, original issuance discounts or other similar premiums, charges and expenses that are customary for issuances of equity or equity-linked securities in connection with a private investment in a public company, subject to certain limitations) or (B) amend, modify or waive any of the terms or rights set forth in, any Churchill warrant or the warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

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fail to timely file any material tax return required to be filed (after taking into account any extensions) by the applicable entity, prepare any material tax return on a basis inconsistent with past practice, fail to timely pay any material tax that is due and payable by the applicable entity, surrender any claim for a refund of a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to a material amount of taxes, make or change any material tax election or adopt or change any material tax accounting method, file any amendment to a material tax return, enter into any agreement with a government authority with respect to material taxes, settle or compromise any claim or assessment by a government authority in respect of material taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material taxes, or enter into any material tax sharing or similar agreement (other than any agreement not primarily related to taxes entered into in the ordinary course of business).

HSR Act and Regulatory Approvals.   Each of Skillsoft and Churchill have agreed to make its respective filings required under the HSR Act with respect to the Skillsoft Merger within ten business days after the date of the Skillsoft Merger Agreement and to comply as promptly as reasonably practicable with any other applicable antitrust laws.
Subject to certain exceptions, Churchill has agreed to, and shall cause its affiliates to, take any and all necessary steps to resolve as soon as reasonably practicable prior to the termination date, any inquiry or investigation by any government authority relating to the transactions contemplated by the Skillsoft Merger Agreement under any antitrust law. In connection with any such inquiry or investigation, each of the parties further agrees to supply as promptly as reasonably practicable any additional information and documentary material that may be requested or required pursuant to applicable law, including any antitrust law. Neither party shall withdraw its HSR Act filing, or other filing required by antitrust law, enter into any agreements to extend any HSR Act waiting period or other waiting period under any antitrust law, or enter into any agreements to delay or not to consummate the transactions contemplated by the Skillsoft Merger Agreement without the prior written consent of the other parties.
Subject to certain exceptions described below, Churchill has agreed to promptly take and diligently pursue and to cause its subsidiaries to promptly take and diligently pursue any or all actions to the extent necessary to eliminate each and every impediment under any antitrust law that may be asserted by any government authority or any other person in opposition to the consummation of any of the transactions contemplated by the Skillsoft Merger Agreement, so as to enable the parties to consummate the transactions contemplated by the Skillsoft Merger Agreement as soon as reasonably practicable, but in any event not later than the termination date. In furtherance of this obligation and subject to certain exceptions described below, Churchill has agreed to, and shall cause its subsidiaries to: (i) offer, negotiate, effect, and agree to, by consent decree, hold separate order or otherwise, any sale, divestiture, license, or other disposition of or restriction on, Skillsoft, any of Skillsoft’s subsidiaries, Churchill’s or its subsidiaries’ assets or businesses; provided, however, that any such sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action on Skillsoft or its subsidiaries is conditioned on the occurrence of, and shall become effective only from and after, the closing date; and (ii) take any and all actions to avoid and, if necessary, defend any threatened or initiated litigation under any antitrust law that would prevent or delay consummation of the transactions contemplated by the Skillsoft Merger Agreement.
Notwithstanding the above covenant or any other provision of the Skillsoft Merger Agreement, nothing in the Skillsoft Merger Agreement shall require or obligate (x) Churchill’s affiliates, the Sponsor, Prosus, their respective affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Churchill’s affiliates, the Sponsor, Prosus or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Churchill’s affiliates, Sponsor or of any such investment fund or investment vehicle to take any action in connection with the sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action that limits in any respect such person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such person or entity or any of such entity’s subsidiaries or affiliates, or any interest therein and (y) Churchill to (and Skillsoft and its subsidiaries shall not, without the prior written consent of Churchill) take any action with respect to the assets of Skillsoft or its subsidiaries in connection with any sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action that limits in any respect Skillsoft’s or such subsidiary’s, as applicable, freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of Skillsoft’s or such subsidiary’s, as applicable, or any interest therein, other than sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action that would not cause a material impact on Skillsoft’s business or Skillsoft and its subsidiaries, taken as a whole.
Churchill has agreed to promptly notify Skillsoft of any oral or written communication it or any of its representatives receives from any government authority relating to regulatory approvals, permit Skillsoft and its representatives to review in advance, and Churchill shall consider in good faith the views of Skillsoft and its representatives with respect to, any communication relating to regulatory approvals proposed to be made by Churchill to any government authority and provide Skillsoft with copies of all substantive correspondence, filings or other communications between Churchill or any of its representatives, on the one hand, and any government authority or members of its staff, on the other hand, relating to regulatory approvals. Churchill also agreed to provide Skillsoft and its representatives the opportunity, on reasonable advance notice, to participate in any substantive meeting or discussion with any government authority in respect of any such filings, investigation or other inquiry, to the extent permitted by such government authority. Subject to the Confidentiality Agreements, the parties agreed to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. Further, subject to the Confidentiality Agreements, Skillsoft has agreed to reasonably cooperate with Churchill in promptly exchanging information, providing assistance, and furnishing information or documentation to any governmental authority as Churchill may reasonably request in connection with obtaining any required antitrust or other approvals for the transactions contemplated in the Prosus Subscription Agreement.
Churchill and Skillsoft have each agreed to pay 50% of all filing fees related to the HSR Act and any other filings under any other antitrust laws in connection with the transactions contemplated by the Skillsoft Merger Agreement.
Proxy Solicitation.   Churchill has agreed to use reasonable best efforts to, as promptly as practicable (and in any event, within five (5) calendar days after the date this joint proxy statement/prospectus becomes effective), (i) cause this joint proxy statement/prospectus to be mailed to the Churchill stockholders in compliance with applicable law, (ii) establish the record date for, duly call, give notice of, convene and hold the Churchill Special Meeting in accordance with the DGCL for a date no later than thirty (30) business days following the date this joint proxy statement/prospectus becomes effective and (iii) solicit proxies from the Churchill stockholders to vote in accordance with the recommendation of the Churchill Board with respect to each of the proposals set forth in this joint proxy statement/prospectus. Churchill has agreed, through the Churchill Board, to recommend to the Churchill stockholders that they approve the proposals set forth in this joint proxy statement/prospectus (the “Churchill Board Recommendation”) and to include the Churchill Board Recommendation in this joint proxy statement/prospectus, unless the Churchill Board shall have changed the recommendation in accordance with the terms of the Skillsoft Merger Agreement. The Churchill Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Churchill Board Recommendation (a “Churchill Change in Recommendation”); provided, that the Churchill Board may make an Churchill Change in Recommendation and include such Churchill Change in Recommendation in this joint proxy statement/prospectus if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Churchill Change in Recommendation would be inconsistent with its fiduciary duties under applicable law.
Notwithstanding the foregoing, if on a date for which the Churchill Special Meeting is scheduled, Churchill has not received proxies representing a sufficient number of shares of Churchill common stock to obtain the stockholder approvals of the proposals contained in this joint proxy statement/prospectus, whether or not a quorum is present, Churchill shall have the right, to make one or more successive postponements or adjournments of the Churchill Special Meeting.
Skillsoft has agreed to solicit the Skillsoft shareholder approval by calling a special meeting of the holders of Skillsoft Class A Shares and Skillsoft Class B Shares in accordance with Article 1021-3 of the Luxembourg Companies’ Law as promptly as practicable after this joint proxy statement/prospectus becomes effective. The Skillsoft shareholder approval shall include the approval of (i) the adoption and approval of the Skillsoft Merger Agreement and the approval of the Merger in accordance with the terms of the Joint Merger Proposal and the Skillsoft Merger Agreement, (ii) the approval of the amendment and restatement of Churchill’s Existing Charter substantially in the form of the Proposed Charter and each change therein that is required to be separately approved, in each case, which shall be taken on a precatory basis to the extent permitted by applicable law and (iii) the approval of any other proposals reasonably agreed by Churchill and Skillsoft to be necessary under applicable law to effect the Merger, in each case of clauses (i) and (ii) above, by the holders of at least two-thirds of the value of the outstanding Skillsoft Class A Shares and Skillsoft Class B Shares; provided, however, that any such approvals referred to in the foregoing clauses (i) and (ii) shall be unbundled into separate proposals to the extent required by applicable law. Without the prior written consent of Churchill, the proposals set forth in clauses (i) and (ii) above shall be the only matters (other than procedural matters) which Skillsoft shall propose to be acted on by the holders of Skillsoft Class A Shares and Skillsoft Class B Shares at the Skillsoft Extraordinary General Meeting. As promptly as practicable after this joint proxy statement/prospectus becomes effective, Skillsoft shall cause this joint proxy statement/prospectus to be mailed to its shareholders of record, along with the Letter of Transmittal.
No Solicitation.   Except as expressly permitted by the provisions of the Skillsoft Merger Agreement summarized under this heading “— No Solicitation” (the “no solicitation provisions”), from the date of the Skillsoft Merger Agreement to the closing date or, if earlier, the valid termination of the Skillsoft Merger Agreement in accordance with its terms, Skillsoft has agreed not to, and shall not authorize or permit any of its affiliates or representatives to, directly or indirectly:
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make or negotiate any offer or proposal involving any third party to (A) issue, sell or otherwise transfer any interest in Skillsoft or any of its subsidiaries or all or any material portion of its or their assets, or (B) enter into any definitive agreement with respect to, or otherwise effect, any Other Sale (as defined in the Amended and Restated Articles of Incorporation of the Company, filed on August 27, 2020) other than with Churchill or any of its affiliates, recapitalization, refinancing, merger or other similar transaction involving Skillsoft or its subsidiaries (any of the foregoing, an “alternative proposal”);

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solicit any inquiries or proposals regarding any alternative proposal;

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initiate any discussions with or provide any non-public information or data to any third party that would encourage, facilitate or further any effort or attempt to make or implement an alternative proposal; or

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enter into any agreement with respect to any alternative proposal made by any third party;

provided, that the foregoing shall not restrict Skillsoft or its affiliates or representatives from disclosing to its shareholders any unsolicited proposal received in connection with any alternative proposal to the extent required by their obligations under applicable law. Skillsoft shall, and shall cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date of the Skillsoft Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, an alternative proposal.
Churchill Exclusivity.   Through the closing date or earlier valid termination of the Skillsoft Merger Agreement, Churchill has agreed not take, nor permit any of its subsidiaries or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person or entity (other than Skillsoft, its subsidiaries and/or any of their affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to (x) any initial business combination or (y) any other business combination that would reasonably be expected to (i) adversely impact the ability of either party to consummate the transactions contemplated by the Skillsoft Merger Agreement, (ii) materially delay the consummation of the transactions contemplated by the Skillsoft Merger Agreement (it being understood that any delay of greater than 10 business days shall be deemed to be material) or (iii) violate or otherwise breach the covenant described above under “Conduct of Businesses Prior to the Completion of the Merger,” in each case other than with Skillsoft, its subsidiaries and their respective affiliates and representatives (each, a “business combination proposal”).
Churchill has agreed to provide Skillsoft with written notice at least two business days prior to its or any of its subsidiaries’ entry into any definitive agreement with respect to any business combination permitted by the Skillsoft Merger Agreement, which notice shall put forth the material terms of the transaction and identify the third parties party thereto.
Churchill has agreed to, and to cause its subsidiaries and representatives to, immediately cease any and all existing discussions or negotiations with any person or entity conducted prior to the date of the Skillsoft Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, business combination proposal. Notwithstanding anything to the contrary, the foregoing shall not restrict Churchill’s affiliates (including the Sponsor) that are not subsidiaries of Churchill in any way with respect to pursuit of a business combination or a business combination proposal for such affiliates’ other investment vehicles other than Churchill or its subsidiaries.
The NYSE Listing.   Through the closing, Churchill has agreed to use commercially reasonable efforts to ensure Churchill remains listed as a public company on, and for shares of Churchill Class A common stock to be listed on, the NYSE.
Indemnification and Directors’ and Officers’ Insurance.   Churchill has agreed that following the closing and prior to the sixth anniversary of the closing date all rights of the individuals who on or prior to the closing date were directors, officers, managers or employees (in all of their capacities) of Skillsoft or any of its subsidiaries (collectively, the “D&O Indemnified Parties”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the closing date as provided in the certificate of incorporation, bylaws, or comparable organizational documents of Skillsoft or such subsidiary, as applicable, as in effect on the date of the Skillsoft Merger Agreement, and any indemnification agreement, as in effect on the date of the Skillsoft Merger Agreement by and between a D&O Indemnified Party and Skillsoft or any of its subsidiaries, shall survive the closing date and shall continue in full force and effect against Skillsoft or the applicable subsidiary in accordance with the terms of such agreement. Following the closing and prior to the sixth anniversary of the closing date, such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the D&O Indemnified Parties, unless such modification is required by law.
Churchill has agreed to maintain in effect, for a period of six years from the effective time of the Merger, directors’ and officers’ liability insurance covering those persons who are currently covered by Skillsoft’s or its subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Churchill or its subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Skillsoft and its subsidiaries for such insurance policy for the year ended January 31, 2020; provided, however, that (i) Churchill may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the effective time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this paragraph shall be continued in respect of such claim until the final disposition thereof.
Existing Credit Agreement Amendment.   Prior to the closing, Skillsoft has agreed to, and has agreed to cause each of its subsidiaries to, use its reasonable best efforts to direct its and their respective representatives to as soon as reasonably practicable after (and not prior to) the receipt of a written request from Churchill to do so, request an amendment or amendments to any of the Existing Credit Agreements, or any Distribution Consent on the terms and conditions specified by Churchill in compliance with such Existing Credit Agreement, to amend or otherwise modify the terms of such Existing Credit Agreement to address any changes in corporate structure resulting from Churchill’s decision to cause Software Luxembourg Intermediate S.à r.l. (and its subsidiaries, as applicable) to distribute all of the equity interests it holds in Skillsoft to the Post-Combination Company, in each case of such amendments or modifications, with effect as of and subject to the occurrence of the closing (any such amendments or modifications, a “Debt Amendment”). Skillsoft and its subsidiaries shall not be required to take any action in respect of any Debt Amendment until Churchill shall have provided Skillsoft with drafts of the material agreements required in connection with such Debt Amendment (collectively, the “Debt Amendment Documents”), including, to the extent applicable, drafts of any proposed amendments to previously executed Debt Amendment Documents. Skillsoft shall use reasonable best efforts to provide to Churchill, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and direct its and their respective representatives to provide cooperation and assistance reasonably requested by Churchill in connection with obtaining the Debt Amendments and subject to (x) any governing body of Skillsoft’s and any of its subsidiaries’ fiduciary or other duties or (y) applicable law, executing any Debt Amendment Documents necessary to obtain such Debt Amendment; provided, that the effectiveness of any such Debt Amendment Documents (or the amendments contemplated thereby) shall be expressly conditioned on the closing and subject to receipt of any required Distribution Consent. Churchill has agreed to promptly provide such information as is reasonably requested by Skillsoft.
In connection with any Debt Amendment, Churchill may select one or more arrangers and other agents to provide assistance in connection therewith and Skillsoft has agreed to, and has agreed to cause its subsidiaries to, enter into customary agreements with such parties so selected.
As used in the Skillsoft Merger Agreement:
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“Distribution Consent” means any amendment, consent, waiver or modification required to be approved or executed by certain or all of the lenders under each Existing Credit Agreement to effect any Debt Amendment requested by Churchill in accordance with and for the purposes specified in Section 5.09 of the Skillsoft Merger Agreement.

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“Existing Credit Agreements” means the Existing First Out Credit Agreement and the Existing Second Out Credit Agreement.

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“Existing First Out Credit Agreement” means that certain Senior Secured Term Loan Credit Agreement, dated as of August 27, 2020, by and among Software Luxembourg Intermediate S.à r.l., as holding, Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as the administrative agent and collateral agent.

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“Existing Second Out Credit Agreement” means that certain Senior Secured Second Out Term Loan Credit Agreement, dated as of August 27, 2020, by and among Software Luxembourg Intermediate S.à r.l., as holding, Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society, FSB, as the administrative agent and collateral agent.

Other Covenants and Agreements.   The Skillsoft Merger Agreement contains other covenants and agreements, including covenants related to:
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Skillsoft (i) affording Churchill and its representatives reasonable access, during normal business hours, to the properties, books and records and tax returns of Skillsoft and its subsidiaries, (ii) furnishing to Churchill and its representatives such additional financial and operating data and other information regarding Skillsoft’s business as Churchill or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by the Skillsoft Merger Agreement, and (iii) making available to Churchill and its representatives, during normal business hours, those directors, officers, employees, internal auditors, accountants and other representatives of Skillsoft and its subsidiaries, subject to certain conditions and exceptions;

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confidentiality and publicity relating to the Skillsoft Merger Agreement and the transactions contemplated thereby;

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cooperation between Skillsoft and Churchill in obtaining any necessary third-party consents and approvals required to consummate the transactions contemplated by the Skillsoft Merger Agreement;

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Skillsoft and Churchill agreeing to (i) refrain from taking any actions that would reasonably be expected to impair, delay or impede the closing, (ii) subject to certain exceptions, use commercially reasonable efforts to cause all closing conditions of the other party to be met as promptly as practicable and in any event on or before the termination date and (iii) keep the other party reasonably apprised of the status of the matters relating to the completion of the transactions contemplated by the Skillsoft Merger Agreement, the Prosus PIPE Investment, including with respect to the negotiations relating to the satisfaction of the closing conditions of the other party;

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Skillsoft agreeing to provide certain employee benefits;

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Skillsoft waiving claims to the trust account in the event that the Merger is not consummated;

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Skillsoft agreeing to obtain and deliver or otherwise make available to its shareholders signed versions of (i) the Auditor Report, (ii) a report from Skillsoft issued in accordance with Article 1021-5 of the Luxembourg Companies’ Law, (iii) interim balance sheets of Skillsoft and Churchill for the period ending August 31, 2020 and (iv) the Joint Merger Proposal;

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Churchill keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable securities laws;

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Skillsoft and Churchill cooperating on the preparation and efforts to make effective this joint proxy statement/prospectus;

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Skillsoft agreeing that, to the extent that the Skillsoft Merger Agreement requires Skillsoft or any of its subsidiaries to take any action, Skillsoft shall cause any such subsidiary to take such action;

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Skillsoft and its subsidiaries agreeing not to engage in any transactions involving the securities of Churchill without the prior consent of Churchill; and

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Churchill approving, and subject to Churchill stockholder approval, adopting, the Incentive Plan.

Representations and Warranties
The Skillsoft Merger Agreement contains representations and warranties made by Skillsoft to Churchill relating to a number of matters, including the following:
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corporate organization, good standing and corporate power;

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subsidiaries;

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requisite corporate authority to enter into the Skillsoft Merger Agreement and to complete the contemplated transactions;

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capital structure;

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absence of conflicts with organizational documents, applicable laws or certain agreements and instruments as a result of entering into the Skillsoft Merger Agreement or consummating the Merger;

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required governmental and regulatory consents necessary in connection with the Merger;

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financial information and absence of undisclosed liabilities;

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absence of a material adverse effect since January 31, 2020 and absence of certain other changes;

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absence of litigation;

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compliance with applicable law;

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intellectual property and information systems;

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environmental matters;

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material contracts;

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employment and employee benefits matters;

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tax matters;

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real property;

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broker’s and finder’s fees related to the Merger;

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insurance;

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customers and suppliers;

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accuracy of Skillsoft’s information provided in this joint proxy statement/prospectus;

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affiliate agreements;

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internal controls;

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permits; and

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contemplated divestitures.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Skillsoft Merger Agreement, a “material adverse effect” with respect to Skillsoft means any fact, event, change, effect, development, circumstance, or occurrence (each, a “Change”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, properties, assets or financial condition of the business of Skillsoft and its subsidiaries; provided, that, none of the following, either alone or in combination, will constitute a Material Adverse Effect: (i) any Change in the United States or foreign economies or securities or financial markets in general (including any decline in the price of securities generally or any market or index); (ii) any Change that generally affects any industry in which Skillsoft’s business operates; (iii) general business or economic conditions in any of the geographical areas in which any of Skillsoft, its subsidiaries or its business operates; (iv) national or international political or social conditions, including any change arising in connection with, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, whether commenced before or after the date of the Skillsoft Merger Agreement and whether or not pursuant to the declaration of a national emergency or war; (v) the occurrence of any act of God or other calamity or force majeure event (whether or not declared as such), including any strike, labor dispute, civil disturbance, cyberattack, embargo, natural disaster, fire, flood, hurricane, tornado, or other weather event, and any global health conditions (including any epidemic, pandemic, or other outbreak of illness, including as a result of the COVID-19 virus or other virus or disease, or any actions by a government authority related to the foregoing); (vi) any actions taken by Churchill or its affiliates or specifically permitted to be taken or omitted by Skillsoft or its affiliates pursuant to the Skillsoft Merger Agreement or any other Transaction Agreement or actions taken or omitted to be taken by the Company or its Affiliates at the request or with the consent of Buyer (provided, that the exceptions in this clause (vi) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties relating to the absence of certain conflicts and, to the extent related thereto, the condition to closing relating to those representations and warranties); (vii) any Changes in applicable laws or GAAP (or other relevant accounting rules); (viii) any Change resulting from the public announcement of the entry into the Skillsoft Merger Agreement, compliance with terms of the Skillsoft Merger Agreement or the consummation of the transactions contemplated by the Skillsoft Merger Agreement (provided, that the exceptions in this clause (viii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth representations and warranties relating to the absence of certain conflicts and, to the extent related thereto, the condition to closing relating to those representations and warranties); or (ix) any effects or Changes arising from or related to the breach of the Skillsoft Merger Agreement by Churchill; provided further, that the exceptions set forth in clauses (i) through (v) of this definition shall not be regarded as exceptions solely to the extent that any such described Change has a disproportionately adverse impact on Skillsoft’s business as compared to other companies similarly situated in the industries in which Skillsoft’s business operates or (b) the ability of Skillsoft and its subsidiaries to timely consummate the transactions contemplated by the Skillsoft Merger Agreement.
The Skillsoft Merger Agreement also contains representations and warranties made by Churchill to Skillsoft relating to a number of matters, including the following:
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corporate organization, qualification to do business, good standing and corporate power;

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requisite corporate authority to enter into the Skillsoft Merger Agreement and to complete the contemplated transactions;

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absence of conflicts with governing documents, applicable laws or certain agreements and instruments as a result of entering into the Skillsoft Merger Agreement or consummate the Merger;

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required governmental and regulatory consents necessary in connection with the Merger;

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absence of litigation and proceedings;

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financial ability and trust account;

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absence of restraints and compliance with laws;

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broker’s and finder’s fees related to the Merger;

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proper filing of documents with the SEC, the accuracy of information contained in the documents filed with the SEC and Sarbanes-Oxley certifications;

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absence of operations;

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accuracy of Churchill’s information provided in this joint proxy statement/prospectus;

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absence of outside reliance;

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tax matters;

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capitalization;

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the NYSE stock market quotation; and

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the Prosus Subscription Agreement.

The representations and warranties in the Skillsoft Merger Agreement do not survive the effective time and, as described below under “— Termination,” if the Skillsoft Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Skillsoft Merger Agreement, unless a party knowingly and intentionally breached, or committed intentional fraud in connection with, the Skillsoft Merger Agreement.
This summary and the copy of the Skillsoft Merger Agreement attached to this joint proxy statement/prospectus as Annex A are included solely to provide investors with information regarding the terms of the Skillsoft Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Skillsoft Merger Agreement contains representations and warranties by Churchill and Skillsoft, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Skillsoft Merger Agreement were made solely for the benefit of the parties to the Skillsoft Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Skillsoft Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Skillsoft Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Skillsoft Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Skillsoft Merger Agreement to be characterizations of the actual state of facts or condition of Churchill, Skillsoft or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Skillsoft Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.
Conditions to the Merger
Conditions to Each Party’s Obligations.   The respective obligations of each of Skillsoft and Churchill to complete the Merger are subject to the satisfaction of the following conditions:
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the applicable waiting period(s) under the HSR Act in respect of the transactions contemplated by the Skillsoft Merger Agreement shall have expired or been terminated, and all other government approvals specified in the Skillsoft Merger Agreement shall have been obtained or, if applicable, shall have expired, shall have been waived or shall have been terminated;

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there shall not be any governmental order prohibiting the consummation of the transactions contemplated by the Skillsoft Merger Agreement;

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Churchill shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after the redemption offer is completed;

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the registration statement of which this joint proxy statement/prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the registration statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending;

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the approval by Churchill stockholders of the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal and the Incentive Plan Proposal shall have been obtained;

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the approval by Skillsoft shareholders of the Joint Merger Proposal, the Merger and the other transactions contemplated by the Skillsoft Merger Agreement shall have been obtained;

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the Churchill Class A common stock to be issued in connection with the Merger and the PIPE Investments shall have been approved for listing on the NYSE, subject only to official notice thereof;

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the redemption offer in relation to the Public Shares shall have been completed in accordance with the terms of the Skillsoft Merger Agreement and this joint proxy statement/prospectus;

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the Luxembourg Auditor shall have delivered the Auditor Report; and

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the Available Cash shall equal or exceed $644,000,000.

Conditions to Obligations of Churchill.   The obligation of Churchill to complete the Merger is also subject to the satisfaction, or waiver by Churchill, of the following conditions:
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the accuracy of the representations and warranties of Skillsoft as of the date of the Skillsoft Merger Agreement and as of the closing date of the Merger, other than, in most cases, those failures to be true and correct that would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Skillsoft;

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each of the covenants of Skillsoft required to be complied with on or before the closing shall have been complied with in all material respects;

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the receipt of a certificate signed by an authorized officer of Skillsoft certifying that Skillsoft’s preceding conditions with respect to its representations and warranties have been satisfied;

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the absence of an “Event of Default” under Skillsoft’s Existing Credit Agreements (as defined in the Skillsoft Merger Agreement); and

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the absence of a material adverse effect with respect to Skillsoft

Conditions to Obligations of Skillsoft.   The obligation of Skillsoft to complete the Merger is also subject to the satisfaction or waiver by Skillsoft of the following conditions:
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the accuracy of the representations and warranties of Churchill as of the date of the Skillsoft Merger Agreement and as of the closing date of the Merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to materially impair or delay Churchill’s ability to consummate the transactions contemplated by the Skillsoft Merger Agreement or otherwise perform its obligations under the Buyer Transaction Agreements (as defined in the Skillsoft Merger Agreement);

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each of the covenants of Churchill required to be complied with on or before the closing shall have been complied with in all material respects;

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the receipt of a certificate signed by an authorized officer of Churchill certifying that Churchill’s preceding conditions with respect to its representations and warranties have been satisfied; and

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the Sponsor Agreement has not been amended or modified without Skillsoft’s prior written consent from the date of the Skillsoft Merger Agreement until the closing.

Termination
Mutual termination rights.   The Skillsoft Merger Agreement may be terminated prior to the closing and the transactions contemplated thereby abandoned:
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by mutual written consent of Skillsoft and Churchill;

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by written notice from either Skillsoft or Churchill to the other if the approval of Churchill stockholders to the Merger Proposal, the Merger Issuance Proposal, the Charter Amendment Proposal, the Charter Approval Proposal, the Prosus PIPE Issuance Proposal, the SuRo PIPE Issuance Proposal and the Incentive Plan Proposal are not obtained at the Churchill Special Meeting (subject to any adjournment or recess of the Churchill Special Meeting);

•
by written notice from either Skillsoft or Churchill to the other if the closing shall not have occurred by the termination date; provided, that if the closing shall not have occurred on or before the termination date due to a material breach of any representations, warranties or covenants contained in the Skillsoft Merger Agreement by Churchill or Skillsoft, then the party that failed to fulfill such obligations or breached the Skillsoft Merger Agreement may not terminate the Skillsoft Merger Agreement pursuant to this clause; or

•
by written notice from either Skillsoft or Churchill to the other if any government authority shall have issued a final, non-appealable order that permanently enjoins the consummation of the Merger; provided, that the right to terminate the Skillsoft Merger Agreement under this clause shall not be available to a party whose action or failure to fulfill any obligation under the Skillsoft Merger Agreement has been the cause of, or has resulted in, the issuance of such order or other action.

Skillsoft termination rights.   The Skillsoft Merger Agreement may be terminated and the transactions prior to the closing contemplated thereby abandoned:
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by written notice to Churchill from Skillsoft if there is any breach of any representation, warranty, covenant or agreement on the part of Churchill set forth in the Skillsoft Merger Agreement, such that any condition described under the heading “— Conditions to the Merger; Conditions to Obligations of Skillsoft” would not be satisfied (a “terminating Churchill breach”), Skillsoft does not waive such breach and such terminating Churchill breach (i) is curable by Churchill and is not cured by Churchill prior to the earlier to occur of (A) twenty (20) business days after receipt by Churchill of

Skillsoft’s notice of its intent to terminate and (B) the termination date or (ii) is incapable of being cured prior to the termination date; provided, that the right to terminate under this paragraph shall not be available if Skillsoft is in material breach of its obligations under the Skillsoft Merger Agreement on such date; or
•
by written notice to Churchill from Skillsoft, if the Churchill board of directors shall have made, prior to the Churchill Special Meeting, a Churchill Change in Recommendation.

Churchill termination rights.   The Skillsoft Merger Agreement may be terminated prior to the closing and the transactions contemplated thereby abandoned:
•
by written notice to Skillsoft if the approval of Skillsoft shareholders to the Skillsoft Merger Proposal is not obtained at the Skillsoft Extraordinary General Meeting (subject to any adjournment or recess of the Skillsoft Extraordinary General Meeting); or

•
by written notice to Skillsoft from Churchill if there is any breach of any representation, warranty, covenant or agreement on the part of Churchill set forth in the Skillsoft Merger Agreement, such that any condition described under the heading “— Conditions to the Merger; Conditions to Obligations of Churchill” would not be satisfied (a “terminating Skillsoft breach”), Churchill does not waive such breach and such terminating Skillsoft breach (i) is curable by Skillsoft and is not cured by Skillsoft prior to the earlier to occur of (A) twenty (20) business days after receipt by Churchill of Skillsoft’s notice of its intent to terminate and (B) the termination date or (ii) is incapable of being cured prior to the termination date; provided, that the right to terminate under this paragraph shall not be available if Churchill is in material breach of its obligations under the Skillsoft Merger Agreement on such date.

Effect of Termination
If the Skillsoft Merger Agreement is validly terminated, the agreement will become void without any liability on the part of any of the parties except for knowing and intentional breaches the Skillsoft Merger Agreement or in the case of intentional fraud. However, the confidentiality, trust account claims waiver and certain other technical provisions will continue in effect notwithstanding termination of the Skillsoft Merger Agreement.
Amendments
The Skillsoft Merger Agreement may be amended, modified or supplemented by a duly authorized agreement amongst the parties to the Skillsoft Merger Agreement.
Specific Performance
The parties to the Skillsoft Merger Agreement agree that they shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the Skillsoft Merger Agreement and to enforce specifically the terms of provisions thereof prior to valid termination of the Skillsoft Merger Agreement.
Stock Market Listing
Application will be made by Churchill to have the shares of Churchill Class A common stock to be issued in the Merger approved for listing on the NYSE, which is the principal trading market for existing shares of Churchill Class A common stock. It is a condition to both parties’ obligation to complete the Merger that such approval is obtained, subject to official notice of issuance and the requirement to have a sufficient number of round lot holders.
Fees and Expenses
Except with respect to all filing and other fees in connection with any filing under the HSR Act, 50% of which will be borne by Churchill and 50% of which will be borne by Skillsoft, and certain other specified fees and expenses, all costs and expenses incurred in connection with the Skillsoft Merger Agreement will be paid by the party incurring such cost or expense. On the closing date, after the effective time, the Post-Combination Company will pay or cause to be paid all of Churchill’s unpaid transaction costs in connection with the Merger and any other transactions or potential transactions leading up to the Merger. All of Skillsoft’s unpaid transaction costs in connection with the Merger will be payable by the Post-Combination Company from amounts released from the trust account or other sources available to the Post-Combination Company at the closing.

OTHER AGREEMENTS
Sponsor Agreement
In connection with the execution of the Skillsoft Merger Agreement, the Sponsor and Churchill’s directors and officers (together with the Sponsor, the “Sponsor Agreement Parties”) entered into an amended and restated letter agreement (the “Sponsor Agreement”) with Churchill and Skillsoft pursuant to which the Sponsor Agreement Parties have agreed to vote all shares of the Churchill Class A common stock beneficially owned by such persons in favor of the Merger and each of the other related proposals presented at the Churchill Special Meeting. The Sponsor Agreement also provides that the Sponsor Agreement Parties will not redeem any shares of the Churchill Class A common stock owned by such persons in connection with the Merger. Each of the Sponsor Agreement Parties also agreed to relinquish and waive all of its respective rights to receive shares of the Churchill Class A common stock in excess of the number issuable at the Initial Conversion Ratio (as defined in the Sponsor Agreement) upon conversion of such holder’s existing shares of Churchill Class B common stock in connection with the closing as a result of any applicable adjustment under Churchill’s Existing Charter.
The Sponsor Agreement Parties have also agreed, subject to certain exceptions, not to transfer any (i) Founder Shares (or any shares of Churchill Class A common stock issuable upon conversion thereof) until the earlier of (A) one year after the completion of the Merger or (B) subsequent to the Merger, (x) if the closing price of the Churchill Class A common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger or (y) the date on which Churchill completes a liquidation, merger, capital stock exchange, reorganization or similar transaction that results in all of Churchill’s stockholders having the right to exchange their shares of the Churchill Class A common stock for cash, securities or other property (the “Founder Shares Lock-up Period”) or (ii) private placement warrants (or any shares of Churchill common stock issuable upon exercise thereof) until 30 days after the completion of the Merger (the “Private Placement Warrants Lock-up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).
The Sponsor Agreement also provides that all the Founder Shares owned by the Sponsor (and any shares of Churchill common stock issuable upon conversion thereof) shall be unvested and shall be subject to certain time and performance-based vesting provisions described below. The Sponsor Agreement Parties have agreed, subject to certain exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. Pursuant to the Sponsor Agreement, 75% of the unvested Founder Shares shall vest at the closing of the Merger and 25% of the unvested Founder Shares shall vest at such time as the Stock Price Level (as defined below) is achieved.
In the event Churchill enters into a binding agreement related to certain sale transactions involving the shares of Churchill common stock or all or substantially all the assets of Churchill (a “Churchill Sale”), all unvested Founder Shares shall vest on the day prior to the closing of such Churchill Sale.
The “Stock Price Level” will be considered achieved only (a) when the price of Churchill common stock on the NYSE is greater than or equal to $12.50 or (b) in a Churchill Sale.
The Sponsor Agreement shall terminate on the earlier of (a) the liquidation of Churchill and (b) the expiration of the Lock-up Periods.
The foregoing description of the Sponsor Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
Skillsoft Support Agreements
In connection with the execution of the Skillsoft Merger Agreement, Churchill and Skillsoft entered into a support agreement (each, a “Support Agreement” and collectively, the “Support Agreements”) with certain of Skillsoft’s shareholders (collectively, the “Supporting Skillsoft Shareholders” and each, a “Supporting Skillsoft Shareholder”) that collectively hold Skillsoft Class A Shares and Skillsoft Class B

Shares representing approximately 61% of the aggregate voting power of the outstanding Skillsoft Class A Shares and Skillsoft Class B Shares. Each Support Agreement provides, among other things, that each Supporting Skillsoft Shareholder will vote all of such Supporting Skillsoft Shareholders’ then-outstanding shares of Skillsoft in favor of the Merger and any other proposal reasonably necessary under applicable law to effect the Merger at the Skillsoft Extraordinary General Meeting. In addition, the Support Agreements (i) require each Supporting Skillsoft Shareholder, unless waived by Churchill, to exercise their drag-along rights as promptly as practicable following the time that the registration statement of which this joint proxy statement/prospectus forms a part becomes effective pursuant to Skillsoft’s Shareholders’ Agreement (as defined in the Support Agreements) to require all other shareholders of Skillsoft to take all actions in connection with consummating the Merger as Skillsoft may reasonably request, including voting in favor of Skillsoft’s adoption of the Skillsoft Merger Agreement and (ii) prohibit the Supporting Skillsoft Shareholders from engaging in activities that have the effect of soliciting a competing alternative proposal. Churchill has provided a limited waiver of the requirement to exercise drag-along rights in connection with the Skillsoft Extraordinary General Meeting scheduled for June 10, 2021 in order to allow Skillsoft to hold its meeting inside of the twenty days required by the drag provisions in the Skillsoft Shareholders’ Agreement. Approximately 61% of the aggregate voting power of the outstanding Skillsoft Class A Shares and Skillsoft Class B Shares, which includes Skillsoft’s largest shareholders, have committed to vote in favor of the Merger and any other proposal reasonably necessary under applicable law to effect the Merger pursuant to the Support Agreement. In lieu of exercising the drag-along rights in respect of the Skillsoft Extraordinary General Meeting scheduled for June 10, 2021, Skillsoft intends to seek irrevocable support from additional institutional shareholders prior to the Skillsoft Extraordinary General Meeting scheduled for June 10, 2021 to assure a successful vote at such meeting.
The foregoing description of the Support Agreements and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreements, a form of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
Subscription Agreements
Prosus Agreements
On October 12, 2020, in connection with the execution of the Skillsoft Merger Agreement, MIH Edtech Investments B.V. (formerly known as MIH Ventures B.V.) (“MIH Edtech Investments”), entered into a subscription agreement (the “Prosus Subscription Agreement”) with Churchill and the Sponsor, and on February 16, 2021 MIH Edtech Investments assigned all of its rights, title and interest in and to, and obligations under, the Prosus Subscription Agreement to MIH Learning B.V. (“Prosus”) and Prosus accepted such assignments. Pursuant to the Prosus Subscription Agreement, Prosus subscribed for 10,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share, to be issued at the closing (the “First Step Prosus Investment”), and Churchill granted Prosus a 30-day option (the “Option”) to subscribe for up to the lesser of (i) an additional 40,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share or (ii) such additional number of shares that would result in Prosus beneficially owning shares of Class A common stock representing 35% of the issued and outstanding shares of Churchill Class A common stock on a fully-diluted and as-converted basis (excluding any warrants issued to Prosus pursuant to the Prosus Subscription Agreement) immediately following the consummation of the Merger (the “Prosus Maximum Ownership Amount”) (the “Second Step Prosus Investment” and together with the First Step Prosus Investment, the “Prosus PIPE Investment”). On November 10, 2020, Prosus exercised the Option to subscribe for an additional 40,000,000 shares of Churchill Class A common stock in the Second Step Prosus Investment (or such number of shares as may be reduced pursuant to the Prosus Subscription Agreement). Churchill and Prosus also agreed that following the consummation of the Merger, to the extent that following the Prosus Second Step Investment, Prosus beneficially owns less than the Prosus Maximum Ownership Amount, Prosus will have the concurrent right to purchase a number of additional shares of Churchill Class A common stock, at $10.00 per share, that would result in Prosus maintaining beneficial ownership of at least, but no more than, the Prosus Maximum Ownership Amount (the “Prosus Top-Up Right”). The level of redemptions will have a potentially inverse impact on the number of shares of Churchill Class A common stock that Prosus can subscribe for and purchase in the Second Step Prosus Investment, and if applicable, the Prosus Top-Up Right, as the amount of shares of Churchill Class A common stock to be issued to Prosus in the Second Step Prosus Investment or Prosus Top-Up Right, if applicable, is limited to the number of shares of Churchill Class A common stock that would result in Prosus beneficially owning the Prosus Maximum Ownership Amount, which is calculated immediately following theconsummation of the Merger and therefore gives effect to any shares issued in connection with the Merger as well as any redemptions.
Pursuant to the Prosus Subscription Agreement, in connection with Prosus’s exercise of the Option and concurrently with the consummation of the Second Step Prosus Investment, Prosus will have the right to nominate a number of directors to Churchill’s Board in proportion to its beneficial ownership of the Churchill Class A common stock; provided that, if (i) Prosus’s ownership percentage of the aggregate outstanding shares of Churchill Class A common stock is at least 20%, Prosus will have the right to designate or nominate no less than two designees to Churchill’s Board; (ii) Prosus’s ownership percentage of the aggregate outstanding shares of Churchill Class A common stock is at least 10%, Prosus will have the right to designate or nominate no less than one designee to Churchill’s Board; and (iii) Prosus’s ownership percentage of the aggregate outstanding shares of Churchill Class A common stock is less than 5%, Prosus will not have any director nomination right.
In connection with the execution of the Prosus Subscription Agreement, MIH Edtech Investments entered into a strategic support agreement (the “Strategic Support Agreement”) with Churchill, and on February 16, 2021 MIH Edtech Investments assigned all of its rights, title and interest in and to, and obligations under, the Strategic Support Agreement to Prosus and Prosus accepted such assignments. Pursuant to the Strategic Support Agreement, Prosus agreed to provide certain business development and investor relations support services in the event it exercises the Option and beneficially owns at least 20% of the outstanding Churchill Class A common stock following closing of the Prosus PIPE Investment on a fully-diluted and as-converted basis. If Prosus exercises the Option and consummates the Prosus PIPE Investment, it will also nominate an individual to serve as the chairman of Churchill’s Board, subject to customary approval by Churchill’s nominating and corporate governance committee.
Pursuant to the Prosus Subscription Agreement, in connection with Prosus’s exercise of the Option and following the consummation of the Second Step Prosus Investment, Churchill will issue to Prosus warrants to purchase a number of shares of Churchill Class A common stock equal to one-third of the number of shares of Churchill Class A common stock purchased in the Prosus PIPE Investment (the “Prosus Warrants”). The Prosus Warrants will have terms substantively identical to those included in the units offered in the Churchill IPO.
The issuance of the shares of Churchill Class A common stock pursuant to the Prosus Subscription Agreement are subject to approval by Churchill’s stockholders. The obligations to consummate the Prosus PIPE Investment are conditioned upon, among other things, customary closing conditions, expiration or termination of the waiting period under the HSR Act, satisfaction of the closing conditions under the Skillsoft Merger Agreement, the consummation of the Merger and, with respect to the Second Step Prosus Investment, (i) a written notification issued by the Committee on Foreign Investment in the United States (“CFIUS”) that it has determined that the Prosus PIPE Investment is not a “covered transaction” and not subject to review by CFIUS under applicable law, (ii) a written notification issued by CFIUS that it has concluded all action under Section 721 of the Defense Production Act of 1950 (codified at 50 U.S.C. § 4565) and all rules and regulations promulgated thereunder, including those codified at 31 C.F.R. Parts 800 and 801 (the “DPA”) and determined that there are no unresolved national security concerns with respect to the Prosus PIPE Investment or (iii) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and either (a) the President shall have notified the parties hereto of his determination not to use his powers pursuant to the DPA to suspend or prohibit the consummation of the Subscription or (B) the fifteen (15) days allotted for presidential action under the DPA shall have passed without any determination by the President. Prosus received notice of early termination of the waiting period under the HSR Act in respect of the Prosus PIPE Investment on December 15, 2020. On May 3, 2021, Prosus received notice from CFIUS that it has concluded all action under Section 721 of the DPA and determined that there are no unresolved national security concerns with respect to the Prosus PIPE Investment. The consummation of the Prosus PIPE Investment is not a condition to the closing of the Merger.

SuRo Subscription Agreement
On October 14, 2020, in connection with the execution of the Skillsoft Merger Agreement, Churchill entered into a subscription agreement with SuRo Capital Corp. (“SuRo”) pursuant to which SuRo subscribed for 1,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share, to be issued at the closing of the Merger (the “SuRo Subscription Agreement”). Mark Klein, a Churchill director and brother of Michael Klein, manages and has an ownership interest in SuRo. The obligations to consummate the transactions contemplated by the SuRo Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the Merger.
The foregoing descriptions of the Subscription Agreements and the transactions contemplated thereby are not complete and are subject to, and qualified in their entirety by reference to, the actual agreements, copies of which are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part.
Stockholders Agreement
In connection with the execution of the Skillsoft Merger Agreement, Churchill entered into a Stockholders Agreement (the “Stockholders Agreement”) with the Sponsor and Michael Klein. Pursuant to the Stockholders Agreement, the Sponsor has the right to nominate two directors to Churchill’s Board following the closing (the “Churchill Directors”) so long as it holds 5% of the aggregate outstanding shares of Class A common stock. If the Sponsor’s ownership of the aggregate outstanding shares of Churchill Class A common stock is less than 5% (but is equal to or greater than 1%), the Sponsor will have the right to nominate one Churchill Director; and if the Sponsor’s ownership of the aggregate outstanding shares of Churchill Class A common stock is less than 1%, the Sponsor will not have any director nomination rights.
The foregoing description of the Stockholders Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
Registration Rights Agreement
In connection with the execution of the Skillsoft Merger Agreement, Churchill, Skillsoft and the Sponsor entered into an amended and restated registration rights agreement (“Registration Rights Agreement”), which will become effective upon the consummation of the Merger. Pursuant to the Registration Rights Agreement, Churchill has agreed to provide to the stockholders holding at least 5% of the registrable securities then outstanding up to four “demand” long-form registrations, an unlimited number of short-form registrations and customary underwritten offering and “piggyback” registration rights with respect to Churchill Class A common stock and warrants to purchase shares of Churchill Class A common stock, subject to certain conditions. The Registration Rights Agreement also provides that Churchill will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.
Pursuant to the Prosus Subscription Agreement, the SuRo Subscription Agreement and the Lodbrok Subscription Agreement, each of Prosus, SuRo and Lodbrok shall enter into a joinder, or otherwise become a party, to the Registration Rights Agreement.
The foregoing description of the Registration Rights Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.
CEO Employment Agreement
On October 13, 2020, Churchill entered into an employment agreement with Jeffrey Tarr (the “Employment Agreement”) which will become effective upon the closing of the Merger, and pursuant to which Mr. Tarr will serve as Churchill’s chief executive officer and a member of Churchill’s Board. The Employment Agreement provides for a two-year initial term, which will be automatically extended for successive one-year periods unless either party provides at least six months’ notice of non-renewal. Pursuant to the Employment Agreement, Mr. Tarr will receive a base salary of $750,000, be eligible to earn an annual cash incentive bonus with a target and maximum equal to 100% and 200% of base salary, respectively, and be eligible to participate in health, welfare and other benefits consistent with those offered to other senior executives of Churchill. The Employment Agreement also provides that within 30 days following the closing of the Merger, Mr. Tarr will receive (i) an award of 1,000,000 options (the “Tarr Options”), each having an exercise price equal to the fair market value of a share of Churchill Class A common stock on the date of grant, which vest ratably on a quarterly basis over a four-year period commencing on the closing of the Merger and (ii) an award of 2,000,000 restricted stock units (the “Tarr RSUs) which will vest ratably on a quarterly basis over a three year period commencing on the closing of the Merger, in each case, subject to Mr. Tarr’s continued employment through the applicable vesting date, provided, that, upon a change in control or upon a termination due to death or disability, the Tarr Options and the Tarr RSUs shall become fully vested as of the date of such change in control or qualifying termination, as applicable, and provided, further, that the Tarr Options and Tarr RSUs shall be subject to continued vesting upon certain other termination events as described below. The Employment Agreement further provides that upon a termination by Mr. Tarr for good reason or by Churchill without cause (which shall include a termination due to Churchill’s nonrenewal of the employment term), Mr. Tarr will be entitled to receive, in exchange for a release of claims against Churchill and subject to Mr. Tarr’s continued compliance with the restrictive covenants set forth in the Employment Agreement, severance and benefits consisting of: (i) a payment equal to two times the sum of (A) the base salary and (B) target annual cash incentive for the year in which termination occurs, payable in substantially equal installments over the twenty-four month period following the date of termination in accordance with Churchill’s normal payroll practices, (ii) a bonus payment equal to the annual cash incentive for the year in which termination occurs based on actual performance and prorated to reflect the period of the fiscal year that has lapsed as of the date of termination, payable at the same time when bonuses are ordinarily paid by Churchill and (iii) continued vesting of Mr. Tarr’s then-outstanding equity awards for the twelve-month period following the date of termination. The Employment Agreement contains restrictive covenants including: (i) a perpetual confidentiality covenant, (ii) a non-solicitation of employees and customers covenant, a non-hire of employees covenant and a non-competition covenant, each of which applies during the employment term and for twelve months thereafter and (iii) a mutual non-disparagement covenant that applies during the employment term and for five years thereafter.
Concurrent with the entry into the Employment Agreement, Churchill also entered into a securities assignment agreement with Mr. Tarr on October 12, 2020 (the “Tarr Warrant Agreement”) pursuant to which the Sponsor will assign to Mr. Tarr (i) 500,000 private placement warrants effective on, and subject to, the closing of the Merger, at a price of $0.000001 per warrant and (ii) 500,000 private placement warrants effective on, and subject to, the closing of the Global Knowledge Merger, at a price of $0.000001 per warrant. Each private placement warrant entitles Mr. Tarr to purchase one share of Churchill Class A common stock at an exercise price of $11.50 per share and the private placement warrants are subject to the lock-up provisions included in the Sponsor Agreement. In the event Mr. Tarr does not commence employment on the Start Date (as defined in the Employment Agreement) pursuant to the Employment Agreement, the Tarr Warrant Agreement immediately becomes null and void ab initio and will be of no further force and effect.

GLOBAL KNOWLEDGE AGREEMENTS
Global Knowledge Merger Agreement
On October 12, 2020, Churchill entered into an Agreement and Plan of Merger (the “Global Knowledge Merger Agreement”) by and among Churchill, Magnet Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Churchill (“Merger Sub”), and Albert DE Holdings Inc., a Delaware corporation owned by investment funds affiliated with Rhône Capital L.L.C. (“Global Knowledge”).
Pursuant to the Global Knowledge Merger Agreement, Merger Sub will merge with and into Global Knowledge, with Global Knowledge surviving the transaction as a wholly-owned subsidiary of Churchill (the “Global Knowledge Merger”). At the effective time (the “Global Knowledge Effective Time”) of the Global Knowledge Merger, as consideration for the Global Knowledge Merger, 100% of the issued and outstanding equity interests of Global Knowledge will be converted, in the aggregate, into the right to receive warrants, each of which shall entitle the holders thereof to purchase one share of Churchill Class A common stock at an exercise price of $11.50 per share. The aggregate number of warrants to be received by the equity holders of Global Knowledge as consideration in the Global Knowledge Merger will be 5,000,000. Rhône delivered written notice to Churchill on November 10, 2020 of Rhône’s termination of the Rhône Subscription Agreement. The warrants to be issued to the equity holders of Global Knowledge will be non-redeemable and otherwise substantially similar to the private placement warrants issued to the Sponsor in connection with the Churchill IPO.
The consummation of the proposed Global Knowledge Merger (the “Global Knowledge Closing”) is subject to the consummation of the Merger, among other conditions to closing described herein (see Conditions to Closing below) and contained in the Global Knowledge Merger Agreement. The Merger is not conditioned upon the consummation of the proposed Global Knowledge Merger. Although Churchill stockholders and Skillsoft shareholders are not voting on the Global Knowledge Merger, we provide information in this joint proxy statement/prospectus (including business description, risk factors, management’s discussion and analysis of Global Knowledge, and pro forma information) about Global Knowledge given the qualitative and quantitative impact that the Global Knowledge Merger will have on the Post-Combination Company following the Merger.
Representations and Warranties
The Global Knowledge Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (i) entity organization, formation and authority, (ii) capital structure, (iii) authorization to enter into the Global Knowledge Merger Agreement, (iv) licenses and permits, (v) taxes, (vi) financial information, (vii) real property, (viii) material contracts, (ix) title to assets, (x) absence of changes, (xi) employee matters, (xii) compliance with laws, (xiii) litigation, (xiv) transactions with affiliates, (xv) regulatory matters and (xvi) intellectual property.
Covenants
The Global Knowledge Merger Agreement includes customary covenants of the parties with respect to operation of the Global Knowledge business prior to the consummation of the Global Knowledge Merger and efforts to satisfy conditions to the consummation of the Global Knowledge Merger. The Global Knowledge Merger Agreement also contains additional covenants of the parties, including, among others, (i) covenants providing for Churchill and Global Knowledge to use reasonable efforts to obtain all necessary regulatory approvals, (ii) covenants providing for Global Knowledge to cooperate with Churchill in the preparation of this joint proxy statement/prospectus required to be filed in connection with the Skillsoft Merger, (iii) covenants providing for Global Knowledge to use reasonable best efforts to provide cooperation or assistance with the consummation of the Existing Debt Restructuring (as defined in the Global Knowledge Merger Agreement) and other transactions contemplated by the Global Knowledge RSA (as defined below), (iv) covenants providing for Global Knowledge to use reasonable best efforts to consummate the Existing Debt Restructuring (as defined in the Global Knowledge Merger Agreement) prior to the date the Global Knowledge Closing occurs, (v) covenants by Churchill to use reasonable best efforts to comply in all material respects with its obligations under the Skillsoft Merger Agreement subject to the terms and conditions thereof to the extent any noncompliance with such obligations would prevent or delay the closing of the Merger (however, Churchill will not be required to amend or waive a closing condition under the Skillsoft Merger Agreement or otherwise renegotiate the terms of the Skillsoft Merger Agreement in order to satisfy its obligations under the Global Knowledge Merger Agreement) and to keep Global Knowledge reasonably apprised of the status of matters relating to the completion of the Skillsoft Merger, including with respect to the negotiations relating to the satisfaction of the closing conditions in respect thereof and (vi) covenants providing that Churchill will use its reasonable best efforts to obtain financing to the extent necessary to satisfy the Available Closing Date Cash Condition and subject to certain limitations.
Global Knowledge Exclusivity Restrictions
Except as expressly permitted by the Global Knowledge Merger Agreement, from after the date of the Global Knowledge Merger Agreement to the Global Knowledge Effective Time or, if earlier, the valid termination of the Global Knowledge Merger Agreement in accordance with its terms, Global Knowledge has agreed, among other things, not to take, whether directly or indirectly, any action to (i) make or negotiate any offer or proposal involving any third party to issue, sell or otherwise transfer any interest in Global Knowledge or any of its subsidiaries or all or any material portion of its or their assets, or enter into any definitive agreement with respect to, or otherwise effect, any recapitalization, refinancing, merger or other similar transaction involving Global Knowledge or its subsidiaries other than with Churchill or its affiliates, (any of the foregoing hereinafter referred to as a “Global Knowledge Alternative Proposal”), (ii) solicit any inquiries or proposals regarding any Global Knowledge Alternative Proposal, (iii) initiate any discussions with or provide any non-public information or data to any third party that would encourage, facilitate or further any effort or attempt to make or implement a Global Knowledge Alternative Proposal, or (iv) enter into any agreement with respect to any Global Knowledge Alternative Proposal made by any third party; provided that prior to the Global Knowledge Closing, Global Knowledge and its affiliates or representatives may disclose to Global Knowledge’s shareholders any unsolicited proposal received in connection with any Global Knowledge Alternative Proposal to the extent required by their obligations under applicable laws.
However, Global Knowledge may initiate, respond to and progress discussions in respect of a Global Knowledge Alternative Proposal if (x) (i) either Skillsoft or Churchill notifies the other party that such other party is in breach of the Skillsoft Merger Agreement, which breach has not been cured for 20 days from the date of such breach or otherwise waived by the other party, (ii) the initial date of the Churchill Special Meeting is postponed by Churchill by more than 15 days or (iii) the Global Knowledge Closing has not occurred by the date that is six months following the date of the Global Knowledge Merger Agreement and (y) the board of directors of Global Knowledge has determined in good faith, on the basis of advice from legal counsel, that failure to seek a Global Knowledge Alternative Proposal is inconsistent with the directors’ fiduciary duties under applicable law. Global Knowledge is obligated to keep Churchill reasonably apprised of any inquiries or proposals regarding, or upon entering into, any negotiations in respect of a Global Knowledge Alternative Proposal.
Conditions to Closing
The consummation of the Global Knowledge Merger is subject to consummation of the Merger. Additionally, the consummation of the Global Knowledge Merger is subject to customary closing conditions, including, among other things, (i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the absence of any governmental order, prohibiting the consummation of the Transactions (as defined in the Global Knowledge Merger Agreement), (iii) Pro-Forma Available Closing Date Cash (as defined in the Global Knowledge Merger Agreement) of not less than $50,000,000.00, (iv) the absence of an “Event of Default” under New Credit Agreements (as defined in the Global Knowledge Merger Agreement), (v) the absence of a Material Adverse Effect (as defined in the Global Knowledge Merger Agreement) and (vi) customary bringdown conditions with respect to each parties’ representations and warranties and covenants. Churchill received notice of early termination of the waiting period under the HSR Act on November 10, 2020.

Termination
The Global Knowledge Merger Agreement may be terminated at any time, but not later than the Global Knowledge Closing, as follows:
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by mutual written consent of Churchill and Global Knowledge;

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by either Churchill or Global Knowledge if the other party has breached any of its covenants or representations and warranties such that any closing condition would not be satisfied at the Global Knowledge Closing (subject to a cure period of 30 business days and waiver by the non-breaching party);

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by either Churchill or Global Knowledge if the transactions are not consummated on or before, June 12, 2021 or, if the closing of the Merger occurs, the date that is the later of (x) 3 months following the closing of the Merger and (y) April 12, 2021, but, in no event later than June 12, 2021 (the “Global Knowledge Outside Date”) (provided that a party does not have the right to terminate under this provision if such party’s material breach of any representations, warranties or covenants causes the Global Knowledge Closing not to occur prior to Global Knowledge Outside Date);

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by either Churchill or Global Knowledge if a governmental entity shall have issued a final, non-appealable governmental order permanently enjoining or prohibiting the consummation of the Global Knowledge Merger (provided that the party whose action or inaction causes the governmental order does not have the right to terminate under this provision);

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automatically (subject to Churchill’s right to waive such automatic termination within one day thereafter) if (x) the Global Knowledge RSA (as defined below) has been terminated or is no longer in full force and effect, (y) any Existing Forbearance Agreement (as defined in the Global Knowledge Merger Agreement) has been terminated or is no longer in effect, and/or the forbearance by the lenders thereunder contemplated by any Existing Forbearance Agreement is otherwise no longer in effect, and/or (z) if Global Knowledge files for Chapter 11 under the U.S. Bankruptcy Code or otherwise commences any similar insolvency proceeding in any jurisdiction;

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automatically (subject to Churchill’s right to waive such automatic termination within one day thereafter) at the time at which (x) the loans or commitments under any Existing Debt Agreement (as defined in the Global Knowledge Merger Agreement) has been accelerated and/or (y) the Lenders (as defined in the Global Knowledge Merger Agreement) take any action to foreclose upon, take possession of, sell, or enforce any lien or encumbrance on any of their collateral and/or the Required Consenting Lenders (as defined in the Global Knowledge RSA) elect to deliver a formal notice that they intend to initiate an action against Global Knowledge to enforce their rights or seek remedies under the Existing Credit Agreements (as defined in the Global Knowledge Merger Agreement);

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by Churchill (provided that if Global Knowledge files for Chapter 11 under the U.S. Bankruptcy Code, such termination will be automatic without any further action by Churchill, subject to Churchill’s right to waive such automatic termination within one day thereafter), if (i) (x) Global Knowledge breaches its obligations under each Existing Debt Agreement or the Global Knowledge RSA and/or (y) if any of the Requisite Consenting Lenders under the Global Knowledge RSA breach their obligations thereunder or (ii) the Global Knowledge RSA is modified without Churchill’s consent, in each case of clause (i) and (ii), in a manner that has, or would reasonably be expected to have, a non-de minimis adverse economic impact on the rights of Global Knowledge or Churchill;

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automatically (subject to Churchill’s right to waive such automatic termination within 72 hours of gaining actual knowledge of its occurrence), following the occurrence of a default under any of the Existing Forbearance Agreements; or

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by either Churchill or Global Knowledge, if the Skillsoft Merger Agreement has been validly terminated in accordance with its terms.

The foregoing description of the Global Knowledge Merger Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

Restructuring Support Agreement
On October 12, 2020, Global Knowledge entered into a Restructuring Support Agreement (the “Global Knowledge RSA”) with (i) 100% of its lenders under that certain Amended and Restated First Lien Credit and Guaranty Agreement, dated as of January 30, 2015, as amended from time to time, by and among, inter alios, GK Holdings, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Credit Suisse, acting in its capacity as administrative agent and collateral agent (the “First Lien Credit Agreement,” and the lenders thereto, the “First Lien Lenders”); and (ii) 100% of its lenders under that certain Amended and Restated Second Lien Credit and Guaranty Agreement, dated as of January 30, 2015, as amended from time to time, by and among, inter alios, GK Holdings, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Trust, acting in its capacity as administrative agent and collateral agent (the “Second Lien Credit Agreement,” and there lenders thereto, the “Second Lien Lenders,” together with the First Lien Lenders, the “Secured Lenders”). The Global Knowledge RSA contemplates an out-of-court restructuring (the “Restructuring”) that provides meaningful recoveries, funded by Churchill, to all Secured Lenders. Churchill is a third-party beneficiary of the Global Knowledge RSA with respect to enforcement of certain specific provisions and its explicit rights under the Global Knowledge RSA and not a direct party.
Pursuant to a certain Consent Memorandum dated as of February 9, 2021, Credit Suisse, acting in its capacity as administrative agent under the First Lien Credit Agreement, and Wilmington Trust, acting in its capacity as administrative agent under the Second Lien Credit Agreement, confirmed their and the required consenting Secured Lenders’ consent to a partial waiver of the cash consideration condition to the Restructuring of up to $1.45 million (such reduction, the “Retention Plan Cash Consideration Reduction”). The Retention Plan Cash Consideration Reduction is to be applied on a pro rata basis between the cash consideration due to the First Lien Lenders and the cash consideration due to the Second Lien Lenders based on the aggregate claims under the First Lien Credit Agreement and the aggregate claims under the Second Lien Credit Agreement, calculated as of the Out-of-Court Transaction Effective Date (as defined in the Global Knowledge RSA). Such consent was provided in connection with certain payments made from Global Knowledge’ cash on-hand pursuant to a certain retention plan intended to retain certain Global Knowledge personnel through the occurrence of the Out-of-Court Transaction Effective Date (as defined in the Global Knowledge RSA). As a result of the partial waiver and the payments made by Global Knowledge under such retention plan, the aggregate cash consideration due to the Secured Lenders in connection with the Restructuring was reduced from $156 million to 154.6 million. On February 6, 2021, Churchill consented to the payments by Global Knowledge under such retention plan.
On the Out-of-Court Transaction Effective Date (as defined in the Global Knowledge RSA), which shall occur concurrently with the Global Knowledge Closing (and only upon such closing), (a) the First Lien Lenders will receive (i) $143.5 million of cash minus the First Lien Lenders’ pro rata portion of the Retention Plan Cash Consideration Reduction and (ii) $50 million in aggregate principal amount of new term loans (or an equivalent amount of cash in lieu thereof), (b) the Second Lien Lenders will receive (i) $12.5 million of cash minus the Second Lien Lenders’ pro rata portion of the Retention Plan Cash Consideration Reduction and (ii) $20 million in aggregate principal amount of new term loans (or an equivalent amount of cash in lieu thereof) and (c) the lenders under Global Knowledge's credit and guaranty agreement, dated as of November 26, 2019, will be paid in full in cash (including all outstanding principal amounts, accrued and unpaid interest and fees thereunder) (each of (a), (b), and (c), as set forth in the term sheet attached to the Global Knowledge RSA (the “Restructuring Term Sheet”)).
On the Out-of-Court Transaction Effective Date (as defined in the Global Knowledge RSA), which shall occur concurrently with the Global Knowledge Closing (and only upon such closing), each holder of a claim arising under that certain Credit and Guaranty Agreement, dated as of November 26, 2019, by and among, inter alios, Global Knowledge Holdings B.V. and Global Knowledge Network (Canada), Inc., as borrowers, the guarantors from time to time party thereto, the lenders from time to time party thereto and Blue Torch Finance LLC, in its capacity as administrative agent, will be paid in cash, in full (including all accrued and unpaid interest through the date of repayment), as set forth in the Restructuring Term Sheet, and estimated, as of the date of the filing, to be $15.5 million.
Under the Global Knowledge RSA, the Secured Lenders have agreed, subject to certain terms and conditions, to support the Restructuring of the existing debt of, existing equity interests in, and certain other obligations of Global Knowledge, on the terms set forth in the Global Knowledge RSA.

In accordance with the Global Knowledge RSA, the Secured Lenders agreed, among other things, to: (i) support the Restructuring as contemplated by the Global Knowledge RSA and the definitive documents governing the Restructuring; (ii) not take any action, directly or indirectly, to interfere with acceptance, implementation or consummation of the Restructuring; and (iii) not transfer their claims under the First Lien Credit Agreement and Second Lien Credit Agreement, as applicable, except with respect to limited and customary exceptions, including requiring any transferee to either already be bound or become bound by the terms of the Global Knowledge RSA.
In accordance with the Global Knowledge RSA, Global Knowledge agreed, among other things, to: (i) support and take all steps reasonably necessary and desirable to consummate the Restructuring in accordance with the Global Knowledge RSA; and (ii) not, directly or indirectly, object to, delay, impede, or take any other action to interfere with acceptance, implementation or consummation of the Restructuring.
Subscription Agreement
Lodbrok Subscription Agreement
On October 13, 2020, in connection with the execution of the Global Knowledge Merger Agreement, Churchill entered into a subscription agreement with Lodbrok Capital LLP (“Lodbrok”) pursuant to which Lodbrok subscribed for 2,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share, to be issued at the closing of the Global Knowledge Merger (the “Lodbrok Subscription Agreement”). The obligations to consummate the transactions contemplated by the Lodbrok Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the Global Knowledge Merger.
The foregoing description of the Lodbrok Subscription Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
Introduction
The following is a general discussion of the material U.S. federal income tax consequences of (i) the Merger and the Skillsoft Merger Redemption (as defined below) to the holders of Skillsoft Class A Shares and Skillsoft Class B Shares and (ii) the exercise by holders of Public Shares of their redemption rights in connection with the Merger. The following discussion is based upon current provisions of the Code, U.S. judicial decisions, administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and existing and proposed Treasury regulations promulgated under the Code, all as in effect as of the date hereof. All of the preceding authorities are subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS or a court will not disagree with or challenge any of the conclusions we have reached and describe herein.
The discussion is limited to (i) holders of Skillsoft Class A Shares and Skillsoft Class B Shares that hold their shares of Skillsoft Class A Shares and Skillsoft Class B Shares and will, following the Merger, hold their shares of Churchill Class A common stock and Incremental Loans, and (ii) holders of Public Shares that hold their Public Shares, as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax considerations for beneficial owners of Founder Shares. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, holders of Skillsoft Class A Shares and Skillsoft Class B Shares that are certain former citizens or former long-term residents of the United States, U.S. Holders (as defined below) having a “functional currency” other than the U.S. dollar, holders of Skillsoft Class A Shares and Skillsoft Class B Shares that holds Skillsoft Class A Shares and Skillsoft Class B Shares, or holders of Public Shares that holds Public Shares, as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, holders of Skillsoft Class A Shares and Skillsoft Class B Shares or holders of Public Shares subject to special tax accounting rules as a result of any item of gross income with respect to Churchill common stock being taken into account in an applicable financial statement, holders of Skillsoft Class A Shares and Skillsoft Class B Shares who exercise their appraisal rights and holders of Skillsoft Class A Shares and Skillsoft Class B Shares that received Skillsoft Class A Shares and Skillsoft Class B Shares, or holders of Public Shares that received Public Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to U.S. federal income tax (such as U.S. federal estate or gift tax or the Medicare contribution tax on certain net investment income), nor does it address any aspects of U.S. state or local taxes.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Skillsoft Class A Shares and Skillsoft Class B Shares or Public Shares, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of Skillsoft Class A Shares and Skillsoft Class B Shares or Public Shares should consult their tax advisors regarding the tax consequences of the Merger or redemption of Public Shares, as applicable, to them.
For purposes of this discussion, the term “U.S. Holder” means any beneficial owner of Skillsoft Class A Shares and Skillsoft Class B Shares, or beneficial owner of Public Shares, as applicable, that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Skillsoft Class A Shares and Skillsoft Class B Shares, or a beneficial owner of Public Shares, as applicable, (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
Tax Consequences of the Merger and the Skillsoft Merger Redemption to Holders of Skillsoft Class A Shares and Skillsoft Class B Shares
Consequences of the Merger and the Skillsoft Merger Redemption to U.S. Holders
Although not free from doubt, the receipt of cash, Churchill Class A common stock, and Incremental Loans by a U.S. Holder in exchange for Skillsoft Class A Shares and Skillsoft Class B Shares pursuant to the Merger and the redemption of Churchill Class C common stock (the “Skillsoft Merger Redemption”), taken together, should be a taxable transaction for U.S. federal income tax purposes in which a U.S. Holder would recognize gain or loss equal to the difference, if any, between (a) the amount of cash, the fair market value of the Churchill Class A common stock and the issue price of the Incremental Loans received in the Merger and the Skillsoft Merger Redemption and (b) the U.S. Holder’s adjusted tax basis in the Skillsoft Class A Shares and Skillsoft Class B Shares surrendered pursuant to the Merger, and such gain or loss would be capital gain or loss and would be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. Long-term capital gain of non-corporate U.S. Holders is subject to tax at preferential rates. The deductibility of capital losses is subject to limitations. Assuming the existing term loans under the Existing Second Out Credit Agreement (the “Second Out Term Loans”) are considered “publicly traded” within the meaning of applicable U.S. Treasury regulations as of the date of the Skillsoft Merger Redemption, the Incremental Loans will have the same issue price as the existing Second Out Term Loans; otherwise their issue price will be equal to their stated redemption price at maturity. A U.S. Holder’s tax basis in (i) the shares of Churchill Class A common stock received in the Merger would equal the fair market value of such shares at the time of the Merger and (ii) the Incremental Loans received in the Skillsoft Merger Redemption would equal their issue price, and the holding period of such shares and such loans would commence on the day after the Merger and the Skillsoft Merger Redemption. If the Merger and the Skillsoft Merger Redemption were treated as a tax-free reorganization for U.S. federal income tax purposes different consequences would result, including that no loss would be recognized by U.S. Holders in the Merger or the Skillsoft Merger Redemption. U.S. Holders should consult their tax advisors concerning whether the Merger and the Skillsoft Merger Redemption qualify as a reorganization for U.S. federal income tax purposes.
The foregoing discussion assumes that Skillsoft is not currently, and has not been, a “passive foreign investment company” within the meaning of Section 1297 of the Code for U.S. federal income tax purposes (a “PFIC”). Based on the current and expected method of operation of Skillsoft and the composition of its assets, Skillsoft is not expected to be treated as a PFIC for U.S. federal income tax purposes for its current taxable year. However, there can be no assurance that actual results from its operations or the composition of its assets for any taxable year will satisfy such requirements and, in such case, it may not be able to avoid PFIC status for the current taxable year. If Skillsoft were a PFIC in the current taxable year, then such U.S. Holder generally would be subject to adverse U.S. federal income tax consequences with respect to gain recognized on any sale or exchange of such shares, including an exchange of such shares pursuant to the Merger and the Redemption, unless such U.S. Holder has in effect certain elections. U.S. Holders should consult their tax advisors concerning whether Skillsoft is a PFIC.
Consequences of the Merger and the Skillsoft Merger Redemption to Non-U.S. Holders
Subject to the discussion under “Information Reporting and Backup Withholding” below, generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized by the Non-U.S.

Holder in the Merger and the Skillsoft Merger Redemption unless such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if such Non-U.S. Holder is entitled to the benefits of an applicable income tax treaty with the United States with respect to that gain, that gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). Any such gain generally will be subject to U.S. federal income tax in the same manner as if such holder were a U.S. Holder, as described above under “— Consequences of the Merger and the Skillsoft Merger Redemption to U.S. Holders.” In addition, gain of a Non-U.S. Holder who is a nonresident alien individual present in the United States for 183 days or more in the taxable year in which the Merger and the Skillsoft Merger Redemption are consummated, if certain other requirements are met, generally will be taxed at a 30% U.S. federal income tax rate, but may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any, provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. A Non-U.S. Holder that is a corporation also may be subject to a U.S. federal branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.
Ownership and Disposition of Churchill Class A Common Stock by Non-U.S. Holders
Distributions on the Churchill Class A Common Stock
The gross amount of a distribution paid with respect to the Churchill Class A common stock will be treated as a dividend for U.S. federal income tax purposes to the extent of Churchill’s current-year and accumulated earnings and profits (as determined for U.S. federal income tax purposes). Dividends paid to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax (except to the extent reduced by an applicable income tax treaty). However, dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to withholding, provided certain certification and disclosure requirements are satisfied. Instead, such dividends will be taxed on a net income basis in the same manner as if the Non-U.S. Holder were a “U.S. person.”
Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “Sale, Exchange or Other Taxable Disposition of Churchill Class A Common Stock” below.
Sale, Exchange or Other Taxable Disposition of Churchill Class A Common Stock
Subject to the discussions below on backup withholding and other withholding taxes, gain realized by a Non-U.S. Holder on a sale, exchange or other taxable disposition of Churchill Class A common stock generally should not be subject to U.S. federal income or withholding tax, unless:
•
the gain (i) is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States (in which case the special rules described below apply);

•
the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of such disposition and certain other conditions are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses); or

•
Churchill is, or becomes, a “United States real property holding corporation” (a “USRPHC”), for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the Churchill Class A common stock and the Non-U.S. Holder’s holding period for the Churchill Class A common stock.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals 50% or more of the sum of the fair market value of (a) its worldwide real property interests and (b) its other assets used or held for use in a trade or business. The tax relating to dispositions of stock in a USRPHC does not apply to a Non-U.S. Holder whose holdings, actual and constructive, amount to 5% or less of the Churchill Class A common stock at all times during the applicable period, provided that the Churchill Class A common stock is regularly traded on an established securities market. No assurance can be provided that the Churchill Class A common stock will be regularly traded on an established securities market at all times for purposes of the rules described above. Although there can be no assurances in this regard, Churchill believes it has not been and is not currently a USRPHC, and Churchill does not anticipate being a USRPHC in the future. You are urged to consult your own tax advisor about the consequences that could result if Churchill is, or becomes, a USRPHC.
If any gain from the sale, exchange or other disposition of the Churchill Class A common stock, (1) is effectively connected with a U.S. trade or business conducted by a Non-U.S. Holder and (2) if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in certain cases involving individuals, a fixed base) maintained by such Non-U.S. Holder in the United States, then the gain generally should be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the Non-U.S. Holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would also be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.
Other Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30% on payments of U.S.-source dividends (including dividends paid by Churchill) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. Withholding imposed by FATCA may also apply to gross proceeds from the sale or other disposition of domestic corporate stock (including Churchill Class A common stock); although, under proposed U.S. Treasury regulations published on December 18, 2018, no withholding would apply to such gross proceeds. The preamble to the proposed regulations specifies that taxpayers (including withholding agents) are permitted to rely on the proposed regulations pending finalization. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Churchill Class A common stock is held may affect the determination of whether such withholding is required. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally should be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return containing the required information (which may entail significant administrative burden). Non-U.S. Holders are urged to consult their own tax advisors regarding the effects of FATCA on their investment in Churchill Class A common stock.
Tax Consequences of a Redemption of Public Shares
Tax Consequences to U.S. Holders
The discussion below applies to you if you are a “U.S. Holder” (as defined above) of Public Shares that exercises the redemption rights described above under “Churchill Special Meeting of Stockholders — Redemption Rights” with respect to your Public Shares.
Treatment of Redemption
The treatment of a redemption of your Public Shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Public Shares under Section 302 of the Code. If the redemption qualifies as a sale of the Public Shares, you will recognize gain or loss as described below under “— Gain or Loss on Redemptions Treated as a Sale of Public Shares” below. If the redemption does not qualify as a sale of Public Shares, you will be treated as receiving a corporate distribution subject to tax as described below under “— Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Public Shares treated as held by you

(including any shares constructively owned by the you, including Public Shares constructively held by you as a result of owning Churchill publicly traded warrants) relative to all of the Public Shares outstanding both before and after the redemption and any related transactions, including the Merger and the Skillsoft Merger Redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in Churchill, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, you must take into account not only Public Shares actually owned by you, but also Public Shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as Churchill publicly traded warrants). There will be a complete termination of your interest if either (i) all of the shares of Public Shares actually and constructively owned by you are redeemed or (ii) all of the Public Shares actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in Churchill. Whether the redemption will result in a meaningful reduction in your proportionate interest in Churchill will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction”. In order to meet the “substantially disproportionate” test, the percentage of outstanding Public Shares actually and constructively owned by you immediately following the redemption of the Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding Public Shares actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “— Taxation of Redemptions Treated as Distributions”, below. After the application of those rules, any remaining tax basis you have in the redeemed Public Shares will be added to your adjusted tax basis in your remaining Public Shares, or, if you have none, to your adjusted tax basis in Churchill publicly traded warrants held by you or possibly in other shares constructively owned by you.
Taxation of Redemptions Treated as Distributions
If the redemption of your Public Shares does not qualify as a sale of Public Shares, you will be treated as receiving a distribution from Churchill. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of Churchill’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “— Gain or Loss on Redemptions Treated as a Sale of Public Shares.”
If you are a corporate U.S. Holder, dividends paid by Churchill to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.
If you are a non-corporate U.S. Holder, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate so long as you satisfy the holding period requirement of at least sixty days which begins within a certain number of days before the ex-dividend date (see “— Gain or Loss on Redemptions Treated as a Sale of Public Shares” below).

It is unclear whether the redemption rights with respect to the Public Shares described in this joint proxy statement/prospectus may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends-received deduction, long-term capital gains treatment or the preferential tax rate on qualified dividend income, as the case may be.
Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares
If a redemption of your Public Shares qualifies as a sale of Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the Public Shares so redeemed.
Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the Public Shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.
Information Reporting with Respect to the Redemption for Significant Holders
Certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of Public Shares. A “significant holder” is a beneficial owner of Public Shares that, immediately prior to the redemption, actually or constructively owns 5% or more of the outstanding Public Shares (by vote or value). You are urged to consult with your tax advisor as to the potential application of these reporting requirements.
Tax Consequences to Non-U.S. Holders
The discussion below applies to you if you are a “Non-U.S. Holder” (as defined above) of Public Shares that exercises the redemption rights described above under “Churchill Special Meeting of Stockholders — Redemption Rights” with respect to your Public Shares.
Treatment of Redemption
If you are a Non-U.S. Holder, the characterization for U.S. federal income tax purposes of the redemption of your Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described above under “Tax Consequences to U.S. Holders — Treatment of Redemption.”
Non-U.S. Holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale, under the Code.
Taxation of Redemptions Treated as Distributions
If the redemption of your Public Shares does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a distribution from Churchill, which distribution will be treated as described under “Ownership and Disposition of Churchill Class A Common Stock by Non-U.S. Holders — Distributions on the Churchill Class A Common Stock” above.
Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares
If the redemption of your Public Shares qualifies as a sale or exchange of such shares, any gain recognized on such sale or exchange will be treated as described above under “Ownership and Disposition of Churchill Class A Common Stock by Non-U.S. Holders — Sale, Exchange or Other Taxable Disposition of Churchill Class A Common Stock.”
All holders of Public Shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

Information Reporting and Backup Withholding
Proceeds received in connection with the Merger, the Skillsoft Merger Redemption or a redemption of Public Shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

MATERIAL INCOME TAX CONSEQUENCES IN THE GRAND DUCHY OF LUXEMBOURG
Introduction
This summary solely addresses the principal Luxembourg tax consequences to a Skillsoft Holder (as defined below) of (i) the Merger and (ii) the Skillsoft Merger Redemption (together “the Transaction”) and does not purport to describe every aspect of taxation that may be relevant to a particular holder. Tax matters are complex, and the tax consequences of the Transaction to a particular Skillsoft Holder will depend in part on such holder’s circumstances. Accordingly, a holder is urged to consult his own tax advisor for a full understanding of the tax consequences of the Transaction to him, including the applicability and effect of Luxembourg tax law.
Where in this summary English terms and expressions are used to refer to Luxembourg concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Luxembourg concepts under Luxembourg tax law. This summary assumes that Churchill is organised, and that its business will be conducted, in the manner outlined in this Form. A change to such organizational structure or to the manner in which Churchill conducts its business may invalidate the contents of this summary, which will not be updated to reflect any such change.
This summary is based on the tax law of Luxembourg (unpublished case law not included) as it stands at the date of this Form. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change. A reference to Luxembourg corporate taxes generally encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal) and a solidarity surcharge (contribution au fonds pour l’emploi).
For the purposes of this summary, the term “Skillsoft Holder” means any beneficial owner of Skillsoft Class A and Class B Shares.
The summary in this Luxembourg taxation paragraph does not address the Luxembourg tax consequences for a Skillsoft Holder who:
(i)
is an investor as defined in a specific law (such as the law on family wealth management companies of 11 May 2007, as amended, the law on undertakings for collective investment of 17 December 2010, as amended, the law on specialized investment funds of 13 February 2007, as amended, the law on reserved alternative investment funds of 23 July 2016, the law on securitisation of 22 March 2004, as amended, the law on venture capital vehicles of 15 June 2004, as amended and the law on pension saving companies and associations of 13 July 2005);

(ii)
is, in whole or in part, exempt from tax;

(iii)
owns the Skillsoft shares in connection with a membership of a management board, a supervisory board, an employment relationship, a deemed employment relationship or management role; or

(iv)
has a substantial interest in Skillsoft or a deemed substantial interest in Skillsoft for Luxembourg tax purposes. Generally, a person holds a substantial interest if such person owns or is deemed to own, directly or indirectly, more than 10% of the shares or interest in an entity.

Consequences of the Merger and the Skillsoft Merger Redemption — Taxes on income and capital gains
Luxembourg Tax Resident Skillsoft Holders
General
Although not free from doubt, the receipt of cash, Churchill Class A common stock, and Incremental Loans by a Skillsoft Holder in exchange for Skillsoft Class A and Class B Shares pursuant to the Merger and the Skillsoft Merger Redemption, taken together, should be a taxable transaction for Luxembourg tax purposes.

Individuals
Individuals deriving profits or deemed to be deriving profits from an enterprise
Any benefits derived or deemed to be derived from or in connection with the Skillsoft shares that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Luxembourg personal income tax as commercial income at progressive rates up to 45.78%.
An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with shares that are attributable to an enterprise from which an individual derives profits if his investment activities go beyond regular portfolio management.
Where the Luxembourg tax resident Skillsoft Holder would recognize gain or loss equal to the difference, if any, between (a) the amount of cash, the fair market value of the Churchill shares and Incremental Loan received and (b) the adjusted acquisition value for tax purposes of the Skillsoft shares, the income would be taxable as commercial income.
Other individuals
If a Skillsoft Holder is a Luxembourg tax resident individual whose situation has not been discussed before in this section “Material Income Tax Consequences in the Grand Duchy of Luxembourg — Consequences of the Merger and the Skillsoft Merger Redemption — Taxes on income and capital gains — Luxembourg Tax Resident Skillsoft Holders”, gains derived from a Skillsoft share are generally not included in the taxable basis unless the gain qualifies as a speculative gain, which is the case for instance where a gain is realized less than 6 months after the acquisition for tax purposes of the share.
Corporate entities
Any benefits derived or deemed to be derived from or in connection with the Skillsoft shares that are held by a corporate entity, or an entity taxable as a corporate entity, are generally subject to Luxembourg corporate taxes.
Where a Luxembourg tax resident corporate Skillsoft Holder would recognize a gain or loss equal to the difference, if any, between (a) the amount of cash, the fair market value of the Churchill shares and Incremental Loan received and (b) the adjusted acquisition value for tax purposes of the Skillsoft shares, the income would be taxable as commercial income.
Non-resident Skillsoft Holders
Skillsoft Holders which are not resident in Luxembourg for tax purposes, and which do not have (and are not deemed to have) a permanent establishment in Luxembourg to which the Skillsoft shares or income therefrom are attributable, are not subject to Luxembourg income taxes on income on capital gains realized on the disposal or redemption of the Skillsoft shares.
Such non-resident Skillsoft Holders will not be deemed to be resident in Luxembourg for Luxembourg tax purposes by reason only of the execution of the Merger and the Skillsoft Merger Redemption.
Consequences of the holding of Churchill A shares
Luxembourg Tax Resident Skillsoft Holders
Dividends derived from the Churchill Shares may be eligible for a 50% exclusion from the taxable basis provided that Churchill is (i) a resident of the US for tax purposes; (ii) fully taxable in the US to a corporate tax comparable to the Luxembourg corporate income tax (i.e. having a rate of at least 8.5% and a comparable tax base).

COMPARISON OF STOCKHOLDERS’ RIGHTS
The rights of Skillsoft shareholders are currently governed by Luxembourg law and Skillsoft’s organizational documents. Pursuant to the Merger, Skillsoft shareholders will become holders of Churchill Class A common stock, and their rights will subsequently be governed by the DGCL and the Post-Combination Company’s organizational documents. The rights of Churchill stockholders will continue to be governed by the DGCL, and in connection with the Merger, Churchill’s organizational documents will be amended and restated in the form of the Post-Combination Company’s organizational documents.
Skillsoft’s organizational documents include its Amended and Restated Articles of Association, as amended on September 27, 2020 (the “Skillsoft Articles”), and that certain Shareholders’ Agreement, dated as of August 27, 2020, as amended on September 27, 2020 (the “Skillsoft Shareholders’ Agreement”), by and among Skillsoft and the Skillsoft shareholders party thereto.
Churchill’s current organizational documents include its Existing Charter, and its bylaws. At the effective time of the Merger, subject to obtaining the approval of the Churchill stockholders, Churchill will adopt the Proposed Charter and the Churchill A&R Bylaws, which will be the organizational documents of the Post-Combination Company. The Post-Combination Company’s organizational documents will also include that certain Stockholders Agreement, dated as of October 12, 2020 (the “Churchill Stockholders Agreement”), by and among Churchill, Churchill Sponsor II LLC and Michael Klein.
This section describes the material differences between the rights of Skillsoft shareholders and the proposed rights of the Post-Combination Company’s stockholders. This summary is not complete and does not cover all of the differences between the DGCL and Luxembourg law affecting corporations and their shareholders or all the differences between Skillsoft’s and the Post-Combination Company’s organizational documents. The summary is therefore subject to the complete text of the relevant provisions of Luxembourg law, the DGCL and the Post-Combination Company’s organizational documents. For information on obtaining the Post-Combination Company’s organizational documents, see the section titled “Where You Can Find More Information” in this joint proxy statement/prospectus.
SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS
Luxembourg	Delaware

Under Luxembourg law and the Skillsoft Articles, the board of directors has the widest power to take any action necessary or useful to achieve the corporate objective. The board of directors’ powers are limited only by law, the Skillsoft Articles and the Skillsoft Shareholders’ Agreement.
Any type of business combination that would require an amendment to the Skillsoft Articles, such as a merger, de-merger, consolidation, dissolution, or voluntary liquidation, requires an extraordinary resolution of a general meeting of shareholders.
The Skillsoft Articles specifically provide that the board of directors shall not have the power to effect the Merger without the approval of holders representing at least sixty-six and two-thirds percent (66-2∕3%) of the issued and outstanding share capital of Skillsoft, subject to higher voting thresholds for a sale of Skillsoft through certain transactions other than the Merger.
Generally, under the DGCL, completion of a merger, consolidation, dissolution, or the sale, lease, or exchange of substantially all of a corporation’s assets requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

SHAREHOLDER VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED SHAREHOLDERS
Luxembourg	Delaware

Under Luxembourg law, no restriction exists as to the transactions that a shareholder may engage in with Skillsoft. A shareholder, however, may be held liable on the basis of common rules of tort (the party invoking the tort must establish the fault, the damage and the causal link between the fault and the damage) in connection with such a transaction.
Skillsoft may only enter into transactions which are in its corporate interest. The Skillsoft Articles provide that it shall not enter into, directly or indirectly, any transaction with a shareholder, director or any officer of Skillsoft, any entity in which one or more of such individuals owns, directly or indirectly, individually or in the aggregate, 5% or more of the outstanding equity securities of such entity, or any “affiliate”, “associate” or member of the “immediate family” (as each term is defined under the Exchange Act), other than (i) commercial transactions in the ordinary course of business consistent with past practice and on arms’-length terms, (ii) the future issuance of shares in accordance with Luxembourg law, and (iii) transactions that are not sufficiently material to require approval by the board of directors and for which no such approval is obtained.

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested shareholder” for three years following the time that the shareholder becomes an interested shareholder. Subject to specified exceptions, an “interested shareholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.
The Proposed Charter provides that the Post-Combination Company will not be subject to Section 203 of the DGCL. Notwithstanding the Post-Combination Company’s opting out of DGCL Section 203, the Proposed Charter provides that the Post-Combination Company shall not engage in specified transactions at any point in time at which the Post-Combination Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” for a period of three years following the time that such stockholder became an “interested stockholder” unless: (i) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder”, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the Post-Combination Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Post-Combination Company or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Post-Combination Company which is not owned by the interested stockholder.

SHAREHOLDER RIGHTS PLAN
Luxembourg	Delaware

Pursuant to Luxembourg law, it is possible to create an authorized share capital from which the board of directors is authorized by the shareholders (i) to issue further ordinary shares and, (ii) under certain conditions, to limit, or cancel the preferential subscription rights of existing shareholders.
The authority of the board of directors to issue additional ordinary shares included in the Skillsoft Articles (and, as applicable to limit or cancel, as the case may be, preferential subscription rights) is valid for a period of up to five years starting from the date of the extraordinary general meeting of the shareholders of August 27, 2020, unless renewed in accordance with Luxembourg law.

Under the DGCL, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.
In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

APPRAISAL RIGHTS
Luxembourg	Delaware
Neither Luxembourg law nor the Skillsoft Articles provide for appraisal rights.	Under the DGCL, a shareholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.
SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING
Luxembourg	Delaware

A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or the Skillsoft Articles.
Luxembourg law does not specifically provide for the possibility for shareholders of a public limited liability company to take actions by written consent. As such, it is generally recognized that all shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote in person, by proxy or, if the articles of association provide for that possibility, by correspondence (i.e., a voting form).
The Skillsoft Articles provide that shareholders may participate in general meetings by conference call, videoconferencing or any other similar means of communication enabling the persons participating therein to simultaneously communicate with each
Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing.

Luxembourg	Delaware

other, which shall be deemed equivalent to physical presence at such meeting for the purposes of quorum and majority requirements. Additionally, the shareholders may vote at any general meeting by means of voting forms submitted to Skillsoft less than 24 hours prior to the general meeting. The Skillsoft Articles provide that if a shareholder appoints a proxy to act on such shareholder’s behalf at any such general meeting, such appointment must be made in writing and delivered to the registered office of Skillsoft (transmitted by any means of communication allowing for the transmission of a written text), at least five days prior to such general meeting.
In light of the COVID-19 pandemic, several updated measures relating to shareholder meetings have been put in place in Luxembourg. In particular, pursuant to Luxembourg law of September 23, 2020, extending the measures regarding the meetings held by companies and other legal entities (the “September Law”), Luxembourg companies can hold their general meetings without any physical presence, and can require their shareholders or any other participants of the general meeting to exercise their rights exclusively through (1) a written voting form or electronic voting form, (2) a proxy granted to a person designated by the company or (3) videoconference or any other telecommunication means that permits identification of the participants to the meeting. Currently, the September Law will remain in effect until and including June 30, 2021. It is possible that after June 30, 2021, similar provisions granting such flexibility to Luxembourg companies may be adopted in the context of the continuing COVID-19 pandemic.

MEETINGS OF SHAREHOLDERS
Luxembourg	Delaware

Pursuant to Luxembourg law, at least one general meeting of shareholders must be held each year, within six months following the end of the financial year. The purpose of such annual general meeting is to approve the annual accounts, allocate the company’s results, approve statutory appointments, and elect the directors and auditor.
Other meetings of shareholders may be convened.
Pursuant to Luxembourg law, the board of directors or the statutory auditor may convene a general meeting. Such general meeting must be convened within one month of receiving a written request

The Churchill A&R Bylaws provide that annual meetings of shareholders are to be held on a date and at a time fixed by the board of directors. Under the DGCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.
Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares that constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third

Luxembourg	Delaware

from shareholders representing at least one-tenth of the issued capital. Such request must indicate the agenda of the requested meeting.
Luxembourg law distinguishes between ordinary resolutions and extraordinary resolutions for the purpose of determining quorum for meetings of shareholders. Extraordinary resolutions relate to proposed amendments to the articles of association and certain other limited matters described below. All other resolutions are ordinary resolutions. Pursuant to Luxembourg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions are not considered “votes.”
Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) dissolution, and (v) an amendment of the articles of association.
Pursuant to Luxembourg law, for any extraordinary resolutions to be considered at a general meeting, a quorum of at least one half (50%) of the issued share capital must generally be established. If the said quorum is not present, a second meeting may be convened, at which second meeting Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (except as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”
of the shares entitled to vote at a meeting. The Churchill A&R Bylaws will provide that, unless otherwise required by law, the Proposed Charter or the rules of any stock exchange upon which Churchill’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares Churchill capital stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of shareholders.
DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS
Luxembourg	Delaware

Under Luxembourg law, the amount and payment of dividends or other distributions is determined by a simple majority vote at a general shareholders’ meeting based on the recommendation of the board of directors, except in certain limited circumstances.
Pursuant to the Skillsoft Articles, the shareholders may, by resolution duly passed at a general meeting, decide to distribute a dividend amongst the shareholders and/or distribute the share premium and assimilated premiums accounts, provided, in each case, that the aggregate amount to be

Under the DGCL, the board of directors may, subject to any restrictions in the corporation’s certificate of incorporation, declare and pay dividends out of:
•
 surplus of the corporation, which is defined as net assets less statutory capital; or

•
 if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year.

Luxembourg	Delaware

distributed pursuant to any dividend/distribution may not exceed an amount equal to the sum of (i) the annual net profit of the immediately preceding financial year, plus (ii) the carried forward profits and sums drawn from reserves available for the purpose of distributing a dividend/distribution, minus (iii) carried forward losses and sums to be allocated to Skillsoft’s reserve account in accordance with Luxembourg law.
Pursuant to the Skillsoft Articles, the board of directors has the power to pay interim dividends or make other distributions in accordance with applicable Luxembourg law. Distributions may be lawfully declared and paid if the aggregate amount of any interim dividend does not exceed an amount equal to the sum of (i) the amount of Skillsoft’s total profits since the end of the immediately preceding financial year, plus (ii) any profits carried forward and sums drawn from reserves available for the purpose of distributing an interim dividend, minus (iii) losses carried forward and any sums to be allocated to the reserve account created and maintained by Skillsoft in accordance with Luxembourg law. Luxembourg law provides for other conditions for the distribution of interim dividends: (a) interim accounts must be drawn-up, showing that the funds available for distribution are sufficient; (b) the decision of the board of directors to distribute an interim dividend may not be taken more than two months after the date at which the interim accounts referred to under (a) above have been made up; and (c) in their report to the board of directors, the commissaire aux comptes (supervisory auditor) or the réviseur d’entreprises (statutory auditor) must verify whether the above conditions have been satisfied.
All of Skillsoft’s ordinary shares rank pari passu with respect to the payment of dividends or other distributions unless the right to dividends or other distributions has been suspended in accordance with applicable law.
Under Luxembourg law, at least 5% of Skillsoft’s net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of Skillsoft’s issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of Skillsoft’s issued share capital. The legal reserve is not available for distribution.

If, however, the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding shares of all classes having preference upon the distribution of assets, the board of directors may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.
Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Luxembourg	Delaware

Pursuant to Luxembourg law and the Skillsoft Articles, Skillsoft may repurchase its own ordinary shares and hold them in treasury, provided that:
•
its shareholders at a general meeting have previously authorized the board of directors to acquire its ordinary shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years), and, in the case of acquisition for value, the maximum and minimum consideration;

•
the acquisitions, including ordinary shares previously acquired by the Post-Combination Company and held by it and shares acquired by a person acting in his or her own name but on Skillsoft’s behalf, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the articles of association);

•
the ordinary shares repurchased are fully paid-up; and

•
the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously approved at a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to shareholders.

Following any such repurchase:
•
the voting rights attached to the shares held by the company are suspended;

•
the repurchased shares are not taken into account for determining the quorum and majority conditions for general meetings; and

•
if the board of directors decides to suspend the right to dividends attached to the shares held by the company, the dividend coupons remain attached to them. In this case, the distributable profits are reduced in accordance with the number of securities held and the amounts that should have been distributed are kept until the shares are sold, coupons attached.

NUMBER OF DIRECTORS
Luxembourg	Delaware

Pursuant to Luxembourg law, for so long as it has more than one shareholder, Skillsoft’s board of directors must be comprised of at least three directors. The directors are appointed at a general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous candidacy), by a simple majority of votes cast. Directors may be reelected, however the term of any director’s office may not exceed six years.
Pursuant to the Skillsoft Articles, Skillsoft’s board of directors shall be composed of up to six directors, and the directors shall serve a term from the date of appointment until the next annual general meeting of the shareholders. The Skillsoft Shareholders’ Agreement provides additional requirements for the composition of Skillsoft’s board of directors, including that, for the period prior to the Merger, the board shall consist of: (i) the Chief Executive Officer or Executive Chairman of Skillsoft; (ii) three individuals proposed for appointment collectively by the shareholders affiliated with Eaton Vance Management, Lodbrok Capital LLP and EQT; and (iii) two individuals proposed for appointment collectively by a committee comprised of eight fund managers (being referred to as the Steering Committee in the Skillsoft Shareholders’ Agreement).

A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. The Proposed Charter provides that the board of directors will be divided into three classes, with only one class of directors being elected in each year, and each class serving a three-year term. Pursuant to the Churchill Stockholders Agreement, the board of directors of the Post-Combination Company will initially be composed of seven directors, and from and after its first annual meeting following the Merger, it will increase in size to nine directors.
Pursuant to the Churchill Stockholders Agreement, the Sponsor will have the right to designate two individuals for election to the board of directors so long as the Sponsor’s percentage ownership interest of the Post-Combination Company’s Class A common stock remains above 5%, and if such percentage ownership interest is less than 5% but greater than 1%, then the Sponsor will have the right to designate one individual for election to the board of directors, and the Sponsor shall not have the right to designate any individual for election if its percentage ownership interest falls below 1%. Under the Skillsoft Merger Agreement, the holders of a majority of the Skillsoft Shares are entitled to collectively designate one individual for nomination to the board of directors.

VACANCIES ON BOARD OF DIRECTORS
Luxembourg	Delaware
The Skillsoft Articles provide that, in the case of a vacancy on the board of directors, the board shall not be authorized to appoint a new director upon a vacancy on the board. Under the Skillsoft Shareholders’ Agreement, any vacancy on the board of directors resulting from the death, resignation, removal or otherwise of a director appointed upon proposition of the relevant shareholder pursuant to the terms of the Skillsoft Shareholders’ Agreement shall be filled only upon proposal for appointment by the relevant designating shareholders.	The Proposed Charter provides that any vacancy may be filled solely and exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, subject to the requirements of the Churchill Stockholder Agreement described above. Any director elected to fill a vacancy or from an increase in the number of directors will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been duly elected and qualified.

REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS
Luxembourg	Delaware

Under Luxembourg law a director may be removed by action taken at a general meeting of shareholders (by proposal of the board of directors, the shareholders, or a spontaneous request), approved by a simple majority of the votes cast.
The Skillsoft Articles do not provide for different classes of directors and directors may be removed at any time, with or without cause, by a resolution adopted at an annual general meeting of the shareholders or an extraordinary general meeting of the shareholders.
Under Delaware law, a board of directors can be divided into classes; the Proposed Charter provides that the Board will be divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term. The Proposed Charter provides that directors may be removed from office by the stockholders only for cause.
COMMITTEES
Luxembourg	Delaware
Luxembourg law and the Skillsoft Articles provide that the board of directors may create committees, the composition and duties and which shall be determined by the board of directors. The Skillsoft Shareholders’ Agreement provides that the composition of any committee of the board of directors shall at all times reflect the composition of the Board.	The Churchill A&R Bylaws authorizes the board of directors to designate one or more committees, including but not limited to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each such committee to consist of one or more of the directors of the Post-Combination Company and to include representatives, in the amount specified in the Churchill Stockholders Agreement, appointed by the Sponsor in accordance with the terms and subject to the conditions of the Stockholders Agreement (subject to applicable laws and stock exchange regulations, and unless waived by the Sponsor in its sole discretion).
CUMULATIVE VOTING
Luxembourg	Delaware
Not applicable.
Under the DGCL, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a shareholder has a number of votes equal to the number of shares held by such shareholder times the number of directors nominated for election. The shareholder may cast all of such votes for one director or among the directors in any proportion.
The Churchill A&R Bylaws do not provide for cumulative voting.

AMENDMENT OF GOVERNING DOCUMENTS
Luxembourg	Delaware

Under Luxembourg law, amendments to the Skillsoft’s Articles require an extraordinary general meeting of shareholders held in front of a public notary at which at least one half (50%) of the share capital is represented.
The notice of the extraordinary general meeting must set out the proposed amendments to the articles of association.
If the aforementioned quorum is not reached, a second meeting may be convened by means of a notice published in the Luxembourg official electronic gazette (RESA) and in a Luxembourg newspaper 15 days before the meeting. However, if all shares are issued in registered form, the shareholders’ meeting could be convened with 8 day notice period by registered letter.
Luxembourg law provides that the second meeting shall be validly constituted regardless of the proportion of the share capital represented.
The Skillsoft Articles however provide for higher quorum requirements by providing that if a quorum of at least a majority of the issued and outstanding share capital is not reached at the first meeting, the shareholders may be convened a second time; provided that, for the avoidance of doubt, a quorum of at least a majority of the issued and outstanding share capital shall be required at any such second meeting.
Resolutions will be adopted if approved by at least two-thirds of the votes cast by shareholders (unless otherwise required by Luxembourg law or the articles of association). Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be validly adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares.
An increase of the commitments of its shareholders requires the unanimous consent of the shareholders.
The Skillsoft Articles provide that at any duly convened and quorate general meeting convened for the purpose of voting on resolutions pertaining to amending the articles of association, such resolutions shall be adopted in compliance with the majority requirements pursuant to Luxembourg Law for amendments to the articles of association, except if such proposed amendment relates to a

Under the DGCL, a certificate of incorporation may be amended if:
•
 the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and

•
 the holders of at least a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, class voting rights exist with respect to amendments to the charter that adversely affect the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the charter provides otherwise.
Under the DGCL, the board of directors may amend by-laws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend by-laws.
The Proposed Charter provides that Article V, Article VI, Article VII, Article IX, Article X, Article XI of the Proposed Charter may not be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by the Proposed Charter or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least fifty percent (50%) in voting power of all the then-outstanding shares of stock of the Post-Combination Company entitled to vote thereon, voting together as a single class.
The Proposed Charter provides that the board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Churchill A&R Bylaws without the assent or vote of the stockholders in any manner not inconsistent with Delaware law or the Proposed Charter, the Churchill Stockholders Agreement or the Prosus Subscription Agreement.

Luxembourg	Delaware
provision of the articles of association which requires the approval, in order to take the action described in such provision, of a higher percentage of Skillsoft’s shareholders than is otherwise required by the aforementioned statutes, then the applicable amendment resolutions shall be adopted (at a duly convened and quorate general meeting) by shareholders representing at least such higher percentage.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
Luxembourg	Delaware

Luxembourg law permits Skillsoft to indemnify its directors against any expenses, judgments, fines and amounts paid in connection with liability of a director towards a third party for acts committed during the execution of the mandate (mandat) granted to the director by Skillsoft, except in connection with criminal offences, gross negligence or fraud.
The Skillsoft Articles provide that Skillsoft shall indemnify its directors, to the extent permitted by law, against any reasonable costs and expenses incurred by them by virtue of their involvement in legal proceedings or suits initiated against them by reason of their current or former holding of offices as directors of Skillsoft, except for any action for liability initiated by Skillsoft, and except where they shall be found guilty of gross negligence or willful misconduct to Skillsoft in the performance of their duties.

The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination:
•
 by a majority of the disinterested directors, even though less than a quorum;

•
by a committee of disinterested directors designated by a majority vote of disinterested, directors, even though less than a quorum;

•
 by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

•
 by a majority vote of the stockholders, at a meeting at which a quorum is present.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.
The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. The DGCL permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals’ commitment to repay any advances, unless it is determined ultimately that those individuals are entitled to be indemnified.

Luxembourg	Delaware
The Churchill A&R Bylaws provide that each person who was or is made party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was, or has agreed to become, a director or an officer of the Post-Combination Company, shall be indemnified and held harmless by the Post-Combination Company to the fullest extent permitted by the DGCL, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by or on behalf of such indemnitee in connection with such proceeding and appeal therefrom.
LIMITED LIABILITY OF DIRECTORS
Luxembourg	Delaware

Luxembourg law does not provide for an ex ante limitation of liability but it permits Skillsoft to indemnify its directors as set out above.
The Skillsoft Articles provide that its directors, officers and employees to whom the day-to-day management of Skillsoft is delegated shall not assume, by reason of their position, any personal liability in relation to any commitment validly made in the name of Skillsoft.
Delaware law permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit. The Proposed Charter will provide that to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Post-Combination Company shall not be personally liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Post-Combination Company or its stockholders.

ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS
Luxembourg	Delaware
One or several shareholders holding at least 10% of the share capital may request the addition of items to the agenda of a general meeting of shareholders. Such request must be addressed to the registered office of Skillsoft by registered mail at least five days before the general meeting.	Under the Churchill A&R Bylaws, any stockholder will be able to bring proper business before an annual meeting, including nominations to the board of directors, but only if the stockholder (i) was a stockholder of record at the time the notice was given, on the record date for the determination of Churchill stockholders entitled to vote at the meeting, and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in the Churchill A&R Bylaws as to such business or nomination. In addition, nominations of persons for election to the board of directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders: (a) as provided in the Churchill Stockholders Agreement (b) as provided in the Prosus Subscription Agreement, (c) pursuant to the Post-Combination Company’s notice of meeting (or any supplement thereto), or (d) by or at the direction of the board of directors or any authorized committee thereof.

DESCRIPTION OF CAPITAL STOCK OF POST-COMBINATION COMPANY
As a result of the Merger, Skillsoft shareholders who receive shares of Post-Combination Company Class A common stock in the Merger will become Post-Combination Company stockholders. Your rights as a Post-Combination Company stockholder will be governed by Delaware law, the Proposed Charter and the Post-Combination Company’s bylaws. The following description of the material terms of the Post-Combination Company’s capital stock, including the Class A common stock to be issued in the Merger, reflects the anticipated state of affairs upon completion of the Merger. We urge you to read the applicable provisions of Delaware law and the Proposed Charter and form of the Post-Combination Company’s bylaws carefully and in their entirety because they describe your rights as a holder of shares of Post-Combination Company Class A common stock.
In connection with the Merger, the Post-Combination Company will amend and restate its charter and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, the Proposed Charter and the Post-Combination Company’s bylaws, each of which will be in effect upon the consummation of the Merger, the forms of which are attached as Annex C to this joint proxy statement/prospectus and Exhibit J to the Skillsoft Merger Agreement, respectively.
The Post-Combination Company’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Merger, the Post-Combination Company’s authorized capital stock will consist of 375,000,000 shares of Class A common stock, par value $0.0001 per share, 3,840,000 shares of Class C common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. All 3,840,000 shares of Class C common stock will be repurchased by the Post-Combination Company immediately following the Effective Time such that the shares will cease to be outstanding and only Class A common stock will remain outstanding. Unless the Post-Combination Company’s board of directors determines otherwise, the Post-Combination Company will issue all shares of its capital stock in uncertificated form.
Common Stock
Holders of shares of Post-Combination Company Class A common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Class A common stock will not have cumulative voting rights in the election of directors.
Upon the Post-Combination Company’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of preferred stock having liquidation preferences, if any, the holders of Class A common stock will be entitled to receive pro rata the Post-Combination Company’s remaining assets available for distribution. Holders of Post-Combination Company Class A common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock. All shares of Post-Combination Company Class A common stock that will be outstanding at the time of the completion of the Merger will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of the Class A common stock will be subject to those of the holders of any shares of Post-Combination Company preferred stock that the board of directors may authorize and issue in the future.
As of April 28, 2021, Churchill had 69,000,000 shares of Churchill Class A common stock and 17,250,000 shares of Churchill Class B common stock issued and outstanding and two holders of record of common stock. After giving effect to the Merger, we expect the Post-Combination Company will have approximately 165,750,000 shares of Class A common stock outstanding (assuming no redemptions).
Preferred Stock
Upon the consummation of the Merger and pursuant to the Proposed Charter that will become effective at or the consummation of the Merger, the total of the Post-Combination Company authorized shares of preferred stock will be 10,000,000 shares. Upon the consummation of the Merger, we will have no shares of preferred stock outstanding.
Under the terms of the Proposed Charter, the Post-Combination Company’s board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval.

The board of directors has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing the Post-Combination Company’s board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A common stock.
Dividends
Declaration and payment of any dividend will be subject to the discretion of the Post-Combination Company’s board of directors. The time and amount of dividends will be dependent upon, among other things, the Post-Combination Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Post-Combination Company’s board of directors may regard as relevant.
The Post-Combination Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on Class A common stock in the foreseeable future.
Anti-Takeover Provisions
The Proposed Charter and the Post-Combination Company’s bylaws, as they will be in at the consummation of the Merger, will contain provisions that may delay, defer or discourage another party from acquiring control of the Post-Combination Company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Post-Combination Company’s board of directors, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Post-Combination Company’s board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of Post-Combination Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Classified Board of Directors
The Proposed Charter provides that the Post-Combination Company’s board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Post-Combination Company’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Post-Combination Company’s board of directors.

Stockholder Action; Special Meetings of Stockholders
The Proposed Charter will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Post-Combination Company capital stock would not be able to amend the Post-Combination Company’s bylaws or remove directors without holding a meeting of stockholders called in accordance with the Post-Combination Company’s bylaws. Further, the Proposed Charter will provide that only a majority of the board of directors or the chairperson of Post-Combination Company’s board of directors, either on his or her own initiative or at the request of stockholders that beneficially own at least 25% in voting power of all the then-outstanding shares of stock of the Post-Combination Company, may call special meetings of stockholders. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Post-Combination Company capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
In addition, the Post-Combination Company’s bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the Post-Combination Company’s board of directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the Post-Combination Company’s bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary and (b) provide any updates or supplements to such notice at the times and in the forms required by the Post-Combination Company’s bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the Post-Combination Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).
Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Post-Combination Company’s board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered Timely Notice in proper form to the Post-Combination Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.
Amendment of Charter or Bylaws
Upon consummation of the Merger, the Post-Combination Company’s bylaws may be amended by the board of directors without the assent or vote of the stockholders. The affirmative vote of the holders of at least fifty percent (50%) in voting power of all the then-outstanding shares of stock of the Post-Combination Company, voting together as a single class, shall be required in order for the stockholders of the Post-Combination Company to amend the Post-Combination Company’s bylaws.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Charter and Post-Combination Company’s bylaws will provide indemnification and advancement of expenses for the Post-Combination Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Post-Combination Company has entered into, or will enter into, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter and the Post-Combination Company’s bylaws will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Post-Combination Company’s rights and the rights of the Post-Combination Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.
These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, the Post-Combination Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Post-Combination Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of the Post-Combination Company’s stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Post-Combination Company’s shares at the time of the transaction to which the action relates.
Forum Selection
The Proposed Charter will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers, stockholders or employees, (iii) any claim against the Post-Combination Company arising under its charter, bylaws or the DGCL, (iv) any claim against the Post-Combination Company governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. The Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Transfer Agent
The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Trading Symbol and Market
We have been approved to list the Class A common stock on the NYSE under the symbol “SKIL.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Churchill Related Party Transactions
In May 2019, the Sponsor purchased an aggregate of 8,625,000 shares of Churchill Class B common stock for an aggregate purchase price of $25,000, or approximately $0.003 per share. On June 7, 2019, Churchill effected a stock dividend of one-third of one share of Churchill Class B common stock for each outstanding share of Churchill Class B common stock, resulting in the Sponsor holding an aggregate of 11,500,000 shares of Churchill Class B common stock. On June 26, 2019, Churchill effected a further stock dividend of one-half of a share of Churchill Class B common stock for each outstanding share of Churchill Class B common stock, resulting in the Sponsor holding an aggregate of 17,250,000 shares of Churchill Class B common stock. The number of Class B common stock issued was determined based on Churchill’s expectation that the Class B common stock would represent 20% of the outstanding shares of Churchill common stock upon completion of the Churchill IPO.
The Sponsor also purchased an aggregate of 15,800,000 private placement warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of the Churchill IPO. Each private placement warrant entitles the holder thereof to purchase one share of Churchill Class A common stock at a price of  $11.50 per share, subject to adjustment.
Michael S. Klein, Glenn R. August, Jeremy P. Abson, Mark Klein, Malcolm S. McDermid and Karen G. Mills, each of whom is a director of Churchill, has an indirect economic interest in the Class B common stock and private placement warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor. In addition, Mr. Abson and Mr. McDermid may be deemed to have an indirect economic interest in the Class B common stock and private placement warrants purchased by the Sponsor as a result of their respective affiliation with entities having membership interests in the Sponsor. In considering the recommendations of the Churchill Board to vote for the business combination proposal and the other proposals set forth in this proxy statement, Churchill’s stockholders should consider these interests.
Churchill entered into an Administrative Services Agreement pursuant to which it pays an affiliate of the Sponsor a total of $20,000 per month for office space and administrative and support services. Upon completion of Churchill’s initial business combination or its liquidation, it will cease paying these monthly fees.
The Sponsor, officers and directors or any of their respective affiliates will be reimbursed for any reasonable out-of-pocket expenses incurred in connection with activities on its behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Churchill’s audit committee reviews on a quarterly basis all payments that were made by Churchill to its Sponsor, officers, directors or its or any of their respective affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Churchill’s behalf.
Churchill has engaged the Klein Group to act as Churchill’s financial advisor in connection with the Merger and the Global Knowledge Merger and the financing thereof. Pursuant to this engagement, Churchill will: (i), subject to the consummation of the Global Knowledge Merger, pay the Klein Group a transaction fee of $4,000,000 for services provided in connection with the Global Knowledge Merger and (ii) subject to the consummation of the applicable financing of the Merger and the Global Knowledge Merger, pay the Klein Group a placement fee of two percent (2%) of the principal amount raised in connection with such financing for services provided in connection therewith (excluding any principal amount raised from an affiliate of Churchill). Therefore, the Klein Group and Michael Klein have financial interests in the consummation of the Global Knowledge Merger and the financings of the Merger and the Global Knowledge Merger in addition to the financial interest of the Sponsor. The engagement of the Klein Group and the payment of the fees described above have been approved by Churchill’s audit committee and the Churchill Board in accordance with Churchill’s related persons transaction policy.
On November 2, 2020, Churchill issued a Note in the principal amount of $1,500,000 to the Sponsor. The Note bears no interest and is repayable in full upon the closing of the Merger. The Sponsor has the option to convert any unpaid balance of the Note into the Working Capital Warrants, which entitle the holder to purchase one share of Churchill Class A common stock equal to the principal amount of the Note so converted divided by $1.00. The terms of any such Working Capital Warrants are identical to the terms of the private placement warrants held by the Sponsor. The proceeds of the Note will be used to fund expenses related to Churchill’s normal operating expenses and other transactional related expenses.
Registration Rights Agreement
In connection with the execution of the Skillsoft Merger Agreement, Churchill, Skillsoft and the Sponsor entered the Registration Rights Agreement, which will become effective upon the consummation of the Skillsoft Merger. Pursuant to the Registration Rights Agreement, Churchill has agreed to provide to its stockholders holding at least 5% of the registrable securities then outstanding up to four “demand” long-form registrations, an unlimited number of short-form registrations and customary underwritten offering and “piggyback” registration rights with respect to the Churchill Class A common stock and warrants to purchase shares of Churchill Class A common stock, subject to certain conditions. The Registration Rights Agreement also provides that Churchill will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities. Please see the section entitled “Other Agreements — Registration Rights Agreement.”
Sponsor Agreement
In connection with the execution of the Skillsoft Merger Agreement, the Sponsor, Skillsoft and the Insiders entered into the Sponsor Agreement pursuant to which the Sponsor and the Insiders have agreed, among other things, to (i) take all reasonable actions necessary under Churchill’s organizational documents and applicable laws, or as reasonably requested by Churchill, to consummate the Merger and the other transactions contemplated thereby and to comply with the covenants set forth in the Sponsor Agreement, including voting all shares of common stock of Churchill beneficially owned by such persons in favor of the Merger and each of the other proposals related to the Merger included on the agenda for Churchill’s special meeting and (ii) waive their respective anti-dilution rights in connection with the conversion of their Churchill Class B common stock.
The Sponsor Agreement also provides that all the Founder Shares owned by the Sponsor (and any shares of Churchill common stock issuable upon conversion thereof) shall be unvested and shall be subject to certain time and performance-based vesting provisions described below. The Sponsor Agreement Parties have agreed, subject to certain exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. Pursuant to the Sponsor Agreement, 75% of the unvested Founder Shares shall vest at the closing of the Merger and 25% of the unvested Founder Shares shall vest at such time as the Stock Price Level (as defined below) is achieved.
In the event Churchill enters into a binding agreement related to certain sale transactions involving the shares of Churchill common stock or all or substantially all the assets of Churchill (a “Churchill Sale”), all unvested Founder Shares shall vest on the day prior to the closing of such Churchill Sale.
The “Stock Price Level” will be considered achieved only (a) when the price of Churchill common stock on the NYSE is greater than or equal to $12.50 or (b) in a Churchill Sale.
Please see the section entitled “Other Agreements — Sponsor Agreement.”
Stockholders Agreement
Churchill, the Sponsor and Michael Klein have entered into the Stockholders Agreement, pursuant to which the Sponsor has the right to nominate two directors to Churchill’s Board following the consummation of the Merger (the “Churchill Directors”). If the Sponsor’s ownership of the aggregate outstanding shares of Churchill Class A common stock is less than 5% (but is equal to or greater than 1%), the Sponsor will have the right to nominate one Churchill Director; and if the Sponsor’s ownership of the aggregate outstanding shares of Churchill Class A common stock is less than 1%, the Sponsor will not have any director nomination rights. In addition, Churchill has agreed pursuant to the Stockholders Agreement to, among other things, (i) cause the Board to (x) be initially comprised of seven directors and (y) from and after the first annual meeting of Churchill’s stockholders following the consummation of the Merger, be comprised of nine directors and (ii) appoint at least one director designated by the Sponsor to each committee of the Board for so long as the Sponsor’s ownership of the aggregate outstanding shares of Churchill Class A common stock is greater than 5%. Please see the section entitled “Other Agreements — Stockholders Agreement.”
PIPE Investments
Funds affiliated with certain members of the Churchill Board have committed to make a PIPE Investment, including the following:
•
Churchill has entered into a Subscription Agreement with SuRo for an aggregate commitment of $10,000,000 in the SuRo PIPE Investment. Mark Klein, a director of Churchill and brother of Michael Klein, manages and has an ownership interest in SuRo.

The terms and conditions of the SuRo PIPE Investment are the same in all material respects as all other investments in Churchill common stock consummated in connection with the Merger other than the Prosus Subscription Agreement.
Skillsoft’s Related Party Transactions
First Out Credit Agreement & Second Out Credit Agreement
In connection with Skillsoft’s reorganization plan in the Chapter 11 proceedings, on August 27, 2020, (i) Software Luxembourg Acquisition S.à r.l., a wholly-owned subsidiary of Skillsoft (“Skillsoft Borrower”), entered into the Senior Secured Term Loan Credit Agreement (the “First Out Credit Agreement”), by and among Software Luxembourg Intermediate s.à r.l. (“Skillsoft Intermediate”), Skillsoft Borrower, the other borrowers party thereto, the lenders party thereto, and Wilmington Savings Fund Society, FSB (“WSFS”), as administrative agent and the collateral agent, which provided for $110 million in principal amount of first out term loans, and (ii) Skillsoft Borrower entered into the Senior Secured Second Out Term Loan Credit Agreement (the “Second Out Credit Agreement”), by and among Skillsoft Intermediate, Skillsoft Borrower, the other borrowers party thereto, the lenders party thereto and WSFS, as administrative agent and the collateral agent, which provided for $410 million in principal amount of second out term loans. Certain of the lenders party to the First Out Credit Agreement and the Second Out Credit Agreement, including (a) Eaton Vance Management, (b) EQT Fund Management s.à r.l. / EQT Services (UK) Limited, (c) DDJ Capital Management LLC, (d) Lodbrok Capital LLP and (e) Symphony Asset Management LLC, each hold greater than 5% of Skillsoft’s outstanding common shares. Each of the First Out Credit Agreement and the Second Out Credit Agreement was amended as of October 12, 2020, in connection with the Skillsoft Merger Agreement. See “Security Ownership of Certain Beneficial Owners and Management of Skillsoft.”
Shareholders’ Agreement
In connection with Skillsoft’s reorganization plan in the Chapter 11 proceedings, on August 27, 2020, Skillsoft entered into a shareholders’ agreement with all of the Skillsoft shareholders (the “Skillsoft Shareholders’ Agreement”). The Skillsoft Shareholders’ Agreement sets forth understandings and agreements with respect to corporate governance matters, including, among other things, designation rights for members of the Skillsoft board of directors, restrictions upon transfer of Skillsoft Shares, tag-along rights and drag-along rights to a sale transaction, and certain parameters for sale transactions. The Skillsoft Shareholders’ Agreement will terminate upon consummation of the Merger.
Skillsoft Trust Agreement
In connection with Skillsoft’s reorganization plan in the Chapter 11 proceedings, on August 26, 2020, Skillsoft Corporation entered into a trust agreement for the Skillsoft Trust, a Delaware statutory trust, by and between Skillsoft Corporation, as administrator, and Delaware Trust Company, as Delaware trustee, for purposes of holding in trust certain Skillsoft Shares allocated, but not yet distributed, to holders of prepetition first lien debt claims and second lien debt claims, for the benefit of such holders. The Skillsoft Trust will cause all of the Skillsoft Shares it holds in trust to be present and accounted for at any meeting of the Skillsoft shareholders for purposes of obtaining a quorum, but the Skillsoft Trust is required to waive its right to vote, or abstain from voting, such shares and any and all such other securities at any such meeting of the Skillsoft shareholders. Holders of prepetition first lien debt claims and second lien debt claims are required to execute certain documentation, including a joinder to the Skillsoft Shareholders’ Agreement, in order to receive their respective allocations of Skillsoft Shares, and until such time, such shares are held in trust by the Skillsoft Trust.
Employment Arrangements
Skillsoft has entered into employment agreements with each of its named executive officers, and, in connection with a potential sale and/or restructuring transaction involving Skillsoft Corporation, granted retention bonus awards to several of its directors and named executive officers. For more information regarding these arrangements, please see “Management of Skillsoft — Skillsoft Compensation.”
Indemnification Agreements
In connection with the consummation of the Merger, Skillsoft will enter into indemnification agreements with its directors and executive officers. Those indemnification agreements and the Post-Combination Company’s bylaws to be in effect upon the consummation of the Merger require Skillsoft to indemnify all directors and officers to the fullest extent permitted by Delaware law against any and all expenses, judgments, liabilities, fines, penalties, and amounts paid in settlement of any claims. The indemnification agreements will also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to Skillsoft if it is found that such indemnitee is not entitled to such indemnification under applicable law.

PRICE RANGE OF SECURITIES AND DIVIDENDS
Churchill’s units, public warrants and Class A common stock are traded on the NYSE under the symbols CCX.U, CCX.WS and CCX, respectively. The following table sets forth, for the periods indicated, the high and low sales prices for Churchill’s units, public warrants and Class A common stock and dividends declared per share of Class A common stock as reported on the NYSE.
There is no established public trading market for Skillsoft’s ordinary shares. The following table sets forth, for the periods indicated, dividends declared with respect to Skillsoft’s ordinary shares. Skillsoft’s shareholders are urged to obtain current market quotations for Churchill Class A common stock and to carefully review the other information contained in this joint proxy statement/prospectus, when considering whether to adopt the Skillsoft Merger Agreement and thereby approve the Merger and the other transactions contemplated thereby.
	Churchill							Skillsoft Class A Shares
	CCX.U Units		CCX.WS Warrants		CCX Class A Common Stock
Period	High	Low	High	Low	High	Low	Dividends Declared	Dividends Declared
2021:							$—	$—
Second Quarter*	10.60	10.10	1.68	1.20	10.09	9.97
First Quarter	12.00	10.23	2.50	1.22	10.90	9.92
2020:							$—	$—
Fourth Quarter	11.70	10.07	2.20	1.01	10.74	9.95
Third Quarter	13.56	10.80	3.39	1.61	11.99	10.26
Second Quarter	12.63	10.10	3.19	1.26	11.93	9.71
First Quarter	11.90	9.82	2.50	0.60	11.08	9.25
2019:							—	—
Fourth Quarter	10.84	10.51	1.65	1.25	10.49	9.90
Third Quarter	10.55	10.13	1.50	1.20	10.26	9.81

*
Through May 21, 2021.

EXPERTS
The financial statements (as restated) of Churchill as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from April 11, 2019 (inception) through December 31, 2019 appearing in this joint proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this joint proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.
The consolidated financial statements of Software Luxembourg Holding S.A. (the Successor) at January 31, 2021 and Pointwell Limited (the Predecessor) at January 31, 2020, and for the period from August 28, 2020 through January 31, 2021 (Successor), the period from February 1, 2020 through August 27, 2020 (Predecessor) and each of the two years in the period ended January 31, 2020 (Predecessor), included in the Proxy Statement of Churchill Capital Corp II, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Albert DE Holdings Inc. and its subsidiaries as of October 2, 2020 and September 27, 2019 and for the fiscal years then ended in this proxy statement/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent auditor, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding Albert DE Holdings Inc. and its subsidiaries’ ability to continue as a going concern.
LEGAL MATTERS
The legality of shares of Churchill Class A common stock and Churchill Class C common stock offered by this joint proxy statement/prospectus will be passed upon for Churchill by Paul, Weiss, Rifkind, Wharton & Garrison LLP.
OTHER MATTERS
As of the date of this joint proxy statement/prospectus, the Churchill Board does not know of any matters that will be presented for consideration at the Churchill Special Meeting other than as described in this joint proxy statement/prospectus. If any other matters properly come before the Churchill Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.
APPRAISAL RIGHTS
Holders of Skillsoft Class A Shares and Skillsoft Class B Shares are not entitled to appraisal rights in connection with the Merger under Luxembourg law.
Holders of Churchill common stock are not entitled to appraisal rights in connection with the Merger under Delaware law.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
INDEX TO FINANCIAL STATEMENTS
Audited Financial Statements of Churchill Capital Corp II
Report of Independent Registered Accounting Firm	F-3
Balance Sheet as of December 31, 2020 and December 31, 2019	F-4
Statement of Operations for the year ended December 31, 2020 and for the period from April 11, 2019 (inception) through December 31, 2019	F-5
Statement of Changes in Stockholders’ Equity for the year end December 31, 2020 and for the period from April 11, 2019 (inception) through December 31, 2019	F-6
Statement of Cash Flows for the year end December 31, 2020 and for the period from April 11, 2019 (inception) through December 31, 2019	F-7
Notes to Financial Statements	F-8
Unaudited Financial Statements of Churchill Capital Corp II
Audited Consolidated Financial Statements of Software Luxembourg Holding S.A. (Successor) and Pointwell Limited (Predecessor)
Report of Independent Registered Public Accounting Firm	F-54
Consolidated Balance Sheets as of January 31, 2021 (Successor) and January31, 2020 (Predecessor)	F-55

Consolidated Statements of Operations for the Period from August 28, 2020 through January 31, 2021 (Successor), for the Period from February 1, 2020 through August 27, 2020 (Predecessor), and for the years ended January 31, 2020 and 2019 (Predecessor)
F-56

Consolidated Statements of Comprehensive Loss for the Period from August 28, 2020 through January 31, 2021 (Successor), for the Period from February 1, 2020 through August 27, 2020 (Predecessor), and for the years ended January 31, 2020 and 2019 (Predecessor)
F-57

Consolidated Statements of Shareholder’s Deficit for the Period from August 28, 2020 through January 31, 2021 (Successor), for the Period from February 1, 2020 through August 27, 2020 (Predecessor), and for the years ended January 31, 2020 and 2019 (Predecessor)
F-58

Consolidated Statements of Cash Flows for the Period from August 28, 2020 through January 31, 2021 (Successor), for the Period from February 1, 2020 through August 27, 2020 (Predecessor), and for the years ended January 31, 2020 and 2019 (Predecessor)
F-59
Notes to Consolidated Financial Statements.	F-61

Audited Consolidated Financial Statements of Albert DE Holdings Inc. and Subsidiaries
Unaudited Consolidated Interim Financial Statements of Albert DE Holdings Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Churchill Capital Corp II
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Churchill Capital Corp II (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from April 11, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from April 11, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Restatement of the 2020 Financial Statements
As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from April 11, 2019 (inception) through December 31, 2019, have been restated to correct errors related to derivative instruments.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2019.
New York, NY
March 12, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 10, 2021.

CHURCHILL CAPITAL CORP II
BALANCE SHEETS (As Restated)
	December 31,
	2020	2019
ASSETS
Current Assets
Cash	$3,873,865	$2,238,275
Prepaid Income Taxes	—	27,140
Prepaid expenses	94,299	275,525
Total Current Assets	3,968,164	2,540,940
Cash and marketable securities held in Trust Account	696,957,196	695,295,418
TOTAL ASSETS	$700,925,360	$697,836,358
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$635,483	$257,466
Income tax payable	95,302	—
Convertible promissory note – related party	3,104,359	—
Total Current Liabilities	3,835,144	257,466
Deferred income tax payable	976	9,657
Deferred underwriting fee payable	21,371,000	21,371,000
Derivative liabilities	128,339,190	56,360,000
Total Liabilities	153,546,310	77,998,123
Commitments and Contingencies
Class A Common stock subject to possible redemption, 53,712,502 and 61,025,925 shares at redemption value as of December 31, 2020 and 2019, respectively	542,379,040	614,838,229
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 200,000,000 shares authorized; 15,287,498 and 7,974,075 shares issued and outstanding (excluding 53,712,502 and 61,025,925 shares subject to possible redemption) as of December 31, 2020 and 2019, respectively	1,529	797
Class B Common stock, $0.0001 par value; 20,000,000 shares authorized; 17,250,000 shares issued and outstanding as of December 31, 2020 and 2019	1,725	1,725
Additional paid-in capital	92,138,533	19,680,076
Accumulated deficit	(87,141,777)	(14,682,592)
Total Stockholders’ Equity	5,000,010	5,000,006
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$700,925,360	$697,836,358
The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP II
STATEMENTS OF OPERATIONS (As Restated)
	Year Ended December 31,	For the Period from April 11, 2019 (Inception) Through December 31,
	2020	2019
Formation and operating costs	$2,906,903	$744,859
Reimbursement of transaction expenses	(2,000,000)	—
Loss from operations	(906,903)	(744,859)
Other income (expense):
Interest earned on marketable securities held in Trust Account	2,516,752	6,639,430
Transaction costs attributable to the Initial Public Offering	—	(1,125,634)
Loss on derivative liabilities	(73,583,549)	(18,450,000)
Unrealized gain on marketable securities held in Trust Account	1,276	45,988
Other expense, net	(71,065,521)	(12,690,216)
Loss before income taxes	(71,972,424)	(13,435,075)
Provision for income taxes	(486,761)	(1,247,517)
Net Loss	$(72,459,185)	$(14,682,592)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	58,723,869	61,961,631
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.03	$0.08
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	27,526,131	21,438,529
Basic and diluted net loss per share, Non-redeemable common stock	$(2.68)	$(0.91)
The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP II
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (As Restated)
	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated Deficit	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance – April 11, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	17,250,000	1,725	23,275	—	25,000
Sale of 69,000,000 Units, net of underwriting discount and offering expenses	69,000,000	6,900	—	—	634,488,927	—	634,495,827
Class A common stock subject to possible redemption	(61,025,925)	(6,103)	—	—	(614,832,126)	—	(614,838,229)
Net loss	—	—	—	—	—	(14,682,592)	(14,682,592)
Balance – December 31, 2019	7,974,075	797	17,250,000	1,725	19,680,076	(14,682,592)	5,000,006
Change in value of Class A common stock subject to possible redemption	7,313,423	732	—	—	72,458,457	—	72,459,189
Net loss	—	—	—	—	—	(72,459,185)	(72,459,185)
Balance – December 31, 2020	15,287,498	$1,529	17,250,000	$1,725	$92,138,533	$(87,141,777)	$5,000,010
The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP II
STATEMENTS OF CASH FLOWS (As Restated)
	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss	$(72,459,185)	$(14,682,592)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,516,752)	(6,639,430)
Transaction costs attributable to Initial Public Offering	—	1,125,634
Loss on derivative liabilities	73,583,549	18,250,000
Unrealized gain on marketable securities held in Trust Account	(1,276)	(45,988)
Deferred income tax (benefit) provision	(8,681)	9,657
Changes in operating assets and liabilities:
Prepaid expenses	181,226	(275,525)
Prepaid income taxes	27,140	(27,140)
Accounts payable and accrued expenses	378,017	257,466
Income tax payable	95,302	—
Net cash used in operating activities	(720,660)	(2,027,918)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(690,000,000)
Cash withdrawn from Trust Account for working capital	250,000	125,000
Cash withdrawn from Trust Account to pay franchise and income taxes	606,250	1,265,000
Net cash provided by (used in) investing activities	856,250	(688,610,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor		25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	677,788,000
Proceeds from sale of Private Placement Warrants	—	15,800,000
Proceeds from promissory notes – related party	1,500,000	200,000
Repayment of promissory notes – related party	—	(200,000)
Payment of offering costs	—	(736,807)
Net cash provided by financing activities	1,500,000	692,876,193
Net Change in Cash	1,635,590	2,238,275
Cash – Beginning	2,238,275	—
Cash – Ending	$3,873,865	$2,238,275
Supplemental cash flow information:
Cash paid for income taxes	$373,000	$1,265,000
Non-cash investing and financing activities:
Initial classification of Class A common stock subject to redemption	$—	$628,390,190
Change in value of Class A common stock subject to possible redemption	$(72,459,189)	$(13,551,961)
Deferred underwriting fee payable	$—	$21,371,000
The accompanying notes are an integral part of the financial statements.

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Churchill Capital Corp II (the “Company”) was incorporated in Delaware on April 11, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target for a Business Combination and activities in connection with the potential acquisition of Software Luxembourg Holding S.A., a public limited liability company (société anonyme) incorporated and organized under the laws of the Grand Duchy of Luxembourg (“Skillsoft”) (see Note 7). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on June 26, 2019. On July 1, 2019, the Company consummated the Initial Public Offering of 69,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the over-allotment option to purchase an additional 9,000,000 Units, at $10.00 per Unit, generating gross proceeds of $690,000,000, which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 15,800,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Churchill Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $15,800,000, which is described in Note 5.
Transaction costs amounted to $34,319,807 consisting of $12,212,000 of underwriting discount, $21,371,000 of deferred underwriting discount and $736,807 of other offering costs.
Following the closing of the Initial Public Offering on July 1, 2019, an amount of $690,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to fund working capital requirements, subject to an annual limit of  $250,000 and to pay its tax obligations.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest, net of amounts withdrawn for working capital requirements, subject to an annual limit of $250,000 and to pay its taxes (“permitted withdrawals”)). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and its permitted transferees have agreed to vote their Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate a Business Combination within the Combination Window (as defined below) and (c) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination by July 1, 2021 (or October 1, 2021 if the Company has an executed letter of intent, agreement in principle or definitive agreement for a Business

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Combination by July 1, 2021) (the “Combination Window”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Shares due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. In addition, the Company did not account for its convertible promissory note and Prosus Agreement as derivative liabilities (the convertible promissory note, Prosus Agreement, together with the Warrants, the “Derivative Instruments”). The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
made to and accepted by holders of more than 50% of the outstanding shares of a single class of common shares, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Warrant Accounting Statement”). Specifically, the SEC Warrant Accounting Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the Derivative Instruments.
In further consideration of the SEC Warrant Accounting Statement, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.
As a result of the above, the Company should have classified the Derivative Instruments as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Derivative Instruments at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period. See Notes 3, 6, 7, 8, 9, 10 and 11.
The Company’s accounting for the Derivative Instruments as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported investments held in the Trust Account, operating expenses, or cash.
The table below summarizes the effects of the restatement on the financial statements for all periods being restated:
	As Previously Reported	Adjustments	As Restated
Balance sheet as of July 1, 2019 (audited)
Total Liabilities	$21,509,982	$38,110,000	$59,619,982
Class A Common Stock Subject to Possible Redemption	666,500,190	(38,110,000)	628,390,190
Class A Common Stock	235	381	616
Additional Paid-in Capital	5,003,043	1,125,253	6,128,296
Accumulated Deficit	(5,000)	(1,125,634)	(1,130,634)

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
	As Previously Reported	Adjustments	As Restated
Total Stockholders’ Equity	5,000,003	—	5,000,003
Number of Class A common stock subject to redemption	66,650,019	(3,811,000)	62,839,019
Balance sheet as of September 30, 2019 (unaudited)
Total Liabilities	$21,438,614	$55,988,000	$77,426,614
Class A Common Stock Subject to Possible Redemption	669,011,539	(55,988,000)	613,023,539
Class A Common Stock	233	558	791
Additional Paid-in Capital	2,491,696	19,003,076	21,494,772
Retained Earnings (Accumulated Deficit)	2,506,354	(19,003,634)	(16,497,280)
Total Stockholders’ Equity	5,000,008	—	5,000,008
Number of Class A common stock subject to redemption	66,673,530	(5,579,751)	61,093,779
Balance sheet as of December 31, 2019 (audited)
Total Liabilities	$21,638,123	$56,360,000	$77,998,123
Class A Common Stock Subject to Possible Redemption	671,198,229	(56,360,000)	614,838,229
Class A Common Stock	238	559	797
Additional Paid-in Capital	305,001	19,375,075	19,680,076
Retained Earnings (Accumulated Deficit)	4,693,042	(19,375,634)	(14,682,592)
Total Stockholders’ Equity	5,000,006	—	5,000,006
Number of Class A common stock subject to redemption	66,619,951	(5,594,026)	61,025,925
Balance sheet as of March 31, 2020 (unaudited)
Total Liabilities	$21,805,994	$66,706,000	$88,511,994
Class A Common Stock Subject to Possible Redemption	672,720,712	(66,706,000)	606,014,712
Class A Common Stock	240	660	900
Additional Paid-in Capital	—	28,503,490	28,503,490
Retained Earnings (Accumulated Deficit)	4,998,044	(28,504,150)	(23,506,106)
Total Stockholders’ Equity	5,000,009	—	5,000,009
Number of Class A common stock subject to redemption	66,602,417	(6,604,198)	59,998,219
Balance sheet as of June 30, 2020 (unaudited)
Total Liabilities	$21,739,976	$111,342,000	$133,081,976
Class A Common Stock Subject to Possible Redemption	672,594,363	(111,342,000)	561,252,363
Class A Common Stock	242	1,102	1,344
Additional Paid-in Capital	126,347	73,139,048	73,265,395
Retained Earnings (Accumulated Deficit)	4,871,691	(73,140,150)	(68,268,459)
Total Stockholders’ Equity	5,000,005	—	5,000,005
Number of Class A common stock subject to redemption	66,584,915	(11,022,539)	55,562,376
Balance sheet as of September 30, 2020 (unaudited)
Total Liabilities	$21,689,446	$83,004,000	$104,693,446

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
	As Previously Reported	Adjustments	As Restated
Class A Common Stock Subject to Possible Redemption	672,501,414	(83,004,000)	589,497,414
Class A Common Stock	244	821	1,065
Additional Paid-in Capital	219,294	44,801,329	45,020,623
Retained Earnings (Accumulated Deficit)	4,778,742	(44,802,150)	(40,023,408)
Total Stockholders’ Equity	5,000,005	—	5,000,005
Number of Class A common stock subject to redemption	66,563,478	(8,215,648)	58,347,830
Balance sheet as of December 31, 2020 (audited)
Total Liabilities	$23,602,761	$129,943,549	$153,546,310
Class A Common Stock Subject to Possible Redemption	672,322,591	(129,943,551)	542,379,040
Class A Common Stock	242	1,287	1,529
Additional Paid-in Capital	398,119	91,740,414	92,138,533
Retained Earnings (Accumulated Deficit)	4,599,922	(91,741,699)	(87,141,777)
Total Stockholders’ Equity	5,000,008	2	5,000,010
Number of Class A common stock subject to redemption	66,580,981	(12,868,479)	53,712,502
Statement of Operations for the three months ended September 30, 2019 (unaudited)
Net income (loss)	$2,507,354	$(19,003,634)	$(16,496,280)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	66,650,019	(3,811,000)	62,839,019
Basic and diluted net income per share, Class A common stock subject to possible redemption	0.04	—	0.04
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	19,549,981	3,769,576	23,319,557
Basic and diluted net loss per share, Non-redeemable common stock	0.00	(0.81)	(0.81)
Statement of Operations for the period from April 11, 2019 (inception) to September 30, 2019 (unaudited)
Net income (loss)	$2,506,354	$(19,003,634)	$(16,497,280)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	66,650,019	(3,811,000)	62,839,019
Basic and diluted net income per share, Class A common stock subject to possible redemption	0.04	—	0.04
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	17,433,711	2,016,285	19,449,996
Basic and diluted net loss per share, Non-redeemable common stock	0.00	(0.98)	(0.98)
Statement of Operations for the period from April 11, 2019 (inception) to December 31, 2019 (audited)
Net income (loss)	$4,693,042	$(19,375,634)	$(14,682,592)

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
	As Previously Reported	Adjustments	As Restated
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	66,661,839	(4,700,208)	61,961,631
Basic and diluted net income per share, Class A common stock subject to possible redemption	0.07	0.01	0.08
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	18,180,430	3,258,099	21,438,529
Basic and diluted net loss per share, Non-redeemable common stock	(0.01)	(0.90)	(0.91)
Statement of Operations for the three months ended March 31, 2020 (unaudited)
Net income (loss)	$1,522,486	$(10,346,000)	$(8,823,514)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	66,619,951	(5,594,026)	61,025,925
Basic and diluted net income per share, Class A common stock subject to possible redemption	0.02	—	0.02
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	19,630,049	5,594,026	25,224,075
Basic and diluted net loss per share, Non-redeemable common stock	0.00	(0.41)	(0.41)
Statement of Operations for the three months ended June 30, 2020 (unaudited)
Net loss	$(126,353)	$(44,636,000)	$(44,762,353)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	66,585,251	(6,587,032)	59,998,219
Basic and diluted net income per share, Class A common stock subject to possible redemption	0.00	—	0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	19,664,749	6,587,032	26,251,781
Basic and diluted net loss per share, Non-redeemable common stock	(0.01)	(1.70)	(1.71)
Statement of Operations for the six months ended June 30, 2020 (unaudited)
Net income (loss)	$1,396,133	$(54,982,000)	$(53,585,867)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	66,602,601	(6,090,529)	60,512,072
Basic and diluted net income per share, Class A common stock subject to possible redemption	0.02	0.01	0.03
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	19,647,399	6,090,529	25,737,928
Basic and diluted net loss per share, Non-redeemable common stock	(0.01)	(2.13)	(2.14)

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
	As Previously Reported	Adjustments	As Restated
Statement of Operations for the three months ended September 30, 2020 (unaudited)
Net income (loss)	$(92,949)	$28,338,000	$28,245,051
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	66,563,636	(11,001,260)	55,562,376
Basic and diluted net income per share, Class A common stock subject to possible redemption	0.00	—	0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	19,686,364	11,001,260	30,687,624
Basic and diluted net loss per share, Non-redeemable common stock	0.00	0.92	0.92
Statement of Operations for the nine months ended September 30, 2020 (unaudited)
Net income (loss)	$1,303,184	$(26,644,000)	$(25,340,816)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	66,589,518	(7,739,388)	58,850,130
Basic and diluted net income per share, Class A common stock subject to possible redemption	0.02	0.01	0.03
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	19,660,482	7,739,388	27,399,870
Basic and diluted net loss per share, Non-redeemable common stock	(0.02)	(0.96)	(0.98)
Statement of Operations for the year ended December 31, 2020 (audited)
Net income (loss)	$1,124,364	$(73,583,549)	$(72,459,185)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	66,592,589	(7,868,720)	58,723,869
Basic and diluted net income per share, Class A common stock subject to possible redemption	0.02	0.01	0.03
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	19,657,411	7,868,720	27,526,131
Basic and diluted net loss per share, Non-redeemable common stock	(0.02)	(2.67)	(2.68)
Statement of Cash Flows for the period from April 11, 2019 (inception) to September 30, 2019 (unaudited)
Net income (loss)	$2,506,354	$(19,003,634)	$(16,497,280)
Transaction costs attributable to the Initial Public Offering	—	(1,125,634)	(1,125,634)
Loss on Derivative Liabilities	—	(17,878,000)	(17,878,000)
Initial classification of Class A common stock subject to redemption	666,500,190	(38,110,000)	628,390,190

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
	As Previously Reported	Adjustments	As Restated
Change in value of Class A common stock subject to possible redemption	2,511,349	(17,878,000)	(15,366,651)
Statement of Cash Flows for the period from April 11, 2019 (inception) to December 31, 2019 (audited)
Net income (loss)	$4,693,042	$(19,375,634)	$(14,682,592)
Transaction costs attributable to the Initial Public Offering	—	(1,125,634)	(1,125,634)
Loss on Derivative Liabilities	—	(18,250,000)	(18,250,000)
Initial classification of Class A common stock subject to redemption	666,500,190	(38,110,000)	628,390,190
Change in value of Class A common stock subject to possible redemption	4,698,039	(18,250,000)	(13,551,961)
Statement of Cash Flows for the three months ended March 31, 2020 (unaudited)
Net income (loss)	$1,522,486	$(10,346,000)	$(8,823,514)
Loss on Derivative Liabilities	—	(10,346,000)	(10,346,000)
Change in value of Class A common stock subject to possible redemption	1,522,483	(10,346,000)	(8,823,517)
Statement of Cash Flows for the six months ended June 30, 2020 (unaudited)
Net income (loss)	$1,396,133	$(54,982,000)	$(53,585,867)
Loss on Derivative Liabilities	—	(54,982,000)	(54,982,000)
Change in value of Class A common stock subject to possible redemption	1,396,134	(54,982,000)	(53,585,866)
Statement of Cash Flows for the nine months ended September 30, 2020 (unaudited)
Net income (loss)	$1,303,184	$(26,644,000)	$(25,340,816)
Loss on Derivative Liabilities	—	(26,644,000)	(26,644,000)
Change in value of Class A common stock subject to possible redemption	1,303,185	(26,644,000)	(25,340,815)
Statement of Cash Flows for the year ended December 31, 2020 (audited)
Net income (loss)	$1,124,364	$(73,583,549)	$(72,459,185)
Loss on Derivative Liabilities	—	(73,583,549)	(73,583,549)
Change in value of Class A common stock subject to possible redemption	1,124,362	(73,583,551)	(72,459,189)

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist of mutual funds. The Company did not have any cash equivalents as of December 31, 2020 and 2019.

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Marketable Securities Held in Trust Account
At December 31, 2020 and 2019, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. Through December 31, 2020, the Company withdrew an aggregate of $2,246,250 of interest earned on the Trust Account to pay its income taxes and for permitted withdrawals, of which $856,250 was withdrawn during the year ended December 31, 2020.
Class A common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.
Derivative Liabilities
The Company accounts for debt and equity issuances as either equity-classified or liability-classified instruments based on an assessment of the instruments specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the instruments and as of each subsequent quarterly period end date while the instruments are outstanding.
For issued or modified instruments that meet all of the criteria for equity classification, the instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified instruments that do not meet all the criteria for equity classification, the instruments are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the instruments are recognized as a non-cash gain or loss on the statements of operations.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
On March 27, 2020, President Trump signed the Coronavirus Aid, Relief, and Economic Security “CARES” Act into law. The CARES Act includes several significant business tax provisions that, among other things, would eliminate the taxable income limit for certain net operating losses (“NOL) and allow businesses to carry back NOLs arising in 2018, 2019 and 2020 to the five prior years, suspend the excess business loss rules, accelerate refunds of previously generated corporate alternative minimum tax credits, generally loosen the business interest limitation under IRC section 163(j) from 30 percent to 50 percent among other technical corrections included in the Tax Cuts and Jobs Act tax provisions. The Company does not believe that the CARES Act will have a significant impact on Company’s financial position or statement of operations.
Net Income (Loss) per Common Share
Net income (loss) per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 38,800,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants into shares of common stock is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of income (loss) per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per ordinary share. Net income (loss) per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account by the weighted average number of Class A common stock subject to possible redemption outstanding since original issuance.
Net income (loss) per share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.
Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on the non-redeemable shares’ proportionate interest.

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	Year Ended December 31, 2020	For the Period from April 11, 2019 (Inception) Through December 31, 2019
Class A Common Stock Subject to Possible Redemption
Numerator: Earnings allocable to Class A common stock subject to possible redemption
Interest income	$1,959,040	$6,410,370
Unrealized gain on investments held in Trust Account	993	44,401
Less: Company’s portion available to be withdrawn to pay taxes	(534,953)	(1,344,722)
Less: Company’s portion available to be withdrawn for working capital purposes	(194,600)	(241,375)
Net income allocable to Class A common stock subject to possible redemption	$1,230,480	$4,868,674
Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	58,723,869	61,961,631
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.02	$0.08
Non-Redeemable Common Stock
Numerator: Net loss minus net earnings
Net loss	$(72,459,185)	$(14,682,592)
Less: Income attributable to Class A common stock subject to possible redemption	(1,230,480)	(4,868,674)
Non-redeemable net loss	$(73,689,665)	$(19,551,226)
Denominator: Weighted Average Non-redeemable common stock
Basic and diluted weighted average shares outstanding, Non-redeemable Common stock	27,526,131	21,438,529
Basic and diluted net loss per common share, Non-redeemable common stock	$(2.68)	$(0.91)

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. The Company has not experienced losses on this account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, except for the Company’s Derivative Instruments (see Note 6 and 11).
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 4. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 69,000,000 Units at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriter of its option to purchase an additional 9,000,000 Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9).
NOTE 5. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 15,800,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $15,800,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.
NOTE 6. RELATED PARTY TRANSACTIONS
Founder Shares
In May 2019, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On June 7, 2019, the Company effected a stock dividend at one-third of one share of Class B common stock for each outstanding share of Class B common stock, resulting in an aggregate of 11,500,000 Founder Shares outstanding. On June 26, 2019, the Company effected a further stock dividend of one-half of a share of Class B common stock for each outstanding share of Class B common stock, resulting in the Sponsor holding an aggregate of 17,250,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the stock dividend. The Founder Shares will automatically convert into shares of Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 8.

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The Founder Shares included an aggregate of up to 2,250,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 2,250,000 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or similar transaction after a Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the Founder Shares will be released from the lock-up.
Promissory Note — Related Party
On April 29, 2019, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2019 or the completion of the Initial Public Offering. The Promissory Note was drawn in the amount of $200,000 and was repaid in full upon the consummation of the Initial Public Offering on July 1, 2019.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
On November 2, 2020, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $1,500,000 (the “Convertible Promissory Note”). The Convertible Promissory Note is non-interest bearing and payable on the earlier of the date on which the Company consummates a Business Combination or the date that the winding up of the Company is effective. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. Up to $1,500,000 of the Convertible Promissory Note may be converted into warrants at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the outstanding balance under the Convertible Promissory Note amounted to an aggregate of $1,500,000.
The Company assessed the provisions of the Convertible Promissory Note under ASC 815-15. The derivative component of the obligation is initially valued and classified as a derivative liability with an offset

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
to loss on conversion option liability. The conversion option was valued using a Monte Carlo simulation, which is considered to be a Level 3 fair value measurement (see Note 11). The Monte Carlo simulation’s primary unobservable input utilized in determining the fair value of the conversion option is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination as of November 2, 2020 and December 31, 2020 was 85% which was estimated based on the observed success rates of business combinations for special purpose acquisition companies.
The following table presents the change in the fair value of conversion option:
Fair value as of January 1, 2020	$—
Initial measurement on November 2, 2020	1,493,877
Change in valuation inputs and other assumptions	110,482
Fair value as of December 31, 2020	$1,604,359
Administrative Support Agreement
The Company entered into an agreement whereby, commencing on June 26, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company will pay an affiliate of the Sponsor a total of $20,000 per month for office space, administrative and support services. For the year ended December 31, 2020 and for the period from April 11, 2019 through December 31, 2019, the Company incurred and paid $240,000 and $123,333 of such fees, respectively.
Advisory Fee
The Company may engage M. Klein and Company, LLC, an affiliate of the Sponsor, or another affiliate of the Sponsor, as its lead financial advisor in connection with a Business Combination and may pay such affiliate a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions.
NOTE 7. COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on June 26, 2019, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $21,371,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement. On July 1, 2019, the underwriters agreed to waive the upfront and deferred underwriting discount on 7,940,000 units, resulting in a reduction of the upfront and deferred underwriting discount of $1,588,000 and $2,779,000, respectively.

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Skillsoft Merger Agreement
On October 12, 2020, the Company entered into an Agreement and Plan of Merger (the “Skillsoft Merger Agreement”) by and between the Company and Skillsoft.
Pursuant to the terms of the Skillsoft Merger Agreement, a business combination between the Company and Skillsoft will be effected through the merger of Skillsoft with and into the Company, with the Company surviving as the surviving company (the “Skillsoft Merger”). At the effective time of the Skillsoft Merger (the “Effective Time”), (a) each Class A share of Skillsoft, with nominal value of $0.01 per share (“Skillsoft Class A Shares”), outstanding immediately prior to the Effective Time, will be automatically canceled and the Company will issue as consideration therefor (i) such number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Churchill Class A Common Stock”) equal to the Class A First Lien Exchange Ratio (as defined in the Skillsoft Merger Agreement), and (ii) the Company’s Class C common stock, par value $0.0001 per share (the “Churchill Class C Common Stock”), equal to the Class C Exchange Ratio (as defined in the Skillsoft Merger Agreement), and (b) each Class B share of Skillsoft, with nominal value of $0.01 per share (“Skillsoft Class B Shares”), will be automatically canceled and the Company will issue as consideration therefor such number of shares of the Company’s Class A common stock equal to the Per Class B Share Merger Consideration (as defined in the Skillsoft Merger Agreement). Pursuant to the terms of the Skillsoft Merger Agreement, the Company is required to use commercially reasonable efforts to cause the Company Class A Common Stock to be issued in connection with the transactions contemplated by the Skillsoft Merger Agreement (the “Skillsoft Transactions”) to be listed on the New York Stock Exchange (“NYSE”) prior to the closing of the Skillsoft Merger (the “Skillsoft Closing”). Immediately following the Effective Time, the Company will redeem all of the shares of Class C Common Stock issued to the holders of Skillsoft Class A Shares for an aggregate redemption price of (i) $505,000,000 in cash and (ii) indebtedness under the Existing Second Out Credit Agreement (as defined in the Skillsoft Merger Agreement), as amended by the Existing Second Out Credit Agreement Amendment (as defined in the Skillsoft Merger Agreement), in the aggregate principal amount equal to the sum of $20,000,000 to be issued by the Surviving Corporation (as defined in the Skillsoft Merger Agreement) or one of its subsidiaries, in each case, pro rata among the holders of Churchill Class C Common Stock issued in connection with the Skillsoft Merger.
The consummation of the proposed Skillsoft Transactions is subject to the receipt of the requisite approval of (i) the stockholders of Churchill (the “Churchill Stockholder Approval”) and (ii) the shareholders of Skillsoft (the “Skillsoft Shareholder Approval”) and the fulfillment of certain other conditions. In October 2020, the Company was advanced $2,000,000 for expenses incurred with the Skillsoft Merger. If the planned business combination is not completed, the Company would be required to refund any unused amount. For the year ended December 31, 2020 the Company had utilized the advance in connection with the Skillsoft Merger. As of the date of these financial statements, the advance is no longer refundable.
Global Knowledge Merger Agreement
Concurrently with its entry into the Skillsoft Merger Agreement, the Company also entered into an Agreement and Plan of Merger (the “Global Knowledge Merger Agreement”) by and among the Company, Magnet Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Albert DE Holdings Inc., a Delaware corporation owned by investment funds affiliated with Rhône Capital L.L.C.
Pursuant to the Global Knowledge Merger Agreement, Merger Sub will merge with and into Global Knowledge, with Global Knowledge surviving the transaction as a wholly-owned subsidiary of the Company (the “Global Knowledge Merger”). At the effective time (the “Global Knowledge Effective Time”) of the Global Knowledge Merger, as consideration for the Global Knowledge Merger, 100% of the issued and outstanding equity interests of Global Knowledge will be converted, in the aggregate, into the right to receive warrants, each of which shall entitle the holders thereof to purchase one share of the Company’s Class A

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Stock at an exercise price of $11.50 per share. The aggregate number of warrants to be received by the equity holders of Global Knowledge as consideration in the Global Knowledge Merger will be 5,000,000. The warrants to be issued to the equity holders of Global Knowledge will be non-redeemable and otherwise substantially similar to the private placement warrants issued to the Churchill Sponsor in connection with Churchill’s initial public offering.
The consummation of the proposed Global Knowledge Merger (the “Global Knowledge Closing”) is subject to the consummation of the Skillsoft Merger, among other conditions contained in the Global Knowledge Merger Agreement.
Restructuring Support Agreement
On October 12, 2020, Global Knowledge entered into a Restructuring Support Agreement (the “Global Knowledge RSA”) with (i) 100% of its lenders under that certain Amended and Restated First Lien Credit and Guaranty Agreement, dated as of January 30, 2015, as amended from time to time, by and among, inter alios, GK Holdings, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Credit Suisse, acting in its capacity as administrative agent and collateral agent (the “First Lien Credit Agreement,” and the lenders thereto, the “First Lien Lenders”); and (ii) 100% of its lenders under that certain Amended and Restated Second Lien Credit and Guaranty Agreement, dated as of January 30, 2015, as amended from time to time, by and among, inter alios, GK Holdings, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Trust, acting in its capacity as administrative agent and collateral agent (the “Second Lien Credit Agreement,” and there lenders thereto, the “Second Lien Lenders,” together with the First Lien Lenders, the “Secured Lenders”). The Global Knowledge RSA contemplates an out-of-court restructuring (the “Restructuring”) that provides meaningful recoveries, funded by Churchill, to all Secured Lenders. Churchill is a third-party beneficiary of the Global Knowledge RSA with respect to enforcement of certain specific provisions and its explicit rights under the Global Knowledge RSA and not a direct party.
Subscription Agreements
Prosus Agreement
On November 10, 2020, MIH Edtech Investments B.V. (formerly known as MIH Ventures B.V.) (“MIH Edtech Investments”) exercised its option to subscribe for an additional 40,000,000 newly-issued shares of Churchill Class A Common Stock, subject to certain adjustments, at a purchase price of $10.00 per share (the “Prosus Second Step Investment”), pursuant to the Subscription Agreement, dated October 12, 2020, by and among Churchill, the Sponsor and MIH Edtech Investments (the “Prosus Agreement”). On February 16, 2021, MIH Edtech Investments assigned all of its rights, title and interest in and to, and obligations under, the Prosus Agreement to MIH Learning B.V. (“Prosus”) and Prosus accepted such assignments. Together with its initial subscription for 10,000,000 newly-issued shares of Churchill Class A Common Stock, at a purchase price of $10.00 per share (the “Prosus First Step Investment”), Prosus’s total investment in Churchill is expected to be 50,000,000 shares of Churchill Class A Common Stock for an aggregate purchase price of $500.0 million (the “Prosus PIPE Investment”).
As part of the Prosus Agreement, Prosus and the Company agreed to a strategic support agreement, pursuant to which Prosus will provide certain business development and investor relations support services in the event it exercises its option to make the Prosus Second Step Investment and beneficially owns at least 20% of the outstanding Churchill Class A Common Stock following closing of the Prosus PIPE Investment on a fully-diluted and as-converted basis. If Prosus consummates the Prosus PIPE Investment, it will also nominate an individual to serve as the chairman of Churchill’s Board. Pursuant to the Prosus Agreement, in connection with the consummation of the Second Step Prosus Investment, Churchill will issue to Prosus warrants to purchase a number of shares of Churchill Class A Common Stock equal to one-third of the

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
number of shares of Churchill Class A Common Stock purchased in the Prosus PIPE Investment (the “Prosus Warrants”). The Prosus Warrants will have terms substantively identical to those included in the units offered in Churchill’s IPO.
The Company assessed the provisions of the Prosus Agreement under ASC 815-15. The derivative component of the obligation is initially valued and classified as a derivative liability with an offset to loss on Prosus Agreement liability. The Prosus Agreement liability was valued using a Monte Carlo simulation, which is considered to be a Level 3 fair value measurement (see Note 11). The Monte Carlo simulation’s primary unobservable input utilized in determining the fair value of the Prosus Agreement liability is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination as of October 12, 2020 and December 31, 2020 was 85% which was estimated based on the observed success rates of business combinations for special purpose acquisition companies.
The following table presents the change in the fair value of the Prosus Agreement liability:
Fair value as of January 1, 2020	$—
Initial measurement on October 12, 2020	71,969,454
Change in valuation inputs and other assumptions	(21,488,264)
Fair value as of December 31, 2020	$50,481,190
SuRo Subscription Agreement
On October 14, 2020, in connection with the execution of the Skillsoft Merger Agreement, Churchill entered into a subscription agreement with SuRo Capital Corp. (“SuRo”) pursuant to which SuRo subscribed for 1,000,000 newly-issued shares of Churchill Class A Common Stock, at a purchase price of $10.00 per share, to be issued at the closing of the Merger (the “SuRo Subscription Agreement”). The obligations to consummate the transactions contemplated by the SuRo Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the Skillsoft Merger.
Lodbrok Subscription Agreement
On October 13, 2020, in connection with the execution of the Global Knowledge Merger Agreement, Churchill entered into a subscription agreement with Lodbrok Capital LLP (“Lodbrok”) pursuant to which Lodbrok subscribed for 2,000,000 newly-issued shares of Churchill Class A Common Stock, at a purchase price of $10.00 per share, to be issued at the closing of the Global Knowledge Merger (the “Lodbrok Subscription Agreement”). The obligations to consummate the transactions contemplated by the Lodbrok Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the Global Knowledge Merger.
Service Provider Agreement
From time to time the Company has entered into and may enter into agreements with various services providers and advisors, including investment banks, to help us identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination. The Company and Tyton Partners entered into an agreement, whereby Tyton Partners served as an advisor to the Company and will be entitled to receive a success fee of $150,000 at the close of the Business Combination. For the year ended December 31, 2020, the Company incurred $222,742 of

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
consulting fees. As of December 31, 2020, $9,975 remained unpaid and are reflected in accounts payable and accrued expense in the accompanying balance sheets.
Legal Proceedings
In connection with the initial business combination, certain shareholders have filed lawsuits and other shareholders have threatened to file lawsuits alleging breaches of fiduciary duty and violations of the disclosure requirements of the Securities Exchange Act of 1934. The Company intends to defend the matters vigorously. These cases are in the early stages and the Company is unable to reasonably determine the outcome or estimate any potential losses, and, as such, has not recorded a loss contingency.
NOTE 8. STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020 and 2019, there were no shares of preferred stock issued or outstanding.
Common Stock
Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 15,287,498 and 7,974,075 shares of Class A common stock issued or outstanding, excluding 53,712,502 and 61,025,925 shares of Class A common stock subject to possible redemption, respectively.
Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020 and 2019, there were 17,250,000 shares of Class B common stock issued and outstanding.
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination.
NOTE 9. WARRANT LIABILITY
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption;

•
if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 10. INCOME TAX
The following is a summary of the Company’s net deferred tax asset (liability):
	December 31, 2020	December 31, 2019
Deferred tax asset (liability)
Startup and organizational expenses	$148,348	$—
Unrealized gain on marketable securities	(976)	(9,657)
Total deferred tax asset (liability)	147,372	(9,657)
Valuation Allowance	(148,348)	—
Deferred tax asset (liability), net of allowance	$(976)	$(9,657)
The income tax provision consists of the following:
	December 31, 2020	December 31, 2019
Federal
Current expense	$495,442	$1,237,860
Deferred (benefit) expense	(157,029)	9,657
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	148,348	—
Income tax provision	$486,761	$1,247,517
As of December 31, 2020 and 2019, the Company did not have any of U.S. federal and state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
therefore established a full valuation allowance. For the period from January 1, 2020 through December 31, 2020, the change in the valuation allowance was $148,348.
A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:
	December 31, 2020	December 31, 2019
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Transaction costs attributable to Initial Public Offering	0.0%	(1.8)%
Loss on conversion option liability	(0.5)%	0.0%
Loss on warrant liability	(6.3)%	(28.5)%
Loss on Prosus agreement	(14.7)%	0.0%
Valuation allowance	(0.2)%	0.0%
Income tax provision	(0.7)%	(9.3)%
The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination by the taxing authorities. The Company considers New York to be a significant state tax jurisdiction.
NOTE 11. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

CHURCHILL CAPITAL CORP II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2020 and 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2020	December 31, 2019
Assets:
Cash and marketable securities held in Trust Account	1	$696,957,196	$695,295,418
Liabilities: Warrant Liabilities – Public Warrants	1	45,310,000	32,660,000
Warrant Liabilities – Private Placement Warrants	3	32,548,000	23,700,000
Prosus subscription agreement liability	3	50,481,190	—
Conversion option liability	3	1,604,359	—
The Derivative Instruments were accounted for as liabilities in accordance with ASC 815-40 and are measured at fair value at inception and on a recurring basis, with changes in fair value recorded in the statement of operations.
The Warrants were valued as of July 1, 2019 using a Monte Carlo simulation, which is considered to be a Level 3 fair value measurement. The Monte Carlo simulation’s primary unobservable input utilized in determining the fair value of the Warrants is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination was 80% which was estimated based on the observed success rates of business combinations for special purpose acquisition companies. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market under the ticker CVII.WS.
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of April 11, 2019 (inception)	$—	$—	$—
Initial measurement on July 1, 2019	15,800,000	22,310,000	38,110,000
Change in valuation inputs or other assumptions	7,900,000	10,350,000	18,250,000
Fair value as of December 31, 2019	23,700,000	32,660,000	56,360,000
Change in valuation inputs and other assumptions	8,848,000	12,650,000	21,498,000
Fair value as of December 31, 2020	$32,548,000	$45,310,000	$77,858,000
NOTE 12. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below and in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On January 22, 2021, the Company entered into an amendment (the “Merger Agreement Amendment”), to which amends and restates in its entirety the definition of “Applicable Majority” in the Skillsoft Merger Agreement. The definition of “Applicable Majority” is used in the Skillsoft Merger Agreement.

CHURCHILL CAPITAL CORP II
CONDENSED BALANCE SHEETS
	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Current assets
Cash	$2,382,560	$3,873,865
Prepaid expenses	111,174	94,299
Total Current Assets	2,493,734	3,968,164
Marketable securities held in Trust Account	697,018,229	696,957,196
TOTAL ASSETS	$699,511,963	$700,925,360
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$745,986	$635,483
Income taxes payable	98,700	95,302
Convertible promissory note – related party	3,132,013	3,104,359
Total Current Liabilities	3,976,699	3,835,144
Deferred income tax payable	—	976
Deferred underwriting fee payable	21,371,000	21,371,000
Derivative liabilities	85,044,413	128,339,190
Total Liabilities	110,392,112	153,546,310
Commitments and contingencies
Class A common stock subject to possible redemption, 57,909,708 and 53,712,502 shares at redemption value at as of March 31, 2021 and December 31, 2020, respectively	584,119,845	542,379,040
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 11,090,292 and 15,287,498 shares issued and outstanding (excluding 57,909,708 and 53,712,502 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	1,109	1,529
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 17,250,000 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	1,725	1,725
Additional paid-in capital	50,398,148	92,138,533
Accumulated deficit	(45,400,976)	(87,141,777)
Total Stockholders’ Equity	5,000,006	5,000,010
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$699,511,963	$700,925,360
The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP II
CONDENSED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2021 and 2020
(UNAUDITED)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Operating and formation costs	$1,584,933	$301,863
Loss from operations	(1,584,933)	(301,863)
Other income (expense):
Interest earned on marketable securities held in Trust Account	59,701	2,250,075
Gain (loss) on derivative liabilities	43,267,123	(10,346,000)
Unrealized gain (loss) on marketable securities held in Trust Account	1,332	(20,917)
Other income, net	43,328,156	(8,116,842)
Income (loss) before income taxes	41,743,223	(8,418,705)
Provision for income taxes	(2,422)	(404,809)
Net income (loss)	$41,740,801	$(8,823,514)
Basic and diluted weighted average shares outstanding, Class A common stock subject to redemption	53,712,502	61,025,925
Basic and diluted net income per share, Class A common stock subject to redemption	$0.00	$0.02
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	32,537,498	25,224,075
Basic and diluted net income (loss) per share, Non-redeemable common stock	$1.28	$(0.41)
The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP II
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2021
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	15,287,498	$1,529	17,250,000	$1,725	$92,138,533	$(87,141,777)	$5,000,010
Change in value of common stock subject to redemption	(4,197,206)	(420)	—	—	(41,740,385)	—	(41,740,805)
Net income	—	—	—	—	—	41,740,801	41,740,801
Balance – March 31, 2021	11,090,292	$1,109	17,250,000	$1,725	$50,398,148	$(45,400,976)	$5,000,006
THREE MONTHS ENDED MARCH 31, 2020
	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	7,974,075	$797	17,250,000	$1,725	$19,680,076	$(14,682,592)	$5,000,006
Change in value of common stock subject to redemption	1,027,706	103	—	—	8,823,414	—	8.823.517
Net loss	—	—	—	—	—	(8,823,514)	(8,823,514)
Balance – March 31, 2020	9,001,781	$900	17,250,000	$1,725	$28,503,490	$(23,506,106)	$5,000,009
The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP II
CONDENSED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2021
(UNAUDITED)
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$41,740,801	$(8,823,514)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(59,701)	(2,250,075)
(Gain) loss on derivative liabilities	(43,267,123)	10,346,000
Unrealized gain on marketable securities held in Trust Account	(1,332)	20,917
Deferred income tax benefit	(976)	(14,050)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(16,875)	(12,950)
Prepaid income taxes	—	27,140
Accounts payable and accrued expenses	110,503	(54,191)
Income taxes payable	3,398	231,719
Net cash used in operating activities	(1,491,305)	(529,004)
Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay for franchise and income taxes	—	305,250
Net cash provided by investing activities	—	305,250
Net Change in Cash	(1,491,305)	(223,754)
Cash – Beginning of period	3,873,865	2,238,275
Cash – End of period	$2,382,560	$2,014,521
Supplemental cash flow information:
Cash paid for income taxes	$373,000	$160,000
Non-Cash investing and financing activities:
Change in value of Class A common stock subject to possible redemption	$(30,718,384)	$(8,823,517)
The accompanying notes are an integral part of the unaudited condensed financial statements.

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Churchill Capital Corp II (the “Company”) was incorporated in Delaware on April 11, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2021, the Company had not commenced any operations. All activity through March 31, 2021 relates to the Company’s formation, initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination and activities in connection with the potential acquisition of Software Luxembourg Holding S.A., a public limited liability company (société anonyme) incorporated and organized under the laws of the Grand Duchy of Luxembourg (“Skillsoft”) (see Note 6). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on June 26, 2019. On July 1, 2019, the Company consummated the Initial Public Offering of 69,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the over-allotment option to purchase an additional 9,000,000 Units, at $10.00 per Unit, generating gross proceeds of $690,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 15,800,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Churchill Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds of $15,800,000, which is described in Note 4.
Transaction costs amounted to $34,319,807 consisting of $12,212,000 of underwriting discount, $21,371,000 of deferred underwriting discount and $736,807 of other offering costs.
Following the closing of the Initial Public Offering on July 1, 2019, an amount of $690,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to fund working capital requirements, subject to an annual limit of  $250,000 and to pay its tax obligations.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest, net of amounts withdrawn for working capital requirements, subject to an annual limit of $250,000 and to pay its taxes (“permitted withdrawals”)). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law or stock exchange requirements and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s Sponsor and its permitted transferees have agreed to vote their Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if the Company fails to consummate a Business Combination within the Combination Window (as defined below) and (c) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination by July 1, 2021 (or October 1, 2021 if the Company has an executed letter of intent, agreement in principle or definitive agreement for a Business Combination by July 1, 2021) (the “Combination Window”), the Company will (i) cease all operations except

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the amount per Public Share held in the Trust Account as of the liquidation of the Trust Account, if less than $10.00 per Public Shares due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity
The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its shareholders prior to the Initial Public Offering and such amount of proceeds from the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of March 31, 2021, the Company had $2,382,560 in its operating bank accounts, $697,018,229 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and adjusted working capital of $1,182,603, which amount excludes interest earned which may withdrawn from the Company’s Trust Account to pay its franchise and income taxes. As of March 31, 2021, approximately $7,018,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company's tax obligations. Based on the foregoing,

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
the Company believes it will have sufficient cash to meet its needs for a reasonable period of time, which is considered to be one year from the issuance date of the condensed financial statements.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020, as filed with the SEC on May 11, 2021. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.
Marketable Securities Held in Trust Account
At March 31, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. Through March 31, 2021, the Company withdrew an aggregate of $2,246,250 of interest earned on the Trust Account to pay its income taxes and for permitted withdrawals, of which no amounts were withdrawn during the three months ended March 31, 2021.
Derivative Liabilities
The Company accounts for debt and equity issuances as either equity-classified or liability-classified instruments based on an assessment of the instruments specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common stock and whether the holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the instruments and as of each subsequent quarterly period end date while the instruments are outstanding.
For issued or modified instruments that meet all of the criteria for equity classification, the instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified instruments that do not meet all the criteria for equity classification, the instruments are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the instruments are recognized as a non-cash gain or loss on the statements of operations.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The effective tax rate differs from the statutory tax rate of 21% for the three months ended March 31, 2021 and 2020, due to the valuation allowance recorded on the Company’s net operating losses and permanent differences.
Net income (Loss) per Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 38,800,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants into shares of common stock is contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of income (loss) per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account the weighted average number of Class A common stock subject to possible redemption outstanding since original issuance.
Net income (loss) per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.
Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table reflects the calculation of basic and diluted net income (loss) per share (in dollars, except per share amounts):
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Class A common stock subject to possible redemption
Numerator: Earnings allocable to Class A common stock subject to possible redemption
Interest income	$50,107	$1,956,529
Unrealized gain (loss) on investments held in Trust Account	1,118	(18,188)
Less: Company’s portion available to be withdrawn to pay taxes	(43,998)	(395,474)
Less: Company’s portion available to be withdrawn for working capital purposes	(7,227)	(217,385)
Net income allocable to Class A common stock subject to possible redemption	$—	$1,325,482
Denominator: Weighted Average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	53,712,502	61,025,925
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00	$0.02
Non-Redeemable Common Stock
Numerator: Net Income (Loss) minus Net Earnings
Net income (loss)	$41,740,801	$(8,823,514)
Less: Income allocable to Class A common stock subject to possible redemption	—	(1,325,482)
Non-Redeemable Net Income (Loss)	$41,740,801	$(10,148,996)
Denominator: Weighted Average Non-redeemable Common stock
Basic and diluted weighted average shares outstanding, Non-redeemable Common stock	32,537,498	25,224,075
Basic and diluted net income (loss) per share, Non-redeemable Common stock	$1.28	$(0.40)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for the Company’s derivative instruments (see Note 9).

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 on January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3.   PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 69,000,000 Units, at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriter of its option to purchase an additional 9,000,000 Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 15,800,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $15,800,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
In May 2019, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On June 7, 2019, the Company effected a stock dividend at one-third of one share of Class B common stock for each outstanding share of Class B common stock, resulting in an aggregate of 11,500,000 Founder Shares outstanding. On June 26, 2019, the Company effected a further stock dividend of one-half of a share of Class B common stock for each outstanding share of Class B common stock, resulting in the Sponsor holding an aggregate of 17,250,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the stock dividend. The Founder Shares will automatically convert into shares of Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7.

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Founder Shares included an aggregate of up to 2,250,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 2,250,000 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or similar transaction after a Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, the Founder Shares will be released form the lock-up.
Administrative Support Agreement
The Company entered into an agreement, commencing on June 26, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, pursuant to which the Company will pay an affiliate of the Sponsor a total of up to $20,000 per month for office space, administrative and support services. For the three months ended March 31, 2021 and 2020, the Company incurred and paid $60,000 in fees for these services.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor or the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.
On November 2, 2020, the Company entered into a convertible promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $1,500,000 (the “Convertible Promissory Note”). The Convertible Promissory Note is non-interest bearing and payable on the earlier of the date on which the Company consummates a Business Combination or the date that the winding up of the Company is effective. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Promissory Note; however, no proceeds from the Trust Account may be used for such repayment. Up to $1,500,000 of the Convertible Promissory Note may be converted into warrants at a price of $1.00 per warrant at the option of the Sponsor. The warrants would be identical to the Private Placement Warrants. As of March31, 2021 and December 31, 2020, the outstanding balance under the Convertible Promissory Note amounted to an aggregate of $1,500,000.
The Company assessed the provisions of the Convertible Promissory Note under ASC 815-15. The derivative component of the obligation is initially valued and classified as a derivative liability with an offset to loss on conversion option liability. The conversion option was valued using a Monte Carlo simulation,

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
which is considered to be a Level 3 fair value measurement (see Note 9). The Monte Carlo simulation’s primary unobservable input utilized in determining the fair value of the conversion option is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination as of November 2, 2020 and December 31, 2020 was 85% which was estimated based on the observed success rates of business combinations for special purpose acquisition companies.
The following table presents the change in the fair value of conversion option:
Fair value as of January 1, 2021	$1,604,359
Change in valuation inputs and other assumptions	27,624
Fair value as of March 31, 2021	$1,632,013
Advisory Fee
The Company may engage M. Klein and Company, LLC, an affiliate of the Sponsor, or another affiliate of the Sponsor, as its lead financial advisor in connection with a Business Combination and may pay such affiliate a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on June 26, 2019, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $21,371,000 in the aggregate. The deferred fee will be waived by the underwriters in the event that the Company does not complete a Business Combination, subject to the terms of the underwriting agreement. On July 1, 2019, the underwriters agreed to waive the upfront and deferred underwriting discount on 7,940,000 units, resulting in a reduction of the upfront and deferred underwriting discount of $1,588,000 and $2,779,000, respectively.
Skillsoft Merger Agreement
On October 12, 2020, the Company entered into an Agreement and Plan of Merger (the “Skillsoft Merger Agreement”) by and between the Company and Skillsoft.
Pursuant to the terms of the Skillsoft Merger Agreement, a business combination between the Company and Skillsoft will be effected through the merger of Skillsoft with and into the Company, with the Company surviving as the surviving company (the “Skillsoft Merger”). At the effective time of the Skillsoft Merger (the “Effective Time”), (a) each Class A share of Skillsoft, with nominal value of $0.01 per share (“Skillsoft Class A Shares”), outstanding immediately prior to the Effective Time, will be automatically

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
canceled and the Company will issue as consideration therefor (i) such number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Churchill Class A Common Stock”) equal to the Class A First Lien Exchange Ratio (as defined in the Skillsoft Merger Agreement), and (ii) the Company’s Class C common stock, par value $0.0001 per share (the “Churchill Class C Common Stock”), equal to the Class C Exchange Ratio (as defined in the Skillsoft Merger Agreement), and (b) each Class B share of Skillsoft, with nominal value of $0.01 per share (“Skillsoft Class B Shares”), will be automatically canceled and the Company will issue as consideration therefor such number of shares of the Company’s Class A common stock equal to the Per Class B Share Merger Consideration (as defined in the Skillsoft Merger Agreement). Pursuant to the terms of the Skillsoft Merger Agreement, the Company is required to use commercially reasonable efforts to cause the Company Class A Common Stock to be issued in connection with the transactions contemplated by the Skillsoft Merger Agreement (the “Skillsoft Transactions”) to be listed on the New York Stock Exchange (“NYSE”) prior to the closing of the Skillsoft Merger (the “Skillsoft Closing”). Immediately following the Effective Time, the Company will redeem all of the shares of Class C Common Stock issued to the holders of Skillsoft Class A Shares for an aggregate redemption price of (i) $505,000,000 in cash and (ii) indebtedness under the Existing Second Out Credit Agreement (as defined in the Skillsoft Merger Agreement), as amended by the Existing Second Out Credit Agreement Amendment (as defined in the Skillsoft Merger Agreement), in the aggregate principal amount equal to the sum of $20,000,000 to be issued by the Surviving Corporation (as defined in the Skillsoft Merger Agreement) or one of its subsidiaries, in each case, pro rata among the holders of Churchill Class C Common Stock issued in connection with the Skillsoft Merger.
The consummation of the proposed Skillsoft Transactions is subject to the receipt of the requisite approval of (i) the stockholders of Churchill (the “Churchill Stockholder Approval”) and (ii) the shareholders of Skillsoft (the “Skillsoft Shareholder Approval”) and the fulfillment of certain other conditions. In October 2020, the Company was advanced $2,000,000 for expenses incurred with the Skillsoft Merger. If the planned business combination is not completed, the Company would be required to refund any unused amount. For the year ended December 31, 2020 the Company had utilized the advance in connection with the Skillsoft Merger. As of the date of these financial statements, the advance is no longer refundable.
Global Knowledge Merger Agreement
Concurrently with its entry into the Skillsoft Merger Agreement, the Company also entered into an Agreement and Plan of Merger (the “Global Knowledge Merger Agreement”) by and among the Company, Magnet Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Albert DE Holdings Inc., a Delaware corporation owned by investment funds affiliated with Rhône Capital L.L.C.
Pursuant to the Global Knowledge Merger Agreement, Merger Sub will merge with and into Global Knowledge, with Global Knowledge surviving the transaction as a wholly-owned subsidiary of the Company (the “Global Knowledge Merger”). At the effective time (the “Global Knowledge Effective Time”) of the Global Knowledge Merger, as consideration for the Global Knowledge Merger, 100% of the issued and outstanding equity interests of Global Knowledge will be converted, in the aggregate, into the right to receive warrants, each of which shall entitle the holders thereof to purchase one share of the Company’s Class A Stock at an exercise price of $11.50 per share. The aggregate number of warrants to be received by the equity holders of Global Knowledge as consideration in the Global Knowledge Merger will be 5,000,000. The warrants to be issued to the equity holders of Global Knowledge will be non-redeemable and otherwise substantially similar to the private placement warrants issued to the Churchill Sponsor in connection with Churchill’s initial public offering.
The consummation of the proposed Global Knowledge Merger (the “Global Knowledge Closing”) is subject to the consummation of the Skillsoft Merger, among other conditions contained in the Global Knowledge Merger Agreement.

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Restructuring Support Agreement
On October 12, 2020, Global Knowledge entered into a Restructuring Support Agreement (the “Global Knowledge RSA”) with (i) 100% of its lenders under that certain Amended and Restated First Lien Credit and Guaranty Agreement, dated as of January 30, 2015, as amended from time to time, by and among, inter alios, GK Holdings, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Credit Suisse, acting in its capacity as administrative agent and collateral agent (the “First Lien Credit Agreement,” and the lenders thereto, the “First Lien Lenders”); and (ii) 100% of its lenders under that certain Amended and Restated Second Lien Credit and Guaranty Agreement, dated as of January 30, 2015, as amended from time to time, by and among, inter alios, GK Holdings, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Wilmington Trust, acting in its capacity as administrative agent and collateral agent (the “Second Lien Credit Agreement,” and there lenders thereto, the “Second Lien Lenders,” together with the First Lien Lenders, the “Secured Lenders”). The Global Knowledge RSA contemplates an out-of-court restructuring (the “Restructuring”) that provides meaningful recoveries, funded by Churchill, to all Secured Lenders. Churchill is a third-party beneficiary of the Global Knowledge RSA with respect to enforcement of certain specific provisions and its explicit rights under the Global Knowledge RSA and not a direct party.
Subscription Agreements
Prosus Agreement
On November 10, 2020, MIH Edtech Investments B.V. (formerly known as MIH Ventures B.V.) (“MIH Edtech Investments”) exercised its option to subscribe for an additional 40,000,000 newly-issued shares of Churchill Class A Common Stock, subject to certain adjustments, at a purchase price of $10.00 per share (the “Prosus Second Step Investment”), pursuant to the Subscription Agreement, dated October 12, 2020, by and among Churchill, the Sponsor and MIH Edtech Investments (the “Prosus Agreement”). On February 16, 2021, MIH Edtech Investments assigned all of its rights, title and interest in and to, and obligations under, the Prosus Agreement to MIH Learning B.V. (“Prosus”) and Prosus accepted such assignments. Together with its initial subscription for 10,000,000 newly-issued shares of Churchill Class A Common Stock, at a purchase price of $10.00 per share (the “Prosus First Step Investment”), Prosus’s total investment in Churchill is expected to be 50,000,000 shares of Churchill Class A Common Stock for an aggregate purchase price of $500.0 million (the “Prosus PIPE Investment”).
As part of the Prosus Agreement, Prosus and the Company agreed to a strategic support agreement, pursuant to which Prosus will provide certain business development and investor relations support services in the event it exercises its option to make the Prosus Second Step Investment and beneficially owns at least 20% of the outstanding Churchill Class A common stock following closing of the Prosus PIPE Investment on a fully-diluted and as-converted basis. If Prosus consummates the Prosus PIPE Investment, it will also nominate an individual to serve as the chairman of Churchill’s Board. Pursuant to the Prosus Agreement, in connection with the consummation of the Second Step Prosus Investment, Churchill will issue to Prosus warrants to purchase a number of shares of Churchill Class A common stock equal to one-third of the number of shares of Churchill Class A common stock purchased in the Prosus PIPE Investment (the “Prosus Warrants”). The Prosus Warrants will have terms substantively identical to those included in the units offered in Churchill’s IPO.
The Company assessed the provisions of the Prosus Agreement under ASC 815-15. The derivative component of the obligation is initially valued and classified as a derivative liability with an offset to loss on Prosus Agreement liability. The Prosus Agreement liability was valued using a Monte Carlo simulation, which is considered to be a Level 3 fair value measurement (see Note 9). The Monte Carlo simulation’s primary unobservable input utilized in determining the fair value of the Prosus Agreement liability is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination as of October 12, 2020 and December 31, 2020 was 85% which was estimated based on the observed success rates of business combinations for special purpose acquisition companies.

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table presents the change in the fair value of the Prosus Agreement liability:
Fair value as of January 1, 2021	$50,481,190
Change in valuation inputs and other assumptions	(25,948,777)
Fair value as of March 31, 2021	$24,532,413
SuRo Subscription Agreement
On October 14, 2020, in connection with the execution of the Skillsoft Merger Agreement, Churchill entered into a subscription agreement with SuRo Capital Corp. (“SuRo”) pursuant to which SuRo subscribed for 1,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share, to be issued at the closing of the Merger (the “SuRo Subscription Agreement”). The obligations to consummate the transactions contemplated by the SuRo Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the Skillsoft Merger.
Lodbrok Subscription Agreement
On October 13, 2020, in connection with the execution of the Global Knowledge Merger Agreement, Churchill entered into a subscription agreement with Lodbrok Capital LLP (“Lodbrok”) pursuant to which Lodbrok subscribed for 2,000,000 newly-issued shares of Churchill Class A common stock, at a purchase price of $10.00 per share, to be issued at the closing of the Global Knowledge Merger (the “Lodbrok Subscription Agreement”). The obligations to consummate the transactions contemplated by the Lodbrok Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the Global Knowledge Merger.
Service Provider Agreement
From time to time the Company has entered into and may enter into agreements with various services providers and advisors, including investment banks, to help us identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination. The Company and Tyton Partners entered into an agreement, whereby Tyton Partners served as an advisor to the Company and will be entitled to receive a success fee of $150,000 at the close of the Business Combination. For the three months ended March 31, 2021, the Company incurred $332,476 and paid of consulting fees.
Legal Proceedings
In connection with the initial business combination, certain shareholders have filed lawsuits and other shareholders have threatened to file lawsuits alleging breaches of fiduciary duty and violations of the disclosure requirements of the Securities Exchange Act of 1934. The Company intends to defend the matters vigorously. These cases are in the early stages and the Company is unable to reasonably determine the outcome or estimate any potential losses, and, as such, has not recorded a loss contingency.
NOTE 7.   STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2021, there were 11,090,292 shares of Class A common stock issued and outstanding, excluding 57,909,708 shares of Class A common stock subject to possible redemption. At December 31, 2020, there were 15,287,498 shares of Class A common stock issued and outstanding, excluding 53,712,502 shares of Class A common stock subject to possible redemption.
Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 17,250,000 shares of Class B common stock issued and outstanding.
Holders of Class B common stock will have the right to elect all of the Company’s directors prior to a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued, or to be issued, to any seller in a Business Combination.
NOTE 8.   WARRANT LIABILITY
Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, the Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption;

•
if, and only if, the reported last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9.   FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	March 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$697,018,229	$696,957,196
Liabilities:
Warrant liability – Public Warrants	1	33,810,000	45,310,000
Warrant liability – Private Placement Warrants	3	26,702,000	32,548,000
Prosus Agreement liability	3	24,532,413	50,481,190
Conversion option liability	3	1,632,013	1,604,359
The derivative instruments were accounted for as liabilities in accordance with ASC 815-40 and are measured at fair value at inception and on a recurring basis, with changes in fair value recorded in the consolidated statement of operations.
At issuance, the Warrant Liability for Public Warrants and Private Placement Warrants were valued as of June 26, 2019 using a Monte Carlo simulation and Black Scholes model, respectively, which are considered to be a Level 3 fair value measurements. Subsequent to the Public Warrants detachment from the Units, the Public Warrants are valued based on quoted market price, under ticker CCX WS, which is a Level 1 fair value. The Monte Carlo simulation’s primary unobservable input utilized in determining the fair value of the Warrants is the probability of consummation of the Business Combination. The probability assigned to the consummation of the Business Combination was 80% which was estimated based on the observed success rates of business combinations for special purpose acquisition companies. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target.

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of issuance and March 31, 2021, the estimated fair value of Warrant Liability — Private Placement Warrants were determined using a Black-Scholes valuation and based on the following significant inputs:
	At issuance	As of March 31, 2021
Exercise price	$11.50	$11.50
Stock price	$9.68	$10.00
Volatility	16.5%	25%
Probability of completing a Business Combination	80.0%	90%
Term	5.33	5.08
Risk-free rate	1.86%	0.94%
Dividend yield	0.0%	0.0%
At inception, the Prosus Agreement Liability consisted of two components: a commitment for the First Step Investment and an option for the Second Step Investment. Subsequent to Prosus exercising its Second Step Investment option, the Prosus Agreement Liability represented a commitment. The commitment and option were valued using forward contract valuation methodology and a Black Scholes model, respectively. Both valuation methodologies were considered to be Level 3 fair value measurements. As of inception and March 31, 2021, the estimated fair value of Prosus Agreement Liability was determined based on the following significant inputs:
	At inception	As of March 31, 2021
Exercise price	$400.0M	$500.0M
Underlying value	$436.8M	$524.5M
Volatility	40.0%	N/A
Term	0.55	0.08
Risk-free rate	0.12%	0.08%
Dividend yield	0.00%	N/A
The Conversion option liability was valued using a Black Scholes model, which was considered to be a Level 3 fair value measurement. At inception and March 31, 2021, the estimated fair value of Conversion option liability was determined based on the following significant inputs:
	At issuance	As of March 31, 2021
Exercise price	$1.00	$1.00
Underlying warrant value	$1.92*	$2.09*
Volatility	125.0%	115.0%
Number of Class A Shares	1.5M%	1.5M%
Term	0.28	0.08
Risk-free rate	0.09%	0.01%
Dividend yield	0.0%	0.0%

*
The underlying warrant value equals the calculated fair value of the private placement warrants as of each date presented and determined based on the following significant inputs:

	At issuance	As of March 31, 2021
Exercise price	$11.50	$11.50
Stock price	$9.97	$10.00
Volatility	30.0%	25%

CHURCHILL CAPITAL CORP II
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
	At issuance	As of March 31, 2021
Probability of completing a Business Combination	85.0%	90%
Term	5.28	5.08
Risk-free rate	0.41%	0.94%
Dividend yield	0.0%	0.0%
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement Warrants	Public Warrants	Warrant Liabilities
January 1, 2021	$32,548,000	$45,310,000	$77,858,000
Change in valuation inputs or other assumptions	(5,846,000)	(11,500,000)	(17,346,000)
Fair value as of March 31, 2021	26,702,000	33,810,000	60,512,000
There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.
NOTE 10.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements, except as set forth below.
On May 3, 2021, the Company was informed by Prosus that Prosus received notice from CFIUS that it has concluded all action under Section 721 of the Defense Production Act of 1950 and determined that there are no unresolved national security concerns with respect to the Prosus PIPE Investment.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Software Luxembourg Holding S.A.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Software Luxembourg Holding S.A. (the Successor) as of January 31, 2021 and Pointwell Limited (the Predecessor) as of January 31, 2020, the related consolidated statements of operations, comprehensive (loss) income, shareholders’ (deficit) equity and cash flows for the period from August 28, 2020 through January 31, 2021 (Successor), the period from February 1, 2020 through August 27, 2020 (Predecessor) and each of the two years in the period ended January 31, 2020 (Predecessor), and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Successor at January 31, 2021 and the results of its operations and its cash flows for the period from August 28, 2020 through January 31, 2021 (Successor), and the financial position of the Predecessor at January 31, 2020 and the results of its operations and its cash flows for the period from February 1, 2020 through August 27, 2020 (Predecessor) and for each of the two years in the period ended January 31, 2020 (Predecessor) in conformity with U.S. generally accepted accounting principles.
Company Reorganization
As discussed in Notes 1, 3 and 4 to the consolidated financial statements, on August 6, 2020, the Bankruptcy Court entered an order confirming the plan of reorganization, which became effective on August 27, 2020. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification 852-10, Reorganizations, for the Successor as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods as described in Notes 1, 3 and 4.
Adoption of New Accounting Standards
As discussed in Note 2 to the consolidated financial statements, the Predecessor changed its method for revenue recognition in the year ended January 31, 2020 and its method for accounting for leases in the period from February 1, 2020 through August 27, 2020.
Basis for Opinion
These financial statements are the responsibility of the Successor’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young, LLP
We have served as the Company’s auditor since 2020.
Boston, Massachusetts
April 9, 2021

SOFTWARE LUXEMBOURG HOLDING S.A. (SUCCESSOR) AND POINTWELL LIMITED (PREDECESSOR)
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)
	Successor	Predecessor
	January 31, 2021	January 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$71,479	$18,799
Restricted cash	2,964	15,005
Accounts receivable, less reserves of approximately $294 and $696 as of January 31, 2021 and January 31, 2020, respectively	179,784	193,024
Prepaid expenses and other current assets	30,326	36,422
Total current assets	284,553	263,250
Property and equipment, net	13,780	17,902
Goodwill	495,004	1,253,822
Intangible assets, net	728,633	434,985
Right of use assets	15,131	—
Other assets	8,636	16,306
Total assets	$1,545,737	$1,986,265
LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$5,200	$981,998
Borrowings under accounts receivable facility	17,022	84,786
Loan amounts due to Predecessor parent company	—	2,188,938
Accrued interest due to Predecessor parent company	—	1,067,132
Accounts payable	7,425	14,947
Accrued compensation	36,375	24,576
Accrued expenses and other current liabilities	23,125	29,267
Lease liabilities	4,740	—
Deferred revenue	257,549	307,383
Total current liabilities	351,436	4,699,027
Long-term debt	510,236	—
Deferred tax liabilities	81,008	37,623
Long term lease liabilities	13,155	—
Deferred revenue – non-current	3,035	3,787
Other long-term liabilities	6,898	7,572
Total long-term liabilities	614,332	48,982
Commitments and contingencies	—	—
Shareholders’ equity (deficit):
Predecessor Shareholder’s ordinary shares, $1.38 par value: 1,000,000 shares authorized at January 31, 2020; 100,100 shares issued and outstanding at January 31, 2020	—	138
Successor Shareholders’ common stock- Class A and Class B common shares, $0.01 par value: 1,000,000,000 shares authorized (800,000,000 Class A, 200,000,000 Class B) at January 31, 2021; 4,000,000 shares issued and outstanding (3,840,000 Class A, 160,000 Class B) at January 31, 2021	40	—
Additional paid-in capital	674,333	83
Accumulated deficit	(93,722)	(2,761,499)
Accumulated other comprehensive loss	(682)	(466)
Total shareholders’ equity (deficit)	579,969	(2,761,744)
Total liabilities and shareholders’ equity (deficit)	$1,545,737	$1,986,265
The accompanying notes are an integral part of these consolidated financial statements.

SOFTWARE LUXEMBOURG HOLDING S.A. (SUCCESSOR) AND POINTWELL LIMITED (PREDECESSOR)
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
	Successor	Predecessor
	August 28, 2020 through January 31, 2021	February 1, 2020 through August 27, 2020	Year ended January 31, 2020	Year ended January 31, 2019
Revenues:
Total revenues	$108,768	$273,851	$514,021	$534,141
Operating expenses:
Cost of revenues	40,898	52,160	96,044	98,636
Content and software development	30,028	38,986	67,951	57,332
Selling and marketing	55,285	75,028	140,785	150,179
General and administrative	21,636	37,455	57,356	51,421
Recapitalization and transaction-related costs	15,928	32,099	16,244	—
Amortization of intangible assets	39,824	34,378	96,359	151,752
Impairment of goodwill and intangible assets	—	332,376	440,598	16,094
Restructuring	4,341	1,179	1,900	2,073
Total operating expenses	207,940	603,661	917,237	527,487
Operating (loss) income	(99,172)	(329,810)	(403,216)	6,654
Other income (expense), net	3,452	1,273	(1,058)	(3,340)
Loss on derivative instruments	—	(5)	(4,062)	(2,284)
Interest income	24	105	306	687
Interest expense, net	(19,960)	(168,341)	(429,963)	(396,529)
Reorganization items, net	—	3,329,245	—	—
(Loss) income before (benefit) provision for income taxes	(115,656)	2,832,467	(837,993)	(394,812)
(Benefit) provision for income taxes	(21,934)	68,455	11,212	5,027
Net (loss) income	$(93,722)	$2,764,012	$(849,205)	$(399,839)
Net loss per share class (Successor only)
Net loss for Class A	$(89,973)	*	*	*
Loss on modifications of terms of participation rights held by Class B shareholders and warrants	(5,900)	*	*	*
Net loss attributable to Class A	$(95,873)	*	*	*
		*	*	*
Net loss for Class B	$(3,749)	*	*	*
Gain on modifications of terms of participation rights held by Class B shareholders and warrants	5,900	*	*	*
Net income attributable to Class B	$2,151	*	*	*
		*	*	*
(Loss) income per share:
Ordinary – Basic and Diluted (Predecessor)	*	$27,612.51	$(8,483.57)	$(3,994.40)
Class A – Basic and Diluted (Successor)	$(24.97)	*	*	*
Class B – Basic and Diluted (Successor)	$13.44	*	*	*
Weighted average common share outstanding:
Ordinary – Basic and Diluted (Predecessor)	*	100	100	100
Class A – Basic and Diluted	3,840	*	*	*
Class B – Basic and Diluted	160	*	*	*

*
Not applicable

The accompanying notes are an integral part of these consolidated financial statements.

SOFTWARE LUXEMBOURG HOLDING S.A. (SUCCESSOR) AND POINTWELL LIMITED (PREDECESSOR)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(IN THOUSANDS)
	Successor	Predecessor
	August 28, 2020 through January 31, 2021	February 1, 2020 through August 27, 2020	Year ended January 31, 2020	Year ended January 31, 2019
Comprehensive (loss) income:
Net (loss) income	$(93,722)	$2,764,012	$(849,205)	$(399,839)
Other comprehensive income (loss) – Foreign currency adjustment, net of tax	(682)	(2,268)	784	957
Comprehensive (loss) income	$(94,404)	$2,761,744	$(848,421)	$(398,882)
The accompanying notes are an integral part of these consolidated financial statements.

SOFTWARE LUXEMBOURG HOLDING S.A. (SUCCESSOR) AND POINTWELL LIMITED (PREDECESSOR)
CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY (DEFICIT)
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)
	Ordinary Shares		Additional Paid-In Capital	Loans made to related parties		Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Shareholders’ Equity (Deficit)
	Number of Shares	Par Value
Balance January 31, 2018 (Predecessor)	100,100	$138	$—		$(5,266)	$(1,508,411)	$(2,207)	$(1,515,746)
Share-based compensation	—	—	175		—	—	—	175
Distribution to parent company	—	—	(175)		—	(2,596)	—	(2,771)
Loans, and interest, made to related parties	—	—	—		(101)	—	—	(101)
Translation adjustment	—	—	—		—	—	957	957
Net loss	—	—	—		—	(399,839)	—	(399,839)
Balance January 31, 2019 (Predecessor)	100,100	$138	$—		$(5,367)	$(1,910,846)	$(1,250)	$(1,917,325)
Reserve on loans made to related parties	—	—	—		5,367	—	—	5,367
Share-based compensation	—	—	83		—	—	—	83
Cumulative effect of accounting changes	—	—	—		—	(1,448)	(1,448)
Translation adjustment	—	—	—		—	—	784	784
Net loss	—	—	—		—	(849,205)		(849,205)
Balance January 31, 2020 (Predecessor)	100,100	$138	$83		$—	$(2,761,499)	$(466)	$(2,761,744)
Translation adjustment	—	—	—		—		(2,268)	(2,268)
Net income	—	—	—		—	2,764,012	—	2,764,012
Cancellation of Predecessor equity	(100,100)	(138)	(83)-		—	221	—	—
Elimination of Predecessor accumulated other comprehensive loss	—	—	—		—	(2,734)	2,734	—
Issuance of Successor shares	4,000,000	40	666,933		—	—	—	666,973
Balance August 27, 2020 (Predecessor)	4,000,000	$40	$666,933		$—	$—	$—	$666,973
Balance August 28, 2020 (Successor)	4,000,000	$40	$666,933		$—	$—	$—	$666,973
Impact of Warrant modification	—	—	7,400		—	—	—	7,400
Translation adjustment	—	—	—		—	—	(682)	(682)
Net loss	—	—	—		—	(93,722)	—	(93,722)
Balance January 31, 2021 (Successor)	4,000,000	$40	$674,333	$		$(93,722)	$(682)	$579,969
The accompanying notes are an integral part of these consolidated financial statements.

SOFTWARE LUXEMBOURG HOLDING S.A. (SUCCESSOR) AND POINTWELL LIMITED (PREDECESSOR)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
	Successor	Predecessor
	August 28, 2020 through January 31, 2021	February 1, 2020 through August 27, 2020	Year ended January 31, 2020	Year ended January 31, 2019
Cash flows from operating activities:
Net (loss) income	$(93,722)	$2,764,012	$(849,205)	(399,839)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Share-based compensation	—	—	83	175
Depreciation	3,604	5,864	9,716	12,666
Amortization of intangible assets	39,824	34,378	96,359	151,752
Change in bad debt reserve	294	24	(42)	184
(Benefit) provision for income taxes – non-cash	(23,140)	66,234	5,759	(415)
Non-cash interest expense	671	2,407	5,687	5,555
Impairment of goodwill and intangible assets	—	332,376	440,598	16,094
Non-cash reorganization items, net	—	(3,353,326)	—	—
Impairment of note receivable	—	—	—	3,181
Impairment of note receivable from related parties	—	—	5,367	—
Fair value adjustment on warrants	(2,900)	—	—	—
Unrealized loss on derivative instruments	—	5	4,062	2,284
Loss on disposition of assets	137	—	104	366
Right-of-use assets	2,690	1,594	—	—
Changes in current assets and liabilities:
Purchase of derivative instruments	—	—	—	(2,418)
Accounts receivable	(103,385)	116,478	23,678	13,310
Prepaid expenses and other assets	(6,394)	66	(2,547)	(1,707)
Accounts payable	(31)	(7,909)	(6,581)	6,279
Accrued expenses and non-current liabilities	21,190	145,811	250,694	221,496
Lease liability	(3,272)	(2,332)	—	—
Deferred revenue	172,614	(101,765)	(21,145)	(18,904)
Net cash provided by (used in) operating activities	8,180	3,917	(37,413)	10,059
Cash flows from investing activities:
Purchases of property and equipment	(2,326)	(3,105)	(10,353)	(14,142)
Internal use software development costs	(2,126)	(3,819)	(7,047)	(8,410)
Net cash used in investing activities	(4,452)	(6,924)	(17,400)	(22,552)
Cash flows from financing activities:
Borrowings under DIP Facility	—	60,000	—	—
Borrowings under Exit Facility	—	50,000	—	—
Debt issuance costs associated with DIP and Exit Facilities	—	(19,524)	—	—
Distribution to parent company	—	—	—	(2,771)
Principal repayments of capital lease obligations	(414)	(532)	(756)	—
Repayments of accounts receivable facility, net of borrowings	(32,049)	(35,787)	9,798	61,942
Borrowings under revolving line of credit, net of repayments	—	19,500	55,400	(26,600)
Principal payments on First and Second Lien Term Loans	—	—	(6,641)	(4,938)
Net cash (used in) provided by financing activities	(32,463)	73,657	57,801	27,633
Effect of exchange rate changes on cash and cash equivalents	863	(2,139)	348	(535)
Net (decrease) increase in cash, cash equivalents and restricted cash	(27,872)	68,511	3,336	14,605
Cash, cash equivalents and restricted cash, beginning of period	102,315	33,804	30,468	15,863
Cash, cash equivalents and restricted cash, end of period	$74,443	$102,315	$33,804	$30,468
Supplemental disclosure of cash flow information:
Cash and cash equivalents	$71,479	$92,009	$18,799	15,584
Restricted cash	2,964	10,306	15,005	14,884
Cash, cash equivalents and restricted cash, end of period	$74,443	$102,315	$33,804	$30,468
The accompanying notes are an integral part of these consolidated financial statements.

SOFTWARE LUXEMBOURG HOLDING (SUCCESSOR) AND POINTWELL LIMITED (PREDECESSOR)
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
(IN THOUSANDS)
	Successor	Predecessor
	August 28, 2020 through January 31, 2021	February 1, 2020 through August 27, 2020	Year Ended January 31, 2020	Year Ended January 31, 2019
Supplemental disclosure of cash flow information and non-cash investing and financing activities:
Cash paid for interest	$18,908	$—	$175,748	$167,670
Cash paid for income taxes, net of refunds	$2,336	$913	$(2,069)	$3,421
Unpaid capital expenditures	$166	$1,039	$170	$889
Note issued to parent entity for paid in kind interest	$—	$160,000	$—	$50,000
Lease liabilities arising from right-of-use assets and tenant improvements recognized upon adoption of new accounting standard	$—	$19,415	$—	$—
Modification of warrants and Class B common stock	$7,400	$—	$—	$—
The accompanying notes are an integral part of these consolidated financial statements.

SOFTWARE LUXEMBOURG HOLDING S.A. (SUCCESSOR) AND POINTWELL LIMITED (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1)   Organization and Description of Business
The Company
Software Luxembourg Holding S.A. (“Software Luxembourg”), a public limited liability company incorporated and organized under the laws of the Grand Duchy of Luxembourg, was established on August 27, 2020 for the purpose of acquiring the ownership interest in Pointwell Limited (“Pointwell”), an Irish private limited company, through a reorganization under Chapter 11 (as discussed further below) subsequent to August 27, 2020. Pointwell is a wholly owned subsidiary of Software Luxembourg, held indirectly through two holding companies, Software Luxembourg Intermediate S.à r.l. and Software Luxembourg Acquisition S.à r.l, both private limited liability companies incorporated and organized under the laws of the Grandy Duchy of Luxembourg. Prior to August 28, 2020, Pointwell had been a direct wholly owned subsidiary of Evergreen Skills Lux S.à r.l., with an ultimate parent company of Evergreen Skills Top Holding Lux, both private limited liability companies incorporated and organized under the laws of the Grandy Duchy of Luxembourg.
References to “Successor” or “Successor Company” relate to the consolidated financial position and results of operations of Software Luxembourg subsequent to August 27, 2020. References to “Predecessor” relate to the consolidated financial position and results of operations of Pointwell prior to August 28, 2020. References to the “Company” relate to Software Luxembourg subsequent to August 27, 2020 and Pointwell prior to August 28, 2020.
The Company provides, through its Skillsoft and SumTotal brands, cloud-based learning solutions and talent management solutions for customers worldwide, ranging from global enterprises and government entities to mid-sized and small businesses. The Company’s courses, books and videos have been developed by industry-leading learning experts to maximize business skills, performance and talent development. The Company has headquarters in Dublin, Ireland, and other offices in various North American and international locations. References in the accompanying footnotes to the Company’s fiscal year refer to the fiscal year ended January 31 of that year (e.g., fiscal 2021 is the fiscal year ended January 31, 2021).
Chapter 11 Proceedings
On June 14, 2020 (the “Petition Date”), Pointwell and certain of its subsidiaries, including Skillsoft Corporation (collectively, the “Debtors”), commenced voluntary “prepackaged” petitions for relief (the “Chapter 11 Cases”) under Chapter 11 in the U.S. Bankruptcy Court for the District of Delaware (“the Bankruptcy Court”) pursuant to a prepetition restructuring support agreement (the “RSA”) entered into with the substantial majority of its first and second lien lenders with the objective of reducing long-term debt while maintaining normal operations and paying all trade creditors in full. On June 15, 2020, the Debtors filed a plan of reorganization (as amended, the “Plan of Reorganization”) and a related disclosure statement (“the Disclosure Statement”) with the Bankruptcy Court which was subsequently amended by revised filings.
In addition to supporting the Plan of Reorganization, certain of the Debtors’ consenting first lien lenders agreed to support the Debtors’ restructuring process by providing the Debtors with $60 million in post-petition financing (the “DIP Facility” and the lenders under such facility, the “DIP Lenders”). The proceeds of the DIP Facility were used to fund (a) the operations of the Debtors, as debtors in possession, during the Chapter 11 Cases, including working capital and general corporate purposes, as well as the payment of professional fees and expenses and required fees and debt service on the DIP Facility, and (b) the operations of certain non-Debtor subsidiaries through “on-lending” or contributions of capital with proceeds from the DIP Facility. In addition, pursuant to the RSA, certain of the consenting first lien lenders agreed to make exit financing available, in the form of First Out Term Loans (as defined below), to the Successor Company in an aggregate principal amount equal to the sum of (i) the aggregate principal amount outstanding under the DIP Facility as of the Effective Date (as defined below) (the “Converted DIP Facility Loans”), and (ii) a cash amount equal to $110 million less the amount of the Converted DIP Facility Loans.

The Company’s trade and all other unsecured creditors would not be impaired under the prepackaged Plan, and their votes were not solicited.
On June 17, 2020, the Company’s Canadian subsidiary, Skillsoft Canada Ltd., voluntarily commenced parallel recognition proceedings under the Companies’ Creditors Arrangement Act (“CCAA”) with the Court of Queen’s Bench of New Brunswick in Canada seeking recognition and enforcement of the Debtors’ Chapter 11 Cases, including the DIP Facility.
On August 6, 2020, the U.S. Bankruptcy Court confirmed the Debtors’ Plan of Reorganization, and on August 17, 2020, the Canadian Court entered an order recognizing and enforcing the Chapter 11 Cases and Plan in Canada. On August 27, 2020 (the “Effective Date”), the Debtors consummated the Plan of Reorganization and emerged from Chapter 11.
Upon emergence, the Ordinary Shares of Pointwell as of the Effective Date were cancelled and the ownership interest in Pointwell, which had been a direct wholly owned subsidiary of Evergreen Skills Lux S.à.r.l. with an ultimate holding company of Evergreen Skills Top Holding Lux, was transferred to Software Luxembourg whose shareholders were lenders who had a secured interest in Skillsoft and its affiliates (including Pointwell) prior to the Petition Date. Furthermore, all amounts owed by Pointwell to Evergreen Skills Lux S.à.r.l were cancelled.
All claims related to the DIP Facility were discharged and the DIP Facility Lenders received, in full and final satisfaction of such claims, on a dollar for dollar basis, First Out Term Loan (as defined below).
All claims related to the Predecessor Company’s outstanding obligations under the variable rate loans and first lien senior notes (collectively, the “Predecessor first lien obligations”) were discharged, and the holders of claims with respect to the Predecessor first lien obligations received, in full and final satisfaction of such claims, its pro rata share of Second Out Term Loans (as defined below) and 3,840,000 Class A ordinary shares of the Successor Company.
All claims related to the Predecessor Company’s outstanding obligations under the second lien senior notes (the “Predecessor second lien obligations”) were discharged, and the holders of claims with respect to the Predecessor second lien obligations received, in full and final satisfaction of such claims, 160,000 Class B ordinary shares of the Successor Company and warrants to purchase common shares of the Successor Company, on or before August 27, 2025, which included (i) tranche A warrants to purchase 235,294 ordinary shares at a price of $262.34 per share; and (ii) tranche B warrants to purchase 470,588 ordinary shares at a price of $274.84 per share.
The Exit Credit Facility issued to Software Luxembourg and Pointwell of $520 million consists of (i) a $110 million super senior term loan facility (the “First Out Term Loan”), and (ii) a $410 million first lien, second-out term loan facility (the “Second Out Term Loan”).
Upon emergence from Chapter 11, the Company adopted fresh-start reporting and became a new entity for financial reporting purposes. As a result of the application of fresh-start reporting and the effects of the implementation of the Plan of Reorganization, the Company’s consolidated financial statements after August 27, 2020 are not comparable with the financial statements prior to August 28, 2020.
Upon filing for bankruptcy, the Company applied Accounting Standards Codification (“ASC”) 852, Reorganizations (“ASC 852”) in preparing the consolidated financial statements. ASC 852 requires the financial statements, for periods subsequent to the commencement of the Chapter 11 Cases, to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain charges incurred from February 1, 2020 through August 27, 2020 (Predecessor) related to the Chapter 11 Cases, including the write-off of unamortized long-term debt fees and discounts associated with debt classified as liabilities subject to compromise, exit facility and DIP facility rollover financing costs paid upon Effective Date and professional fees incurred directly as a result of the Chapter 11 Cases are recorded as Reorganization items, net in the Predecessor period.
ASC 852 requires certain additional reporting for financial statements prepared between the bankruptcy filing date and the date of emergence from bankruptcy, including:

•
Reclassification of the Debtors’ pre-petition liabilities that are unsecured, under-secured or where it cannot be determined that the liabilities are fully secured, to a separate line item “Liabilities subject to compromise”; and

•
Segregation of Reorganization items, net as a separate line in the Consolidated Statement of Operations, included within income from continuing operations.

The Company’s consolidated financial statements and related footnotes are presented with a blackline division which delineates the lack of comparability between amounts presented after August 27, 2020 and dates prior to August 28, 2020.
The Company evaluated the events between August 28, 2020 and August 31, 2020 and concluded that the use of an accounting convenience date of August 31, 2020 (the “Fresh Start Reporting Date”) would not have a material impact on the consolidated financial statements for the Predecessor or Successor Periods. As such, the application of fresh start accounting was based on the consolidated balance sheet as of August 31, 2020.
See Note 4 — Fresh-Start Reporting for additional discussion.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The circumstances that led to the Predecessor’s need to pursue a pre-packaged Chapter 11 process were predominately due to the Predecessors’ capital structure, which had a substantial amount of total debt and related annual debt service. Management believes the Company’s new capital structure post emergence mitigates these factors going forward. Following the reorganization, the Company emerged with $520 million in outstanding borrowings under a new credit facility, which is expected to reduce annual interest payments to approximately $45 million. The Company’s projections for post emergence operations are based on the long-range financial plan filed with the RSA as part of the Chapter 11 filing and include assumptions that reflect (i) risks and uncertainties related to potential impacts to the business from COVID-19; and (ii) potential customer attrition and reduced new business due to concerns about the Company having recently gone through a reorganization. The Company believes that cash on hand, following the reorganization, combined with expected cash flows from operations will be sufficient to fund working capital, debt service and other expected cash needs for at least one year from the issuance of these financial statements on April 9, 2021.
Churchill Merger
On October 12, 2020, the Company and Churchill Capital Corp II, a Delaware corporation (“Churchill”), entered into an Agreement and Plan of Merger (the “Skillsoft Merger Agreement”) by and between Churchill and the Company. Pursuant to the terms of the Skillsoft Merger Agreement, a business combination between Churchill and Skillsoft will be effected through the merger of the Company with and into Churchill, with Churchill surviving as the surviving company (the “Skillsoft Merger”). At the effective time of the Skillsoft Merger (the “Effective Time”), (a) each Class A share of Skillsoft, with nominal value of $0.01 per share (“Skillsoft Class A Shares”), outstanding immediately prior to the Effective Time, will be automatically canceled and Churchill will issue as consideration therefor (i) such number of shares of Churchill’s Class A common stock, par value $0.0001 per share (the “Churchill Class A Common Stock”) as would be transferred pursuant to the Class A First Lien Exchange Ratio (as defined in the Skillsoft Merger Agreement), and (ii) Churchill’s Class C common stock, par value $0.0001 per share (the “Churchill Class C Common Stock”), as would be transferred pursuant to the Class C Exchange Ratio (as defined in the Skillsoft Merger Agreement), and (b) each Class B share of Skillsoft, with nominal value of $0.01 per share (“Skillsoft Class B Shares”), will be automatically canceled and Churchill will issue as consideration therefor such number of shares of Churchill Class A common stock equal to the Per Class B Share Merger Consideration (as defined in the Skillsoft Merger Agreement). Pursuant to the terms of the Skillsoft Merger Agreement, Churchill is required to use commercially reasonable efforts to cause the Churchill Class A Common Stock to be issued in connection with the transactions contemplated by the Skillsoft Merger Agreement (the “Skillsoft Transactions”) to be listed on the New York Stock Exchange (“NYSE”) prior to the closing of the Skillsoft Merger (the “Skillsoft Closing”). Immediately following the Effective Time, Churchill will redeem all of the shares of Class C Common Stock issued to the holders of Skillsoft Class A

Shares for an aggregate redemption price of (i) $505,000,000 in cash and (ii) indebtedness under the Existing Second Out Credit Agreement (as defined in the Skillsoft Merger Agreement), as amended by the Existing Second Out Credit Agreement Amendment (as defined in the Skillsoft Merger Agreement), in the aggregate principal amount equal to the sum of $20,000,000 to be issued by the Surviving Corporation (as defined in the Skillsoft Merger Agreement) or one of its subsidiaries, in each case, pro rata among the holders of Churchill Class C Common Stock issued in connection with the Skillsoft Merger.
The consummation of the proposed Skillsoft Transactions is subject to the receipt of the requisite approval of (i) the stockholders of Churchill (the “Churchill Stockholder Approval”) and (ii) the shareholders of Skillsoft (the “Skillsoft Shareholder Approval”) and the fulfillment of certain other conditions.
(2)   Summary of Significant Accounting Policies
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.
On June 17, 2020, the Company’s Canadian subsidiary, Skillsoft Canada Ltd., voluntarily commenced parallel recognition proceedings under the Companies’ Creditors Arrangement Act (“CCAA”) with the Court of Queen’s Bench of New Brunswick in Canada seeking recognition and enforcement of the Debtors’ Chapter 11 Cases, including the DIP Facility. This action resulted in the deconsolidation of Skillsoft Canada Ltd. under ASC 810, Consolidation and the Company recognizing its retained noncontrolling interest in the Canadian subsidiary at its fair value of approximately $4.8 million. On August 17, 2020, the Canadian Court entered an order recognizing and enforcing the Chapter 11 Cases and Plan in Canada upon the Effective Date. The Company reconsolidated Skillsoft Canada Ltd and de-recognized the non-controlling interest. The Company applied the guidance in ASC 805, Business Combinations for recognizing a new accounting basis for the Canadian subsidiary.
Reclassifications
The Company reclassified $16,244 in professional services fees incurred exploring recapitalization, reorganization and other strategic initiatives from General and Administrative expense to Recapitalization and Transaction Fees in the accompanying statement of operations for the year ended January 31, 2020 to conform with current year presentation.
Emerging Growth Company Status
The Company would currently qualify as an “emerging growth company” (EGC), as defined in the Jumpstart Our Business Startups Act (JOBS Act) and accordingly the Company may choose to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until the Company is no longer an EGC under Section 107 of the JOBS Act, which provides that an EGC can take advantage of the extended transition period afforded by the JOBS Act for complying with new or revised accounting standards. The Company has elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, the consolidated financial statements may not be comparable to companies that comply with public company effective dates.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Although the Company regularly assesses these estimates, actual results could differ materially from these estimates. Significant estimates and assumptions by management affect the Company’s accounting for the impairment of goodwill and its assessment of other intangible assets for potential impairment, determination of estimated period of economic benefit for deferred commissions and income taxes and related valuation allowances. Significant estimates and assumptions were also made by management in determining the fair value of asset and liabilities as required under the application of fresh-start reporting and in the valuation of warrants. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from management’s estimates if past experience or other assumptions do not turn out to be substantially accurate.
Revenue Recognition
On February 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs — Contracts with Customers (Subtopic 340-40) using the modified retrospective method.
Revenue Recognition Policy — After the adoption of ASC 606 Revenue from Contracts with Customers (ASC 606) on February 1, 2019
The Company enters into contracts with customers that provide cloud-based learning solutions and talent management solutions for customers worldwide. These solutions are typically sold on a subscription basis for a fixed term. The Company accounts for a contract when (i) it has approval and commitment from both parties, (ii) the rights of the parties have been identified, (iii) payment terms have been identified, (iv) the contract has commercial substance and (v) collectability of substantially all of the consideration to which the Company will be entitled in exchange for the transfer of goods or services is probable. Approximately one-third of the Company’s revenue recognized each year is related to contracts that have an original duration of one year or less.
The Company’s Software as a Service (SaaS) subscription arrangements for learning and talent management solutions generally do not provide customers with the right to take possession of the software supporting the platform or, in the case of learning solutions, to download course content without continuing to incur fees for hosting services and, as a result, are accounted for as service arrangements. Access to the platform and course content represents a series of distinct services as the Company continually provides access to, and fulfill its obligation to, the end customer over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. Accordingly, the fixed consideration related to subscription revenue is generally recognized on a straight-line basis over the contract term, beginning on the date that the service is made available to the customer. The Company’s subscription contracts typically vary from one year to three years. The Company’s arrangements are generally non-cancellable and non-refundable.
The Company also sells professional services related to its talent management solutions which are typically considered distinct performance obligations and are recognized over time as services are performed. The Company also occasionally sells its talent management solutions by providing perpetual and term-based licenses for on-premise versions of the software. Such arrangements are treated as transfers of intellectual property and the amount of consideration attributable to the delivered licenses are recognized at the point of delivery and the remaining amounts allocated for post contract support are recognized over time.
While the vast majority of the Company’s revenue relates to SaaS subscription services where the entire arrangement fee is recognized on a ratable basis over the contractual term, the Company sometimes enter into contractual arrangements that have multiple distinct performance obligations, one or more of which have different periods over which the services or products are delivered. These arrangements may include a combination of subscriptions, products, support and professional services. The Company allocates the transaction price of the arrangement based on the relative estimated standalone selling price, or SSP, of each distinct performance obligation.
The Company’s process for determining SSP for each performance obligation, where necessary, involves significant management judgment. In determining SSP, the Company maximizes observable inputs and considers a number of data points, including:

•
the pricing of standalone sales;

•
the pricing established by management when setting prices for deliverables that are intended to be sold on a standalone basis;

•
contractually stated prices for deliverables that are intended to be sold on a standalone basis; and

•
other pricing factors, such as the geographical region in which the products are sold and expected discounts based on the customer size and type.

Determining SSP for performance obligations which the Company rarely or never sell separately also requires significant judgment. In estimating the SSP, the Company considers the likely price that would have resulted from established pricing practices had the deliverable been offered separately and the prices a customer would likely be willing to pay.
The Company also sells its cloud-based learning solutions through resellers, where payments are typically based on the solutions sold through to end users. Reseller arrangements of this nature sometimes require the Company to estimate end user activity for a brief period of the contract term, however, amounts estimated and actual amounts subsequently billed have not been material to date.
The Company only includes estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. The Company reduces transaction prices for estimated returns and other allowances that represent variable consideration under ASC 606, which the Company estimates based on historical return experience and other relevant factors and records a corresponding refund liability as a component of accrued expenses and other current liabilities. Based on the nature of the Company’s business and product offerings, contingent revenue and other variable consideration are infrequent.
While not a common practice for us, in the event the Company grants the customer the option to acquire additional products or services in an arrangement, the Company considers if the option provides a material right to the customer that it would not receive without entering into the contract (e.g., an incremental discount compared to the range of discounts typically given for similar products or services). If a material right is deemed to exist, the Company accounts for the option as a distinct performance obligation and recognizes revenue when those future products or services are transferred or when the option expires.
Reimbursements received from customers for out-of-pocket expenses are recorded as revenues, with related costs recorded as cost of revenues. The Company presents revenues net of any taxes collected from customers and remitted to government authorities.
The Company applies the practical expedient for contracts with significant financing components that are under one year.
The Company applies the practical expedient for the deferral of sales commissions and other contract acquisition costs, which are expensed as incurred, because the amortization period would be one year or less. For deferred contract costs with an expected amortization period of over one year, the Company recognizes such payments over (i) the expected customer relationship period in the case of new customers, which is typically 3 to 5 years for initial commissions, and (ii) the contractual term for existing customers for commissions paid on renewals.
As the Company’s contractual agreements predominately call for advanced billing, contract assets are rarely generated.
For transaction prices allocated to remaining performance obligations, the Company applies practical expedients and does not disclose quantitative or qualitative information for remaining performance obligations (i) that have original expected durations of one year or less and (ii) where the Company recognizes revenue equal to what it has the right to invoice and that amount corresponds directly with the value to the customer of its performance to date. All remaining performance obligations as of January 31, 2021 qualified for the practical expedient.

Revenue Recognition Policy- ASC 605
The Company applied the provisions ASC 605, Revenue Recognition (“ASC 605”) to revenue recognized during the year ended January 31, 2019.
The Company commences revenue recognition when all of the following conditions are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the amount of fees to be paid by the customer is fixed or determinable; and (iv) collection is reasonably assured.
The majority of SaaS subscription arrangements are accounted for as service arrangements as they do not provide customers with the right to take possession of the software supporting the platform or the right to use downloaded courseware without continuing to pay the full subscription fee which includes fees for hosting services. Revenue for subscription fees is recognized ratably over the subscription term, which typically varies from one to three years. Our on-premise perpetual and term-based licenses are accounted for as software arrangements as the customer takes possession of the software. Revenue for these license fees are recognized ratably over the associated maintenance term. The Company’s arrangements are generally non-cancellable and nonrefundable. Taxes collected from customers are excluded from revenue.
For arrangements, with multiple deliverables, the Company evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple-element arrangement as separate units of accounting, the deliverables must have stand-alone value upon delivery and, in situations in which a general right of return exists for the delivered item, delivery or performance of the undelivered item is considered probable and substantially within the Company’s control.
The Company’s SaaS subscription services have stand-alone value as it routinely sells subscriptions separately. Professional services included in SaaS service arrangements have stand-alone value as they are routinely sold separately. For such deliverables that have stand-alone value upon delivery, the Company accounts for the deliverables using the relative selling price allocation method. The relative selling price method allocates any discount in the arrangement proportionately to each deliverable on the basis of the deliverable’s estimated selling price. The selling price for each deliverable is based on vendor-specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available, or the Company’s best estimated selling price (“BESP”) if neither VSOE nor TPE are available.
For software arrangements, the Company evaluates whether undelivered elements qualify as separate units of accounting. In order to treat the undelivered elements as separate units of accounting, the undelivered elements must have VSOE. The Company’s software arrangements are generally recognized ratably over the maintenance term as the Company does not have VSOE of the fair value of the undelivered maintenance elements.
Deferred Revenue
The Company records as deferred revenue amounts that have been billed in advance for products or services to be provided. Deferred revenue includes the unrecognized portion of revenue associated with license fees for which the Company has received payment or for which amounts have been billed and are due for payment. Under ASC 605, deferred revenue was not recognized on the balance sheet for outstanding receivables where collection was not probable, fees were not fixed or determinable, or when the customer had termination for convenience rights.
Capitalized Commissions After the adoption of ASC 606 on February 1, 2019
In connection with the adoption of ASC 606, the Company implemented new procedures for capitalizing the incremental costs of obtaining customer contracts.
The Company capitalizes sales commissions, and associated fringe costs, such as payroll taxes, paid to direct sales personnel and other incremental costs of obtaining contracts with customers, provided the Company expects to recover those costs. The Company determines whether costs should be deferred based on its sales compensation plans, if the commissions are in fact incremental and would not have occurred absent the customer contract.

Sales commissions for renewal of a subscription contract are not considered commensurate with the commissions paid for the acquisition of the initial subscription contract given the substantive difference in commission rates between new and renewal contracts. Commissions paid upon the initial acquisition of a contract are amortized over an estimated period of benefit of 3 to 5 years while commissions paid related to renewal contracts are amortized over an estimated average contract term of approximately 12 months. Amortization is recognized on a straight-line basis upon commencement of the transfer of control of the services, commensurate with the pattern of revenue recognition.
The period of benefit for commissions paid for the acquisition of initial subscription contracts is determined by taking into consideration the initial estimated customer life and the technological life of the Company’s platform and related significant features. The Company determines the period of benefit for renewal subscription contracts by considering the average contractual term for renewal contracts. Amortization of deferred contract acquisition costs is included within sales and marketing expense in the consolidated statements of operations. Unamortized commission expense of $3.1 and $4.4 million is included in prepaid expenses and other current assets and other assets, respectively, at January 31, 2021 in the accompanying consolidated balance sheets. Unamortized commission expense of $11.2 and $11.7 million is included in prepaid expenses and other current assets and other assets, respectively, at January 31, 2020 in the accompanying consolidated balance sheets.
Capitalized Commissions Prior to the adoption of ASC 606 on February 1, 2019
For the year ended January 31, 2019, the Company deferred the recognition of commission expense until such time as the revenue related to the arrangement for which the commission was payable is recognized. Deferred commissions for each contract were amortized in a manner consistent with how revenue is recognized for such contract, often resulting in ratable recognition of expense over the contractual term.
Foreign Currency Translation
The reporting currency for the Company is the U.S. dollar (“USD”) and the functional currency of the Company’s subsidiaries in the United Kingdom, Canada, Germany, Australia, the Netherlands, France, New Zealand, Singapore, Hong Kong, Japan, Switzerland and India are the currencies of those countries. The functional currency of the Company’s subsidiaries in Ireland is the USD. Assets and liabilities are translated to the USD from the local functional currency at current exchange rates, and income and expense items are translated to the USD using the average rates of exchange prevailing during the year. Gains and losses arising from translation are recorded in other comprehensive income (loss) as a separate component of shareholders’ equity (deficit). Foreign currency gains or losses on transactions denominated in a currency other than an entity’s functional currency are recorded in other income/(expenses) in the accompanying statements of operations. During the period from August 28, 2020 through January 31, 2021 (Successor), the period from February 1, 2020 through August 27, 2020 (Predecessor), and the fiscal years ended January 31, 2020, and 2019, gains (losses) arising from transactions denominated in foreign currencies other than an entity’s functional currency were approximately $0.2 million, $1.1 million, ($1.0) million and $23 thousand respectively.
Cash, Cash Equivalents and Restricted Stock
The Company considers all highly liquid investments with original maturities of 90 days or less at the time of purchase to be cash equivalents. At January 31, 2021 and January 31, 2020, the Company did not have any cash equivalents or available for sale investments.
At January 31, 2021 and January 31, 2020, the Company had approximately $3.0 million and $15.0 million of restricted cash, respectively, primarily related to the accounts receivable facility. Under the terms of the accounts receivable facility, the Company has three accounts considered restricted, an interest reserve account, a foreign exchange reserve account and a concentration reserve account. The interest reserve account requires three months interest on the greater of the facility balance or facility balance floor (the facility balance floor was $10.0 million as of January 31, 2021). The foreign exchange reserve account requires the Company to restrict cash for an amount equivalent to the change in the translated value on our foreign receivables borrowed from the date the receivable was sold. The concentration account requires the Company to deposit receipts from the receivables sold until the Company submits a monthly reconciliation report. At that time, the funds may be returned if they are replaced with new receivables.
Recapitalization and Transaction-related Costs
The Company expenses all transactions costs, which primarily consist of professional services and advisory fees related to the recapitalization of the Company, and activities related to the planned merger with Churchill Capital, as they are incurred as a component of operating expenses, other than those classified as Reorganization items, net, in the consolidated statements of operations.
Risks and Uncertainties
The Company is subject to a number of risks and uncertainties common to companies in similar industries and stages of development, including, but not limited to, the uncertainty of economic, political and market conditions; data security and privacy risk; regulatory risks; management of growth; dependence on key individuals; management of international operations; intellectual property risks; competition from substitute products and services of larger companies; product development risk; ability to keep pace with technological developments and customer adoption of new products.
The Company has been closely monitoring the COVID-19 pandemic and its impact on the business. The Company is operating normally with minimal disruptions to product and service offerings or content and software development. While the online learnings tools the Company offers have many advantages over traditional in person learning in the current environment, some of the Company’s customers in heavily impacted industries have sought to temporarily reduce spending, resulting in requests for reductions in contract size or requests for extended payment terms upon renewal.
Property and Equipment
The Company records property and equipment at cost. Depreciation and amortization is charged to operations based on the cost of property and equipment over their respective estimated useful lives on a straight-line basis using the half-year convention, as follows:
Description	Estimated Useful Lives
Computer equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of 7 years or life of lease
Expenditures for maintenance and repairs are expensed as incurred, while expenditures for renewals or betterments are capitalized. The Company evaluates the carrying amount of our property and equipment whenever changes in circumstances or events indicate that the value of such assets may not be recoverable. As of January 31, 2021, the Company believes the carrying amounts of its property and equipment are recoverable and no impairment exists.
Content and Software Development Expenses
Content and software development expenses consist primarily of personnel and contractor related expenditures to develop the Company’s content, platform and other product offerings.
For content related costs, the Company’s policy is to expense costs as incurred. The Company outsources certain aspects of content production to third parties who produce original content on behalf of Skillsoft. Third party costs incurred in these development efforts with external resources may include prepayments and are recognized as expense in proportion to the level of services completed.
Software development costs are expensed as incurred, except for costs attributable to upgrades and enhancements that qualify for capitalization. See policy “Capitalized Software Development Costs” for further discussion on this matter.
For the period from August 28, 2020 through January 31, 2021 (Successor), the period from February 1, 2020 through August 27, 2020 (Predecessor) and the fiscal years ended January 31, 2020 and 2019 the

Company incurred $11.5 million, $12.6 million, $25.9 million and $20.6 million, respectively of proprietary content development expenses.
Capitalized Platform Development Costs
The Company capitalizes certain internal use software development costs related to its SaaS platform incurred during the application development stage. Costs related to preliminary project activities and to post-implementation activities are expensed as incurred. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable that the expenditures will result in additional functionality. Internal use software is amortized on a straight-line basis over its estimated useful life, which is generally 5 years. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of the assets. Capitalized costs are recorded as intangible assets in the accompanying balance sheets.
Content Partner Royalty Expenses
For the period from August 28, 2020 through January 31, 2021 (Successor), the period from February 1, 2020 through August 27, 2020 (Predecessor) and the fiscal years ended January 31, 2020 and 2019 the Company recognized $7.3 million, $9.3 million, $16.5 million and $19.0 million, respectively of royalty expenses for third party content used or provisioned in the Company’s content library.
Fair Value of Financial Instruments
Financial instruments consist mainly of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, debt interest rate cap derivatives and warrants. The carrying amount of accounts receivable is net of an allowance for doubtful accounts, which is based on historical collections and known credit risks. See Note 19 for discussion related to the fair value of the Company’s borrowing agreements.
Deferred Financing Costs and Original Issuance Discounts
The Company amortizes deferred debt financing costs (including issuance costs and creditor fees) and original issuance discounts, both recorded as a reduction to the carrying amount of the related debt liability, as interest expense over the terms of the underlying obligations using the effective interest method.
Derivative Financial Instruments
The Company recognizes all derivatives on the balance sheet at fair value. Derivatives that are not designated as a hedge for accounting purposes must be adjusted to fair value through income. The Company classifies cash inflows and outflows from derivatives within operating activities on the statement of cash flows.
The Company did not utilize derivative instruments during the period from August 28, 2020 to January 31, 2021 (Successor). The Company’s objective for utilizing derivative instruments during the period from February 1, 2020 through August 27, 2020 (Predecessor) and the fiscal years ended January 31, 2020 and 2019 was to reduce its exposure to fluctuations in cash flows due to changes in the variable interest rates of certain borrowings issued under its credit facility. The Company’s strategy to achieve that objective involves entering into interest rate swaps and caps that are specifically designated to certain variable rate instruments and accounted for as cash flow hedges.
The Company has elected to not designate their derivatives as hedging relationships. As such the changes in the fair value of the derivatives are recorded directly in statement of operations.
Concentrations of Credit Risk and Off-Balance-Sheet Risk
For the period from August 28, 2020 through January 31, 2021 (Successor), the period from February 1, 2020 through August 27, 2020 (Predecessor) and the fiscal years ended January 31, 2020 and 2019, no customer individually comprised greater than 10% of revenue. As of January 31, 2021 and 2020, no customer individually comprised more than 10% of accounts receivable.

The Company considers its customers’ financial condition and generally does not require collateral. The Company maintains a reserve for doubtful accounts and sales credits that is the Company’s best estimate of potentially uncollectible trade receivables. Provisions are made based upon a specific review of all significant outstanding invoices that are considered potentially uncollectible in whole or in part. For those invoices not specifically reviewed or considered uncollectible, provisions are provided at different rates, based upon the age of the receivable, historical experience, and other currently available evidence. The reserve estimates are adjusted as additional information becomes known or payments are made.
The Company has no significant off-balance-sheet arrangements nor concentration of credit risks such as foreign exchange contracts, option contracts or other foreign hedging arrangements.
Intangible Assets, Goodwill and Indefinite-Lived Intangible Impairment Assessments
The Company records intangible assets at cost and amortizes its finite-lived intangible assets, including customer contracts and internally developed software, over their estimated useful life. The Company reviews intangible assets subject to amortization at least annually to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in remaining useful life. Conditions that would indicate impairment and trigger a more frequent impairment assessment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, or an adverse action or assessment by a regulator.
In addition, the Company reviews its indefinite-lived intangible assets, including goodwill and certain trademarks, during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist and reassesses their classification as indefinite-lived assets. See Note 6 for a discussion of impairment charges recognized for the period from February 1, 2020 through August 27, 2020 (Predecessor) and the fiscal years ended January 31, 2020 and 2019.
Restructuring Charges
Liabilities related to an exit or disposal activity are recognized in accordance with ASC Topic 420, Liabilities: Exit or Disposal Cost Obligations. Costs include, but are not limited to, one-time involuntary termination benefits provided to employees under the terms of a benefit arrangement that, in substance, are not an ongoing benefit arrangement or a deferred compensation contract, which are recognized on the communication date and certain contract termination costs, including operating lease termination costs which are recognized on the termination date or cease-use date for ongoing lease payments.
In addition, the Company accounts for certain employee-related restructuring charges as an ongoing benefit arrangement in accordance with ASC Topic 712, Compensation — Nonretirement Postemployment Benefits, based on its prior practices and policies for the calculation and payment of severance benefits. The Company recognizes employee-related restructuring charges when the likelihood of future payment is probable, and the amount of the severance benefits is reasonably estimable.
The Company recorded facility-related restructuring charges in accordance with ASC 420, before it adopted ASC Topic 842, Leases (“ASC 842”), on February 1, 2021. ASC 842 amended ASC 420 to exclude costs to terminate a contract that is a lease from the scope of ASC 420. The Company evaluates right-of-use (ROU) assets abandonment and impairment in accordance with ASC 360, Property, Plant, and Equipment and recognizes ROU assets abandonment-related amortization and write-offs as restructuring charges in its statement of operations.
Advertising Costs
Costs incurred for production and communication of advertising initiatives are expensed when incurred. Advertising expenses amounted to approximately $3.7 million, $3.2 million, $5.3 million and $4.0 million for the period from August 28, 2020 through January 31, 2021 (Successor), the period from February 1, 2020 through August 27, 2020 (Predecessor), and the fiscal years ended January 31, 2020 and 2019, respectively.

Income Taxes
The Company provides for deferred income taxes resulting from temporary differences between the basis of its assets and liabilities for financial reporting purposes as compared to tax purposes, using rates expected to be in effect when such differences reverse. The Company records valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized.
The Company follows the authoritative guidance on accounting for and disclosure of uncertainty in tax positions which requires the Company to determine whether a tax position of the Company is more likely than not to be sustained upon examination, including resolution of any related appeals of litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced to the largest benefit that has a greater than fifty percent likelihood of being realized upon the ultimate settlement with the relevant taxing authority.
Interest and penalties related to uncertain tax positions is included in the provision for income taxes in the consolidated statement of operations.
Stock-based Compensation
The following summarizes the allocation of share-based compensation (in thousands):
	Successor	Predecessor
	August 28, 2020 through January 31, 2021	February 1, 2020 through August 27, 2020	Year ended January 31, 2020	Year ended January 31, 2019
Cost of revenues	$—	$—	$—	$—
Content and software development	—	—	6	23
Selling and marketing	—	—	77	110
General and administrative	—	—	—	42
Warrants
In connection with the Company’s emergence from Chapter 11, lenders holding second lien debt prior to the Petition Date also received warrants to purchase common shares of the Successor Company on or before August 27, 2025, which included (i) tranche A warrants to purchase 235,294 ordinary shares at an exercise price of $262.34 per share and (ii) tranche B warrants to purchase 470,588 ordinary shares at an exercise price of $274.84.
The warrants become exercisable at a date (“the Common Share Trigger Date”) the earliest to occur of:
(i)
one month following the Effective Date or two weeks following delivery of the fiscal 2020 audited financial statements of Predecessor to a potential buyer, unless an agreement is reached for a sale of the Company meeting certain conditions (hereinafter referred to as a “Favored Sale” and described further below) prior to those dates;

(ii)
a sale of the Company which did not qualify as a Favored Sale;

(iii)
the termination of an agreement for a Favored Sale; or

(iv)
four months following the Effective Date if a Favored Sale has not been consummated, provided that if an agreement for a Favored Sale has been executed and remains effective, then such may be extended by the Board of Directors in connection with its good faith efforts to comply with and enforce the Company’s rights and obligations regarding closing conditions, termination events and outside dates in such an agreement for a Favored Sale.

The warrants also include a provision whereby, in the event of a Favored Sale, the warrants would be cancelled for no consideration, however, in such an event, the holders of Class B shares would receive a higher share of any consideration paid in the form of common stock by the acquiring company. The conditions of the Favored Sale were established in anticipation of a Churchill merger and mirror the ultimate agreement executed on October 12, 2020.The Board of Directors and required level of warrant holders amended the warrants such that the deadline a Favored Sale to occur was extended to October 12, 2020. In the event of a sale of the company that occurred prior to the expiration of the warrants that did not qualify as a Favored Sale, the warrant holders would be eligible for a cash payment equal to the Black-Scholes value of the awards as of that date using a contractually stated volatility of 35%.
The warrants are classified as a liability and are remeasured at each balance sheet date, with changes in fair value being recorded in other income and expenses. At each relevant measurement date, the warrants were valued using a probability-based approach that considered management’s estimate of the probability of (i) a Favored Sale occurring by the required date, (ii) a sale of the company that did not qualify as a Favored Sale and (iii) warrants being held to maturity, with the last two scenarios utilizing a Black-Scholes model to estimate fair value. Management utilized the equity value as of date of emergence as an input in all Black-Scholes calculations, consistent with the fresh-start reporting valuation after adjusting for warrants. The volatility input utilized in the non-Favored Sale scenario was 35.0%, consistent with the contractually stated rate, and 31.6% for the held-to-maturity scenario. The Company also applied risk-free interest rates using treasury rates commensurate with the expected term, which was the remaining contractual term at each measurement date and assumed no dividend yield.
The amendment to extend the date by which a Favored Sale could occur represented a modification to both the warrants and the participation right held by the Class B holders. Management measured the impact of the modification to both the freestanding warrants and the participation right held by the Class B holders by comparing their fair values immediately before and after the modification. The net impact of the increase in the value of the participation right held by Class B stockholders, of $13.3 million, and the decrease in the value of the warrants, of $7.4 million, is reflected as a decrease of $5.9 million in earnings attributable to Class A common stockholders and an increase to $5.9 million earnings attributable to Class B common stockholders for earnings per share purposes. The $7.4 million decrease in the value of warrants is reflected as a capital contribution and is reflected as an increase to additional-paid-in-capital in the period from August 28, 2020 through January 31, 2021 (Successor).
Recently Adopted Accounting Pronouncements
On February 1, 2020, the Company adopted ASC Topic 842, Leases (“ASC 842”) using the modified retrospective transition approach, as provided by ASU No. 2018-11, Leases — Targeted Improvements (“ASU 2018-11”). The Company elected the package of practical expedients, which among other things, which allowed the Company to not reassess whether expired or existing contracts are or contain leases and to carry forward the historical lease classification for those leases that commenced prior to the date of adoption. For all lease arrangements, the Company accounts for lease and non-lease components as a single lease component. Leases with an initial term of 12 months or less are not recorded on the balance sheet as the Company recognizes lease expense on a straight-line basis over the lease term. Results for reporting periods beginning after February 1, 2020 are presented under ASC 842, while prior periods have not been adjusted and continue to be reported in accordance with the Company’s historic accounting under previous GAAP. The primary impact of ASC 842 is that substantially all of the Company’s leases are recognized on the balance sheet, by recording right-of-use assets and short-term and long-term lease liabilities. The new standard does not have a material impact on the Company’s consolidated statement of operations and cash flows, and the effects of applying ASC 842 as a cumulative-effect adjustment to retained earnings as of February 1, 2020 was immaterial.

A summary of the changes to balance sheet line items that resulted from the adoption of ASC 842 as of February 1, 2020 is as follows (in thousands):
	As of February 1, 2020
	As Previously Reported	Impact of Adoption of Topic 842	As Adjusted
Assets:
Right of use assets	$—	$19,415	$19,415
Liabilities:
Accrued expenses and other current liabilities	$29,267	$(2,116)	$27,151
Lease liabilities		3,500	3,500
Long-term lease liabilities	—	18,031	18,031
On February 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs — Contracts with Customers (Subtopic 340-40), which supersedes nearly all existing revenue recognition guidance. The core principle behind ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for delivering those goods and services. To achieve this core principle, the guidance provides a model, which involves a five-step process that includes identifying the contract with the customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction prices to the performance obligations in the contract, and recognizing revenue when (or as) the entity satisfies the performance obligations. The standard also provides guidance on the recognition of costs related to obtaining customer contracts.
The Company adopted the standard using the modified retrospective adoption method applied to those contracts that were not completed as of that date and applied a practical expedient by reflecting the aggregate effect of any modifications that occurred for those contracts prior to the adoption date. Upon adoption, the Company recognized the cumulative effect of adopting the standard as an adjustment to the opening balance of stockholder’s deficit. The comparative information for the year ended January 31, 2019 has not been restated and continues to be reported under the accounting standards in effect for that period.
The adoption of ASC 606 resulted in an acceleration in timing of the Company’s revenue for certain performance obligations.
A summary of the changes to balance sheet line items that resulted from the adoption of ASC 606 as of February 1, 2019 is as follows (in thousands):

	As of February 1, 2019
	Prior to Adoption of Topic 606	Impact of Adoption of Topic 606(3)	As Adjusted
Assets:
Prepaid expenses and other current assets(1)	$52,456	$(15,523)	$36,933
Other long-term assets(1)	6,037	10,131	16,168
Total assets	2,545,175	(5,392)	2,539,783
Liabilities:
Deferred revenue, current(2)	337,086	(3,859)	333,227
Total current liabilities	494,032	(3,859)	490,173
Deferred tax liabilities	31,949	(85)	31,864
Total long-term liabilities	3,968,468	(85)	3,968,383
Shareholder’s deficit:
Accumulated deficit	(1,910,846)	(1,448)	(1,912,294)
Total shareholder’s deficit	(1,917,325)	(1,448)	(1,918,773)

(1)
The net decrease in total assets of $(5,392) is due to changes in how commissions paid at the point of sale are now recognized over the expected period of economic benefit (versus the contractual term) and how commissions paid on renewals or upon future scheduled billings in committed contracts are recognized as expense. Commissions paid on renewals are recognized over the renewal term and commissions payable upon future scheduled billings in committed contract are expensed over the period of service if they require substantive future service from the employees.

(2)
The reduction in deferred revenue is attributable to the elimination of the requirement to have VSOE of fair value for undelivered elements under the previous accounting standards for perpetual and term based software licenses, which can now be recognized upon transfer of control, whereas prior GAAP required ratable recognition of such licenses over the contractual service period when the Company was unable to establish VSOE of fair value for maintenance services sold at the same time as the license.

(3)
See Note 17 for a further description of the components of revenue and related performance obligations under ASC 606 that resulted in cumulative changes to balance sheet accounts as a result of the adoption of ASC 606.

The impact of adopting Topic 606 on the Company’s consolidated financial statements was as follows (in thousands):
	As of January 31, 2020
	As Reported	Impact of Adoption of Topic 606(3)	Under Previous GAAP
Assets:
Prepaid expenses and other current assets	$36,422	$12,028	$48,450
Other long-term assets	16,300	(11,692)	4,608
Total assets	1,986,265	336	1,986,601
Liabilities:
Deferred revenue, current	307,383	8,075	315,458
Total current liabilities	4,699,027	8,075	4,707,102
Deferred revenue, non-current	3,787	(3,787)	—
Total long-term liabilities	48,982	(3,787)	45,195
Shareholder’s deficit:
Accumulated deficit	(2,761,499)	(3,952)	(2,765,451)
Total shareholders’ deficit	(2,761,744)	(3,952)	(2,765,696)

	For the fiscal year ended January 31, 2020
	As Reported	Impact of Adoption of Topic 606	Under Previous GAAP
Total revenues	$514,021	$(429)	$513,592
Selling and marketing	140,785	5,056	145,841
Operating loss	(403,216)	(5,485)	(408,701)
Loss before income taxes	(837,993)	(5,485)	(843,478)
Provision for income taxes	11,212	(85)	11,127
Net loss	(849,205)	(5,400)	(854,605)
(3)   Chapter 11 Proceedings and Emergence
Plan of Reorganization
As mentioned in Note 1, on August 6, 2020, the Bankruptcy Court entered an order confirming the Plan of Reorganization and on August 27, 2020, the Debtors emerged from Chapter 11. On or following the Effective Date, pursuant to the Plan of Reorganization, the following occurred:
•
Transfer of Ownership — Upon emergence, the Ordinary Shares of Pointwell as of the Effective Date were cancelled and the ownership interest in Pointwell, which had been a direct wholly owned subsidiary of Evergreen Skills Lux S.à.r.l. with an ultimate holding company of Evergreen Skills Top Holding Lux, was transferred to the Successor Company Luxembourg whose shareholders were lenders who had a secured interest in Skillsoft and its affiliates prior to the Petition Date.

•
Loans and Interest due to the Predecessor parent company — All of the Predecessor ‘s outstanding obligations due to its parent company were cancelled or transferred to other legal entities affiliated with prior ownership.

•
DIP Facility Claims — All claims related to the DIP Facility were discharged and the DIP Facility Lenders received, in full and final satisfaction of such claims, on a dollar for dollar basis, First Out Term Loans.

•
First Lien Debt Claims — All claims related to the Predecessor first lien obligation were discharged, and the holders of claims with respect to the Predecessor first lien obligations received, in full and final satisfaction of such claims, its pro rata share of:

•
Second Out Term Loans; and

•
3,840,000 Class A ordinary shares of the Successor Company.

•
Second Lien Debt Claims — All claims related to the Predecessor second lien obligations were discharged, and the holders of claims with respect to the Predecessor second lien obligations received, in full and final satisfaction of such claims:

•
160,000 Class B ordinary shares of the Successor Company; and

•
Warrants to purchase common shares of the Successor Company, including (i) tranche A warrants to purchase 235,294 ordinary shares of the Successor Company at a price of $262.34 per share and (ii) tranche B warrants to purchase 470,588 ordinary shares of the Successor Company at a price of $274.84, in each case pursuant to warrant agreement, dated as of August 27, 2020, between the Successor Company and American Trust Company, as warrant agent.

•
Exit Credit Facility — The Exit Credit Facility bears interest at a rate equal to LIBOR plus 7.50% per annum, with a LIBOR floor of 1.00%. The First Out Term Loan is due in December 2024 and the Second Out Term Loan is due April 2025.

Accounts Receivable Facility
On August 27, 2020, the Company amended its accounts receivable facility. In connection with the amendment, additional capacity under the previous accounts receivable facility which had been extended by the private equity sponsor of the Company’s prior owner was eliminated, which reduced the maximum capacity of the facility from $90 million to $75 million. The maturity date for the remaining $75 million facility was extended to the earlier of (i) December 2024 or (ii) 90 days prior to the maturity of any corporate debt.
(4)   Fresh-Start Reporting
Fresh-Start
In connection with the Debtors’ emergence from bankruptcy and in accordance with ASC 852, the Company qualified for and adopted fresh-start reporting on the Effective Date. The Company was required to adopt fresh-start reporting because (i) the holders of existing voting shares of the Predecessor Company received less than 50% of the voting shares of the Successor Company and (ii) the reorganization value of the Company’s assets immediately prior to confirmation of the Plan of Reorganization was less than the post-petition liabilities and allowed claims.
In accordance with ASC 852, with the application of fresh-start reporting, the Company allocated its reorganization value to its individual assets based on their estimated fair values in conformity with ASC 805. The reorganization value represents the fair value of the Successor Company’s assets before considering liabilities. The excess reorganization value over the fair value of identified tangible and intangible assets is reported as goodwill. As a result of the application of fresh-start reporting and the effects of the implementation of the Plan of Reorganization, the consolidated financial statements after August 27, 2020 are not comparable with the consolidated financial statements prior to August 28, 2020.
Reorganization Value
As set forth in the Disclosure Statement with respect to the Plan of Reorganization, the enterprise value of the Successor Company was estimated to be between $1.05 billion to $1.25 billion.
Management and their valuation advisors estimated this range of enterprise value of the Successor Company. The Company utilized the selected publicly traded companies analysis approach, the discounted cash flow analysis (“DCF”) approach and the selected transactions analysis approach in estimating enterprise value. The use of each approach provides corroboration for the other approaches. To estimate enterprise value utilizing the selected publicly traded companies analysis method, valuation multiples derived from the operating data of publicly-traded benchmark companies to the same operating data of the Company were applied. The selected publicly traded companies analysis identified a group of comparable companies giving consideration to lines of business and markets served, size and geography. The valuation multiples were derived based on historical and projected financial measures of revenue and earnings before interest, taxes, depreciation and amortization and applied to projected operating data of the Company.
To estimate enterprise value utilizing the discounted cash flow method, an estimate of future cash flows for the 2021 to 2023 fiscal years with a terminal value was determined and those estimated future cash flows were discounted to present value using a weighted average cost of capital of 11.0% and an expected tax rate of 21%. The expected cash flows for the period 2021 to 2023 with a terminal value were based upon certain financial projections and assumptions provided to the Bankruptcy Court and reflected assumptions regarding growth and margin projections, as applicable, which included expected declines in revenue in fiscals years 2021 and 2022 and a return to growth in fiscal year 2023. For each fiscal year, the Company included assumptions about working capital changes and capital expenditures to derive after-tax cash flows. A terminal value was included, calculated using the terminal multiple method, which estimates a range of values at which the Successor Company will be valued at the end of the Projection Period based on applying a terminal multiple to final year Adjusted EBITDA, which is defined as consolidated operating income adjusted to exclude non-cash compensation expenses, as well as depreciation and amortization, impairment charges and other income (expense), net.
To estimate enterprise value utilizing the selected transactions analysis, valuation multiples were derived from an analysis of consideration paid and net debt assumed from publicly disclosed merger or acquisition transactions, and such multiples were applied to the EBITDA of the Successor Company. The selected transactions analysis identified companies and assets involved in publicly disclosed merger and acquisition transactions for which the targets had operating and financial characteristics comparable in certain respects to the Successor Company.
After determining the enterprise value range of $1.05-1.25 billion, the Company needed to determine a point within the range to serve as the basis for determination of the equity value and reorganization value. The Company determined the mid-point of the range represented the appropriate enterprise value and corroborated this amount with a DCF analysis using assumptions consistent with those described above, with an additional 2 years (FY 2024 and 2025) added to the forecast period and then calculated a terminal value using a 3% long-term growth rate and discount rate including a company specific risk premium. This amount ($1.15 billion) served as the starting point for the calculation of the emergence equity value and reorganization value.
The following table reconciles the enterprise value per the Disclosure Statement to the fair value of the Successor Company’s equity, as of the Effective Date (in thousands, except per share amounts):
Enterprise value(1)	$1,150,000
Plus: Cash	92,009
Less: Borrowings under accounts receivable facility	(48,886)
Less: Fair value of debt	(514,950)
Less: Fair value of warrants	(11,200)
Implied value of Successor Company common stock	$666,973
Shares issued upon emergence (Class A and B common stock)	4,000
Per share	$167
The reconciliation of the Company’s enterprise value to reorganization value as of the Effective Date is as follows (in thousands):
Enterprise value(1)	$1,150,000
Plus:
Cash	92,009
Current liabilities (excluding AR facility and Current maturity of long-term debt)	134,257
Deferred tax liabilities	103,930
Other long-term liabilities	7,140
Non-current lease obligations	16,399
Reorganization value	$1,503,735

(1)
Enterprise value includes the value of warrants that are classified as a liability.

The enterprise value was estimated using numerous projections and assumptions that are inherently subject to significant uncertainties and resolution of contingencies that are beyond our control. Accordingly, the estimates set forth herein are not necessarily indicative of actual outcomes, and there can be no assurance that the estimates, projections or assumptions will be realized. Adjustments to the enterprise value to derive the equity value and reorganization value also included assumptions about the fair values of the post-emergence borrowings and the fair value of certain liabilities adjusted in fresh-start accounting.
Consolidated Balance Sheet (In Thousands)
The adjustments set forth in the following consolidated balance sheet as of August 27, 2020 reflect the effect of the consummation of the transactions contemplated by the Plan of Reorganization (reflected in the column “Reorganization — Adjustments”) as well as fair value adjustments as a result of applying fresh-start reporting (reflected in the column “Fresh-Start Adjustments”). The explanatory notes highlight the methods used to determine fair values or other amounts of the assets and liabilities, as well as significant assumptions or inputs.

	Predecessor	Reorganization Adjustments	Fresh-Start Adjustments	Successor
Assets
Current assets:
Cash and cash equivalents	$42,341	$49,668(1)	$—	$92,009
Restricted cash	35,306	(25,000)(1)	—	10,306
Accounts receivable	73,607	1,700(2)	(990)(10)	74,317
Prepaid expense and other current assets	39,317	(300)(2)	(10,573)(11)	28,444
Total current assets	190,571	26,068	(11,563)	205,076
Property and equipment, net	15,523	500(2)	—	16,023
Goodwill	1,070,674	5,100(2)	(580,639)(12)	495,135
Intangible asset, net	249,962	—	516,124(13)	766,086
Right-of-use assets	17,454	—	367(14)	17,821
Other assets	17,313	(3,500)(2)	(10,219)(11)	3,594
Total assets	$1,561,497	$28,168	$(85,930)	$1,503,735
Liabilities and shareholders’ (deficit) equity
Current liabilities:
Current maturity of long-term debt	$60,000	$(57,400)(3)	$—	$2,600
Borrowings under accounts receivable facility	48,886	—	—	48,886
Accounts payable	7,851	300(2)	—	8,151
Accrued compensation	23,587	1,400(2)	—	24,987
Accrued expenses and other liabilities	12,105	500(2)	—	12,605
Lease liabilities	1,699	3,245(6)	(175)(14)	4,769
Deferred revenue	196,469	2,400(2)	(115,124)(15)	83,745
Total current liabilities	350,597	(49,555)	(115,299)	185,743
Long-term debt	—	517,400(3)(4)	(5,050)(17)	512,350
Long term lease liabilities	3,732	12,442(6)	225(14)	16,399
Warrants	—	11,200(6)(8)	—	11,200
Deferred tax liabilities	—	30,484(5)(6)	73,446(16)	103,930
Deferred revenue – non-current	1,783	—	(1,128)(15)	655
Other long-term liabilities	2,289	3,796(6)	400(17)	6,485
Total long-term liabilities	7,804	575,322	67,893	651,019
Liabilities subject to compromise	4,472,954	(4,472,954)(6)	—	—
Total liabilities	4,831,355	(3,947,187)	(47,406)	836,762
Shareholders’ (deficit) equity:
Ordinary shares (Predecessor)	138	(138)(7)	—	—
Additional paid in capital (Predecessor)	83	(83)(7)	—	—
Ordinary shares (Successor)	—	40(6)(8)	—	40
Additional paid in capital (Successor)	—	666,933(6)(8)	—	666,933
(Accumulated deficit) retained earnings	(3,267,346)	3,308,603(9)	(41,257)(17)	—
Accumulated other comprehensive loss	(2,733)	—	2,733(18)	—
Total shareholder (deficit) equity	(3,269,858)	3,975,355	(38,524)	666,973
Total liabilities and shareholders’ (deficit) equity	$1,561,497	$28,168	$(85,930)	$1,503,735

Reorganization adjustments
In accordance with the Plan of Reorganization, the following adjustments were made (in thousands):
(1)
The table below reflects the sources and uses of cash on the Effective Date from implementation of the Plan of Reorganization (in thousands):

Sources:
Release of restricted cash (a)	$25,000
Additional funding from First Out Term Loan	50,000
Reconsolidation of Canadian subsidiary	1,100
Total sources of cash	76,100
Uses:
Exit Facility and DIP Facility rollover financing costs paid upon Effective Date	(5,032)
Professional success fees paid upon Effective Date	(21,400)
Total uses of cash	(26,432)
Net increase in cash	$49,668

a)
A portion of DIP Facility funds from restricted cash was released upon Effective Date

(2)
On June 17, 2020, the Company’s Canadian subsidiary, Skillsoft Canada Ltd., voluntarily commenced parallel recognition proceedings under the Companies’ Creditors Arrangement Act (“CCAA”) with the Court of Queen’s Bench of New Brunswick in Canada seeking recognition and enforcement of the Debtors’ Chapter 11 Cases, including the DIP Facility. This action resulted in the deconsolidation of Skillsoft Canada Ltd. under ASC 810, and the Company recognizing its retained noncontrolling interest in the Canadian subsidiary at its fair value of $4.8 million. On August 17, 2020, the Canadian Court entered an order recognizing and enforcing the Chapter 11 Cases and Plan in Canada and upon the August 27, 2020 Effective Date, when the Plan of Reorganization was consummated and Pointwell Limited emerged from Chapter 11, the Company reconsolidated Skillsoft Canada Ltd and de-recognized the non-controlling interest. The Company applied guidance ASC 805 for recognizing a new accounting basis for the Canadian subsidiary. Working capital accounts were generally carried over at carrying value which approximated their fair values. Deferred revenue was reduced to an amount intended to approximate the costs to fulfill contractual obligations plus a reasonable margin. Identified intangible assets were recognized based on their fair values using market participant assumptions and goodwill was recorded reflecting synergies from the consolidation by the Company.

(3)
Reflects the net effect of the conversion of $60 million of the debtor-in-possession financing to First Out Term Loan, net of principal payments of $2.6 million related to the First Out Term Loan and Second Out Term Loan due over the twelve-month period from Effective Date.

(4)
In accordance with the Plan of Reorganization, the Company entered into the Term Loan Facility Agreement with a principal amount of $520 million.

(in thousands)
Term Loan Facility:
Senior Secured First Out Term Loan	$110,000
Senior Secured Second Out Term Loan	410,000
Total Debt – Exit facility(a)	520,000
Less:
Current portion of Long-term debt	(2,600)
Long-term debt, net of current portion	$517,400

(a)
The Exit Credit Facility bears interest at a rate equal to LIBOR plus 7.50% per annum, with a LIBOR floor of 1.00%. The First Out Term Loan is due in December 2024 and the Second Out Term Loan is due April 2025. The Exit Credit Facility contains customary provisions and reporting requirements, including prepayment penalties and a maximum leverage covenant that will be first measured January 31, 2022 and each quarter thereafter. Quarterly principal repayments of $1.3 million begin for the quarter ended April 30, 2021 and increase to $2.6 million for the quarter ended April 30, 2022 until maturity.

(5)
Reflects the reduction of tax basis as a result of cancellation of debt income (CODI) tax attribute and tax basis reduction rules in the US and the discharge of liabilities in non-US Jurisdictions.

(6)
As part of the Plan of Reorganization, the Bankruptcy Court approved the settlement of claims reported within Liabilities subject to compromise in the Company’s Consolidated balance sheet at their respective allowed claim amounts.

The table below indicates the disposition of liabilities subject to compromise (in thousands):
Liabilities subject to compromise pre-emergence	$4,472,954
Reinstated on the Effective Date:
Lease liabilities (current and non-current)	(15,687)
Deferred tax liabilities	(26,107)
Other long-term liabilities	(3,796)
Total liabilities reinstated	(45,590)
Less amounts settled per the Plan of Reorganization
Issuance of new debt	(410,000)
Issuance of warrants	(11,200)
Equity issued at emergence to creditors in settlement of Liabilities Subject to Compromise	(666,973)
Total amounts settled	(1,088,173)
Gain on settlement of Liabilities Subject to Compromise	$3,339,191

(7)
Pursuant to the terms of the Plan of Reorganization, as of the Effective Date, all Predecessor common stock was cancelled without any distribution.

(8)
In Settlement of the company’s Predecessor first and second lien debt obligations, the holders of the Predecessors first lien received a total of 3,840,000 of Class A common shares. The Predecessor’s second lien holders received a total of 160,000 of Class B common shares and a total of 705,882 warrants to purchase additional common shares.

(9)
The table reflects the cumulative impact of the reorganization adjustments discussed above (in thousands):

Gain on settlement of Liabilities subject to compromise	$3,339,191
Provision for income taxes	(4,377)
Professional success fees paid upon Effective Date	(21,400)
Exit Facility and DIP Facility rollover financing costs paid upon Effective Date	(5,032)
Cancellation of predecessor shares and additional paid in capital	221
Net impact on Accumulated deficit	$3,308,603
Fresh-Start Adjustments
(10)
Reflects the fair value adjustment as of August 27, 2020 made to accounts receivable to reflect management’s best estimate of expected collectability of accounts receivable balances, in connection with fresh-start reporting.

(11)
This adjustment reflects the write-off of deferred contract cost assets which do not provide economic benefit to the Successor.

(12)
Predecessor goodwill of $1,075.8 million was eliminated and Successor goodwill of $495.1 million was established based on the calculated reorganization value which was not attributed to specific tangible or identifiable intangible assets. Goodwill arising from the fresh-start accounting is not deductible for tax purposes.

(in thousands)
Reorganization value of Successor company	$1,503,735
Less: Fair value of Successor company assets	(1,008,600)
Reorganization value of Successor company in excess of asset fair value – Goodwill	$495,135

(13)
The Company recorded an adjustment to intangible assets for $516.1 million as follows (in thousands):

	Estimated fair value	Estimated useful life
Developed software/ courseware	$261,600	3 – 5 years
Customer contracts/ relationships	279,500	12.4 years
Trademarks and trade names	6,300	9.4 years
Backlog	90,200	4.4 years
Skillsoft trademark	91,500	Indefinite
Publishing rights	35,200	5 years
Capitalized software	1,786	5 years
Total intangible asset upon emergence	766,086
Elimination of historical acquired intangible assets	(249,962)
Fresh-start adjustment to acquired intangibles assets	$516,124
Values and useful lives assigned to intangible assets were based on estimated value and use of these assets by a market participant. The customer contracts/relationships and backlog were valued using the income approach. The trademarks and trade names were valued using the relief from royalty method. The developed software/courseware and publishing rights were valued using the replacement cost approach.
(14)
The operating lease obligation as of August 27, 2020 had been calculated using an incremental borrowing rate of the Predecessor Company, as of the later of the date of adoption of ASC 842 (February 1, 2020) or the lease commencement date. Upon application of fresh-start reporting, the lease obligation was recalculated using the incremental borrowing rate applicable to the Successor Company after emergence from bankruptcy and commensurate to its new capital structure. The Company’s operating lease right-of-use assets were further adjusted to reflect the market value as of August 28, 2020.

(15)
The fair value of deferred revenue, which principally relates to amounts that have been billed in advance for products or services to be provided, was determined by estimating the fulfillment costs, which represent only those costs that are directly related to fulfilling the legal performance obligation assumed by the Successor.

(16)
The adjustment represents the establishment of deferred tax liabilities related to book/tax differences created by fresh-start reporting adjustments. The amount is net of the release of the valuation allowance on deferred tax assets, which management believes more likely than not will be realized as a result of future taxable income from the reversal of such deferred tax liabilities

(17)
The table below reflects the cumulative impact of the fresh-start adjustments as discussed above (in thousands):

Fresh-start adjustment to accounts receivable, net	$(990)
Fresh-start adjustment to prepaid assets and other assets (including long-term)	(20,792)
Fresh-start adjustment to goodwill	(580,639)
Fresh-start adjustment to intangible assets, net	516,124
Fresh-start adjustment to operating lease right-of-use assets and liabilities, net	317
Fresh-start adjustment to deferred revenue (current and non-current)	116,252
Fair value adjustment to debt	5,050
Fair value adjustment to other long-term liabilities	(400)
Total fresh-start adjustments impacting reorganization items, net	34,922
Elimination of accumulated other comprehensive loss	(2,733)
Tax impact of fresh-start adjustments	(73,446)
Net impact on accumulated deficit	$(41,257)

(18)
Elimination of accumulated other comprehensive loss

Reorganization Items, Net
Reorganization items incurred as a result of the Chapter 11 cases are presented separately in the accompanying Consolidated Statement of Operations for the period presented, as follows (in thousands):
Predecessor
February 1, 2020 through August 27, 2020
Gain on settlement of Liabilities subject to compromise	$3,339,191
Impact of fresh-start adjustments	34,922
Exit Facility and DIP Facility rollover financing costs paid upon Effective Date	(5,032)
Write-off of pre-petition debt and DIP issuance costs	(9,461)
Professional success fees paid upon Effective Date	(21,399)
Professional fees and other bankruptcy related costs	(13,076)
Gain on Deconsolidation of Canadian subsidiary	4,100
Reorganization items, net	$3,329,245
	Successor August 28, 2020 through January 31, 2021	Predecessor February 1, 2020 through August 27, 2020
Cash payment for reorganization items, net	$784	$42,916

(5)   Intangible Assets
Intangible assets consisted of the following (in thousands):
	Successor			Predecessor
	January 31, 2021			January 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed software/ courseware	$265,758	$24,669	$241,089	$157,168	$129,663	$27,505
Customer contracts/ relationships	279,500	3,627	275,873	670,800	466,972	203,828
Trademarks and trade names	6,300	455	5,845	45,300	27,648	17,652
Publishing rights	35,200	2,933	32,267	—	—	—
Backlog	90,200	8,141	82,059	—	—	—
Skillsoft trademark	91,500	—	91,500	186,000	—	186,000
Total	$768,458	$39,825	$728,633	$1,059,268	$624,283	$434,985
Amortization expense related to the existing finite-lived intangible assets is expected to be as follows (in thousands):
Fiscal Year	Amortization Expense
2022	$139,408
2023	120,339
2024	105,910
2025	93,842
2026	64,269
Thereafter	113,365
Total	$637,133
Amortization expense related to intangible assets in the aggregate was $39.8 million for the period August 28, 2020 through January 31, 2021 (Successor), $34.4 million for the period February 1, 2020 through August 27, 2020 (Predecessor), $96.4 million for the fiscal year ended January 31, 2020, and $151.8 million for the fiscal year ended January 31, 2019.
Fresh-start Reporting for Intangible Assets
In accordance with ASC 852, with the application of fresh-start reporting, the Company allocated its reorganization value to its individual assets based on their estimated fair values in conformity with ASC 805, including those of intangible assets.
Intangible assets were measured based upon estimates of the future performance and cash of from the Successor Company at emergence. Values and useful lives assigned to intangible assets were based on estimated value and use of these assets by a market participant. The customer contracts/relationships and backlog were valued using the income approach. The trademarks and trade names were valued using the relief from royalty method. The income approach determines fair value by estimating the after-tax cash flows attributable to an identified asset over its useful life (Level 3 inputs) and then discounting these after-tax cash flows back to a present value. The developed software/courseware and publishing rights were valued using the replacement cost approach. The cost approach determines fair value by estimating the cost to replace or reproduce an asset at current prices and is reduced for functional and economic obsolescence.
Impairment Review Requirements
The Company reviews intangible assets subject to amortization if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in remaining useful life.

The Company reviews indefinite lived intangible assets, including goodwill, on the annual impairment test date or more frequently if there are indicators of impairment.
Goodwill for the Predecessor represented the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill for the Successor represents the excess of the reorganization value over the fair value of tangible and intangible assets in fresh start accounting.
The Company tests goodwill for impairment during the fourth quarter every year in accordance with ASC 350, Intangibles — Goodwill. The Predecessor performed this test on the first day of the fourth quarter (November 1) and the Successor performs this test on the first day of the last month of the fourth quarter (January 1).
In connection with the impairment evaluation, the Company may first consider qualitative factors to determine whether the existence of events or circumstances indicates that it is more likely than not (i.e., a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. Performing a quantitative goodwill impairment test is not necessary if an entity determines based on this assessment that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company fails or elects to bypass the qualitative assessment, the goodwill impairment test must be performed. This test requires a comparison of the carrying value of the reporting unit to its estimated fair value. If the carrying value of a reporting unit’s goodwill exceeds its fair value, an impairment loss equal to the difference is recorded, not to exceed the amount of goodwill allocated to the reporting unit. In determining reporting units, the Company first identifies its operating segments, and then assesses whether any components of these segments constitute a business for which discrete financial information is available and where segment management regularly reviews the operating results of that component.
For the Company’s annual impairment assessments of indefinite-lived intangible assets and goodwill conducted as of January 1, 2021, management considered qualitative factors to determine if it was more likely than not that impairments were present. In performing this qualitative assessment, management noted (i) the recent date of the fresh-start reporting valuation, (ii) the higher valuation suggested by the pending acquisition by Churchill, (iii) in the case of goodwill, a decrease in the carrying value of both reporting units since the original measurement date and (iv) the absence of any other factors that would indicate any declines in fair value. Based on these qualitative factors, management concluded it is not more likely than not that (i) the Skillsoft tradename intangible asset is impaired or (ii) the fair value of the company’s two reporting units are less than their carrying amounts.
Impairment of Goodwill and Intangible Assets for the Predecessor Period ended August 27, 2020
During the three months ended April 30, 2020, the emergence of COVID-19 as a global pandemic had an adverse impact on our business. While the online learnings tools the Company offers have many advantages over traditional in person learning in the current environment, some of the Company’s customers in heavily impacted industries have sought to temporarily reduce spending, resulting in reductions in contract sizes and in some cases cancellations when such contracts have come up for renewal. In addition, identifying and pursing opportunities for new customers became much more challenging in this environment. In addition to the uncertainty introduced by COVID-19, the Company’s over leveraged capital structure continued to create headwinds. In April 2020, the Company received temporary forbearance from its lenders due to a default on amounts owed under the Senior Credit Facility as a long-term consensual solution was being negotiated with lenders. The uncertainty around the Company’s capital structure and future ownership, continued to hurt its business, as new and existing customers displayed apprehension about the ultimate resolution of the Company’s capital structure and its impact on operations, causing delays and sometimes losses in business. The uncertainty surrounding the Company’s capital structure combined with the potential impact that COVID-19 would have on the Company and the global economy, resulted in a significant decline in the fair value of its reporting units during the first quarter ended April 30, 2020, with the impact being more significant to the SumTotal business on a relative basis due to its smaller scale and forecasted cash flow generation.
As part of the Company’s evaluation of impairment indicators based on the circumstances described above as of April 30, 2020, the Company determined its SumTotal long-lived asset group failed the undiscounted cash flow recoverability test. Accordingly, the Company estimated the fair value of its individual long-lived assets to determine if any impairment charges were present. The Company’s estimation of the fair value of definite lived intangible assets included the use of discounted cash flow analyses which reflected estimates of future revenue, customer attrition rates, royalty rates, cash flows, and discount rates. Based on these analyses, the Company concluded the fair values of certain SumTotal intangible assets where lower their current carrying values, accordingly impairment charges of $62.3 million were recognized for the Predecessor period from February 1, 2020 to August 27, 2020.
In light of the circumstances above, management also concluded that a triggering event had occurred with respect to the Company’s indefinite-lived Skillsoft trade name as of April 30, 2020. Accordingly, the Company estimated the fair value of the Skillsoft trade name using a discounted cash flow analyses which reflected estimates of future revenue, royalty rates, cash flows, and discount rates. Based on thus analysis, the Company concluded the carrying value of the Skillsoft trade name exceeded its fair value, resulting in an impairment charge of $92.2 million for the Predecessor period from February 1, 2020 to August 27, 2020.
In accordance with ASC 350, for goodwill the Company determined triggering events had occurred and performed an impairment test as of April 30, 2020 that compared the estimated fair value of each reporting unit to their respective carrying values. The prospective financial information used for fiscal years 2021, 2022 and 2023 for these impairment tests was consistent with financial projections included in the Plan of Reorganization and future growth rates tracked to terminal growth rate assumptions. The Company considered the results of both a discounted cash flow (“DCF”) analysis and an EBITDA multiple approach. The Company also considered observable debt trading prices for the debt jointly borrowed by its parent entity and the Company’s subsidiary, Skillsoft Corporation, however, by the end of March 2020, most holders were restricted from trading in anticipation of a restructuring and market prices after that period were therefore less reliable. The results of the impairment tests performed indicated that the carrying value of the Skillsoft and SumTotal reporting units exceeded their estimated fair values determined by the Company. Based on the results of the goodwill impairment testing procedures, the Company recorded a $107.9 million goodwill impairment for the Skillsoft reporting unit and a $70.0 million goodwill impairment for the SumTotal reporting unit.
In total, as described in detail above, the Company recorded $332.4 million of goodwill and intangible asset impairment charges for the Predecessor period from February 1, 2020 to August 27, 2020, consisting of (i) $62.3 million of impairments of SumTotal definite-lived intangible assets, (ii) an $92.2 million impairment of the Skillsoft trade name, (iii) a $107.9 million goodwill impairment for the Skillsoft reporting unit and (iv) a $70.0 million goodwill impairment for the SumTotal reporting unit. The Company believes that its procedures for estimating gross future cash flows for each intangible asset are reasonable and consistent with current market conditions for each of the dates when impairment testing was performed.
Goodwill Impairment for the Fiscal Year Ended January 31, 2020
During the fiscal year ended January 31, 2020, the Company faced significant market competition. In addition, while the Company continued to make significant investments in contemporary products such as Percipio, attrition rates on legacy products like Skillport remained high. On top of market and competitive dynamics, the Company’s over leveraged capital structure also created additional headwinds. With significant debt maturities in 2021 and 2022, and related downgrades from rating agencies, concerns over the capital structure began to hurt the Company’s business, as new and existing customers displayed apprehension about the ultimate resolution of the Company’s capital structure and its impact on operations, causing delays and sometimes losses in business. The capital structure and heavy debt service also constrained investments in areas such as marketing, where spending was considerably lower than the Company’s competitors, resulting in additional pressure on retaining and attracting customers. The combination of the factors resulted in lower bookings, revenue, profitability and free cash flow generation during the twelve months ended January 31, 2020. In addition, the lower customer base, combined with larger expenditures that would be necessary in marketing activities going forward, resulted in lower expected future cash flows and growth rates going forward.
As part of the Company’s evaluation of impairment indicators, described further below, for the year ended January 31, 2020, the Company determined its long-lived asset groups failed the undiscounted cash flow recoverability tests. Accordingly, the Company estimated the fair value of its individual long-lived assets to determine potential impairment charges. The Company’s estimation of the fair value of definite lived intangible assets included the use of discounted cash flow analyses which reflected estimates of future revenue, customer attrition rates, royalty rates, cash flows, and discount rates. Based on these analyses, the Company concluded the fair values of the individual long-lived assets exceeded their current carrying values, accordingly no impairment was recognized for these assets for the year ended January 31, 2020
In accordance with ASC 350, the Company performed an impairment test that compared the estimated fair value of each reporting unit to their respective carrying values. Management considered the results of both a DCF analysis and an EBITDA multiple approach, similar to prior periods. The Company also considered observable debt trading prices for the debt jointly borrowed by its parent entity and its subsidiary, Skillsoft Corporation, after adjusting for a control premium. The results of the impairment tests performed indicated that the carrying values of the Skillsoft and SumTotal reporting units exceeded their estimated fair values determined by the Company. Based on the results of the Company’s impairment testing, the Company recorded $440.6 million of goodwill impairment charges in the fiscal year ended January 31, 2020, including $321.3 million for the Skillsoft reporting unit and $119.3 million for the SumTotal reporting unit.
Intangible Asset Impairment for the Fiscal Year Ended January 31, 2019
During the fiscal year ended January 31, 2019, the Company recognized an impairment loss in its Content segment, for the write-off of its Books24x7 tradename finite-lived intangible asset of $15.5 million and its Vodeclic tradename finite-lived intangible asset of $0.6 million. These tradenames were rebranded as part of its overall marketing and branding efforts and were discontinued in the year ended January 31, 2019. As a result of these rebranding efforts, there were no anticipated future cash flows associated with the asset. As a result, the Company has recorded an impairment charge to write-off the remaining unamortized balance of these intangible assets.
A rollforward of goodwill is as follows:
Description	Skillsoft	SumTotal	Consolidated
Goodwill, January 31, 2018	$—	$—	$1,693,906
Re-allocation of goodwill upon change in reporting units	1,433,662	260,244	—
Foreign currency translation adjustment	385	22	407
Goodwill, January 31, 2019	1,434,047	260,266	1,694,313
Foreign currency translation adjustment	113	(6)	107
Impairment of goodwill	(321,340)	(119,258)	(440,598)
Goodwill, net January 31, 2020 (Predecessor)	1,112,820	141,002	1,253,822
Foreign currency translation adjustment	(158)	(4)	(162)
Impairment of goodwill	(107,934)	(69,952)	(177,886)
Canada deconsolidation	(5,100)		(5,100)
Goodwill, net August 27, 2020 (Predecessor)	$999,628	$71,046	$1,070,674
Impact of Fresh-Start Reporting	(507,843)	(67,696)	(575,539)
Goodwill, net August 28, 2020 (Successor)	$491,785	$3,350	$495,135
Foreign currency translation adjustment	(131)		(131)
Goodwill, net January 31, 2021 (Successor)	$491,654	$3,350	$495,004
Gross goodwill at January 31, 2021 (Successor), January 31, 2020 and January 31, 2019 for the Skillsoft segment was $491,654, $1,434,160 and $1,434,047. Accumulated impairment losses for the Skillsoft segment at January 31, 2021 (Successor), January 31, 2020 and January 31, 2019 was $0, $321,340 and $0.
Gross goodwill at January 31, 2021 (Successor), January 31, 2020 and January 31, 2019 for the SumTotal segment was $3,350, $260,260 and $260,266. Accumulated impairment losses for the SumTotal segment at January 31, 2021 (Successor), January 31, 2020 and January 31, 2019 was $0, $119,258 and $0.

(6)   Property and Equipment
Property and equipment consists of the following (in thousands):
	Successor January 31, 2021	Predecessor January 31, 2020
Computer equipment	$12,455	$80,483
Furniture and fixtures	1,894	3,046
Leasehold improvements	3,383	5,220
Construction in progress	—	18
	17,732	88,767
Less accumulated depreciation and amortization	(3,952)	(70,865)
	$13,780	$17,902
Construction in progress at January 31, 2021 and 2020 consisted primarily of costs related to the purchase of certain assets that have not yet been put into service.
Depreciation expense related to property and equipment was $3.6 million, $5.9 million, $9.7 million, and $12.7 million for the period August 28, 2020 through January 31, 2021 (Successor), the period February 1, 2020 through August 27, 2020 (Predecessor), the fiscal year ended January 31, 2020 and the fiscal year ended January 31, 2019, respectively. Amortization expense for assets acquired under finances leases are included in total depreciation expense.
(7)   Taxes
Under the Plan of Reorganization described in Notes 1 and 3, a substantial amount of the Company’s debt was extinguished upon emergence from Chapter 11. This debt extinguishment, along with other effects of the reorganization, resulted in a gain of $3.3 billion recognized for financial reporting purposes. For tax purposes, the income from the cancellation of indebtedness (“CODI”) in the U.S. is generally excluded from taxable income and instead treated as the reduction of certain tax attributes or tax basis in certain assets. As a result, the Company’s U.S. federal net operating loss (“NOL”) and tax credits have been entirely reduced as of January 31, 2021. As a result of the reduction to the Company’s U.S. Federal NOL and tax credits for CODI, as well as the reversal of any deferred taxes that were previously established for liabilities that were discharged in the Plan of Reorganization, the Company recognized a reduction to the related valuation allowance. Further, non-U.S. CODI is not taxable in non-U.S. jurisdictions and the reversal of any deferred taxes in other foreign locations that were previously established for liabilities that were discharged in the Plan of Reorganization, were largely offset by a corresponding reduction to the related valuation allowance.
In connection with the Plan of Reorganization, the Company recorded an income tax expense of $4.4 million for reorganization adjustments in the period from February 1, 2020 through August 27, 2020 (Predecessor). These adjustments primarily consist of (i) $18.6 million in tax expense for the reduction in federal and state NOL carryforwards and tax credits from the CODI realized upon emergence; (ii) $8.8 million in tax expense for the reduction in other U.S. attributes not mentioned above; (iii) $106.5 million in tax expense for the reversal of deferred tax assets on liabilities in jurisdictions outside the U.S. discharged in the Plan of Reorganization; (iv) $129.5 million in tax benefit for the reduction in valuation allowance resulting from the adjustments described above.
As a result of the fresh start accounting adjustments described in Note 4, there were significant tax adjustments recorded in the period from February 1, 2020 through August 27, 2020 (Predecessor). The Company recognized $73.4 million in income tax expense on a consolidated basis, consisting of $77.2 million of tax expense for the increase in deferred tax liabilities resulting from fresh start accounting adjustments which was partially offset by $3.8 million of a tax benefit for the reduction in valuation allowance on existing deferred tax assets.

Significant components of the income tax benefit (provision) consist of the following (in thousands):
	Successor	Predecessor
	August 28, 2020 through January 31, 2021	February 1, 2020 through August 27, 2020	Year Ended January 31, 2020	Year Ended January 31, 2019
CURRENT:
Luxembourg	$—	$—	$—	$—
Ireland	(268)	333	1,099	1,559
United States	1,012	588	2,405	652
Other foreign locations	462	1,300	1,949	3,231
Current tax provision	1,206	2,221	5,453	5,442
DEFERRED:
Luxembourg	2,594	—	—	—
Ireland	(1,856)	43,483	8,533	1,517
United States	(19,265)	17,256	(2,693)	(1,906)
Other foreign locations	(4,613)	5,495	(81)	(26)
Deferred tax (benefit) / provision	(23,140)	66,234	5,759	(415)
Income tax (benefit) / provision	$(21,934)	$68,455	$11,212	$5,027
Current tax provision for the period from August 28, 2020 through January 31, 2021 (Successor) of $1.2 million primarily relates to state income taxes on operating profits generated in certain state jurisdictions during the period. The federal current tax expense for the Successor period was not significant due to the net operating loss carryforwards that were available to offset taxable income since the reduction in certain tax attributes and tax basis in certain assets occurs on the last day of the tax year in which the bankruptcy occurred, which was January 31, 2021.
Current tax expense for the period from February 1, 2020 through August 27, 2020 (Predecessor) of $2.2 million primarily consists of other foreign location current taxes payable at countries which serve as limited risk distributors of the Company’s intellectual property as well state taxes for separate state tax filings and unitary state tax provision to return adjustments .
Current tax expense for the years ended January 31, 2020 and 2019 primarily consist of state taxes for separate state tax filings and other foreign location current taxes payable at countries which serve as limited risk distributors of the Company’s intellectual property.
Deferred tax benefit for the Successor period of $23.1 million primarily relates to the reversal of temporary differences created by basis differences in intangible assets and deferred revenue recorded in fresh-start accounting.
Deferred tax provision for the period from February 1, 2020 through August 27, 2020 (Predecessor) of $66.2 million primarily resulted from the recognition of $73.4 million in consolidated tax expense from fresh-start accounting and reorganization items described above being partially offset by a tax benefit recognized upon impairment of the indefinite lived tradename asset described further in Note 5.
Deferred tax provision for the year ended January 31, 2020 of $5.7 million related primarily to changes in other foreign country valuation allowances.
Deferred tax benefit for the year ended January 31, 2019 of $0.4 million related to provision to return adjustments being partially offset by changes in state tax rates.

The following table presents the U.S. and foreign components of (loss) income before income taxes (in thousands):
	Successor	Predecessor
	August 28, 2020 through January 31, 2021	February 1, 2020 through August 27, 2020	Year Ended January 31, 2020	Year Ended January 31, 2019
Luxembourg	$9,220	$—	$—	$—
Ireland	(3,741)	2,437,738	(645,360)	(336,002)
United States	(86,333)	364,827	(197,600)	(62,805)
Other foreign locations	(34,802)	29,902	4,967	3,995
(Loss) income before income taxes	$(115,656)	$2,832,467	$(837,993)	$(394,812)
A reconciliation of the relevant statutory rate to the Company’s effective tax rate is as follows:
	Successor	Predecessor
	August 28, 2020 through January 31, 2021	February 1, 2020 through August 27, 2020	Year Ended January 31, 2020	Year Ended January 31, 2019
Income tax provision (benefit) at Luxembourg (24.9%) / Irish statutory rate (12.5%)	(24.9)%	12.5%	(12.5%)	(12.5%)
Increase (decrease) in tax resulting from:
US State income taxes, net of federal benefit	(5.7)	(0.2)	(0.2)	(0.8)
Foreign rate differential	6.1	(0.2)	(1.9)	(1.2)
Other permanent items	(0.1)	0.7	1.2	2.5
Transaction costs	(7.6)	0.2
Unrecognized tax benefit	(0.4)	—	0.2	0.3
Change in valuation allowance	3.5	(4.2)	5.5	9.6
Impairment of goodwill	—	0.8	7.9	—
Reorganization and fresh start adjustments	9.6	(7.3)	—	—
Other	0.5	0.1	1.2	3.4
Effective tax rate – provision (benefit)	(19.0)%	2.4%	1.4%	1.3%
The Company recorded $4.6 million of income tax expense in the period from August 28, 2020 through January 31, 2021 (Successor) related to changes in estimates of U.S. NOL and tax credits which will be reduced by CODI for tax year ended January 31, 2021.
Deferred income taxes are provided for the effects of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of the periods presented were as follows (in thousands):
	Successor	Predecessor
	January 31, 2021	January 31, 2020
ASSETS:
Net operating loss carryforwards	$13,517	$29,753
Deferred interest expense	35,852	145,399
Customer relationships	—	6,888
Reserves and accruals	9,038	7,204

	Successor	Predecessor
	January 31, 2021	January 31, 2020
Lease liabilities	3,862	—
Tax credits	99	5,893
Transaction costs	19,532	4,216
Other intangibles	3,505	7,237
Gross deferred tax assets	85,405	206,590
Less: Valuation allowance	(45,567)	(160,531)
Net deferred tax assets	$39,838	$46,059
LIABILITIES:
Intangibles	$(99,587)	$(78,017)
Property and equipment, net	(2,971)	(5,665)
Accrued Interest	(4,522)	—
Right-of-use asset	(3,141)	—
Deferred revenue	(6,199)	—
Other	(4,426)	—
Gross deferred tax liabilities	(120,846)	(83,682)
Total net deferred tax liabilities, net	$(81,008)	$(37,623)

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considered the scheduled reversal of deferred tax assets and liabilities in assessing the realization of deferred tax assets. Based on this assessment, the Company determined that it is more likely than not that the deferred tax assets in certain significant jurisdictions including France, Ireland, and the United States, will not be realized to the extent they exceed reversal of deferred tax liabilities.
As of January 31, 2021, the Company had tax effected NOLs of $13.6 million, comprised of $2.4 million for U.S. state and local taxes, $1.5 million for Ireland, $9.7 million for the rest of the world. The U.S. state and local taxes NOL carryforwards that remain after the impact of CODI expire at various dates through 2030. The Ireland and other foreign location NOL carryforwards are not subject to expiration, while the remainder, if not utilized, will substantially expire at various dates through 2040.
As of January 31, 2021, the Company had tax effected interest expense carryforwards of $33.5 million all of which are subject to limitation pursuant to Section 382.
As of January 31, 2021, there were $3.9 million of unrecognized tax benefits (“UTBs”) associated with uncertain tax positions and an additional $1.9 million of accrued interest and penalties, all of which, if recognized, would affect the Company’s effective tax rate. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes. In the ordinary course of business, the Company’s income tax returns are subject to examination by the tax authorities in certain jurisdictions including the United States and Ireland. With few exceptions, the Company is no longer subject to income tax examination for years before 2017 in these material jurisdictions.

	Successor	Predecessor
	August 28, 2020 through January 31, 2021	February 1, 2020 through August 27, 2020	Year Ended January 31, 2020	Year Ended January 31, 2019
Unrecognized tax benefits, beginning balances	$3,768	$3,773	$2,081	$5,035
Increases for tax positions taken during the current period	—	—	—	—
Increases for tax positions taken during a prior period	37	35	1,987	915
Decreases for tax positions taken during a prior period	—	(40)	(295)	(3,736)
Other	452	—	—	—
Decreases resulting from the expiration of statute of limitations	(339)	—	—	(133)
Unrecognized tax benefits, ending balance	$3,918	$3,768	$3,773	$2,081
The Company generally considers the excess of its financial reporting over its tax basis in its investment in foreign subsidiaries to be essentially permanent in duration and has not computed or recorded significant taxes on repatriations of the earnings of its foreign subsidiaries. As a result of the one-time repatriation tax on foreign earnings required under the 2017 U.S. Tax Cuts and Jobs Act, the prior earnings of its foreign subsidiaries were deemed repatriated. The Company did not record a deferred tax liability for earnings of foreign subsidiaries for the period August 28, 2020 through January 31, 2021 (Successor), the period February 1, 2020 through August 27, 2020 (Predecessor) and the fiscal years ended January 31, 2020 and January 31, 2019 as the Company is permanently reinvested in these jurisdictions.
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted and signed into law. Certain provisions of the CARES Act impacted the FY21 and FY20 income tax provision computations of the Company. The CARES Act contains modifications on the limitation of business interest for tax years beginning in 2019 and 2020. The modifications to Section 163(j) increase the allowable business interest deduction from 30% of adjusted taxable income to 50% of adjusted taxable income. This modification increased the Company’s allowable interest expense deduction, reducing taxable income and allowing for the utilization of net operating losses.
(8)   Prepaid expenses and other current assets
Prepaid expense and other current assets in the accompanying consolidated balance sheets consist of the following (in thousands):
	Successor January 31, 2021	Predecessor January 31, 2020
Deferred commission costs – current	$3,147	$11,195
Refundable income tax	8,969	6,726
Prepaid software maintenance costs	8,587	6,569
Prepaid royalties	2,958	2,294
Employee bonus advance	—	1,867
Other	6,665	7,771
Total prepaid expenses and other current assets	$30,326	$36,422

(9)   Other Assets
Other assets in the accompanying consolidated balance sheets consist of the following (in thousands):
	Successor January 31, 2021	Predecessor January 31, 2020
Deferred commission costs – non-current	$4,437	$11,692
Non-current refundable income tax	—	1,979
Other	4,199	2,635
Total other assets	$8,636	$16,306
(10)   Accrued Expenses
Accrued expenses in the accompanying consolidated balance sheets consisted of the following (in thousands):
	Successor	Predecessor
	January 31, 2021	January 31, 2020
Professional fees	$8,832	$12,947
Accrued sales tax/VAT	5,379	5,824
Accrued royalties	2,152	1,869
Accrued tax	2,634	1,288
Accrued interest	491	274
Other accrued liabilities	3,637	7,065
Total accrued expenses	$23,125	$29,267
(11)   Restructuring
In connection with strategic initiatives implemented during the period from August 28, 2020 through January 31, 2021 (Successor), the period from February 1, 2020 through August 27, 2020 (Predecessor) and the fiscal years ended January 31, 2020 and 2019, the Company’s management approved and initiated plans to reduce its cost structure and better align operating expenses with existing economic conditions and the Company’s operating model. The Company recorded a $4.3 million, $1.2 million, $1.9 million and $2.1 million of restructuring charge during the period from August 28, 2020 through January 31, 2021 (Successor), the period from February 1, 2020 through August 27, 2020 (Predecessor), and the fiscal years ended January 31, 2020 and January 31, 2019, respectively, which is included in the statement of operations as restructuring. Substantially all of this charge represents the severance costs of terminated employees.
Activity in the Company’s restructuring accrual was as follows (in thousands):

	Employee Severance and Related Costs	Contractual Obligations	Total
Restructuring accrual as of January 31, 2018	$1,504	$25	$1,529
Restructuring charges incurred	1,971	102	2,073
Payments made	(1,720)	(100)	(1,820)
Foreign currency translation adjustment	(42)	—	(42)
Restructuring accrual as of January 31, 2019	$1,713	$27	$1,740
Restructuring charges incurred	1,610	290	1,900
Payments made	(2,588)	(41)	(2,629)
Foreign currency translation adjustment	26	—	26
Restructuring accrual as of January 31, 2020 (Predecessor)	$761	$276	$1,037
Restructuring charges incurred	1,032	147	1,179
Payments made	(559)	(154)	(713)
Foreign currency translation adjustment	—	—	—
Restructuring accrual as of August 27, 2020 (Predecessor)	$1,234	$269	$1,503
Restructuring charges incurred	4,218	123	4,341
Payments made	(452)	(221)	(673)
Foreign currency translation adjustment	—	—	—
Restructuring accrual as of January 31, 2021 (Successor)	$5,000	171	5,171
(12)   Employee Benefit Plan
The Company has a 401(k) plan covering all US-based employees of the Company who have met certain eligibility requirements. Under the terms of the 401(k) plan, the employees may elect to make tax-deferred contributions to the 401(k) plan. In addition, the Company may make discretionary contributions to the 401(k) plan. Under this plan, contributions of approximately $1.5 million, $2.0 million, $3.5 million and $3.5 million were made for the period from August 28, 2020 through January 31, 2021 (Successor), the period from February 1, 2020 through August 27, 2020 (Predecessor), the fiscal year ended January 31, 2020 and the fiscal year ended January 31, 2019, respectively.
In addition, the Company has various retirement and post-employment plans covering certain international employees. Certain of the plans allow the Company to match employee contributions up to a specified percentage as defined by the plans. Under these plans, contributions of approximately $0.6 million, $0.7 million, $1.1 million, and $1.6 million were made for the period from August 28, 2020 through January 31, 2021 (Successor), the period from February 1, 2020 through August 27, 2020 (Predecessor), the fiscal year ended January 31, 2020 and the fiscal year ended January 31, 2019, respectively.
(13)   Leases, Commitment and Contingencies
Leases
The Company has entered into a number of facility leases to support its research and development activities, sales operations and other corporate and administrative functions in North America, Europe, and Asia, which qualify as operating leases under U.S. GAAP. The Company also has entered into an equipment lease agreement for its hosting services and storage, which qualifies as finance lease under U.S. GAAP. The Company’s leases have remaining terms of nine months to thirteen years. Some of the Company’s leases include options to extend or terminate the lease prior to the end of the agreed upon lease term. For purposes of calculating lease liabilities, lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options. During the fourth quarter of fiscal year

2021, the Company determined it would exercise the option to terminate its Paris facility lease on October 31, 2021 which is three years prior to the end of the original lease term. Per the lease agreement, the Company has the right to terminate lease without the landlord’s consent, and the Company only needs to issue a six-month notice to the landlord. As a result, the Company remeasured the lease liability using the revised lease term, and reduced Paris facility related right-of-use (ROU) asset and lease liability by $1.1 million as of January 31, 2021.
Operating lease and finance lease ROU assets and liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the lease commencement date. As the Company’s operating leases generally do not provide an implicit rate, the Company uses an estimated incremental borrowing rate in determining the present value of future payments. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease within a particular location and currency environment. The Company used an implicit rate provided in the equipment lease agreement for its finance lease in determining the present value of future payments. In connection with the Company’s emergence from bankruptcy and in accordance with ASC 852, the Company applied the provisions of fresh start reporting to its Consolidated Financial Statements on the Effective Date. The operating leases are included in the caption “Right of use assets”, “Lease Liabilities”, and “Long-term lease liabilities” on the Company’s consolidated balance sheets as of January 31, 2021. The finance lease is included in the caption “Property and equipment, net” and “Lease Liabilities” on the Company’s consolidated balance sheets as of January 31, 2021.
For the fiscal years ending January 31, 2020 and 2019, the Company accounted for leases in accordance with ASC 840. Under ASC 840, the Company recognized the total related rent expense on a straight-line basis over its expected lease term for operating leases that contained predetermined fixed escalations of the minimum rent, with a deferred asset or liability reported on the balance sheet for the difference between expense and cash paid. Total rent expense for the fiscal year ending January 31, 2020 and 2019 was $5.7 million and $5.4 million, respectively.
The weighted-average remaining lease term of the Company’s operating leases is 6.8 years and the remaining lease term of its finance lease is 0.9 years as of January 31, 2021 (Successor). Lease costs for minimum lease payments is recognized on a straight-line basis over the lease term. The lease costs were $3.9 million and related cash payments were $3.6 million for the period from February 1, 2020 through August 27, 2020 (Predecessor). The lease costs were $2.7 million and related cash payments were $2.7 million for the period from August 28, 2020 through January 31, 2021 (Successor). Lease costs are included within content and software development, selling and marketing, and general and administrative lines on the consolidated statements of operations, and the operating leases related cash payments were included in the operating cash flows and the finance lease related cash payments were included in the financing cash flows on the consolidated statements of cash flows. Short-term lease costs and variable lease costs are not material.
The table below reconciles the undiscounted future minimum lease payments under non-cancellable leases with terms of more than one year to the total lease liabilities recognized on the consolidated balance sheets as of January 31, 2021 (Successor):

As of January 31, 2021 (in thousands):	Operating Leases	Finance Leases
2022	$5,203	$1,112
2023	4,070	—
2024	3,514	—
2025	2,697	—
Thereafter	7,509	—
Total future minimum lease payments	22,993	1,112
Less effects of discounting	(6,120)	(90)
Total lease liabilities	$16,873	$1,022
Reported as of January 31, 2021
Lease liabilities	$3,718	$1,022
Lease liabilities non-current	13,155	—
Total lease liabilities	$16,873	$1,022
Litigation
From time to time, the Company is a party to or may be threatened with litigation in the ordinary course of its business. The Company regularly analyzes current information, including, as applicable, the Company’s defense and insurance coverage and, as necessary, provides accruals for probable and estimable liabilities for the eventual disposition of these matters. The Company is presently not a party to any material legal proceedings.
Guarantees
The Company’s software license arrangements and hosting services are typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and substantially in accordance with the Company’s product documentation under normal use and circumstances. The Company’s arrangements also include certain provisions for indemnifying customers against liabilities if its products or services infringe a third party’s intellectual property rights.
The Company has entered into service level agreements with some of its hosted application customers warranting certain levels of uptime reliability and such agreements permit those customers to receive credits against monthly hosting fees or terminate their agreements in the event that the Company fails to meet those levels for an agreed upon period of time.
To date, the Company has not incurred any material costs as a result of such indemnifications or commitments and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.
(14)   Long-Term Debt
Exit Credit Facility (Successor)
Upon emergence from Chapter 11, the Company entered into the Exit Credit Facility of $520 million consisting of (i) a $110 million super senior term loan facility, the First Out Term Loan, and (ii) a $410 million first lien, second-out term loan facility, the Second Out Term Loan. The Exit Credit Facility bears interest at a rate equal to LIBOR plus 7.50% per annum, with a LIBOR floor of 1.00%. The First Out Term loan is due in December 2024 and the Second Out Term Loan is due April 2025. The Exit Credit Facility contains customary provisions and reporting requirements, including prepayment penalties and a maximum leverage covenant that will be first measured January 31, 2022 and each quarter thereafter. Quarterly principal repayments of $1.3 million begin for the quarter ended April 30, 2021 and increase to $2.6 million for the quarter ended April 30, 2022 until maturity. The Company ceased to accrue interest expense on long-term debt reclassified as Liabilities subject to compromise as of the Petition Date, resulting in approximately $100.4 million in contractual interest not being accrued for the period from June 14, 2020 to August 27, 2020 (Predecessor).
The Company considered the fair value of its external borrowings and believes their carrying values approximate fair value based on the recent fair value assessment done for fresh-start accounting.
Minimum principal payments under the exit facility are as follows:
Fiscal year ended January 31:
2022	$5,200
2023	10,400
2024	10,400
2025	112,700
2026	381,300
Total payments	520,000
Less: Current portion	(5,200)
Less: Unamortized Fresh-Start Reporting Fair Value Adjustment	(4,564)
Long-term portion	$510,236
Senior Credit Facilities (Predecessor)
On April 28, 2014, Evergreen Skills Lux S.a.r.l., an affiliated entity, (“Holdings”) and the Company entered into a Senior Credit Facility among Holdings, Skillsoft Corporation, Barclays Bank Plc., Deutsche Bank Securities, Morgan Stanley Senior Funding Inc. the lenders party thereto, and the other agents named therein (the “Senior Credit Facility”). Skillsoft Corporation and Holdings were jointly and severally liable for all borrowings under the Senior Credit Facility.
The Senior Credit Facility consisted of a $2,035.0 million term loan facility which consisted of a First Lien ($1,365.0 million) and a Second Lien ($670 million), and a $80.0 million revolving credit facility. The Company initially borrowed $664.1 million of the amounts drawn on the First Lien and $302.4 million of the amounts drawn on the Second Lien. The remainder of amounts the First and Second Liens were drawn by Holdings.
As of January 31, 2020, the following amounts were outstanding under the Senior Credit Facilities (in thousands):
Payable in Fiscal Year	First Lien	Second Lien	Revolving Credit	Total
Fiscal 2021	$627,536	$302,336	60,000	$989,872
Total	$627,536	$302,336	60,000	$989,872
Outstanding borrowings under the Senior Credit Facility by Holdings at January 31, 2020 totaled approximately $1,030 million, consisting of $662,390 in First Lien amounts due and $367,614 in Second Lien amounts due. The Company was jointly and severally liable for those borrowings. Certain loans due from Pointwell to Holdings at January 31, 2020, (described below) represented the basis of the agreements between Holdings and Pointwell as to the additional amounts Pointwell expected to pay on behalf of Holdings under the Senior Credit Facility.
All of the loans and accrued interests under the Senior Credit Facility were discharged upon the emergence from Chapter 11 on August 27, 2020.
Loan amounts due to parent entity
As noted, Holdings had approximately $1,030 million of debt obligations to third parties that were collateralized by substantially all of the assets of Pointwell and for which its subsidiary, Skillsoft Corporation, was jointly and severally liable. At the time the Skillsoft and SumTotal business were acquired by Pointwell, Holdings issued notes to Pointwell corresponding to Holdings’ borrowings under the Senior Credit Facility as well as other acquisition related debt.
Additional loans of $50,000 and $54,000 were executed in the fiscal years ended January 31, 2019 and 2018 in satisfaction of paid in kind interest on certain of the loan amounts due to Holdings.
A summary of net loans due to Holdings as of January 31, 2020 was as follows:
Instrument	Balance	Weighted Average Interest Rate	Interest Type	Issuance Date	Maturity Date
Series 1	$933,615	13.0%	Variable, Compounding	Apr 25, 2014	Jan 31, 2045
Series 2	598,787	8.0%	Variable, Simple	Apr 25, 2014	Apr 28, 2021
Series 3	327,537	11.5%	Variable, Simple	Apr 25, 2014	Apr 28, 2021
Series 4	60,000	13.0%	Variable, Compounding	Sep 25, 2014	Sep 30, 2044
Series 5(a)	71,538	8.0%	Variable, Simple	Sep 25, 2014	Sep 30, 2044
Series 5(b)	28,461	11.5%	Variable, Simple	Sep 25, 2014	Sep 30, 2044
Intra-group Loan Agreement	65,000	12.0%	Variable, Compounding	Dec 3, 2015	Nov 3, 2044
Funding Bond # 1	54,000	13.0%	Variable, Simple	Jan 31, 2018	Apr 28, 2021
Funding Bond # 2	50,000	13.0%	Variable, Simple	Jan 29, 2019	Apr 28, 2021
Total	$2,188,938
Interest payable on the loans above was payable in kind at the election of Pointwell. Accrued and unpaid interest on the Series Loan Notes was $1,067 million as of January 31, 2020. The loan maturities accelerated in the event of actions such as the Chapter 11 reorganization, accordingly all loan balances and accrued interest were presented as current liabilities in the accompanying balance sheet as of January 31, 2020.
Additional loans of $160,000 were executed in the period from February 1 2020 through August 27, 2020 (Predecessor) in satisfaction of paid in kind interest on certain of the loan amounts due to Holdings.
Pointwell was separated from Evergreen Skills Lux S.à.r.l. effective August 27, 2020 as a result of the reorganization. In connection with the separation, all amounts due to Holdings were cancelled with no cash consideration transferred by either party.
Accounts Receivable Facility (Predecessor and Successor)
On December 20, 2018, the Company entered into a $75.0 million receivables credit agreement, with a termination date of the earliest of 5 years from closing or 45 days before the revolving credit facility maturity or 180 days before the maturity of any term indebtedness greater than $75 million. There are four classes of available receivables for sale with advance rates between 50.0% and 85.0%. The lenders require the Company to deposit receipts from sold receivables to a restricted concentration account. Receivables that have been sold to the lenders must be transferred to the restricted concentration account within two business days of being collected by the Company. The Company accounts for these transactions as borrowings, as the assets being transferred contain the rights to future revenues. Under these agreements, the Company receives the net present value of the accounts receivable balances being transferred. The interest rate on borrowings outstanding under these agreements was 4.899% at January 31, 2021. Borrowings and repayments under these agreements are presented as cash flows from financing activities in the accompanying consolidated statements of cash flows.
On September 19, 2019, the Company amended the receivables credit agreement to include Class “B” lending. This increased the facility borrowing capacity up to $90.0 million. In conjunction with this, it increased the advance rate to 95% across the four classes of available receivables. All other terms and conditions remained materially the same.

On August 27, 2020, the Company amended its accounts receivable facility. In connection with the amendment, additional capacity under the previous accounts receivable facility which had been extended by the private equity sponsor of the Company’s prior owner was eliminated, reducing the maximum capacity of the facility from $90 million to $75 million. The maturity date for the remaining $75 million facility was extended to the earlier of (i) December 2024 or (ii) 90 days prior to the maturity of any corporate debt.
The Company submits a monthly reconciliation on each month’s settlement date detailing what was collected from the prior months borrowing base and what receivables are being sold during the new borrowing base period to replenish them. If additional receivables are sold to replenish receipts, the funds from the concentration account will be returned to the Company from the restricted concentration account by the administration agent. The reserve balances were $1.7 million at January 31, 2021 and are classified as restricted cash on the balance sheet.
(15)   Long-Term Liabilities
Other long-term liabilities in the accompanying consolidated balance sheets consist of the following (in thousands):
	Successor January 31, 2021	Predecessor January 31, 2020
Uncertain tax positions; including interest and penalties – long-term	$5,794	$6,025
Warrants	900	—
Other	204	1,547
Total other long-term liabilities	$6,898	$7,572
In connection with the Company’s emergence from Chapter 11, lenders holding second lien debt prior to the Petition Date also received warrants to purchase common shares of the Company, on or before August 27, 2025, which included (i) tranche A warrants to purchase 235,294 ordinary shares at a price of $262.34 per share and (ii) tranche B warrants to purchase 470,588 ordinary shares at a price of $274.84. The warrants are classified as a liability under GAAP and are remeasured at each balance sheet date, with changes in fair value being recorded in other income and expense. The Company recognized $2,900 in other income related to the warrants for the period from August 28, 2020 through January 31, 2021 (Successor).
(16)   Shareholders’ Equity
Software Luxembourg Holding S.A. (Successor)
Reorganization
As discussed in Note 3, on August 27, 2020 the Company completed a reorganization. As a result of the reorganization, ownership of the Company was transferred to the Company’s lenders and no consideration or right to future consideration was provided to the former equity holders of Pointwell. In addition, the share-based compensation plans, described below were cancelled with no consideration provided.
In Settlement of the company’s Predecessor first and second lien debt obligations, the holders of the Predecessors first lien received a total of 3,840,000 of Class A common shares. The Predecessor’s second lien holders received a total of 160,000 of Class B common shares and a total of 705,882 warrants to purchase additional common shares (see Note 2 for additional discussion on warrants).
Share Capital
As of January 31, 2021 the Company’s authorized share capital consisted of 1,000,000,000 common shares with a par value $0.01 each. This consists of 800,000,000 Class A Shares and 200,000,000 Class B Shares. As of January 31, 2021, 4,000,000 common shares were issued and outstanding. This consists of 3,840,000 Class A Shares and 160,000 Class B Shares.
Any amendment to the share capital of the Company shall be voted upon by the extraordinary general meeting of shareholders upon approval by a majority of the shareholders representing three quarters of the share capital at least. The Company has no authorized share capital which would enable its board of managers to increase the share capital. Each share of the Company is entitled to one vote at ordinary and extraordinary general meetings. The amendments to the articles of association of the Company require the approval of a majority of shareholders representing three quarters of the share capital at least. In case the Company shall have only one single shareholder, the sole shareholder exercises all the powers granted to the general meeting of shareholders.
Any legally available amounts to be distributed by the Company in or in respect of any financial period (the Company’s financial year starts on the first of February and ends on the thirty-first of January) may be distributed amongst the holders of shares in proportion to the number of shares held by them. Any decision to distribute legally available amounts shall be adopted either by the board of managers or the general meeting of shareholders of the Company, as the case may be.
Pointwell Limited (Predecessor)
Share-Based Compensation
“B” Ordinary Shares
Prior to the reorganization, the Company allowed certain executives to purchase “B” Ordinary shares of the Company’s indirect parent, Evergreen Skills Top Holding Lux S.a.r.l, (“Evergreen”) for $0.01 per share. These shares carried certain transfer restrictions and repurchase rights, which allowed Evergreen, in certain circumstances where the holder’s employment was terminated, to repurchase the shares from the employees at the lower of cost or fair market value. These restrictions lapsed over defined vesting periods over which the executives had to remain employed by the Company. Due to these repurchase features, these share purchases were treated as restricted stock for accounting purposes. The compensation expense associated with these awards was recognized in the Company’s financial statements as a capital contribution over the requisite service period.
In conjunction with these purchases, the Company paid the related tax liabilities resulting from the purchases on behalf of certain of the executives in return for recourse notes. The notes were issued by executives purchasing shares for the amounts paid on their behalf to cover tax obligations arising from the purchase of these shares. These notes were due nine years from the date of issuance, but were repayable immediately upon transfer of the shares and bear an interest rate deemed to be a market rate. The notes were collateralized by the underlying shares as well as the assets of the executives. If the borrower disposed of the shares and recognized a capital loss tax benefit on those shares, a portion of the loan would be forgiven if the capital loss benefit recognized was less than the unpaid principal and accrued interest. The amount that would have been forgiven was equal the amount of unpaid principal and interest that was in excess of the capital loss recognized plus an amount equal to the income tax owed by the borrower on the amount of forgiveness granted. During the fiscal year ended January 31, 2020, the Company assessed the likelihood of recovery of the loans based on the value of the underlying stock. Based on that assessment, the Company placed a full impairment reserve against the balance of $5.4 million with the expense recorded within general and administrative expense for the year ended January 31, 2020 in the accompanying statement of operations.
Notional Units
In fiscal 2015, the Company’s parent company implemented a Notional Equity Plan (“the 2015 Plan”). The 2015 Plan allowed the Company to issue notional units to Skillsoft employees. The notional unit entitled the holder to the right to participate in dividends (if declared) or other distributions of cash paid to holders of ordinary shares (which would occur on the liquidation, IPO or sale of the Company). The notional unit did not convey any rights of ownership of the Company or its parent company and was fully vested at the date of grant. As the notional units were based in part by the price of the Company’s ordinary shares and payments on these awards were linked to the value of the Company’s ordinary shares, these units were subject to accounting as share-based payments. The Company evaluated the performance conditions inherent in the awards and determined that the achievement of those conditions was not probable during the period from February 1, 2020 through August 27, 2020 (Predecessor) and as of January 31, 2020 and 2019.

As such no compensation expense had been recognized for those awards. These awards were cancelled as part of the bankruptcy proceedings.
The following table summarized the share award activity for the fiscal year ended January 31, 2020:
Units
Outstanding at January 31, 2019	356,771
Issued	—
Forfeited	(104,007)
Outstanding at January 31, 2020	252,764
Cancelled	(252,764)
Outstanding at August 27, 2020 (Predecessor)	—
(17)   Revenue
Revenue Components and Performance Obligations
Subscription services
The Company offers (i) subscriptions for its content offerings, which includes hosted tools that allow users to access and consume its content offerings and (ii) hosted versions of its SumTotal offerings. The Company’s subscription contracts include standard terms and conditions and typically have terms between one and three years. Annual contracts are usually non-cancellable and non-refundable whereas multi-year contracts sometimes allow customers to cancel early at certain anniversary dates. Billing is usually in advance of services being provided, with payments typically due 30 to 60 days from service commencement. The Company’s subscription arrangements usually do not provide customers with the right to take possession of the software and, as a result, are accounted for over time as service arrangements. Access to the platform represents a series of distinct services as the Company continually provides access to, and fulfill its obligation to, the end customer over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. Accordingly, the fixed consideration related to subscription revenue is generally recognized on a straight-line basis over the contract term, beginning on the date that the service is made available to the customer.
Professional services
The Company provides a variety of professional services that generally consist of implementation, integration, consulting and custom content creation services. Most of the Company’s professional service engagements are short in duration, performed on a fixed fee basis with a standard contract with governing terms and conditions. Billing is usually in advance of services being provided, with payments typically due 30 to 60 days from service commencement, however, some customers will negotiate a final milestone billing upon completion of the project. Each service deliverable generally represents a distinct performance obligation and revenue is recognized over time, typically in proportion of the total hours incurred as a percentage of total estimated hours required to complete the project.
Perpetual software licenses, hardware and other
While less common and decreasing in favor of SaaS offerings, the Company also offers perpetual licenses for some of its SumTotal product offerings. The Company also, from time to time, resells off the shelf hardware that works in conjunction with certain of its SumTotal solutions. The Company sells these products to customers under a contract and payment terms are generally 30 to 60 days from delivery. Each individual product sold to a customer represents a distinct performance obligation and revenue is recognized at the point in time when control of the product transfers, which is typically when the product is shipped to the customer or, in the case of certain software licenses, when the software license term commences and is accessible by the customer.

Software maintenance
For customers that previously purchased a perpetual software license for one of the Company’s SumTotal products, the Company offers software maintenance. Software maintenance contracts are provided under the Company’s standard terms and conditions and typically have terms of one year of more. Billing is usually in advance of services being rendered, with payments typically due 30 to 60 days from service commencement. Software maintenance contracts include stand-ready performance obligations to provide software updates, bug fixes and call support. Software maintenance contract performance obligations are satisfied over time and revenue is recognized ratably over the term of the support contract.
Disaggregated Revenue and Geography Information
The following is a summary of revenues by type for the period August 28, 2020 through January 31, 2021 (Successor), February 1, 2020 through August 27, 2020 (Predecessor), and the fiscal years ended January 31, 2020 and 2019 (Predecessor) (in thousands):
	Successor	Predecessor
	August 28, 2020 through January 31, 2021	February 1, 2020 through August 27, 2020	Year Ended January 31, 2020	Year Ended January 31, 2019
SaaS and subscription services	$93,205	$234,766	$439,791	$462,240
Software maintenance	4,770	12,079	23,982	30,161
Professional services	9,546	24,499	45,661	38,043
Perpetual software licenses	1,241	2,486	1,885	3,340
Hardware and other	6	21	2,702	357
Total net revenues(1)	$108,768	$273,851	$514,021	$534,141
The following table sets forth our revenues by geographic region for the period August 28, 2020 through January 31, 2021 (Successor), February 1, 2020 through August 27, 2020 (Predecessor), and the fiscal years ended January 31, 2020 and 2019 (Predecessor) (in thousands):
	Successor	Predecessor
	August 28, 2020 through January 31, 2021	February 1, 2020 through August 27, 2020	Year Ended January 31, 2020	Year Ended January 31, 2019
Revenues:
United States	$84,248	$217,783	$405,065	$421,746
Other Americas	4,724	8,899	21,925	22,807
Europe, Middle East and Africa	13,934	32,788	61,321	66,244
Asia-Pacific	5,862	14,381	25,710	23,344
Total net revenues(1)	$108,768	$273,851	$514,021	$534,141

(1)
As a result of the Company’s adoption of ASC 606 effective February 1, 2019 using the modified retrospective method, prior period amounts have not been adjusted to conform with ASC 606 and therefore may not be comparable.

Other than the United States, no single country accounted for more than 10% of revenue for all periods presented.
Deferred Revenue
Deferred revenue activity for the period February 1, 2020 through August 27, 2020 (Predecessor) and the period August 28, 2020 through January 31, 2021 (Successor) was as follows (in thousands):

Deferred revenue at February 1, 2020 (includes current and non-current components)	$311,170
Billings deferred	163,333
Recognition of prior deferred revenue	(273,851)
Deferred revenue at August 27, 2020	200,652
Fresh start reporting fair value adjustment	(116,252)
Deferred revenue at August 28, 2020 (Successor)	84,400
Billings deferred	284,952
Recognition of prior deferred revenue	(108,768)
Deferred revenue at January 31, 2021 (Successor)	$260,584
Deferred revenue performance obligations relate predominately to time-based SaaS and subscription services that are billed in advance of services being rendered.
Deferred Contract Acquisition Costs
Deferred contract acquisition cost activity for the period February 1, 2020 through August 27, 2020 (Predecessor) and the periods August 28, 2020 through January 31, 2021 (Successor) was as follows (in thousands):
Deferred contract acquisition costs at February 1, 2020	$22,887
Contract acquisition costs	11,965
Recognition of contract acquisition costs	(14,060)
Deferred contract acquisition costs at August 27, 2020 (Predecessor)	$20,792
Fresh start reporting fair value adjustment	(20,792)
Deferred contract acquisition costs at August 28, 2020 (Successor)	—
Contract acquisition costs	19,973
Recognition of contract acquisition costs	(12,389)
Deferred contract acquisition costs at January 31, 2021 (Successor)	$7,584
(18)   Derivative Instruments and Hedging Agreements
The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company manages financial risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding as well as the use of derivative financial instruments. Specifically, the Company has previously entered into certain derivative financial instruments to manage the variable floating rate interest exposure on the Company’s senior credit facilities. The Company’s derivative financial instrument were used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to a portion of the Company’s borrowings. As a result of the reorganization, the derivative financial instruments have expired, and the Company has not entered into any new arrangements.
On December 19, 2017, the Company entered into an interest rate cap for the purpose of locking the interest rate on the term loan debt through January 31, 2020. The notional amount of the cap agreement was approximately $376 million (which increased to $751 million on October 31, 2018 when the interest rate swap expired). The cap agreement fixed the interest rate on the debt at 2.117% from January 31, 2018 through January 31, 2020. The Company paid a premium of $2.3 million to enter into this interest rate cap which represented the initial fair value of the instrument. The Company determines the fair value of the cap each reporting period and marks the instrument to market.
On May 4, 2018, the Company terminated the three month LIBOR interest rate cap and purchased a one month LIBOR interest rate cap with the same interest rate, notional amount and term as the previous cap locking in the interest rate on the term loan debt through January 31, 2020. The Company also purchased a one month LIBOR forward starting interest rate cap with a term of January 31, 2020 to April 30, 2021. The notional amount of the cap is approximately $884 million with a rate of 2.869% and hedges 95% of the Company’s term loans. The Company paid a premium of $2.4 million to restructure the interest rate caps which represents the initial fair market value of the instruments.
The Company’s financial instruments did not qualify for hedge accounting and, as a result, the Company carries the derivatives at its fair value, which is classified as either an asset or liability, with a corresponding adjustment to the statement of operations. Changes in fair value are recorded through Loss or Gain on derivative instruments on our consolidated statement of operations. The change in the fair value of the derivative was immaterial for the period of February 1, 2020 through August 27, 2020 (Predecessor). As of August 27, 2020, as a result of the reorganization, the interest rate cap was terminated.
The following table provides a summary of the changes in fair value of the derivative instruments for the period from February 1, 2020 through August 27, 2020 and the fiscal years ended January 31, 2020 and 2019 (in thousands):
	Assets	Liabilities
Balances as of January 31, 2018	$4,064	$(130)
Sale of derivative instrument	(6,776)	—
Purchase of derivative instrument	9,194	—
Change in fair value of derivative instrument	(2,414)	130
Balances as of January 31, 2019	4,068	$—
Change in fair value of derivative instrument	(4,062)	—
Balances as of January 31, 2020	$6	$—
Change in fair value of derivative instrument	(6)	—
Balances as of August 27, 2021	$—	$—
The table below presents the fair value of our derivative financial instruments as well as their classification on the consolidated balance sheet as of January 31, 2020:
	Balance sheet location	Fair value (in thousands)
Derivatives not designated as hedging instruments		January 31, 2020
Interest rate derivative contracts	Other assets	$6
(19)   Fair Value Measurements
FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) establishes a fair value hierarchy that prioritizes the inputs used to measure fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.
The three levels of the fair value hierarchy established by ASC 820 in order of priority are as follows:
•
Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•
Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•
Level 3: Unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.

The following table summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis as of January 31, 2021 and are categorized using the fair value hierarchy (in thousands):
	Total	(Level 3)
Warrants to purchase Company common stock	$900	$900
Total assets recorded at fair value	$900	900
The following table is a reconciliation of Level 3 instruments for which significant unobservable inputs were used to determine fair value:
Successor
August 28, 2020 through January 31, 2021
Balance as of August 28, 2020	$11,200
Impact of warrant modification, recorded in shareholders’ equity	(7,400)
Unrealized gains recognized as other income	(2,900)
Balance as of January 31, 2021	$900
At each relevant measurement date, the warrants were valued using a probability-based approach that considered management’s estimate of the probability of (i) a Favored Sale, (ii) a sale of the company that did not qualify as a Favored Sale and (iii) warrants being held to maturity, with the last two scenarios utilizing a Black-Scholes model to estimate fair value. The Black-Scholes model relies on a number of key assumptions to calculate estimated fair value. The assumed dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present expectation to pay cash dividends. Management utilized an equity value of $667 million as an input in all Black-Scholes calculations, consistent with the fresh-start reporting valuation after adjusting for warrants. The volatility input utilized in the non-Favored Sale scenario was 35.0%, consistent with the contractually stated rate, and 31.6% for the held to maturity scenario. The assumed risk-free interest rate is the U.S. Treasury security rate with a term equal to the expected life of the warrant. The assumed expected life is based on the maximum contractual term of the warrants as a make-whole provision compensates holders in the event the awards are settled prior to their exercise or expiration.
The Company currently invests excess cash balances primarily in cash deposits held at major banks. The carrying amounts of cash deposits, trade receivables, trade payables and accrued liabilities, as reported on the consolidated balance sheet as of January 31, 2021, approximate their fair value because of the short maturity of those instruments.
The Company considered the fair value of its external borrowings and believes their carrying values approximate fair value based on the recent fair value assessment done for fresh-start accounting.
When calculating goodwill impairments for the year ended January 31, 2020 and the period from February 1, 2020 through August 27, 2020 (Predecessor), the Company estimated the fair value of its reporting units using income and market multiple approaches. An income approach, which is generally a discounted cash flow methodology that includes assumptions for, among other things, forecasted revenues, gross profit margins, operating profit margins, working capital cash flow, growth rates, income tax rates, expected tax benefits and long-term discount rates, all of which require significant judgments by management. The market approach considered comparable market data based on multiples of revenue and EBITDA. Management also considered the overall value of the Company implied by the trading prices of debt securities, after adjusting for a control premium, given that the enterprise value of the Company was substantially lower than the carrying value of long-term debt. All of these techniques utilized would be considered Level 3 inputs.

(20)   Segment Information
ASC 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision makers (CODMs) are its Executive Chairman and Chief Administrative Officer. The Company’s CODMs evaluate results using the operating segment structure is the primary basis for which the allocation of resources and financial results are assessed.
The Company has organized its business into two segments: Skillsoft and SumTotal. Both of the Company’s businesses market and sell their offerings globally to businesses of many sizes, government agencies, educational institutions and resellers with a worldwide sales force positioned to offer the combinations that best meet customer needs. The CODMs primarily use revenues and operating income as measures used to evaluate financial results and allocation of resources. The Company allocates certain operating expenses to the reportable segments, including general and administrative costs based on the usage and relative contribution provided to the segments. There are no net revenue transactions between the Company’s reportable segments.
The Skillsoft business engages in the sale, marketing and delivery of its content learning solutions, in areas such as Leadership and Business, Technology and Developer and Compliance. In addition, Skillsoft offers Percipio, an intelligent online learning experience platform that delivers an immersive learning experience. It leverages its highly engaging content, curated into nearly 700 learning paths (channels) that are continuously updated to ensure customers always have access to the latest information.
The SumTotal business provides a unified, comprehensive and configurable solution that allows organizations to attract, develop and retain the best talent. SumTotal’s solution impacts a company’s workforce throughout the entire employee lifecycle and helps companies succeed in an evolving business climate. SumTotal’s primary solutions are Talent Acquisition, Learning Management, Talent Management and Workforce Management.
The following table presents summary results for each of the businesses for the period August 28, 2020 through January 31, 2021 (Successor), February 1, 2020 through August 27, 2020 (Predecessor) and the fiscal years ended January 31, 2020 and 2019 (in thousands):

	Successor	Predecessor
	August 28, 2020 through January 31, 2021	February 1, 2020 through August 27, 2020	Year ended January 31, 2020	Year ended January 31, 2019
Skillsoft
Revenues	$72,425	$196,238	$362,503	$378,316
Operating expenses	158,671	398,178	637,658	364,581
Operating (loss) income	(86,246)	(201,940)	(275,155)	13,735
SumTotal
Revenues	36,343	77,613	151,518	155,825
Operating expenses	49,269	205,483	279,579	162,906
Operating income (loss)	(12,926)	(127,870)	(128,061)	(7,081)
Consolidated
Revenues	108,768	273,851	514,021	534,141
Operating expenses	207,940	603,661	917,237	527,487
Operating income (loss)	(99,172)	(329,810)	(403,216)	6,654
Total non-operating (expense) income	3,452	1,268	(5,120)	(5,624)
Interest expense, net	(19,936)	(168,236)	(429,657)	(395,842)
Reorganization items, net	—	3,329,245	—	—
(Provision) benefit for income taxes	21,934	(68,455)	(11,212)	(5,027)
Net (loss) income	$(93,722)	$2,764,012	$(849,205)	$(399,839)
The Company’s segment assets primarily consist of cash and cash equivalents, accounts receivable, prepaid expenses, deferred taxes, property and equipment, goodwill and intangible assets. The following table sets forth the Company’s segment assets as of January 31, 2021 and January 31, 2020 (in thousands):
	Successor	Predecessor
	January 31, 2021	January 31, 2020
Skillsoft	$1,398,379	$1,655,474
SumTotal	147,358	330,785
Corporate	—	6
Consolidated	$1,545,737	$1,986,265
The following table sets forth the Company’s long-lived tangible assets by geographic region for the years ended January 31, 2021 and January 31, 2020 (in thousands):
	Successor	Predecessor
	January 31, 2021	January 31, 2020
United States	$10,613	$13,469
Ireland	609	897
Rest of world	2,558	3,536
Total	$13,780	$17,902
(21)   Net Income (Loss) Per Share
Basic earnings per share is computed by dividing net income for the period by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income for the period by the weighted-average number of common shares outstanding during the period, plus the dilutive effect of outstanding restricted stock-based awards, stock options, and shares issuable under the employee stock purchase plan using the treasury stock method.

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except number of shares and per share data):
	Successor	Predecessor	Predecessor
	August 28, 2020 through January 31, 2020	February 1, 2020 through August 27, 2020	Year Ended January 31, 2020	Year Ended January 31, 2019
Net (loss) income	$(93,722)	$2,764,012	$(849,205)	$(399,839)
Weighted average common share outstanding:
Ordinary – Basic and Diluted (Predecessor	*	100	100	100
Class A – Basic and Diluted	3,840	*	*	*
Class B – Basic and Diluted	160	*	*	*
Net loss per share class (Successor only)
Net loss for Class A	$(89,973)	*	*	*
Loss on modifications of terms of participation rights held by other shareholders and warrants	(5,900)	*	*	*
Net loss attributable to Class A	$(95,873)	*	*	*
Net loss for Class B	$(3,749)	*	*	*
Gain on modifications of terms of participation rights held by other shareholders and warrants	5,900	*	*	*
Net income attributable to Class B	$2,151	*	*	*
(Losses) income per share:
Ordinary – Basic and Diluted (Predecessor)	*	$27,612.51	$(8,483.57)	$(3,994.40)
Class A – Basic and Diluted (Successor)	$(24.97)	*	*	*
Class B – Basic and Diluted (Successor)	$13.44	*	*	*

*
Not Applicable

Potential common shares related to participating rights in Notional Units in Evergreen have been excluded as the income generated for period from February 1, 2020 through August 27, 2020 (Predecessor) is attributable to gains recognized upon emergence of bankruptcy, which the Notional Units did not participate in as they were cancelled at that time. Potential common shares related to participating rights in Notional Units in Evergreen for the predecessor fiscal years ended January 31, 2020 and 2019 as excluded from earnings per share as they are contingently issuable and the impact would be anti-dilutive.
Warrants to purchase 705,882 common shares have been excluded from the successor period since, for periods of losses, the impact would be anti-dilutive and, for periods of income, no shares would be added to diluted earnings per share under the treasury stock method as the strike price of these awards are above the fair market value of underlying shares for all periods presented.
(22)   Related Party Transactions
Predecessor Related Party Transactions
The Company paid the tax obligations for certain current and former executives that purchased “B” ordinary shares in the parent company in return for $5.4 million of recourse notes, which were reserved for in the year ended January 31, 2020. The Company reserved the balance due as a result of certain forgiveness provisions in the event the value of the shares declined.
As of January 31, 2020, $9.9 million of outstanding borrowing capacity under the Company’s accounts receivable facility were loaned by the private equity sponsor of Evergreen Skills Lux S.A.R.L., who was a related party.

As of January 31, 2020 and 2019, the Company had loans of $2,189 million in outstanding borrowings from Holdings. As of January 31, 2020 and 2019, the Company had accrued interest of $1,067 million and $787 million, respectively, related to these borrowings.
Successor Related Party Transactions
Upon our emergence from Chapter 11 on August 27, 2020, our exit facility consisting of $110 million of First Out Term Loans and $410 million of Second Out Term Loans were financed in whole by our Class A shareholders. Class A shareholders have the ability to trade their debt positions independently from their equity positions, however, as of January 31, 2021, the substantial majority of First Out and Second Out term loans continue to be held by Class A shareholders.
(23)   Subsequent Events
The Company has evaluated subsequent events through April 9, 2021 the date the financial statements were issued.

Independent Auditor’s Report
Board of Directors
Albert DE Holdings Inc.
Cary, North Carolina
We have audited the accompanying consolidated financial statements of Albert DE Holdings Inc. and its subsidiaries, which comprise the consolidated balance sheets as of October 2, 2020, and September 27, 2019, and the related consolidated statements of operations and comprehensive loss, changes in stockholder’s deficit, and cash flows for the fiscal years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Albert DE Holdings Inc. and its subsidiaries as of October 2, 2020, and September 27, 2019, and the results of their operations and their cash flows for the fiscal years then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter Regarding Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has significant debt due within one year of the date of the consolidated financial statements, has an accumulated deficit of $366.3 million and has current debt maturities of $250.0 million as of October 2, 2020 that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Emphasis of Matter Regarding Potential Merger
On October 12, 2020, the Company entered into an agreement (the “Merger Agreement”) to be acquired in a merger transaction. The terms of the Merger Agreement are described in Note 16 of the consolidated financial statements. There can be no assurance that the merger will be completed. Our opinion is not modified with respect to this matter.
/s/ BDO USA, LLP.
Raleigh, North Carolina
December 11, 2020

Albert DE Holdings Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands except share amounts)
	October 2, 2020	September 27, 2019
Assets
Current Assets
Cash	$19,836	$9,621
Accounts receivable, less allowance for uncollectible accounts of $2,109 and $1,898 as of October 2, 2020, and September 27, 2019, respectively	25,441	40,687
Prepaid expenses and other current assets	12,738	7,733
Total Current Assets	58,015	58,041
Property and equipment, net	7,062	11,284
Goodwill	125,614	178,866
Intangible assets, net	45,588	60,128
Deferred tax assets	871	1,116
Other long-term assets	3,808	4,809
Total Assets	$240,958	$314,244
Liabilities and Stockholder’s Deficit
Current Liabilities
Accounts payable	$37,549	$33,253
Term loans – short-term portion, net	209,782	2,187
Credit facility	35,000	—
Accrued expenses	43,122	31,795
Deferred revenue	23,604	29,763
Total Current Liabilities	349,057	96,998
Term loans – long-term portion, net	—	211,616
Related party loan	11,181	8,547
Credit facility	—	19,598
Deferred tax liabilities	308	1,482
Other long-term liabilities	4,005	6,198
Total Liabilities	364,551	344,439
Commitments and Contingencies (Note 9)
Stockholder’s Deficit
Common stock, par value $0.01 per share; 5,000 shares authorized and 2,954 issued and outstanding as of October 2, 2020, and September 27, 2019	—	—
Additional paid-in capital	242,375	242,375
Accumulated deficit	(366,261)	(264,903)
Accumulated other comprehensive income (loss)	293	(7,667)
Total Stockholder’s Deficit	(123,593)	(30,195)
Total Liabilities and Stockholder’s Deficit	$240,958	$314,244
See accompanying notes to consolidated financial statements.

Albert DE Holdings Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)
Fiscal Year Ended	October 2, 2020	September 27, 2019
Revenue	$208,535	$260,165
Cost of revenue	116,203	139,459
Gross Margin	92,332	120,706
Operating Expenses:
Sales and marketing	44,093	54,828
General and administrative	34,204	45,118
Product development	3,064	5,378
Intangible assets impairment	7,879	—
Goodwill impairment	59,553	—
Amortization of intangible assets	7,623	9,100
Restructuring charges	8,220	7,564
Total Operating Expenses	164,636	121,988
Loss from Operations	(72,304)	(1,282)
Interest expense	(27,455)	(25,489)
Other (expense) income, net	(1,328)	500
Loss before Income Taxes	(101,087)	(26,271)
Income tax expense	(271)	(28)
Net Loss	$(101,358)	$(26,299)
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	7,960	(2,817)
Total Comprehensive Loss	$(93,398)	$(29,116)
See accompanying notes to consolidated financial statements.

Albert DE Holdings Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholder’s Deficit
(in thousands except share amounts)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Stockholder’s Deficit
	Shares	Amount
Balance at September 28, 2018	2,953	$—	$219,862	$(238,604)	$(4,850)	$(23,592)
Contributions from stockholder	1	—	22,513	—	—	22,513
Foreign currency translation adjustments	—	—	—	—	(2,817)	(2,817)
Net loss	—	—	—	(26,299)	—	(26,299)
Balance at September 27, 2019	2,954	—	242,375	(264,903)	(7,667)	(30,195)
Foreign currency translation adjustments	—	—	—	—	7,960	7,960
Net loss	—	—	—	(101,358)	—	(101,358)
Balance at October 2, 2020	2,954	$—	$242,375	$(366,261)	$293	$(123,593)
See accompanying notes to consolidated financial statements.

Albert DE Holdings Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
Fiscal Year Ended	October 2, 2020	September 27, 2019
Operating activities
Net loss	$(101,358)	$(26,299)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	6,301	9,929
Intangible assets impairment	7,879	—
Goodwill impairment	59,553	—
Amortization of intangible assets	7,623	9,100
Amortization of original issue discounts and deferred financing costs	3,234	2,117
Amortization of capitalized curriculum development costs	1,674	4,450
Loss on disposal of property and equipment	1	59
Unrealized foreign exchange loss	408	161
Realized and unrealized gain on derivative financial instruments	—	(822)
Deferred income tax benefit	(943)	(3,632)
Change in operating assets and liabilities:
Accounts receivable	16,205	4,093
Prepaid expenses and other assets	(3,717)	540
Accounts payable	3,665	(12,242)
Deferred revenue	(6,437)	(3,916)
Accrued expenses and other long-term liabilities	8,933	(2,594)
Net cash provided by (used in) operating activities	3,021	(19,056)
Investing activities
Purchases of property and equipment	(1,963)	(2,539)
Cash paid for capitalized curriculum development costs	(1,776)	(737)
Cash received upon termination of derivative contracts	—	2,476
Cash paid for acquisition of a business, net of cash received	(89)	—
Net cash used in investing activities	(3,828)	(800)
Financing activities
Payments under financing arrangements	(210)	(542)
Advances under credit facility	15,500	900
Payments on term loans	(2,188)	(1,313)
Payments on advances under credit facility	—	(2)
Debt issuance costs	(5,040)	(305)
Borrowings from related party loan	2,500	2,684
Contributions from stockholder	—	22,513
Net cash provided by financing activities	10,562	23,935
Effect of exchange rate changes on cash	460	(37)
Net increase in cash	10,215	4,042
Cash, beginning of period	9,621	5,579
Cash, end of period	$19,836	$9,621
Supplemental disclosure of cash flow information
Cash paid for interest	$11,130	$22,310
Cash paid for income taxes	$2,854	$1,350
See accompanying notes to consolidated financial statements.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
1. Nature of Operations
Albert DE Holdings Inc. and Subsidiaries (the “Company”) is a privately held worldwide provider of training solutions for corporations and their employees. The Company is headquartered in Cary, North Carolina, and has operations throughout the United States, Canada, Europe, the Middle East and Africa. The Company’s training curriculum addresses its clients’ and partners’ accelerating demand for skilled professionals in the advanced information technology and business skills sectors with delivery methods ranging from live instructor-led training to self-paced digital learning. The Company offers a broad portfolio of courses in multiple languages including both proprietary and vendor-specific training for Amazon Web Services, Avaya, Cisco, Citrix, IBM, Microsoft, Red Hat, VMware, and other vendor technologies and certifications.
2. Basis of Presentation and Summary of Significant Accounting Policies
Fiscal Year
The Company’s fiscal year end is the Friday nearest the end of September of each year. Operating results presented in the consolidated statements of operations and comprehensive loss relate to the periods from September 28, 2019, through October 2, 2020, for the current fiscal year and the period from September 29, 2018, through September 27, 2019, for the prior fiscal year.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Subsidiaries for which the Company has the majority ownership and ability to exercise control are also consolidated. All material intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to the allowance for doubtful accounts, credit memo reserve, the useful lives of intangible assets and property and equipment, goodwill and intangible asset impairment, income taxes, and contingencies, among others. The Company generally bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from those estimates.
The Company accounts for changes in accounting estimates in the period of the change if the change affects that period only or in the period of change and future periods if the change affects both in accordance with Accounting Standards Codification (“ASC”) 250, Accounting Changes and Error Corrections (“ASC 250”). Additionally, in accordance with ASC 250, the Company does not account for a change in an accounting estimate by restating or retrospectively adjusting amounts reported in financial statements of prior periods.
Restricted Cash
The Company is required to maintain certain balances in a cash account related to credit cards used by the Company. Restricted cash amounts related to credit cards totaled approximately $250,000 as of both October 2, 2020, and September 27, 2019, and are included within cash on the consolidated balance sheets.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Fair Value of Financial Instruments
ASC 825, Financial Instruments (“ASC 825”), requires that the Company disclose the fair value of its financial instruments when it is practical to estimate them. The fair values of the Company’s accounts receivable and accounts payable approximate their carrying values because of their short-term nature. The recorded values of debt obligations approximate their fair values, as interest rates approximate market rates.
Fair Value Measurements
U.S. GAAP defines fair value, establishes a framework for measuring fair value, including consideration for nonperformance risk, and specifies disclosures required for fair value measurements. Financial assets and liabilities recorded at fair value are categorized based upon a fair value hierarchy ranging from Level 1, for which there are quoted prices in active markets, to Level 3, which reflects management’s best estimates based on one or more observable inputs. There were no cash equivalents or short-term investments as of October 2, 2020, or September 27, 2019.
Accounts Receivable and Allowance for Doubtful Accounts
The Company sells and grants credit for its services to its customers without requiring collateral or third party guarantees. The Company typically invoices its customers at the time of registration for open enrollment training classes, at the time of delivery for enterprise training classes and at the time access is granted to web-based, self-paced digital learning. For contract revenue, invoicing occurs based upon the terms of the specific contract. Accounts receivable are recorded at the invoiced amount and do not bear interest. Trade accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. Estimates are used in determining the allowance for doubtful accounts and credit memo reserve based on analysis of various factors, including historical collection experience, current trends, specific identification of at-risk invoices, and a percentage of past due accounts receivable. These estimates could differ from actual collection experience. Trade accounts receivable are written-off when they are deemed uncollectible. The allowance for doubtful accounts is recorded in general and administrative expense in the consolidated statements of operations and comprehensive loss and the provision for credit memos is recorded as a reduction of revenue in the consolidated statements of operations and comprehensive loss. Both the allowance for doubtful accounts and the provision for credit memos are recorded as a reduction of accounts receivable in the consolidated balance sheets.
Accounts Receivable Factoring Agreements
In September 2018, the Company entered into a factoring agreement to sell certain receivables to an unrelated third-party financial services company (“the Buyer”). The Company entered into the agreement to finance working capital. According to the terms of the agreement, the Company may sell certain of its trade accounts receivables at fair value to the Buyer for an 85% cash advance and a deferred purchase price receivable. The Company accounts for these transactions in accordance with ASC 860, Transfers and Servicing (“ASC 860”). ASC 860 allows for the ownership transfer of accounts receivable to qualify for sale treatment when the appropriate criteria is met, which permits the Company to present the balances sold under the program to be excluded from accounts receivable, net on the consolidated balance sheets. Receivables are considered sold when (i) they are transferred beyond the reach of the Company and its creditors, (ii) the purchaser has the right to pledge or exchange the receivables, and (iii) the Company has surrendered control over the transferred receivables. In addition, the Company has no retained interests in the transferred receivables, other than collection and administrative responsibilities and its right to the deferred purchase price receivable. Cash proceeds from these arrangements are reflected as operating activities. The aggregate gross amount factored under the factoring agreement was $1.7 million as of October 2, 2020 and $4.6 million as of September 27, 2019. The amount outstanding from the Buyer was $183,000 at October 2, 2020, and $663,000 at September 27, 2019, which is included in prepaid expenses and other current assets in the consolidated balance sheets. The cost of factoring trade receivables was $501,000 for the year ended

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
October 2, 2020, and $499,000 for the year ended September 27, 2019, and is included in interest expense in the consolidated statements of operations and comprehensive loss.
Concentration of Credit Risk
The Company’s principal financial instruments subject to credit risk are cash and unsecured accounts receivable. Credit risk related to cash is minimal as cash balances are maintained at high quality financial institutions, but cash balances generally exceed federally insured limits. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company’s customer base and their dispersion across different geographic locations. As of October 2, 2020, one customer accounted for between 10% and 15% of consolidated accounts receivable. As of September 27, 2019, no customers accounted for greater than 10% of consolidated accounts receivable. No customers accounted for greater than 10% of revenues for the fiscal years ended October 2, 2020, and September 27, 2019.
Property and Equipment
Property and equipment are stated at cost net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based on the estimated useful life of the assets. Leasehold improvements are amortized over the lesser of the expected lease term or estimated useful life of the asset.
Expenditures for repairs and maintenance are charged to expense as incurred. Improvements and replacements are capitalized to the extent that they increase the useful life of the underlying asset. Upon disposition, the assets and related accumulated depreciation and amortization are relieved and any related gain or loss is recognized in operating expenses in the consolidated statements of operations and comprehensive loss. Any gain or loss on disposition related to restructuring plans are included in restructuring charges in the consolidated statements of operations and comprehensive loss.
Impairment of Long-Lived Assets
The Company accounts for impairment of long-lived assets pursuant to ASC 360, Property, Plant and Equipment (“ASC 360”). The Company assesses any impairment in value of long-lived assets, including property and equipment, whenever events or changes in circumstances indicate that the carrying amount of the asset will not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows on an undiscounted basis that are expected to be generated by the asset. No impairments were recorded for the fiscal years ended October 2, 2020, and September 27, 2019.
Goodwill and Intangible Assets
The Company accounts for goodwill and other intangible assets in accordance with ASC 350, Intangibles — Goodwill and Other Intangible Assets (“ASC 350”). The Company recognizes the assets acquired and liabilities assumed in business combinations at their respective fair values at the date of acquisition, with any excess purchase price recognized as goodwill. Valuation of intangible assets entails significant estimates and assumptions including, but not limited to, estimating future cash flows from product sales, developing appropriate discount rates, continuation of customer relationships and renewal of customer contracts, and approximating the useful lives of the intangible assets acquired.
Goodwill
The Company recognizes goodwill as an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. The Company tests goodwill for impairment annually as of the end of the fiscal year, or when indicators of potential impairment exist. The Company monitors the existence of potential impairment indicators throughout the fiscal year.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The Company conducts impairment testing for goodwill at the reporting unit level. Based on the current reporting structure, the Company determined that it operates within four reporting units based on geographic locations and, accordingly, has assigned goodwill at the following levels:
•
U.S.

•
Canada

•
Europe

•
Middle East and Africa

The Company tests goodwill for impairment annually on the final day of the fiscal year or when events or changes in circumstances indicate evidence a potential impairment exists.
For the fiscal year ended September 27, 2019, the Company early adopted Accounting Standards Update (“ASU”) 2017-04, Simplifying the Test of Goodwill Impairment (“ASU 2017-04”), which simplifies the subsequent measurement of goodwill. ASU 2017-04 eliminated Step 2 from the goodwill impairment test. Under the amendments in ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.
For the fiscal years ended October 2, 2020, and September 27, 2019, the Company elected to bypass the qualitative test as permitted under ASC 350 and performed a quantitative assessment. The Company calculated the fair value of each of its reporting units using a discounted cash flows model as well as guideline public companies and compared the fair value of each reporting unit to its carrying value. For the fiscal year ended October 2, 2020 the quantitative assessment identified that the carrying value for the U.S. reporting unit exceeded the fair value. Accordingly, the Company recorded a goodwill impairment of approximately $59.6 million during the fiscal year ended October 2, 2020, mainly related to declining projections due to the impact of the COVID-19 pandemic on the Company’s business, which caused sales revenue to decline significantly in the current year. The Company determined that the fair value of each reporting unit exceeded its carrying value and no impairment was recorded for the fiscal year ended September 27, 2019.
Indefinite-Lived Intangible Assets
The Company’s indefinite-lived intangible assets are comprised of trade and domain names. These are tested for impairment annually or when events or changes in circumstances indicate potential impairment may exist. The Company monitors the existence of potential impairment indicators throughout the fiscal year.
The Company’s impairment test may begin with a qualitative test to determine whether it is more likely than not that an indefinite-lived intangible asset’s carrying value is greater than its fair value. If the Company’s qualitative assessment reveals that asset impairment is more likely than not, the Company performs a quantitative impairment test by comparing the fair value of the indefinite-lived intangible asset to its carrying value. Alternatively, the Company may bypass the qualitative test and initiate impairment testing with the quantitative impairment test. Fair value reflects the price a market participant would be willing to pay in a potential sale of the asset. Determining the fair value of indefinite-lived intangible assets entails significant estimates and assumptions including, but not limited to, estimating future cash flows from product sales, developing appropriate discount rates, continuation of customer relationships and renewal of customer contracts, and approximating the useful lives of the intangible assets acquired. For the fiscal year ended October 2, 2020 the quantitative assessment identified that the carrying value for certain intangible assets exceeded the fair value, mainly related to declining projections due to the impact of the COVID-19 pandemic on the Company’s business, which caused sales revenue to decline significantly in the current year. Accordingly,

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
the Company recorded an intangible asset impairment of $7.9 million during the fiscal year ended October 2, 2020. No impairment was recorded for the fiscal year ended September 27, 2019.
Other Intangible Assets
U.S. GAAP requires that intangible assets, other than goodwill and indefinite-lived intangibles, must be amortized over their useful lives. The Company is currently amortizing its acquired intangible assets with finite lives over periods ranging from three to ten years. The Company assesses any impairment in value of other intangible assets whenever events or changes in circumstances indicate that the carrying amount of the asset will not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows on an undiscounted basis that are expected to be generated by the asset. No impairments were recorded for the fiscal years ended October 2, 2020, and September 27, 2019.
Debt Issuance Costs
The Company capitalizes costs associated with the issuance of debt instruments and amortizes these costs to interest expense over the term of the related debt agreement using the effective interest method. Term loans are presented net of unamortized debt issuance costs within the consolidated balance sheets.
Revenue Recognition
Revenue from training services is recognized in the accounting period in which the services are rendered. For fixed-price contracts, revenue is recognized based on the actual service provided to the end of the reporting period as a proportion of the total services to be provided (proportional performance method). Revenue associated with web-based, self-paced digital learning subscriptions is recognized over the term for which the content is accessible to the customer.
Estimates of revenues, costs, or extent of progress toward completion are revised if circumstances change. Any resulting increases or decreases in estimated revenues or costs are reflected in profit or loss in the period in which the circumstances that give rise to the revision become known by management.
Sales contracts sometimes contain multi-element agreements which may include any combination of content development, customized training deliveries, hourly contractor services, or content hosting. In such instances, the specific fact-pattern of the agreement is considered in determining the proper revenue recognition in accordance with ASC 605-25, Revenue Recognition-Multiple Element Arrangements (“ASC 605-25”). Generally, contracts containing multiple services have stated hourly rates for these services. The Company considers these stated rates as the estimated selling price to determine the allocation of arrangement consideration to each deliverable. Furthermore, a significant portion of the contracts are with existing customers with a historically consistent hourly rate for development or administrative services. Revenue is recognized as the services are provided.
The Company also serves as a reseller of training services for certain third-party technology providers (“reseller partners”). Under these reseller arrangements, the Company sells training to its customers, but the courses are delivered directly by the reseller partners. The Company only incurs costs associated with sales and marketing, course registration and cash collection and processing. The reseller partner is responsible for the course content, schedule creation, facilities, instructors and overall quality. Revenues recognized under reseller agreements are recorded net of the fee paid to the reseller partner for the course delivery. Reseller revenue for classroom and virtual training are recognized once the service is delivered, and if this service spans several hours/days, it is recognized proportionally across the length of the agreement. With respect to the arrangements in which the Company is reselling digital learning courses, the Company recognizes revenue at the point of sale to the customer as there is no further activity required by the Company.
All revenue is derived from the sale of training services.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Amounts received in advance of revenue recognition are recorded as deferred revenue in the consolidated balance sheets.
The Company records taxes collected from customers and remitted to governmental authorities on a net basis (excluded from revenue).
Product Development Costs
Product development costs include those costs incurred in the initial development and subsequent enhancement or reworking of the Company’s training courseware. The Company expenses normal product development costs as incurred.
During fiscal years 2020, and 2019, the Company incurred development costs for its new digital training offering. Due to the similarity in development stages of the courseware curriculum and content to computer software, the Company has elected to capitalize such costs during the application development stage in accordance with ASC 350. Costs that qualify for capitalization are primarily external direct costs, payroll and payroll-related costs. The capitalized curriculum development costs are reflected in other assets in the consolidated balance sheets. They are being amortized on a straight-line basis over 3 years beginning when the course is made available. Amortization on the capitalized curriculum development costs totaled $1.7 million and $4.5 million for the fiscal years ended October 2, 2020, and September 27, 2019, respectively.
Advertising Costs
The Company expenses advertising costs as incurred. Advertising included in operating expenses in the consolidated statements of operations and comprehensive loss for the fiscal years ended October 2, 2020, and September 27, 2019, was $2.3 million and $1.8 million, respectively.
Income Taxes
The Company recognizes deferred tax assets and liabilities for the cumulative effect of all temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities measured using the enacted tax rates and laws that are currently in effect. The Company provides a valuation allowance against deferred tax assets if, based on the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
A two-step approach is followed to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is cumulatively more than 50% likely to be realized upon ultimate settlement. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax positions as a component of income tax expense.
Foreign Currency
Assets and liabilities of the Company’s foreign subsidiaries with a functional currency other than the U.S. dollar are translated into U.S. dollars using exchange rates at the end of the respective period, whereas revenues and expenses are translated at average exchange rates effective during the respective period. Foreign currency translation adjustments are included in other comprehensive income (loss) in the consolidated statements of operations and comprehensive loss. Transaction losses and gains are included in other (expense) income, net in the consolidated statements of operations and comprehensive loss and totaled a $1.2 million loss and a $0.3 million loss for the fiscal years ended October 2, 2020, and September 27, 2019, respectively.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Going Concern
The Company’s consolidated financial statements are prepared using U.S. GAAP applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. The Company has suffered recurring losses from operations, has an accumulated deficit of $366.3 million and has current debt maturities of $250.0 million as of October 2, 2020. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company has term loans of $214.9 million and credit facilities of $35.1 million due within one year of the date of the financial statements and only $19.8 million in cash at October 2, 2020. As further discussed in Notes 10 and 16, following the outbreak of the COVID-19 pandemic, the Company entered into forbearance agreements to forbear lenders from exercising their rights to call the loans and to extend the maturities in order to allow additional time for the closing of the merger transaction with Churchill Capital Corp II (“Churchill”), a publicly traded special purpose acquisition company.
Traditionally, the Company has raised additional capital through contributions from its stockholders. As further explained in Note 16, the Company has entered into an agreement to be acquired in a merger transaction that would eliminate the debt obligations of the Company. The merger is planned to close in the first calendar quarter of 2021, but if the closing does not occur, the Company’s debt would become callable and the Company would then need to pursue a plan to seek additional equity, restart discussions with lenders to convert a majority of the Company’s debt to equity, seek to be acquired by another entity, and/or seek bankruptcy protection. However, management cannot provide any assurance that the Company will be successful in accomplishing any or all of its plans. The uncertainty of the merger’s completion and the Company’s ability to successfully resolve these factors raise substantial doubt about the Company’s ability to meet its existing obligations, and to continue as a going concern within one year from the date that these financial statements are issued. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.
Recently Issued Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 establishes a comprehensive revenue recognition standard for virtually all industries in U.S. GAAP. The new revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, ASU 2014-09 requires five basic steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Entities will generally be required to make more estimates and use more judgment than under current guidance, which will be highlighted for users through increased disclosure requirements. Two basic transition methods are available — full retrospective for which certain practical expedients are available, and a cumulative effect approach. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date (“ASU 2015-14”). The amendments in ASU 2015-14 defer the effective date of ASU 2014-09 for all entities by one year. Due to the challenges for many private companies with finalizing their transition under a compressed timeline because of the unique challenges resulting from the COVID-19 pandemic, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities (“ASU 2020-05”). ASU 2020-05 defers the effective date by one year for certain entities that had not issued their financial statements (or made financial statements available for issuance) reflecting the adoption of ASU 2014-09, as of the date the ASU was issued (June 3, 2020). ASU 2014-09 is effective for the Company for fiscal years beginning after December 15, 2019. The Company is in the process of evaluating the impact ASU 2014-09, ASU 2015-14, and ASU 2020-05 will have on its financial position and results of operations.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”). ASU 2016-02 establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. In November 2019, the FASB issued ASU 2019-10, Leases (“ASU 2019-10”), which deferred the effective date of ASU 2016-02 to fiscal years beginning after December 15, 2020. Due to the challenges for many private companies with finalizing their transition under a compressed timeline because of the unique challenges resulting from the COVID-19 pandemic, the FASB issued ASU 2020-05. ASU 2020-05 defers the effective date by one year for certain entities that had not issued their financial statements (or made financial statements available for issuance) reflecting the adoption of ASU 2016-02, as of the date the ASU was issued (June 3, 2020). ASU 2016-02 is effective for the Company for fiscal years beginning after December 15, 2021. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”) provides for an additional transition method, under which a cumulative-effect adjustment to the opening balance of retained earnings is recorded in the period of adoption, with no retroactive application required. The Company is in the process of evaluating the impact ASU 2016-02 and ASU 2018-11 will have on its financial position and results of operations.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 provides cash flow statement classification guidance for eight specific cash flow matters, including debt prepayment or debt extinguishments costs, contingent consideration payments made after a business combination, and distributions received from equity method investees. The Company adopted ASU 2016-15 as of September 28, 2019. The adoption of ASU 2016-15 did not have a material impact on the Company’s statement of cash flows.
In August 2018, the FASB issued ASU 2018-15, Intangibles, Goodwill and Other-Internal-Use Software (Topic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU 2018-15 becomes effective for the Company for fiscal years beginning after December 15, 2020. The Company is in the process of evaluating the impact ASU 2018-15 will have on its financial position and results of operations.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 becomes effective for the Company for fiscal years beginning after December 15, 2021. The Company is in the process of evaluating the impact ASU 2019-12 will have on its financial position and results of operations.
In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). ASU 2020-04 provides temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected market transition from the London Interbank Offered Rate (LIBOR) and other interbank offered rates to alternative reference rates. The provisions of ASU 2020-04 are only available until December 31, 2022, when the reference rate replacement activity is expected to be completed. The Company is currently evaluating the impact this guidance may have on its consolidated financial statements and related disclosures.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
3. Property and Equipment
Property and equipment consisted of the following at (in thousands):
	Useful Life	October 2, 2020	September 27, 2019
Computers and office equipment	2-5 years	$55,292	$53,310
Leasehold improvements	Shorter of the life of the lease or estimated useful life	9,568	10,228
Furniture and fixtures	3 years	4,594	4,330
Property and equipment, gross		69,454	67,868
Accumulated depreciation and amortization		(62,392)	(56,584)
Property and equipment, net		$7,062	$11,284
Depreciation and amortization expense included in operating expenses in the consolidated statements of operations and comprehensive loss was $6.3 million and $9.9 million for the fiscal years ended October 2, 2020, and September 27, 2019, respectively.
4. Goodwill and Intangible Assets
The following represents a rollforward of the Company’s goodwill (in thousands):
	Gross Carrying Amount	Accumulated Impairments	Net Carrying Amount
Balance at September 28, 2018	$268,413	$(86,801)	$181,612
Currency translation adjustments	(2,746)	—	(2,746)
Balance at September 27, 2019	265,667	(86,801)	178,866
Acquired through business combination	582	—	582
Impairment loss	—	(59,553)	(59,553)
Currency translation adjustments	5,719	—	5,719
Balance at October 2, 2020	$271,968	$(146,354)	$125,614
Goodwill by reporting unit was as follows at (in thousands):
	October 2, 2020	September 27, 2019
U.S.	$72,264	$131,817
Canada	6,801	6,825
Europe	41,487	35,189
Middle East and Africa	5,062	5,035
Total goodwill	$125,614	$178,866
In November 2019, the Company entered into an Enterprise Transfer Agreement with a small training business in the Netherlands for a total maximum consideration of €540,000. The acquisition of this business strengthens the business in the northern part of the Netherlands as well as bringing a complimentary portfolio of training offerings and an additional customer base into the existing established business. The consideration is payable in two parts, a fixed element totaling €360,000 payable in equal quarterly installments ending in June 2023 and an annual variable element totaling a maximum of €180,000 payable if revenue

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
targets achieved from the acquired business are met. The current portion of the Company’s consideration liability was $211,000 at October 2, 2020 and is included in accrued expenses in the consolidated balance sheets. The long-term portion of the Company’s consideration liability was $281,000 at October 2, 2020 and is included in other long-term liabilities in the consolidated balance sheets.
Intangible assets consisted of the following at (in thousands):
October 2, 2020	Weighted Average Remaining Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Trade and domain names	N/A	$16,424	$—	$16,424
Definite-lived intangible assets:
Covenant not to compete	0.0	63	(63)	—
Courseware	0.0	9,270	(9,270)	—
Customer relationships	6.7	87,690	(58,526)	29,164
Total definite-lived intangible assets	6.7	97,023	(67,859)	29,164
Total intangible assets		$113,447	$(67,859)	$45,588
September 27, 2019	Weighted Average Remaining Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Trade and domain names	N/A	$23,851	$—	$23,851
Definite-lived intangible assets:
Covenant not to compete	0.0	63	(63)	—
Courseware	0.0	9,271	(9,271)	—
Customer relationships	7.7	86,257	(49,980)	36,277
Total definite-lived intangible assets	7.7	95,591	(59,314)	36,277
Total intangible assets		$119,442	$(59,314)	$60,128
Trade and domain names are not amortized as they have an indefinite life; however, they are subject to an annual impairment analysis. An impairment loss for trade and domain names of $7.9 million was recognized for the fiscal year ended October 2, 2020. No impairment loss for trade and domain names were recognized for the fiscal year ended September 27, 2019.
The covenant not to compete was amortized over three years on a straight-line basis. Courseware and customer relationships are amortized over five to ten years on an accelerated basis, which coincides with the period of estimated economic benefit to be received by the Company. Amortization expense was $7.6 million and $9.1 million for the fiscal years ended October 2, 2020, and September 27, 2019, respectively.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Estimated future annual amortization expense is as follows at October 2, 2020 (in thousands):
Fiscal year ending
October 1, 2021	$6,553
September 30, 2022	5,577
September 29, 2023	4,368
September 27, 2024	3,727
September 26, 2025	3,180
Thereafter	5,759
Total future amortization expense	$29,164
5. Derivative Financial Instruments
The Company is directly and indirectly affected by changes in certain market conditions. These changes in market conditions may adversely impact the Company’s financial performance and are referred to as “market risks”. The Company has used derivatives as a risk management tool to mitigate the potential impact of certain market risks when deemed appropriate. The primary market risks managed by the Company through the use of derivative instruments are foreign currency exchange rate risk and interest rate risk.
The Company has historically used interest rate and cross-currency swaps as its primary derivative instruments. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets, and/or indices. The Company does not enter into derivative financial instruments for trading purposes. The Company’s derivative instruments were not designated and did not qualify as hedging instruments, thus the change in fair value of such instruments was immediately recognized into earnings. In December 2018, the Company sold all outstanding derivative instruments for $2.5 million. For the fiscal year ended September 27, 2019, a $0.8 million gain was recorded in other (expense) income, net related to the cross-currency swaps in the Company’s consolidated statements of operations and comprehensive loss. Also for the fiscal year ended September 27, 2019, a $7,000 gain was recorded as interest income in interest expense, related to the interest rate swaps in the Company’s consolidated statements of operations and comprehensive loss. The Company did not use interest rate and cross-currency swaps as derivative instruments during the fiscal year ended October 2, 2020.
6. Restructuring Expenses
The Company enters into restructuring plans for its domestic and foreign operations as deemed appropriate. The plans in effect during the fiscal years ended October 2, 2020, and September 27, 2019, consist primarily of severance costs for the reorganization of the Company’s sales force, retention of key employees, outsourcing of various functions, and change in senior management to drive the Company’s strategic growth in a new direction, with digital learning and facility closing costs associated with the down-sizing of excess capacity in fixed training facilities resulting from the shift from classroom to virtual learning. These restructuring plans began in the fiscal year ended October 2, 2015 and should conclude during fiscal year 2021, with cash payments under these plans extending to fiscal year 2023. The Company recorded the costs associated with these plans in restructuring charges within operating expenses in the consolidated statements of operations and comprehensive loss. The Company accrues for facility closing costs at the date the location is vacated based upon contractual future payments reduced by estimated sublease rentals that are reasonably expected to be achieved. During the fiscal year ended September 27, 2019, the Company entered into agreements to terminate the leases related to fixed training facilities that had already been vacated, thereby recouping $993,000 that had already been included in restructuring expenses in prior years, which reduced restructuring expenses for the fiscal year ended September 27, 2019.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The Company’s restructuring expenses consisted of the following for the fiscal year ended (in thousands):
	October 2, 2020	September 27, 2019
Outsourcing, retention, and severance costs for operational, sales and administrative employees	$6,245	$8,347
Facility closing costs, net	1,975	(783)
Total restructuring expense	$8,220	$7,564
The following represents a roll forward of the Company’s restructuring liability (in thousands):
Balance at September 28, 2018	$8,759
Amount charged to operating expense	7,564
Currency translation adjustments	(58)
Cash payments	(10,351)
Balance at September 27, 2019	$5,914
Amount charged to operating expense	8,220
Currency translation adjustments	(38)
Cash payments	(8,309)
Balance at October 2, 2020	$5,787
The following table presents the restructuring liabilities at (in thousands):
	October 2, 2020	September 27, 2019
Outsourcing, retention, and severance costs for operational, sales and administrative employees	$2,724	$3,124
Facility closing costs	3,063	2,790
Total restructuring liabilities	$5,787	$5,914
Cumulative restructuring expenses since the fiscal year ended October 2, 2015 for these specific restructuring plans totaled $42.3 million as of October 2, 2020, $26.3 million of which related to outsourcing, retention, and severance costs for operational, sales and administrative employees, and $16.0 million of which related to facility closing costs. Cumulative restructuring expenses since the fiscal year ended October 2, 2015 for these specific restructuring plans totaled $34.1 million as of September 27, 2019, $20.1 million of which related to outsourcing, retention, and severance costs for operational, sales and administrative employees, and $14.0 million of which related to facility closing costs. The Company expects to incur $10.2 million of additional restructuring expenses for these plans in fiscal year 2021.
The current portion of the Company’s restructuring liability was $4.3 million and $3.0 million at October 2, 2020, and September 27, 2019, respectively, and is included in accrued expenses in the consolidated balance sheets. The long-term portion of the Company’s restructuring liability was $1.5 million and $2.9 million at October 2, 2020, and September 27, 2019, respectively and is included in other long-term liabilities in the consolidated balance sheets.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
7. Prepaid Expenses and Other Current Assets
	October 2, 2020	September 27, 2019
Deferred expenses	$2,185	$1,141
Prepaid expenses	1,335	1,864
Course materials	328	472
Salary advances	120	67
Deposits	5,429	203
Other receivables	649	1,252
Other current assets	2,692	2,734
Total prepaid expenses and other current assets	$12,738	$7,733
8. Accrued Expenses
Accrued expenses consist of the following at (in thousands):
	October 2, 2020	September 27, 2019
Employee compensation and related benefits	$9,499	$8,503
Income, property, and other taxes payable	3,933	5,716
Customer credit balances	3,780	4,970
Restructuring (Note 6)	4,260	2,983
Accrued professional fees	211	435
Royalties and course director fees	829	837
Accrued interest	16,294	5,445
Other	4,316	2,906
Total accrued expenses	$43,122	$31,795
9. Commitments and Contingencies
Operating Leases
The Company has obligations under various long-term operating leases relating to buildings, training and office equipment and automobiles. These leases expire at various dates through fiscal year 2025. Some of the lease agreements provide for rental adjustments for increases in base rent. The Company records rent expense on a straight-line basis over the term of the lease agreements.
Minimum operating lease payments for future periods are as follows at October 2, 2020 (in thousands):
Fiscal year ending
October 1, 2021	$7,114
September 30, 2022	5,909
September 29, 2023	1,851
September 27, 2024	622
September 26, 2025	309
Thereafter	—
Total future minimum operating lease commitments	$15,805

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the fiscal years ended October 2, 2020, and September 27, 2019, the Company’s total rent expense for operating leases included in operating expenses in the consolidated statements of operations and comprehensive loss was $6.2 million and $6.1 million, respectively.
Litigation
The Company is subject to various legal proceedings that arise in the ordinary course of business. Given its current assessment of the underlying facts, management believes that the amount of ultimate liability with respect to these actions will not be material to the financial position or results of operations of the Company.
10. Borrowings
Term Loans and Credit Facility
On January 20, 2015, the Company entered into agreements with Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc. and ING Capital LLC (collectively the “Lenders”), as joint lead arrangers, for a six-year first lien term loan of $175 million (the “First Lien”), a five-year revolving credit facility of $20 million (the “Credit Facility”), and a seven-year second lien term loan of $50 million (the “Second Lien”) (collectively, the “Credit Suisse Debt Agreements”). The Credit Suisse Debt Agreements were issued with original issue discounts totaling $2.8 million. The Company also incurred and paid deferred financing costs associated with the Credit Suisse Debt Agreements of $8 million. During the fiscal year ended September 29, 2017, the Company entered into two amendments on the Credit Suisse Debt Agreements, under which certain terms including applicable interest rates and covenants were amended. In relation to these amendments, the Company incurred an additional $1.3 million in deferred financing costs. On April 1, 2019, the Company entered into two amendments on the Credit Suisse Debt Agreements, under which the Credit Facility was amended to mature on December 30, 2020 and the net leverage covenant levels were increased. The amendments also added a liquidity requirement. Under the liquidity requirement, the Company shall not permit liquidity, which is defined as cash and cash equivalents plus undrawn revolver availability, to be less than $4 million for eight consecutive business days. In relation to these amendments, the Company incurred an additional $0.3 million in deferred financing costs. Following the outbreak of the COVID-19 pandemic, the Company entered into a series of forbearance agreements (the “Forbearance Agreements”) with the Lenders, with conversations beginning in March 2020. Under the Forbearance Agreements, the Company agreed to additional reporting obligations, an increased minimum liquidity requirement, appointment of separate financial advisors for the Company and the First Lien and Second Lien lenders, and the appointment of an independent director among other conditions. In addition, the Company was required to deliver a three-year business plan and a restructuring proposal to the lenders by August 15, 2020. In exchange, the Lenders agreed to forgo cash interest payments through September 29, 2020 and to forbear from exercising their rights to call the loans and to extend the maturities in order to allow the Company time to pursue a solution to fund the upcoming maturities, including the launch of a broad sales process that cumulated in the agreed transaction with Churchill (see Note 16). In late September, the Company’s board of directors and the First Lien and Second Lien lenders agreed to extend the end date of the Forbearance Agreements to October 14, 2020. In relation to the Forbearance Agreements, the Company incurred an additional $3.9 million in deferred financing costs. Both the original issue discounts and deferred financing costs from the original agreements and the various amendments are included within term loans in the consolidated balance sheets and are being amortized as interest expense under the effective interest method over the term of the respective debt agreements. The Company recorded interest expense associated with the original issue discounts of $0.4 million and $0.4 million and deferred financing costs of $2.0 million and $1.7 million for the fiscal years ended October 2, 2020, and September 27, 2019, respectively.
A merger agreement was executed on October 12, 2020 with a publicly traded special purpose acquisition company, Churchill (the “Merger Agreement”) (see Note 16). To provide additional time for the merger to close, the Company entered into an amended forbearance agreement (the “Amended Forbearance Agreement”). The Amended Forbearance Agreement includes terms similar to the Forbearance Agreement

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
whereby the Company is not required to pay interest on the Credit Suisse Debt Agreements or comply with the minimum leverage covenant requirements until the merger closes. If the transaction does not occur, all debt will be callable.
The Company can borrow under the Credit Facility with loans at LIBOR Rate or Base Rate in United States dollars (“USD”), Euros, British pound sterling (“GBP”) or Canadian dollars (“CAD”). Letters of credit count towards availability under the Credit Facility. The Company is required to pay a quarterly commitment fee of up to 0.5% based on the unused amount of the Credit Facility. There were $0.2 million and $0.4 million of outstanding letters of credit against the Credit Facility at October 2, 2020, and September 27, 2019, respectively. The Credit Facility, as amended in April 2019, matures on December 30, 2020, and the amount outstanding was $19.6 million as of October 2, 2020, and September 27, 2019, and is included within the credit facility line in the consolidated balance sheets. There was no availability to draw additional amounts on the Credit Facility as of October 2, 2020, or September 27, 2019.
Principal payments of $437,500 are due quarterly on the First Lien beginning March 31, 2015, with a final payment of $164.5 million due at maturity on January 20, 2021. No principal payments are due on the Second Lien until maturity on January 20, 2022.
Under the terms of the Credit Suisse Debt Agreements, net cash proceeds from the sale of assets (over certain amounts), casualty events, issuance of additional long-term debt and excess cash flow (as defined in the debt agreement) can trigger a mandatory repayment of principal. As of October 2, 2020, and September 27, 2019, the Company was not required to make any mandatory repayments.
On November 26, 2019, the Company entered into an agreement with Blue Torch Finance LLC for a revolving credit facility of $15.5 million (the “Blue Torch Facility”) through its Canadian and Dutch subsidiaries. The Company can borrow under the Blue Torch Facility with loans at the Adjusted LIBOR Rate or Base Rate in USD. The Company is required to pay a quarterly commitment fee which shall accrue at the rate equal to the Adjusted LIBOR for a three-month interest period determined on the first day of the applicable accrual period on the average daily unused amount of the Blue Torch Facility. The Blue Torch Facility matures on the date of the closing of the merger described in Note 16. In conjunction with entering into the Amended Forbearance Agreement in October 2020, the Company amended the terms of the Blue Torch Facility by extending the maturity date from December 30, 2020 to parallel the closing date described in the merger agreement described in Note 16. The Company agreed to pay an amendment fee of $1.0 million to be paid at the closing of the merger. The Blue Torch Facility is secured by the capital stock and assets of certain of the Company’s subsidiaries. The Company drew $10 million as of November 27, 2019 and the remaining $5.5 million on March 23, 2020. If for any reason the aggregate borrowings at any time exceeds the aggregate amount of availability (defined as the lesser of the aggregate borrowings or a calculation of the Canadian, Dutch, and UK subsidiary’s trailing 90-day cash receipts), the Company would be required to prepay the Blue Torch Facility for an aggregate amount equal to such excess. The Company’s foreign subsidiaries are also subject to certain covenants including a requirement to maintain $4 million in cash and cash equivalents plus undrawn revolving availability as of the close of business on the last business day of each week. The Company incurred debt issuance costs in relation to its entry into the Blue Torch Facility totaling $1.1 million during the year ended October 2, 2020. The Company recorded amortization of these debt issuance costs in the amount of approximately $0.8 million during the year ended October 2, 2020.
The carrying amount of the Company’s debt at October 2, 2020, and September 27, 2019, represents the outstanding principal less the unamortized discounts and unamortized deferred financing costs, which approximates fair value due to the LIBOR rates associated with the debt, as described below.
The Credit Suisse Debt Agreements are secured by the capital stock and assets of the Company. The First Lien currently bears interest at Base Rate plus 5% or LIBOR Rate plus 6%, with a LIBOR Rate floor of 1%. The Second Lien currently bears interest at Base Rate plus 9.25% or LIBOR Rate plus 10.25% with a LIBOR Rate floor of 1%. Base Rate refers to the higher of: (a) Prime Rate as quoted in the Wall Street Journal; (b) Federal Funds Rate plus 0.5%; or (c) the 1 month Adjusted LIBOR Rate plus 1%. LIBOR Rate

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
refers to the higher of: (a) 1% per annum; (b) the offered rate for the applicable interest period as published on Reuters LIBOR01 (London Interbank Offered Rate); or (c) the offered rate for one month for deposits in Dollars as published on Reuters LIBOR01 (London Interbank Offered Rate).
At October 2, 2020, and September 27, 2019, the weighted average interest rate on the Company’s debt was 9.87% and 9.24%, respectively. Interest expense incurred on the Company’s Credit Suisse Debt Agreements was $21.9 million and $22.6 million for the fiscal years ended October 2, 2020, and September 27, 2019, respectively. Interest expense incurred on the Company’s Blue Torch Facility was $1.9 million for the fiscal year ended October 2, 2020.
The Company is exposed to the impact of interest rate changes as a result of its variable rate Credit Suisse Debt Agreements. The Company entered into interest rate swaps providing protection against rising interest rates with Credit Suisse International on May 8, 2015, which were terminated during the fiscal year ended September 27, 2019 (see Note 5).
The Credit Suisse Debt Agreements contain customary default provisions, and the Company must comply with various financial covenants. The financial covenants consist of maximum leverage ratios and minimum liquidity requirements. As part of the Forbearance Agreements, the lenders agreed to forbear from exercising their rights under the Debt Agreement.
Maturities of the Company’s debt (excluding the Credit Facility, which matures during the year ending October 1, 2021), including long-term and current obligations, are as follows at October 2, 2020 (in thousands):
Fiscal year ending
October 1, 2021	$214,938
Less: unamortized discounts	(273)
Less: unamortized deferred financing costs	(4,883)
Term loans – short-term portion, net	$209,782
11. Benefit Plans
401(k) Plan for U.S. Employees
The Company sponsors a 401(k) plan, the Global Knowledge Training LLC 401(k) Plan (“the Global Knowledge Plan”), which permits U.S. employees to make contributions by salary reduction. All U.S. employees are eligible to enroll in the Global Knowledge Plan on the first day after completing three months of service. Participants are immediately vested in all contributions and earnings thereon. Participants of the Global Knowledge Plan may contribute up to 50% of eligible pay, up to $19,500 in 2020, and $19,000 in 2019, on a pretax basis.
The Company typically makes a 50% matching contribution for employee contributions of up to 3% of eligible pay. As of April 1, 2020, the Company stopped the matching contribution. The Company’s matching contributions amounted to approximately $146,000 and $344,000 for the fiscal years ended October 2, 2020, and September 27, 2019, respectively.
Defined-Contribution Plans for Non-U.S. Employees
The Company sponsors certain defined-contribution postretirement plans covering non-U.S. employees. The Company either makes a matching contribution or makes the entire contribution, based on eligible pay. For the fiscal years ended October 2, 2020, and September 27, 2019, the Company’s total contribution under these plans was approximately $960,000 and $980,000, respectively.
The Company also makes mandatory contributions to government retirement plans in certain countries. The aggregate contribution was approximately $745,000 and $927,000 for the fiscal years ended October 2, 2020, and September 27, 2019, respectively.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
12. Income Taxes
Income (Loss) before income taxes was generated within the following jurisdictions for the fiscal years ended (in thousands):
	October 2, 2020	September 27, 2019
U.S.	$(105,012)	$(33,853)
Foreign	3,925	7,582
Total loss before income taxes	$(101,087)	$(26,271)
Income tax (benefit) expense by jurisdiction was as follows for the fiscal years ended (in thousands):
	October 2, 2020	September 27, 2019
U.S. Federal	$(116)	$20
U.S. state	141	74
Foreign	246	(66)
Total income tax expense	$271	$28
Income tax (benefit) expense consists of the following for the fiscal years ended (in thousands):
	October 2, 2020	September 27, 2019
Current (benefit) expense:
U.S. Federal	$(116)	$—
U.S. State	141	74
Foreign	1,189	3,586
Total current income tax expense	1,214	3,660
Deferred expense (benefit):
U.S. Federal	—	20
U.S. State	—	—
Foreign	(943)	(3,652)
Total deferred income tax benefit	(943)	(3,632)
Total income tax expense	$271	$28

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
A reconciliation of the effective income tax rate to the federal rate for continuing operations is as follows:
	Fiscal Year Ended October 2, 2020	Fiscal Year Ended September 27, 2019
Loss for the year	$(101,358)	$(26,299)
Income tax expense	271	28
Loss before income taxes	$(101,087)	$(26,271)
Tax using the Company’s domestic tax rate of 21%	$(21,228)	$(5,517)
Expenses not deductible for tax purposes	(370)	36
Goodwill impairment	12,506	—
Tax rate change	(19)	(197)
Deferred tax assets not benefited	10,638	4,339
Different tax rates applied in overseas jurisdictions	(292)	538
Other	(964)	829
Total income tax expense	$271	$28
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consisted of the following at (in thousands):
	October 2, 2020	September 27, 2019
Deferred tax assets:
Net operating losses and credit carryforwards	$44,410	$40,805
Depreciation and amortization	6,796	6,522
Deferred revenue	786	1,021
Interest limitation	11,508	5,811
Other reserves and accruals	4,263	4,813
Gross deferred tax assets	67,763	58,972
Less valuation allowances	(52,120)	(41,802)
Deferred tax assets, net of valuation allowances	15,643	17,170
Deferred tax liabilities:
Depreciation and amortization	(14,418)	(16,605)
Other reserves and accruals	(662)	(931)
Gross deferred tax liabilities	(15,080)	(17,536)
Net deferred tax assets (liabilities)	$563	$(366)
For the fiscal year ended October 2, 2020, the Company recorded a valuation allowance against the deferred tax assets in Canada, Denmark, and the U.S. For the fiscal year ended September 27, 2019, the Company recorded a valuation allowance against the deferred tax assets in Canada, Denmark, Ireland, Norway, and the U.S. The valuation allowances are recorded because management does not believe, based upon the weight of all available evidence, that it was more likely than not that such assets would ultimately be realized in these jurisdictions.
At October 2, 2020, and September 27, 2019, no deferred taxes have been provided for any portion of the undistributed earnings of the Company’s foreign subsidiaries of $1.8 million and $3.5 million, respectively, because these earnings have been, and under current plans, will continue to be, permanently reinvested in

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
these subsidiaries. Additionally, because such earnings were subject to the one-time transition tax on foreign earnings as required by the 2017 Tax Cuts and Jobs Act of 2017 (the “Act”), any additional liability would generally be limited to foreign withholding and state taxes. Therefore, it is not practicable to determine the amount of the additional unrecognized deferred tax liability associated with these permanently reinvested earnings.
The Company has net operating loss carryforwards available to offset taxable income in future years. The net operating loss carryforwards are as follows at October 2, 2020 (in thousands):
Jurisdiction	Expiration Date
United States	Beginning in 2025	$134,744
Canada	Beginning in 2031	24,489
Spain	Unlimited	7,805
United Kingdom	Unlimited	4,507
Denmark	Unlimited	3,760
Netherlands	Unlimited	1,786
Total net operating loss carryforwards		$177,091
The Company is subject to Federal taxation in the U.S. and taxation in various U.S. state and foreign tax jurisdictions. The Company recorded an increase in the liability for unrecognized tax benefits for an uncertain tax position during a prior year. This unrecognized tax benefit was recorded as a reduction to the local country net operating loss carryforward, so it did not result in a gross liability for balance sheet purposes. No adjustment to the liability for uncertain tax positions was recorded for the fiscal years ended October 2, 2020, and September 27, 2019. The liability for uncertain tax positions is included in other long-term liabilities in the consolidated balance sheets. The Company does not anticipate a material change in the liability for unrecognized tax benefits during the next 12 months. As of October 2, 2020, the Company had not accrued any interest or penalties related to unrecognized tax benefits.
The Company remains open to examination in its major jurisdictions as follows:
Jurisdiction	Years
Canada	2015 – 2020
France	2017 – 2020
Netherlands	2017 – 2020
United Kingdom	2017 – 2020
U.S. (federal and state)	2017 – 2020
The provision for income taxes involves a significant amount of judgment regarding interpretation of relevant facts and laws in the jurisdictions in which the Company operates. Future changes in applicable tax laws, projected levels of taxable income and tax planning could change the effective rate and tax balances recorded by the Company. In addition, U.S. and foreign tax authorities periodically review income tax returns filed by the Company and can raise issues regarding its filing positions, timing and amount of income or deductions, and allocation of income among the jurisdictions in which the Company operates. A significant period of time may elapse between the filing of an income tax return and the ultimate resolution of an issue raised by a revenue authority with respect to that return.
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits net operating loss carryovers and carrybacks to offset 100% taxable income for taxable years beginning before 2021. In addition, the CARES Act contains modifications on the limitation of business interest for tax years beginning in 2019 and 2020. The modifications to Section 163(j) increase the allowable business interest deduction

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
from 30% of adjusted taxable income to 50% of adjusted taxable income. None of the CARES Act provisions materially impacted the company’s income tax provision or the deferred tax assets or liabilities.
13. Related Parties
Related parties of the Company with which the Company had related party transactions include the following:
•
Rhône Capital LLC (“Rhône”): funds controlled by Rhône and its affiliates own the majority of outstanding common shares of the Company

•
Albert Luxembourg Holdings S.àr.l. (“Albert Lux”): the top-level parent company in the Global Knowledge group

•
Falco Enterprises, Inc. (“Falco”): an affiliate of the Company’s executive chairman

•
MidOcean Partners (“MidOcean”): former stockholder

•
Michael Abercrombie (“Abercrombie”): former employee of the Company and minority stockholder in Albert Lux

Related party expenses included in general and administrative expenses in the consolidated statements of operations and comprehensive loss are as follows for the fiscal years ended (in thousands):
	October 2, 2020	September 27, 2019
Rhône – monitoring fees and expense reimbursements	$597	$798
Falco – consulting services	179	1,186
Total related party expenses	$776	$1,984
Related party assets (liabilities) included in the consolidated balance sheets are as follows at (in thousands):
Related Party	Balance Sheet Location	October 2, 2020	September 27, 2019
Abercrombie	Other long-term assets	$375	$375
Rhône	Accounts payable	(2,129)	(1,641)
Falco	Accounts payable	(270)	(529)
Albert Lux	Related party loans	(11,181)	(8,547)
Rhône	Accrued expenses	(412)	(364)
Falco	Accrued expenses	(127)	(99)
MidOcean	Accrued expenses	(770)	(770)
Net related party liabilities		$(14,514)	$(11,575)
The related party loans with Albert Lux relate to long-term loans of funds totaling $11.2 million and $8.5 million as of October 2, 2020, and September 27, 2019, respectively. The Company has received multiple disbursements related to the loan. The loan has an interest rate of 2.67%, compounding quarterly and payable-in-kind. The related interest on the loan was approximately $133,000 and $142,000 for the fiscal years ended October 2, 2020, and September 27, 2019, respectively. $5.3 million under the related party loans is due as on September 30, 2022, $2.5 million is due November 7, 2022, with the remainder being due September 30, 2023.
The accrued expenses payable to MidOcean relate to estimated U.S. Federal tax refunds for certain tax years prior to the acquisition by Rhône expected from net operating loss carrybacks and tax benefits in the Netherlands resulting from the loss on liquidation of the Company’s German subsidiary.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The accounts payable due to Rhône relate to management fees and other costs incurred by Rhône that are reimbursable by the Company.
14. Geographic Information
Revenues by geographic area are as follows for the fiscal years ended (in thousands):
	October 2, 2020	September 27, 2019
U.S.	$85,735	$116,023
Canada	22,602	30,832
Europe	85,353	96,579
Middle East and Africa	14,845	16,731
Total revenues	$208,535	$260,165
Net assets (liabilities) by geographic area are as follows at (in thousands):
	October 2, 2020	September 27, 2019
U.S.	$(56,935)	$50,498
Canada	(28,875)	(28,429)
Europe	(37,079)	(51,544)
Middle East and Africa	(704)	(720)
Net liabilities	$(123,593)	$(30,195)
15. COVID-19 and the CARES Act
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The COVID-19 pandemic led to many domestic and international authorities implementing safety measures including closure of “non-essential” businesses, stay at home orders, border closures and other travel restrictions. As a result of the COVID-19 outbreak, the Company was forced to cancel many in-person training courses and shifted the majority of its trainings sessions to virtual classrooms. In response to the COVID-19 pandemic, the Company shifted customer events to virtual-only experiences, temporarily closed its offices, implemented a mandatory work-from-home policy for its workforce, restricted employee travel, reduced its workforce, obtained extended payment terms from its vendors including the deferment of facility lease payments and exited certain physical training locations. The Company’s revenues declined significantly as a result of the COVID-19 pandemic and some customers have been slower to pay on accounts receivable balances. The Company took various actions to protect its liquidity including drawing $5.5 million on the Blue Torch Facility. The Company negotiated the Forbearance Agreements discussed in Note 10, which allowed the Company relief from making interest payments through September 29, 2020. The Company’s forecasts were also impacted by the COVID-19 pandemic and impairments were recorded on goodwill in the amount of $59.6 million and on intangible assets in the amount of $7.6 million.
On March 27, 2020, the CARES Act was signed into law. The CARES Act, included many provisions for relief from the COVID-19 pandemic; however the Company only benefited from the election to defer the employer portion of payroll taxes for the remainder of calendar year 2020. These taxes will be payable over the next two years. The Company also received grants totaling $2.5 million from foreign governments related to its operations in the United Kingdom, the Netherlands, France and Canada. These grants are

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
recorded as a reduction of the corresponding salary expenses included within operating expenses in the consolidated statement of operations and comprehensive loss for the year ended October 2, 2020.
The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, the Company is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. The Company is actively monitoring the impact of the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition, or liquidity for fiscal year 2021. Although the Company cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues it may continue to have a material adverse effect on the Company’s results of future operations, financial position or liquidity.
16. Subsequent Events
The Company has evaluated subsequent events from October 2, 2020, (the date of the most recent balance sheet) through December 11, 2020 (the date of the audit report and the date the financial statements were available to be issued).
On October 12, 2020, Churchill and Magnet Merger Sub, Inc., a wholly owned subsidiary of Churchill (“Merger Sub”), entered into the Merger Agreement pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”). The closing of the merger (the “Closing”) is conditioned upon, inter alia, (i) the prior closing of the merger of Churchill and Software Luxembourg Holding S.A. (“Skillsoft”) pursuant to a merger agreement entered into between Churchill and Skillsoft simultaneously with the Merger Agreement (the “Initial Business Combination”) and (ii) the available cash of Churchill and its subsidiaries (including the Company and its subsidiaries) being at least $50 million (calculated as set forth in the Merger Agreement) immediately following the Closing. If the Closing does not occur by the date which is eight months after October 12, 2020 (the “Outside Date”), either of Churchill or the Company may terminate the Merger Agreement and the Company’s debt would become callable. On October 12, 2020, in conjunction with the Merger Agreement, the Company and certain of its subsidiaries entered into a Restructuring Support Agreement (the “RSA”) with the holders of 100% of the aggregate outstanding principal amount of the loans under the Credit Agreements (the “Supporting Lenders”). The RSA governs, among other things, the Supporting Lenders’ support and participation in a consensual out-of-court restructuring of the indebtedness under the Credit Agreements (the “Restructuring”). Under the RSA, upon the closing of the Restructuring, which shall occur concurrently with the Closing of the Merger Agreement, (i) the holders of the First Lien and the holders of the Credit Facility will receive, in full and final satisfaction and in exchange for their claims under the First Lien Loan, $143.5 million in cash and $50 million in aggregate principal amount of a new term loan issued by certain subsidiaries of a portfolio company of Churchill; (ii) the holders of the Second Lien will receive, in full and final satisfaction and in exchange for their claims under the Second Lien Loan, $12.5 million in cash and $20 million in aggregate principal amount of a new term loan issued by certain subsidiaries of a portfolio company of Churchill. The commercial terms of the new term loans to be issued in connection with the Restructuring are set out in the RSA. As consideration for the Merger, the current stockholder of the Company will receive a total of five million warrants, with each warrant exercisable to purchase one share of common stock in Churchill at a strike price of $11.50 per share. The Blue Torch Facility will be paid in full upon the consummation of the restructuring. In conjunction with the Merger Agreement and the RSA, the Company also entered into Forbearance Agreements, which allows the Company to continue to forgo cash interest payments and extends the maturities of the Credit Agreements to the Closing.

Albert DE Holdings Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands except share amounts)
As of	April 2, 2021 (unaudited)	October 2, 2020
Assets
Current Assets
Cash (including restricted cash of $250 as of April 2, 2021 and October 2, 2020)	$17,296	$19,836
Accounts receivable, less allowance for uncollectible accounts of $2,203 and $2,109 as of April 2, 2021, and October 2, 2020, respectively	26,889	25,441
Prepaid expenses and other current assets	13,779	12,738
Total Current Assets	57,964	58,015
Property and equipment, net	6,133	7,062
Goodwill	123,848	125,614
Intangible assets, net	42,607	45,588
Deferred tax assets	983	871
Other long-term assets	3,993	3,808
Total Assets	$235,528	$240,958
Liabilities and Stockholder’s Deficit
Current Liabilities
Accounts payable	$35,687	$37,549
Term loans – short-term portion, net	213,568	209,782
Credit facility	36,024	35,000
Accrued expenses	57,340	43,122
Deferred revenue	27,551	23,604
Total Current Liabilities	370,170	349,057
Related party loan	11,469	11,181
Deferred tax liabilities	355	308
Other long-term liabilities	2,635	4,005
Total Liabilities	384,629	364,551
Commitments and Contingencies (Note 8)
Stockholder’s Deficit
Common stock, par value $0.01 per share; 5,000 shares authorized and 2,954 issued and outstanding as of April 2, 2021, and October 2, 2020	—	—
Additional paid-in capital	242,375	242,375
Accumulated deficit	(389,214)	(366,261)
Accumulated other comprehensive (loss) income	(2,262)	293
Total Stockholder’s Deficit	(149,101)	(123,593)
Total Liabilities and Stockholder’s Deficit	$235,528	$240,958
See accompanying notes to consolidated financial statements.

Albert DE Holdings Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)
(unaudited)
	Fiscal Quarter Ended		Fiscal Year to Date Ended
	April 2, 2021	March 27, 2020	April 2, 2021	March 27, 2020
Revenue	$45,018	$53,826	$94,354	$122,047
Cost of revenue	21,852	31,456	46,812	68,155
Gross Margin	23,166	22,370	47,542	53,892
Operating Expenses:
Sales and marketing	11,883	11,503	22,330	24,532
General and administrative	8,779	8,195	19,255	18,673
Product development	309	1,061	1,011	2,342
Intangible assets impairment	—	7,879	—	7,879
Goodwill impairment	—	55,033	—	55,033
Amortization of intangible assets	1,665	1,962	3,476	4,117
Restructuring charges	3,786	1,706	4,164	3,029
Total Operating Expenses	26,422	87,339	50,236	115,605
(Loss) Income from Operations	(3,256)	(64,969)	(2,694)	(61,713)
Interest expense	(8,669)	(6,712)	(19,379)	(13,127)
Other income (expense), net	1,390	(1,782)	436	(2,066)
Loss before Income Taxes	(10,535)	(73,463)	(21,637)	(76,906)
Income tax (expense) benefit	(516)	378	(1,316)	(738)
Net Loss	$(11,051)	$(73,085)	$(22,953)	$(77,644)
Other Comprehensive (Loss) Income:
Foreign currency translation adjustments	(2,298)	289	(2,555)	1,611
Total Comprehensive Loss	$(13,349)	$(72,796)	$(25,508)	$(76,033)
See accompanying notes to consolidated financial statements.

Albert DE Holdings Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholder’s Deficit
(in thousands except share amounts)
(unaudited)
	Fiscal Year to Date Ended April 2, 2021
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Stockholder’s Deficit
	Shares	Amount
Balance at October 2, 2020	2,954	$—	$242,375	$(366,261)	$293	$(123,593)
Foreign currency translation adjustments	—	—	—	—	(257)	(257)
Net loss	—	—	—	(11,902)	—	(11,902)
Balance at January 1, 2021	2,954	$—	$242,375	$(378,163)	$36	$(135,752)
Foreign currency translation adjustments	—	—	—	—	(2,298)	(2,298)
Net loss	—	—	—	(11,051)	—	(11,051)
Balance at April 2, 2021	2,954	$—	$242,375	$(389,214)	$(2,262)	$(149,101)
	Fiscal Year to Date Ended March 27, 2020
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Stockholder’s Deficit
	Shares	Amount
Balance at September 27, 2019	2,954	$—	$242,375	$(264,903)	$(7,667)	$(30,195)
Foreign currency translation adjustments	—	—	—	—	1,322	1,322
Net loss	—	—	—	(4,559)	—	(4,559)
Balance at December 27, 2019	2,954	$—	$242,375	$(269,462)	$(6,345)	$(33,432)
Foreign currency translation adjustments	—	—	—	—	289	289
Net loss	—	—	—	(73,085)	—	(73,085)
Balance at March 27, 2020	2,954	$—	$242,375	$(342,547)	$(6,056)	$(106,228)
See accompanying notes to consolidated financial statements.

Albert DE Holdings Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
Fiscal Year to Date Ended	April 2, 2021	March 27, 2020
Operating activities
Net loss	$(22,953)	$(77,644)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	1,882	3,464
Goodwill impairment	—	55,033
Intangible asset impairment	—	7,879
Amortization of intangible assets	3,476	4,117
Amortization of original issue discounts and deferred financing costs	4,532	1,464
Amortization of capitalized curriculum development costs	405	1,583
Loss on disposal of property and equipment	478	—
Unrealized foreign exchange (gain) loss	(425)	1,787
Change in operating assets and liabilities:
Accounts receivable	(1,018)	1,427
Prepaid expenses and other assets	(699)	(4,429)
Accounts payable	(2,391)	1,817
Deferred revenue	3,700	(2,681)
Accrued expenses and other long-term liabilities	13,464	(4,349)
Net cash provided by (used in) operating activities	451	(10,532)
Investing activities
Purchases of property and equipment	(1,313)	(1,044)
Cash paid for capitalized curriculum development costs	(793)	(87)
Cash paid for acquisition of a business, net of cash received	—	(89)
Net cash used in investing activities	(2,106)	(1,220)
Financing activities
Payments under financing arrangements	(519)	(103)
Advances under credit facility	—	15,500
Payments on term loans	(438)	(875)
Debt issuance costs	(291)	(1,181)
Borrowings from related party loan	—	2,500
Net cash (used in) provided by financing activities	(1,248)	15,841
Effect of exchange rate changes on cash	363	(447)
Net (decrease) increase in cash	(2,540)	3,642
Cash, beginning of period	19,836	9,621
Cash, end of period	$17,296	$13,263
See accompanying notes to consolidated financial statements.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
1. Nature of Operations
Albert DE Holdings Inc. and Subsidiaries (the “Company”) is a privately held worldwide provider of training solutions for corporations and their employees. The Company is headquartered in Cary, North Carolina, and has operations throughout the United States, Canada, Europe, the Middle East and Africa. The Company’s training curriculum addresses its clients’ and partners’ accelerating demand for skilled professionals in the advanced information technology and business skills sectors with delivery methods ranging from live instructor-led training to self-paced digital learning. The Company offers a broad portfolio of courses in multiple languages including both proprietary and vendor-specific training for Amazon Web Services, Avaya, Cisco, Citrix, IBM, Microsoft, Red Hat, VMware, and other vendor technologies and certifications.
2. Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The Company has prepared the accompanying unaudited interim consolidated financial statements in accordance with the standards of accounting measurement set forth in the Interim Reporting Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Consequently, the Company has not necessarily included in these consolidated financial statements all information and footnotes required for audited financial statements. In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, except as otherwise indicated, necessary for a fair statement of its financial position, results of operations, changes in stockholder’s deficit and cash flows for all periods presented. The results reported in these consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for any subsequent period or for the entire year. These unaudited consolidated financial statements and notes thereto should be read in conjunction with the Company’s audited financial statements and the notes thereto for the fiscal year ended October 2, 2020. In the opinion of the Company’s management, the Company’s significant accounting policies used for the unaudited interim consolidated financial statements are consistent with those used for the fiscal year ended October 2, 2020. Accordingly, please refer to Note 2 to the consolidated financial statements as of and for the fiscal year ended October 2, 2020 for the Company’s significant accounting policies. Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”) have been condensed or omitted in the accompanying unaudited interim consolidated financial statements. The year-end consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by U.S. GAAP.
Fiscal Periods
The Company’s fiscal year end is the Friday nearest the end of September of each year. The corresponding fiscal quarters are the Fridays nearest the end of December, March, and June of each year. Operating results presented in the consolidated statements of operations and comprehensive loss relate to the period from January 2, 2021, through April 2, 2021, for the current fiscal quarter and the period from December 28, 2019, through March 27, 2020, for the prior fiscal quarter. Operating results presented in the consolidated statements of operations and comprehensive loss relate to the period from October 3, 2020, through April 2, 2021, for the current fiscal year to date and the period from September 28, 2019, through March 27, 2020, for the prior fiscal year to date.
Principles of Consolidation
The interim consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Subsidiaries for which the Company has the majority ownership and ability

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
to exercise control are also consolidated. All material intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of interim consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to the allowance for doubtful accounts, credit memo reserve, the useful lives of intangible assets and property and equipment, goodwill and intangible asset impairment, income taxes, and contingencies, among others. The Company generally bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from those estimates.
Revenue Recognition
Revenue from training services is recognized in the accounting period in which the services are rendered. For fixed-price contracts, revenue is recognized based on the actual service provided to the end of the reporting period as a proportion of the total services to be provided (proportional performance method). Revenue associated with web-based, self-paced digital learning subscriptions is recognized over the term for which the content is accessible to the customer.
Estimates of revenues, costs, or extent of progress toward completion are revised if circumstances change. Any resulting increases or decreases in estimated revenues or costs are reflected in profit or loss in the period in which the circumstances that give rise to the revision become known by management.
Sales contracts sometimes contain multi-element agreements which may include any combination of content development, customized training deliveries, hourly contractor services, or content hosting. In such instances, the specific fact-pattern of the agreement is considered in determining the proper revenue recognition in accordance with ASC 605-25, Revenue Recognition-Multiple Element Arrangements (“ASC 605-25”). Generally, contracts containing multiple services have stated hourly rates for these services. The Company considers these stated rates as the estimated selling price to determine the allocation of arrangement consideration to each deliverable. Furthermore, a significant portion of the contracts are with existing customers with a historically consistent hourly rate for development or administrative services. Revenue is recognized as the services are provided.
The Company also serves as a reseller of training services for certain third-party technology providers (“reseller partners”). Under these reseller arrangements, the Company sells training to its customers, but the courses are delivered directly by the reseller partners. The Company only incurs costs associated with sales and marketing, course registration and cash collection and processing. The reseller partner is responsible for the course content, schedule creation, facilities, instructors and overall quality. Revenues recognized under reseller agreements are recorded net of the fee paid to the reseller partner for the course delivery. Reseller revenue for classroom and virtual training are recognized once the service is delivered, and if this service spans several hours/days, it is recognized proportionally across the length of the agreement. With respect to the arrangements in which the Company is reselling digital learning courses, the Company recognizes revenue at the point of sale to the customer as there is no further activity required by the Company.
All revenue is derived from the sale of training services.
Amounts received in advance of revenue recognition are recorded as deferred revenue in the consolidated balance sheets.
The Company records taxes collected from customers and remitted to governmental authorities on a net basis (excluded from revenue).

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
Foreign Currency
Assets and liabilities of the Company’s foreign subsidiaries with a functional currency other than the U.S. dollar are translated into U.S. dollars using exchange rates at the end of the respective period, whereas revenues and expenses are translated at average exchange rates effective during the respective period. Foreign currency translation adjustments are included in other comprehensive (loss) income in the consolidated statements of operations and comprehensive loss. Transaction losses and gains are included in other expense, net in the consolidated statements of operations and comprehensive loss and totaled a $0.1 million gain and a $1.8 million loss for the fiscal quarters ended April 2, 2021, and March 27, 2020, respectively and totaled a $0.3 million gain and a $2.1 million loss for the fiscal years to date ended April 2, 2021, and March 27, 2020, respectively.
Going Concern
The Company’s interim consolidated financial statements are prepared using U.S. GAAP applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. The Company has suffered recurring losses from operations over the last several years, has an accumulated deficit of $389.4 million and has current debt maturities of $250.0 million as of April 2, 2021. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company has term loans of $214.5 million and credit facilities of $35.2 million payable within one year of the date of the interim consolidated financial statements and only $17.3 million in cash (of which $250,000 is restricted) at April 2, 2021. As further discussed in Notes 9 and 15, following the outbreak of the COVID-19 pandemic, the Company entered into forbearance agreements to forbear lenders from exercising their rights to call the loans and to extend the maturities in order to allow additional time for the closing of the merger transaction with Churchill Capital Corp II (“Churchill”), a publicly traded special purpose acquisition company.
Traditionally, the Company has raised additional capital through contributions from its stockholders. As further explained in Note 15, the Company has entered into an agreement to be acquired in a merger transaction that would eliminate the debt obligations of the Company. The merger is planned to close in the second calendar quarter of 2021, but if the closing does not occur, the Company’s debt would become callable and the Company would then need to pursue a plan to seek additional equity, restart discussions with lenders to convert a majority of the Company’s debt to equity, seek to be acquired by another entity, and/or seek bankruptcy protection. However, management cannot provide any assurance that the Company will be successful in accomplishing any or all of its plans. The uncertainty of the merger’s completion and the Company’s ability to successfully resolve these factors raise substantial doubt about the Company’s ability to meet its existing obligations, and to continue as a going concern within one year from the date that these interim consolidated financial statements were issued. The interim consolidated financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.
Recently Issued Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 establishes a comprehensive revenue recognition standard for virtually all industries in U.S. GAAP. The new revenue standard’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, ASU 2014-09 requires five basic steps: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Entities will generally be required to make more estimates and use more judgment than under current guidance, which will be

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
highlighted for users through increased disclosure requirements. Two basic transition methods are available — full retrospective for which certain practical expedients are available, and a cumulative effect approach. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date (“ASU 2015-14”). The amendments in ASU 2015-14 defer the effective date of ASU 2014-09 for all entities by one year. Due to the challenges for many private companies with finalizing their transition under a compressed timeline because of the unique challenges resulting from the COVID-19 pandemic, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities (“ASU 2020-05”). ASU 2020-05 defers the effective date by one year for certain entities that had not issued their financial statements (or made financial statements available for issuance) reflecting the adoption of ASU 2014-09, as of the date the ASU was issued (June 3, 2020). ASU 2014-09 is effective for the Company for fiscal years beginning after December 15, 2019 and interim reporting periods within annual reporting periods beginning after December 15, 2020. The Company is in the process of evaluating the impact ASU 2014-09, ASU 2015-14, and ASU 2020-05 will have on its financial position and results of operations.
In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”). ASU 2016-02 establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. In November 2019, the FASB issued ASU 2019-10, Leases (“ASU 2019-10”), which deferred the effective date of ASU 2016-02 to fiscal years beginning after December 15, 2020. Due to the challenges for many private companies with finalizing their transition under a compressed timeline because of the unique challenges resulting from the COVID-19 pandemic, the FASB issued ASU 2020-05. ASU 2020-05 defers the effective date by one year for certain entities that had not issued their financial statements (or made financial statements available for issuance) reflecting the adoption of ASU 2016-02, as of the date the ASU was issued (June 3, 2020). ASU 2016-02 is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”) provides for an additional transition method, under which a cumulative-effect adjustment to the opening balance of retained earnings is recorded in the period of adoption, with no retroactive application required. The Company is in the process of evaluating the impact ASU 2016-02 and ASU 2018-11 will have on its financial position and results of operations.
In August 2018, the FASB issued ASU 2018-15, Intangibles, Goodwill and Other-Internal-Use Software (Topic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). ASU 2018-15 becomes effective for the Company for fiscal years beginning after December 15, 2020. The Company is in the process of evaluating the impact ASU 2018-15 will have on its financial position and results of operations.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 becomes effective for the Company for fiscal years beginning after December 15, 2021. The Company is in the process of evaluating the impact ASU 2019-12 will have on its financial position and results of operations.
In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). ASU 2020-04 provides temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
burdens related to the expected market transition from the London Interbank Offered Rate (LIBOR) and other interbank offered rates to alternative reference rates. The provisions of ASU 2020-04 are only available until December 31, 2022, when the reference rate replacement activity is expected to be completed. The Company is currently evaluating the impact this guidance may have on its consolidated financial statements and related disclosures.
3. Property and Equipment
Property and equipment consisted of the following at (in thousands):
	Useful Life	April 2, 2021	October 2, 2020
Computers and office equipment	2-5 years	$56,651	$55,292
Leasehold improvements	Shorter of the life of the lease or estimated useful life	9,057	9,568
Furniture and fixtures	3 years	4,262	4,594
Property and equipment, gross		69,970	69,454
Accumulated depreciation and amortization		(63,837)	(62,392)
Property and equipment, net		$6,133	$7,062
Depreciation and amortization expense included in operating expenses in the consolidated statements of operations and comprehensive loss was $0.9 million and $1.6 million for the fiscal quarters ended April 2, 2021, and March 27, 2020, respectively, and $1.9 million and $3.5 million for the fiscal years to date ended April 2, 2021, and March 27, 2020, respectively.
4. Goodwill and Intangible Assets
Goodwill by reporting unit was as follows at (in thousands):
	April 2, 2021	October 2, 2020
U.S.	$72,264	$72,264
Canada	7,174	6,801
Europe	39,346	41,487
Middle East and Africa	5,064	5,062
Total goodwill	$123,848	$125,614
No triggering events were identified that would require the Company to perform an interim goodwill impairment analysis during the fiscal quarter or fiscal year to date ended April 2, 2021. During the fiscal quarter ended March 27, 2020, the Company identified an impairment triggering event related to the impact of the COVID-19 pandemic due to declining projections. Upon this triggering event, the Company calculated the fair value of each of its reporting units using a discounted cash flows model as well as guideline public companies and compared the fair value of each reporting unit to its carrying value. For the fiscal quarter ended March 27, 2020 the quantitative assessment identified that the carrying value for the U.S. reporting unit exceeded the fair value. Accordingly, the Company recorded a goodwill impairment of approximately $55.0 million during the fiscal quarter ended March 27, 2020.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
Intangible assets consisted of the following at (in thousands):
April 2, 2021	Weighted Average Remaining Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Trade and domain names	N/A	$16,638	$—	$16,638
Definite-lived intangible assets:
Covenant not to compete	0.0	67	(67)	—
Courseware	0.0	9,290	(9,290)	—
Customer relationships	6.1	88,600	(62,631)	25,969
Total definite-lived intangible assets	6.1	97,957	(71,988)	25,969
Total intangible assets		$114,595	$(71,988)	$42,607
October 2, 2020	Weighted Average Remaining Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Indefinite-lived intangible assets:
Trade and domain names	N/A	$16,424	$—	$16,424
Definite-lived intangible assets:
Covenant not to compete	0.0	63	(63)	—
Courseware	0.0	9,270	(9,270)	—
Customer relationships	6.7	87,690	(58,526)	29,164
Total definite-lived intangible assets	6.7	97,023	(67,859)	29,164
Total intangible assets		$113,447	$(67,859)	$45,588
Trade and domain names are not amortized as they have an indefinite life; however, they are subject to an annual impairment analysis. No triggering events were identified that would require the Company to perform an interim impairment analysis during the fiscal quarter or fiscal year to date ended April 2, 2021. During the fiscal quarter ended March 27, 2020, the Company identified an impairment triggering event related to the impact of the COVID-19 pandemic due to declining projections. The Company performed a quantitative assessment which identified that the carrying value for certain intangible assets exceeded the fair value. Accordingly, the Company recorded an intangible asset impairment of $7.9 million during the quarter ended March 27, 2020.
The covenant not to compete was amortized over three years on a straight-line basis. Courseware and customer relationships are amortized over five to ten years on an accelerated basis, which coincides with the period of estimated economic benefit to be received by the Company. Amortization expense was $1.7 million and $2.0 million for the fiscal quarters ended April 2, 2021 and March 27, 2020, respectively, and $3.5 million and $4.1 million for the fiscal years to date ended April 2, 2021 and March 27, 2020, respectively.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
Estimated future annual amortization expense is as follows at April 2, 2021 (in thousands):
Fiscal year ending
October 1, 2021	$3,155
September 30, 2022	5,645
September 29, 2023	4,403
September 27, 2024	3,757
September 26, 2025	3,205
Thereafter	5,804
Total future amortization expense	$25,969
5. Restructuring Expenses
The Company enters into restructuring plans for its domestic and foreign operations as deemed appropriate. The plans in effect during the fiscal quarters and years to date ended April 2, 2021, and March 27, 2020, consist primarily of severance costs for the reorganization of the Company’s sales force, retention of key employees, outsourcing of various functions, and change in senior management to drive the Company’s strategic growth in a new direction with digital learning and facility closing costs associated with the down-sizing of excess capacity in fixed training facilities resulting from the shift from classroom to virtual learning. These restructuring plans began in the fiscal year ended October 2, 2015 and should conclude during fiscal year 2021, with cash payments under these plans extending to fiscal year 2023. The Company recorded the costs associated with these plans in restructuring charges within operating expenses in the consolidated statements of operations and comprehensive loss. The Company accrues for facility closing costs at the date the location is vacated based upon contractual future payments reduced by estimated sublease rentals that are reasonably expected to be achieved.
The Company’s restructuring expenses consisted of the following for the fiscal quarter ended (in thousands):
	April 2, 2021	March 27, 2020
Outsourcing, retention, and severance costs for operational,
sales and administrative employees	$3,647	$1,480
Facility closing costs, net	139	226
Total restructuring expense	$3,786	$1,706
The Company’s restructuring expenses consisted of the following for the fiscal years to date ended (in thousands):
	April 2, 2021	March 27, 2020
Outsourcing, retention, and severance costs for operational,
sales and administrative employees	$3,975	$2,748
Facility closing costs, net	189	281
Total restructuring expense	$4,164	$3,029

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
The following represents a roll forward of the Company’s restructuring liability (in thousands):
Balance at September 27, 2019	$5,914
Amount charged to operating expense	3,029
Currency translation adjustments	(33)
Cash payments	(4,526)
Balance at March 27, 2020	$4,384
Balance at October 2, 2020	$5,787
Amount charged to operating expense	4,164
Currency translation adjustments	74
Cash payments	(6,105)
Balance at April 2, 2021	$3,920
The following table presents the restructuring liabilities at (in thousands):
	April 2, 2021	October 2, 2020
Outsourcing, retention, and severance costs for operational,
sales and administrative employees	$1,817	$2,724
Facility closing costs	2,103	3,063
Total restructuring liabilities	$3,920	$5,787
The current portion of the Company’s restructuring liability was $3.1 million and $4.3 million at April 2, 2021 and October 2, 2020, respectively, and is included in accrued expenses in the consolidated balance sheets. The long-term portion of the Company’s restructuring liability was $0.8 million and $1.5 million at April 2, 2021, and October 2, 2020, respectively, and is included in other long-term liabilities in the consolidated balance sheets.
6. Prepaid Expenses and Other Current Assets
	April 2, 2021	October 2, 2020
Deferred expenses	$3,995	$2,185
Prepaid expenses	2,077	1,335
Course materials	150	328
Salary advances	67	120
Deposits	3,201	5,429
Other receivables	1,464	649
Other current assets	2,825	2,692
Total prepaid expenses and other current assets	$13,779	$12,738

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
7. Accrued Expenses
Accrued expenses consist of the following at (in thousands):
	April 2, 2021	October 2, 2020
Employee compensation and related benefits	$10,820	$9,499
Income, property, and other taxes payable	4,118	3,933
Customer credit balances	3,374	3,780
Restructuring (Note 5)	3,099	4,260
Accrued professional fees	210	211
Royalties and course director fees	793	829
Accrued interest	28,988	16,294
Other	5,938	4,316
Total accrued expenses	$57,340	$43,122
8. Commitments and Contingencies
Litigation
The Company is subject to various legal proceedings that arise in the ordinary course of business. Given its current assessment of the underlying facts, management believes that the amount of ultimate liability with respect to these actions will not be material to the financial position or results of operations of the Company.
9. Borrowings
Term Loans and Credit Facility
On January 20, 2015, the Company entered into agreements with Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc. and ING Capital LLC (collectively the “Lenders”), as joint lead arrangers, for a six-year first lien term loan of $175 million (the “First Lien”), a five-year revolving credit facility of $20 million (the “Credit Facility”), and a seven-year second lien term loan of $50 million (the “Second Lien”) (collectively, the “Credit Suisse Debt Agreements”). The Credit Suisse Debt Agreements were issued with original issue discounts totaling $2.8 million. The Company also incurred and paid deferred financing costs associated with the Credit Suisse Debt Agreements of $8.0 million. During the fiscal year ended September 29, 2017, the Company entered into two amendments on the Credit Suisse Debt Agreements, under which certain terms including applicable interest rates and covenants were amended. In relation to these amendments, the Company incurred an additional $1.3 million in deferred financing costs. On April 1, 2019, the Company entered into two amendments on the Credit Suisse Debt Agreements, under which the Credit Facility was amended to mature on December 30, 2020 and the net leverage covenant levels were increased. The amendments also added a liquidity requirement. Under the liquidity requirement, the Company shall not permit liquidity, which is defined as cash and cash equivalents plus undrawn revolver availability, to be less than $4 million for eight consecutive business days. In relation to these amendments, the Company incurred an additional $0.3 million in deferred financing costs. Following the outbreak of the COVID-19 pandemic, the Company entered into a series of forbearance agreements (the “Forbearance Agreements”) with the Lenders, with conversations beginning in March 2020. Under the Forbearance Agreements, the Company agreed to additional reporting obligations, an increased minimum liquidity requirement, appointment of separate financial advisors for the Company and the First Lien and Second Lien lenders, and the appointment of an independent director among other conditions. In addition, the Company was required to deliver a three-year business plan and a restructuring proposal to the lenders by

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
August 15, 2020. In exchange, the Lenders agreed to forgo cash interest payments through September 29, 2020 and to forbear from exercising their rights to call the loans and to extend the maturities in order to allow the Company time to pursue a solution to fund the upcoming maturities, including the launch of a broad sales process that cumulated in the agreed transaction with Churchill (see Note 15). In late September, the Company’s board of directors and the First Lien and Second Lien lenders agreed to extend the end date of the Forbearance Agreements to October 14, 2020. In relation to the Forbearance Agreements, the Company incurred an additional $3.9 million in deferred financing costs. Both the original issue discounts and deferred financing costs from the original agreements and the various amendments are included within term loans in the consolidated balance sheets and are being amortized as interest expense under the effective interest method over the term of the respective debt agreements. The Company recorded interest expense associated with the original issue discounts of $0.3 million and $0.1 million and deferred financing costs of $0.8 million and $0.4 million for the fiscal quarters ended April 2, 2021, and March 27, 2019, respectively. The Company recorded interest expense associated with the original issue discounts of $0.5 million and $0.2 million and deferred financing costs of $3.7 million and $0.9 million for the fiscal years to date ended April 2, 2021, and March 27, 2020, respectively.
A merger agreement was executed on October 12, 2020 with a publicly traded special purpose acquisition company, Churchill (the “Merger Agreement”) (see Note 15). To provide additional time for the merger to close, the Company entered into an amended forbearance agreement (the “Amended Forbearance Agreement”). The Amended Forbearance Agreement includes terms similar to the Forbearance Agreement whereby the Company is not required to pay interest on the Credit Suisse Debt Agreements or comply with the minimum leverage covenant requirements until the merger closes. As discussed in Note 15, if the transaction does not occur, all debt will be callable.
The Company can borrow under the Credit Facility with loans at LIBOR Rate or Base Rate in United States dollars (“USD”), Euros, British pound sterling (“GBP”) or Canadian dollars (“CAD”). Letters of credit count towards availability under the Credit Facility. The Company is required to pay a quarterly commitment fee of up to 0.5% based on the unused amount of the Credit Facility. There were no outstanding letters of credit against the Credit Facility at April 2, 2021 and $0.2 million of outstanding letters of credit against the Credit Facility at October 2, 2020. The Credit Facility, as amended in April 2019, would have matured on December 30, 2020; however; the Company entered into Forbearance Agreements to extend the maturity to the closing of the transaction with Churchill, as explained in Note 15. The amount outstanding was $19.7 million as of April 2, 2021, and October 2, 2020, and is included within the credit facility line in the consolidated balance sheets. There was no availability to draw additional amounts on the Credit Facility as of April 2, 2021, or October 2, 2020.
Principal payments of $437,500 are due quarterly on the First Lien beginning March 31, 2015, with a final payment of $164.5 million due at maturity on January 20, 2021. No principal payments are due on the Second Lien until maturity on January 20, 2022. No payments are expected under the First Lien of Second Lien under the Forbearance Agreements until the closing of the transaction with Churchill, as explained in Note 15.
Under the terms of the Credit Suisse Debt Agreements, net cash proceeds from the sale of assets (over certain amounts), casualty events, issuance of additional long-term debt and excess cash flow (as defined in the debt agreement) can trigger a mandatory repayment of principal. As of April 2, 2021, and October 2, 2020, the Company was not required to make any mandatory repayments.
On November 26, 2019, the Company entered into an agreement with Blue Torch Finance LLC for a revolving credit facility of $15.5 million (the “Blue Torch Facility”) through its Canadian and Dutch subsidiaries. The Company can borrow under the Blue Torch Facility with loans at the Adjusted LIBOR Rate or Base Rate in USD. The Company is required to pay a quarterly commitment fee which shall accrue at the rate equal to the Adjusted LIBOR for a three-month interest period determined on the first day of the applicable accrual period on the average daily unused amount of the Blue Torch Facility. The Blue Torch Facility matures on the date of the closing of the merger described in Note 15. In conjunction with

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
entering into the Amended Forbearance Agreement in October 2020, the Company amended the terms of the Blue Torch Facility by extending the maturity date from December 30, 2020 to parallel the closing date described in the merger agreement described in Note 15. If the merger does not close by the date which is eight months after October 12, 2020, either of Churchill or the Company may terminate the Merger Agreement and amounts due to Blue Torch Finance LLC would be immediately payable. The Company agreed to pay an amendment fee of $1.0 million to be paid at the closing of the merger, which is included in accrued expenses in the consolidated balance sheet as of April 2, 2021. The Blue Torch Facility is secured by the capital stock and assets of certain of the Company’s subsidiaries. The Company drew $10 million as of November 27, 2019 and the remaining $5.5 million on March 23, 2020. If for any reason the aggregate borrowings at any time exceeds the aggregate amount of availability (defined as the lesser of the aggregate borrowings or a calculation of the Canadian, Dutch, and UK subsidiary’s trailing 90-day cash receipts), the Company would be required to prepay the Blue Torch Facility for an aggregate amount equal to such excess. The Company’s foreign subsidiaries are also subject to certain covenants including a requirement to maintain $4 million in cash and cash equivalents plus undrawn revolving availability as of the close of business on the last business day of each week. The Company incurred debt issuance costs in relation to its entry into the Blue Torch Facility totaling $1.1 million during the fiscal year ended October 2, 2020. The Company recorded amortization of these debt issuance costs in the amount of approximately $0 and $256,000 for the fiscal quarters ended April 2, 2021, and March 27, 2020, respectively. The Company recorded amortization of these debt issuance costs in the amount of approximately $256,000 and $342,000 for the fiscal years to date ended April 2, 2021, and March 27, 2020, respectively.
The carrying amount of the Company’s debt at April 2, 2021, and October 2, 2020, represents the outstanding principal less the unamortized discounts and unamortized deferred financing costs, which approximates fair value due to the LIBOR rates associated with the debt, as described below.
The Credit Suisse Debt Agreements are secured by the capital stock and assets of the Company. The First Lien currently bears interest at Base Rate plus 5% or LIBOR Rate plus 6%, with a LIBOR Rate floor of 1%. The Second Lien currently bears interest at Base Rate plus 9.25% or LIBOR Rate plus 10.25% with a LIBOR Rate floor of 1%. Base Rate refers to the higher of: (a) Prime Rate as quoted in the Wall Street Journal; (b) Federal Funds Rate plus 0.5%; or (c) the 1 month Adjusted LIBOR Rate plus 1%. LIBOR Rate refers to the higher of: (a) 1% per annum; (b) the offered rate for the applicable interest period as published on Reuters LIBOR01 (London Interbank Offered Rate); or (c) the offered rate for one month for deposits in Dollars as published on Reuters LIBOR01 (London Interbank Offered Rate). After the First Lien maturity of January 20, 2021, the interest rate converted to a Base Rate of 10.25%. After the Credit Facility maturity of December 30, 2020, the interest rate converted to a Base Rate of 10.25%
At April 2, 2021 and October 2, 2020, the weighted average interest rate on the Company’s debt was 10.79% and 9.87%, respectively. Interest expense incurred on the Company’s Credit Suisse Debt Agreements was $4.2 million and $5.5 million for the fiscal quarters ended April 2, 2021, and March 27, 2020, respectively, and $11.0 million and $10.9 million for the fiscal years to date ended April 2, 2021, and March 27, 2020, respectively. Interest expense incurred on the Company’s Blue Torch Facility was $1.4 million and $0.6 million for the fiscal quarters ended April 2, 2021, and March 27, 2020, respectively, and $2.1 million and $0.9 million for the fiscal years to date ended January 1, 2021, and December 27, 2019, respectively.
The Credit Suisse Debt Agreements contain customary default provisions, and the Company must comply with various financial covenants. The financial covenants consist of maximum leverage ratios and minimum liquidity requirements. As part of the Forbearance Agreements, the lenders agreed to forbear from exercising their rights under the Debt Agreement.
10. Benefit Plans
401(k) Plan for U.S. Employees
The Company sponsors a 401(k) plan, the Global Knowledge Training LLC 401(k) Plan (“the Global Knowledge Plan”), which permits U.S. employees to make contributions by salary reduction. All U.S.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
employees are eligible to enroll in the Global Knowledge Plan on the first day after completing three months of service. Participants are immediately vested in all contributions and earnings thereon. Participants of the Global Knowledge Plan may contribute up to 50% of eligible pay, up to $19,500 in 2021 and in 2020, on a pretax basis.
The Company typically makes a 50% matching contribution for employee contributions of up to 3% of eligible pay. As of April 1, 2020, the Company stopped the matching contribution and as such there were no matching contributions during the fiscal quarter ended April 2, 2021. The Company’s matching contributions amounted to approximately $77,000 for the fiscal quarter ended March 27, 2020 and $146,000 for the fiscal year to date ended March 27, 2020.
Defined-Contribution Plans for Non-U.S. Employees
The Company sponsors certain defined-contribution postretirement plans covering non-U.S. employees. The Company either makes a matching contribution or makes the entire contribution, based on eligible pay. For the fiscal quarters ended April 2, 2021, and March 27, 2020, the Company’s total contribution under these plans was approximately $244,000 and $224,000, respectively. For the fiscal years to date ended April 2, 2021, and March 27, 2020, the Company’s total contribution under these plans was approximately $481,000 and $471,000, respectively.
The Company also makes mandatory contributions to government retirement plans in certain countries. The aggregate contribution was approximately $249,000 and $251,000 for the fiscal quarters ended April 2, 2021, and March 27, 2020, respectively. The aggregate contribution was approximately $462,000 and $475,000 for the fiscal years to date ended April 2, 2021, and March 27, 2020, respectively.
11. Income Taxes
The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). The Company computes its interim provision for income taxes by applying the estimated annual effective tax rate method. Generally, fluctuations in the effective tax rate are primarily due to changes in U.S. and non-U.S. pretax income resulting from the Company’s business mix and changes in the tax impact of special items and other discrete tax items, which may have unique tax implications depending on the nature of the item.
In the normal course of business, the Company is subject to examination by taxing authorities around the world, including such major jurisdictions as the United States, Canada, France, Netherlands and the United Kingdom. The Company is no longer subject to examinations by the relevant tax authorities for years prior to fiscal year 2015.
ASC 740 includes guidance on the accounting for uncertainty in income taxes recognized in the interim consolidated financial statements. This standard provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolution of any related appeal or litigation process, based on the technical merits. During the fiscal quarters and fiscal years to date ended April 2, 2021, and March 27, 2020, there was no significant change in uncertain tax positions.
The Company recorded an expense for income taxes for the fiscal quarter ended April 2, 2021 of $516,000 relative to a loss before income taxes of $10.5 million. The Company recorded a benefit for income taxes for the fiscal quarter ended March 27, 2020 of $378,000 relative to a loss before income taxes of $73.5 million. The Company recorded an expense for income taxes for the fiscal year to date ended April 2, 2021 of $1.3 million to a loss before income taxes of $21.6 million. The Company recorded an expense for income taxes for the fiscal year to date ended March 27, 2020 of $738,000 relative to a loss before income taxes of $76.9 million. The income tax expense for the current period is not comparable to the same period of the prior year due to changes in pretax income over many jurisdictions.

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
12. Related Parties
Related parties of the Company with which the Company had related party transactions include the following:
•
Rhône Capital LLC (“Rhône”): funds controlled by Rhône and its affiliates own the majority of outstanding common shares of the Company

•
Albert Luxembourg Holdings S.àr.l. (“Albert Lux”): the top-level parent company in the Global Knowledge group

•
Falco Enterprises, Inc. (“Falco”): an affiliate of the Company’s executive chairman

•
MidOcean Partners (“MidOcean”): former stockholder

•
Michael Abercrombie (“Abercrombie”): former employee of the Company and minority stockholder in Albert Lux

Related party expenses included in general and administrative expenses in the consolidated statements of operations and comprehensive loss are as follows for the fiscal quarters ended (in thousands):
	April 2, 2021	March 27, 2020
Rhône – monitoring fees and expense reimbursements	$—	$145
Falco – consulting services	—	75
Total related party expenses	$—	$220
Related party expenses included in general and administrative expenses in the consolidated statements of operations and comprehensive loss are as follows for the fiscal years to date ended (in thousands):
	April 2, 2021	March 27, 2020
Rhône – monitoring fees and expense reimbursements	$—	$596
Falco – consulting services	—	147
Total related party expenses	$—	$743
Related party assets (liabilities) included in the consolidated balance sheets are as follows at (in thousands):
Related Party	Balance Sheet Location	April 2, 2021	October 2, 2020
Abercrombie	Other long-term assets	$375	$375
Rhône	Accounts payable	(2,129)	(2,129)
Falco	Accounts payable	(79)	(270)
Albert Lux	Related party loans	(11,469)	(11,181)
Rhône	Accrued expenses	(263)	(412)
Falco	Accrued expenses	—	(127)
MidOcean	Accrued expenses	(770)	(770)
Net related party liabilities		$(14,335)	$(14,514)
The related party loans with Albert Lux relate to long-term loans of funds totaling $11.5 million and $11.2 million as of April 2, 2021, and October 2, 2020, respectively. The Company has received multiple disbursements related to the loan. The loan has an interest rate of 2.67%, compounding quarterly and payable-in-kind. The related interest on the loan was approximately $72,000 and $70,000 for the fiscal

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
quarters ended April 2, 2021, and March 27, 2020, respectively, and $272,000 and $132,000 for the fiscal years to date ended April 2, 2021 and March 27, 2020, respectively. $5.3 million under the related party loans is due on September 30, 2022, $2.5 million is due November 7, 2022, with the remainder being due September 30, 2023.
The accrued expenses payable to MidOcean relate to estimated U.S. Federal tax refunds for certain tax years prior to the acquisition by Rhône expected from net operating loss carrybacks and tax benefits in the Netherlands resulting from the loss on liquidation of the Company’s German subsidiary.
The accounts payable due to Rhône relate to management fees and other costs incurred by Rhône that are reimbursable by the Company.
13. Geographic Information
Revenues by geographic area are as follows for the fiscal quarters ended (in thousands):
	April 2, 2021	March 27, 2020
U.S.	$14,512	$21,914
Canada	5,388	6,959
Europe	20,664	21,138
Middle East and Africa	4,454	3,815
Total revenues	$45,018	$53,826
Revenues by geographic area are as follows for the fiscal years to date ended (in thousands):
	April 2, 2021	March 27, 2020
U.S.	$30,297	$47,885
Canada	10,451	15,001
Europe	44,850	50,177
Middle East and Africa	8,756	8,984
Total revenues	$94,354	$122,047
Net assets (liabilities) by geographic area are as follows at (in thousands):
	April 2, 2021	October 2, 2020
U.S.	$(85,243)	$(56,935)
Canada	(27,688)	(28,875)
Europe	(36,920)	(37,079)
Middle East and Africa	750	(704)
Net liabilities	$(149,101)	$(123,593)
14. COVID-19 and the CARES Act
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The COVID-19 pandemic led to many domestic and international authorities implementing safety

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
measures including closure of “non-essential” businesses, stay at home orders, border closures and other travel restrictions. As a result of the COVID-19 outbreak, the Company was forced to cancel many in-person training courses and shifted the majority of its trainings sessions to virtual classrooms. In response to the COVID-19 pandemic, the Company shifted customer events to virtual-only experiences, temporarily closed its offices, implemented a mandatory work-from-home policy for its workforce, restricted employee travel, reduced its workforce, obtained extended payment terms from its vendors including the deferment of facility lease payments and exited certain physical training locations. The Company’s revenues declined significantly as a result of the COVID-19 pandemic and some customers have been slower to pay on accounts receivable balances. The Company took various actions to protect its liquidity including drawing $5.5 million on the Blue Torch Facility. The Company negotiated the Forbearance Agreements discussed in Note 9, which allowed the Company relief from making interest payments through September 29, 2020, which was subsequently extended further related to the potential merger discussed in Note 15. The Company’s forecasts were also impacted by the COVID-19 pandemic and impairments were recorded on goodwill in the amount of $59.6 million and on intangible assets in the amount of $7.9 million during the fiscal year ended October 2, 2020.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act included many provisions for relief from the COVID-19 pandemic; however the Company only benefited from the election to defer the employer portion of payroll taxes for the remainder of calendar year 2020. These taxes will be payable over the next two years. The Company also received grants totaling $2.5 million from foreign governments related to its operations in the United Kingdom, the Netherlands, France and Canada, which were all received during the fiscal year ended October 2, 2020. The Company received additional grants from foreign governments totaling $809,000 and a $1.5 million for the fiscal quarter ended April 2, 2021 and the fiscal year to date ended April 2, 2021, respectively. During the quarter ended January 1, 2021, the Company received approximately $250,000 from the state of North Carolina under the job retention grant program. The amounts from these grants are included as reductions of operating expenses in the consolidated statements of operations and comprehensive loss.
The full impact of the COVID-19 outbreak continues to evolve. As such, the Company is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. The Company is actively monitoring the impact of the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition, or liquidity for fiscal year 2021. Although the Company cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues it may continue to have a material adverse effect on the Company’s results of future operations, financial position or liquidity.
15. Churchill Transaction
On October 12, 2020, Churchill and Magnet Merger Sub, Inc., a wholly owned subsidiary of Churchill (“Merger Sub”), entered into the Merger Agreement pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”). The closing of the merger (the “Closing”) is conditioned upon, inter alia, (i) the prior closing of the merger of Churchill and Software Luxembourg Holding S.A. (“Skillsoft”) pursuant to a merger agreement entered into between Churchill and Skillsoft simultaneously with the Merger Agreement (the “Initial Business Combination”) and (ii) the available cash of Churchill and its subsidiaries (including the Company and its subsidiaries) being at least $50 million (calculated as set forth in the Merger Agreement) immediately following the Closing. If the Closing does not occur by the date which is eight months after October 12, 2020 (the “Outside Date”), either of Churchill or the Company may terminate the Merger Agreement and the Company’s debt would become callable. On October 12, 2020, in conjunction with the Merger Agreement, the Company and certain of its subsidiaries entered into a Restructuring Support Agreement (the “RSA”) with the holders of 100% of the aggregate outstanding principal amount of the loans under the Credit Agreements (the “Supporting Lenders”). The RSA governs, among other things, the Supporting Lenders’ support and participation in a

Albert DE Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements (unaudited)
consensual out-of-court restructuring of the indebtedness under the Credit Agreements (the “Restructuring”). Under the RSA, upon the closing of the Restructuring, which shall occur concurrently with the Closing of the Merger Agreement, (i) the holders of the First Lien and the holders of the Credit Facility will receive, in full and final satisfaction and in exchange for their claims under the First Lien Loan, $143.5 million in cash and $50 million in aggregate principal amount of a new term loan issued by certain subsidiaries of a portfolio company of Churchill; (ii) the holders of the Second Lien will receive, in full and final satisfaction and in exchange for their claims under the Second Lien Loan, $12.5 million in cash and $20 million in aggregate principal amount of a new term loan issued by certain subsidiaries of a portfolio company of Churchill. The commercial terms of the new term loans to be issued in connection with the Restructuring are set out in the RSA. As consideration for the Merger, the current stockholder of the Company will receive a total of five million warrants, with each warrant exercisable to purchase one share of common stock in Churchill at a strike price of $11.50 per share. The Blue Torch Facility will be paid in full upon the consummation of the restructuring. In conjunction with the Merger Agreement and the RSA, the Company also entered into Forbearance Agreements, which allows the Company to continue to forgo cash interest payments and extends the maturities of the Credit Agreements to the Closing.
16. Subsequent Events
The Company has evaluated subsequent events from April 2, 2021, (the date of the most recent balance sheet) through May 22, 2021 (the date the interim consolidated financial statements were issued). During this period, no material subsequent events were identified.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
dated as of October 12, 2020
by and among
Software Luxembourg Holding S.A.
and
Churchill Capital Corp II,
as Buyer

A-i

A-ii

A-iii

EXHIBITS
Exhibit A	Definitions
Exhibit B	Joint Merger Proposal
Exhibit C	Form of Company Support Agreement
Exhibit D	Sponsor Support Agreement
Exhibit E	Stockholders Agreement
Exhibit F	Registration Rights Agreement
Exhibit G	Form of PIPE Subscription Agreement
Exhibit H	Buyer A&R Charter Amendment
Exhibit I	Buyer Second A&R Charter
Exhibit J	Buyer A&R Bylaws
Exhibit K	Form of Letter of Transmittal

A-iv

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 12, 2020 (the “Agreement Date”), is made by and among Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (the “Company”) and Churchill Capital Corp II, a Delaware corporation (“Buyer” and, together with the Company, the “Parties”).
WITNESSETH:
A.   WHEREAS, Buyer is a blank check company incorporated to acquire one or more operating businesses through a Business Combination.
B.   WHEREAS, the Company is the direct or indirect owner of one hundred percent (100%) of the outstanding equity interests of the entities listed on Schedule 3.03(b) (the “Company Subsidiaries”).
C.   WHEREAS, the Company and Buyer intend to effect a cross-border merger of the Company with and into Buyer in accordance with this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”), the provisions of Directive 2017/1132 regarding certain aspects of company law issued by the European Parliament and Council on 14 June 2017, which was transposed into Luxembourg law via Articles 1020-1 et seq. of the Law of 10 August 1915 regarding commercial companies, as amended (the “Luxembourg Companies’ Law”), and a joint merger proposal substantially in the form attached hereto as Exhibit B (the “Joint Merger Proposal”), pursuant to which, among other things, the Company will cease to exist and the Company’s Subsidiaries shall become subsidiaries of Buyer, which shall survive as the Surviving Corporation (as hereinafter defined) (the “Merger”).
D.   WHEREAS, the board of directors of Buyer (the “Buyer Board”) has (i) unanimously approved, adopted and declared advisable this Agreement, the Joint Merger Proposal and the transactions contemplated hereby and thereby, including the appointment of the Luxembourg Auditor (as defined below), the Merger and the other Transactions, in accordance with the DGCL and the Luxembourg Companies’ Law, and upon the terms and subject to the conditions set forth in this Agreement and the Joint Merger Proposal, and (ii) adopted a resolution recommending the plan of merger set forth in this Agreement and the Joint Merger Proposal be adopted by the stockholders of Buyer (the “Buyer Recommendation”).
E.   WHEREAS, the board of directors of the Company (the “Company Board”) has, inter alia, (i) unanimously approved, adopted and declared advisable this Agreement, the Joint Merger Proposal and the transactions contemplated hereby and thereby, including the Merger and the other Transactions, in accordance with the DGCL and the Luxembourg Companies’ Law, and upon the terms and subject to the conditions set forth in this Agreement, (ii) adopted a resolution to appoint PKF Audit & Conseil S.à r.l. as independent auditor (réviseur d’entreprises) (the “Luxembourg Auditor”) for the purposes of preparing an auditor’s report in accordance with Article 1021-6 of the Luxembourg Companies’ Law (the “Auditor Report”) and to submit the plan of merger set forth in this Agreement and the Joint Merger Proposal to the shareholders of the Company for adoption and (iii) resolved to promptly solicit the approval of the shareholders of the Company, to adopt and approve this Agreement, the Joint Merger Proposal and the Merger under the Luxembourg Companies’ Law.
F.   WHEREAS, certain shareholders of the Company holding at least a majority of the outstanding Company Shares, in the aggregate, have executed and delivered to Buyer, Company Support Agreements substantially in the form attached hereto as Exhibit C (the “Company Support Agreements”) concurrently with the execution and delivery of this Agreement.
G.   WHEREAS, the Company will, promptly following the SEC Clearance Date, solicit the approval by shareholders of the Company holding at least two-thirds of the value of the outstanding Company Shares of this Agreement, the Joint Merger Proposal, the Merger and the other transactions contemplated hereby to be effective at the Effective Time in accordance with the DGCL and thereby in accordance with Article 1021-12 of the Luxembourg Companies’ Law (the “Company Shareholder Approval”).
H.   WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, Buyer and the Company are entering into a Sponsor Support Agreement, a copy of which is attached hereto as Exhibit D (the “Sponsor Support Agreement”).

I.   WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, Buyer and the Sponsor are entering into that certain Stockholders Agreement (the “Stockholders Agreement”), a copy of which is attached hereto as Exhibit E, to be effective upon and subject to the Closing.
J.   WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the transactions contemplated by this Agreement, Buyer, the Company, the Sponsor and certain holders of Company Shares who will receive Buyer Class A Common Stock pursuant to this Agreement, are entering into that certain Registration Rights Agreement (the “Registration Rights Agreement”), a copy of which is attached hereto as Exhibit F, to be effective upon the Closing.
K.   WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the transactions contemplated by this Agreement, (i) Buyer, the Sponsor and the Prosus Subscriber have entered into that certain Subscription Agreement, dated as of the Agreement Date (as amended or modified from time to time, the “PIPE Subscription Agreement”), substantially in the form set forth on Exhibit G for a private placement of Buyer Class A Common Stock, such private placement to be consummated immediately prior to the consummation of the Merger;
L.   WHEREAS, pursuant to the Buyer Organizational Documents, Buyer shall provide an opportunity to certain existing Buyer Stockholders to have their Buyer Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Buyer Organizational Documents, the Trust Agreement, and the Joint Proxy Statement/Prospectus (as hereinafter defined) in conjunction with, inter alia, obtaining approval from the Buyer Stockholders for the Business Combination (the “Redemption Offer”).
M.   WHEREAS, immediately prior to the consummation of the Merger, subject to obtaining the Buyer Stockholder Approval, Buyer shall adopt the amendment to the certificate of incorporation of Buyer substantially in the form set forth on Exhibit H (the “Buyer A&R Charter Amendment”), to provide for, among other things, (i) an increase to the number of authorized shares of Buyer Class A Common Stock in connection with the Merger and (ii) the creation of Buyer Class C Common Stock (as hereinafter defined).
N.   WHEREAS, at the Effective Time, subject to obtaining the Buyer Stockholder Approval, Buyer shall adopt the amended and restated certificate of incorporation of Buyer substantially in the form set forth on Exhibit I (the “Buyer Second A&R Charter”).
O.   WHEREAS, at the Effective Time, Buyer shall adopt the amended and restated bylaws (the “Buyer A&R Bylaws”) substantially in the form set forth on Exhibit J.
P.   WHEREAS, at the request of Buyer, each of the Existing Credit Agreements have been amended in the manner requested by Buyer as of the Agreement Date, which amendments shall take effect at the Effective Time without further action by the parties thereto.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01.   Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified in Exhibit A.

ARTICLE II
THE MERGER; CLOSING
Section 2.01.   The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 252 of the DGCL and Articles 1021-1 and following of the Luxembourg Companies’ Law, at the Effective Time, the Company shall be merged with and into Buyer, and the separate corporate existence of the Company shall thereupon cease, and Buyer shall continue its existence as the surviving corporation in the Merger (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”) as a Delaware corporation.
Section 2.02.   Effects of the Merger. The Merger shall have the effects set forth in the DGCL, the Luxembourg Companies’ Law, notably in Article 1021-17 of the Luxembourg Companies’ Law, this Agreement, the Joint Merger Proposal, and the Certificate of Merger. The Merger shall, inter alia, automatically entail the winding up of the Company’s corporate existence in Luxembourg with no liquidation, and the universal transfer of all of the Company’s assets and liabilities to the Buyer, both as between the Company and Buyer, and as among the Company, Buyer and third parties. On that basis, without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Buyer shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
Section 2.03.   Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical Closing, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153), at 9:00 a.m. (New York City time) on the third (3rd) Business Day following the date upon which all Closing Conditions are satisfied or waived in writing (to the extent permitted by applicable Law) in accordance with Article IX (other than those Closing Conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions at such time), or on such other date or at such other time or place as the Parties may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 2.04.   Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, Buyer and the Company shall (i) file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”) and (ii) arrange for the adoption in front of a Luxembourg notary of a declaration of the Company Board confirming that all conditions to the Merger have been satisfied or waived and that the Merger is effective (the “Board Confirmation”). Subject to the provisions of the DGCL, the Merger shall become effective as between the Company and Buyer, when the concurring decisions of the Company (i.e., the Company Shareholder Approval) and Buyer have been adopted and become unconditional (the time at which the Merger becomes effective between the Company and Buyer is referred to herein as the “Effective Time”). For the avoidance of doubt, the concurring decisions of the Company and Buyer will become unconditional when the conditions set out in sub-clauses (i) and (ii) of this Section 2.04 have been met. The Merger shall become effective towards third parties, upon publication of the Board Confirmation in the Luxembourg Register of Commerce and Companies (R.C.S.), subject to any and all conditions under the laws of the State of Delaware having been fulfilled prior to such publication (including, for the avoidance of doubt, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware).
Section 2.05.   Organizational Documents of the Surviving Corporation; Directors and Officers. Subject to the terms and conditions of this Agreement:
(a)   Immediately prior to the consummation of the Merger, Buyer shall amend the certificate of incorporation of Buyer in its entirety in substantially the form of the Buyer A&R Charter Amendment, and as so amended shall be the certificate of incorporation of Buyer until thereafter amended as provided by applicable Law or such certificate of incorporation, including by the Buyer Second A&R Charter;

(b)   At the Effective Time, the certificate of incorporation of Buyer, as is effective immediately prior to the Effective Time, shall, by virtue of the Merger, be amended and restated in its entirety in substantially the form of the Buyer Second A&R Charter, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided pursuant to Section 2.05(b);
(c)   At the Effective Time, Buyer shall amend and restate the bylaws of Buyer to be as set forth on Exhibit J hereto, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of the Surviving Corporation or such bylaws; and
(d)   The directors and officers of the Surviving Corporation from and after the Effective Time shall be only the individuals identified by Buyer prior to the filing of the Joint Proxy Statement/Prospectus pursuant to Section 5.15(a), which shall include one (1) individual designated collectively by the holders of a majority of the Company Shares (the “Company Appointee”) promptly following the Agreement Date and in no event later than ten (10) Business Days following the Agreement Date (such nominees, the “Post-Closing Board”). Buyer will take all necessary action to cause the Buyer Board to nominate the Company Appointee for election to the Surviving Corporation’s board of directors.
Section 2.06.   Securities of the Constituent Corporations.
(a)   On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any further action on the part of any party or the holders of any securities of Buyer or the Company, the following shall occur:
(i)   each Company Class A Share outstanding immediately prior to the Effective Time, other than any Excluded Share, will automatically be canceled and the Buyer will issue as consideration therefor (1) a number of duly authorized, validly issued, fully paid and nonassessable shares of Buyer Class A Common Stock equal to the Class A First Lien Exchange Ratio, subject to adjustment in accordance with Section 2.06(b) and (2) a number of shares of Buyer Class C Common Stock equal to the Class C Exchange Ratio (together, the “Per Class A Share Merger Consideration”);
(ii)   each Company Class B Share outstanding immediately prior to the Effective Time, other than any Excluded Share, will automatically be canceled and the Buyer will issue as consideration therefor a number of duly authorized, validly issued, fully paid and nonassessable shares of Buyer Class A Common Stock equal to the Class A Second Lien Exchange Ratio, subject to adjustment in accordance with Section 2.06(b) (the “Per Class B Share Merger Consideration” and, together with the Per Class A Share Consideration, the “Per Share Merger Consideration”);
(iii)   each Company Share that is owned by Buyer (each, an “Excluded Share”) will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;
(iv)   each outstanding warrant to purchase Company Class A Shares and each outstanding warrant to purchase Company Class B Shares will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;
(v)   each share of capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain outstanding following the consummation of the Merger; and
(vi)   concurrently with the cancellation of Company Shares in exchange for the Per Share Merger Consideration pursuant to this Section 2.06(a), all Company Shares shall no longer be outstanding and shall automatically be canceled and retired and will cease to exist, and each shareholder of the Company, other than a shareholder that owns Excluded Shares, shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration.
(b)   If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Buyer Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, combination of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by Buyer during such period, then the Class A First Lien Exchange Ratio and the Class A Second Lien Exchange Ratio

shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action. This Section 2.06(b) shall not permit Buyer to take or refrain from taking any action which it is obligated to take or refrain from taking pursuant to Section 5.11.
(c)   Notwithstanding anything to the contrary contained herein, no fractional shares of Buyer Class A Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Shares who would otherwise be entitled to receive a fraction of a share of Buyer Class A Common Stock (after aggregating all fractional shares of Buyer Class A Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded down to the nearest whole cent), after deducting any required withholding Taxes, on a pro rata basis, without interest, determined by multiplying (x) such fraction by (y) an amount equal to the VWAP of shares of Buyer Class A Common Stock for the 20 Trading Days prior to the date that is three (3) Business Days prior to the Closing Date. Payment of cash in lieu of fractional shares of Buyer Class A Common Stock shall be made solely for the purpose of avoiding the expense and inconvenience to Buyer of issuing fractional shares of Buyer Class A Common Stock and shall not represent separately bargained-for consideration.
(d)   Immediately following the Effective Time, and without any further action on the part of any Party or the holders of any securities of Buyer or the Company, Buyer will redeem all of the shares of Buyer Class C Common Stock issued to the holders of Company Class A Shares in connection with the Merger (the “Class C Common Stock Redemption”), for an aggregate redemption price of (i) the Class C Redemption Amount, to be distributed by the Exchange Agent and (ii) indebtedness under the Existing Second Out Credit Agreement, as amended by the Existing Second Out Credit Agreement Amendment, in the aggregate principal amount equal to the sum of $20,000,000 to be issued or caused to be issued by the Surviving Corporation or one of its Subsidiaries, in each case, pro rata among the holders of such shares of Buyer Class C Common Stock issued in connection with the Merger. For the avoidance of doubt, all of the shares of Class C Common Stock authorized by the Buyer Second A&R Charter and issued to the holders of Company Class A Shares pursuant to the Per Class A Share Merger Consideration will be delivered to and held by the Exchange Agent immediately prior to the Class C Common Stock Redemption and, with respect to each holder of Company Class A Shares, upon the later of (x) the completion of the Class C Common Stock Redemption or (y) delivery by such holder of a Letter of Transmittal in accordance with Section 2.09(c), such holder shall be entitled to receive the portion of the Class C Common Stock Redemption consideration to which such holder is entitled pursuant to this Section 2.06(d).
Section 2.07.   [Reserved.]
Section 2.08.   Closing Deliverables. At the Closing:
(a)   the Company shall deliver or cause to be delivered to Buyer the following:
(i)   the officer’s certificate required to be delivered pursuant to Section 9.03(a)(vi);
(ii)   duly executed counterparts of all Company Transaction Agreements, to the extent not previously delivered to Buyer; and
(iii)   such other documents, instruments and certificates as Buyer may reasonably request in order to the consummate the Transactions.
(b)   Buyer shall deliver or cause to be delivered to the Company the following:
(i)   the officer’s certificate required to be delivered to the Company pursuant to Section 9.02(a)(iv);
(ii)   duly executed counterparts of all Buyer Transaction Agreements, to the extent not previously delivered to the Company; and
(iii)   such other documents, instruments and certificates as the Company may reasonably request.
Section 2.09.   Exchange Procedures; Delivery of Merger Consideration.
(a)   Exchange Agent. As soon as reasonably practicable after the Agreement Date, Buyer shall appoint a commercial bank or trust company reasonably acceptable to the Company, to act as agent (the

“Exchange Agent”) for the purpose of exchanging Company Shares for the Per Share Merger Consideration and solely with respect to the Class C Redemption Amount, effecting the redemption of the Buyer Class C Common Stock.
(b)   Deposit. On or prior to the Closing, Buyer will deposit with the Exchange Agent (i) a number of shares of Buyer Class A Common Stock and Buyer Class C Common Stock sufficient to pay any Per Share Merger Consideration that may be payable at the Effective Time (such shares, the “Exchange Fund”) and (ii), in accordance with Section 2.14, an amount of cash equal to the Class C Redemption Amount. In accordance with Section 2.09(c), the Exchange Agent shall, pursuant to irrevocable instructions, (x) deliver the Per Share Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund and (y) deliver the Class C Redemption Amount pro rata to the holders of Buyer Class C Common Stock out of such cash deposit upon the redemption of such shares of Buyer Class C Common Stock.
(c)   Exchange Procedures.
(i)   No more than ten (10) days after the Mailing Date, the Company shall cause to be mailed to each holder of record of Company Shares as of the Mailing Date a letter of transmittal substantially in the form of Exhibit K hereto (with such changes as may be required by the Exchange Agent and reasonably acceptable to the Parties, the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon delivery of the Company Shares to Buyer or the Exchange Agent, together with instructions thereto.
(ii)   Upon the Closing and upon the receipt by the Exchange Agent of (x) the Letter of Transmittal duly, completely and validly executed in accordance with the instructions thereto and (y) such other documents as may reasonably be required by Buyer or the Company, the holder of such Company Shares shall be entitled to receive in exchange therefor (i) the Per Share Merger Consideration in exchange for the Company Shares which have been cancelled pursuant to Section 2.06, (ii) their pro rata share of the Class C Redemption Amount, if applicable, and (iii) dividends declared after the Effective Time which are unpaid, if any. Each Company Share following its cancellation pursuant to Section 2.06 shall be deemed at any time from and after the Effective Time to exist and represent only the right to receive the Per Share Merger Consideration and a pro rata share of the Class C Redemption Amount, if applicable, which the holders of Company Shares were entitled to receive in respect of such shares pursuant to this Section 2.09(c)(ii) (plus any dividends declared after the Effective Time which are unpaid, if any).
(d)   No Further Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.
(e)   Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of Company Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Company Shares (other than Excluded Shares) who has not complied with this Section 2.09 shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Buyer, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
Section 2.10.   Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax law. To the extent that such amounts are so withheld and timely paid over to the proper Government Authority by Buyer, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made by Buyer. If Buyer determines any withholding is required with respect to such payment under this Agreement,

Buyer shall notify the applicable recipient in writing of its determination as soon as practicable and reasonably prior to the time such withholding is to be made, and Buyer and such applicable recipient shall cooperate in good faith to seek to reduce the amount of, or eliminate the necessity for, such withholding.
Section 2.11.   Payment of Buyer Transaction Costs. No sooner than five (5) and no later than two (2) Business Days prior to the Closing Date, Buyer shall provide to the Company a written report setting forth a list of all Buyer Transaction Costs (together with written invoices and wire transfer instructions for the payment thereof). On the Closing Date, after the Effective Time, the Surviving Corporation shall pay or cause to be paid by wire transfer of immediately available funds all Buyer Transaction Costs. For avoidance of doubt, such Buyer Transaction Costs shall be payable by the Surviving Corporation from amounts released from the Trust Account or other sources available to the Surviving Corporation at the Closing, including Available Company Closing Date Cash.
Section 2.12.   Payment of Company Transaction Costs; Expense Reimbursement Advancement. No sooner than five (5) and no later than two (2) Business Days prior to the Closing Date, the Company shall provide to Buyer a written report setting forth a list of all Company Transaction Costs (together with written invoices and wire transfer instructions for the payment thereof). For avoidance of doubt, all Company Transaction Costs shall be payable by the Surviving Corporation from amounts released from the Trust Account or other sources available to the Surviving Corporation at the Closing, including Company Available Closing Date Cash. On the first Business Day following the date of this Agreement, the Company shall advance (or cause one or more of its direct or indirect Company Subsidiaries to advance) to Buyer the Upfront Payment Amount (pursuant to and as defined in the Expense Reimbursement Letter).
Section 2.13.   Available Company Closing Date Cash. No sooner than five (5) and no later than two (2) Business Days prior to the Closing Date, the Company shall provide to Buyer a written report setting forth the Company’s good faith estimate of the Available Company Closing Date Cash (together with such reasonable supporting documentation as may be requested prior to such deadline by Buyer).
Section 2.14.   Disbursement of Trust Account. On or prior to the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (as hereinafter defined) (which notice Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement)), Buyer shall make appropriate arrangements to cause the balance of the funds in the Trust Account, to be disbursed in accordance with the Trust Agreement, including, without limitation, causing the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, for the following: (a) the redemption of any shares of Buyer Common Stock in connection with the Redemption Offer; (b) the payment of the Buyer Transaction Costs pursuant to Section 2.11, the payment of Company Transaction Costs pursuant to Section 2.12 and the payment of the cash in lieu of the issuance of any fractional shares pursuant to Section 2.06(c); (c) the deposit of the Class C Redemption Amount with the Exchange Agent pursuant to Section 2.09(b) and (d) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a), (b) and (c), to be disbursed to Buyer.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedules:
Section 3.01.   Organization and Authority. The Company is a public limited liability company (société anonyme) duly incorporated, validly existing and, to the extent legally applicable, in good standing under the Laws of the Grand-Duchy of Luxembourg and has all necessary power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Company Transaction Agreements (subject to the approvals described in Section 3.04 and Section 3.05). Other than the receipt of the Company Shareholder Approval, the execution and delivery by the Company of the Company Transaction Agreements and the consummation by the Company of the Transactions have been duly authorized by all requisite action on the part of the Company. The execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions have been duly, validly authorized and approved by the Company Board, and the Company Board has resolved to extend the date set forth in clause (i) of the definition of “Common Share Trigger” as defined in Article 33(n) of the Amended and Restated Articles of Incorporation of the Company, dated as of August 27, 2020, to the Outside Date. This Agreement has been, and upon execution and delivery, the other Company Transaction Agreements will be, duly executed and delivered by the Company. Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes, and upon execution and delivery, the other Company Transaction Agreements will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception. The Company Shareholder Approval is the only vote of the holders of any capital stock or other equity securities (if applicable) of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby. The shareholders’ agreement made and entered into as of August 27, 2020 by and among the Company and all of the shareholders of the Company (as amended on September 27, 2020) is effective and enforceable in accordance with its terms.
Section 3.02.   Formation and Qualification of the Company Subsidiaries. Each Company Subsidiary is a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate or other appropriate power and authority to own, lease or operate its assets and properties and to operate its business as now conducted. Each Company Subsidiary is duly licensed or qualified as a foreign corporation or other organization to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction in which the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.03.   Capital Structure of the Company and the Company Subsidiaries.
(a)
(i)   The authorized capital stock or other equity interests (if applicable) and the number of issued and outstanding shares or other equity interests of the Company is set forth on Schedule 3.03(a)(i).
(ii)   The register of shareholders of the Company is up to date as of the Agreement Date. Except as set forth on Schedule 3.03(a)(ii), as of the Agreement Date, there are no other shares or other equity interests of the Company authorized, reserved, issued or outstanding. All of the Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance in all material respects with applicable Securities Laws, were not issued in violation of any preemptive rights, purchase or call rights, rights of first refusal, or subscription rights and are fully vested.
(iii)   There are no (A) subscriptions, calls, options, warrants, redemption or repurchase rights or rights of conversion or other similar rights, agreements, arrangements or commitments obligating the Company to issue or sell any shares of its capital stock, other equity interests, debt securities or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement and (B) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company.
(iv)   There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the shareholders of the Company may vote.
(v)   Except as set forth on Schedule 3.03(a)(v), there are no voting trusts, stockholder or shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Shares.
(b)
(i)   The authorized capital stock or other equity interests (if applicable) and the number of issued and outstanding shares or other equity interests of each Subsidiary of the Company is set forth on Schedule 3.03(b)(i).

(ii)   Except as set forth on Schedule 3.03(b)(ii), one or more of the Company and/or the Company Subsidiaries own all of the outstanding capital stock or other equity interests of each Company Subsidiary, free and clear of all Liens, except (A) any Lien arising out of, under or in connection with the Securities Act or any other applicable Securities Laws or (B) any Lien arising out of, under or in connection with this Agreement or any other Transaction Agreement. All outstanding shares or other equity interests of each Company Subsidiary reflected as owned by one or more of the Company and/or other Company Subsidiaries on Schedule 3.03(b) have been duly authorized and validly issued in compliance in all material respects with applicable Law, are fully vested and paid and, except with respect to any Nova Scotia incorporated unlimited company, nonassessable and were not issued in violation of any preemptive rights, purchase or call rights, rights of first refusal, or subscription rights. There are no (x) subscriptions, calls, options, warrants, redemption or repurchase rights or rights of conversion or other rights, agreements, arrangements or commitments obligating any Company Subsidiary to issue or sell any of its shares, other equity interests, debt securities or securities convertible into or exchangeable for its shares or other equity interests, other than as provided in this Agreement and (y) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Company Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness of any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the stockholders of any Company Subsidiary may vote.
(iii)   There are no voting trusts, stockholder or shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the shares or other equity interests of any Company Subsidiary.
(c)   As of the Agreement Date, except for the Company’s or the Company Subsidiaries’ ownership interest in such Company Subsidiaries, neither the Company nor the Company Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
(d)   As of the Agreement Date, the Company has not adopted the Incentive Equity Plan and no awards have been issued thereunder.
Section 3.04.   No Conflict. Provided that all Consents, waivers or other actions listed on Schedule 3.04 or described in Section 3.05 have been obtained or satisfied, except as otherwise provided in this Agreement, the execution, delivery and performance by the Company of the Company Transaction Agreements do not and will not:
(a)   violate, conflict with, or result in the breach of, the certificate or articles of incorporation, articles of association or bylaws (as applicable) or similar organizational documents of the Company or any of the Company Subsidiaries;
(b)   violate or conflict with, any Law, Permit or Order applicable to the Company or any of the Company Subsidiaries, or any of their respective properties or assets, except for such violations or conflicts that would not be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect; or
(c)   violate, conflict with, result in a breach of or the loss of any benefit under, constitute a violation or default (or any event that, with notice or lapse of time or both would constitute a default) under or result in the termination or acceleration of or give rise to any right to adversely modify, terminate, accelerate or cancel, or result in a loss of a material benefit under or result in the creation of any Lien on any assets, equity interests or properties (including Intellectual Property) of the Company or any of the Company Subsidiaries pursuant to, any Material Contract or material Real Property Lease that would not be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.05.   Consents and Approvals. The execution, delivery and performance by the Company of the Company Transaction Agreements and the consummation of the Transactions do not and will not require any Consent, waiver, or other action by, or any filing with or notification to, any Government Authority by the Company or any of its Subsidiaries, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) where the failure to obtain such Consent or waiver, or to take such action or make such filing or notification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (c) the filing of the Joint Merger Proposal and subsequent publication with the Luxembourg Register of Commerce and Companies (R.C.S.), (d) a filing of the Certificate of Merger in accordance with the DGCL or (e) the adoption of the Board Confirmation in the presence of a Luxembourg notary and the subsequent filing and publication of the Company Shareholder Approval and the Board Confirmation in the Luxembourg Register of Commerce and Companies (R.C.S.).
Section 3.06.   Financial Information; Absence of Undisclosed Liabilities.
(a)   Schedule 3.06 sets forth (i) the unaudited consolidated balance sheet as of July 31, 2020 and the consolidated statements of operations of Pointwell Limited, a limited company formed under Irish law with Registration Number 540778 (“Pointwell”) for the six-month period ended July 31, 2020 (the “Unaudited Pointwell Financial Statements”), (ii) the audited consolidated balance sheets as of January 31, 2018, January 31, 2019 and January 31, 2020, and the consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows of Pointwell for the fiscal years ended January 31, 2018, January 31, 2019 and January 31, 2020 (the “Audited Pointwell Financial Statements”) and (iii) the unaudited consolidated balance sheet as of August 31, 2020, prepared based on preliminary estimates and judgements to implement fresh start accounting required by GAAP that will be subject to finalization at a later date with the assistance of third-party specialists, and the consolidated statements of operations of Pointwell for the one-month period ended August 31, 2020 (the “Post-Emergence Financial Statements”, and, together with the Unaudited Pointwell Financial Statements and the Audited Pointwell Financial Statements, the “Financial Statements”). The Financial Statements (A) have been prepared based on the books and records of Pointwell, the Company and their respective Subsidiaries, as applicable (B) have been prepared in all material respects in accordance with GAAP, except with respect to the Post-Emergence Financial Statements, subject to finalization at a later date with the assistance of third-party specialists, and (C) present fairly, in all material respects in accordance with GAAP, the consolidated financial condition and results of operations of Pointwell and its Subsidiaries, as applicable, as of the respective dates and for the respective periods presented, subject in the case of each of the Unaudited Pointwell Financial Statements and the Post-Emergence Financial Statements to normal year-end adjustments and the absence of complete notes.
(b)   Other than (i) as set forth in the Financial Statements, (ii) Liabilities for Taxes, (iii) Liabilities incurred in the ordinary course of business since August 31, 2020, (iv) Liabilities arising under this Agreement, and (v) Liabilities that are not material to the Company and the Company Subsidiaries, taken as a whole, there are no Liabilities of the Company or the Company Subsidiaries that are required to be reflected on, reserved against or otherwise described in a balance sheet prepared in accordance with GAAP.
Section 3.07.   Absence of Certain Changes or Events.
(a)   Except as contemplated by the Transaction Agreements or in connection with the negotiation and execution of the Transaction Agreements or the consummation of the Transactions, since January 31, 2020 through the Agreement Date, excluding any material actions, activities or conduct of the Business taken to mitigate, remedy, respond to or otherwise address the effects or impact of the COVID-19 pandemic on the Business (such measures being set forth in Schedule 3.07), including complying with shelter in place and non-essential business orders by any Government Authority or measures to protect the health or safety of any Person, (i) the Business has been conducted in all material respects in the ordinary course and (ii) neither the Company nor any Company Subsidiaries have taken any action outside of the ordinary course of business that is material to the Company and the Company Subsidiaries, taken as a whole.
(b)   Since January 31, 2020, there has not been, individually or in the aggregate, a Material Adverse Effect.
Section 3.08.   Absence of Litigation. As of the Agreement Date, no Actions (including unsatisfied judgements and open injunctions) are pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would prevent or materially impair or delay the ability of the Company to consummate the Transactions. None of the Company or the Company Subsidiaries or any property, asset or Business of the Company or the Company Subsidiaries is subject to any Order or, to the knowledge of the Company, any continuing investigation by any Government Authority, in each case, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.09.   Compliance with Laws.
(a)   None of the Company or the Company Subsidiaries is, or has been since January 31, 2018, in violation of any Laws or Orders applicable to the conduct of the Business, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor the Company Subsidiaries has received any written notice of or been charged with the violation of any Laws, except where such violation would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)   Since January 31, 2017, (i) there has been no action taken by the Company or the Company Subsidiaries, nor, any officer, director, manager, employee, or to the Knowledge of the Company, any agent, representative or sales intermediary of the Company or the Company Subsidiaries, in each case, acting on behalf of or in connection with the Company or any of the Company Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) none of the Company or any Company Subsidiary, nor any officer, director, manager, employee, or to the Knowledge of the Company, any agent, representative or sales intermediary of the Company or the Company Subsidiaries, in each case, has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Government Authority for violation of any applicable Anti-Corruption Laws, (iii) none of the Company or any Company Subsidiary has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Government Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) none of the Company or any Company Subsidiary has received any written notice or citation from a Government Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law. The Company and each Company Subsidiary have implemented and maintains effective internal controls reasonably designed to prevent and detect violations of all applicable Anti-Corruption Laws; and the Company and each Company Subsidiary have recorded and maintained accurate books and records, including appropriate and lawful supporting documentation.
(c)   Neither the Company nor any Company Subsidiaries or any of their respective officers, managers, or employees, or, to the Knowledge of the Company, any of their consultants, representatives, agents or Affiliates, is (i) a person that is designated on, or is owned or controlled by a person that is designated on any list of sanctioned parties maintained by the United States, Canada, the United Kingdom, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC; or (ii) located or organized in a country or territory that is or whose government is, or has been in the past five (5) years, the target of comprehensive sanctions imposed by the United States, Canada, European Union or United Kingdom (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimean region of the Ukraine).
(d)   Since January 31, 2017, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect: (i) there has been no action taken by the Company or the Company Subsidiaries, or, to the Knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or the Company Subsidiaries, in each case, acting on behalf of the Company or any of the Company Subsidiaries in violation of International Trade Laws; (ii) none of the Company or any Company Subsidiary have been convicted of violating any International Trade Law or subjected to any investigation by a Government Authority for violation of any applicable International Trade Law, (iii) none of the Company or any Company Subsidiary have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Government Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Law and (iv) none of the Company or any Company Subsidiary have received any written notice or citation from a Government Authority for any actual or potential noncompliance with any applicable International Trade Law.

Section 3.10.   Intellectual Property.
(a)   Schedule 3.10(a) sets forth a list, as of the Agreement Date, of all material Business Registrable IP. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the operation of the Business, taken as a whole, (i) all necessary registration, maintenance and renewal fees currently due in connection with such Business Registrable IP have been made, (ii) all necessary documents, recordations and certificates in connection with such Business Registrable IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting or maintaining such Business Registrable IP and (iii) no interference, opposition, reissue, reexamination or other similar proceeding is pending in which any such Business Registrable IP is being contested or challenged.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the operation of the Business, (i) the Company and the Company Subsidiaries collectively own, and have good and valid title to, all Business Intellectual Property (free and clear of all Liens, except for Permitted Liens), (ii) none of the Business Intellectual Property is subject to any Action or outstanding Order materially restricting the use, distribution, transfer or licensing thereof by the Company or the Company Subsidiaries, (iii) neither this Agreement nor the Transactions will cause the forfeiture or termination of any Business Intellectual Property, and (iv) each of the Company and the Company Subsidiaries has taken commercially reasonable steps to enforce, protect and maintain each item of Business Intellectual Property.
(c)   As of the Agreement Date, the operation of the Business by the Company and the Company Subsidiaries as it is conducted on the Agreement Date does not infringe upon or misappropriate the Intellectual Property of any third party in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)   To the Knowledge of the Company, as of the Agreement Date, no Person is infringing or misappropriating any Business Intellectual Property, except for any such infringements or misappropriations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)   As of the Agreement Date, none of the Company or the Company Subsidiaries have received any written claim or notice from any Person since January 31, 2019 alleging that the operation of the Business by the Company or the Company Subsidiaries infringes upon or misappropriates any Intellectual Property of any third party which, if proven or established, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Agreement Date, there are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company or the Company Subsidiaries alleging that the operation of the Business as presently conducted by the Company or the Company Subsidiaries infringes upon or misappropriates any Intellectual Property of any third party which, if proven or established, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f)   Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, since January 31, 2019, no Person has gained unauthorized access to or made any unauthorized use of any Personal Data collected, used, processed, or stored by either the Company or the Company Subsidiaries. Each of the Company and the Company Subsidiaries has reasonable security measures in place to protect Personal Data collected, used, processed, or stored in its computer systems from unlawful or improper access or use by any third party or any other access or use by a third party that would violate its contractual obligations or privacy policies. As of the Agreement Date, no Actions are pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiaries relating to the collection, use, processing, or storage of Personal Data.
(g)   The Company and the Company Subsidiaries take commercially reasonable steps to maintain the confidentiality of all material Trade Secrets included in the Business Intellectual Property. To the Knowledge of the Company, since January 31, 2019, there has been no unauthorized use by any Person of any such material Trade Secrets, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)   To the Knowledge of the Company, each of the Company and the Company Subsidiaries has, since January 31, 2019, complied with (i) all applicable Laws relating to the use, processing, storage,

protection, privacy and security of Personal Data, including the EU General Data Protection Regulation 2016/697, the California Consumer Privacy Act, and applicable data breach notification laws, (ii) their respective privacy policies and contractual obligations that relate to Personal Data, and (iii) to the Knowledge of the Company, the Transaction will not violate any such Laws, policies, or obligations, except, in each case of (i)  — (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(i)   Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries have not disclosed, and to the Knowledge of the Company, no third party has disclosed the source code of Software owned by the Company or any Company Subsidiary to any third party other than under a binding agreement with a reputable escrow agent on the agent’s standard terms. To the Knowledge of the Company, (i) the release of any such source code has not been triggered and (ii) no fact or matter exists which might, now or in the future, trigger release of that source code. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Subsidiaries (i) have not used any Open Source Software in a manner that would (A) require disclosure or distribution of any Business Technology in source code form, (B) require the licensing of any Business Technology for the purpose of making derivative works thereof or (C) impose any material restriction on the consideration to be charged for the distribution of any Business Technology and (ii) are in compliance with the applicable licenses for any such Open Source Software. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, all Software owned by the Company and the Company Subsidiaries (i) conforms in all material respects with all specifications, representations and warranties established by the Company or applicable Company Subsidiary or to its customers pursuant to its contractual obligations to its customers, (ii) is operative for its intended purpose free of any material defects or deficiencies and does not contain any virus or other software routines or hardware components designed to permit unauthorized access or to disable, erase or otherwise harm Software, hardware or data and (iii) has been maintained by the Company or the Company Subsidiaries in accordance with their contractual obligations to their customers.
(j)   Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (i) since January 31, 2019, there have been no failures, breakdowns, breaches, outages or unavailability of the hardware, firmware, networks, platforms, servers, interfaces, applications, web sites and related systems primarily used in the Business and included in the Business (collectively, the “Business Information Systems”), (ii) the Company and the Company Subsidiaries have taken commercially reasonable steps to ensure that, except as may have been created, stored or used in connection with the development, testing or validation of the products and services of its business, the Business Information Systems are free from any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or “virus” (as these terms are commonly used in the computer software industry) or other software routines or hardware components intentionally designed to permit unauthorized access, to disable or erase software, hardware or data or to perform any other similar type of unauthorized activities, including by the use of antivirus software with the intention of protecting the Business Information Systems from becoming infecting by viruses and other harmful code and (iii) the Company and the Company Subsidiaries have implemented reasonable backup, security and disaster recovery technology and business continuity procedures consistent with industry practices.
(k)   Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Company in this Section 3.10 are the sole and exclusive representations and warranties made pertaining or relating to Intellectual Property, Personal Data and the subject matters set forth in this Section 3.10.
Section 3.11.   Environmental Matters.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i)   each of the Company and the Company Subsidiaries is, and has been during the last three (3) years, in compliance with Environmental Laws, including those Environmental Permits necessary to operate the Business;

(ii)   to the Knowledge of the Company, neither the Company nor any Company Subsidiary has released any Hazardous Materials at, in, on or under any Leased Real Property or at any other location except as would not reasonably be expected to require investigation or remediation by the Company or any Company Subsidiary pursuant to Environmental Laws;
(iii)   neither the Company nor the Company Subsidiaries is subject to any current Order relating to any non-compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and
(iv)   there are no Actions pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries alleging that any either the Company or any Company Subsidiary is violating, or responsible for a Liability under, any Environmental Law, in each case with respect to the Business, the Company or the Company Subsidiaries.
(b)   Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Company in this Section 3.11 are the sole and exclusive representations and warranties of the Company pertaining or relating to any environmental matters, including those related to Environmental Laws, Environmental Permits or Hazardous Materials.
Section 3.12.   Material Contracts.
(a)   Schedule 3.12 lists the following Contracts (other than purchase orders), which are Contracts to which one or more of the Company or the Company Subsidiaries is a party that is in effect on the Agreement Date (collectively, the “Material Contracts”):
(i)   Contracts which restrict in any material respect or contain any material limitations on the ability of the Company or the Company Subsidiaries to compete in any material line of business in any geographical territory;
(ii)   Contracts, other than Employee Plans, with any officer or director of the Company or any Company Subsidiary;
(iii)   Contracts to sell (including an assignment to a third party with respect to Leased Real Property) or otherwise dispose (other than a license or sublicense) of any material asset of the Company or any Company Subsidiary, other than in the ordinary course of business, which Contracts have obligations that have not been satisfied or performed;
(iv)   Contracts relating to the acquisition or disposition by the Company or any Company Subsidiary of any operating business, business organization, division or the capital stock of any Person, in each case, for consideration in excess of $2,000,000 and which acquisition or disposition is pending or was consummated within the last four (4) years;
(v)   Contracts with outstanding obligations for the purchase of personal property, fixed assets or real estate having a value individually, with respect to all purchases thereunder, in excess of $2,000,000 or, together with all related Contracts, in excess of $2,000,000, in each case, other than purchases in the ordinary course of business consistent with past practices;
(vi)   Contracts relating to creating, incurring, assuming or guaranteeing Debt, making any loans or extending credit, granting a Lien on assets, whether tangible or intangible, to secure Debt, in each case, involving amounts in excess of $2,000,000;
(vii)   Contracts, other than the Employee Plans, (A) to purchase goods, products or services from a supplier that will result in purchases or expenditures by the Company or the Company Subsidiaries with the same supplier in an aggregate amount that exceeds $2,000,000 annually or (B) to sell goods, products or services to a customer that will result in sales by the Company or the Company Subsidiaries in an aggregate amount that exceeds $2,000,000 annually, and (C) in the case of (A) and (B), extends or requires performance by any party thereto for more than one (1) year from the Agreement Date and are not terminable by the Company or the applicable Company Subsidiary party thereto without penalty on less than one hundred eighty (180) days’ notice;

(viii)   Contracts pursuant to which a third party has granted to the Company or any Company Subsidiary a license under, or a covenant not to sue in respect of, Intellectual Property, other than (A) agreements relating to commercially available off the shelf computer software pursuant to which the license fees are less than $2,000,000 per year in the aggregate, (B) licenses granted by customers, vendors, suppliers, technology partners, or distributors in the ordinary course of business or (C) such licenses that are not material to the Business;
(ix)   Contracts pursuant to which the Company or any Company Subsidiary has granted to any Person a license under, or a covenant not to sue in respect of, material Business Intellectual Property, other than (A) intercompany licenses between the Company or the Company Subsidiaries and (B) licenses granted to customers and technology partners in the ordinary course of business;
(x)   Contracts between the Company or any of the Company Subsidiaries, on the one hand, and a shareholder of the Company, on the other hand, that will not be terminated at or prior to the Closing;
(xi)   Contracts establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the Business taken as a whole;
(xii)   material settlements or other arrangements entered into during the two (2)-year period ending on the Agreement Date with respect to any Action; and
(xiii)   Contracts not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 3.12 and have resulted in, or are expected to result in, revenue or require expenditures in excess of $2,000,000 in the twelve (12) month period ending on January 31, 2020 or any subsequent calendar year.
(b)   Each Material Contract is in full force and effect and represent the legal, valid and binding obligation of the Company or the Company Subsidiary(ies) party thereto, as the case may be, and, to the Knowledge of the Company, each other party to such Material Contract, and is enforceable against the Company or the applicable Company Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party to such Material Contract, in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception.
(c)   Neither the Company nor any Company Subsidiary has delivered any notice of any default or event that with notice or lapse of time or both would constitute a default by a third party under any Material Contract, except for defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)   Since January 31, 2020, neither the Company nor any Company Subsidiary has received any written or oral claim or notice of material breach of or material default under any Material Contract.
(e)   To the Knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or any Company Subsidiary.
(f)   Since January 31, 2020, neither the Company nor any Company Subsidiary has received written notice from a third party under any Material Contract that such party intends to terminate or not renew any such Material Contract.
Section 3.13.   Employment and Employee Benefits Matters.
(a)   Schedule 3.13 lists, as of the Agreement Date, all material Employee Plans. With respect to each material Employee Plan, the Company has previously made available to Buyer a true and complete copy of the following documents, to the extent applicable: (i) any written plan documents and all amendments thereto (or a written description of the material terms (if not in writing), (ii) the most recent summary plan descriptions, (iii) the most recent Forms 5500 and all schedules thereto, (iv) the most recent actuarial report, (v) the most recent IRS determination letter (or, if applicable, advisory or opinion letter) and (vi) all material non-routine correspondence to or from any Government Authority received in the last year with respect to any such Employee Plan.

(b)   Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on an advisory or opinion letter, from the IRS and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to cause the IRS to revoke such letter.
(c)   No Employee Plan is (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).
(d)   Each Employee Plan has been operated in accordance with its terms and the requirements of ERISA and all applicable Laws, in all material respects.
(e)   No material Actions are pending or, to the Knowledge of the Company, threatened in writing from any Government Authority in connection with any Employee Plan (other than routine benefit claims), that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f)   No Employee Plan provides benefits or coverage in the nature of health or life insurance following retirement or other termination of employment, other than coverage or benefits required to be provided under Part 8 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or any other applicable Law.
(g)   The consummation of the Transactions will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, (ii) materially increase the amount of compensation or benefits due under any Employee Plan or (iii) result in any “disqualified individual” receiving any payment that would be characterized as an “excess parachute payment” (each such term as defined in Section 280G of the Code).
(h)   Each of the Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws with respect to employment and employment practices, including all Laws relating to wages, hours, employment discrimination, workers’ compensation, the Fair Labor Standards Act of 1938, as amended, and comparable state or local wage and hour Laws, classification of employees and independent contractors, harassment and retaliation. There are no material Actions pending against either the Company or the Company Subsidiaries brought by a Service Provider, or to the Knowledge of the Company, threatened by, such Service Provider, challenging his or her status as an employee, partner, or independent contractor or making a claim for additional compensation or any benefits under any Employee Plan or otherwise.
(i)   With respect to the Covered Employees, there are no (i) strikes, work stoppages, work slowdowns or lockouts pending, or, to the Knowledge of the Company, threatened against the Company, the Company Subsidiaries, or their respective Affiliates, or (ii) unfair labor practice charges, grievances or complaints pending, or, to the Knowledge of the Company, threatened by or on behalf of any Covered Employee, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(j)   No Covered Employee is represented by a labor union with respect to such employee’s employment with the Company or the Company Subsidiaries and neither the Company nor the Company Subsidiaries is a party to, or otherwise subject to, any collective bargaining agreement or other similar labor union Contract, and, to the Knowledge of the Company, there is no organizational activity being made or threatened in writing by or on behalf of any labor union with respect to any Covered Employee.
(k)   Neither the Company nor the Company Subsidiaries has incurred any Liability or notice obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law (the “WARN Act”) that remains unsatisfied. Within the three (3) month period prior to the Agreement Date, there have not been any plant closing or mass layoff, or term of similar import within the meaning of the WARN Act.
(l)   Since January 31, 2018, (i) no allegations of sexual harassment or other sexual misconduct have been made against any Covered Employee with the title of vice president or above, and (ii) there are no actions, suits, investigations or other Actions pending or, to Knowledge of the Company, threatened related to any allegations of sexual harassment or other sexual misconduct by any Covered Employee with the title of vice president or above. Since January 31, 2018, neither the Company nor any Company Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any Covered Employee with the title of vice president or above.
(m)   Except as would not reasonably be expected to cause a Material Adverse Effect, with respect to each Foreign Plan, (i) all employer and employee contributions to each Foreign Plan required by applicable Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with applicable accounting practices; (ii) if required by applicable Law to be funded, book-reserved or secured by an Insurance Policy, is funded, book-reserved or secured by an Insurance Policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, (iii) if intended to qualify for special Tax treatment, such Foreign Plan meets all applicable requirements to qualify for such treatment, (iv) if intended to be filed, registered or approved by a competent Government Authority, has been duly and timely filed, registered or approved, as applicable; and (v) such Foreign Plan has been maintained in compliance with all applicable Laws.
(n)   Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Company in this Section 3.13 are the sole and exclusive representations and warranties made regarding Covered Employees, Employee Plans, Employee Plans or other employment or employee benefits matters.
Section 3.14.   Taxes.
(a)   The Company and the Company Subsidiaries have timely filed all income and other material Tax Returns required to be filed, taking into account any extensions of time to file such Tax Returns. All material amounts of Taxes owed by the Company and the Company Subsidiaries, whether or not shown on such Tax Returns, have been paid or properly accrued for on the applicable Financial Statements.
(b)   There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from the Company or the Company Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.
(c)   No Tax Contest is pending or threatened in writing with respect to any material Taxes due from or with respect to the Company or the Company Subsidiaries, no material deficiencies for any Taxes have been assessed in writing by a Taxing Authority against the Company or any Company Subsidiary that have not been have been fully and timely paid, settled or properly reflected in the applicable Financial Statements, and no claim in writing has been made by any Taxing Authority in a jurisdiction where the Company or the Company Subsidiaries do not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.
(d)   The Company and the Company Subsidiaries have complied in all material respects with all applicable withholding and remitting obligations for Taxes required to have been withheld in connection with amounts paid to any employees, independent contractors, creditors, stockholders and third parties and have complied in all material respects with all Tax information reporting provisions of all applicable Laws.
(e)   To the Knowledge of the Company, neither the Company nor any Company Subsidiary has been a party to a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).
(f)   Neither the Company nor any Company Subsidiary has taken any reporting position with respect to a material amount of Taxes on an income Tax Return, which reporting position (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or non-U.S. Tax law), and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or non-U.S. Tax law).
(g)   Neither the Company nor any Company Subsidiary is a party to any agreement relating to the sharing, allocation or indemnification of material Taxes, or any similar agreement, contract or arrangement (other than any agreement, contract or arrangement not primarily related to Taxes entered into in the ordinary course of business), or has any liability for material Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income

Tax returns of which the Skillsoft Corporation, a Delaware corporation (“Skillsoft”), is the common parent) under Treasury Regulation Section 1.1502-6 or similar provision of state, local or non-U.S. Tax law, or as a transferee or successor.
(h)   Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the Agreement Date.
(i)   Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date material taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or Section 481 of the Code or comparable provisions of state, local or non-U.S. Tax law.
(j)   Neither the Company nor any Company Subsidiary has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or non-U.S. Tax law, and neither the Company nor any Company Subsidiary is subject to any private letter ruling of the IRS or comparable ruling of any other Taxing Authority.
(k)   Neither the Company nor any Company Subsidiary has made any election pursuant to Section 965(h) of the Code.
(l)   (i) Neither the Company nor the Company Subsidiaries has deferred any material “applicable employment taxes” under Section 2302 of the CARES Act and (ii) the Company and the Company Subsidiaries have properly complied in all material respects with all requirements for obtaining for all material credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act.
(m)   Nothing in this Section 3.14 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, or Tax credit carryover or other Tax attribute or asset or (ii) any Tax positions that Buyer or any of its respective representatives or Affiliates (including the Company Subsidiaries) may take in or in respect of a taxable period (or portion thereof) beginning after the Closing Date.
(n)   The representations and warranties in Section 3.13, to the extent related to Taxes, and this Section 3.14 constitute the sole and exclusive representations and warranties of the Company with respect to Taxes, and no other representation or warranty contained in any other section of this Agreement shall apply to any Tax matters, and no other representation or warranty, express or implied, is being made with respect thereto.
Section 3.15.   Real Property.
(a)   Neither the Company nor the Company Subsidiaries owns any real property.
(b)   All leases, subleases and licenses (including any amendments, renewals and guaranties with respect thereto) under which the Company or the Company Subsidiaries are a lessee, sublessee or licensee (the “Real Property Leases”) are in full force and effect and are enforceable as against the Company or such Company Subsidiary, and to the Knowledge of the Company, as against any other counterparty thereto, in all material respects, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and, to the Knowledge of the Company no written notices of material default under any Real Property Lease have been sent or received by the Company or the Company Subsidiaries within the twelve (12)-month period ending on the Agreement Date. True, correct and complete copies of the Real Property Leases have been made available to Buyer.
(c)   To the Knowledge of the Company, neither the Company nor the Company Subsidiaries has received any written notice from any Government Authority asserting any violation of applicable Laws with respect to the Leased Real Property that remains uncured as of the Agreement Date and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.16.   Brokers. Except for fees and expenses of Houlihan Lokey Capital, Inc., no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission from the Company, the Company Subsidiaries or any of their respective Affiliates in connection with the Transactions.
Section 3.17.   Insurance. Schedule 3.17 provides a summary of all Insurance Policies maintained for, at the expense of or for the benefit of, the Company, the Company Subsidiaries or the Business. Each such Insurance Policy is in full force and effect, all premiums due to date thereunder have been paid in full and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor the Company Subsidiaries is in default with respect to any other obligations thereunder. No written notice of cancellation, nonrenewal, in whole or in part, disallowance or reduction in coverage or claim with respect to any such Insurance Policy currently in force has been received by the Company or the Company Subsidiaries as of the Agreement Date.
Section 3.18.   Customers and Suppliers. Schedule 3.18 sets forth a true and complete list of the (i) twenty-five (25) largest customers of the Business, as measured by the dollar amount of net sales during the twelve (12) month period ending on January 31, 2020 and (ii) fifteen (15) largest suppliers of the Business, as measured by the dollar amount of purchases therefrom or thereby during the twelve (12) month period ending on January 31, 2020. To the Knowledge of the Company, since January 31, 2020, (a) no customer or supplier listed on Schedule 3.18 has terminated its relationship with the Company or any of the Company Subsidiaries or materially reduced the pricing or other terms of its business with the Company or any of the Company Subsidiaries, and (b) no customer or supplier listed on Schedule 3.18 has notified the Company or any of the Company Subsidiaries that it intends to terminate or materially reduce the pricing or other terms of its business with the Company or any of the Company Subsidiaries.
Section 3.19.   Information Provided. None of the information relating to the Company, the Company Subsidiaries or the Business supplied or to be supplied by the Company, the Company Subsidiaries or by any other Person acting on behalf of any of the Company or the Company Subsidiaries, in writing specifically for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will, as of the date on which the Registration Statement becomes effective, the Mailing Date, and at the time of the Special Meeting (as applicable), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 3.20.   Affiliate Agreements. Except as set forth on Schedule 3.20, other than Employee Plans, neither the Company nor any Company Subsidiary is a party to any material Contract with any (i) present or former executive officer or director of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).
Section 3.21.   Internal Controls. Each of the Company and the Company Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that transactions are: (a) executed in accordance with management’s general or specific authorizations and (b) recorded as necessary in all material respects to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.
Section 3.22.   Permits. Each of the Company and the Company Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of the Company

Subsidiaries, (c) to the Knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each of the Company and the Company Subsidiaries is in compliance with all Material Permits applicable to the Company or such Company Subsidiary, as applicable.
Section 3.23.   Contemplated Divestitures. As of the Agreement Date, except as contemplated by the Transaction Agreements, neither the Company nor any Company Subsidiary has entered into any definitive agreement pursuant to which the Company or any Company Subsidiary shall sell (or, with respect to any material Leased Real Property, assign) or otherwise dispose to a third party of any material asset of the Company or such Company Subsidiary, other than (a) with respect to commitments for capital expenditures contemplated by the CapEx Budget, (b) licenses of Intellectual Property in the ordinary course of business or (c) as set forth in any Material Contracts.
Section 3.24.   No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III (as modified by the Disclosure Schedules), neither the Company nor any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Company, the Company Subsidiaries or any of their respective Affiliates, including any representation or warranty regarding the Company, the Company Subsidiaries or any other Person, the Business, any Transaction, any other rights or obligations to be transferred pursuant to the Transaction Agreements or any other matter, and the Company hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Company, the Company Subsidiaries or any other Person, including any of their respective Representatives. Except for the representations and warranties expressly set forth in this Article III (as modified by the Disclosure Schedules), the Company hereby (a) disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Business, and (b) disclaims all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of the Company or the Company Subsidiaries, respectively), including omissions therefrom. Without limiting the foregoing, the Company does not make any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Buyer or any of its Affiliates or any Representatives of Buyer of any of its Affiliates regarding the probable success, profitability or value of the Company, the Company Subsidiaries or the Business.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Disclosure Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Buyer prior to the Agreement Date (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), Buyer represents and warrants as follows:
Section 4.01.   Formation and Authority of Buyer; Enforceability. Buyer is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Buyer is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Buyer is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to enter into this Agreement or consummate the Transactions.
Section 4.02.   Due Authorization. (a) Buyer has all requisite corporate or entity power and authority to execute and deliver the Buyer Transaction Agreements and, upon receipt of the Buyer Stockholder Approval and the effectiveness of each of the Buyer A&R Charter Amendment and the Buyer Second A&R Charter, to perform its obligations hereunder and thereunder and to consummate the Transactions and the PIPE Transaction (subject to the approvals described in Section 4.03 or 4.04). The execution, delivery and performance of the Buyer Transaction Agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the Buyer Board and, except for the Buyer Stockholder Approval and the effectiveness of each of the Buyer A&R Charter Amendment and the Buyer Second A&R Charter, no other corporate or equivalent proceeding on the part of Buyer is necessary to authorize the Buyer Transaction Agreements or Buyer’s performance hereunder or thereunder. This Agreement has been, and each other Buyer Transaction Agreement will be, duly and validly executed and delivered by Buyer and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each other Buyer Transaction Agreement will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)   The approval by the Buyer Stockholders of the Required Proposals in each case by the Applicable Majority (the “Buyer Stockholder Approval”), are the only votes of any of Buyer’s capital stock necessary in connection with the entry into this Agreement by Buyer and the consummation of the Transactions.
(c)   At a meeting duly called and held, the Buyer Board has unanimously: (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Buyer Stockholders; (ii) determined that the fair market value of the Business is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the Agreement Date; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the stockholders of Buyer approval of the Proposals.
Section 4.03.   No Conflict. Upon receipt of the Buyer Stockholder Approval and the effectiveness of each of the Buyer A&R Charter Amendment and the Buyer Second A&R Charter, provided that all Consents, waivers and other actions described in Section 4.04 have been obtained, the execution, delivery and performance by Buyer of the Buyer Transaction Agreements do not and will not:
(a)   violate or conflict with, or result in the breach of the certificate or articles of incorporation or bylaws or similar organizational documents of Buyer;
(b)   conflict with or violate in any material respect any Law, Permit or Order applicable to Buyer or any of Buyer’s properties or assets except for such violations or conflicts that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to enter into this Agreement or consummate the Transactions; or
(c)   violate or conflict with, result in any breach of or the loss of any benefit under, constitute a violation or default (or, any event that, with notice or lapse of time, or both would constitute a default) under or result in the termination or acceleration of, or give to any Person any right to adversely modify, terminate, accelerate or cancel, or result in the creation of any Lien on any assets, equity or properties (including Intellectual Property) of Buyer pursuant to, any Contract to which Buyer or any of its Subsidiaries or Affiliates is a party or by which any of such assets or properties is bound, except for any such conflicts, violations, terminations, cancellations, breaches, defaults, accelerations, or Liens as would not materially, individually or in the aggregate, impair or delay the ability of Buyer to consummate the Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.
Section 4.04.   Consents and Approvals. The execution, delivery and performance by Buyer of the Buyer Transaction Agreements or the consummation of the Transactions do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) as required by Securities Laws, (c) as required by the NYSE, (d) the filing and effectiveness of each of the Buyer A&R Charter Amendment and the Buyer Second A&R Charter, (e) a filing of the Certificate of Merger in accordance with the DGCL or (f) where the failure to obtain such Consent or waiver, to take such action, or to make such filing or notification, would not materially impair or delay the ability of Buyer to consummate the Transactions or otherwise perform its obligations under the Buyer Transaction Agreements.
Section 4.05.   Absence of Litigation and Proceedings. As of the Agreement Date, no Actions (including unsatisfied judgements and open injunctions) are pending or, to the knowledge of Buyer, threatened against Buyer or otherwise affecting Buyer or its assets that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or would prevent or materially impair or delay the ability of Buyer to consummate the Transactions. Buyer is not, nor is any property, asset or business of Buyer, subject to any Order or, to the knowledge of Buyer, any continuing investigation by any Government Authority, in each case, that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or would prevent or materially impair or delay the ability of Buyer to consummate the Transactions.
Section 4.06.   Financial Ability; Trust Account.
(a)   As of the Agreement Date, there is at least $690,000,000 invested in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated June 26, 2019, by and between Buyer and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Buyer Organizational Documents and Buyer’s final prospectus dated June 26, 2019. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Buyer has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Agreement Date, there are no claims or proceedings pending with respect to the Trust Account. Since June 26, 2019 through the Agreement Date, Buyer has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Closing, the obligations of Buyer to dissolve or liquidate pursuant to the Buyer Organizational Documents shall terminate, and as of the Closing, Buyer shall have no obligation whatsoever pursuant to the Buyer Organizational Documents to dissolve and liquidate the assets of Buyer by reason of the consummation of the Transactions. To Buyer’s knowledge, as of the Agreement Date, following the Closing, no Buyer Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Buyer Stockholder is a Converting Stockholder.
(b)   As of the Agreement Date, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with their respective obligations hereunder, Buyer has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Buyer on the Closing Date.
(c)   As of the Agreement Date, Buyer does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligation with respect to or under any Debt.
Section 4.07.   Absence of Restraints; Compliance with Laws.
(a)   To the knowledge of Buyer, no facts or circumstances exist that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transactions on a timely basis or otherwise perform its obligations under the Buyer Transaction Agreements.
(b)   Buyer is not in violation of any Laws or Orders applicable to the conduct of its business, except for violations the existence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transactions on a timely basis, or otherwise perform its obligations under the Buyer Transaction Agreements.

Section 4.08.   Brokers. Except for the fees and expenses described on Schedule 4.08, no broker, finder, investment banker or any other Person is entitled to any brokerage, finder’s or other similar fee or commission from Buyer or any of Buyer’s Affiliates in connection with the Transactions or the PIPE Transaction.
Section 4.09.   SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.
(a)   Buyer has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 26, 2019 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Agreement Date or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Buyer as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.
(b)   Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Buyer is made known to Buyer’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Buyer’s knowledge, such disclosure controls and procedures are effective in timely alerting Buyer’s principal executive officer and principal financial officer to material information required to be included in Buyer’s periodic reports required under the Exchange Act.
(c)   Buyer has established and maintained a system of internal controls. To Buyer’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer’s financial statements for external purposes in accordance with GAAP.
(d)   There are no outstanding loans or other extensions of credit made by Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer. Buyer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   Neither Buyer (including any employee thereof) nor Buyer’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Buyer, (ii) any fraud, whether or not material, that involves Buyer’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Buyer or (iii) any claim or allegation regarding any of the foregoing.
(f)   To the knowledge of Buyer, as of the Agreement Date, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Buyer, none of the SEC Reports filed on or prior to the Agreement Date is subject to ongoing SEC review or investigation as of the Agreement Date.
Section 4.10.   Business Activities.
(a)   Since its incorporation, Buyer has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Buyer Organizational Documents, there is no agreement, commitment, or Order binding upon Buyer or to which Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Buyer or any acquisition of property by Buyer or the conduct of business by Buyer as currently conducted or as contemplated to be conducted as of the Closing other than such effects which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement.
(b)   Except as set forth on Schedule 4.10(b) or, following the Agreement Date, to the extent permitted during the Pre-Closing Period pursuant to Section 5.11 or Section 5.16(b), Buyer does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, the Transactions, obligations or liabilities with respect to Buyer Transaction Costs, as set forth on Schedule 4.10(b) or, following the Agreement Date, to the extent permitted during the Pre-Closing Period pursuant to Section 5.11 or Section 5.16(b), Buyer has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   As of the Agreement Date, except for (i) this Agreement and the agreements expressly contemplated hereby, (ii) as set forth on Schedule 4.10(c) and (iii) with respect to fees and expenses of Buyer’s legal, financial and other advisors, Buyer is not, and at no time has been, party to any Contract (A) with any other Person that would require payments by Buyer in excess of $2,083.33 monthly, $25,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 5.11) and Contracts set forth on Schedule 4.10(c), or (B) with any (i) present of former executive officer or director of Buyer, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interest of Buyer or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.
(d)   There is no liability, debt or obligation against Buyer or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Buyer’s consolidated balance sheet for the quarterly period ended June 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Buyer and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Buyer’s consolidated balance sheet for the quarterly period ended June 30, 2020 in the ordinary course of the operation of business of Buyer and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Buyer and its Subsidiaries, taken as a whole), (iii) disclosed in the Disclosure Schedules, (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions or (v) with respect to Debt that would not be prohibited by any Existing Credit Agreement (in each case, after giving effect to the applicable Signing Date Amendment) if such Debt was to be incurred by the Surviving Corporation following the consummation of the Closing.
Section 4.11.   Registration Statement and Joint Proxy Statement/Prospectus. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement, and (x) when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, (y) on the Mailing Date and (z) at the time of the Special Meeting, the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto, as applicable), shall (i) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Buyer makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Joint Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to Buyer by or on behalf of the Company specifically for inclusion in the Registration Statement or the Joint Proxy Statement/Prospectus.
Section 4.12.   No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, Buyer and its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Buyer has made its own investigation of the Company and the Company Subsidiaries, and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Disclosure Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Buyer or its representatives) or reviewed by Buyer pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Buyer further acknowledges and agrees that (x) the only representations and warranties made by the Company are the representations and warranties expressly set forth in Article III (as modified by the Disclosure Schedules) and Buyer has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of the Company or any of their respective Affiliates or Representatives or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through the Company’s Representatives, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information, and (y) any claims Buyer may have for breach of any representation or warranty shall be based solely on the representations and warranties of the Company expressly set forth in Article III (as modified by the Disclosure Schedules). Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that any assets, properties and business of the Company and the Company Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III or any certificate delivered in accordance with Section 9.03(a)(vi), with all faults and without any other representation or warranty of any nature whatsoever.
Section 4.13.   Tax Matters.
(a)   Buyer has timely filed all income and other material Tax Returns required to be filed, taking into account any extensions of time to file such Tax Returns. All material amounts of Taxes owed by Buyer or any of its Subsidiaries, whether or not shown on such Tax Returns, have been paid or properly accrued for on the applicable financial statements of Buyer or its Subsidiaries.
(b)   No Tax Contest is pending or threatened in writing with respect to any material Taxes due from or with respect to Buyer or any of its Subsidiaries, no material deficiencies for any Taxes have been assessed in writing by a Taxing Authority against Buyer or any of its Subsidiaries that have not been have been fully and timely paid, settled or properly reflected in the applicable financial statements of Buyer or any of its Subsidiaries, and no claim in writing has been made by any Taxing Authority in a jurisdiction where neither Buyer nor any of its Subsidiaries does not file Tax Returns that Buyer or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(c)   Buyer and its Subsidiaries have complied in all material respects with all applicable withholding and remitting obligations for Taxes required to have been withheld in connection with amounts paid to any employees, independent contractors, creditors, stockholders and third parties and have complied in all material respects with all Tax information reporting provisions of all applicable Laws.
(d)   To the knowledge of Buyer, neither Buyer nor any of its Subsidiaries has been a party to a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).
Section 4.14.   Capitalization. Subject only to the Amendment contemplated by Buyer A&R Charter Amendment, the authorized capital stock of Buyer consists of (i) 220,000,000 shares of common stock, consisting of 200,000,000 shares of Buyer Class A Common Stock and 20,000,000 shares of Buyer Class B Common Stock, of which 69,000,000 shares of Buyer Class A Common Stock are issued and outstanding as of the Agreement Date and 17,250,000 shares of Buyer Class B Common Stock are issued and outstanding as of the Agreement Date, (ii) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the Agreement Date and (iii) 38,800,000 warrants are issued and outstanding as of the Agreement Date. All of the issued and outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock (a) have been duly authorized and validly issued and are fully paid and nonassessable, (b) were issued in compliance in all material respects with applicable Law (including

Securities Laws), (c) were not issued in breach or violation of any preemptive rights or Contract, and (d) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Buyer Common Stock held by Buyer.
Section 4.15.   NYSE Stock Market Quotation. The issued and outstanding shares of Buyer Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCX”. The issued and outstanding warrants of Buyer are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCX WS”. Buyer is in compliance in all material respects with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of Buyer, threatened against Buyer by the NYSE or the SEC with respect to any intention by such entity to deregister the Buyer Common Stock or terminate the listing of Buyer Common Stock on the NYSE. None of Buyer or its Affiliates has taken any action in an attempt to terminate the registration of the Buyer Common Stock under the Exchange Act except as contemplated by this Agreement.
Section 4.16.   PIPE Subscription Agreement. Buyer has delivered to the Company a true, correct and complete copy of the fully executed the PIPE Subscription Agreement pursuant to which the Prosus Subscriber has committed, subject to the terms and conditions therein, to purchase shares of Buyer Class A Common Stock. To the knowledge of Buyer, (i) the PIPE Subscription Agreement has not been amended or modified; (ii) no such amendment or modification is contemplated except as otherwise expressly set forth therein; and (iii) the respective commitments contained in the PIPE Subscription Agreement has not been withdrawn (or contemplated to be), terminated or rescinded in any respect by Buyer and the other parties thereto. There are no other Contracts, agreements, supplements, side letters or arrangements to which Buyer or any of its Affiliates is a party that could affect the conditionality or availability of the financing contemplated by the PIPE Subscription Agreement. The PIPE Subscription Agreement (in the form delivered by Buyer to the Company) is (a) in full force and effect, and constitute the legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto, and (b) enforceable against Buyer and, to the knowledge of Buyer, the other parties thereto, in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and subject to general principles of equity. Other than as expressly set forth in the PIPE Subscription Agreement, there are no conditions precedent related to the funding of the financing contemplated by the PIPE Subscription Agreement pursuant to any agreement relating to such financing to which Buyer or any of its Affiliates is a party. Assuming the satisfaction of the conditions set forth in Article IX, to the knowledge of Buyer, as of the Agreement Date, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default, breach or, assuming the condition precedents in the Initial Business Combination Agreement will be satisfied, failure to satisfy a condition precedent set forth in the PIPE Subscription Agreement, or (B) result in any portion of the committed financing contemplated by the PIPE Subscription Agreement being unavailable on the Closing Date, assuming the conditions to such financing are satisfied or waived in accordance with the terms thereof. Assuming the satisfaction of the conditions set forth in Article IX, as of the Agreement Date, Buyer has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the PIPE Subscription Agreement. As of the Agreement Date, (1) no party to the PIPE Subscription Agreement has notified Buyer of its intention to terminate any of the commitments set forth in the PIPE Subscription Agreement or not to provide the financings contemplated thereto and (2) no termination of any commitment set forth in the PIPE Subscription Agreement is contemplated by Buyer. Buyer has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the PIPE Subscription Agreement.
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.01.   Conduct of Business Before the Closing. Except (a) as required by applicable Law, (b) as required in connection with any Transaction Agreement or (c) for matters identified on Schedule 5.01, during the Pre-Closing Period:
(i)   The Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to (w) operate the Business in all material respects in the ordinary course of business and preserve the present business operations, organization and goodwill of the Business, and the present relationships with material customers of the Business, material suppliers of the Business and creditors of the Business, (x) keep available the services of their present officers and other key employees, (y) maintain all Insurance Policies or substitutes therefor and (z) continue to accrue and collect accounts receivable, accrue and pay accounts payable, establish reserves for uncollectible accounts and manage inventory, in each case, in the ordinary course of business, in accordance with past custom and practice; provided that each of the Company and the Company Subsidiaries may take such actions as it deems reasonably necessary in its reasonable business judgment in order to mitigate, remedy, respond to or otherwise address the effects or impact of the coronavirus (COVID-19) pandemic, including complying with any Order, guidance, shelter in place and non-essential business orders by any Government Authority or measures to protect the health or safety of any Person (any such action, a “COVID-19 Response”); provided, further, that following any such COVID-19 Response, to the extent that the Company or any of the Company Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to resume conducting the Company’s or such Company Subsidiary’s, as applicable, business in the ordinary course of business in all material respects as soon as reasonably practicable; and
(ii)   Without limiting the generality of the foregoing, unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of the Company Subsidiaries not to, do any of the following:
(1)   change or amend any of its certificate of incorporation, articles of association, bylaws or other organizational documents;
(2)   change or amend that certain Shareholders’ Agreement of the Company, dated as of August 27, 2020, by and among the Company and each stockholder of the Company party thereto (as amended as of September 27, 2020) in any way that would adversely affect Buyer or prevent or materially impair or delay the ability of either the Company or Buyer to consummate the Transactions or alter the definitions of “Favored Sale” or “Common Share Trigger” or the voting thresholds related thereto;
(3)   grant any Lien on any Asset, except in the ordinary course of business, other than a Permitted Lien or a Lien that will be discharged at or prior to the Closing;
(4)   (i) fail to maintain its existence, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or merge or consolidate with, or purchase any equity of or any material portion of the assets of, any corporation, partnership or other business organization or division or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Transactions);
(5)   except for any such Debt or guaranty that will be discharged at or prior to the Closing, incur or issue any Debt, or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person;
(6)   issue or sell any additional shares of, or other equity interests in, the Company or the Company Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire such shares, other equity interests or securities;
(7)   sell, assign, transfer, lease, license or allow to lapse any rights in any material Business Intellectual Property, except for non-exclusive licenses to third parties in the ordinary course of business;
(8)   disclose any Trade Secret held by the Company or any Company Subsidiary as a trade secret related to the Business (except pursuant to a written agreement restricting the disclosure and use of such trade secrets in the ordinary course of business);

(9)   sell, transfer, lease, sublease, abandon, cancel, let lapse or convey or otherwise dispose of any Assets having a value in excess of $250,000, other than in the ordinary course of business or as requested by a Government Authority;
(10)   fail to timely file any material Tax Return required to be filed (after taking into account any extensions) by the applicable entity, prepare any material Tax Return on a basis inconsistent with past practice, fail to timely pay any material Tax that is due and payable by the applicable entity, surrender any claim for a refund of a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to a material amount of Taxes, make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Government Authority with respect to material Taxes, settle or compromise any claim or assessment by a Government Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, or enter into any material Tax sharing or similar agreement (other than any agreement not primarily related to Taxes entered into in the ordinary course of business);
(11)   other than in the ordinary course of business, enter into any settlement or release with respect to any material Action (which shall include, but not be limited to, any pending or threatened Action) relating to the Business other than any settlement or release that (1) results in a full release of the Company or the applicable Company Subsidiary with respect to the claims giving rise to such Action, or (2) involves the payment of Liabilities reflected or reserved against in full in the Financial Statements;
(12)   acquire any real property;
(13)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to employees or officers of the Company or the Company Subsidiaries in the ordinary course of business;
(14)   enter into any agreement that materially restricts the ability of the Company or any of the Company Subsidiaries to engage or compete in any line of business, or enter into any agreement that materially restricts the ability of the Company or any of the Company Subsidiaries to enter a new line of business;
(15)   enter into, renew or amend in any material respect any Company Affiliate Agreement;
(16)   other than in the ordinary course of business, enter into, amend any material term of or terminate any renewal option under any material Real Property Lease;
(17)   materially amend or terminate any Material Contract or enter into any contract that would have been a Material Contract if it had been entered into prior to the Agreement Date, in each case, other than in the ordinary course of business;
(18)   (i) make, declare, pay or set aside any dividends or distributions on any capital stock of the Company (in cash or in kind) to the stockholders of the Company in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;
(19)   other than as set forth in the CapEx Budget, made available to Buyer, enter into any commitment for capital expenditures in excess of $500,000 in the aggregate;

(20)   enter into any material new line of business outside of the Business currently conducted by the Company and the Company Subsidiaries as of the Agreement Date;
(21)   make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;
(22)   voluntarily fail to maintain coverage under any of the Insurance Policies in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and the Company Subsidiaries and their assets and properties, or cancel or materially change such Insurance Policies;
(23)   take any action with respect to (x) any Service Provider of the Company or any Company Subsidiary (including with respect to hiring any new Service Provider or firing of any Service Provider) or (y) Employee Plans, in each case, outside of the ordinary course of business consistent with past practice; provided, that, for purposes of this Section 5.01(ii)(23), “ordinary course of business consistent with past practice” shall not be construed to include any retention bonuses or arrangements similar to those issued by the Company or its subsidiaries prior to the date hereof;
(24)   (I) change or amend any Existing Credit Agreement and/or any “Credit Document” as defined therein, including each Signing Date Amendment, and/or (II) waive any obligation of any lender that is, or becomes, party to any Signing Date Amendment; or
(25)   enter into any legally binding commitment with respect to any of the foregoing.
Section 5.02.   Access to Information.
(a)   During the Pre-Closing Period, upon reasonable prior written notice (and subject to any limitations as a result of the coronavirus (COVID-19) pandemic), the Company shall, and shall cause each of the Company Subsidiaries to, at the sole cost and expense of Buyer, (i) afford Buyer and its Representatives reasonable access, during normal business hours, to the properties, books and records and Tax Returns of the Company and the Company Subsidiaries, (ii) furnish to Buyer and its Representatives such additional financial and operating data and other information regarding the Business as Buyer or its Representatives may from time to time reasonably request for purposes of consummating the Transactions, and (iii) make available to Buyer and its Representatives, during normal business hours, those directors, officers, employees, internal auditors, accountants and other Representatives of the Company and the Company Subsidiaries, except, in the case of (i) and (ii), as set forth in Section 5.02(b).
(b)   Notwithstanding anything in this Agreement to the contrary,
(i)   (A) in no event shall the Company, the Company Subsidiaries or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information the disclosure of which, in the judgment of legal counsel, could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any of the Company, the Company Subsidiaries or any of their respective Affiliates relating to such information, or (3) information the disclosure of which would cause the Company, any of the Company Subsidiaries or any of their respective Affiliates to breach a confidentiality obligation to which it is bound; provided, that the Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding clauses (1), (2) or (3) apply, and (B) any access or investigation contemplated by Section 5.02(a) shall not unreasonably interfere with any of the businesses, personnel or operations of any of the Company, the Company Subsidiaries or any of their respective Affiliates or the Business; and
(ii)   the auditors and accountants of any of the Company, the Company Subsidiaries or any of their respective Affiliates or the Business shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.
(c)   If so requested by the Company, on the one hand, or Buyer, on the other hand, Buyer or the Company, as the case may be, shall enter into a customary joint defense agreement or common interest agreement with one or more of the Company, the Company Subsidiaries or any of their respective Affiliates, or Buyer, as applicable, with respect to any information provided to Buyer, or to which Buyer gains access, pursuant to this Section 5.02 or otherwise.
Section 5.03.   Confidentiality.
(a)   Buyer acknowledges that (a) the Confidential Information (as defined in the Confidentiality Agreement) provided to it in connection with this Agreement, including information provided under Section 5.02, is subject to the Confidentiality Agreement and the terms of the Confidentiality Agreement are incorporated into this Agreement by reference, and (b) the Confidentiality Agreement shall continue in full force and effect (and all obligations thereunder shall be binding upon Buyer, its Representatives (as defined in the Confidentiality Agreement) and any other third party who signed (or signs) a joinder thereto subject to and in accordance with the Confidentiality Agreement as if parties thereto) until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate. If for any reason the Closing does not occur and this Agreement is terminated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. For the avoidance of doubt, the provisions in the Confidentiality Agreement which by their terms survive the termination of the Confidentiality Agreement shall continue in full force and effect in accordance with their terms.
(b)   Other than press releases and public announcements undertaken in accordance with Section 11.05, none of the Company, the Company Subsidiaries or their respective Representatives or Affiliates shall make any statement to any third party with respect to this Agreement, the existence of this Agreement or the Transactions or, disclose to any third party any confidential information of the Buyer without the prior written consent of the Buyer; provided, however, that this provision shall not apply to disclosures (i) of publicly-available information, (ii) by the Company and their Affiliates to their respective legal and financial advisors (including those providing valuation analysis), (iii) made in connection with obtaining the Company Shareholder Approval, provided, that any information not available in the Registration Statement or the Joint Proxy Statement/Prospectus shall require the prior written consent of Buyer, (iv) made in connection with seeking any consent with respect to the Transactions, so long as the same are obligated to maintain the confidentiality of any nonpublic information so provided and (v) compelled by judicial or administrative process, Order or by applicable Law.
Section 5.04.   Regulatory Approvals.
(a)   Subject in all respects to Section 5.04(b) and Section 5.04(c), Buyer shall, and shall cause its Affiliates to take, any and all steps to make all required filings and promptly obtain all Consents, Permits and Orders of all Government Authorities that may be, or become, necessary for the execution and delivery of, and performance of its obligations pursuant to, the Transaction Agreements (including the consummation of the Transactions).
(b)   Without limiting the generality of Buyer’s obligations under Section 5.04(a), to the extent required, each of the Parties shall make its respective filing under the HSR Act with respect to the Transactions within ten (10) Business Days of the Agreement Date, unless otherwise extended by mutual agreement between the Company and Buyer, and any and all other filings required pursuant to other Antitrust Laws with respect to the Transactions as promptly as reasonably practicable following the Agreement Date. Subject in all respects to Section 5.04(c), Buyer shall, and shall cause its Affiliates to, take any and all necessary steps to resolve as soon as reasonably practicable prior to the Outside Date, any inquiry or investigation by any Government Authority relating to the Transactions under any Antitrust Law. In connection with any such inquiry or investigation, each of the Parties further agrees to supply as promptly as reasonably practicable any additional information and documentary material that may be requested or required pursuant to applicable Law, including any Antitrust Law. Neither Party shall withdraw its HSR Act filing, or other filing required by Antitrust Law, enter into any agreements to extend any HSR Act waiting period or other waiting period under any Antitrust Law, or enter into any agreements to delay or not to consummate the Transactions without the prior written consent of the other Parties. The Company and Buyer shall each pay 50% of all filings fees related to the HSR Act and any other filings under any other Antitrust Laws.
(c)   Subject to this Section 5.04, but notwithstanding any other provision in this Agreement, Buyer shall, and shall cause its Subsidiaries to, promptly take and diligently pursue any or all actions to the extent necessary to eliminate each and every impediment under any Antitrust Law that may be asserted by any Government Authority or any other Person in opposition to the consummation of any of the Transactions, so as to enable the Parties to consummate the Transactions as soon as reasonably practicable, but in any event not later than the Outside Date. In furtherance of this obligation, and subject in all respects to the other provisions of this Section 5.04(c), Buyer shall, and shall cause its Subsidiaries to: (i) offer, negotiate, effect, and agree to, by consent decree, hold separate order or otherwise, any sale, divestiture, license, or other disposition of or restriction on, the Company, any of the Company Subsidiaries, Buyer’s or Buyer’s Subsidiaries’ assets or businesses; provided, however, that any such sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action on the Company or the Company Subsidiaries is conditioned on the occurrence of, and shall become effective only from and after, the Closing Date; and (ii) take any and all actions to avoid and, if necessary, defend any threatened or initiated litigation under any Antitrust Law that would prevent or delay consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.04 or any other provision of this Agreement shall require or obligate (x) Buyer’s Affiliates, the Sponsor, the Prosus Subscriber, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Buyer’s Affiliates, the Sponsor, the Prosus Subscriber or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Buyer’s Affiliates, Sponsor or of any such investment fund or investment vehicle to take any action in connection with the sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein and (y) Buyer to (and the Company and the Company Subsidiaries shall not, without the prior written consent of Buyer) take any action with respect to the assets of the Company or the Company Subsidiaries in connection with any sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action that limits in any respect the Company’s or such Company Subsidiary’s, as applicable, freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company’s or such Company Subsidiary’s, as applicable, or any interest therein, other than sale, divestiture, license, disposition, restriction on, holding separate, or other similar arrangement or action that would not cause a material impact on the Business or the Company and the Company Subsidiaries, taken as a whole.
(d)   Buyer shall promptly notify the Company of any oral or written communication it or any of its Representatives receives from any Government Authority relating to the matters that are the subject of this Section 5.04, permit the Company and its Representatives to review in advance, and Buyer shall consider in good faith the views of the Company and its Representatives with respect to, any communication relating to the matters that are the subject of this Section 5.04 proposed to be made by Buyer to any Government Authority and provide the Company with copies of all substantive correspondence, filings or other communications between Buyer or any of its Representatives, on the one hand, and any Government Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Section 5.04, provided, however, that materials proposed to be submitted in response to any such Government Authority communication may be redacted: (i) to remove references concerning the valuation of the Business; (ii) as necessary to comply with applicable Law; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Buyer agrees to provide the Company and its Representatives the opportunity, on reasonable advance notice, to participate in any substantive meeting or discussion with any Government Authority in respect of any such filings, investigation or other inquiry, to the extent permitted by such Government Authority. Subject to the Confidentiality Agreements, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. Further, subject to the Confidentiality Agreements, the Company shall reasonably cooperate with Buyer in promptly exchanging information, providing assistance, and furnishing information or documentation to any Governmental Authority as Buyer may reasonably request in connection with obtaining any required antitrust or other approvals for the transactions contemplated in the PIPE Subscription Agreement. Nothing in this Section 5.04(d) shall be applicable to Tax matters.
(e)   Actions or agreements required of Buyer pursuant to this Section 5.04 shall under no circumstances be considered a Material Adverse Effect.
Section 5.05.   Third Party Consents. Each Party agrees to cooperate and use commercially reasonable efforts to obtain any other consents and approvals from any third person other than a Government Authority that may be required in connection with any Transaction (the “Third Party Consents”). Notwithstanding anything in this Agreement to the contrary, the Company, Buyer and their respective Affiliates shall not be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Third Party Consent. For the avoidance of doubt, no representation, warranty or covenant of the Company contained in any Transaction Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (a) the failure to obtain any Third Party Consents (other than as a result of a breach by the Company of this Section 5.05) or (b) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Third Party Consents.
Section 5.06.   [Reserved].
Section 5.07.   Cooperation. Without limiting any covenant contained in this Article V, including the obligations of the Company and Buyer with respect to the notifications, filings and applications described in Section 5.04, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 5.07, during the Pre-Closing Period, (a) the Company and Buyer shall, and shall cause their respective Affiliates to, (i) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing and (ii) without limiting the foregoing or modifying the Parties’ respective obligations pursuant to Section 5.04, use commercially reasonable efforts to cause all Closing Conditions of the other Party to be met as promptly as practicable and in any event on or before the Outside Date and (b) each Party shall keep the other Party reasonably apprised of the status of the matters relating to the completion of the Transactions, the PIPE Transaction, including with respect to the negotiations relating to the satisfaction of the Closing Conditions of the other Party. Notwithstanding the foregoing, commercially reasonable efforts shall not include any obligation to, and nothing in this Section 5.07 shall require Buyer to, (x) issue any shares of Buyer Class A Common Stock, any warrants exercisable for shares of Buyer Class A Common Stock or any other equity interests of Buyer or its Subsidiaries or (y) incur, guarantee or otherwise become liable for any indebtedness; provided, that the foregoing shall not limit or otherwise apply to Buyer’s obligations to issue or otherwise become liable for the Per Share Merger Consideration, the indebtedness to be issued to holders of Buyer Class C Common Stock pursuant to Section 2.06(d) and any issuance as contemplated by any PIPE Subscription Agreement, in each case, in accordance with the terms of this Agreement or the PIPE Subscription Agreement, as applicable.
Section 5.08.   Employee Matters.
(a)   Continuing Employees. Buyer agrees that for a period of at least twelve (12) months following the Closing Date, each Continuing Employee shall be entitled to receive, while in the employ of Buyer or its Affiliates, salary, wages and cash incentive compensation opportunities that, in each case, is no less favorable than the salary, wages and cash incentive compensation opportunities as were provided to such Continuing Employee immediately prior to the Agreement Date by the Company or the applicable Company Subsidiary. Buyer shall, and shall cause its Affiliates to provide, for a period of at least twelve (12) months following the Closing Date, each Continuing Employee with employee benefits (excluding long-term incentive, equity and equity-based compensation and severance benefits) that are, in the aggregate, no less favorable than the employee benefits provided to such Continuing Employee immediately prior to the Agreement Date.
(b)   Credit for Service. Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to credit Continuing Employees for service earned on and prior to the Closing Date with the Company, the Company Subsidiaries or predecessors, in addition to service earned with Buyer and its Affiliates on or after the Closing Date, for purposes of eligibility, vesting, paid-leave entitlement or the calculation of benefits under any employee benefit plan, program or arrangement of Buyer or any of its

Affiliates for the benefit of the Continuing Employees on or after the Closing Date (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical benefits, subsidized early retirement benefits, or any other similar benefits); provided, however, that nothing herein shall result in a duplication of benefits with respect to the Continuing Employees.
(c)   Pre-existing Conditions; Coordination. Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to waive any pre-existing condition or actively at work limitations, evidence of insurability and waiting periods for the Continuing Employees and their eligible spouses and dependents under any employee benefit plan, program or arrangement of Buyer or any of its Affiliates for the benefit of the Continuing Employees on or after the Closing Date. Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to credit for purposes of determining and satisfying annual deductibles, co-insurance, co-pays, out-of-pocket limits and other applicable limits under the comparable health plans and arrangements offered to Continuing Employees, deductibles, co-insurance, co-pays and out-of-pocket expenses paid by Continuing Employees and their respective spouses and dependents under the health plans of the Company and the Company Subsidiaries in the calendar year in which the Closing Date occurs.
(d)   No Third Party Beneficiaries. Other than Buyer’s obligations as set forth under this Article V, the Parties acknowledge and agree that nothing in this Agreement, including in this Section 5.08, is intended to and shall not (i) create any third party rights, (ii) amend any employee benefit plan, program, policy or arrangement, (iii) require Buyer or any of its Affiliates or the Company or its Affiliates to continue any employee benefit plan, program, policy or arrangement beyond the time when it otherwise lawfully could be terminated or modified or as otherwise required herein or (iv) provide any Covered Employee or any Continuing Employee with any rights to continued employment.
Section 5.09.   Existing Credit Agreement Amendments.
(a)   Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to direct its and their respective Representatives to as soon as reasonably practicable after (and not prior to) the receipt of a written request from Buyer to do so, request an amendment or amendments to any of the Existing Credit Agreements, or any Distribution Consent on the terms and conditions specified by Buyer in compliance with such Existing Credit Agreement, to amend or otherwise modify the terms of such Existing Credit Agreement to address any changes in corporate structure resulting from Buyer’s decision to cause Software Luxembourg Intermediate S.à r.l. (and its Subsidiaries, as applicable) to distribute all of the equity interests it holds in Skillsoft to the Surviving Corporation, in each case of such amendments or modifications, with effect as of and subject to the occurrence of the Closing (any such amendments or modifications, a “Debt Amendment”). The Company and its Subsidiaries shall not be required to take any action in respect of any Debt Amendment until Buyer shall have provided the Company with drafts of the material agreements required in connection with such Debt Amendment (collectively, the “Debt Amendment Documents”), including, to the extent applicable, drafts of any proposed amendments to previously executed Debt Amendment Documents. The Company shall use reasonable best efforts to provide to Buyer, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and direct its and their respective Representatives to provide cooperation and assistance reasonably requested by Buyer in connection with obtaining the Debt Amendments and subject to (x) any governing body of the Company’s and any of its Subsidiaries’ fiduciary or other duties or (y) applicable law, executing any Debt Amendment Documents necessary to obtain such Debt Amendment; provided, that the effectiveness of any such Debt Amendment Documents (or the amendments contemplated thereby) shall be expressly conditioned on the Closing and subject to receipt of any required Distribution Consent. Buyer shall promptly provide such information as is reasonably requested by the Company.
(b)   In connection with any Debt Amendment, Buyer may select one or more arrangers and other agents to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected.
Section 5.10.   No Claim Against the Trust Account. The Company acknowledges that Buyer is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. The Company acknowledges that it has read Buyer’s final prospectus, dated June 26, 2019, and other SEC Reports, the Buyer Organizational Documents, and the Trust Agreement and understands that Buyer has established the

Trust Account described therein for the benefit of the Buyer Stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Buyer’s sole assets consist of the cash proceeds of Buyer’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions are not consummated by October 1, 2021, or, in the event of termination of this Agreement, another Business Combination, is not consummated by July 1, 2021, or such later date as approved by the Buyer Stockholders to complete a Business Combination, Buyer will be obligated to return to the Buyer Stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Buyer to collect from the Trust Account any monies that may be owed to them by Buyer or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including any willful breach of this Agreement. This Section 5.10 shall survive the termination of this Agreement for any reason.
Section 5.11.   Conduct of Buyer Prior to the Closing. During the Pre-Closing Period, except as set forth on Schedule 5.11 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Buyer shall not and each shall not permit any of its Subsidiaries to:
(i)   other than to adopt the Buyer A&R Charter Amendment, Buyer Second A&R Charter, change, modify or amend the Trust Agreement or the Buyer Organizational Documents;
(ii)   (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Buyer; (B) split, combine or reclassify any capital stock of, or other equity interests in, Buyer; or (C) other than as required by Buyer’s Organizational Documents in order to consummate the Transactions (including the redemption of any shares of Buyer Common Stock required by the Redemption Offer), repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Buyer;
(iii)   enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Buyer other than wholly-owned Subsidiaries;
(iv)   waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any Liability, other than (x) in the ordinary course of business consistent with past practice, (y) that otherwise do not require payment in an amount that exceeds, in the aggregate, the amount set forth on Schedule 5.11(iv) or (z) that relates directly or indirectly to this Agreement or the Transactions (including any class action or derivative litigation) that do not require payment of damages in an amount that exceeds, in the aggregate, the amount set forth on Schedule 5.11(iv);
(v)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness for borrowed money other than such indebtedness that would not be prohibited by any Existing Credit Agreement (in each case, after giving effect to the applicable Signing Date Amendment) if such indebtedness was to be incurred by the Surviving Corporation following the consummation of the Closing;
(vi)   (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Buyer or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Buyer Warrants outstanding on the Agreement Date, (ii) the Transactions or (iii) Buyer Class A Common Stock or any warrants exercisable for shares of Buyer Class A Common Stock at a purchase price, or at an exercise price, as applicable, equal to or greater than ten dollars ($10.00) per share (before calculating any transaction expenses, original issuance discounts or other similar premiums, charges and expenses that are customary for issuances of equity or equity-linked securities in connection with a private investment in a public company, subject to the limitations set forth in Schedule 5.11(vi)) or (B) amend, modify or waive any of the terms or rights set forth in, any Buyer Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein or
(vii)   fail to timely file any material Tax Return required to be filed (after taking into account any extensions) by the applicable entity, prepare any material Tax Return on a basis inconsistent with past practice, fail to timely pay any material Tax that is due and payable by the applicable entity, surrender any claim for a refund of a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to a material amount of Taxes, make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Government Authority with respect to material Taxes, settle or compromise any claim or assessment by a Government Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, or enter into any material Tax sharing or similar agreement (other than any agreement not primarily related to Taxes entered into in the ordinary course of business).
Section 5.12.   Company Shareholder Approval; Other Actions.
(a)   The Company agrees to use reasonable best efforts to provide to Buyer, as promptly as practicable following the Agreement Date, such financial and other information regarding the Company, the Company Subsidiaries, and the Business required to be included in the Registration Statement and/or the Joint Proxy Statement/Prospectus. The Company shall be available to, and the Company and the Company Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Buyer and its counsel in connection with (i) the drafting of the Registration Statement, the Buyer Board Report and the Joint Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Registration Statement or the Joint Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Buyer in connection with the preparation for inclusion in the Registration Statement and the Joint Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).
(b)   From and after the Mailing Date, the Company will give Buyer prompt written notice of any action taken or not taken by the Company or the Company Subsidiaries or of any development regarding the Company or the Company Subsidiaries, in any such case, to the Knowledge of the Company, that would cause the Registration Statement or the Joint Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Buyer and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement and/or the Joint Proxy Statement/Prospectus, such that the Registration Statement and the Joint Proxy Statement/Prospectus no longer contains an untrue statement of a material fact or omits a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, that no information received by Buyer pursuant to this Section 5.12 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Disclosure Schedules.
(c)   As promptly as practicable after the Agreement Date and no later than one (1) month before the Company Shareholder Approval, the Company shall obtain and deliver or otherwise make available to its shareholders signed versions of (i) the Auditor Report, (ii) a report from the Company issued in accordance with Article 1021-5 of the Luxembourg Companies’ Law (the “Company Board Report”), (iii) interim balance sheets of the Company and Buyer for the period ending August 31, 2020 and (iv) the Joint Merger Proposal.
(d)   As promptly as practicable after the SEC Clearance Date, the Company shall solicit the Company Shareholder Approval by calling a special meeting of the holders of Company Shares in accordance with Article 1021-3 of the Luxembourg Companies’ Law to be effective at the Effective Time subject to satisfaction of the various conditions of this Agreement. The Company Shareholder Approval shall include the approval of (i) the adoption and approval of this Agreement and the approval of the Merger in accordance with the terms of the Joint Merger Proposal and this Agreement, (ii) the approval of the amendment and restatement of Buyer’s certificate of incorporation substantially in the form of the Buyer Second A&R Charter and each change therein that is required to be separately approved, in each case, which shall be taken on a precatory basis to the extent permitted by applicable Law and (iii) the approval of any other proposals reasonably agreed by Buyer and the Company to be necessary under applicable law to effect the Merger, in each case of clauses (i) and (ii) above, by the holders of at least two-thirds of the value of the outstanding Company Shares; provided, however, that any such approvals referred to in the foregoing clauses (i) and (ii) shall be unbundled into separate proposals to the extent required by applicable Law. Without the prior written consent of Buyer, the proposals set forth in clauses (i) and (ii) above shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Shares at the special meeting. As promptly as practicable after the SEC Clearance Date, the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to its shareholders of record, along with the Letter of Transmittal. The Company shall, through the Company Board, include the Company Board Recommendation in the Joint Proxy Statement/Prospectus together with a formal convening notice and voting form compliant with the requirements of Luxembourg law and the organizational documents of the Company for the shareholders to attend and vote at the general meeting called for the Company Shareholder Approval.
(e)   Buyer agrees to use reasonable best efforts to provide to the Company, as promptly as practicable following the Agreement Date, such financial and other information regarding Buyer and its Affiliates required to be included in the Company Board Report. Buyer shall be available to, and Buyer shall use reasonable best efforts to make its Affiliates, officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, the Company and its counsel in connection with the drafting of the Company Board Report. As promptly as practicable following the execution and delivery of this Agreement, and no later than one (1) month before the Company Shareholder Approval, Buyer shall obtain and deliver to the Company a signed version of a report explaining the terms of the Merger in accordance with Article 1021-5 of the Luxembourg Companies’ Law (the “Buyer Board Report”).
Section 5.13.   Buyer NYSE Listing. From the Agreement Date through the Closing, Buyer shall use commercially reasonable efforts to ensure Buyer remains listed as a public company on, and for shares of Buyer Common Stock to be listed on, the NYSE.
Section 5.14.   Buyer Public Filings. From the Agreement Date through the Closing, Buyer will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section 5.15.   Preparation of Registration Statement and Joint Proxy Statement/Prospectus; Special Meeting.
(a)   As promptly as practicable following the execution and delivery of this Agreement, Buyer shall use reasonable best efforts to prepare and file with the SEC a Registration Statement on Form S-4 with respect to registration of the shares of Buyer Class A Common Stock and Buyer Class C Common Stock to be issued in connection with the Merger (the “Registration Statement”), which Registration Statement shall include a joint proxy statement of Buyer to be used for the Special Meeting to approve the Proposals and setting forth the Redemption Offer and of the Company to be used in connection with the special meeting of the Company’s shareholders for the purpose of obtaining the Company Shareholder Approval (the “Joint Proxy Statement”) and a prospectus with respect to the shares of Buyer Class A Common Stock and Buyer Class C Common Stock to be offered and issued to holders of Company Shares in connection with the Merger (the “Joint Proxy Statement/Prospectus”), in all cases in accordance with and as required by the Buyer Organizational Documents, applicable Law, and the rules and regulations of the NYSE. Buyer shall file the Joint Proxy Statement/Prospectus on Form 424B3, in each case in accordance with the rules and regulations of the Exchange Act. Buyer, on the one hand, and the Company, on the other hand, shall furnish all information concerning such Person(s) to the other as may be reasonably requested in connection with the preparation, filing and distribution (as applicable) of the Registration Statement and the Joint Proxy Statement/Prospectus.

(b)   Buyer shall promptly notify the Company upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Registration Statement or the Joint Proxy Statement, and shall promptly provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of Buyer and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement or the Joint Proxy Statement and any amendment to the Registration Statement or the Joint Proxy Statement filed in response thereto. Buyer shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Registration Statement or the Joint Proxy Statement. Buyer, on the one hand, and the Company, on the other hand, shall furnish all information concerning such Person(s) to the other as may be reasonably requested in connection with the response to any comments of the SEC with respect to the Registration Statement or the Joint Proxy Statement. If any of the Parties becomes aware that any information contained in the Registration Statement or the Joint Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Registration Statement or the Joint Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Party and (ii) Buyer shall use reasonable best efforts to prepare an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus. Buyer shall use reasonable best efforts to cause the Joint Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to Buyer Stockholders, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Buyer Organizational Documents. Notwithstanding the foregoing, prior to filing or mailing the Registration Statement or the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto, as applicable) or responding to any comments of the SEC with respect thereto, Buyer (i) shall provide the Company an opportunity to review and comment on such document or response, and (ii) shall give reasonable and good faith consideration to all comments reasonably proposed by the Company with respect thereto.
(c)   Buyer agrees to include provisions in the Joint Proxy Statement/Prospectus and to take reasonable action related thereto, with respect to (i) the adoption and approval of this Agreement, (ii) the approval of the Merger (the proposals in (i) and (ii) collectively, the “Business Combination Proposals”), (iii) the approval of the issuance of the shares of Buyer Class A Common Stock and Buyer Class C Common Stock in connection with the Merger (the “Share Issuance Proposal”), (iv) the approval of the issuance of shares of Buyer Class A Common Stock or warrants exercisable for shares of Buyer Class A Common Stock pursuant to the PIPE Subscription Agreement or other subscription agreements entered into prior to the Special Meeting (in accordance with Section 5.11(vi)) (but only if inclusion of any such issuance pursuant to such other subscription agreements in accordance with Section 5.11(vi) would not reasonably be expected to materially delay the effectiveness of the Registration Statement or the Special Meeting after the Mailing Date), in each case, to the extent required under the NYSE Listed Companies Manual (the “PIPE Issuance Proposals”), (v) the approval of the amendment of Buyer’s certificate of incorporation substantially in the form of the Buyer A&R Charter Amendment and each change therein that is required to be separately approved (the “First Charter Amendment Proposal”), (vi) the approval of the amendment and restatement of Buyer’s certificate of incorporation substantially in the form of the Buyer Second A&R Charter and each change therein that is required to be separately approved (the “Second Charter Amendment Proposal”), (vii) to the extent required by applicable Law or otherwise as is deemed advisable by the Buyer Board, the election to the Buyer Board of the Post-Closing Board effective as of the Closing (subject to any limitation imposed under applicable Laws and NYSE listing requirements, the “Director Election Proposal”), (viii) the approval of the adoption of the Incentive Equity Plan (the “Incentive Plan Proposal”), and (ix) the approval of any other proposals reasonably agreed by Buyer and the Company to be necessary or appropriate in connection with the consummation of the Merger (collectively, the “Proposals”, and the Proposals other than the Proposals set forth in clauses (vii) and (ix), the “Required Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Buyer shall propose to be acted on by the Buyer Stockholders at the Special Meeting.
(d)   Buyer shall use reasonable best efforts to, as promptly as practicable (and in any event, within five (5) calendar days after the SEC Clearance Date), (i) cause the Joint Proxy Statement/Prospectus to be mailed to the Buyer Stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty (30) Business Days following the SEC Clearance Date and (iii) solicit proxies from the Buyer

Stockholders to vote in accordance with the recommendation of the Buyer Board with respect to each of the Proposals. Buyer shall, through the board of directors of Buyer, recommend to the Buyer Stockholders that they approve the Proposals (the “Buyer Board Recommendation”) and shall include the Buyer Board Recommendation in the Joint Proxy Statement/Prospectus, unless the Buyer Board shall have changed the recommendation in accordance with this Section 5.15(d). The Buyer Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Board Recommendation (a “Buyer Change in Recommendation”); provided, that the Buyer Board may make an Buyer Change in Recommendation and include such Buyer Change in Recommendation in the Joint Proxy Statement/Prospectus if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Buyer Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. Notwithstanding the foregoing provisions of this Section 5.15(d), if on a date for which the Special Meeting is scheduled, Buyer has not received proxies representing a sufficient number of shares of Buyer Common Stock to obtain the Buyer Stockholder Approval, whether or not a quorum is present, Buyer shall have the right, subject to Article X, to make one or more successive postponements or adjournments of the Special Meeting.
(e)   Prior to the Special Meeting and the Closing, Buyer shall prepare such additional reports required under the Exchange Act in connection with the Closing and the consummation of the Transactions, the PIPE Transaction and if applicable any other transaction permitted under Section 5.11 and Section 5.15. The Company shall furnish to Buyer all information concerning the Company as may be reasonably requested in connection with the preparation and filing of any such additional reports. Buyer shall provide the Company an opportunity to review and comment on any such additional reports and shall give reasonable and good faith consideration to all comments reasonably proposed by the Company with respect thereto.
Section 5.16.   Exclusivity.
(a)   During the Pre-Closing Period, the Company shall not and shall not authorize or permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to (i) make or negotiate any offer or proposal involving any third party to, (A) issue, sell or otherwise transfer any interest in the Company or any of the Company Subsidiaries or all or any material portion of its or their Assets, or (B) enter into any definitive agreement with respect to, or otherwise effect, any Other Sale (as defined in the Amended and Restated Articles of Incorporation of the Company, filed on August 27, 2020) other than with Buyer or any of its Affiliates, recapitalization, refinancing, merger or other similar transaction involving the Company or the Company Subsidiaries (any of the foregoing hereinafter referred to as an “Alternative Proposal”), (ii) solicit any inquiries or proposals regarding any Alternative Proposal, (iii) initiate any discussions with or provide any non-public information or data to any third party that would encourage, facilitate or further any effort or attempt to make or implement an Alternative Proposal, or (iv) enter into any agreement with respect to any Alternative Proposal made by any third party; provided, however, that nothing in the foregoing clause shall restrict the Company or its Affiliates or Representatives during the Pre-Closing Period from disclosing to its shareholders any unsolicited proposal received in connection with any Alternative Proposal to the extent required by their obligations under applicable Law. The Company shall, and shall cause their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Agreement Date with respect to, or which is reasonably likely to give rise to or result in, an Alternative Proposal.
(b)   During the Pre-Closing Period, Buyer shall not take, nor shall it permit any of its Subsidiaries or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, the Company Subsidiaries and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to (x) any Initial Business Combination or (y) any other Business Combination that would reasonably be expected to (i) adversely impact the ability of either Party to consummate the Transactions, (ii) materially delay the consummation of the Transactions (it being understood that any delay of greater than ten (10) Business Days shall be deemed to be material) or (iii) violate or otherwise breach the limitations set forth in Section 5.11, in each case, other than with the Company, the Company Subsidiaries and their respective Affiliates and Representatives (each, a “Business Combination Proposal”); and provided, that Buyer shall provide the Company with written notice at least two (2) Business Days prior to its or any of its Subsidiary’s entry into any definitive agreement with respect to any Business Combination permitted by this Section 5.16, which notice shall put forth the material terms of the transaction and identifies the third-parties party thereto. Buyer shall, and shall cause its Subsidiaries and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the Agreement Date with respect to, or which is reasonably likely to give rise to or result in, Business Combination Proposal. Notwithstanding anything to the contrary, the foregoing shall not restrict Buyer’s Affiliates (including the Sponsor) that are not Subsidiaries of Buyer in any way with respect to pursuit of a Business Combination or a Business Combination Proposal for such Affiliates’ other investment vehicles other than Buyer or its Subsidiaries.
Section 5.17.   [Reserved].
Section 5.18.   Obligations of the Company Subsidiaries. To the extent that this Agreement requires the Company or any of the Company Subsidiaries to take any action, the Company shall cause any such Company Subsidiary to take such action.
Section 5.19   No Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, none of the Company or any of its Subsidiaries shall engage in any transactions involving the securities of Buyer without the prior consent of Buyer.
Section 5.20   Incentive Equity Plan. Buyer shall approve, and subject to the Buyer Stockholder Approval, adopt, a management incentive equity plan, the proposed form and terms of which shall be prepared and delivered by Buyer to the Company and shall be mutually agreed by Buyer and the Company prior to the Mailing Date (the “Incentive Equity Plan”).
ARTICLE VI
POST-CLOSING COVENANTS
Section 6.01.   [Reserved].
Section 6.02.   Directors’ and Officers’ Indemnification and Exculpation.
(a)   Buyer agrees that following the Closing and prior to the sixth (6th) anniversary of the Closing Date all rights of the individuals who on or prior to the Closing Date were directors, officers, managers or employees (in all of their capacities) of the Company or any Company Subsidiary (collectively, the “D&O Indemnified Parties”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the certificate of incorporation, bylaws, or comparable organizational documents of the Company or such Company Subsidiary, as applicable, as now in effect, and any indemnification agreement, as now in effect by and between a D&O Indemnified Party and the Company or any Company Subsidiary, shall survive the Closing Date and shall continue in full force and effect against the Company or the applicable Company Subsidiary in accordance with the terms of such agreement. Following the Closing and prior to the sixth (6th) anniversary of the Closing Date, such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the D&O Indemnified Parties, unless such modification is required by Law.
(b)   For a period of six (6) years from the Effective Time, Buyer shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability Insurance Policies on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Buyer or its Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such Insurance Policy for the year ended January 31, 2020; provided, however, that (i) Buyer may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 6.02(b) shall be continued in respect of such claim until the final disposition thereof.

(c)   The provisions of this Section 6.02 are intended to be for the benefit of and shall be enforceable by, each D&O Indemnified Party, his or her successors and heirs and his or her legal representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. The obligations of Buyer under this Section 6.02 shall not be amended, terminated or modified in such a manner as to adversely affect any D&O Indemnified Party (including such Person’s successors, heirs and legal representatives) to whom this Section 6.02 applies without the written consent of the affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.02 applies shall be third-party beneficiaries of this Section 6.02), and this Section 6.02 shall be enforceable by such D&O Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Buyer and each Company Subsidiary.
(d)   Notwithstanding anything contained in this Agreement to the contrary, this Section 6.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Buyer and the Surviving Corporation and all successors and assigns of Buyer and the Surviving Corporation. If Buyer or, following the Closing and prior to the sixth (6th) anniversary of the Closing Date, any Company Subsidiary, or any of their respective successors or assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in such case, Buyer shall use commercially reasonable efforts to cause proper provisions to be made so that the successors and assigns of Buyer or such Company Subsidiary or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 6.02.
Section 6.03.   Books and Records. Once the Merger has been definitively completed, the original copies of the Company’s deeds of incorporation and the amendments thereto, together with the accounting ledgers, shareholders’ register(s), supporting documents for the ownership of the Company’s Shares, and any contracts, archives, exhibits, or other documents relating to the assets and rights transferred as part of the Merger will be delivered to the Buyer.
Section 6.04.   Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective controlled Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquaintances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other Party.
ARTICLE VII
[RESERVED]
Section 7.01.   [Reserved].
ARTICLE VIII
TAX MATTERS
Section 8.01.   Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Buyer shall be liable for and shall pay any Transfer Taxes attributable to the Transactions. The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Parties’ cooperation, and file such Tax Return.
Section 8.02.   Tax Cooperation. The Company and Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company or any of the Company Subsidiaries as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for, or the prosecution or defense of, any Tax claim.
ARTICLE IX
CONDITIONS TO CLOSING
Section 9.01.   Conditions to Obligations of the Parties. The obligations of the Parties to consummate the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by both Parties:

(a)   Governmental Approvals. All applicable waiting periods under the HSR Act shall have expired or been terminated and all other Required Approvals shall have been obtained or, if applicable, shall have expired, shall have been waived by the applicable Government Authority or shall have been terminated.
(b)   No Order. There shall be no Order in existence that prohibits the consummation of the Transactions.
(c)   Net Tangible Assets. Buyer shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Redemption Offer is completed.
(d)   Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.
(e)   Buyer Stockholder Approval. The Buyer Stockholder Approval shall have been obtained.
(f)   Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.
(g)   NYSE. The Buyer Common Stock to be issued in connection with the Merger shall have been approved for listing on NYSE, subject only to official notice of issuance thereof.
(h)   Redemption Offer Completion. The Redemption Offer shall have been completed in accordance with the terms hereof and the Joint Proxy Statement/Prospectus.
(i)   Auditor Report. The Luxembourg Auditor shall have delivered the Auditor Report.
(j)   Available Closing Date Cash. The Available Closing Date Cash shall not be less than $644,000,000.
Section 9.02.   Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger shall be subject to the satisfaction or waiver by the Company in its sole discretion, at or before the Closing, of each of the following conditions:
(a)   Representations and Warranties; Covenants.
(i)   all representations and warranties of Buyer (other than Section 4.14 (Capitalization)) contained in this Agreement shall be true and correct in all respects as of the Agreement Date and as of the Closing Date, as if made at and as of that time (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all respects as of such date), except for breaches or inaccuracies that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Buyer to consummate the Transactions or otherwise perform its obligations under the Buyer Transaction Agreements; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to any qualifier of “material” in such representations and warranties;
(ii)   the representations and warranties of Buyer contained in Section 4.14 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Agreement Date and as of the Closing Date, as if made anew at and as of that time;
(iii)   the covenants contained in this Agreement required to be complied with by Buyer on or before the Closing shall have been complied with in all material respects; and
(iv)   the Company shall have received a certificate signed by an authorized officer of Buyer, dated as of the Closing Date, certifying as to the satisfaction of the matters set forth in the foregoing clauses (i), (ii) and (iii).
(b)   Sponsor Agreement. Since the Agreement Date, there shall not have occurred any amendment or modification to the Sponsor Support Agreement, other than as consented to in writing by the Company.
Section 9.03.   Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Merger shall be subject to the satisfaction or waiver by Buyer in its sole discretion, at or before the Closing, of each of the following conditions:

(a)   Representations and Warranties; Covenants.
(i)   all representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Sections 9.03(a)(ii), (iii) and (iv)) shall be true and correct as of the Agreement Date and as of the Closing Date, as if made at and as of that time (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to any qualifier of “material” or “Material Adverse Effect” in such representations and warranties;
(ii)   each of the representations and warranties of the Company contained in Section 3.01 (Due Incorporation and Due Authorization), Section 3.16 (Brokers) and Section 3.20 (Affiliate Agreements), in each case shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date, as if made at and as of that time (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date);
(iii)   each of the representations and warranties of the Company contained in Section 3.07(b) (No Material Adverse Effect) shall be true and correct in all respects as of the Agreement Date and as of the Closing Date, as if made at and as of that time;
(iv)   the representations and warranties of the Company contained in Section 3.03 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Agreement Date and as of the Closing Date, as if made at and as of that time;
(v)   the covenants contained in this Agreement required to be complied with by the Company on or before the Closing shall have been complied with in all material respects; and
(vi)   Buyer shall have received a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying as to the satisfaction of matters set forth in the foregoing clauses (i) through (v).
(b)   No “Event of Default”. As at the Effective Time, there shall be no existing “Event of Default” (as defined under any Existing Credit Agreement).
(c)   Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect.
Section 9.04.   Frustration of Closing Conditions. Neither the Company nor Buyer may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to act in good faith, to use commercially reasonable efforts to cause the Closing Conditions of each such other Party to be satisfied, or to satisfy its obligations set forth in Section 5.07.
Section 9.05.   Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article IX that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.
ARTICLE X
TERMINATION
Section 10.01.   Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated before the Closing and the transactions contemplated hereby abandoned:
(a)   by the mutual written consent of the Company and Buyer;
(b)   by the Company, if Buyer shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Buyer that would cause any Closing Condition set forth in Section 9.02(a) not to be satisfied and such breach is not waived by the Company and (i) is curable and is not cured by Buyer prior to the earlier to occur of (A) twenty (20) Business Days after receipt by Buyer of the Company’s notice of its intent to terminate, and (B) the Outside Date or (ii) is incapable of being cured prior to the Outside Date; provided, however, that the Company is not then in material breach of this Agreement;
(c)   by Buyer, if the Company shall have breached any representation or warranty or failed to comply with any covenant applicable to the Company that would cause any Closing Condition set forth in Section 9.03(a) not to be satisfied and such breach is not waived by Buyer and (i) is curable and is not cured by the Company prior to the earlier to occur of (A) twenty (20) Business Days after receipt by the Company of Buyer’s notice of its intent to terminate, and (B) the Outside Date or (ii) is incapable of being cured prior to the Outside Date; provided, however, that Buyer is not then in material breach of this Agreement;
(d)   by the Company, if a Buyer Change in Recommendation shall have occurred prior to the Special Meeting;
(e)   unless otherwise agreed by the Parties, by the Company or Buyer, if the Closing shall not have occurred by the date that is eight (8) months following the Agreement Date (the “Outside Date”); provided, however, that if the Closing shall not have occurred on or before the Outside Date due to a material breach of any representations, warranties or covenants contained in this Agreement by Buyer or the Company, then the Party that failed to fulfill such obligations or breached the Agreement may not terminate this Agreement pursuant to this Section 10.1(e);
(f)   by the Company or Buyer, in the event that any Government Authority of competent jurisdiction shall have issued an Order that permanently enjoins the consummation of the Merger and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.01(f) shall not be available to the Company or Buyer whose action or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Order or other action;
(g)   by the Company or Buyer, if the Buyer Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting); or
(h)   by Buyer, if the Company Shareholder Approval is not obtained at the special meeting of the holders of Company Shares described in Section 5.12(d) (subject to any adjournment or recess of the meeting).
Section 10.02.   Notice of Termination. If either Buyer or the Company desires to terminate this Agreement pursuant to Section 10.01, such Party shall give written notice of such termination to the other Party.
Section 10.03.   Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall thereupon become null and void and of no further force and effect and there shall be no Liability on the part of any Party to another Party, except that (i) the provisions of Section 5.03 (Confidentiality), Section 5.10 (No Claims Against Trust Account), Section 10.01 (Termination), this Section 10.03 and Article XI (Miscellaneous) shall remain in full force and effect and (ii) nothing in this Section 10.03 shall be deemed to (A) release any Party from any Liability for any breach by such Party of any term of this Agreement prior to the date of termination for any knowing and intentional breach of this Agreement or in the case of intentional fraud (with the specific intent to deceive and mislead) or (B) impair the right of any Party to compel specific performance by any other Party of such other Party’s obligations under this Agreement prior to the valid termination of this Agreement; provided, further, that nothing in this Section 10.03 shall, in any way, limit the Company’s waiver against the Trust Account as set forth in Section 5.10.
ARTICLE XI
MISCELLANEOUS
Section 11.01.   Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:
(a)   references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or

Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the State of New York; references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;
(b)   when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;
(c)   whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender;
(d)   (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and (ii) references to the terms “Article,” “Section,” “subsection,” “subclause,” “clause,” “Schedule” and “Exhibit” are references to the Articles, Sections, subsections, subclauses, clauses, Schedules and Exhibits to this Agreement unless otherwise specified;
(e)   (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits thereto, (ii) the terms “thereof,” “therein,” “thereby,” “thereto” and derivative or similar words refer to this Agreement to which the context refers, including the Schedules and Exhibits thereto, (iii) the terms “include,” “includes,” “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise specified, (iv) the term “any” means “any and all” and (v) the term “or” shall not be exclusive and shall mean “and/or”;
(f)   (i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “written” or “in writing” include in electronic form (including by e-mail transmission or electronic communication by portable document format (.pdf)) and (iii) references to “$” mean U.S. dollars;
(g)   references to any Person includes such Person’s successors and permitted assigns;
(h)   whenever this Agreement requires the Company or any of its Subsidiaries to take any action, such requirement shall be deemed to involve an undertaking on the part of the Company to take such action, or to cause its applicable Subsidiary/ies to take such action;
(i)   unless the context otherwise requires, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;
(j)   the term “ordinary course of business” means ordinary course of business consistent with past practice;
(k)   any reference to a Schedule to this Agreement shall refer to a schedule included in either Buyer’s Disclosure Schedule or the Company’s Disclosure Schedule; and
(l)   each Party has participated in the negotiation and drafting of this Agreement, and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement; the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. Further, prior drafts of this Agreement or any ancillary agreements, schedules or exhibits thereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements, schedules or exhibits hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.

Section 11.02.   Expenses. Except as otherwise specified in the Transaction Agreements, each Party will pay its own costs and expenses, including legal, consulting, financial advisor and accounting fees and expenses, incurred in connection with the Transaction Agreements, the PIPE Subscription Agreement and the Transactions, irrespective of when incurred or whether or not the Closing occurs.
Section 11.03.   Notices. All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed or (c) upon delivery by overnight courier service, in each case, to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 11.03):
If to the Company, to:
Software Luxembourg Holding S.A.
48, Boulevard Grande-Duchesse Charlotte
L-1330 Luxembourg
Grand-Duché de Luxembourg

Attention:
Board of directors

E-mail:
Greg.Porto@skillsoft.com

with copies (which will not constitute notice) to:
Skillsoft Corporation
300 Innovative Way, Suite 201
Nashua, New Hampshire 03602

Attention:
Greg Porto

E-mail:
Greg.Porto@skillsoft.com

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:
Jackie Cohen
Gavin Westerman
Mariel E. Cruz

E-mail:
Jackie.Cohen@weil.com
Gavin.Westerman@weil.com
Mariel.Cruz@weil.com

If to Buyer, to:
Churchill Capital Corp. II
640 Fifth Avenue, 12th Floor
New York, NY 10019

Attention:
Michael S. Klein

E-mail:
Michael.klein@mkleinandcompany.com

with a copy (which will not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10023

Attn:
Kenneth M. Schneider Ross A. Fieldston

E-mail:
kschneider@pauweiss.com
rfieldston@paulweiss.com

Section 11.04.   Survival. Except for any covenant that by its terms is to be performed (in whole or in part) by any Party following the Closing (which covenants shall survive the Effective Time in accordance with their terms), none of the representations, warranties, or covenants of any Party set forth in this Agreement shall survive, and each of the same shall terminate and be of no further force or effect as of, the Effective Time.
Section 11.05.   Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the Transactions, except for communications that have been previously approved by the other applicable Party or consistent with previous public announcements made pursuant to this Section 11.05, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as a Party believes in good faith and based on reasonable advice of counsel is required by applicable Law. Notwithstanding anything contained in this Agreement to the contrary, each Party and its Affiliates may make announcements and may provide information regarding this Agreement and the Transactions to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other Parties hereto.
Section 11.06.   Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.
Section 11.07.   Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. No Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Party; provided, however, that any Party may assign this Agreement and any or all rights and obligations under this Agreement to any of its controlled Affiliates; provided, further, that no such assignment pursuant to the foregoing proviso shall release any assigning Party from any Liability under this Agreement. Any attempted assignment in violation of this Section 11.07 shall be void ab initio.
Section 11.08.   No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and, except with respect to the D&O Indemnified Parties pursuant to Section 6.02(a), the Nonparty Affiliates pursuant to Section 11.17, or as otherwise expressly set forth in this Agreement, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party hereto, including any Affiliates of any Party.
Section 11.09.   Entire Agreement. This Agreement (including the Disclosure Schedules), the Confidentiality Agreements and the other Transaction Agreements (and all exhibits and schedules hereto and thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and Contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof.
Section 11.10.   Amendments. This Agreement (including all exhibits and schedules hereto) may be amended, restated, supplemented or otherwise modified, only by written agreement duly executed by each Party.
Section 11.11.   Waiver. At any time before the Closing, either of the Company or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Party, (b) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; provided, that any such waiver shall be in a written instrument duly executed by the waiving Party. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 11.12.   Governing Law. This Agreement, and any Action that may be based upon, arise out of or relate or be incidental to any Transaction, this Agreement, the negotiation, execution, performance or consummation of the foregoing or the inducement of any Party to enter into the foregoing, whether for breach of Contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.
Section 11.13.   Dispute Resolution; Consent to Jurisdiction.
(a)   The Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts, for the resolution of any Transaction Dispute. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:
(i)   submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;
(ii)   agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and
(iii)   agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 11.03 (as may be updated from time to time in accordance with Section 11.03) of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of Delaware.
(b)   The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Transaction Dispute.
Section 11.14.   WAIVER OF JURY TRIAL. To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or Representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each Party certifies and acknowledges that (a) such Party has considered the implications of this waiver, (b) such Party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such Party is relying and will rely in entering into the this Agreement. Each Party may file an original counterpart or a copy of this Section 11.14 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.
Section 11.15.   Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Transaction Dispute.
Section 11.16.   Remedies; Specific Performance.
(a)   Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b)   Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at law or in equity. Furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement. Each Party expressly disclaims that it is owed any duty not expressly set forth in this Agreement, and waives and releases all tort claims and tort causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.
Section 11.17.   Non-Recourse. All claims, obligations, Liabilities, Actions or causes of action (whether in Contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as parties hereto in the preamble to this Agreement or, if applicable, their successors and assigns (“Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, consultant, attorney, accountants or representative of, and any financial advisor or lender to or other financing source of, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to or other financing source of, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity) for any claims, obligations, Liabilities, Actions or causes of action arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, obligations, Liabilities, Actions and causes of action against any such Nonparty Affiliates. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement (it being expressly agreed that the Nonparty Affiliates to whom this Section 11.17 applies shall be third-party beneficiaries of this Section 11.17).
Section 11.18.   Disclosure Schedules and Exhibits. The Disclosure Schedules, Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or Schedule or in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of the Company set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedules, and neither the Company nor any of their Affiliates shall be, or deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Schedules. Any matter, information or item disclosed in the Disclosure Schedules, under any specific representation or warranty or Schedule or section thereof shall be deemed to be disclosed and incorporated by reference in any other Schedule or section of the Disclosure Schedule to the extent it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Schedule(s) or section(s). The inclusion of any matter, information or item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed to constitute (a) an admission of any Liability by the Company or its Affiliates to any third party, (b) an admission that any breach or violation of applicable Laws or any contract or agreement to which the Company or any of its Affiliates is a party exists or has actually occurred, (c) an admission that such item is outside the ordinary course of business or not consistent with past practice, or (d) otherwise imply an admission that such item represents a material exception or material fact, event, circumstance or that such item has had, or would reasonably be expected to have a Material Adverse Effect. The Disclosure Schedules have been arranged for purposes of convenience in separately titled Schedules corresponding to the Sections of this Agreement.
Section 11.19.   Provision Respecting Legal Representation. Each Party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and Representatives, that Weil, Gotshal & Manges LLP may serve as counsel to the Company, on the one hand, and any Company Subsidiary, on the other hand, in connection with the negotiation, preparation, execution and delivery of the Transaction Agreements and the consummation of the Transactions, and that, following consummation of the Transactions, Weil, Gotshal & Manges LLP may serve as counsel to either of the Company or any Affiliate or Representative of either of the Company, in connection with any litigation, claim or obligation arising out of or relating to the Transactions and the Transaction Agreements notwithstanding such prior representation of any Company Subsidiary and each Party consents thereto and waives any conflict of interest arising therefrom, and each Party shall cause its Affiliates and Representatives to consent to waive any conflict of interest arising from such representation.
Section 11.20.   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
THE COMPANY:
SOFTWARE LUXEMBOURG HOLDING S.A.
By:
/s/ Ronald W. Hovsepian

Name: Ronald W. Hovespian
Title:
Director — Authorized Signatory

BUYER:
CHURCHILL CAPITAL CORP II
By:
/s/ Peter Seibold

Name: Peter Seibold
Title:
Chief Financial Officer

[Signature Page to Merger Agreement]

EXHIBIT A
Definitions
“Action” means any action, suit, arbitration, investigation or proceeding by or before any Government Authority.
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement (a) none of the Company or Charterhouse General Partners (IX) Limited shall be deemed an Affiliate of Buyer, nor, after the Closing, of the Surviving Corporation or any Company Subsidiary and (b) after the Closing, the Surviving Corporation shall be deemed an Affiliate of each of the Company Subsidiaries (and vice versa).
“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any official, employee, or representative of a Government Authority, political party, political party official, candidate for public office, public international organization, or any instrumentality of any of the aforementioned (including government-owned or government-controlled businesses), or any non-governmental commercial entity to obtain or retain business or secure an improper advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Antitrust Laws” means any Laws applicable to Buyer, the Company or any Company Subsidiary under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Applicable Majority” means the affirmative vote, in each case assuming a quorum is present, of the holders of: in relation to the (i) Business Combination Proposals, the Share Issuance Proposal, the PIPE Issuance Proposals and the Incentive Plan Proposal, in each case, a majority of the outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, cast at the Special Meeting, (ii) First Charter Amendment Proposal and the Second Charter Amendment Proposal, in each case, (A) a majority of the outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class and (B) a majority of the outstanding shares of Buyer Class B Common Stock, voting separately as a single class and (iii) to the extent required by applicable Law or deemed advisable by the Buyer Board, the Director Election Proposal, a plurality of the outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, cast at the Special Meeting.
“Assets” means the assets and properties that are owned, leased or licensed by the Company and any Company Subsidiary.
“Available Closing Date Cash” means, as of immediately prior to or at the time of the Closing, an aggregate amount equal to the result of (without duplication) (a) the cash available to be released from the Trust Account to Buyer after deduction of all funds required to be paid in respect of redemptions of Buyer Common Stock pursuant to the Redemption Offer, plus (b) any cash on the balance sheet or otherwise in the bank accounts of Buyer (which shall include any proceeds pursuant to any commitment to subscribe for shares of Buyer Class A Common Stock or warrants exercisable into shares of Buyer Class A Common Stock prior to or concurrently with the Closing), plus (c) Available Company Closing Date Cash.
“Available Company Closing Date Cash” means, as of immediately prior to or at the time of the Closing, the aggregate amount of cash deposited in the bank accounts of the Company and the Company Subsidiaries, other than restricted cash set forth in the Company’s consolidated balance sheet with respect to the Company’s Subsidiaries’ Amended and Restated Receivables Purchase Agreement, dated December 20, 2018, by and among Skillsoft Corporation, SumTotal Systems, LLC, Mindleaders, Inc., Skillsoft Canada,

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Ltd., SumTotal Systems Canada Ltd., Skillsoft U.K. Limited, SumTotal Systems U.K. Limited and Skillsoft Receivables Financing LLC.
“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
“Business” means the business of the Company and the Company Subsidiaries, including the business of providing enterprise software and technology related to (a) learning content (including but not limited to courses, videos, books and other learning assets); (b) intelligent learning experience platforms; and (c) talent development technology platforms.
“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York City, New York or in the Grand Duchy of Luxembourg are required or authorized by Law to be closed.
“Business Information Systems” has the meaning set forth in Section 3.10(i).
“Business Intellectual Property” means the Business Registrable IP, Intellectual Property included in the Business Technology, and all other Intellectual Property to the extent owned or purported to be by the Company or any of the Company Subsidiaries.
“Business Registrable IP” means patents, patent applications, registered Trademarks, applications for registered Trademarks, copyright registrations and Internet domain names owned or purported to be owned by the Company or any Company Subsidiary.
“Business Technology” means all Software and Technology to the extent owned or purported to be owned by the Company or any of the Company Subsidiaries.
“Buyer Class A Common Stock” means shares of Class A common stock of Buyer, par value $0.0001 per share.
“Buyer Class B Common Stock” means shares of Class B common stock of Buyer, par value $0.0001 per share.
“Buyer Class C Common Stock” means redeemable shares of Class B common stock of Buyer, par value $0.0001 per share.
“Buyer Common Stock” means, collectively, the Buyer Class A Common Stock and the Buyer Class B Common Stock.
“Buyer Organizational Documents” means the Certificate of Incorporation and Buyer’s bylaws.
“Buyer Stockholder” means a holder of Buyer Common Stock.
“Buyer Stockholder Approval” has the meaning set forth in Section 4.02(b).
“Buyer Transaction Agreements” means this Agreement and each other Transaction Agreement to which Buyer is named as a party on the signature pages thereto.
“Buyer Transaction Costs” means the amount equal to (x) all fees and disbursements of Buyer or the Sponsor for outside counsel and fees and expenses of Buyer or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Buyer or the Sponsor, in each case, in connection with the Transactions and any other transactions or potential transactions leading up to the Transactions, including any deferred underwriting commissions and taxes payable on interest earned on the funds in the Trust Account less (y) the amount of any such expenses previously paid by Buyer.
“Buyer Warrant” means a warrant entitling the holder to purchase one share of Buyer Class A Common Stock per warrant.

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“California Consumer Privacy Act” (“CCPA”) means Cal. Civ. Code § 1798.100, et seq.
“CapEx Budget” means the capital expenditures budget set forth in the financial projections shared with Buyer on September 11, 2020.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Government Authority.
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Buyer, filed with the Secretary of State of the State of Delaware on June 26, 2019.
“Change” has the meaning set forth in the definition of “Material Adverse Effect”.
“Class A First Lien Exchange Ratio” means a number, the numerator of which is 24,000,000 and the denominator of which is equal to the aggregate number of Company Class A Shares outstanding as of immediately prior to the Closing.
“Class A Second Lien Exchange Ratio” means a number, the numerator of which is 4,500,000 and the denominator of which is equal to the aggregate number of Company Class B Shares outstanding as of immediately prior to the Closing.
“Class C Exchange Ratio” means a number, the numerator of which is 3,840,000 and the denominator of which is equal to the aggregate number of Company Class A Shares outstanding as of immediately prior to the Closing.
“Class C Redemption Amount” means an amount equal to $505,000,000 in cash.
“Closing Conditions” means the conditions to the respective obligations of the Parties to consummate the Transactions, in each case, as set forth in Article IX.
“Closing Date” has the meaning set forth in Section 2.03.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Board Recommendation” means a recommendation of the Company Board that the plan of merger set forth in this Agreement and the Joint Merger Proposal be adopted by the shareholders of the Company.
“Company Class A Share” means a Class A share of the Company.
“Company Class B Share” means a Class B share of the Company.
“Company Share” means a Company Class A Share and/or a Company Class B Share.
“Company Transaction Agreements” means this Agreement and each other Transaction Agreement to which the Company or its Subsidiaries is a party.
“Company Transaction Costs” means the amount equal to all fees and disbursements of the Company for outside counsel and fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed or engaged by the Company, in each case, solely to the extent such fees and expenses were incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement, the Support Agreements and the consummation of Transactions and are expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date.
“Confidential Information” has the meaning ascribed to it in the Confidentiality Agreement and the Tripartite Confidentiality Agreement, as applicable.
“Confidentiality Agreement” means the Confidentiality Agreement, dated January 20, 2020, by and between Pointwell and Buyer.
“Confidentiality Agreements” means both of the Confidentiality Agreement and the Tripartite Confidentiality Agreement.

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“Consent” means any consent, approval or authorization.
“Continuing Employee” means any Covered Employee who continues his or her employment with Buyer or any of its Affiliates (including, for the avoidance of doubt, the Company Subsidiaries) immediately following the Closing Date.
“Contract” means any legally binding written contract, agreement, subcontract, undertaking, indenture, note, bond, mortgage, lease, sublease, license, sublicense, sales order, purchase order or other instrument or commitment that purports to be binding on any Person or any part of its property (or subjects any such assets or property to a Lien).
“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.
“Converting Stockholder” means a Buyer Stockholder who demands that Buyer convert its Buyer Common Stock into cash in connection with the Transactions and in accordance with the Buyer Organizational Documents.
“Covered Employee” means any employee of the Company or any Company Subsidiary as of immediately prior to the Closing.
“Debt” means, at any time and with respect to any Person: (a) all indebtedness of such Person for borrowed money; (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person’s liability remains contingent); (d) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded; (e) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities, in each case only to the extent drawn; (f) all Debt of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt; (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered); or (iv) otherwise to assure a creditor against loss in respect of such Debt; and (g) all Debt referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
“Disclosure Schedules” means the disclosure schedules dated as of the Agreement Date, which form a part of this Agreement.
“Distribution Consent” means any amendment, consent, waiver or modification required to be approved or executed by certain or all of the lenders under each Existing Credit Agreement to effect any Debt Amendment requested by Buyer in accordance with and for the purposes specified in Section 5.09.
“Employee Plans” means all employee benefit plans (within the meaning of Section 3(3) of ERISA), and each other retirement, profit-sharing, welfare benefit, bonus, stock option, stock purchase, restricted stock, equity-based, incentive, fringe benefit, deferred compensation, employment, consulting, retention, termination, severance, separation, change-in-control or transaction programs, arrangements or agreements, in each case pursuant to which the Company or any of the Company Subsidiaries sponsors, maintains or contributes to for the benefit of Covered Employees, other than statutorily required plans or arrangements.
“Environmental Law” means any applicable U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law) promulgated by a Government Authority relating to pollution or protection of the environment.

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“Environmental Permit” means any Permit that is required by a Government Authority under any Environmental Law and necessary to the operation of the Business as of the Agreement Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exhibits” means the exhibits dated as of the Agreement Date (and as may be amended from time to time in accordance herewith) which form a part of this Agreement.
“Existing Credit Agreements” means the Existing First Out Credit Agreement and the Existing Second Out Credit Agreement.
“Existing First Out Credit Agreement” means that certain Senior Secured Term Loan Credit Agreement, dated as of August 27, 2020, by and among Software Luxembourg Intermediate S.à r.l., as holding, Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society FSB, as the administrative agent and collateral agent.
“Existing First Out Credit Agreement Amendment” means that certain Amendment No. 1 to the Existing First Out Credit Agreement, dated as of October 12, 2020, by and among Software Luxembourg Intermediate S.à r.l., as holding, Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, and the lenders party thereto constituting the “Required Lenders” thereunder.
“Existing Second Out Credit Agreement” means that certain Senior Secured Second Out Term Loan Credit Agreement, dated as of August 27, 2020, by and among Software Luxembourg Intermediate S.à r.l., as holding, Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society FSB, as the administrative agent and collateral agent.
“Existing Second Out Credit Agreement Amendment” means that certain Amendment No. 1 to the Existing Second Out Credit Agreement, dated as of October 12, 2020, by and among Software Luxembourg Intermediate S.à r.l., as holding, Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, and the lenders party thereto constituting the “Required Lenders” thereunder.
“Expense Reimbursement Letter” means that certain letter agreement dated June 15, 2020 regarding the expense reimbursement payable to Buyer and its affiliates in connection with the Transactions, as amended on August 15, 2020 and September 16, 2020 and as may be further amended from time to time.
“FFCRA” means the Family First Coronavirus Response Act (Pub. L. 116-127) and any administrative or other guidance published with respect thereto by any Government Authority.
“Foreign Plan” means each Employee Plan maintained outside the jurisdiction of the United States that provides benefits in respect of any current or former employee, individual consultant, individual independent contractor, officer or director of the Company or any Company Subsidiary that is primarily based outside the United States.
“GAAP” means U.S. generally accepted accounting principles.
“Government Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.
“Hazardous Materials” means any substance, material or waste that is defined or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect under any applicable Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Initial Business Combination” means a Business Combination that would result in the balance of the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and the Certificate of Incorporation.

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“Insurance Policies” means, collectively, all policies and programs of or agreements for insurance and interests in insurance pools and programs of the Company and the Company Subsidiaries (in each case, including self-insurance and insurance from Affiliates).
“Intellectual Property” means any and all of the following intellectual property rights arising under the Laws of the U.S. or any other country: (a) patents and patent applications, including any such rights granted upon any reissue, reexamination, renewal, division, extension, provisional, continuation, or continuation-in-part; (b) copyrights, moral rights, mask work rights, works of authorship, database rights and design rights, whether or not registered, and registrations and applications for registration thereof; (c) Trademarks; (d) Trade Secrets; (e) Internet domain names; and (f) all other intellectual property rights relating to Software or Technology.
“International Trade Laws” means any of the following: (a) any Laws concerning the importation of merchandise or items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection or the U.S. Department of Commerce, (b) any Laws concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State, or (c) any economic sanctions administered by the United States (including but not limited to those administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the U.S. State Department), the United Nations, Canada, the European Union, or the United Kingdom.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge of the Company” means the actual knowledge as of the Agreement Date of the Persons listed on Schedule 1.01 following reasonable inquiry.
“Law” means any U.S. federal, state or local, or non-U.S., statute, law, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law) promulgated by a Government Authority.
“Leased Real Property” means any real property that is leased, subleased or licensed by the Company or any Company Subsidiary as lessee, sublessee or licensee, in each case, granting the Company or any Company Subsidiary a right of use or occupancy in such real property.
“Liabilities” means any liability, Debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.
“Lien” means any mortgage, deed of trust, charge, pledge, hypothecation, security interest, encumbrance, restriction, right of first offer or refusal, claim or lien.
“Mailing Date” means the date upon which Buyer shall have mailed the definitive Joint Proxy Statement/Prospectus, as filed with the SEC, to the Buyer Stockholders.
“Material Adverse Effect” means any fact, event, change, effect, development, circumstance, or occurrence (each, a “Change”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, properties, assets or financial condition of the Business; provided, that, none of the following, either alone or in combination, will constitute a Material Adverse Effect: (i) any Change in the United States or foreign economies or securities or financial markets in general (including any decline in the price of securities generally or any market or index); (ii) any Change that generally affects any industry in which the Business operates; (iii) general business or economic conditions in any of the geographical areas in which any of the Company, the Company Subsidiaries or the Business operates; (iv) national or international political or social conditions, including any change arising in connection with, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, whether commenced before or after the Agreement Date and whether or not pursuant to the declaration of a national emergency or war; (v) the occurrence of any act of God or other calamity or force majeure event (whether or not declared as such), including any strike, labor dispute, civil disturbance, cyberattack, embargo, natural disaster, fire, flood, hurricane, tornado, or other weather event, and any global health conditions (including any epidemic, pandemic, or other outbreak of illness, including as a result of

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the COVID-19 virus or other virus or disease, or any actions by a Government Authority related to the foregoing); (vi) any actions taken by Buyer or its Affiliates or specifically permitted to be taken or omitted by the Company or its Affiliates pursuant to this Agreement or any other Transaction Agreement or actions taken or omitted to be taken by the Company or its Affiliates at the request or with the consent of Buyer (provided, that the exceptions in this clause (vi) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.04 and, to the extent related thereto, the condition in Section 9.02(a)); (vii) any Changes in applicable Laws or GAAP (or other relevant accounting rules); (viii) any Change resulting from the public announcement of the entry into this Agreement, compliance with terms of this Agreement or the consummation of the Transactions (provided, that the exceptions in this clause (viii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.04 and, to the extent related thereto, the condition in Section 9.02(a)); or (ix) any effects or Changes arising from or related to the breach of this Agreement by Buyer; provided further, that the exceptions set forth in clauses (i) through (v) of this definition shall not be regarded as exceptions solely to the extent that any such described Change has a disproportionately adverse impact on the Business as compared to other companies similarly situated in the industries in which the Business operates or (b) the ability of the Company and the Company Subsidiaries to timely consummate the Transactions.
“NYSE” means the New York Stock Exchange.
“Open Source Software” means any Software licensed and distributed under a license listed by the Open Source Initiative as an approved license at https://opensource.org/licenses/alphabetical and that satisfies the “Open Source Definition” provided by the Open Source Initiative at https://opensource.org/osd as of the date of this Agreement, or a license listed by the Free Software Foundation as a free software license at https://www.gnu.org/licenses/license-list.html#SoftwareLicenses and that satisfies the “Free Software Definition” provided by the Free Software Foundation at https://www.gnu.org/philosophy/free-sw.en.html as of the date of this Agreement.
“Operating Budget” means the operating budget set forth in the financial projections shared with Buyer on October 12, 2020.
“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Government Authority.
“Permits” means all permits, licenses, authorizations, registrations, concessions, grants, franchises, certificates, waivers and filings issued or required by any Government Authority under applicable Law, in each case, necessary for the operation of the Business.
“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty, in each case that have been properly accrued in the applicable Financial Statements and for which adequate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed or permitted by Law in the ordinary course of business that are not yet delinquent or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty and for which adequate reserves have been established in accordance with GAAP, (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (d) defects or imperfections of title, exceptions, easements, covenants, rights-of-way, restrictions and other similar charges, defects or encumbrances not materially interfering with the ordinary conduct of the Business, (e) zoning, entitlement, building and other generally applicable land use and environmental restrictions by a Government Authority, (f) Liens not created by the Company or the Company Subsidiaries that affect the underlying fee, lessor, licensor or sublessor interest of any Leased Real Property or real property over which the Company (with respect to the Business) or the Company Subsidiaries have easement or other property rights, (g) Liens incurred in the ordinary course of business securing Liabilities that are not material to the Assets taken as whole, (h) Liens created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates, (i) Liens arising out of, under or in connection with this Agreement or the other Transaction Agreements, (j) Liens securing debt disclosed on the Financial Statements, (k) right, terms or conditions in

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any leases, subleases, licenses or occupancy agreements made available to Buyer, including title of a lessor under a capital or operating lease, (l) in the case of Intellectual Property, non-exclusive licenses, sublicenses, options to license, covenants or other grants and gaps in the chain of title evident from the publicly-available records of the applicable Government Authority maintain such records, and (m) other Liens that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
“Personal Data” means any information in any media that relates to an identified or identifiable individual person.
“Prosus Subscriber” means MIH Ventures B.V.
“PIPE Transaction” means the transactions contemplated by the PIPE Subscription Agreement.
“Pre-Closing Period” means the period beginning on the Agreement Date and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms.
“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, financial advisors or other representatives of such Person.
“Required Approvals” means the approvals of the Government Authorities set forth on Schedule 9.01(a).
“SEC” means the United States Securities and Exchange Commission.
“SEC Clearance Date” means the date on which the SEC has declared the Registration Statement effective and has confirmed that it has no further comments on the Joint Proxy Statement/Prospectus.
“SEC Reports” has the meaning set forth in Section 4.09.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the securities laws of state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Service Provider” means any Covered Employee and any director, consultant or independent contractor of any Company Subsidiary, in each case who is an individual, as of immediately prior to the Closing.
“Signing Date Amendments” mean collectively, the Existing First Out Credit Agreement Amendment and the Existing Second Out Credit Agreement Amendment.
“Software” means all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (c) all documentation including user manuals and other training documentation relating to any of the foregoing.
“Special Meeting” means a meeting of the Buyer Stockholders to be held for the purpose of approving the Proposals.
“Sponsor” means Churchill Sponsor II LLC, a Delaware limited liability company.
“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control.
“Tax” or “Taxes” means any and all U.S. federal, state, local, non-U.S. and other taxes, (and levies, fees, imposts, duties, and similar governmental charges in the nature of taxes), including income, real

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property, excise, property, sales or use, goods and services, value added, gross receipts, ad valorem, profits, license, branch, withholding, payroll, employment, unemployment, net worth, capital gains, capital stock, transfer, gains, stamp, social security (or similar), compensation, utility, severance, production, premium, windfall profits, occupation and franchise taxes and customs duties, together with any interest, fines, assessments, penalties and additions to tax imposed by any Taxing Authority in connection therewith or with respect thereto.
“Tax Contest” means any audit, suit, assessment, investigation, or claim, by, or administrative or judicial proceeding with, a Government Authority with respect to any Tax.
“Tax Returns” means all returns, reports, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Taxing Authority relating to Taxes, including any schedule or attachment thereto or amendment thereof.
“Taxing Authority” means any federal, state, local or foreign jurisdiction imposing Taxes and the Government Authorities, if any, charged with the collection of such Taxes for such jurisdiction.
“Technology” means, collectively, all technology, designs, procedures, models, discoveries, processes, techniques, ideas, know-how, research and development, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein.
“Trade Secrets” means confidential and proprietary information and trade secrets, including know how, ideas, methods, techniques, and inventions (whether or not patentable), and customer, vendor, and prospect lists.
“Trademarks” means trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of same, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.
“Trading Day” means any day on which shares of Buyer Common Stock are actually traded on the principal securities exchange or securities market on which shares of Buyer Common Stock are then traded.
“Transaction Agreements” means this Agreement, the Joint Merger Proposal, the Company Support Agreements, the Sponsor Support Agreement, the Stockholders Agreement, the Registration Rights Agreement(s), the Board Reports, the Auditor Report, and any other agreements, instruments or documents required to be delivered at the Closing, in each case, including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.
“Transactions” means the transactions contemplated by this Agreement, including the Class C Common Stock Redemption, and the transactions contemplated by the other Transaction Agreements, in each case, solely in connection with the Initial Business Combination.
“Transfer Taxes” means all sales, use, excise, gross receipts, ad valorem, direct or indirect real property, transfer, intangible, stamp, business and occupation, value added (including VAT), recording, documentary, filing, permit or authorization, leasing, license, lease, service, service use, severance, franchise, profits, gains, property registration, and similar non-income Taxes, motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“Tripartite Confidentiality Agreement” means that certain confidentiality agreement, dated October 7, 2020, by and among Buyer, the Company, and Global Knowledge Training LLC.
“Trust Account” has the meaning set forth in Section 4.06(a).
“Trust Agreement” has the meaning set forth in Section 4.06(a).

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“Trustee” has the meaning set forth in Section 4.06(a).
“U.S.” means the United States of America.
“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Buyer.
“WARN Act” has the meaning set forth in Section 3.13(k).
“Warrant Agreement” means that certain Warrant Agreement, dated as of June 26, 2019, between Buyer and Continental Stock Transfer & Trust Company, a New York corporation as warrant agent.
Term	Section
Agreement	Preamble
Agreement Date	Preamble
Alternative Proposal	5.16(a)
Audited Pointwell Financial Statements	3.06(a)
Auditor Report	Recitals
Board Confirmation	2.04
Business Combination Proposals	5.15(c)
Business Information Systems	3.10(j)
Buyer	Preamble
Buyer A&R Bylaws	Recitals
Buyer A&R Charter Amendment	Recitals
Buyer Board	Recitals
Buyer Board Recommendation	5.15(d)
Buyer Board Report	Recitals
Buyer Change in Recommendation	5.15(d)
Buyer Recommendation	Recitals
Buyer Second A&R Charter	Recitals
Buyer Stockholder Approval	4.02(b)
Certificate of Merger	2.04
Class C Common Stock Redemption	2.06(d)
Class C Redemption Amount	2.06(d)
Closing	2.03
Closing Date	2.03
Company	Preamble
Company Affiliate Agreement	3.20
Company Board	Recitals
Company Board Report	Recitals
Company Shareholder Approval	Recitals

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Term	Section
Company Subsidiaries	Recitals
Company Support Agreements	Recitals
Contracting Parties	11.17
COVID-19 Response	5.01(i)
D&O Indemnified Parties	6.02(a)
DGCL	Recitals
Director Election Proposal	5.15(c)
Effective Time	2.04
Exchange Fund	2.09(b)
Excluded Share	2.06(a)(iii)
Financial Statements	3.06(a)
First Charter Amendment Proposal	5.15(c)
Incentive Plan Proposal	5.15(c)
Joint Merger Proposal	Recitals
Joint Proxy Statement	5.15(a)
Joint Proxy Statement/Prospectus	5.15(a)
Letter of Transmittal	2.09(c)(i)
Luxembourg Auditor	Recitals
Luxembourg Companies’ Law	Recitals
Material Contracts	3.12(a)
Material Permits	3.22
Merger	Recitals
Nonparty Affiliates	11.17
Outside Date	10.01(e)
Parties	Preamble
Per Class A Share Merger Consideration	2.06(a)(i)
Per Class B Share Merger Consideration	2.06(a)(ii)
Per Share Merger Consideration	2.06(a)(ii)
Pointwell	3.06(a)
Post-Emergence Financial Statements	3.06(a)
Proposals	5.15(c)
Registration Statement	5.15(a)
SEC Reports	4.09(a)
Second Charter Amendment Proposal	5.15(c)
Share Issuance Proposal	5.15(c)
Sponsor Support Agreement	Recitals
Surviving Corporation	2.01
Third Party Consents	5.05
Transaction Dispute	11.12
Trust Account	4.06(a)
Trust Agreement	4.06(a)
Trustee	4.06(a)
Unaudited Pointwell Financial Statements	3.06(a)
WARN Act	3.13(k)

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Exhibit B
PWRW&G LLP Draft 10/26/2020
Arendt comments: 29 October 2020
Software Luxembourg Holding S.A.
Société anonyme
Siège social : 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg
Grand-Duché de Luxembourg
R.C.S. Luxembourg : B 246188

JOINT CROSS-BORDER MERGER PROPOSAL

The management bodies of:
(1)
Churchill Capital Corp II, a corporation organized and existing under the laws of the State of Delaware, having its registered office at 640 Fifth Avenue, 12th Floor, New York, New York, USA (the Acquiring Company); and

(2)
Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (the Company Being Acquired and, together with the Acquiring Company, the Merging Companies and each a Merging Company),

I.
Have jointly drawn up this joint draft terms (the Joint Cross-Border Merger Proposal) for the purpose of proposing to their respective shareholders a cross-border merger in accordance with the provisions of the Directive 2017/1132 of the European Parliament regarding certain aspects of company law issued by the Council of the European Union on 14 June 2017, which was transposed into Luxembourg law via Articles 1020-1 et seq. of the Law of 10 August 1915 regarding commercial companies, as amended (the Luxembourg Law), Section 252 of the General Corporation Law of the State of Delaware (the DGCL), and as a result of which:

—
on the terms and subject to the conditions set forth in this Joint Cross-Border Merger Proposal, prepared pursuant to and in accordance with a certain agreement and plan of merger, governed by the laws of the State of Delaware, entered into by and between the Acquiring Company as buyer, and the Company Being Acquired, as company (the Merger Agreement), and in accordance with Section 252 of the DGCL and the Luxembourg Law, the Acquiring Company (as absorbing and surviving entity) will acquire all the assets and liabilities of the Company Being Acquired (as absorbed entity) by way of universal transfer by operation of law (the Merger) in accordance with the provisions of Title X, Chapter II of the Luxembourg Law, and the Company Being Acquired will be merged with and into the Acquiring Company, and the separate corporate existence of the Company Being Acquired will thereupon cease, and the Acquiring Company will continue its existence as the surviving corporation in the Merger in accordance with Section 252 of the DGCL.

The general meeting of the shareholders of the Company Being Acquired approving the Merger, to be held in front of a Luxembourg notary (the Luxembourg Notary) being referred to as the Company Shareholder Approval) will approve the Merger subject to the following two conditions:
—
the filing with the Secretary of State of the State of Delaware of a certificate of merger,

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executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the Certificate of Merger); and
—
the adoption in front of the Luxembourg Notary of a declaration of the board of directors of the Company Being Acquired confirming that all conditions to the Merger have been satisfied or waived and that the Merger is effective (the Board Confirmation).

The Merger will become effective as between the Merging Companies, when the concurring decisions of the Company Being Acquired (i.e. the Company Shareholder Approval) and the Acquiring Company have been adopted and become unconditional upon filing of the Certificate of Merger and adoption of the Board Confirmation (the time at which the Merger becomes effective between the Merging Companies referred to herein as the Effective Time); and
the Merger will be complete and enforceable towards third parties after the publication of the Board Confirmation in the Recueil Electronique des Sociétés et Associations confirming that the decision of minutes of the general meetings of the Merging Companies approving the Merger in the Recueil Electronique des Sociétés et Associations in accordance with article 1021-14 of the Law and Title I, Chapter Vbis of the law of 19 December 2002 on the Trade and Companies Register, accounting and annual accounts of companies, as amended have become effective.
II.
Enact that this Joint Cross-Border Merger Proposal is drawn up in English and French, and that in case of any discrepancy between these versions, the English version shall prevail.

The data to be provided in the Joint Cross-Border Merger Proposal pursuant to article 1021-1 (2) and (4) of the Luxembourg Law are as follows:
1
INFORMATION TO BE PROVIDED PURSUANT TO ARTICLE 1021-1 (2) & (4) OF THE LUXEMBOURG LAW AND THE DGCL

1.1
Form, corporate name, registered office and registration information of the Merging Companies

1.1.1
The Acquiring Company

Churchill Capital Corp II is a corporation organized and existing under the laws of the State of Delaware, having its registered office at 640 Fifth Avenue, 12th Floor, New York, New York, USA. The issued and outstanding shares of Churchill Capital Corp II are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and are listed for trading on the New York Stock Exchange (the NYSE) under the symbol “CCX”. The issued and outstanding warrants of Churchill Capital Corp II are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “CCX WS”.
1.1.2
The Company Being Acquired

Software Luxembourg Holding S.A.is a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B 246188.
1.2
Share exchange ratio and cash payment, if any

1.2.1
Methods of determining the share exchange ratio

For the purpose of determining the share exchange ratio, the Board of the Acquiring Company is of the opinion that the most appropriate method for evaluating the assets and liabilities of the Acquiring Company is to refer to the value of the assets invested in the trust account maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the Trustee), pursuant to the Investment Management Trust Agreement, dated June 26, 2019, by

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and between the Acquiring Company and the Trustee, as recorded in the interim financial statements of the Acquiring Company as of 30 September 2020.
For the purpose of determining the share exchange ratio, the Board of the Company Being Acquired is of the view that the most adequate method for evaluating (a) the Company Being Acquired is to refer to the fair market value of the Company Shares (as defined below) and (b) the Acquiring Company is to refer to the intrinsic value of the Acquiring Company’s Class A Common Stock. The Board of the Company Being Acquired acknowledges that the Acquiring Company’s redemption of the Acquiring Company Class C Common Stock immediately following the consummation of the Merger for (i) $505,000,000 in cash (referred to as the “Class C Redemption Amount” in the Merger Agreement) and (ii) $20,000,000 in indebtedness under the Existing Second Out Credit Agreement, as amended is taken into account when determining the fair market value of the Class C Shares to be received by the holders of Company Class A Shares and has calculated fair market value accordingly. The valuation of the Company Being Acquired as of October, 2020 is determined by reference to (i) the consolidated financial statements of Pointwell Limited July 31, 2020 and (ii) the interim accounts of the Company, as of 31 August 2020 (the Contribution Value).
1.2.2
The Acquiring Company

As of the date hereof, there are 69,000,000 shares of Class A common stock (the Acquiring Company Class A Common Stock) and 17,250,000 shares of Class B common stock (the Acquiring Company Class B Common Stock) and as part of the Merger consideration, the Acquiring Company shall issue a new class of redeemable shares of Class C common stock of the Acquiring Company (the Acquiring Company Class C Common Stock together with the Acquiring Company Class A Common Stock, and the Acquiring Company Class B Common Stock the Acquiring Company Common Stock), having a par value of USD 0.0001 each.
1.2.3
The Company Being Acquired

The subscribed share capital of the Company Being Acquired currently amounts to forty thousand United States Dollars (USD 40,000) and is represented by three million eight hundred and forty thousand (3,840,000) Class A shares, having a nominal value of one cent of a United States Dollar (USD 0.01) each (the Company Class A Shares), and one hundred and sixty thousand (160,000) Class B shares, having a nominal value of one cent of a United States Dollar (USD 0.01) each (the Company Class B Shares, and together with the Class A Shares, the Company Shares).
1.2.4
Share exchange ratio

1.2.4.1
In accordance with article 1020-3 of the Luxembourg Law, new shares of the Acquiring Company will be issued to the shareholders of the Company Being Acquired in consideration for the transferred assets and liabilities.

The Boards propose that the share exchange ratios be as follows (noting that Closing means the closing of the transactions contemplated by the Merger Agreement):
—
Class A First Lien Exchange Ratio:

Class A First Lien Exchange Ratio =	24,000,000 Aggregate number of Company Class A Shares outstanding as of immediately prior to the Closing

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—
Class A Second Lien Exchange Ratio:

Class A Second Lien Exchange Ratio =	4,500,000 Aggregate number of Company Class B Shares outstanding as of immediately prior to the Closing.

—
Class C Exchange Ratio:

Class C Exchange Ratio =	3,840,000 Aggregate number of Company Class A Shares outstanding as of immediately prior to the Closing
Based on these share exchange ratios, it is proposed that the Acquiring Company shall, in exchange for the transfer of all the assets and liabilities of the Company Being Acquired pursuant to the Merger, amend its Certificate of Incorporation (as defined below) and allocate the Contribution Value as follows:
—
issue new Acquiring Company Class A Common Stock and new Acquiring Company Class C Common Stock to the shareholders of the Company Being Acquired, to be allocated as follows:

•
each Company Class A Share outstanding immediately prior to the Effective Time, other than any Company Share held by the Acquiring Company (each, an Excluded Share), will automatically be canceled and the Acquiring Company will issue as consideration therefor (1) duly authorized, validly issued, fully paid and nonassessable shares of the Acquiring Company Class A Common Stock (by application of the Class A First Lien Exchange Ratio), subject to adjustment in accordance with Section 1.2.4.2 below and (2) Acquiring Company Class C Common Stock (by application of the Class C Exchange Ratio) (together, the Per Class A Share Merger Consideration);

•
each Company Class B Share outstanding immediately prior to the Effective Time, other than any Excluded Share, will automatically be canceled and the Acquiring Company will issue as consideration duly authorized, validly issued, fully paid and nonassessable shares of Acquiring Company Class A Common Stock (by application of the Class A Second Lien Exchange Ratio), subject to adjustment in accordance with Section 1.2.4.2 below (the Per Class B Share Merger Consideration, and, together with the Per Class A Share Consideration, the Per Share Merger Consideration);

•
each Excluded Share will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

•
in accordance with the Tranche A Warrant Agreements and Tranche B Warrant Agreements of the Company Being Acquired, each outstanding warrant of the Company Being Acquired to purchase Company Class A Shares and Company Class B Shares will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; and

•
each share of capital stock of the Acquiring Company issued and outstanding immediately prior to the Effective Time shall remain outstanding following the consummation of the Merger.

1.2.4.2
If, before the Effective Time, the outstanding shares of Acquiring Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, combination of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Acquiring Company during such period, then the Class A First Lien Exchange Ratio and the Class A Second Lien Exchange Ratio shall be adjusted in accordance with the terms and conditions of the Merger Agreement.

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1.2.4.3
No fractional shares of Acquiring Company Class A Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Shares who would otherwise be entitled to receive a fraction of a share of Acquiring Company Class A Common Stock (after aggregating all fractional shares of Acquiring Company Class A Common Stock issuable to such holder) will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded down to the nearest whole cent), after deducting any required withholding taxes, on a pro rata basis, without interest, determined by multiplying (x) such fraction by (y) an amount equal to the VWAP of shares of Acquiring Company Class A Common Stock for the 20 trading days prior to the date that is three (3) business days prior to the date on which the Effective Time occurs. Payment of cash in lieu of fractional shares of Acquiring Company Class A Common Stock (if any) will be made solely for the purpose of avoiding the expense and inconvenience to the Acquiring Company of issuing fractional shares of Acquiring Company Class A Common Stock and will neither represent separately bargained-for consideration nor, to the extent any such amount is paid, exceed ten percent (10%) of the nominal value of the shares issued by the Acquiring Company in the context of the Merger in accordance with Article 1020-3 of the Luxembourg Law.

1.2.4.4
The Company Being Acquired and the Acquiring Company have jointly appointed PKF Audit & Conseil as independent auditor (réviseur d’entreprises) (the Luxembourg Auditor) for the purposes of preparing an auditor’s report in accordance with Article 1021-6 of the Luxembourg Law with regard to this Joint Cross-Border Merger Proposal.

1.3
Terms for the delivery of the shares in the Acquiring Company

The Merger is subject to approval by the shareholders of the Acquiring Company to be adopted in accordance with Section 252 of the DGCL.
The Acquiring Company Class A Common Stock to be issued in connection with the Merger will have been approved for listing on the New York Stock Exchange, subject only to official notice thereof.
The Acquiring Company shall appoint a commercial bank or trust company reasonably acceptable to the Company being Acquired to act as agent for the purses of inter alia delivering the Acquiring Company Class A Common Stock.
The Company Being Acquired will cause to be mailed to each shareholder of the Company Being Acquired a letter of transmittal (the Letter of Transmittal) in customary form reasonably satisfactory to the Acquiring Company, which will (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon delivery of the Company Shares to the Acquiring Company or the exchange agent for the purpose of exchanging Company Shares in the context of the Merger, together with instructions thereto (to the extent that the concept of “delivery” of the Company Shares is applicable under the laws of the State of Delaware, and it being understood that the Luxembourg Law does not require a “delivery” of the Company Shares in the context or as a result of the Merger).
As from the Effective Time and upon the receipt by the exchange agent of (x) the Letter of Transmittal duly, completely and validly executed in accordance with the instructions thereto and (y) such other documents as may reasonably be required by the Merging Companies, the holders of Company Shares will be entitled to receive in exchange therefor (i) the Per Share Merger Consideration for the Company Shares which have been cancelled, and (ii) their pro rata share of any and all related consideration in accordance with the terms of the Merger Agreement, as part of the overall transaction of which the Merger forms part, and (iii) dividends declared after the Effective Time which are unpaid, if any.
Each Company Share following its cancelation in connection with the Merger will be deemed at any time from and after the Effective Time to exist and represent the right to receive the Per Share Merger Consideration which the holders of Company Shares were entitled to receive in respect

A-B-5

of such shares pursuant to this Section 1.3 (plus any dividends declared after the Effective Time which are unpaid, if any and any additional consideration in connection with the overall transaction of which the Merger forms part).
As a result of the Merger, the Company Being Acquired will cease to exist and, as detailed in this Joint Cross Border Merger Proposal all the Company Shares, warrants and any other outstanding securities will be cancelled.
1.4
Date as from which the newly issued shares will carry the right to share in the profits and any special condition regarding such right

The newly issued shares will entitle the holders thereof to participate in the profits of the Acquiring Company as from the Effective Time, and, from that date onwards, such holders acquire all rights attached to those shares, including the right to dividends, or any other distribution, to be distributed out of the profit of the current accounting period and/or out of the accumulated reserves and carried forward profits or otherwise, subject to the terms for delivery of the shares as outlined in section 1.3 above.
1.5
Date as from which the operations of the Company Being Acquired will be treated, for accounting purposes, as being carried out on behalf of the Acquiring Company

For accounting purposes, the operations of the Company Being Acquired will be treated as being carried out on behalf of the Acquiring Company as from the Effective Time.
1.6
Rights guaranteed by the Acquiring Company to shareholders having special rights and to holders of securities other than shares (or the measures it intends to take in their regard)

The Merging Companies have no shareholders with special rights nor, other than holders of warrants of the Company Being Acquired or of the Acquiring Company, holders of securities other than shares. The warrants of the Company Being Acquired shall automatically be canceled and retired and will cease to exist in accordance with their terms so that no special measures must be taken in this respect.
1.7
Special advantages granted to the independent experts and the members of the administrative, executive, supervisory or monitoring bodies of the Merging Companies

A fee of approximately forty two thousand Euros (EUR 42,000) (excluding VAT) will be allocated to the Luxembourg Auditor.
1.8
Amended and Restated Certificate of Incorporation of the Acquiring Company

The amended and restated certificate of incorporation (the Certificate of Incorporation) of the Acquiring Company in English and French languages are attached to this Joint Cross-Border Merger Proposal as Schedule A.
In connection with the Merger, the Certificate of Incorporation of the Acquiring Company shall be amended for the purpose of recording inter alia the increase to the number of authorized shares of Acquiring Company Common Stock in connection with the Merger.
In case of discrepancies between these versions, the English version shall prevail.
1.9
Likely effects on employment/employee involvement, if any

The Merger will not have any effect on employment as, other than the officers of the Acquiring Company, none of the Merging Companies has any employees.
1.10
Information on the process for establishing the means of employee involvement in accordance with Directive 2017/1132/EC of the European Parliament and of the Council of 14 June 2017 relating to certain aspects of company law

The Acquiring Company hereby warrants to undertake all formalities required by any applicable law with regard to employee involvement, if any.

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1.11
Information on the valuation of the assets and liabilities of the Company Being Acquired transferred to the Acquiring Company

The valuation of the relevant assets and liabilities of the Company Being Acquired to be acquired by the Acquiring Company was lastly done on the basis described in Section 1.2.1. hereof.
1.12
Date of the Merging Companies’ accounts used to determine the terms of the Merger

The date of the most recently adopted accounts of the Merging Companies used to establish the conditions of the Merger is:
Acquiring Company:
30 September 2020
Company Being Acquired:
31 August 2020
1.13
Creditors

With respect to the Company Being Acquired:
In accordance with article 1021-9 of the Luxembourg Law, the creditors of the Company Being Acquired and the Acquiring Company whose claims predate the date of publication of the deed recording the Merger or the Board Confirmation may in accordance with article 1021-9 of the Luxembourg Law, notwithstanding any agreement to the contrary, within two months of that publication in the official gazette of the Grand Duchy of Luxembourg (Recueil Electronique des Sociétés et Associations) petition the judge presiding the division of the local court in whose jurisdiction the debtor company has its registered office, sitting in commercial matters and as under the urgent applications procedure, for the constitution of security for claims matured or not yet matured in the case that they can credibly demonstrate that the Merger constitutes a risk to the exercise of their rights and that the company has not provided them with adequate guarantees. The president rejects this petition if the creditor is in possession of adequate guarantees or if they are not necessary given the financial situation of the company after the Merger. The debtor company may have this petition dismissed by paying the creditor even if the claim is future. If the security is not provided within the period laid down, the claim immediately falls due. In accordance with article 1021-2 of the Luxembourg Law, complete information on the arrangements made for the exercise of the rights of creditors may be obtained free of charge at the registered offices of the Company Being Acquired and the Acquiring Company.
With respect to the Acquiring Company:
Other than as expressly set forth in the Merger Agreement, all obligations of creditors of the Company being Acquired shall be assumed by the Acquiring Company by operation of law through consummation of the Merger. All such creditors shall have the rights and remedies available to such creditors under their contract with the Company being Acquired.
1.14
Intentions with regard to the composition of the board of directors of the Acquiring Company after the Merger

The current composition of the board of directors of the Acquiring Company is as follows:
Mr. Michael Klein;
Mr. Jeremy Paul Abson;
Mr. Glenn August;
Ms. Dena Brumpton;

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Mr. Mark Klein;
Mr. Malcolm S. McDermid; and
Ms. Karen Mills.
The composition of the board of directors of the Acquiring Company will change after the Merger. The directors and officers of the Acquiring Company from and after the Effective Time shall be only the individuals listed on or designated in accordance with Schedule B hereto.
1.15
Contemplated continuation or termination of activities

The activities of the Company Being Acquired will be continued by the Acquiring Company. For the avoidance of doubt, the Merger will not imply or provoke any termination of activity of the Merging Companies.
1.16
Corporate approvals to implement the Merger in accordance with the Joint Cross-Border Merger Proposal

The resolution to implement the Merger in accordance with the Joint Cross-Border Merger Proposal is neither subject to the approval of a supervisory body of the Merging Companies nor of any third party.
1.17
Effects of the Merger on the goodwill and the distributable reserves of the Acquiring Company

The effects of the Merger on the goodwill will be as follows: None.
The effects of the Merger on the distributable reserves will be as follows: the distributable reserves reflected in the interim accounts of the Company Being Acquired will be added to the distributable reserves of the Acquiring Company.
1.18
Schedules

Schedules to this Joint Cross-Border Merger Proposal form an integrated part hereof.
2
ADDITIONAL PROVISIONS

(a)
Other than with respect to certain transfer taxes and regulatory fees, each of the Merging Companies shall pay its own costs and expenses in connection with the Merger, subject to the terms and conditions of the Merger Agreement.

(b)
The Acquiring Company shall carry out all required and necessary formalities in order to carry out the Merger.

(c)
Full powers are granted to the members of the management bodies of the Merging Companies as well as to any lawyer or employee of Loyens & Loeff Luxembourg S.à r.l. and of Arendt & Medernach S.A., in the name of and on behalf of the Merging Companies, in order to carry out all filings, notifications and publications necessary for the Merger in Luxembourg and in particular to adopt and file the Board Confirmation confirming that all conditions to the Merger have been satisfied or waived and that the Merger is effective.

(d)
The Joint Cross-Border Merger Proposal shall be published in the Recueil électronique des sociétés et associations at least one (1) month prior to the date set for the extraordinary general meetings of shareholders of the Merging Companies due to approve the Merger.

(e)
The shareholders of the Merging Companies will be entitled to inspect the following documents at the registered office of the Merging Companies or on their website, if any, at least one (1) month before the date of the general meetings of the shareholders to be convened to decide on the Joint Cross-Border Merger Proposal:

(i)
the Joint Cross-Border Merger Proposal;

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(ii)
the annual accounts of the Acquiring Company for the financial years following its establishment;

(iii)
the Acquiring Company’s interim account statement dated 30 September 2020;

(iv)
the interim accounting statement dated 31 August 2020 of the Company Being Acquired;

(v)
the detailed written reports of the management bodies;

(vi)
the common independent expert’s report from the Luxembourg Auditor.

(f)
A copy of the above-mentioned documents will be granted free of charge upon request by a shareholder.

(g)
This Joint Cross-Border Merger Proposal may be signed in separate counterparts which shall together form one and the same Joint Cross-Border Merger Proposal.

(h)
This Joint Cross-Border Merger Proposal has been drawn up on [*], 2020 in English and is followed by a French version. In case of discrepancies between these versions, the English version shall prevail.

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Schedule A
Certificate of Incorporation of the Acquiring Company
(see attached)

A-B-10

Schedule B
Directors and Officers of the Acquiring Company After the Effective Time
(see attached)

A-B-11

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE :
[to be inserted once English version is final]
[Remainder of page intentionally left blank]

A-B-12

Signature page for Joint Cross-Border Merger Proposal for the merger between Churchill Capital Corp II and Software Luxembourg Holding S.A.
THE COMPANY BEING ACQUIRED:
SOFTWARE LUXEMBOURG HOLDING S.A.
By:

Name:
Title:
THE ACQUIRING COMPANY:
CHURCHILL CAPITAL CORP II
By:

Name:
Title:

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EXHIBIT C
Form of Company Support Agreement
AGREED FORM
SUPPORT AGREEMENT
This Support Agreement (this “Agreement”), dated as of October [•], 2020, is entered into by and among Churchill Capital Corp II, a Delaware corporation (“Acquiror”) in its capacity as a shareholder of the Company, Software Luxembourg Holding S.A., a Luxembourg public limited liability company (société anonyme) incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (the “Company”) and [•], a [•] (the “Shareholder”).
RECITALS
WHEREAS, the Acquiror and the Shareholder are shareholders of the Company.
WHEREAS, concurrently herewith, Acquiror and the Company are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement) and in a Luxembourg law governed joint merger proposal (the “Joint Merger Proposal”), pursuant to which (and subject to the terms and conditions set forth therein) the Company will merge with and into the Acquiror, with the Acquiror surviving the merger (the “Merger”);
WHEREAS, following the date hereof, Acquiror intends to file with the SEC a registration statement on Form S-4 in connection with the matters set forth in, and as more fully described in, the Merger Agreement (the “Registration Statement”);
WHEREAS, as of the date hereof, the Shareholder is the record owner (and shareholder of the Company) or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) (a “Beneficial Owner”) of and, subject to the terms of the Shareholders’ Agreement (as defined below), is entitled to dispose of and vote the Class A and/or Class B shares of the Company set forth on Exhibit A hereto, each with a nominal value of US$0.01 per share (the “Owned Shares”);
WHEREAS, each of the parties hereto has determined that it is in its best interests to enter into this Agreement; and
WHEREAS, as a condition and inducement to the willingness of Acquiror to enter into the Merger Agreement and the Joint Merger Proposal, the Acquiror and the Shareholder are entering into this Agreement in the presence of the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror and the Shareholder hereby agree as follows:
1.   Agreement to Vote. Prior to the Termination Date, the Shareholder, solely in its capacity as a shareholder of the Company, irrevocably and unconditionally agrees that, at any general meeting of the shareholders of the Company held after the effectiveness of the Registration Statement containing the proxy statement pertaining thereto (whether annual, ordinary or extraordinary and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) (any such meeting, a “Shareholders’ Meeting”), in accordance with article 450-2 of the Luxembourg Law of 10 August 1915 on commercial companies, as amended, the Shareholder shall,

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and shall cause any other holder of record of any of the Shareholder’s Owned Shares and any securities convertible into or exercisable or exchangeable for Class A shares, Class B shares or any other shares of the Company that the Shareholder becomes the beneficial owner or owner of record of after the date of this Agreement, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities (such shares together with the Owned Shares, the “Covered Shares”) to:
(a)   if and when such Shareholders’ Meeting is held, appear or validly appoint a representative to attend and vote at such meeting or otherwise cause the Shareholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum, including by way of delivery in a timely manner of a duly executed correspondence voting form or proxy;
(b)   vote, or cause to be voted at such Shareholders’ Meeting (or validly execute and return and cause any consent or consents to be granted with respect to, including any correspondence voting form or proxy requested or required for such purpose), all of the Shareholder’s Covered Shares owned as of the date of such meeting (or the date that any written consent is executed by the Shareholder) in favor of (i) the Merger and the adoption of the Merger Agreement and the Joint Merger Proposal, (ii) the approval of the amendment and restatement of Acquiror’s certificate of incorporation substantially in the form of the Buyer Second A&R Charter attached as Exhibit H to the Merger Agreement and (iii) the approval of any other proposals reasonably necessary under applicable Law to effect the Merger (such voting proposals, the “Merger Approval Proposals”); and
(c)   vote, or cause to be voted at such Shareholders’ Meeting (or validly execute and return and cause any consent or consents to be granted with respect to, including any correspondence voting form or proxy requested or required for such purpose) all of the Shareholder’s Covered Shares against any Alternative Proposal and any other action that would reasonably be expected to directly and materially impede, interfere with, delay, postpone or adversely affect the Merger (including, subject to Section 6(e), voting against any amendment to (i) that certain Shareholders’ Agreement of the Company, dated as of August 27, 2020, by and among the Company and each stockholder of the Company party thereto (the “Shareholders’ Agreement”) and (ii) the Amended and Restated Articles of Incorporation of the Company, dated as of August 27, 2020 that, in each case, adversely affects or delays the Merger) or any of the other transactions contemplated by the Merger Agreement and the Joint Merger Proposal or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or the Joint Merger Proposal or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement.
The obligations of the Shareholder specified in this Section 1 are unconditional so long as the Merger Agreement has not been terminated in accordance with its terms (i) whether or not the Merger, the Merger Agreement, the Joint Merger Proposal or any action described above is recommended by the Company’s board of directors, (ii) regardless of the opinion contained in the Auditor Report and (iii) to the extent permitted by applicable Law, the Company shall disregard any vote of the Shareholder that is made in breach of the obligations set out in this Section 1.
2.   No Inconsistent Agreements. The Shareholder hereby covenants and agrees that the Shareholder shall not, at any time prior to the Termination Date, (a) enter into any voting agreement or voting trust with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement; provided, however, that the Shareholder may appoint a representative to attend and vote at any general meeting, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
3.   Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the time this Agreement

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is terminated upon the mutual written agreement of Acquiror and the Shareholder, and (d) the election of the Shareholder in its sole discretion to terminate this Agreement following any amendment, supplement, waiver or other modification of any term or provision of the Merger Agreement or the Joint Merger Proposal that reduces or changes the form of consideration payable pursuant to the Merger Agreement or the Joint Merger Proposal (the earliest such date under clause (a), (b), (c) and (d) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 12 to 24 shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any willful breach of, or actual intentional fraud in connection with, this Agreement prior to such termination.
4.   Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Acquiror and the Company as to itself as follows:
(a)   The Shareholder is the record owner (and shareholder of the Company) or a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than Liens (i) as created by this Agreement, (ii) to which the Covered Shares and Shareholder are subject pursuant to the articles of association the Company, and (iii) to which the Covered Shares and Shareholder are subject pursuant to the Shareholders’ Agreement. As of the date hereof, other than the Owned Shares, the Shareholder does not own beneficially or of record any shares of the Company (or any securities convertible into shares of the Company) or any interest therein.
(b)   The Shareholder (i) except as provided in this Agreement and the Shareholders’ Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Shareholder’s Covered Shares, (ii) except for the Shareholders’ Agreement, has not entered into any voting agreement or voting trust with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
(c)   The Shareholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(d)   Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act or any publication and filings to be made in connection with the Joint Merger Proposal, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Shareholder from, or to be given by the Shareholder to, or be made by the Shareholder with, any Governmental Authority in connection with the execution, delivery and performance by the Shareholder of this Agreement, or the consummation of the transactions contemplated hereby.
(e)   The execution, delivery and performance of this Agreement by the Shareholder do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing or organizational documents of the Shareholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Shareholder pursuant to any

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Contract binding upon the Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which the Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Shareholder, except, in the case of clause (ii) or (iii) directly above, (x) for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby and (y) for the Shareholder’s obligations pursuant to the Shareholders’ Agreement.
(f)   As of the date of this Agreement, there is no action, proceeding or investigation pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder that questions the beneficial or record ownership of the Shareholder’s Owned Shares, the validity of this Agreement or the performance by the Shareholder of its obligations under this Agreement.
(g)   The Shareholder understands and acknowledges that Acquiror is entering into the Merger Agreement and the Joint Merger Proposal in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Shareholder contained herein.
(h)   Except as disclosed on Schedule 3.16 of the Disclosure Schedules pursuant to the Merger Agreement, the Shareholder has not entered into any arrangement with any investment banker, broker, finder or other intermediary regarding any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or will be liable in connection with the transactions contemplated hereby.
(i)   The Shareholder has the authority to cause each registered shareholder of the Company that is the record owner of the Covered Shares set forth on Exhibit A hereto to comply with all of the obligations under this Agreement.
(j)   Each registered shareholder of the Company that is the record owner of the Company’s shares with respect to which the Shareholder is a Beneficial Owner is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.
The Parties hereto acknowledge that all representations, warranties, covenants and other agreements made by any Shareholder that is a separately managed account of an investment manager identified on the signature block for such Shareholder (the “Manager”) are being made only with respect to the assets managed by such Manager on behalf of such Shareholder, and shall not apply to (or be deemed to be made in relation to) any assets or interests that may be beneficially owned by such Shareholder that are not held through accounts managed by such Manager. Notwithstanding anything to the contrary in the foregoing sentence, the Parties hereto acknowledge and agree that all representations, warranties, covenants and other agreements made by any Shareholder in this Agreement are made with no exception with respect to, and shall apply in full to, all Covered Shares of such Shareholder.
5.   Representations and Warranties of the Acquiror. The Acquiror hereby represents and warrants to the Shareholder as follows:
(a)   The Acquiror (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the state of Delaware, and (ii) has all requisite corporate power and authority and has taken all corporate action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Acquiror and constitutes a valid and binding agreement of the Acquiror enforceable against the Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act and the consents and approvals described in Section 4.04 of

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the Merger Agreement, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Acquiror from, or to be given by the Acquiror to, or be made by the Acquiror with, any Governmental Authority in connection with the execution, delivery and performance by the Acquiror of this Agreement, the consummation of the transactions contemplated hereby.
(c)   The execution, delivery and performance of this Agreement by the Acquiror do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Acquiror pursuant to any Contract binding upon the Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(b), under any applicable Law to which the Acquiror is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Acquiror, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Acquiror’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
6.   Certain Covenants of the Shareholder. Except in accordance with the terms of this Agreement, the Shareholder hereby covenants and agrees as follows:
(a)   No Solicitation. Subject to Section 6(b) hereof, prior to the Termination Date, the Shareholder shall not, and shall cause its Affiliates and subsidiaries acting on its behalf not to and shall use its reasonable best efforts to cause its and their respective Representatives acting on its or their respective behalf not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes any, or would reasonably be expected to result in or lead to, Alternative Proposal, (ii) engage in, continue or otherwise participate in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes any, or would reasonably be expected to result in or lead to, Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Alternative Proposal or (v) resolve or agree to do any of the foregoing. The Shareholder agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Affiliates and subsidiaries and shall use its reasonable best efforts to cause its and their Representatives acting on its or their respective behalf to, cease any solicitations or negotiations with any Person (other than the Parties and their respective Representatives acting on its or their respective behalf) conducted heretofore in connection with an Alternative Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Alternative Proposal. The Shareholder shall promptly notify (and in any event within three Business Days), in writing, Acquiror of the receipt by the Shareholder in such capacity of any written proposal or written offer that constitutes an Alternative Proposal. “Alternative Proposal” has the meaning ascribed to such term in the Merger Agreement, and means any offer or proposal involving any third party to, (A) issue, sell or otherwise transfer any interest in the Company or any of the Company Subsidiaries or all or any material portion of its or their assets, or (B) enter into any definitive agreement with respect to, or otherwise effect, any Other Sale (as defined in the Amended and Restated Articles of Incorporation of the Company, filed on August 27, 2020) other than with Buyer or any of its Affiliates, recapitalization, refinancing, merger or other similar transaction involving the Company or the Company Subsidiaries. For the avoidance of doubt, any Transfer or purported

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Transfer of Covered Shares that is permitted under the terms of Section 6(c) shall not constitute an Alternative Proposal for the purposes of this Section 6(a).
(b)   Company Actions. Notwithstanding anything in this Agreement to the contrary, (i) the Shareholder shall not be responsible for the actions of the Company or its board of directors (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees, professional advisors and other stockholders of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by Section 6(a), (ii) the Shareholder makes no representations or warranties with respect to the actions of any of the Company Related Parties and (iii) any breach by the Company of its obligations under Section 5.16(a) of the Merger Agreement shall not be considered a breach of Section 6(a) (it being understood for the avoidance of doubt that the Shareholder shall remain responsible for any breach by it or its Representatives acting on its behalf (other than any such Representative that is a Company Related Party) of Section 6(a)).
(c)   Transfers of Covered Shares. Prior to the Termination Date, the Shareholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of any of the Shareholder’s Covered Shares; provided, however, that nothing herein shall prohibit any Transfer if, as a precondition to such Transfer, (i) the transferee agrees in a writing, such writing to be substantially in the form of this Agreement or otherwise reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Shareholder under, and be bound by all of the terms of, this Agreement, (ii) for any Transfer occurring between the date hereof until the effectiveness of the Registration Statement, the transferee is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, (iii) for any Transfer occurring between the date hereof until the effectiveness of the Registration Statement, upon completion of the contemplated Transfer, the transferee will be, and, to the extent that the Shareholder continues to be a Beneficial Owner of the Company’s shares, the Shareholder will be, a Beneficial Owner of 5% or more of the voting equity securities of the Company and (iv) the contemplated Transfer will not prevent the transferee, and, to the extent that the Shareholder continues to be a Beneficial Owner of the Company’s shares, the Shareholder, from being able to issue, execute and deliver a Drag-Along Notice (as defined in the Shareholders’ Agreement) or render such Drag-Along Notice ineffective in any way; provided, further, that any Transfer permitted under this Section 6(c) shall relieve the Shareholder of its obligations under this Agreement in respect of the Covered Shares so Transferred. Any transferee permitted under the preceding sentence shall hold the Covered Shares subject to all the provisions of this Agreement and shall execute a joinder to the Shareholders’ Agreement upon the consummation of such Transfer. Any Transfer in violation of this Section 6(c) with respect to the Shareholder’s Covered Shares shall, to the fullest extent permitted by applicable Law, be null and void ab initio. Upon the consummation of any Transfer effected in compliance with this Section 6(c), the shares so transferred shall cease to be Covered Shares of the Shareholder (and, for the avoidance of doubt, shall at such time instead be “Covered Shares” of such transferee pursuant to the terms of the transferee’s written agreement to assume all obligations of the Shareholder under, and be bound by all of the terms of, this Agreement).
(d)   Record of this Agreement. The Shareholder hereby authorizes the Company to maintain a copy of this Agreement at the registered office of the Company.
(e)   Other Actions. Prior to the Termination Date, the Shareholder shall, in each case in accordance with the Company’s Organizational Documents and applicable Law, (i) approve the Merger, (ii) exercise all rights available to such Shareholder under Section 5(a) of the Shareholders’ Agreement in respect of the Merger Approval Proposals and (iii) as promptly as practicable following the effectiveness of the Registration Statement under the Securities Act and in connection with the mailing of the Joint Proxy Statement/Prospectus to the holders of Company Shares, issue, execute and deliver a Drag-Along Notice to the Company in accordance with and pursuant

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to Section 5(a)(ii) of the Shareholders’ Agreement and enforce (and take all actions that are reasonably necessary to enforce) its rights under Section 5 of the Shareholders’ Agreement against all Drag-Along Shareholders (as defined in the Shareholders’ Agreement) including using commercially reasonable efforts to cause such Drag-Along Shareholders to take all actions (including executing documents) in connection with the consummation of the Merger as the Company may reasonably request, including voting in favor of all of the Merger Approval Proposals. This Section 6(e) shall in no event require the Shareholder to deliver a Drag-Along Notice to the Company fewer than three (3) Business Days following the effectiveness of the Registration Statement.
7.   Further Assurances. From time to time, at Acquiror’s request and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested by the Company or Acquiror to effect the actions and consummate the transactions contemplated by this Agreement. The Shareholder further agrees not to commence or participate in, and to take all actions necessary reasonably within the Shareholder’s control to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Sponsor or the Company or any of their respective successors and assigns or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement (including such claims relating to the amount of the Per Share Merger Consideration, the Class A First Lien Exchange Ratio, the Class A Second Lien Exchange Ratio or the Class C Exchange Ratio).
8.   Disclosure. The Shareholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Acquiror have provided the Shareholder with a reasonable opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acquiror will consider in good faith; provided further, that no such opportunity for review and comment referred to in the foregoing proviso shall be provided to Shareholder in connection with any announcement or disclosure generally describing that certain of the Company’s shareholders have entered into agreements relating to the obligations set forth in this Agreement and/or generally describing the nature of the Shareholder’s obligations under this Agreement without specifically identifying the Shareholder.
9.   Changes in Share Capital. In the event of a stock split, stock dividend or distribution, or any change in the Company’s share capital by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
10.   Amendment and Modification. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto in the same manner as this Agreement and which makes reference to this Agreement.
11.   Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.
12.   Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or

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(d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
if to the Shareholder, to it at:
[•]
[•]
[•]
Attn:   [•]
E-mail: [•]
with a copy (which shall not constitute notice) to:
[•]
[•]
[•]
Attn:   [•]
E-mail: [•]
if to Acquiror, to it at:
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attn:   [•]
E-mail: [•]
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10023
Attn:   Kenneth M. Schneider
         Ross A. Fieldston
E-mail:  kschneider@pauweiss.com
         rfieldston@paulweiss.com
13.   No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Shareholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Shareholder shall remain vested in and belong to the Shareholder, and Acquiror shall have no authority to direct the Shareholder in the voting or disposition of any of the Shareholder’s Covered Shares, except as otherwise provided herein.
14.   Entire Agreement. This Agreement, the Shareholders’ Agreement, the Merger Agreement and the Joint Merger Proposal constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. To the extent there is any discrepancy between the terms of the Shareholders’ Agreement and this Agreement, this Agreement shall, to the fullest extent permitted by applicable Law, prevail. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Merger Agreement.
15.   No Third-Party Beneficiaries. The Shareholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror and the Company, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

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16.   Governing Law and Venue; Jurisdiction; Waiver of Jury Trial.
(a)   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the Grand-Duchy of Luxembourg, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
(b)   Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the District Court of the City of Luxembourg (Tribunal d’arrondissement de et à Luxembourg), and each of the parties irrevocably submits to the exclusive jurisdiction of such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 16.
(c)   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
17.   Assignment; Successors. Subject to Section 6(c), no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 17 shall be null and void, ab initio.
18.   Trust Account Waiver. Notwithstanding anything to the contrary set forth herein, the Shareholder acknowledges that it has read the Investment Management Trust Agreement, dated June 26, 2019, by and between the Acquiror and Continental Stock Transfer & Trust Company, and understands that the Acquiror has established the trust account described therein (the “Trust Account”) for the benefit of the Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Shareholder further acknowledges and agrees that the Acquiror’s sole assets consist of the cash proceeds of the Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. Accordingly, the Shareholder (on behalf of itself and its affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and the Acquiror to collect from the Trust Account any monies that may be owed to them by the Acquiror or any of its affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any knowing and intentional material breach by any of the parties to this Support Agreement of any of its representations or warranties as set forth in this Support Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Support Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Support Agreement. For the avoidance of doubt, nothing herein shall or is intended to preclude any of the Shareholder’s rights to receive the Per Share Merger Consideration as contemplated by and in accordance with the Merger Agreement at the Effective Time. This Section 18 shall survive the termination of this Support Agreement for any reason.
19.   Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are

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required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Each of the Acquiror and of the Shareholder waives its right (if any) to claim the benefit of the provisions of article 1142 of the Luxembourg Civil Code and acknowledges and agrees that the other party shall be entitled to the remedy of specific performance (exécution en nature) of its obligations under this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, prior to the valid termination of this Agreement in accordance with Section 3, this being in addition to any other remedy to which they may otherwise be entitled to under this Agreement, and (b) the right to specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 19 shall not be required to provide any bond or other security in connection with any such injunction.
20.   Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.
21.   Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
22.   Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
23.   Capacity as a Shareholder. Notwithstanding anything herein to the contrary, the Shareholder signs this Agreement solely in the Shareholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of the Shareholder or any of its affiliates in his or her capacity, if applicable, as a lender, creditor, officer or director of the Company or any other Person.
[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.
CHURCHILL CAPITAL CORP II
By:
Name:
Title:
[Signature Page to Support Agreement]

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SHAREHOLDER
[•]
By:
Name:
Title:
[Signature Page to Support Agreement]

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IN THE PRESENCE OF:
SOFTWARE LUXEMBOURG HOLDING S.A.
By:
Name:
Title:
[Signature Page to Support Agreement]

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Exhibit A

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EXHIBIT D
Sponsor Support Agreement
AGREED FORM
October 12, 2020
Churchill Capital Corp II
640 Fifth Avenue, 12th Floor
New York, New York 10019
Software Luxembourg Holding S.A.
48, Boulevard Grande-Duchesse Charlotte
L-1330 Luxembourg
Grand Duchy of Luxembourg
Re:
Sponsor Agreement

Ladies and Gentlemen:
This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that Agreement and Plan of Merger, dated as of the date hereof, by and among Churchill Capital Corp II, a Delaware corporation (the “Acquiror”), Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (the “Company”), and the other parties thereto (the “Merger Agreement”) and the other transactions relating thereto (the “Business Combination”) and hereby amends and restates in its entirety that certain letter, dated June 26, 2019, from Churchill Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of the Acquiror’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), to the Acquiror (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 5 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
The Sponsor is currently, and as of the Closing will be, the record owner of all of the outstanding Founder Shares and outstanding Private Placement Warrants, with the Sponsor’s ownership as of the date hereof detailed on Schedule A hereto.
In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with the Acquiror and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:
1.
The Sponsor and each Insider irrevocably agrees that it, he or she shall:

a.
vote any Common Stock and Founder Shares owned by it, him or her (all such common stock, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for the special meeting of stockholders relating to the Business Combination and any other special meeting of Acquiror’s stockholders called for the purpose of soliciting stockholder approval in connection with the consummation of the Business Combination (each such meeting, a “Stockholders Meeting”);

b.
when such Stockholders Meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

c.
vote (or execute and return an action by written consent), or cause to be voted at such Stockholders Meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Business Combination Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay,

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postpone or adversely affect the Business Combination or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement; and
d.
not redeem any Covered Shares owned by it, him or her in connection with such stockholder approval.

Prior to any valid termination of the Merger Agreement, the Sponsor and each Insider shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under Acquiror’s organizational documents and applicable Laws, or reasonably requested by Acquiror, to consummate the Business Combination and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.
The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Business Combination or any action described above is recommended by the board of directors of the Acquiror and whether or not the board of directors of the Acquiror has effected a Buyer Change in Recommendation.
2.
The Sponsor and each Insider hereby agrees and acknowledges that: (i) Acquiror and, prior to any valid termination of the Merger Agreement, the Company would be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under this Sponsor Agreement; (ii) monetary damages may not be an adequate remedy for such breach; (iii) the non-breaching party shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy that such party may have in law or in equity; and (iv) the right to seek specific enforcement is an integral part of the transactions contemplated by this Sponsor Agreement and without that right, Acquiror and the Company would not have entered into this Sponsor Agreement.

3.
(a) The Sponsor and each Insider agree that it, he or she shall not:

(i)
Transfer any Founder Shares (or shares of Common Stock issuable upon conversion thereof) until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date on which the Acquiror completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Acquiror’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”); or

(ii)
Transfer any Private Placement Warrants (or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of the Business Combination (the “Private Placement Warrants Lock-up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(b)
Notwithstanding the provisions set forth in paragraphs 3(a)(i) and 3(a)(ii), Transfers of the Founder Shares, Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 3(b)), are permitted (A) to the Acquiror’s officers or directors, any affiliates or family members of any of the Acquiror’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor; (B) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (C) in the case of an individual, transfers by virtue of laws of descent and

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distribution upon death of the individual; (D) in the case of an individual, transfers pursuant to a qualified domestic relations order; (E) transfers by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; provided, however, that in the case of clauses (A) through (E), these permitted transferees must enter into a written agreement agreeing to be bound by this Sponsor Agreement (x) prior to the consummation of the Business Combination, with the Acquiror and the Company and (y) from and after the consummation of the Business Combination, with the Acquiror.
(c)
The Sponsor and each Insider acknowledge and agree as follows:

(i)
Section 4.3(b)(i) of Acquiror’s amended and restated certificate of incorporation (the “Acquiror Charter”) provides that each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock (the “Initial Conversion Ratio”) at the time of the Business Combination, and (B) Section 4.3(b)(ii) of the Acquiror Charter provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Common Stock are issued in excess of the amounts offered in Acquiror’s initial public offering of securities; and

(ii)
as of and conditioned upon the Closing, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Acquiror Charter to receive shares of Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing shares of Class B Common Stock held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment.

4.
The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement.

5.
As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Founder Shares” shall mean the shares of Class B common stock, par value $0.0001 per share, and the shares of Common Stock issuable upon conversion of such shares in connection with the Closing; (iii) “Private Placement Warrants” shall mean the warrants to purchase up to 15,800,000 shares of Common Stock of the Acquiror that the Sponsor purchased in a private placement that shall occur simultaneously with the consummation of the Public Offering; (iv) “Common Stock” shall mean the Acquiror’s Class A common stock, par value $0.0001 per share; and (v) “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

6.
This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the Acquiror and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

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7.
No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder, other than in conjunction with transfers permitted by paragraph 3, without the prior written consent of the other parties (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, the Acquiror and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

8.
Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

9.
This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.
This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11.
This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the Borough of Manhattan in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.
Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.03 of the Merger Agreement to the applicable party at its principal place of business.

13.
This Sponsor Agreement shall terminate on the earlier of (a) the liquidation of the Acquiror and (b) the expiration of the Lock-up Periods. In the event of a valid termination of the Merger Agreement, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, each Insider, the

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Acquiror or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.
14.
The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to Acquiror and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) except for fees described on Schedule 4.08 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Acquiror, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Founder Shares and Private Placement Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Agreement, (B) the certificate of incorporation of the Acquiror, (C) the Merger Agreement, (D) the Registration Rights Agreement, dated as of June 26, 2019, by and among the Acquiror and certain security holders, or (E) any applicable securities laws; and (x) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Founder Shares or Private Placement Warrants owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Agreement.

15.
If, and as often as, there are any changes in the Acquiror, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any

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other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction, the Founder Shares and Private Placement Warrants, each as so changed.
16.
Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

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Sincerely,
CHURCHILL SPONSOR II LLC
By:

Name: Jay Taragin
Title: Chief Financial Officer

Michael Klein

Peter Seibold

Mark Klein

Malcolm S. McDermid

Glenn August

Karen G. Mills

Jeremy Paul Abson

Dena Brumpton

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Acknowledged and Agreed:
CHURCHILL CAPITAL CORP II
By:

Name: Peter Seibold
Title: Chief Financial Officer

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Acknowledged and Agreed:
SOFTWARE LUXEMBOURG HOLDING S.A.
By:

Name: Ronald W. Hovsepian
Title: Director — Authorized Signatory

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Schedule A
Sponsor Ownership of Securities
Sponsor	Founder Shares	Private Placement Warrants
Churchill Sponsor II LLC	17,250,000	15,800,000
Total	17,250,000	15,800,000
Insider Ownership of Securities
Insider	Founder Shares	Private Placement Warrants
Michael Klein	0	0
Peter Seibold	0	0
Mark Klein	0	0
Malcom S. McDermid	0	0
Glenn August	0	0
Karen G. Mills	0	0
Jeremy Paul Abson	0	0
Dena Brumpton	0	0
Total	0	0

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EXHIBIT E
Stockholders Agreement
AGREED FORM
STOCKHOLDERS AGREEMENT
THIS STOCKHOLDERS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, the “Stockholders Agreement”), dated as of October 12, 2020 (the “Effective Date”), is made by and among (i) Churchill Capital Corp II, a Delaware corporation (“PubCo”); (ii) Churchill Sponsor II LLC, a Delaware limited liability company; and (iii) the Person identified on the signature page hereto under the heading “Founder Holder” (the “Founder Holder”); Each of PubCo, the Sponsor and the Founder Holder may be referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, PubCo has entered into that certain Agreement and Plan of Merger, dated as of the Effective Date (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Merger Agreement”), by and among PubCo and Software Luxembourg Holding S.A., in connection with the initial business combination (the “Business Combination”) set forth in the Merger Agreement;
WHEREAS, following the closing of the Merger, Churchill Sponsor II LLC will Beneficially Own (as defined herein) Company Stock (as defined herein); and
WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance and certain other matters, in each case in accordance with the terms and conditions of this Stockholders Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Stockholders Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   As used in this Stockholders Agreement, the following terms shall have the following meanings:
“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, that no Party shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Stockholders Agreement.
“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
“Board” means the board of directors of PubCo.
“Business Combination” has the meaning set forth in the Recitals.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.
“Bylaws” means the bylaws of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.

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“Certificate of Incorporation” means the certificate of incorporation of PubCo, as in effect on the Closing Date, as the same may be amended from time to time.
“Closing” has the meaning given to such term in the Merger Agreement.
“Closing Date” has the meaning given to such term in the Merger Agreement.
“Common Stock” means shares of the Class A common stock, par value $0.0001 per share, of PubCo.
“Effective Date” has the meaning set forth in the Preamble.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.
“Founder Holder” has the meaning set forth in the Preamble.
“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.
“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.
“Merger Agreement” has the meaning set forth in the Recitals.
“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result and (f) nominating or appointing certain Persons (including to fill vacancies) to the Board in connection with the annual or special meeting of stockholders of PubCo.
“Organizational Documents” means the Certificate of Incorporation and the Bylaws.
“Party” has the meaning set forth in the Preamble.
“Percentage Interest” means, with respect to any Person and as of any time of determination, a fraction, expressed as a percentage, the numerator of which is the number of shares of Common Stock held or Beneficially Owned by such Person, including shares of Common Stock to which such Person has been granted a valid proxy, as of such date and the denominator of which is the aggregate number of shares of Common Stock issued and outstanding as of such date.
“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.
“PubCo” has the meaning set forth in the Preamble.
“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person acting on behalf of such Person.
“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.
“Sponsor” means Churchill Sponsor II LLC, or, upon its dissolution, the Founder Holder.

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“Sponsor Director” has the meaning set forth in Section 2.1(a).
“Sponsor Indemnitees” has the meaning set forth in Section 3.10(a).
“Stockholders Agreement” has the meaning set forth in the Preamble.
“subsidiaries” of any Person include such Person’s direct and indirect subsidiaries.
“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).
Section 1.2   Interpretive Provisions.   For all purposes of this Stockholders Agreement, except as otherwise provided in this Stockholders Agreement or unless the context otherwise requires:
(a)   the meanings of defined terms are applicable to the singular as well as the plural forms of such terms.
(b)   the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Stockholders Agreement, refer to this Stockholders Agreement as a whole and not to any particular provision of this Stockholders Agreement.
(c)   references in this Stockholders Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.
(d)   whenever the words “include”, “includes” or “including” are used in this Stockholders Agreement, they shall mean “without limitation.”
(e)   the captions and headings of this Stockholders Agreement are for convenience of reference only and shall not affect the interpretation of this Stockholders Agreement.
(f)   pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.
ARTICLE II
GOVERNANCE
Section 2.1   Board of Directors.
(a)   Composition of the Board.   PubCo agrees to take all Necessary Action to cause the Board to (x) initially be comprised of seven (7) directors identified by PubCo in accordance with the terms of the Merger Agreement (the “Initial Directors”) and (y) from and after the first annual meeting of PubCo following the Closing, be comprised of a total of nine (9) directors. At and following the Closing, PubCo agrees to take all Necessary Action to cause the Board to be divided into three classes of directors, with each class serving for staggered three-year terms. The initial term of the Class I directors shall expire immediately following PubCo’s 2021 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2023 annual meeting at which directors are elected.
(b)   Sponsor Representation.   PubCo shall take all Necessary Action so as to cause to be nominated for election to the Board at each annual or special meeting at which the stockholders will vote on the election of directors (“Board Election Meeting”), two (2) individuals designated by the Sponsor; provided, that in the event that the Sponsor’s Percentage Interest is less than (i) five percent (5%), Sponsor shall only have the right to designate one (1) individual for election to the Board and (ii) one percent (1%), Sponsor shall not have the right to designate any individual for election to the Board (each such Person nominated by the Sponsor, a “Sponsor Director”). Notwithstanding the foregoing, the number of individuals that the Sponsor shall have the right to cause PubCo to nominate at each Board Election Meeting will be reduced by the number of Sponsor Directors then serving on the Board and whose terms in office are not expiring at such Board Election Meeting.
(c)   Vacancies.   If a vacancy on the Board is caused by the death, retirement, resignation or removal of any Sponsor Director and the Sponsor would be entitled to cause PubCo to nominate a

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Sponsor Director in respect of such vacancy as of such time pursuant to Section 2.1(b), then PubCo shall take all Necessary Action to cause the Board to fill such vacancy as promptly as practicable (and in any event prior to the next meeting or action of the Board or applicable committee) with an individual designated by the Sponsor. Notwithstanding anything to the contrary contained in this Section 2.1(c), the Sponsor shall not have the right to designate a replacement director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that appointment of such designee to the Board would result in a number of directors designated by the Sponsor in excess of the number of directors that the Sponsor is then entitled to cause PubCo to nominate for membership on the Board pursuant to Section 2.1(b). Any such designated replacement who becomes a member of the Board shall be deemed to be a Sponsor Director for all purposes under this Agreement.
(d)   Committees.   In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as the Sponsor’s Percentage Interest is greater than five percent (5%), PubCo shall take, and the Sponsor agrees with PubCo to take, all Necessary Action to have at least one (1) Sponsor Director appointed to serve on each committee of the Board.
(e)   Compensation and Benefits.   For so long as any Sponsor Director serves as a director of PubCo, (i) PubCo shall provide such Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo, including, but not limited to: (A) coverage under directors’ and officers’ insurance policies maintained by PubCo or any of its subsidiaries and (B) any reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses and (ii) PubCo shall not amend, alter or repeal any right to indemnification, advancement of expenses or exculpation provided in the Organizational Documents, indemnification agreement or otherwise that covers or benefits any Sponsor Director (except to the extent such amendment or alteration permits PubCo to provide broader indemnification, advancement of expenses or exculpation rights than permitted prior thereto).
Section 2.2   PubCo Cooperation.   PubCo shall (and shall cause its subsidiaries to) cooperate in facilitating the nomination and designation rights described in Section 2.1(a), including (i) taking all Necessary Action to nominate each Sponsor Director as part of the slate that is included in any proxy statement (or similar document) of PubCo in respect of any Board Election Meeting (other than, if applicable, when no Sponsor Director is allocated to the class of directors to be elected at such meeting), (ii) providing the highest level of support for the election of each such Sponsor Director as PubCo provides to any other individual standing for election as a director as part of PubCo’s slate of nominees, (iii) not nominating for any election a number of director candidates (inclusive of Sponsor Directors standing for election) that exceeds the number of directorships to be elected in such election.
ARTICLE III
GENERAL PROVISIONS
Section 3.1   Assignment; Successors and Assigns; No Third Party Beneficiaries.
(a)   Except as otherwise permitted pursuant to this Stockholders Agreement, no Party may assign such Party’s rights and obligations under this Stockholders Agreement, in whole or in part, without the prior written consent of the other Parties. Any such assignee may not again assign those rights, other than in accordance with this Article III. Any attempted assignment of rights or obligations in violation of this Article III shall be null and void.
(b)   All of the terms and provisions of this Stockholders Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and Representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and Representatives of any Party only to the extent that they are permitted successors, assigns, heirs and Representatives pursuant to the terms of this Stockholders Agreement.

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(c)   Nothing in this Stockholders Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and Representatives, any rights or remedies under this Stockholders Agreement or otherwise create any third party beneficiary hereto, except that the Sponsor Directors shall be third party beneficiaries of Section 2.1(e), the Covered Persons shall be third party beneficiaries of Section 3.9, the Sponsor Indemnities and Indemnitee-Related Entities shall be third party beneficiaries of Section 3.10 and the Related Persons shall be third party beneficiaries of the Section 3.11, in each case entitle to enforce this Stockholders Agreement insofar as such Sections relate to such Persons.
Section 3.2   Termination.   This Agreement shall not be effective until the Closing. Following the Closing, this Agreement shall terminate at such time as the Sponsor is no longer entitled to any rights pursuant to Article II of this Agreement except for the provisions set forth in Section 2.1(e), this Section 3.2 and Section 3.10. Notwithstanding anything herein to the contrary, in the event the Merger Agreement terminates in accordance with its terms prior to the Closing, this Stockholders Agreement shall automatically terminate and be of no further force or effect, without any further action required by the Parties.
Section 3.3   Severability.   If any provision of this Stockholders Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Stockholders Agreement, to the extent permitted by Law shall remain in full force and effect.
Section 3.4   Entire Agreement; Amendments; No Waiver.
(a)   This Stockholders Agreement, together with the Exhibit to this Stockholders Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Stockholders Agreement and therein.
(b)   The terms and provisions of this Agreement may be modified or amended only with the written approval of the PubCo and the Sponsor.
(c)   No waiver of any provision or default under, nor consent to any exception to, the terms of this Stockholders Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.
Section 3.5   Counterparts; Electronic Delivery.   This Stockholders Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Stockholders Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Stockholders Agreement or any document to be signed in connection with this Stockholders Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
Section 3.6   Notices.   All notices, demands and other communications to be given or delivered under this Stockholders Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 3.6, notices, demands and other communications shall be sent to the addresses indicated below

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if to PubCo, prior to the Closing, to:
Churchill Capital Corp. II
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attention: Michael S. Klein
Email: michael.klein@mkleinandcompany.com
if to PubCo, following the Closing, to:
Skillsoft Corporation
300 Innovative Way, Suite 201
Nashua, New Hampshire 03602
Attention: Greg Porto
E-mail: Greg.Porto@skillsoft.com
if to the Sponsor, to:
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attention: Michael S. Klein
Email: michael.klein@mkleinandcompany.com
with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10023
Attn: Kenneth M. Schneider and Ross A. Fieldston
E-mail: kschneider@paulweiss.com and rfieldston@paulweiss.com
Section 3.7   Governing Law; Waiver of Jury Trial; Jurisdiction.   The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this Stockholders Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Stockholders Agreement, and the performance of the obligations imposed by this Stockholders Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS STOCKHOLDERS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS STOCKHOLDERS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS STOCKHOLDERS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS STOCKHOLDERS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, only if such court lacks jurisdiction, the United States District Court for the District of Delaware (as applicable, the “Delaware Court”) and the courts of appeal therefrom in any Action arising out of or relating to this Stockholders Agreement, agrees that all claims in respect of the Action shall be heard and determined only in the Delaware Court agrees not to bring any Action arising out of or relating to this Stockholders Agreement in any other courts. Each Party irrevocably consents to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices as provided in Section 3.6 of this Stockholders Agreement, such service to become effective ten (10) days after such mailing, or in any other manner permitted by applicable Law. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action commenced hereunder or under any other documents contemplated hereby that such service of

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process was in any way invalid or ineffective. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives any objection it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Stockholders Agreement in the Delaware Court and hereby further irrevocably waives and agrees not to plead or claim that the Delaware Court is not a convenient forum for any such Action. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity, in any jurisdiction.
Section 3.8   Specific Performance.   Each Party hereby agrees and acknowledges that money damages and remedies at law would not be a sufficient remedy if the Parties fail to comply with any of the obligations imposed on them by this Stockholders Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Stockholders Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.
Section 3.9   Other Business Opportunities.
(a)   The Parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) each of the Sponsor and the Founder Holders (including (A) their respective Affiliates, (B) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of their respective limited partners, non-managing members or other similar direct or indirect investors) and the Sponsor Directors (collectively, the “Covered Persons”) has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as PubCo or any of its subsidiaries or deemed to be competing with PubCo or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to PubCo or any of its subsidiaries the right to participate therein; (ii) each of the Covered Persons may invest in, or provide services to, any Person that directly or indirectly competes with PubCo or any of its subsidiaries; and (iii) in the event that any of the Covered Persons acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for PubCo or any of its subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to PubCo or any of its subsidiaries and, notwithstanding any provision of this Stockholders Agreement to the contrary, shall not be liable to PubCo or any of its subsidiaries for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to PubCo or any of its subsidiaries. For the avoidance of doubt, the Parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of PubCo or any of its subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.
(b)   PubCo hereby, to the fullest extent permitted by applicable law:
(i)   confirms that none of the Sponsor or the Founder Holder or any of their respective Affiliates have any duty to PubCo or any of its subsidiaries other than the specific covenants and agreements set forth in this Stockholders Agreement;
(ii)   acknowledges and agrees that (A) in the event of any conflict of interest between PubCo or any of its subsidiaries, on the one hand, and any of the Sponsor or the Founder Holder or any of their respective Affiliates, on the other hand, the Sponsor, the Founder Holder or applicable Affiliates may act in its best interest and (B) none of the Sponsor, the Founder Holder or any of their respective Affiliates or any Sponsor Director acting in his or her capacity as a director shall be obligated (1) to reveal to PubCo or any of its subsidiaries confidential information belonging to or relating to the business of the Sponsor, the Founder Holder or any of their respective Affiliates

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or (2) to take any action in its capacity as a direct or indirect stockholder of PubCo, as the case may be, that prefers the interest of PubCo or its subsidiaries over the interest of such Person in such capacity; and
(iii)   waives any claim or cause of action against the Sponsor, the Founder Holder and any of their respective Affiliates, and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 3.9(b)(i) or Section 3.9(b)(ii).
(c)   Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 3.9 shall not apply to any alleged claim or cause of action against any of the Sponsor or the Founder Holder based upon the breach or nonperformance by such Person of this Stockholders Agreement or any other agreement to which such Person is a party.
Section 3.10   [Reserved.]
Section 3.11   No Third Party Liabilities.   This Stockholders Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Stockholders Agreement, or the negotiation, execution or performance of this Stockholders Agreement (including any representation or warranty made in or in connection with this Stockholders Agreement or as an inducement to enter into this Stockholders Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or Representative of any Party hereto (including any Person negotiating or executing this Stockholders Agreement on behalf of a Party hereto) (collectively, “Related Parties”), unless a Party to this Stockholders Agreement, shall have any liability or obligation with respect to this Stockholders Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Stockholders Agreement, or the negotiation, execution or performance of this Stockholders Agreement (including a representation or warranty made in or in connection with this Stockholders Agreement or as an inducement to enter into this Stockholders Agreement).
Section 3.12   Adjustments.   If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment by the Parties shall be made in the provisions of this Stockholders Agreement, as may be required, so that the rights, privileges, duties and obligations under this Stockholders Agreement shall continue with respect to Common Stock as so changed.
[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the Parties has duly executed this Stockholders Agreement as of the Effective Date.
PUBCO:
CHURCHILL CAPITAL CORP II
By:

Name: Peter Seibold
Title: Chief Financial Officer
SPONSOR:
CHURCHILL SPONSOR II, LLC
By:

Name: Jay Taragin
Title: Chief Financial Officer
[Signature Page to Stockholders Agreement]

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FOUNDER HOLDERS:

Michael Klein
[Signature Page to Stockholders Agreement]

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EXHIBIT F
Registration Rights Agreement
AGREED FORM
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of October 12, 2020, is made and entered into by and among Churchill Capital Corp II, a Delaware corporation (the “Churchill”), Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grand-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (“Legacy Skillsoft”), Churchill Sponsor II LLC, a Delaware limited liability company (the “Sponsor” and, together with the undersigned parties under Holder on the signature pages hereto and any person or entity who hereafter becomes a party to this Agreement, a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, Churchill and Legacy Skillsoft are party to that certain Agreement and Plan of Merger, dated as of October 12, 2020 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among Churchill and Legacy Skillsoft, pursuant to which, among other things, Legacy Skillsoft will cease to exist and Legacy Skillsoft’s subsidiaries shall become subsidiaries of Churchill, which shall survive as the surviving corporation (the “Merger” and, Churchill following the consummation of the Merger, the “Company”);
WHEREAS, as a condition to the consummation of the transactions contemplated by the Merger Agreement that the parties hereto enter into this Agreement, to be effective upon the consummation of the Merger;
WHEREAS, Churchill, the Sponsor and certain of the Holders entered into that certain Registration Rights Agreement, dated as of June 26, 2019 (as it may be amended, supplemented, restated or otherwise modified from time to time until the consummation of the Merger, the “Existing Agreement”);
WHEREAS, the Holders who are shareholders of Legacy Skillsoft have existing registration rights under that certain shareholders’ agreement made and entered into as of August 27, 2020 by and among such Holders and Legacy Skillsoft, which shall be terminated in connection with the Merger; and
WHEREAS, upon the consummation of the Merger, the parties to the Existing Agreement desire to amend and restate the Existing Agreement in its entirety as set forth herein and Churchill and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not

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to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.
“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. As used in this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall have the meaning given in the Preamble.
“Board” shall mean the Board of Directors of the Company.
“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.
“Commission” shall mean the United States Securities and Exchange Commission.
“Common Stock” shall mean the Class A common stock of the Company, par value $0.0001 per share.
“Company” shall have the meaning given in the Preamble.
“Demand Registration” shall have the meaning given in subsection 2.1.1.
“Demanding Holder” shall have the meaning given in subsection 2.1.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1” shall have the meaning given in subsection 2.1.1.
“Form S-3” shall have the meaning given in subsection 2.3.
“Founder Shares” shall have the meaning given in the Sponsor Agreement.
“Founder Shares Lock-up Period” shall have the meaning given in the Sponsor Agreement.
“Holders” shall have the meaning given in the Preamble.
“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Permitted Transferees” shall mean (a) in the case of the Sponsor or any Holder of Founder Shares, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period and pursuant to the Sponsor Agreement and any other applicable agreement between such Holder and the Company, in each case for so long as such agreements remain in effect, and to any transferee thereafter, (b) in the case of any Holder (other than the Sponsor or any Holder of Founder Shares) that is not an individual, any Affiliate of such Holder (including existing affiliated investment funds or vehicles that at all times remain Affiliates) and (c) in the case of any Holder (other than the Sponsor or any Holder of Founder Shares) who is an individual, (i) any successor by death or (ii) any trust, partnership, limited liability company or similar entity solely for the benefit of such individual or such individual’s spouse or lineal descendants, provided that such individual

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acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of the transferred Registrable Securities.
“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
“Piggyback Registration” shall have the meaning given in subsection 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding shares of Common Stock held by a Holder immediately following the Closing (as defined in the Merger Agreement) (including shares of Common Stock distributable pursuant to the Merger Agreement and the conversion of the Company’s Class B Common Stock), (b) any shares of Common Stock that may be acquired by Holders upon the exercise of a warrant or other right (including pre-emption rights) to acquire Common Stock held by a Holder immediately following the Closing (as defined in the Merger Agreement), (c) any shares of Common Stock or warrants to purchase shares of Common Stock (including any shares of Common Stock or any other equity security (including, without limitation, shares of Common Stock issued or issuable upon the exercise of any other equity security and warrants)) of the Company held by a Holder from time to time, and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entries for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated by the Commission); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(F)   reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

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“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” shall have the meaning given in subsection 2.1.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf Registration Statement” shall mean a Registration Statement filed with the Commission on either (a) Form S-3 or Form F-3 (or any successor form or other appropriate form under the Securities Act) or (b) if the Company is not permitted to file a Registration Statement on Form S-3 or Form F-3, an evergreen Registration Statement on Form S-1 or Form F-1 (or any successor form or other appropriate form under the Securities Act), in each case, for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Sponsor Agreement” shall mean the Sponsor Agreement, dated as of October 12, 2020, by and among Churchill, the Sponsor, Legacy Skillsoft and the other parties thereto, as the same may be amended, restated or modified from time to time.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
ARTICLE II
REGISTRATIONS
2.1   Demand Registration.
2.1.1   Request for Registration.   Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time, the Holders of at least 5% in interest of the then-outstanding number of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within three (3) Business Days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) Business Days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of four (4) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 have been sold, in accordance with Section 3.1 of this Agreement.

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2.1.2   Effective Registration.   Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.1.3   Underwritten Offering.   Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder and Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.
2.1.4   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) holds prior to such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.
2.1.5   Demand Registration Withdrawal.   A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration

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prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.
2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   If, at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than three (3) Business Days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Form S-3, the applicable “red herring” prospectus or prospectus supplement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) Business Days after receipt of such written notice (such Registration a “Piggyback Registration”). Subject to subsection 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.2.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(a)   If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company (pro rata based on the respective number of Registrable Securities that each stockholder holds prior to such Underwritten Registration), which can be sold without exceeding the Maximum Number of Securities;

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(b)   If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 and Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities (pro rata based on the respective number of Registrable Securities that each stockholder holds prior to such Underwritten Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.
2.3   Registrations on Form S-3.   The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short form registration statement that may be available at such time (“Form S-3”). Within three (3) Business Days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall effect a Registration of all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000.
Any request for an Underwritten Offering pursuant to a Form S-3, including a takedown from an existing Form S-3 filed pursuant to this Section 2.3, shall follow the procedures of Section 2.1 (including subsection 2.1.4) but shall not count against the number of long form Demand Registrations that may be made pursuant to subsection 2.1.1; provided that such Holders (a) reasonably expect aggregate gross proceeds in excess of $25,000,000 from such Underwritten Offering or (b) reasonably expect to sell all of the

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Registrable Securities they hold in such Underwritten Offering but in no event for expected aggregate gross proceeds of less than $10,000,000.
2.4   Restrictions on Registration Rights.   If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of a Company-initiated Registration, the Company has initiated a Registration and provided that the Company has delivered written notice regarding such Registration to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period. Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be effected or permitted and no Registration Statement shall become effective, with respect to any Registrable Securities held by any Holder of Founder Shares, until after the expiration of the Founder Shares Lock-Up Period.
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   If at any time the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3   prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take

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such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;
3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.10   permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;
3.1.13   in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which

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satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.15   if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration, including, without limitation, making available senior executives of the Company to participate in any due diligence sessions that may be reasonably requested by the Underwriter in any Underwritten Offering.
3.2   Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3   Requirements for Participation in Underwritten Offerings.   No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.4   Suspension of Sales; Adverse Disclosure.   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.

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ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein, (iii) any actions or inactions or proceedings in respect of the foregoing whether or not such indemnified party is a party thereto or (iv) any registration or qualification of securities under applicable blue sky laws (including any failure to register or qualify securities under such laws where the Company has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the

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indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 640 Fifth Avenue, 12th Floor, New York, NY 10019, Attention: Michael Klein, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

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5.2   Assignment; No Third Party Beneficiaries.
5.2.1   Except as set forth in Section 5.2.2., this Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2   A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to a Permitted Transferee who agrees to become bound by the transfer restrictions set forth in this Agreement.
5.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4   This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement.
5.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN WILMINGTON COUNTY IN THE STATE OF DELAWARE.
EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. THE VENUE SET FORTH IN THIS SECTION ABOVE SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A COURT DESCRIBED IN THE SECTION ABOVE, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.
EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.5   Amendments and Modifications.   Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of

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the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that any amendment hereto or waiver hereof that adversely affects the priority participation of the PIPE Subscriber (as defined in the Merger Agreement), solely in its capacity as a Holder, in any underwritten offerings to which the PIPE Subscriber would be eligible to participate under the terms of this Agreement shall require the consent of the PIPE Subscriber. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.6   Other Registration Rights.   The Company represents and warrants that no person, other than a Holder of Registrable Securities has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.7   Term.   This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5, Article IV and this Article V (other than Section 5.6) shall survive any termination.
[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
CHURCHILL CAPITAL CORP II
By:

Name: Peter Seibold
Title: Chief Financial Officer
SOFTWARE LUXEMBOURG HOLDING S.A.
By:

Name: Ronald W. Hovsepian
Title: Director — Authorized Signatory
[Signature Page to Registration Rights Agreement]

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HOLDERS:
CHURCHILL SPONSOR II LLC
By:

Name: Jay Taragin
Title: Chief Financial Officer

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EXHIBIT G
Form of Prosus Subscription Agreement
Final Form
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this [•] day of October, 2020, by and among Churchill Capital Corp II, a Delaware corporation (the “Issuer”), the undersigned (“Subscriber” or “you”) and, solely with respect to Section 12 and Section 19, Churchill Sponsor II, LLC (“Sponsor”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Study Merger Agreement (as defined below).
WHEREAS, Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (“Study”), and the Issuer intend to effect a cross-border merger of Study with and into the Issuer in accordance with the Agreement and Plan of Merger (the “Study Merger Agreement”), dated as of the date hereof, by and among the Issuer and Study, the General Corporation Law of the State of Delaware, the provisions of Directive 2017/1132 regarding certain aspects of company law issued by the European Parliament and Council on 14 June 2017, which was transposed into Luxembourg law via Articles 1020-1 et seq. of the law of 10 August 1915 regarding commercial companies, as amended, and a joint merger proposal, pursuant to which, among other things, Study will cease to exist and Study’s subsidiaries shall become subsidiaries of the Issuer, which shall survive as the surviving corporation (the “Study Merger” and, together with the other transactions contemplated by the Study Merger Agreement, the “Study Transactions”);
WHEREAS, following the closing of the Study Transactions, the Issuer intends to effect a merger (the “Magnet Merger” and, together with the other transactions contemplated by the Magnet Merger Agreement (as defined below), the “Magnet Transactions” and, together with the Study Transactions, the “Transactions”) of Magnet Merger Sub, Inc., a Delaware corporation, with and into Albert DE Holdings Inc., a Delaware corporation (“Magnet”), in accordance with the Agreement and Plan of Merger (the “Magnet Merger Agreement”), dated as of the date hereof, by and among the Issuer, Merger Sub and Magnet;
WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer the lesser of (i) 10,000,000 shares of the Issuer’s Class A common stock, par value $0.0001 per share (“Class A common stock”), and (ii) such number of shares of Class A common stock that would result in Subscriber beneficially owning (within the meaning of Rule 13d-3 under the Exchange Act (as defined below)) as of immediately following the closing of the Study Transactions, a number of shares of Class A common stock representing 9.9% of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis (such number of Shares subscribed for and purchased by Subscriber in the First Step Investment (as defined below), the “First Step Investment Shares”), for a purchase price of $10.00 per share (the “Per Share Price”), for an aggregate purchase price of up to $100,000,000 (the “First Step Investment Purchase Price”), and the Issuer desires to issue and sell to Subscriber the First Step Investment Shares in consideration of the payment of the First Step Investment Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein (the “First Step Investment”); and
WHEREAS, in addition to the First Step Investment, Subscriber shall have the option, but not the obligation, to subscribe for and purchase from the Issuer up to the lesser of (i) 40,000,000 additional shares of Class A common stock and (ii) such number of additional shares of Class A common stock that would result in Subscriber beneficially owning (within the meaning of Rule 13d-3 under the Exchange Act (as defined below)) as of immediately following the closing of the Study Transactions, a number of shares of Class A common stock representing 35% of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis (such ownership percentage, the “Maximum Target Ownership”) (such number of shares subscribed for and purchased by Subscriber in the Second Step Investment (as defined

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below), the “Second Step Investment Shares” and, together with the First Step Investment Shares, the “Shares”) at the Per Share Price, for an aggregate purchase price of up to $400,000,000 (such aggregate purchase price for the Second Step Investment Shares, the “Second Step Investment Purchase Price” and, together with the First Step Investment Purchase Price, the “Purchase Price”), and upon Subscriber’s election to subscribe for and purchase the Second Step Investment Shares, the Issuer shall issue and sell to Subscriber the Second Step Investment Shares in consideration of the payment of the Second Step Investment Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein (the “Second Step Investment” and, together with the First Step Investment, the “Investment”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Subscription.
1.1   First Step Investment.   Subject to the terms and conditions hereof, at the First Step Investment Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the First Step Investment Purchase Price, the First Step Investment Shares (such subscription and issuance, the “First Step Investment Subscription”).
1.2   Second Step Investment.
1.2.1   Subject to the terms and conditions hereof, the Issuer hereby irrevocably grants to Subscriber an option (the “Second Step Option”) that may be exercised at any time following the date hereof and prior to the thirtieth (30th) calendar day following the date hereof (the “Option Period”) to subscribe for and purchase the Second Step Investment Shares.
1.2.2   Subscriber may, at its sole discretion, exercise the Second Step Option at any time during the Option Period by delivering a written notice to the Issuer of its intent to make the Second Step Investment (the “Second Step Investment Notice”), which Second Step Investment Notice shall specify the number of Second Step Investment Shares to be subscribed for and purchased by Subscriber in the Second Step Investment, up to a maximum of the lesser of (i) 40,000,000 shares of Class A common stock and (ii) such number of shares of Class A common stock that would result in Subscriber beneficially owning as of immediately following the closing of the Study Transactions a number of shares of Class A common stock representing no more than the Maximum Target Ownership on a fully-diluted and as-converted basis. If Subscriber does not deliver the Second Step Investment Notice during the Option Period, the Second Step Option shall expire.
1.2.3   Upon delivery of the Second Step Investment Notice, subject to the terms and conditions hereof, at the Second Step Investment Closing (as defined below), in addition to the First Step Investment Subscription, Subscriber shall be obligated to subscribe for and purchase, and the Issuer shall be obligated to issue and sell to Subscriber, upon the payment of the Second Step Investment Purchase Price, the Second Step Investment Shares (such subscription and issuance, the “Second Step Investment Subscription” and, together with the First Step Investment Subscription and the other transactions contemplated by this Subscription Agreement, the “Subscription”).
1.3   Merger Consideration and Concurrent Equity Investment Adjustment.   Without duplication of the preemptive rights in Section 6 and notwithstanding anything to the contrary in this Subscription Agreement, in the event that Subscriber has made the Second Step Investment Subscription for the maximum number of Shares pursuant to Section 1.2 and after giving effect to the Study Transactions and the issuance of the Shares, Subscriber would beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), a number of shares of Class A common stock representing less than the Maximum Target Ownership on a fully-diluted and as-converted basis, Subscriber shall have the right to purchase, at the Per Share Price and in addition to the Shares, a number of shares of Class A common stock that would result in Subscriber maintaining, on a pro forma basis after giving effect to the issuance of such shares of Class A common stock to Subscriber, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of at least, but no more than, the Maximum Target

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Ownership on a fully-diluted and as-converted basis. For purposes of calculating “beneficial ownership” or phrases of similar import under this Subscription Agreement, any Warrants (as defined below) owned by Subscriber shall not be included in such calculation unless such Warrants have been exercised and shares of Class A common stock have been issued in connection therewith.
2.   Representations, Warranties and Agreements.
2.1   Subscriber’s Representations, Warranties and Agreements.   To induce the Issuer to issue the Shares and the Warrants, if applicable, to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:
2.1.1   Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
2.1.2   This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
2.1.3   The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the ability of Subscriber to enter into, perform its obligations under or consummate the transactions contemplated by this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) assuming each of the consents, authorizations and approvals referred to in Section 2.1.4 are obtained and each of the filings referred to in Section 2.1.4 are made and any applicable waiting periods referred to therein have expired, result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.
2.1.4   Except for (i) applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws (as defined below) (including the HSR Act (as defined below)), and (ii) solely to the extent Subscriber has elected to deliver the Second Step Investment Notice, the submission of a voluntary notice to CFIUS (as defined below) and receipt of CFIUS Approval (as defined below), no consents or approvals of, or notices to or filings, declarations or registrations with, any governmental authority of competent jurisdiction are necessary for the execution and delivery of this Subscription Agreement by Subscriber and the consummation by Subscriber of the Subscription, other than as would not reasonably be expected to have a Subscriber Material Adverse Effect.
2.1.5   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule I, (ii) is acquiring the Shares and the Warrants, if applicable, only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares and the Warrants, as applicable, as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and

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Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares and the Warrants, if applicable, with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Shares or the Warrants.
2.1.6   Subscriber understands that the Shares and the Warrants are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares and the Warrants have not been registered under the Securities Act. Subscriber understands that the Shares and the Warrants may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares or the Warrants shall contain a legend to such effect. Subscriber acknowledges that the Shares or the Warrants will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Shares or the Warrants will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares or the Warrants and may be required to bear the financial risk of an investment in the Shares or the Warrants for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares or the Warrants.
2.1.7   Subscriber understands and agrees that Subscriber is purchasing the Shares and the Warrants, if applicable, directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to Subscriber by the Issuer or any of its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.
2.1.8   Subscriber represents and warrants that its acquisition and holding of the Shares and the Warrants will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.
2.1.9   In making its decision to purchase the Shares and the Warrants, Subscriber represents that it has relied solely upon independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Shares and the Warrants or the offer and sale of the Shares and the Warrants. Subscriber acknowledges and agrees that Subscriber has received, has had an adequate opportunity to review and has reviewed such financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares and the Warrants, including with respect to the Issuer, Study, Magnet and the Transactions, and has made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to Subscriber’s investment in the Shares and the Warrants. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares and the Warrants.
2.1.10   Subscriber became aware of this offering of the Shares and the Warrants solely by means of direct contact between Subscriber and the Issuer or its representative. Subscriber has a pre-existing substantive relationship (as interpreted in guidance from the Commission under the Securities Act) with the Issuer or its representative, and the Shares and the Warrants were offered to Subscriber solely by direct contact between Subscriber and the Issuer or its representative.

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Subscriber did not become aware of this offering of the Shares and the Warrants, nor were the Shares or the Warrants offered to Subscriber, by any other means.
2.1.11   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares and the Warrants. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and the Warrants, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.
2.1.12   Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and the Warrants and determined that the Shares and the Warrants are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.
2.1.13   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or the Warrants or made any findings or determination as to the fairness of an investment in the Shares or the Warrants.
2.1.14   Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.
2.1.15   Subscriber is not an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code.
2.1.16   Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber with the Commission with respect to the beneficial ownership of the Issuer’s common stock, Subscriber is not currently (and at all times through the First Step Investment Closing, if Subscriber has not made the Second Step Investment, and through the Second Step Investment Closing, if Subscriber has made the Second Step Investment, will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

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2.1.17   Subscriber has, and on each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 will have, or will have access to, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1.   Subscriber is an entity having total liquid assets and net assets in excess of the Purchase Price as of the date hereof and as of each date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 and was not formed for the purpose of acquiring the Shares and the Warrants.
2.1.18   None of the information provided or to be provided in writing by or on behalf of Subscriber for inclusion in the Joint Proxy Statement or Joint Proxy Statement/Prospectus (each, as defined in the Study Merger Agreement) will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
2.1.19   No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.
2.2   Issuer’s Representations, Warranties and Agreements.   To induce Subscriber to purchase the Shares and the Warrants, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:
2.2.1   The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Delaware General Corporation Law (“DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
2.2.2   When issued and delivered to Subscriber against full payment for the Shares and the Warrants in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares and the Warrants will be duly authorized, validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s amended and restated certificate of incorporation (the “Charter”) or under the DGCL. The shares of Class A common stock issuable upon exercise of the Warrants (the “Warrant Shares”), when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation or under the DGCL.
2.2.3   This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Issuer, is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
2.2.4   The Issuer is classified as a Subchapter C corporation for U.S. federal income tax purposes.
2.2.5   The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), issuance and sale of the Shares and the Warrants and the consummation of the certain other transactions contemplated herein will not, subject to the receipt of the Buyer Stockholder Approval (as defined in the Study Merger Agreement) and the effectiveness of the Buyer A&R Charter Amendment (as defined in the Study Merger Agreement), (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the

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Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority of the Issuer to enter into and timely perform its obligations under this Subscription Agreement (a “Issuer Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) assuming each of the consents, authorizations and approvals referred to in Section 2.2.6 are obtained and each of the filings referred to in Section 2.2.6 are made and any applicable waiting periods referred to therein have expired, result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties that would reasonably be expected to have an Issuer Material Adverse Effect.
2.2.6   Subject to the receipt of the Buyer Stockholder Approval and the effectiveness of the Buyer A&R Charter Amendment and except for (i) applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws (including the HSR Act), and (ii) solely to the extent Subscriber has elected to deliver the Second Step Investment Notice, the submission of a voluntary notice to CFIUS and receipt of CFIUS Approval, no consents or approvals of, or notices to or filings, declarations or registrations with, any governmental authority of competent jurisdiction are necessary for the execution and delivery of this Subscription Agreement by the Issuer and the consummation by the Issuer of the Subscription, other than as would not reasonably be expected to have an Issuer Material Adverse Effect.
2.2.7   Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance of the Shares or the Warrants under the Securities Act.
2.2.8   Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in section 502(c) of Regulation D under the Securities Act, in connection with the offer or sale of any of the Shares or the Warrants and neither the Issuer nor any person acting on its behalf offered any of the Shares or the Warrants in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
2.2.9   The Issuer acknowledges that there have been no representations, warranties, covenants or agreements made to the Issuer by Subscriber or any of its officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.
2.2.10   As of the date of this Subscription Agreement, the authorized capital shares of the Issuer consists of (a) 200,000,000 shares of Class A common stock, (b) 20,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”); and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) no Preferred Shares are issued and outstanding; (ii) 69,000,000 shares of Class A common stock are issued and outstanding; (iii) 17,250,000 shares of Class B common stock are issued and outstanding; (iv) 15,800,000 warrants to purchase 15,800,000 shares of Class A common stock (the “Private Placement Warrants”) are outstanding; and (v) 23,000,000 warrants to purchase 23,000,000 shares of Class A common stock (the “Public Warrants”) are outstanding. Subject to the receipt of the Buyer Stockholder Approval and the effectiveness of the Buyer A&R Charter Amendment, all (i) issued and outstanding shares of Class A common stock and Class B common stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and as contemplated by the Study Merger Agreement or the Magnet Merger Agreement and except for any Class A common stock or any warrants exercisable for shares of Class A common stock committed to be issued or issued after the date hereof at a purchase price, or at an exercise price, as applicable, equal to or greater than ten dollars

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($10.00) per share (before calculating any transaction expenses, original issuance discounts or other similar premiums, charges and expenses that are customary for issuances of equity or equity-linked securities in connection with a private investment in a public company) or any shares of Class A common stock issued in respect thereof or in respect of the equity interests set forth above, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any shares of Class A common stock or Class B common stock, or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents and (B) as contemplated by the Study Merger Agreement.
2.2.11   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, (x) no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber and (y) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Issuer in connection with the consummation of the transactions contemplated by this Subscription Agreement, except for filings pursuant to Regulation D of the Securities Act and applicable state securities laws.
2.2.12   The Issuer has made available to Subscriber (including via the Securities and Exchange Commission’s (the “Commission”) EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”). None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.
2.2.13   The Joint Proxy Statement and Joint Proxy Statement/Prospectus, when filed with the Commission, at the time of any amendment or supplement thereto, at the time of any publication, distribution or dissemination thereof, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Issuer with respect to information supplied by or on behalf of Subscriber, Study or Magnet, in each case, specifically for inclusion in the Joint Proxy Statement or Joint Proxy Statement/Prospectus.
2.2.14   As of the date hereof, there are no pending or, to the knowledge of the Issuer, threatened, claims, actions, suits, arbitrations, litigation or proceedings (“Actions”), which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and perform its obligations under this Subscription Agreement. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Issuer to enter into and perform its obligations under this Subscription Agreement.
2.2.15   No broker, finder or other financial consultant has acted on behalf of Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a

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way as to create any liability on Subscriber. The Issuer agrees to indemnify and hold harmless Subscriber from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of Issuer and to bear the cost of legal expenses incurred by Subscriber in defending against any such claim.
2.2.16   The Class A common stock of the Issuer is registered pursuant to Section 12(b) of the Exchange Act, and listed for trading on the NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission with respect to any intention by such entity to deregister the Class A common stock or prohibit or terminate the listing of the Class A common stock on the NYSE. The Issuer has taken no action that is designed to terminate the registration of the Class A common stock under the Exchange Act.
2.2.17   Except for employment-related contracts and benefit plans or as otherwise set forth in the SEC Documents and except for Related Party Arrangements (as defined below) disclosed to Subscriber pursuant to this Section 2.2.17, neither the Issuer nor any of its subsidiaries is a party or is otherwise bound by a contract, arrangement or other transaction with any Issuer Related Party (“Related Party Arrangements”), including any such contract, arrangement or other transaction with the Sponsor. “Issuer Related Party” means, collectively, Sponsor, its affiliates, any affiliate of the Issuer and any of their respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, advisers, agents, attorneys or other representatives and the respective successors and assigns of any of the foregoing persons. The Issuer has made available to Subscriber a true, correct and complete copy of (i) each agreement providing for a Related Party Arrangement and (ii) each agreement between the Issuer or any of its subsidiaries and Study or any of its directors, officers and employees.
2.2.18   The board of directors of the Issuer (the “Board”) has taken all necessary action to ensure that no restrictions included in any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover law (including Section 203 of the DGCL), or in Section 10.2 of the Charter or Article X.B of the Buyer Second A&R Charter (as defined in the Merger Agreement), is, or as of the First Step Investment Closing and the Second Step Investment Closing, if applicable, will be, applicable to the Subscription.
3.   Settlement Date and Delivery.
3.1   Closing.
3.1.1   The closing of the First Step Investment Subscription contemplated hereby (the “First Step Investment Closing”) shall occur on the date of, and immediately prior to, the consummation of the Study Transactions (such date, the “First Step Investment Closing Date”). At least five (5) Business Days prior to the date that the Issuer reasonably expects all conditions to the closing of the Study Transactions to be satisfied (the “First Step Investment Expected Closing Date”), the Issuer shall deliver written notice to Subscriber (the “First Step Investment Closing Notice”) specifying the (i) First Step Investment Expected Closing Date and (ii) the wire instructions for delivery of the First Step Investment Purchase Price to the Issuer. Subscriber shall deliver to the Issuer, on or prior to 9:00 a.m. (Eastern Time) on the First Step Investment Closing Date the First Step Investment Purchase Price, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the First Step Investment Closing Notice against (and concurrently with) delivery by the Issuer to Subscriber of (a) the First Step Investment Shares in book-entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (b) written notice from the Issuer or its transfer agent evidencing the issuance to Subscriber of the First Step Investment Shares, on and as of the First Step Investment Closing Date. If the Study Transactions are not consummated within one (1) Business Day after Subscriber has delivered the First Step Investment Purchase Price to the Issuer, the Issuer shall promptly (but in no event later than one (1) Business Day thereafter) return the First Step Investment Purchase Price to Subscriber by wire transfer of United States dollars in immediately available funds to an account

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specified by Subscriber in writing. For purposes of this Subscription Agreement, “Business Day” means any day that, in New York, New York, is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close.
3.1.2   The closing of the Second Step Investment Subscription contemplated hereby (the “Second Step Investment Closing”) shall occur on the later of (i) the First Step Investment Closing Date and (ii) the second (2nd) Business Day following the date on which CFIUS Approval and any required consents, authorizations and approvals required to be obtained under any Antitrust Laws, (including the HSR Act) have been obtained (the “Second Step Investment Closing Date”). At least five (5) Business Days prior to the date that the Issuer reasonably expects the Second Step Investment Closing Date to occur (the “Second Step Investment Expected Closing Date”), the Issuer shall deliver written notice to Subscriber (the “Second Step Investment Closing Notice”) specifying the (i) Second Step Investment Expected Closing Date and (ii) the wire instructions for delivery of the Second Step Investment Purchase Price to the Issuer. Subscriber shall deliver to the Issuer, on or prior to 9:00 a.m. (Eastern Time) on the Second Step Investment Closing Date the Second Step Investment Purchase Price, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Second Step Investment Closing Notice against (and concurrently with) delivery by the Issuer to Subscriber of (a) the Second Step Investment Shares and the Warrants, if applicable, in book-entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (b) written notice from the Issuer or its transfer agent evidencing the issuance to Subscriber of the Second Step Investment Shares and the Warrants, if applicable, on and as of the Second Step Investment Closing Date.
3.2   Conditions to Closing of the Issuer.
The Issuer’s obligations to sell and issue the Shares and the Warrants, if applicable, at each of the First Step Investment Closing and the Second Step Investment Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Issuer, on or prior to the First Step Investment Closing Date or the Second Step Investment Closing Date, as applicable, of each of the following conditions:
3.2.1   Representations and Warranties Correct.   The representations and warranties made by Subscriber in Section 2.1 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the First Step Investment Closing Date and the Second Step Investment Closing Date, as applicable (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Study Transactions.
3.2.2   Compliance with Covenants.   Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the First Step Investment Closing Date and the Second Step Investment Closing Date, as applicable.
3.2.3   Closing of the Study Transactions.   All conditions precedent to the Issuer’s obligations to consummate, or cause to be consummated, the Study Transactions set forth in the Study Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Study Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Study Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Study Transactions), and the Study Transactions will be consummated immediately following the First Step Investment Closing.

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3.2.4   Legality.   (i) There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, statute, rule or regulation enjoining or prohibiting the transactions contemplated by this Subscription Agreement and (ii) there shall not have been commenced by any governmental authority and still be pending any Action that seeks to enjoin or prohibit the transactions contemplated by this Subscription Agreement.
3.2.5   Governmental Approvals.   Any required consents, authorizations and approvals required to be obtained under any Antitrust Laws, including the HSR Act, prior to the consummation of the First Step Investment or the Second Step Investment, as applicable, shall have been obtained (or any applicable waiting period thereunder shall have been expired or been terminated).
3.3   Conditions to Closing of Subscriber.   Subscriber’s obligation to purchase the Shares and the Warrants, if applicable, at each of the First Step Investment and the Second Step Investment Closing, are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the First Step Investment Closing Date or the Second Step Investment Closing Date, as applicable, of each of the following conditions:
3.3.1   Representations and Warranties Correct.   The representations and warranties made by the Issuer in Section 2.2 hereof shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and shall be true and correct in all material respects on and as of the First Step Investment Closing Date and the Second Step Closing Date, as applicable (unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date) (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Study Transactions.
3.3.2   Compliance with Covenants.   The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the First Step Investment Closing Date and the Second Step Closing Date, as applicable.
3.3.3   Closing of the Study Transactions.   (i) All conditions precedent to the consummation of the Study Transactions set forth in the Study Merger Agreement shall have been satisfied (other than those conditions that may only be satisfied at the consummation of the Study Transactions, but subject to satisfaction of such conditions as of the consummation of the Study Transactions), (ii) no amendment, modification or waiver of the Study Merger Agreement (as the same exists on the date hereof as provided to Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement without having received Subscriber’s prior written consent (it being understood that (a) any amendment or modification to the definition of “Material Adverse Effect” in the Study Merger Agreement (as the same exists on the date hereof as provided to Subscriber) or waiver of any representation, warranty or condition in respect thereof, (b) any amendment, modification or waiver that would affect the conditions precedent to the consummation of the Study Transactions set forth in the Study Merger Agreement (including any amendment or modification of definitions relevant thereto, including Available Closing Date Cash (as defined in the Study Merger Agreement)) or (c) any amendment or modification to the definitions of Class A First Lien Exchange Ratio, Class A Second Lien Exchange Ratio, Class C Exchange Ratio and Class C Redemption Amount (each, as defined in the Study Merger Agreement) shall be deemed to have such a material and adverse effect) and (iii) the Study Transactions will be or shall have been consummated immediately following the First Step Investment Closing.
3.3.4   Legality.   (i) There shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental

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authority, statute, rule or regulation enjoining or prohibiting the transactions contemplated by this Subscription Agreement and (ii) there shall not have been commenced by any governmental authority and still be pending any claim, action, suit, arbitration, litigation or proceeding that seeks to enjoin or prohibit the transactions contemplated by this Subscription Agreement.
3.3.5   Issuer Stockholder Approval.   To the extent required by the listing rules of the New York Stock Exchange (the “NYSE”), approval of the issuance of the Shares and, if applicable, the Warrants and the Warrant Shares, and the other transactions contemplated by this Subscription Agreement, by the Issuer’s stockholders shall have been obtained.
3.3.6   Board of Directors.   In the event of the Second Step Investment and the Subscriber Designees (as defined below) having been designated by Subscriber within thirty (30) days following the date hereof, the Board shall have taken all actions necessary and appropriate to cause to be elected or appointed to the Board the Subscriber Designees, effective immediately upon the Second Step Investment Closing.
3.3.7   Registration Rights Agreement.   The parties shall have entered into a joinder, or otherwise become a party, to the Registration Rights Agreement (as defined in the Study Merger Agreement).
3.3.8   Strategic Support Agreement.   The parties shall have entered into the Strategic Support Agreement (the “Strategic Support Agreement”), a form of which is attached hereto as Exhibit A.
3.3.9   Governmental Approvals.   Any required consents, authorizations and approvals required to be obtained under any Antitrust Laws, including the HSR Act, prior to the consummation of the First Step Investment or the Second Step Investment, as applicable, shall have been obtained (or any applicable waiting period thereunder shall have been expired or been terminated).
3.4   Additional Conditions to the Second Step Investment of Subscriber.   Notwithstanding the delivery of the Second Step Investment Notice, Subscriber’s obligation to purchase the Second Step Investment Shares and the Warrants, if applicable, at the Second Step Investment Closing is subject to the fulfillment or (to the extent permitted by applicable law) written waiver by Subscriber, on or prior to the Second Step Investment Closing Date, of the following condition:
3.4.1   CFIUS Approval.   CFIUS Approval (as defined below) shall have been obtained. For purposes of this Subscription Agreement, “CFIUS Approval” shall mean (i) a written notification (including by email) issued by the Committee on Foreign Investment in the United States (“CFIUS”) that it has determined that the Subscription is not a “covered transaction” and not subject to review by CFIUS under applicable law, (ii) a written notification (including by email) issued by CFIUS that it has concluded all action under Section 721 of the Defense Production Act of 1950 (codified at 50 U.S.C. § 4565) and all rules and regulations promulgated thereunder, including those codified at 31 C.F.R. Parts 800 and 801 (the “DPA”) and determined that there are no unresolved national security concerns with respect to the Subscription or (iii) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and either (a) the President shall have notified the parties hereto of his determination not to use his powers pursuant to the DPA to suspend or prohibit the consummation of the Subscription or (B) the fifteen (15) days allotted for presidential action under the DPA shall have passed without any determination by the President.
4.   Lock-Up.
4.1   During the period commencing on the First Step Investment Closing Date and continuing until the earlier of (i) the one (1) year anniversary of the First Step Investment Closing and (ii) (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred and fifty (150) days after the First Step Investment Closing or (y) the date on which the Issuer completes a liquidation, merger,

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capital stock exchange, reorganization or other similar transaction that results in all of the Issuer’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property, Subscriber agrees not to Transfer any Shares.
4.2   During the period commencing on the Second Step Investment Closing Date and continuing until thirty (30) days after the completion of the Study Transactions, Subscriber agrees not to Transfer any Warrants or Warrant Shares.
4.3   For purposes of this Section 4, “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).
4.4   Notwithstanding the foregoing, Transfers of Shares shall be permitted to any affiliate of Subscriber provided that such affiliate enters into a written agreement agreeing to be bound by the provisions of this Section 4 (“Permitted Transferee”).
4.5   Subscriber also agrees and consents to the entry of stop transfer instructions with the Issuer’s transfer agent and registrar against the transfer of the covered shares except in compliance with the foregoing restrictions and to the addition of a legend to Subscriber’s Shares describing the foregoing restrictions.
4.6   Notwithstanding the generality of the foregoing, until the two (2) year anniversary of the First Step Investment Closing Date, the Issuer shall not enter into, or modify any existing or future, agreements with existing or future investors in the Issuer, Study or any of its affiliates that will have, after taking into effect any such investment, beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a number of shares of Equity Securities representing ten percent (10%) of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis, including the Sponsor, that have the effect of establishing rights or obligations that are more favorable in any material respect to such investor than the rights and obligations of Subscriber established in this Section 4, or waive any analogous rights and obligations binding any such existing or future investor, unless, in any such case, Subscriber has also been provided with such rights and obligations or the Issuer has waived Subscriber’s rights and obligations established in this Section 4, as applicable.
5.   Registration Rights.   Prior to or concurrently with the First Step Investment Closing, the parties shall enter into a joinder, or otherwise become a party, to the Registration Rights Agreement. The Issuer shall not enter into, or modify any existing or future, agreements with existing or future investors in the Issuer, including the Sponsor, that have the effect of adversely affecting Subscriber’s priority of participation in any underwritten offerings to which Subscriber would be eligible to participate under the terms of the Registration Rights Agreement, as joined by Subscriber.
6.   Certain New Securities.
6.1   For purposes of this Section 6, the following terms shall have the following meanings:
6.1.1   “Convertible Securities” means any security convertible into or exchangeable for Class A common stock.
6.1.2   “Equity Securities” means (A) all shares of capital stock of the Issuer, (B) all securities convertible into or exchangeable for shares of capital stock of the Issuer and (C) all options, warrants or other rights to purchase or otherwise acquire from the Issuer shares of such capital stock, or securities convertible into or exchangeable for shares of such capital stock.

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6.1.3   “Excluded Securities” means (A) any shares of capital stock or options to purchase shares of capital stock, or other equity-based awards (including restricted stock units), issued or granted to employees (or prospective employees who have accepted an offer of employment), directors or consultants of the Issuer, pursuant to plans that have been approved by a majority of the independent members of the Board; (B) securities issued by the Issuer upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of capital stock and are outstanding as of the date of this Subscription Agreement, provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the date of this Subscription Agreement; (C) securities issued by the Issuer pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by a majority of the disinterested members of the Board; and (D) the Shares and the Warrants, if applicable. For purposes of this definition, “consultant” means a consultant that may participate in an “employee benefit plan” in accordance with the definition of such term in Rule 405 under the Securities Act.
6.1.4   “New Securities” means all Equity Securities other than: (A) Excluded Securities; (B) shares of any class of capital stock of the Issuer issued on a pro rata basis to all holders of such class as a stock dividend or upon any stock split or other subdivision of shares of capital stock; (C) shares of Class A common stock issued pursuant to a bona fide public offering, or Convertible Securities or shares of Class A common stock issuable upon exercise or conversion of Convertible Securities issued pursuant to a bona fide public offering, in each case with aggregate proceeds of at least $25,000,000 if Subscriber has been afforded the opportunity to participate in such public offering or in a substantially concurrent private offering on substantially identical terms, and (D) the issuance of warrants with indebtedness for purposes of yield enhancement.
6.1.5   “Options” means any options, warrants or other rights to subscribe for or to purchase, or any options for the purchase of, any Class A common stock or Convertible Securities.
6.2   Subject to any required approval of the stockholders of the Issuer pursuant to the applicable rules and listing standards of the NYSE (which the Issuer will use reasonable best efforts to obtain), if Subscriber has made the Second Step Investment Subscription, and after the Second Step Investment Closing Date and after giving effect to Section 1.3, the Issuer intends to issue New Securities to any person, then, at least fifteen (15) Business Days prior to the issuance of the New Securities, the Issuer shall deliver to Subscriber an offer (the “Offer”) to issue New Securities to Subscriber for cash in an aggregate amount, on a pro forma basis after giving effect to the issuance of the New Securities, that would result in Subscriber maintaining beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of at least the percentage of the issued and outstanding shares of Class A common stock that it beneficially owns immediately prior to the issuance of such New Securities on a fully-diluted and as-converted basis but, solely prior to the expiration of the Standstill Period (as defined below), not to the extent such issuance would result in Subscriber having beneficial ownership of more than thirty-five percent (35%) of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis; provided, however, that the Issuer shall have no obligation to make an Offer if, immediately prior to the issuance of such New Securities, Subscriber has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of less than fifteen percent (15%) of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis; provided, further, that to the extent that the Issuer enters into, or modifies any existing or future, agreements with any existing or future investors pursuant to which such investor shall have preemptive rights below such fifteen percent (15%) threshold on a fully-diluted and as-converted basis, such lower threshold shall also apply to Subscriber. Notwithstanding the foregoing, the Issuer in its discretion may voluntarily provide an Offer to Subscriber even if the foregoing conditions have not been satisfied. The Offer shall state that the Issuer proposes to issue the New Securities and shall specify their number and terms (including the cash purchase price or the fair market value of any non-cash consideration as reasonably determined by the Board). The Offer shall remain open and irrevocable for a period of 15 Business Days (the “Offer Period”) from the date of its delivery.
6.3   If Subscriber has made the Second Step Investment Subscription, notwithstanding anything to the contrary herein (including, for the avoidance of doubt, the definitions of New Securities and

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Excluded Securities and the first proviso in the first sentence of Section 6.2), if the Issuer intends to issue Equity Securities which would result in Subscriber having beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of less than ten percent (10%) of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis, the Issuer shall deliver to Subscriber an offer, in compliance with the procedures set forth in Section 6.2, to issue such Equity Securities to Subscriber in an aggregate amount, on a pro forma basis after giving effect to such Equity Securities, that would result in Subscriber maintaining beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of at least ten percent (10%) of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis.
6.4   Subscriber shall have the right to purchase New Securities on the terms and conditions set forth in the Offer for cash (at the cash purchase price or the fair market value as set forth in the Offer) by delivering written notice of acceptance thereof to the Issuer during the Offer Period. The closing of the purchase of New Securities by Subscriber shall be held at the principal office of the Issuer at 9:00 a.m. local time on the closing date set forth in the Offer or at such other time and place as the parties to the transaction may agree. At such closing, the Issuer shall deliver the New Securities to Subscriber against payment of the purchase price therefor by Subscriber. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate to consummate such transactions.
6.5   If Subscriber does not elect to purchase New Securities pursuant to Section 6.4, the Issuer may sell the New Securities on terms and conditions that are no more favorable in the aggregate to the applicable purchaser than those set forth in the Offer. If such sale is not consummated within sixty (60) days of the date upon which the Offer is given, then no issuance of New Securities may be made thereafter by the Issuer without again offering the same to Subscriber in accordance with this Section 6.
6.6   The Issuer shall not adopt any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan unless Subscriber is grandfathered into such agreement or plan; provided, that, for the avoidance of doubt, any further acquisition of Equity Securities by Subscriber would be subject to such agreement or plan; provided, further, that, subject to Section 7, to the extent that the Issuer enters into, or modifies any existing or future, stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan pursuant to which any existing or future investor shall be grandfathered into such agreement or plan or granted a waiver with respect to an ownership threshold that is higher than the threshold applicable to Subscriber pursuant to such agreement or plan, such higher threshold shall also apply to Subscriber.
6.7   The rights granted in this Section 6 are personal to Subscriber and do not constitute a right of holders of any securities of the Issuer, as such.
7.   Standstill.
7.1   Subscriber agrees that until the earlier of (i) the third (3rd) anniversary of the First Step Investment Closing and (ii) the occurrence of a Significant Event (as defined below) (the “Standstill Period”), without the prior written consent of the Issuer, it will not at any time, nor will it cause or permit any of its affiliates to: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, knowingly facilitate or knowingly encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (x) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof) as a result of which Subscriber would beneficially own more than thirty-five percent (35%) of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis, (y) any tender or exchange offer, merger or other business combination involving the Issuer or assets of the Issuer constituting a significant portion of the consolidated assets of the Issuer, or (z) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Commission) or consents to vote any voting securities of the Issuer or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the Issuer or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, the Board or policies of the Issuer or to obtain representation on the Board;

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(d) take any action which would or would reasonably be expected to require the Issuer to make a public announcement regarding any of the types of matters set forth in clause (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing; it being understood that nothing in this Section 7 shall (I) restrict or prohibit the any representative of Subscriber on the Board from taking any action, or refraining from taking any action in connection with his or her role as a member of the Board or (II) restrict Subscriber’s acquisition of the Shares in accordance with the terms of this Subscription Agreement. Further, nothing in this Section 7 shall prohibit Subscriber from making any proposal or offer with respect to the foregoing directly to the Board on a confidential basis; provided that such proposal or offer would not reasonably be expected to require any public disclosure regarding such proposal or offer. For purposes of this Section 7, a “Significant Event” shall mean (A) the entry by the Issuer into a definitive agreement providing for, directly or indirectly, (x) any acquisition or purchase by any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than by Subscriber or any of its affiliates, of securities representing or convertible into fifty percent (50%) or more of the then outstanding voting securities of the Issuer or any of its subsidiaries, (y) any merger, consolidation, business combination or similar transaction involving the Issuer or any of its subsidiaries pursuant to which the stockholders of the Issuer immediately preceding such transaction will hold less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity of such transaction; or (z) any sale, lease, exchange, transfer, license or disposition of all or a majority of the consolidated assets of the Issuer and its subsidiaries (any of the transactions described in the foregoing clauses (x), (y) or (z), an “Acquisition Transaction”), (B) commencement or other public announcement by a person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Subscriber or any of its affiliates, of a tender offer or exchange offer which, if consummated, would constitute an Acquisition Transaction and the Board either accepts or recommends such offer or fails to recommend within ten (10) Business Days from the date of commencement or other public announcement of such offer that its stockholders reject such offer and (C) the closing price of the Class A common stock falls below $5.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period.
7.2   Subject to Section 4, if the exercise of Warrants, if any, would result in Subscriber beneficially owning more than thirty-five percent (35%) of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis, at Subscriber’s request, the Issuer shall use reasonable best efforts to facilitate Subscriber’s prompt sale, transfer or disposal of such number of Warrants (if exercised) or such number of Warrant Shares (following exercise) that would result in Subscriber exceeding such threshold and nothing in this Subscription Agreement or otherwise shall prevent any such sale, transfer or disposal.
8.   Information and Access.
8.1   Subject to Section 8.2, and for so long as Subscriber holds record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than five percent (5%) of the issued and outstanding shares of the Class A common stock on a fully-diluted and as-converted basis, the Issuer shall deliver to Subscriber:
8.1.1   within ninety (90) days after the end of each fiscal year of the Issuer, (A) an audited, consolidated balance sheet of the Issuer as of the end of such fiscal year, (B) an audited, consolidated income statement of the Issuer for such fiscal year and (C) an audited, consolidated statement of cash flows of the Issuer for such fiscal year;
8.1.2   within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Issuer, (A) an unaudited, consolidated balance sheet of the Issuer as of the end of such fiscal quarter, (B) an unaudited, consolidated income statement of the Issuer for such fiscal quarter and (C) an unaudited, consolidated statement of cash flows of the Issuer for such fiscal quarter;
8.1.3   such other information relating to the financial condition, business, tax or corporate affairs of the Issuer as Subscriber may reasonably request from time to time, including (i) information relating to accounting or securities law matters required by Subscriber or its affiliates in connection

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with its audit, (ii) information required by Subscriber or its affiliates to comply with any stock exchange requirements and (iii) information reasonably necessary for the preparation of financial statements and other bona fide accounting and/or reporting purposes, but not, for the avoidance of doubt, any information that constitutes material non-public technical information within the meaning of 31 C.F.R. 800.232.
8.2   Notwithstanding the foregoing, financial statements and other reports required to be delivered pursuant to this Section 8 filed by the Issuer with the Commission and available on EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the Commission as a substitute for or successor to EDGAR) shall be deemed to have been delivered to Subscriber on the date on which the Issuer posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the Commission as a substitute for or successor to EDGAR).
8.3   For so long as Subscriber holds record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than five percent (5%) of the issued and outstanding shares of the Class A common stock on a fully-diluted and as-converted basis, Subscriber or the employees of Subscriber shall have the reasonable right to consult from time to time with the officers of the Issuer at its principal place of business regarding operating and financial matters of the Issuer; provided that the exercise of such right does not materially interfere with the operations of the business of the Issuer.
8.4   Access.
8.4.1   For so long as Subscriber holds record and beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than five percent (5%) of the issued and outstanding shares of the Class A common stock on a fully-diluted and as-converted basis, the Issuer shall, and shall cause of each of its subsidiaries to, at the sole cost and expense of Subscriber, (i) afford Subscriber and its representatives reasonable access, during normal business hours, to the properties, books and records of the Issuer and its subsidiaries, (ii) furnish to Subscriber and its representatives such additional financial and operating data and other information regarding the Issuer and its subsidiaries as Subscriber or its representatives may reasonably request in connection with its ownership of the Shares and (iii) make available to Subscriber and its representatives, during normal business hours, those directors, officers, employees, internal auditors, accountants and other representatives of the Issuer and its subsidiaries, except, in the case of (i) and (ii), as set forth in Section 8.4.2.
8.4.2   Notwithstanding anything in Section 8.4.1 to the contrary, (i) in no event shall the Issuer or its subsidiaries be obligated to provide any (a) access or information in violation of any applicable law, (b) information the disclosure which, in the judgment of legal counsel, could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to the Issuer or any of its subsidiaries relating to such information, (c) information the disclosure of which would cause the Issuer or any of its subsidiaries to breach a confidentiality obligation to which it is bound or (d) information that constitutes material non-public technical information within the meaning of 31 C.F.R. 800.232; provided, that the parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding clauses (a), (b) or (c) apply and (ii) any access or investigation contemplated by Section 8.4.1 shall not unreasonably interfere with any of the business, personnel or operations of the Issuer or any of its subsidiaries.
8.5   Diligence Cooperation.   The Issuer shall use reasonable best efforts to provide to Subscriber all diligence information with respect to Study and Magnet reasonably requested by Subscriber, including any materials provided by Study or Magnet, as applicable, to the Issuer or any of its representatives or any materials prepared by or on behalf of the Issuer, in each case to the extent required to facilitate (i) Subscriber’s consideration of the Second Step Investment, (ii) the preparation of any filings or submissions required in connection with obtaining CFIUS Approval or any required consents, authorizations and approvals required to be obtained under any Antitrust Laws (including the HSR Act) in connection with the Subscription and (iii) Subscriber’s confirmation of the satisfaction of the

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closing conditions set forth in this Subscription Agreement, including by exercising any applicable rights of the Issuer under the Study Merger Agreement and the Magnet Merger Agreement, respectively, to facilitate the foregoing. To the extent that such diligence materials are not in the Issuer’s possession, or cannot be provided to Subscriber because of a confidentiality obligation to which the Issuer is bound, the parties shall use reasonable best efforts to make alternative arrangements for the provision of such information.
9.   Board Representation and Governance.
9.1   The Issuer agrees to take all necessary action to cause the Board to be comprised of at least seven (7) directors at and following the consummation of the Study Transactions. If Subscriber has elected to deliver the Second Step Investment Notice and both the First Step Investment Closing and the Second Step Investment Closing occur, effective as of the Second Step Investment Closing, the Issuer will take all necessary action (i) to cause the Board to (x) create a number of vacancies on the Board effective upon the Second Step Investment Closing (or as promptly thereafter as permitted under applicable laws and the organizational documents of the Issuer) equal to the Percentage Interest of Subscriber multiplied by nine (9) and rounded down to the nearest whole number and (y) fill such vacancies with individuals designated in writing by Subscriber and reasonably acceptable to the Issuer (it being understood that each of the individuals set forth on Exhibit B hereto will be deemed reasonably acceptable to the Issuer) (the “Subscriber Designees”) and (ii) following thereafter, at each annual or special meeting at which the term of a Subscriber Designee shall expire, to cause the Board to nominate a number of Subscriber Designees equal to (x) the Percentage Interest of Subscriber multiplied by the total number of directorships comprising the Board at such time and rounded down to the nearest whole number, minus (y) the number of Subscriber Designees then serving on classes of the Board whose terms are not expiring at such annual or special meeting; provided, that in the event that the total number of directorships comprising the Board after the appointment or nomination, as applicable, of the Subscriber Designees is equal to or greater than ten (10), the Issuer shall cause the Board to take all commercially reasonable actions to reduce the total number of directorships comprising the Board to nine (9) and, in any event, cause the Board at the first annual meeting of the Issuer following the Second Step Investment Closing, to reduce the total number of directorships comprising the Board to nine (9). Notwithstanding the foregoing, the number of Subscriber Designees shall not equal or exceed a majority of the individuals designated or nominated to serve on the Board unless the Percentage Interest of Subscriber is greater than fifty percent (50%); provided, that if (A) Percentage Interest of Subscriber is at least ten percent (10%), Subscriber shall have the right to designate or nominate no less than one (1) Subscriber Designee, (B) Percentage Interest of Subscriber is at least twenty percent (20%), Subscriber shall have the right to designate or nominate no less than two (2) Subscriber Designees and (C) Percentage Interest of Subscriber is less than five percent (5%), Subscriber shall not have the right to designate or nominate any individual for appointment or election to the Board. The initial Subscriber Designees shall include (x) one person recommended by Subscriber and reasonably acceptable to the Issuer to serve as the chairman of the Board pursuant to the Strategic Support Agreement, if any (it being understood that each of the individuals set forth on Exhibit B hereto will be deemed reasonably acceptable to the Issuer), and (y) shall be divided equally among the classes of the Board; provided, that if Subscriber has the right to designate or nominate one (1) Subscriber Designee, such initial Subscriber Designee shall serve as a Class III director, and if Subscriber has the right to designate or nominate two (2) Subscriber Designees, one such initial Subscriber Designee shall serve as a Class III director and the other such initial Subscriber Designee shall serve as a Class II director. The Issuer shall recommend that the holders of Class A common stock vote in favor of the Subscriber Designees and shall support the Subscriber Designees in a manner no less rigorous and favorable than the manner in which the Issuer supports its other nominees in the aggregate. “Percentage Interest” means, with respect to any person and as of any time of determination, a fraction, expressed as a percentage, the numerator of which is the number of shares of Class A common stock held or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such person as of such date and the denominator of which is the aggregate number of shares of Class A common stock issued and outstanding as of such date.
9.2   In the event of the death, disability, resignation or removal of a Subscriber Designee as a member of the Board, Subscriber would be entitled to cause the Issuer to designate a Subscriber Designee in respect of such vacancy as of such time and, subject to Section 9.3 and any applicable

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provisions of the DGCL, the Issuer shall take all necessary action to cause the Board to fill such vacancy with an individual designated by Subscriber. Any such designated replacement who becomes a member of the Board shall be deemed to be a Subscriber Designee for all purposes under this Subscription Agreement.
9.3   The Issuer’s obligations to have any Subscriber Designee elected to the Board or nominate any Subscriber Designee for election as a director at any meeting of the Issuer’s stockholders pursuant to this Section 9, as applicable, shall in each case be subject to (a) such Subscriber Designee’s satisfaction of all requirements regarding service as a director of the Issuer under applicable law and stock exchange rules regarding service as a director of the Issuer and all other criteria and qualifications for service as a director applicable to all directors of the Issuer and (b) such Subscriber Designees meeting all independence requirements under the listing rules of the New York Stock Exchange; provided that in no event shall such Subscriber Designee’s relationship with Subscriber or its affiliates (or any other actual or potential lack of independence resulting therefrom) nor the ownership by Subscriber of shares of Class A common stock, in and of itself, be considered to disqualify such Subscriber Designee from being a member of the Board pursuant to this Section 9.
9.4   The Issuer shall indemnify each member of the Board who was elected to the Board as a Subscriber Designee (the “Subscriber Directors”) and provide the Subscriber Directors with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the organizational documents of the Issuer, the DGCL, by contract or otherwise. The Issuer acknowledges and agrees that it (i) is the indemnitor of first resort (i.e., its obligations to the Subscriber Directors are primary and any obligation of Subscriber or their affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Subscriber Directors are secondary) and (ii) shall be required to advance the amount of expenses incurred by the Subscriber Directors and shall be liable for the amount of all expenses and liabilities incurred by the Subscriber Director(s), in each case to the same extent as it advances expenses to other members of the Board, pursuant to the organizational documents of the Issuer, the DGCL, by contract or otherwise, without regard to any rights the Subscriber Directors may have against Subscriber or any of their affiliates.
9.5   The Issuer shall not decrease the size of the Board without the consent of Subscriber if such decrease would require the resignation of a Subscriber Designee.
9.6   The parties hereto agree that each Subscriber Director shall be entitled to (i), unless waived by the Subscriber Director, cash or equity compensation from the Issuer in connection with his or her service as a director of the Board and (ii) reimbursement from the Issuer for the reasonable out-of-pocket fees or expenses incurred in connection with his or her service as a director of the Board, in each case, in a manner consistent with the Issuer’s practices with respect compensation or reimbursement, respectively, for other members of the Board, including reimbursement pursuant to customary indemnification arrangements.
9.7   For so long as Subscriber has the right to designate a Subscriber Designee to the Board pursuant to this Section 9, the Issuer shall not amend Article IX of the Second Buyer A&R Charter (as may be amended from time to time) without the prior written consent of Subscriber.
10.   Issuer Shareholder Approval.   The Issuer agrees to include in its Joint Proxy Statement (as defined in the Study Merger Agreement), to the extent required by the listing rules of the NYSE, a proposal (the “Issuer Shareholder Proposal”) to approve (i) the issuance of shares of Class A common stock to Subscriber in connection with the Subscription (including, for the avoidance of doubt, the Second Step Investment and any Warrant Shares issuable upon exercise of the Warrants) and (ii) the voting of any such shares of Class A common stock issued in connection with the Subscription, that would, in each case, absent such approval violate NYSE Rule 312.03(c) (or its successor) (the “Issuer Shareholder Approval”). The Joint Proxy Statement shall include the Board’s recommendation that the shareholders vote in favor of the Issuer Shareholder Approval and the Issuer shall use its reasonable best efforts to solicit from the shareholders proxies in favor of the Issuer Shareholder Proposal and to obtain the Issuer Shareholder Approval. The Issuer shall respond reasonably promptly to any comments received from the Commission with respect to the Issuer Shareholder Proposal. The Issuer shall provide to Subscriber, as promptly as reasonably practicable

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after the receipt thereof, any written comments from the Commission or any written request from the Commission or its staff for amendments or supplements to the Joint Proxy Statement relating to the Issuer Shareholder Proposal and shall provide Subscriber with copies of all correspondence between the Issuer, on the one hand, and the Commission and its staff, on the other hand, with respect to the foregoing. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Joint Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the Commission or its staff with respect thereto, the Issuer shall provide Subscriber with a reasonable opportunity to review and comment on such document or response and shall include any reasonable comments made by Subscriber with respect thereto in such document or response.
11.   CFIUS Approval; Governmental Approvals.
11.1   In the event that Subscriber elects to make the Second Step Investment, each of the parties hereto shall submit as promptly as reasonably practicable after the date of delivery by Subscriber of the Second Step Investment Notice, a joint voluntary notice in draft form to CFIUS with respect to the Subscription and submit a final notice to CFIUS with respect to the Subscription as promptly as reasonably practicable after receiving comments to the draft joint voluntary notice from CFIUS. Each party hereto shall (i) supply as promptly as reasonably practicable any additional information and documentary material that may be requested by CFIUS and (ii) subject in all respects to Section 11.4, promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any laws that may be required by CFIUS so as to enable the parties hereto to consummate the Subscription as promptly as reasonably practicable. Without limiting the generality of the foregoing, subject in all respects to Section 11.4, the Issuer and Subscriber shall promptly take all actions necessary to secure as soon as practicable CFIUS Approval, including with respect to the Issuer, enforcing its rights in Section 5.04 of the Study Merger Agreement and Section 6.04 of the Magnet Merger Agreement to cause Study or Magnet, as applicable, to cooperate in connection with the subject matter thereof.
11.2   Subject in all respects to Section 11.3 and Section 11.4, the parties shall, and shall cause their respective affiliates to take, any and all steps to make all required filings and promptly obtain all consents or approvals of, or notices to or filings, declarations or registrations with, any governmental authority of competent jurisdiction that are necessary for the execution and delivery of this Subscription Agreement by the parties and the consummation by the parties of each of the First Step Investment and the Second Step Investment, as applicable, including with respect to the Issuer, enforcing its rights in Section 5.04 of the Study Merger Agreement and Section 6.04 of the Magnet Merger Agreement to cause Study or Magnet, as applicable, to cooperate in connection with the subject matter thereof.
11.3   Without limiting the generality of the parties’ obligations under Section 11.2, to the extent required, each of the parties shall (i) make its respective filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the Subscription within ten (10) business days of the date of delivery of the Second Step Investment Notice (unless otherwise extended by mutual agreement between the parties) and (ii) any and all other filings required pursuant to other laws applicable to the parties or any of their respective subsidiaries under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”) with respect to the Subscription as promptly as following the date of delivery of the Second Step Investment Notice. Subscriber shall pay 100% of all filing fees related to the HSR Act and any other filings under any other Antitrust Laws.
11.4   Notwithstanding anything in this Subscription Agreement to the contrary, nothing in this Subscription Agreement shall require any party hereto or any of their respective affiliates to (A) take or agree to take, or omit or agree to omit from taking, any action with respect to any of its or their current or future businesses, assets or operations, including by agreeing to divest, sell, dispose of or hold separate any such businesses, assets or operations or otherwise take any action that would limit any of the parties hereto or any of their respective affiliates’ freedom of action with respect to, or its or their ability to retain, any such businesses, assets or operations, (B) otherwise agree to actions or restrictions relating to the businesses, assets or operations of any party hereto or any of their respective affiliates to the extent those businesses, assets or operations do not involve interstate commerce in the

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United States, or (C) initiate or prosecute any Action for purposes of obtaining any approval contemplated by this Section 11.
12.   Sponsor Matters.
12.1   Waiver of Conversion Ratio Adjustment.   As of and conditioned upon the First Step Investment Closing, the Sponsor, on behalf of itself and any transferees of any shares of Class B common stock owned by the Sponsor, hereby irrevocably relinquishes and waives (i) any and all rights the Sponsor or such transferees have or will have under Section 4.3(b)(ii) of the Charter with respect to the adjustment of the Initial Conversion Ratio (as defined in the Charter) and (ii) the application of Section 4.3(b)(ii) of the Charter.
12.2   Voting Commitment.   At the Special Meeting (as defined in the Study Merger Agreement), the Sponsor shall cause any shares of Class B common stock beneficially owned by it to be voted in favor of the Issuer Shareholder Proposal.
12.3   Amendment to Registration Rights Agreement.   As of and conditioned upon the First Step Investment Closing, prior to or concurrently with the First Step Investment, the Sponsor, on behalf of itself and any transferees of any shares of Class B common stock owned by the Sponsor, will cause the Registration Rights Agreement to be amended pursuant to the terms thereof to allow Subscriber to enter into a joinder, or otherwise become a party, to the Registration Rights Agreement.
13.   Strategic Support.   The parties will enter into the Strategic Support Agreement concurrently with the execution and delivery of this Subscription Agreement, which Strategic Support Agreement shall become effective at the Second Step Investment Closing (solely if immediately following the Second Step Investment Closing, Subscriber is reasonably expected to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the issued and outstanding shares of Class A common stock on a fully-diluted and as-converted basis). Concurrently with the Second Step Investment Closing, the Issuer will issue to Subscriber a number of warrants to purchase a number of shares of Class A common stock (the “Warrants”) equal to the number obtained by dividing (i)(x) the number of Second Step Investment Shares specified by Subscriber in the Second Step Investment Notice to be subscribed for and purchased in the Second Step Investment plus (y) the number of First Step Investment Shares by (ii) three (3) (rounded up to the nearest whole number of Warrants), which Warrants shall have terms that are substantively identical to those included in the units offered in the Issuer’s initial public offering.
14.   Related Party Agreements.   From the date hereof and until the First Step Investment Closing (if Subscriber has not made the Second Step Investment) and until the Second Step Investment Closing (if Subscriber has made the Second Step Investment), the Issuer shall not enter into, or modify any existing or future, agreements providing for a Related Party Arrangement, or waive any of its rights or obligations thereunder, without Subscriber’s prior written consent (such consent not to be unreasonably withheld, conditioned ore delayed) to the extent that any such entry, modification or waiver would reasonably be expected to materially and adversely affect the rights and benefits of Subscriber under this Subscription Agreement; provided that the Issuer shall not require any such consent for the entry into any arm’s-length agreement between the Issuer and an affiliate of the Sponsor contemplating the provision of customary investment banking and similar advisory services to the Issuer by such affiliate in connection with bona fide capital raising activities of the Issuer.
15.   NYSE Listing of Shares.   The Issuer shall, as promptly as practicable following the date of this Subscription Agreement, cause the aggregate number of shares of Class A common stock issuable in the Subscription (including any Warrant Shares issuable upon the exercise of the Warrants, if applicable) to be approved for listing on the NYSE.
16.   Section 16 Matters.   If, following the First Step Investment Closing, the Issuer becomes a party to a consolidation, merger or other similar transaction, or if the Issuer proposes to take or omit to take any other action under Section 6 (including granting to Subscriber or their affiliates the right to participate in any issuance of New Securities) or otherwise or if there is any event or circumstance that may result in Subscriber, its affiliates and/or the Subscriber Directors being deemed to have made a disposition or acquisition of equity securities of the Issuer or derivatives thereof for purposes of Section 16 of the Exchange Act (including the purchase by Subscriber of any securities under Section 6), and if a Subscriber Director

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is serving on the Board at such time or has served on the Board during the preceding six (6) months (i) the Board or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act will pre-approve such acquisition or disposition of equity securities of the Issuer or derivatives thereof for the express purpose of exempting Subscriber’s, its affiliates’ and such Subscriber Director’s interests (for the Subscriber and/or its affiliates, to the extent such persons may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Issuer is a party and the Class A common stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition or deemed acquisition, or disposition or deemed disposition, by Subscriber, its affiliates, and/or a Subscriber Director of equity securities of such other issuer or derivatives thereof and (C) an affiliate or other designee of Subscriber or its affiliates will serve on the board of directors (or its equivalent) of such other issuer pursuant to the terms of an agreement to which the Issuer is a party (or if Subscriber notifies the Issuer of such service a reasonable time in advance of the closing of such transactions), then if the Issuer requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Issuer or any of its subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Issuer shall require that such other issuer preapprove any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of Subscriber, its affiliates’ and such Subscriber Director (for Subscriber and/or its affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder. Notwithstanding the foregoing, the Issuer makes no representation or warranty and gives no assurance as to the adequacy of any of the foregoing actions to create any exemption under Section 16(b) of the Exchange Act.
17.   Other Business Opportunities.
17.1   The parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) Subscriber (including (A) its affiliates, (B) any portfolio company in which Subscriber or any of its affiliates have made a debt or equity investment (and vice versa) or (C) any of Subscriber’s or its affiliates’ limited partners, non-managing members or other similar direct or indirect investors) and the Subscriber Designees (collectively, the “Covered Persons”) has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Issuer or any of its subsidiaries or deemed to be competing with the Issuer or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other person, with no obligation to offer to the Issuer or any of its subsidiaries the right to participate therein; (ii) each of the Covered Persons may invest in, or provide services to, any person that directly or indirectly competes with the Issuer or any of its subsidiaries; and (iii) in the event that any of the Covered Persons acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Issuer or any of its subsidiaries, such person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Issuer or any of its subsidiaries and, notwithstanding any provision of this Subscription Agreement to the contrary, shall not be liable to the Issuer or any of its subsidiaries for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person or does not present such opportunity to the Issuer or any of its subsidiaries. For the avoidance of doubt, the parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of the Issuer or any of its subsidiaries with respect to the matters set forth herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the fullest extent permitted by law.
17.2   The Issuer hereby, to the fullest extent permitted by applicable law:
17.2.1   confirms that none of Subscriber or any of its affiliates have any duty to the Issuer or any of its subsidiaries other than the specific covenants and agreements set forth in this Subscription Agreement;

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17.2.2   acknowledges and agrees that (A) in the event of any conflict of interest between the Issuer or any of its subsidiaries, on the one hand, and any of Subscriber or any of its affiliates, on the other hand, Subscriber or its applicable affiliates may act in its best interest and (B) none of Subscriber or any of its affiliates or any Subscriber Designee acting in his or her capacity as a director of the Issuer shall be obligated (1) to reveal to the Issuer or any of its subsidiaries confidential information belonging to or relating to the business of Subscriber or any of its affiliates or (2) to take any action in its capacity as a direct or indirect stockholder of the Issuer, as the case may be, that prefers the interest of the Issuer or its subsidiaries over the interest of such person in such capacity; and
17.2.3   waives any claim or cause of action against Subscriber and any of its affiliates, and any officer, employee, agent or affiliate of any such person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 17.2.1 or Section 17.2.2.
17.3   Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 17 shall not apply to any alleged claim or cause of action against Subscriber based upon the breach or nonperformance by Subscriber of this Subscription Agreement or any other agreement to which Subscriber is a party.
18.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Study Merger Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement and (iii) June 12, 2021; provided, that nothing herein will relieve any party from liability for fraud or any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities, expenses or damages arising from such breach. The Issuer shall promptly notify Subscriber of (i) the termination of the Study Merger Agreement promptly after the termination of such agreement, and (ii) any waiver by the Issuer of any of the conditions specified in Article X of the Study Merger Agreement.
19.   Miscellaneous.
19.1   Further Assurances.   At the First Step Investment Closing and the Second Step Investment Closing, as applicable, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement. Following the date hereof, each party shall not take, and shall cause each of their respective controlled affiliates not to take, any action that would, or would reasonably be expected to, prevent, impede, interfere with, hinder or delay the other party from exercising its rights or receiving the benefits contemplated by this Subscription Agreement.
19.1.1   Each party acknowledges that the other parties will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the First Step Investment Closing and the Second Step Investment Closing, as applicable, each party agrees to promptly notify the other parties if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.
19.1.2   Each of the Issuer and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
19.1.3   The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber.

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19.1.4   Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
19.1.5   Each of Subscriber and the Issuer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable (i) to consummate the First Step Investment contemplated by this Subscription Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Study Transactions and (ii) if the Second Step Investment Notice has been delivered, to consummate the Second Step Investment contemplated by this Subscription Agreement on the terms and conditions described therein no later than the later of (A) immediately prior to the consummation of the Study Transactions and (B) the date that CFIUS Approval is obtained.
19.2   Notices.   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i)   if to Subscriber, to such address or addresses set forth on the signature page hereto;
MIH Ventures B.V.
Symphony Offices
Gustav Mahlerplein 5
1082 MS Amsterdam
Attention: Serge de Reus; Wayne Benn
Email: Serge.Reus@prosus.com; wbenn@prosus.com
with a required copy (which copy shall not constitute notice) to:
Cravath, Swaine & Moore LLP
8258 8th Avenue
New York, NY 10019
Attention: David Mercado; O. Keith Hallam III; G.J. Ligelis Jr.; Nicholas A. Dorsey
Email: dmercado@cravath.com; khallam@cravath.com; gligelisjr@cravath.com; ndorsey@cravath.com
(ii)   if to the Issuer or the Sponsor, to:
Churchill Capital Corp. II
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attention:Michael S. Klein
Telephone:212-380-7775
Email:Michael.klein@mkleinandcompany.com
with a required copy (which copy shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Ross A. Fieldston; Raphael M. Russo
Email: rfieldston@paulweiss.com; rrusso@paulweiss.com
19.3   Entire Agreement.   This Subscription Agreement, the Strategic Support Agreement and the confidentiality agreement, dated October 1, 2020, between Subscriber and the Issuer (as amended, modified and supplemented from time to time) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

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19.4   Modifications and Amendments.   This Subscription Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought and (ii) without the prior written consent of Study (with respect to this clause (ii), solely to the extent that an amendment, modification, supplement or waiver would reasonably be expected to materially and adversely affect the Issuer’s ability to consummate the Transactions); provided that any rights (but not obligations) of a party under this Subscription Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party. Further, the Issuer agrees that it will not amend Section 11.17 of the Study Merger Agreement without Subscriber’s prior written consent (not to be unreasonably withheld, conditioned or delayed) if such amendment would reasonably be expected to affect any rights and obligations of Subscriber thereunder in any manner.
19.5   Assignment.   Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of each of the other parties hereto (other than the Shares acquired hereunder, if any, and then only in accordance with this Subscription Agreement); provided that Subscriber’s rights and obligations hereunder may be assigned to any Permitted Transferee without the prior consent of the Issuer, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment; provided, further, that no assignment shall relieve the assigning party of any of its obligations hereunder, including any assignment to any fund or account managed by the same investment manager as Subscriber.
19.6   Benefit.   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.
19.7   Governing Law.   This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
19.8   Consent to Jurisdiction; Waiver of Jury Trial.   Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, provided, that if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in the U.S. District Court for the District of Delaware (together with the Court of Chancery of the State of Delaware “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum or (v) the venue of such legal proceeding is improper. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 19.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 19.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES

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ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
19.9   Severability.   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
19.10   No Waiver of Rights, Powers and Remedies.   No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
19.11   Remedies.
19.11.1   The parties agree that the irreparable damage would occur if this Subscription Agreement was not performed or the First Step Investment Closing or the Second Step Investment Closing, as applicable, is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 19.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties hereto to cause to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 19.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
19.11.2   The parties acknowledge and agree that this Section 19.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.
19.11.3   In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing

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party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.
19.12   Survival of Representations and Warranties.   All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the First Step Investment Closing and the Second Step Investment Closing, as applicable. For the avoidance of doubt, if for any reason the First Step Investment Closing does not occur prior to the consummation of the Study Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Study Transactions and remain in full force and effect.
19.13   No Broker or Finder.   Each of the Issuer and Subscriber agrees to indemnify and hold the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.
19.14   Headings and Captions.   The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
19.15   Counterparts.   This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
19.16   Construction.   The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.
19.17   Mutual Drafting.   This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.
20.   Cleansing Statement; Disclosure.
20.1   The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue a press release or file with the Commission a Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereby and by the Transactions, in each case, which shall be in form and substance reasonably acceptable to Subscriber. Subscriber shall also be entitled, following the date of this Subscription Agreement, to issue a press release disclosing all material terms of the transactions contemplated hereby, which shall be in form and substance reasonably acceptable to the Issuer. Following thereafter, subject to Section 21.2, no party shall issue or cause the publication of any press release or

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public announcement in respect of the Subscription without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed), except (i) as may be required by law or stock exchange rules or as a party deems necessary or advisable to comply with its Commission disclosure obligations or any listing agreement with any applicable stock exchange, in which case the party seeking to publish such press release or public announcement shall consult with and provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication or (ii) to the extent the contents of such release or announcement have previously been released publicly by a party or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 21.1. Notwithstanding the foregoing, without Subscriber’s prior written consent, the Issuer shall not use Subscriber’s name in any press release issued in connection with the Transactions.
20.2   Subscriber hereby consents to the publication and disclosure in (i) any Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Study Merger Agreement, the Proxy Statement or any other filing with the Commission pursuant to applicable securities laws, or the consummation of the Transactions, in each case, as and to the extent required by the federal securities laws or the Commission or any other securities authorities, (ii) any other documents or communications provided by the Issuer to any governmental authority or to securityholders of the Issuer, in each case, as and to the extent required by applicable law or the Commission or any other governmental authority, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by the Issuer or Study, a copy of this Subscription Agreement, and (iii) any registration statement registering the resale of the Shares and the Warrants, if applicable, and the Joint Proxy Statement/Prospectus (as defined in the Study Merger Agreement); provided that, in each case, the Issuer provides to Subscriber for Subscriber’s review a copy of such proposed publication or disclosure (redacted if necessary) reasonably in advance of the publication or disclosure thereof and that such proposed publication or disclosure shall be in form and substance reasonably acceptable to Subscriber. Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, the Issuer shall not, and shall use commercially reasonable efforts to cause Study not to, use or disclose the name of Subscriber or any information relating to Subscriber or this Subscription Agreement, other than to the Issuer’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Subscriber will promptly provide any information reasonably requested by the Issuer for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).
21.   Trust Account Waiver.   Notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 22 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Subscriber, in connection with this Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive

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relief, Subscriber shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.
22.   Non-Reliance.   Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Study, any of its affiliates or any of its control persons, officers, directors or employees), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer.
23.   Rule 144.   From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Issuer’s common stock and until Subscriber may sell its Shares and Warrants, if applicable, pursuant to Rule 144 without regard to the public information requirement, the Issuer agrees to:
23.1.1   make and keep public information available, as those terms are understood and defined in Rule 144;
23.1.2   file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and
23.1.3   furnish to Subscriber, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.
If the Shares and the Warrants and/or the Warrant Shares, if applicable, are eligible to be sold without restriction under, and without the Issuer being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at Subscriber’s request, the Issuer will cause its transfer agent to remove the legend described in Section 2.1.6. In connection therewith, if required by the Issuer’s transfer agent, the Issuer will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Shares and the Warrants and/or the Warrant Shares, if applicable, without any such legend; provided, that, notwithstanding the foregoing, Issuer will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.
24.   Tax Matters.
24.1   The Issuer shall be permitted to deduct and withhold U.S. withholding tax in respect of payments or distributions made to Subscriber as a result of its ownership of the Shares and the Warrants and/or the Warrant Shares, if applicable, if any; provided, the Issuer shall (i) notify Subscriber promptly but at least ten (10) Business Days prior to deducting and withholding any amount from any such payment or distribution and (ii) reasonably cooperate with Subscriber in good faith to reduce or eliminate any amounts that would otherwise be required to be deducted or withheld pursuant to this Section 23.1. The Issuer shall provide Subscriber with any information or documentation reasonably requested by Subscriber for a refund of any tax and shall otherwise assist and reasonably cooperate in any application for such a refund by Subscriber.
24.2   The Issuer agrees to provide promptly, upon the reasonable request of Subscriber and at Subscriber’s sole cost and expense, (a) a determination as to whether the Issuer is a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) and (b) in the event that the issuer is not a USRPHC (and has not been a USRPHC during the applicable period specified in Section 897(c)(1)(A) of the Code), a statement issued pursuant to U.S. Treasury Regulations Section 1.897-2(g)(1)(ii) that the Shares are not a U.S. real property interest for U.S. federal income tax purposes.

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24.3   The Issuer shall not take any action to alter its entity classification as a Subchapter C corporation for U.S. federal income tax purposes without Subscriber’s written consent.
[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
CHURCHILL CAPITAL CORP II
By:

Name:
Title:
CHURCHILL SPONSOR II, LLC
By:

Name:
Title:

A-G-31

Accepted and agreed this [•] day of October, 2020.
SUBSCRIBER:
Signature of Subscriber: By: Name: Title:	Signature of Joint Subscriber, if applicable: By: Name: Title:
Date: October [•], 2020
Name of Subscriber: (Please print. Please indicate name and capacity of person signing above)	Name of Joint Subscriber, if applicable: (Please Print. Please indicate name and capacity of person signing above)
Name in which securities are to be registered (if different from the name of Subscriber listed directly above):
Email Address:
If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Subscriber’s EIN:	Joint Subscriber’s EIN:
Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

SCHEDULE I
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
A.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.
☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.
☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***
B.
INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.
☐ We are not a natural person.

*** AND ***
C.
AFFILIATE STATUS
(Please check the applicable box) SUBSCRIBER:

☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.
This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;
☐ Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;
☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;
☐ Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;
☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;
☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;
☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;
☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;
☐ Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
☐ Any natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;
☐ Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D; or
☐ Any entity in which all of the equity owners are “accredited investors.”

Exhibit A
Strategic Support Agreement

Exhibit B
Subscriber Designees
Larry Illg
Pat Kolek

EXHIBIT H
Buyer A&R Charter Amendment
AGREED FORM
CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CHURCHILL CAPITAL CORP II
Churchill Capital Corp II (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:
1.   This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 26, 2019 (the “Certificate of Incorporation”).
2.   Section 4.1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“Section 4.1   Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [•] shares, consisting of (a) [•] shares of common stock, including (i) [•] shares of Class A common stock (the “Class A Common Stock”), (ii) 20,000,000 shares of Class B common stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (iii) 3,840,000 shares of Class C common stock (the “Class C Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).”
3.   Section 4.3(a)(i) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation and Section 9.9), the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation. For the avoidance of doubt, except as otherwise required by applicable law, holders of Class C Common Stock shall not be entitled to any voting power in respect of such shares.”
4.   Section 4.3(d) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them. The holders of shares of Class C Common Stock shall not be entitled to any distributions pursuant to this Section 4.3(d) and shall only be entitled to receive for each share of Class C Common Stock so held the Per Share Repurchase Amount pursuant to the Merger Agreement at and subject to the occurrence of the Class C Repurchase Effective Time (each such term as defined herein).

A-H-1

5.   Section 4.3 of the Certificate of Incorporation is hereby amended by adding a new subparagraph (e) to the end thereof as follows:
“(e)   Repurchase of Class C Common Stock.   Immediately following the Effective Time as defined in and pursuant to that certain Agreement and Plan of Merger, dated as of [•], 2020 (the “Merger Agreement”), by and between Software Luxembourg Holding S.A. and the Corporation (the “Class C Repurchase Effective Time”), the Corporation shall automatically and without the need for any further action by the Corporation or any holder of shares of Class C Common Stock, repurchase each share of Class C Common Stock then-outstanding for an aggregate redemption price per share of Class C Common Stock equal to (1) a cash purchase price equal to the quotient of (x) $505,000,000 divided by (y) the number of shares of Class C Common Stock then-outstanding (such amount, the “Per Share Cash Repurchase Amount”) plus (2) indebtedness to be issued or caused to be issued by the Corporation or one of its subsidiaries under the Existing Second Out Credit Agreement, as amended by the Existing Second Out Credit Agreement Amendment (in each case, as defined in the Merger Agreement), equal to the quotient of (x) $20,000,000 divided by (y) the number of shares of Class C Common Stok then-outstanding (such amount, the “Per Share Debt Repurchase Amount” and, together with the Per Share Cash Repurchase Amount, the “Per Share Repurchase Amount”), in each case, pursuant to and subject to the terms of the Merger Agreement (the “Class C Repurchase”). With respect to each share of Class C Common Stock, upon payment by or on behalf of the Corporation of the Per Share Repurchase Amount, such share of Class C Common Stock shall cease to be outstanding as of the Class C Repurchase Effective Time, any and all rights of holders of shares of Class C Common Stock shall be extinguished and such shares of Class C Common Stock shall not be reissued, sold or transferred. After the Class C Repurchase Effective Time, the Corporation shall take all necessary action to cause the shares of Class C Common Stock so repurchased to be retired and thereupon to file a certificate of retirement in accordance with Section 243 of the DGCL.”
6.   The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL and shall become effective as of [•], Eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.
7.   All other provisions of the Certificate of Incorporation shall remain in full force and effect.

A-H-2

IN WITNESS WHEREOF, the undersigned authorized officer has executed this Certificate of Amendment as of this day of [•], 2020.
CHURCHILL CAPITAL CORP II
By:

Name:
Title:

A-H-3

EXHIBIT I
Buyer Second A&R Charter
AGREED FORM
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
[•]
* * * * *

A-I-ii

AGREED FORM
The present name of the corporation is [•] (the “Corporation”). The Corporation was incorporated under the name “HORNBLOWER ACQUISITION CORP” by the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 11, 2019 (“Original Certificate”). An Amended and Restated Certificate of Incorporation, which amended the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on June 26, 2019, as amended by that certain Amendment No. 1 to the Amended and Restated Certificate of Incorporation, dated [  ] (as so amended, the “Amended Certificate”).
This Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s Amended Certificate, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
The Amended Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of [           ], 2020, by and between the Corporation and Software Luxembourg Holding S.A. (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”). As part of the transactions contemplated by the Merger Agreement (the “Merger”) and pursuant to the Amended Certificate, at the effective time of the Merger (i) all 17,250,000 shares of the Class B common stock of the Corporation were converted into shares of Class A common stock of the Corporation and (ii), immediately following the Effective Time pursuant to the Class C Repurchase (as defined below), all 3,840,000 shares of the Class C common stock of the Corporation will be repurchased by the Corporation, and, in each case, subsequently cease to be outstanding, such that, as of the effectiveness of this Certificate of Incorporation and the consummation of the Class C Repurchase, only Class A common stock remains outstanding. All Class A common stock issued and outstanding prior to the effectiveness of this Certificate of Incorporation and all Class A common stock issued as part of, or in connection with, the transactions contemplated by the Merger Agreement shall be Common Stock for all purposes of this Certificate of Incorporation.
The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:
ARTICLE I
NAME
The name of the Corporation is [•].
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201 in the City of Dover, County of Kent, 19904. The name of the registered agent of the Corporation in the State of Delaware at such address is Cogency Global Inc.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
CAPITAL STOCK
The total number of shares of all classes of stock that the Corporation shall have authority to issue is [                 ], which shall be divided into three classes as follows:
(i)
[           ] shares of Class A common stock, par value $0.0001 per share (“Common Stock”);

A-I-1

(ii)
3,840,000 shares of the Class C common stock, par value $0.0001 per share (“Class C Common Stock”); and

(iii)
10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

A.   Capital Stock.
1.   The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the number of shares constituting such series and the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock. The powers (including voting powers), preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.
2.   Each holder of record of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.
3.   Except as otherwise required by law, holders of Class C Common Stock shall not be entitled to any voting power in respect of such shares.
4.   Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).
5.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.
6.   Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. The holders of shares of Class C Common Stock shall not be entitled to any distributions pursuant to this Section IV(A)(6) and shall only be entitled to receive for each share of Class C Common Stock so held the Per Share Repurchase Amount pursuant to the Merger Agreement at and subject to the occurrence of the Class C Repurchase Effective Time.
7.   The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a

A-I-2

class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).
B.   Repurchase of Class C Common Stock.   Immediately following the Effective Time as defined in and pursuant to the Merger Agreement (the “Class C Repurchase Effective Time”), the Corporation shall automatically and without the need for any further action by the Corporation or any holder of shares of Class C Common Stock, repurchase each share of Class C Common Stock then-outstanding for an aggregate redemption price per share of Class C Common Stock equal to (1) a cash purchase price equal to the quotient of (x) $505,000,000 divided by (y) the number of shares of Class C Common Stock then-outstanding (such amount, the “Per Share Repurchase Cash Amount”) plus (2) indebtedness to be issued or caused to be issued by the Corporation or one of its subsidiaries under the Existing Second Out Credit Agreement, as amended by the Existing Second Out Credit Agreement Amendment (in each case, as defined in the Merger Agreement), equal to the quotient of (x) $20,000,000 divided by (y) the number of shares of Class C Common Stock then-outstanding (such amount, the “Per Share Repurchase Debt Amount” and, together with the Per Share Repurchase Cash Amount, the “Per Share Repurchase Amount”), in each case, pursuant to and subject to the terms of the Merger Agreement (the “Class C Repurchase”). With respect to each share of Class C Common Stock, upon payment by or on behalf of the Corporation of the Per Share Repurchase Amount, such share of Class C Common Stock shall cease to be outstanding as of the Class C Repurchase Effective Time, any and all rights of holders of shares of Class C Common Stock shall be extinguished and such shares of Class C Common Stock shall not be reissued, sold or transferred. After the Class C Repurchase Effective Time, the Corporation shall take all necessary action to cause the shares of Class C Common Stock so repurchased to be retired and thereupon to file a certificate of retirement in accordance with Section 243 of the DGCL.
ARTICLE V
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS
A.   The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and, except as set forth in Article VII and Article XI, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article V. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, any other vote that may be required from time to time by applicable law, applicable stock exchange rule or the terms of any series of Preferred Stock and, with respect to Article IX only, in addition to any vote required by that certain Subscription Agreement, dated as of October [•], 2020, by and among the Corporation and the [PIPE Holder] (the “Subscription Agreement”), no provision of Article VI, Article VII, Article IX, Article X, Article XI and this Article V may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least fifty percent (50%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.
B.   The Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, that certain Stockholders Agreement of the Corporation, dated as of October [•], 2020, by and among the Corporation, Churchill Sponsor II LLC (the “Sponsor”), the Founder Holder (as defined therein) and any other parties thereto from time to time (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), or the Subscription Agreement. The affirmative vote of the holders of at least fifty percent (50%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to amend, alter, rescind, change, add or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith; provided, however, that no Bylaw hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that was valid at the time of such act prior to the adoption of such Bylaw.

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ARTICLE VI
BOARD OF DIRECTORS
A.   Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the Stockholders Agreement, the Subscription Agreement or any certificate of designation with respect to any series of Preferred Stock, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors; provided that any determination by the Board of Directors to increase or decrease the total number of directors shall require the approval of fifty percent (50%) of the directors present at a meeting at which a quorum is present. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring immediately following the Corporation’s annual meeting of stockholders for the calendar year ended December 31, 2021, Class II directors shall initially serve for a term expiring immediately following the Corporation’s annual meeting of stockholders for the calendar year ended December 31, 2022 and Class III directors shall initially serve for a term expiring immediately following the Corporation’s annual meeting of stockholders for the calendar year ended December 31, 2023. Commencing with the annual meeting of stockholders for the calendar year ended December 31, 2021, the directors of the class to be elected at each annual meeting shall be elected for a three year term. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.
B.   Without limiting the rights of any party to the Stockholders Agreement or the rights of any party to the Subscription Agreement, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) may be filled solely and exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
C.   Without limiting the rights of any party to the Stockholders Agreement or the rights of any party to the Subscription Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time for cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.
D.   Elections of directors need not be by written ballot unless the Bylaws shall so provide.
E.   During any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to the provisions of such series of Preferred Stock, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions

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establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
ARTICLE VII
LIMITATION OF DIRECTOR LIABILITY
A.   To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.
B.   Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.
ARTICLE VIII
ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS
A.   Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors, either on his or her own initiative or at the request of stockholders that beneficially own at least twenty-five percent (25%) in voting power of all the then-outstanding shares of stock of the Corporation.
B.   An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.
ARTICLE IX
COMPETITION AND CORPORATE OPPORTUNITIES
A.   In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor, the Founder Holder, [PIPE Holder] and each of their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Sponsor, the Founder Holder, [PIPE Holder] and each of their respective Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Sponsor, the Founder Holder, [PIPE Holder], any Non-Employee Directors or each of their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

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B.   None of (i) the Sponsor, (ii) the Founder Holder, (iii) [PIPE Holder] or (iv) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) (the Persons (as defined below) identified in (i), (ii), (iii) and (iv) above, and in each case, its, his or her Affiliates, being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (2) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article IX. Subject to said Section (C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries or stockholders, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries or stockholders (or its Affiliates).
C.   The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely and exclusively in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake, and the provisions of Section (B) of this Article IX shall not apply to any such corporate opportunity. This Section (C) of this Article IX shall not affect the Corporation’s renunciation of such corporate opportunity in this Article IX or otherwise with respect to any other Identified Person.
D.   In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.
E.   For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of the Sponsor, [PIPE Holder] or the Founder Holder, any Person that, directly or indirectly, is controlled by the Sponsor, [PIPE Holder] or the Founder Holder, as applicable, controls the Sponsor, [PIPE Holder] or the Founder Holder, as applicable, or is under common control with the Sponsor, [PIPE Holder] or the Founder Holder, as applicable, and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
F.   To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

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ARTICLE X
DGCL SECTION 203 AND BUSINESS COMBINATIONS
A.   The Corporation will not be subject to Section 203 of the DGCL.
B.   Notwithstanding Section X(A), the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act (as defined below), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
1.   prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,
2.   upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or
3.   at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
C.   For purposes of this Article X, references to:
1.   “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
2.   “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
3.   “business combination,” when used in reference to the Corporation and any interested stockholder, means:
(i)   any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Article X is not applicable to the surviving entity;
(ii)   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(iii)   any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the

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Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(iv)   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(v)   any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
4.   “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
5.   “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) the Principal Stockholder or any “group” (within the meaning of Rule 13d-5 of the Exchange Act) that includes any Principal Stockholder or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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6.   “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(i)   beneficially owns such stock, directly or indirectly; or
(ii)   has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or
(iii)   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
7.   “person” means any individual, corporation, partnership, unincorporated association or other entity.
8.   “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
9.   “Principal Stockholder” means, collectively, (i) Churchill Capital Sponsor II LLC, (ii) M. Klein and Company, (iii) Michael S. Klein, and (iv) any affiliate or successor of a person referenced in clauses (i) through (iii) of this definition.
10.   “voting stock” means stock of any class or series entitled to vote generally in the election of directors.
ARTICLE XI
INDEMNIFICATION
A.   Right to Indemnification.   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) (whether or not such proceeding is initiated by or in the right of the Corporation), by reason of the fact that he or she is or was, or has agreed to become, a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation as a director, officer, employee, agent or trustee of, or in a similar capacity with, another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is an alleged action or omission in an official capacity as a director, officer, employee, agent or trustee or in any other capacity (other than a personal capacity) while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by or on behalf of such indemnitee in connection with such proceeding and appeal therefrom (hereinafter an “indemnification”); provided, however, that, except as provided in Section XI(C) with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. Any reference to an officer of the Corporation in this

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Article XI shall be deemed to refer exclusively to the Chief Executive Officer, Vice Chairman, President, Chief Financial Officer, General Counsel and Secretary of the Corporation appointed pursuant to the Bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer, other officer of the Corporation appointed by the Board of Directors pursuant to the Bylaws or other person designated by the title of “Vice President” of the Corporation, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
B.   Right to Advancement of Expenses.   In addition to the right to indemnification conferred in Section XI(A), an indemnitee shall also have the right to be paid by the Corporation the expenses incurred by the indemnitee in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article XI (which shall be governed by Section XI(C)) (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Section XI(A) and Section XI(B). As used in this Article XI, “expenses” shall include all attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a proceeding, or responding to, or objecting to, a request to provide discovery in any proceeding. Expenses also shall include expenses incurred in connection with any appeal resulting from any proceeding and any federal, state, local or foreign taxes imposed on the indemnitee as a result of the actual or deemed receipt of any payments under this Certificate of Incorporation, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by indemnitee or the amount of judgments or fines against indemnitee.
C.   Right of Indemnitee to Bring Suit.   If a claim under Section XI(A) or Section XI(B) is not paid in full by the Corporation within (i) 60 days after a written claim for indemnification has been received by the Corporation or (ii) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a

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right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.
D.   Indemnification Not Exclusive.
1.   The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article XI, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article XI, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law (common or statutory) or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action or omission in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action or omission in any other capacity.
2.   Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director or officer of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article XI, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section XI(D)(2), entitled to enforce this Section XI(D)(2).
For purposes of this Section (D)(2) of Article XI, the following terms shall have the following meanings:
(i)   The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.
(ii)   The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.
E.   Nature of Rights.   The rights conferred upon indemnitees in this Article XI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or

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repeal of this Article XI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
F.   Insurance.   The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, limited liability company, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss, incurred by it or him or her in any such capacity, or arising out of his or her status as a director, officer, employee or agent of the Corporation, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
G.   Indemnification of Employees and Agents of the Corporation.   The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
H.   Partial Indemnification.   If an indemnitee is entitled under any provision of this Article XI to indemnification by the Corporation for some or a portion of the expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by or on behalf of such indemnitee in connection with any proceeding and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify indemnitee for the portion of such expenses, liabilities and losses to which indemnitee is entitled.
I.   Savings Clause.   If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each indemnitee as to any expenses, liabilities and losses in connection with any proceeding, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article XI that shall not have been invalidated and to the fullest extent permitted by applicable law.
J.   Amendment.   No amendment, termination or repeal of this Article XI or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any indemnitee to indemnification under the provisions hereof with respect to any proceeding arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.
ARTICLE XII
MISCELLANEOUS
A.   Forum.
1.   Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation or any of their Affiliates to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation or any of their Affiliates arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation or any of their Affiliates governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). For the avoidance of doubt, this Section XII(A)(1) shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

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2.   Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
B.   Consent to Jurisdiction.   If any action the subject matter of which is within the scope of Section XII(A) above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section XII(A) above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
C.   Severability.   If any provision or provisions in the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions in the Certificate of Incorporation and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
D.   Any person (as defined in Article X) purchasing or otherwise acquiring any security of the Corporation shall be deemed to have notice of and consented to this Article XII.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, [•] has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [•] day of [•], 2020.
[•]
By:

Name:
Title:

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EXHIBIT J
Buyer A&R Bylaws
AGREED FORM
AMENDED AND RESTATED
BYLAWS
OF
[•]
(Effective [•], 2020)
* * * *
ARTICLE I
Offices
Section 1.01   Registered Office.   The registered office and registered agent of [•] (the “Corporation”) shall be as set forth in the Certificate of Incorporation (as defined below). The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent) as the board of directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require as determined by any officer of the Corporation.
ARTICLE II
Meetings of Stockholders
Section 2.01   Annual Meetings.   Annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine and state in the notice of meeting. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication, including by webcast as described in Section 2.10 of these Amended and Restated Bylaws (these “Bylaws”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.
Section 2.02   Special Meetings.   Special meetings of the stockholders may only be called in the manner provided in the Corporation’s second amended and restated certificate of incorporation as then in effect (as the same may be amended from time to time, the “Certificate of Incorporation”) and may be held either within or without the State of Delaware. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors or the Chairman of the Board of Directors.
Section 2.03   Notice of Stockholder Business and Nominations.
(A)   Annual Meetings of Stockholders.
(1)   Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in that certain Stockholders Agreement of the Corporation, dated as of October [•], 2020, by and among the Corporation, Churchill Sponsor II LLC (the “Sponsor”), the Founder Holder (as defined therein) and any other parties thereto from time to time (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), (b) as provided in that certain Subscription Agreement, dated as of October [•], 2020, by and among the Corporation and [PIPE Holder] (the “Subscription Agreement”), (c) pursuant to the Corporation’s notice of meeting (or any supplement thereto)

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delivered pursuant to Section 2.04, (d) by or at the direction of the Board of Directors or any authorized committee thereof or (e) by any stockholder of the Corporation who (i) was a stockholder of record at the time the notice provided for in this Section 2.03 was given, on the record date for the determination of stockholders of the Corporation entitled to vote at the meeting, and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) subject to Section 2.03(C)(4) and Section 2.03(C)(5), complies with the notice procedures set forth in these Bylaws as to such business or nomination. Section 2.03(A)(1)(e) shall be the exclusive means for a stockholder to make nominations (other than pursuant to Section 2.03(A)(1)(a)) and Section 2.03(A)(1)(b) or submit other business before an annual meeting of stockholders (other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
(2)   For nominations of persons for election to the Board of Directors and the proposal of other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.03(A)(1)(e), the stockholder must have given timely notice thereof in writing and otherwise in proper form in accordance with this Section 2.03(A)(2) to the Secretary of the Corporation (the “Secretary”), and, in the case of business other than nominations of persons for election to the Board of Directors, such other business must constitute a proper matter for stockholder action under applicable law. To be timely, a stockholder’s notice shall be delivered to the Secretary not earlier than the Close of Business (as defined herein) on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting nor later than the Close of Business on the 90th calendar day prior to the first anniversary of the date of the preceding year’s annual meeting (which first anniversary date shall, for purposes of the Corporation’s first annual meeting of stockholders held after the shares of the Corporation’s common stock are first publicly traded (the “First Annual Meeting”), be deemed to be [•], 2021); provided, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 70 calendar days after the anniversary date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year (other than in connection with the First Annual Meeting), notice by the stockholder to be timely must be so delivered not earlier than the Close of Business on the 120th calendar day prior to the date of such annual meeting and not later than the Close of Business on the later of the 90th calendar day prior to the date of such annual meeting or the tenth calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws. Notwithstanding anything in this Section 2.03(A)(2) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.03 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the Close of Business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.
(3)   To be in proper form, a stockholder’s notice delivered to the Secretary pursuant to this Section 2.03 must:
(a)   set forth, as to each person whom the Noticing Stockholder (as defined herein) proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person (present and for the past five years), (iii) the Ownership Information (as defined herein) for such person and any member of the immediate family of such person, or any Affiliate or Associate (as such terms are defined herein) of such person, or any person acting in concert therewith, (iv) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to

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Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (v) a complete and accurate description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings (whether written or oral) during the past three years, and any other material relationships, between or among the Holders and/or any Stockholder Associated Person (as such terms are defined herein), on the one hand, and each proposed nominee and any member of the immediate family of such proposed nominee, and his or her respective Affiliates and Associates, or others acting in concert therewith, on the other hand, including, without limitation all biographical and related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Rule 404 promulgated under Regulation S-K (the “Regulation S-K”) under the Securities Act of 1933 (the “Securities Act”) (or any successor provision), if any Holder and/or any Stockholder Associated Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;
(b)   if the notice relates to any business other than nominations of persons for election to the Board of Directors that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, (ii) the text, if any, of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and any material interest of each Holder and any Stockholder Associated Person in such business, and (iv) a description of all agreements, arrangements and understandings between each Holder and any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;
(c)   set forth, as to the stockholder giving the notice (the “Noticing Stockholder”) and the beneficial owner, if any, on whose behalf the nomination or proposal is made (collectively with the Noticing Stockholder, the “Holders” and each, a “Holder”): (i) the name and address as they appear on the Corporation’s books and records of each Holder and the name and address of any Stockholder Associated Person, (ii) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by each Holder and any Stockholder Associated Person (provided, however, that for purposes of this Section 2.03(A)(3), any such person shall in all events be deemed to beneficially own any shares of the Corporation as to which such person has a right to acquire beneficial ownership of at any time in the future), (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived, in whole or in part, from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by each Holder and any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding or relationship pursuant to which each Holder and any Stockholder Associated Person has a right to vote or has granted a right to vote any shares of any security of the Corporation, (D) any Short Interest held by each Holder and any Stockholder Associated Person presently or within the last 12 months in any security of the Corporation (for purposes of this Section 2.03 a person shall be deemed to have a “Short Interest” in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any agreement, arrangement or understanding (including any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) between and among each Holder, any Stockholder Associated Person, on the one hand, and any person acting in concert with any such person, on the other hand, with the intent or effect of which

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may be to transfer to or from any such person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation or to increase or decrease the voting power of any such person with respect to any security of the Corporation, (F) any direct or indirect legal, economic or financial interest (including Short Interest) of each Holder and any Stockholder Associated Person in the outcome of any vote to be taken at any annual or special meeting of stockholders of the Corporation or any other entity with respect to any matter that is substantially related, directly or indirectly, to any nomination or business proposed by any Holder under this Section 2.03, (G) any rights to dividends on the shares of the Corporation owned beneficially by each Holder and any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation, (H) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which any Holder and any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns any interest in a general partner or is the manager or managing member or, directly or indirectly, beneficially owns any interest in the manager or managing member of a limited liability company or similar entity, and (I) any performance-related fees (other than an asset-based fee) that each Holder and any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice (Sub-clauses (A) through (I) above of this Section 2.03(A)(3)(c)(ii) shall be referred, collectively, as the “Ownership Information”), (iii) a representation by the Noticing Stockholder that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, will continue to be a stockholder of record of the Corporation entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation as to whether any Holder and/or any Stockholder Associated Person intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such proposal or nomination, (v) a certification that each Holder and any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation, (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (vii) a representation as to the accuracy of the information set forth in the notice and (viii) with respect to each person nominated for election to the Board of Directors, include a completed and signed questionnaire, representation and agreement and any and all other information required by Section 2.03(D).
(4)   A Noticing Stockholder shall further update and supplement its notice of any nomination or other business proposed to be brought before a meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.03(A) shall be true and correct (a) as of the record date for the meeting and (b) as of the date that is 15 calendar days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. Such update and supplement shall be delivered to the Secretary not later than three Business Days (as defined herein) after the later of the record date or the date notice of the record date is first publicly announced (in the case of the update and supplement required to be made as of the record date for the meeting) and not later than seven Business Days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the meeting), or any adjournment, recess, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof).
(5)   The Corporation may also, as a condition to any such nomination or business being deemed properly brought before an annual meeting, require any Holder or any proposed nominee to deliver to

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the Secretary, within five Business Days of any such request, such other information as may reasonably be requested by the Corporation, including such other information as may be reasonably required by the Board of Directors, in its sole discretion, to determine (a) the eligibility of such proposed nominee to serve as a director of the Corporation, (b) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (c) such other information that the Board of Directors determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
(B)   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting under Section 2.02. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(C)   General.
(1)   Except as provided in Section 2.03(C)(4) and Section 2.03(C)(5), only such persons who are nominated in accordance with the procedures set forth in this Section 2.03, or the Stockholders Agreement or the Subscription Agreement, shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at an annual or special meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants and on stockholder approvals; and (vi) restricting the use of cell phones, audio or video recording devices and similar devices at the meeting. The chairman of the meeting’s rulings on procedural matters shall be final. Notwithstanding the foregoing provisions of this Section 2.03, unless otherwise required by law, if the Noticing Stockholder (or a qualified representative thereof) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.03, to be considered a qualified representative of the Noticing Stockholder, a person must be a duly authorized officer, manager or partner of such Noticing Stockholder or must be authorized by a writing executed by such Noticing Stockholder or an electronic transmission delivered by such Noticing Stockholder to act for such Noticing Stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Unless

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and to the extent determined by the Board of Directors or the chairman of the meeting, the meeting of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
(2)   For purposes of these Bylaws,
(a)   “Affiliate” shall mean, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Corporation or any of its subsidiaries be considered an Affiliate of any portfolio company (other than the Corporation and its subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Corporation nor shall any portfolio company (other than the Corporation and its subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Corporation be considered to be an Affiliate of the Corporation or its subsidiaries.
(b)   “Associate(s)” shall have the meaning attributed to such term in Rule 12b-2 under the Exchange Act and the rules and regulations promulgated thereunder.
(c)   “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, NY are authorized or obligated by law or executive order to close.
(d)   “Close of Business” shall mean 5:00 p.m. local time at the principal executive offices of the Corporation, and if an applicable deadline falls on the Close of Business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the Close of Business on the immediately preceding Business Day.
(e)   “delivery” of any notice or materials by a stockholder as required to be “delivered” under this Section 2.03 shall be made by both (i) hand delivery, overnight courier service, or by certified or registered mail, return receipt required, in each case, to the Secretary at the principal executive offices of the Corporation, and (ii) electronic mail to the Secretary at [•] or such other email address for the Secretary as may be specified in the Corporation’s proxy statement for the annual meeting of stockholders immediately preceding such delivery of notice or materials.
(f)   “person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
(g)   “public announcement” shall mean any method (or combination of methods) of disclosure that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public or the furnishing or filing of any document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
(h)   “Stockholder Associated Person” shall mean as to any Holder (i) any person acting in concert with such Holder, (ii) any person controlling, controlled by or under common control with such Holder or any of their respective Affiliates and Associates, or person acting in concert therewith and (iii) any member of the immediate family of such Holder or an affiliate or associate of such Holder.
(3)   Notwithstanding the foregoing provisions of this Section 2.03, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.03; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 2.03(A)

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and Section 2.03(B). Nothing in these Bylaws shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any other applicable federal or state securities law with respect to that stockholder’s request to include proposals in the Corporation’s proxy statement, or (b) the holders of any class or series of stock having a preference over the Common Stock (as defined in the Certificate of Incorporation) as to dividends or upon liquidation to elect directors under specified circumstances.
(4)   Notwithstanding anything to the contrary contained in this Section 2.03, for as long as the Stockholders Agreement remains in effect with respect to the Sponsor, the Sponsor’s board designation rights shall not be subject to the notice procedures set forth in Section 2.03(A)(2), Section 2.03(A)(3), Section 2.03(A)(4), Section 2.03(A)(5), Section 2.03(B) or Section 2.03(D) with respect to any annual or special meeting of stockholders in respect of any matters that are contemplated by the Stockholders Agreement.
(5)   Notwithstanding anything to the contrary contained in this Section 2.03, for as long as the Subscription Agreement remains in effect with respect to [PIPE Holder], [PIPE Holder]’s board designation rights shall not be subject to the notice procedures set forth in Section 2.03(A)(2), Section 2.03(A)(3), Section 2.03(A)(4), Section 2.03(A)(5), Section 2.03(B) or Section 2.03(D) with respect to any annual or special meeting of stockholders in respect of any matters that are contemplated by the Subscription Agreement.
(D)   Submission of Questionnaire; Representation and Agreement.   To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to Section 2.03(A)(1)(e), a proposed nominee must deliver in writing (in accordance with the time periods prescribed for delivery of notice under this Section 2.03) to the Secretary (1) a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request), (2) an irrevocable, contingent resignation to the Board of Directors, in a form acceptable to the Board of Directors, and (3) a written representation and agreement (in the form provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such request) that such person (a) is not and will not become a party to (i) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable rules of the exchanges upon which the securities of the Corporation are listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation and (d) in such person’s individual capacity and on behalf of any Holder on whose behalf the nomination is being made, intends to serve a full term if elected as a director of the Corporation.
Section 2.04   Notice of Meetings.   Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, in the manner provided in Section 232 of the DGCL, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically by the Secretary of the Corporation to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any

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meeting shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
Section 2.05   Quorum.   Unless otherwise required by law, the Certificate of Incorporation or the rules of any stock exchange upon which the Corporation’s securities are listed, the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.
Section 2.06   Voting; Proxies.   Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided by applicable law, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Unless required by the Certificate of Incorporation or applicable law, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence and subject to the Certificate of Incorporation, all elections of directors shall be determined by a plurality of the votes cast in respect of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Section 2.07   Chairman of Meetings.   The Chairman of the Board of Directors (the “Chairman of the Board”), if one is elected, or, in his or her absence or disability or refusal to act, the Chief Executive Officer of the Corporation (the “Chief Executive Officer”), or in the absence, disability or refusal to act of the Chairman of the Board and the Chief Executive Officer, a person designated by the Board of Directors shall be the chairman of the meeting and, as such, preside at all meetings of the stockholders.
Section 2.08   Secretary of Meetings.   The Secretary shall act as secretary at all meetings of the stockholders. In the absence, disability or refusal to act of the Secretary, the chairman of the meeting shall appoint a person to act as secretary at such meetings.
Section 2.09   Adjournment.   At any meeting of stockholders of the Corporation, if less than a quorum be present, the chairman of the meeting or stockholders holding a majority in voting power of the shares of stock of the Corporation, present in person or by proxy and entitled to vote thereon, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled

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to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting.
Section 2.10   Remote Communication.   If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:
(A)   participate in a meeting of stockholders and
(B)   be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that
(1)   the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;
(2)   the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings and
(3)   if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
Section 2.11   Inspectors of Election.   The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented and the number of votes entitled to be cast, in each case at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (v) certify their determination of the number of shares of capital stock of the Corporation represented and the number of votes entitled to be cast, in each case at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.
ARTICLE III
Board of Directors
Section 3.01   Powers.   Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not, by the DGCL or the Certificate of Incorporation, directed or required to be exercised or done by the stockholders.
Section 3.02   Number and Term; Chairman.   Subject to the Certificate of Incorporation, the Stockholders Agreement and the Subscription Agreement, the total number of directors shall be determined

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from time to time exclusively by resolution adopted by the Board of Directors; provided that any determination by the Board of Directors to increase or decrease the total number of directors shall require the approval of fifty percent (50%) of the directors present at a meeting at which a quorum is present. The term of each director shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders. The Board of Directors shall elect a Chairman of the Board, who shall have the powers and perform such duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe. The Chairman of the Board shall preside at all meetings of the Board of Directors at which he or she is present. If the Chairman of the Board is not present at a meeting of the Board of Directors, the Chief Executive Officer (if the Chief Executive Officer is a director and is not also the Chairman of the Board) shall preside at such meeting, and, if the Chief Executive Officer is not present at such meeting or is not a director, a majority of the directors present at such meeting shall elect one of their members to preside over such meeting.
Section 3.03   Resignations.   Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President of the Corporation (the “President”) or the Secretary. The resignation shall take effect at the time or the happening of any event specified therein, and if no time or event is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.
Section 3.04   Removal.   Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.
Section 3.05   Vacancies and Newly Created Directorships.   Except as otherwise provided by law and subject to the Stockholders Agreement and the Subscription Agreement, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
Section 3.06   Meetings.   Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer, the President or the Chairman of the Board, and shall be called by the Chief Executive Officer, the President or the Secretary if directed by the Board of Directors and shall be at such places and times as they or he or she shall fix. Notice need not be given of regular meetings of the Board of Directors. At least 24 hours before each special meeting of the Board of Directors, either written notice, notice by electronic transmission or oral notice (either in person or by telephone) of the time, date and place of the meeting shall be given to each director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.
Section 3.07   Quorum, Voting and Adjournment.   Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, a majority of the total number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.
Section 3.08   Committees; Committee Rules.   The Board of Directors may designate one or more committees, including but not limited to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each such committee to consist of one or more of the directors of the Corporation and to include representatives, in the amount specified in the Stockholders Agreement, appointed by the Sponsor in accordance with the terms and subject to the conditions of the Stockholders Agreement (subject to applicable laws and stock exchange regulations, and unless waived by the Sponsor in its sole discretion). The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. Any such

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committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.
Section 3.09   Action Without a Meeting.   Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission. The writing or writings or electronic transmission or transmissions shall be filed in the minutes of proceedings of the Board of Directors in accordance with applicable law.
Section 3.10   Remote Meeting.   Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute presence in person at such meeting.
Section 3.11   Compensation.   The Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Section 3.12   Reliance on Books and Records.   A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
ARTICLE IV
Officers
Section 4.01   Number.   The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary, each of whom shall be elected by the Board of Directors and who shall hold office for such terms as shall be determined by the Board of Directors and until their successors are elected and qualify or until their earlier resignation or removal. In addition, the Board of Directors may elect one or more Vice Chairmen and Vice Presidents, including one or more Executive Vice Presidents or Senior Vice Presidents, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their respective offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. Any number of offices may be held by the same person.

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Section 4.02   Other Officers and Agents.   The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors.
Section 4.03   Chief Executive Officer.   The Chief Executive Officer shall have general executive charge, management, and control of the business and affairs of the Corporation in the ordinary course of its business, with all such powers as may be reasonably incident to such responsibilities or that are delegated to him or her by the Board of Directors. If the Board of Directors has not elected a Chairman of the Board or in the absence, inability or refusal to act of such elected person to act as the Chairman of the Board, the Chief Executive Officer shall exercise all of the powers and discharge all of the duties of the Chairman of the Board, but only if the Chief Executive Officer is a director of the Corporation. He or she shall have power to sign all contracts and other instruments of the Corporation and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.
Section 4.04   Vice Chairman.   The Vice Chairman of the Corporation shall perform all duties as customarily pertain to that office, with all such powers with respect to such management and control as may be reasonably incident to such responsibilities or that are delegated to him or her by the Board of Directors. The Vice Chairman of the Corporation shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision of all of the other officers, employees and agents of the Corporation.
Section 4.05   President.   The President shall have general responsibility for the management and control of the operations of the Corporation and shall perform all duties, with all such powers with respect to such management and control as may be reasonably incident to such responsibilities or that are delegated to him or her by the Board of Directors. The President shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision of all of the other officers (other than the Chief Executive Officer), employees and agents of the Corporation.
Section 4.06   Vice Presidents.   Each Vice President, if any are elected, of whom one or more may be designated an Executive Vice President or Senior Vice President, shall have such powers and shall perform such duties as shall be assigned to him or her by the Chief Executive Officer, the President or the Board of Directors.
Section 4.07   Treasurer.   The Treasurer, if any is elected, shall have custody of the corporate funds, securities, evidences of indebtedness and other valuables of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors or its designees selected for such purposes. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers therefor. The Treasurer shall render to the Chief Executive Officer, the President and the Board of Directors, upon their request, a report of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.
In addition, the Treasurer shall have such further powers and perform such other duties incident to the office of Treasurer as from time to time are assigned to him or her by the Chief Executive Officer, the President or the Board of Directors.
Section 4.08   Secretary.   The Secretary shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept properly; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Chief Executive Officer, the President or the Board of Directors.
Section 4.09   Assistant Treasurers and Assistant Secretaries.   Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of

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the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Chief Executive Officer, the President or the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Chief Executive Officer, the President or the Board of Directors.
Section 4.10   Corporate Funds and Checks.   The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors or its designees selected for such purposes. All checks or other orders for the payment of money shall be signed by the Chief Executive Officer, the President, a Vice President, the Treasurer or the Secretary or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.
Section 4.11   Contracts and Other Documents.   The Chief Executive Officer, the President and the Secretary, or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority in the premises by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.
Section 4.12   Ownership of Stock of Another Corporation.   Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.
Section 4.13   Delegation of Duties.   In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.
Section 4.14   Resignation and Removal.   Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors. Any officer may resign at any time in the same manner prescribed under Section 3.03 of these Bylaws.
Section 4.15   Vacancies.   The Board of Directors shall have the power to fill vacancies occurring in any office.
ARTICLE V
Stock
Section 5.01   Shares With Certificates.
The shares of stock of the Corporation shall be uncertificated and shall not be represented by certificates, except to the extent as may be required by applicable law or as otherwise authorized by the Board of Directors.
If shares of stock of the Corporation shall be certificated, such certificates shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two authorized officers of the Corporation (it being understood that each of the Chief Executive Officer, the Vice Chairman, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary, and any Assistant Secretary of the Corporation shall be an authorized officer for such purpose), certifying the number and class of shares of stock of the Corporation owned by such holder. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation. With respect to all

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uncertificated shares, the name of the holder of record of such uncertificated shares represented, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.
Section 5.02   Shares Without Certificates.   If the Board of Directors chooses to issue shares of stock without certificates, the Corporation, if required by the DGCL, shall, within a reasonable time after the issue or transfer of shares without certificates, send the stockholder a statement of the information required by the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided that the use of such system by the Corporation is permitted in accordance with applicable law.
Section 5.03   Transfer of Shares.   Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof (to the extent evidenced by a physical stock certificate) to the person in charge of the stock and transfer books and ledgers. Certificates representing such shares, if any, shall be cancelled and new certificates, if the shares are to be certificated, shall thereupon be issued. Shares of capital stock of the Corporation that are not represented by a certificate shall be transferred in accordance with any procedures adopted by the Corporation or its agent and applicable law. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. The Corporation shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.
Section 5.04   Lost, Stolen, Destroyed or Mutilated Certificates.   A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.
Section 5.05   List of Stockholders Entitled To Vote.   The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten days prior to the meeting (a) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 5.05 or to vote in person or by proxy at any meeting of stockholders.
Section 5.06   Fixing Date for Determination of Stockholders of Record.
(A)   In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date,

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which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
(B)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
(C)   Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
Section 5.07   Registered Stockholders.   Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock or notification to the Corporation of the transfer of uncertificated shares with a request to record the transfer of such share or shares, the Corporation may treat the registered owner of such share or shares as the person entitled to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner of such share or shares. To the fullest extent permitted by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.
ARTICLE VI
Notice and Waiver of Notice
Section 6.01   Notice.   If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Other forms of notice shall be deemed given as provided in the DGCL. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
Section 6.02   Waiver of Notice.   A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for

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which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.
ARTICLE VII
Miscellaneous
Section 7.01   Electronic Transmission.   For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
Section 7.02   Corporate Seal.   The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.
Section 7.03   Fiscal Year.   The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.
Section 7.04   Section Headings.   Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.
Section 7.05   Inconsistent Provisions.   In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
Section 7.06   [Intentionally Omitted].
Section 7.07   Severability.   If any provision or provisions in these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions in these Bylaws and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any security of the Corporation shall be deemed to have notice of and consented to this Section 7.07.
ARTICLE VIII
Amendments
Section 8.01   Amendments.   The Board of Directors is authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation, the Stockholders Agreement or the Subscription Agreement. Notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock (as defined in the Certificate of Incorporation)), these Bylaws or applicable law, the affirmative vote of the holders of at least fifty percent (50%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of these Bylaws (including, without limitation, this Section 8.01) or to adopt any provision inconsistent herewith.
[Remainder of Page Intentionally Left Blank]

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EXHIBIT K
Form of Letter of Transmittal
AGREED FORM
Software Luxembourg Holding S.A.
LETTER OF TRANSMITTAL
Cancellation of Company Shares in consideration for issuance of Buyer Class A Common Stock and Buyer Class C Common Stock
IMPORTANT — PLEASE READ THE FOLLOWING LETTER
AND THE INSTRUCTIONS CAREFULLY BEFORE SIGNING
THE ENCLOSED LETTER OF TRANSMITTAL
YOU MUST EXECUTE AND DELIVER THIS LETTER OF TRANSMITTAL IN ORDER TO RECEIVE YOUR PORTION OF THE AGGREGATE MERGER CONSIDERATION DESCRIBED BELOW.
Ladies and Gentlemen:
The enclosed Letter of Transmittal is being delivered in connection with the planned merger (the “Merger”) of Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (the “Company”), with and into Churchill Capital Corp II, a Delaware corporation (“Buyer”), pursuant to that certain Agreement and Plan of Merger, dated as of October [•], 2020, by and between Buyer and the Company (as may be amended from time to time, the “Merger Agreement”), the General Corporation Law of the State of Delaware (the “DGCL”), the provisions of Directive 2017/1132 regarding certain aspects of company law issued by the European Parliament and Council on 14 June 2017, which was transposed into Luxembourg law via Articles 1020-1 et seq. of the Law of 10 August 1915 regarding commercial companies, as amended, and a joint merger proposal governed by the laws of the Grand Duchy of Luxembourg (the “Joint Merger Proposal”). Capitalized terms used and not defined in this letter have the respective meanings ascribed to them in the Merger Agreement. Copies of the Merger Agreement and the Joint Merger Proposal are attached as exhibits to the Joint Proxy Statement/Prospectus that is enclosed herewith. As a result of the Merger, at the Effective Time, by virtue of the Merger and without any further action on the part of any party or the holders of any securities of Buyer or the Company, each Company Share (other than Excluded Shares), including the undersigned’s Company Shares listed in Box B of the enclosed Letter of Transmittal, will automatically be canceled in exchange for the right to receive as, if, and when payable pursuant to ARTICLE II of the Merger Agreement and in accordance with and subject to the terms of the Merger Agreement, the applicable Per Share Merger Consideration. The aggregate Per Share Merger Consideration shall comprise of (i) 24,000,000 shares of Buyer Class A Common Stock and 3,840,000 shares of Buyer Class C Common Stock, in each case, with respect to the Company Class A Shares and (ii) 4,500,000 shares of Buyer Class A Common Stock with respect to the Company Class B Shares, in each case in accordance with and subject to the terms of the Merger Agreement (the “Merger Consideration”). Immediately following the Effective Time, and without any further action on the part of any party or the holders of any securities of Buyer or the Company, Buyer will redeem all shares of Buyer Class C Common Stock issued to the holders of Company Class A Shares in connection with the Merger (the “Class C Common Stock Redemption”) for an aggregate redemption price of (a) $505,000,000 to be distributed by the Exchange Agent and (b) Term Loans (as defined in and issued pursuant to the Existing Second Out Credit Agreement, as amended by the Existing Second Out Credit Agreement Amendment), in the aggregate principal amount equal to the sum of $20,000,000, issued by certain Subsidiaries of the Surviving Corporation (the “New Term Loans”), in each case, pro rata among the holders of such shares of Buyer Class C Common Stock issued in connection with the Merger.

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No payment or distribution of Buyer Shares shall be made with respect to any Company Shares until (i) your delivery of a duly completed and validly executed Letter of Transmittal to [•] (the “Exchange Agent”), (ii) the Merger has been approved by the shareholders of each of the Parties and (iii) the Merger has become unconditional, in each case, in accordance with the Merger Agreement and the Joint Merger Proposal. The undersigned understands that payment for Company Shares, as applicable, will be made as promptly as practicable after (x) the execution and delivery of this Letter of Transmittal and the other documentation effecting the surrender of your Company Shares is made in acceptable form and (y) the Closing of the Merger. For the purpose of this letter, “Existing Second Out Credit Agreement” shall mean that certain Senior Secured Second Out Term Loan Credit Agreement, dated as of August 27, 2020, by and among Software Luxembourg Intermediate S.à r.l., as holding, Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, the lenders from time to time party thereto and Wilmington Savings Fund Society FSB, as the administrative agent and collateral agent. and the “Existing Second Out Credit Agreement Amendment” shall mean that certain Amendment No. 1 to the Existing Second Out Credit Agreement, dated as of [•], 2020, by and among Software Luxembourg Intermediate S.à r.l., as holding, Software Luxembourg Intermediate S.à r.l., as the parent borrower, the other borrower party thereto, and the lenders party thereto constituting the “Required Lenders” thereunder.
In the event the Merger Agreement is validly terminated in accordance with its terms and the Closing does not occur, the Company Shares shall not be canceled in exchange for the right to receive the Merger Consideration (and, to the extent applicable, any amount in respect of the Class C Common Stock Redemption) and the enclosed Letter of Transmittal, this letter and the representations, warranties, covenants and agreements contained herein shall be deemed null and void.
By signing the enclosed Letter of Transmittal, you hereby waive, as of the Effective Time, any rights with respect to any Company Shares described in Box B of the enclosed Letter of Transmittal, except for the right to receive your applicable portion of the Merger Consideration (and, following the Effective Time, to the extent applicable, any amount in respect of the Class C Common Stock Redemption), in accordance with and subject to the terms of the Merger Agreement.
By signing the enclosed Letter of Transmittal, (a) to the extent you receive any shares of Buyer Class C Common Stock as part of your applicable portion of the Merger Consideration, you hereby irrevocably constitute and appoint the Exchange Agent as your true and lawful agent and attorney-in-fact with respect to such shares of Buyer Class C Common Stock, with full power of substitution, among other things, to cause your shares of Buyer Class C Common Stock to be redeemed by the Surviving Corporation in accordance with and subject to the terms of the Merger Agreement and (b) you agree that, upon the issuance of the New Term Loans, you (i) shall be deemed to be a “Lender” as defined in the Existing Second Out Credit Agreement, (ii) agree to be bound as a “Lender” by all of the terms, provisions and conditions contained in the Existing Second Out Credit Agreement and the other Credit Documents (as defined therein), (iii) agree to perform all of the obligations that are required to be performed by it as such under the Existing Second Out Credit Agreement and the other Credit Documents, (iv) shall be entitled to the benefits, rights and remedies as set forth in the Existing Second Out Credit Agreement and (v) agree to provide any additional documentation to evidence your status as a “Lender” or as required to be delivered by it pursuant to the terms of the Existing Second Out Credit Agreement or the other Credit Documents.
By signing the enclosed Letter of Transmittal, you hereby represent and warrant that you have full power and authority to submit, sell, assign and transfer the Company Shares listed in Box B of the enclosed Letter of Transmittal and that you, immediately prior to the Effective Time, had good and unencumbered title thereto, free and clear of all Liens, restrictions, charges and encumbrances (other than, to the extent that you are a signatory to any Company Support Agreement, pursuant thereto) and not subject to any adverse claims. You will, upon request, execute and deliver any additional documents reasonably requested by the Company, Buyer or the Exchange Agent that are necessary in connection with the surrender and cancellation of your Company Shares and the distribution of your applicable portion of the Merger Consideration.
By signing the enclosed Letter of Transmittal, you hereby represent and warrant that (i) you have had the opportunity to receive, read and understand the Merger Agreement and (ii) you have been given adequate opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents.

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By signing the enclosed Letter of Transmittal, you acknowledge that under U.S. federal income tax law, you may be subject to backup withholding tax on any cash paid to you in connection with the Merger and the Class C Common Stock Redemption, and that failure to provide a properly completed and signed Internal Revenue Service (“IRS”) Form W-9 or the appropriate version of IRS Form W-8, as applicable, may result in backup withholding on any applicable payments made to you. You should consult your own tax advisor to determine whether you are exempt from these backup withholding tax requirements and to determine the proper form to be used to avoid backup withholding tax.
Additionally, in order to receive payments with respect to the New Term Loans, you must complete the deliver the administrative questionnaire attached hereto as Exhibit A and provide one of the following tax forms prior to such payment: W-9: Revised October 2018, W-8BEN-E: Revised July 2017, W-8IMY: Revised June 2017, W-8EXP: Revised July 2017 or W-8ECI: Revised July 2017.
The administrative questionnaire and tax forms will be forwarded to the administrative agent under the Existing Second Out Credit Agreement.
By signing the enclosed Letter of Transmittal, you acknowledge that Buyer, the Company, the Surviving Corporation and/or the Exchange Agent may withhold certain amounts from any amounts otherwise deliverable or payable to you under the Merger Agreement that may be required to be withheld under applicable Tax laws or other Laws, and that such withheld amounts shall be treated for all purposes under the Merger Agreement and the enclosed Letter of Transmittal as paid to the person(s) in respect of which such withholding was made.
By signing the enclosed Letter of Transmittal, you hereby represent and warrant that the mailing address, wire transfer information or information provided for special payment/delivery, as applicable, set forth in the enclosed Letter of Transmittal is true, correct and complete and, notwithstanding any limitations in the Merger Agreement, you hereby agree to indemnify and hold harmless Buyer, the Company, the Surviving Corporation, and their respective Affiliates, agents and Representatives from any claims by any person, including you, as to the delivery of the Company Shares (to the extent that the concept of “delivery” of the Company Shares is applicable under the Laws of the State of Delaware, and it being understood that the Luxembourg Companies’ Law does not require a “delivery” of the Company Shares in the context or as a result of the Merger) to such mailing address or bank account or pursuant to such special payment/delivery instructions, as applicable, of any amounts to be paid to you, or on your behalf, in respect of your Company Shares (and, to the extent applicable, any Buyer Class C Common Stock). It is your obligation to notify the Exchange Agent of any change to the address, wire instructions or special payment/delivery instructions set forth herein.
By signing the enclosed Letter of Transmittal, you understand that your receipt of your applicable portion of the Merger Consideration (and, to the extent applicable, any amount in respect of the Class C Common Stock Redemption) shall be conditioned upon, and shall not occur unless and until, the Exchange Agent has received the enclosed Letter of Transmittal, duly completed and signed, together with all accompanying evidences of authority in form reasonably satisfactory to Buyer and any other required documents. By signing the enclosed Letter of Transmittal, you agree that, to the extent applicable, delivery of the Company Shares will be effected, and the risk of loss and title to such Company Shares will pass, only upon proper delivery thereof to the Exchange Agent. All questions as to validity, form and eligibility of any transfer of Company Shares hereunder, to the extent applicable, will be made by the reasonable determination of Buyer in consultation with the Company (which may delegate power in whole or in part to the Exchange Agent), which reasonable determination shall be final and binding on all parties. The Exchange Agent shall promptly take reasonable action to inform you of any defects that it is (in consultation with the Company and Buyer) unwilling to waive and may, but shall not be required to, take reasonable action to assist you to correct any such defects. You hereby covenant and agree that upon request, you will execute, complete and deliver any additional documents reasonably deemed by the Exchange Agent to be necessary to complete the proper transfer of your Company Shares (and, to the extent applicable, redemption of any Buyer Class C Common Stock immediately thereafter) in accordance with the terms and conditions of the Merger Agreement and this letter and the enclosed Letter of Transmittal.
If there is a conflict between any provision of this letter and/or the enclosed Letter of Transmittal and a provision in the Merger Agreement, each of this letter and/or the enclosed Letter of Transmittal and the

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Merger Agreement is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but to the extent, and only to the extent, of such conflict, the provision of the Merger Agreement shall control unless specifically provided otherwise therein.
You hereby acknowledge and agree that, subject to adjustment in accordance with the Merger Agreement, (i) each of Buyer and the Surviving Corporation can rely on the definition of each of (a) “Class A First Lien Exchange Ratio”, (b) “Class A Second Lien Exchange Ratio” and (c) “Class C Exchange Ratio” as set forth on Exhibit A of the Merger Agreement as setting forth an accurate formula for calculating the Per Share Merger Consideration in the aggregate and shall have no liability for any errors or omissions therein, (ii) you irrevocably waive and release and covenant not to sue Buyer, the Company, the Surviving Corporation and their respective Affiliates from any and all liabilities arising from or related to the allocation of the Per Share Merger Consideration and any other amounts payable to you pursuant to the Merger Agreement (other than with respect to any liability arising from or related to you not receiving your applicable portion of the Merger Consideration or any other amounts payable to you in accordance with the Merger Agreement, in each case, following the satisfaction of all applicable requirements set forth herein and in the Merger Agreement) and (iii) in the event of a conflict between any provision of this letter and/or the enclosed Letter of Transmittal and the Merger Agreement, the Merger Agreement shall control unless specifically provided otherwise therein.
You hereby acknowledge and agree that by signing the enclosed Letter of Transmittal, in connection with and contingent upon the consummation of the Merger, you agree to, and consent to the termination in accordance with its terms of, that certain Shareholders’ Agreement, dated as of August 27, 2020 (the “Shareholders’ Agreement”), by and among the Company and all shareholders of the Company party thereto, effective as of the Effective Time. For the avoidance of doubt, the termination of the Shareholders’ Agreement is conditional upon the Closing and effective as of the Effective Time.
You hereby acknowledge and agree that during the period commencing on the Closing Date and continuing to and including the date that is 180 days following the Closing Date (the “Lock-Up Period”), you shall not Transfer any Buyer Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive Buyer Common Stock, or any interest in any of the foregoing, whether now owned or hereinafter acquired, are owned directly by you (including holding as a custodian) or with respect to which you have beneficial ownership within the rules and regulations of the Securities and Exchange Commission (the “Commission”) (collectively, the “covered shares”). For purposes of this paragraph, “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b). The foregoing restriction is expressly agreed to preclude you from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the covered shares even if such covered shares would be disposed of by someone other than you. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the covered shares or with respect to any security that includes, relates to, or derives any significant part of its value from such covered shares. Notwithstanding the foregoing, you may Transfer covered shares (i) by will or intestacy, (ii) as a bona fide gift or gifts, including to charitable organizations, (iii) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this paragraph, “immediate family” shall mean any relationship by blood, current or former marriage or adoption, not more remote than first cousin), (iv) to any immediate family member or other dependent, (v) as a distribution to your limited partners, members or stockholders, (vi) to your Affiliated investment fund or another Affiliated entity you or your Affiliates control or manage, (vii) to a nominee or custodian of a person to whom a disposition or transfer would be permissible under clauses (i) through (vi) above, (viii) pursuant to an order or decree of a governmental authority, (ix) pursuant to a bona fide third-party tender offer, merger, consolidation or other

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similar transaction in each case made to all holders of the covered shares involving a change of control transaction (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, your shares of Buyer Common Stock shall remain subject to the provisions of this paragraph, (x) to Buyer for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares or the vesting of any restricted stock awards granted by Buyer pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the Lock-Up Period, in each case on a “cashless” or “net exercise” basis, where any shares you receive upon any such exercise or vesting will be subject to the terms of this paragraph, or (xi) with the prior written consent of Buyer; provided that, in the case of each transfer or distribution pursuant to clauses (ii) through (vii) above, (I) each donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth in this paragraph; and (II) any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (A) equity interests of such transferee or (B) such transferee’s interests in the transferor. For the purpose of this paragraph, “Affiliate” shall mean, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise. You hereby agree and consent to the entry of stop transfer instructions with Buyer’s transfer agent and registrar against the transfer of the covered shares except in compliance with the foregoing restrictions and to the addition of a legend to your shares of Buyer Common Stock describing the foregoing restrictions.
Effective from and after the Effective Time, in accordance with the Merger Agreement, except to the extent otherwise set forth herein, you, on behalf of yourself and your past, present or future heirs, executors, administrators, predecessors-in-interest, successors, permitted assigns, equityholders, general or limited partners, Affiliates and Representatives (including, in each case, their past, present or future officers and directors) (each, a “Releasing Party”), hereby knowingly, voluntarily, irrevocably, unconditionally and forever acquits, releases and discharges, and covenants not to sue Buyer, the Company, the Surviving Corporation, their respective predecessors, successors, parents, subsidiaries and other Affiliates and their respective past, present or future owners, managers, members, general or limited partners, shareholders, fiduciaries (in their official and individual capacities), and Representatives (in their capacities as such) (each, a “Released Party” and, collectively, the “Released Parties”), from any and all liabilities, penalties, fines, judgments (at equity or at law, including statutory and common) and other losses (including damages, asserted or unasserted, express or implied, foreseen or unforeseen, suspected or unsuspected, known or unknown, matured or unmatured, contingent or vested, liquidated or unliquidated, of any kind or nature or description whatsoever), in all cases, solely in respect of your Company Shares in the period commencing at the date on which you acquired your Company Shares and ending at the Effective Time (collectively, the Released Matters”); provided, that nothing contained herein shall constitute a release of claims or any other matter other than the Released Matters. This paragraph is for the benefit of the Released Parties and shall be enforceable by any of them directly against the Releasing Parties.
To the extent you are entitled to dissent or exercise appraisal of your shares pursuant to applicable Law, by submission of this Letter of Transmittal you on behalf of yourself and each of the Releasing Parties (i) forever waive all dissenter’s and appraisal rights of such shares pursuant to any applicable Law, (ii) withdraw any written objections to the Merger and/or demands for appraisal, (iii) agree that the fair value of such shares is not more than the consideration payable pursuant to the Merger, and (iv) agree that the Company accept such withdrawal, if any, with respect to such shares, including, but not limited to, any such rights granted pursuant to any voting trust, shareholders agreement or other similar arrangement entered into by you or the Releasing Parties.
You hereby acknowledge California Civil Code Section 1542 (“Section 1542”) and any similar statutes, which states as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

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Having read and understood Section 1542, you hereby waive the provisions of said statutes and assume all risks for claims heretofore or hereinafter arising, known or unknown, against any of the Released Parties relating to, arising out of or in connection with your relationship with the Company (whether in your capacity as a Stockholder, employee, officer or director of Company or any of its Affiliates or otherwise (including in respect of any rights of contribution or indemnification)) with respect to any facts or circumstances that existed on or prior to the Effective Time, whether known or unknown, to you, except as expressly set forth in the immediately preceding paragraph.
You hereby represent that you have not made any assignment or transfer of any claim or other matter covered by the Released Matters and have not filed any Action of any kind against any Released Party relating to any Released Matter, and you hereby irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced or instituted, any Action of any kind against any Released Party, based upon any Released Matter. You hereby acknowledge and intend that this release shall be effective as a bar to each and every one of the claims hereinabove mentioned, and expressly consent that this release shall be given full force and effect in accordance with each and every express term or provision hereof, including those (i) relating to any claims hereinabove mentioned or implied or (ii) relating to unknown and unsuspected claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims).
No authority herein conferred or agreed to be conferred shall be affected by, and all such authority shall survive, your death or incapacity. All your obligations hereunder shall be binding upon your heirs, estates, executors, administrators, personal representatives, successors and permitted assigns. Nothing herein is intended to or will confer any rights or remedies on any person other than you or the parties to the Merger Agreement; provided, however, that, (x) the provisions hereof applicable to the Exchange Agent are intended, and shall be, for the benefit of the Exchange Agent as a third party beneficiary, (y) the provisions hereof applicable to the Released Parties are intended, and shall be, for the benefit of the Released Parties as a third party beneficiary and (z) the provisions hereof applicable to the Administrative Agent and Collateral Agent, and your acknowledgement of, and agreement to, the terms of the Existing Second Out Credit Agreement and the other Credit Agreements are intended, and shall be, for the benefit of the Administrative Agent and/or Collateral Agent as a third party beneficiary.
Unless agreed in writing by Buyer and the Company, your representations, warranties, acknowledgements, agreements, waivers and covenants set forth in this Letter of Transmittal will remain in full force and effect pursuant to its terms. Any modification to any term of this Letter of Transmittal by you requires the prior written consent of Buyer and the Company.
This Letter of Transmittal shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction. You hereby agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Letter of Transmittal or the Merger Agreement or the transactions contemplated hereby or thereby shall be brought in any federal or state court located in the State of Delaware, and you hereby irrevocably consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action and irrevocably waive, to the fullest extent permitted by law, any objection that you may now or hereafter have to the laying of the venue of any such action in any such court or that any such action brought in any such court has been brought in an inconvenient forum.
YOU HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER OF TRANSMITTAL OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law. If any term or provision of this Letter of Transmittal shall for any reason and to any extent be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter of Transmittal or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, Buyer shall modify this Letter of Transmittal so that the transactions contemplated by this Letter of Transmittal consummated as originally contemplated to the greatest extent possible.

A-K-6

LETTER OF TRANSMITTAL
For delivery of shares of
capital stock of Software Luxembourg Holding, S.A. (“Company Shares”)
pursuant to the Agreement and Plan of Merger (the “Merger Agreement”)
by and among
Churchill Capital Corp II (“Buyer”) and Software Luxembourg Holding, S.A. (the “Company”)
DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LAST PAGE HEREOF WILL NOT CONSTITUTE A VALID DELIVERY
THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ
CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED AND YOUR EXECUTION BELOW WILL BE YOUR AGREEMENT TO ALL OF THE TERMS OF SUCH ACCOMPANYING LETTER
  NOTE: SIGNATURES MUST BE PROVIDED BELOW
All registered holders of Company Shares as of immediately prior to the Effective Time of the Merger contemplated by the Merger Agreement must complete Boxes A and B and sign on this page [•].
Please also read the “General Instructions” on page [•].
BOX A – Signature of Registered Holder(s)	BOX B – Company Shares to be cancelled
(Must be signed by all registered shareholders; include legal capacity if signing on behalf of an entity)		Class and amount of Company Shares held by shareholder of the Company

Signature(s)

Print Name Here (and capacity, if the registered holder is an entity)

Telephone Number	Total Company Shares to be cancelled:
BOX C – New Registration Instructions	BOX D – One Time Delivery Instructions
To be completed ONLY if the check and/or stock is to be issued in the name(s) of (or wire transfer made to account of) someone other than the registered holder(s) in Box A. ISSUE TO:	To be completed ONLY if the check and/or stock is to be delivered to an address other than that listed in Box E. MAIL TO:

Name	Name
Street Address	Street Address
City, State and Zip Code	City, State and Zip Code
Please remember to complete and sign the enclosed IRS Form W-9 or, if applicable, a Form W-8BEN or other Form W-8 (see instructions below).
BOX E – Name and Address of Registered Holder(s)	BOX F – Medallion Guarantee
Please confirm that your address below is correct or mark any corrections
If (and only if) you have completed Box C, or all registered holders are not listed on the bank account provided in Box G (if you elected a wire payment) your signature must be
Medallion Guaranteed by an eligible financial institution.

☐ indicates permanent address change	Note: A notarization by a notary public is not acceptable

A-K-7

BOX G — Optional Bank Wire Instructions

NOTE: This wire request is optional. If the name on the bank account does not include all registered holders, a medallion guarantee is required in Box F. If you complete Box G and any of the information is incomplete, illegible or otherwise deficient, you will receive a check for your proceeds. In connection with the above referenced merger, please wire the entitled funds as follows:

*ABA Routing Number
Bank Name
Bank Address
Name on Bank Account
Bank Account Number
For Further Credit To Name
For Further Credit To Account Number
SWIFT Code (if applicable/foreign)
IBAN (if applicable/foreign)
By completion of Box G, the registered holder(s) hereby agree(s) that the above wire instructions are true and correct and by endorsing this Letter of Transmittal the person authorized to act on behalf of this account is directing [•] as Exchange Agent to make payment of the applicable amount of the Merger Consideration (and, to the extent applicable, any amount in respect of the Class C Common Stock Redemption) represented by this Letter of Transmittal to the bank account listed above.
*The ABA Routing Number for “incoming FED WIRES” is sometimes different than the ABA Routing Number used for direct deposit or the ABA Routing Number on the bottom of your check or deposit slip. Please always check with your bank to obtain the correct ABA Routing Number and wire instructions.
[•], as Exchange Agent, will use the payment provided in Box C “New Registration Instructions” and/or Box G “Optional Wire Instructions” for any future payments that may become payable under the Merger Agreement unless a new Letter of Transmittal is completed to update such payment instructions.

A-K-8

General Instructions
Please read this information carefully.
•
BOX A — Signatures:   All registered holders must sign as indicated in Box A. If you are signing on behalf of a registered holder or entity your signature must include your legal capacity.

•
BOX B — Certificate Detail:   List all amount and class of Company Shares to be cancelled in Box B.

•
BOX C — New Registration:   Provide the new registration instructions (name and address) in Box C if your payment is to be made to anyone other than the registered holder of your Company Shares. Signature must be that of the new registration indicated. All changes in registration require a Medallion Signature Guarantee. Joint registrations must include the form of tenancy. Custodial registrations must include the name of the custodian (only one). Trust account registrations must include the names of all current acting trustees and the date of the trust agreement. If your payment is to be made to anyone other than the registered holder of your Company Shares and this transaction results in proceeds at or above $14,000,000 in value to such party, please contact [•] at the number listed below. [•] will make all future payments (if any) to this new registration unless the payment instructions are updated by the new registered holder prior to any additional payment.

•
BOX D — One Time Delivery:   Any address shown in Box D will be treated as a one-time only mailing instruction, and your address in Box E will be used for any future payments and communications.

•
BOX E — Current Name and Address of Registered Holder:   Please confirm that the address here is the address that should be used for all future communications and payments. If your permanent address should be changed on [•] records, please make the necessary changes in Box E. If your permanent address should change in the future, please notify [•] at the number listed below.

•
BOX F — Signature Guarantee:   Box F (Medallion Guarantee) only needs to be completed if the name on the check, or on the account to which funds will be transferred, will be different from the current registration shown in Box E. This guarantee is a form of signature verification which can be obtained through an eligible financial institution such as a commercial bank, trust company, securities broker/dealer, credit union or savings institution participating in a Medallion program approved by the Securities Transfer Association.

•
BOX G — Wire Instructions:   To elect a bank wire transfer please complete Box G in its entirety. A bank wire transfer, rather than payment by check, will help to expedite your receipt of the funds. Please contact your bank for questions regarding the appropriate bank routing number and account number to be used.

•
Important Tax Information:   Under current U.S. federal income tax laws, [•] (as payer) may be required under the backup withholding rules to withhold a portion of the amount of any payments made to certain holders (or other payees) pursuant to the Merger and the Class C Common Stock Redemption. In order to avoid such backup withholding, if the person receiving payment for the shares is a United States person (for U.S. federal income tax purposes), such payee must timely complete and sign the enclosed IRS Form W-9 to certify the payee’s correct taxpayer identification number (“TIN”) and to certify that such payee is not subject to such backup withholding, or must otherwise establish a basis for exemption from backup withholding (currently imposed at a rate of 24%). Certain holders or other payees (including, among others, corporations and tax-exempt organizations) are not subject to these backup withholding and reporting requirements. Exempt payees should furnish their TIN, provide the applicable codes in the box labeled “Exemptions,” and sign, date and send the IRS Form W-9 to the Exchange Agent. A holder or other payee who is a foreign individual or a foreign entity should complete, sign, and submit to [•] the appropriate IRS Form W-8 (instead of an IRS Form W-9), signed under penalties of perjury, attesting to such person’s exempt status. Holders and other payees are urged to consult their own tax advisors to determine whether they are exempt from or otherwise not subject to backup withholding. The appropriate IRS Form W-8 may be obtained from the Exchange Agent or from the IRS. Additional copies of IRS Form W-9 are available from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS website at www.irs.gov.

If a stockholder or payee is a citizen or individual resident of the United States, the TIN is generally his or her social security number. If the Exchange Agent is not provided with the correct TIN, a $50 penalty

A-K-9

may be imposed by the IRS and/or payments made with respect to shares exchanged pursuant to the Merger and the Class C Common Stock Redemption may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements, if done willfully, may also result in the imposition of criminal and/or civil fines and penalties. See IRS Form W-9 attached hereto for additional information.
If backup withholding applies, [•] is required to withhold on any payments made to the holder or other payee. Backup withholding is not an additional tax. A holder or payee subject to the backup withholding rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, such holder may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.
•
Deficient Presentments:   If you request a registration change that is not in proper form, the required documentation will be requested from you and this will delay processing of any funds.

By Mail to
[•]
For additional information please contact [•] at [telephone] or [email].

A-K-10

Exhibit A
Administrative Questionnaire
(see attached)

A-K-11

AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT, dated as of January 22, 2021 (this “Amendment”) to the Agreement and Plan of Merger (the “Agreement”), dated as of October 12, 2020, by and among Software Luxembourg Holding S.A., a public limited liability company (société anonyme), incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (the “Company”) and Churchill Capital Corp II, a Delaware corporation (“Buyer” and, together with the Company, the “Parties”).
WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 11.10 of the Agreement, the Parties desire to amend certain terms of the Agreement by entering into this Amendment.
NOW, THEREFORE, in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as set forth below:
Section 1.   Definitions.   Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement unless otherwise indicated.
Section 2.   Amendments to Agreement.   2.1 The defined term “Applicable Majority” set forth in Exhibit A attached to the Agreement is hereby amended and restated in its entirety as follows:
““Applicable Majority” means the affirmative vote, in each case assuming a quorum is present, of the holders of: in relation to the (i) Business Combination Proposals, a majority of the outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, (ii) the Share Issuance Proposal, the PIPE Issuance Proposals and the Incentive Plan Proposal, in each case, a majority of the votes cast by holders of shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, at the Special Meeting, (iii) First Charter Amendment Proposal and the Second Charter Amendment Proposal, in each case, (A) a majority of the outstanding shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class and (B) a majority of the outstanding shares of Buyer Class B Common Stock, voting separately as a single class and (iv) to the extent required by applicable Law or deemed advisable by the Buyer Board, the Director Election Proposal, a plurality of the votes cast by holders of shares of Buyer Class A Common Stock and Buyer Class B Common Stock, voting together as a single class, at the Special Meeting.”
Section 3.   Representations and Warranties.
3.1 The Company hereby represents and warrants to Buyer as follows: The execution and delivery by the Company of this Amendment has been duly authorized by all requisite action on the part of the Company. The execution, delivery and performance of this Amendment has been duly, validly authorized and approved by the Company Board. This Amendment has been duly executed and delivered by the Company. Assuming due authorization, execution and delivery by Buyer, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Company Shareholder Approval is the only vote of the holders of any capital stock or other equity securities (if applicable) of the Company required to approve and adopt this Amendment and approve the transactions contemplated hereby.
3.2 Buyer hereby represents and warrants to the Company as follows: Buyer has all requisite corporate or entity power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance of this Amendment has been duly, validly and unanimously authorized and approved by the Buyer Board and, except for the Buyer Stockholder Approval, no other corporate or equivalent proceeding on the part of Buyer is necessary to authorize this Amendment or Buyer’s performance hereunder. This Amendment has been duly and validly executed and delivered by Buyer and, assuming due authorization and execution by each other party hereto and thereto, this Amendment

A-K-12

constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.   General Provisions.
4.1 All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Agreement.
4.2 After giving effect to this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Agreement shall refer to the Agreement as amended by this Amendment, all references in the Disclosure Schedules to “the Agreement” shall refer to the Agreement as amended by this Amendment. All references in the Agreement or the Disclosure Schedules to “the date hereof”, “the date of this Agreement” or the “Agreement Date” shall refer to October 12, 2020.
4.3 This Amendment and the Agreement (including the Disclosure Schedules), the Confidentiality Agreements and the other Transaction Agreements (and all exhibits and schedules thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and Contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof
4.4 The provisions of Article XI (Miscellaneous) of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.
[Signature Page Follows]

A-K-13

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.
THE COMPANY:
SOFTWARE LUXEMBOURG HOLDING S.A.
By:
/s/ Ronald W. Hovsepian

Name: Ronald W. Hovsepian
Title:   Director — Authorized Signatory
BUYER:
CHURCHILL CAPITAL CORP II
By:
/s/ Peter Seibold

Name: Peter Seibold
Title:   Chief Financial Officer

A-K-14

Annex B
CERTIFICATE OF AMENDMENT
TO
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CHURCHILL CAPITAL CORP II
Churchill Capital Corp II (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:
1.   This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 26, 2019 (the “Certificate of Incorporation”).
2.   Section 4.1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“Section 4.1   Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 408,840,000 shares, consisting of (a) 398,840,000 shares of common stock, including (i) 375,000,000 shares of Class A common stock (the “Class A Common Stock”), (ii) 20,000,000 shares of Class B common stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (iii) 3,840,000 shares of Class C common stock (the “Class C Common Stock”), and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).”
3.   Section 4.3(a)(i) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation and Section 9.9), the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation. For the avoidance of doubt, except as otherwise required by applicable law, holders of Class C Common Stock shall not be entitled to any voting power in respect of such shares.”
4.   Section 4.3(d) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them. The holders of shares of Class C Common Stock shall not be entitled to any distributions pursuant to this Section 4.3(d) and shall only be entitled to receive for each share of Class C Common Stock so held the Per Share Repurchase Amount pursuant to the Merger Agreement at and subject to the occurrence of the Class C Repurchase Effective Time (each such term as defined herein).

5.   Section 4.3 of the Certificate of Incorporation is hereby amended by adding a new subparagraph (e) to the end thereof as follows:
“(e)   Repurchase of Class C Common Stock.   Immediately following the Effective Time as defined in and pursuant to that certain Agreement and Plan of Merger, dated as of October 12, 2020 (the “Merger Agreement”), by and between Software Luxembourg Holding S.A. and the Corporation (the “Class C Repurchase Effective Time”), the Corporation shall automatically and without the need for any further action by the Corporation or any holder of shares of Class C Common Stock, repurchase each share of Class C Common Stock then-outstanding for an aggregate redemption price per share of Class C Common Stock equal to (1) a cash purchase price equal to the quotient of (x) $505,000,000 divided by (y) the number of shares of Class C Common Stock then-outstanding (such amount, the “Per Share Cash Repurchase Amount”) plus (2) indebtedness to be issued or caused to be issued by the Corporation or one of its subsidiaries under the Existing Second Out Credit Agreement, as amended by the Existing Second Out Credit Agreement Amendment (in each case, as defined in the Merger Agreement), equal to the quotient of (x) $20,000,000 divided by (y) the number of shares of Class C Common Stok then-outstanding (such amount, the “Per Share Debt Repurchase Amount” and, together with the Per Share Cash Repurchase Amount, the “Per Share Repurchase Amount”), in each case, pursuant to and subject to the terms of the Merger Agreement (the “Class C Repurchase”). With respect to each share of Class C Common Stock, upon payment by or on behalf of the Corporation of the Per Share Repurchase Amount, such share of Class C Common Stock shall cease to be outstanding as of the Class C Repurchase Effective Time, any and all rights of holders of shares of Class C Common Stock shall be extinguished and such shares of Class C Common Stock shall not be reissued, sold or transferred. After the Class C Repurchase Effective Time, the Corporation shall take all necessary action to cause the shares of Class C Common Stock so repurchased to be retired and thereupon to file a certificate of retirement in accordance with Section 243 of the DGCL.”
6.   The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL and shall become effective as of [•], Eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.
7.   All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned authorized officer has executed this Certificate of Amendment as of this day of [•], 2021.
CHURCHILL CAPITAL CORP II
By:

Name:
Title:

Annex C
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
[•]
* * * * *

C-ii

The present name of the corporation is [•] (the “Corporation”). The Corporation was incorporated under the name “HORNBLOWER ACQUISITION CORP” by the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 11, 2019 (“Original Certificate”). An Amended and Restated Certificate of Incorporation, which amended the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on June 26, 2019, as amended by that certain Amendment No. 1 to the Amended and Restated Certificate of Incorporation, dated [  ] (as so amended, the “Amended Certificate”).
This Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the Corporation’s Amended Certificate, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
The Amended Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 12, 2020, by and between the Corporation and Software Luxembourg Holding S.A. (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”). As part of the transactions contemplated by the Merger Agreement (the “Merger”) and pursuant to the Amended Certificate, at the effective time of the Merger (i) all 17,250,000 shares of the Class B common stock of the Corporation were converted into shares of Class A common stock of the Corporation and (ii), immediately following the Effective Time pursuant to the Class C Repurchase (as defined below), all 3,840,000 shares of the Class C common stock of the Corporation will be repurchased by the Corporation, and, in each case, subsequently cease to be outstanding, such that, as of the effectiveness of this Certificate of Incorporation and the consummation of the Class C Repurchase, only Class A common stock remains outstanding. All Class A common stock issued and outstanding prior to the effectiveness of this Certificate of Incorporation and all Class A common stock issued as part of, or in connection with, the transactions contemplated by the Merger Agreement shall be Common Stock for all purposes of this Certificate of Incorporation.
The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:
ARTICLE I
NAME
The name of the Corporation is [•].
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201 in the City of Dover, County of Kent, 19904. The name of the registered agent of the Corporation in the State of Delaware at such address is Cogency Global Inc.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
CAPITAL STOCK
The total number of shares of all classes of stock that the Corporation shall have authority to issue is 398,840,000, which shall be divided into three classes as follows:
(i)
375,000,000 shares of Class A common stock, par value $0.0001 per share (“Common Stock”);

(ii)
3,840,000 shares of the Class C common stock, par value $0.0001 per share (“Class C Common Stock”); and

(iii)
10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

A.   Capital Stock.
1.   The board of directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the number of shares constituting such series and the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock. The powers (including voting powers), preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.
2.   Each holder of record of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.
3.   Except as otherwise required by law, holders of Class C Common Stock shall not be entitled to any voting power in respect of such shares.
4.   Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).
5.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.
6.   Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. The holders of shares of Class C Common Stock shall not be entitled to any distributions pursuant to this Section IV(A)(6) and shall only be entitled to receive for each share of Class C Common Stock so held the Per Share Repurchase Amount pursuant to the Merger Agreement at and subject to the occurrence of the Class C Repurchase Effective Time.
7.   The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).
B.   Repurchase of Class C Common Stock.   Immediately following the Effective Time as defined in and pursuant to the Merger Agreement (the “Class C Repurchase Effective Time”), the Corporation shall automatically and without the need for any further action by the Corporation or any holder of shares of Class C Common Stock, repurchase each share of Class C Common Stock then-outstanding for an aggregate redemption price per share of Class C Common Stock equal to (1) a cash purchase price equal to the quotient of (x) $505,000,000 divided by (y) the number of shares of Class C Common Stock then-outstanding (such amount, the “Per Share Repurchase Cash Amount”) plus (2) indebtedness to be issued or caused to be issued by the Corporation or one of its subsidiaries under the Existing Second Out Credit Agreement, as amended by the Existing Second Out Credit Agreement Amendment (in each case, as defined in the Merger Agreement), equal to the quotient of (x) $20,000,000 divided by (y) the number of shares of Class C Common Stock then-outstanding (such amount, the “Per Share Repurchase Debt Amount” and, together with the Per Share Repurchase Cash Amount, the “Per Share Repurchase Amount”), in each case, pursuant to and subject to the terms of the Merger Agreement (the “Class C Repurchase”). With respect to each share of Class C Common Stock, upon payment by or on behalf of the Corporation of the Per Share Repurchase Amount, such share of Class C Common Stock shall cease to be outstanding as of the Class C Repurchase Effective Time, any and all rights of holders of shares of Class C Common Stock shall be extinguished and such shares of Class C Common Stock shall not be reissued, sold or transferred. After the Class C Repurchase Effective Time, the Corporation shall take all necessary action to cause the shares of Class C Common Stock so repurchased to be retired and thereupon to file a certificate of retirement in accordance with Section 243 of the DGCL.
ARTICLE V
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS
A.   The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and, except as set forth in Article VII and Article XI, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article V. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, any other vote that may be required from time to time by applicable law, applicable stock exchange rule or the terms of any series of Preferred Stock and, with respect to Article IX only, in addition to any vote required by that certain Subscription Agreement, dated as of October 12, 2020, by and among the Corporation and the MIH Ventures B.V. (the “Subscription Agreement”), no provision of Article VI, Article VII, Article IX, Article X, Article XI and this Article V may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least fifty percent (50%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.
B.   The Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, that certain Stockholders Agreement of the Corporation, dated as of October 12, 2020, by and among the Corporation, Churchill Sponsor II LLC (the “Sponsor”), the Founder Holder (as defined therein) and any other parties thereto from time to time (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), or the Subscription Agreement. The affirmative vote of the holders of at least fifty percent (50%) in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to amend, alter, rescind, change, add or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith; provided, however, that no Bylaw hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that was valid at the time of such act prior to the adoption of such Bylaw.

ARTICLE VI
BOARD OF DIRECTORS
A.   Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the Stockholders Agreement, the Subscription Agreement or any certificate of designation with respect to any series of Preferred Stock, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors; provided that any determination by the Board of Directors to increase or decrease the total number of directors shall require the approval of fifty percent (50%) of the directors present at a meeting at which a quorum is present. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring immediately following the Corporation’s annual meeting of stockholders for the calendar year ended December 31, 2021, Class II directors shall initially serve for a term expiring immediately following the Corporation’s annual meeting of stockholders for the calendar year ended December 31, 2022 and Class III directors shall initially serve for a term expiring immediately following the Corporation’s annual meeting of stockholders for the calendar year ended December 31, 2023. Commencing with the annual meeting of stockholders for the calendar year ended December 31, 2021, the directors of the class to be elected at each annual meeting shall be elected for a three year term. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.
B.   Without limiting the rights of any party to the Stockholders Agreement or the rights of any party to the Subscription Agreement, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) may be filled solely and exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
C.   Without limiting the rights of any party to the Stockholders Agreement or the rights of any party to the Subscription Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time for cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.
D.   Elections of directors need not be by written ballot unless the Bylaws shall so provide.
E.   During any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to the provisions of such series of Preferred Stock, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
ARTICLE VII
LIMITATION OF DIRECTOR LIABILITY
A.   To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.
B.   Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.
ARTICLE VIII
ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS
A.   Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors, either on his or her own initiative or at the request of stockholders that beneficially own at least twenty-five percent (25%) in voting power of all the then-outstanding shares of stock of the Corporation.
B.   An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.
ARTICLE IX
COMPETITION AND CORPORATE OPPORTUNITIES
A.   In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor, the Founder Holder, MIH Ventures B.V. and each of their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Sponsor, the Founder Holder, MIH Ventures B.V. and each of their respective Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (I) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Sponsor, the Founder Holder, MIH Ventures B.V., any Non-Employee Directors or each of their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.   None of (i) the Sponsor, (ii) the Founder Holder, (iii) MIH Ventures B.V. or (iv) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) (the Persons (as defined below) identified in (i), (ii), (iii) and (iv) above, and in each case, its, his or her Affiliates, being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (2) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (C) of this Article IX. Subject to said Section (C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries or stockholders, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries or stockholders (or its Affiliates).
C.   The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely and exclusively in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake, and the provisions of Section (B) of this Article IX shall not apply to any such corporate opportunity. This Section (C) of this Article IX shall not affect the Corporation’s renunciation of such corporate opportunity in this Article IX or otherwise with respect to any other Identified Person.
D.   In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.
E.   For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of the Sponsor, MIH Ventures B.V. or the Founder Holder, any Person that, directly or indirectly, is controlled by the Sponsor, MIH Ventures B.V. or the Founder Holder, as applicable, controls the Sponsor, MIH Ventures B.V. or the Founder Holder, as applicable, or is under common control with the Sponsor, MIH Ventures B.V. or the Founder Holder, as applicable, and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
F.   To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X
DGCL SECTION 203 AND BUSINESS COMBINATIONS
A.   The Corporation will not be subject to Section 203 of the DGCL.
B.   Notwithstanding Section X(A), the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act (as defined below), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
1.   prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,
2.   upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or
3.   at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
C.   For purposes of this Article X, references to:
1.   “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
2.   “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
3.   “business combination,” when used in reference to the Corporation and any interested stockholder, means:
(i)   any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Article X is not applicable to the surviving entity;
(ii)   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(iii)   any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the

Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(iv)   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(v)   any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
4.   “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
5.   “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) the Principal Stockholder or any “group” (within the meaning of Rule 13d-5 of the Exchange Act) that includes any Principal Stockholder or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6.   “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(i)   beneficially owns such stock, directly or indirectly; or
(ii)   has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or
(iii)   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
7.   “person” means any individual, corporation, partnership, unincorporated association or other entity.
8.   “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
9.   “Principal Stockholder” means, collectively, (i) Churchill Capital Sponsor II LLC, (ii) M. Klein and Company, (iii) Michael S. Klein, and (iv) any affiliate or successor of a person referenced in clauses (i) through (iii) of this definition.
10.   “voting stock” means stock of any class or series entitled to vote generally in the election of directors.
ARTICLE XI
INDEMNIFICATION
A.   Right to Indemnification.   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) (whether or not such proceeding is initiated by or in the right of the Corporation), by reason of the fact that he or she is or was, or has agreed to become, a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving, or has agreed to serve, at the request of the Corporation as a director, officer, employee, agent or trustee of, or in a similar capacity with, another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is an alleged action or omission in an official capacity as a director, officer, employee, agent or trustee or in any other capacity (other than a personal capacity) while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by or on behalf of such indemnitee in connection with such proceeding and appeal therefrom (hereinafter an “indemnification”); provided, however, that, except as provided in Section XI(C) with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. Any reference to an officer of the Corporation in this

Article XI shall be deemed to refer exclusively to the Chief Executive Officer, Vice Chairman, President, Chief Financial Officer, General Counsel and Secretary of the Corporation appointed pursuant to the Bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer, other officer of the Corporation appointed by the Board of Directors pursuant to the Bylaws or other person designated by the title of “Vice President” of the Corporation, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
B.   Right to Advancement of Expenses.   In addition to the right to indemnification conferred in Section XI(A), an indemnitee shall also have the right to be paid by the Corporation the expenses incurred by the indemnitee in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article XI (which shall be governed by Section XI(C)) (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under Section XI(A) and Section XI(B). As used in this Article XI, “expenses” shall include all attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a proceeding, or responding to, or objecting to, a request to provide discovery in any proceeding. Expenses also shall include expenses incurred in connection with any appeal resulting from any proceeding and any federal, state, local or foreign taxes imposed on the indemnitee as a result of the actual or deemed receipt of any payments under this Certificate of Incorporation, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by indemnitee or the amount of judgments or fines against indemnitee.
C.   Right of Indemnitee to Bring Suit.   If a claim under Section XI(A) or Section XI(B) is not paid in full by the Corporation within (i) 60 days after a written claim for indemnification has been received by the Corporation or (ii) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.
D.   Indemnification Not Exclusive.
1.   The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article XI, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article XI, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law (common or statutory) or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action or omission in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action or omission in any other capacity.
2.   Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director or officer of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article XI, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section XI(D)(2), entitled to enforce this Section XI(D)(2).
For purposes of this Section (D)(2) of Article XI, the following terms shall have the following meanings:
(i)   The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.
(ii)   The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.
E.   Nature of Rights.   The rights conferred upon indemnitees in this Article XI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article XI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
F.   Insurance.   The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, limited liability company, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss, incurred by it or him or her in any such capacity, or arising out of his or her status as a director, officer, employee or agent of the Corporation, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
G.   Indemnification of Employees and Agents of the Corporation.   The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
H.   Partial Indemnification.   If an indemnitee is entitled under any provision of this Article XI to indemnification by the Corporation for some or a portion of the expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by or on behalf of such indemnitee in connection with any proceeding and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify indemnitee for the portion of such expenses, liabilities and losses to which indemnitee is entitled.
I.   Savings Clause.   If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each indemnitee as to any expenses, liabilities and losses in connection with any proceeding, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article XI that shall not have been invalidated and to the fullest extent permitted by applicable law.
J.   Amendment.   No amendment, termination or repeal of this Article XI or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any indemnitee to indemnification under the provisions hereof with respect to any proceeding arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.
ARTICLE XII
MISCELLANEOUS
A.   Forum.
1.   Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation or any of their Affiliates to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation or any of their Affiliates arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation or any of their Affiliates governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). For the avoidance of doubt, this Section XII(A)(1) shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

2.   Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
B.   Consent to Jurisdiction.   If any action the subject matter of which is within the scope of Section XII(A) above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section XII(A) above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
C.   Severability.   If any provision or provisions in the Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision or provisions in any other circumstance and of the remaining provisions in the Certificate of Incorporation and the application of such provision or provisions to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
D.   Any person (as defined in Article X) purchasing or otherwise acquiring any security of the Corporation shall be deemed to have notice of and consented to this Article XII.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, [•] has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [•] day of 2021.
[•]
By:

Name:
Title:

Annex D
CHURCHILL CAPITAL CORP II
2020 OMNIBUS INCENTIVE PLAN
1.
Purpose.   The purpose of the Churchill Capital Corp II 2020 Omnibus Incentive Plan is to provide a means through which the Company and the other members of the Company Group may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors of the Company and the other members of the Company Group can acquire and maintain an equity interest in the Company, or be paid incentive compensation, including incentive compensation measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company Group and aligning their interests with those of the Company’s stockholders.

2.
Definitions.   The following definitions shall be applicable throughout the Plan.

(a)
“Adjustment Event” has the meaning given to such term in Section 11(a) of the Plan.

(b)
“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

(c)
“Applicable Law” means each applicable law, rule, regulation and requirement, including, but not limited to, each applicable U.S. federal, state or local law, any rule or regulation of the applicable securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted and each applicable law, rule or regulation of any other country or jurisdiction where Awards are granted under the Plan or Participants reside or provide services, as each such laws, rules and regulations shall be in effect from time to time.

(d)
“Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Equity-Based Award and Cash-Based Incentive Award granted under the Plan.

(e)
“Award Agreement” means the document or documents by which each Award (other than a Cash-Based Incentive Award) is evidenced, which may be in written or electronic form.

(f)
“Board” means the Board of Directors of the Company.

(g)
“Cash-Based Incentive Award” means an Award, denominated in cash, that is granted under Section 10 of the Plan.

(h)
“Cause” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Cause,” as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to, (I) any felony or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Service Recipient or any other member of the Company Group; (D) (i) the disclosure or misuse of confidential information (including, but limited to, pursuant to the Proprietary Information and Inventions Agreement) or (ii) material violation of the written policies of the Service

Recipient, including, but not limited to, those relating to sexual harassment, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Service Recipient or any other member of the Company Group; or (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient; provided, in any case, that a Participant’s resignation after an event that would be grounds for a Termination for Cause will be treated as a Termination for Cause hereunder.
(i)
“Change in Control” means:

(i)
the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% (on a fully diluted basis) of either (A) the Outstanding Common Stock; or (B) the Outstanding Company Voting Securities; provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any Affiliate; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of Persons including the Participant (or any entity controlled by the Participant or any group of Persons including the Participant);

(ii)
during any period of 12 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iii)
the consummation of a reorganization, recapitalization, merger, consolidation, or similar corporate transaction involving the Company that requires the approval of the Company’s stockholders (a “Business Combination”), unless immediately following such Business Combination: more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company, is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination); or

(iv)
the sale, transfer or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company.

(j)
“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(k)
“Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists, the Board.

(l)
“Common Stock” means the Class A common stock of the Company, par value $0.0001 per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).

(m)
“Company” means Churchill Capital Corp II, a Delaware corporation, and any successor thereto.

(n)
“Company Group” means, collectively, the Company and its Subsidiaries.

(o)
“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(p)
“Designated Foreign Subsidiaries” means all members of the Company Group that are organized under the laws of any jurisdiction other than the United States of America.

(q)
“Disability” means, as to any Participant, unless the applicable Award Agreement states otherwise, (i) “Disability,” as defined in any employment, severance, consulting or other similar agreement between the Participant and the Service Recipient in effect at the time of such Termination; or (ii) in the absence of any such employment, severance, consulting or other similar agreement (or the absence of any definition of “Disability” contained therein), a condition entitling the Participant to receive benefits under a long-term disability plan of the Service Recipient or other member of the Company Group in which such Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the position at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion.

(r)
“Effective Date” means the closing date of the transactions contemplated under those certain merger agreements, each dated as of October 12, 2020 (i) by and among the Company and Software Luxembourg Holding S.A. and (ii) by and among the Company, Magnet Merger Sub, Inc. and Albert DE Holdings, Inc.

(s)
“Eligible Person” means: any (i) individual employed by any member of the Company Group; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above, has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.

(t)
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(u)
“Exercise Price” has the meaning given to such term in Section 7(b) of the Plan.

(v)
“Fair Market Value” means, as of any applicable date,

(i)
if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported;

(ii)
if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last-sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or

(iii)
if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last-sale basis, the amount determined by the Committee in good faith to be the fair market value of the Common Stock.

(w)
“GAAP” means generally accepted accounting principles.

(x)
“Immediate Family Members” has the meaning given to such term in Section 13(b)(ii) of the Plan.

(y)
“Incentive Stock Option” means an Option which is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(z)
“Indemnifiable Person” has the meaning given to such term in Section 4(e) of the Plan.

(aa)
“Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

(bb)
“Nonqualified Stock Option” means an Option which is not designated by the Committee as an Incentive Stock Option.

(cc)
“Option” means an Award granted under Section 7 of the Plan.

(dd)
“Option Period” has the meaning given to such term in Section 7(c)(ii) of the Plan.

(ee)
“Other Equity-Based Award” means an Award that is not an Option, Cash-Based Incentive Award, Restricted Stock or Restricted Stock Unit, that is granted under Section 9 of the Plan and is (i) payable by delivery of Common Stock and/or (ii) measured by reference to the value of Common Stock.

(ff)
“Outstanding Common Stock” means the then-outstanding shares of Common Stock, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, the exercise of any similar right to acquire such Common Stock, and the exercise or settlement of then-outstanding Awards (or similar awards under any prior incentive plans maintained by the Company).

(gg)
“Outstanding Company Voting Securities” means the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors.

(hh)
“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to the Plan.

(ii)
“Performance Conditions” means specific levels of performance of the Company (and/or one or more members of the Company Group, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on, without limitation, the following measures: (i) net earnings, net income (before or after taxes), or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) cost of capital, debt leverage, year-end cash position or book value; (xxvii) strategic objectives; (xxviii) gross or net authorizations; (xxix) backlog; or (xxx) any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more members of the Company Group as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the Company and/or one or more members of the Company Group or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.
(jj)
“Permitted Transferee” has the meaning given to such term in Section 13(b)(ii) of the Plan.

(kk)
“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(ll)
“Plan” means this Churchill Capital Corp II 2020 Omnibus Incentive Plan, as it may be amended and/or restated from time to time.

(mm)
“Plan Share Reserve” has the meaning given to such term in Section 6(a) of the Plan.

(nn)
“Qualifying Director” means a Person who is, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(oo)
“Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions, including vesting conditions.

(pp)
“Restricted Stock” means Common Stock, subject to certain specified restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.

(qq)
“Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 8 of the Plan.

(rr)
“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(ss)
“Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(tt)
“SAR Base Price” means, as to any Stock Appreciation Right, the price per share of Common Stock designated as the base value above which appreciation in value is measured, which price shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant.

(uu)
“Stock Appreciation Right” or “SAR” means an Other-Equity Based Award designated in an applicable Award Agreement as a stock appreciation right.

(vv)
“Sub-Plans” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting or facilitating the offering of Awards to employees of certain Designated Foreign Subsidiaries or otherwise outside the jurisdiction of the United States of America, with each such Sub-Plan designed to comply with Applicable Law in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with Applicable Law, the Plan Share Reserve and the other limits specified in Section 6(a) of the Plan shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

(ww)
“Subsidiary” means, with respect to any specified Person:

(i)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)
any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(xx)
“Substitute Awards” has the meaning given to such term in Section 6(e) of the Plan.

(yy)
“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death or Disability).

3.
Effective Date; Duration.   The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the 10th anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4.
Administration.

(a)
General.    The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b)
Committee Authority.    Subject to the provisions of the Plan and Applicable Law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Common Stock, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) adopt Sub-Plans; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)
Delegation.    Except to the extent prohibited by Applicable Law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated in accordance with Applicable Law, except with respect to grants of Awards to Persons (i) who are Non-Employee Directors, or (ii) who are subject to Section 16 of the Exchange Act.

(d)
Finality of Decisions.    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e)
Indemnification.    No member of the Board or the Committee or any employee or agent of any member of the Company Group (each such Person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by Applicable Law or by the organizational documents of any member of the Company Group. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under (i) the organizational documents of any member of the Company Group, (ii) pursuant to Applicable Law, (iii) an individual indemnification agreement or contract or otherwise, or (iv) any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.
(f)
Board Authority.    Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.
Grants of Awards; Eligibility.   The Committee may, from time to time, grant Awards to one or more Eligible Persons. Participation in the Plan shall be limited to Eligible Persons.

6.
Shares Subject to the Plan; Limitations.

(a)
Share Reserve.    Subject to Section 11 of the Plan, [•] shares of Common Stock (the “Plan Share Reserve”) shall be available for Awards under the Plan. Each Award granted under the Plan will reduce the Plan Share Reserve by the number of shares of Common Stock underlying the Award. The aggregate number of shares of Common Stock that may be delivered pursuant to the Plan as specified in this Section 6(a) will automatically increase on January 1 of each year, for a period of not more than ten (10) years, commencing on January 1 of the year following the year in which the Effective Date occurs and ending on (and including) January 1, 2031, in an amount equal to [ ] percent ([ ]%) of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year. Notwithstanding the foregoing, the Committee may act prior to January 1 of a given year to provide that there will be no January 1 increase for such year or that the increase for such year will be a lesser number of shares of Common Stock than provided herein.

(b)
Additional Limits.    Subject to Section 11 of the Plan, (i) no more than the number of shares of Common Stock equal to the Plan Share Reserve may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (ii) notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding Non-Employee Director compensation, in no event shall the aggregate grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and any other cash compensation paid to any Non-Employee Director in any calendar year, exceed $750,000, increased to $1,000,000 in the year in which such Non-Employee Director initially joins the Board.

(c)
Share Counting.    Other than with respect to Substitute Awards, to the extent that an Award expires or is canceled, forfeited, or terminated without issuance to the Participant of the full number of shares of Common Stock to which the Award related, the unissued shares underlying such Award will be returned to the Plan Share Reserve and again be available for grant under the Plan. Shares of Common Stock shall not be deemed to have been issued in settlement of Awards if the Fair Market Value equivalent of such shares is paid in cash. Shares of Common Stock withheld in payment of the Exercise Price or taxes relating to an Award and shares equal to the number of shares of Common Stock surrendered in payment of any Exercise

Price, SAR Base Price, or taxes relating to an Award shall constitute shares of Common Stock issued to the Participant and shall reduce the Plan Share Reserve.
(d)
Source of Shares.    Shares of Common Stock issued by the Company in settlement of Awards may be authorized and unissued shares, shares of Common Stock held in the treasury of the Company, shares of Common Stock purchased on the open market or by private purchase or a combination of the foregoing.

(e)
Substitute Awards.    Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Plan Share Reserve; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Common Stock available for Awards of Incentive Stock Options under the Plan. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock available for issuance under the Plan.

7.
Options.

(a)
General.    Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of a member of the Company Group, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to, and comply with, such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(b)
Exercise Price.    Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per share shall be no less than 110% of the Fair Market Value per share.

(c)
Vesting and Expiration; Termination.

(i)
Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, satisfaction of Performance Conditions; provided, however, that notwithstanding any such vesting dates or events, the Committee may in its sole discretion accelerate the vesting of any Options at any time and for any reason.
(ii)
Options shall expire upon a date determined by the Committee, not to exceed 10 years from the Date of Grant (the “Option Period”). Notwithstanding the foregoing, in no event shall the Option Period exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.

(iii)
Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of: (A) a Participant’s Termination by the Service Recipient for Cause, all outstanding Options granted to such Participant shall immediately terminate and expire; (B) a Participant’s Termination due to death or Disability, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for one year thereafter (but in no event beyond the expiration of the Option Period); and (C) a Participant’s Termination for any other reason, each outstanding unvested Option granted to such Participant shall immediately terminate and expire, and each outstanding vested Option shall remain exercisable for 90 days thereafter (but in no event beyond the expiration of the Option Period).

(d)
Method of Exercise and Form of Payment.    No shares of Common Stock shall be issued pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes that are statutorily required to be withheld as determined in accordance with Section 13(d) hereof. Options which have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable: (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying GAAP; or (ii) by such other method as the Committee may permit, in its sole discretion, including, without limitation (A) in other property having a fair market value on the date of exercise equal to the Exercise Price; (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (C) a “net exercise” procedure effected by withholding the number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price and the maximum Federal, state, local and non-U.S. income, employment and any other applicable taxes that are statutorily required to be withheld as determined in accordance with Section 13(d) hereof. Any fractional shares of Common Stock shall be settled in cash.

(e)
Notification upon Disqualifying Disposition of an Incentive Stock Option.    Each Participant awarded an Incentive Stock Option under the Plan shall, if requested by the Company, notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such shares of Common Stock before the later of (i) the date that is two years after the Date of Grant of the Incentive Stock Option or (ii) the date that is one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such shares of Common Stock.
(f)
Compliance With Laws, etc.    Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other Applicable Law.

8.
Restricted Stock and Restricted Stock Units.

(a)
General.    Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each Restricted Stock and Restricted Stock Unit so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)
Stock Certificates and Book-Entry; Escrow or Similar Arrangement.    Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. Subject to the restrictions set forth in this Section 8, Section 13(b) of the Plan and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to shares of Restricted Stock, including, without limitation, the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to Restricted Stock Units.

(c)
Vesting; Termination.

(i)
Restricted Stock and Restricted Stock Units shall vest, and any applicable Restricted Period shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, satisfaction of Performance Conditions; provided, however, that, notwithstanding any such dates or events, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock or Restricted Stock Unit or the lapsing of any applicable Restricted Period at any time and for any reason.

(ii)
Unless otherwise provided by the Committee, whether in an Award Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock or Restricted Stock Units, as applicable, have vested, (A) all vesting with respect to such Participant’s Restricted Stock or Restricted Stock Units, as applicable, shall cease and (B) unvested shares of Restricted Stock and unvested Restricted Stock Units, as applicable, shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

(d)
Issuance of Restricted Stock and Settlement of Restricted Stock Units.

(i)
Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall issue to the Participant, or the Participant’s beneficiary, without charge, the stock certificate (or, if applicable, a notice evidencing a book-entry notation) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share).
(ii)
Unless otherwise provided by the Committee in an Award Agreement or otherwise, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part shares of Common Stock in lieu of issuing only shares of Common Stock in respect of such Restricted Stock Units; or (B) defer the issuance of shares of Common Stock (or cash or part cash and part shares of Common Stock, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of issuing shares of Common Stock in respect of such Restricted Stock Units, the amount of such payment shall be equal to the Fair Market Value per share of the Common Stock as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units.

(e)
Legends on Restricted Stock.    Each certificate, if any, or book entry representing Restricted Stock awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such shares of Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE CHURCHILL CAPITAL CORP II 2020 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT BETWEEN CHURCHILL CAPITAL CORP II AND THE PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF CHURCHILL CAPITAL CORP II.
9.
Other Equity-Based Awards.   The Committee may grant Other Equity-Based Awards under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine, including, without limitation, satisfaction of Performance Conditions. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

10.
Cash-Based Incentive Awards.   The Committee may grant Cash-Based Incentive Awards under the Plan to any Eligible Person, in such amounts and dependent on such conditions as the Committee shall from time to time in its sole discretion determine, including, without limitation, satisfaction of Performance Conditions. Each Cash-Based Incentive Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time.

11.
Changes in Capital Structure and Similar Events.   Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply to all Awards granted hereunder (other than Cash-Based Incentive Awards):

(a)
General.    In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control); or (ii) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (i) or (ii), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (A) the Plan Share Reserve, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (B) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (C) the terms of any outstanding Award, including, without limitation, (I) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (II) the Exercise Price or SAR Base Price with respect to any Option or SAR, as applicable, or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award); or (III) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.
(b)
Change in Control.    Without limiting the foregoing, in connection with any Adjustment Event that is a Change in Control, the Committee may, in its sole discretion, provide for any one or more of the following:

(i)
substitution or assumption of, acceleration of the vesting of, exercisability of, or lapse of restrictions on, any one or more outstanding Awards; and

(ii)
cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event pursuant to clause (i) above), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or SAR Base Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price or SAR Base Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor).

For purposes of clause (i) above, an award will be considered granted in substitution of an Award if it has an equivalent value (as determined consistent with clause (ii) above) with the original Award, whether designated in securities of the acquiror in such Change in Control transaction (or an Affiliate thereof), or in cash or other property (including in the same consideration that other stockholders of the Company receive in connection with such Change in Control transaction), and retains the vesting schedule applicable to the original Award.
Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable Exercise Price or SAR Base Price).

(c)
Other Requirements.    Prior to any payment or adjustment contemplated under this Section 11, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

(d)
Fractional Shares.    Any adjustment provided under this Section 11 may provide for the elimination of any fractional share that might otherwise become subject to an Award.

(e)
Binding Effect.    Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 11 shall be conclusive and binding for all purposes.

12.
Amendments and Termination.

(a)
Amendment and Termination of the Plan.    The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination shall be made without stockholder approval if (i) such approval is required under Applicable Law; (ii) it would materially increase the number of securities which may be issued under the Plan (except for increases pursuant to Section 6(e) or 11 of the Plan); or (iii) it would materially modify the requirements for participation in the Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. Notwithstanding the foregoing, no amendment shall be made to Section 12(c) of the Plan without stockholder approval.

(b)
Amendment of Award Agreements.    The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 11, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

(c)
No Repricing.    Notwithstanding anything in the Plan to the contrary, without stockholder approval, except as otherwise permitted under Section 11 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the SAR Base Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price or SAR Base Price, as the case may be) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

13.
General.

(a)
Award Agreements.    Each Award (other than a Cash-Based Incentive Award) under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or Termination of a Participant, or of such other events as may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form

(written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.
(b)
Nontransferability.

(i)
Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by Applicable Law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii)
Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii)
The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(c)
Dividends and Dividend Equivalents.

(i)
The Committee may, in its sole discretion, provide a Participant as part of an Award with dividends, dividend equivalents, or similar payments in respect of Awards, payable in cash, shares of Common Stock, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Common Stock, Restricted Stock or other Awards.
(ii)
Without limiting the foregoing, unless otherwise provided in the Award Agreement, any dividend otherwise payable in respect of any share of Restricted Stock that remains subject to vesting conditions at the time of payment of such dividend shall be retained by the Company and remain subject to the same vesting conditions as the share of Restricted Stock to which the dividend relates and shall be delivered (without interest) to the Participant within 15 days following the date on which such restrictions on such Restricted Stock lapse (and the right to any such accumulated dividends shall be forfeited upon the forfeiture of the Restricted Stock to which such dividends relate).

(iii)
To the extent provided in an Award Agreement, the holder of outstanding Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock) either in cash or, in the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends (and interest may, in the sole discretion of the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Stock Units are settled following the date on which the Restricted Period lapses with respect to such Restricted Stock Units, and if such Restricted Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments (or interest thereon, if applicable).

(d)
Tax Withholding.

(i)
A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.

(ii)
Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy, all or any portion of the maximum income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such maximum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such maximum statutorily required withholding liability (or portion thereof).

(e)
No Claim to Awards; No Rights to Continued Employment; Waiver.    No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an

Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(f)
International Participants.    With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to permit or facilitate participation in the Plan by such Participants, conform such terms with the requirements of Applicable Law or to obtain more favorable tax or other treatment for a Participant or any member of the Company Group.

(g)
Designation and Change of Beneficiary.    To the extent permitted by the Company, each Participant may file with the Committee a written designation of one or more Persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.

(h)
Termination.    Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event, neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; provided, that, with respect to a Participant’s Incentive Stock Options, any leave of absence granted by the Committee to a Participant of greater than three months, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such Participant’s Incentive Stock Option to become a Non-Qualified Option on the date that is six months following the commencement of such leave of absence. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(i)
No Rights as a Stockholder.    Except as otherwise specifically provided in the Plan or any Award Agreement, no Person shall be entitled to the privileges of ownership in respect of shares of Common Stock which are subject to Awards hereunder until such shares have been issued or delivered to such Person.

(j)
Government and Other Regulations.

(i)
The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to all Applicable Law. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all shares of Common Stock or other securities of any member of the Company Group issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement and Applicable Law, and, without limiting the generality of Section 8 of the Plan, the Committee may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add, at any time, any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii)
The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (I) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (II) the aggregate Exercise Price or SAR Base Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units or Other Equity-Based Awards, or the underlying shares in respect thereof.

(k)
No Section 83(b) Elections Without Consent of Company.    No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within 10 days after filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(l)
Payments to Persons Other Than Participants.    If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(m)
Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(n)
No Trust or Fund Created.    Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(o)
Reliance on Reports.    Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(p)
Relationship to Other Benefits.    No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by Applicable Law.

(q)
Governing Law.    The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING

INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.
(r)
Severability.    If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(s)
Obligations Binding on Successors.    The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(t)
Section 409A of the Code.

(i)
Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii)
Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii)
Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

(u)
Clawback/Repayment.    All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) Applicable Law. Further, unless otherwise determined by the Committee, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.
(v)
Right of Offset.    The Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

(w)
Expenses; Titles and Headings.    The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Annex E
Form of Company Support Agreement
AGREED FORM
SUPPORT AGREEMENT
This Support Agreement (this “Agreement”), dated as of October [•], 2020, is entered into by and among Churchill Capital Corp II, a Delaware corporation (“Acquiror”) in its capacity as a shareholder of the Company, Software Luxembourg Holding S.A., a Luxembourg public limited liability company (société anonyme) incorporated and organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B246188 (the “Company”) and [•], a [•] (the “Shareholder”).
RECITALS
WHEREAS, the Acquiror and the Shareholder are shareholders of the Company.
WHEREAS, concurrently herewith, Acquiror and the Company are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement) and in a Luxembourg law governed joint merger proposal (the “Joint Merger Proposal”), pursuant to which (and subject to the terms and conditions set forth therein) the Company will merge with and into the Acquiror, with the Acquiror surviving the merger (the “Merger”);
WHEREAS, following the date hereof, Acquiror intends to file with the SEC a registration statement on Form S-4 in connection with the matters set forth in, and as more fully described in, the Merger Agreement (the “Registration Statement”);
WHEREAS, as of the date hereof, the Shareholder is the record owner (and shareholder of the Company) or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) (a “Beneficial Owner”) of and, subject to the terms of the Shareholders’ Agreement (as defined below), is entitled to dispose of and vote the Class A and/or Class B shares of the Company set forth on Exhibit A hereto, each with a nominal value of US$0.01 per share (the “Owned Shares”);
WHEREAS, each of the parties hereto has determined that it is in its best interests to enter into this Agreement; and
WHEREAS, as a condition and inducement to the willingness of Acquiror to enter into the Merger Agreement and the Joint Merger Proposal, the Acquiror and the Shareholder are entering into this Agreement in the presence of the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror and the Shareholder hereby agree as follows:
1.   Agreement to Vote. Prior to the Termination Date, the Shareholder, solely in its capacity as a shareholder of the Company, irrevocably and unconditionally agrees that, at any general meeting of the shareholders of the Company held after the effectiveness of the Registration Statement containing the proxy statement pertaining thereto (whether annual, ordinary or extraordinary and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) (any such meeting, a “Shareholders’ Meeting”), in accordance with article 450-2 of the Luxembourg Law of 10 August 1915 on commercial companies, as amended, the Shareholder shall, and shall cause any other holder of record of any of the Shareholder’s Owned Shares and any securities convertible into or exercisable or exchangeable for Class A shares, Class B shares or any other shares of the Company that the Shareholder becomes the beneficial owner or owner of record of after the date of this Agreement, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities (such shares together with the Owned Shares, the “Covered Shares”) to:
(a)   if and when such Shareholders’ Meeting is held, appear or validly appoint a representative to attend and vote at such meeting or otherwise cause the Shareholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum, including by way of delivery in a timely manner of a duly executed correspondence voting form or proxy;
(b)   vote, or cause to be voted at such Shareholders’ Meeting (or validly execute and return and cause any consent or consents to be granted with respect to, including any correspondence voting form or proxy requested or required for such purpose), all of the Shareholder’s Covered Shares owned as of the date of such meeting (or the date that any written consent is executed by the Shareholder) in favor of (i) the Merger and the adoption of the Merger Agreement and the Joint Merger Proposal, (ii) the approval of the amendment and restatement of Acquiror’s certificate of incorporation substantially in the form of the Buyer Second A&R Charter attached as Exhibit H to the Merger Agreement and (iii) the approval of any other proposals reasonably necessary under applicable Law to effect the Merger (such voting proposals, the “Merger Approval Proposals”); and
(c)   vote, or cause to be voted at such Shareholders’ Meeting (or validly execute and return and cause any consent or consents to be granted with respect to, including any correspondence voting form or proxy requested or required for such purpose) all of the Shareholder’s Covered Shares against any Alternative Proposal and any other action that would reasonably be expected to directly and materially impede, interfere with, delay, postpone or adversely affect the Merger (including, subject to Section 6(e), voting against any amendment to (i) that certain Shareholders’ Agreement of the Company, dated as of August 27, 2020, by and among the Company and each stockholder of the Company party thereto (the “Shareholders’ Agreement”) and (ii) the Amended and Restated Articles of Incorporation of the Company, dated as of August 27, 2020 that, in each case, adversely affects or delays the Merger) or any of the other transactions contemplated by the Merger Agreement and the Joint Merger Proposal or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or the Joint Merger Proposal or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement.
The obligations of the Shareholder specified in this Section 1 are unconditional so long as the Merger Agreement has not been terminated in accordance with its terms (i) whether or not the Merger, the Merger Agreement, the Joint Merger Proposal or any action described above is recommended by the Company’s board of directors, (ii) regardless of the opinion contained in the Auditor Report and (iii) to the extent permitted by applicable Law, the Company shall disregard any vote of the Shareholder that is made in breach of the obligations set out in this Section 1.
2.   No Inconsistent Agreements. The Shareholder hereby covenants and agrees that the Shareholder shall not, at any time prior to the Termination Date, (a) enter into any voting agreement or voting trust with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement; provided, however, that the Shareholder may appoint a representative to attend and vote at any general meeting, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
3.   Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the time this Agreement is terminated upon the mutual written agreement of Acquiror and the Shareholder, and (d) the election of the Shareholder in its sole discretion to terminate this Agreement following any amendment, supplement, waiver or other modification of any term or provision of the Merger Agreement or the Joint Merger Proposal that reduces or changes the form of consideration payable pursuant to the Merger Agreement or the Joint Merger Proposal (the earliest such date under clause (a), (b), (c) and (d) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 12 to 24 shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any willful breach of, or actual intentional fraud in connection with, this Agreement prior to such termination.
4.   Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Acquiror and the Company as to itself as follows:
(a)   The Shareholder is the record owner (and shareholder of the Company) or a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than Liens (i) as created by this Agreement, (ii) to which the Covered Shares and Shareholder are subject pursuant to the articles of association the Company, and (iii) to which the Covered Shares and Shareholder are subject pursuant to the Shareholders’ Agreement. As of the date hereof, other than the Owned Shares, the Shareholder does not own beneficially or of record any shares of the Company (or any securities convertible into shares of the Company) or any interest therein.
(b)   The Shareholder (i) except as provided in this Agreement and the Shareholders’ Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Shareholder’s Covered Shares, (ii) except for the Shareholders’ Agreement, has not entered into any voting agreement or voting trust with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
(c)   The Shareholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(d)   Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act or any publication and filings to be made in connection with the Joint Merger Proposal, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Shareholder from, or to be given by the Shareholder to, or be made by the Shareholder with, any Governmental Authority in connection with the execution, delivery and performance by the Shareholder of this Agreement, or the consummation of the transactions contemplated hereby.
(e)   The execution, delivery and performance of this Agreement by the Shareholder do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing or organizational documents of the Shareholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Shareholder pursuant to any

Contract binding upon the Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which the Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Shareholder, except, in the case of clause (ii) or (iii) directly above, (x) for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby and (y) for the Shareholder’s obligations pursuant to the Shareholders’ Agreement.
(f)   As of the date of this Agreement, there is no action, proceeding or investigation pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder that questions the beneficial or record ownership of the Shareholder’s Owned Shares, the validity of this Agreement or the performance by the Shareholder of its obligations under this Agreement.
(g)   The Shareholder understands and acknowledges that Acquiror is entering into the Merger Agreement and the Joint Merger Proposal in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Shareholder contained herein.
(h)   Except as disclosed on Schedule 3.16 of the Disclosure Schedules pursuant to the Merger Agreement, the Shareholder has not entered into any arrangement with any investment banker, broker, finder or other intermediary regarding any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or will be liable in connection with the transactions contemplated hereby.
(i)   The Shareholder has the authority to cause each registered shareholder of the Company that is the record owner of the Covered Shares set forth on Exhibit A hereto to comply with all of the obligations under this Agreement.
(j)   Each registered shareholder of the Company that is the record owner of the Company’s shares with respect to which the Shareholder is a Beneficial Owner is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.
The Parties hereto acknowledge that all representations, warranties, covenants and other agreements made by any Shareholder that is a separately managed account of an investment manager identified on the signature block for such Shareholder (the “Manager”) are being made only with respect to the assets managed by such Manager on behalf of such Shareholder, and shall not apply to (or be deemed to be made in relation to) any assets or interests that may be beneficially owned by such Shareholder that are not held through accounts managed by such Manager. Notwithstanding anything to the contrary in the foregoing sentence, the Parties hereto acknowledge and agree that all representations, warranties, covenants and other agreements made by any Shareholder in this Agreement are made with no exception with respect to, and shall apply in full to, all Covered Shares of such Shareholder.
5.   Representations and Warranties of the Acquiror. The Acquiror hereby represents and warrants to the Shareholder as follows:
(a)   The Acquiror (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the state of Delaware, and (ii) has all requisite corporate power and authority and has taken all corporate action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Acquiror and constitutes a valid and binding agreement of the Acquiror enforceable against the Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act and the consents and approvals described in Section 4.04 of the Merger Agreement, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Acquiror from, or to be given by the Acquiror to, or be made by the Acquiror with, any Governmental Authority in connection with the execution, delivery and performance by the Acquiror of this Agreement, the consummation of the transactions contemplated hereby.
(c)   The execution, delivery and performance of this Agreement by the Acquiror do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Acquiror pursuant to any Contract binding upon the Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(b), under any applicable Law to which the Acquiror is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Acquiror, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Acquiror’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
6.   Certain Covenants of the Shareholder. Except in accordance with the terms of this Agreement, the Shareholder hereby covenants and agrees as follows:
(a)   No Solicitation. Subject to Section 6(b) hereof, prior to the Termination Date, the Shareholder shall not, and shall cause its Affiliates and subsidiaries acting on its behalf not to and shall use its reasonable best efforts to cause its and their respective Representatives acting on its or their respective behalf not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes any, or would reasonably be expected to result in or lead to, Alternative Proposal, (ii) engage in, continue or otherwise participate in any negotiations concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes any, or would reasonably be expected to result in or lead to, Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Alternative Proposal or (v) resolve or agree to do any of the foregoing. The Shareholder agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Affiliates and subsidiaries and shall use its reasonable best efforts to cause its and their Representatives acting on its or their respective behalf to, cease any solicitations or negotiations with any Person (other than the Parties and their respective Representatives acting on its or their respective behalf) conducted heretofore in connection with an Alternative Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Alternative Proposal. The Shareholder shall promptly notify (and in any event within three Business Days), in writing, Acquiror of the receipt by the Shareholder in such capacity of any written proposal or written offer that constitutes an Alternative Proposal. “Alternative Proposal” has the meaning ascribed to such term in the Merger Agreement, and means any offer or proposal involving any third party to, (A) issue, sell or otherwise transfer any interest in the Company or any of the Company Subsidiaries or all or any material portion of its or their assets, or (B) enter into any definitive agreement with respect to, or otherwise effect, any Other Sale (as defined in the Amended and Restated Articles of Incorporation of the Company, filed on August 27, 2020) other than with Buyer or any of its Affiliates, recapitalization, refinancing, merger or other similar transaction involving the Company or the Company Subsidiaries. For the avoidance of doubt, any Transfer or purported

Transfer of Covered Shares that is permitted under the terms of Section 6(c) shall not constitute an Alternative Proposal for the purposes of this Section 6(a).
(b)   Company Actions. Notwithstanding anything in this Agreement to the contrary, (i) the Shareholder shall not be responsible for the actions of the Company or its board of directors (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees, professional advisors and other stockholders of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by Section 6(a), (ii) the Shareholder makes no representations or warranties with respect to the actions of any of the Company Related Parties and (iii) any breach by the Company of its obligations under Section 5.16(a) of the Merger Agreement shall not be considered a breach of Section 6(a) (it being understood for the avoidance of doubt that the Shareholder shall remain responsible for any breach by it or its Representatives acting on its behalf (other than any such Representative that is a Company Related Party) of Section 6(a)).
(c)   Transfers of Covered Shares. Prior to the Termination Date, the Shareholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of any of the Shareholder’s Covered Shares; provided, however, that nothing herein shall prohibit any Transfer if, as a precondition to such Transfer, (i) the transferee agrees in a writing, such writing to be substantially in the form of this Agreement or otherwise reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Shareholder under, and be bound by all of the terms of, this Agreement, (ii) for any Transfer occurring between the date hereof until the effectiveness of the Registration Statement, the transferee is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, (iii) for any Transfer occurring between the date hereof until the effectiveness of the Registration Statement, upon completion of the contemplated Transfer, the transferee will be, and, to the extent that the Shareholder continues to be a Beneficial Owner of the Company’s shares, the Shareholder will be, a Beneficial Owner of 5% or more of the voting equity securities of the Company and (iv) the contemplated Transfer will not prevent the transferee, and, to the extent that the Shareholder continues to be a Beneficial Owner of the Company’s shares, the Shareholder, from being able to issue, execute and deliver a Drag-Along Notice (as defined in the Shareholders’ Agreement) or render such Drag-Along Notice ineffective in any way; provided, further, that any Transfer permitted under this Section 6(c) shall relieve the Shareholder of its obligations under this Agreement in respect of the Covered Shares so Transferred. Any transferee permitted under the preceding sentence shall hold the Covered Shares subject to all the provisions of this Agreement and shall execute a joinder to the Shareholders’ Agreement upon the consummation of such Transfer. Any Transfer in violation of this Section 6(c) with respect to the Shareholder’s Covered Shares shall, to the fullest extent permitted by applicable Law, be null and void ab initio. Upon the consummation of any Transfer effected in compliance with this Section 6(c), the shares so transferred shall cease to be Covered Shares of the Shareholder (and, for the avoidance of doubt, shall at such time instead be “Covered Shares” of such transferee pursuant to the terms of the transferee’s written agreement to assume all obligations of the Shareholder under, and be bound by all of the terms of, this Agreement).
(d)   Record of this Agreement. The Shareholder hereby authorizes the Company to maintain a copy of this Agreement at the registered office of the Company.
(e)   Other Actions. Prior to the Termination Date, the Shareholder shall, in each case in accordance with the Company’s Organizational Documents and applicable Law, (i) approve the Merger, (ii) exercise all rights available to such Shareholder under Section 5(a) of the Shareholders’ Agreement in respect of the Merger Approval Proposals and (iii) as promptly as practicable following the effectiveness of the Registration Statement under the Securities Act and in connection with the mailing of the Joint Proxy Statement/Prospectus to the holders of Company Shares, issue, execute and deliver a Drag-Along Notice to the Company in accordance with and pursuant to Section 5(a)(ii) of the Shareholders’ Agreement and enforce (and take all actions that are reasonably necessary to enforce) its rights under Section 5 of the Shareholders’ Agreement against all Drag-Along Shareholders (as defined in the Shareholders’ Agreement) including using commercially reasonable efforts to cause such Drag-Along Shareholders to take all actions (including executing documents) in connection with the consummation of the Merger as the Company may reasonably request, including voting in favor of all of the Merger Approval Proposals. This Section 6(e) shall in no event require the Shareholder to deliver a Drag-Along Notice to the Company fewer than three (3) Business Days following the effectiveness of the Registration Statement.
7.   Further Assurances. From time to time, at Acquiror’s request and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested by the Company or Acquiror to effect the actions and consummate the transactions contemplated by this Agreement. The Shareholder further agrees not to commence or participate in, and to take all actions necessary reasonably within the Shareholder’s control to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Sponsor or the Company or any of their respective successors and assigns or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement or the Merger Agreement (including such claims relating to the amount of the Per Share Merger Consideration, the Class A First Lien Exchange Ratio, the Class A Second Lien Exchange Ratio or the Class C Exchange Ratio).
8.   Disclosure. The Shareholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Acquiror have provided the Shareholder with a reasonable opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acquiror will consider in good faith; provided further, that no such opportunity for review and comment referred to in the foregoing proviso shall be provided to Shareholder in connection with any announcement or disclosure generally describing that certain of the Company’s shareholders have entered into agreements relating to the obligations set forth in this Agreement and/or generally describing the nature of the Shareholder’s obligations under this Agreement without specifically identifying the Shareholder.
9.   Changes in Share Capital. In the event of a stock split, stock dividend or distribution, or any change in the Company’s share capital by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
10.   Amendment and Modification. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto in the same manner as this Agreement and which makes reference to this Agreement.
11.   Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.
12.   Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or

(d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
if to the Shareholder, to it at:
[•]
[•]
[•]
Attn:   [•]
E-mail: [•]
with a copy (which shall not constitute notice) to:
[•]
[•]
[•]
Attn:   [•]
E-mail: [•]
if to Acquiror, to it at:
640 Fifth Avenue, 12th Floor
New York, NY 10019
Attn:   [•]
E-mail: [•]
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10023
Attn:   Kenneth M. Schneider
         Ross A. Fieldston
E-mail:  kschneider@pauweiss.com
         rfieldston@paulweiss.com
13.   No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Shareholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Shareholder shall remain vested in and belong to the Shareholder, and Acquiror shall have no authority to direct the Shareholder in the voting or disposition of any of the Shareholder’s Covered Shares, except as otherwise provided herein.
14.   Entire Agreement. This Agreement, the Shareholders’ Agreement, the Merger Agreement and the Joint Merger Proposal constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. To the extent there is any discrepancy between the terms of the Shareholders’ Agreement and this Agreement, this Agreement shall, to the fullest extent permitted by applicable Law, prevail. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Merger Agreement.
15.   No Third-Party Beneficiaries. The Shareholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror and the Company, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

16.   Governing Law and Venue; Jurisdiction; Waiver of Jury Trial.
(a)   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the Grand-Duchy of Luxembourg, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
(b)   Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the District Court of the City of Luxembourg (Tribunal d’arrondissement de et à Luxembourg), and each of the parties irrevocably submits to the exclusive jurisdiction of such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 16.
(c)   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
17.   Assignment; Successors. Subject to Section 6(c), no party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 17 shall be null and void, ab initio.
18.   Trust Account Waiver. Notwithstanding anything to the contrary set forth herein, the Shareholder acknowledges that it has read the Investment Management Trust Agreement, dated June 26, 2019, by and between the Acquiror and Continental Stock Transfer & Trust Company, and understands that the Acquiror has established the trust account described therein (the “Trust Account”) for the benefit of the Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Shareholder further acknowledges and agrees that the Acquiror’s sole assets consist of the cash proceeds of the Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. Accordingly, the Shareholder (on behalf of itself and its affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and the Acquiror to collect from the Trust Account any monies that may be owed to them by the Acquiror or any of its affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any knowing and intentional material breach by any of the parties to this Support Agreement of any of its representations or warranties as set forth in this Support Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Support Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Support Agreement. For the avoidance of doubt, nothing herein shall or is intended to preclude any of the Shareholder’s rights to receive the Per Share Merger Consideration as contemplated by and in accordance with the Merger Agreement at the Effective Time. This Section 18 shall survive the termination of this Support Agreement for any reason.
19.   Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Each of the Acquiror and of the Shareholder waives its right (if any) to claim the benefit of the provisions of article 1142 of the Luxembourg Civil Code and acknowledges and agrees that the other party shall be entitled to the remedy of specific performance (exécution en nature) of its obligations under this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, prior to the valid termination of this Agreement in accordance with Section 3, this being in addition to any other remedy to which they may otherwise be entitled to under this Agreement, and (b) the right to specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 19 shall not be required to provide any bond or other security in connection with any such injunction.
20.   Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.
21.   Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
22.   Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
23.   Capacity as a Shareholder. Notwithstanding anything herein to the contrary, the Shareholder signs this Agreement solely in the Shareholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of the Shareholder or any of its affiliates in his or her capacity, if applicable, as a lender, creditor, officer or director of the Company or any other Person.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.
CHURCHILL CAPITAL CORP II
By:
Name:
Title:
[Signature Page to Support Agreement]

SHAREHOLDER
[•]
By:
Name:
Title:
[Signature Page to Support Agreement]

IN THE PRESENCE OF:
SOFTWARE LUXEMBOURG HOLDING S.A.
By:
Name:
Title:
[Signature Page to Support Agreement]

Exhibit A

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Indemnification of Directors and Officers
Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
In accordance with Section 102(b)(7) of the DGCL, Churchill’s charter provides that a director will not be personally liable to Churchill or Churchill’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Churchill or Churchill’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.
Churchill’s charter provides that Churchill will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.
Churchill has entered into indemnification agreements with each of its current directors and executive officers. These agreements require Churchill to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Churchill, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Churchill also intends to enter into indemnification agreements with future directors and executive officers.
Exhibits and Financial Statement Schedules
Exhibit Index
Exhibit		Description
2	.1**	Agreement and Plan of Merger dated as of October 12, 2020, by and between Churchill Capital Corp II and Software Luxembourg Holding S.A. (incorporated by reference to Exhibit 2.1 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)
2	.2**	Agreement and Plan of Merger, dated as of October 12, 2020, by and between Churchill Capital Corp II, Magnet Merger Sub, Inc., and Albert DE Holdings Inc. (incorporated by reference to Exhibit 2.2 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)

Exhibit		Description
2.3	Merger Agreement Amendment, dated as of January 22, 2021, by and between Churchill and
Software Luxembourg Holding S.A. (incorporated by reference to Exhibit 2.1 to Churchill’s
Current Report on Form 8-K filed with the SEC on January 28, 2021)
5	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the securities being registered
10.1		Stockholders Agreement, dated as of October 12, 2020, by and among Churchill Capital Corp II, Churchill Sponsor II LLC and the Founder Holder (incorporated by reference to Exhibit 10.1 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)
10.2	Amended and Restated Registration Rights Agreement, dated as of October 12, 2020, by and among Churchill Capital Corp II, Churchill Sponsor II LLC, Software Luxembourg Holding
S.A. and the Holders (incorporated by reference to Exhibit 10.2 to Churchill’s Current
Report on Form 8-K filed with the SEC on October 16, 2020)
10.3	Sponsor Support Agreement, dated as of October 12, 2020, by and among Churchill Capital
Corp II, Churchill Sponsor II LLC, Software Luxembourg Holding S.A. and the Insiders
(incorporated by reference to Exhibit 10.3 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)
10	.4***	Subscription Agreement, dated as of October 12, 2020, by and among Churchill Capital Corp II, Churchill Sponsor II LLC and MIH Ventures B.V. (incorporated by reference to Exhibit 10.4 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)
10.5		Strategic Support Agreement, dated as of October 12, 2020, by and between MIH Ventures B.V. and Churchill Capital Corp II (incorporated by reference to Exhibit 10.5 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)
10.6		Subscription Agreement, dated as of October 13, 2020, by and between Lodbrok Capital LLP and Churchill Capital Corp II (incorporated by reference to Exhibit 10.7 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)
10.7		Subscription Agreement, dated as of October 14, 2020, by and between SuRo Capital Corp. and Churchill Capital Corp II (incorporated by reference to Exhibit 10.8 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)
10.8		Executive Employment Agreement, dated as of October 13, 2020, by and between Jeffrey R. Tarr and Churchill Capital Corp II (incorporated by reference to Exhibit 10.9 to Churchill’s Current Report on Form 8-K filed with the SEC on October 16, 2020)
10.9		Sponsor Agreement Amendment, dated as of January 22, 2021, by and among Churchill, Software Luxembourg Holding S.A., Sponsor and Churchill’s directors and officers (incorporated by reference to Exhibit 10.1 to Churchill’s Current Report on Form 8-K filed with the SEC on January 28, 2021)
23.1		Consent of Marcum LLP
23.2		Consent of Ernst & Young LLP
23	.3*	Consent of BDO USA, LLP
23	.4*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 hereto)
99	.1*	Form of Proxy Card for Churchill Capital Corp II Special Meeting of Stockholders
99	.2*	Consent of Helena B. Foulkes to be named as a director
99	.3*	Consent of Ronald W. Hovsepian to be named as a director
99	.4*	Consent of Karen G. Mills to be named as a director
99	.5*	Consent of Peter Schmitt to be named as a director
99	.6*	Consent of Lawrence H. Summers to be named as a director
99	.7*	Consent of Jeffrey R. Tarr to be named as a director
99	.8*	Consent of Michael Klein to be named as a director
101	.INS	XBRL Instance Document
101	.SCH	XBRL Taxonomy Extension Schema Document
101	.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101	.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101	.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101	.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*
Previously filed.

**
Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). Churchill agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

***
Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). Churchill agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

Undertakings
The undersigned registrant hereby undertakes:
A.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.
That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York, on May 27, 2021.
Churchill Capital Corp II
By:	/s/ Peter Seibold
Name: Peter Seibold
Title: Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:
Signature	Title	Date
/s/ Michael Klein Michael Klein	Chief Executive Officer, Chairman of the Board of Directors and Director (Principal Executive Officer)	May 27, 2021
/s/ Peter Seibold Peter Seibold	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 27, 2021
* Jeremy Paul Abson	Director	May 27, 2021
* Glenn R. August	Director	May 27, 2021
* Dena J. Brumpton	Director	May 27, 2021
* Mark Klein	Director	May 27, 2021
* Malcolm S. McDermid	Director	May 27, 2021
* Karen G. Mills	Director	May 27, 2021
*By: /s/ Michael Klein Name: Michael Klein Title: Attorney-in-Fact